 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-255518
TRANSACTION PROPOSAL — YOUR VOTE IS VERY IMPORTANT
June 30, 2021
Dear Stockholder of Loral Space & Communications Inc.:
As previously announced, on November 23, 2020, Loral Space & Communications Inc. (“Loral”) and Telesat Corporation (“Telesat Corporation”) entered into a Transaction Agreement and Plan of Merger (as it may be amended from time to time and including all exhibits and schedules thereto, the “Transaction Agreement”) with Telesat Canada (“Telesat”), Telesat Partnership LP (“Telesat Partnership”), Telesat CanHold Corporation (“Telesat CanHoldco”), Lion Combination Sub Corporation (“Merger Sub”), Public Sector Pension Investment Board (“PSP Investments”) and Red Isle Private Investments Inc. (“Red Isle”). The Transaction Agreement provides that, subject to the terms and conditions therein, Merger Sub will merge with and into Loral, with Loral surviving the merger as a wholly owned subsidiary of Telesat Partnership (the “Merger”, together with the other transactions contemplated by the Transaction Agreement, the “Transaction”). In the Transaction, Loral stockholders will receive Telesat Public Shares (as defined below) and/or Telesat Partnership Units (as defined below) that, subject to the expiration of a six-month lockup period following the consummation of the Transaction (the “Lock-Up Period”), will be exchangeable for Telesat Public Shares as more fully described herein.
Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Merger (the “Effective Time”), each Loral Common Share outstanding immediately prior to the Effective Time will be converted into the right to receive (a) if the Loral stockholder elects to receive units of Telesat Partnership pursuant to the Transaction Agreement (a “Telesat Partnership Election”), one (1) newly issued Class A unit of Telesat Partnership (“Class A Units”) if such Loral stockholder can demonstrate it is Canadian (as such term is defined in the Investment Canada Act), and otherwise one (1) newly issued Class B unit of Telesat Partnership (“Class B Units” and, together with the Class A Units and Class C Units (as defined herein under the heading “Summary — Golden Share”), the “Telesat Partnership Units”), or (b) if the Loral stockholder makes an election to receive shares of Telesat Corporation (a “Telesat Corporation Election”) or does not validly make a Telesat Partnership Election, one (1) newly issued Class A common share of Telesat Corporation (“Class A Shares”) if such Loral stockholder can demonstrate it is Canadian (as such term is defined in the Investment Canada Act), and otherwise one (1) newly issued Class B common share of Telesat Corporation (“Class B Shares”, together with the Class A Shares, the “Telesat Public Shares” and, collectively with the Class C Shares, the “Telesat Corporation Shares”). In addition, as more fully described in this proxy statement/prospectus, PSP Investments will receive Class C Shares and Class C Units upon consummation of the Transaction. The Telesat Partnership Units will be exchangeable for Telesat Corporation Shares at the election of the holder beginning six (6) months after the Effective Time and in certain other circumstances. The Telesat Partnership Units issued pursuant to a Telesat Partnership Election are referred to herein as the “Telesat Partnership Consideration”, the Telesat Public Shares issued pursuant to a Telesat Corporation Election (or failure to validly make a Telesat Partnership Election) are referred to herein as the “Telesat Corporation Consideration”, and the Telesat Partnership Consideration and Telesat Corporation Consideration are referred to herein collectively as the “Transaction Consideration”.
Completion of the Transaction requires (i) the affirmative vote of holders of a majority of the outstanding shares of Loral Voting Common Stock entitled to vote thereon (the “Statutory Vote”), and (ii) the affirmative vote of holders of a majority of the outstanding shares of Loral Voting Common Stock who are unaffiliated with MHR Fund Management LLC (“MHR”), Telesat Corporation, PSP Investments, Merger Sub, Telesat CanHoldco, Red Isle, Telesat Partnership or certain of their respective affiliates as provided in the Transaction Agreement (the “Disinterested Stockholder Vote” and, together with the Statutory Vote, the “Requisite Stockholder Vote”). The board of directors of Loral (the “Loral Board”) has fixed June 10, 2021 (the “Record Date”) as the record date for determining the Loral stockholders entitled to notice of and to vote at the virtual special meeting of Loral stockholders (the “Loral Stockholder Meeting”) to be held on August 9, 2021. Your vote is very important, regardless of the number of shares of Loral Voting Common Stock you own. Whether or not you expect to attend the Loral Stockholder Meeting online, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Loral Stockholder Meeting.
Loral will also propose that its stockholders vote on proposals to (i) authorize the adjournment of the Loral Stockholder Meeting, if necessary or appropriate (the “Adjournment Proposal”) and (ii) approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to each Loral named executive officer in connection with the Transaction (the “Officer Compensation Proposal”). Approval of each of the Adjournment Proposal and the Officer Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Loral Voting Common Stock present at, virtually or represented by proxy, the Loral Stockholder Meeting and entitled to vote on such proposals. The vote to adopt the Transaction Agreement is the only proposal that is a condition to completion of the Transaction.

The Loral Voting Common Stock is listed on The NASDAQ Global Select Market under the symbol “LORL”. As a condition to completing the Transaction, the Telesat Public Shares must be approved for listing on a U.S. national securities exchange. Telesat Corporation intends to apply for listing of the Telesat Public Shares on the NASDAQ. The trading symbol(s) for the Telesat Public Shares has not been determined and no assurance can be given that such shares will be approved for listing on such exchange. The last reported sale price of Loral Voting Common Stock on The NASDAQ Global Select Market on June 29, 2021 was $38.90.
THE LORAL BOARD HAS DETERMINED THAT THE TRANSACTION AGREEMENT AND THE TRANSACTION ARE IN THE BEST INTERESTS OF LORAL AND THE LORAL STOCKHOLDERS, RECOMMENDS THAT THE LORAL STOCKHOLDERS VOTE TO ADOPT THE TRANSACTION AGREEMENT AND HAS DIRECTED THAT THE TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTION BE SUBMITTED TO THE LORAL STOCKHOLDERS FOR THEIR CONSIDERATION AT A MEETING OF LORAL STOCKHOLDERS DULY CALLED AND HELD FOR SUCH PURPOSES. THE LORAL BOARD MADE ITS DETERMINATION AFTER CONSULTATION WITH ITS LEGAL AND FINANCIAL ADVISORS AND AFTER CONSIDERING A NUMBER OF FACTORS, INCLUDING THE RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE LORAL BOARD. THE LORAL BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE TRANSACTION AGREEMENT, “FOR” THE ADJOURNMENT OF THE LORAL STOCKHOLDER MEETING AND “FOR” THE ADVISORY VOTE ON COMPENSATION PAID OR PAYABLE TO LORAL’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE TRANSACTION.
For a discussion of risk factors that you should consider in evaluating the Transaction, see the section entitled, “Risk Factors” beginning on page 35 of the attached proxy statement/prospectus.
We urge you to read the attached proxy statement/prospectus carefully and in its entirety.
Sincerely,
Michael B. Targoff
Vice Chairman of the Board
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The attached proxy statement/prospectus is dated June 30, 2021 and is first being mailed to Loral stockholders on or about July 7, 2021.

Loral Space & Communications Inc.
600 Fifth Avenue
New York, New York 10020
NOTICE OF VIRTUAL SPECIAL MEETING OF LORAL STOCKHOLDERS

Notice is hereby given that Loral Space & Communications Inc. will hold a virtual special meeting of its stockholders (the “Loral Stockholder Meeting”) online via live webcast at https://meetings.computershare.com/MNUMLZU, at 10:00 a.m., Eastern Time, on August 9, 2021. Due to the continuing public health impact of the coronavirus (COVID-19) pandemic, and for the health and well-being of Loral's stockholders, employees and others, the Loral Stockholder Meeting will be held in virtual format only. You will be able to attend the Loral Stockholder Meeting via live webcast, vote your shares and submit questions by visiting https://meetings.computershare.com/MNUMLZU. Online check-in will begin one hour prior to commencement of the Loral Stockholder Meeting, and you are encouraged to allow ample time for the online check-in procedures. Whether or not you plan to attend the Loral Stockholder Meeting online, please vote your shares as promptly as possible by following the instructions below and in your proxy or voting instruction card.
We are holding the Loral Stockholder Meeting for the purposes of:
1.
Considering and voting on the adoption of the Transaction Agreement. The Transaction cannot be completed unless the Transaction Agreement is adopted by the affirmative vote of the holders of at least a majority of each of (i) the outstanding shares of Loral Voting Common Stock entitled to vote thereon (referred to herein as the “Statutory Vote”) and (ii) the outstanding shares of Loral Voting Common Stock who are unaffiliated with MHR, Telesat Corporation, PSP Investments, Merger Sub, Telesat CanHoldco, Red Isle, Telesat Partnership or certain of their respective affiliates as provided in the Transaction Agreement (referred to herein as the “Disinterested Stockholder Vote” and, together with the Statutory Vote, the “Requisite Stockholder Vote”). A copy of the Transaction Agreement is attached as Annex A to the accompanying proxy statement/prospectus (the “Transaction Proposal”);

2.
Acting upon a proposal to adjourn the Loral Stockholder Meeting, if necessary or appropriate, to solicit additional proxies for the Loral Stockholder Meeting to adopt the Transaction Agreement in accordance with the terms of the Transaction Agreement (the “Adjournment Proposal”);

3.
Acting upon a proposal to approve, by non-binding, advisory vote, the compensation that may be paid or become payable to the Loral named executive officers in connection with the transactions contemplated by the Transaction Agreement (the “Officer Compensation Proposal”); and

4.
Transacting such further or other business as may properly come before the Loral Stockholder Meeting and any adjournments or postponements thereof.

The Loral Board has set June 10, 2021 as the Record Date for the Loral Stockholder Meeting. Only holders of record of Loral Voting Common Stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Loral Stockholder Meeting. Loral will transact no other business at the Loral Stockholder Meeting except such business as may properly be brought before the meeting or any adjournment or postponement thereof by or at the direction of the Loral Board. Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Loral Stockholder Meeting.
The Transaction Proposal is the only proposal that is a condition to completion of the Transaction.
If you are a Loral stockholder of record (i.e., you hold your shares of Loral Voting Common Stock in certificated form or through Loral’s transfer agent, Computershare), you do not need to register to attend the Loral Stockholder Meeting virtually on the Internet. In order to cast your vote at the Loral Stockholder Meeting virtually on the Internet, you must enter your control number that was included with the proxy card that you received. If you lose or misplace your control number, you may contact Computershare in advance of the Loral Stockholder Meeting to obtain a replacement control number. For security reasons,

Computershare is unable to provide a replacement control number once the Loral Stockholder Meeting has commenced. Please follow the instructions on the proxy card that you received.
If you hold your shares of Loral Voting Common Stock through an intermediary, such as a bank or broker, you must register in advance to attend the Loral Stockholder Meeting virtually on the Internet.
To register to attend the Loral Stockholder Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your shares of Loral Voting Common Stock along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on August 4, 2021.
After Computershare receives your registration materials, you will receive a confirmation of your registration by email along with your control number, which you will need to enter in order to cast your vote at the Loral Stockholder Meeting virtually on the Internet.
Requests for registration should be directed to Computershare at the following:
By email
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail
Computershare
Loral Space & Communications Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
The Loral Board has determined that the Transaction Agreement and the Transaction are in the best interests of Loral and the Loral stockholders, recommends that the Loral stockholders vote to adopt the Transaction Agreement and has directed that the Transaction Agreement and the consummation of the Transaction be submitted to the Loral stockholders for their consideration.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE LORAL STOCKHOLDER MEETING ONLINE, PLEASE SUBMIT A PROXY TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE TO MAKE SURE THAT YOUR SHARES OF LORAL VOTING COMMON STOCK ARE REPRESENTED AT THE LORAL STOCKHOLDER MEETING. IF LORAL STOCKHOLDERS OF RECORD RETURN PROPERLY EXECUTED PROXIES BUT DO NOT INDICATE HOW THEIR SHARES OF LORAL VOTING COMMON STOCK SHOULD BE VOTED ON A PROPOSAL, THE SHARES OF LORAL VOTING COMMON STOCK REPRESENTED BY THEIR PROPERLY EXECUTED PROXY WILL BE VOTED AS THE LORAL BOARD RECOMMENDS AND, THEREFORE, “FOR” EACH OF THE TRANSACTION PROPOSAL, THE ADJOURNMENT PROPOSAL AND THE OFFICER COMPENSATION PROPOSAL. EVEN IF YOU PLAN TO ATTEND THE LORAL STOCKHOLDER MEETING ONLINE VIA WEBCAST, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY (1) ACCESSING THE INTERNET WEBSITE SPECIFIED ON YOUR PROXY CARD, (2) CALLING THE TOLL-FREE NUMBER SPECIFIED ON YOUR PROXY CARD OR (3) COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE PRIOR TO THE LORAL STOCKHOLDER MEETING TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE LORAL STOCKHOLDER MEETING. IF YOU VOTE YOUR SHARES ONLINE AT THE LORAL STOCKHOLDER MEETING, ANY PROXY PREVIOUSLY SUBMITTED WILL BE REVOKED.
By Order of the Board of Directors,
Michael B. Targoff Vice Chairman of the Board
New York, New York Dated: June 30, 2021

ADDITIONAL INFORMATION
The accompanying document is the proxy statement for the Loral Stockholder Meeting and the prospectus of Telesat Corporation for its Telesat Corporation Shares to be issued to the Loral stockholders and other shareholders of Telesat upon consummation of the Transaction and upon exchange of the Telesat Partnership Units, and the prospectus of Telesat Partnership for its Telesat Partnership Units to be issued in connection with the consummation of the Transaction. This proxy statement/prospectus incorporates important business and financial information about Loral from other documents that are not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 435 of this proxy statement/prospectus for information on incorporation by reference.
Documents incorporated by reference are also available to Loral stockholders without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from Loral at the following address and telephone number:
Loral Space & Communications Inc.
600 Fifth Avenue
New York, New York 10020
(212) 697-1105
To receive timely delivery of the requested documents in advance of the Loral Stockholder Meeting, you should make your request no later than August 2, 2021.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the SEC by Telesat Corporation and Telesat Partnership (File No. 333-255518) with respect to the Telesat Corporation Shares and Telesat Partnership Units to be issued in connection with the Transaction, constitutes a prospectus of each of Telesat Corporation and Telesat Partnership under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Telesat Corporation Shares and Telesat Partnership Units to be issued if the Transaction described in this proxy statement/prospectus is consummated. This document also constitutes a notice of virtual special meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Loral Stockholder Meeting at which Loral stockholders will be asked to consider and vote upon proposals described in this proxy statement/prospectus.

Page
CURRENCIES	vii
FREQUENTLY USED TERMS	viii
QUESTIONS AND ANSWERS	FAQ-1
SUMMARY	8
The Parties (page 80)	8
The Transaction (page 90)	9
Transaction Agreements	11
Opinion of LionTree Advisors LLC (page 103)	12
Interests of Certain Persons Related to Loral in the Transaction (page 113)	12
Risks Relating to the Transaction, Ownership of Telesat Public Shares and Telesat Partnership Units, the Business of Telesat Corporation, Telesat Corporation’s Lightspeed Constellation and Certain Tax Matters (page 35)	13
Litigation Relating to the Transaction (page 207)	14
Certain Material Tax Considerations (page 153)	15
Accounting Treatment of the Transaction (page 113)	15
Listing of Telesat Public Shares (page 117)	15
No Appraisal Rights (page 89)	15
Conditions to Consummation of the Transaction (page 144)	16
Regulatory Approvals and Clearances Required for the Transaction (page 138)	16
No Solicitation by Loral, PSP Investments and Telesat of Alternative Proposals (page 136)	16
Loral Board Recommendation (page 102)	17
Termination of the Transaction Agreement; Termination Fees (page 146)	17
Expenses (page 151)	18
Comparison of Rights of Telesat Corporation Shareholders, Telesat Partnership Unitholders and Loral Stockholders (page 407)	18
Business (page 178)	18
Management’s Discussion and Analysis of Financial Condition and Results of Operations (page 209)	21
Recent Developments	24
Selected Historical Consolidated Financial Data of Telesat	25
Selected Historical Consolidated Financial Data of Loral	27
Selected Unaudited Pro Forma Consolidated Financial Information	28
Comparative Historical and Unaudited Pro Forma Per Share Data	32
RISK FACTORS	35
Summary Risks	35
Risks Relating to the Transaction	37
Risks Relating to the Ownership of Telesat Public Shares and Telesat Partnership Units	40
Risks Relating to the Business of Telesat Corporation	46
Risks Relating to Telesat Corporation’s Lightspeed Constellation	60
Risks Relating to Regulatory Matters	63

i

v

Annex A
Transaction Agreement and Plan of Merger, dated as of November 23, 2020, by and among Loral Space & Communications Inc., Telesat Corporation, Telesat Canada, Telesat Partnership LP, Telesat CanHold Corporation, Lion Combination Sub Corporation, Public Sector Pension Investment Board and Red Isle Private Investments Inc.

A-1
Annex B Form of Voting Director Contribution Agreement	B-1
Annex C Form of Stockholder Contribution Agreement	C-1
Annex D Form of Optionholder Exchange Agreement	D-1
Annex E Voting Support Agreement, dated as of November 23, 2020, by and among Telesat Canada, certain affiliates of MHR Fund Management LLC and Public Sector Pension Investment Board	E-1
Annex F Form of Trust Agreement	F-1
Annex G Form of Trust Voting Agreement	G-1
Annex H Form of Telesat Corporation Articles	H-1
Annex I Investor Rights Agreement, dated as of November 23, 2020, by and between Telesat Corporation and MHR Fund Management LLC	I-1
Annex J Investor Rights Agreement, dated as of November 23, 2020, by and between Telesat Corporation and Public Sector Pension Investment Board	J-1

Annex K
Registration Rights Agreement, dated as of November 23, 2020, by and among Telesat Corporation, Public Sector Pension Investment Board, Red Isle Private Investments Inc. and MHR Fund Management LLC and certain of its affiliates

K-1
Annex L Form of Amended and Restated Telesat Partnership Agreement	L-1
Annex M Form of Loral Space & Communications Inc. Amended and Restated Certificate of Incorporation	M-1
Annex N Rights Agreement, dated as of November 23, 2020, by and between Loral Space & Communications Inc. and Computershare Trust Company, N.A., as Rights Agent	N-1

Annex O
Full and Final Release and Amendment of Tolling Agreement, dated as of November 23, 2020, by and among Public Sector Pension Investment Board, Red Isle Private Investments Inc., Loral Space & Communications Inc., Loral Holdings Corporation, MHR Fund Management LLC and Telesat Canada

O-1
Annex P Standstill Agreement, dated as of November 23, 2020, by and among Loral Space & Communications Inc., MHR Fund Management LLC and certain of its affiliates	P-1
Annex Q Opinion of LionTree Advisors LLC, dated as of November 23, 2020	Q-1
Annex R Subscription Agreement, dated as of November 23, 2020, by and between Loral Space & Communications Inc. and Telesat Partnership LP	R-1

Annex S
Amendment No 1 to Integration Agreement, dated as of June 24, 2021, by and among Telesat Canada, Telesat Corporation, Telesat Partnership LP, Telesat CanHoldco Corporation, Loral Space & Communications Inc., Lion Combination Sub Corporation, Public Sector Pension Investment Board, Red Isle Private Investments Inc. and certain funds managed by MHR Fund Management LLC

S-1
Annex T Joinder and Amendment No. 1 to Contribution and Exchange Agreement, dated as of June 24, 2021, by and among Telesat Canada, Telesat Partnership LP, John P. Cashman and Clare Copeland	T-1
Annex U Consent Letter Agreement, dated as of June 24, 2021, by and among Loral Space & CommunicationsInc., Public Sector Investment Pension Board and Telesat Canada	U-1

CURRENCIES
In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:
•
“CAD$”, “C$” and “Canadian dollar” each refer to the Canadian dollar

•
“$”, “USD”, “USD$”, “US$” and “US dollar” each refer to the US dollar

FREQUENTLY USED TERMS
This proxy statement/prospectus generally does not use technical defined terms, but a few frequently used terms may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this proxy statement/prospectus:
“2026 Senior Secured Notes” mean the 5.625% Senior Secured Notes due in December 2026 issued by Telesat and Telesat LLC, as the co-issuer.
“5% Holder” means, with respect to a person, that such person, together with its affiliates, beneficially owns 5% or more of the fully diluted Telesat Corporation Shares.
“8.875% Senior Notes” mean the 8.875% Senior Notes originally due in November 2024 issued by Telesat Canada and Telesat LLC, as the co-issuer, which were repaid in October 2019.
“Agreed Governmental Filings” means, for purposes of the Transaction Agreement, (i) the filing of a pre-merger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act and approval under the Competition Act (Canada); (ii) notices, approvals, clearance, findings of suitability or as otherwise may be required under the Radiocommunication Act, the Communications Act and the rules, regulations, and policies of ISED and the FCC (including, if applicable, any review by the Team Telecom Agencies and any related agreements regarding national security, law enforcement, defense or public safety issues existing or imposed in connection with the relevant FCC approvals or the approval by ISED to the extent such approvals are required to consummate the Transaction) and any statute, rule, regulation or policy of any other governmental agency with respect to the operation of radio apparatus, the use of radio spectrum and/or the provision of communications services; (iii) such notices, consents, approvals, orders, authorizations, registrations, declarations, licenses, and filings as may be required under the NISPOM (including any required DCSA approval), and the ITAR enforced by the DDTC; (iv) a joint voluntary notice by Loral, Telesat, Telesat Corporation and PSP Investments under the DPA and such other submissions by Loral, Telesat, Telesat Corporation or PSP Investments as are necessary or advisable in order to obtain CFIUS approval for the Transaction; and (v) any reviews that may be initiated pursuant to the national security review provisions in Part IV.1 of the Investment Canada Act.
“BCBCA” means the Business Corporations Act (British Columbia).
“CBCA” means the Canada Business Corporations Act.
“CFIUS” means the interagency Committee on Foreign Investment in the U.S. and any CFIUS member or participating agency or agencies acting on behalf of CFIUS.
“Change of Control” means (i) any person who, together with its affiliates and associates, acquires beneficial ownership of at least a majority of the Telesat Corporation Shares on a fully diluted basis, including by way of any arrangement, amalgamation, merger, consolidation, combination or acquisition of Telesat Corporation with, by or into another corporation, entity or person in one or more related transactions, or (ii) the sale of all or substantially all of the assets of Telesat Corporation to a third party.
“Class A Shares” means the Class A common shares of Telesat Corporation.
“Class A Special Voting Share” means the Class A Special Voting Share of Telesat Corporation.
“Class A Units” means the Class A units of Telesat Partnership.
“Class B Special Voting Share” means the Class B Special Voting Share of Telesat Corporation.
“Class B Shares” means the Class B common shares of Telesat Corporation.
“Class B Units” means the Class B units of Telesat Partnership.
“Class C Fully Voting Shares” means the Class C fully voting shares of Telesat Corporation.
“Class C Limited Voting Shares” means the Class C limited voting shares of Telesat Corporation.

“Class C Shares” means, together, the Class C Fully Voting Shares and the Class C Limited Voting Shares.
“Class C Special Voting Share” means the Class C Special Voting Share of Telesat Corporation.
“Class C Units” means the Class C units of Telesat Partnership.
“Closing” means the consummation of the transactions occurring on the First Closing Day and Second Closing Day.
“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act (Canada) or a person designated or authorized pursuant to the Competition Act (Canada) to exercise the powers and perform the duties of the Commissioner of Competition.
“Communications Act” means the U.S. Communications Act of 1934.
“COVID-19 Measures” means, for purposes of the Transaction Agreement, any actions or inactions taken (or not taken), or any plans, procedures or practices reasonably adopted (and compliance therewith), in each case, in connection with or in response to quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any applicable industry group or any governmental agency, including the Centers for Disease Control and Prevention and the World Health Organization.
“DCSA” means the U.S. Defense Counterintelligence and Security Agency.
“DDTC” means the U.S. Department of State, Directorate of Defense Trade Controls.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended, as codified at 50 U.S.C. § 4565, and the regulations promulgated pursuant thereto as codified at 31 C.F.R. parts 800-802.
“Exchange Agent” means Computershare Investor Services Inc.
“First Closing Day” means the first day of Closing.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means U.S. generally accepted accounting principles, as consistently applied by Loral prior to the date of the Transaction Agreement.
“GdM” means Globalstar de México, S. de R.L. de C.V, a Mexican sociedad de responsabilidad limitada de capital variable.
“Golden Share” means the Golden Share without par value in the capital of Telesat Corporation.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IFRS” means the International Financing Reporting Standards as issued by the International Accounting Standards Board.
“In All Material Respects” means that, for purposes of the Transaction Agreement, a covenant will be deemed to have been performed “In All Material Respects” unless both: (a) a party has sought to assert the failure to satisfy a closing condition based on the nonperformance of the covenant by providing written notice to the other parties specifying in reasonable detail the alleged breach of covenant, and (b) the covenant has not been performed in all material respects; provided that notwithstanding the foregoing, a covenant (excluding certain covenants of Loral relating to dividends, repurchases of equity and other changes to Loral’s capitalization) shall be deemed to have been performed “In All Material Respects” if (i) the covenant that has not been (or is asserted to have not been) performed in all material respects is a covenant of Loral and PSP Investments is expressly entitled to indemnification pursuant to the Transaction Agreement with respect to any such failure to perform, and (ii) Loral has acknowledged in writing such indemnification obligation.
“Incorporator” means Henry Intven.

“Independent Audit Committee Director” means a director who (i) satisfies the independence requirements of the applicable U.S. and/or Canadian securities exchanges on which the Telesat Public Shares are listed, (ii) is “independent” of Telesat Corporation within the meaning of National Instrument 52-110 — Audit Committees of the Canadian Securities Administrators and (iii) is “independent” of Telesat Corporation within the meaning of Section 10A(m)(3)(B) of the United States Securities Exchange Act of 1934.
“Investor Rights Agreements” means, together, the two separate investor rights agreements entered into between Telesat Corporation and each of MHR and PSP Investments on November 23, 2020.
“ISED” means the Minister of Innovation, Science and Industry acting in accordance with the powers and discretion accorded to the Minister under the Radiocommunication Act, the Investment Canada Act and related regulations.
“Joint Obligors” means Telesat CanHoldco and Telesat Corporation.
“Loral Common Shares” means, collectively, shares of the Loral Non-Voting Common Stock and the Loral Voting Common Stock.
“Loral Non-Voting Common Stock” means the Non-Voting Common Stock of Loral, $0.01 par value per share, as defined in the Certificate of Incorporation of Loral.
“Loral Voting Common Stock” means the Voting Common Stock of Loral, $0.01 par value per share, as defined in the Certificate of Incorporation of Loral.
“NISPOM” means the National Industrial Security Program Operating Manual administered by DCSA.
“Partnership Agreement” means the amended and restated limited partnership agreement of Telesat Partnership, to be entered into between Telesat Corporation, Red Isle, PSP Investments, Henry Intven, John Cashman, Clare Copeland and each other person who will be admitted to Telesat Partnership as a limited partner in accordance with the provisions thereof on the First Closing Day, substantially in the form attached as Annex L hereto.
“PSP Investments Closing Cash Payment” means (i) the amount, if any, by which $7,000,000 exceeds the payment paid by Loral to Red Isle on the First Closing Day, multiplied by (ii) the Closing Gross-Up Factor.
“Radiocommunication Act” means the Radiocommunication Act (Canada).
“Registration Rights Agreement” means the registration rights agreement entered into between Telesat Corporation, MHR and certain of its affiliates and PSP Investments in connection with the Transaction, which will come into effect at the Effective Time pursuant to its terms.
“SEC” means the U.S. Securities and Exchange Commission.
“Senior Notes” mean the 6.5% Senior Notes due in 2027 issued by Telesat and Telesat LLC, as the co-issuer.
“Senior Secured Credit Facilities” mean the two outstanding secured credit facilities comprising a revolving facility maturing in 2024 and Term Loan B maturing in 2026.
“Senior Secured Notes” mean the 4.875% Senior Secured Notes due in 2027 issued by Telesat and Telesat LLC, as the co-issuer.
“SERP” means the Loral Supplemental Executive Retirement Plan.

x

“Specially Designated Director” means a person who:
(i)
is designated as a director pursuant to Article 10.2(a)(iii) of the Telesat Articles,

(ii)
meets the criteria for an Independent Audit Committee Director,

(iii)
is not an affiliate or associate of PSP Investments, MHR or their permitted assignees (or any of their respective affiliates),

(iv)
together with such person’s immediate family and affiliates, has not received compensation or payments from PSP Investments, MHR or their permitted assignees (or any of their respective affiliates) in any of the past three (3) years in an amount in excess of US$120,000 per annum, excluding for these purposes any directors fees, and

(v)
is Canadian.

“Special Nomination Termination Date” means the earlier of: (i) Telesat Corporation’s annual meeting of shareholders held in calendar year 2024 (unless that meeting is held more than 30 days prior to the one-year anniversary of Telesat Corporation’s annual meeting of shareholders held in calendar year 2023, in which case, Telesat Corporation’s annual meeting of shareholders held in calendar year 2025), and (ii) the Special Board Date (as defined under the section “Description of Telesat Partnership Units and GP Units — Amendments to the Partnership Agreement”).
“Special Voting Shares” means, together, the Class A Special Voting Share, the Class B Special Voting Share and the Class C Special Voting Share.
“Team Telecom Agencies” means, collectively, the U.S. Departments of Defense, Justice (including the Federal Bureau of Investigation) and Homeland Security, the “Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector” as established by Executive Order on April 4, 2020 or any successor to any of the foregoing.
“Telesat Articles” means the Articles of Amalgamation of Telesat dated January 1, 2017.
“Telesat CanHoldco Shares” means shares of common stock of Telesat CanHoldco.
“Telesat Control Transaction” means the consummation of a merger, amalgamation, arrangement or consolidation of Telesat Corporation, other than any transaction which would result in the holders of outstanding voting securities of Telesat Corporation (assuming the exchange of all outstanding Telesat Partnership Units for Telesat Corporation Shares) immediately prior to such transaction having at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other continuing holders not being altered substantially in such transaction.
“Telesat Common Shares” means the Common Shares of Telesat as defined in the Telesat Articles.
“Telesat Corporation Articles” means the organizational documents of Telesat Corporation, as amended and restated.
“Telesat Corporation Board” means the board of directors of Telesat Corporation.
“Telesat Corporation Consideration” means the Telesat Public Shares issued to a Loral stockholder that (a) elects to receive (i) Class A Shares if such Loral stockholder can demonstrate it is Canadian (as such term is defined in the Investment Canada Act) or (ii) Class B Shares or (b) fails to elect to receive units of Telesat Partnership pursuant to the Transaction Agreement.
“Telesat Corporation Shares” means collectively the Class A Shares, Class B Shares and Class C Shares of Telesat Corporation.
“Telesat Corporation Share Value” means the product of (a) the Telesat-to-Telesat Corporation Exchange Ratio, multiplied by (b) the closing trading price of a share of Loral Voting Common Stock on the trading date ended on the second business day prior to the First Closing Day.

“Telesat Director Voting Preferred Shares” means the Director Voting Preferred Shares of Telesat as defined in the Telesat Articles.
“Telesat Equity Interests” means the Telesat Common Shares, Telesat Director Voting Preferred Shares, Telesat Non-Voting Participating Preferred Shares, Telesat Redeemable Common Shares, Telesat Redeemable Non-Voting Participating Preferred Shares, Telesat Voting Participating Preferred Shares and Telesat Senior Preferred Shares (each as defined in the Telesat Articles).
“Telesat Non-Voting Participating Preferred Shares” means the Non-Voting Participating Preferred Shares of Telesat as defined in the Telesat Articles.
“Telesat Options” means options to purchase Telesat Non-Voting Participating Preferred Shares.
“Telesat Partnership Consideration” means the Telesat Partnership Units issued to a Loral stockholder that validly elects to receive (a) Class A Units if such Loral stockholder can demonstrate it is Canadian (as such term is defined in the Investment Canada Act), or (b) Class B Units, pursuant to the Transaction Agreement.
“Telesat Public Shares” means, together, the Class A Shares and Class B Shares of Telesat Corporation.
“Telesat RSUs” means restricted stock units that represent the right to receive Telesat Non-Voting Participating Preferred Shares.
“Telesat Tandem SARs” means tandem stock appreciation rights accompanying certain Telesat Options.
“Telesat Voting Participating Preferred Shares” means the Voting Participating Preferred Shares of Telesat as defined in the Telesat Articles.
“Telesat-to-Telesat Corporation Exchange Ratio” means 0.4136 Telesat Corporation Shares for each Telesat Common Share, Telesat Non-Voting Participating Preferred Share or Telesat Voting Participating Preferred Share (including all outstanding shares in the capital of Telesat underlying Telesat Options, Telesat Tandem SARs and Telesat RSUs).
“Transaction Consideration” means, collectively the Telesat Partnership Consideration and the Telesat Corporation Consideration.
“Trust” means the Telesat Corporation Trust, an irrevocable trust to be established by an individual and formed under the laws of the Province of Ontario pursuant to the Trust Agreement.
“Trust Agreement” means the trust agreement establishing the Trust, to be entered into between the settlor of the Trust and the Trustee on the First Closing Day.
“Trust Voting Agreement” means the voting agreement to be entered into between the Trustee, Telesat Corporation and Telesat Partnership on the First Closing Day.
“Trustee” means the trustee of the Trust, as determined from time to time in accordance with the Trust Agreement, who will initially be TSX Trust Company.
“Unwind Transaction” means, collectively, (i) the conversion of all of the Class B Shares into Class A Shares and (ii) the other transactions, events and occurrences specified in the Telesat Corporation Articles to occur upon an Unwind Trigger, including the redemption of the Golden Share and the Special Voting Shares and the expiration of the provisions in Part 24 of the Telesat Corporation Articles.
“Unwind Trigger” means the occurrence of both clauses (i) and (ii): (i) the occurrence of any one of the following: (A) the election of Telesat Corporation (which election, until the Special Board Date, must be made with the approval of the majority of the Specially Designated Directors (as defined under the section “Post-Closing Governance — Director Independence”) then in office) to effect the Unwind Transaction, if: (a) no person who is not a Canadian, or any voting group comprised of any persons who are not Canadians, in each case, beneficially owns or controls, directly or indirectly, one-third or more of the fully diluted Telesat Corporation Shares, (b) Telesat Corporation becomes widely held, such that at least

70% of the fully diluted Telesat Corporation Shares are held by holders that do not beneficially own or control, directly or indirectly (and are not members of any group that beneficially owns or controls, directly or indirectly), 10% or more of the fully diluted Telesat Corporation Shares, collectively, or are entitled to report their ownership interest in Telesat Corporation for purposes of U.S. federal securities laws on (i) Form 13F or (ii) Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d-1(c) promulgated under the Exchange Act, and (c) a majority of the members of the Telesat Corporation Board remain Canadian (as defined in the Investment Canada Act) at the time of the Unwind Transaction, or (B) a Change of Control; and (ii) both (1) the absence of any determination by the Telesat Corporation Board that the Unwind Transaction would constitute a breach of, or an acceleration of the performance of any obligation under, any material agreement of Telesat Corporation, in each case, within 60 days of written notice to the Telesat Corporation Board (as defined under the section “The Transaction Agreement — Indemnification of PSP Investments”) of the occurrence of any event set forth in (i) above; provided, however, that in the event of the occurrence of a Change of Control, the fact that such occurrence could be deemed as a Change of Control under Telesat Corporation’s outstanding indebtedness or other material agreements shall be excluded for purposes of this subclause (1) if such indebtedness is refinanced or intended to be refinanced in connection with the occurrence of such Change of Control; and (2) receipt by Telesat Corporation of all required governmental authorizations for the Unwind Transaction.
“Voting Directors” means John P. Cashman and Clare Copeland.
“XTAR” means XTAR, LLC, a Delaware limited liability company.

QUESTIONS AND ANSWERS
The following questions and answers are intended to address briefly some commonly asked questions regarding the Transaction, the Transaction Agreement and the Loral Stockholder Meeting. These questions and answers may not address all questions that may be important to you as a Loral stockholder. Please refer to the section entitled, “Summary” beginning on page 8 of this proxy statement/prospectus and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions under the section entitled, “Where You Can Find More Information” beginning on page 435 of this proxy statement/prospectus.
Q.
What is the proposed Transaction?

A.
The Transaction is a complex, cross-border transaction designed to combine Loral and Telesat into a new Canadian public company. The Transaction would consolidate Loral stockholders’ equity in Loral and PSP Investments (through its wholly owned subsidiary, Red Isle) and the other Telesat shareholders’ equity in Telesat into a new, integrated capital structure in which each of Loral and Telesat would become indirect wholly owned subsidiaries of Telesat Partnership. Telesat Corporation is the controlling general partner of Telesat Partnership.

By virtue of the Transaction, Loral stockholders would receive, at their election and subject to the terms and conditions of the Transaction Agreement and as further described herein, Telesat Public Shares or Telesat Partnership Units that are exchangeable for Telesat Public Shares following the Lock-Up Period and in certain other circumstances. Neither the Loral Board nor the Special Committee makes any recommendation as to whether any Loral stockholder should make a Telesat Partnership Election. A Loral stockholder’s determination to make a Telesat Partnership Election is purely voluntary, and Loral stockholders will not have the benefit of considering any recommendation of the Loral Board or the Special Committee with respect to such determination.
Q.
What will happen as a result of the Transaction?

A.
Consummation of the Transaction will involve a complicated series of steps, each taking place over the course of two consecutive business days.

Consummation of the Transaction will result in (i) Telesat Partnership indirectly owning all of the economic interests in Telesat, (ii) Telesat Corporation becoming the publicly traded general partner of Telesat Partnership, (iii) Merger Sub merging with and into Loral, with Loral surviving the Merger as a wholly owned subsidiary of Telesat Partnership, and (iv) the outstanding Loral Common Shares being cancelled and converted into the right to receive, at the election of Loral stockholders, Telesat Public Shares and/or Telesat Partnership Units that are exchangeable for Telesat Public Shares.
Telesat Corporation will be subject to several special governance provisions designed to maintain Telesat’s status as Canadian-controlled for regulatory purposes and to preserve and obtain future Canadian government support. Certain of these provisions are designed to continue the effect of the governance provisions of the existing Telesat Shareholders Agreement. The effect of these provisions is, among other things, to provide Canadian shareholders with a majority of votes cast on all matters submitted to a vote of Telesat Corporation shareholders through a Golden Share voted pursuant to a formula based on the vote of Canadian shareholders, even if such Canadian shareholders do not own a majority economic interest, as described in the section entitled “Description of Telesat Corporation Shares — Meetings and Voting Rights — Golden Share Mechanic” and in the section entitled “Risk Factors — Risks Relating to the Ownership of Telesat Public Shares and Telesat Partnership Units — The vote of the holders of Class B Shares voting with respect to a particular matter may be diluted by the Golden Share”.
The special governance provisions favoring Canadian citizens also include the following provisions relating to the Telesat Corporation board of directors:
•
At least a majority of the members of Telesat Corporation’s board of directors and each committee will be required to be Canadian (for the purposes of this section, as defined in the

FAQ-1

Investment Canada Act) and nominated by Canadians, as described in the section entitled “Post-Closing Governance — Composition of the Telesat Corporation Board and Committees — Canadian Director and Committee Member Requirements”; and
•
A quorum at any meeting of Telesat Corporation’s board of directors will require that a majority of the members present be both Canadian and nominated by Canadians, as described in the section entitled “Post-Closing Governance — Quorum”.

Q.
Why am I receiving this proxy statement/prospectus?

A.
The Loral Board is using this proxy statement/prospectus to solicit proxies of Loral stockholders in connection with seeking approval of the Transaction. The Transaction will not be consummated unless the Transaction Agreement is adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Loral Voting Common Stock entitled to vote on such proposal, as well as the affirmative vote of the holders of at least a majority of the outstanding shares of Loral Voting Common Stock held by stockholders who are unaffiliated with MHR, Telesat Corporation, PSP Investments, Merger Sub, Telesat CanHoldco, Red Isle, Telesat Partnership or certain of their respective affiliates as provided in the Transaction Agreement. In addition, Telesat Corporation and Telesat Partnership are using this proxy statement/prospectus as a prospectus because Telesat Partnership is issuing Telesat Partnership Units in connection with the Transaction that will be exchangeable for Telesat Corporation Shares following the Lock-Up Period and in certain other circumstances.

Q.
Am I being asked to vote on any other proposals at the Loral Stockholder Meeting in addition to the Transaction Proposal?

A.
Yes. The matters described below will be proposed for Loral stockholders’ consideration and approval at the Loral Stockholder Meeting. In addition to the Transaction Proposal, at the Loral Stockholder Meeting, Loral stockholders will be asked to:

•
Act upon a proposal to adjourn the Loral Stockholder Meeting, if necessary or appropriate, to solicit additional proxies for the Loral Stockholder Meeting to adopt the Transaction Agreement in accordance with the terms of the Transaction Agreement (otherwise referred to herein as the “Adjournment Proposal”);

•
Act upon a proposal to approve, on a non-binding, advisory basis, the compensation of Loral’s named executive officers that may be paid or become payable in connection with the Transaction (otherwise referred to herein as the “Officer Compensation Proposal” and, together with the Transaction Proposal and the Adjournment Proposal, the “Loral Stockholder Meeting Proposals”); and

•
Transact such further or other business as may properly come before the Loral Stockholder Meeting and any adjournments or postponements thereof.

Q.
What are Loral’s reasons for the Transaction?

A.
The Loral Board recommends that the Loral stockholders vote to approve the adoption of the Transaction Agreement because the Loral Board believes the Transaction will, among other things:

•
Better align the interests of the direct and indirect equityholders in Telesat;

•
Facilitate access to the public equity markets to fund Telesat’s planned low earth orbit (“LEO”) satellite network (the “Lightspeed constellation”) as well as Canadian government support therefor, as it is estimated that the Lightspeed constellation will require a capital investment of approximately US$5 billion;

•
Help improve liquidity over time, including by potentially attracting the interest of Canadian institutional investors;

•
Be more favorable to the Loral stockholders as compared to alternative transaction structures, including those that have been previously pursued by the parties (see the section entitled “The Transaction — Background of the Transaction”);

FAQ-2

•
Result in Loral stockholders receiving the benefit of holding their interests in Telesat Corporation directly, rather than holding their interests in Telesat indirectly through Loral;

•
Result in Telesat receiving certain important covenant relief under the terms of Telesat’s existing debt securities, due to Telesat being beneficially owned by a single public company such as Telesat Corporation; and

•
Facilitate potential future strategic transactions that could involve the stock of Telesat Corporation.

For additional information regarding the reasons for the Loral Board’s recommendation of the Transaction, see “The Transaction — Recommendation of the Loral Board and its Reasons for the Transaction”. For additional information regarding the Lightspeed constellation, see “Telesat Corporation — Our GEO Business and Our LEO Opportunity — Overview of Telesat Lightspeed”.
Q.
Who will be the board of directors and management of Telesat Corporation?

A.
The directors of Telesat Corporation immediately following the consummation of the Transaction will be: Mr. Daniel Goldberg, the Chief Executive Officer of Telesat; Mr. Jason A. Caloras, Dr. Mark H. Rachesky and Mr. Michael B. Targoff, or if any such persons are unable or unwilling to serve as such, a replacement designated by MHR pursuant to the Investor Rights Agreement with MHR; Ms. Mélanie Bernier, Mr. Michael Boychuk and Mr. Guthrie Stewart, or if any such persons are unable or unwilling to serve as such, a replacement designated by PSP Investments pursuant to the Investor Rights Agreement with PSP Investments; and Mr. Henry Intven, Mr. Dick Fadden and a third individual who will (i) qualify as a “Specially Designated Director” under the Telesat Corporation Articles and (ii) be mutually agreed by PSP Investments and Loral (including the Special Committee). See “Post-Closing Organizational Structure — Corporate Governance and Management of Telesat Corporation” for details of who may qualify as a “Specially Designated Director”, and for additional information on the board of directors and management of Telesat Corporation.

Q.
How can I attend the Loral Stockholder Meeting?

A.
The Loral Stockholder Meeting will be a completely virtual meeting of Loral stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Loral Stockholder Meeting only if you were a Loral stockholder as of the close of business on the Record Date or if you hold a valid proxy for the Loral Stockholder Meeting. No physical meeting will be held.

You will be able to attend the Loral Stockholder Meeting online and submit your questions during the meeting by visiting https://meetings.computershare.com/MNUMLZU. You also will be able to vote your shares online by attending the Loral Stockholder Meeting by webcast.
To participate in the Loral Stockholder Meeting, you will need to review the information included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials.
If you hold your shares of Loral Voting Common Stock through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online meeting will begin promptly at 10:00 a.m., Eastern Time. You are encouraged to access the meeting prior to the start time leaving ample time for check-in. Please follow the registration instructions as outlined in this proxy statement/prospectus and in your proxy or voting instruction card.
Q.
How do I register to attend the Loral Stockholder Meeting virtually on the Internet?

A.
If you are a Loral stockholder of record (i.e., you hold your shares of Loral Voting Common Stock in certificated form or through Loral’s transfer agent, Computershare), you do not need to register to attend the Loral Stockholder Meeting virtually on the Internet. In order to cast your vote at the Loral Stockholder Meeting virtually on the Internet, you must enter your control number that was included with the proxy card that you received. If you lose or misplace your control number, you may contact Computershare in advance of the Loral Stockholder Meeting to obtain a replacement control number. For security reasons, Computershare is unable to provide a replacement control number once the Loral Stockholder Meeting has commenced. Please follow the instructions on the proxy card that you received.

FAQ-3

If you hold your shares of Loral Voting Common Stock through an intermediary, such as a bank or broker, you must register in advance to attend the Loral Stockholder Meeting virtually on the Internet.
To register to attend the Loral Stockholder Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your shares of Loral Voting Common Stock along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on August 4, 2021.
After Computershare receives your registration materials, you will receive a confirmation of your registration by email along with your control number, which you will need to enter in order to cast your vote at the Loral Stockholder Meeting virtually on the Internet.
Requests for registration should be directed to Computershare at the following:
By email
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail
Computershare
Loral Space & Communications Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
Q:
What if I have trouble accessing the Loral Stockholder Meeting virtually?

A:
The virtual meeting platform is fully supported across MS Edge, Firefox, Chrome and Safari browsers and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. You are encouraged to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416.

Q.
Who can vote at the Loral Stockholder Meeting?

A.
All of the holders of Loral Voting Common Stock of record as of the Record Date are entitled to receive notice of and to vote at the Loral Stockholder Meeting. As of the Record Date, there were 21,427,078 shares of Loral Voting Common Stock outstanding and entitled to vote at the Loral Stockholder Meeting held by approximately 126 holders of record. Each outstanding share of Loral Voting Common Stock is entitled to one vote on each proposal presented at the Loral Stockholder Meeting.

Q.
What constitutes a quorum?

A.
To constitute a quorum for the conduct of the Loral Stockholder Meeting, there must be present at the Loral Stockholder Meeting online via webcast or by proxy Loral stockholders entitled to cast a majority of all the votes entitled to vote at the meeting. If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the Loral Stockholder Meeting.

Q.
What vote is required to approve the proposals?

A.
The proposals to be voted upon at the Loral Stockholder Meeting require the votes described below in order to be approved.

•
Transaction Proposal.   Approval of the adoption of the Transaction Agreement requires obtaining the affirmative vote of the holders of at least a majority of each of (i) the outstanding shares of Loral Voting Common Stock entitled to vote thereon (referred to herein as the “Statutory Vote”) and (ii) the outstanding shares of Loral Voting Common Stock who are unaffiliated with MHR, Telesat

FAQ-4

Corporation, PSP Investments, Merger Sub, Telesat CanHoldco, Red Isle, Telesat Partnership or certain of their respective affiliates as provided in the Transaction Agreement (referred to herein as the “Disinterested Stockholder Vote” and, together with the Statutory Vote, the “Requisite Stockholder Vote”). Broker non-votes and abstentions will have the same effect as a vote “AGAINST” the adoption of the Transaction Agreement.
•
Adjournment Proposal.   Approval requires the affirmative vote of a majority of all votes present, virtually or represented by proxy, at the Loral Stockholder Meeting and entitled to vote thereon (whether or not a quorum is present). Abstentions will have the effect of votes against the proposal. “Broker non-votes” will not have any effect on the adoption of the proposal.

•
Officer Compensation Proposal.   Approval requires the affirmative vote of a majority of all votes present, virtually or represented by proxy, at the Loral Stockholder Meeting and entitled to vote thereon. Abstentions will have the effect of votes against the proposal. “Broker non-votes” will not have any effect on the adoption of the proposal. The results of this vote are not binding on the Loral Board, whether or not it is adopted by the aforementioned voting standard.

Q.
How does the Loral Board recommend that I vote?

A.
The Loral Board has approved the Transaction Agreement, the Transaction and the other transactions contemplated by the Transaction Agreement and recommends that the Loral stockholders vote “FOR” the Transaction Proposal, “FOR” the Adjournment Proposal and “FOR” the Officer Compensation Proposal.

For a more complete description of the recommendation of the Loral Board, see “The Transaction — Recommendation of the Loral Board and its Reasons for the Transaction”.
Q.
Do any of Loral’s directors or officers have interests in the Transaction that may differ from or be in addition to my interests as a stockholder?

A.
Yes, Loral’s directors and officers have interests in the Transaction that are different from, or in addition to, their interests as Loral stockholders. The members of the Loral Board were aware of and considered these interests, among other matters, in evaluating the Transaction Agreement and the Transaction, and in recommending that Loral stockholders vote “FOR” the Transaction Proposal. For a description of these interests, see the section entitled “The Transaction — Interests of Certain Persons Related to Loral in the Transaction” and “— Golden Parachute Compensation”.

Q.
Are there any conditions to closing of the Transaction?

A.
In addition to Requisite Stockholder Vote, there are a number of customary conditions that must be satisfied or waived (if permitted to be waived) for the Transaction to be consummated. For a description of all of the conditions to the Transaction, see “The Transaction Agreement — Conditions to the Consummation of the Transaction Contemplated by the Transaction Agreement”. The Transaction Proposal is the only proposal that is a condition to completion of the Transaction.

Q.
Are there risks associated with the Transaction that I should consider in deciding how to vote?

A.
Yes. There are a number of risks related to the Transaction that are discussed in this proxy statement/prospectus described under the section entitled “Risk Factors” beginning on page 35.

Q.
Will my rights as a Loral stockholder change as a result of the Transaction?

A.
Yes. Loral stockholders will have different rights as holders of equity interests in Telesat Corporation or Telesat Partnership following completion of the Transaction. For more information regarding the differences in stockholder rights, see “Comparison of Rights of Telesat Corporation Shareholders, Telesat Partnership Unitholders and Loral Stockholders”.

Q.
When do you expect the Transaction to be completed?

A.
The parties to the Transaction Agreement expect to complete the Transaction as soon as reasonably practicable following satisfaction of all of the required conditions. If the Loral stockholders vote to

FAQ-5

adopt the Transaction Agreement and if the other conditions to closing the Transaction are satisfied or waived (if permitted to be waived), it is currently expected that the Transaction will be completed in the third quarter of 2021 (subject to the right of PSP Investments and Loral to extend the Closing for up to 120 days). There is, however, no guarantee that the conditions to the Transaction will be satisfied or that the Transaction will close.
Q.
Are Loral stockholders entitled to appraisal rights?

A.
No. Loral stockholders are not entitled to exercise appraisal rights in connection with the Transaction. See “The Transaction — Effect of the Transaction” for further information.

Q.
What do I need to do now?

A.
Even if you plan to attend the Loral Stockholder Meeting virtually, after carefully reading and considering the information contained in this proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed pre-addressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of Loral Voting Common Stock will be represented and voted at the Loral Stockholder Meeting. Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you. The method by which you submit a proxy will in no way limit your right to vote at the Loral Stockholder Meeting if you later decide to attend the meeting virtually. If, however, your shares of Loral Voting Common Stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote online at the Loral Stockholder Meeting.

Q.
How will my proxy be voted?

A.
All shares of Loral Voting Common Stock entitled to vote and represented by properly completed proxies received prior to the Loral Stockholder Meeting, and not revoked, will be voted at the Loral Stockholder Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Loral Voting Common Stock should be voted on a matter, the shares of Loral Voting Common Stock represented by your proxy will be voted as the Loral Board recommends and, therefore, “FOR” the Transaction Proposal, “FOR” the Adjournment Proposal and “FOR” the Officer Compensation Proposal. See “The Loral Stockholder Meeting — About Abstentions and Broker Non-Votes”.

Q.
How can I change or revoke my vote?

A.
You may revoke your proxy or change your vote at any time before your proxy is voted at the Loral Stockholder Meeting in one of three ways:

•
Notify the Corporate Secretary of Loral in writing, in time to be received before the Loral Stockholder Meeting, that you are revoking your proxy;

•
Submit another proxy by mail, telephone or the Internet (or voting instruction card if you hold your shares in “street name”) with a later date; or

•
Vote online at the Loral Stockholder Meeting by following the instructions on your proxy card.

Q.
What does it mean if I receive more than one proxy or voting instruction card?

A.
It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares.

Q.
Who will count the votes?

A.
Computershare Trust Company, N.A. (“Computershare”) will act as the inspector of election and will tabulate the votes.

FAQ-6

Q.
Who can help answer any other questions I might have?

A.
Loral has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Loral Stockholder Meeting. If you have any questions about the Transaction or how to submit your proxy or need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact: D.F. King, Loral’s proxy solicitor, by calling toll-free at (800) 821-8781. Banks, brokerage firms and other nominees may call collect at (212) 269-5550.

FAQ-7

SUMMARY
The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a Loral stockholder. Accordingly, Loral encourages you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information”.
The Parties (page 80)
Loral Space & Communications Inc. (Loral)
Loral Space & Communications Inc. is a Delaware corporation that, together with its subsidiaries, is a leading satellite communications company engaged, through its ownership interests in affiliates, in satellite-based communications services. Loral holds a 62.6% equity interest in Telesat and a 32.6% voting interest on all matters.
Loral Space & Communications Inc.
600 Fifth Avenue
New York, New York 10020
(212) 697-1105
Telesat Canada (Telesat)
Backed by a legacy of engineering excellence, reliability and industry-leading customer service, Telesat has grown to be one of the largest and most successful global satellite operators. Telesat works collaboratively with its customers to deliver critical connectivity solutions that tackle the world’s most complex communications challenges, providing powerful advantages that improve their operations and drive growth. Telesat’s planned Lightspeed constellation will revolutionize global broadband connectivity by delivering a combination of high capacity, security, resiliency and affordability with ultra-low latency and fiber-like speeds.
Privately held and headquartered in Ottawa, Canada with offices and facilities around the world, Telesat’s principal shareholders are PSP Investments and Loral.
MHR Fund Management LLC (MHR)
MHR Fund Management LLC is a New York-based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies across a variety of industries. MHR, through certain of its affiliated funds, is the holder of the largest percentage of the Loral Voting Common Stock and the holder of all of the outstanding Loral Non-Voting Common Stock.
Public Sector Pension Investment Board (PSP Investments) and Red Isle Private Investments Inc. (Red Isle)
PSP Investments is a Canadian crown corporation and holds its 36.7% equity interest, 67.4% voting interest on all matters except for the election of directors, and 29.4% voting interest for the election of directors in Telesat through a wholly owned subsidiary, Red Isle, a corporation organized under the CBCA.
Lion Combination Sub Corporation (Merger Sub)
Lion Combination Sub Corporation is a Delaware corporation and wholly owned subsidiary of Loral formed by Loral for the purpose of engaging in the Transaction pursuant to the terms of the Transaction Agreement. If approved by the Requisite Stockholder Vote, Merger Sub will merge with and into Loral, with Loral surviving the Merger.

Telesat Corporation
Telesat Corporation is a British Columbia corporation anticipated to be the new Canadian-controlled publicly traded entity in which Telesat’s current direct and indirect shareholders may elect to receive Telesat Corporation Shares.
Telesat Corporation
c/o Telesat Canada
160 Elgin Street, Suite 2100
Ottawa, Ontario, Canada
K2P 2P7
+1 613-748-0123
Telesat Partnership LP (Telesat Partnership)
Telesat Partnership LP is a Canadian-controlled limited partnership formed under the laws of Ontario in which Telesat’s current direct and indirect shareholders may elect to receive Telesat Partnership Units.
Telesat Partnership
c/o Telesat Canada
160 Elgin Street, Suite 2100
Ottawa, Ontario, Canada
K2P 2P7
+1 613-748-0123
Telesat CanHold Corporation (Telesat CanHoldco)
Telesat CanHold Corporation is a British Columbia corporation and a wholly owned subsidiary of Telesat Partnership. It is anticipated that it will hold approximately 37% of Telesat following consummation of the Transaction.
The Transaction (page 90)
Transaction Consideration; Adjustments (page 125)
With respect to Loral’s assets and liabilities other than its indirect interest in Telesat, the Transaction Agreement provides for certain economic adjustments and contractual protections.
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One Time Payment.   To compensate PSP Investments and Red Isle for certain tax inefficiencies for PSP Investments and Red Isle related to the structure of the Transaction, Loral will make a payment of $7,000,000 to Red Isle, subject to the extent of Loral’s available cash; however, if such payment is less than $7,000,000 due to a lack of available cash, Telesat Partnership will be required to pay the PSP Investments Closing Cash Payment to Red Isle no later than 35 trading days following the Merger.

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NAV Adjustment.   To account for the fact that PSP Investments and Red Isle will indirectly acquire an ownership interest in Loral by virtue of the structure of the Transaction, following the Closing, there will be an economic adjustment reflecting the net asset value of Loral’s non-Telesat assets and liabilities (referenced herein as the “Loral NAV”). If the Loral NAV is negative, Telesat Partnership will make a payment to Red Isle subject to a gross-up, and if the Loral NAV is positive, Red Isle will make a payment to Telesat Partnership.

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Absolute Indemnities.   To account for the fact that PSP Investments and Red Isle will indirectly acquire an ownership interest in Loral by virtue of the structure of the Transaction, Telesat Corporation and Telesat CanHoldco will indemnify PSP Investments on a grossed-up basis for PSP Investments’ pro rata share of costs relating to: (a) certain losses and litigation proceedings related to the Transaction, (b) certain losses and out-of-pocket expenses of Loral after the Closing and (c) certain tax matters. This indemnification will be (i) independent of the accuracy of the underlying representations and warranties and (ii) subject to additional, customary limitations. In the case of indemnification for certain tax matters only, there will be a cap of US$50,000,000 (other than with respect to defense costs and gross-up payments) and all other indemnification obligations will be uncapped. In addition, as provided in the Transaction Agreement, these indemnification obligations may be satisfied in the form of cash, unless, upon the determination of the board of directors of Telesat Corporation, making such cash payment would unduly constrain the liquidity needs of the go-forward business (as described in “The Transaction Agreement — Indemnification of PSP Investments”), in which case such indemnification obligations may be satisfied by issuing Class C Shares valued at the 30-day VWAP as of the date on which such payment is required to be made. Any such issuance of Class C Shares to Red Isle may result in dilution to the other shareholders of Telesat Corporation and holders of Telesat Partnership Units. See “The Transaction Agreement — Indemnification of PSP Investments”.
Treatment of Loral Restricted Stock Units (page 126)
Each restricted stock unit in respect of Loral Common Shares (each, a “Loral RSU”) that is outstanding immediately prior to the Effective Time under Loral’s benefit plans will be cancelled and the holder thereof shall become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Transaction Consideration in respect of each Loral Common Share subject to such Loral RSU (taking into account any unpaid dividends with respect to such Loral RSU) as if such share was outstanding immediately prior to the Effective Time. See “The Transaction — Interests of Certain Persons Related to Loral in the Transaction” for more information regarding the effect of the Transaction on outstanding Loral RSUs.
Stockholder Contribution Agreements and Optionholder Exchange Agreements (page 109)
Pursuant to the Stockholder Contribution Agreements entered into, and to be entered into, between certain current and former members of management of Telesat, such individuals will contribute their Telesat Non-Voting Participating Preferred Shares to Telesat Corporation in exchange for Telesat Public Shares and C$0.01 per Telesat Non-Voting Participating Preferred Share.
Pursuant to the Optionholder Exchange Agreements entered into, and to be entered into, between certain current and former members of management of Telesat who hold tandem stock appreciation rights, options and restricted stock units in respect of Telesat, such individuals will exchange such instruments for corresponding instruments in Telesat Corporation with the same vesting terms and conditions.
More information can be found at the sections entitled “Stockholder Contribution Agreements” and “Exchange Agreements for Telesat Tandem SARs, Telesat Options and Telesat RSUs”.
Recommendation of the Special Committee to the Loral Board and the Special Committee’s Reasons for Making its Recommendation (page 101)
After due and careful consideration, the independent special committee formed by the Loral Board (the “Special Committee”), by resolutions at a meeting duly called and held on November 23, 2020, determined that the Transaction Agreement and the Transaction are fair, advisable and in the best interests of the public stockholders and resolved to recommend that the Transaction and the Transaction Agreement, in substantially the form considered by the Special Committee at such meeting, be approved and adopted by the Loral Board, which recommendation was subsequently made by the Special Committee to the Loral Board.
In connection with the Special Committee’s decision to make its recommendation to the Loral Board, the Special Committee consulted with Loral’s and Telesat’s management, as well as the Special Committee’s and Loral’s advisors, and considered the terms and conditions of the Transaction and a number of other factors, as more fully described in the section entitled “Recommendation of the Special Committee to the Loral Board and the Special Committee’s Reasons for Making its Recommendation”.
Loral’s Reasons for the Transaction; Recommendation of the Loral Board (page 102)
The Loral Board recommends that the Loral stockholders approve the adoption of the Transaction Agreement because the Loral Board believes the Transaction will, among other things:

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Better align the interests of the direct and indirect equityholders in Telesat;

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Facilitate access to the public equity markets to fund Telesat’s planned Lightspeed constellation, as it is estimated that the Lightspeed constellation will require a capital investment of approximately US$5 billion;

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Maintain the Canadian character of Telesat to preserve Canadian government support therefor;

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Help improve liquidity over time, including by potentially attracting the interest of Canadian institutional investors;

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Be more favorable to the Loral stockholders as compared to alternative transaction structures, including those that have been previously pursued by the parties (see the section entitled “The Transaction — Background of the Transaction”);

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Avoid the incurrence of substantial tax liabilities that would otherwise be incurred upon a sale of Loral’s interests in Telesat;

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Result in Loral stockholders receiving the benefit of holding their interests in Telesat Corporation directly, rather than holding their interests in Telesat indirectly through Loral;

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Result in Telesat receiving certain important covenant relief under the terms of Telesat’s existing debt securities, due to Telesat being beneficially owned by a single public company such as Telesat Corporation; and

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Facilitate potential future strategic transactions that could involve the stock of Telesat Corporation.

For additional information regarding the reasons for the Loral Board’s recommendation of the Transaction, see “The Transaction — Recommendation of the Loral Board and its Reasons for the Transaction”.For additional information regarding the Lightspeed constellation, see “Telesat Corporation — Our GEO Business and Our LEO Opportunity — Overview of Telesat Lightspeed”.
Transaction Agreements
Transaction Agreement (page 123)
On November 23, 2020, Loral entered into the Transaction Agreement with Telesat, Telesat Corporation, Telesat Partnership, Telesat CanHoldco, Merger Sub, PSP Investments and Red Isle. Upon satisfaction of the terms and subject to the conditions set forth in the Transaction Agreement, the Transaction will result in the current stockholders of Loral, PSP Investments (through Red Isle) and the other shareholders in Telesat who sign Stockholder Contribution Agreements or Optionholder Exchange Agreements (principally current or former management) owning approximately the same percentage of equity in Telesat indirectly through Telesat Corporation and/or Telesat Partnership as they currently hold (indirectly in the case of Loral stockholders and PSP Investments) in Telesat, Telesat Corporation becoming the publicly traded general partner of Telesat Partnership and Telesat Partnership indirectly owning all of the economic interests in Telesat, except to the extent that the other shareholders in Telesat elect to retain their direct interest in Telesat. The Transaction would be effected through a series of transactions, including: (i) Red Isle contributing approximately $5 million in value of its equity interests in Telesat in exchange for Class C Shares and the balance of its equity interest in Telesat in exchange for Class C Units (PSP Investments will also (a) be entitled to a payment of US$7 million, (b) be entitled to or obligated to pay a post-closing economic adjustment reflecting the net asset value of Loral’s non-Telesat assets and liabilities, and (c) will be indemnified for certain losses incurred by Telesat Corporation following the consummation of the Transaction, as more fully described in “The Transaction Agreement — Indemnification of PSP Investments” and “The Transaction — Transaction Consideration; Adjustments”); (ii) consummation of the transactions contemplated by the Stockholder Contribution Agreements; (iii) consummation of the transactions contemplated by the Voting Director Contribution Agreement; (iv) the Merger, with Loral surviving the Merger as a wholly owned subsidiary of Telesat Partnership and the other Loral stockholders receiving Telesat Public Shares and/or Telesat Partnership Units; and (v) consummation of the transactions contemplated by the Optionholder Exchange Agreements.

It is expected that up to approximately 52,013,624 Telesat Corporation Shares and Telesat Partnership Units, in the aggregate, will be issuable upon consummation of the Transaction. PSP Investments has agreed to exchange approximately $5 million in value of its equity interest in Telesat for Class C Shares, and will contribute the balance of its equity interest in Telesat to Telesat Partnership in exchange for Class C Units. MHR has committed in the Voting Support Agreement to exchange all of its Loral Common Shares for Telesat Partnership Units. Loral is unable to predict what election the other Loral stockholders will make. The number of Class A Shares, Class B Shares, Class C Shares, Class A Units, Class B Units and Class C Units, individually, cannot reasonably be estimated until the applicable Telesat shareholders and Loral stockholders make their elections to receive Telesat Corporation Shares or Telesat Partnership Units upon consummation of the Transaction, as applicable.
Neither the Loral Board nor the Special Committee makes any recommendation as to whether any Loral stockholder should make a Telesat Partnership Election. A Loral stockholder’s determination to make a Telesat Partnership Election is purely voluntary, and Loral stockholders will not have the benefit of considering any recommendation of the Loral Board or the Special Committee with respect to such determination.
Voting Support Agreement (page 109)
As a condition and inducement to the willingness of PSP Investments to enter into the Transaction Agreement, MHR and certain of its affiliates entered into a voting support agreement (the “Voting Support Agreement”) with PSP Investments and Telesat pursuant to which, among other things, MHR and certain of its affiliates agreed to vote in favor of the Transaction an amount of shares of Loral Voting Common Stock equal to 30% of the Loral Voting Common Stock outstanding. In addition, MHR and such affiliates made certain representations and warranties of similar scope to those made by PSP Investments in the Transaction Agreement and have agreed to abide by certain non-solicitation obligations and assist in the regulatory filings, in each case, to a similar extent as PSP Investments under the Transaction Agreement.
Opinion of LionTree Advisors LLC (page 103)
On November 23, 2020, at meetings of the Loral Board and the Special Committee, LionTree Advisors LLC (“LionTree”) rendered its oral opinion to the Loral Board and the Special Committee, subsequently confirmed in writing, as to the fairness, from a financial point of view, as of such date, to the Loral stockholders (for purposes of such opinion and this summary, other than MHR, PSP Investments and their respective affiliates, which are referred to collectively as the “Excluded Parties”) of the consideration to be received by such Loral stockholders pursuant to the Transaction Agreement (without giving effect to any impact of the transactions contemplated by the Transaction Agreement on any particular Loral stockholder other than in its capacity as a holder of Loral Common Shares), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion.
The full text of the written opinion of LionTree, dated November 23, 2020, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken, and other matters considered by LionTree in connection with the opinion, is attached as Annex Q to this proxy statement/prospectus and is incorporated herein by reference in its entirety. LionTree provided advisory services and its opinion for the information and assistance of the Loral Board and the Special Committee in connection with their consideration of the proposed Transaction contemplated by the Transaction Agreement. The LionTree opinion is not a recommendation as to how any holder of Loral Voting Common Stock should vote with respect to the Transaction or any other matter.
Interests of Certain Persons Related to Loral in the Transaction (page 113)
In considering the recommendation of the Loral Board with respect to the Transaction, Loral stockholders should be aware that the executive officers and directors of Loral have certain interests in the Transaction that may be different from, or in addition to, the interests of Loral stockholders generally. The Special Committee and the Loral Board were aware of these interests and considered them, among other matters, in recommending that the Transaction be approved by the Loral Board and the Transaction Agreement be approved and adopted by the Loral Board, in the case of the Special Committee, and in approving the Transaction Agreement and the Transaction and making its recommendation that the Loral stockholders vote to adopt the Transaction Agreement, in the case of the Loral Board. These interests include:
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Two of the Loral directors, Dr. Mark H. Rachesky and Ms. Janet T. Yeung, recused themselves from the vote on the Transaction Agreement, being affiliated with MHR, which will receive voting equity in Telesat Partnership in exchange for its Loral Voting and Non-Voting Common Stock upon consummation of the Transaction (upon completion of the Transaction, Dr. Rachesky will, and Ms. Yeung will not, be a director of Telesat Corporation);

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Upon consummation of the Transaction, outstanding Loral RSUs and unpaid dividends with respect to Loral RSUs will be cancelled and the holder thereof shall become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Transaction Consideration;

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All employees of Loral will be terminated at the Effective Time and such employees will receive severance benefits pursuant to the Loral Severance Policy for Corporate Officers or the Loral Severance Policy for Corporate Office Employees, as applicable, in the form of cash compensation and perquisites benefits (as described in more detail under the section entitled “Potential Change in Control and other Post-Employment Payments — Loral Severance Policy for Corporate Officers”) and a pro-rated annual bonus for the year in which the Closing occurs. None of Loral’s named executive officers has an individual employment or other agreement with Loral that provides for potential severance or other post-termination payments;

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Eligible employees of Loral who would have earned SERP benefits had the SERP not been terminated in December 2012 are entitled to receive any accrued but unpaid SERP Make-Whole Payments in connection with the termination of their employment at the Effective Time (as described in more detail under the section entitled “Narrative Disclosure to Summary Compensation Table — SERP Make-Whole Payments”); and

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The directors and executive officers of Loral will be entitled to continued indemnification and directors and officers liability insurance coverage under the Transaction Agreement.

As of June 10, 2021, the Loral directors and named executive officers other than Dr. Rachesky owned shares of Loral Voting Common Stock representing less than 1% of the voting power of Loral. Dr. Rachesky is deemed to be the beneficial owner of shares of Loral Voting Common Stock representing, as of June 10, 2021, 39.9% of the voting power of Loral by virtue of his affiliation with MHR. In addition to the Statutory Vote, the adoption of the Transaction Agreement requires the Disinterested Stockholder Vote, which excludes the shares of Loral Voting Common Stock held by holders affiliated with MHR. The Loral 2020 10-K contains information with respect to the shares of Loral Voting Common Stock beneficially owned by the Loral directors and named executive officers. See Item 12 in the Loral 2020 10-K and the section entitled “Ownership of Loral Voting Common Stock” in Loral’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 20, 2021 (the “Loral Annual Meeting Proxy Statement”), which are incorporated by reference herein. Dr. Rachesky will be a director of Telesat Corporation upon completion of the Transaction.
Risks Relating to the Transaction, Ownership of Telesat Public Shares and Telesat Partnership Units, the Business of Telesat Corporation, Telesat Corporation’s Lightspeed Constellation and Certain Tax Matters (page 35)
Factors to Consider in Making a Telesat Partnership Election. By virtue of the Transaction, Loral stockholders would receive, at their election and subject to the terms and conditions of the Transaction Agreement and as further described herein, Telesat Public Shares or Telesat Partnership Units that are exchangeable for Telesat Public Shares following the Lock-Up Period and in certain other circumstances. The creation of Telesat Partnership allows for the Telesat Partnership Election that may be favorable to certain investors. For example, it is expected that a U.S. holder of Loral Common Shares that exchanges its Loral Common Shares for Telesat Partnership Units in the Merger generally should not recognize any gain or loss on such exchange, except in certain circumstances. See the section of this proxy statement/prospectus entitled “Certain Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — Telesat Partnership Electing Loral Stockholders”. Thus a U.S. holder of Loral Common Shares may wish to make a Telesat Partnership Election if (a) its basis in the Loral Common Shares is less than the expected fair market value of the Telesat Corporation Shares, or (b) its basis in the Loral Common Shares is greater than the expected fair market value of the Telesat Corporation Shares and the U.S. holder of Loral Common Shares wishes to recognize the inherent capital loss upon the subsequent exchange of the Telesat Partnership Units for Telesat Public Shares following the Lock-Up Period. However, several factors should be considered before making a Telesat Partnership Election, including that:
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Telesat Partnership Units will be non-transferrable and will need to be exchanged for Telesat Corporation Shares in order for the holder to monetize its interest in Telesat Partnership, which cannot occur until the expiration of the Lock-Up Period and could delay or impede such holder’s ability to access liquidity in the market;

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Holders of Telesat Partnership Units will be subject to taxation on the income of Telesat Partnership whether or not they receive distributions, although no such income is expected in the absence of distributions;

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While the Trust Agreement, the Telesat Corporation Articles and the Partnership Agreement are designed to provide the holders of Telesat Partnership Units with rights equivalent to the holders of Telesat Corporation Shares, there can be no assurance that such will be the case; and

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By electing to receive Telesat Corporation Shares, while a U.S. holder would be expected to recognize a gain (but not a loss) on such exchange, such holder will not be subject to the Lock-Up Period and may have earlier access to liquidity in the market.

Neither the Loral Board nor the Special Committee makes any recommendation as to whether any Loral stockholder should make a Telesat Partnership Election. A Loral stockholder’s determination to make a Telesat Partnership Election is purely voluntary, and Loral stockholders will not have the benefit of considering any recommendation of the Loral Board or the Special Committee with respect to such determination.
Risk Factors. Before voting at the Loral Stockholder Meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus. For a discussion of the risk factors relating to the Transaction, ownership of Telesat Public Shares and Telesat Partnership Units, the business of Telesat Corporation, Telesat Corporation’s Lightspeed constellation and certain tax matters that you should consider in evaluating the Transaction, see under the heading entitled “Risk Factors” beginning on page 35 of this proxy statement/prospectus.
Litigation Relating to the Transaction (page 207)
Since the Registration Statement on Form F-4 was filed on April 26, 2021 with the SEC by Telesat Corporation and Telesat Partnership (as amended by the Amendment No. 1 to the Registration Statement on Form F-4 filed on May 28, 2021 with the SEC by Telesat Corporation and Telesat Partnership, the ‘‘2021 Registration Statement’’), four Complaints (as defined herein) were filed in the United States District Court for the Southern District of New York against Loral and members of the Loral Board and, as further described herein, against Merger Sub, Telesat, Telesat Corporation, Telesat Partnership, Telesat CanHoldco, PSP Investments and Red Isle, as applicable. The Complaints allege, among other things, that the 2021 Registration Statement contained materially incomplete and misleading information. Each of the Complaints seeks, among other things, to enjoin the Defendants (as defined herein) from proceeding with, consummating or closing the Transaction, unless and until the Defendants disclose the material information that plaintiffs claim has been omitted from the 2021 Registration Statement; awarding plaintiffs the costs and disbursements of their actions, including reasonable attorneys’ and expert fees and expenses; and such other and further equitable relief as the court may deem just and proper. For more information see the section entitled ‘‘The Transaction — Litigation Relating to the Transaction’’.
On June 21, 2021, Mcbreakley Pluviose filed a class action complaint (the “Pluviose Complaint”) in the Court of Chancery of the State of Delaware against Loral, the Loral Board, MHR and MHR Holdings LLC (collectively, the “Class Action Defendants”). The Pluviose Complaint alleges, among other things, that the Transaction is substantively and procedurally unfair to Loral’s public stockholders. Specifically, the Pluviose Complaint alleges that (i) the Transaction is subject to, but does not comply with, Section 203 of the DGCL; (ii) the members of the Loral Board breached their fiduciary duties by disseminating a false and/or materially misleading or omissive proxy statement relating to the Transaction and by adopting the Loral Stockholders Rights Plan; (iii) the members of the Loral Board other than Messrs. Simon and Stenbit breached their fiduciary duties by causing Loral to enter into the allegedly unfair Transaction so that MHR and Dr. Rachesky could enter into, and benefit from, the receipt of voting shares of Telesat Corporation in exchange for their Loral Non-Voting Common Stock; and (iv) MHR and Dr. Rachesky are controlling stockholders of Loral and that they breached their fiduciary duties to Loral and its stockholders by causing Loral to enter into the allegedly unfair Transaction so that they could receive Telesat Corporation voting shares in exchange for Loral Non-Voting Common Stock. See the section of this proxy statement/prospectus entitled “Litigation Relating to the Transaction — Delaware Class Action Litigation” for further detail on the Pluviose Complaint.
Certain Material Tax Considerations (page 153)
Certain Material U.S. Federal Income Tax Considerations
For a summary of certain material U.S. federal income tax considerations applicable to Loral stockholders in connection with the Transaction, see “Certain Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations”. Such summary is not intended to be legal or tax advice to any particular Loral stockholder. Loral stockholders should consult their own tax and legal advisors with respect to their particular circumstances.
Certain Material Canadian Income Tax Considerations
For a summary of certain material Canadian federal income tax considerations applicable to Loral stockholders in connection with the Transaction, see “Certain Material Tax Considerations — Certain Material Canadian Federal Income Tax Considerations”. Such summary is not intended to be legal or tax advice to any particular Loral stockholder. Loral stockholders should consult their own tax and legal advisors with respect to their particular circumstances.
Accounting Treatment of the Transaction (page 113)
The Transaction will be accounted for as a reorganization, with Telesat being the predecessor entity, as it is considered a capital transaction amongst Telesat’s direct and indirect shareholders, in accordance with interpretative guidance in IFRS 3, Business Combinations and IFRS 10, Consolidated Financial Statements. Following the Transaction, the voting rights and ownership interests of Telesat’s direct and indirect shareholders will have been materially preserved and no individual party will have acquired a majority voting or ownership interest in Telesat Corporation. Upon assessment of the voting power attributed to the various shareholders of Telesat Corporation, this Transaction represents a transfer among entities that have a high degree of common ownership as no single party to the Transaction will be considered to control Telesat Corporation, as no party will obtain a majority voting or ownership interest. As part of the Transaction, an immaterial amount of net assets held by Loral, that are unrelated to Telesat, are being acquired by Telesat Corporation. Upon the consummation of the Transaction, changes to the economic interests in Telesat held by Loral, Red Isle and the other shareholders of Telesat as a result of the Transaction will be reflected as changes in equity, representing the shareholders’ residual rights to the acquired assets and liabilities. See “The Transaction — Accounting Treatment of the Transaction” for further information.
Listing of Telesat Public Shares (page 117)
It is a mutual condition to the completion of the Transaction that the Telesat Public Shares be approved for listing on a U.S. national securities exchange. Telesat Corporation will apply to list the Class A Shares and Class B Shares on a U.S. national securities exchange (currently contemplated to be NASDAQ) under a single consolidated trading symbol and, potentially, a Canadian stock exchange. Listing on any exchange will require fulfilling all of the listing requirements of such exchange.
No Appraisal Rights (page 89)
No dissenters’ or appraisal rights or other similar rights of objecting Loral stockholders will be available with respect to the Transaction or the other transactions contemplated by the Transaction Agreement.

Conditions to Consummation of the Transaction (page 144)
Unless waived (if permitted to be waived) by the parties to the Transaction Agreement, the Closing is subject to a number of conditions set forth in the Transaction Agreement, including:
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the approval of the holders of at least a majority of each of (a) the outstanding shares of Loral Voting Common Stock entitled to vote on the Transaction Proposal and (b) the outstanding shares of Loral Voting Common Stock not held by MHR, Telesat Corporation, PSP Investments, Merger Sub, Telesat CanHoldco, Red Isle, Telesat Partnership or certain of their respective affiliates as provided in the Transaction Agreement;

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the applicable regulatory approvals required by U.S. and Canadian regulatory authorities;

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no legal proceedings having been commenced that enjoin or prohibit the consummation of the Transaction;

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Telesat Corporation having obtained approval of the listing and posting for trading of the Class A Shares and Class B Shares on a U.S. national securities exchange;

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no “Material Adverse Effect” having occurred;

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effectiveness of the registration statement on Form F-4 of which this proxy statement/prospectus is a part and the issuance of a receipt for each of the Canadian preliminary and final prospectuses in respect of the Transaction;

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no legal action having been commenced by a U.S., Canadian or Spanish governmental agency against Loral alleging that Loral has criminally violated any law or regulation (excluding immaterial violations); and

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Loral remaining solvent and not having entered into any bankruptcy or related proceeding.

If the parties have confirmed that all the conditions are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but which conditions are capable of being satisfied at the Closing), then PSP Investments and Loral will each have the right to extend the Closing for any number of periods (each such extension, a “Closing Extension Period”) of up to 30 days each and no longer than 120 days in the aggregate, from the date on which the Closing otherwise would have occurred.
Regulatory Approvals and Clearances Required for the Transaction (page 138)
Under the terms of the Transaction Agreement, the Transaction cannot be completed until the Agreed Governmental Filings have been obtained, complied with and/or satisfied (see “Frequently Used Terms”). See also “The Transaction — Regulatory Approvals and Clearances Required for the Transaction” and “Risk Factors — Risks Relating to the Transaction” for important information regarding the regulatory approval process required in connection with the Transaction and the risks associated therewith.
No Solicitation by Loral, PSP Investments and Telesat of Alternative Proposals (page 136)
Each of Loral, Telesat and PSP Investments is subject to exclusivity provisions under the Transaction Agreement that limit its ability to solicit or discuss a transaction that relates to 15% or more of the equity, assets, net revenue or net income of Loral or Telesat (an “Alternative Proposal”).
Notwithstanding the exclusivity provisions, Loral has the benefit of a typical “fiduciary out” provision, which includes the following terms:
If before the Requisite Stockholder Vote is obtained, Loral or Telesat receives an unsolicited Alternative Proposal (i.e., a proposal to acquire 15% or more of the equity, assets, net revenue or net income of Loral or Telesat), and the Loral Board determines in good faith that such Alternative Proposal constitutes, or is reasonably likely to lead to, a transaction that relates to 50% or more of the equity, assets, net revenue or net income of Loral, that is more favorable to the Loral stockholders from a financial point of view than the Transaction, and is reasonably likely to be consummated (a “Superior Proposal”), then:
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Loral can:

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communicate with the proposer to determine if the Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal; and

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provide information regarding Loral and Telesat to such proposer.

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Any information provided to the proposer must also be provided to PSP Investments within 24 hours; and

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Under the Telesat Shareholders Agreement, Loral cannot provide confidential Telesat information to a potential acquirer of Loral. The Transaction Agreement permits the provision of such information so long as the proposer is not a Competitor (as defined in the Telesat Shareholders Agreement) of Telesat and the proposer is subject to customary confidentiality obligations.

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If Loral takes any of those actions, then:

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Telesat and PSP Investments will each be released from its exclusivity and non-solicitation obligations in respect of the proposer; and

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PSP Investments may elect to suspend the restrictions of exclusivity and non-solicitation obligations as applied to all (but not less than all) of the parties for so long as Loral is in discussions with or providing information to the proposer.

Loral Board Recommendation (page 102)
The Loral Board has unanimously adopted resolutions (with two directors having recused themselves due to their affiliation with MHR) approving the Transaction Agreement and recommending that the holders of Loral Voting Common Stock vote to approve the adoption of the Transaction Agreement. In furtherance thereof and subject to the requirements of applicable law, Loral has agreed to take all lawful action to call, give notice of, convene and hold the Loral Stockholder Meeting as promptly as practicable after the registration statement on Form F-4 of which this proxy statement/prospectus is a part, is declared effective.
The boards of directors of Telesat and Telesat Corporation, the general partner of Telesat Partnership and each sole shareholder of Telesat CanHoldco, Merger Sub and Red Isle have approved the Transaction Agreement, the Transaction and the other transactions contemplated by the Transaction Agreement.
Under the Transaction Agreement, the Loral Board agreed to recommend that Loral stockholders vote in favor of the Transaction Proposal (the “Loral Board Recommendation”). The Transaction Agreement provides that the Loral Board may, under certain circumstances and subject to certain provisions of the Transaction Agreement (as more fully described in “The Transaction Agreement — Third Party Acquisition Proposals” and “— Board Recommendation; Transaction Approvals”), withdraw or modify the Loral Board Recommendation.
Termination of the Transaction Agreement; Termination Fees (page 146)
The circumstances under which the Transaction Agreement can be terminated and the remedies upon termination are, in general:
•
If the Loral stockholders fail to vote to adopt the Transaction Agreement, Loral will be obligated to pay PSP Investments a termination fee of $6,550,000, which becomes a termination fee of $22,910,000 if another deal was made or announced prior to such termination and Loral enters into another transaction within a year and such transaction is consummated, and PSP Investments is not part of such transaction.

•
If Loral terminates under the “fiduciary out” contemplated by the Transaction Agreement, changes its recommendation or breaches its duty to hold the Loral Stockholder Meeting, Loral is obligated to pay PSP Investments a termination fee of $22,910,000.

•
If the Transaction fails to close prior to November 23, 2021 (or May 23, 2022, if all conditions capable of being satisfied are satisfied other than those relating to regulatory approval), subject to potential extension under the Transaction Agreement and a party is in willful breach (as defined in the Transaction Agreement), the breaching party is obligated to pay a willful breach fee of $40,000,000.
The parties are entitled to specific performance of the terms of the Transaction Agreement and of the transactions contemplated by the Transaction Agreement. If a party chooses not to seek specific performance, or if such party seeks specific performance in a legal proceeding but such specific performance is not available or is otherwise not granted, the right to receive a termination fee or breach fee, as applicable, is the sole and exclusive remedy of the parties following the termination of the Transaction Agreement. See “The Transaction Agreement — Termination of the Transaction Agreement and Termination Fees; The Transaction Agreement — Effect of Termination”.
Expenses (page 151)
The parties are responsible for paying their own expenses incurred in connection with the preparation, execution and performance of the Transaction Agreement, the other Transaction documents and the transactions contemplated thereby, subject to certain exceptions, including in the event of the commencement of a legal proceeding resulting from the failure of Loral or PSP Investments to pay a termination fee or breach fee when due, and such legal proceeding results in a governmental order in favor of the party seeking such payment, in which case the party who failed to make such payment will reimburse the other party its reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such legal proceeding.
Comparison of Rights of Telesat Corporation Shareholders, Telesat Partnership Unitholders and Loral Stockholders (page 407)
As a result of the Transaction, holders of Loral Common Shares will cease to hold equity in Loral and become, at such stockholder’s election, a holder of Telesat Public Shares and/or Telesat Partnership Units. The rights of Loral stockholders are currently governed by the Delaware General Corporation Law (the “DGCL”) and the Restated Certificate of Incorporation of Loral (the “Loral Charter”) and amended and restated bylaws of Loral. If the Transaction is completed, the rights of holders of Telesat Public Shares will be governed by the BCBCA and the Telesat Corporation Articles (to be substantially in the form attached to this proxy statement/prospectus as Annex H). If the Transaction is completed, the rights of holders of Telesat Partnership Units will be governed by the Limited Partnerships Act (Ontario) (the “Limited Partnerships Act”) and the Partnership Agreement (to be substantially in the form attached to this proxy statement/prospectus as Annex L). As such, following the completion of the Transaction, former Loral stockholders will have different rights as Telesat Corporation or Telesat Partnership equityholders than they did as Loral stockholders.
Business (page 178)
Business Overview
Unless otherwise stated, references to “Telesat,” the “Company,” “we,” “us” or “our” in this section refers to Telesat and its subsidiaries pre-Closing, and to Telesat Corporation and its subsidiaries (including Telesat) post-Closing.
Telesat is a leading global satellite operator, providing its customers with mission-critical communications services since the start of the satellite communications industry in the 1960s. Through a combination of advanced satellites and ground facilities and a highly expert and dedicated staff, our communications solutions support the requirements of sophisticated satellite users throughout the world. Over more than 50 years of operating history, we have demonstrated a deep commitment to customer service and led the way on many of the industry’s most groundbreaking innovations.
After decades of developing and successfully operating our geosynchronous orbit-based (“GEO”) satellite services business, we have commenced the development of what we believe will be the world’s most advanced constellation of LEO satellites and integrated terrestrial infrastructure, called “Telesat Lightspeed” — a platform designed to revolutionize the provision of global broadband connectivity. Telesat Lightspeed has the potential to transform global satellite and terrestrial communications industries, dramatically increasing the Company’s addressable market from approximately $18 billion to approximately $365 billion and significantly expanding its growth potential. We seek to benefit from our historically strong and stable GEO-based satellite business and, by continuing to develop and deploy Telesat Lightspeed, capitalize on the growing demand for global broadband connectivity.
For the twelve months ended March 31, 2021, we generated Operating Profit of C$398 million and Adjusted EBITDA of C$640 million, representing an Operating Profit Margin of 50% and an Adjusted EBITDA margin of 80%.
Our Competitive Strengths
Telesat continues to be at the forefront of the satellite services industry, leading with outstanding customer service and a culture of engineering excellence and technological innovation. Today, we have a leading GEO business defined by one of the largest and most advanced satellite fleets in the world, occupying attractive orbital locations and offering high performing, mission critical services to hundreds of customers worldwide. We are building upon this existing communications platform by developing Telesat Lightspeed with the aim of creating a transformative and industry-leading fiber-like broadband network from the sky for commercial and government users globally.
The following competitive strengths characterize our business today and provide a strong foundation for Telesat Lightspeed:
•
Leading Global Satellite Operator with 50+ Years of Heritage and a Blue Chip Customer Base

•
Industry-Leading Engineering Expertise Driving Continuous Innovation

•
Portfolio of Strategic and Valuable Orbital Real Estate

•
Uniquely Positioned to Revolutionize Global Broadband Connectivity with Telesat Lightspeed

•
Contracted Revenue Backlog and Disciplined Management Supports Strong Revenue Visibility and High Cash Flow Generation

Our Growth Strategy
We plan to grow our business and profitability by supporting our existing customers and services and by developing and deploying Telesat Lightspeed. Telesat Lightspeed is a highly advanced, global, enterprise-grade, integrated satellite and terrestrial network optimized to capture the growing demand for broadband connectivity in certain key market verticals around the world. Core to our growth strategy is leveraging our longstanding customer relationships, our deep technical, operating and regulatory expertise and our culture of outstanding customer service and continuous innovation.
The principal elements of our growth strategy are the following:
•
Follow a Disciplined GEO Satellite Operating and Expansion Strategy

•
Capture the Explosive Demand for Global Broadband Connectivity with Telesat Lightspeed

•
Leverage Our Valuable Spectrum Rights to Support Investment in Our Growth Initiatives

•
Opportunistically Engage in M&A Activity to Enhance our Competitive Position and Shareholder Value

Our GEO Business and Our LEO Opportunity
Overview of Our GEO Satellite Business
Our GEO satellite fleet is comprised of 15 satellites and offers global coverage with a concentration over the Americas. We have a leading position in the North American satellite video distribution market. Our GEO satellite fleet and ground infrastructure provide a platform supporting (i) strong video distribution and DTH neighborhoods in North America with blue chip customers and significant contracted backlog, and (ii) connectivity satellite services for customers around the world for backhaul, corporate networks, maritime and aero services and video distribution and contribution.
We offer our suite of GEO satellite services to more than 400 customers worldwide, which include some of the world’s leading DTH service providers, ISPs, network service integrators, telecommunications carriers, corporations and government agencies. We have established long-term, collaborative relationships with our customers and have developed a reputation for innovation, reliability and outstanding customer service.
Overview of The Market Opportunity: Growing Demand for High-Capacity, Fiber-like Broadband Connectivity Everywhere
Global broadband demand is increasing exponentially as the world is becoming increasingly digital. Applications and programs that are critical to individuals, businesses and governments are built to run on the fast, low latency terrestrial networks that serve the majority of users in developed economies. Forecasted growth rates in IP-traffic are greater than 20% annually in every region of the world, with the Middle East and Africa growing at over 40% for the period between 2017 and 2022.
A next-generation satellite broadband network must meet other market requirements for commercial broadband services:
•
High capacity

•
Global coverage

•
Simple to use

•
Resilient

•
Affordable

The Market Opportunity for Telesat Lightspeed in Key Vertical Markets
We estimate that the total addressable market (“TAM”) for our GEO business will reach ~$18 billion by 2023.
Telesat Lightspeed will significantly increase our TAM, up to an estimated total of approximately $365 billion in 2023, which we project will nearly double in light of the demand drivers that exist today (e.g., 4G/LTE backhaul in terrestrial vertical or passenger connectivity in aviation vertical), and could potentially triple by 2030s with evolving, more nascent applications with high bandwidth potential (e.g., 5G, the Internet of Things (“IoT”), backhaul in terrestrial, and operational data transport in aviation).
Telesat Lightspeed has been specifically optimized to serve vertical markets that require fiber-like connectivity beyond the reach of terrestrial networks. Our target markets span four verticals: (i) terrestrial, (ii) aviation, (iii) maritime and (iv) government.
Overview of Telesat Lightspeed
We have been developing Telesat Lightspeed with industry-leading partners for over five years in order to optimize and de-risk its performance. Telesat Lightspeed has been optimized to serve the fast-growing broadband connectivity requirements of fixed and mobile network operators, aeronautical and maritime users, enterprise customers and governments. We expect to begin launching the first Telesat Lightspeed satellites in approximately two years’ time, with customer beta testing beginning shortly thereafter and commercial services commencing in the second half of 2023.
Telesat Lightspeed will consist of 298 state-of-the-art interconnected LEO satellites coupled with a sophisticated and integrated terrestrial infrastructure to create a fiber-like broadband network from the sky for commercial and government users worldwide. Our fleet will be composed of 78 polar orbit satellites and 220 inclined orbit satellites, providing full global coverage but concentrating capacity over geographic regions of highest demand. Additional satellites and ground facilities can be added to the network to meet increased user demand as and when required.

We anticipate diverse sources of financing, including (subject to compliance with our borrowing covenants) our current cash-on-hand, expected cash flows of our GEO business, proceeds we expect to receive from the repurposing of C-band spectrum, potential future equity issuance, and future borrowings, including from export credit agencies.
The contracted backlog for Telesat Lightspeed, which includes our contract with the Government of Canada announced in November 2020, was approximately $513 million as at December 31, 2020. See “Telesat Corporation — The Competitive Landscape for Our Services — Strong government support” for a further description of the GoC agreement. In addition, as part of our procurement arrangements, Thales Alenia Space (“TAS”) affiliate Telespazio has made a contractual commitment to purchase $150 million of Telesat Lightspeed capacity.
Key design features of Telesat Lightspeed include:
•
Hybrid orbits

•
Phased array antennas

•
Data processing in space

•
Optical inter-satellite links (“OISLs”)

Telesat Lightspeed Performance Features
Telesat Lightspeed will provide critical features and functionality that will make it a highly compelling value proposition in the market verticals it has been optimized to serve, including:
•
High throughput

•
Low latency

•
Low cost

•
Focused and flexible capacity

•
True global coverage

•
Plug & play

•
Unmatched security and resiliency

Since January 2018, we have used the Phase 1 LEO satellite to demonstrate key features of our LEO system design, specifically the capability of the satellite and customer terminals to deliver a low latency broadband experience. We have conducted successful demonstrations in each of the key vertical markets we are targeting.
Management’s Discussion and Analysis of Financial Condition and Results of Operations (page 209)
The Management’s Discussion and Analysis of Financial Condition and Results of Operations of Telesat for each of the years ended December 31, 2020, 2019 and 2018 and the three months ended March 31, 2021 and 2020 is set forth in this proxy statement/prospectus under the heading, “Telesat Corporation — Management’s Discussion and Analysis of Financial Condition and Results of Operations’’.
The Management’s Discussion and Analysis of Financial Condition and Results of Operations of Loral for the years ended December 31, 2020 and 2019 are incorporated by reference herein from Loral’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 9, 2021 (the “Loral 2020 10-K”) and for the three months ended March 31, 2021 and 2020 are incorporated by reference herein from Loral’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 14, 2021 (the “Loral First Quarter 2021 10-Q”).
Post-Closing Securities
Please see the structure chart on page 237 which depicts the relationship among Telesat Corporation, Telesat Partnership and certain related entities.

Immediately following consummation of the Transaction, Telesat Partnership will have the following classes of interests outstanding. The Class A Units, Class B Units and Class C Units share pro rata in all economic rights.
GP Units	Held by Telesat Corporation.
Class A Units	Held by Loral stockholders who make a valid Telesat Partnership Election and demonstrate that they are Canadian. Following the Lock-Up Period, may be exchanged for Class A Shares on a 1:1 basis. Prior to exchange, may vote on all matters submitted to the shareholders of Telesat Corporation on an as-if-exchanged basis through a voting trust mechanism.
Class B Units	Held by Loral stockholders who make a valid Telesat Partnership Election and do not demonstrate that they are Canadian. MHR has committed in the Voting Support Agreement to make a Telesat Partnership Election and receive Class B Units. Following the Lock-Up Period, may be exchanged for Class B Shares on a 1:1 basis. Prior to exchange, may vote on all matters submitted to the shareholders of Telesat Corporation on an as-if-exchanged basis through a voting trust mechanism.
Class C Units	Held by Red Isle. Following the Lock-Up Period, may be exchanged for Class C Shares on a 1:1 basis. Prior to exchange, may vote on all matters submitted to the shareholders of Telesat Corporation on an as-if-exchanged basis through a voting trust mechanism.
Immediately following consummation of the Transaction, Telesat Corporation will have the following classes of interests outstanding. The Class A Shares, Class B Shares and Class C Shares share pro rata in all economic rights.
Class A Shares	Initially held by former direct shareholders in Telesat and by Loral stockholders who make a Telesat Corporation Election, or fail to make a valid Telesat Partnership Election, and demonstrate that they are Canadian.
Class B Shares	Initially held by former direct shareholders in Telesat and by Loral stockholders who make a Telesat Corporation Election, or fail to make a valid Telesat Partnership Election, and do not demonstrate that they are Canadian.
Class C Fully Voting Shares	Held by Red Isle.
Class C Limited Voting Shares	Held by Red Isle. Votes on all matters submitted to Telesat Corporation shareholders, other than election of directors.
Golden Share	Initially held by the Trust. The Golden Share is voted pursuant to the terms of the Telesat Corporation Articles to ensure that a majority of the votes on any matter submitted to a vote of the shareholders of Telesat Corporation are Canadian. The Golden Share has no material economic entitlement.
Special Voting Shares Class A, Class B and Class C	Initially held by the Trust. The Special Voting Shares are voted pursuant to the direction of the corresponding class of Telesat Partnership Units to enable the holders of such Telesat Partnership Units to vote on all matters submitted to the shareholders of Telesat Corporation on an as-if-exchanged basis. The Special Voting Shares have no material economic entitlement.
Post-Closing Governance (page 236)
Telesat Partnership will be managed by Telesat Corporation, its general partner.
The Telesat Corporation Articles provide that a majority of the Telesat Corporation Board must be Canadian, and will be initially comprised of 10 members, as follows:
•
the Chief Executive Officer of Telesat Corporation,

•
three directors designated by PSP Investments and its affiliates, initially Ms. Mélanie Bernier, Mr. Michael Boychuk and Mr. Guthrie Stewart,

•
three directors designated by MHR and its affiliates, initially Mr. Jason A. Caloras, Dr. Mark H. Rachesky and Mr. Michael B. Targoff, and

•
three independent directors who are unaffiliated with MHR and PSP Investments, initially Mr. Henry Intven, Mr. Dick Fadden and a third individual who will (i) qualify as a Specially Designated Director (as defined below under “Post-Closing Governance — Composition of the Telesat Corporation Board and Committees — Director Independence”) under the Telesat Corporation Articles and (ii) be mutually agreed by PSP Investments and Loral (including the Special Committee).

Pursuant to each of the Investor Rights Agreements, if PSP Investments or MHR, respectively, decreases its combined ownership of Telesat Corporation Shares and Telesat Partnership Units at any time such that it owns less than 25% of all of the issued and outstanding Telesat Corporation Shares and Telesat Partnership Units as of the Closing, the number of directors such principal shareholder is entitled to appoint to the Telesat Corporation Board will decrease as set out in the Investor Rights Agreements.
On all matters submitted to a vote of the shareholders of Telesat Corporation, the Golden Share is voted pursuant to a formula contained in the Telesat Corporation Articles so that a majority of the votes cast on the matter are cast by Canadians. The approval of certain specified matters submitted to a vote of the shareholders of Telesat Corporation also requires the approval of a majority of the votes cast, excluding the Golden Share. Upon the occurrence of an Unwind Transaction, the Golden Share will be redeemed and all Class B Shares will be converted into Class A Shares on a 1:1 basis.
Pre- and Post- Transaction Beneficial Ownership
The principal asset of Loral is its interest in Telesat. The Transaction was structured so that immediately following the Transaction, the Loral stockholders will hold Telesat Public Shares or Telesat Partnership Units that represent the same beneficial ownership interest in Telesat as immediately prior to the consummation of the Transaction.
The following table represents the beneficial ownership of Telesat immediately prior to, and immediately following the Transaction based on beneficial ownership as of March 31, 2021.
	Pre-Transaction					Post-Transaction
	Loral Common Shares	% of Loral	% of Telesat	Telesat Shares	% of Telesat	Telesat Corporation Shares and Telesat Partnership Units(1)	% of Telesat
MHR	18,050,092(2)	58.2%	36.4%			18,050,092	36.4%
Public Stockholders	12,882,659	41.5%	26.0%			12,882,659	26.0%
RSU Holders	98,917(3)	0.3%	0.2%			98,917	0.2%
Loral	31,031,668	100.0%	62.6%	75,034,066	62.6%	0	0.0%
PSP Investments				43,921,517	36.7%	18,165,939	36.7%
Other Telesat Shareholders(4)				839,438	0.7%	347,192	0.7%
Subtotal Telesat				119,795,021	100.0%
Total Telesat Corporation						49,544,799	100.0%

(1)
Each share of Loral Common Stock is exchangeable on a one-for-one basis into a Telesat Public Share or a Telesat Partnership Unit. Each share in Telesat is exchangeable for 0.4136 (the “Exchange Ratio”) Telesat Public Shares or Telesat Partnership Units. The Exchange Ratio was designed such that the post-Transaction beneficial ownership of Telesat Canada of the Loral stockholders and the non-Loral shareholders in Telesat is the same as their pre-Transaction beneficial ownership.

(2)
Represents both Loral Voting Common Stock and Loral Non-Voting Common Stock; please refer to footnote 3 to the beneficial ownership table in the section of this proxy statement/prospectus entitled “The Loral Stockholders Meeting  — Principal Shareholders”.

(3)
Does not include unpaid dividends on Loral RSUs of $81,600, which may be paid, in the sole discretion of Loral, in cash or shares of Loral Voting Common Stock.

(4)
This table is based on the assumption that all holders of Telesat shares will exchange their shares for Telesat Public Shares, and does not include options for Telesat shares or Telesat restricted stock units.

Recent Developments
Pricing of 2026 Senior Secured Notes Offering
On April 13, 2021, Telesat, as issuer, and Telesat LLC, as co-issuer (together with Telesat, the “Co-Issuers”), priced an offering of $500 million in aggregate principal amount of 5.625% Senior Secured Notes due 2026 (the “2026 Senior Secured Notes” and such offering, the “Debt Offering”). The 2026 Senior Secured Notes were issued on April 27, 2021.
The 2026 Senior Secured Notes will be senior secured obligations of the Co-Issuers and will mature on December 6, 2026. The 2026 Senior Secured Notes will bear interest at 5.625% per annum from the issue date, payable on June 1 and December 1 of each year, commencing on December 1, 2021, to holders of record on the immediately preceding May 15 or November 15, as the case may be.
The indenture governing the 2026 Senior Secured Notes will include covenants and terms that restrict Telesat’s ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, investments or acquisitions, enter into certain transactions with affiliates, modify or cancel its satellite insurance, effect mergers with another entity, and redeem the 2026 Senior Secured Notes, without penalty, before December 6, 2022, in each case subject to exceptions provided in such indenture.
Telesat intends to use the net proceeds from the Debt Offering to fund additional investment into one or more unrestricted subsidiaries for the development of Telesat Lightspeed, for the payment of fees and expenses related to the Debt Offering, and if the funding needs of Telesat Lightspeed are less than currently anticipated, for general corporate purposes.
Agreement with TAS
On February 9, 2021, Telesat announced that it had entered into an agreement with TAS to be the prime manufacturer of the Lightspeed constellation and that TAS and its affiliate Telespazio had made a Lightspeed capacity commitment in connection with the agreement. Under the terms of the agreement, the parties have provided for continued advancement of the program while we progress the financing for the project, with the parties continuing to progress towards commencing manufacturing in 2021. The execution of the definitive manufacturing agreement, the commencement of full construction activities and the final constellation deployment schedule are subject to, and conditional upon, the progress of the financing for the program.
Watson Telesat Director Voting Preferred Shares
On May 31, 2021, the estate of Colin Watson transferred to Clare Copeland the Telesat Director Voting Preferred Shares formerly held by Colin Watson. On June 24, 2021, the parties entered into an amendment to the Transaction Agreement (the “Transaction Agreement Amendment”) that replaced all references to Colin Watson in the Transaction Agreement with references to Clare Copeland. In addition, on June 24, 2021, Clare Copeland and the other parties thereto entered into a joinder and amendment to the contribution and exchange agreement (the “Voting Director Contribution Agreement Amendment”) pursuant to which Clare Copeland became a party to the Voting Director Contribution Agreement and subject to the obligations thereunder. The summary of the Transaction Agreement Amendment and the Voting Director Contribution Agreement Amendment in this proxy statement/prospectus is qualified in its entirety by reference to the Transaction Agreement Amendment and the Voting Director Contribution Agreement Amendment, which are attached as Annex S and Annex T to this proxy statement/prospectus, respectively, and are incorporated into this proxy statement/prospectus by reference in their entirety.
Transaction Agreement Consent
On June 24, 2021, Loral and PSP Investments entered into a consent letter agreement (the “Transaction Agreement Consent”) with and at the request of Telesat pursuant to which Loral and PSP Investments consented and agreed for purposes of the Transaction Agreement that (a) Telesat Corporation or any of its subsidiaries may propose the issuance or sale of shares of capital stock or other equity interests of Telesat Corporation or any of its subsidiaries in connection with any private investment the purpose of which is to finance Telesat Lightspeed and (b) Telesat Corporation may privately propose the issuance or sale of shares of capital stock or other equity interests of Telesat Corporation in connection with an underwritten public offering to potential underwriters, applicable regulators and to Loral and PSP Investments, and may furnish a registration statement on Form F-1 and amendments thereto on a confidential basis to the SEC and deliver corresponding documents to applicable Canadian securities regulators in connection with an underwritten offering of securities; provided that Telesat Corporation does not publicly file such registration statement or publicly announce its intention to conduct such offering other than as otherwise disclosed in this proxy statement/prospectus. Such consent does not extend to the authorization or issuance of such shares of capital stock or other equity interests. The summary of the Transaction Agreement Consent in this proxy statement/prospectus is qualified in its entirety by reference to the Transaction Agreement Consent, which is attached to this proxy statement/prospectus as Annex U and incorporated by reference into this proxy statement/prospectus.
Loral — NASDAQ Compliance
Loral held its 2020 annual meeting of stockholders on June 17, 2021 and, as such, has regained compliance with Rule 5620(a) of the NASDAQ Listing Rules. For more information, see the section of the Loral Annual Meeting Proxy Statement entitled “Delayed 2020 Annual Meeting”, which is incorporated by reference herein.
Selected Historical Consolidated Financial Data of Telesat
The following table presents selected historical consolidated financial data of Telesat. The selected historical consolidated financial data of Telesat for each of the years ended December 31, 2020, December 31, 2019, and December 31, 2018 and as of December 31, 2020 and December 31, 2019, are derived from Telesat’s audited consolidated financial statements and accompanying notes for such years, which have been prepared in accordance with IFRS and which are included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data of Telesat for the years ended December 31, 2017 and December 31, 2016, and as of December 31, 2018, December 31, 2017 and December 31, 2016, are derived from Telesat’s audited consolidated financial statements and accompanying notes for such years, which have been prepared in accordance with IFRS and which can be obtained on the SEC website at http://www.sec.gov.
The selected historical consolidated financial data as of and for the three months ended March 31, 2021 and 2020 are derived from Telesat’s unaudited interim condensed consolidated financial statements and accompanying notes for such periods, which have been prepared in accordance with IFRS and which are included elsewhere in this proxy statement/prospectus. Telesat’s management believes that Telesat’s unaudited condensed consolidated financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair statement of the results of each interim period.
The following selected historical consolidated financial data of Telesat is only a summary and is not necessarily indicative of the results of future operations of Telesat, Telesat Corporation or Telesat Partnership following the completion of the Transaction, and you should read such information in conjunction with Telesat’s audited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 209 of this proxy statement/prospectus. In particular, please refer to the notes to Telesat’s audited consolidated financial statements for significant events affecting the comparability of results.

	Years ended December 31,					Three months ended March 31,
(in CAD$ millions)	2016(1)	2017(1)	2018(1)	2019	2020	2020	2021
Statement of Income (Loss) Data:
Operating revenues:
Broadcast	$486.5	$472.8	$455.1	$444.5	$411.4	$101.6	$99.0
Enterprise	420.1	430.3	428.2	444.7	389.7	102.1	88.6
Consulting and other	24.3	24.3	19.6	21.7	19.4	4.9	2.9
Total operating revenues	930.9	927.4	902.9	910.9	820.5	208.7	190.5
Operating expenses:
Operating expenses	(174.9)	(187.7)	(185.8)	(165.5)	(180.9)	(45.5)	(40.0)
Depreciation	(224.8)	(221.1)	(224.9)	(243.0)	(216.9)	(55.6)	(50.4)
Amortization	(27.7)	(26.3)	(24.3)	(23.3)	(17.2)	(4.3)	(4.1)
Other operating (losses) gains, net	(2.6)	5.9	0.7	(0.9)	(0.2)	(0.2)	(0.7)
Operating income:	500.9	498.2	468.7	478.3	405.3	103.1	95.3
Other (expenses) income:
Interest expense	(198.8)	(200.1)	(237.8)	(258.3)	(203.8)	(54.7)	(42.0)
Loss on refinancing	(31.9)	—	—	(151.9)	—	—	—
Interest and other income	6.1	3.0	16.5	20.0	5.2	4.3	0.2
Gain (loss) on changes in fair value of financial instruments	7.9	60.3	(18.2)	(49.7)	(13.1)	(43.8)	(25.1)
Gain (loss) on foreign exchange	92.6	223.9	(259.1)	163.8	47.6	(290.7)	35.1
Tax (expense) recovery	(83.9)	(80.2)	(61.1)	(15.1)	4.4	3.8	(21.8)
Net income (loss):	$292.9	$505.1	$(90.9)	$187.2	$245.6	$(278.1)	$41.7
Statement of Cash Flows Data:
Net cash provided by operating activities	$527.4	$486.7	$466.3	$375.6	$372.4	$108.5	$99.5
Net cash used in investing activities	$(286.1)	$(164.6)	$(103.3)	$(39.6)	$(93.0)	$(1.5)	$(20.5)
Net cash used in financing activities	$(139.8)	$(588.8)	$(114.2)	$(40.3)	$(450.2)	$(4.5)	$(2.3)
Balance Sheet Data (end of period):
Cash and cash equivalents	$782.4	$479.0	$768.4	$1,027.2	$818.4	$1,204.7	$883.1
Total assets	6,138.6	5,697.6	5,884.5	5,922.0	5,581.2	6,075.1	5,581.8
Total debt (including current portion)	3,851.6	3,543.4	3,724.2	3,712.8	3,187.2	4,012.6	3,146.4
Total shareholders’ equity	1,194.0	1,142.8	1,093.0	1,245.3	1,459.9	1,069.1	1,489.3

(1)
IFRS 15, Revenue from Contracts with Customers and IFRS 9, Financial Instruments were adopted in 2018 while IFRS 16, Leases was adopted in 2019. The previous years’ financial statements have not been restated or recast.

Selected Historical Consolidated Financial Data of Loral
The following table presents selected historical consolidated financial data of Loral. The selected historical consolidated financial data of Loral for each of the years ended December 31, 2020 and December 31, 2019, and as of December 31, 2020 and December 31, 2019, are derived from Loral’s audited consolidated financial statements and related notes contained in the Loral 2020 10-K, which have been prepared in accordance with GAAP and are incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data of Loral for each of the years ended December 31, 2018, December 31, 2017 and December 31, 2016, and as of December 31, 2018, December 31, 2017 and December 31, 2016, are derived from Loral’s audited consolidated financial statements for such years, which have been prepared in accordance with GAAP and have not been incorporated by reference into this proxy statement/prospectus.
The selected historical consolidated financial data as of and for the three months ended March 31, 2021 and 2020 are derived from Loral’s unaudited interim condensed consolidated financial statements and accompanying notes, which are contained in the Loral First Quarter 2021 10-Q, which have been prepared in accordance with GAAP. The Loral First Quarter 2021 10-Q has been incorporated by reference herein. Loral’s management believes that Loral’s unaudited condensed consolidated financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair statement of the results of each interim period.
The following selected historical consolidated financial data of Loral is only a summary and is not necessarily indicative of the results of future operations of Telesat, Telesat Corporation or Telesat Partnership, following the completion of the Transaction, and you should read such information in conjunction with Loral’s audited consolidated financial statements and the notes related thereto contained in the Loral 2020 10-K and Loral’s unaudited condensed consolidated financial statements and the notes related thereto contained in the Loral First Quarter 2021 10-Q, which are incorporated by reference into this proxy statement/prospectus. In particular, please refer to the notes to Loral’s audited consolidated financial statements for significant events affecting the comparability of results.
	December 31,					March 31,
	2016	2017	2018	2019	2020	2021
Balance sheet data:
Cash and cash equivalents	$37,458	$255,139	$256,947	$259,067	$31,631	$25,460
Total assets	264,231	374,711	330,300	390,810	254,469	281,944
Non-current liabilities	87,692	80,261	28,666	35,289	40,095	39,952
Total liabilities	93,820	84,113	32,734	40,783	44,936	43,511
Loral shareholders’ equity	170,411	290,598	297,566	350,027	209,533	238,433

	Year Ended December 31,					Quarter Ended March 31,
	2016	2017	2018	2019	2020	2020	2021
Statement of Operations Data:
Loss from continuing operations before income taxes and equity in net income (loss) of affiliates	$(8,001)	$(8,770)	$(5,259)	$(5,495)	$(10,737)	$(2,153)	$(4,108)
Income tax (provision) benefit	(28,507)	(73,108)	39,348	(6,153)	(12,886)	(2,116)	222
(Loss) income from continuing operations before equity in net income (loss) of affiliates	(36,508)	(81,878)	34,089	(11,648)	(23,623)	(4,269)	(3,886)
Equity in net income (loss) of affiliates	84,078	216,347	(24,412)	101,403	116,716	(117,074)	34,602
Income from continuing operations	47,570	134,469	9,677	89,755	93,093	(121,343)	30,716
Loss from discontinued operations, net of tax	(370)	(5)	(63)	—	—	—	—
Net income attributable to common shareholders	47,200	134,464	9,614	89,755	93,093	(121,343)	30,716
Earnings per common share:
Basic	$1.54	$4.35	$0.31	$2.90	$3.01	$(3.92)	$0.99
Diluted	$1.50	$4.30	$0.31	$2.88	$2.98	$(3.92)	$0.98
Dividend per share	—	—	—	—	$7.00	$—	$—
Other Financial Data:
Net cash (used in) provided by operating activities	$(21,249)	$(24,700)	$1,812	$2,126	$(10,907)	$(3,869)	$(6,171)
Net cash (used in) provided by investing activities	$(5)	$242,685	$(4)	$(6)	$—	$—	$—
Net cash used in financing activities	$(141)	$—	$—	$—	$(216,529)	$—	$—
Selected Unaudited Pro Forma Financial Information
The selected unaudited pro forma condensed consolidated financial information, which is preliminary in nature, has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma consolidated financial information of Telesat Corporation and the accompanying notes appearing in the section entitled “Pro Forma Financial Information.” The Pro Forma Financial Information has been presented in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and is not necessarily indicative of what Telesat Corporation’s financial position or results of operations actually would have been had the Transaction been completed as of January 1, 2020 for purposes of the selected statements of income (loss), and March 31, 2021, for purposes of the selected unaudited balance sheet information. In addition, the selected unaudited pro forma financial information does not purport to project the future financial position or operating results of Telesat Corporation.
The accounting of the Transaction depends upon certain key assumptions being upheld. The assessment of Telesat Corporation’s exposure to variable returns from Telesat Partnership is influenced by the assumption of the number of Telesat Partnership Elections and Telesat Corporation Elections made by Loral stockholders and supports the determination of the accounting treatment for the Transaction as either consolidation in accordance with IFRS 10 or equity investment in accordance with IAS 28 at the Telesat Corporation level. The following two scenarios of pro forma financial information have been prepared to illustrate the scenarios as a result of Telesat Partnership and Telesat Corporation Elections made by Loral stockholders:
Scenario 1 — Consolidation: Pro Forma Condensed Consolidated Financial Information — In this scenario it has been assumed that where a valid Telesat Partnership Election is required in order to receive Telesat Partnership Units no such valid Telesat Partnership Election can be assured and as a result Telesat Public Shares will be issued as Transaction Consideration. In accordance with consolidation principles of

IFRS 10, Pro Forma Condensed Consolidated Financial Information will be presented for Telesat Corporation. This scenario is presented in the section entitled “Telesat Corporation Unaudited Pro Forma Condensed Consolidated Financial Information”. Pro forma information for Telesat Partnership is not presented as it would not be substantively different than that of the Telesat Corporation Pro Forma Condensed Consolidated Financial Information.
Scenario 2 — Equity Investment: Pro Forma Financial Information — In this scenario it has been assumed that where a valid Telesat Partnership Election is still required in order to receive Telesat Partnership Units, such a valid Telesat Partnership Election will be made by all existing Loral stockholders and as a result Telesat Partnership Units will be issued as Transaction Consideration. In addition, it has also been assumed that the consolidation principles of IFRS 10 have not been met. As a result, Pro Forma Condensed Financial Information for Telesat Corporation has been prepared in accordance with IAS 28, with the investment in Telesat Partnership accounted for as an equity investment. Telesat Partnership pro forma financial information reflects the consolidation of each of its controlled subsidiaries. This scenario is presented in the section entitled “Telesat Corporation Unaudited Pro Forma and Telesat Partnership Unaudited Pro Forma Condensed Consolidated Financial Information”.
Unless otherwise stated, the pro forma financial information presented in the following sections is that of Scenario 1 — Consolidation.
The information presented below should be read together with the historical consolidated financial statements of Telesat for the year ended December 31, 2020 and for the three months ended March 31, 2021, which are included elsewhere in this proxy statement/prospectus, and the historical consolidated financial statements of Loral for the year ended December 31, 2020 and for the three months ended March 31, 2021, which are included in the Loral 2020 10-K and Loral First Quarter 2021 10-Q and are incorporated by reference into this proxy statement/prospectus.

Scenario 1 — Consolidation
The following table presents information about the pro forma financial condition and results of operations, including per share data, of Telesat Corporation, under Scenario 1, after giving effect to the Transaction under a consolidation conclusion. The table sets forth selected unaudited pro forma condensed consolidated balance sheet information as at March 31, 2021, and selected statement of income information, including per share data, for the year ended December 31, 2020 and the three months ended March 31, 2021. The selected unaudited pro forma condensed consolidated financial information presented below has been prepared on a basis consistent in all material respects with the accounting policies of Telesat in accordance with IFRS.
(in CAD$ millions)	For the year ended December 31, 2020	For the three months ended March 31, 2021
Statement of income data:
Operating revenues
Broadcast	$411.4	$99.0
Enterprise	389.7	88.6
Consulting and other	19.4	2.9
Total operating revenues	820.5	190.5
Operating expenses
Operating expenses	(230.7)	(38.7)
Depreciation	(217.7)	(50.6)
Amortization	(17.2)	(4.1)
Other operating losses, net	(0.2)	(0.7)
Operating income	354.7	96.4
Other (expenses) income
Interest expense	(243.6)	(51.4)
Interest and other income	6.6	0.2
Loss on changes in fair value of financial instruments	(13.1)	(25.1)
Gain on foreign exchange	47.6	35.1
Tax expense	(1.5)	(19.0)
Net income	$150.7	$36.2
Net income attributable to:
Owners	$41.4	$9.9
Non-controlling interest	$109.3	$26.3
Balance sheet data (end of period):
Cash and cash equivalents		$1,489.7
Total assets		$6,226.8
Total liabilities		$4,764.9
Total shareholders’ equity		$1,461.9

Scenario 2: Equity Investment
The following table presents information about the pro forma financial condition and results of operations, including per share data, of Telesat Corporation and Telesat Partnership, under Scenario 2, after giving effect to the Transaction. The table sets forth selected unaudited pro forma condensed (consolidated) balance sheet information as at March 31, 2021, and selected statement of income (loss) information, including per share data, for the year ended December 31, 2020 and the three months ended March 31, 2021. The selected unaudited pro forma condensed (consolidated) financial information presented below has been prepared on a basis consistent in all material respects with the accounting policies of Telesat in accordance with IFRS.
For the year ended December 31, 2020 (in CAD$ millions)	Telesat Corporation	Telesat Partnership
Statement of income data:
Broadcast	$—	$411.4
Enterprise	—	389.7
Consulting and other	—	19.4
Total operating revenues	—	820.5
Operating expenses
Operating expenses	—	(230.7)
Depreciation	—	(217.7)
Amortization	—	(17.2)
Other operating losses, net	—	(0.2)
Operating income	—	354.7
Operating (expense) income
Interest expense	—	(243.6)
Equity in net income of affiliates	1.9	—
Interest and other income	—	6.6
Loss on changes in fair value of financial instruments	—	(13.1)
Loss on changes in fair value of LP Units	—	(148.8)
Gain on foreign exchange	—	47.6
Tax expense	—	(1.5)
Net income	$1.9	$1.9

For the three months ended March 31, 2021 (in CAD$ millions)	Telesat Corporation	Telesat Partnership
Statement of income data:
Operating revenues
Broadcast	$—	$99.0
Enterprise	—	88.6
Consulting and other	—	2.9
Total operating revenues	—	190.5
Operating expenses
Operating expenses	—	(38.7)
Depreciation	—	(50.6)
Amortization	—	(4.1)
Other operating losses, net	—	(0.7)
Operating income	—	96.4
Other (expenses) income
Interest expense	—	(51.4)
Equity in net income of affiliates	0.5	—
Interest and other income	—	0.2
Loss on changes in fair value of financial instruments	—	(25.1)
Loss on changes in fair value of LP Units	—	(35.7)
Gain on foreign exchange	—	35.1
Tax expense	—	(19.0)
Net income	$0.5	$0.5
Balance sheet data (end of period):
Cash and cash equivalents	$—	$1,489.7
Total assets	$11.2	$6,226.8
Total liabilities	$—	$6,199.2
Total shareholders’ equity/partnership interests	$11.2	$27.6
Comparative Historical and Unaudited Pro Forma Per Share Data
Scenario 1 — Consolidation
The following table sets forth the comparative unaudited pro forma per share data for Telesat Corporation, under Scenario 1, after giving effect to the Transaction. The comparative unaudited pro forma per share data for Telesat Corporation has been prepared on a basis consistent in all material respects with the accounting policies of Telesat in accordance with IFRS and should be read in conjunction with the section entitled “Telesat Corporation Unaudited Pro Forma Condensed Consolidated Financial Information”.

Scenario 1 — Consolidation
Numerator (in millions of Canadian dollars, except per share amounts)	Year ended December 31, 2020	Three months ended March 31, 2021
Net income	$150.7	$36.2
Net income attributable to owners	$41.4	$9.9
Net income attributable to non-controlling interests	$109.3	$26.3
Denominator
Weighted average common shares outstanding — basic(i)	13,599,038	13,599,038
Effect of dilutive securities(i)	1,122,536	890,434
Weighted average common shares outstanding — dilutive securities	14,721,574	14,489,472
Earnings per share — basic	$3.04	$0.73
Earnings per share — dilutive securities	$2.81	$0.69

(i)
The Transaction requires that stockholders of Loral either make a Telesat Corporation Election or a Telesat Partnership Election with respect to the Transaction Consideration they receive in the Transaction. If a Telesat Corporation Election is made, or no valid Telesat Partnership Election is made, such Loral stockholder will receive a Telesat Public Share in exchange for each Loral Common Share then held. Completion of the Transaction will also result in both Class C Shares and Class C Units being issued to Red Isle. In preparing the Pro Forma Financial Information, effect has been given to elections to receive Telesat Partnership Units that certain Loral stockholders have contractually committed to in the Transaction Agreement and the related agreements entered into by the parties. Where a valid Telesat Partnership Election is still required in order to receive Telesat Partnership Units as Transaction Consideration, it has been assumed that no such valid Telesat Partnership Election can be assured and as a result Telesat Public Shares will be issued as Transaction Consideration. It has been determined that capital represented by exchangeable Telesat Partnership Units is a non-controlling interest for the purposes of presenting the Pro Forma Balance Sheet. As such, exchangeable Telesat Partnership Units have been excluded from the dilutive earnings per share calculation as they are non-dilutive instruments. In the event that upon completion of the Transaction additional former Loral stockholders elect to receive exchangeable Telesat Partnership Units than has been assumed in preparing the Pro Forma Financial Statements then the allocation of net income (loss) between owners and non-controlling interest and the amounts representing common shares could be materially different from those presented in the Pro Forma Statements of Income.

Scenario 2 — Equity Investment
The following table sets forth the comparative unaudited pro forma per share data for Telesat Corporation, under Scenario 2, after giving effect to the Transaction. The comparative unaudited pro forma per share data for Telesat Corporation has been prepared on a basis consistent in all material respects with the accounting policies of Telesat in accordance with IFRS and should be read in conjunction with the section entitled “Telesat Corporation Unaudited Pro Forma Financial Information”.
Pro forma information for Telesat Partnership is not presented as it would not be substantively different than that of the Telesat Corporation Pro Forma Condensed Consolidated Financial Information.

Numerator (in millions of Canadian dollars, except per share amounts)	Year ended December 31, 2020		Three months ended March 31, 2021
Net income		$1.9		$0.5
Denominator
Weighted average common shares outstanding — basic(i)		617,462		617,462
Effect of dilutive securities(i)		1,122,536		890,434
Weighted average common shares outstanding — dilutive securities		1,739,998		1,507,896
Earnings per share — basic	C$	3.04	C$	0.73
Earnings per share — dilutive securities	C$	1.08	C$	0.30

(i)
The Transaction requires that stockholders of Loral either make a Telesat Corporation Election or a Telesat Partnership Election with respect to the Transaction Consideration they receive in the Transaction. If a Telesat Corporation Election is made, or no valid Telesat Partnership Election is made, such Loral stockholder will receive a Telesat Public Share in exchange for each Loral Common Share then held. Completion of the Transaction will also result in both Class C Shares and Class C Units being issued to Red Isle. In preparing the Pro Forma Financial Information, effect has been given to elections to receive Telesat Partnership Units that certain Loral stockholders have contractually committed to in the Transaction Agreement and the related agreements entered into by the parties. Where a valid Telesat Partnership Election is still required in order to receive Telesat Partnership Units as Transaction Consideration, it has been assumed that all such valid Telesat Partnership Elections will be made and as a result Telesat Partnership Units will be issued as Transaction Consideration.

Market Value of Securities
The closing price of Loral Voting Common Stock as reported on November 23, 2020, the last trading day before the Transaction was publicly announced, was USD$19.59. The market price of Loral Voting Common Stock will fluctuate prior to the consummation of the Transaction. You should obtain current market quotations for Loral Voting Common Stock.
Historical market price information regarding the securities of Telesat Corporation and Telesat Partnership is not provided because prior to the Transaction there is no public market for such securities.

RISK FACTORS
Before you vote, you should carefully consider the risks related to the Transaction described below, those described in the section entitled “Disclaimer — Forward-Looking Statements” beginning on page 79 of this proxy statement/prospectus and the other information contained in this proxy statement/prospectus or in Loral’s documents incorporated by reference herein, particularly the risk factors set forth in Loral’s documents incorporated by reference herein, as set forth under the section entitled “Where You Can Find More Information” beginning on page 435 of this proxy statement/prospectus (including the risk factors contained in the Loral 2020 10-K and the Loral First Quarter 2021 10-Q).
References in this section to “Telesat Corporation” refer to Telesat and its subsidiaries pre-Closing, and to Telesat Corporation and its subsidiaries (including Telesat) post-Closing, unless otherwise specified.
Summary Risks
Risks Relating to the Transaction
•
The Transaction Agreement may be terminated in accordance with its terms and the Transaction may not be completed, which could negatively impact the share prices and the future business and financial results of either or both of Loral and Telesat.

•
Obtaining required approvals to satisfy the conditions to the Closing may delay or prevent such completion, result in additional expenditures and/or reduce the anticipated benefits of the Transaction.

•
Until the completion of the Transaction or the termination of the Transaction Agreement in accordance with its terms, Loral and Telesat may not enter into certain alternative transactions or take certain actions that might otherwise be beneficial to Loral stockholders or Telesat shareholders and, in specified circumstances, Loral may be required to pay Red Isle a termination fee.

Risks Relating to the Ownership of Telesat Public Shares and Telesat Partnership Units
•
MHR and PSP Investments have each negotiated substantial governance rights over Telesat Corporation which will take effect after the completion of the Transaction, and their interests may differ from the interests of the Loral stockholders and the other Telesat Corporation shareholders.

•
A U.S. stockholder’s vote with respect to a particular matter may be diluted by the Golden Share.

•
Telesat Corporation may raise additional equity capital to fund Telesat Lightspeed concurrently with or following the consummation of the Transaction, which could result in potential substantial ownership dilution to the shareholders of Telesat Corporation and holders of Telesat Partnership Units.

•
Loral stockholders will own equity in newly-formed, non-U.S. entities, which may pose additional risk.

•
Telesat Corporation will have certain indemnification and post-Closing obligations to PSP Investments, which in certain circumstances will be uncapped and may result in dilution to the then other shareholders of Telesat Corporation and holders of Telesat Partnership Units.

•
The exchange of Telesat Partnership Units for Telesat Corporation Shares is subject to certain restrictions (including the expiration of the Lock-Up Period) and the value of such shares received in any exchange may fluctuate.

Risks Relating to the Business of Telesat Corporation
•
Telesat’s in-orbit satellites may fail to operate as expected due to operational anomalies resulting in lost revenues, increased costs and/or termination of contracts.

•
Changes in consumer demand for traditional television services and expansion of terrestrial networks have adversely impacted the growth in subscribers to direct-to-home (“DTH”) television services in North America, which may adversely impact future revenues. Fluctuations in available satellite capacity could also adversely affect Telesat Corporation’s results.

•
Significant and intensifying competition in the satellite industry and from other providers of communications capacity could result in a loss of revenues and a decline in profitability of Telesat Corporation if it fails to compete effectively.

•
Changes in technology could have a material adverse effect on Telesat Corporation’s results.

Risks Relating to Telesat Corporation’s Lightspeed Constellation
•
There are numerous risks and uncertainties associated with Telesat Corporation’s business, including Telesat Corporation’s planned Lightspeed constellation. Failure to develop significant commercial and service operational capabilities in connection with the Lightspeed constellation could prevent it from achieving commercial viability. Telesat Corporation may proceed with the Lightspeed constellation and it may not be successful, Telesat Corporation may ultimately choose to not proceed with the Lightspeed constellation or Telesat Corporation may be unable to raise sufficient capital to fund the Lightspeed constellation, which is estimated to require a capital investment of approximately US$5 billion for satellites, launch vehicles, insurance, and related ground systems, any of which could have a material adverse effect on Telesat Corporation’s results of operations, business prospects and financial condition. In addition, any equity financing of the Lightspeed constellation will result in dilution to the shareholders of Telesat Corporation and holders of Telesat Partnership Units and any debt financing of the Lightspeed constellation may result in Telesat Corporation incurring a significant degree of leverage.

•
Telesat Corporation’s Lightspeed constellation will depend on the use of spectrum; regulations governing non-geostationary orbit (“NGSO”) spectrum rights, including requirements to share spectrum, could also materially impact the Lightspeed constellation’s system capacity.

Risks Relating to Regulatory Matters
•
Telesat Corporation’s operations may be limited or precluded by the rules or processes of the International Telecommunication Union (“ITU”), and it is required to coordinate its operations with those of other satellite operators.

•
Telesat Corporation operates in a highly regulated industry and government regulations may adversely affect its ability to sell its services, or increase the expense of such services or otherwise limit its ability to operate or grow its business.

Risks Relating to Telesat’s Liquidity and Capital Resources
•
Telesat’s level of indebtedness may increase and reduce its financial flexibility.

•
Telesat’s business is capital intensive, and restrictions on its ability to incur additional debt and to take other actions may significantly impair its ability to obtain other financing.

Risks Relating to Tax Matters
•
The Transaction and the acquisition, ownership and disposition of Telesat Public Shares and Telesat Partnership Units may have adverse U.S. tax consequences for Loral and for shareholders of Telesat Corporation, including: Telesat Corporation or Telesat Partnership could be treated as a U.S. corporation or as a surrogate foreign corporation for U.S. federal income tax purposes and Loral could be treated as an expatriated entity; the IRS could recharacterize the receipt of Telesat Partnership Units as a receipt of Telesat Public Shares; and Non-U.S. Holders of Telesat Partnership Units will generally be subject to U.S. withholding with respect to dividends received by Telesat Partnership from Loral.

•
The Transaction and the acquisition, ownership and disposition of Telesat Public Shares and Telesat Partnership Units may have adverse Canadian tax consequences for shareholders of Loral and Telesat Corporation and partners of Telesat Partnership.

Risks Relating to the Transaction
The Transaction Agreement may be terminated in accordance with its terms and the Transaction may not be completed.
The Transaction Agreement contains a number of conditions that must be fulfilled to complete the Transaction. Those conditions include, among other customary conditions, receipt of the Requisite Stockholder Vote, receipt of the applicable regulatory approvals required by U.S. and Canadian regulatory authorities described under the section entitled “Regulatory Approvals and Clearances Required for the Transaction”, the absence of legal proceedings enjoining or prohibiting the consummation of the Transaction, Telesat Corporation having obtained approval of the listing and posting for trading of its Class A Shares and Class B Shares on a U.S. national securities exchange, the absence of the occurrence of a “Material Adverse Effect”, effectiveness of the registration statement on Form F-4 of which this proxy statement/prospectus is a part and the issuance of receipts for the Canadian preliminary and final prospectuses, no legal action having been commenced by a U.S., Canadian or Spanish governmental agency against Loral alleging that Loral has criminally violated any law or regulation (excluding immaterial violations), and Loral remaining solvent and not having entered into any bankruptcy or related proceeding. These conditions to the closing of the Transaction may not be fulfilled and, accordingly, the Transaction may not be completed. In addition, if the Transaction is not completed by the applicable outside date, as described under the section entitled “Conditions to the Consummation of the Transaction Contemplated by the Transaction Agreement”, either Loral or PSP Investments may choose to terminate the Transaction Agreement. In addition, Loral or PSP Investments may elect to terminate the Transaction Agreement in certain other circumstances, and the parties can mutually decide to terminate the Transaction Agreement at any time prior to the Effective Time, whether before or after the stockholders of Loral and Merger Sub adopt the Transaction Agreement. See “— Termination of the Transaction Agreement and Termination Fees” for a more detailed description of these circumstances.
Failure to complete the Transaction could negatively impact the share prices and the future business and financial results of either or both of Loral and Telesat.
If the Transaction is not completed, the ongoing businesses of either or both of Loral and Telesat may be adversely affected. Additionally, if the Transaction is not completed and the Transaction Agreement is terminated, in certain circumstances, Loral may be required to pay to Red Isle a termination fee of US$6,550,000 and/or US$22,910,000, or to pay to PSP Investments a breach fee of US$40,000,000. In addition, Loral and Telesat may incur significant transaction expenses in connection with the Transaction regardless of whether the Transaction is completed. The foregoing risks, or other risks arising in connection with the failure of the Transaction, including the diversion of management attention from conducting the business of the respective company and pursuing other opportunities during the pendency of the Transaction, may have a material adverse effect on the businesses, operations, financial results of Loral and Telesat, and on the stock price of Loral. In addition, either of Loral or Telesat could be subject to litigation related to any failure to consummate the Transaction or any related action that could be brought to enforce a party’s obligation under the Transaction Agreement.
Obtaining required approvals necessary to satisfy the conditions to the completion of the Transaction may delay or prevent completion of the Transaction, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Transaction.
Completion of the Transaction is subject to customary closing conditions which include, among others, receipt of the applicable regulatory approvals required by U.S. and Canadian regulatory authorities described under the section entitled “Regulatory Approvals and Clearances Required for the Transaction”. The governmental agencies from which the parties will seek certain of these approvals have broad discretion in administering the governing regulations. As a condition to their approval, these agencies may impose requirements, limitations or costs, require divestitures, require undertakings or place restrictions on the conduct of Telesat Corporation’s or Telesat Partnership’s business after the Closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the Transaction, or may reduce its anticipated benefits. Moreover, certain regulatory approvals that are not expressly contemplated by the terms of the Transaction Agreement may be required by regulatory authorities. Further, no assurance can be given as to the terms, conditions and timing of the required approvals. If the parties agree to any material requirements, limitations, costs or restrictions in order to obtain any approvals required to consummate the Transaction, including the Merger, these requirements, limitations, costs or restrictions could materially and adversely affect the anticipated benefits of the Transaction. This could result in a failure to consummate the Transaction or have a material adverse effect on Telesat Corporation’s or Telesat Partnership’s business and results of operations. In addition, failure to obtain approval from any of the governmental agencies may result in the termination of the Transaction Agreement. If all conditions other than obtaining the necessary regulatory approvals are satisfied prior to the Closing, the outside date will be automatically extended for an additional six (6) months, and if the Transaction is not completed by the applicable outside date, as described under the section entitled “Conditions to the Consummation of the Transaction Contemplated by the Transaction Agreement”, either Loral or PSP Investments may terminate the Transaction Agreement.
Until the completion of the Transaction or the termination of the Transaction Agreement in accordance with its terms, Loral and Telesat are each prohibited from entering into certain alternative transactions and taking certain actions that might otherwise be beneficial to Loral or Telesat and their respective stockholders and shareholders.
Under the Transaction Agreement, each of Loral and Telesat is subject to exclusivity provisions and is restricted from taking specified actions until the completion of the Transaction without the consent of certain other parties, including, subject to certain exceptions, from soliciting or discussing any Alternative Proposal, or, subject to certain exceptions, from participating in discussions or engaging in negotiations regarding a Superior Proposal, with any person that has made such an offer or proposal. Loral is also required to operate in the ordinary course of business consistent with past practices and each of Loral and Telesat are subject to additional, specific restrictive covenants. These restrictions may prevent Loral and/or Telesat from making appropriate changes to their respective businesses or pursuing attractive business opportunities that may arise prior to the completion of the Transaction. See “The Transaction Agreement” for a description of the restrictive covenants applicable to Loral and Telesat.
If the Transaction Agreement is terminated by Loral to enter into a Superior Proposal, or by PSP Investments after the Loral Board has changed its recommendation regarding the Transaction, then Loral will be required to pay a termination fee of US$22,910,000 to Red Isle if, prior to such termination, an Alternative Proposal was publicly made for Loral and not withdrawn, and prior to the 12-month anniversary of such termination Loral enters into a definitive agreement with respect to such Alternative Proposal or otherwise consummates a transaction pursuant to an Alternative Proposal. Loral will also be required to pay a termination fee of US$6,550,000 to Red Isle if Loral or PSP Investments terminates the Transaction Agreement after Loral stockholders have failed to vote to adopt the Transaction Agreement. These provisions may have the effect of increasing the cost to Loral if Loral enters into an agreement with respect to a Superior Proposal or if the Loral Board changes its recommendation that Loral stockholders vote to adopt the Transaction Agreement. These provisions could also discourage a third party that may have an interest in acquiring all or a significant part of Loral from considering or proposing that acquisition, even if such third party were willing to pay consideration with a higher value than the consideration to be paid in the Transaction.
Loral and Telesat Corporation will incur substantial, direct and indirect transaction-related costs in connection with the Transaction and other transactions contemplated by the Transaction Agreement.
Loral and Telesat Corporation expect to incur a number of non-recurring transaction-related costs associated with completing the Transaction. These fees and costs will be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filings fees and printing costs.
Telesat Corporation expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Telesat Corporation and Telesat Partnership. While Telesat Corporation has assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond Telesat Corporation’s control that could affect the total amount or the timing of these transaction and coordination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may exceed the costs historically borne by Loral and Telesat.
Loral and, solely in the circumstances set out in the Transaction Agreement, Telesat Partnership, will also make certain payments to Red Isle at or around Closing, and Telesat Corporation and Telesat CanHoldco will indemnify Red Isle and PSP Investments, as further described in “The Transaction Agreement —Indemnification of PSP Investments”.
Telesat Corporation’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.
The pro forma financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Telesat Corporation’s financial position or results of operations actually would have been had the Transaction been completed as of the dates indicated. Any potential decline in Telesat Corporation’s financial condition or results of operations may cause significant variations in the price of Telesat Public Shares and/or the price of Telesat Partnership Units. See “Telesat Corporation Unaudited Pro Forma Condensed Consolidated Financial Information”.
Legal proceedings in connection with the Transaction, if any, could delay or prevent the completion of the Transaction and lead to additional costs.
One of the conditions to the closing of the Transaction is that no legal proceedings having been commenced that enjoin or prohibit the consummation of the Transaction. Loral, Telesat and their respective directors may be named as defendants in putative shareholder class actions challenging the Transaction. Among other remedies, the plaintiffs in such actions, if they do arise, may seek to enjoin the Transaction. Consequently, if the plaintiffs in any future proceedings secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the parties’ ability to complete the Transaction, then such injunctive or other relief may prevent the Transaction from becoming effective within the expected time frame or at all. If completion of the Transaction is prevented or delayed, it could result in substantial costs to Loral and Telesat, including termination fees under the Transaction Agreement. In addition, Loral and Telesat could incur significant costs in connection with the lawsuits, including costs associated with the indemnification of Loral’s or Telesat Corporation’s directors and/or officers and PSP Investments pursuant to the Transaction Agreement.
Neither the Loral Board nor the Special Committee has made any recommendation with respect to whether a Loral stockholder should make a Telesat Partnership Election.
Neither the Loral Board nor the Special Committee makes any recommendation as to whether any Loral stockholder should make a Telesat Partnership Election. A Loral stockholder’s determination to make a Telesat Partnership Election is purely voluntary, and Loral stockholders will not have the benefit of considering any recommendation of the Loral Board or the Special Committee with respect to such determination.
A court could find that appraisal rights are available to Loral stockholders.
If a legal proceeding is commenced to challenge the fact that appraisal rights of objecting Loral stockholders are not available with respect to the Transaction or the other matters contemplated by the Transaction Agreement, a court could find that appraisal rights are available, and the obligation to pay substantial appraisal awards would have a material adverse effect on the liquidity and financial condition of Telesat Corporation.
Telesat Corporation may be unable to consolidate the results of Telesat Partnership and its subsidiaries for accounting purposes if, following the Closing, Telesat Corporation has inadequate economic exposure to the business and operations of Telesat Partnership, including as a result of Telesat Partnership Elections by Loral stockholders. Any inability by Telesat Corporation to consolidate the results of Telesat Partnership and its subsidiaries, including Telesat, would impact the presentation of Telesat Corporation’s financial statements and may affect investor perception of Telesat Corporation.
Under IFRS 10, Consolidated Financial Statements (“IFRS 10”), Telesat Corporation may only consolidate the business of Telesat Partnership and its subsidiaries for accounting purposes if Telesat

Corporation has effective control over Telesat Partnership. The determination of control for accounting purposes takes into account power over relevant decision-making, exposure to variable returns and the ability to use power to impact variable returns. As general partner of Telesat Partnership pursuant to Telesat Corporation’s post-Closing organizational structure, Telesat Corporation will direct all relevant activities of Telesat Partnership and has the ability to use its power to impact Telesat Partnership’s variable returns as provided in the Partnership Agreement. Telesat Corporation’s exposure to Telesat Partnership’s variable returns, however, will be influenced by the aggregate amount of Telesat Partnership Units owned by its limited partners, including any Loral stockholders making a Telesat Partnership Election. Until the amount of Loral stockholders making a Telesat Partnership Election is known, Telesat Corporation’s aggregate exposure to Telesat Partnership’s variable returns cannot be determined with specificity. Depending on the Telesat Partnership Units elected, the consolidation conclusion would need to be reevaluated in accordance with IFRS 10 in order to determine whether the conclusion is appropriate or if the investment in Telesat Partnership should be accounted for as an equity investment in accordance with IAS 28, Investments in Associates and Joint Ventures (“IAS 28”). In such a scenario, Telesat Corporation will be unable to consolidate the business of Telesat Partnership and its subsidiaries — which constitutes all of Telesat’s current operating business — for accounting purposes. Any such changes in the accounting presentation of Telesat Corporation may negatively affect investor perception of Telesat Corporation and Telesat Corporation’s business model, even if there is no material economic impact on Telesat Corporation. See “— Accounting Treatment of the Transaction” for more information.
There may be material changes in the business, financial condition and results of operations of Telesat between the date of the Loral Stockholder Meeting and Closing.
Due to the need to obtain regulatory approval of the Transaction, there will likely be a substantial delay between the date of the Loral Stockholder Meeting and Closing. As a result, the business, financial condition and results of operations of Telesat at the time of Closing may differ materially from the description thereof contained herein. Such changes could result from changes specific to Telesat, changes in the markets in which Telesat operates, or transactions entered into subsequent to the date hereof. Loral stockholders will not have the opportunity to approve such changes except to the extent required by applicable law.
Risks Relating to the Ownership of Telesat Public Shares and Telesat Partnership Units
Each of MHR and PSP Investments have negotiated substantial governance rights over Telesat Corporation which will take effect after the completion of the Transaction, and their interests may conflict with or differ from the interests of the other Telesat Corporation shareholders and holders of Telesat Partnership Units.
Following completion of the Transaction, governing documents containing special rights of each of MHR and PSP Investments to veto or participate in certain activities of Telesat Corporation and Telesat Partnership, which are not available to other Loral stockholders, will come into effect. Such rights include, without limitation, the ability of each of MHR and PSP Investments to veto certain proposed changes to be taken by Telesat Corporation and Telesat Partnership, including making changes to their respective organizational documents, the declaration and payment of non-pro rata dividends and certain tax or accounting elections. These documents also provide, among other things, for MHR and PSP Investments to, at the time of Closing, each designate three directors to Telesat Corporation’s board of directors. See the sections of this proxy statement/prospectus entitled “— Telesat Corporation Articles”, “— Investor Rights Agreements” and “— Partnership Agreement” for additional information on the negotiated rights of MHR and PSP Investments. The interests of either or both of MHR and PSP Investments may diverge from those of other Telesat Corporation shareholders and holders of Telesat Partnership Units, and each may exercise its respective voting and other rights in a manner adverse to the interests of such other holders.
Each of MHR and PSP Investments will retain significant voting power in Telesat Corporation and their interests may conflict with or differ from the interests of the other Telesat Corporation shareholders and holders of Telesat Partnership Units.
Following completion of the Transaction, it is expected that both MHR and PSP Investments, and their affiliates, will maintain significant voting interests in Telesat Corporation. While the exact voting interests of MHR and PSP Investments will not be known until the completion of the Transaction, the voting interests of each of MHR and PSP Investments, along with their governance rights, will provide MHR and PSP with substantial control over Telesat Corporation following completion of the Transaction. As a result, MHR and PSP Investments will have the ability to influence many matters affecting Telesat Corporation and actions may be taken that other shareholders may not view as beneficial or align with their interests. Additionally, following completion of the Transaction, the market price of Telesat Public Shares could be adversely effected due to the significant control exercised by MHR and PSP Investments. Such control may also discourage transactions involving an offer for control of Telesat Corporation in which an investor may otherwise receive a premium for its Telesat Public Shares over the then-current market price, or discourage competing proposals if a going private transaction or change of control transaction is proposed by either MHR or PSP Investments.
The vote of the holders of Class B Shares voting with respect to a particular matter may be diluted by the Golden Share.
In order to maintain Telesat Corporation’s status as Canadian, the Transaction has been structured to employ a variable voting mechanism by way of, amongst other controls, the “Golden Share”, as discussed further under the section “Description of Telesat Corporation Shares — Meetings and Voting Rights — Golden Share Mechanic”. The voting power attributed to the Golden Share will vary to ensure that the aggregate number of votes cast by Canadians, including Red Isle, with respect to a particular matter, will equal a simple majority of all votes cast in respect of such matter, resulting in the dilution of the voting power of Telesat Corporation’s non-Canadian shareholders. Moreover, if a person who is not Canadian controls one-third or more of the votes of the Telesat Corporation Shares and the Telesat Partnership Units, any voting power of that shareholder in excess of one-third of the voting power (less one vote) of the Telesat Corporation Shares will be attributed to the Golden Share and voted by the Trustee as provided in the Telesat Corporation Articles.
Telesat Corporation may raise additional funds through the sale of equity, which may be highly dilutive, may include terms with preferences that could adversely affect the rights of the shareholders of Telesat Corporation and/or may cause the market price of Telesat Public Shares to decline.
Telesat Corporation is exploring raising additional equity capital to fund Telesat Lightspeed, which may include the issuance of additional Telesat Corporation Shares or other equity interests of Telesat Corporation or any one or more of its subsidiaries concurrently with or following the consummation of the Transaction. Any such issuance by Telesat Corporation and/or its subsidiaries could result in potential substantial ownership dilution to the shareholders of Telesat Corporation and holders of Telesat Partnership Units, which is not reflected in the post-Transaction beneficial ownership calculations presented in this proxy statement/prospectus (see, e.g., the table set forth in the section of this proxy statement/prospectus entitled “Pre- and Post-Transaction Beneficial Ownership”).
So long as the number of Class B Shares and Class B Units exceeds the number of Class A Shares, Class C Shares, Class A Units and Class C Units on matters submitted to a vote of the holders of equity in Telesat Corporation (but not with respect to Second Tabulation matters): (1) the issuance of additional Class B Shares would have the effect of diluting the voting power of the then existing holders of the Class B Shares and Class B Units, but not the voting power of the then existing holders of the Class A Shares, Class C Shares, Class A Units and Class C Units, and (2) the issuance of additional Class A Shares would have the effect of diluting the voting power of the then existing holders of the Class A Shares, Class C Shares, Class A Units and Class C Units, but not the voting power of the then existing holders of the Class B Shares and Class B Units. See the sections of this proxy statement/prospectus entitled “Description of Telesat Corporation Shares — Meetings and Voting Rights — Golden Share Mechanic”, and “— Risks Relating to the Ownership of Telesat Public Shares and Telesat Partnership Units — The vote of the holders of Class B Shares voting with respect to a particular matter may be diluted by the Golden Share”.
There is presently no active market for the Telesat Corporation Shares and the market for the Loral Voting Common Stock may not serve as an adequate proxy for the value of the Telesat Corporation Shares. It is possible, therefore, that even if Telesat Corporation were to commit to issue additional equity at a price greater than the trading price of the Loral Voting Common Stock, such issuance price could be less than the intrinsic economic value of such additional equity, resulting in economic dilution to the existing equity holders. In addition, newly issued securities may include liquidation or other preferences that could adversely affect the rights of the shareholders of Telesat Corporation and/or holders of Telesat Partnership Units. Furthermore, the issuance of additional securities, whether equity or debt, by Telesat Corporation and/or its subsidiaries, or the perception that these issuances may occur, may cause the market price of the Telesat Public Shares to decline. This could also impair the ability of Telesat Corporation and/or its subsidiaries to raise additional capital through the sale of securities. There is no assurance that Telesat Corporation and/or its subsidiaries will be able to obtain additional funding on acceptable terms or at all. No prediction can be made as to the effect, if any, that future sales or issuances of Telesat Corporation Shares or other equity interests of Telesat Corporation or any one or more of its subsidiaries will have on the trading price of Telesat Public Shares.
The exchange of Telesat Partnership Units for Telesat Public Shares is subject to certain restrictions and the value of Telesat Public Shares received in any exchange may fluctuate. Holders of Telesat Partnership Units may be unable to exit their position when desired.
Holders of Telesat Partnership Units will not be able to exchange or transfer their Telesat Partnership Units until the expiration of the Lock-Up Period. The governance documents of Telesat Corporation and Telesat Partnership provide for the holders of Telesat Partnership Units to elect to exchange their interests generally on a 1:1 basis (subject to the terms described in the section entitled “Telesat Corporation — Post-Closing Governance Rights — Golden Share”) into the corresponding class of Telesat Corporation Shares at such holder’s election at any time commencing after the expiration of the Lock-Up Period. Any such exchange will be facilitated by a third-party exchange agent engaged by Telesat for this purpose, and is expected to settle within two U.S. business days (T+2). Because the parties have no control over this third party but are relying on the exchange agent to complete each exchange, the timing of settlement cannot be guaranteed.
Telesat Partnership Units will be non-transferrable and will need to be exchanged for Telesat Corporation Shares in order for the holder to monetize its interest in Telesat Partnership, which could delay or impede such holder’s ability to access liquidity in the market. The Telesat Public Shares into which Telesat Partnership Units may be exchanged may be subject to significant fluctuations in value for many reasons, as further described herein. As described in greater detail below under the section entitled “Risks Relating to Tax Matters”, it is also expected that the exchange of Telesat Partnership Units for Telesat Public Shares will be an exchange upon which gain or loss is recognized for U.S. federal income tax purposes.
Loral stockholders will own interests in Loral indirectly through newly-formed, non-U.S. entities, which may pose additional risk.
The Transaction will result in Loral being a direct subsidiary of Telesat Partnership and an indirect subsidiary of Telesat Corporation. As a result, Loral stockholders will own their interests in Loral indirectly following Closing through Telesat Corporation and Telesat Partnership, if such holder makes a Telesat Corporation Election, or through Telesat Partnership, if such holder makes a Telesat Partnership Election. Telesat Corporation and Telesat Partnership are newly-formed, non-U.S. entities without significant pre-Transaction activities, and are subject to all the risks inherent in the establishment of a new business entity and their integration into the corporate structure. In addition, Telesat Corporation and Telesat Partnership will be governed by Canadian law, which has material differences from the law of the State of Delaware that governs Loral. See the section of the proxy statement/prospectus entitled “Comparison of Rights of Telesat Corporation Shareholders, Telesat Partnership Unitholders and Loral Stockholders”. Such changes in governing law may materially adversely affect the rights of current Loral stockholders or their ability to enforce judgments against the entity in which they hold equity, and such entity’s officers and directors.
Telesat Corporation will have certain indemnification obligations and additional post-Closing obligations to PSP Investments, which in certain circumstances will be uncapped and may result in dilution to the then other shareholders of Telesat Corporation and holders of Telesat Partnership Units.
Telesat Corporation and Telesat CanHoldco will indemnify PSP Investments on a grossed-up basis for PSP Investments’ pro rata share of costs relating to: (a) certain losses and litigation proceedings related to the Transaction, (b) certain losses with regard to Loral and out-of-pocket expenses of Loral after the Closing and (c) certain tax matters. This indemnification will be (i) independent of the accuracy of the underlying representations and warranties and (ii) subject to additional, customary limitations. In the case of indemnification for certain tax matters only, there will be a cap of US$50,000,000 (other than with respect to defense costs and gross-up payments) and all other indemnification obligations will be uncapped. In addition, as provided in the Transaction Agreement, these indemnification obligations may be satisfied in the form of cash, unless, upon the determination of the board of directors of Telesat Corporation, making such cash payment would unduly constrain the liquidity needs of the go-forward business (as described in “The Transaction Agreement — Indemnification of PSP Investments”), in which case such indemnification obligations may be satisfied by issuing Class C Shares valued at the 30-day VWAP as of the date on which such payment is required to be made. Any such issuance of Class C Shares to Red Isle may result in dilution to the other shareholders of Telesat Corporation and holders of Telesat Partnership Units. See “The Transaction Agreement — Indemnification of PSP Investments”.
A market for Telesat Public Shares may not develop.
Prior to the completion of the Transaction, there will have been no public market for Telesat Public Shares. Telesat Corporation cannot predict the extent to which investor interest in Telesat Corporation will lead to the development of an active trading market on the applicable stock exchange or how liquid that market might become. PSP Investments will exchange substantially all of its current investment in Telesat, other than the Surrended Shares that will be contributed to Telesat Corporation in exchange for Telesat Corporation Class C Fully Voting Shares, for Telesat Partnership Units and, in the Voting Support Agreement, MHR has committed to elect Telesat Partnership Units, and other Loral stockholders may make a Telesat Partnership Election as well; thus, immediately after the Closing, the number of outstanding Telesat Public Shares will be less than the number of outstanding shares of Loral Voting Common Stock prior to the Closing. An active public market for Telesat Public Shares may not develop or be sustained after the completion of the Transaction. If an active public market does not develop or is not sustained, it may be difficult for shareholders of Telesat Corporation, or holders of Telesat Partnership Units, upon exchanging their Telesat Partnership Units for Telesat Public Shares, to sell their Telesat Public Shares at a price that is attractive to such holders, or at all.
There is no assurance that Telesat Corporation will pay any cash dividends for the foreseeable future or that investors will realize gains on Telesat Public Shares or Telesat Partnership Units.
Any determination to pay dividends in the future will be at the discretion of Telesat Corporation’s board of directors, as described below in “Description of Telesat Public Shares — Dividend Entitlements”, and will depend upon results of operations, financial condition, contractual restrictions, including agreements governing its debt and equity financing and any future indebtedness it may incur, restrictions imposed by applicable law and other factors Telesat Corporation’s board of directors deems relevant. The current expectation is that in the near term Telesat Corporation will not pay dividends, but will retain its cash on hand for the purpose of funding the Lightspeed constellation. Realization of a gain on the Telesat Public Shares or the Telesat Partnership Units, as applicable, will depend on the appreciation of the price of Telesat Public Shares, which may never occur.
In certain circumstances, a limited partner of Telesat Partnership may lose its limited liability status.
The Limited Partnerships Act provides that a limited partner benefits from limited liability unless, in addition to exercising rights and powers as a limited partner, such limited partner takes part in the control of the business of a limited partnership of which such limited partner is a partner. Subject to the provisions of the Limited Partnerships Act and of similar legislation in other jurisdictions of Canada, the liability of each limited partner of Telesat Partnership for the debts, liabilities and obligations of Telesat Partnership will be limited to such limited partner’s capital contribution, plus such limited partner’s share of any undistributed income of Telesat Partnership.
The limitation of liability conferred under the Limited Partnerships Act may be ineffective outside Ontario except to the extent it is given extraterritorial recognition or effect by the laws of other jurisdictions. There may also be requirements to be satisfied in each jurisdiction to maintain limited liability. If limited liability is lost, limited partners of Telesat Partnership may be considered to be general partners (and therefore be subject to unlimited liability) in such jurisdiction by creditors and others having claims against Telesat Partnership.
The market price of the Telesat Public Shares may be volatile and may be affected by market conditions beyond Telesat Corporation’s control.
The market price of the Telesat Public Shares will be subject to significant fluctuations in response to, among other factors:
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variations in Telesat Corporation’s operating results and market conditions specific to companies in the satellite services industry;

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changes in financial estimates or recommendations by securities analysts;

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announcements of innovations or new products or services by Telesat or its competitors;

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the emergence of new competitors;

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operating and market price performance of other companies that investors deem comparable;

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changes in Telesat Corporation’s board or management;

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sales or purchases of the Telesat Corporation Shares by insiders;

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commencement of, or involvement in, litigation;

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changes in governmental regulations; and

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general economic conditions and slow or negative growth of related markets.

In addition, if the market for stocks in Telesat’s industry experiences a loss of investor confidence, the market price of the Telesat Public Shares could decline for reasons unrelated to Telesat Corporation’s business, financial condition or results of operations.
The market price of the Telesat Public Shares may be adversely affected by market conditions affecting the stock markets in general. Market conditions may result in volatility in the level of, and fluctuations in, market prices of stocks generally and, in turn, result in sales (including sales following the exchange of Telesat Partnership Units for Telesat Corporation Shares) of substantial amounts of the Telesat Public Shares in the market that may cause the market price of the Telesat Public Shares to fall dramatically. A weak global economy or other circumstances, such as changes in tariffs and trade, could also contribute to extreme volatility of the markets, which may also have an adverse effect on the market price of the Telesat Public Shares.
In addition, if any of the foregoing occurs, it could not only cause the price of the Telesat Public Shares to fall but also may expose Telesat Corporation to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to the board of directors and management.
As a “foreign private issuer” under the rules and regulations of the SEC, Telesat is permitted to, and Telesat Corporation will, file less or different information with the SEC than a company incorporated in the U.S. or otherwise subject to these rules, and will follow certain home country corporate governance practices in lieu of certain NASDAQ requirements applicable to U.S. issuers.
Telesat is, and Telesat Corporation will be after the consummation of the Transaction, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Telesat Corporation will not be required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. Telesat Corporation currently prepares its financial statements in accordance with IFRS. Telesat Corporation will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”). Telesat Corporation will not be required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Telesat Corporation’s officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Telesat Corporation’s securities. Accordingly, after the Transaction, Loral stockholders may be entitled to receive less or different information about Telesat Corporation than is currently provided about Loral.
In addition, as a foreign private issuer, Telesat Corporation will follow certain home country corporate governance practices in lieu of certain exchange requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each exchange listing requirement with which it does not comply followed by a description of its applicable home country practice. See “Post-Closing Governance — Governance of Telesat Corporation and Telesat Partnership” for additional information on the home country practices Telesat Corporation intends to follow.
Telesat Corporation could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Telesat Corporation’s outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Telesat Corporation’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Telesat Corporation’s assets are located in the U.S.; or (iii) Telesat Corporation’s business is administered principally in the U.S. If Telesat Corporation loses its status as a foreign private issuer, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a U.S. domestic issuer. If this were to happen, Telesat Corporation would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Telesat Corporation’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.
The Telesat Corporation Articles will provide that the courts of British Columbia will be the sole and exclusive forum for certain shareholder litigation matters, which could limit the ability of holders of Telesat Corporation Shares to choose a judicial forum for disputes with Telesat Corporation or its directors and officers.
Under the Telesat Corporation Articles, unless Telesat Corporation consents in writing to the selection of an alternative forum, the courts of British Columbia will be the exclusive jurisdiction for (a) any derivative action or proceeding brought on behalf of Telesat Corporation; (b) any action or proceeding asserting a breach of a fiduciary duty owed to Telesat Corporation by any director, officer, or other employee of Telesat Corporation; (c) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA or the Telesat Corporation Articles; or (d) any action or proceeding asserting a claim otherwise related to the relationships among Telesat Corporation, its subsidiaries and its and their respective shareholders, directors and officers (but excluding claims related to the business of Telesat Corporation or its subsidiaries). The Telesat Corporation Articles further provide that if a shareholder commences an action outside of the courts of British Columbia, the shareholder will be deemed to consent to (i) the jurisdiction of the British Columbia courts and (ii) service on a shareholder being made by service on such shareholder’s counsel (in lieu of such shareholder), in respect of such action. While these provisions are intended to provide increased consistency in the application of law in the types of lawsuits to which it applies, as a result of these provisions, a U.S. shareholder may be forced to pursue such claims in the courts of British Columbia, which may entail added expense, compliance with an unfamiliar foreign legal regime, and difficulty in enforcing a judgment against non-Canadian persons.
The foregoing provisions should not apply to other types of suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which United States federal courts have exclusive jurisdiction. Further, under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and equityholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, a court may determine that this provision is unenforceable to the extent it relates to such laws, rules and regulations, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against Telesat Corporation’s directors and officers.

The Telesat Corporation Articles will include a renunciation of certain business opportunities which could enable related parties to benefit from business opportunities that might otherwise be available to Telesat Corporation.
The Telesat Corporation Articles will provide for the renunciation of certain enumerated business opportunities by Telesat Corporation and its subsidiaries. This will include an acknowledgement by Telesat Corporation that (i) its directors, (ii) its shareholders that employ, retain or are otherwise associated with, or designate or nominate, directors, and/or (iii) their affiliates, may become aware, from time to time, of certain business opportunities (such as investment opportunities) and may direct such opportunities to other businesses in which they have invested, with no obligation to make Telesat Corporation aware of any business opportunities that have been renounced by Telesat Corporation. Further, such businesses, including entities in which MHR and PSP Investments invest, may choose to compete with Telesat Corporation for renounced business opportunities and for business opportunities that have been separately discovered by the directors and their related parties, possibly causing these opportunities to not be available to Telesat Corporation or causing them to be more expensive for Telesat Corporation to pursue. These potential conflicts of interest could adversely impact Telesat Corporation’s business or prospects if attractive business opportunities are procured by such parties for their own benefit rather than for the benefit of Telesat Corporation. See the section entitled “Comparison of Rights of Telesat Corporation Shareholders, Telesat Partnership Unitholders and Loral Stockholders — Corporate and Business Opportunities” for a more detailed description of Telesat Corporation’s renunciation of business opportunities.
Risks Relating to the Business of Telesat Corporation
Telesat Corporation’s in-orbit satellites may fail to operate as expected due to operational anomalies resulting in lost revenues, increased costs and/or termination of contracts.
Satellites utilize highly complex technology and operate in the harsh environment of space and therefore are subject to significant operational risks while in orbit. The risks include in-orbit equipment failures, malfunctions and other kinds of problems commonly referred to as anomalies. Satellite anomalies include, for example, circuit failures, transponder failures, solar array failures, telemetry transmitter failures, battery cell and other power system failures, satellite control system failures and propulsion system failures. Some of Telesat Corporation’s satellites have had malfunctions and other anomalies in the past. See “— Some of Telesat Corporation’s satellites have experienced in-orbit anomalies and may in the future experience further anomalies that may affect their performance”. Acts of war, terrorism, magnetic, electrostatic or solar storms, space debris, satellite conjunctions or micrometeoroids could also damage satellites.
Satellite anomalies are likely to be experienced in the future, whether due to the types of anomalies described above or arising from the failures of other systems or components. Despite working closely with satellite manufacturers to determine the causes of anomalies and mitigate them in new satellites and to provide for intra-satellite redundancies for certain critical components to minimize or eliminate service disruptions in the event of failure, Telesat Corporation cannot assure you that, in these cases, it will be possible to restore normal operations. Where service cannot be restored, the failure could cause the satellite to have less capacity available for sale, to suffer performance degradation or to cease operating prematurely, either in whole or in part.
Any single anomaly or series of anomalies or other failure (whether full or partial) of any of Telesat Corporation’s satellites could cause revenues, cash flows and backlog to decline materially, could require Telesat Corporation to repay prepayments made by customers of the affected satellite and could have a material adverse effect on relationships with current customers and Telesat Corporation’s ability to attract new customers for satellite services. A failure could result in a customer terminating its contract for service on the affected satellite. If Telesat Corporation is unable to provide alternate capacity to an affected customer, the customer may decide to procure all or a portion of its future satellite services from an alternate supplier or the customer’s business may be so adversely affected by the satellite failure that it may not have the financial ability to procure future satellite services. It may also require that Telesat Corporation expedite its planned replacement program, adversely affecting profitability, increasing financing needs and limiting the availability of funds for other business purposes. Finally, the occurrence of anomalies may adversely affect Telesat Corporation’s ability to insure satellites at commercially reasonable premiums, if at all, and may cause insurers to demand additional exclusions in policies they issue.

Because Telesat Corporation’s satellites are complex and are deployed in complex environments, Telesat Corporation’s satellites may have defects that are discovered only after full deployment, which could seriously harm Telesat Corporation’s business.
Telesat Corporation produces highly complex satellites that incorporate leading-edge technology. Telesat Corporation’s products are complex and are designed to be deployed across complex networks, which in some cases may include over a million users. Because of the nature of these satellites, there is no assurance that Telesat Corporation’s pre-shipment testing programs will be adequate to detect all defects. As a result, Telesat Corporation’s customers may discover errors or defects in its satellites, or Telesat Corporation’s satellites may not operate as expected after they have been fully deployed. If Telesat Corporation is unable to cure an anomaly, Telesat Corporation could experience damage to its reputation, reduced customer satisfaction, loss of existing customers and failure to attract new customers, failure to achieve market acceptance, cancellation of orders, loss of revenues, reduction in backlog and market share, increased service and warranty costs, diversion of development resources, legal actions by Telesat Corporation’s customers, issuance of credit to customers and increased insurance costs. Defects, integration issues or other performance problems in Telesat Corporation’s satellites could also result in financial or other damages to Telesat Corporation’s customers. Telesat Corporation’s customers could seek damages for related losses from Telesat Corporation, which could seriously harm Telesat Corporation’s business, financial condition and results of operations. The occurrence of any of these problems would seriously harm Telesat Corporation’s business, financial condition and results of operations.
Some of Telesat Corporation’s satellites have experienced in-orbit anomalies and may in the future experience further anomalies that may affect their performance.
A number of Telesat Corporation’s in-orbit satellites have experienced anomalies and may in the future experience further anomalies that may affect their performance. Past anomalies include:
Nimiq Satellites:
A number of LM A2100 series of satellites have suffered in-orbit failures of circuits on their solar arrays. Lockheed Martin has determined that Nimiq 1 and Nimiq 2 are in the family of spacecraft that is susceptible to this anomaly.
Telesat Corporation’s Nimiq 1 has suffered a number of solar array circuit/string failures, resulting in a reduction of total available power. Currently, the solar array power continues to support operations. In addition, Telesat Corporation’s Nimiq 1 has suffered a number of battery cell failures, which have required some adjustments to the spacecraft’s operations to support the provision of satellite services, including reducing the number of transponders available for use during periods of solar eclipse. Nimiq 1 has also experienced thruster anomalies that have required some adjustments to the spacecraft’s operations but have not impacted service.
In February 2003, Nimiq 2 experienced an anomaly affecting the available power on the satellite. Lockheed Martin, the satellite’s manufacturer, concluded the most likely cause of this anomaly was an electrical short-circuit caused by foreign object debris located in a single power-carrying connector. As a result of this anomaly, the south solar array power cannot be recovered. In addition, Nimiq 2 has experienced solar array circuit failures, resulting in a significant reduction of available power. These failures have substantially reduced the number of transponders Telesat Corporation can operate at saturation and it is currently expected that the available capacity will be further reduced over time. In April 2005, another satellite operator reported that a satellite of the same series as Nimiq 2 suffered a solar array anomaly that resulted in the complete loss of one array and a corresponding 50% reduction in available satellite power. Lockheed Martin, the manufacturer, has traced the most likely cause of this failure to a component on the solar array drive. Unlike Nimiq 1, Nimiq 2 has this component in its remaining functioning solar array. If this same component failed on the functioning array of Nimiq 2, it would result in a total loss of service of the satellite.
Anik Satellites:
Anik F1 was designed with the capability to cover both North America and South America from the 107.3° WL orbital location. In August 2001, Boeing, the manufacturer of the Anik F1 satellite, advised

Telesat Corporation of a gradual decrease in available power on-board the satellite. Boeing investigated the cause of the power loss and reported that the power will continue to degrade. Telesat Corporation procured a replacement satellite, Anik F1R, which was launched in 2005. The North American traffic on Anik F1 was transferred to Anik F1R. Anik F1 continued to provide coverage of South America until December 2020. Anik F1 was recently moved to the 109.2° WL orbital location where it commenced inclined orbit operations.
Telesat Corporation has experienced and continues to experience intermittent anomalies with certain amplifiers in the Ka-band and Ku-band payloads on Anik F2. Boeing, the manufacturer, has completed its investigation of these anomalies. The majority of the affected Ka-band units continue to remain in service through modifying operational configurations. The Ku-band traveling-wave-tube amplifiers (“TWTAs”) that were affected as a result of these anomalies have failed. All but two of the failed transponders were replaced using spares and many of the Ku-band TWTAs currently in service have no further spares left to replace them should they fail. Anik F2 has experienced an anomaly with one of its two telemetry transmitters. While the failure of a single telemetry transmitter does not impact satellite operations or the service Telesat Corporation provides to its customers, in the event Telesat Corporation is unable to restore any redundancy and the second telemetry transmitter were to fail, Telesat Corporation would cease receiving important information from the satellite regarding its position in orbit and health and Telesat Corporation’s ability to operate the satellite would be adversely affected. A software patch for the satellite was developed by Boeing to provide telemetry to support operations in the event of a failure of the second transmitter and was implemented on the satellite in February 2013. Telesat Corporation’s Anik F2 satellite has also experienced an anomaly on one of the station-keeping thrusters. However, this thruster anomaly has had no impact on service and the thruster continues to support operations. There is a small Ka-band payload on Anik F3 which experienced an anomaly following launch. Telesat Corporation implemented a plan to remedy the effect of this anomaly and the Ka-band payload is currently operational.
Telstar Satellites:
Telstar 12 VANTAGE began to suffer from degraded performance of four channels in late December 2016 due to increased noise levels. Following an investigation with the satellite manufacturer, the root cause of the anomaly was determined. As a result of this degradation, two channels on T12V are no longer usable. In 2017, Telesat Corporation received insurance proceeds in connection with this anomaly. Degradation of performance was observed on additional channels in May 2018 due to increased noise levels. The satellite manufacturer investigation concluded that the root cause of the anomaly was similar to that of the 2016 anomaly. The channels continue to support service. In the event of further degradation, Telesat Corporation may lose the capability to continue to use two channels.
Telstar 14R/Estrela do Sul 2’s North solar array was damaged after launch and only partially deployed, diminishing the power and expected orbital maneuver life of the satellite. At the beginning of July 2011, the satellite began commercial service with substantially reduced available transponder capacity and with an expected end-of-orbital maneuver life reduced to 2024. It is currently expected that the available transponder capacity will be reduced over time. If the damaged solar array on Telstar 14R/Estrela do Sul 2 were to unexpectedly deploy in the future this could result in a loss of capability to provide service. In September 2016, the primary gyro utilized to maintain operational pointing of the satellite exhibited degraded performance. The backup gyro unit was switched into service and is currently in operation. A ground-based system has been implemented, which provides the capability to operate the satellite in the absence of a functioning on-board gyro. This system will reduce the demands on the backup gyro unit and provide redundancy.
Telstar 19 VANTAGE has suffered a number of failures of heaters that support the operation of two of the three batteries on the satellite. The satellite manufacturer is currently conducting an investigation into the root cause of the anomaly. There is a risk that the satellite may experience additional heater failures. The functionality of the batteries and services on Telstar 19 VANTAGE have not been impacted by the failures thus far. Tests performed in orbit and on the ground have validated operational workarounds that Telesat Corporation can implement to maintain battery function in the event Telstar 19 VANTAGE were to suffer additional heater failures on the batteries.
In general, Telesat Corporation’s satellites are exposed to the potential risk of loss. See “— Telesat Corporation’s in-orbit satellites may fail to operate as expected due to operational anomalies resulting in lost revenues, increased costs and/or termination of contracts.”

The actual orbital maneuver lives of Telesat Corporation satellites may be shorter than it anticipates, and it may be required to reduce available capacity on its satellites prior to the end of their orbital maneuver lives.
For all but one of Telesat Corporation’s GEO satellites, the current expected end-of-orbital maneuver life date goes beyond the manufacturer’s end-of-service life date. A number of factors will affect the actual commercial service lives of Telesat Corporation satellites, including: the amount of propellant used in maintaining the satellite’s orbital location or relocating the satellite to a new orbital location (and, for newly-launched satellites, the amount of propellant used during orbit raising following launch); the durability and quality of their construction; the performance of their components; conditions in space such as solar flares and space debris; operational considerations, including operational failures and other anomalies; and changes in technology which may make all or a portion of its satellite fleet obsolete.
Telesat Corporation has been forced to remove satellites from service prematurely in the past due to an unexpected reduction in their previously anticipated end-of-orbital maneuver life. It is possible that the actual orbital maneuver lives of one or more of the existing satellites may also be shorter than originally anticipated. Further, on some of the satellites it is anticipated that the total available payload capacity may need to be reduced prior to the satellite reaching its end-of-orbital maneuver life.
Telesat Corporation periodically reviews the expected orbital maneuver lives of each of its satellites using current engineering data. A reduction in the orbital maneuver life of any of the satellites could result in a reduction of the revenues generated by that satellite, the recognition of an impairment loss and an acceleration of capital expenditures. To the extent Telesat Corporation is required to reduce the available payload capacity prior to the end of a satellite’s orbital maneuver life, revenues from the satellite would be reduced.
Telesat Corporation’s insurance will not protect it against all satellite-related losses. Further, Telesat Corporation may not be able to renew insurance on its existing satellites or obtain insurance on future satellites on acceptable terms or at all, and, for certain of its existing satellites, Telesat Corporation has elected to forego obtaining insurance.
Telesat Corporation’s current satellite insurance does not protect it against all satellite-related losses that it may experience, and it does not have in-orbit insurance coverage for all of the satellites in its fleet. As of March 31, 2021, the total net book value of Telesat Corporation’s five in-orbit GEO satellites for which Telesat does not have insurance (Nimiq 1, Nimiq 2, Anik F1, Anik F1R, and ViaSat-1) was approximately CAD$22.3 million. Telesat Corporation’s insurance does not protect it against business interruption, loss of revenues or delay of revenues. Telesat Corporation’s existing launch and in-orbit insurance policies include specified exclusions, deductibles and material change limitations, and future insurance policies are expected to continue to include such features. Typically, these insurance policies exclude coverage for damage or losses arising from acts of war, antisatellite devices, electromagnetic or radio frequency interference and other similar potential risks for which exclusions are customary in the industry at the time the policy is written. In addition, they typically exclude coverage for satellite health-related problems affecting the satellites that are known at the time the policy is written or renewed. Any claims under existing policies are subject to settlement with the insurers and may, in some instances, be payable to Telesat Corporation’s customers.
The price, terms and availability of satellite insurance has fluctuated significantly in recent years. These fluctuations may be affected by recent satellite launch or in-orbit failures and general conditions in the insurance industry. Launch and in-orbit policies on satellites may not continue to be available on commercially reasonable terms or at all. To the extent Telesat Corporation experiences a launch or in-orbit failure that is not fully insured, or for which insurance proceeds are delayed or disputed, Telesat Corporation may not have sufficient resources to replace the affected satellite. In addition, higher premiums on insurance policies increase costs, thereby reducing profitability. Future insurance policies may also have higher deductibles, shorter coverage periods, higher loss percentages required for constructive total loss claims and additional satellite health-related policy exclusions, all of which would reduce Telesat Corporation’s expected profitability. There can be no assurance that, upon the expiration of an in-orbit insurance policy, which typically has a term of one year, Telesat Corporation will be able to renew the policy on terms acceptable to it.
Telesat Corporation may elect to reduce or eliminate insurance coverage for certain of its existing satellites, or elect not to obtain insurance policies for its future satellites, especially if exclusions make such policies ineffective, the costs of coverage make such insurance impractical or self-insurance is deemed more cost effective.

Telesat Corporation derives a substantial amount of its revenues from only a few of its customers. A loss of, or default by, one or more of these major customers, or a material adverse change in any such customer’s business or financial condition, could materially reduce Telesat Corporation’s future revenues and contracted backlog.
For the twelve months ended March 31, 2021, Telesat Corporation’s top five customers together accounted for approximately 63% of its revenues. At March 31, 2021, Telesat Corporation’s top five backlog customers together accounted for approximately 84% of its backlog. If any of its major customers choose not to renew their contracts at the expiration of the existing terms or seek to negotiate concessions, particularly on price, it could have a material adverse effect on results of operations, business prospects and financial condition. Telesat Corporation customers could experience a downturn in their business or find themselves in financial difficulties, which could result in their ceasing or reducing their use of Telesat Corporation services or becoming unable to pay for services they had contracted to buy. In addition, some of Telesat Corporation’s customers’ industries are undergoing significant consolidation, and Telesat Corporation customers may be acquired by each other or other companies, including by Telesat Corporation competitors. Such acquisitions could adversely affect Telesat Corporation’s ability to sell services to such customers and to any end-users whom they serve. Some customers have in the past defaulted, and customers may in the future default, on their obligations to Telesat Corporation due to bankruptcy, lack of liquidity, operational failure or other reasons. Such defaults could adversely affect revenues, operating margins and cash flows. If Telesat Corporation’s contracted revenue backlog is reduced due to the financial difficulties of its customers, revenues, operating margins and cash flows would be further negatively impacted.
Telesat Corporation’s business is capital intensive and it may not be able to raise adequate capital to finance its business strategies, or it may be able to do so only on terms that significantly restrict its ability to operate its business.
Implementation of Telesat Corporation’s business strategy requires a substantial outlay of capital. As it pursues its business strategies and seeks to respond to developments in its business and opportunities and trends in its industry, Telesat Corporation’s actual capital expenditures may differ from expected capital expenditures. There can be no assurance that Telesat Corporation will be able to satisfy capital requirements in the future. In addition, if one of its satellites fails unexpectedly, there is no assurance of insurance recovery or the timing thereof and Telesat Corporation may need to exhaust or significantly draw upon its Amended Revolving Credit Facility or obtain additional financing to replace the satellite. If Telesat Corporation determines it needs to obtain additional funds through external financing and is unable to do so, it may be prevented from fully implementing its business strategy.
The availability and cost to Telesat Corporation of external financing depends on a number of factors, including its credit rating and financial performance and general market conditions. Telesat Corporation’s ability to obtain financing generally may be influenced by the supply and demand characteristics of the telecommunications sector in general and of the satellite services sector in particular. Declines in expected future revenues under contracts with customers and challenging business conditions faced by Telesat Corporation customers are among the other factors that may adversely affect Telesat Corporation’s credit and access to the capital markets. Other factors that could impact Telesat Corporation’s credit rating include the amount of debt in its current or future capital structure, activities associated with strategic initiatives, the health of its satellites, the success or failure of its planned launches, its expected future cash flows and the capital expenditures required to execute its business strategy. The overall impact on its financial condition of any transaction that it pursues may be negative or may be negatively perceived by the financial markets and rating agencies and may result in adverse rating agency actions with respect to Telesat Corporation’s credit rating and access to the capital markets. Long-term disruptions in the capital or credit markets as a result of uncertainty or recession, changing or increased regulation or failures of significant financial institutions could adversely affect its access to capital. A credit rating downgrade or deterioration in Telesat Corporation’s financial performance or general market conditions could limit its ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available and, in either case, could result in Telesat Corporation deferring or reducing capital expenditures, including on new or replacement satellites.

Telesat Corporation satellite launches may be delayed, it may suffer launch failures or its satellites may fail to reach their planned orbital locations. Any such issue could result in the loss of a satellite or cause significant delays in the deployment of the satellite which could have a material adverse effect on results of operations, business prospects and financial condition.
Delays in launching satellites and in the deployment of satellites are not uncommon and result from construction delays, the unavailability of reliable launch opportunities with suppliers, delays in obtaining required regulatory approvals and launch failures. If satellite construction schedules are not met, a launch opportunity may not be available at the time the satellite is ready to be launched. Satellites are also subject to certain risks related to failed launches. Launch vehicles may fail. Launch failures result in significant delays in the deployment of satellites because of the need to construct replacement satellites, which typically takes up to 30 months or longer, and to obtain another launch vehicle. A delay or perceived delay in launching a satellite, or replacing a satellite, may cause Telesat Corporation’s current customers to move to another satellite provider if they determine that the delay may cause an interruption in continuous service. In addition, Telesat Corporation’s contracts with customers who purchase or reserve satellite capacity may allow the customers to terminate their contracts in the event of a delay. Any such termination would require Telesat Corporation to refund any prepayment it may have received, and would result in a reduction in its contracted backlog and would delay or prevent it from securing the commercial benefits of the new satellite.
Replacing a satellite upon the end of its service life will require Telesat Corporation to make significant expenditures and may require it to obtain shareholder approval and Telesat Corporation may choose not to, or be unable to, replace some of its satellites upon their end of life.
To ensure no disruption in its GEO business and to prevent loss of customers, Telesat Corporation will be required to commence construction of a replacement satellite approximately five years prior to the expected end of service life of the satellite then in orbit. Typically, the construction, launch and insurance of a GEO satellite costs in the range of US$250,000,000 to US$300,000,000. There is no assurance that Telesat Corporation will have sufficient cash, cash flow or be able to obtain third-party or shareholder financing to fund such expenditures on favorable terms, if at all. Moreover, the Telesat Corporation Articles provide that the power of Telesat Corporation’s board to issue securities of Telesat Corporation cannot be delegated to a committee, and, consequently, so long as designees of PSP Investments and MHR hold a combined majority of the seats on Telesat Corporation’s board, the approval of at least the designees of PSP Investments or of MHR is required for Telesat Corporation to issue securities. In the event that Telesat Corporation determines to finance expenditures to replace satellites by issuing securities, such designees could block such a financing.
Certain of Telesat Corporation’s satellites are nearing their expected end-of-orbital maneuver lives. Should Telesat Corporation not have sufficient funds available to replace those satellites or Telesat Corporation be unable to finance such replacements, because of PSP Investments’ and MHR’s determining not to approve such financing or otherwise, it could have a material adverse effect on Telesat Corporation’s results of operations, business prospects and financial condition. In order to justify the cost of replacing a satellite at the end of its life, there must be sufficient demand for services, and sufficient spectrum available to Telesat Corporation to provide those services, such that a reasonable business case can be made for its replacement. If there is insufficient demand for a replacement, or if Telesat Corporation does not have sufficient spectrum available to it, as a result of the repurposing of C-band spectrum for terrestrial use or otherwise, Telesat Corporation may choose not to replace a satellite at the end of its life.
Telesat Corporation may experience a failure of ground operations infrastructure or interference with its satellite signals that impairs the commercial performance of, or the services delivered over, its satellites or the satellites of other operators for whom it provides ground services, which could result in a material loss of revenues.
Telesat Corporation operates an extensive ground infrastructure including its satellite control centre in Ottawa, its main earth station and back up satellite control facility at Allan Park, nine earth stations throughout Canada, and one teleport located in each of the U.S. and Brazil. These ground facilities are used for controlling Telesat Corporation’s satellites and/or for the provision of end-to-end services to its customers.

Telesat Corporation may experience a partial or total loss of one or more of these facilities due to natural disasters (tornado, flood, hurricane or other such acts of God), fire, acts of war or terrorism or other catastrophic events. A failure at any of these facilities would cause a significant loss of service for its customers. Additionally, it may experience a failure in the necessary equipment at the satellite control center, at the back-up facility, or in the communications links between these facilities and remote earth station facilities. A failure or operator error affecting tracking, telemetry and control operations might lead to a breakdown in the ability to communicate with one or more satellites or cause the transmission of incorrect instructions to the affected satellite(s), which could lead to a temporary or permanent degradation in satellite performance or to the loss of one or more satellites. Intentional or non-intentional electromagnetic or radio frequency interference could result in a failure of its ability to deliver satellite services to customers. A failure at any of Telesat Corporation’s facilities or in the communications links between facilities or interference with its satellite signal could cause revenues and backlog to decline materially and could adversely affect its ability to market its services and generate future revenues and profit.
Telesat Corporation purchases equipment from third-party suppliers and depends on those suppliers to deliver, maintain and support these products to the contracted specifications in order for it to meet its service commitments to its customers. Telesat Corporation may experience difficulty if these suppliers do not meet their obligations to deliver and support this equipment. Telesat Corporation may also experience difficulty or failure when implementing, operating and maintaining this equipment, or when providing services using this equipment. This difficulty or failure may lead to delays in implementing services, service interruptions or degradations in service, which could cause revenues and backlog to decline materially and could adversely affect Telesat Corporation’s ability to market its services and generate future revenues and profit.
Telesat Corporation’s dependence on outside contractors could result in delays related to the design, manufacture and launch of new satellites, or could limit its ability to sell its services, which could adversely affect operating results and prospects.
Any delays in the design, construction or launch of its satellites could have a material adverse effect on Telesat Corporation’s results of operations, business prospects and financial condition. There are a limited number of manufacturers that are able to design and build satellites according to the technical specifications and standards of quality Telesat Corporation requires, including Airbus Defence and Space, Thales Alenia Space, Boeing, Lockheed Martin, MELCO, Orbital and Maxar. Telesat Corporation also relies on the manufacturers of its satellites to provide support throughout the life of the satellite in the event it should suffer an anomaly. If any of its manufacturers’ businesses fail, it could adversely impact Telesat Corporation’s ability to overcome a satellite anomaly and maintain its satellites in service, in whole or in part. There is also a limited number of suppliers able to launch such satellites, including International Launch Services, Arianespace, Mitsubishi Heavy Industries, SpaceX and Lockheed Martin. Should any of its manufacturers’ or launch suppliers’ businesses fail, it would reduce competition and could increase the cost of satellites and launch services. Adverse events with respect to any of Telesat Corporation’s manufacturers or launch suppliers could also result in the delay of the design, construction or launch of satellites.
General economic conditions may also affect the ability of Telesat Corporation’s manufacturers and launch suppliers to provide services on commercially reasonable terms or to fulfil their obligations in terms of manufacturing schedules, launch dates, pricing or other items. Even where alternate suppliers for such services are available, Telesat Corporation may have difficulty identifying them in a timely manner, it may incur significant additional expense in changing suppliers, and this could result in difficulties or delays in the design, construction or launch of satellites.
Changes in consumer demand for traditional television services and expansion of terrestrial networks have adversely impacted the growth in subscribers to DTH television services in North America, which may adversely impact future revenues.
A substantial amount of Telesat Corporation’s revenue is earned from customers who use its services to provide DTH television services to the public in North America. For the twelve months ended March 31, 2021, approximately 94% of Telesat Corporation’s broadcast revenue was derived from North American DTH television services. For various reasons, the number of DTH subscribers to whom Telesat Corporation’s customers provide services has been decreasing. In many regions of the world, including North America, the terrestrial networks with which Telesat Corporation competes continue to expand. Terrestrial networks have advantages over traditional DTH services for the delivery of two-way services, such as on-demand video services. Moreover, one of Telesat Corporation’s largest DTH customers also has a substantial fiber terrestrial broadcast distribution network that it is continuing to expand, which has led to certain of their own DTH customers migrating to their terrestrial network. The migration of DTH customers to terrestrial networks, in order to access improved two-way services or for other reasons, could decrease the demand for Telesat Corporation’s services, adversely impacting future revenue and financial performance.
The growth of “over-the-top” (“OTT”) video distribution (e.g., Netflix) may also have an adverse impact on Telesat Corporation’s business. OTT distribution is an on-demand (i.e., non-linear) platform that provides delivery of broadcasting services to consumers through an internet service provider that may not be involved in the control or distribution of the content itself. The growth of OTT distribution may have a negative impact on the demand for the services of some of Telesat Corporation’s large DTH customers, which could result in lower demand for Telesat Corporation’s satellite capacity.
Reductions in government spending could reduce demand for Telesat Corporation’s services.
Governments, in particular the U.S. government, purchase a substantial amount of satellite services from commercial satellite operators, including Telesat Corporation. Spending authorizations for defense- related and other programs by the U.S. government have fluctuated in the past, and future levels of expenditures and authorizations for these programs may decrease, remain constant or shift to programs in areas where Telesat Corporation does not currently provide services. To the extent the U.S. government and its agencies reduce spending on commercial satellite services, this could adversely affect Telesat Corporation’s revenue and operating margins. Many governments provide funding for satellite services that are used to provide broadband connectivity to rural and remote communities and those with limited terrestrial infrastructure. To the extent these governments reduce spending on satellite services, as a result of the need to reduce overall spending during periods of fiscal restraint, to reduce budget deficits or otherwise, demand for Telesat Corporation’s services could decrease which could adversely affect revenue, the prices it is able to charge for its services and results of operations, business prospects and financial condition.
Telesat Corporation’s failure to maintain or obtain authorizations under and comply with the U.S. export control and trade sanctions laws and regulations could have a material adverse effect on results of operations, business prospects and financial condition.
The export of satellites and technical data related to satellites, earth station equipment and provision of services are subject to U.S. export control and economic sanctions laws, implemented by U.S. State Department, Department of Commerce and Department of the Treasury regulations. If Telesat Corporation does not maintain its existing authorizations or obtain necessary future authorizations under the export control laws and regulations of the U.S., it may be unable to export technical data or equipment to non-U.S. persons and companies, including to its own non-U.S. employees, as required to fulfil existing contracts. If it does not maintain its existing authorizations or obtain necessary future authorizations under the trade sanctions laws and regulations of the U.S., it may not be able to provide satellite capacity and related administrative services to certain countries subject to U.S. sanctions. Telesat Corporation’s ability to acquire new U.S.-manufactured satellites, procure launch services and launch new satellites, operate existing satellites, obtain insurance and pursue its rights under insurance policies or conduct its satellite-related operations and consulting activities could also be negatively affected if Telesat Corporation and its suppliers are not able to obtain and maintain required U.S. export authorizations.
The content of third-party transmissions over Telesat Corporation satellites may affect it since it could be subject to sanctions by various governmental entities for the transmission of certain content.
Telesat Corporation provides satellite capacity for transmissions by third parties. Telesat Corporation does not decide what content is transmitted over its satellites, although its contracts generally provide Telesat Corporation with rights to prohibit certain types of content or to cease transmission or permit it to require its customers to cease their transmissions under certain circumstances. A governmental body or other entity may object to some of the content carried over Telesat Corporation’s satellites, such as “adult services” video channels or content deemed political in nature. Issues arising from the content of transmissions by these third parties over Telesat Corporation’s satellites could affect its future revenues, operations or its relationship with certain governments or customers.
Fluctuations in available satellite capacity could adversely affect Telesat Corporation’s results.
The availability of satellite capacity has fluctuated over time, characterized by periods of undersupply of capacity, followed by periods of substantial new satellite construction which is, in turn, followed by an oversupply of available capacity. The industry appears to be currently experiencing a period of oversupply. Given the number of new satellites launched over the past several years, many of which contain high throughput payloads, as well as the number of satellite constellations being deployed and under development, unless Telesat Corporation experiences a corresponding increase in demand, the next several years are likely to continue to be characterized by an oversupply of capacity. In addition, changes in technology could introduce a substantial amount of new capacity into the market, further exacerbating the oversupply problem. An oversupply of capacity leads to a decrease in rates charged for satellite services which could adversely affect Telesat Corporation’s results of operations and cash flows.
Developments that Telesat Corporation expects to support the growth in demand for satellite services, such as continued growth in corporate data and internet traffic, may fail to materialize or may not occur in the manner or to the extent anticipated.
Telesat Corporation is subject to risks associated with doing business internationally.
Telesat Corporation’s operations internationally are subject to risks that are inherent in conducting business globally. It is subject to compliance with the U.S. Foreign Corrupt Practices Act (“FCPA”) and other similar anti-corruption laws, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. While its employees and contractors are required to comply with these laws, Telesat Corporation cannot be sure that its internal policies and procedures will always protect it from violations of these laws, despite its commitment to legal compliance and corporate ethics. Violations of these laws may result in severe criminal and civil sanctions as well as other penalties, and the U.S. Securities and Exchange Commission and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA. The occurrence or allegation of these types of risks may adversely affect Telesat Corporation’s business, performance, financial condition, and results of operations.
Telesat Corporation is subject to significant and intensifying competition within the satellite industry and from other providers of communications capacity. A failure to compete effectively would result in a loss of revenues and a decline in profitability, which would adversely affect Telesat Corporation’s results of operations, business prospects and financial condition.
Telesat Corporation provides point-to-point and point-to-multipoint services for voice, data and video communications and for high-speed internet access. Telesat Corporation competes against global competitors who are substantially larger than it in terms of both the number of satellites in orbit as well as in terms of revenues. Due to their larger sizes, these operators are able to take advantage of greater economies of scale, may be more attractive to customers, may (depending on the specific satellite and orbital location in question) have greater flexibility to restore service to their customers in the event of a partial or total satellite failure and may be able to offer expansion capacity for future requirements. Telesat Corporation also competes against regional satellite operators who may enjoy competitive advantages in their local markets. As a result of the availability of export credit agency financing for projects that would not otherwise obtain financing from commercial lenders, new entrants, including governments that have traditionally purchased satellite capacity from established satellite operators, are acquiring their own satellites, which increases the amount of available satellite capacity in the marketplace and decreases the demand for Telesat Corporation’s services.
A substantial portion of Telesat Corporation’s business is in the Canadian domestic market. This market is characterized by increasing competition among satellite providers and rapid technological development. The Canadian Government opened Canadian satellite markets to foreign satellite operators for the provision of fixed-satellite services (“FSS”), with the exception of DTH television services provided through FSS, as part of its 1998 World Trade Organization (“WTO”) commitments to liberalize trade in basic telecommunications services, and in September 2005 revised its satellite-use policy to permit the use of foreign-licensed satellites for digital audio radio services in Canada. Further liberalization of the policy may occur and could result in increased competition in Canadian satellite markets. Historically, the Canadian regulatory framework has required the use of Canadian-licensed satellites for the delivery of DTH in Canada whether through FSS or direct broadcast satellite (“DBS”) facilities. It is possible that this framework could change and allow non-Canadian satellite operators that have adequate service coverage in Canadian territory to compete for future business from Telesat Corporation’s DTH customers.
Telesat Corporation’s business is also subject to competition from ground based forms of communications technology. For many point-to-point and other services, the offerings provided by terrestrial companies can be more competitive than the services offered via satellite. A number of companies are increasing their ability to transmit signals on existing terrestrial infrastructures, such as fiber optic cable, DSL (digital subscriber line) and terrestrial wireless transmitters often with funding and other incentives provided by government. The ability of any of these companies to increase their capacity and/or the reach of their network significantly would likely result in a decrease in the demand for Telesat Corporation’s services. Increasing availability of capacity from other forms of communications technology can create an excess supply of telecommunications capacity, decreasing the prices Telesat Corporation would be able to charge for its services under new service contracts and thereby negatively affecting profitability. New technology could render satellite-based services less competitive by satisfying consumer demand in other ways. Telesat Corporation also competes for local regulatory approval in places where more than one provider may want to operate, and with other satellite operators for scarce frequency assignments and a limited supply of orbital locations.
A failure to compete effectively could result in a loss of revenues and a decline in profitability, a decrease in the value of Telesat Corporation’s business and a downgrade of Telesat Corporation’s credit rating, which would restrict its access to the capital markets.
Spectrum values historically have been volatile, which could cause the value of Telesat Corporation’s business to fluctuate.
A material amount of Telesat Corporation’s asset value is derived from Telesat Corporation’s spectrum authorizations. Valuations of spectrum in other frequency bands historically have been volatile, and Telesat Corporation cannot predict any future change in the value of Telesat Corporation’s spectrum and other assets. In addition, to the extent that the ITU or any governmental authority takes action that makes additional spectrum available or promotes the more flexible use or greater availability of existing satellite or terrestrial spectrum allocations, for example, by means of spectrum leasing or new spectrum sales, the availability of such additional spectrum could reduce the value of Telesat Corporation’s spectrum authorizations and, as a result, the value of Telesat Corporation’s business.
Changes in technology could have a material adverse effect on Telesat Corporation’s results of operations, business prospects and financial condition.
The implementation of new technologies that can provide increased capacity to end-users at lower cost may reduce demand for Telesat Corporation’s services. Many of the new satellites deployed over the last several years and replacement satellites expected to be deployed in the near term will be high throughput satellites, which are able to transmit substantially more data than pre-existing satellites or may include high throughput payloads. These satellites may decrease demand and/or prices for traditional satellite capacity. While Telesat Corporation owns the high throughput Canadian payload on ViaSat-1, and has incorporated high throughput payloads on its Telstar 12 VANTAGE satellite, Telstar 18 VANTAGE and Telstar 19 VANTAGE satellites, the introduction of more, and more capable, HTS by other operators into the markets in which Telesat Corporation participates could have a material adverse effect on results of operations, business prospects and financial condition.
A number of NGSO satellite projects are in development, production, or in the process of being deployed which, if implemented successfully, could have significant advantages over geostationary satellite systems, in particular for latency sensitive applications. These projects have the potential to substantially increase the amount of available capacity in the marketplace, decreasing demand for geostationary satellite services. In addition to new satellite technologies, new projects which could compete with traditional satellite services have recently been announced, including for the provision of telecommunications services using balloons or drones.
Improvements in existing technologies could also adversely impact the demand for satellite services. For example, improvements in signal compression could allow Telesat Corporation customers to transmit the same amount of data using a reduced amount of capacity, which could decrease demand for Telesat Corporation services.
Interruption or failure of, or cyber-attacks on, Telesat Corporation information technology and communication systems, data breaches, data theft, unauthorized access or hacking could materially harm Telesat Corporation’s reputation and ability to operate its business effectively, any of which could harm its business and operating results.
Telesat Corporation’s success depends, in part, on the secure and uninterrupted performance of Telesat Corporation’s information technology and communications systems, which are an integral part of its business. Telesat Corporation relies on its information and communications systems, as well as on software applications developed internally and externally, to effectively manage its accounting and financial functions, including maintaining its internal controls, operate its satellites and satellites for third parties, provide consulting services to customers, transmit customer’s proprietary and/or confidential content and assist with other operations, among other things. An increasing number of companies have disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on their computer networks. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, Telesat Corporation may be unable to anticipate these techniques or to implement adequate preventative measures. If unauthorized parties gain access to Telesat Corporation’s information technology systems, they may be able to misappropriate assets, including confidential trade secrets and intellectual property assets, which could be used to compete against Telesat Corporation’s business and otherwise adversely impact its competitive position. They could also access sensitive information (such as personally identifiable information of Telesat Corporation’s customers, business partners and employees), cause interruption in Telesat Corporation’s operations, corruption of data or computers, or otherwise damage Telesat Corporation’s reputation and business. In such circumstances, Telesat Corporation could be held liable to its customers or other parties, or be subject to regulatory or other actions for breaching privacy rules.
While Telesat Corporation continues to bolster its systems with additional security measures and, working with external experts, mitigate the risk of security breaches, its systems may be vulnerable to theft, loss, damage and interruption from a number of potential sources and events, including unauthorized access or security breaches, inclement weather, natural or man-made disasters, earthquakes, explosions, terrorist attacks, floods, fires, cyberattacks, computer viruses, power loss, telecommunications or equipment failures, transportation interruptions, accidents or other disruptive events or attempts to harm its systems. In addition, Telesat Corporation’s facilities are potentially vulnerable to break-ins, sabotage and intentional acts of vandalism. Its disaster recovery planning cannot account for all eventualities. Telesat Corporation’s business and operations could be adversely affected if, as a result of a significant cyber event or otherwise, its operations are disrupted or shutdown, confidential or proprietary information is stolen or disclosed, it loses customers, it incurs costs or is required to pay fines in connection with confidential or export- controlled information that is disclosed, it must dedicate significant resources to system repairs or increase cyber security protection or it otherwise incurs significant litigation or other costs as a result of any such event. A serious disruption to Telesat Corporation’s systems could significantly limit its ability to manage and operate its business efficiently, which in turn could have a material adverse effect on its business, reputation, results of operations and financial condition. Furthermore, any compromise of Telesat Corporation’s security could result in a loss of confidence in Telesat Corporation’s security measures, and subject Telesat Corporation to litigation, civil or criminal penalties, and negative publicity that could adversely affect Telesat Corporation’s financial condition and results of operations.
The pandemic caused by the current outbreak of a novel strain of coronavirus (“COVID-19”) could have a material adverse effect on Telesat Corporation’s business, financial condition and results of operations.
Telesat Corporation’s business and results of operation have been and may continue to be adversely affected by the current outbreak of COVID-19, and by measures taken to prevent its spread, including restrictions on travel, imposition of quarantines, cancellation of events, remote working, and closure of workplaces and other businesses. Telesat Corporation’s business and results of operations may also be negatively impacted by the adverse effect that COVID-19 has had and may continue to have on global economic activity, which may include a period of prolonged global or regional economic slowdowns or recessions. The extent of the impact of COVID-19 is subject to change and is dependent on many factors, including the duration of the pandemic, the success and timing of the vaccination rollout, and the measures that may be implemented by, or that may be imposed upon,Telesat Corporation, Telesat Corporation’s customers and Telesat Corporation’s suppliers in response to thepandemic, and is therefore difficult to predict. COVID-19 could also impact Telesat Corporation’s ability to attract capital to finance business strategies, such as the development of the Lightspeed constellation and its related network, and also could increase Telesat Corporation’s cost of borrowing.
As previously disclosed, Telesat Corporation’s customers in the maritime and aeronautical markets have been significantly impacted by the COVID-19 pandemic and measures implemented in response to it. At the request of some of these customers, Telesat Corporation has agreed to amend the terms of certain of their contracts to mitigate the adverse financial impact COVID-19 is having on their respective businesses. Other customers may make similar requests in the future and Telesat Corporation may enter into similar arrangements. The arrangements Telesat Corporation has entered into, and may enter into in the future, will have an adverse impact on Telesat Corporation’s revenues in the near term. In addition, certain of Telesat Corporation’s maritime and aeronautical customers have commenced voluntary bankruptcy proceedings. As a result, Telesat Corporation has had to record a provision for bad debt expense for certain accounts receivables with these customers given the risk that Telesat Corporation may not receive payment for all, or substantially all, of the amounts owed to Telesat Corporation. Further, bankruptcy laws permit the party in bankruptcy to choose to reject any existing contracts they have entered into. To the extent they choose to reject the contracts they have with Telesat Corporation, Telesat Corporation’s customers’ obligations under those contracts would be voided and Telesat Corporation’s revenues would be adversely impacted. Moreover, Telesat Corporation may not be able to sell the resulting excess capacity on favorable terms, if at all. The adverse effects of the COVID-19 pandemic could result in some of Telesat Corporation’s other customers entering into bankruptcy in the future, or otherwise defaulting on their obligation to pay for Telesat Corporation’s services, including the customers to whom Telesat Corporation has provided contractual relief. In any of these circumstances, Telesat Corporation’s revenues, operating income and cash flows would be negatively impacted.
Telesat Corporation purchases equipment from third-party suppliers and depends on those suppliers to deliver, maintain and support these products to the contracted specifications in order to meet Telesat Corporation’s service commitments to Telesat Corporation’s customers. Additionally, Telesat Corporation is currently developing an advanced, Lightspeed constellation consisting of several hundred satellites in non- geostationary orbit. There are a limited number of manufacturers that are able to design and build satellites and ground terminals according to the technical specifications and standards of quality Telesat Corporation requires and a limited number of launch providers that are able to launch Telesat Corporation’s satellites. If Telesat Corporation’s suppliers do not meet their obligations to deliver and support their equipment due to operational challenges, temporary or permanent shut downs, severe financial hardship or bankruptcy due to the COVID-19 pandemic, or disruptions in their own supply chains, Telesat Corporation’s ability to meet Telesat Corporation’s service commitments to Telesat Corporation’s customers may be adversely affected and the design, construction or launch of the Lightspeed constellation or components of the network that support it may be delayed.
Telesat Corporation’s corporate headquarters, and many of its other offices and facilities, are located in jurisdictions that have instituted work from home and social distancing requirements. These restrictions have adversely impacted the ability of Telesat Corporation’s employees to travel to their places of work, to customer locations and to supplier facilities. Telesat Corporation enacted a work from home policy for Telesat Corporation’s employees effective March 16, 2020, which is ongoing. Telesat Corporation has implemented processes that allow for a minimum number of employees present at Telesat Corporation’s facilities, primarily in an attempt to further ensure that Telesat Corporation’s satellite control and network operations are not impacted. To date, Telesat Corporation has maintained Telesat Corporation’s operations without any known material adverse impact on operations. However, the future effects of the COVID-19 pandemic are dependent on a number of factors, including the duration and severity of the COVID-19 pandemic, whether a significant number of Telesat Corporation’s employees supporting critical operations contract COVID-19, whether the current measures to prevent the spread of COVID-19 continue, and whether new restrictions are imposed, and, as a result, the extent of the continuing impact of the COVID-19 pandemic on Telesat Corporation’s business and results of operation is difficult to predict. In the event that Telesat Corporation’s ability to operate Telesat Corporation’s business was adversely impacted by the COVID-19 pandemic or by measures taken to prevent its spread, Telesat Corporation’s revenue and financial performance could be adversely affected.
Telesat Corporation may pursue acquisitions, dispositions and strategic transactions which could result in the incurrence of additional costs, liabilities or expenses in connection with the implementation of such transactions.
In the future, Telesat Corporation may pursue acquisitions, dispositions and strategic transactions, which may include joint ventures and strategic relations, as well as business combinations or the acquisition or disposition of assets. Acquisitions, dispositions and strategic transactions involve a number of risks, including: potential disruption of ongoing business; distraction of management; may result in Telesat Corporation being more leveraged; the anticipated benefits and cost savings of those transactions may not be realized fully or at all or may take longer to realize than expected; increasing the scope and complexity of Telesat Corporation operations; and loss or reduction of control over certain of its assets.
The presence of one or more material liabilities of an acquired company that are unknown to Telesat Corporation at the time of acquisition could have a material adverse effect on its results of operations, business prospects and financial condition. A strategic transaction may result in a significant change in the nature of its business, operations and strategy. In addition, it may encounter unforeseen obstacles or costs in implementing a strategic transaction.
Telesat Corporation continues to evaluate the performance of all of its businesses and may sell businesses or assets. Such a sale could include a strategic disposition of one or more of its satellites. In addition to the risks listed above that may occur with any acquisition, disposition or strategic transaction, a satellite divestiture could result in a loss of revenues or significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on its financial condition, results of operations and cash flows. There can be no assurance that Telesat Corporation will be successful in addressing these or any other significant risks encountered.
Telesat Corporation could experience the departure of key employees or may be unable to recruit the employees needed for its success.
Telesat Corporation relies on a number of key employees, including members of management and certain other employees possessing unique experience in technical and commercial aspects of the satellite services business. If it is unable to retain these employees, it could be difficult to replace them. In addition, Telesat Corporation’s business, with its constant technological developments, must continue to attract highly qualified and technically skilled employees. In the future, if Telesat Corporation were unable to retain or replace its key employees, or if it were unable to attract new highly qualified employees, it could have a material adverse effect on results of operations, business prospects and financial condition.
Telesat Corporation’s future reported net income and asset values could be adversely affected by impairments of the value of goodwill and intangible assets.
The assets listed on Telesat Corporation’s consolidated balance sheet as at March 31, 2021 include goodwill with a carrying value of approximately CAD$2,446.6 million and other intangible assets with a carrying value of approximately CAD$772.4 million. Goodwill and other intangible assets are qualitatively assessed for indicators of impairment. If the qualitative assessment concludes an indication of impairment, a quantitative impairment test of goodwill and other intangible assets (such as orbital locations) with indefinite useful lives is undertaken. Telesat Corporation measures for the quantitative impairment test using a projected discounted cash flow method and confirms the assessment using other valuation methods.
If the asset’s carrying value is more than its recoverable amount, the difference is recorded as a reduction in the amount of the asset on the balance sheet and an impairment charge in the statement of income. Quantitative testing for impairment requires significant judgment by management to determine the assumptions used in the impairment analysis. Any changes in the assumptions used could have a material impact on the impairment analysis and result in an impairment charge. Telesat Corporation cannot predict whether an event that triggers impairment will occur, when it will occur or how it will affect the reported asset values. If Telesat Corporation’s goodwill or other intangible assets are deemed to be impaired in whole or in part, it could be required to reduce or write-off such assets, which could have a material adverse effect on its financial condition.
Significant changes in exchange rates could have a material adverse effect on financial results.
Telesat Corporation’s main foreign currency exposures as of March 31, 2021 lie in its U.S. dollar denominated debt financing and cash and cash equivalents. In addition, approximately 53.0% of revenue, 43.5% of operating expenses, 100.0% of interest expense on indebtedness and the majority of capital expenditures were denominated in U.S. dollars for the twelve months ended March 31, 2021.
As a result of an increase in the value of the Canadian dollar against the U.S. dollar at March 31, 2021 compared to March 31, 2020, Telesat recorded a foreign exchange gain of approximately CAD$373.4 million for the twelve months ended March 31, 2021. A five percent increase (decrease) in the value of the U.S. dollar against the Canadian dollar would have increased (decreased) indebtedness and (decreased) increased net income as at March 31, 2021 by CAD$157.2 million. A five percent increase (decrease) in the value of the U.S. dollar against the Canadian dollar would have increased (decreased) cash and cash equivalents by CAD$41.0 million, increased (decreased) net income by CAD$6.3 million and (decreased) increased other comprehensive loss by CAD$34.7 million as at March 31, 2021. In addition, for the twelve months ended March 31, 2021, a five percent increase (decrease) in the value of the U.S. dollar against the Canadian dollar would have increased (decreased) revenue by CAD$21.3 million, operating expenses by CAD$3.8 million, and interest expense by CAD$8.2 million. These analyses assume that all other variables remain constant.
A portion of Telesat Corporation revenues comes from contracts which are denominated in Brazilian Reais. Any decrease in the value of the Brazilian Reais against the Canadian dollar would reduce revenues.
Significant changes in exchange rates could materially increase interest and other payment obligations under Telesat Corporation’s financing arrangements.
As at March 31, 2021, the Canadian dollar equivalent of Telesat Corporation’s debt, excluding deferred financing costs, prepayment options and the 2026 Senior Secured Notes issued in April 2021, was CAD$3,144.0 million. As at March 31, 2021, if the value of the Canadian dollar against the U.S. dollar increased (decreased) by CAD$0.01, indebtedness would have decreased (increased) by CAD$25.0 million. Changes in exchange rates impact the amount that Telesat Corporation pays in interest, and may significantly increase the amount that it is required to pay in Canadian dollar terms to redeem its Senior Secured Notes or Senior Notes, either at maturity, or earlier if redemption rights are exercised or other events occur which require it to offer to purchase its Senior Secured Notes or Senior Notes prior to maturity, and to repay funds drawn under the Senior Secured Credit Facilities.
The soundness of financial institutions and counterparties could adversely affect Telesat Corporation.
Telesat Corporation has exposure to many different financial institutions and counterparties (including those under its credit, financing and insurance arrangements), including brokers and dealers, commercial banks, investment banks, insurance providers and other institutions and industry participants. Telesat Corporation is exposed to risk, including credit risk resulting from many of the transactions it executes in connection with its hedging activities, in the event that any of its lenders or counterparties, including its insurance providers, are unable to honor their commitments or otherwise default under an agreement with it.
Because of the Telesat Canada Reorganization and Divestiture Act, a Canadian act uniquely applicable to Telesat (but not the other entities in the Telesat Corporation corporate structure), Telesat Corporation’s primary operating subsidiary may not have access to the usual protections from creditors and other rights available to insolvent persons and creditors, may not have recourse to the usual rights, remedies and protections under applicable bankruptcy and insolvency laws generally available to creditors of insolvent persons.
Under the Telesat Canada Reorganization and Divestiture Act (“Telesat Divestiture Act”), Telesat (as a corporate entity) is subject to certain special conditions and restrictions. The Telesat Divestiture Act provides that no legislation relating to the solvency or winding-up of a corporation applies to Telesat and in no case shall Telesat’s affairs be wound up unless authorized by an Act of the Parliament of Canada. As a result of such legislative provisions, Telesat and its creditors may not have recourse to the usual rights, remedies and protections under applicable bankruptcy and insolvency laws, including the imposition of a stay of proceedings, or a regulated and orderly process to settle or compromise claims and make distributions to creditors, or recourse to fraudulent preference, transfer at undervalue or fraudulent conveyance laws. The effect of the Telesat Divestiture Act upon Telesat’s insolvency has not been considered by a Canadian court and, accordingly, the application of Canadian federal bankruptcy and insolvency laws and provincial receivership and fraudulent conveyance and assignment and preference laws, and the exercise by a Canadian court of any judicial discretion which could affect the enforcement of rights and remedies or other equitable relief against Telesat in the context of an insolvency, is uncertain. To the extent bankruptcy and insolvency laws do not apply to Telesat, its creditors may individually seek to pursue any available rights or remedies, as secured or unsecured creditors as the case may be, against Telesat and its assets. Only Telesat’s assets (including the shares in its subsidiaries) are subject to the Telesat Divestiture Act, but the assets of the other entities within the Telesat Corporation corporate structure, including the guarantors of Telesat’s credit facility and outstanding notes, are not. These restrictions may have a material impact on the sale of Telesat or its assets in any bankruptcy or reorganization scenario and on any proceeding to realize value from Telesat or its assets.
Risks Relating to Telesat Corporation’s Lightspeed Constellation
There are numerous risks and uncertainties associated with Telesat Corporation’s business, including the Lightspeed constellation. Telesat Corporation may be unable to raise sufficient capital to fund the Lightspeed constellation, Telesat Corporation may ultimately choose to not proceed with the project, or Telesat Corporation may proceed with the project and it may not be successful, any of which could have a material adverse effect on Telesat Corporation’s results of operations, business prospects and financial condition.
Telesat Corporation is currently developing an advanced low earth orbit satellite network consisting of several hundred satellites in NGSO. There are numerous risks and uncertainties associated with NGSO constellations generally and with Telesat Corporation’s Lightspeed constellation.
NGSO constellations are complex. In order to operate successfully and deliver a high-quality service, all components of the system, both on the ground and in space, must be integrated seamlessly and efficiently. Unlike most traditional geostationary satellites currently in use, which rely on legacy, space-tested hardware and established ground equipment infrastructures, some of the technology necessary for the successful operation of a LEO Constellation, in particular Telesat Corporation’s Lightspeed constellation, is still in development. Telesat Corporation’s Lightspeed constellation design incorporates leading-edge satellite technologies, including on-board data processing, multi-beam phased array antennas and optical inter-satellite links; these are technologies that have not been fully developed for space applications at the scale, levels of performance and price points that are required for the successful operation and commercialization of Telesat Corporation’s Lightspeed constellation. In addition, in order to provide a competitive service in certain of the customer segments Telesat Corporation plans to serve, it requires advances in ground terminal design and manufacturing, particularly electronic flat panel antennas capable of acquiring and tracking LEO satellites. If Telesat Corporation’s Lightspeed constellation does not deliver the required quality of service at prices that are competitive relative to other satellite providers and alternative products, it may not be able to acquire customers and establish a successful business. It is possible that Telesat Corporation may not be able to overcome the technological hurdles required to complete the planned Lightspeed constellation, or due to technological issues the Lightspeed constellation may not operate as planned.
The implementation of Telesat Corporation’s planned Lightspeed constellation will require a substantial outlay of capital and Telesat Corporation may not be able to raise sufficient capital to successfully develop and commercialize the project. See “— Telesat Corporation’s business is capital intensive and it may not be able to raise adequate capital to finance its business strategies, or it may be able to do so only on terms that significantly restrict its ability to operate its business”. While Telesat Corporation has entered into agreements with Thales Alenia Space to be the prime manufacturer for the Lightspeed constellation and with MDA to manufacture the phased array antennas, the execution of the definitive manufacturing agreements with Thales Alenia Space and MDA, the commencement of full construction activities and the final constellation deployment schedule are subject to, and conditional upon, the progress of the financing for the program. Similarly, while Telesat Corporation has announced that the Government of Quebec (GoQ) intends to invest $400 million into the planned Lightspeed constellation, that investment is subject to a number of conditions including the entering into of a further, definitive agreement, which, for various reasons, may not occur. If unable to raise sufficient capital, Telesat Corporation will not be able to build and deploy its Lightspeed constellation. In addition, if Telesat Corporation is successful in raising sufficient capital to fund the Lightspeed constellation and the constellation does not operate as expected or is otherwise commercially unsuccessful, it could result in a material adverse effect on Telesat Corporation’soperations, business prospects and financial condition.
Telesat Corporation’s planned Lightspeed constellation will require Telesat Corporation to develop significant commercial and service operational capabilities. Failure to effectively develop such operational capabilities could cause Telesat Corporation’s Lightspeed constellation to fail to achieve commercial viability and could have a material adverse effect on Telesat Corporation’s operations, business prospects and financial condition.
Telesat Corporation’s planned Lightspeed constellation will offer an end-to-end network service with responsibility from the Point of Presence, where the constellation connects to the terrestrial internet, to the end-user’s terminal. This contrasts with Telesat Corporation’s current GEO satellites, from which Telesat Corporation currently derives a majority of its revenue, where Telesat Corporation primarily provides customers with access to its GEO satellites, and customers then combine this capacity with ground (hub) equipment to create a connectivity service. Telesat Corporation’s failure to develop new supporting technologies, processes and procedures, competencies, and other capabilities to support the Lightspeed constellation may materially impact its ability to monetize the Lightspeed constellation. Additionally, Telesat Corporation’s Lightspeed constellation will require an advanced ecosystem to support LEO installation, including terminals and related installs, which does not currently exist.
Telesat Corporation’s effective monetization of its Lightspeed constellation may require Telesat Corporation to provide ancillary services to combine with Telesat Corporation’s LEO services, as customers may demand these services to create a complete solution for the communications requirements. Some examples of ancillary services are trained third parties who can install and maintain Telesat Corporation’s LEO terminals. Telesat Corporation does not currently have these capabilities, and may be required either to develop such capabilities in house or partner with third parties to deliver these capabilities, and Telesat Corporation cannot assure you that it will be able to successfully harness such capabilities.
A material part of Telesat Corporation’s anticipated revenues from its planned Lightspeed constellation will come from geographies where Telesat Corporation does not have a significant presence today, including Europe, Africa and Asia, and the expansion of Telesat Corporation’s capabilities in other geographies where it currently has operations. Telesat Corporation’s failure to expand its sales and distribution capabilities in these geographies could cause the Lightspeed constellation to fail to achieve commercial viability.
In order to effectively operate its planned Lightspeed constellation, Telesat Corporation will be required to develop and expand certain business operations capabilities, including management of inventory, tracking service installation and commissioning, network monitoring and customer call resolution. Telesat Corporation will also need to develop new network capabilities to provision terminals, manage bandwidth and monitor these services. If Telesat Corporation is unable to develop these capabilities, it may be unable to provide customers with a level of service sufficient to support the Lightspeed constellation’s adoption. The development and deployment of its Lightspeed constellation may place a significant burden on Telesat Corporation’s management and other internal resources. The diversion of management’s attention and internal resources to its Lightspeed constellation and away from existing operations could harm business and operating results.
Telesat Corporation’s planned Lightspeed constellation may be delayed, it may suffer launch failures or its satellites may fail to reach their planned orbital locations. Any such issue could result in the loss of a satellite or cause significant delays in the deployment of the satellite which could have a material adverse effect on results of operations, business prospects and financial condition. Delays in launching satellites and in the deployment of satellites are not uncommon and result from construction delays, the unavailability of reliable launch opportunities with suppliers, delays in obtaining required regulatory approvals and launch failures. If satellite construction schedules are not met, a launch opportunity may not be available at the time the satellite is ready to be launched. Satellites are also subject to certain risks related to failed launches. Launch vehicles may fail. Launch failures result in significant delays in the deployment of satellites because of the need to construct replacement satellites, which typically takes up to 30 months or longer, and to obtain another launch vehicle. A delay or perceived delay in launching the planned Lightspeed constellation may cause Telesat Corporation’s current customers to move to another satellite provider if they determine that the delay may cause an interruption in continuous service. As of the date of this proxy statement/prospectus, Telesat Corporation has not received any prepayments from customers of its Telesat Lightspeed constellation that would need to be refunded to customers in the event of significant delays in launching such satellites (nor would there be other contractual penalties or damages to such customers for such delays). It is possible that future agreements may include prepayments for services which would need to be repaid, or provide for other contractual penalties or damages, if the Telesat Lightspeed constellation is delayed. Launch vehicles may also underperform, in which case the satellite may be lost or, if it can be placed into service by using its onboard propulsion systems to reach the desired orbit or orbital location, will have a shorter useful life. Any launch failure, underperformance, delay or perceived delay could have a material adverse effect on results of operations, business prospects and financial condition.
Even if Telesat Corporation is able to successfully build and deploy the Lightspeed constellation, Telesat Corporation may nonetheless fail to generate anticipated revenues due to slow market adoption or because the total addressable market for the Lightspeed constellation may be smaller than Telesat Corporation expects.
Telesat Corporation’s projected revenues from its Lightspeed constellation are based on the anticipated expansion of the market for satellite services as the availability for higher quality, lower priced services will lead to increased uses of satellite services. However, there may be factors, both internal to and extraneous to Telesat Corporation’s development and deployment its LEO satellites, that slow market adoption of LEO constellations and cause Telesat Corporation’s LEO revenues to be lower than anticipated. LEO antennas require much greater clearance than GEO antennas because LEO satellites are in constant motion from the perspective of the earth. This may mean that LEO antennas are more difficult to install than anticipated, which could limit the adoption of LEO technology. LEO constellations may also suffer a lack of service availability because heavy rains result in service outages at Ka-band, and the level and frequency of outages may negatively impact the size of the market for LEO services. Additionally, LEO is a new technology, and many potential customers may not be willing to purchase LEO services until this new technology obtains widespread adoption. In particular, if sufficient LEO terminals are not installed prior to the commencement of global service, it could lead to a failure to achieve anticipated revenues on a timeline that supports Telesat Corporation’s Lightspeed constellation’s commercial viability. Moreover, certain users, particularly governments, may have requirements, including security requirements that Telesat Corporation is unable to meet, leading to lack of access to important markets.
Telesat Corporation’s business plan for the Lightspeed constellation is based on its own analysis of the TAM for the constellations services. It is possible that Telesat Corporation’s analysis of the TAM for the Lightspeed constellation is inaccurate and the TAM could be materially smaller than Telesat Corporation’s analysis suggested.
Although Telesat Corporation believes there is a significant market for the services it expects to provide with its Lightspeed constellation, it may not be able to attract enough customers to make the project successful and earn a sufficient return on investment, which could have a material adverse effect on its business prospects and financial condition.
Telesat Corporation faces robust competition to build and effectively deploy its Lightspeed constellation, and/or the pursuit of a Leo constellation may negatively impact Telesat Corporation’s existing business. Telesat Corporation also faces increasing competition in its existing services.
Telesat Corporation’s Lightspeed constellation will also compete with NGSO satellite projects announced by other companies, including OneWeb, SpaceX, SES/O3b, Amazon and others, as well as country-sponsored projects in China and Russia. Some of these potential competitors to Telesat Corporation’s system have greater access to capital than Telesat Corporation has and/or may be at a more advanced stage of development. For example, China and Russia have access to larger amounts of capital and have government-owned satellite manufacturing and launch facilities at their disposal. SpaceX and Amazon are much larger than Telesat Corporation, have more diverse sources of revenue and have substantially greater financial resources than Telesat Corporation.
Many of Telesat Corporation’s competitors have greater access to launch capabilities than Telesat Corporation. OneWeb has already launched dozens of satellites into their constellation and SpaceX has launched over one thousand satellites. Both have announced that they will continue to regularly launch satellites well in advance of when Telesat Corporation is expected to begin deploying significant numbers of additional satellites as part of the Lightspeed constellation. SpaceX has its own in-house launch capability. Blue Origin, a company owned by Amazon’s Chairman, CEO and largest shareholder, Jeff Bezos, is significantly advanced in its development of launch vehicles. Each of Amazon’s and SpaceX’s greater access to launch vehicles for its own satellites may give it an advantage over Telesat Corporation since Telesat Corporation does not have in-house capability to launch its own satellites. In the event SpaceX or Blue Origin do not make their launch vehicles available to Telesat Corporation, Telesat Corporation’s access to economically feasible launch vehicles for Telesat Corporation’s Lightspeed constellation may be limited.
Additionally, some of Telesat Corporation’s competitors are already providing beta service on their LEO constellations and Telesat Corporation believes it will not be the first LEO constellation to market. If Telesat Corporation’s competitors are able to establish operational constellations before Telesat Corporation does, it may be more difficult for Telesat Corporation to attract customers for its constellation. Further, to the extent their constellations make use of Ka-band spectrum, as SpaceX and OneWeb have indicated they will, it may limit Telesat Corporation’s access to sufficient Ka-band spectrum to operate the Lightspeed constellation efficiently and profitably. See “Risks Relating to Regulatory Matters.” Telesat Corporation also anticipates that it will compete with OneWeb, SpaceX, Amazon and other developers of NGSO satellite projects for human capital, and Telesat Corporation’s failure to recruit and retain a workforce capable of developing and deploying its planned Lightspeed constellation may cause Telesat Corporation to fail to successfully monetize its Lightspeed constellation.
If successfully implemented, the Lightspeed constellation may decrease demand for Telesat Corporation’s other satellite services. See “— Changes in technology could have a material adverse effect on Telesat Corporation’s results of operations, business prospects and financial condition.” Beyond the risk that the Lightspeed constellation decreases demand for Telesat Corporation’s existing services, Telesat Corporation faces competition in the GEO and MEO segments, and Telesat Corporation’s failure to compete in these markets could result in a material adverse effect on Telesat Corporation’s operations, business prospects and financial condition.
Risks Relating to Regulatory Matters
Telesat Corporation’s operations may be limited or precluded by ITU rules or processes, and it is required to coordinate its operations with those of other satellite operators.
The ITU, a specialized United Nations agency, regulates the global allocation of radio frequency spectrum and the registration of radio frequency assignments at any associated satellite orbit. Telesat Corporation participates in the activities of the ITU; however, only national administrations have full standing as ITU members. Consequently, Telesat Corporation must rely on the relevant government administrations to represent its interests.
Access to the radio frequency spectrum is governed by the ITU Radio Regulations, established in accordance with an international treaty, which contains the rules concerning frequency allocations and the procedure to obtain rights to use radio frequency assignments. The ITU Radio Regulations are periodically reviewed and revised at World Radiocommunication Conferences (“WRC”), which take place typically every three to four years. Terrestrial operators are increasingly seeking additional radio frequency assignments, including frequencies currently designated for exclusive or shared use by satellite systems, to support the increasing demand for terrestrial services. As a result, Telesat Corporation cannot guarantee that the ITU will not change its allocation decisions and rules in the future in a way that could limit or preclude Telesat Corporation’s use of some or all of Telesat Corporation’s existing or future spectrum.
The ITU Radio Regulations define the coordination, notification and recording procedures to obtain rights to use frequencies, including those frequencies used by Telesat Corporation’s GEO satellites, and

Telesat Corporation’s planned Lightspeed constellation. In most of the frequency bands used or intended to be used by Telesat Corporation, a “first-come, first-served” procedure applies among GSO systems or among NGSO systems where by earlier-registered satellite systems are protected from interference due to later-registered satellite systems. Between NGSO and GSO, in some cases NGSO must protect GSO and in some cases a “first-come, first-served” procedure applies. In order to comply with these rules, Telesat Corporation must coordinate the operation of its satellites, including any replacement satellite that has performance characteristics that are different from those of the satellite it replaces, with other satellites. This process requires potentially lengthy and costly negotiations with parties who operate or intend to operate satellites that could affect or be affected by its satellites.
In certain countries, a failure to resolve coordination issues is used by regulators as a justification to limit or condition market access by foreign satellite operators. In addition, while the ITU Radio Regulations require later-in-time systems to coordinate their operations with Telesat Corporation, it cannot guarantee that other operators will conduct their operations so as to avoid transmitting any signals that would cause harmful interference to the signals that Telesat Corporation, or its customers, transmit. In the extreme, this interference could require Telesat Corporation to take steps, or pay or refund amounts to customers that could have a material adverse effect on results of operations, business prospects and financial condition. The ITU’s Radio Regulations do not contain mandatory dispute resolution or enforcement regulations and neither the ITU specifically, nor international law generally, provides clear remedies if the ITU coordination process fails. Failure to coordinate its satellites’ frequencies successfully or to obtain or maintain other required regulatory approvals could have an adverse effect on results of operations, business prospects and financial condition, as well as on the value of the business.
Telesat Corporation operates in a highly regulated industry and government regulations may adversely affect its ability to sell its services, or increase the expense of such services or otherwise limit its ability to operate or grow its business.
Telesat Corporation operates satellites that have been licensed by either Canada, the U.S. or Brazil. As a global satellite operator, Telesat Corporation has been granted authorization (sometimes referred to as “market access”) to provide services in many countries around the world, while in other countries there is no formal authorization requirement (sometimes referred to as “Open Skies”). Therefore, Telesat Corporation is subject to regulation by government authorities in Canada, the U.S. and Brazil, and other countries in which it operates.
In Canada, operations are subject to regulation and licensing by ISED pursuant to the Radiocommunication Act (Canada), and by the Canadian Radio-television and Telecommunications Commission (“CRTC”) under the Telecommunications Act (Canada). Certain of Telesat Corporation’s satellites are licensed by Canada. This includes the GSO Anik satellites F1, F1R, F2, and F3, the GSO Nimiq satellites 1, 2, 4, 5 and 6, and the NGSO Telesat Lightspeed constellation. ISED has the authority to issue licenses for the frequencies used by Canadian satellite systems, issue earth station licenses, and establish policies and standards upon which Telesat Corporation’s satellites and earth stations depend. The Minister responsible for ISED has broad discretion in exercising this authority to issue licenses, establish and amend conditions of licenses, and to suspend or even revoke them. The CRTC implements the broadcasting policy for Canada and can direct the allocation of satellite capacity to particular broadcasting undertakings. Telesat Corporation is required to pay “universal service” charges in Canada and has certain research and development and public benefits obligations that do not apply to other satellite operators with which it competes. These obligations could change at any time. With respect to market access, ISED maintains a list of foreign satellites approved to provide FSS in Canada. Telesat Corporation’s Telstar 11N, Telstar 12 VANTAGE, Telstar 14R/Estrela do Sul 2 and Telstar 19 VANTAGE satellites are currently authorized to serve the Canadian market in accordance with these procedures.
In the U.S., the FCC regulates the provision of satellite services to, from or within the U.S. Certain of Telesat Corporation’s satellites are owned and operated through a U.S. subsidiary and are regulated by the FCC. This includes Telstar 11N and Telstar 12 VANTAGE. With respect to market access, operators can apply to have their satellites either placed on the FCC’s Permitted Space Station List (for certain frequencies) or be granted a declaratory ruling (for other frequencies). Telesat Corporation’s Anik FlR, Anik F2, Anik F3, Telstar 14R/Estrela do Sul 2 and Telstar 19 VANTAGE satellites are currently authorized to serve the U.S. market in accordance with these procedures, and some of the frequencies on Telstar 18 VANTAGE have access to the U.S. market through an earth station authorization.
The Lightspeed constellation has also been granted U.S. market access. Telesat Corporation applied on May 26, 2020 to modify Telesat Corporation’s U.S. market access grant to match the parameters of our final Ka-band Lightspeed constellation design. There is no assurance that the modification will be approved or, if approved, that it will not have conditions that preclude Telesat Corporation from being able to deliver an acceptable level of service in the U.S. Although Telesat Corporation has notified the FCC that Telesat’s initial NGSO Ka-band satellite was launched ahead of the other first processing round systems’ Kaband satellites, based on which Telesat should be able to choose the portion of the spectrum it will use during in-line interference events, other operators have claimed they are entitled to “first to launch” status, and there can be no assurance as to how the FCC will resolve this issue.
In Brazil, the national telecommunications agency, ANATEL, regulates the granting of exploitation and landing rights to the operation of Brazilian and foreign satellites and their use to transport telecommunication signals. Certain of Telesat Corporation’s satellites are operated through a Brazilian subsidiary and are regulated by ANATEL pursuant to Concession Agreements. This includes Telstar 14R/Estrela do Sul 2 and Telstar 19 VANTAGE. With respect to market access ANATEL has also accredited the provision of service by foreign operators. Telesat Corporation’s Telstar 12 VANTAGE and Anik G1 satellites are currently authorized to serve the Brazil market in accordance with these procedures.
Telstar 18 VANTAGE operates at the 138° EL orbital location under agreements with APT Satellite Company Limited (“APT”), which has been granted the right to use frequencies at the 138° EL orbital location by The Kingdom of Tonga. The ViaSat-1 satellite at the 115° WL orbital location, which has been granted the right to use frequencies at the 115° WL orbital location by the United Kingdom regulatory agency, OFCOM, includes a payload that Telesat owns and operates. The rights to use certain frequencies on Telstar 12 VANTAGE, Telstar 18 VANTAGE and Telstar 19 VANTAGE have also been granted by OFCOM.
In addition to regulatory requirements governing the use of frequencies, most countries regulate transmission of signals to and from their territory, and Telesat Corporation is required to obtain and maintain authorizations to carry on business in the countries in which it operates.
If Telesat Corporation fails to obtain or maintain particular authorizations on acceptable terms, such failure could delay or prevent it from offering some or all of its services and adversely affect results of operations, business prospects and financial condition. In particular, Telesat Corporation may not be able to obtain all of the required regulatory authorizations for the construction, launch and operation of any of its future satellites, for the spectrum for these satellites and for its ground infrastructure, on acceptable terms or at all. Even if it were able to obtain the necessary authorizations the licenses it obtains may impose significant operational restrictions, or not protect it from interference that could affect the use of satellites. Countries or their regulatory authorities may adopt new laws, policies or regulations, or change their interpretation of existing laws, policies or regulations, that could cause Telesat Corporation’s existing authorizations to be changed or cancelled, require it to incur additional costs, impose or change existing pricing, or otherwise adversely affect operations or revenues. As a result, any currently held regulatory authorizations are subject to rescission and renewal and may not remain sufficient or additional authorizations may be necessary that it may not be able to obtain on a timely basis or on terms that are not unduly costly or burdensome. Further, because the regulatory schemes vary by country, Telesat Corporation may be subject to regulations in foreign countries of which it not presently aware that it is not in compliance with, and as a result could be subject to sanctions by a foreign government.
In a number of countries regulators are considering and may adopt new spectrum allocations for terrestrial mobile broadband and 5G, including in bands that are currently allocated to satellite services. New spectrum allocations may require satellite operators to vacate or share spectrum and may limit the spectrum that is available for satellite services, which could adversely impact Telesat Corporation’s business.
The export from the U.S. of satellites and technical information related to satellites, earth station equipment and provision of services to certain countries are subject to State Department, Department of Commerce and Department of the Treasury regulations, in particular the International Traffic in Arms Regulations (“ITAR”), which currently include satellites on the list of items requiring export permits. These

ITAR provisions may constrain Telesat Corporation’s access to technical information and may have a negative impact on Telesat Corporation’s international consulting revenues. In addition, Telesat Corporation and its satellite manufacturers may not be able to obtain and maintain necessary export authorizations, which could adversely affect its ability to procure new U.S.-manufactured satellites; control existing satellites; acquire launch services; obtain insurance and pursue its rights under insurance policies; or conduct its satellite-related operations and consulting activities.
If Telesat Corporation does not make use of its spectrum rights by specified deadlines, or does not continue to use the spectrum rights it currently uses, these rights may become available for other satellite operators to use.
Telesat Corporation’s in-orbit satellites do not currently occupy all of the GSO locations for which Telesat Corporation has obtained spectrum authorizations. In some cases, the Telesat Corporation satellite that occupies a GSO location is not designed to use all of the frequency spectrum for which it has been authorized. Similarly, Telesat Corporation has been granted regulatory authorizations for certain spectrum in NGSO orbits that are not yet occupied at all or in which the full complement of satellites have not yet been deployed.
In accordance with the ITU Radio Regulations, governments have rights to use radio frequency assignments at certain GSO orbital locations and in NGSO orbits. Certain of these governments have, in turn, authorized Telesat Corporation to use these radio frequency assignments. Under the ITU Radio Regulations, Telesat Corporation must bring-into-use (“BIU”) these frequency assignments within a fixed period of time, or the governments in question would lose their international priority rights, and the frequencies at the GSO orbital location or in the NGSO orbit likely would become available for use by another satellite operator. In addition to ITU requirements, the governments that have authorized Telesat Corporation to use these orbital resources have generally conditioned such use on it meeting certain milestones, including making use of the spectrum by a specified time.
If Telesat Corporation is unable to place satellites at GSO locations or into NGSOs in a manner that satisfies the ITU Radio Regulations and national regulatory requirements, or if the ITU or national regulatory requirements were to change, or if it is unable to maintain satellites or make use of all of the spectrum for which it has been authorized at the GSO locations that it currently uses, Telesat Corporation may lose its rights to use these orbital resources and they would become available for other satellite operators to use. The loss of one or more of its orbital resources could negatively affect its plans and ability to implement its business strategy.
There are numerous risks related to monetizing C-band spectrum, and Telesat Corporation may not be able to do so in a timely way or at all.
On February 28, 2020, in the U.S., the U.S. Federal Communications Commission (“FCC”) adopted a Report and Order on Expanding Flexible use of the 3.7 to 4.2 GHz band, which Report and Order was released on March 3, 2020. The Report and Order indicated that Telesat Corporation could receive as much as US$344,400,000 from the repurposing of C-band spectrum on an expedited schedule. Telesat must take the necessary steps, as proscribed by the Report and Order, to clear the 3700 – 4000 MHz spectrum so that it can be used for 5G without interfering with those who will continue to receive C-band signals from Telesat Corporation’s satellites (See “Business — Business Strategy, Repurposing C-band Spectrum”). If Telesat Corporation is unable to fulfill this condition, it would not be entitled to any proceeds.
On August 27, 2020, ISED launched a public consultation on a similar repurposing of C-band spectrum in Canada and on May 21, 2021 released its “Decision on the Technical and Policy Framework for the 3650-4200 MHz Band and Changes to the Frequency Allocation of the 3500-3650 MHz Band”. In the decision, ISED largely adopted a proposal it had put forth which will require satellite operators to cease use of 300 MHz of C-band spectrum (3700-4000 MHz), other than in satellite-dependent areas, by March 31, 2025. ISED intends to auction the spectrum to companies that want to use it to provide terrestrial wireless services, principally 5G, in Canada. In the decision, ISED rejected a proposal put forward by Telesat, whereby Telesat — the sole C-band licensee in Canada — would accelerate, and be responsible for, the clearing of a portion of the C-band spectrum for 5G. Under our proposal, Telesat would be permitted to auction a portion of that spectrum to Canadian wireless operators for 5G services, using the auction proceeds to help fund the construction of Telesat Lightspeed and to transition the services now using the spectrum to Telesat Lightspeed and other facilities. In rejecting Telesat’s proposal, the Government of Canada stated, “Although ISED is not adopting Telesat’s specific proposal, this should not be read as a lack of support for Canadian LEO solutions. The Government of Canada is in discussion with Telesat about further support for its LEO project”. However, there can be no assurance that this discussion will result in Telesat Corporation receiving any funding from the Government of Canada.
Telesat Corporation’s Lightspeed constellation will depend on the use of spectrum; regulations governing NGSO spectrum rights, including requirements to share spectrum, remain uncertain, and could materially impact the Lightspeed constellation’s system capacity.
In order to operate the Lightspeed constellation efficiently and in a commercially viable manner, Telesat Corporation will require access to a sufficient amount of spectrum. Telesat Corporation currently holds an authorization from Canada for an NGSO network in Ka-band. However, the regulatory framework relating to NGSO spectrum rights is not fully specified. Some of the international and domestic regulations governing NGSO satellites are undergoing revision or have yet to be established. Canada, the U.S. and the ITU have adopted deployment milestones for NGSO systems. Failure to satisfy these milestones could adversely impact Telesat Corporation’s ability to maintain the international priority of its rights for its planned Lightspeed constellation and could affect its ability to maintain authorizations or lead to restrictions on the number of satellites it is permitted to operate under these authorizations.
In addition, while the international rules governing coordination between satellite systems are well established and rely on international filing date priority, the U.S. has adopted a different approach to NGSO-NGSO coordination that requires band splitting during in-line interference events if NGSO operators from the same processing round are unable to reach a coordination agreement and requires systems authorized in subsequent processing rounds to protect systems authorized in previous processing rounds. As a result, the amount of spectrum that may be available to Telesat Corporation for its Lightspeed constellation in the U.S. is uncertain. It is possible that other jurisdictions may adopt the U.S. approach. Some of the spectrum utilized by the Lightspeed constellation is also allocated to terrestrial fixed and mobile services and geostationary orbital (“GSO”) satellite services. Other portions of the spectrum Telesat Corporation plans to use are under consideration for being designated or have been designated for terrestrial fixed and mobile services. While some jurisdictions have established rules for sharing the spectrum, many jurisdictions have yet to address this issue. In addition, even under the international rules governing coordination between satellite systems, while the process for sharing spectrum is well established with respect to GSO systems, it is only now being implemented for the first time for large, broadband NGSO systems. Because the coordination of NGSO systems is both highly technically complex and new, uncertainties exist about spectrum sharing, which may limit Telesat Corporation’s ability to operate and hence monetize its Lightspeed constellation. Consequently, Telesat Corporation’s ability to use shared spectrum for its Lightspeed constellation may be adversely impacted by new rules, the implementation of existing rules, or the absence of rules for spectrum sharing.
In order to successfully sell services on its Lightspeed constellation, Telesat Corporation will require market access to each country in which its customers are located. It is uncertain if it will be successful in obtaining market access to all of the countries needed to make its Lightspeed constellation commercially successful. See “— Telesat Corporation operates in a highly regulated industry and government regulations may adversely affect its ability to sell its services, or increase the expense of such services or otherwise limit its ability to operate or grow its business.”
There are certain environmental risks that have been raised in opposition to LEO constellations, including the potential for increased orbital debris and “light pollution” associated with light reflecting off satellites in the night sky. To the extent that governments impose restrictions or additional regulations to address any environmental concerns regarding LEO constellations it may adversely impact Telesat Corporation’s ability to successfully deploy the Lightspeed constellation.
Telesat Corporation needs to modify the authorizations from Canada and the U.S. and there is no guarantee that Canadian and U.S. authorities will approve such modifications.
The parameters of Telesat Corporation’s current Ka-band Lightspeed constellation design align with the parameters of the spectrum license from Canada; however, it may be necessary to amend the milestones in the conditions of license. There is no assurance that such amendment request would be approved. The parameters of Telesat Corporation’s current Ka-band Lightspeed constellation design differ from the parameters of the market access grant from the U.S., and the market access grant from the U.S. is subject to post-grant conditions, including a requirement for providing an updated showing on orbital debris mitigation based on final system design. Telesat applied on May 26, 2020 to modify its U.S. market access grant to match the parameters of its final Ka-band Lightspeed constellation design. There is no assurance that the updated orbital debris mitigation showing will be approved. There is also no assurance that the modification will be approved or, if approved, that it will not have conditions that preclude Telesat Corporation from being able to deliver an acceptable level of service in the U.S.
If Telesat Corporation does not obtain required security clearances from, and comply with any agreements entered into with, the U.S. DoD, or if Telesat Corporation does not comply with U.S. law, Telesat Corporation may not be able to continue to sell Telesat LEO services to the U.S. Government.
To participate in classified U.S. government programs, Telesat Corporation may seek and obtain security clearances for one or more of its subsidiaries from the U.S. Department of Defense (“DoD”). Given Telesat Corporation’s foreign domestication, Telesat Corporation may be required to enter into one or more agreements with the U.S. government that may limit its ability to control the operations of this subsidiary, as required under the national security laws and regulations of the U.S. If Telesat Corporation does not obtain these security clearances, Telesat Corporation’s ability to sell LEO services to the U.S. Government will be limited. As a result, Telesat Corporation’s business could be materially and adversely affected.
Risks Relating to Telesat Corporation’s Liquidity and Capital Resources
Telesat Corporation’s level of indebtedness may increase and reduce its financial flexibility.
Telesat Corporation has a significant amount of debt. As at March 31, 2021, it had total debt of C$3,144.0 million, excluding the impact of the 2026 Senior Secured Notes issued in April 2021, and up to US$200.0 million of unused available revolving capacity under the Senior Secured Credit Facilities (not giving effect to C$0.3 million of outstanding letters of credit). Telesat Corporation may incur additional debt in the future. The terms of Telesat Corporation’s Senior Secured Credit Facilities, the indenture governing its Senior Secured Notes and the indenture governing its Senior Notes will allow it to incur substantial amounts of additional debt, subject to certain limitations. Its borrowings, current and future, will require interest payments and need to be repaid or refinanced, could require it to divert funds identified for other purposes to debt service and could create additional cash demands or impair its liquidity position and add financial risk for it. Diverting funds identified for other purposes for debt service may adversely affect Telesat Corporation’s business and growth prospects. If it cannot generate sufficient cash flow from operations to service its debt, it may need to refinance its debt, dispose of assets, reduce or delay expenditures or issue equity to obtain necessary funds. Telesat Corporation does not know whether it would be able to take any of these actions on a timely basis, on terms satisfactory to it or at all.
A substantial portion of Telesat Corporation’s borrowings bear interest at variable rates. Borrowings under the Senior Secured Credit Facilities will be at variable rates of interest and will expose it to interest rate risk. If market interest rates increase, variable-rate debt will create higher debt service requirements, which may adversely affect Telesat Corporation’s cash flow. Telesat Corporation has entered into, and in the future may enter into, interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, it may not maintain interest rate swaps with respect to all or any of its variable rate indebtedness, and any swaps it enters into may not fully mitigate its interest rate risk, may prove disadvantageous or may create additional risks.
Telesat Corporation’s substantial amount of debt may have important consequences. For example, it may: make it more difficult for it to satisfy its obligations under the Senior Secured Credit Facilities, the Senior Secured Notes and the Senior Notes; increase its vulnerability to general adverse economic and industry conditions; require it to dedicate a substantial portion of its cash flow from operations to make interest and principal payments on its debt, thereby limiting the availability of its cash flow to fund future capital expenditures, working capital and other general corporate requirements; limit its flexibility in planning for, or reacting to, changes in its business and in the industries that it services; place it at a competitive disadvantage compared with competitors that have less debt; and limit its ability to borrow additional funds, even when necessary to maintain adequate liquidity.
In addition to its debt service obligations, its operations require material expenditures on a continuing basis. Telesat Corporation’s ability to make scheduled debt payments, to refinance its obligations with respect to its indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of its operating assets and properties, as well as its capacity to fund the growth of its business, depends on its financial and operating performance. General economic conditions and financial, business and other factors affect operations and future performance. Many of these factors are beyond Telesat Corporation’s control. Telesat Corporation may not be able to generate sufficient cash flows to pay the interest on its debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.
The agreements governing Telesat Corporation’s debt, including the indenture governing its Senior Secured Notes, the indenture governing its Senior Notes and the credit agreement governing its Senior Secured Credit Facilities, contain various covenants that impose restrictions on it that may affect its ability to operate its business.
The agreements governing Telesat Corporation’s debt, including the indenture governing its Senior Secured Notes, the indenture governing its Senior Notes and the Credit Agreement, impose operating and financial restrictions on its activities. For example, the Revolving Credit Facility requires it to comply with a first lien net leverage ratio of 5.75:1.00, tested quarterly when its Revolving Credit Facility is drawn by more than 35% of the Credit Facility amount. The indenture governing its Senior Secured Notes, the indenture governing its Senior Notes, the Credit Agreement and future debt agreements may also limit or prohibit its ability to, among other things:
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incur additional debt and issue disqualified stock and preferred shares;

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create liens;

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pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

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create or permit to exist specified restrictions on its ability to receive distributions from restricted subsidiaries;

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make certain investments;

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issue guarantees;

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issue or sell the capital stock of restricted subsidiaries;

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sell or exchange assets;

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modify or cancel Telesat’s satellite insurance;

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enter into certain transactions with affiliates; and

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effect mergers, consolidations, amalgamations and transfers of all or substantially all assets.

These restrictions on Telesat Corporation’s ability to operate its business could seriously harm its business by, among other things, limiting its ability to take advantage of financing, merger and acquisition and other corporate opportunities.
Various risks, uncertainties and events beyond Telesat Corporation’s control could affect its ability to comply with these covenants and maintain this financial ratio. Failure to comply with any of the covenants in its existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, Telesat Corporation might not have sufficient funds or other resources to satisfy all of its obligations, including its obligations under the Senior Secured Notes or the Senior Notes.

Telesat Corporation’s unrestricted subsidiaries are expected to incur substantial additional debt secured by certain assets related to the Lightspeed constellation.
The agreements governing Telesat Corporation’s debt permit it to designate one or more of its restricted subsidiaries as unrestricted subsidiaries, subject to certain conditions. Certain of Telesat Corporation’s subsidiaries have been designated as unrestricted subsidiaries pursuant to those debt agreements. As a result, the covenants described above are not applicable to such subsidiaries. Telesat Corporation is developing, and intends to fund, construct and operate, its Lightspeed constellation, in one or more of its unrestricted subsidiaries. If the Lightspeed constellation program proceeds, these unrestricted subsidiaries are expected to incur substantial additional debt which would be secured by substantially all of the assets related to the Lightspeed constellation.
The limitations imposed by financing agreements on Telesat Corporation’s ability to incur additional debt and to take other actions might significantly impair its ability to obtain other financing. To service its debt and to fund planned capital expenditures, Telesat Corporation will require a significant amount of cash, which may not be available.
Telesat Corporation’s ability to make payments on, or repay or refinance its debt, including its Senior Secured Notes and Senior Notes, and to fund planned capital expenditures will depend largely upon its future operating performance. Telesat Corporation’s future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. In addition, Telesat Corporation’s ability to borrow funds in the future to make payments on its debt will depend on the satisfaction of the covenants in the Senior Secured Credit Facilities, in the indenture governing its Senior Secured Notes and in the indenture governing its Senior Notes and other agreements it may enter into in the future. In addition, if its Revolving Credit Facility is drawn by more than 35% of the Credit Facility amount, it will be required to comply with a first lien net leverage ratio of 5.75:1.00, tested quarterly, and failure to comply will result in an event of default under the Revolving Credit Facility. The indenture governing Telesat Corporation’s Senior Secured Notes, the indenture governing its Senior Notes and the Credit Agreement contain limitations on its ability to incur additional debt. Telesat Corporation cannot assure you that its business will generate sufficient cash flow from operations or that future borrowings will be available to it under the Senior Secured Credit Facilities or from other sources in an amount sufficient to enable it to pay its debt, including its Senior Secured Notes and its Senior Notes, or to fund its other liquidity needs. As of March 31, 2021, it had US$200.0 million of unused available revolving capacity under its Senior Secured Credit Facilities (not giving effect to US$0.3 million of outstanding letters of credit). In addition, Telesat Corporation’s ability to raise additional capital to refinance its debt or to fund its operations is dependent on capital market conditions.
If Telesat Corporation’s cash flows and capital resources are insufficient to service its indebtedness, it may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance its indebtedness, including its Senior Secured Notes and its Senior Notes. These alternative measures may not be successful and may not permit it to meet its scheduled debt service obligations. Telesat Corporation’s ability to restructure or refinance its debt will depend on the condition of the capital markets and its financial condition at such time. Any refinancing of its debt could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict its business operations. In addition, the terms of existing or future debt agreements, including the Senior Secured Credit Facilities, the indenture governing its Senior Secured Notes and the indenture governing its Senior Notes, may restrict Telesat Corporation from adopting some of these alternatives. In the absence of such operating results and resources, it could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. It may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that Telesat Corporation could realize from any such dispositions may not be adequate to meet its debt service obligations then due.
Telesat Corporation may not be able to generate sufficient cash to service all of its indebtedness, and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful.
Telesat Corporation’s ability to make scheduled payments on or refinance its debt obligations depends on its financial condition and operating performance, which are subject to prevailing economic, industry and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond its control. Telesat Corporation may be unable to maintain a level of cash flow from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness, including its Senior Secured Notes and its Senior Notes.
If Telesat Corporation’s cash flow and capital resources are insufficient to fund its debt service obligations, it could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance its indebtedness, including its Senior Secured Notes and its Senior Notes. Future issuances of equity would dilute the ownership position of shareholders of Telesat Corporation and unitholders of Telesat Partnership. Telesat Corporation may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow it to meet its scheduled debt service obligations. The Credit Agreement, the indenture governing the Senior Secured Notes and the indenture governing its Senior Notes will restrict its ability to dispose of assets and use the proceeds from those dispositions and may also restrict its ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. Telesat Corporation may not be able to consummate those dispositions or obtain proceeds in an amount sufficient to meet any debt service obligations then due.
Telesat Corporation’s inability to generate sufficient cash flow to satisfy its debt obligations, or to refinance its indebtedness on commercially reasonable terms or at all, would materially and adversely affect its financial position and results of operations and its ability to satisfy its obligations under its Senior Secured Notes and its Senior Notes.
If Telesat Corporation cannot make scheduled payments on its debt, it will be in default and holders of its Senior Secured Notes and its Senior Notes could declare all outstanding principal and interest to be due and payable, the lenders under the Senior Secured Credit Facilities could terminate their commitments to loan money and declare all principal and interest to be due and payable, its secured lenders (including the lenders under the Senior Secured Credit Facilities and the Senior Secured Notes) could foreclose against the assets securing their borrowings and Telesat Corporation could be forced into bankruptcy or liquidation (as and to the extent applicable to Telesat Corporation).
A lowering or withdrawal of the ratings assigned to Telesat Corporation’s Senior Secured Notes or Telesat Corporation’s Senior Notes by rating agencies may increase Telesat Corporation’s future borrowing costs and reduce Telesat Corporation’s access to capital.
Telesat Corporation’s ability to access capital markets is important to its ability to operate Telesat Corporation’s business. Increased scrutiny of the satellite industry and the impact of regulation, as well as changes in Telesat Corporation’s financial performance and unfavorable conditions in the capital markets could result in credit agencies reexamining Telesat Corporation’s credit ratings.
Telesat Corporation’s Senior Secured Notes and Telesat Corporation’s Senior Notes have a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. A downgrade in Telesat Corporation’s credit ratings could restrict or discontinue Telesat Corporation’s ability to access capital markets at attractive rates and increase Telesat Corporation’s borrowing costs. There can be no assurance that any rating assigned to any of Telesat Corporation’s debt securities will remain in effect for any given period of time or that any such ratings will not be lowered, suspended or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances so warrant.
Any future lowering of Telesat Corporation’s credit ratings likely would make it more difficult or more expensive for Telesat Corporation to obtain additional debt financing. Moreover, real or anticipated changes in Telesat Corporation’s credit ratings will generally affect the market value of Telesat Corporation’s Senior Secured Notes and Telesat Corporation’s Senior Notes.
Telesat Corporation’s variable rate indebtedness subjects Telesat Corporation to interest rate risk, which could cause Telesat Corporation’s debt service obligations to increase significantly.
Borrowings under the Senior Secured Credit Facilities will be at variable rates of interest and will expose Telesat Corporation to interest rate risk. Assuming all revolving loans are fully drawn, each quarter percentage point change in interest rates would result in a CAD$5.6 million change in interest expense on indebtedness under the Senior Secured Credit Facilities for the twelve months ended March 31, 2021. Telesat Corporation has entered into, and in the future Telesat may enter into, interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, Telesat Corporation may not maintain interest rate swaps with respect to all or any of its variable rate indebtedness, and any swaps Telesat Corporation enters into may not fully mitigate Telesat Corporation’s interest rate risk, may prove disadvantageous or may create additional risks, including risks discussed in “Risks Relating to the Transaction” above.
The uncertainty regarding the potential phase-out of LIBOR may negatively impact Telesat Corporation’s operating results.
In addition, the London Interbank Offered Rate (“LIBOR”), the interest rate benchmark used as a reference rate on Telesat Corporation’s variable rate debt, including its revolving credit facility, term loan,and interest rate swaps is expected to be phased out by the end of 2021, when private-sector banks are no longer required to report the information used to set the rate. Without this data, LIBOR may no longer be published, or the lack of quality and quantity of data may cause the rate to no longer be representative of the market. As of March 31, 2021, Telesat Corporation has outstanding US$1,552.8 million of indebtedness that matures after 2021 and includes LIBOR as a reference rate. At this time, no consensus exists as to what rate or rates will become accepted alternatives to LIBOR, although the U.S. Federal Reserve, in connection with the Alternative Reference Rates Committee, a steering committee composed of large U.S. financial institutions selected the Secured Overnight Financing Rate (“SOFR”) as the rate that represents best practice for replacing U.S. dollar LIBOR for use in new U.S. dollar derivatives and other financial contracts, and has recommended a paced transition plan that involves the creation of a reference rate based on SOFR by the end of 2021. SOFR is a more generic measure than LIBOR and considers the cost of borrowing cash overnight, collateralized by U.S. Treasury securities. Although there have been debt issuances utilizing SOFR, it is unknown whether it will attain market acceptance as a replacement for LIBOR. Moreover, it remains unclear whether the cessation of LIBOR will be delayed due to COVID-19 or what form any delay may take, and there are no assurances that there will be a delay. It is also unclear what the duration and severity of COVID-19 will be, and whether this will impact LIBOR transition planning. COVID-19 may also slow regulators’ and others’ efforts to develop and implement alternative reference rates, which could make LIBOR transition planning more difficult, particularly if the cessation of LIBOR is not delayed but an alternative reference rate does not emerge as industry standard. Given the inherent differences between LIBOR and SOFR or any other alternative benchmark rate that may be established, there are many uncertainties regarding a transition from LIBOR, including but not limited to the need to amend some or all contracts with LIBOR as the reference rate and how this will impact Telesat Corporation’s cost of variable rate debt and certain derivative financial instruments. Telesat Corporation will also need to consider new contracts and if they should reference an alternative benchmark rate or include suggested fallback language, as published by the Alternative Reference Rates Committee. The consequences of these developments with respect to LIBOR cannot be entirely predicted and span multiple future periods but could result in an increase in the cost of Telesat Corporation’s variable rate debt or derivative financial instruments which may be detrimental to its financial position or operating results.
Risks Relating to Tax Matters
U.S. Tax Risks
You should read the discussion under the caption “Certain Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations” below for a more complete discussion of certain material U.S. federal income tax considerations relating to the Transaction and the acquisition, ownership and disposition of Telesat Public Shares and Telesat Partnership Units.
Telesat Corporation or Telesat Partnership could be treated as a U.S. corporation for U.S. federal income tax purposes.
Telesat Corporation and Telesat Partnership are classified as a non-U.S. corporation and a non-U.S partnership, respectively, under general rules of U.S. federal income taxation. Unlike U.S. persons, who are generally subject to U.S. tax on worldwide income, non-U.S. persons are subject to U.S. income tax only on certain income from U.S. sources and from conducting business. Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”), and certain regulatory provisions promulgated under Section 7874, however, contain rules that, if applicable, could cause Telesat Corporation or Telesat Partnership to be taxed as a U.S. corporation for U.S. federal income tax purposes.
This treatment would apply only if (i) Telesat Corporation or Telesat Partnership acquired substantially all of the stock or assets of Loral (the “Acquisition Requirement”), (ii) following the acquisition, former shareholders of Loral own at least 80% of Telesat Corporation or Telesat Partnership by reason of their ownership of stock of Loral (the “80% Ownership Test”), (iii) the level of business activities conducted by Telesat Corporation or Telesat Partnership and its affiliates in Canada did not satisfy a certain minimum threshold level of activity (“Substantial Business Activities”), and (iv) in the case of Telesat Partnership, it is treated as a publicly traded partnership. These statutory and regulatory rules are complex and there is little administrative guidance regarding their application.
Loral has received an opinion from special tax counsel that upon consummation of the Transaction, neither Telesat Corporation nor Telesat Partnership should be taxed as a U.S. corporation. Such opinion, however, provides no assurance that the IRS may not take a position contrary to the opinion or that a court considering the issue may not hold otherwise. Further, such opinion does not consider current legislative proposals to lower the threshold for the 80% Ownership Test to 50% (or some other percentage). While Loral entered into the Transaction Agreement on November 23, 2020, it is possible that such legislative proposals, if enacted, might be applied on a retroactive basis, with no grandfather clause for transactions executed pursuant to a binding commitment entered into prior to such legislation’s enactment or in a prior tax year.
If it were determined that Telesat Corporation or Telesat Partnership should be taxed as a U.S. corporation for U.S. federal income tax purposes, Telesat Corporation or Telesat Partnership, as applicable, would be subject to U.S. federal tax return filing requirements and would be subject to U.S. tax on its worldwide income. Any foreign taxes, including Canadian taxes, paid by it would be creditable subject to several limitations, which could be material limitations.
For more information, see “Certain Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — Application of Section 7874 of the Code — 80% Ownership Test: Treatment of Telesat Corporation or Telesat Partnership as a U.S. Corporation.”
Telesat Corporation or Telesat Partnership could be treated as a surrogate foreign corporation for U.S. federal income tax purposes and Loral could be treated as an expatriated entity, which might have adverse U.S. tax consequences for Loral and for Shareholders of Telesat Corporation.
As described below in “Certain Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — Application of Section 7874 of the Code — 60% Ownership Test: Treatment of Loral as an Expatriated Entity”, even if neither Telesat Corporation nor Telesat Partnership is treated as a U.S. corporation as described above, Section 7874 of the Code and the associated regulations contain an alternative set of rules that could result in Telesat Corporation or Telesat Partnership being treated as a “surrogate foreign corporation,” and Loral being treated as an expatriated entity, if (i) the Acquisition Requirement is satisfied, (ii) following the acquisition, former shareholders of Loral own at least 60% of Telesat Corporation or Telesat Partnership by reason of their ownership of Loral stock (the “60% Ownership Test”), (iii) Telesat Corporation or Telesat Partnership does not have Substantial Business Activities in Canada, and (iv), in the case of Telesat Partnership, it is treated as a publicly traded partnership.
Loral has received an opinion from special tax counsel that, though it is not free from doubt, upon consummation of the Transaction, Telesat Corporation should not be treated as a surrogate foreign corporation. As mentioned above, Loral has also received an opinion that Telesat Partnership should neither be treated as a publicly traded partnership, nor, accordingly, a surrogate foreign corporation. If Telesat Partnership were treated as a publicly traded partnership, it would be treated as a surrogate foreign corporation effective as of the consummation of the Transaction.
Special tax counsel’s opinion described above does not provide assurance that the IRS will not take a contrary position or that a court considering the issue would not hold otherwise. If it were determined that

Telesat Corporation and/or Telesat Partnership should be treated as a surrogate foreign corporation and Loral should be treated as an expatriated entity, Loral would be subject to limitation as to the use of net operating losses and foreign tax credits to offset certain gain recognized in periods on or after the date of the Transaction. It is not anticipated that Loral will realize any material amount of gain upon or subsequent to the Transaction. If it did, however, the limitation as to the use of net operating losses and foreign tax credits could increase its potential U.S. tax liability.
Absent a change in facts and circumstances or law, it is anticipated that Telesat Corporation will eventually become a surrogate foreign corporation, and that Loral will become an expatriated entity, upon the exchange of a sufficient number of Telesat Partnership Units for Telesat Public Shares to cause both the 60% Ownership Test and the Acquisition Requirement to be satisfied. Moreover, if Loral were determined to be an expatriated entity before December 22, 2027, Loral would be required to recapture the deduction it claimed on its 2017 U.S. federal income tax return under Section 965(c) of the Code and to pay additional tax in an amount equal to 35% of the amount of such deduction. It is anticipated that the amount of such recapture would be US$38,500,000. Consequently, such recapture would substantially increase Loral’s U.S. federal income tax liability for the year in which it was determined to be an expatriated entity. Under the terms of the Transaction Agreement, PSP Investments may be entitled to a grossed-up indemnification payment for its pro rata share of such tax.
In addition, if Telesat Corporation were determined to be a surrogate foreign corporation, dividends paid by Telesat Corporation would not be treated as qualified dividend income under Section 1(h)(11) of the Code. Accordingly, non-corporate U.S. shareholders of Telesat Corporation would be subject to tax on such dividends at ordinary income rates of up to 37%, and not at the preferential 20% rate applicable under Section 1(h)(11) of the Code.
It is possible that the IRS could recharacterize the receipt of Telesat Partnership Units as a receipt of Telesat Public Shares.
As described below in “Certain Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — Other Material Income Tax Considerations to U.S. Holders Related to the Transaction — Telesat Partnership Electing Loral Stockholders”, for U.S. federal income tax purposes, the receipt of Telesat Partnership Units should qualify as a transaction described in Section 721 of the Code. If holders of Telesat Partnership Units were for U.S. federal income tax purposes deemed to receive Telesat Public Shares in the Merger, the consequences of the exchange of Loral stock for Telesat Partnership Units would generally be the same as described below under “Certain Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — Other Material Income Tax Considerations to U.S. Holders Related to the Transaction — Telesat Corporation Electing Loral Stockholders”.
Even if Telesat Partnership is not treated as a U.S. corporation by virtue of the rule described above, Telesat Partnership could be treated as a publicly traded partnership taxable for U.S. tax purposes as a corporation rather than as a partnership.
As described below in “Certain Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — Application of Section 7874 of the Code — 60% Ownership Test: Treatment of Loral as an Expatriated Entity”, Loral is in receipt of an opinion from special tax counsel that Telesat Partnership should be treated for U.S. federal income tax purposes as a partnership that is not a publicly traded partnership. Even if Telesat Partnership were treated as a publicly traded partnership, it is anticipated that it would meet the qualifying income exception (as described in “Certain Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — Certain Material U.S. Taxation Considerations to U.S. Holders of Telesat Partnership Units — Publicly Traded Partnership”) so that it would continue to be treated as a partnership for U.S. federal income tax purposes.
If Telesat Partnership were treated as a publicly traded partnership and it failed to satisfy the qualifying income exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure as described below) either upon the consummation of the Merger, or in any subsequent taxable year, it would be treated as a corporation for U.S federal income tax purposes.

If it were treated as a publicly traded partnership and it failed to satisfy the qualifying income exception upon consummation of the Merger, the consequences of the exchange of Loral stock for Telesat Partnership Units would generally be the same as described below under “Certain Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — Other Material U.S. Federal Income Tax Considerations to U.S. Holders Relating to the Transaction — Telesat Corporation Electing Loral Stockholders”.
If it were treated as a publicly traded partnership and it failed to satisfy the qualifying income exception in any subsequent taxable year, it would be treated as if it had transferred all of its assets, subject to its liabilities, to a newly formed foreign corporation, on the first day of the year, in return for stock of the corporation, and then distributed such stock to the holders of Telesat Partnership Units in liquidation of their interests in Telesat Partnership. Pursuant to Section 367(a) of the Code, the resulting deemed contribution and liquidation would be taxable to U.S. Holders of Telesat Partnership Units, in whole or in part, in an amount not to exceed the excess of the fair market value of Telesat Partnership Units over their adjusted basis in the hands of the U.S. Holder.
Telesat Corporation could be classified as a Passive Foreign Investment Company, potentially resulting in adverse U.S. tax consequences to its U.S. shareholders.
As described below in “Certain Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — Certain Material U.S. Federal Income Tax Considerations to U.S. Holders of Telesat Public Shares — Passive Foreign Investment Company Status”, if for any taxable year 75% or more of a foreign corporation’s gross income is passive income, or at least 50% of its assets are held for the production of, or produce, passive income, the foreign corporation is classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Depending on the ratio of Loral stockholders who make a Telesat Corporation Election to Loral stockholders who make a Telesat Partnership Election (and Telesat Corporation’s ownership percentage of Loral and other corporate subsidiaries upon consummation of the Merger), Telesat Corporation may be treated as a PFIC subsequent to the consummation of the Merger but prior to the point where a sufficient number of Loral stockholders who made a Telesat Partnership Election have exchanged a number of Telesat Partnership Units to cause Telesat Corporation to hold at least 25% (by value) of Telesat Partnership.
If Telesat Corporation were characterized as a PFIC, U.S. holders of Telesat Public Shares could suffer adverse tax consequences, including having gains realized on the sale of the shares treated as ordinary income, rather than capital gain, the loss of the preferential rate applicable to dividends received on the Telesat Public Shares, having interest charges apply to distributions by Telesat Corporation and the proceeds of the sale of Telesat Public Shares and subjection to additional reporting requirements. Telesat expects to provide to U.S. holders the information needed to report income and gain pursuant to a “qualified electing fund” election, which election would alleviate some of the adverse tax consequences of PFIC status.
Non-U.S. Holders of Telesat Partnership Units will generally be subject to U.S. withholding with respect to dividends received by Telesat Partnership from Loral.
As described below in “Certain Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — Certain Material U.S. Taxation Considerations to U.S. Holders of Telesat Partnership Units — Information Reporting and Backup Withholding”, upon receipt of dividends from Loral, either Loral or Telesat Partnership would be required to withhold U.S. federal income tax with respect to the portion of such dividend income allocable to a Non-U.S. Holder of Telesat Partnership Units. The normal U.S. withholding rate is 30% of the gross amount of the dividend; such rate is generally lower under the provision of the tax treaty between Canada and the U.S. and other applicable treaties. Any withholding may or may not be creditable under the foreign law applicable to such Non-U.S. Holder.
Distributions from Telesat Partnership may be Insufficient to Pay Tax on the Allocation of Income and/or Gain for U.S. Tax Purposes.
While Telesat Partnership intends to make certain distributions to holders of Telesat Partnership Units, a holder may receive allocations of income and/or capital gains in a year for U.S. tax purposes without receiving sufficient distributions from Telesat Partnership for that year to pay any U.S. or other tax the holder may owe because of such allocation. In addition, there can be no assurance that Telesat Partnership will in fact make cash distributions as intended. Even if Telesat Partnership is unable to distribute cash in amounts that are sufficient to fund a holder’s tax liability, such holder will nonetheless be required to pay any applicable income taxes.
Loral’s Pre-closing Uncertain Tax Position Risk Could Result in Post-Closing Payments.
As of March 31, 2021, Loral’s unaudited condensed consolidated balance sheet included a liability with respect to uncertain tax positions in the amount of approximately US$20,014,000. If the tax authority were to successfully contest some or all of the uncertain tax positions (whether by challenging Loral’s characterization of a transaction or the amount or availability of certain tax attributes), it is possible that a payment would be required for the resulting tax and interest and it is possible that the payment required could exceed the amount of the recorded liability. Under the terms of the Transaction Agreement, PSP Investments may be entitled to a grossed-up indemnification payment for its pro rata share of such tax.
Canadian Tax Risks
Telesat Partnership may be liable to pay tax under the SIFT Rules which may reduce after-tax returns to holders of Telesat Partnership Units and holders of Telesat Public Shares.
Telesat Partnership will be a “SIFT partnership” for the purposes of the Income Tax Act (Canada) (the “Tax Act”). As such, Telesat Partnership will be subject to SIFT Tax on its “taxable non-portfolio earnings” (as defined in the Tax Act), if any, including income, other than taxable dividends, from “non-portfolio property” (as defined in the Tax Act). In particular, Telesat Partnership would generally be required to pay SIFT Tax if its Loral stock were non-portfolio property and the unlimited liability company (“Can ULC”) formed under the laws of British Columbia by Loral Holdings Corporation (“Loral Holdings”) and Telesat CanHoldco paid a dividend to Loral Holdings, subject to any deductions that may be available to Telesat Partnership in computing the income from its Loral stock. In particular, provided Loral Holdings and Loral each pay corresponding dividends in the same taxation year as any dividend paid by Can ULC, Telesat Partnership may have available to it and intends to claim sufficient deductions so that it does not have net income from non-portfolio property. Although it is intended that Loral Holdings and Loral would each pay corresponding dividends in the same taxation year as any dividend paid by Can ULC, no assurance can be given that such dividends will be paid or that such deductions will be available. If Telesat Partnership were required to pay SIFT Tax, after-tax returns to holders of Telesat Partnership Units and indirectly to holders of Telesat Public Shares may be reduced.
Telesat Corporation may be liable to pay tax in respect of dividends paid by Can ULC to Loral Holdings.
Loral Holdings will be a controlled foreign affiliate of Telesat Partnership for purposes of the Tax Act. As such, Telesat Partnership will be required to include in its income for a year its share of the FAPI of Loral Holdings for such year, including its proportionate share of any dividends paid by Can ULC to Loral Holdings in such year. In turn, Telesat Corporation must include in income its share of the FAPI (including such dividends paid by Can ULC to Loral Holdings) of Telesat Partnership. However, if Loral Holdings and Loral each pay corresponding dividends in the same taxation year, and provided that Loral is a “foreign affiliate” of Telesat Corporation for relevant purposes of the Tax Act, Telesat Corporation may deduct in computing its taxable income a prescribed portion of such dividends received by it through Telesat Partnership. In determining the amount of such dividends from Loral that may be deducted in computing its taxable income, Telesat Corporation intends not to take into account any deduction claimed by Telesat Partnership pursuant to subsection 91(5) of the Tax Act. Telesat Corporation believes that such interpretation is consistent with the rationale expressed by the CRA for its published administrative position in this regard, but no assurance can be given. If the deduction that Telesat Corporation would otherwise claim were limited, or if a deduction claimed by Telesat Corporation were denied or otherwise not available, Telesat Corporation may be liable to pay tax on some or all of its share of FAPI resulting from any dividends paid by Can ULC to Loral Holdings and after-tax returns to holders of Telesat Public Shares may be reduced.

Non-Canadian limited partners may be subject to Canadian federal income tax with respect to any Canadian source business income earned by Telesat Partnership and may be required to file Canadian tax returns.
Telesat Corporation, as general partner, intends to manage the affairs of Telesat Partnership to the extent possible so that it does not carry on business for the purposes of the Tax Act. Nevertheless, because the determination of whether Telesat Partnership is carrying on business for the purposes of the Tax Act is a question of fact that is dependent upon the relevant circumstances, the CRA might successfully assert that Telesat Partnership carries on business for the purposes of the Tax Act.
If Telesat Partnership were considered to carry on business for the purposes of the Tax Act, holders of Telesat Partnership Units who are not, and are not deemed to be, resident in Canada for purposes of the Tax Act (i) would be subject to Canadian federal income tax on their proportionate share of any Canadian source business income earned or considered to be earned by Telesat Partnership, subject to any relief that may be provided by any applicable income tax treaty or convention, and (ii) may be required to file a Canadian federal income tax return.
Payments of dividends by Telesat CanHoldco to Telesat Partnership will be subject to Canadian federal withholding tax and Telesat CanHoldco may be unable to apply a reduced rate taking into account the residency of partners of Telesat Partnership or their entitlement to relief under an applicable income tax treaty or convention.
Dividends paid or credited or deemed to be paid or credited to a partnership that is not a “Canadian partnership” (as defined in the Tax Act) by a corporation resident in Canada are subject to withholding tax at a 25% rate.
Telesat Partnership will not be a “Canadian partnership” for purposes of the Tax Act following the Merger. However, in determining the rate of Canadian federal withholding tax applicable to dividends paid by Telesat CanHoldco to Telesat Partnership, Telesat Corporation, as general partner, expects Telesat CanHoldco to look through Telesat Partnership to its partners and, having regard to the CRA’s administrative practice in similar circumstances, not to withhold on that portion of a dividend attributable to Canadian resident partners of Telesat Partnership (including Telesat Corporation) and to take into account any reduced rates of Canadian federal withholding tax to which non-Canadian limited partners may be entitled under an applicable income tax treaty or convention.
There is a risk that Telesat Corporation may be unable to determine the residency of holders of Telesat Partnership Units on a timely basis or at all in order to establish the appropriate rates of withholding tax. In such a case, Telesat CanHoldco will withhold Canadian federal tax from their share of dividends at the rate of 25%. Holders of Telesat Partnership Units who are Canadian residents should, based on the CRA’s administrative practice, be entitled to claim a credit for such taxes against their Canadian federal income tax liability. Holders of Telesat Partnership Units who are not Canadian residents will need to take certain steps on a timely basis to receive a refund or credit in respect of any such withholding in excess of the reduced rate under an applicable income tax treaty or convention.
There is a risk that the CRA will not apply its administrative practice such that Telesat CanHoldco may be liable for additional amounts of Canadian federal withholding tax plus any associated interest and penalties if it withholds tax at less than the 25% rate under the Tax Act.
Distributions from Telesat Partnership may be Insufficient to Pay Tax on the Allocation of Income and Loss for Tax Purposes.
While Telesat Partnership intends to make certain distributions to holders of Telesat Partnership Units, a holder may receive allocations of income and/or capital gains in a year for purposes of the Tax Act without receiving sufficient distributions from Telesat Partnership for that year to pay any tax the holder may owe because of such allocation. In addition, there can be no assurance that Telesat Partnership will in fact make cash distributions as intended. Even if Telesat Partnership is unable to distribute cash in amounts that are sufficient to fund a holder’s tax liability, such holder will nonetheless be required to pay any applicable income taxes.

Certain Canadian Rules in respect of Foreign Tax Credits may apply to Telesat Partnership.
The Foreign Tax Credit Generator Rules are anti-avoidance rules designed to address certain transactions specifically designed to generate foreign tax credits. Under the Foreign Tax Credit Generator Rules, the foreign “business income tax” or “non-business income tax” eligible for a foreign tax credit for a Canadian resident holder of Telesat Partnership Units for any taxation year may be limited in certain circumstances, including where such holder’s direct or indirect share of the income of a partnership under the income tax laws of a country other than Canada (e.g., the U.S.) under whose laws the income of such partnership is subject to taxation, is less than such holder’s share of such income for purposes of the Tax Act. Although the Foreign Tax Credit Generator Rules are not expected to apply to Telesat Partnership or to its partners, no assurances can be given in this regard.
Canadian tax laws, or the interpretation thereof, could change in a manner which adversely affects Telesat Partnership, Telesat Corporation, holders of Telesat Partnership Units and/or Telesat Public Shares.
There is a risk that Canadian tax laws, or the interpretation thereof, could change in a manner that adversely affects Telesat Partnership, Telesat Corporation, holders of Telesat Partnership Units and/or Telesat Public Shares.
Changes in tax laws and unanticipated tax liabilities could adversely affect profitability.
Telesat Corporation is subject to taxes in Canada and numerous foreign jurisdictions. Telesat Corporation’s tax liabilities could be adversely affected in the future by a number of factors, including changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and the outcome of tax audits in various jurisdictions around the world. Many of the countries in which Telesat Corporation does business have or are expected to adopt changes to tax laws as a result of the Base Erosion and Profit Shifting final proposals from the Organization for Economic Co-operation and Development and specific country anti-avoidance initiatives. Such tax law changes increase uncertainty and may adversely affect Telesat Corporation’s tax provision. Telesat Corporation regularly assesses all of these matters to determine the adequacy of its tax provision, which is subject to significant judgment.

DISCLAIMER — FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this document, the words “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should,” “anticipates,” “estimates,” “project,” “intend” or “outlook” or other variations of these words or other similar expressions are intended to identify forward-looking statements and information. In addition, Telesat, Loral or their respective representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the SEC, and press releases or oral statements made with the approval of an authorized executive officer of Telesat or Loral. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are described in the section of this proxy statement/prospectus entitled “Risk Factors”. Risks and uncertainties include but are not limited to (1) risks associated with financial factors, including swings in the global financial markets, increases in interest rates and access to capital; (2) risks associated with satellite services, including dependence on large customers, launch delays and failures, in-orbit failures and competition; (3) risks and uncertainties associated with the Lightspeed constellation, including overcoming technological challenges, access to spectrum and markets, governmental restrictions or regulations to address environmental concerns, raising sufficient capital to design and implement the system and competition from other low earth orbit systems; (4) regulatory risks, such as the effect of industry and government regulations that affect Telesat; (5) risks related to the satisfaction of the conditions to closing the Transaction with PSP Investments and Telesat in the anticipated timeframe or at all, including the failure to obtain necessary regulatory and stockholder approvals; (6) risks relating to the inability or failure to realize the anticipated benefits of the Transaction; (7) risks of disruption from the Transaction making it more difficult to maintain business and operational relationships; (8) risks relating to the incurrence of significant transaction costs and unknown liabilities, including litigation or regulatory actions related to the Transaction; and (9) other risks, including risks relating to and resulting from the COVID-19 pandemic. The foregoing list of important factors is not exclusive. Furthermore, each of Telesat and Loral operate in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond Telesat’s or Loral’s control.

THE PARTIES
Loral Space & Communications Inc. (Loral)
Loral Space & Communications Inc. is a Delaware corporation that, together with its subsidiaries, is a leading satellite communications company engaged, through its ownership interests in affiliates, in satellite-based communications services. Loral has one operating segment consisting of satellite-based communications services. Loral participates in satellite services operations primarily through its ownership interest in Telesat, a leading global satellite operator. Loral holds a 62.6% equity interest in Telesat and a 32.6% voting interest on all matters.
Loral’s Voting Common Stock is listed on the NASDAQ Global Select Market under the symbol “LORL.” Loral’s principal executive office is located at 600 Fifth Avenue, New York, New York 10020, and its telephone number is (212) 697-1105.
Telesat Canada (Telesat)
Backed by a legacy of engineering excellence, reliability and industry-leading customer service, Telesat has grown to be one of the largest and most successful global satellite operators. Telesat works collaboratively with its customers to deliver critical connectivity solutions that tackle the world’s most complex communications challenges, providing powerful advantages that improve their operations and drive growth. The planned Lightspeed constellation will revolutionize global broadband connectivity by delivering a combination of high capacity, security, resiliency and affordability with ultra-low latency and fiber-like speeds.
Privately held and headquartered in Ottawa, Canada with offices and facilities around the world, Telesat’s principal shareholders are PSP Investments and Loral.
MHR Fund Management LLC (MHR)
Founded in 1996, MHR Fund Management LLC is a New York-based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies across a variety of industries. MHR, through certain of its affiliated funds, is the holder of the largest percentage of the outstanding Loral Voting Common Stock and the holder of all of the outstanding Loral Non-Voting Common Stock. MHR’s principal executive office is located at 1345 Avenue of the Americas, 42nd Floor, New York, New York 10105 and its telephone number is (212) 262-0005.
Public Sector Pension Investment Board (PSP Investments) and Red Isle Private Investments Inc. (Red Isle)
PSP Investments is a Canadian crown corporation established to invest the amounts transferred by the federal government equal to the proceeds of the net contributions since April 1, 2000, for the pension plans of the Public Service, the Canadian Forces and the Royal Canadian Mounted Police, and since March 1, 2007, for the Reserve Force Pension Plan. PSP Investments holds its interest in Telesat through a wholly owned subsidiary, Red Isle, a corporation organized under the CBCA. Red Isle’s interest in Telesat is a 36.7% equity interest, a 67.4% voting interest on all matters except for the election of directors, and a 29.4% voting interest for the election of directors. PSP Investments’ principal place of business is at 1250 Boulevard René Lévesque West, Suite 1400, Montreal, Quebec, Canada, H3B 5E9 and its registered office is at 1 Rideau Street, 7th Floor, Ottawa, Ontario, Canada, K1N 8S7. Red Isle’s principal place of business and its registered office is at 1250 Boulevard René Lévesque West, Suite 1400, Montreal, Quebec, Canada, H3B 5E9 and its telephone number is +1 613-782-3095.
Lion Combination Sub Corporation (Merger Sub)
Lion Combination Sub Corporation is a Delaware corporation and wholly owned subsidiary of Loral formed by Loral for the purpose of engaging in the Transaction pursuant to the terms of the Transaction Agreement. If approved by the Requisite Stockholder Vote, Merger Sub will merge with and into Loral, with Loral surviving the Merger. Merger Sub has not engaged in any activities other than entering into certain preliminary agreements and engaging in the Transaction. The principal executive office and telephone number of Merger Sub are the same as those of Loral.
Telesat Corporation (Telesat Corporation)
Telesat Corporation is a Canadian-controlled British Columbia corporation anticipated to be the new Canadian-controlled publicly traded entity in which Telesat’s current direct and indirect shareholders may elect to receive Telesat Public Shares. As a condition to consummating the Transaction, the Class A Shares and the Class B Shares must be approved for trading on a U.S. national securities exchange. Telesat Corporation has not engaged in any activities other than entering into certain preliminary agreements and engaging in the Transaction. The principal executive office and telephone number of Telesat Corporation are the same as those of Telesat.
Telesat Partnership LP (Telesat Partnership)
Telesat Partnership is a Canadian-controlled limited partnership formed under the laws of Ontario. Loral stockholders may elect to receive Telesat Partnership Units. As more fully described in “Post-Transaction Organizational Structure”, the Telesat Partnership Units will be exchangeable for the applicable class of Telesat Corporation Shares (depending on the residency of the exercising unitholder) following the Lock-Up Period and in certain other circumstances. Telesat Partnership has not engaged in any activities other than entering into certain preliminary agreements and engaging in the Transaction. The principal executive office and telephone number of Telesat Partnership are the same as those of Telesat.
Telesat CanHold Corporation (Telesat CanHoldco)
Telesat CanHold Corporation is a British Columbia corporation and a wholly owned subsidiary of Telesat Partnership. It is anticipated that it will hold approximately 37% of Telesat following consummation of the Transaction. Telesat CanHold Corporation has not engaged in any activities other than entering into certain preliminary agreements and engaging in the Transaction. The principal executive office and telephone number of Telesat CanHold Corporation are the same as those of Telesat.

THE LORAL STOCKHOLDER MEETING
This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Loral stockholders for use at the Loral Stockholder Meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to Loral stockholders on or about July 7, 2021.
Date, Time and Place
The Loral Stockholder Meeting will be held online via live webcast at https://meetings.computershare.com/MNUMLZU, at 10:00 a.m., Eastern Time, on August 9, 2021. There will not be a physical meeting location. You will be able to attend the Loral Stockholder Meeting online and submit your questions during the meeting by visiting https://meetings.computershare.com/MNUMLZU. You also will be able to vote your shares online by attending the Loral Stockholder Meeting by webcast. Online check-in will begin one hour prior to commencement of the Loral Stockholder Meeting, and Loral encourages you to allow ample time for the online check-in procedures. Please note that you will not be able to attend the Loral Stockholder Meeting in person.
To participate in the Loral Stockholder Meeting, you will need to review the information included on your proxy card or on the instructions that accompanied your proxy materials. If you are a Loral stockholder of record (i.e., you hold your shares of Loral Voting Common Stock in certificated form or through Loral’s transfer agent, Computershare), you do not need to register to attend the Loral Stockholder Meeting virtually on the Internet. In order to cast your vote at the Loral Stockholder Meeting virtually on the Internet, you must enter your control number that was included with the proxy card that you received. If you lose or misplace your control number, you may contact Computershare in advance of the Loral Stockholder Meeting to obtain a replacement control number. For security reasons, Computershare is unable to provide a replacement control number once the Loral Stockholder Meeting has commenced. Please follow the instructions on the proxy card that you received.
If you hold your shares of Loral Voting Common Stock through an intermediary, such as a bank or broker, you must submit proof of your proxy power (legal proxy) reflecting your shares of Loral Voting Common Stock along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on August 4, 2021. After Computershare receives your registration materials, you will receive a confirmation of your registration by email along with your control number, which you will need to enter in order to cast your vote at the Loral Stockholder Meeting virtually on the Internet. Requests for registration should be directed to Computershare at the following:
By email
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail
Computershare
Loral Space & Communications Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
The Transaction Proposal
The Loral Board, by resolutions unanimously adopted (with two directors having recused themselves due to their affiliation with MHR) at a meeting duly called and held, has determined that the Transaction Agreement and the Transaction are in the best interests of Loral and the Loral stockholders, recommends that the Loral stockholders adopt the Transaction Agreement, and has directed that the Transaction Agreement and the consummation of the Transaction be submitted to the Loral stockholders for their consideration.
Required Vote; Requisite Stockholder Vote
The adoption of the Transaction Agreement requires approval by the affirmative vote of each of the holders of a majority of (i) the outstanding shares of Loral Voting Common Stock entitled to vote thereon

(referred to herein as the “Statutory Vote”) and (ii) the outstanding Loral Voting Common Stock held by stockholders who are unaffiliated with MHR, any party to the Transaction Agreement or certain of their respective affiliates as provided in the Transaction Agreement (referred to herein as the “Disinterested Stockholder Vote” and, together with the Statutory Vote, the “Requisite Stockholder Vote”).
For the adoption of the Transaction Agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the adoption of the Transaction Agreement.
In respect of each of the Adjournment Proposal and the Officer Compensation Proposal: (i) the affirmative vote of holders of at least a majority of the shares of Loral Voting Common Stock present or represented by proxy at the Loral Stockholder Meeting and entitled to vote thereon will be required to approve such proposal, (ii) abstentions will have the same effect as a vote “AGAINST” such proposal and (iii) broker non-votes will not have any effect on the outcome of the vote for such proposal.
Who Can Vote
All of the holders of Loral Voting Common Stock of record as of the close of business on June 10, 2021, the Record Date for the Loral Stockholder Meeting, are entitled to receive notice of and to vote at the Loral Stockholder Meeting. As of the Record Date, there were 21,427,078 shares of Loral Voting Common Stock outstanding and entitled to vote at the Loral Stockholder Meeting, held by approximately 126 holders of record. Each outstanding share of Loral Voting Common Stock is entitled to one vote on each proposal presented at the Loral Stockholder Meeting.
Record and Beneficial Stockholders of Loral
If your shares of Loral Voting Common Stock are held in certificated form or are registered directly in your name with Loral’s transfer agent, Computershare, you are considered, with respect to those shares of Loral Voting Common Stock, the stockholder of record, and Loral sent this proxy statement/prospectus and the enclosed proxy card directly to you.
If your shares of Loral Voting Common Stock are held in an account at a brokerage firm, bank or other intermediary, you are the beneficial owner of Loral Voting Common Stock held in “street name”, or in the general account of your nominee. Loral does not send proxy materials directly to its beneficial stockholders, regardless of whether they are objecting beneficial owners (“OBOs”) or non-objecting beneficial owners (“NOBOs”). Intermediaries generally forward proxy materials to beneficial holders. They are accountable for complying with stockholder requests to receive materials for stockholder meetings and to vote their shares.
Prior to the Loral Stockholder Meeting, Loral will have a list of Loral stockholders of record available for review in accordance with the DGCL. If you are a beneficial stockholder of Loral and your shares of Loral Voting Common Stock are held in “street name”, your intermediary or its agent will appear on the list because it is the holder of record of your Loral shares.
Delivery of Materials
These proxy materials have been sent to you, as a Loral stockholder, by mail, or electronically if you requested it. Loral pays the costs of soliciting proxies from its record and beneficial stockholders, including the costs of:
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forwarding printed proxy materials by mail to Loral stockholders (including NOBOs and OBOs),and

•
obtaining Loral beneficial owners’ voting instructions from their intermediaries.

If you use the Internet to vote or access proxy materials electronically, you may incur usage charges and other costs from Internet access providers or telephone companies.
How to Vote
If you are a stockholder of record, you may have your shares of Loral Voting Common Stock voted on matters presented at the Loral Stockholder Meeting in any of the following ways:

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by proxy — stockholders of record have a choice of voting by proxy:

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by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

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by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

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at the virtual meeting — you may attend and cast your vote online at the Loral Stockholder Meeting by entering your control number that was included with the proxy card that you received and following the instructions on your proxy card. If you lose or misplace your control number, you may contact Computershare in advance of the Loral Stockholder Meeting to obtain a replacement control number. For security reasons, Computershare is unable to provide a replacement control number once the Loral Stockholder Meeting has commenced.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Loral Voting Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to cast your vote online at the Loral Stockholder Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Loral Stockholder Meeting.
Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with Loral’s Corporate Secretary by the time the Loral Stockholder Meeting begins. Please do not send in your stock certificates with your proxy card. If you were issued a stock certificate representing your shares of Loral Voting Common Stock, when the Transaction is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.
If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Loral Voting Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Loral Voting Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Loral Stockholder Meeting.
If you properly sign your proxy card but do not mark the boxes showing how your shares of Loral Voting Common Stock should be voted on a matter, the shares of Loral Voting Common Stock represented by your properly signed proxy will be voted “FOR” the Transaction Proposal, “FOR” the Adjournment Proposal and “FOR” the Officer Compensation Proposal.
If you have any questions or need assistance voting your shares, please contact D.F. King, Loral’s proxy solicitor, by calling toll-free at (800) 821-8781. Banks, brokerage firms and other nominees may call collect at (212) 269-5550.
IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF LORAL VOTING COMMON STOCK AT THE LORAL STOCKHOLDER MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE LORAL STOCKHOLDER MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE LORAL STOCKHOLDER MEETING MAY REVOKE THEIR PROXIES BY VOTING ONLINE BY FOLLOWING THE INSTRUCTIONS ON THEIR PROXY CARD.
As of June 10, 2021, the Loral directors and named executive officers beneficially owned and were entitled to vote, in the aggregate, 8,702,873 shares of Loral Voting Common Stock (not including any shares of Loral Voting Common Stock deliverable upon the settlement of any Loral RSUs and unpaid dividends with respect to Loral RSUs), representing 40.6% of the outstanding shares of Loral Voting Common Stock. The directors and executive officers of Loral have informed Loral that they currently intend to vote all such shares of Loral Voting Common Stock “FOR” the Transaction Proposal, “FOR” the Adjournment Proposal and “FOR” the Officer Compensation Proposal.
Voting Support Agreement
As a condition and inducement to the willingness of PSP Investments to enter into the Transaction Agreement, MHR and certain of its affiliates entered into the Voting Support Agreement with PSP Investments and Telesat pursuant to which, among other things, MHR and certain of its affiliates agreed to vote in favor of the Transaction an amount of shares equal to 30% of the outstanding Loral Voting Common Stock. In addition, MHR and certain of its affiliates made certain representations and warranties of similar scope to those made by PSP Investments in the Transaction Agreement and have agreed to abide by certain non-solicitation obligations and assist in the regulatory filings, in each case, to a similar extent as PSP Investments under the Transaction Agreement.
Principal Shareholders
The table below lists Loral stockholders who, to the knowledge of Loral, beneficially own, control or direct, directly or indirectly, 5% or more of the issued and outstanding shares of Loral Voting Common Stock. This information is based solely on Loral’s review of public filings as of the Record Date.
Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Various funds affiliated with MHR Fund Management LLC and Mark H. Rachesky, M.D.(2) 1345 Avenue of the Americas, 42nd Floor, New York, NY 10105	8,544,419(3)	39.9%
Mario J. Gabelli and various entities directly or indirectly controlled by him or for which he serves as chief investment officer One Corporate Center, Rye, NY 10580-1435	2,169,674(4)	10.1%
The Vanguard Group(5) 100 Vanguard Boulevard, Malvern, PA 19355	1,196,842	5.6%

(1)
Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Exchange Act and is based upon the 21,427,078 shares of Loral Voting Common Stock outstanding as of June  10, 2021.

(2)
Information based on Amendment Number 29 to Schedule 13D, filed with the SEC on November 25, 2020, relating to securities held for the accounts of each of MHR Capital Partners Master Account II Holdings LLC (“Master Account II Holdings”), a Delaware limited liability company, MHR Capital Partners (100) LP (“Capital Partners (100)”), MHR Institutional Partners LP (“Institutional Partners”), MHRA LP (“MHRA”), MHRM LP (“MHRM”), MHR Institutional Partners II LP (“Institutional Partners II”), MHR Institutional Partners IIA LP (“Institutional Partners IIA”) and MHR Institutional Partners III LP (“Institutional Partners III”), each (other than Master Account II Holdings) a Delaware limited partnership. MHR Capital Partners Master Account II LP (“Master Account II”), a limited partnership organized in the Republic of the Marshall Islands, is the sole member of Master Account II Holdings, and, in such capacity, may be deemed to beneficially own the shares of Loral Voting Common Stock held for the account of Master Account II Holdings. MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account II and Capital Partners (100), and, in such capacity, may be deemed to beneficially own the shares of Loral Voting Common Stock held for the accounts of each of Master Account II Holdings and Capital Partners (100). MHR Institutional Advisors LLC (“Institutional Advisors”) is the general partner of each of Institutional Partners, MHRA and MHRM, and, in such capacity, may be deemed to beneficially own the shares of Loral Voting Common Stock held for the accounts of each of Institutional Partners, MHRA and MHRM. MHR Institutional

Advisors II LLC (“Institutional Advisors II”) is the general partner of each of Institutional Partners II and Institutional Partners IIA, and, in such capacity, may be deemed to beneficially own the shares of Loral Voting Common Stock held for the accounts of each of Institutional Partners II and Institutional Partners IIA. MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Partners III, and, in such capacity, may be deemed to beneficially own the shares of Loral Voting Common Stock held for the account of Institutional Partners III. MHR is a Delaware limited liability company that is an affiliate of and has an investment management agreement with Master Account II, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III, and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the shares of Loral Voting Common Stock reported herein and, accordingly, MHR may be deemed to beneficially own the shares of Loral Voting Common Stock reported herein which are held for the account of each of Master Account II Holdings, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III. MHR Holdings LLC (“MHR Holdings”), a Delaware limited liability company, is the managing member of MHR and, in such capacity, may be deemed to beneficially own any shares of Loral Voting Common Stock that are deemed to be beneficially owned by MHR.
MHRC LLC (“MHRC”) is the managing member of Advisors and, in such capacity, may be deemed to beneficially own the shares of Loral Voting Common Stock held for the accounts of each of Master Account II Holdings and Capital Partners (100). MHRC I LLC (“MHRC I”) is the managing member of Institutional Advisors and, in such capacity, may be deemed to beneficially own the shares of Loral Voting Common Stock held for the accounts of Institutional Partners, MHRA and MHRM. MHRC II LLC (“MHRC II”) is the managing member of Institutional Advisors II and, in such capacity, may be deemed to beneficially own the shares of Loral Voting Common Stock held for the accounts of each of Institutional Partners II and Institutional Partners IIA.
Mark H. Rachesky, M.D. (“Dr. Rachesky”) is the managing member of MHRC and, in such capacity, may be deemed to beneficially own the shares of Loral Voting Common Stock held for the accounts of each of Master Account II Holdings and Capital Partners (100). Dr. Rachesky is the managing member of MHRC II and, in such capacity, may be deemed to beneficially own the shares of Loral Voting Common Stock held for the accounts of each of Institutional Partners II and Institutional Partners IIA. Dr. Rachesky is the manager of MHRC I and, in such capacity, may be deemed to beneficially own the shares of Loral Voting Common Stock held for the accounts of each of Institutional Partners, MHRA and MHRM. Dr. Rachesky is the managing member of Institutional Advisors III and, in such capacity, may be deemed to beneficially own the shares of Loral Voting Common Stock held for the account of Institutional Partners III. Dr. Rachesky is the managing member of MHR Holdings, and, in such capacity, may be deemed to beneficially own the shares of Loral Voting Common Stock held for the accounts of each of Master Account II Holdings, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III.
(3)
Includes 8,529,419 shares of Loral Voting Common Stock held by funds affiliated with MHR and 15,000 shares of Loral Voting Common Stock held directly by Dr. Rachesky. Various funds affiliated with MHR also own 9,505,673 shares of Loral Non-Voting Common Stock, which, when taken together with the shares of Loral Voting Common Stock owned by all funds affiliated with MHR, represent approximately 58.4% of the issued and outstanding shares of Loral Voting Common Stock and Loral Non-Voting Common Stock as of the Record Date. Does not include 46,136 restricted stock units awarded to Dr. Rachesky that are payable, in the sole discretion of Loral, in cash or in stock.

(4)
Information based solely on Amendment No. 6 to Schedule 13D filed with the SEC on October 6, 2020 by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer (collectively, the “Gabelli Reporting Persons”). According to Amendment No. 6 to Schedule 13D, the Gabelli Reporting Persons beneficially own shares of Loral Voting Common Stock as follows: GAMCO Asset Management Inc. (“GAMCO”) beneficially owns 1,085,858 shares of Loral Voting Common Stock; Gabelli Funds, LLC (“Gabelli Funds”) beneficially owns 929,668 shares of Loral Voting Common Stock; Gabelli & Company Investment Advisors, Inc. beneficially owns 113,498 shares of Loral Voting Common Stock; Gabelli Foundation, Inc. (“Foundation”)

beneficially owns 7,500 shares of Loral Voting Common Stock; MJG Associates, Inc. beneficially owns 29,400 shares of Loral Voting Common Stock; and Associated Capital Group, Inc. (“AC”) beneficially owns 3,750 shares of Loral Voting Common Stock. Mr. Gabelli is deemed to be the beneficial owner of all of the shares of Loral Voting Common Stock owned beneficially by each of the foregoing Gabelli Reporting Persons. Each of the Gabelli Reporting Persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares of Loral Voting Common Stock reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have the authority to vote 81,500 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares of Loral Voting Common Stock held by certain funds for which it provides advisory services (the “Funds”) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in Loral and, in that event, the proxy voting committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the proxy voting committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (iv) the powers of Mr. Gabelli, AC, GBL and GGCP, Inc. are indirect with respect to shares of Loral Voting Common Stock beneficially owned directly by other Gabelli Reporting Persons.
(5)
Information based solely on a Schedule 13G/A (Amendment No. 2), filed with the SEC on February 10, 2021, by The Vanguard Group (the “Vanguard Group”) relating to securities held, as of December 31, 2020. According to the Schedule 13G/A, the Vanguard Group has sole voting power with respect to no shares held, has shared voting power with respect to 16,783 shares held, sole dispositive power with respect to 1,171,247 shares held and shared dispositive power with respect to 25,595 shares held.

Voting by Proxy
Voting by proxy is the easiest way to vote, and Loral stockholders may do so by phone, mail or on the Internet. Voting by proxy means that you, as a Loral stockholder, are giving someone else (i.e., your proxyholder) the authority to attend the Loral Stockholder Meeting and vote your shares of Loral Voting Common Stock for you.
You, as a Loral stockholder, may appoint anyone to be your proxyholder and this person does not need to be a Loral stockholder. Your votes will be counted only if your proxyholder attends the Loral Stockholder Meeting and votes your Loral shares for you. Simply follow the instructions on the proxy form, and print the name of the person you would like to appoint as proxyholder in the space provided. If you vote by proxy but do not specify a proxyholder, the representatives of Loral appointed by the Loral Board as set forth on your proxy card or voting instructions will act as your proxyholder.
Proxyholders must vote Loral shares according to the instructions given to them by Loral stockholders. If you, as a Loral stockholder, do not specify your voting instructions, your proxyholder may vote as he/she sees fit. If you do not specify your voting instructions and you have appointed Loral representatives to act as your proxyholder, they will vote “FOR” approving the Loral Stockholder Meeting Proposals. If you fail to submit a proxy or to vote online at the Loral Stockholder Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Loral Voting Common Stock will not be voted on the adoption of the Transaction Agreement, which will have the same effect as a vote “AGAINST” the adoption of the Transaction Agreement, and your shares of Loral Voting Common Stock will not have an effect on the other Loral Stockholder Meeting Proposals.
Revocation of Proxies
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to Loral’s Corporate Secretary, which must be filed with the Corporate Secretary by the time the Loral Stockholder Meeting begins, or by attending the Loral Stockholder Meeting and voting online by following the instructions provided on your proxy card. Written notice of revocation should be mailed to: Loral Space & Communications Inc., Attention: Corporate Secretary, 600 Fifth Avenue, 16th Floor, New York, New York 10020.

Solicitation of Proxies
Loral has engaged D.F. King to assist in the solicitation of proxies for the Loral Stockholder Meeting. Loral estimates that fees and expenses of D.F. King will be approximately $25,000 plus certain charges for specified solicitation services and reimbursement of a reasonable amount of out-of-pocket expenses.
Quorum
A majority of the shares of Loral Voting Common Stock outstanding at the close of business on the Record Date and entitled to vote, present online or represented by proxy, at the Loral Stockholder Meeting constitutes a quorum for the purposes of the Loral Stockholder Meeting. Shares of Loral Voting Common Stock represented at the Loral Stockholder Meeting but not voted, including shares of Loral Voting Common Stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. A quorum is necessary to transact business at the Loral Stockholder Meeting. Once a share of Loral Voting Common Stock is represented at the Loral Stockholder Meeting, it will be counted for the purpose of determining a quorum at the Loral Stockholder Meeting and any adjournment of the Loral Stockholder Meeting. If a new record date is, however, set for the adjourned Loral Stockholder Meeting, then a new quorum will have to be determined. In the event that a quorum is not present at the Loral Stockholder Meeting, it is expected that the Loral Stockholder Meeting will be adjourned.
Record Date
The Loral Board has set June 10, 2021 as the Record Date for the Loral Stockholder Meeting. Only holders of record of Loral Voting Common Stock on the Record Date are entitled to vote at the Loral Stockholder Meeting. On the Record Date, there were 21,427,078 shares of Loral Voting Common Stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the Loral Stockholder Meeting for each share of Loral Voting Common Stock that you owned on the Record Date.
About Abstentions and Broker Non-Votes
Under the NASDAQ listing rules, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Banks, brokerage firms and other nominees are, however, precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the Transaction Agreement and the Adjournment Proposal. As a result, absent specific instructions from the beneficial owner of such shares of Loral Voting Common Stock, banks, brokerage firms and other nominees are not empowered to vote those shares of Loral Voting Common Stock on these non-routine matters. These broker non-votes will have the same effect as a vote “AGAINST” approval of the adoption of the Transaction Agreement, but will not be counted in respect of, and will not have an effect on, any of the other Loral Stockholder Meeting Proposals. It is important, therefore, that you instruct your broker on how to vote your shares if you want your vote counted for purposes of approving the Transaction Proposal, the Adjournment Proposal or the Officer Compensation Proposal.
Adjournments and Postponements
Subject to Loral’s organizational documents and applicable law, the Loral Stockholder Meeting may be adjourned as provided in the Transaction Agreement or if a quorum is not present at the Loral Stockholder Meeting. An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of Loral Voting Common Stock present at, virtually or represented by proxy, and entitled to vote thereon at the Loral Stockholder Meeting. Notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, Loral may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Any adjournment of the Loral Stockholder Meeting for the purpose of soliciting additional proxies will allow Loral stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Loral Stockholder Meeting as adjourned.

Rights of Loral Stockholders to Seek Appraisal
Appraisal rights are statutory rights under Delaware law that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are, however, not available in all circumstances. Appraisal rights are not available to Loral stockholders in connection with the Transaction.

THE TRANSACTION
The following is a description of the material aspects of the Transaction. While the following description is intended to cover the material terms of the Transaction, the description may not contain all of the information that may be important to you. The discussion of the Transaction in this proxy statement/prospectus is qualified in its entirety by reference to the Transaction Agreement, which is attached to this proxy statement/prospectus as Annex A and incorporated by reference into this proxy statement/prospectus. The representations, warranties and covenants contained in the Transaction Agreement were made only for the purposes of the Transaction Agreement and as of specified dates, were solely for the benefit of the parties to the Transaction Agreement, and may be subject to limitations agreed upon by the contracting parties and may be subject to standards of materiality applicable to the contracting parties. In addition, the assertions embodied in the representations and warranties contained in the Transaction Agreement are qualified by information in confidential disclosure letters that the parties have exchanged, which have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of Loral or Telesat without considering the entirety of public disclosure about Loral and Telesat as set forth in their respective SEC filings. You are encouraged to read carefully this entire proxy statement/prospectus, including the Transaction Agreement, for a more complete understanding of the Transaction.
Effect of the Transaction
Upon satisfaction of the terms and subject to the conditions set forth in the Transaction Agreement, the Transaction will result in the current Loral stockholders, PSP Investments (indirectly through Red Isle) and certain individual shareholders (other than the Voting Directors) of Telesat (the “Individual Telesat Stockholders”) owning indirectly through Telesat Corporation and Telesat Partnership approximately the same percentage of equity in Telesat as they currently hold in Telesat, Telesat Corporation becoming the publicly traded general partner of Telesat Partnership and Telesat Partnership indirectly owning all of the economic interests in Telesat. The Transaction includes the following steps: (i) Red Isle contributing all of its equity interests in Telesat in exchange for Class C Shares and Class C Units (PSP Investments will also (a) be entitled to a payment of US$7 million, (b) be entitled to or obligated to pay a post-closing economic adjustment reflecting the net asset value of Loral's non-Telesat assets and liabilities, and (c) will be indemnified for certain losses incurred by Telesat Corporation following the consummation of the Transaction, as more fully described in “The Transaction Agreement — Indemnification of PSP Investments” and “The Transaction — Transaction Consideration; Adjustments”); (ii) consummation of the transactions contemplated by the Stockholder Contribution Agreements; (iii) consummation of the transactions contemplated by the Voting Director Contribution Agreement; (iv) the Merger of Merger Sub with and into Loral, with Loral surviving the Merger as a wholly owned subsidiary of Telesat Partnership and Loral stockholders receiving, at their election, either Telesat Public Shares and/or Telesat Partnership Units; and (v) consummation of the transactions contemplated by the Optionholder Exchange Agreements.
Structural Impediments to a Strategic Transaction
Since at least 2010, Loral has been in discussions with PSP Investments to explore various strategic transactions relating to Loral’s ownership interest in Telesat with a view toward enhancing stockholder value for all Loral stockholders. However, the structure of the ownership of Telesat posed a material impediment to any such transaction. Because Loral has a low tax basis in its equity in Telesat, any sale by Loral of its interest in Telesat would trigger a material tax liability at Loral. Thus, from an economic standpoint, the efficient means of engaging in a strategic transaction with respect to Loral’s interest in Telesat would be a transaction involving an acquisition of Loral as opposed to Loral’s interest in Telesat. Although under the terms of the Telesat Shareholders Agreement Loral had the right to require PSP Investments to sell its interest in Telesat on the same terms as Loral, such “drag-along right” would not be triggered upon a transaction involving an acquisition of Loral; thus, any strategic transaction involving the indirect sale of equity in Telesat to a third-party acquirer of Loral would require the consent of PSP Investments. Additionally, any transaction involving both an acquisition of Loral and PSP Investments’ interest in Telesat would require a negotiation between Loral and PSP Investments as to the allocation of consideration with respect to Loral’s non-Telesat assets and liabilities and, in PSP Investments’ view, the lower consideration that a buyer would be willing to pay for owning a portion of Telesat through a U.S.

corporation as a result of tax inefficiencies. Those issues were a principal factor in the failure to reach agreement either with third parties or between Loral and PSP Investments on the following transactions considered during the period:
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A sale process conducted in 2010 for a sale of all of the equity in Loral and PSP Investments’ interest in Telesat.

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A sale process conducted in 2013 for a sale of all of the equity in Loral in which PSP Investments could choose to sell its interest in Telesat or roll-over its interest with a new buyer (the “2013 Potential Transaction”).

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A potential transaction in which Loral’s equity in Telesat would be combined with PSP Investments’ equity in Telesat to form a new publicly traded Canadian entity that the Loral stockholders and PSP Investments would own jointly along with certain new investors of capital (the “2015 Potential Transaction”).

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An initial public offering of equity interests in Telesat (the “IPO”) that was initiated following the failure to reach agreement on the 2015 Potential Transaction by an exercise of Loral’s rights under the Telesat Shareholders Agreement to cause PSP Investments to cooperate in good faith to facilitate the IPO. From Loral’s perspective, the IPO was less favorable than a transaction similar to the 2015 Potential Transaction, as the IPO would create a two-tier public company structure. Nevertheless, Loral determined to proceed with the IPO, as it was deemed preferable to the status quo in the absence of the 2015 Potential Transaction. In light of the pending IPO, Loral, PSP Investments and Telesat entered into a Tolling Agreement tolling the statutes of limitations on certain claims and counterclaims among the parties arising principally out of the 2013 Potential Transaction (the “Tolled Claims”). Such tolling agreement remains in effect, and the Tolled Claims and certain other claims among the parties are subject to the release described in the section of this proxy statement/prospectus entitled “The Transaction Agreement — Release; Tolling Agreement Amendment.” In order to proceed with the IPO, the Telesat Shareholders Agreement and Telesat’s organizational documents would have needed to be amended to accommodate the public ownership of shares. Ultimately, Loral and PSP Investments were unable to agree on terms of the IPO and such amendments and Telesat, based on the advice of its financial advisors, suspended discussions of, and declined to proceed with, the IPO at such time.

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A potential integration transaction that, similar to the 2015 Potential Transaction, would have resulted in the combination of Loral’s and PSP Investments’ respective ownership of Telesat in a new Canadian entity (the “2017 Potential Transaction”).

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A potential transaction in 2018 with a satellite services company also engaged in developing a low earth orbit satellite constellation (the “Potential Strategic Transaction”). Although the structural issues discussed above were seen as a major impediment to the Potential Strategic Transaction, discussions regarding the Potential Strategic Transaction were ultimately terminated due to the discovery during due diligence of the potential counterparty’s significant contingent liabilities that made the Potential Strategic Transaction undesirable to Telesat.

Formation of the Special Committee
On April 20, 2015, in connection with the exploration of the 2015 Potential Transaction, the Loral Board adopted resolutions that, among other things, (i) (a) established that the Loral Board did not believe the 2015 Potential Transaction was an interested party transaction, but that the Loral Board nonetheless understood that certain aspects of the 2015 Potential Transaction could be deemed to give rise to a potential conflict of interest between the interests of MHR and the interests of Loral stockholders generally and (b) formed an independent special committee (referred to herein as the “Special Committee”) of the Loral Board, composed of John P. Stenbit, an independent director of Loral not affiliated with MHR, to consider certain matters in connection with the 2015 Potential Transaction and (ii) assigned to the Special Committee (a) the authority to investigate and evaluate the merits of the 2015 Potential Transaction, taking into account any viable alternatives, (b) the responsibility and authority to negotiate, and propose, accept or reject, and to consider and propose alternatives to, certain aspects of the 2015 Potential Transaction that could be deemed to give rise to potential conflicts of interest between the interests of MHR and the interests of the

Loral stockholders generally (if any), (c) the authority to make recommendations to the full Loral Board with respect to the 2015 Potential Transaction, taking into account the potential conflicts of interest noted in the foregoing clause (b) and such other matters as the Special Committee deemed appropriate, and (d) following the execution of any agreements relating to the 2015 Potential Transaction, the authority to take any other actions contemplated by such agreements to be taken by the Special Committee.
The Special Committee held a number of meetings during April and May 2015, and took certain actions, including the retention of advisors, including Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) as outside legal counsel to the Special Committee.
In connection with the consideration of the 2017 Potential Transaction, a Loral Board meeting was scheduled for August 29, 2017. Prior to that meeting, MHR informed Loral that it was only willing to proceed with a potential transaction if the potential transaction were approved by the Special Committee and the holders of a majority of the outstanding shares of Loral Voting Common Stock who are unaffiliated with MHR.
On August 29, 2017, the Loral Board met and adopted resolutions that, among other things, (i) confirmed the Loral Board’s belief that the 2017 Potential Transaction would not constitute an interested party transaction, but that it was nonetheless possible for certain aspects of the 2017 Potential Transaction to be deemed to give rise to a potential conflict of interest between the interests of MHR and the interests of the Loral stockholders generally, (ii) confirmed the resolutions previously adopted in April 2015 establishing the Special Committee, appointing John P. Stenbit as the sole member thereof and authorizing it to take certain actions, including investigating and evaluating the merits of such a transaction, (iii) ratified the actions taken by the Special Committee prior to August 29, 2017, (iv) authorized the Special Committee to investigate and evaluate the merits of the 2017 Potential Transaction and (v) resolved that the Loral Board would not approve any such transaction without the approval of the Special Committee. In addition, the Loral Board resolved to condition approval of any integration transaction on the non-waivable condition that such transaction be approved by the holders of a majority of the outstanding shares of Loral Voting Common Stock not held by MHR or its affiliates (such holders of outstanding shares of Loral Voting Common Stock not held by MHR or its affiliates are referred to for purposes of this section as the “public stockholders”).
In September 2017, Willkie Farr & Gallagher LLP (“Willkie”), Loral’s outside legal counsel, sent revised term sheets that outlined the outstanding governance and deal-specific issues among MHR and Telesat’s shareholders to representatives of the Special Committee, PSP Investments and MHR. The Special Committee subsequently provided preliminary comments on such term sheets, and highlighted that the Special Committee’s primary areas of focus would be (i) the governance structure of the post-closing public company (which, for purposes of this section, is used to refer to both Telesat Corporation and Telesat Partnership following the closing of the Transaction unless the context in which such term is used would only apply to Telesat Corporation or Telesat Partnership), including the method of selection of the initial directors, the proposed initial director candidates and the proposed nomination and election process of the directors of the post-closing public company, (ii) voting matters relating to the voting dynamics as among the public equityholders of the post-closing public company (which, for purposes of this section, is used to refer to the shareholders of Telesat Corporation and the limited partners of Telesat Partnership from time to time who are not affiliated with MHR or PSP Investments unless the context in which such term is used would only apply to the shareholders of Telesat Corporation or the limited partners of Telesat Partnership), MHR and PSP Investments and (iii) structural or contractual protections for the public equityholders of the post-closing public company beyond governance and voting matters. Representatives of Loral and PSP Investments continued to discuss and work through the open governance and deal-specific issues throughout the winter of 2017-2018, until those talks were suspended in favor of the Potential Strategic Transaction.
Background of the Transaction
Following the end of discussions of the Potential Strategic Transaction, at a Loral Board meeting held on October 25, 2018, Michael B. Targoff, the Vice Chairman of the Loral Board, advised the Loral Board that it was Loral’s intention to renew Loral’s pursuit of an integration transaction involving Telesat. In November 2018, MHR, PSP Investments, Telesat and their respective representatives and advisors re-engaged in discussions regarding a standalone transaction substantially similar to the 2017 Potential Transaction in which, through a series of steps, the indirect equity ownership of Telesat would be combined into a single Canadian public company that would be the sole general partner of a Canadian limited partnership, with the limited partnership indirectly owning all of the equity in Telesat. This proposed transaction structure forms the basis of the structure underlying the integration transaction referred to in this proxy statement/ prospectus as the “Transaction”.
Later in November 2018, Willkie and McCarthy Tétrault LLP (“McCarthy”), Loral’s Canadian outside legal counsel, delivered to the Special Committee a presentation outlining the proposed steps of the Transaction. On November 30, 2018, Loral and PSP Investments entered into a Confidentiality Agreement pursuant to which Loral agreed to make available to PSP Investments certain confidential information relating to Loral’s non-Telesat assets and liabilities and PSP Investments agreed to keep such information confidential (the “Loral-PSP Investments NDA”). Following execution of the Loral-PSP Investments NDA, PSP Investments commenced a comprehensive due diligence examination of Loral’s non-Telesat assets and liabilities.
On December 4, 2018, representatives of Loral, MHR, PSP Investments and Telesat, as well as their legal and financial advisors, and representatives of Cleary Gottlieb on behalf of the Special Committee, met at Willkie’s offices to discuss structural and governance issues arising from the Transaction, which were raised in issues lists that had been circulated prior to the meeting. Such issues included, among others, (i) under what circumstances would the Loral Board be permitted to withdraw or otherwise change the Loral Board Recommendation in light of its fiduciary duties owed to stockholders (referred to in this section as the “Fiduciary Out”), (ii) whether and to what extent any termination fees would become payable upon the Loral Board’s exercise of the Fiduciary Out and (iii) whether, in the event of a Loral Change of Recommendation, the Transaction would nevertheless be submitted to the Loral stockholders for approval.
On December 14, 2018, Willkie delivered to the Special Committee a revised term sheet reflecting responses from MHR and PSP Investments to issues with the proposed governance terms for the post-closing public company previously raised by the Special Committee with MHR and PSP Investments. At a meeting of the Special Committee held on December 17, 2018, Mr. Stenbit and representatives of Cleary Gottlieb and the Special Committee’s financial advisor discussed the revisions to the term sheet, including terms that the Special Committee believed were not in the best interest of the public stockholders. These issues included, among others, (i) the method of selection of the post-closing public company’s initial directors, (ii) governance terms with respect to the ongoing nomination and election of the post-closing public company’s directors and (iii) the voting obligations of MHR and PSP Investments with respect to independent directors of the post-closing public company. Following the Special Committee meeting, Mr. Stenbit contacted Mr. Targoff to discuss these issues. In addition, the Special Committee instructed Cleary Gottlieb to defer arranging a further meeting until MHR and PSP Investments provided the Special Committee with a further revised term sheet that addressed each of the Special Committee’s previously-identified issues. On December 27, 2018, representatives of MHR delivered to Cleary Gottlieb a further revised term sheet, which the Special Committee, representatives of Cleary Gottlieb and representatives of MHR met to further discuss on January 3, 2019.
Throughout the first quarter of 2019, the parties and their respective advisors continued to assess and discuss governance and the optimal structure for the Transaction and legal, financial and tax advisors to each of Loral, MHR and PSP Investments continued to evaluate tax structuring and other issues arising from the potential Transaction among the parties. During this period and thereafter, Mr. Stenbit conducted interviews with the existing independent directors on the board of Telesat and other candidates for the three initial independent director positions on the board of Telesat Corporation that were proposed to the Special Committee, formed an opinion on the suitability of each of the candidates to serve as an independent director of Telesat Corporation and engaged in conversations with representatives of MHR and PSP Investments about the selection of the initial independent directors.
On March 21, 2019, Loral, MHR, PSP Investments and Telesat, as well as their legal and financial advisors, met at Willkie’s offices to discuss the status of the Transaction and open issues, primarily relating to tax and governance matters.
On March 26, 2019, the Special Committee, MHR and their respective representatives met at Cleary Gottlieb’s offices to discuss open issues with respect to the governance of the post-closing public company following the consummation of the Transaction. The representatives of MHR agreed to discuss at a meeting with representatives of PSP Investments the issues raised by the Special Committee and to prepare a revised term sheet reflecting the outcome of such discussions.
In April of 2019, Loral and PSP Investments entered into a common interest agreement with respect to certain information being shared among the parties.
Also in April 2019, representatives of Telesat management expressed their view that certain aspects of the then-proposed governance regime may pose a risk to Telesat’s ability to finance the development and deployment of the Lightspeed constellation, including obtaining governmental support for the project in Canada and, more particularly, that it was important that the Canadian character of Telesat be protected in the governance arrangements included in the Transaction. See “Telesat Corporation — Business” and “Telesat Corporation — Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further detail on the Lightspeed constellation. Numerous discussions of a proposed variable voting structure and other matters to ensure that Telesat maintained its Canadian character and governance profile following consummation of the Transaction were held in April, May and June of 2019 among Loral, MHR, PSP Investments and Telesat, as well as their respective financial and legal advisors, and the Special Committee’s counsel received updates regarding such discussions. The issues discussed included, among others, ensuring majority Canadian composition of the post-closing public company’s board of directors and majority Canadian voting on any matter submitted to the post-closing public company’s shareholders, and limiting the voting power of non-Canadian shareholders. In such discussions, representatives of Loral sought to balance the potential advantages to the post-closing public company of being considered Canadian against the potential detriments of the non-pro rata voting and other governance provisions deemed necessary to achieve sufficient Canadian character and control.
During the second quarter of 2019, Loral, Telesat, MHR and PSP Investments negotiated separate term sheets relating to the steps necessary to consummate the Transaction, the post-closing governance provisions of the Transaction and the Canadian voting control and governance profile of the post-closing public company. Key issues included, among others, (i) the scope of indemnification in respect of non-tax matters and whether such indemnification would be subject to a cap, (ii) the scope of indemnification in respect of tax-related matters and whether the taxes subject to indemnification should be limited to withholding, inversion and repatriation tax liabilities or expanded to capture tax liabilities more broadly and (iii) the manner in which the Canadian voting control and governance profile of the post-closing public company would be preserved. Although substantial progress was made on those term sheets and the open issues identified therein, final agreements were not reached at such time. In negotiating the terms of the governance matters of the post-closing public company, PSP Investments generally took the position that its governance rights should be no less than those set forth in the Telesat Shareholders Agreement.
On June 24, 2019, the Special Committee and its representatives received a revised governance term sheet reflecting MHR’s responses (including input from PSP Investments) to the issues previously raised by the Special Committee at the March 26, 2019 meeting. The Special Committee and Cleary Gottlieb reviewed MHR’s positions on the governance matters of the post-closing public company, as described in the revised governance term sheet, including a newly-included proposal that many of the previously discussed protections for the benefit of the public equityholders of the post-closing public company would apply only for a period of one year following consummation of the Transaction, which proposal the Special Committee determined would not be acceptable even if all other issues raised by the Special Committee were resolved to the Special Committee’s satisfaction. Mr. Stenbit subsequently informed Dr. Rachesky that, notwithstanding his view that an integration transaction would likely be beneficial to the Loral stockholders generally, he believed that a transaction that would result in a post-closing public company with the governance structure proposed by MHR in the revised term sheet would not be in the best interest of the public stockholders, and therefore MHR and PSP Investments should constructively address the governance issues raised by the Special Committee prior to scheduling another meeting.
On July 26, 2019, Willkie sent an initial proposed draft of the Transaction Agreement for the steps necessary to consummate the Transaction to representatives of PSP Investments, a draft of which had been previously provided to the Special Committee. Subsequently, a representative of PSP Investments’ outside legal counsel, Weil, Gotshal & Manges LLP (“Weil”), sent to Willkie a memorandum outlining PSP Investments’ issues with the proposed agreement. On August 26, 2019, a conference call was held among

Willkie, Weil, Morgan Stanley & Co. LLC, PSP Investments’ financial advisor, and Blake, Cassels & Graydon LLP, PSP Investments’ Canadian outside legal counsel, to attempt to resolve certain points on the proposed agreement. Such points included, among others, (i) the circumstances under which a termination fee would be payable to PSP Investments, including the amount of the termination fee if the agreement was terminated due to the failure to obtain the Requisite Stockholder Vote or to effect a Superior Proposal, (ii) the scope of indemnification in respect of non-tax matters, including whether indemnification to which PSP Investments would be entitled would be payable in cash or in the form of equity interests, and (iii) the scope of indemnification in respect of tax-related matters, including (a) whether the taxes subject to indemnification should be limited to withholding, inversion and repatriation tax liabilities or expanded to capture tax liabilities more broadly and (b) whether there would be an upfront payment to PSP Investments to account for potential tax liabilities or if such payment would be deposited in escrow until released to PSP Investments or the post-closing public company, as applicable. Loral also reiterated on this call its position that there should be a limited number of customary conditions to Closing, such as the Requisite Stockholder Vote, no “material adverse effect” with respect to Loral having occurred and the requisite governmental and regulatory approvals having been obtained, while PSP Investments sought also to include Closing conditions relating to Loral maintaining a certain amount of cash and no “material adverse effect” with respect to Loral and Telesat having occurred. In addition, during July and August 2019, the Special Committee and its legal counsel continued to engage in discussions with representatives of MHR regarding the open issues with respect to the governance of the post-closing public company, including at a meeting between Mr. Stenbit and Dr. Rachesky that took place on July 29, 2019.
In September 2019, Loral management and Willkie prepared and delivered two memoranda summarizing the parties’ respective positions on governance and certain business points. On September 27, 2019, Loral management, Willkie, McCarthy, PSP Investments, Weil, MHR, the Special Committee and Cleary Gottlieb held a conference call in which the parties discussed their respective positions set out in the memoranda.
In October and November 2019, Telesat management, MHR, PSP Investments and Loral discussed the status of the Transaction and the remaining open issues among Loral, MHR, PSP Investments and the Special Committee. Representatives of Willkie expressed that the conditionality of the proposed transaction was a primary concern of Loral, in particular regarding the definition of a Loral “Material Adverse Effect,” which, as proposed, would have provided PSP Investments the right to terminate the Transaction Agreement if a “Material Adverse Effect” occurred at Telesat. Other concerns included the “fiduciary out” and economic adjustments and indemnification for Loral’s non-Telesat assets and liabilities.
On November 12, 2019, Willkie delivered to Weil a revised draft of the Transaction Agreement reflecting the parties’ discussions and commentary on the governance and business issues lists described above.
On November 19, 2019, Mr. Stenbit sent a letter to the Loral Board reporting that the Special Committee, MHR and PSP Investments had not yet been able to come to agreement on the governance terms that would apply to the post-closing public company and that the Special Committee believed further review of the consideration MHR’s affiliated funds would receive in the Transaction and the governance rights MHR would have with respect to the post-closing public company should be deferred until MHR and PSP Investments agreed to the following principles: (i) the board of directors of the post-closing public company must have a nominating committee that is made up of a majority of independent directors unaffiliated with MHR and PSP Investments, (ii) the independent director nominees must be selected by that majority independent nominating committee and (iii) MHR and PSP Investments must vote their shares pro rata with the public equityholders of the post-closing public company on the election of the independent directors so as to leave the decision as to whether to elect the independent directors nominated by the nominating committee to those public equityholders (except in the case of a contested election, in which case MHR and PSP Investments would be allowed to vote their shares in their discretion).
On December 4, 2019, Weil sent Willkie a revised draft of the Transaction Agreement, which Willkie then forwarded to the Special Committee and Cleary Gottlieb. Thereafter, in December and January, Weil, Willkie and Cleary Gottlieb prepared and discussed several iterations of draft documentation and issues lists outlining the deal-related and governance points that would need to be addressed among the parties before the Transaction was brought to contract.

Throughout late 2019 and early 2020, MHR, Willkie, Cleary Gottlieb, Weil and Telesat’s outside legal counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), continued to exchange issues lists and drafts of the agreements included as exhibits to the Transaction Agreement and discuss the open items in an effort to resolve the open issues among the parties.
In January 2020, Willkie and Weil held multiple conference calls to discuss and negotiate remaining open issues in the Transaction Agreement, including, among others, (i) the scope of indemnification in respect of non-tax matters, including whether PSP Investments would be entitled to only those certain unpaid transaction expenses of Loral and liabilities not included in the Loral NAV that existed as of Closing, or also such expenses and liabilities following the Closing, (ii) the scope of indemnification in respect of tax-related matters, including whether the cap on indemnification would include defense costs in respect of tax liabilities and (iii) whether certain Closing conditions would be included in the Transaction Agreement, including a condition (a) that there was no pending criminal proceeding or investigation in any jurisdiction in respect of any member of the Loral Group, (b) that certain bankruptcy proceedings in respect of members of the Loral Group were not pending and (c) that certain “milestones” had been met with respect to the Lightspeed constellation.
On February 5, 2020, representatives of Loral, MHR, PSP Investments and Telesat, as well as their legal and financial advisors, met at Willkie’s office to discuss the status of the Transaction and open issues among the parties, primarily relating to the treatment of Loral’s non-Telesat assets and liabilities as well as governance matters.
On March 6, 2020, the Special Committee, representatives of Cleary Gottlieb and representatives of MHR participated in a meeting at MHR’s offices to discuss the open issues with respect to the governance of the post-closing public company. During the meeting, in response to the Special Committee’s insistence that certain of the governance rights afforded to or that otherwise related to the independent directors of the post-public company continue for a substantial period of time following the closing of the Transaction, Dr. Rachesky asserted that, in light of his view of the value of the transaction to all Loral stockholders, including MHR, and the risk to the transaction arising from the delay in negotiating governance terms, if the parties were unable to reach agreement on these provisions, MHR would be prepared to consider seeking to have Loral proceed with the Transaction without the favorable recommendation of the Special Committee. No resolution of the open issues was achieved at that meeting.
Following the March 6, 2020 meeting, representatives of MHR contacted Mr. Stenbit to convey that MHR and PSP Investments had some flexibility on certain of the issues raised during the March 6, 2020 meeting that were important to the Special Committee, including the period of time during which MHR and PSP Investments would have limited input into the selection of the independent directors of the post-closing public company. At no time subsequent to the March 6, 2020 meeting did representatives of MHR suggest to the Special Committee or representatives of Cleary Gottlieb that MHR might seek to have Loral proceed with the Transaction without the favorable recommendation of the Special Committee.
On April 17, 2020, representatives of Loral, MHR, PSP Investments and Telesat held a conference call to discuss open issues relating to the Transaction Agreement and post-closing governance issues. Such issues included, among others, (i) whether PSP Investments would have the right to terminate the Transaction Agreement (a) upon a Loral Change of Recommendation for any reason or only in respect of an “intervening event,” (b) if Loral failed to include the Loral Board Recommendation in this proxy statement/prospectus and (c) if the Loral Board did not reaffirm the Loral Board Recommendation in certain circumstances, such as in the event an Alternative Proposal was made, (ii) whether an Alternative Proposal that was reasonably likely to be a Superior Proposal would release certain or all of the parties and their respective representatives from the non-solicitation and exclusivity obligations set forth in the Transaction Agreement, and (iii) whether a Closing condition in respect of performance of covenants would apply to all covenants or only certain material covenants.
After subsequent discussions among Willkie, Weil and Wachtell Lipton, Loral, PSP Investments and Telesat agreed to a compromise regarding the definition of “Material Adverse Effect” such that only the failure of certain specified Telesat satellites resulting in a reduction in Telesat’s projected revenue of 25% or more than that set forth in the operating budget of Telesat and its consolidated subsidiaries for the 2020 fiscal year would constitute a “Material Adverse Effect.”

On April 30, 2020, the Loral Board determined that, given the advanced state of the discussions regarding the Transaction, it was appropriate to pay to Loral stockholders a $5.50 per share dividend, for an aggregate dividend of approximately $170.1 million, representing a significant portion of the $243 million cash distribution that Loral had previously received from Telesat. Loral also disclosed publicly that it was engaged in discussions regarding the Transaction and the Loral Board’s intention to declare an additional distribution to the Loral stockholders.
On May 28, 2020, the Loral-PSP Investments NDA was extended through July 31, 2020.
In addition, during April and May 2020, the Special Committee, MHR, PSP Investments and their respective representatives continued to exchange issues lists and engage in discussions regarding the open issues with respect to the governance of the post-closing public company, which issues included, among other things, the process for the nomination and election of independent directors of the post-closing public company, the rights and protections afforded the independent directors of the post-closing public company, other contractual and structural protections for the benefit of the public equityholders of the post-closing public company and certain rights and protections that MHR and PSP Investments requested with respect to their investment in the post-closing public company, including registration rights and a corporate opportunity waiver. From time to time during that period and thereafter, Mr. Targoff, the Vice Chairman and former Chief Executive Officer of Loral, held separate conversations with Mr. Stenbit and representatives of MHR to discuss matters relating to the potential transaction and to facilitate an agreement, including: (i) the value of the transaction to the Loral stockholders, and Mr. Stenbit’s stated belief in his capacity as a member of the Loral Board that, putting aside the open governance issues, an integration transaction would be in the best interests of Loral and its stockholders, including the public stockholders; (ii) the feedback that Mr. Targoff had received from Loral stockholders urging the consummation of such a transaction since the possibility of a transaction had been disclosed in Loral’s public filings; (iii) the importance of the unresolved governance items to the Special Committee; (iv) the risk to the transaction, and to the ultimate ability to finance and implement the Lightspeed constellation in advance of Telesat’s competitors, arising from further delay; and (v) whether the Special Committee would be willing to make a favorable recommendation to the Loral Board in respect of the Transaction even if agreement on all open governance issues could not be reached between the Special Committee and MHR and PSP Investments because of the protections afforded by the requirement that the transaction could not proceed without the approval of a majority of the outstanding shares of Loral Voting Common Stock held by the public stockholders. Representatives of MHR also discussed certain of those issues with counsel to the Special Committee. After consulting with its advisors, the Special Committee determined that it was unwilling to make a favorable recommendation to the Loral Board in respect of the Transaction unless the terms relating to the governance of the post-closing public company had been agreed upon and, in the view of the Special Committee, the terms of the Transaction, including with respect to the governance of the post-closing public company, were fair to and in the best interest of the public stockholders.
On June 11, 2020, Loral, the Special Committee, MHR, PSP Investments and Telesat, as well as their respective legal advisors, held a conference call to discuss the high-level open issues in the Transaction Agreement and with respect to the governance of the post-closing public company that were identified on issues lists that each such party had the opportunity to comment on in advance of the call. Such issues in the Transaction Agreement included, among others, (i) in the event of an Alternative Proposal that was reasonably likely to be a Superior Proposal, the extent to which each of the parties would be released from its non-solicitation and exclusivity obligations, including whether any party would have a consent right regarding the release from such obligations, (ii) in the event of a Loral Change of Recommendation, whether PSP Investments could immediately terminate the Transaction Agreement and collect a termination fee or if such termination right would be trigged only upon the failure to obtain the Requisite Stockholder Vote, (iii) whether a breach of the Transaction Agreement could be cured before a party would have the right to terminate the Transaction Agreement in connection with such breach, the type of breach that would trigger such a termination right and the amount of a breach fee that would be payable in such event, (iv) the scope of indemnification in respect of non-tax matters, including whether (a) PSP Investments would be required to pay back certain amounts in respect of certain liabilities that were accrued for in the Loral NAV but remain unpaid after the Closing (the parties reached an agreement that such costs would be limited to certain specific shut-down costs that remained unpaid following the third anniversary of the Closing), (b) there would be an overall cap on indemnification or if the cap would apply only to matters relating to tax and

(c) PSP Investments would be entitled to indemnification where a court held PSP Investments liable in connection therewith and (v) whether a Closing condition in respect of performance of covenants would apply to all covenants or only certain material covenants. Such issues with respect to the governance of the post-closing public company included, among others, (i) the procedures applicable to the nomination of the directors of the post-closing public company, including matters relating to the post-closing public company board’s ability to limit or influence the nominating committee’s selection of director nominees, (ii) the composition of the committees of the board of the post-closing public company, including the time period during which the nominating committee would be composed of a majority of directors who are independent of MHR and PSP Investments, and (iii) the post-closing rights and protections that MHR and PSP Investments requested with respect to their investment in the post-closing public company, including contractual veto rights and a corporate opportunity waiver.
Beginning in June 2020, MHR, PSP Investments, Telesat and their respective counsel negotiated the terms of the Voting Support Agreement, which obligates MHR and certain of its affiliates to vote in favor of the Transaction an amount of shares of Loral Voting Common Stock equal to 30% of the outstanding shares of Loral Voting Common Stock, subject to the terms and conditions therein. See the section entitled “The Transaction — Voting Support Agreement” for further detail.
During the week of August 10, 2020, Loral, the Special Committee, MHR, PSP Investments and Telesat, as well as their respective legal advisors, held conference calls to negotiate open issues in the Transaction Agreement and with respect to the governance of the post-closing public company. Such issues in the Transaction Agreement included, among others, (i) the remedies available in the event of a willful breach (a) of a party’s non-solicitation or exclusivity obligations, (b) in respect of failing to hold the Loral Stockholder Meeting and (c) in all other circumstances, including such remedies as the non-breaching party being entitled to a breach fee in addition to the ability to seek damages, or if the breach fee would serve as the exclusive remedy, (ii) in the event an Alternative Proposal is made and Loral engages in discussions with the proposer, whether PSP Investments and Telesat should be fully released from their respective non-solicitation and exclusivity obligations or if such release would apply only with respect to such proposer, and in any case, the extent to which such communications would be subject to the limitations imposed by the Telesat Shareholders Agreement, (iii) the scope of indemnification in respect of non-tax matters, including whether (a) there would be an overall cap on indemnification of PSP Investments or if the cap would apply only to matters relating to tax and (b) PSP Investments would be entitled to indemnification where a court held PSP Investments liable in connection therewith, (iv) the extent to which tax liabilities must be approved or ratified by the directors of the post-closing public company other than those directors nominated by PSP Investments or its affiliates in order for such tax liabilities to be indemnifiable (the parties generally agreed that such approval or ratification would be required in all cases other than with respect to pre- Closing taxes), and (v) whether it would be a condition to Closing that the covenants be performed “in all material respects” or whether such condition would not apply in respect of covenants the breach of which would entitle PSP Investments to compensation in the form of indemnification or an adjustment to the Transaction Consideration. Such issues with respect to the governance of the post-closing public company included, among others, (i) the procedures applicable to the nomination of the directors of the post-closing public company, including the Special Committee’s position that any independent director nominees would need to be acceptable to the existing independent directors once the nominating committee is no longer majority independent, (ii) the composition of the committees of the board of the post-closing public company, including the chairs of the committees, (iii) the post-closing rights and protections that MHR and PSP Investments requested with respect to their investment in the post-closing public company, including contractual veto rights and a corporate opportunity waiver, and (iv) the method of calculation of MHR’s and PSP Investment’s ownership of the equity of the post-closing public company for purposes of various thresholds related to their post-Closing governance rights, including whether such ownership would take into account dilution from post-Closing issuances of equity by the post-closing public company.
On July 28, 2020, the Loral-PSP Investments NDA was extended through September 30, 2020.
On August 18, 2020, Loral engaged D.F. King for proxy solicitation and consulting services relating to the anticipated Loral Stockholder Meeting.
From June through September 2020, Loral, the Special Committee, MHR, PSP Investments and Telesat, as well as their respective legal and financial advisors, continued to work to resolve the remaining open issues on the Transaction Agreement and governance of the post-closing public company. In the course of the negotiations, the Special Committee reiterated its positions that (i) at least three independent directors should serve on the board of the post-closing public company for so long as MHR and PSP Investments have any contractual governance rights, (ii) a majority of the directors on the nominating committee of the post-closing public company should be independent of MHR and PSP Investments until at least the 2024 annual meeting of the post-closing public company’s stockholders (which time period the Special Committee selected based on information obtained from Telesat management on certain expected business developments), and (iii) any independent director nominees would need to be acceptable to the existing independent directors once the nominating committee is no longer majority independent.
On September 21, 2020, Loral engaged LionTree as a financial advisor to undertake a study to enable LionTree to render an opinion to the Loral Board and the Special Committee with respect to the fairness, from a financial point of view, to the Loral stockholders (excluding MHR, PSP Investments and their respective affiliates) of the consideration to be paid or received by such Loral stockholders in the Transaction, and to provide advisory services for the information and assistance of the Loral Board in connection with its consideration of the Transaction.
On September 25, 2020, the Loral-PSP Investments NDA was extended through November 30, 2020.
During the fall of 2020, Loral, Telesat and PSP Investments, as well as their respective legal and financial advisors, principally negotiated the terms of the Transaction; concurrently, MHR, PSP Investments, Telesat and the Special Committee negotiated the terms of the governance of the post-closing public company.
On November 2, 2020, Loral believed that the terms of the Transaction had been substantially negotiated and that the terms of the post-closing governance were capable of being resolved in a matter of weeks, and thus tentatively scheduled two meetings of the Loral Board for November 20, 2020 and November 22, 2020 to consider the Transaction.
In November 2020, Loral, the Special Committee, PSP Investments and Telesat, as well as their respective legal and financial advisors, resolved the remaining open issues on, and agreed to final forms of, the Transaction Agreement (including the post-Closing governance documents included as exhibits thereto). Also in November 2020, the Special Committee, MHR, PSP Investments and Telesat negotiated the terms of the governance of the post-closing public company, including that: (i) at least three specially designated independent directors should serve on the board of the post-closing public company for so long as either MHR or PSP Investments has the right to designate a director nominee, (ii) a majority of the directors on the nominating committee of the post-closing public company would be independent of MHR and PSP Investments until the earlier of (x) the 2024 annual meeting of the shareholders of the post-closing public company (or, in certain circumstances, the 2025 annual meeting of shareholders of the post-closing public company) or (y) such time as the MHR and PSP Investment board designees constitute less than 50% of the post-closing public company’s board of directors, (iii) once the specially designated independent directors serving on the nominating committee no longer constitute a majority of the directors serving on the nominating committee, any specially designated independent director nominees would need to be acceptable to the entire post-closing public company’s board of directors, and prior to such time as the MHR and PSP Investment board designees constitute less than 50% of the post-closing public company’s board of directors, a majority of the specially designated independent directors then in office, and (iv) for so long as MHR or PSP Investments has at least one director designee, it would vote its shares pro rata with the public equityholders of the post-closing public company on the election of the independent directors so as to leave the decision as to whether to elect the independent directors nominated by the nominating committee to those public equityholders (except in the case of a contested election, in which case MHR and PSP Investments would be allowed to vote their shares in their discretion). The parties also negotiated the terms of the MHR Standstill Agreement, which prohibits MHR and its affiliates from, subject to the terms thereof, acquiring more than an additional 6% of the outstanding shares of Loral Voting Common Stock prior to the conclusion of the Loral Stockholder Meeting. See the sections of this proxy statement/prospectus entitled “Telesat Corporation — Post-Closing Governance Rights” and “The Transaction — MHR Standstill Agreement” for further detail.
The Loral Board had been regularly updated on the status of the Transaction, with status updates provided at each meeting of the Loral Board, and had reviewed and considered detailed analyses of various structural, economic, governance, regulatory, procedural and other legal considerations and updates with respect to the Transaction.
At a Loral Board meeting held on November 20, 2020, representatives of LionTree reviewed with the Loral Board LionTree’s preliminary analysis of the financial terms of the Transaction, after which the Loral Board had the opportunity to ask questions and discuss LionTree’s preliminary analysis with the LionTree representatives and the other advisors to the Loral Board. Also at that meeting, the Special Committee delivered a detailed report as to its view of the Transaction. The Loral Board also received detailed presentations relating to the terms of the Transaction, the fiduciary duty of directors in connection with the Transaction and related matters from Loral’s legal counsel, including from DLA Piper LLP, Loral’s U.S. tax counsel, in respect of the opinion it would deliver to the Loral Board addressing certain U.S. federal income tax consequences relating to the Transaction, and detailed presentations relating to a proposed dividend. The Loral Board also received a presentation regarding, and discussed, the importance of the Transaction to the stockholders of Loral, the risk that a third party could seek to endanger the transaction for the purposes of obtaining “hold-up value” to the detriment of Loral stockholders in general, and the potential steps that could be taken to mitigate such risk. Mr. Stenbit, in his capacity as a director of Loral as well as in his capacity as the sole member of the Special Committee, participated in this meeting, including the review by representatives of LionTree of LionTree’s preliminary analysis of the financial terms of the Transaction, and received the presentations from Loral’s legal counsel.
Although originally scheduled for November 22, 2020, the subsequent meeting of the Loral Board was postponed by one day in order to provide additional time to finalize the Transaction documents. On November 23, 2020, the Special Committee held a meeting with its legal counsel and representatives of LionTree during which representatives of LionTree rendered to the Special Committee an oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion (attached as Annex Q to this proxy statement/prospectus), the Consideration (as defined in such opinion) to be received by Loral stockholders (other than MHR, PSP Investments and their respective affiliates), taken in the aggregate, pursuant to the Transaction Agreement was fair, from a financial point of view, to such Loral stockholders. The Special Committee also received a presentation from the representatives of the Special Committee’s legal counsel relating to the terms of the Transaction and the Special Committee’s fiduciary duties. After due and careful consideration and for the reasons set forth in the section entitled “The Transaction — Recommendation of the Special Committee to the Loral Board and the Special Committee’s Reasons for Making its Recommendation,” the Special Committee subsequently determined to recommend that the Transaction be approved by the Loral Board and the Transaction Agreement, in substantially the form considered by the Special Committee at this meeting, be approved and adopted by the Loral Board.
On November 23, 2020, after the Special Committee meeting, the Loral Board held a meeting during which the Loral Board received an update from Loral’s management and legal counsel as to the developments since the prior meeting of the Loral Board held on November 20, 2020. Representatives of LionTree reviewed LionTree’s financial analysis of the Transaction with the Loral Board and rendered to the Loral Board an oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion (attached as Annex Q to this proxy statement/prospectus), the Consideration (as defined in such opinion) to be received by Loral stockholders (other than MHR, PSP Investments and their respective affiliates), taken in the aggregate, pursuant to the Transaction Agreement was fair, from a financial point of view, to such Loral stockholders. Also at that meeting, the Special Committee delivered a detailed report as to its view of the Transaction and its recommendation that the Loral Board approve the Transaction and approve and adopt the Transaction Agreement. After due and careful consideration of the Transaction and the Transaction Agreement, the Loral Board, with the two directors affiliated with MHR recusing themselves from the vote of the Loral Board, determined that the Transaction and the Transaction Agreement are in the best interests of Loral and the Loral stockholders, recommended that the Loral stockholders adopt and approve the Transaction Agreement and directed that the Transaction Agreement and the consummation of the Transaction be submitted to the Loral stockholders for their consideration. In addition, the Loral Board determined that it was appropriate to pay to the Loral stockholders a $1.50 per share dividend, for an aggregate dividend of approximately

$46.4 million. In addition, in light of the benefits to the Loral stockholders of the Transaction, and the risks to the Transaction posed by the possibility that a third party could seek to accumulate a block of Loral Voting Common Stock and threaten to vote against the Transaction for purposes of obtaining “hold-up value” to the detriment of Loral stockholders in general, the Loral Board adopted the Loral Stockholders Rights Plan that would be triggered upon a person or entity (other than MHR, any party to the Transaction Agreement or any of their respective affiliates, which parties would be subject to separate restrictions on acquiring shares of Loral Voting Common Stock under the terms of the MHR Standstill Agreement or the Transaction Agreement) acquiring greater than 15% of the Unaffiliated Shares (or with respect to any party already over that threshold, increasing their ownership by 0.001%), approved the MHR Standstill Agreement and selected a record date for the Loral Stockholders Meeting (on the understanding that such record date may need to be reset).
On November 23, 2020, following the meeting of the Loral Board, Loral, PSP Investments, Telesat and the other parties thereto executed the Transaction Agreement and, on November 24, 2020, each of Loral and Telesat issued a press release announcing the Transaction and the execution of the Transaction Agreement and related agreements.
In December 2020, the parties learned that the existence of certain tax distribution provisions contained in the form of Partnership Agreement would result in adverse accounting treatment for Telesat Partnership, even if the referenced tax distributions were not made. In December 2020 and January 2021 the parties negotiated an amendment to the form of Partnership Agreement that would provide the board of directors of the post-closing public company with the ability to defer such tax distribution provisions subject to a 10% accumulation charge. On January 21, 2021, the Loral Board approved this amendment, and on March 8, 2021, this amendment was executed.
Recommendation of the Special Committee to the Loral Board and the Special Committee’s Reasons for Making its Recommendation
After due and careful consideration, the Special Committee, by resolutions at a meeting duly called and held on November 23, 2020, determined that the Transaction Agreement and the Transaction are fair, advisable and in the best interests of the public stockholders and recommended that the Transaction be approved by the Loral Board, and the Transaction Agreement, in substantially the form considered by the Special Committee at such meeting, be approved and adopted by the Loral Board, which recommendation was subsequently made by the Special Committee to the Loral Board.
In connection with the Special Committee’s decision to make its recommendation to the Loral Board, the Special Committee consulted with Loral’s and Telesat’s management, as well as the Special Committee’s and Loral’s advisors, and considered the terms and conditions of the Transaction and a number of other factors including, but not limited to:
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the Special Committee’s belief that, as compared to the current structure where the Loral stockholders hold stock in the majority owner of Telesat (a complicated two-tier structure where the Loral common stock is potentially discounted for being in a holding company without majority control) while PSP Investments (indirectly through Red Isle) owns equity directly in Telesat, the Transaction would be beneficial to the public stockholders because, among other reasons:

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the complicated two-tier structure described above would be collapsed, eliminating substantial divergence of interest between PSP Investments and Loral stockholders;

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PSP Investments’ voting rights in respect of matters other than the election of directors under Telesat’s organizational documents, which are disproportionate to its economic interest in Telesat, would generally become proportionate to its economic interest in Telesat;

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the capital structure of Telesat would be rationalized; and

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Loral stockholders, including the public stockholders, would be expected to benefit from the realization of substantial tax efficiencies;

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the Special Committee’s belief that, given the totality of the governance arrangements for Telesat Corporation and Telesat Partnership, having MHR hold substantially equal voting and governance rights as PSP Investments in Telesat Partnership would likely be in the best interest of the public stockholders and the other equity holders of Telesat Corporation and Telesat Partnership unaffiliated with MHR and PSP Investments and, accordingly, is supportive of MHR receiving voting equity in Telesat Partnership in exchange for its Loral Non-Voting Common Stock in the Transaction;
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the non-waivable condition that the completion of the Transaction would require the Disinterested Stockholder Vote;

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the oral opinion of LionTree (subsequently confirmed in writing) rendered to the Special Committee on November 23, 2020, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion (attached as Annex Q to this proxy statement/prospectus), the Consideration (as defined in such opinion) to be received by the holders of Loral common stock (other than MHR, PSP Investments and their respective affiliates), taken in the aggregate, pursuant to the Transaction Agreement, was fair, from a financial point of view, to such holders, as more fully described under the section “Opinion of LionTree Advisors LLC”;

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the Special Committee’s belief that the Transaction is in the best interest of the public stockholders whether or not the Lightspeed constellation is ultimately developed by Telesat; and

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the Special Committee’s belief, after having engaged in extensive negotiations with MHR and PSP Investments regarding the governance arrangements for Telesat Corporation and Telesat Partnership, that such governance arrangements are as favorable to the public stockholders as MHR and PSP Investments would be willing to agree to.

Recommendation of the Loral Board and its Reasons for the Transaction
The Loral Board, by resolutions unanimously adopted (with two directors having recused themselves from participating in the Loral Board vote due to their affiliation with MHR) at a meeting duly called and held, has determined that the Transaction Agreement and the Transaction are in the best interests of Loral and the Loral stockholders, recommends that the Loral stockholders vote to adopt the Transaction Agreement, and has directed that the Transaction Agreement and the consummation of the Transaction be submitted to the Loral stockholders for their consideration.
In arriving at its recommendation, the Loral Board determined that the benefits of the Transaction principally derive from all of the third-party equity ownership of Telesat being economically situated at a single entity, Telesat Corporation. As a result, the interests of the Telesat equity holders are better aligned in connection with financing and strategic transactions and there would be a market for the indirect equity in Telesat. In the current structure, Loral stockholders hold stock in the majority owner of Telesat (a complicated two-tier structure where the Loral stock is potentially discounted for being in a holding company without majority control) while PSP Investments (indirectly through Red Isle) owns equity directly in Telesat. The differing ownership levels has, in the past, created a misalignment of interests that added to the complexity of financing and completing potential strategic transactions. See the section of this proxy statement/prospectus entitled “The Transaction — Structural Impediments to a Strategic Transaction.” The Loral Board believes the Transaction will, among other things:
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Better align the interests of the direct and indirect equityholders in Telesat;

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Facilitate access to the public equity markets to fund the Lightspeed constellation, as it is estimated that the Lightspeed constellation will require a capital investment of approximately US$5 billion;

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Maintain the Canadian character of Telesat to preserve Canadian government support therefor;

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Help improve liquidity over time, including by potentially attracting the interest of Canadian institutional investors;

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Be more favorable to the Loral stockholders as compared to alternative transaction structures, including those that have been previously pursued by the parties (see the section entitled “The Transaction — Background of the Transaction”);

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Avoid the incurrence of substantial tax liabilities that would otherwise be incurred upon a sale of Loral’s interests in Telesat;

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Result in Loral stockholders receiving the benefit of holding their interests in Telesat Corporation directly, rather than holding their interests in Telesat indirectly through Loral;

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Result in Telesat receiving certain important covenant relief under the terms of Telesat’s existing debt securities, due to Telesat being beneficially owned by a single public company such as Telesat Corporation; and

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Facilitate potential future strategic transactions that could involve the stock of Telesat Corporation.

In making its recommendation, the Loral Board also took into account the oral opinion of LionTree (subsequently confirmed in writing) rendered to the Loral Board on November 23, 2020, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion (attached as Annex Q to this proxy statement/prospectus), the Consideration (as defined in such opinion) to be received by the holders of Loral common stock (other than MHR, PSP Investments and their respective affiliates), taken in the aggregate, pursuant to the Transaction Agreement, was fair, from a financial point of view, to such holders, as more fully described below under the section “Opinion of LionTree Advisors LLC”.
In furtherance thereof and subject to the requirements of applicable law, Loral has agreed to take all lawful action to call, give notice of, convene and hold the Loral Stockholder Meeting as promptly as practicable after the registration statement on Form F-4, of which this proxy statement/prospectus is a part, is declared effective.
Under the Transaction Agreement, the Loral Board agreed to make the Loral Board Recommendation. The Transaction Agreement provides that the Loral Board may, under certain circumstances and subject to certain provisions of the Transaction Agreement, withdraw or modify the Loral Board Recommendation, as more fully described in “The Transaction Agreement — Third Party Acquisition Proposals”.
Opinion of LionTree Advisors LLC
On November 23, 2020, at meetings of the Loral Board and the Special Committee, LionTree rendered its oral opinion to the Loral Board and the Special Committee, subsequently confirmed in writing, as to the fairness, from a financial point of view, as of such date, to the holders of Loral Common Shares (for purposes of such opinion and this summary, other than MHR, PSP Investments and their respective affiliates (collectively, the “Excluded Parties”)), of the consideration to be received by such Loral stockholders, taken in the aggregate, pursuant to the Transaction Agreement (without giving effect to any impact of the transactions contemplated by the Transaction Agreement on any particular Loral stockholder other than in its capacity as a holder of Loral Common Shares), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion.
The full text of LionTree’s written opinion, dated November 23, 2020, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by LionTree in connection with the opinion, is attached to this proxy statement/prospectus as Annex Q. The summary of LionTree’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of LionTree’s written opinion. LionTree’s advisory services and opinion were provided for the information and assistance of the Loral Board and the Special Committee and the opinion does not constitute a recommendation as to how any Loral stockholder should vote with respect to the Transaction or any other matter.
In arriving at its opinion, LionTree, among other things:
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reviewed a draft, dated November 22, 2020, of the Transaction Agreement;

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reviewed certain publicly available business and financial information relating to Telesat and Loral;

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reviewed certain historical financial information and other data relating to Loral that were provided to LionTree by the management of Loral, approved for LionTree’s use by Loral, and not publicly available;

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reviewed certain historical financial information and other data relating to Telesat that were provided to LionTree by the management of Telesat, approved for LionTree’s use by Loral, and not publicly available;

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reviewed certain internal financial forecasts, estimates and other data relating to the business and financial prospects of Loral that were provided to LionTree by the management of Loral, approved for LionTree’s use by Loral, and not publicly available;

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reviewed certain internal financial forecasts, estimates and other data relating to the business and financial prospects of Telesat that were prepared and provided to LionTree by the management of Telesat, approved for LionTree’s use by Loral, and not publicly available;

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reviewed certain estimates of cost savings, tax benefits, tax costs, transaction costs, and other synergies and dis-synergies (collectively, the “Transaction Effects”), prepared and provided to LionTree by the management of Loral or the management of Telesat and, in each case, approved for LionTree’s use by Loral;

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conducted discussions with members of the senior management of Loral and Telesat concerning the business, operations, historical financial results, and financial prospects of Loral and Telesat, the Transaction Effects, and the Transaction;

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reviewed current and historical market prices of the Loral Common Shares; and

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conducted such other financial studies, analyses and investigations, and considered such other information, as LionTree deemed necessary or appropriate.

In connection with LionTree’s review, with Loral’s consent, LionTree assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to, discussed with, or reviewed by LionTree for the purpose of its opinion. In addition, with Loral’s consent, LionTree did not make any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative, or other off-balance sheet assets or liabilities) of Loral or Telesat, or any of their respective subsidiaries, nor was LionTree furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, and Transaction Effects referred to above, LionTree assumed, with Loral’s consent and based on advice of management of Loral or Telesat, as applicable, that they have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of Loral and Telesat as to the future financial performance of their respective companies (including the Transaction Effects) and will be achieved at the times and in the amounts projected. LionTree expressed no opinion with respect to such forecasts or estimates (including any Transaction Effects). LionTree also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to LionTree by, representatives of Loral and Telesat. LionTree’s opinion did not address any legal, regulatory, taxation, or accounting matters, as to which LionTree understood that Loral obtained such advice as Loral deemed necessary from qualified professionals, and LionTree assumed the accuracy and veracity of all assessments made by such advisors to Loral with respect to such matters. LionTree’s opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information available to LionTree as of, the date of LionTree’s written opinion and LionTree’s opinion speaks only as of the date thereof.
LionTree’s opinion does not address Loral’s underlying business decision to engage in the Transaction or any related transaction, the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to Loral, or whether the consideration to be received by the stockholders of Loral pursuant to the Transaction Agreement represents the best price obtainable. In connection with LionTree’s engagement, LionTree was not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, Loral or any other alternative transaction, nor did LionTree negotiate with any party with respect to the Transaction or any other possible acquisition, business combination, or alternative transaction. LionTree expressed no view as to, and LionTree’s opinion does not address, the solvency of Loral or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. LionTree’s opinion addressed only the fairness from a financial point of view, as of the date thereof, to the holders of Loral Common Shares (other than the Excluded Parties) of the Transaction Consideration to be received by such holders, taken in the aggregate, pursuant to the Transaction Agreement. LionTree was not asked to, and did not, offer any opinion as to the terms, other than the Transaction Consideration to the extent expressly specified therein, of the Transaction Agreement or any related documents or the form of the Transaction or any related transaction (including any agreement or transaction between any Excluded Party and Loral, Telesat, Telesat Corporation, Telesat Partnership, or any of their respective affiliates), including (a) any post-closing adjustment to the consideration payable to any party to the Transaction Agreement (whether as a result of any indemnification obligation or otherwise), other than the post-closing adjustment in Section 2.3 of the Transaction Agreement and the tax indemnification obligations under the Transaction Agreement, in each case, to the extent reflected in the Transaction Effects, (b) the Loral Stockholder Rights Plan, (c) the Investor Rights Agreements, (d) the acquisition by any person or entity, as a result of and pro forma for the Transaction, of a controlling interest in Telesat Corporation and/or Telesat Partnership, (e) the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Loral, Telesat, or any of their respective affiliates (other than the holders of Loral Common Shares to the extent expressly provided herein), (f) the fairness of any portion or aspect of the Transaction to any one class or group of Loral’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Loral’s or such other party’s security holders or other constituents (including the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), and/or (g) whether or not Loral, Telesat, Telesat Corporation, Telesat Partnership, or any other party to the Transaction is receiving or paying reasonably equivalent value in the Transaction. LionTree was not asked to, and did not, offer any opinion with respect to any ongoing obligations of Loral, Telesat, Telesat Corporation, Telesat Partnership, or any of their respective affiliates (including any obligations with respect to governance, appraisal rights, registration rights, voting rights, or otherwise) contained in any agreement related to the Transaction or under applicable law, any allocation of the Transaction Consideration (or any portion thereof), or the fair market value of Loral, Telesat or any equity interests in Loral, Telesat, Telesat Corporation or Telesat Partnership. In addition, LionTree expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Transaction, any Excluded Parties, or any class of such persons, whether relative to the Transaction Consideration or otherwise. LionTree’s opinion should not be construed as creating any fiduciary duty on the part of LionTree (or any of its affiliates) to any party. LionTree expressed no opinion as to what the value of the Class A Units, the Class B Units, the Class A Shares or the Class B Shares will be when issued pursuant to the Transaction or the prices at which the Loral Common Shares, Class A Units, the Class B Units, the Class A Shares or the Class B Shares may trade at any time, or as to the potential effects of volatility in the credit, financial, and stock markets on Loral, Telesat, Telesat Corporation, Telesat Partnership, or the Transaction.
In rendering its opinion, LionTree assumed, with Loral’s consent, that except as would not be in any way meaningful to LionTree’s analysis: (i) the final executed form of the Transaction Agreement would not differ from the draft that LionTree reviewed, (ii) the representations and warranties of the parties to the Transaction Agreement, and the related Transaction documents, are true and correct, (iii) the parties to the Transaction Agreement, and the related Transaction documents, will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Transaction Agreement and the related Transaction documents, and (iv) the Transaction will be consummated in accordance with the terms of the Transaction Agreement and related Transaction documents, without any waiver or amendment of any term or condition thereof, and without any adjustment pursuant to Section 2.3(j) of the Transaction Agreement. LionTree also assumed, with Loral’s consent, that all governmental, regulatory, or other third-party consents and approvals necessary for the consummation of the Transaction or otherwise contemplated by the Transaction Agreement will be obtained without any adverse effect on Loral or Telesat, or on the expected benefits of the Transaction in any way meaningful to LionTree’s analysis.
LionTree’s opinion was provided for the benefit of the Loral Board and the Special Committee (in each case, in its capacity as such) in connection with, and for the purpose of, its evaluation of the Transaction, and does not constitute a recommendation to the Loral Board, the Special Committee, any stockholder, or any other party as to how to vote or act with respect to the Transaction or any other matter.
Summary of LionTree’s Financial Analysis
The following is a summary of the material financial analyses delivered by LionTree to the Loral Board in connection with rendering the opinion described above. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, LionTree, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by LionTree. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by LionTree. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying LionTree’s financial analyses and its opinion.
In performing its analyses, LionTree made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Loral or any other parties to the Transaction. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Loral, Telesat, or LionTree or any other person assumes responsibility if future results are materially different from those forecasted. In addition, these analyses do not purport to be appraisals or reflect the prices at which businesses or securities may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.
Net Value Impact to Loral Stockholders (other than Excluded Parties)
LionTree calculated the estimated net value impact of the Transaction to the holders of Loral common stock versus the status quo, based on a forecasted June 30, 2021 balance sheet.
To calculate the net value impact of the Transaction to the holders of Loral common stock, LionTree considered the following economic value impacts of the Transaction:
Changes vs. Status Quo (forecasted as at June 30, 2021)	Amount ($ in thousands)
	Low	Medium	High
1. Less: 100% of inversion tax liability	$(38,405)	$(30,914)	$(26,751)
2. Less: 62.65% of the net present value of Telesat’s incremental costs	(29,267)	(31,146)	(33,293)
3. Less: estimated Loral payments at Closing	(13,552)	(13,552)	(13,552)
4. Less: Payment to Red Isle	(7,000)	(7,000)	(7,000)
5. Less: 37.35% of the undiscounted net value of the cash benefit of Loral deferred tax assets	(6,033)	(6,033)	(6,033)
6. Less: 62.65% of one-time Telesat closing costs	(2,488)	(2,488)	(2,488)
7. Plus: 62.65% of the undiscounted value of one-time tax savings from Telesat closing costs	671	671	671
8. Plus: 100% of the net present value of foregone Loral recurring overhead expenses	123,150	131,055	140,089
Total Value Impact	$27,077	$40,594	$51,644
Inversion tax liability.   In determining the net value impact of the Transaction to the holders of Loral common stock, LionTree considered the tax liability attributable to the potential application of the U.S. federal anti-inversion rules, as projected by Loral management. Since the timing of an inversion tax liability in connection with the Transaction is uncertain, for purposes of LionTree’s analysis, LionTree considered this liability on an undiscounted basis, the net present value if payable in three years, and the net present value if payable in five years. For purposes of this analysis, LionTree applied a 7.5% discount rate, reflecting an estimate of Loral’s and Telesat’s weighted average cost of capital. LionTree derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.
Net present value of Telesat’s incremental costs.   Telesat management estimates that it will incur approximately $5.8 million of incremental costs per year following the Transaction. LionTree calculated the net present value of the Loral stockholders’ pro rata portion of such incremental costs (net of tax impacts), using a discount rate ranging between 7% and 8%, reflecting an estimate of Telesat’s weighted average cost of capital. LionTree derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.
Estimated Loral payments at Closing.   This amount represents a calculation of the payments to be made at the Closing under the Transaction Agreement based on Loral management’s projections.
Payment to Red Isle.   This amount represents the $7,000,000 payment to be made to Red Isle pursuant to the Transaction Agreement.
Loral deferred tax assets.   Loral management estimated the undiscounted net value of the cash benefit of Loral’s deferred tax assets. LionTree calculated the undiscounted net value of the reduction in the Loral common stock holders’ pro rata portion of such benefits after the Transaction.
One-time Telesat closing costs.   Telesat management estimates that it will incur approximately $3.971 million in one-time integration expenses in connection with the Transaction. LionTree calculated the Loral common stock holders’ pro rata portion of such one-time closing costs.
One-time tax savings from Transaction closing costs.   Loral management estimated the undiscounted tax deductibility of certain payments to be made in connection with the closing of the Transaction. LionTree calculated the Loral common stock holders’ pro rata portion of such one-time tax savings.
Net present value of recurring Loral overhead expense savings.   Loral management estimates that it will save approximately $12 million in cash expenditures per year following the Transaction. LionTree calculated the net present value of the Loral common stock holders’ pro rata portion of such savings (net of tax impacts), using a discount rate ranging between 7% and 8%, reflecting an estimate of Loral’s weighted average cost of capital. LionTree derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.
Based on the foregoing, LionTree arrived at an estimated aggregate net value of the Transaction to the Loral common stockholders ranging between $27.077 million and $51.644 million. Since the holders of Loral Common Shares (other than the Excluded Parties) owned approximately 41.70% of the outstanding Loral Common Shares as of November 23, 2020, the foregoing analysis implied an estimated aggregate net value of the Transaction to such Loral stockholders (other than the Excluded Parties) ranging between $11.290 million and $21.534 million, which in LionTree’s view supported its assessment of the financial fairness of the consideration to be received by such Loral stockholders.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying LionTree’s opinion. In arriving at its fairness determination, LionTree considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, LionTree made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.
LionTree’s financial analyses and opinion were only one of many factors taken into consideration by the Loral Board and the Special Committee thereof in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Loral Board, the Special Committee, or management of Loral with respect to the Consideration (as defined in LionTree’s opinion)

or as to whether the Loral Board or the Special Committee thereof would have been willing to determine that a different consideration was fair. The consideration for the Transaction was determined through arm’s-length negotiations between Loral and PSP Investments, was approved by the Loral Board and was taken into consideration by the Special Committee in connection with its recommendation that the Transaction be approved by the Loral Board and that the Transaction Agreement, substantially in the form considered by the Special Committee, be approved and adopted by the Loral Board. LionTree provided advice to Loral during these negotiations. LionTree did not, however, recommend any specific amount of consideration to Loral, the Loral Board, or the Special Committee thereof, or that any specific amount of consideration constituted the only appropriate consideration for the Transaction. The foregoing summary does not purport to be a complete description of the analyses performed by LionTree in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of LionTree attached hereto as Annex Q.
LionTree is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory, and merchant banking activities. LionTree acted as financial advisor to Loral in connection with the Transaction. LionTree received a fee of $1.5 million for its services, which was payable upon rendering its opinion, and Loral has agreed to (and has) reimbursed certain of LionTree’s expenses arising, and has agreed to indemnify LionTree against certain liabilities that may arise, out of LionTree’s engagement. LionTree and its affiliates may seek to provide investment banking services to Loral, Telesat, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of LionTree’s employees and affiliates may hold or trade, for their own accounts and the accounts of their investors, securities of Loral and Telesat and, accordingly, may at any time hold a long or short position in such securities. The issuance of LionTree’s opinion was approved by an authorized committee of LionTree.
Loral selected LionTree as its financial advisor in connection with the Transaction based on LionTree’s reputation and experience. LionTree is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.
Transaction Agreement
Unless the Transaction Agreement is terminated prior to such time (see “Termination of the Transaction Agreement; Termination Fees”), the Closing will occur on two consecutive business days, the first of which will be no later than the fifth business day following the satisfaction or waiver of all of the conditions set forth in the Transaction Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), provided that the Closing may occur on such other dates or at such other time and place as Loral and PSP Investments may mutually agree. If the parties have confirmed that all the conditions are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but which conditions are capable of being satisfied at the Closing), then PSP Investments and Loral will each have the right to extend the Closing for any number of Closing Extension Periods of up to 30 days each and no longer than 120 days in the aggregate, from the date on which the Closing otherwise would have occurred. If the Closing is extended, the Closing will occur on the first two consecutive business days commencing on the fifth business day after the expiration of the final Closing Extension Period on which the conditions are satisfied or waived (other than the conditions (i) with respect to no “material adverse effect” having occurred, (ii) that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing and (iii) if PSP Investments extends the Closing, with respect to a civil or criminal legal proceeding alleging that Loral or any of its subsidiaries (excluding XTAR and GdM and their subsidiaries, the “Loral Group”) has criminally violated a law).
Loral will file the certificate of merger with the Secretary of State of the State of Delaware on the First Closing Day and the Merger will be effective on the business day following the First Closing Day (the “Second Closing Day”). Loral will make all other filings or recordings required under the DGCL. On the terms and subject to the conditions of the Transaction Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Loral and the separate corporate existence of Merger Sub will cease, and Loral will continue as the surviving corporation of the Merger and a wholly owned subsidiary of Telesat Partnership (the “Surviving Corporation”).

Contribution Agreements; Exchange Agreements for Telesat Tandem SARs, Telesat Options and Telesat RSUs
The Voting Directors are entering into a contribution agreement with Telesat Partnership (the “Voting Director Contribution Agreement”) pursuant to which, upon the Closing, the Voting Directors will contribute their Telesat Director Voting Preferred Shares to Telesat Partnership in exchange for interests in Telesat Partnership, which interests will subsequently be redeemed for cash.
On May 31, 2021, the estate of Colin Watson transferred to Clare Copeland the Telesat Director Voting Preferred Shares formerly held by Colin Watson. On June 24, 2021, the parties entered into the Transaction Agreement Amendment that replaced all references to Colin Watson in the Transaction Agreement with references to Clare Copeland. In addition, on June 24, 2021, Clare Copeland and the other parties thereto entered into the Voting Director Contribution Agreement Amendment pursuant to which Clare Copeland became a party to the Voting Director Contribution Agreement and subject to the obligations thereunder. The summary of the Transaction Agreement Amendment and the Voting Director Contribution Agreement Amendment in this proxy statement/prospectus is qualified in its entirety by reference to the Transaction Agreement Amendment and the Voting Director Contribution Agreement Amendment, which are attached as Annex S and Annex T to this proxy statement/prospectus, respectively, and are incorporated into this proxy statement/prospectus by reference in their entirety.
The Individual Telesat Stockholders are being offered the opportunity to enter into contribution agreements with Telesat Corporation in respect of their Telesat Non-Voting Participating Preferred Shares (the “Stockholder Contribution Agreement”) pursuant to which, upon the Closing, the Individual Telesat Stockholders will contribute their Telesat Non-Voting Participating Preferred Shares to Telesat Corporation in exchange for Telesat Public Shares and C$0.01 per Telesat Non-Voting Participating Preferred Share.
The holders of Telesat Tandem SARs, Telesat Options and Telesat RSUs are being offered the opportunity to enter into exchange agreements with Telesat Corporation in respect of their Telesat Tandem SARs, Telesat Options and Telesat RSUs, pursuant to which, upon the Closing, they will exchange such instruments for corresponding instruments in Telesat Corporation with the same vesting terms and conditions. The forms of contribution and exchange agreements are attached as Annexes B – D to this proxy statement/prospectus and are incorporated into this proxy statement/prospectus by reference in their entirety.
Voting Support Agreement
As a condition and inducement to the willingness of PSP Investments to enter into the Transaction Agreement, MHR and certain of its affiliates entered into the Voting Support Agreement with PSP Investments and Telesat pursuant to which, among other things, MHR and certain of its affiliates agreed to vote in favor of the Transaction an amount of shares equal to 30% of the Loral Voting Common Stock outstanding. In addition, MHR and certain of its affiliates made certain representations and warranties of similar scope to those made by PSP Investments in the Transaction Agreement and have agreed to abide by certain non-solicitation obligations and assist in the regulatory filings, in each case, to a similar extent as PSP Investments under the Transaction Agreement. The Voting Support Agreement is attached as Annex E to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference in its entirety.
Amended and Restated Loral Certificate of Incorporation and Bylaws
At the Effective Time, the Loral Charter will be amended and restated. The certificate of incorporation of Loral, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable legal requirements. The bylaws of Loral, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable legal requirements. The form of amended and restated certificate of incorporation of Loral is attached as Annex M to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference in its entirety.
Subscription Agreement for Loral Series B Preferred Stock
In connection with the Transaction, pursuant to the terms of a subscription agreement, dated as of November 23, 2020, by and between Loral and Telesat Partnership (the “Subscription Agreement”), Telesat

Partnership subscribed for and was issued five shares of Loral’s series B preferred stock. Those shares will remain outstanding following the Merger and Telesat Partnership will have the right to vote those shares once there are no shares of Loral common stock outstanding. The Subscription Agreement is attached as Annex R to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference in its entirety.
Certain Unaudited Forecasts of Loral and Telesat
Neither Loral nor Telesat, as a matter of course, make public long-term annual projections as to future revenues, earnings or other results. However, in connection with the evaluation of the Transaction, Loral made available to LionTree certain unaudited financial forecasts, estimates and other data relating to the business and financial prospects of Loral, on a standalone basis (referred to for purposes of this section as the “Loral Projections”), and Telesat made available to LionTree certain unaudited financial forecasts, estimates and other data relating to the business and financial prospects of Telesat (referred to in this section as the “Telesat Projections” and together with the Loral Projections, the “Management Projections”). In the view of each of Loral management and Telesat management, as applicable, the Management Projections prepared by it were prepared on a reasonable basis, reflected the best then-available estimates and judgments, and presented, to the best of its knowledge and belief, the expected course of action and expected future financial performance of Loral or Telesat, as applicable. The Management Projections that are presented below reflect certain assumptions and judgments made by Loral and Telesat, as applicable. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The information about projections included in this proxy statement/prospectus is presented solely to give Loral stockholders access to the information that was made available to LionTree.
The Management Projections were not prepared with a view toward public disclosure or for complying with the published guidelines of the SEC or any Canadian securities regulators regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Loral Projections have been prepared by, and are the responsibility of, Loral management and the Telesat Projections have been prepared by, and are the responsibility of, Telesat management. None of Loral’s independent registered public accounting firm, Telesat’s independent registered public accounting firm or any other independent accountants have compiled, examined or performed any procedures with respect to the Management Projections, nor have they expressed any opinion or any other form of assurance on the Management Projections or the achievability of the results reflected in the Management Projections, and they assume no responsibility for, and disclaim any association with, the Management Projections. The reports of Deloitte & Touche LLP incorporated by reference in this proxy statement/prospectus relate only to the historical consolidated financial statements of Loral incorporated by reference herein and the reports of Deloitte LLP included in this proxy statement/prospectus relate only to the historical consolidated financial statements of Telesat attached hereto, as applicable. Such reports do not extend to the Management Projections and should not be read to do so.
The Management Projections included in this proxy statement/prospectus are subjective in many respects and thus subject to interpretation. While presented with numeric specificity and considered reasonable by Loral management and Telesat management, as applicable, at the time they were prepared, the Management Projections reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the business of Loral and Telesat, respectively, and the factors listed in this proxy statement/prospectus under the section entitled “Risk Factors,” as well as the risk factors set forth in Loral’s documents incorporated by reference herein, all of which are difficult to predict and many of which are beyond the control of Loral and Telesat. The information contained in the Management Projections was based on assumptions that were believed to be accurate at the time of preparation. In addition, since the Management Projections cover multiple time periods, such assumptions by their nature become less predictive with each successive period.
The Loral Projections do not take into account the Transaction, including the impact of negotiating or executing the Transaction, the potential synergies that may be achieved as a result of the Transaction, the effect of any business or strategic decision or action that has been or will be taken as a result of the Transaction Agreement having been executed or the effect of any business or strategic decisions or actions which likely would have been taken if the Transaction Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Transaction.
Loral stockholders are urged to read the section entitled “Risk Factors” in this proxy statement/prospectus and the most recent SEC filings of Loral for a description of risk factors with respect to the business of Loral and Telesat Corporation (as such term is used in the section entitled “Risk Factors”), respectively. You should read the section entitled “Disclaimer — Forward-Looking Statements” in this proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the Loral Projections and “Where You Can Find More Information” in this proxy statement/prospectus.
None of Loral, Telesat, Telesat Corporation or Telesat Partnership has made any representation to the other, or to any Loral stockholder, in the Transaction Agreement and no such party makes any representation to Loral stockholders concerning any of the Management Projections included in this proxy statement/prospectus.
Key assumptions underlying the Loral Projections include the following:
•
Loral Projections provided to LionTree were dated November 12, 2020;

•
the assumed date of the Closing is June 30, 2021, solely for purposes of the Loral Projections; and

•
Loral would expect to incur certain recurring expenses and cash expenditures similar to those expenses and cash expenditures Loral incurred during the nine-month period ended September 30, 2020 and which Loral management forecasted Loral would incur during the three-month period ended December 31, 2020, in each case, subject to adjustments for certain changes that Loral management forecasted would impact future expenses and cash expenditures as compared to those relating to the year ended December 31, 2020, for the corresponding periods during the first 12 months following the Closing had the Closing not occurred.

A summary of the expenses and other cash expenditures per the Loral Projections is set forth below:
Expense	Forecasted 12-Month Cash Spending (in USD$ thousands)
Employee Compensation	5,458
Public Company Costs	2,709
Tax Fees	155
Rent	744
Consulting Expenses	1,626
Other(1)	743
Total Expenses	11,435
Pension Funding	1,300
Total Cash Spending	12,735

(1)
Includes office maintenance, storage rent, cloud and tape back-up storage, network lines, telephone, software licenses, actuarial fees and other expenses.

Loral has not updated and does not intend to update, or otherwise revise the financial projections or underlying assumptions to reflect circumstances existing since their preparation or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which the Loral Projections were based are shown to be in error. Furthermore, Loral does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions. Accordingly, no undue reliance should be placed on any such assumptions or projections.

A summary of the Telesat Projections is set forth below:
	Telesat Incremental Expense Analysis (in USD$ thousands)
	Fiscal Year
	6 Mo. Ending 12/31/2021	2022E	2023E	2024E	2025E	Terminal Year
Incremental Expenses (Pre-Tax)	$(2,900)(1)	$(5,800)	$(5,800)	$(5,800)	$(5,800)	$(5,800)
(-) Taxes @ 38.0%	1,102	2,204	2,204	2,204	2,204	2,204
Net Incremental Expenses (After-Tax)	(1,798)	(3,596)	(3,596)	(3,596)	(3,596)	(3,596)

(1)
Represents expense from the assumed date of Closing as of June 30, 2021 to December 31, 2021.

The above forecasts were based on the following anticipated incremental expenses estimated by Telesat management:
•
The incurrence of USD$5,800,000 in incremental expenses per year, inclusive of $5,000,000 of professional fees relating to the costs of becoming a new public entity and $800,000 of costs relating to the expected hiring of four new employees; and

•
The incurrence of CAD$5,200,000 in transaction-related expenses, which will equal approximately USD$3,900,000 when converted at the November 17, 2020 exchange rate of 0.7636.

Telesat has not updated and does not intend to update, or otherwise revise the financial projections or underlying assumptions to reflect circumstances existing since their preparation or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which the Telesat Projections were based are shown to be in error. Furthermore, Telesat does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions. Accordingly, no undue reliance should be placed on any such assumptions or projections.
Interests of Certain Persons Related to Loral in the Transaction
In considering the recommendation of the Loral Board with respect to the Transaction, Loral stockholders should be aware that the executive officers and directors of Loral have certain interests in the Transaction that may be different from, or in addition to, the interests of Loral stockholders generally. The Special Committee and the Loral Board were aware of these interests and considered them, among other matters, in recommending that the Transaction be approved by the Loral Board and the Transaction Agreement be approved and adopted by the Loral Board, in the case of the Special Committee, and in approving the Transaction Agreement and the Transaction and making its recommendation that the Loral stockholders vote to adopt the Transaction Agreement, in the case of the Loral Board. These interests include:
•
Two of the Loral directors, Dr. Mark H. Rachesky and Ms. Janet T. Yeung, recused themselves from the vote on the Transaction Agreement, being affiliated with MHR, which will receive voting equity in Telesat Partnership in exchange for its Loral Voting and Non-Voting Common Stock upon consummation of the Transaction (upon completion of the Transaction, Dr. Rachesky will, and Ms. Yeung will not, be a director of Telesat Corporation);

•
Upon consummation of the Transaction, outstanding Loral RSUs and unpaid dividends with respect to Loral RSUs will be cancelled and the holder thereof shall become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Transaction Consideration;

•
All employees of Loral will be terminated at the Effective Time and such employees will receive severance benefits pursuant to the Loral Severance Policy for Corporate Officers or the Loral Severance Policy for Corporate Office Employees, as applicable, in the form of cash compensation and perquisites benefits (as described in more detail under the section entitled “Potential Change in Control and other Post-Employment Payments — Loral Severance Policy for Corporate Officers”) and a pro-rated annual bonus for the year in which the Closing occurs. None of Loral’s named executive officers has an individual employment or other agreement with Loral that provides for potential severance or other post-termination payments;

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Eligible employees of Loral who would have earned SERP benefits had the SERP not been terminated in December 2012 are entitled to receive any accrued but unpaid SERP Make-Whole Payments in connection with the termination of their employment at the Effective Time (as described in more detail under the section entitled “Narrative Disclosure to Summary Compensation Table — SERP Make-Whole Payments”); and

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The directors and executive officers of Loral will be entitled to continued indemnification and directors and officers liability insurance coverage under the Transaction Agreement.

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Additionally, as of June 10, 2021, the Loral directors and named executive officers other than Dr. Rachesky owned shares of Loral Voting Common Stock representing less than 1% of the voting power of Loral. Dr. Rachesky is deemed to be the beneficial owner of shares of Loral Voting Common Stock representing, as of June 10, 2021, 39.9% of the voting power of Loral by virtue of his affiliation with MHR. In addition to the Statutory Vote, the adoption of the Transaction Agreement requires the Disinterested Stockholder Vote, which excludes the shares of Loral Voting Common Stock held by holders affiliated with MHR (as well as any Loral Voting Common Stock held by any party to the Transaction Agreement and certain of their respective affiliates). The Loral 2020 10-K contains information with respect to the shares of Loral Voting Common Stock beneficially owned by the Loral directors and named executive officers. See Item 12 in the Loral 2020 10-K and the section entitled “Ownership of Loral Voting Common Stock” in the Loral Annual Meeting Proxy Statement, which are incorporated by reference herein. Dr. Rachesky will be a director of Telesat Corporation upon completion of the Transaction.

Interests of Certain Persons Related to Telesat in the Transaction
In considering the recommendation of the Loral Board with respect to the Transaction, Loral stockholders should be aware that certain executive officers of Telesat have certain interests in the approval and completion of the Transaction. These interests include:
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Executive officers holding Telesat Tandem SARs, Telesat Options and Telesat RSUs are being offered the opportunity to enter into exchange agreements with Telesat Corporation pursuant to which, upon the Closing, they will exchange such instruments for corresponding instruments in Telesat Corporation with the same vesting terms and conditions, as further described in “Exchange Agreements for Telesat Tandem SARs, Telesat Options and Telesat RSUs”; and

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Daniel Goldberg, the current Chief Executive Officer of Telesat, who will serve as a director and the Chief Executive Officer of Telesat Corporation, will be awarded a one-time bonus of C$5,000,000 upon completion of the Transaction.

Director & Officer Insurance and Indemnification
Under the terms of the Transaction Agreement, the directors and executive officers of Loral will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the Surviving Corporation following the Closing.
Rights of Loral Stockholders to Seek Appraisal
Appraisal rights are statutory rights under Delaware law that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Loral stockholders in connection with the Transaction.
Accounting Treatment of the Transaction
The Transaction will be accounted for as a reorganization, with Telesat being the predecessor entity, as it is considered a capital transaction amongst Telesat’s direct and indirect shareholders, in accordance with interpretative guidance in IFRS 3, Business Combinations and IFRS 10. Following the Transaction, the voting rights and ownership interests of Telesat’s direct and indirect shareholders will have been materially preserved and no individual party will have acquired a majority voting or ownership interest in Telesat Corporation. Upon assessment of the voting power attributed to the various shareholders of Telesat Corporation, this Transaction represents a transfer among entities that have a high degree of common ownership as no single party to the Transaction will be considered to control Telesat Corporation, as no party will obtain voting or ownership majority. As part of the Transaction, an immaterial amount of net assets held by Loral, that are unrelated to Telesat, are being acquired by Telesat Corporation. Upon the consummation of the Transaction, changes to the economic interests of the Loral stockholders, Red Isle and the other shareholders of Telesat as a result of the Transaction will be reflected as changes in equity, representing such shareholders’ residual rights to the acquired assets and liabilities.
As a result of the Transaction, Telesat and Loral will be indirect subsidiaries of Telesat Corporation and Telesat Partnership. Telesat Corporation and Telesat Partnership are newly formed entities without significant pre-combination activities. As general partner of Telesat Partnership, Telesat Corporation is committed to operating Telesat Partnership as designed and will direct all relevant activities of Telesat Partnership. As such it has been determined that Telesat Corporation has control over Telesat Partnership through its power over relevant decisions of Telesat Partnership, exposure to variable returns and ability to use its power to impact its variable returns as provided in the Partnership Agreement. Accordingly, the Pro Forma Financial Information has been prepared on the basis that Telesat Partnership will be consolidated into Telesat Corporation and the investment in Telesat Partnership eliminated fully on consolidation. The assessment of Telesat Corporation’s exposure to variable returns from Telesat Partnership is influenced by the assumption of the number of Telesat Partnership Elections and Telesat Corporation Elections made by Loral stockholders. If the assumption reflected in the Pro Forma Financial Information differs from the actual number of Telesat Partnership Elections and Telesat Corporation Elections made by Loral stockholders, the consolidation conclusion may need to be reevaluated in accordance with IFRS 10 to determine whether the conclusion is appropriate or if the investment in Telesat Partnership should be accounted for as an equity investment in accordance with IAS 28. In order to illustrate this alternative, a second set of pro formas have been presented using equity accounting at the Telesat Corporation level. Telesat Partnership pro forma financial information reflects the consolidation of each of its controlled subsidiaries in accordance with the consolidation principles of IFRS 10.
The Telesat Partnership Units are designed to have distribution and voting rights that are substantially equivalent to those of the Telesat Corporation Shares. Differences include that in the event that any partner other than Telesat Corporation that is subject to U.S. federal income tax has net cumulative taxable income that exceeds zero, then on the next applicable tax distribution date, Telesat Partnership shall distribute to each partner, whether or not such partner is subject to U.S. federal income tax, its assumed tax liability, less all prior distributions paid in respect of such partner’s units, provided, however, that Telesat Corporation may defer such distribution, and that Telesat Corporation may have to deduct any taxes payable with respect to its receipt of the Telesat Partnership distribution prior to making a further distribution of such funds to its shareholders. See “Description of Telesat Partnership Units and GP Units—Dividend Rights”. In addition, holders of Telesat Partnership Units are entitled to one vote per Telesat Partnership Unit through the Special Voting Shares and will vote together with the Telesat Corporation Shares as a single class. The Telesat Partnership Units are exchangeable for Telesat Corporation Shares on a 1:1 basis, as more fully described in the section entitled “Description of Telesat Partnership Units and GP Units — Exchange Right.” Accordingly, upon consolidation into Telesat Corporation, the Telesat Partnership Units are reflected in the Pro Forma Financial Information as non-controlling interest in the shareholders’ equity of Telesat Corporation.
Regulatory Approvals and Clearances Required for the Transaction
Radiocommunication Act (ISED)
Prior ISED approval of the Transaction is not required, given that Telesat’s satellite licenses are not subject to any conditions requiring the prior approval of “deemed transfers” (i.e., changes of control). However, to the extent that Telesat is granted any new licenses before consummation of the Transaction (e.g., in connection with a transition of spectrum rights in Canada or with respect to pending applications), new conditions of license may be imposed requiring prior approval in case of such “deemed transfers”. If such a condition were to be imposed, prior ISED approval would be required to consummate the Transaction.

Telecommunications Act
Routine notification to the CRTC is required after consummation of the Transaction.
Competition Act
Part IX of the Competition Act (Canada), as amended, including the regulations promulgated thereunder, which is referred to in this proxy statement/prospectus as the “Competition Act (Canada)”, requires that the parties to certain transactions that exceed the thresholds set out in sections 109 and 110 of the Competition Act (Canada), which are referred to in this proxy statement/prospectus as “notifiable transactions”, provide the Commissioner of Competition, which person is referred to in this proxy statement/prospectus as the “commissioner”, with pre-closing notification of the transaction consisting of prescribed information.
Subject to certain limited exceptions, the parties to a notifiable transaction cannot complete the transaction until an applicable waiting period has expired or been terminated or an appropriate waiver has been provided by the commissioner. The waiting period is 30 days after the day on which the parties to the notifiable transaction have submitted their respective notifications. The parties are entitled to complete their notifiable transaction at the end of the 30-day period, unless the commissioner notifies the parties, pursuant to subsection 114(2) of the Competition Act (Canada), that the commissioner requires additional information that is relevant to the commissioner’s assessment of the notifiable transaction, which is referred to in this proxy statement/prospectus as a “supplementary information request”. In the event that the commissioner provides the parties with a supplementary information request, the notifiable transaction cannot be completed until 30 days after compliance with such supplementary information request, provided that there is no order issued by the Competition Tribunal in effect prohibiting completion at the relevant time. The commissioner’s substantive assessment of a notifiable transaction may extend beyond the statutory waiting period.
In addition or as an alternative to filing notifications containing the prescribed information, a party to a notifiable transaction may comply with Part IX of the Competition Act (Canada) by applying to the commissioner for: (i) an advance ruling certificate issued by the commissioner pursuant to section 102 of the Competition Act (Canada), which is referred to in this proxy statement/prospectus as an “advance ruling certificate”; or (ii) a no-action letter from the commissioner advising that he does not have grounds, at the time, on which to initiate proceedings before the Competition Tribunal under section 92 of the Competition Act (Canada) to challenge the Transaction and seek an order in respect of the Transaction which is referred to in this proxy statement/prospectus as a “no-action letter”, and a waiver from the pre-merger notification obligation under paragraph 113(c) of the Competition Act (Canada).
The Transaction comprises notifiable transactions under the Competition Act (Canada), and as such, the parties must comply with the merger notifications provisions of Part IX of the Competition Act (Canada).
On December 14, 2020, the parties filed with the commissioner a request for an advance ruling certificate or no-action letter. The Competition Act (Canada) approval required pursuant to the Transaction Agreement was obtained on January 22, 2021.
National Security Review of Investments Regulations
Under Part IV.1 of the Investment Canada Act, certain investments by non-Canadians, whether or not they are otherwise subject to pre-closing review and approval or notification under Part IV of the Investment Canada Act, can be subject to a national security review on grounds that the investment could be injurious to national security. For investments that are not subject to a review or notification under Part IV of the Investment Canada Act (as is the case in respect of the Transaction), the Minister of Innovation, Science and Economic Development (the “Minister”) generally has until 45 days following the implementation of the investment to issue a notice to a non-Canadian stating that its proposed investment may potentially be subject to a national security review or to issue an order for a national security review.
If the matter is referred for review, the Governor-in-Council may take any measures in respect of the investment that he or she considers advisable to protect national security, including directing the investor not to implement the investment, or authorizing implementation of the investment subject to written undertakings or terms and conditions to mitigate the national security concern. Where a notice that the proposed investment may potentially be subject to a national security review has been received prior to closing, a non-Canadian cannot complete its investment until it has received a notice from the Minister that no order for a review will be made. Where an order for a national security review is made prior to closing, a non-Canadian cannot complete its investment until it has received either (a) a notice from the Minister that no further action will be taken; or (b) following the above-noted review, a notice from the Governor-in-Council that the investment is authorized to be implemented with or without conditions or subject to undertakings.
Hart-Scott-Rodino Antitrust Improvements Act of 1976 (FTC and DOJ)
The parties submitted notifications pursuant to the HSR Act to the FTC and DOJ on December 11, 2020, and the HSR Act waiting period expired January 11, 2021.
United States Communications Act of 1934 (FCC)
Each of Loral, Telesat, Telesat Corporation, Telesat Partnership, Telesat CanHoldco and Merger Sub and PSP Investments and Red Isle solely in respect of instances in which a governmental agency requests or requires PSP Investments or Red Isle to make a filing, has agreed to take, or cause to take, or to approve or cause to approve, and to use its reasonable best efforts to obtain necessary approvals from the FCC, including by prosecuting any concomitant national security review by the Team Telecom Agencies. The parties submitted the necessary applications for approval with the FCC on December 15, 2020. The comment period on the applications ended on March 29, 2021 and there were no objections filed.
Team Telecom
Each of Loral, Telesat, Telesat Corporation, Telesat Partnership, Telesat CanHoldco and Merger Sub and PSP Investments and Red Isle solely in respect of instances in which a governmental agency requests or requires PSP Investments or Red Isle to make a filing, has agreed to use its reasonable best efforts to obtain FCC approval, including by prosecuting any concomitant national security review by the Team Telecom Agencies (which comprises the U.S. Departments of Defense, Justice (including the Federal Bureau of Investigation) and Homeland Security and the “Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector” as established by Executive Order on April 4, 2020 (the “Team Telecom Committee”)) and seeking FCC approval of the Transaction, and each such person has agreed to respond as promptly as practicable to all inquiries received from the FCC (including the Team Telecom Agencies) for additional information or documentation and to cause all necessary or desirable approvals under the Communications Act with respect thereto to be received at the earliest possible date. On January 15, 2021, the Team Telecom Committee notified the FCC it was reviewing the transfer of control applications filed by the parties and requested that the FCC defer action during the Team Telecom Committee’s review. On March 25, 2021, following the receipt of responses to certain questions posed by the Team Telecom Committee to Loral, Telesat and PSP Investments, the Team Telecom Committee notified the FCC it deemed the responses complete and was initiating the 120-day initial review period. On June 17, 2021, the Team Telecom Committee sent Telesat a draft mitigation agreement intended to address potential national security and law enforcement risks arising from the Transaction, which is currently under review by Telesat and the other parties to the Transaction.
CFIUS
Each of Loral, Telesat, Telesat Corporation, Telesat Partnership, Telesat CanHoldco, Merger Sub, PSP Investments and Red Isle have agreed to use, and to cause their affiliates to use, reasonable best efforts to obtain clearance from CFIUS and under the Defense Protection Act, including submitting to CFIUS initial and final notifications. On March 2, 2021, the parties submitted to CFIUS a joint voluntary notice in draft form with respect to the Transaction. On April 9, 2021, the parties submitted to CFIUS a final joint voluntary notice with respect to the Transaction.
International Traffic in Arms Regulations
Loral agreed to, promptly after the date of the Transaction Agreement, submit a notice of intended sale or transfer to a foreign person of ownership or control of an ITAR registration to DDTC.

NISPOM (DSS)
Loral agreed to initiate communications with DCSA and other agencies under the NISPOM with a view to concluding a commitment letter on the mitigation of foreign ownership, control or influence with respect to Loral or any of its affiliates that possess facility security clearance.
Brazilian National Telecommunications Agency (Anatel)
Telesat is seeking the approval of the Brazilian National Telecommunications Agency (Agência Nacional de Telecomunicações, known as Anatel) for the indirect transfer of control of Telesat and certain of its subsidiaries that operate in the Brazilian telecommunications sector. On March 2, 2021, Telesat submitted to Anatel the notice and application with respect thereto.
United Kingdom National Security and Investment Bill
On 29 April 2021, the U.K. National Security and Investment Act 2021 (referred to for purposes of this section as the “NSI Act”) entered into force. The stated policy objective of the NSI Act is to make provision for the making of orders in connection with national security risks arising from the acquisition of control over certain types of entities and assets. It is expected that the provisions concerning mandatory notifications of certain transactions under the NSI Act will be brought into force during the second half of 2021 (referred to for purposes of this section as the “NSI Commencement Date”). As adopted, the NSI Act requires that a mandatory notification be made to the U.K. Secretary of State for Business, Energy and Industrial Strategy (“BEIS”) in respect of each transaction that completes after the NSI Commencement Date and meets the following three conditions: (i) such transaction leads to an acquisition of “control” (i.e., 25% of shares or voting rights, with subsequent thresholds at 50% and 75%), (ii) the “controlled” entity (i.e., the entity over which control is acquired) carries on activities in the U.K. or supplies goods or services to persons in the U.K. and (iii) such entity is active in at least one of the 17 sectors to be specified by the U.K. Secretary of State for BEIS (referred to for purposes of this section as the “Secretary”) in connection with the NSI Act, including “satellite and space technologies”. The NSI Act provides for significant penalties for acquiring control, without the Secretary’s approval, over an entity in respect of which the mandatory notification obligation applies, including voidness of the transaction under U.K. law and potential civil and criminal penalties for the company, and the officers of the company, which made the relevant investment.
Whether the Transaction will be subject to such mandatory notification obligation is not yet certain, pending the adoption by the Secretary of regulations defining the specified sectors and bringing the mandatory notification into force; therefore, Telesat is considering seeking informal guidance from BEIS in order to clarify whether the Transaction falls, or may be expected to fall, within the purview of the NSI Act.
Listing of Telesat Public Shares
It is a mutual condition to the completion of the Transaction that the Telesat Public Shares be approved for listing on a U.S. national securities exchange. Telesat Corporation has or will apply to list the Telesat Public Shares (i.e., the Class A Shares and Class B Shares) to be issued or made issuable pursuant to the Transaction on a U.S. national securities exchange (contemplated to be the NASDAQ) under a single consolidated trading symbol and, potentially, a Canadian securities exchange. Listing on any exchange will require fulfilling all of the listing requirements of such exchange. The parties have agreed that to the extent that they seek a listing of the Telesat Public Shares on the Toronto Stock Exchange (the “TSX”), they will reasonably cooperate to finalize the designation of such shares to a name agreed to between the parties and acceptable to the TSX, and to amend or modify any agreement, document or filing or form thereof to the extent necessary to reflect such name change.
Election Procedures; Procedures for Exchanging Equity into Transaction Consideration
Each Person (other than Loral, Telesat Corporation, Telesat Partnership, Telesat CanHoldco or Merger Sub) who on or prior to the Election Deadline is a holder of Loral Common Shares shall be entitled, with respect to all or a portion of such Loral Common Shares, to make a Telesat Partnership Election and/or a Telesat Corporation Election on or prior to the Election Deadline to receive the Telesat

Partnership Consideration and/or the Telesat Corporation Consideration. Neither the Loral Board nor the Special Committee makes any recommendation as to whether any Loral stockholder should make a Telesat Partnership Election. A Loral stockholder’s determination to make a Telesat Partnership Election is purely voluntary, and Loral stockholders will not have the benefit of considering any recommendation of the Loral Board or the Special Committee with respect to such determination.
Each Loral stockholder will be mailed an election form pursuant to which such stockholder may make a Telesat Partnership Election and/or a Telesat Corporation Election with respect to all or a portion of the Loral Common Shares held by such holder (an “Election Form”). Each Election Form will permit the record holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify the number of shares of such holder’s Loral Common Shares with respect to which such holder makes a Telesat Partnership Election and/or a Telesat Corporation Election (and, if relevant, the specific lot of Loral Common Shares to which such election relates) in connection with the Transaction. By making a Telesat Partnership Election, a holder of Loral Common Shares will authorize Telesat Corporation, as general partner of Telesat Partnership, to execute the Partnership Agreement on behalf of such holder and the holder shall thereby be entitled to, and bound by, the rights, privileges, restrictions and conditions of the relevant Telesat Partnership Units. Any Loral Common Share with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m. on the business day that is three business days prior to the date of the Closing (which date shall be publicly announced by Loral as soon as reasonably practicable but in no event less than five business days prior to the anticipated date of the Closing) (or such other time and date as Loral may specify) (the “Election Deadline”) shall be deemed to have made a Telesat Corporation Election. If the date of the Closing is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Loral shall promptly announce any such delay and, when determined, the rescheduled Election Deadline, which rescheduled Election Deadline if necessary shall be at the discretion of Loral; provided that at least one business day of advance notice thereof shall have been provided.
Any election made shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form prior to the Election Deadline. An Election Form with respect to Loral Common Shares shall be deemed properly completed only (i) with respect to Loral Common Shares represented by certificates, if accompanied by one or more certificates duly endorsed in blank or otherwise in form acceptable for transfer on the books of Loral (or, with respect to any certificate that has been lost, stolen or destroyed, an affidavit of lost certificate in a form acceptable to the Exchange Agent) or (ii) with respect to uncertificated Loral Common Shares and Loral Common Shares recorded in book entry, upon the Exchange Agent’s receipt of an “agent’s message” by the Exchange Agent or such other evidence of transfer of uncertificated Loral Common Shares or Loral Common Shares recorded in book entry, as applicable, as the Exchange Agent may reasonably request, collectively representing all Loral Common Shares covered by such Election Form, in each case together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by submitting written notice that is received by the Exchange Agent on or prior to the Election Deadline. In the event an Election Form is revoked on or prior to the Election Deadline, the Loral Common Shares represented by such Election Form shall be deemed to have made a Telesat Corporation Election and Loral shall cause all certificates representing such Loral Common Shares, together with any applicable uncertificated Loral Common Shares or Loral Common Shares recorded in book entry, to be promptly returned without charge to the stockholder submitting the Election Form upon such revocation or written request to that effect from the holder who submitted the Election Form; provided, however, that a subsequent election may be made with respect to any or all of such Loral Common Shares if the holder thereof complies with the procedures, terms and conditions set forth in the Transaction Agreement. In addition, all Telesat Partnership Elections shall automatically be revoked and all certificates representing Loral Common Shares, all uncertificated Loral Common Shares or Loral Common Shares recorded in book entry shall be promptly returned without charge if the Transaction Agreement is terminated.
The Exchange Agent, in consultation with Loral, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Loral, Telesat Corporation, Telesat Partnership, Merger Sub or the Exchange Agent shall be under any obligation to notify any Loral stockholder of any defect in an Election Form.

Federal Securities Laws Consequences
Certain of the persons who may be directors and executive officers of Telesat Corporation and Telesat Partnership may be non-residents of the U.S. All or a substantial portion of the assets of such non-resident persons and of Telesat Corporation and Telesat Partnership may be located outside the U.S. As a result, it may not be possible to effect service of process within the U.S. upon such persons, Telesat Corporation or Telesat Partnership, or to enforce against such persons, Telesat Corporation or Telesat Partnership in U.S. courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the U.S. Telesat Corporation and Telesat Partnership have been advised by counsel that there is doubt as to the enforceability in Canada, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the U.S.
Board of Directors and Executive Officers Following the Transaction
The directors of Telesat Corporation, as of immediately following the Closing, will be Mr. Jason A. Caloras, Dr. Mark H. Rachesky and Mr. Michael B. Targoff, or if any such persons are unable or unwilling to serve as such, a replacement designated pursuant to the Investor Rights Agreement by and between MHR and Telesat Corporation; Ms. Mélanie Bernier, Mr. Michael Boychuk and Mr. Guthrie Stewart, or if any such persons are unable or unwilling to serve as such, a replacement designated pursuant to the Investor Rights Agreement by and between PSP Investments and Telesat Corporation; Mr. Henry Intven, Mr. Dick Fadden and a third individual who will (i) qualify as a Specially Designated Director under the Telesat Corporation Articles and (ii) be mutually agreed by PSP Investments and Loral (including the Special Committee); and Mr. Daniel Goldberg, the Chief Executive Officer of Telesat.
Release; Tolling Agreement Amendment
Loral has asserted certain claims against PSP Investments arising out of PSP Investments’ actions in certain previous transaction processes relating to Telesat. PSP Investments has asserted various counterclaims, and the parties have entered into a series of tolling agreements preventing those claims from being terminated due to the passing of the statute of limitations. In connection with the signing of the Transaction Agreement, the parties have entered into a mutual release that will release those claims on the first to occur of the Closing or the termination of the Transaction Agreement due to Loral’s material breach of provisions related to the Loral Stockholder Meeting or Loral’s non-solicitation obligations (the “Release”). This summary is qualified in its entirety by reference to the complete text of the Release, which is incorporated into this proxy statement/prospectus by reference in its entirety and attached as Annex O to this proxy statement/prospectus.
Loral Stockholder Rights Plan
The Loral Board has adopted the rights agreement (as it may be amended from time to time, the “Loral Stockholder Rights Plan”) between Loral and Computershare, as Rights Agent, that would be triggered if a person or group of persons acquires or announces the intention to acquire shares of Loral Voting Common Stock such that after giving effect to the acquisition such person or group of persons would own more than 15% of the shares of Loral Voting Common Stock held by Loral stockholders who are not affiliated with MHR, any party to the Transaction Agreement or certain of their respective affiliates as provided in the Transaction Agreement (for purposes of the Loral Stockholder Rights Plan, such shares are referred to herein as the “Unaffiliated Shares”), or for those Loral stockholders already over such 15% threshold, if such stockholder increases its ownership of such shares in Loral by 0.001% or more. In no event will MHR, any party to the Transaction Agreement or certain of their respective affiliates be deemed to Beneficially Own (as defined in the Loral Stockholder Rights Plan) any Unaffiliated Shares (including, for the avoidance of doubt, in respect of any Loral Voting Common Stock acquired by any such person or group of persons after the date hereof) or to be an Acquiring Person (as defined in the Loral Stockholder Rights Plan). The Loral Stockholder Rights Plan will expire immediately upon the first to occur of receipt of the Requisite Stockholder Vote, termination of the Transaction Agreement and November 22, 2021. See the description of the Loral Stockholder Rights Plan contained in Loral’s Form 8-K filed with the SEC on November 25, 2020. This summary is qualified in its entirety by reference to the complete text of the Loral

Stockholder Rights Plan, which is incorporated into this proxy statement/prospectus by reference in its entirety and attached as Annex N to this proxy statement/prospectus.
MHR Standstill Agreement
Loral and MHR have entered into a standstill agreement (the “MHR Standstill Agreement”) prohibiting MHR and its affiliates from, subject to the terms thereof, acquiring more than an additional 6% of the outstanding Loral Voting Common Stock prior to the conclusion of the Loral Stockholder Meeting. Pursuant to the MHR Standstill Agreement, MHR and its affiliates may acquire up to 6% of the outstanding Loral Voting Common Stock prior to the conclusion of the Loral Stockholder Meeting. Such acquisitions may be effected (a) in one or more open market transactions in which MHR and its affiliates are not aware of the identity of the selling holder of Loral Voting Common Stock or (b) if any such acquisition is made after the Record Date, (i) the selling holder of Loral Voting Common Stock has submitted a proxy card or voting instruction form directing the recipient of such proxy card or voting instruction form to vote all the Loral Voting Common Stock to be acquired by MHR and its affiliates as directed by the seller, (ii) MHR and its affiliates are not aware of whether the Loral Voting Common Stock to be acquired has been voted “FOR” or “AGAINST” the Transaction Proposal and (iii) the selling holder irrevocably agrees with MHR and its affiliates not to change or revoke the voting instructions previously provided by the selling holder. Such acquisitions up to 2% of the outstanding Loral Voting Common Stock may also be effected in open market purchases, negotiated transactions or otherwise, provided that the amount of Loral Voting Common Stock that MHR and its affiliates are permitted to so acquire will be reduced to the extent that the amount of Loral Voting Common Stock purchased by MHR and its affiliates pursuant to the restrictions described in the immediately preceding sentence exceeds 4% of the outstanding Loral Voting Common Stock. The MHR Standstill Agreement will terminate immediately upon the first to occur of the conclusion of the Loral Stockholder Meeting and termination of the Transaction Agreement. This summary is qualified in its entirety by reference to the complete text of the MHR Standstill Agreement, which is incorporated into this proxy statement/prospectus by reference in its entirety and attached as Annex P to this proxy statement/prospectus.
Litigation Relating to the Transaction
Loral will promptly advise PSP Investments and Telesat of any proceeding commenced or, to the knowledge of Loral, threatened in writing by a Loral stockholder against Loral or its officers or directors relating to any of the contemplated transactions and will keep PSP Investments and Telesat promptly and reasonably informed regarding any such proceeding and will consider in good faith PSP Investments’ and Telesat’s views with respect thereto. Loral will give PSP Investments and Telesat the opportunity to participate in the defense or settlement of any such proceeding. Without the consent of PSP Investments (such consent not to be unreasonably withheld, delayed or conditioned), neither Loral nor any of its representatives will compromise, settle, come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding any such proceeding or consent to the same, if such arrangement, agreement or settlement provides for (a) an admission of fault or liability, (b) equitable relief (other than disclosure to be made to the Loral stockholders prior to the Loral Stockholder Meeting) or (c) uninsured monetary payments in excess of a specified amount. In addition, (i) PSP Investments and its nominee directors will be indemnified for costs resulting from any Loral stockholder litigation related to the Transaction in which PSP Investments is named as a party and which are directly incurred by PSP Investments and (ii) PSP Investments will be indemnified for its pro rata share of costs incurred by Telesat Corporation and its subsidiaries (including Loral and Telesat) relating to such litigation, indemnification of Loral directors and officers and litigation regarding Loral’s public filings.
On May 5, 2021, Guy Coffman filed a complaint (Civil Action No. 1:21-cv-04007, the ‘‘Coffman Complaint’’) in the United States District Court for the Southern District of New York against Loral and the members of the Loral Board (the ‘‘Individual Defendants’’). Also on May 5, 2021, Shiva Stein filed a complaint (Civil Action No. 1:21-cv-04018, the “Stein Complaint”) in the United States District Court for the Southern District of New York against Loral and the Individual Defendants. On May 7, 2021, Julia Marshall filed a complaint (Civil Action No. 1:21-cv-04128, the ‘‘Marshall Complaint’’) in the United States District Court for the Southern District of New York against Loral, the Individual Defendants and Merger Sub (collectively, the ‘‘Loral Defendants’’); the Marshall Complaint also names as defendants Telesat, Telesat Corporation, Telesat Partnership and Telesat CanHoldco (together, the ‘‘Telesat Defendants’’) and

PSP Investments and Red Isle (the ‘‘PSP Defendants’’ and, together with the Loral Defendants and the Telesat Defendants, the ‘‘Defendants’’). On June 18, 2021, Anthony Morgan filed a complaint (Civil Action No. 1:21-cv-05385, the “Morgan Complaint” and, together with the Coffman Complaint, the Stein Complaint and the Marshall Complaint, the “Complaints”) in the United States District Court for the Southern District of New York against Loral and the Individual Defendants.
The Complaints allege, among other things, that the 2021 Registration Statement contained materially incomplete and misleading information. Specifically, the Complaints allege (i) violation by the Loral Defendants of Section 14(a) of the Exchange Act and SEC Rule 14(a)(9) in that the 2021 Registration Statement misrepresents or omits information concerning, among other things, financial projections of Loral (and, in the Marshall Complaint, Stein Complaint and Morgan Complaint of Telesat) and financial analyses of Loral’s financial advisor, LionTree, and potential conflicts of interest; and (ii) violation by the Individual Defendants, by virtue of their positions as controlling persons of Loral, of Section 20(a) of the Exchange Act in that they had the power to influence and control, and did influence and control, directly or indirectly, the decision making of Loral, including the content and dissemination of the various statements that plaintiffs contend are materially incomplete and misleading. In addition, the Coffman Complaint alleges a violation of Delaware law in that the Individual Defendants breached their fiduciary duty of candor/disclosure by approving and/or causing the alleged materially deficient 2021 Registration Statement to be disseminated. The Marshall Complaint also alleges violation by the Telesat Defendants and the PSP Defendants, by virtue of their positions as controlling persons, of Section 20(a) of the Exchange Act in that they had supervisory control over the composition of the 2021 Registration Statement and the information disclosed therein, as well as the information that they claim was omitted and/or misrepresented in the 2021 Registration Statement.
Each of the Complaints seeks, among other things, to enjoin the Defendants from proceeding with, consummating or closing the Transaction, unless and until the Defendants disclose the material information that plaintiffs claim has been omitted from the 2021 Registration Statement; awarding plaintiffs the costs and disbursements of their actions, including reasonable attorneys’ and expert fees and expenses; and such other and further equitable relief as the court may deem just and proper. In addition, the Coffman Complaint, the Stein Complaint and the Morgan Complaint also seek that the Loral Defendants account to plaintiffs for all damages suffered as a result of their alleged wrongdoing. The Stein Complaint, the Marshall Complaint and the Morgan Complaint also seek rescission, to the extent already implemented, of the Transaction Agreement or any of the terms thereof, or granting to plaintiff rescissory damages. The Marshall Complaint also seeks a directive that the Individual Defendants disseminate a registration statement on Form F-4 that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading and a declaration that Defendants violated Sections 14(a) and/or 20(a) of the Exchange Act, as well as Rule 14a-9 promulgated thereunder. The Morgan Complaint also seeks to enjoin the Loral Defendants from filing an amendment to the 2021 Registration Statement or otherwise disseminating an amendment to the 2021 Registration Statement to Loral stockholders unless and until the Loral Defendants agree to include in any such amendment the material information claimed to be omitted from the Registration Statement.
The Defendants believe that they have, and intend vigorously to pursue, meritorious defenses to plaintiffs’ claims. There can be no assurance, however, that the Defendants’ defenses will be successful with respect to all or some of plaintiffs’ claims or that the lawsuits filed by plaintiffs will not cause a delay in or impede consummation of the Transaction.
On May 21, 2021, under Section 9.9(a) of the Transaction Agreement, PSP Investments delivered to Loral and Telesat Canada a notice of a claim for indemnification in respect of the Marshall, Coffman and Stein Complaints. As of the date hereof, PSP Investments has not delivered claims for indemnification in respect of the Morgan Complaint or the Pluviose Complaint, but receipt of such notice is anticipated.
Delaware Class Action Litigation.   On June 21, 2021, Mcbreakley Pluviose filed a class action complaint (the “Pluviose Complaint”) in the Court of Chancery of the State of Delaware against Loral, the Individual Defendants, MHR and MHR Holdings LLC (for purposes of this subsection, collectively, “MHR” and, together with Loral and the Individual Defendants, the “Class Action Defendants”).

The Pluviose Complaint alleges, among other things, that the Transaction is substantively and procedurally unfair to Loral’s public stockholders. Specifically, the Pluviose Complaint alleges that (i) the Transaction is subject to, but does not comply with, Section 203 of the DGCL; (ii) the Individual Defendants breached their fiduciary duties by disseminating a false and/or materially misleading or omissive proxy statement relating to the Transaction and by adopting the Loral Stockholders Rights Plan; (iii) the Individual Defendants other than Messrs. Simon and Stenbit (the “MHR-Affiliated Director Defendants”) breached their fiduciary duties by causing Loral to enter into the allegedly unfair Transaction so that MHR and Dr. Rachesky could enter into, and benefit from, the receipt of voting shares of Telesat Corporation in exchange for their Loral Non-Voting Common Stock; and (iv) MHR and Dr. Rachesky are controlling stockholders of Loral and that they breached their fiduciary duties to Loral and its stockholders by causing Loral to enter into the allegedly unfair Transaction so that they could receive Telesat Corporation voting shares in exchange for Loral Non-Voting Common Stock.
The Pluviose Complaint seeks, among other things, judgment and relief in favor of the plaintiff and in favor of the class, and against the Class Action Defendants, as follows: (i) declaring that plaintiff’s action is properly maintainable as a class action; (ii) declaring that the Transaction violates Section 203 of the DGCL; (iii) declaring and decreeing that Loral’s shareholder rights plan is unenforceable; (iv) converting the voting shares of Telesat Corporation that Dr. Rachesky and MHR receive in exchange for their shares of Loral Non-Voting Common Stock into non-voting shares of Telesat Corporation; (v) finding the Individual Defendants liable for breaching their fiduciary duties owed to plaintiff and the class; (vi) finding the MHR-Affiliated Director Defendants liable for breaching their fiduciary duties owed to plaintiff and the class; (vii) finding that MHR and Dr. Rachesky breached their fiduciary duties in their capacity as the controlling stockholders of Loral; (viii) enjoining the Loral stockholder vote on the Transaction unless and until it is subject to a DGCL Section 203 vote of two thirds of the outstanding shares of Loral Voting Common Stock not owned by Telesat, MHR or PSP Investments and based on full disclosure of all material information; (ix) certifying the proposed class; (x) awarding damages to plaintiff and the class, together with pre-and post-judgment interest; (xi) awarding plaintiff the costs, expenses and disbursements of the action, including all reasonable attorneys’, accountants’ and experts’ fees; and (xii) awarding plaintiff and the class such other relief as the court deems just and equitable.
Counsel for plaintiff Pluviose has also filed motions seeking expedited discovery and proceedings and the setting of a prompt injunction hearing prior to the Loral stockholder vote on the Transaction, as well as a motion for a preliminary injunction enjoining defendants from (a) holding the Loral stockholder vote on the Transaction, and (b) consummating the Transaction.
Loral and the Individual Defendants believe that they have, and intend vigorously to pursue, meritorious defenses to plaintiff Pluviose’s claims. There can be no assurance, however, that such defenses will be successful with respect to all or some of plaintiff Pluviose’s claims, that resolution of the lawsuit will not result in additional unanticipated expense to Loral or that the lawsuit filed by plaintiff Pluviose will not cause a delay in or impede consummation of the Transaction.

THE TRANSACTION AGREEMENT
The Transaction
The following is a summary of certain material terms of the Transaction Agreement and does not purport to be complete and may not contain all of the information about the Transaction Agreement that is important to a particular Loral stockholder or shareholder of Telesat in connection with the Transaction. This summary is qualified in its entirety by reference to the complete text of the Transaction Agreement, which is incorporated into this proxy statement/prospectus by reference in its entirety and attached as Annex A to this proxy statement/prospectus. Loral and Telesat urge you to read carefully this entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference. You should also review the section entitled “Where You Can Find More Information.”
The Transaction Agreement has been included to provide you with information regarding its terms, and Loral and Telesat recommend that you read the Transaction Agreement carefully and in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties to the Transaction Agreement (for purposes of this section, each referred to individually as a “party” and collectively as the “parties”) with respect to the Transaction, Loral and Telesat do not intend for the Transaction Agreement to be a source of factual, business or operational information about the parties. The Transaction Agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the Transaction Agreement. The representations and warranties are qualified in their entirety by certain information Loral filed with the SEC prior to the date of the Transaction Agreement, as well as by confidential disclosure letters that the parties delivered to each other in connection with the execution of the Transaction Agreement, and are qualified by contractual standards of materiality that may differ from what shareholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the Transaction Agreement and new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, you should not rely on the representations and warranties contained in the Transaction Agreement as statements of factual information.
Pursuant to the Transaction Agreement, the Closing of the Transaction will occur over two consecutive business days. On the First Closing Day:
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First, the Telesat Corporation Articles will become effective;

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Then, an individual will settle C$5,100 in cash on the Trustee to be held in the Trust pursuant to the terms of the Trust Agreement. The Trust will subscribe for one Class A Special Voting Share, one Class B Special Voting Share and one Class C Special Voting Share for an aggregate amount of C$100 and will invest C$4,999 in an interest-bearing bank deposit account or as otherwise provided in the Trust Agreement. The Trust will enter into the Trust Voting Agreement with the Trustee, Telesat Corporation and Telesat Partnership;

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Immediately thereafter, pursuant to the terms of the Stockholder Contribution Agreements, the Individual Telesat Stockholders will contribute all of the Telesat Non-Voting Participating Preferred Shares held by each to Telesat Corporation in exchange for (x) a number of Telesat Public Shares of the applicable class equal to the number of Telesat Non-Voting Participating Preferred Shares contributed multiplied by the Telesat-to-Telesat Corporation Exchange Ratio and (y) C$0.01 per Telesat Non-Voting Participating Preferred Share;

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Immediately thereafter, pursuant to the terms of the Voting Director Contribution Agreement, the Voting Directors will contribute all Telesat Director Voting Preferred Shares held by each such Voting Director to Telesat Partnership in exchange for Class X Telesat Partnership Units of Telesat Partnership;

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Immediately thereafter, Telesat Corporation will transfer all of the Telesat Non-Voting Participating Preferred Shares held by it to Telesat CanHoldco in exchange for Telesat CanHoldco Shares;

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Immediately thereafter, the following steps will occur simultaneously:

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Telesat Corporation will contribute all of the Telesat CanHoldco Shares held by it to Telesat Partnership in exchange for additional general partnership units of Telesat Partnership (the “Telesat Partnership GP Units”);

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Loral will pay the following, in the following order of priority:

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to the parties entitled thereto, certain transaction expenses of Loral, but if Loral does not have sufficient cash to pay all such expenses, the unpaid portion of such expenses will be paid by the Joint Obligors to the parties entitled thereto as promptly as practicable following Closing, but no later than 35 trading days following the Merger; and

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to compensate PSP Investments and Red Isle for certain tax inefficiencies for PSP Investments and Red Isle related to the structure of the Transaction, Loral will make a payment of $7,000,000 to Red Isle, subject to the extent of Loral’s available cash; however, if such payment is less than $7,000,000 due to a lack of available cash, Telesat Partnership will be required to pay the PSP Investments Closing Cash Payment to Red Isle no later than 35 trading days following the Merger;

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Red Isle will contribute a number of Telesat Non-Voting Participating Preferred Shares held by it to Telesat Corporation equal to (a) $5,000,000 divided by (b) the Telesat Corporation Share Value (the “Surrendered Shares”) in exchange for a number of Telesat Corporation Class C Fully Voting Shares equal to the product of (i) the Surrendered Shares, multiplied by (ii) the Telesat-to-Telesat Corporation Exchange Ratio;

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Red Isle will contribute all of the Telesat Common Shares, Telesat Voting Participating Preferred Shares and the balance of the Telesat Non-Voting Participating Preferred Shares held by it (the “Surrendered Equity Interests”) to Telesat Partnership in exchange for a number of Class C Units equal to the product of (i) the Surrendered Equity Interests, multiplied by (ii) the Telesat-to-Telesat Corporation Exchange Ratio;

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Immediately thereafter, Telesat Corporation will transfer the Telesat Non-Voting Participating Preferred Shares held by it to Telesat Partnership in exchange for additional Telesat Partnership GP Units;

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Immediately thereafter, Telesat Partnership will contribute all of the Telesat Common Shares, Telesat Voting Participating Preferred Shares and Telesat Non-Voting Participating Preferred Shares held by it to Telesat CanHoldco in exchange for additional Telesat CanHoldco Shares and a demand non-interest bearing promissory note with a principal amount equal to the PSP Investments Closing Cash Payment, if any; and

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Immediately thereafter, Loral will file the Certificate of Merger with the Secretary of State of the State of Delaware.

On the Second Closing Day:
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The Merger will be effective at the Effective Time;

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Concurrently with the Effective Time:

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Telesat Partnership will redeem the Class X Telesat Partnership Units held by the Incorporator and the Voting Directors for the fair market value thereof;

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Telesat Corporation will redeem the Telesat Corporation Super Voting Shares held by the Incorporator for C$1.00 per share;

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Telesat Corporation will issue the Golden Share to the Trust for C$1.00; and

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Telesat Partnership will issue additional Telesat Partnership GP Units to Telesat Corporation in consideration for Telesat Corporation issuing the Telesat Corporation Consideration.

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Immediately thereafter, the transactions contemplated by the Optionholder Exchange Agreements will be consummated; and

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Thereafter, Loral Holdings and Telesat CanHoldco will form Can ULC, Loral Holdings will transfer all of the Telesat Common Shares and Telesat Non-Voting Participating Preferred Shares held by it to Can ULC in exchange for voting common shares of Can ULC and Telesat CanHoldco will subscribe for non-participating special voting shares of Can ULC entitling Telesat CanHoldco to a majority of the voting power of Can ULC in exchange for C$100.

Closing of the Transaction and the Merger
Unless the Transaction Agreement is terminated prior to such time (see “— Termination of the Transaction Agreement and Termination Fees”), the Closing will occur on two consecutive business days, the first of which will be no later than the fifth business day following the satisfaction or waiver of all of the conditions set forth in the Transaction Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), provided that the Closing may occur on such other dates or at such other time and place as Loral and PSP Investments may mutually agree. If the parties have confirmed that all the conditions are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but which conditions are capable of being satisfied at the Closing), then PSP Investments and Loral will each have the right to extend the Closing for any number of Closing Extension Periods of up to 30 days each and no longer than 120 days in the aggregate, from the date on which the Closing otherwise would have occurred. If the Closing is extended, the Closing will occur on the first two consecutive business days commencing on the fifth business day after the expiration of the final Closing Extension Period on which the conditions are satisfied or waived (other than the conditions (i) with respect to material adverse effect, (ii) that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing and (iii) if PSP Investments extended the Closing by such Closing Extension Period, with respect to a civil or criminal legal proceeding alleging any member of the Loral Group has criminally violated a law).
Loral will file the certificate of merger with the Secretary of State of the State of Delaware on the First Closing Day and the Merger will occur on the Second Closing Day. Loral will make all other filings or recordings required under the DGCL. On the terms and subject to the conditions of the Transaction Agreement and in accordance with DGCL, at the Effective Time, Merger Sub will be merged with and into Loral and the separate corporate existence of Merger Sub will cease, and Loral will continue as the Surviving Corporation of the Merger and a wholly owned subsidiary of Telesat Partnership.
Transaction Consideration
At the Effective Time, each Loral Common Share outstanding immediately prior to the Effective Time will be converted into the right to receive (a) if the Loral stockholder makes a Telesat Partnership Election, one newly issued Class A Unit if such Loral stockholder can demonstrate it is Canadian (as such term is defined in the Investment Canada Act), otherwise one newly issued Class B Unit, or (b) if the Loral stockholder makes a Telesat Corporation Election or does not validly make a Telesat Partnership Election, one newly issued Class A Share if such Loral stockholder can demonstrate it is Canadian (as such term is defined in the Investment Canada Act), otherwise one newly issued Class B Share. The Telesat Partnership Units will be exchangeable for Telesat Corporation Shares at the election of the holder beginning six (6) months after the Effective Time and in certain other circumstances. Neither the Loral Board nor the Special Committee makes any recommendation as to whether any Loral stockholder should make a Telesat Partnership Election. A Loral stockholder’s determination to make a Telesat Partnership Election is purely voluntary, and Loral stockholders will not have the benefit of considering any recommendation of the Loral Board or the Special Committee with respect to such determination.
To compensate PSP Investments and Red Isle for certain tax inefficiencies for PSP Investments and Red Isle related to the structure of the Transaction, Loral will make a payment of $7,000,000 to Red Isle, subject to the extent of Loral’s available cash; however, if such payment is less than $7,000,000 due to a lack of available cash, Telesat Partnership will be required to pay the PSP Investments Closing Cash Payment to Red Isle no later than 35 trading days following the Merger.
At the Closing, Red Isle will receive both Class C Shares and Class C Units by contributing (a) the Surrendered Shares in exchange for a number of Telesat Corporation Class C Fully Voting Shares equal to the product of (i) the Surrendered Shares, multiplied by (ii) the Telesat-to-Telesat Corporation Exchange Ratio and (b) the Surrendered Equity Interests in exchange for a number of Class C Units equal to the product of (i) the Surrendered Equity Interests, multiplied by (ii) the Telesat-to-Telesat Corporation Exchange Ratio.
Treatment of Outstanding Loral Restricted Stock Units
Each Loral RSU that is outstanding immediately prior to the Effective Time under Loral’s benefit plans will be cancelled and the holder thereof shall become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Transaction Consideration in respect of each Loral Common Share underlying such Loral RSU (taking into account any unpaid dividends with respect to such Loral RSU) as if such shares were outstanding immediately prior to the Effective Time.
Treatment of Outstanding Telesat Equity and Equity-Based Awards
The Voting Directors are entering into the Voting Director Contribution Agreement with Telesat Partnership pursuant to which, upon the Closing, the Voting Directors will contribute their Telesat Director Voting Preferred Shares to Telesat Partnership in exchange for interests in Telesat Partnership, which interests will subsequently be redeemed for cash.
The Individual Telesat Stockholders are being offered the opportunity to enter into Stockholder Contribution Agreements with Telesat Corporation in respect of their Telesat Non-Voting Participating Preferred Shares pursuant to which, upon the Closing, the Individual Telesat Stockholders will contribute their Telesat Non-Voting Participating Preferred Shares to Telesat Corporation in exchange for Telesat Public Shares and C$0.01 per Telesat Non-Voting Participating Preferred Share.
The holders of Telesat Tandem SARs, Telesat Options and Telesat RSUs are being offered the opportunity to enter into exchange agreements with Telesat Corporation in respect of their Telesat Tandem SARs, Telesat Options and Telesat RSUs, pursuant to which, upon the Closing, they will exchange such instruments for corresponding instruments in Telesat Corporation with the same vesting terms and conditions. The forms of contribution and exchange agreements are attached as Annexes B – D to this proxy statement/prospectus and are incorporated into this proxy statement/prospectus by reference in their entirety.
More information can be found at the sections entitled “Stockholder Contribution Agreements” and “Exchange Agreements for Telesat Tandem SARs, Telesat Options and Telesat RSUs”.
Governing Documents Following the Transaction and the Merger
Surviving Corporation.   The certificate of incorporation of the Surviving Corporation will be the certificate of incorporation of Loral as amended and restated at the Effective Time substantially in the form as set forth in Annex M to this proxy statement/prospectus. The bylaws of the Surviving Corporation will be the bylaws of Loral as in effect immediately prior to the Effective Time.
Telesat Corporation.   Effective as of the First Closing Day, the Telesat Corporation Articles will be amended and restated substantially in the form as set forth in Annex H to this proxy statement/prospectus to provide for certain rights over the governance of Telesat Corporation following Closing. See “Post-Closing Governance — Governance of Telesat Corporation and Telesat Partnership”.
Telesat Partnership.   On the First Closing Day, Telesat Corporation, Red Isle, Henry Intven, John Cashman, Clare Copeland, MHR and certain of its affiliates, each other person who will be admitted to Telesat Partnership as a limited partner and, solely for certain purposes thereof, PSP Investments, will enter into the Partnership Agreement substantially in the form as set forth in Annex L to this proxy statement/prospectus, pursuant to which the parties will have the rights, duties and obligations set out under “Post-Closing Governance — Management of Telesat Partnership”.
Telesat Corporation Trust.   As part of the Closing, the Trust will be established in order for the Loral stockholders who elect to become holders of Telesat Partnership Units and Red Isle, as the holder of Telesat Partnership Units, to effectively have voting rights in Telesat Corporation on an “as-if-exchanged” basis. The Trust will be created by the entering into the Trust Agreement, following which the Trust will subscribe for and hold, in trust, the Special Voting Shares. The Special Voting Shares will be the mechanism giving effect to the voting power of the holders of the corresponding class of Telesat Partnership Units, each of whom will receive one vote for each Telesat Partnership Unit held. The Trustee will also subsequently subscribe for, hold, and vote the Golden Share.
In order to vote the Special Voting Shares and the Golden Share, the Trust, Telesat Corporation and Telesat Partnership will enter into the Trust Voting Agreement. The voting rights of the holders of these shares of Telesat Corporation are described under “Description of Telesat Corporation Shares — Voting Matters — Voting of the Special Voting Shares and the Golden Share”.
Registration Rights.   In connection with the Transaction, MHR and certain of its affiliates and PSP Investments entered into the Registration Rights Agreement with Telesat Corporation, which will become effective at the Effective Time pursuant to its terms. Pursuant to the Registration Rights Agreement, each of PSP Investments and MHR will be able to cause Telesat Corporation to register its Telesat Public Shares under the Securities Act (each a “Demand Registration”) and, if requested, to maintain a shelf registration statement effective with respect to such shares. PSP Investments and MHR will each be entitled to up to three Demand Registrations and will also be entitled to participate on a pro rata basis in any registration of Telesat Public Shares under the Securities Act that Telesat Corporation may undertake, subject to certain customary limitations and exceptions. Each of PSP Investments and MHR is also entitled to tag-along rights under the Registration Rights Agreement, as more fully described under “Description of Telesat Corporation Shares — Registration Rights and Tag Along Rights between MHR and PSP Investments”.
Investor Rights Agreements.   On November 23, 2020, Telesat Corporation entered into the Investor Rights Agreements with each of PSP Investments and MHR on substantially identical terms. The special rights afforded to PSP Investments and MHR, in addition to the entitlement to designate members to Telesat Corporation’s board of directors and committees, as discussed under “Post-Closing Governance — Composition of the Telesat Corporation Board and Committees”, include the ability to veto the following actions proposed to be taken by Telesat Corporation and Telesat Partnership: (a) the implementation of changes to their respective organizational documents, (b) the declaration and/or payment of dividends or other distributions other than pro rata dividends or other distributions, (c) the purchase or redemption of any Telesat Corporation Shares or Telesat Partnership Units, subject to certain customary exceptions, including for repurchases of equity from employees upon termination of employment, (d) the implementation of any change to Telesat Corporation’s or Telesat Partnership’s tax status in the U.S. or Canada in a manner reasonably likely to adversely affect PSP Investments or MHR, as applicable, with respect to U.S. or Canadian tax matters, (e) the implementation of changes in the corporate form or recapitalizations of Telesat Corporation or any of its subsidiaries that is reasonably likely to have adverse U.S. or Canadian tax consequences affecting PSP Investments or MHR, as applicable, or (f) the implementation of changes to the number of members serving on Telesat Corporation’s board of directors.
Exchange of Loral Stock Certificates Following the Merger
Computershare has been retained to act as the Exchange Agent for the payment and delivery of the Transaction Consideration.
At or prior to the Effective Time, Telesat Corporation or Telesat Partnership, as applicable, will deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of certificates of Loral Common Shares, beneficial owners of Loral Common Shares and holders of uncertificated Loral Common Shares or Loral Common Shares recorded in book entry, for exchange through the Exchange Agent, (i) certificates representing the aggregate number of common shares of Telesat Corporation to be issued as Telesat Corporation Consideration (or if uncertificated common shares of Telesat Corporation will be issued, Telesat Corporation will make appropriate alternative arrangements) and (ii) certificates representing the aggregate number of Telesat Partnership Units to be issued as Telesat Partnership Consideration (or if uncertificated Telesat Partnership Units will be issued, Telesat Partnership will make appropriate alternative arrangements).
Promptly following the Effective Time, Loral or Telesat Corporation will send, or will cause the Exchange Agent to send, to each record holder of Loral Common Shares at the Effective Time (other than any holder of Loral Common Shares who has previously made (and not revoked) a valid Telesat Partnership Election with respect to all of such holder’s Loral Common Shares) a letter of transmittal together with instructions thereto.
Loral, Telesat Corporation, Telesat Partnership, PSP Investments, Red Isle, Merger Sub and the Exchange Agent will each be entitled to deduct and withhold from any amount payable as consideration to Loral stockholders such amounts as required with respect to making any payment under applicable law, and such amounts withheld will be treated as having been paid to such stockholders.
The Transaction Consideration issued and credited as fully paid upon conversion of any Loral Common Shares will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Loral Common Shares. As of the Effective Time, all Loral Common Shares will no longer be outstanding and will automatically be cancelled and cease to exist and each holder of Loral Common Shares will cease to have any rights in such stock, except the right to receive the applicable Transaction Consideration. From and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of Loral Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing Loral Common Shares, or any uncertificated Loral Common Shares or Loral Common Shares recorded in book entry are presented to Telesat Corporation or the Exchange Agent for any reason, they will be cancelled and exchanged.
If any certificate representing Loral Common Shares has been lost, stolen or destroyed, the Exchange Agent will issue such Loral stockholder the Transaction Consideration in respect of the Loral Common Shares represented by such certificate only upon such stockholder making an affidavit regarding the loss, theft or destruction of such certificate in a form acceptable to the Exchange Agent.
At any time beginning six months after the Effective Time, Telesat Corporation or its designee may request that the Exchange Agent deliver to Telesat Corporation or its designee any portion of the Transaction Consideration that remains undistributed to the holders of Loral Common Shares. Any former holders of Loral Common Shares may thereafter look only to Telesat Corporation for payment of the Transaction Consideration as unsecured creditors, without any interest thereon.
No certificates or scrip representing fractional shares of Telesat Corporation or fractional Telesat Partnership Units will be issued upon the conversion of Loral Common Shares. Each holder of Loral Common Shares converted pursuant to the Transaction who otherwise would have been entitled to receive a fraction of a share of Telesat Corporation or a fraction of a Telesat Partnership Unit (after taking into account all Loral Common Shares exchanged by such holder) will receive a number of Class A Shares, Class B Shares or Telesat Partnership Units rounded up or down to the nearest whole number, with 0.5 being rounded up to the next whole number.
Representations and Warranties
Loral made representations and warranties in the Transaction Agreement on behalf of itself and certain of its subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Transaction Agreement (including qualifications by concepts of knowledge, materiality and/or dollar thresholds) and are further modified and limited by confidential disclosure letters delivered by Loral to the other parties. The representations and warranties made by Loral are also subject to and qualified by certain information included in Loral’s filings made with the SEC (or incorporated by reference into such documents).
The representations and warranties made by Loral relate to the following subject matters, among other things:
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corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

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authority to enter into the Transaction Agreement and due execution and delivery of the Transaction Agreement and the completion of the transactions contemplated thereby and board approval;

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subsidiaries;

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the absence of the violation of applicable laws, organizational documents, material contracts or material permits as a result of the Transaction;

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governmental consents and approvals;

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capital structure and equity securities;

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(i) compliance with applicable U.S. securities laws; (ii) compliance with listing requirements; (iii) compliance with certain regulatory matters; (iv) certain financial statements; and (v) the absence of certain undisclosed liabilities;

•
internal controls and disclosure controls, no off-balance sheet arrangements and no collateral benefits;

•
litigation;

•
possession of material permits required by applicable laws and compliance with applicable laws;

•
ownership of Telesat securities;

•
material contracts, including the absence of violation or breach in any material respect of each such contract;

•
labor and other employment matters and employee benefit matters;

•
related-party transactions;

•
title to real property, absence of liens and leasehold interests and leases of real property;

•
intellectual property;

•
taxes;

•
information supplied in this proxy statement/prospectus;

•
insurance;

•
interim operations and the absence of certain changes and events since December 31, 2019;

•
corrupt practices legislation, economic sanctions and import and export controls;

•
brokers and finders;

•
authority and ownership with respect to Merger Sub;

•
opinion from its financial advisor;

•
XTAR and GdM matters, including the ownership, absence of the violation of applicable laws, organizational documents, corrupt practices legislation and economic sanctions and possession of material permits with respect thereto;

•
environmental matters;

•
absence of applicable takeover laws; and

•
investment company act.

The representations and warranties made by Telesat relate to the following subject matters, among other things:
•
corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•
authority to enter into the Transaction Agreement and due execution and delivery of the Transaction Agreement and the completion of the transactions contemplated thereby and board approval;

•
the absence of the violation of applicable laws, organizational documents, material contracts or material permits as a result of the transaction;

•
governmental consents and approvals;

•
capital structure and equity securities;

•
information supplied in this proxy statement/prospectus;

•
brokers and finders; and

•
corrupt practices legislation.

The representations and warranties made by Telesat Corporation, Telesat Partnership and Telesat CanHoldco relate to the following subject matters, among other things:
•
corporate and partnership organization and formation and similar matters, including standing and legal power;

•
authority to enter into the Transaction Agreement and due execution and delivery of the Transaction Agreement and the completion of the transactions contemplated thereby;

•
the absence of the violation of applicable laws, organizational documents, material contracts or material permits as a result of the transaction;

•
governmental consents and approvals;

•
litigation;

•
capital structure and equity securities of Telesat Corporation and Telesat Partnership;

•
compliance with applicable laws;

•
brokers and finders;

•
related-party agreements;

•
absence of prior operations;

•
information supplied in this proxy statement/prospectus;

•
absence of ownership of Loral Common Shares;

•
independent investigation; and

•
in the case of Telesat Partnership, U.S. tax classification.

The representations and warranties made by PSP Investments and Red Isle relate to the following subject matters, among other things:
•
corporate organization and similar corporate matters, including corporate standing and corporate power;

•
authority to enter into the Transaction Agreement and due execution and delivery of the Transaction Agreement and the completion of the transactions contemplated thereby;

•
the absence of the violation of applicable laws, organizational documents, material contracts or material permits as a result of the transaction;

•
governmental consents and approvals;

•
litigation;

•
ownership of Telesat securities;

•
classification as Canadian under the Investment Canada Act;

•
brokers and finders;

•
related-party agreements;

•
“accredited investor” status;

•
ownership of Red Isle;

•
information supplied in this proxy statement/prospectus;

•
absence of ownership of Loral Common Shares; and

•
independent investigation.

Under the Transaction Agreement, Loral, Telesat, Telesat Corporation, Telesat Partnership, Telesat CanHoldco, PSP Investments and Red Isle agreed that except for the representations and warranties expressly contained in the Transaction Agreement, each party does not make any other representation or warranty.
Survival of Representations and Warranties
The representations and warranties of each of Loral, Telesat, Telesat Corporation, Telesat Partnership, Telesat CanHoldco, PSP Investments and Red Isle contained in the Transaction Agreement will terminate and expire immediately following the Closing (or, if the Transaction Agreement is earlier terminated, at the time of such termination).
Material Adverse Effect
Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the Transaction Agreement are qualified by the concept of a “material adverse effect.”
For purposes of the Transaction Agreement, a “material adverse effect” with respect to Loral means one or more occurrences that, individually or in the aggregate, (a) has a material and adverse effect on the business, assets, liabilities or financial condition of the Loral Group taken as a whole, or (b) that would prevent or materially delay or hinder the consummation of the transactions contemplated by the Transaction Agreement or the performance of the respective obligations of the Loral Group under the Transaction Agreement.
For purposes of the Transaction Agreement, a “material adverse effect” with respect to the closing conditions contained in the Transaction Agreement means the occurrence following November 23, 2020 resulting in one or more anomalies with respect to any satellite, excluding the satellites known as Anik F1, Anik F1R, Nimiq 1 and Telstar 12, but including the transponders serving Canada on the satellite known as Viasat-1, owned, controlled and operated by Telesat and its subsidiaries (the “Telesat Group”) (such satellites, the “Telesat Satellites”) that, individually or in the aggregate, results in or would reasonably be expected to result in a permanent reduction in the capacity of the Telesat Satellites that would have the effect of decreasing by 25% or more the total projected revenue of Telesat as set forth in the operating budget of Telesat and its consolidated subsidiaries for the 2020 fiscal year as approved by the board of directors of Telesat (the “Telesat Board”).
Covenants
Loral Interim Operating Covenants
Loral has undertaken covenants in the Transaction Agreement relating to the conduct of its business prior to the completion of the Transaction or the earlier termination of the Transaction Agreement. Except (a) as expressly provided or required by the Transaction Agreement or the transactions contemplated by the Transaction Agreement, (b) as set forth in a separate confidential disclosure letter or (c) with the prior written consent of PSP Investments (which consent will not be unreasonably withheld, conditioned or delayed), Loral:
•
will, and will cause each other member of the Loral Group to:

•
subject to the terms of the Transaction Agreement, conduct its business in the ordinary course (except for any COVID-19 Measures (see “Frequently Used Terms”));

•
use commercially reasonable efforts to (i) preserve substantially intact its business organization, keep available the services of and maintain good relationship with its current officers and employees and preserve its relationships with governmental agencies, customers, suppliers, licensors, licensees and lessors, except as a result of or in connection with any COVID-19 Measures, (ii) maintain in effect all of its material permits, and (iii) maintain in full force and effect all material Loral insurance policies currently in effect until the end of their term and consult in good faith with PSP Investments regarding any decision to replace any such insurance policy prior to the end of its term;
•
will not, and will cause the other members of the Loral Group not to (in each case, whether by contract, merger, consolidation or otherwise), except to the extent expressly required to take any such action by applicable law, as otherwise necessary or advisable to facilitate a business transaction or objective of Telesat for which Loral’s cooperation has been expressly requested and which has been approved by the Telesat Board (including the designees of PSP Investments or its affiliates):

•
other than transactions solely within the Loral Group that would not reasonably be expected to have a material adverse impact on the tax liability of the Loral Group (referred to as “permitted internal Loral transactions”), issue, sell or pledge shares of capital stock or other equity interests, or securities exchangeable for any such shares or equity interests, or any rights, warrants or options to acquire any such shares or equity interests, or other exchangeable securities of any member of the Loral Group, except in connection with the settlement of any outstanding Loral RSUs (and related dividends) in accordance with their terms;

•
repurchase, redeem or otherwise acquire or split, combine, reclassify or amend the terms of any Loral common stock;

•
except for certain permitted internal Loral transactions, declare, set aside, make or pay any dividends or other distributions with respect to shares of their respective capital stock or sell, assign or transfer any Telesat securities beneficially owned by Loral;

•
sell, assign or transfer any of the equity interests of any member of the Loral Group, other than to another wholly owned member of the Loral Group pursuant to a permitted internal Loral transaction;

•
other than for permitted internal Loral transactions, adopt a plan of complete or partial liquidation of any member of the Loral Group or resolution providing for the dissolution, restructuring, recapitalization or other reorganization of any member of the Loral Group;

•
propose or adopt any amendment to Loral’s certificate of incorporation, articles of association, bylaws or other organizational documents;

•
issue any debt securities or incur any indebtedness in excess of $3,000,000 except for (1) intercompany transactions or arrangements among members of the Loral Group that are eliminated under GAAP consolidation principles, (2) agreements, arrangements or borrowings in the ordinary course of business under Loral’s current facilities to the extent the outstanding balance of such facilities would not exceed $3,000,000, (3) short-term indebtedness that is prepayable at any time without penalty or premium and incurred in the ordinary course of business and (4) issuances or incurrences in connection with any COVID-19 Measures; provided that any such indebtedness will be reflected in the Loral NAV to the extent not repaid prior to the Closing;

•
assume, guarantee or endorse the obligations of any other person or entity, other than endorsements in the ordinary course of business and guarantees in respect of indebtedness or debt securities permitted under the immediately preceding paragraph;

•
create any liens on equity interests of any member of the Loral Group or the Telesat securities that Loral (other than “Permitted Liens”, as defined in the Transaction Agreement) beneficially owns;

•
other than transactions solely among wholly owned members of the Loral Group or investments in cash and short term instruments, make or forgive any loans or make advances or capital contributions to, or investments in, any other person or entity in excess of $1,000,000 individually or in the aggregate; and any such loans, advances or capital contributions to a person or entity that is not a member of the Loral Group will not be reflected as an asset for purposes of the Loral NAV;

•
except for any COVID-19 Measure, make or incur any capital expenditures with respect to the Loral Group in excess of $750,000 individually or in the aggregate; and any outstanding obligation to make capital expenditures will be reflected in the Loral NAV to the extent not paid prior to the closing;

•
other than in the ordinary course of business, purchases from suppliers or vendors, or investments in money market instruments, acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any person or entity or any division or material amount of assets thereof;

•
other than for any COVID-19 Measure, enter into any new contract that would be, if in effect on the date of the Transaction Agreement, a Loral material contract or materially amend or modify, materially accelerate, terminate, grant any material waiver or release under, assign any material rights or claims with respect to, or renew (other than renewals in the ordinary course of business), renegotiate or terminate, any Loral material contract;

•
other than in the ordinary course of business, as provided in the Transaction Agreement or the Telesat shareholder agreement, sell, assign, transfer, pledge, lease, exclusively license, incur a lien on, or dispose of, any properties, capital stock or assets, tangible or intangible or properties with a fair market value or cancellation of any debts or entitlements, with respect to the Loral Group in excess of $1,000,000 individually or in the aggregate;

•
other than in the ordinary course of business, as required by applicable law, the Transaction Agreement or a Loral benefit plan and for the incurrence of liabilities that will be paid prior to Closing, constitute transaction expenses of Loral or that will be reflected in the Loral NAV, (A) increase compensation of any current or former affiliate of Loral; (B) grant, increase, pay or provide any severance, retention, change in control or termination payments or benefits or equity or equity-based award or loan to any current or former affiliate of Loral; (C) increase the benefits under any Loral benefit plan; (D) hire any Loral employee except to the extent necessary to replace any departing Loral employee; (E) approve, establish, adopt, terminate or amend any Loral benefit plan or adopt any new arrangement for the benefit or welfare of any Loral employee that would be a Loral benefit plan if it were in existence as of the date of the Transaction Agreement; or (F) approve, establish, adopt, terminate or amend any collective bargaining agreement;

•
other than as would not create a material obligation of the Loral Group or as will be fully satisfied at or prior to the Closing, release, assign, compromise, settle or dismiss any legal action affecting, relating to or involving any member of the Loral Group or any material asset thereof;

•
fail to maintain insurance consistent with past practices to the extent available on commercially reasonable terms;

•
make any material change in financial accounting policies or procedures, other than as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a governmental agency or applicable law;

•
other than in response to a change in law or GAAP, make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, file any material amended tax returns, enter into any material closing agreement with any taxing authority, surrender any claim, audit or assessment for a material amount of taxes in excess of the amount reserved therefor on Loral’s financial statements, surrender any right to claim a material tax refund;

•
directly or indirectly assume, guarantee or endorse any liabilities or obligations of XTAR or GdM or any of their subsidiaries or enter into or amend in any material respect any agreement or commitment to make any loan, advance, or capital contribution to, or investment in, XTAR or GdM or any of their subsidiaries;

•
materially amend or modify, or grant any material waiver or release under, assign any material rights or claims with respect to, or renew or terminate, any material real property lease of Loral or enter into any new real property lease, unless Loral uses commercially reasonable efforts to amend or modify any existing lease on terms that are consistent in all material respects with those in effect as of the date of the Transaction Agreement;
•
enter into any transaction, arrangement or understanding that would be subject to disclosure pursuant to Item 404 of Regulation S-K;

•
enter into a new line of business; or

•
authorize, or agree or publicly announce any intention to do, any of the foregoing.

Telesat Interim Operating Covenants
Telesat has undertaken covenants in the Transaction Agreement relating to the conduct of its business prior to the completion of the Transaction or the earlier termination of the Transaction Agreement. Except as expressly provided or required by the Transaction Agreement or the transactions contemplated by the Transaction Agreement, the Telesat shareholder agreement, as set forth in a separate confidential disclosure letter or with the prior written consent of Loral and PSP Investments (which consent will not be unreasonably withheld, conditioned or delayed) or to the extent required by applicable law, Telesat will not, and will cause each other member of the Telesat Group not to:
•
issue, sell or pledge or authorize or propose the issuance, sale or pledge of shares of capital stock or other equity interests, or securities exchangeable for any such shares or equity interests, or any rights, warrants or options to acquire any such shares or equity interests, or other exchangeable securities of Telesat, except in connection with the exercise of any tandem stock appreciation rights, option or restricted stock units in respect of Telesat that are outstanding or issued after the date of the Transaction Agreement in accordance with their terms;

•
repurchase, redeem or otherwise acquire or split, combine, reclassify or amend the terms of any securities or equity equivalents of Telesat (other than in connection with the exercise, vesting or settlement of any tandem stock appreciation rights, option or restricted stock units in respect of Telesat in accordance with their terms, including in connection with any required tax withholding);

•
other than (i) transactions solely within the Telesat Group and (ii) distributions resulting from the exercise of any tandem stock appreciation rights, option or restricted stock units in respect of Telesat in accordance with their terms, declare, set aside, make or pay any dividends (other than pro rata stock dividends) or other distributions with respect to shares of their respective capital stock without the prior written consent of Loral and PSP Investments;

•
sell, assign or transfer any of the equity interests of Telesat, other than to another wholly owned member of the Telesat Group;

•
adopt a plan of complete or partial liquidation of Telesat, or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any member of the Telesat Group;

•
propose or adopt any amendment to the certificate of incorporation, articles of association, bylaws or other organizational documents of Telesat, the Telesat shareholder agreement (except to the extent necessary to authorize or permit any actions contemplated by the Transaction Agreement or other Transaction documents), as applicable;

•
propose or adopt any amendment to any material indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) (the “Material Telesat Debt”) to the extent such action would (x) restrict or materially impede or delay the consummation of the contemplated transactions or (y) impose restrictions on the ability of Telesat to distribute funds to Telesat Corporation to enable Telesat Corporation to make the payments due under the Transaction Agreement that are materially greater than those restrictions set forth in any such indebtedness in effect on the date of the Transaction Agreement (it being understood that provisions in any documents relating to Material Telesat Debt requiring investment by Telesat Corporation or any of its subsidiaries in the business of the Telesat Group will be deemed not to impose any such restrictions); or
•
authorize, or agree or announce any intention to take, any of the foregoing actions.

Due to the need to obtain regulatory approval of the Transaction, there will likely be a substantial delay between the date of the Loral Stockholder Meeting and Closing. As a result, it is possible that Telesat may need to engage in a transaction restricted by the foregoing covenants, and that Loral, without the approval of the Loral stockholders, could consent to such a transaction.
On June 24, 2021, Loral and PSP Investments entered into the Transaction Agreement Consent with and at the request of Telesat pursuant to which Loral and PSP Investments consented and agreed for purposes of the Transaction Agreement that Telesat Corporation or any of its subsidiaries may propose the issuance or sale of shares of capital stock or other equity interests of Telesat Corporation or any of its subsidiaries in connection with any private investment the purpose of which is to finance Telesat Lightspeed. Telesat Corporation may also privately propose the issuance or sale of shares of capital stock or other equity interests of Telesat Corporation in connection with an underwritten public offering to potential underwriters, applicable regulators and to Loral and PSP Investments, and may furnish a registration statement on Form F-1 and amendments thereto on a confidential basis to the SEC and deliver corresponding documents to applicable Canadian securities regulators in connection with an underwritten offering of securities; provided that Telesat Corporation does not publicly file such registration statement or publicly announce its intention to conduct such offering other than as otherwise disclosed in this proxy statement/prospectus. Such consent does not extend to the authorization or issuance of such shares of capital stock or other equity interests. The summary of the Transaction Agreement Consent in this proxy statement/prospectus is qualified in its entirety by reference to the Transaction Agreement Consent, which is attached to this proxy statement/prospectus as Annex U and incorporated by reference into this proxy statement/prospectus.
Board Recommendations; Transaction Approvals
In furtherance of the Loral Board Recommendation and subject to the requirements of applicable law, Loral has agreed to take all lawful action to call, give notice of, convene and hold the Loral Stockholder Meeting, as promptly as practicable after the registration statement on Form F-4 of which this proxy statement/prospectus is a part, is declared effective.
The board of directors of Telesat, Telesat Corporation and PSP Investments, the general partner of Telesat Partnership and each sole shareholder of Telesat CanHoldco, Merger Sub and Red Isle have approved the Transaction Agreement, the Transaction and the other transactions contemplated by the Transaction Agreement.
Under the Transaction Agreement, subject to the exceptions set forth below, the Loral Board agreed to make the Loral Board Recommendation. The Transaction Agreement provides that the Loral Board may, under certain circumstances and subject to certain provisions of the Transaction Agreement, withdraw or modify the Loral Board Recommendation.
Loral Stockholder Meeting
Loral agreed to hold the Loral Stockholder Meeting and mail this proxy statement/prospectus for the purpose of obtaining the approval and adoption of the Transaction Agreement as promptly as practicable following the date of the Transaction Agreement. Unless the Loral Board withdraws or modifies its Loral Board Recommendation, Loral will (x) include in this proxy statement/prospectus the Loral Board Recommendation and (y) use its reasonable best efforts to solicit from the Loral stockholders proxies in favor of the approval of the Transaction Agreement and take all other actions reasonably necessary or advisable to secure the Requisite Stockholder Vote for the Transaction.
Loral may adjourn, recess, reschedule or postpone (and may change any record date in respect of) the Loral Stockholder Meeting for up to 120 days after the date that this proxy statement/prospectus is first mailed to Loral stockholders, and such 120-day period may be extended if, following such mailing, there is in effect any governmental order or other law (a “Meeting Activity Injunction”) enjoining or prohibiting Loral from taking any action necessary to duly call, give notice of, convene and hold the Loral Stockholder

Meeting and mail this proxy statement/prospectus (such date, as it may be extended, the “Loral Stockholder Meeting Deadline”). The Loral Stockholder Meeting Deadline may be further extended if, in the five business days preceding the Loral Stockholder Meeting Deadline, either a Meeting Activity Injunction is in effect or Loral reasonably determines, after consultation with outside legal counsel, PSP Investments and Telesat that it is reasonably necessary under applicable law for supplemental proxy disclosure materials to be disseminated to Loral stockholders, in which case the Loral Stockholder Meeting Deadline will be extended until five business days after such Meeting Activity Injunction is no longer in effect or such proxy disclosure materials have been disseminated to Loral stockholders, as applicable.
Third-Party Acquisition Proposals
Subject to the exceptions described below, each of Loral (with respect to the Loral Group), PSP Investments (with respect to PSP Investments and Red Isle) and Telesat (with respect to the Telesat Group) has agreed that it will not, and will instruct and use its reasonable best efforts to cause its representatives not to, directly or indirectly:
•
initiate, solicit, assist, seek or knowingly encourage, facilitate or promote any inquiry regarding, or the making of any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to result in, an Alternative Proposal (see “Frequently Used Terms”);

•
engage in, continue or otherwise participate in any substantive discussions or negotiations with any person with respect to, or provide any information or data concerning the Loral Group or the Telesat Group to any person in connection with, relating to, or for the purpose of encouraging, facilitating or responding to, any proposal or offer that constitutes, or would reasonably be expected to result in, an Alternative Proposal (other than to state that Loral or Telesat, as applicable, is not permitted to have discussions);

•
approve, endorse or recommend, or participate in any substantive discussions or negotiations with any person regarding an Alternative Proposal or otherwise knowingly facilitate any effort or attempt to make an Alternative Proposal;

•
accept or enter into, or publicly propose to accept or enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, undertaking or any other agreement (other than a confidentiality agreement that is not materially less favorable to PSP Investments than the confidentiality agreement between Loral and PSP Investments);

•
waive or release any other person from, forebear in the enforcement of, or amend any standstill agreement, standstill provision or shareholder rights plan; or

•
publicly propose to do any of the actions prohibited above.

Following the execution of the Transaction Agreement, each of Loral (with respect to the Loral Group), PSP Investments (with respect to PSP Investments and Red Isle) and Telesat (with respect to the Telesat Group) is obligated to, and to use its reasonable best efforts to cause its representatives to, immediately cease and terminate all solicitations, discussions, negotiations or activities with any person or entity that may have been ongoing with respect to any Alternative Proposal, or inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal, and immediately cease to provide any person or entity with access to information concerning Loral or its subsidiaries.
If Loral or Telesat receives an unsolicited, bona fide written Alternative Proposal from any person that did not arise from a breach of the provisions of the exclusivity covenant of the Transaction Agreement and the Loral Board determines in good faith, in consultation with its outside counsel and financial advisors, that such Alternative Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (see “Frequently Used Terms”) and that failure to take action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then Loral, the members of the Loral Group and their representatives, and if authorized in writing by Loral, Telesat and members of the Telesat Group and their representatives may:

•
communicate with such person solely to clarify the terms and conditions of the Alternative Proposal so as to determine whether such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal;

•
provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, Loral, Telesat and their respective subsidiaries to such person and its representatives if Loral receives from such person an executed confidentiality agreement consistent with the terms of the confidentiality agreement between Loral and PSP Investments and the Telesat Shareholders Agreement; provided that Loral or Telesat, as the case may be, will promptly (and in any event within 24 hours) make available to PSP Investments any information concerning the Loral Group or the Telesat Group, as applicable, that is provided to any person given such access that was not previously made available to PSP Investments. The parties agreed that such provision of information is exempt from the applicable restrictions in the Telesat shareholder agreement, but, consistent with the existing restrictions in the Telesat Shareholders Agreement, if the information is provided to a competitor, or an affiliate of a competitor, of Telesat, the majority of the directors of Telesat (other than the directors designated by Loral and PSP Investments) must first approve such provision; and

•
engage in, enter into or otherwise participate in any discussions or negotiations with such person with respect to such Alternative Proposal.

If Loral takes any of the actions described in the bullet points immediately above, each of Telesat and PSP Investments will be released from its exclusivity and non-solicitation obligations in respect of the person or entity making such proposal and PSP Investments may elect to suspend the restrictions of exclusivity and non-solicitation obligations as applied to all (but not less than all) of the parties to the Transaction Agreement for so long as Loral is in discussions with or providing information to such person or entity making such proposal.
Loral and Telesat, respectively, will (i) notify PSP Investments (and Telesat will notify Loral) of (1) any inquiries, offers, proposals or request for discussions or negotiations by any person or entity in connection with an Alternative Proposal or proposal that would reasonably be expected to lead to an Alternative Proposal; or (2) any request for information relating to the Loral Group or the Telesat Group in connection with an Alternative Proposal or proposal that would reasonably be expected to lead to an Alternative Proposal and (ii) provide PSP Investments (and Telesat will provide Loral) an unredacted copy of any written Alternative Proposal and a summary of material terms and conditions and the identity of the person or entity making such Alternative Proposal. Loral and Telesat will keep PSP Investments reasonably informed of any significant developments, discussions or negotiations regarding any Alternative Proposal on a reasonably prompt basis, and within 24 hours of the occurrence of any change in any price term or any other material term thereof. Loral has agreed to provide PSP Investments at least 48 hours’ prior notice of any meeting of the Loral Board at which the Loral Board is reasonably expected to consider any Alternative Proposal.
Subject to the exceptions noted below, the Loral Board may not:
•
change, withhold, withdraw, qualify or modify, in a manner adverse to the Transaction (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Loral Board Recommendation;

•
make any public statement inconsistent with the Loral Board Recommendation;

•
fail to include the Loral Board Recommendation in this proxy statement/prospectus;

•
fail to recommend against acceptance of a tender offer or exchange offer for shares of capital stock of Loral that constitutes an Alternative Proposal, including by disclosing that it is taking no position with respect to such tender offer or exchange offer;

•
fail to, or fail to cause Loral to, issue a press release that reaffirms the Loral Board Recommendation after an Alternative Proposal or any material modification thereto is published or made to Loral stockholders;

•
resolve or agree to do any of the actions described above;

•
authorize, adopt, recommend or approve or publicly propose to authorize, adopt, recommend or approve, an Alternative Proposal; or

•
(1) cause or permit any member of the Loral Group to enter into any agreement with respect to an Alternative Proposal or (2) cause or permit Loral to consent to any member of the Telesat Group entering into any agreement with respect to an Alternative Proposal.

For purposes of the Transaction Agreement, the actions described in the preceding bullet points (other than the final two bullet points) are referred to as a “Loral Change of Recommendation.”
The Loral Board may, prior to the Loral Stockholder Meeting, (a) make a Loral Change of Recommendation in response to any occurrence that does not relate to a Superior Proposal and is not known to the Loral Board as of the date of the Transaction Agreement (such event is referred to as an “intervening event”) and the Loral Board determines in good faith that the failure to make a Loral Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable laws or (b) terminate the Transaction Agreement to enter into an agreement with respect to an Alternative Proposal that the Loral Board determines in good faith constitutes a Superior Proposal, if:
•
the Loral Board has given PSP Investments at least three business days’ written notice prior to taking such actions and such notice includes a detailed description of the intervening event or material terms and conditions of the Alternative Proposal, as applicable, including unredacted copies of any agreements related to any Superior Proposal; after providing such notice and prior to taking such actions, Loral will have, in consultation with its financial advisor and outside counsel, negotiated, and will have caused its representatives to negotiate, with PSP Investments and its representatives in good faith (to the extent PSP Investments desires to negotiate), during such notice period to make such adjustments in the terms and conditions of the Transaction Agreement as would permit the Loral Board not to take such actions; and

•
the Loral Board will have considered in good faith any changes to the Transaction Agreement and the transactions contemplated by the Transaction Agreement that may be offered in writing by PSP Investments and will have determined in good faith after consultation with outside counsel and its financial advisors, (x) with respect to such actions relating to an intervening event, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable laws not to make the Loral Change of Recommendation and (y) with respect to such actions relating to an Alternative Proposal, that the Alternative Proposal received by Loral would continue to constitute a Superior Proposal.

Regulatory Approvals
Each of Loral, Telesat, Telesat Corporation, Telesat Partnership, Telesat CanHoldco and Merger Sub, and PSP Investments and Red Isle solely in respect of the CFIUS matters (described below) and any other instance in which a governmental agency by applicable legal requirement requests or requires PSP Investments or Red Isle to make a filing (such parties referred to collectively as the “Filing Parties”) agreed:
•
to, and to cause its controlled affiliates and use reasonable best efforts to cause its other affiliates to,

•
use reasonable best efforts to cooperate in timely making the Agreed Governmental Filings (see “Frequently Used Terms”) and all other filings listed in the confidential disclosure letters and obtain all consents, permits, authorizations or approvals from governmental agencies with respect thereto (it being the understanding of the parties as of the date of the Transaction Agreement that the parties do not believe that PSP Investments is required to make any such filing other than the CFIUS notifications referenced below, and that PSP Investments’ obligations with respect to such notification will be governed by the covenants with respect to the CFIUS notifications set forth below);

•
file or cause to be filed:

•
notifications under the HSR Act (and request early termination of the HSR Act waiting period);

•
submissions to the Commissioner of Competition and, if requested by Telesat Corporation, notifications under the Competition Act (Canada);

•
file, or cause to be filed, any applications to or notifications of ISED required or advisable under the Radiocommunication Act and related regulations and policies in respect of Telesat’s earth station licenses and the space station and spectrum authorizations in connection with the change in control of Telesat on the consummation of the transactions contemplated by the Transaction Agreement, including for any required approvals thereof;

•
file, or cause to be filed, all applicable filings required by or advisable under the Communications Act;

•
use reasonable best efforts to respond as promptly as practicable to all inquiries received from governmental agencies, cooperate with each other with respect to obtaining all consents, approvals, licenses, permits, waivers, orders and authorizations necessary to consummate the transactions contemplated by the Transaction Agreement;

•
respond as promptly as practicable to all inquiries received from governmental agencies for additional information or documentation, cooperate with each other, allow the other parties to review and comment on drafts of filings and submissions, promptly inform the other parties of any material communications in connection with the Agreed Governmental Filings and permit the other parties to review material communications and consult with the other parties in advance of any meeting, material telephone call or conference in connection with the Agreed Governmental Filings and, if permitted, give the other parties reasonable opportunity to attend such meetings, calls and conferences;

•
to use, and to cause its affiliates to use, reasonable best efforts to obtain necessary approvals from CFIUS and under the Defense Protection Act, including submitting, or causing to be submitted, to CFIUS initial and final notifications; and

•
to take, or cause to take, or to approve or cause to approve, and to use its reasonable best efforts to obtain necessary approvals from the FCC, including by prosecuting any concomitant national security review by the Team Telecom Agencies.

Loral agreed to, promptly after the date of the Transaction Agreement:
•
submit a notice of intended sale or transfer to a foreign person of ownership or control of an ITAR registration to DDTC; and

•
initiate communications with DCSA and any other Cognizant Security Agency under the NISPOM with a view to concluding a commitment letter on the mitigation of foreign ownership, control or influence with respect to any entity of the Loral Group that possesses a facility security clearance.

PSP Investments agreed to, as promptly as practicable:
•
supply to the Filing Parties information and documents in PSP Investments’ control, or in control of its controlled affiliates (or, in the case of information that is within the control of PSP Investments’ portfolio companies or affiliates other than its controlled affiliates, PSP Investments will request such information), so the Filing Parties have possession of any necessary information or documents that may be reasonably required in connection with the Agreed Governmental Filings or respond to inquiries from governmental agencies.

Each of the Filing Parties agreed to, and to cause its subsidiaries to (and PSP Investments agreed to consent to the taking of any action by Telesat or Telesat Corporation to), avoid each and every impediment under applicable law with respect to the transactions contemplated by the Transaction Agreement so as to enable the Closing to occur as soon as reasonably practicable, including by proposing, negotiating, committing to and effecting, by consent agreement or decree, hold separate order or otherwise, the sale, divestiture or disposition of any material assets or businesses of the Loral Group or the Telesat Group and otherwise taking, or undertaking or committing to take, any actions that would limit the freedom of action of the Loral Group or the Telesat Group with respect to, or would impose obligations with respect to its future conduct or would limit its ability to retain, one or more of its or its subsidiaries’ businesses or assets, in each case as may be required in order to obtain approval from a governmental agency or other person or entity pursuant to applicable law or to avoid the entry of or to effect the dissolution of, any injunction, temporary restraining order or other order in any proceeding or decision which would otherwise have the effect of preventing the consummation of the transactions contemplated by the Transaction Agreement or unduly delaying the Closing. Telesat further agreed that it will, and will cause its subsidiaries to, use reasonable best efforts to promptly take all steps reasonably necessary to contest any legal proceeding or governmental order challenging any of the transactions contemplated by the Transaction Agreement and the other parties agreed to reasonably cooperate with Telesat in such efforts.
Each of Telesat and Loral further agreed to, and to cause its subsidiaries to, use reasonable best efforts to take, or cause to be taken, or cause to be done, all other things necessary, proper or advisable to obtain all consents and provide all notices required in connection with the transactions contemplated by the Transaction Agreement under any contracts to which such party is a party or by which its assets or properties are bound.
The parties agreed that, with respect to the efforts described above, PSP Investments is not required to take (or not take) any action to the extent such action (or inaction) would, directly or indirectly, modify or limit any of PSP Investments’ rights under the Investor Rights Agreement by and between PSP Investments and Telesat Corporation or the Telesat Corporation Articles, except as it relates to XTAR (provided, that nothing in the Transaction Agreement will be deemed to excuse PSP Investments from taking or not taking any action, or being subject to any requirement, that is substantially similar to, or no more constraining than, any legal requirements to which Telesat or any of its affiliates is already subject).
Additional Agreements
The Transaction Agreement contains certain other covenants, including covenants relating to:
•
cooperation among the applicable parties in the preparation of this proxy statement/prospectus;

•
other filings to be made with the SEC and other governmental filings, obtaining consents,

•
access to information;

•
the parties performing their respective obligations regarding public announcements,

•
causing certain dispositions by any officer or director of Loral and by MHR of Loral Common Shares or Loral RSUs to be exempt transactions for purposes of Section 16 of the Exchange Act;

•
causing the Class A Shares and Class B Shares to be approved for listing on a U.S. national securities exchange;

•
Telesat not taking any action to effect a primary equity offering of its securities prior to the Closing;

•
Telesat Corporation using commercially reasonable efforts to enter into Stockholders Contribution Agreements with each of the individual shareholders of Telesat (other than Loral and PSP Investments) and into Optionholder Exchange Agreements with each of the holders of tandem stock appreciation rights, option and restricted stock units of Telesat;

•
each of PSP Investments, Red Isle, Telesat Corporation, Telesat Partnership and Telesat CanHoldco not, and its controlled affiliates not, acquiring any shares of Loral Voting Common Stock prior to the Closing; and

•
Telesat Corporation using commercially reasonable efforts to obtain reimbursement from XTAR or GdM, as applicable, to the extent Loral is entitled to such reimbursement in respect of Loral’s transaction expenses.

Indemnification of Directors and Officers
For a period of six years after the date of the Closing, the organizational documents of the Surviving Corporation will contain exculpation, indemnification and expense advancement and reimbursement provisions no less favorable than that of the organizational documents of Loral in effect prior to the date of the Transaction Agreement. At or prior to the Closing, Loral will purchase single payment, run-off “tail”

policies of directors’ and officers’ liability insurance and fiduciary liability insurance, the material terms of which will be no less favorable to the present and former officers and directors of Loral and its subsidiaries or the present and former fiduciaries under employee benefit plans of Loral than the policies in effect as of the date of the Transaction Agreement. Such policies will become effective at the Closing and remain in effect for a period of six years thereafter.
Employee Matters
Prior to the Effective Time, Loral will terminate each Loral employee and Loral or the Joint Obligors will provide each such terminated employee with severance payments and benefits in accordance with the severance plan policies of Loral and pay to (or make contributions to the benefit plans of) each such terminated employee a severance bonus payment in respect of unpaid compensation, applicable “make-whole” payments related to discontinuation of benefits, accrued salary, employer matching contributions and earned but unused vacation, in each case, as applicable and in accordance with the amounts and formulas set forth in the confidential disclosure letter.
Loral has agreed to use commercially reasonable efforts to transfer to XTAR the employment of each employee of Loral who primarily provides services to XTAR, but any such employee who is not so transferred prior to the Closing will be terminated and treated the same as the other employees of Loral who are terminated prior to the Effective Time.
Indemnification of PSP Investments
Non-Tax Indemnification
From and after the Closing, the Joint Obligors will indemnify PSP Investments and Red Isle, and in the case of the first bullet point below, each of the individuals appointed or designated by PSP Investments prior to the Closing to the board of directors of Telesat Corporation (the “Telesat Corporation Board”) (referred to as the “PSP Investments Indemnified Parties”), from and against:
•
losses resulting from Loral stockholder litigation to which the PSP Investments Indemnified Parties are a party and that are directly incurred by the PSP Investments Indemnified Parties;

•
PSP Investments’ pro rata share relative to its ownership in Telesat Corporation of all losses resulting from:

•
Loral stockholder litigation that are incurred by Telesat Corporation or its subsidiaries;

•
any indemnification agreement in effect on the date of the Transaction Agreement between a current or former officer or director or fiduciary under an employee benefit plan of Loral;

•
any legal proceeding in which it is alleged that the information contained in this proxy statement/prospectus, furnished by or on behalf of Loral with respect to the Loral Group contained any material misstatement, untrue statement or omission of fact (as contemplated by applicable U.S. and Canadian law), except in any such case to the extent that a court determines that such a misstatement, untrue statement or omission of fact existed as a result of a misstatement, untrue statement or omission by a PSP Investments Indemnified Party; and

•
losses resulting from Loral’s failure to perform a covenant in all material respects, if Loral has been given written notice of such failure to perform and has acknowledged its obligation to indemnify PSP Investments.

From and for the three years after the Closing, the Joint Obligors will indemnify the PSP Investments Indemnified Parties from and against PSP Investments’ pro rata share relative to its ownership in Telesat Corporation paid by Telesat Corporation or its subsidiaries in respect of:
•
the Loral Group’s liabilities relating to, and pursuant to contracts in effect prior to, the Closing, that are not reflected in the Loral NAV, with the exception that certain shut-down liabilities of Loral that were reflected in the Loral NAV but not paid within three years after the Closing will be reimbursed dollar-for-dollar by PSP Investments to Telesat Partnership; and

•
transaction expenses of Loral that were not incorporated in the Transaction Consideration adjustment mechanism and paid by Telesat Corporation or its subsidiaries after the Closing.

Any amounts owed to the PSP Investments Indemnified Parties in respect of non-tax indemnification will be multiplied by a gross-up factor in respect of PSP Investments’ pro rata share relative to its ownership in Telesat Corporation at the time the applicable indemnifiable cost is incurred (the “Gross-Up Factor”) and paid in cash, but if the Telesat Corporation Board determines such cash payment, taking into account any dividends or distributions to be made by Telesat or any of its subsidiaries to fund such payment, would (i) unduly constrain the liquidity needs of Telesat Partnership or any of its subsidiaries, (ii) result in a breach of or default under the Material Telesat Debt or (iii) unduly constrain the ability of any subsidiary of Telesat Corporation that is restricted by the Material Telesat Debt to pay dividends or make investments or other payments, in each case, within the limitations imposed by the restrictive covenants of the Material Telesat Debt (based on the reasonable estimates of the management of Telesat Corporation with respect to the calculation of such limitations), provided that, with respect to clause (iii), any such dividends, investments or other payments shall have received the prior written consent of PSP Investments (which consent will not be unreasonably withheld, conditioned or delayed), then such indemnification payment may be satisfied in the form of newly issued Class C Shares valued at the 30-day VWAP as of the date on which such payment is required to be made, which, if issued, may result in dilution to the other shareholders of Telesat Corporation and holders of Telesat Partnership Units.
Tax Indemnification
From and after the Closing, Red Isle will be entitled to an economic adjustment for Red Isle’s pro rata share, relative to its ownership in Telesat Corporation at the time such amounts are paid, of out-of-pocket costs paid by Telesat Corporation or its subsidiaries in respect of any of the following costs (any such costs are referred to as “Tax Related Indemnifiable Costs”):
•
out-of-pocket defense costs incurred by Telesat Corporation and its subsidiaries in connection with a Tax Proceeding (as defined in the Transaction Agreement) (“Tax Liability Defense Costs”);

•
any tax liabilities that are paid by Telesat Corporation or its subsidiaries arising as a result of subsection (a) of Section 7874 of the Code applying to Loral as a result of the Transaction (“Repatriation/Inversion Liabilities”), and such Repatriation/Inversion Liabilities have either been determined pursuant to a Final Determination or reflected on an Applicable Return;

•
any taxes imposed on Loral, the Loral Group or any member thereof, other than a tax that is taken into account in determining the Loral NAV, in respect of a taxable period ending on or before the Closing or for the portion of any Straddle Period ending on the date of the Closing (“Pre-Closing Taxes”), and such Pre-Closing Taxes have either been determined pursuant to a Final Determination or reflected on an Applicable Return; or

•
any withholding tax with respect to distributions or payments from Can ULC to Loral Holdings if made within five years of Closing (“Withholding Liabilities”).

Any amounts owed to Red Isle in connection with Tax Related Indemnifiable Costs (the “Make-Whole Amount”) will be multiplied by the Gross-Up Factor (such product, the “Gross Make-Whole Amount”) and then paid by the Joint Obligors (except as noted in the following sentence) in cash. If the directors of Telesat Corporation other than those directors nominated by PSP Investments or its affiliates (the “TSR Directors”) (after consulting with the management of Telesat Corporation and its subsidiaries) determine such cash payment, taking into account any dividends or distributions to be made by Telesat or any of its subsidiaries to fund such payment, would (i) unduly constrain the liquidity needs of Telesat Partnership or any of its subsidiaries, (ii) result in a breach of or default under the Material Telesat Debt or (iii) unduly constrain the ability of any subsidiary of Telesat Corporation that is restricted by the Material Telesat Debt to pay dividends or make investments or other payments, in each case, within the limitations imposed by the restrictive covenants of the Material Telesat Debt (based on the reasonable estimates of the management of Telesat Corporation with respect to the calculation of such limitations), provided that, with respect to clause (iii), any such dividends, investments or other payments shall have received the prior written consent of PSP Investments (which consent will not be unreasonably withheld, conditioned or delayed), then such payment may be satisfied in the form of newly issued Class C Shares valued at the 30-day VWAP, which, if issued, may result in dilution to the other shareholders of Telesat Corporation and holders of Telesat Partnership Units.
The amounts paid to Red Isle in connection with Tax Related Indemnifiable Costs are subject to a cap of $50 million, provided that such cap does not apply to Tax Liability Defense Costs and applies to the Make-Whole Amount before such amount is multiplied by the Gross-Up Factor. In any case in which (i) a Gross Make-Whole Amount is paid in respect of Repatriation/Inversion Liabilities, Withholding Liabilities or Pre-Closing Taxes, and (ii) the amount of such liabilities is adjusted subsequently pursuant to a Final Determination or, in the case of Repatriation/Inversion Liabilities, on an amended Applicable Return, the amount of the Gross Make-Whole Amount so paid will be adjusted to reflect the subsequent adjustment and the difference, if any, between the initial Gross Make-Whole Amount so paid and the Gross Make-Whole Amount paid, as so adjusted, will be refunded by PSP Investments to Telesat Corporation or paid by Telesat Corporation to PSP Investments, as appropriate.
An “Applicable Return” refers to a tax return (including an amended tax return) that (a) is filed (i) by any member of the Loral Group prior to the Closing, (ii) with the written approval of the TSR Directors, or (iii) by Telesat Corporation or any of its subsidiaries, and such tax return (including an amended tax return) is subsequently ratified or approved by the TSR Directors, and (b) reflects any Repatriation/Inversion Liabilities, Withholding Liabilities or Pre-Closing Taxes.
A “Final Determination” refers to (i) a “determination” as defined in Section 1313(a) of the Code; (ii) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of tax liability for any taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the U.S. Internal Revenue Service (or any successor governmental agency that may replace it) (the “IRS”) to assert a further deficiency will not constitute a Final Determination with respect to the item or items so reserved; (iii) any final determination of liability in respect of a tax that, under applicable tax law, is not subject to further appeal, review or modification through proceedings or otherwise; or (iv) any final disposition of liability for a tax by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof).
A “Straddle Period” refers to any taxable period beginning before and ending after the Closing. The amount of taxes allocated to the portion of a Straddle Period ending on the date of the Closing is determined as follows: (i) taxes based on or measured by income or receipts of the Loral Group or any member thereof is determined based on an interim closing of the books as of the close of business on the date of the Closing as if the applicable taxable period ended on such date; and (ii) the amount of any taxes that is not susceptible to allocation based on the methodology described in the preceding clause (i) is determined by multiplying the amount of such tax for the entire taxable period by a fraction, the numerator of which is the number of days in such Straddle Period from its commencement to the date of the Closing and the denominator of which is the number of days in such Straddle Period.
“TSR Directors” refers to the directors of Telesat Corporation who are not nominated by PSP Investments (or certain of its affiliates and/or assignees).
Any action taken by the TSR Directors will follow a process whereby a committee established by the Telesat Corporation Board consisting of two MHR designees, the chief executive officer of Telesat Corporation, two independent directors and the Telesat Corporation tax director will investigate and present to the TSR Directors a report setting forth facts and relevant materials and information in respect of any actions taken as described in this section. The TSR Directors will make their determination by majority vote of all such directors then in office and will not be bound by any recommendation of such committee. Any action described in this section will be taken by the TSR Directors.
To the extent that any tax proceeding involving Repatriation/Inversion Liabilities or Withholding Liabilities is reasonably likely to give rise to a payment described above, the TSR Directors shall have the exclusive right to control the defense of any such proceeding (including the exclusive right to compromise and settle such proceeding in its absolute discretion).

Officers and Directors of Telesat Corporation upon Completion of the Transaction
The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.
The parties agreed to take steps to ensure that the directors of Telesat Corporation, as of immediately following the Closing, will be:
•
Mr. Jason A. Caloras, Dr. Mark H. Rachesky and Mr. Michael B. Targoff, or if any such persons are unable or unwilling to serve as such, a replacement designated pursuant to the Investor Rights Agreement by and between MHR and Telesat Corporation;

•
Ms. Mélanie Bernier, Mr. Michael Boychuk and Mr. Guthrie Stewart, or if any such persons are unable or unwilling to serve as such, a replacement designated pursuant to the Investor Rights Agreement by and between PSP Investments and Telesat Corporation;

•
Mr. Henry Intven, Mr. Dick Fadden and a third individual who will qualify as a “Specially Designated Director” under the Telesat Corporation Articles and be mutually agreed by PSP Investments and Loral (including the Special Committee); and

•
Mr. Daniel Goldberg, the Chief Executive Officer of Telesat.

Conditions to the Consummation of the Transaction Contemplated by the Transaction Agreement
The Closing depends upon the satisfaction or waiver of a number of conditions, all of which, other than in respect of the Requisite Stockholder Vote and to the extent permitted by applicable laws, may be waived by Loral and/or PSP Investments, as applicable.
The following conditions must be satisfied or mutually waived (if permitted to be waived) before Loral or PSP Investments is obligated to close the Transaction:
•
the Requisite Stockholder Vote having been attained, including in respect of the adoption of the Transaction Agreement by a majority of the outstanding shares of Loral Voting Common Stock held by persons who are not affiliated with MHR, Telesat Corporation, PSP Investments, Merger Sub, Telesat CanHoldco, Red Isle, Telesat Partnership or certain of their respective affiliates as provided in the Transaction Agreement;

•
the required approvals, notifications, waiting periods and conditions in respect of governmental agencies having been obtained, complied with and/or satisfied;

•
no governmental agency having enacted any order or law enjoining or prohibiting the consummation of the transactions contemplated by the Transaction Agreement;

•
Telesat Corporation having obtained approval of the listing and posting for trading of the Class A Shares and the Class B Shares on a U.S. national securities exchange;

•
no material adverse effect having occurred;

•
the registration statement of which this proxy statement/prospectus forms a part becoming effective under the Securities Act and the applicable Canadian securities commissions and regulatory authorities will have issued (or be deemed to issue) a receipt for this proxy statement/prospectus and no stop order suspending the effectiveness of this proxy statement/prospectus having been issued and no proceedings for that purpose will have been initiated or threatened in writing by the SEC or applicable Canadian securities commissions and regulatory authorities, as applicable;

•
certain representations and warranties of Telesat relating to capitalization being true and correct as of the Closing in all but de minimis respects;

•
certain representations and warranties of Telesat relating to organization, existence and good standing and authority being true and correct in all respects as of the closing;

•
Telesat having performed its covenants In All Material Respects (see “Frequently Used Terms”);

•
Telesat and its subsidiaries not being in material breach of or default under the Material Telesat Debt and the payments to be made by Telesat at or following the Closing not resulting in a material breach of or default under the Material Telesat Debt;

•
PSP Investments and Loral having received a certificate dated as of the date of the Closing and validly executed by an authorized officer of Telesat certifying the satisfaction of the applicable conditions;

•
certain representations and warranties of each of Telesat Corporation, Telesat Partnership and Telesat CanHoldco relating to the capitalization of Telesat Corporation and Telesat Partnership after giving effect to the transactions contemplated by the Transaction Agreement being true and correct as of the Closing in all but de minimis respects;

•
certain representations and warranties of each of Telesat Corporation, Telesat Partnership and Telesat CanHoldco relating to organization, existence and good standing and authority being true and correct in all respects as of the Closing;

•
Telesat Corporation, Telesat Partnership and Telesat CanHoldco having performed its covenants In All Material Respects (see “Frequently Used Terms”); and

•
PSP Investments and Loral having received a certificate dated as of the date of the Closing and validly executed by the secretary or an equivalent officer of Telesat Corporation certifying to the truth and accuracy of the resolutions approving the transactions contemplated by the Transaction Agreement and a good standing certificate of each of Telesat, Telesat Corporation, Telesat Partnership, Telesat CanHoldco and Merger Sub.

The obligations of PSP Investments to close the transaction are also conditioned on the satisfaction or waiver of the following conditions:
•
certain representations and warranties of Loral relating to capitalization being true and correct as of the Closing in all but de minimis respects;

•
certain representations and warranties of Loral relating to organization, existence and good standing, authority, ownership of Telesat securities and anti-takeover provisions being true and correct in all respects as of the Closing;

•
Loral having performed its covenants In All Material Respects (see “Frequently Used Terms”);

•
PSP Investments having received a certificate dated as of the date of the Closing and validly executed by an authorized officer of Loral certifying to the satisfaction of the foregoing conditions;

•
PSP Investments having received evidence of resignations of Loral’s officers and directors and the termination of certain of Loral’s contracts set forth in the confidential disclosure letter, a certificate dated as of the date of the Closing and validly executed by the secretary or an equivalent officer of each of Loral and Merger Sub certifying to the truth of resolutions approving the transactions contemplated by the Transaction Agreement and a good standing certificate of Loral;

•
no U.S., Canadian or Spanish governmental agency having commenced a civil or criminal proceeding alleging that any member of the Loral Group has criminally violated any law, including securities laws, anti-corruption laws, anti-kickback laws or trade sanctions laws, or any member of the Loral Group having been indicted, convicted or plead nolo contendere to any such alleged criminal violation; and

•
Loral having not filed, or have filed against it, a petition for voluntary or involuntary bankruptcy or related action.

The obligations of Loral to close the Transaction are also conditioned on the satisfaction or waiver of the following conditions:
•
certain representations and warranties of PSP Investments relating to information supplied by PSP Investments or Red Isle being true and correct as of the Closing in all but de minimis respects;

•
certain representations and warranties of PSP Investments relating to organization, existence and good standing, authority and ownership of Telesat securities being true and correct in all respects as of the Closing;

•
PSP Investments having performed its covenants In All Material Respects (see “Frequently Used Terms”); and

•
Loral having received a certificate dated as of the date of the Closing and validly executed by an authorized officer of PSP Investments certifying the satisfaction of the foregoing conditions.

Termination of the Transaction Agreement and Termination Fees
The Transaction Agreement may be terminated at any time prior to the Effective Time in the following circumstances:
Terminating Party	Trigger Event	Termination Fees and Remedies
Loral and PSP Investments	By mutual written consent.	None.
Loral or PSP Investments	By Loral or PSP Investments if there is in effect a governmental order or law enjoining or prohibiting the consummation of the transactions contemplated by the Transaction Agreement that has become final and non-appealable and Loral or PSP Investments, as applicable, has complied with its obligations to cooperate with Telesat in contesting such governmental order or law.	None.
Loral or PSP Investments	The Closing has not occurred by November 23, 2021 (or May 23, 2022 if all conditions except for those related to the receipt of all required approvals from governmental agencies have been satisfied, or a later date if otherwise extended due to such date falling within ten business days after the expiration of any Closing Extension Period or due to any shutdown or closure of any governmental agency arising or resulting from COVID-19 that would have the effect of delaying or preventing the review of the transactions contemplated by the Transaction Agreement and/or issuance of clearance or approval from such governmental agency as required by the Transaction Agreement) (such date is referred to as the “outside date”) and the party that terminates the Transaction Agreement pursuant to this section is not then in material default of any of its obligations under the	If, at such termination, there has been and is continuing a willful breach by Loral (PSP Investments) that gave PSP Investments (Loral) the right to terminate pursuant to a Loral Terminable Breach (PSP Investments Terminable Breach), then, except in the circumstance where the fee of $22,910,000 has been paid or is payable, the fee of $40,000,000 is due from Loral (PSP Investments) to PSP Investments (Loral).

Terminating Party	Trigger Event	Termination Fees and Remedies
Transaction Agreement.
Loral or PSP Investments	Following the taking of the vote at the Loral Stockholder Meeting, the Loral stockholders failed to vote to adopt the Transaction Agreement by the Requisite Stockholder Vote.	The fee of $6,550,000 is due from Loral to Red Isle.

If both of the following conditions are met, a fee of $22,910,000 is due from Loral to Red Isle:
•
(x) prior to any termination pursuant to this section, an Alternative Proposal has been made or any person or entity has publicly announced an intention to make an Alternative Proposal and (y) within 12 months following the date of such termination, either (A) Loral enters into a definitive agreement with respect to such Alternative Proposal and such Alternative Proposal is consummated whether before or after such 12 month period, or (B) within such 12 month period an Alternative Proposal is consummated; and

•
Neither Red Isle (in its capacity as a stockholder of Telesat) nor PSP Investments (in its capacity as a party to the Telesat shareholder agreement or by virtue of its status as a beneficial owner of shares in Telesat through Red Isle) (x) is a co-bidder or other direct equity participant in such Alternative Proposal, or (y) otherwise expressly consents in writing to Loral entering into such Alternative Proposal or Superior Proposal.

Terminating Party	Trigger Event	Termination Fees and Remedies
Loral	At any time prior to the receipt of the Requisite Stockholder Vote, in order to enter into a definitive agreement with respect to a Superior Proposal so long as Loral was in compliance with its obligations regarding the Loral Change of Recommendation.	A fee of $22,910,000 is due from Loral to Red Isle concurrently with the termination of the Transaction Agreement if neither Red Isle (in its capacity as a stockholder of Telesat) nor PSP Investments (in its capacity as a party to the Telesat shareholder agreement or by virtue of its status as a beneficial owner of shares in Telesat by virtue of its ownership of Red Isle) (x) is a co-bidder or other direct equity participant in such Alternative Proposal, or (y) otherwise expressly consents in writing to Loral entering into such Alternative Proposal or Superior Proposal.
Loral	If PSP Investments has breached or failed to perform its covenants or other agreements contained in the Transaction Agreement or any Transaction document such that PSP Investments was unable to deliver the PSP Investments Closing Certificate or in a manner such that the closing conditions related to such breach or failure to perform would not be satisfied, and any such failure to perform or breach is not cured within the earlier of 30 days after receipt of written notice thereof from Loral and three business days prior to the outside date and Loral is not itself in material breach of any representation or warranty or has not failed to perform any of its covenants or other agreements contained in the Transaction Agreement or any Transaction document in any material respect, which breach has not been cured (such breach is referred to as a “PSP Investments Terminable Breach”).	If, at such termination, there has been and is continuing a willful breach by PSP Investments that gave Loral the right to terminate pursuant to a PSP Investments Terminable Breach, then the fee of $40,000,000 is due from PSP Investments to Loral.
PSP Investments	Prior to receipt of the Requisite Stockholder Vote, a Loral Change of Recommendation occurs.	The fee of $22,910,000 is due from Loral to Red Isle.

Terminating Party	Trigger Event	Termination Fees and Remedies
PSP Investments	Loral has breached its obligations relating to holding the Loral Stockholder Meeting, exclusivity and non-solicitation as a result of an act or omission by Loral taken (or which a reasonable person would conclude was taken) with the intention of breaching the applicable agreement, covenant or obligation, and such breach was not cured within the earlier of 10 days after Loral receives from PSP Investments written notice of such breach, three business days prior to the outside date or if such breach relates to the holding of the Loral Stockholder Meeting, the Loral Stockholder Meeting Deadline.	The fee of $22,910,000 is due from Loral to Red Isle.
PSP Investments	Loral has breached or failed to perform its covenants or other agreements contained in the Transaction Agreement or any Transaction document such that Loral was unable to deliver the Loral Closing Certificate or in a manner such that the closing conditions related to such breach or failure to perform would not be satisfied, and any such failure to perform or breach is not cured within the earlier of 30 days after receipt of written notice thereof from PSP Investments and three business days prior to the outside date and PSP Investments is not itself in material breach of any representation or warranty or has not failed to perform any of its covenants or other agreements contained in the Transaction Agreement or any Transaction document in any material respect, which breach has not been cured (such breach is referred to as a “Loral Terminable Breach”).	If, at such termination, there has been and is continuing a willful breach by Loral that gave PSP Investments the right to terminate pursuant to a Loral Terminable Breach, then, except in the circumstance where the fee of $22,910,000 has been paid or is payable, the fee of $40,000,000 is due from Loral to PSP Investments.
The right to receive the fee of $22,910,000 or the fee of $40,000,000, as applicable, is the sole and exclusive remedy of the parties following the termination of the Transaction Agreement for any loss suffered as a result of any breach of the Transaction Agreement. In no event will Loral or PSP Investments be required to pay the fee of $40,000,000 more than once nor will Loral be required to pay both the fee of $22,910,000 and the fee of $40,000,000. The fee of $22,910,000 will be reduced by the amount, if any, of the fee of $6,550,000 previously paid by Loral to Red Isle.

Effect of Termination
In the event of a termination as described above, the Transaction Agreement will immediately become void and of no further force or effect, without any liability on the part of any party or its respective representatives except for certain sections of the Transaction Agreement.
Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K under the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the Transaction and will or may become payable to each Loral named executive officer in connection with the Transaction. The Transaction-related compensation payable to these individuals is subject to a non-binding advisory vote of Loral’s stockholders, as described in the Officer Compensation Proposal.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur after the date of this proxy statement/prospectus but prior to completion of the Transaction. As a result of the following assumptions, the actual amounts to be received by Loral’s named executive officers may materially differ from the amounts set forth below. For purposes of calculating such amounts, the following assumptions were used:
•
The assumed effective time is September 30, 2021, which is the assumed date of the Closing solely for purposes of the disclosure in this section;

•
The employment of each Loral named executive officer has been terminated without “cause” in connection with or in contemplation of a “corporate event” (as such terms are defined in Loral’s severance policy for corporate officers), at the assumed effective time of September 30, 2021; and

•
The calculations in the table do not include amounts that Loral’s named executive officers were already entitled to receive or vested in as of the date of this proxy statement/prospectus (which are fully vested as of the date of this proxy statement/prospectus and thus will not be accelerated in connection with the Transaction).

Golden Parachute Compensation
Named Executive Officer	Cash(1)	Perquisites/ Benefits(2)	Total
Avi Katz President, General Counsel and Secretary	$2,423,063	$58,285	$2,481,348
John Capogrossi Vice President, Chief Financial Officer and Treasurer	$1,629,075	$6,630	$1,635,705
Ravinder S. Girgla Vice President and Controller	$871,719	$5,178	$876,897

(1)
The amounts represent the amounts payable as (i) severance under Loral’s severance policy upon a termination without cause in connection with a corporate event (as described in more detail under the section entitled “Potential Change in Control and other Post-Employment Payments — Loral Severance Policy for Corporate Officers”), (ii) the prorated bonus using the assumed date of the Closing, (iii) the prorated SERP Make-Whole Payments payable pursuant to the Transaction Agreement using the assumed date of the Closing (as described in more detail under the section entitled “Narrative Disclosure to Summary Compensation Table — SERP Make-Whole Payments”). While all such amounts are “double-trigger,” or payable only upon a qualifying termination in connection with or following the Transaction, the Transaction Agreement provides that all employees of Loral (including its named executive officers) will be terminated at the Effective Time and will be entitled to receive the amounts reflected in this column in connection with such termination.

(2)
The amounts in the Perquisites/Benefits column reflect the estimated cost of continued participation in Loral’s welfare benefit plans, including medical, prescription, dental and vision insurance coverage based on 2021 rates assumed to be in effect for the total “severance period” (as defined in Loral’s severance policy for corporate officers, which is described in more detail under the section entitled “Potential Change in Control and other Post-Employment Payments — Loral Severance Policy for Corporate Officers”) as provided for under the severance policy following a termination without cause; during the severance period, each of Messrs. Katz, Capogrossi and Girgla are entitled to continued Loral-provided executive life insurance benefits to the extent such named executive officer received such benefits prior to his termination. The plan administrator may determine, in lieu of the continued participation in Loral’s benefit plans, COBRA continuation coverage or continued Loral-provided executive life insurance benefits, to pay to such terminated Loral named executive officer a lump sum amount equal to the sum of COBRA continuation coverage at active employee rates and/or continued Loral-provided executive life insurance benefits to which he would have otherwise been entitled to be paid over the severance period. While all such amounts are “double-trigger”, or payable only upon a qualifying termination in connection with or following the Transaction, the Transaction Agreement provides that all employees of Loral (including its named executive officers) will be terminated at the Effective Time and will be entitled to receive the amounts reflected in this column in connection with such termination.

The following table describes the components of the cash amounts payable to the Loral named executive officers.
Named Executive Officer	Severance Payments	Prorated Bonus	Prorated SERP Make-Whole Payments
Avi Katz President, General Counsel and Secretary	$1,768,858	$375,301	$278,904
John Capogrossi Vice President, Chief Financial Officer and Treasurer	$1,280,406	$216,972	$131,697
Ravinder S. Girgla Vice President and Controller	$636,857	$159,005	$75,857
Expenses
The parties are responsible for paying their own expenses incurred in connection with the preparation, execution and performance of the Transaction Agreement, the other Transaction documents and the transactions contemplated thereby, subject to certain exceptions, including in the event of the commencement of a legal proceeding resulting from the failure of Loral or PSP Investments to pay a termination fee or breach fee when due, and such legal proceeding results in a governmental order in favor of the party seeking such payment, in which case the party who failed to make such payment will reimburse the other party its reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such legal proceeding.
Amendment of the Transaction Agreement
The Transaction Agreement may be amended, and the terms may be waived, only by a written instrument signed by PSP Investments and Loral (with the approval of the Special Committee) or, in the case of a waiver, by the party waiving compliance. In addition, pursuant to the terms of the Voting Support Agreement, PSP Investments and Telesat have agreed not to amend the Transaction Agreement without the written consent of MHR. After adoption of the Transaction Agreement by the Requisite Stockholder Vote, no amendment may be made that requires further approval of the Loral stockholders without the further approval of such stockholders.
On May 31, 2021, the estate of Colin Watson transferred to Clare Copeland the Telesat Director Voting Preferred Shares formerly held by Colin Watson. On June 24, 2021, the parties entered into the Transaction Agreement Amendment that replaced all references to Colin Watson in the Transaction Agreement with references to Clare Copeland. In addition, on June 24, 2021, Clare Copeland and the other parties thereto entered into the Voting Director Contribution Agreement Amendment pursuant to which Clare Copeland became a party to the Voting Director Contribution Agreement. The summary of the Transaction Agreement Amendment and the Voting Director Contribution Agreement Amendment in this proxy statement/prospectus is qualified in its entirety by reference to the Transaction Agreement Amendment and the Voting Director Contribution Agreement Amendment, which are attached as Annex S and Annex T to this proxy statement/prospectus, respectively, and are incorporated into this proxy statement/prospectus by reference in their entirety.
On June 24, 2021, Loral and PSP Investments entered into the Transaction Agreement Consent with and at the request of Telesat pursuant to which Loral and PSP Investments consented and agreed for purposes of the Transaction Agreement that Telesat Corporation or any of its subsidiaries may propose the issuance or sale of shares of capital stock or other equity interests of Telesat Corporation or any of its subsidiaries in connection with any private investment the purpose of which is to finance Telesat Lightspeed. Telesat Corporation may also privately propose the issuance or sale of shares of capital stock or other equity interests of Telesat Corporation in connection with an underwritten public offering to potential underwriters, applicable regulators and to Loral and PSP Investments, and may furnish a registration statement on Form F-1 and amendments thereto on a confidential basis to the SEC and deliver corresponding documents to applicable Canadian securities regulators in connection with an underwritten offering of securities; provided that Telesat Corporation does not publicly file such registration statement or publicly announce its intention to conduct such offering other than as otherwise disclosed in this proxy statement/prospectus. Such consent does not extend to the authorization or issuance of such shares of capital stock or other equity interests. The summary of the Transaction Agreement Consent in this proxy statement/prospectus is qualified in its entirety by reference to the Transaction Agreement Consent, which is attached to this proxy statement/prospectus as Annex U and incorporated by reference into this proxy statement/prospectus.
Governing Law
The Transaction Agreement is governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware, and all disputes arising from or related to the Transaction Agreement are subject to the exclusive jurisdiction of the Delaware courts.
Remedies; Specific Performance
The parties agreed that irreparable damage would occur in the event that any of the provisions of the Transaction Agreement were not performed in accordance with their specific terms and that monetary damages would not be an adequate remedy therefor. Accordingly, the parties agreed that the parties are entitled to specific performance of the terms of the Transaction Agreement and of the transactions contemplated by the Transaction Agreement. If a party chooses not to seek specific performance, or if such party seeks specific performance in a legal proceeding but such specific performance is not available or is otherwise not granted, the right to receive a termination fee or breach fee, as applicable, is the sole and exclusive remedy of the parties following the termination of the Transaction Agreement.

CERTAIN MATERIAL TAX CONSIDERATIONS
The discussion under the caption “Certain Material U.S. Federal Income Tax Considerations” describes certain material U.S. federal income tax considerations with respect to the Transaction and the subsequent ownership and disposition of Telesat Public Shares and Telesat Partnership Units.
The discussion under the caption “Certain Material Canadian Federal Income Tax Considerations” addresses various Canadian tax considerations with respect to the Transaction and the subsequent ownership and disposition of Telesat Public Shares and Telesat Partnership Units.
The discussion below is not a substitute for your own analysis of the tax considerations for the Transaction and the subsequent ownership and disposition of Telesat Public Shares and Telesat Partnership Units. It is recommended that you consult your own tax advisor regarding the U.S. (federal, state and local), Canadian (federal, provincial and local) and other tax considerations for these matters in light of your particular circumstances.
Certain Material U.S. Federal Income Tax Considerations
The following discussion is a summary of certain material U.S. federal income tax consequences to holders of Loral Common Shares of the Transaction and of owning and disposing of Telesat Public Shares or Telesat Partnership Units received in the Transaction. The discussion is based on and subject to the Code, the U.S. Department of the Treasury regulations promulgated thereunder, administrative guidance and court decisions, in each case as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion assumes that Loral stockholders hold their Loral Common Shares, and will hold their Telesat Public Shares or Telesat Partnership Units (as applicable), as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Loral Common Shares, Telesat Public Shares, or Telesat Partnership Units in light of their personal circumstances, including any tax consequences arising under the U.S. federal 3.8-percent (3.8%) Medicare contribution tax on net investment income, or to any holders subject to special treatment under the Code, such as:
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banks, thrifts, mutual funds and other financial institutions;

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real estate investment trusts and regulated investment companies;

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traders in securities who elect to apply a mark-to-market method of accounting;

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tax-exempt organizations or governmental organizations;

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insurance companies;

•
dealers or brokers in securities or foreign currency;

•
individual retirement and other deferred accounts;

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

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U.S. expatriates and former citizens or long-term residents of the U.S.;

•
“passive foreign investment companies” or “controlled foreign corporations,” and corporations subject to the accumulated earnings tax;

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persons subject to the alternative minimum tax;

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U.S. Holders who actually or constructively own or are deemed to own ten percent (10%) or more of Telesat Public Shares or Loral Common Shares;

•
persons who hold their shares as part of a straddle, hedge, constructive sale or other risk reduction transaction;

•
persons who purchase or sell their shares as part of a wash sale for tax purposes;

•
partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, or other pass-through entities (and investors therein); and

•
persons who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

No rulings are intended to be sought by Telesat Corporation or Loral from the IRS with respect to the Transaction, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein. The discussion does not address any non-income tax considerations or any foreign, state or local tax consequences. For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Loral Common Shares or, after the consummation of the Transaction, Telesat Public Shares or Telesat Partnership Units, that for U.S. federal income tax purposes is:
•
an individual who is a citizen or resident of the U.S.;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the U.S., any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if (1) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Department of the Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Loral Common Shares or, after the consummation of the Transaction, Telesat Public Shares or Telesat Partnership Units who is an individual, corporation, estate or trust, in each case, that is not a U.S. Holder.
If a partnership (or any arrangement or entity treated as a partnership for U.S. federal income tax purposes) holds Loral Common Shares or, after the consummation of the Transaction, Telesat Public Shares or Telesat Partnership Units, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership for U.S. federal income tax purposes and the partners in such partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the Transaction and the ownership and disposition of Telesat Public Shares and Telesat Partnership Units.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF LORAL COMMON SHARES OR, AFTER THE CONSUMMATION OF THE TRANSACTION, TELESAT PUBLIC SHARES OR TELESAT PARTNERSHIP UNITS, SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION AND THE OWNERSHIP AND DISPOSITION OF TELESAT PUBLIC SHARES OR TELESAT PARTNERSHIP UNITS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Application of Section 7874 of the Code
Overview of Section 7874
Section 7874 of the Code generally targets transactions in which an entity treated as a U.S. corporation for U.S. federal income tax purposes is acquired by a non-U.S. corporation or publicly traded partnership (an “inversion transaction”). Section 7874 comprises two alternative sets of rules. Which set of rules applies depends on how much of the non-U.S. acquirer’s stock the historic stockholders of the acquired U.S. corporation own following the inversion transaction. One set of rules under Section 7874 treats the acquiring non-U.S. corporation or publicly traded partnership as a U.S. corporation for U.S. federal income tax purposes if (in addition to other requirements) after the acquisition, the former stockholders of the acquired U.S. corporation hold at least eighty percent (80%) (by vote or value) of the shares of the acquiring non-U.S. entity by reason of holding shares of the acquired U.S. corporation. The other set of rules imposes a tax on the “inversion gain” (as defined below) of the acquired U.S. corporation, and potentially certain other taxes, if, in addition to other requirements, after the transaction, the former stockholders of the acquired U.S. corporation hold at least sixty percent (60%) (by vote or value) of the shares of the acquiring non-U.S. entity by reason of holding shares of the acquired U.S. corporation.
80% Ownership Test: Treatment of Telesat Corporation or Telesat Partnership as a U.S. Corporation
Under Section 7874 of the Code, a non-U.S. corporation or publicly traded partnership is treated as a U.S. corporation for U.S. federal income tax purposes if each of the following three conditions is met: (i) after the acquisition of a U.S. corporation, the former stockholders of the acquired U.S. corporation hold at least eighty percent (80%) (by vote or value) of the shares of the acquiring non-U.S. entity by reason of holding shares of the acquired U.S. corporation (the “80% Ownership Test”); (ii) the non-U.S. entity acquires, directly or indirectly, or is treated as acquiring under applicable U.S. Department of the Treasury regulations, substantially all of the assets held, directly or indirectly, by a U.S. corporation (the “Acquisition Requirement”); and (iii) after the acquisition, the acquiring non-U.S. entity does not satisfy the “Substantial Business Activities Test”.
A non-U.S. acquiror satisfies the Substantial Business Activities Test if its “expanded affiliated group” (generally, a group of corporations and partnerships including the non-U.S. acquiror that is connected by more than 50% ownership) has substantial business activities in its country of organization or incorporation as compared to the expanded affiliated group’s total business activities. An expanded affiliated group will be treated as having substantial business activities in the relevant foreign country as compared to its total business activities if, in general, at least twenty-five percent (25%) of the expanded affiliated group’s employees (by number and compensation), asset value, and gross income are based, located, and derived, respectively, in the relevant foreign country. It is not clear that the “expanded affiliated group” that includes Telesat Corporation and Telesat Partnership would satisfy the minimum threshold of activity required to meet the Substantial Business Activities Test. Accordingly, it has been assumed that the Substantial Business Activities Test would not be satisfied.
If Section 7874 applied to treat Telesat Corporation or Telesat Partnership as a U.S. corporation for U.S. federal income tax purposes, such entity would be subject to U.S. federal tax return filing requirements and subject to U.S. federal income tax on its worldwide income, and certain distributions made by Telesat Corporation or Telesat Partnership, as applicable, to Non-U.S. Holders would be subject to U.S. withholding tax. Any foreign taxes, including Canadian taxes, paid by such entity would generally be creditable subject to several limitations, which limitations could be material. Loral has received an opinion from special tax counsel that neither Telesat Corporation nor Telesat Partnership should be treated as a U.S. corporation upon consummation of the Transaction because Telesat Corporation should not simultaneously satisfy the Acquisition Requirement and the 80% Ownership Test, and Telesat Partnership should not be treated as a publicly traded partnership nor should it satisfy the 80% Ownership Test. Such opinion concludes that, taking into account all the complex rules for determining share ownership under Section 7874 and certain factual assumptions, including the assumption that at the time of the Merger Telesat has a value of at least $315 million, the former shareholders of Loral should not hold eighty percent (80%) (by vote or value) of the Telesat Public Shares or Telesat Partnership Units upon the Merger by reason of holding shares of Loral.
The above-mentioned opinion is not binding on the IRS or any court and does not preclude the IRS or a court from reaching a contrary conclusion. Therefore, no assurance can be provided that the IRS will agree with the conclusions in the opinion. Further, the above-mentioned opinion does not consider current legislative proposals to lower the threshold for the 80% Ownership Test to 50% (or some other percentage). While Loral entered into the Transaction Agreement on November 23, 2020, it is possible that such legislative proposals, if enacted, might be applied on a retroactive basis, with no grandfather clause for transactions executed pursuant to a binding commitment entered into prior to such legislation’s enactment or in a prior tax year. Beneficial owners of Loral Common Shares are urged to consult their tax advisors as to the particular consequences to them of the exchange of Loral Common Shares for Telesat Public Shares or Telesat Partnership Units in the Merger, including the tax consequences to them if current law were to be amended on a retroactive basis.
The remaining discussion assumes that Telesat Corporation will not be treated as a U.S. corporation for U.S. federal income tax purposes and that Telesat Partnership will be treated as a non-U.S. partnership that is not a publicly traded partnership for U.S. federal income tax purposes.

60% Ownership Test: Treatment of Loral as an Expatriated Entity
If neither Telesat Corporation nor Telesat Partnership is treated as a U.S. corporation on account of the 80% Ownership Test described above, Section 7874 of the Code contains an alternative set of rules that results in a non-U.S. corporation or publicly-traded partnership being treated as a “surrogate foreign corporation” and an acquired U.S. corporation being treated as an “expatriated entity,” if: (i) the non-U.S. acquiror satisfies the Acquisition Requirement described above; (ii) after the acquisition, the former stockholders of the acquired U.S. corporation hold at least sixty percent (60%) (by vote or value) of the shares of the non-U.S. acquiror by reason of holding shares of the U.S. acquired corporation (the “60% Ownership Test”); and (iii) after the acquisition, the non-U.S. acquiror does not satisfy the Substantial Business Activities Test.
If Loral were treated as an expatriated entity under this test, then certain items of its taxable income that constitute “inversion gain” (generally gain from the transfer of shares or other property that is not inventory and income from the license of property to related foreign persons) recognized during the ten (10) year period following the inversion transaction will not be offset by its tax attributes, if any, including foreign tax credit or net operating loss carryforwards. Additionally, if Loral were to become an expatriated entity during the ten (10) year period following the enactment of the Tax Cuts and Jobs Act, on December 22, 2017, it would be required to recapture any deduction it claimed under Section 965(c) of the Code (relating to the reduced rate of tax applied to the deemed repatriation of previously untaxed foreign earnings). Further, any dividends paid by Telesat Corporation to U.S. Holders who are individuals would not be eligible for the reduced rate of tax on qualified dividend income under Section 1(h)(11) of the Code, and certain corporate insiders of Loral would be subject to a twenty-percent (20%) excise tax on certain stock compensation.
If Telesat Partnership were treated as a publicly traded partnership, as of the consummation of the Transaction it is expected that the Acquisition Requirement as well as the 60% Ownership Test would be satisfied. In that case, Telesat Partnership would be treated as a surrogate foreign corporation and Loral as an expatriated entity under Section 7874.
As indicated above, Loral has received an opinion from special tax counsel that Telesat Partnership should not be treated as a publicly traded partnership and, accordingly, should not be treated as a surrogate foreign corporation upon consummation of the Transaction. The opinion relies, in part, on the following facts, representations or assumptions:
•
Interests in Telesat Partnership will not be traded on an established securities market.

•
Other than certain affiliate transactions permitted to allow for holding structure modifications without changes to beneficial ownership, and other than interfamily transfers for the purpose of estate planning, holders of Telesat Partnership Units will not be permitted to sell or exchange Telesat Partnership Units, and Telesat Partnership will not recognize any sales or exchanges, to the extent such exchange or transfer would cause Telesat Partnership to be treated as a publicly traded partnership for U.S. federal income tax purposes.

•
Telesat Partnership Units will be exchangeable for Telesat Public Shares, but such exchanges should not facilitate or otherwise effect, in form or substance, a partner-to-partner exchange of interests in Telesat Partnership, as the exchanges will merely shift the direct ownership interest of a partner to an indirect ownership interest through an already existing partner, Telesat Corporation.

Similarly, the opinion concludes that, based on certain representations as to the mix of Telesat Partnership Units and Telesat Public Shares to be received in the Merger by certain institutional holders of Loral stock, Telesat Corporation should not satisfy the Acquisition Requirement upon consummation of the Transaction and, accordingly, should not be treated as a surrogate foreign corporation, although that conclusion is not free from doubt. If the Acquisition Requirement were satisfied, it is possible that the 60% Ownership Test would be simultaneously satisfied. In that case, Telesat Corporation would be treated as a surrogate foreign corporation and Loral as an expatriated entity under Section 7874.
Further, if either Telesat Corporation or Telesat Partnership were treated as a surrogate foreign corporation and, as a result, Loral were treated as an expatriated entity, Loral would not be able to offset any inversion gain using foreign tax credits or net operating losses, which could increase its potential U.S. tax liability with respect to such inversion gain. It is not anticipated that Loral will experience any material inversion gain upon or subsequent to the Transaction.
Absent a change in facts and circumstances or law, it is anticipated that Telesat Corporation will eventually become a surrogate foreign corporation, and that Loral will become an expatriated entity, upon the exchange of a sufficient number of Telesat Partnership Units for Telesat Public Shares to cause both the 60% Ownership Test and the Acquisition Requirement to be satisfied. If Loral were determined to be an expatriated entity prior to December 22, 2027, Loral would be required to pay an additional tax under Section 965(l) of the Code to recapture the deduction it claimed on its 2017 U.S. federal income tax return under Section 965(c) of the Code. Section 965(l) imposes a tax equal to thirty-five percent (35%) of the amount of the Section 965(c) deduction in the first taxable year in which an entity becomes expatriated, and disallows the ability to offset such tax with any credits. It is estimated that the amount of tax due with respect to such recapture would be $38,500,000. The actual tax liability under Section 965(l) is dependent on the post-1986 deferred foreign income of each of the deferred foreign income corporations with respect to which Loral is a U.S. shareholder. If the IRS were to successfully challenge the amount of deferred foreign income of any of the deferred foreign income corporations the amount of tax due under Section 965(l) could be more than the estimated amount.
Additionally, if Telesat Corporation were determined to be a surrogate foreign corporation, dividends paid by Telesat Corporation would not be treated as qualified dividend income under Section 1(h)(11) of the Code. Accordingly, non-corporate U.S. Holders of Telesat Public Shares would be subject to tax on such dividends at ordinary income rates of up to 37%, and not at the preferential 20% rate applicable under Section 1(h)(11).
Other Material Income Tax Considerations to U.S. Holders Related to the Transaction
Telesat Corporation Electing Loral Stockholders
It is anticipated that, for U.S. federal income tax purposes, the Merger, with respect to Loral stockholders who make a Telesat Corporation Election, should qualify as a non-recognition transaction described in Section 351 of the Code. Assuming Telesat Corporation is not treated as a U.S. corporation under Section 7874 of the Code, as discussed above, Section 367(a) of the Code should apply to the exchange of Loral Common Shares for Telesat Public Shares by U.S. Holders.
Section 367(a) of the Code generally requires a U.S. shareholder of stock in a U.S. corporation to recognize gain (but not loss) when such stock is exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for non-recognition treatment if any of the following is true: (i) the U.S. corporation fails to comply with certain reporting requirements; (ii) U.S. Holders of stock of the acquired U.S. corporation receive more than fifty percent (50%) (by vote or value) of the stock of the non-U.S. corporation (the “more-than-50% test”); (iii) U.S. persons that are officers, directors or five-percent (5%) or greater shareholders of the acquired U.S. corporation own more than fifty percent (50%) (by vote or value) of the stock of the non-U.S. corporation immediately after the acquisition; (iv) the non-U.S. corporation and its subsidiaries (other than such subsidiaries that were at least 50% owned, directly or indirectly, by the U.S. corporation prior to its acquisition by the non-U.S. corporation) have not been engaged in an active trade or business outside the U.S. for the three years preceding the acquisition (failure to meet the “active trade or business test”) or (v) such U.S. shareholder owns five percent (5%) or more of either the total voting power or the total value of the stock of the non-U.S. corporation immediately after the exchange and does not enter into a five-year gain recognition agreement to recognize gain with respect to the acquired U.S. corporation stock exchanged in the acquisition.
It is anticipated that Telesat Corporation will fail to meet the active trade or business test. Accordingly, any Loral stockholder who makes a Telesat Corporation Election and is a U.S. Holder would recognize gain (but not loss) under Section 367(a) in an amount equal to the excess, if any, of (i) the fair market value of the Telesat Public Shares received by such holder, over (ii) such holder’s adjusted tax basis in the Loral Common Shares exchanged therefor. Any such recognized gain or unrecognized (but realized) loss must be calculated separately for each block of Loral Common Shares exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. Holder’s holding period for the Loral Common Shares exceeded one year at the time of the Merger. No such gain could be offset by any such loss, which will be unrecognized. Such U.S. Holder would receive a basis in the Telesat Public Shares received in the Merger equal to such holder’s adjusted tax basis in its transferred shares of Loral Common Shares, increased by any gain recognized in the exchange.
Telesat Partnership Electing Loral Stockholders
If Loral stockholders who make a Telesat Partnership Election are, as expected, not deemed to receive Telesat Public Shares in the Merger, then the Merger, with respect to such stockholders, should qualify as a non-recognition transaction described in Section 721 of the Code. In such event, a U.S. Holder that exchanges its Loral Common Shares for Telesat Partnership Units in the Merger generally should not recognize any gain or loss on such exchange, except that gain or loss would be recognized, in an amount equal to the difference, if any, between (i) the fair market value of the non-economic voting rights received in the exchange, over (ii) a pro rata portion (based on the relative values of the interests in the non-economic voting rights and Telesat Partnership Units received by such holder) of the holder’s adjusted tax basis in a pro-rata portion of each Loral Common Share exchanged for Telesat Partnership Units. The value of the non-economic voting rights established pursuant to the Trust Agreement is expected to be nominal.
Under the foregoing treatment, a U.S. Holder should take an aggregate adjusted tax basis in such holder’s Telesat Partnership Units received in the Merger in exchange for a Loral Common Share equal to the adjusted tax basis in such Loral Common Share exchanged therefor (reduced by the basis of the pro-rata portion of the Loral Common Shares deemed exchanged for an interest in the non-economic voting rights), and increased by the Telesat Partnership Unit holder’s allocable share of any partnership liabilities, if any. The holding period in Telesat Partnership Units received should include the holding period in the Loral Common Shares exchanged therefor.
Note that the foregoing assumes that (i) Telesat Partnership will generally be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes (see “Certain Material U.S. Taxation Considerations to U.S. Holders of Telesat Partnership Units — Publicly Traded Partnership”), and (ii) Telesat Partnership Units will be respected as interests in Telesat Partnership and not recharacterized as Telesat Public Shares. If Telesat Partnership or Telesat Partnership Units are not so treated, the consequences of the Merger for Telesat Partnership Units would generally be the same as described above under “Other Material Income Tax Considerations to U.S. Holders Related to the Transaction — Telesat Corporation Electing Loral Stockholders.”
Certain Material U.S. Federal Income Tax Considerations to U.S. Holders of Telesat Public Shares
Taxation of distributions on Telesat Public Shares
Subject to the discussion below under “— Passive Foreign Investment Company Status,” the gross amount of cash distributions on Telesat Public Shares should be taxable to U.S. Holders as dividend income to the extent of Telesat Corporation’s earnings and profits (as determined for U.S. federal income tax purposes). With respect to non-corporate U.S. Holders (including individuals), dividends received from a qualified foreign corporation should be subject to U.S. federal income tax at preferential rates, provided that certain holding period requirements and other conditions are satisfied and that Telesat Corporation is not determined to be a surrogate foreign corporation. U.S. Holders that are corporations generally will not be eligible for the dividends received deduction with respect to dividends received from Telesat Corporation.
To the extent that the amount of any distribution exceeds Telesat Corporation’s earnings and profits, the excess will first be treated as a tax-free return of capital (with a corresponding reduction in the adjusted tax basis of a U.S. Holder’s Telesat Public Shares) up to the amount thereof, and then as capital gain recognized on a taxable disposition.
Dividends paid in a currency other than U.S. dollars generally will be included in a U.S. Holder’s gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder generally will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.
Dividends received from Telesat Corporation by a U.S. Holder who is a qualified resident of the U.S. under the Convention Between the United States of America and Canada With Respect to Taxes on Income and Capital, signed September 26, 1980, as amended (the “U.S.-Canada Tax Treaty”) generally will be subject to withholding tax in Canada at a rate of fifteen percent (15%). Any Canadian withholding tax should generally be creditable against the U.S. tax that would otherwise be imposed on the dividend income. The ability to claim the credit, however, is subject to several limitations.
Taxation of Dispositions of Telesat Public Shares
Subject to the discussion below under “— Passive Foreign Investment Company Status,” for U.S. federal income tax purposes, a U.S. Holder should recognize taxable gain or loss on any sale or other taxable disposition of Telesat Public Shares in an amount equal to the difference between the amount realized from such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Such recognized gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders will be subject to U.S. federal income tax at preferential rates if the U.S. Holder has held the Telesat Public Shares for more than one year as of the date of the sale or other taxable disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Telesat Public Shares generally will be treated as U.S. source gain or loss.
Passive Foreign Investment Company Status
Notwithstanding the foregoing, certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if Telesat Corporation is treated as a passive foreign investment company (“PFIC”) for any taxable year during which the U.S. Holder holds Telesat Public Shares. A non-U.S. corporation, such as Telesat Corporation, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) seventy-five percent (75%) or more of its gross income for such year consists of certain types of “passive” income or (ii) fifty percent (50%) or more of the value of its assets (determined on the basis of a quarterly average) during such year produces or is held for the production of passive income. In addition, direct or indirect foreign corporate subsidiaries of Telesat Corporation could be treated as PFICs. In such a case, U.S. Holders would generally be treated as owning an indirect equity interest in any such subsidiary PFICs and could be subject to certain adverse tax consequences.
Under the PFIC look-through rules, for the purposes of determining whether Telesat Corporation should be classified as a PFIC, Telesat Corporation should be treated as if it owns a proportionate share of the assets of, and earns a proportionate share of the income earned by, any subsidiary corporation if Telesat Corporation owns at least twenty-five percent (25%) (by value) of the stock in such subsidiary. The determination as to whether Telesat Corporation should be classified as a PFIC is a factual determination that must be made annually at the close of each taxable year and is based upon the composition of Telesat Corporation’s income and assets (including, among others, entities in which Telesat Corporation holds at least a 25% interest), and the nature of Telesat Corporation’s activities, all of which may be subject to change.
There can be no assurance that Telesat Corporation or any of its direct or indirect foreign corporate subsidiaries will not be treated as a PFIC for any taxable year. If a U.S. Holder were to hold Telesat Public Shares for any taxable year during which Telesat Corporation is classified as a PFIC with respect to such U.S. Holder, then Telesat Corporation would continue to be classified as a PFIC with respect to such U.S. Holder for any subsequent taxable year during which the U.S. Holder continues to hold Telesat Public Shares, even if its income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception applies.
If Telesat Corporation is a PFIC, a U.S. Holder that does not make an election to treat Telesat Corporation as a qualified electing fund (“QEF Election”) or did not make a mark-to-market election (“Mark-to-Market Election”) (both elections described more fully below) will be required to pay tax on the

U.S. dollar value of any gain on the disposition of its Telesat Public Shares at ordinary income rates, rather than capital gains rates, and to compute the tax liability on such gain and any Excess Distribution (as defined below) received in respect of the Telesat Public Shares as if such items had been earned ratably over each day in the U.S. Holder’s holding period (or a certain portion thereof) for the Telesat Public Shares. The U.S. Holder will be subject to tax on such gain or Excess Distributions at the highest ordinary income tax rate for each taxable year in which such gain or Excess Distributions are treated as having been earned, other than the current year (for which the U.S. Holder’s regular ordinary income tax rate will apply), regardless of the rate otherwise applicable to the U.S. Holder (and without reduction by otherwise available tax attributes in the prior years, such as net operating loss carry forwards). Notably, if Telesat Corporation is a PFIC, the preferential tax rate under Section 1(h)(11) applicable to qualified dividend income derived by certain non-corporate U.S. Holders as discussed above would not apply to dividends paid with respect to Telesat Public Shares. Further, in addition to the tax at ordinary income rates, such U.S. Holder will also be liable for a non-deductible interest charge as if such income tax liabilities had been due with respect to each such prior year. For purposes of these rules, gifts, exchanges pursuant to corporate reorganizations, certain other transfers, and use of the Telesat Public Shares as security for a loan may be treated as taxable dispositions of such Telesat Public Shares. In addition, a stepped-up basis in the Telesat Public Shares will not be available upon the death of an individual U.S. Holder who has not made a timely QEF Election with respect to Telesat Corporation.
The amount by which the U.S. dollar value of distributions during a taxable year in respect of a Telesat Public Share exceeds 125% of the average amount of distributions in respect thereof during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period for the Telesat Public Shares) is an “Excess Distribution”.
A U.S. Holder that makes a timely and effective QEF Election with respect to Telesat Public Shares, referred to in this disclosure as an “Electing U.S. Holder,” will not be subject to the adverse U.S. tax consequences discussed above with respect to such shares. Instead, an Electing U.S. Holder must include in income such shareholder’s pro rata share of Telesat Corporation’s ordinary earnings and net capital gain, if any, for Telesat Corporation’s taxable year that ends with or within the taxable year of the Electing U.S. Holder and in which Telesat Corporation is a PFIC. The amount so included in income generally will be treated as ordinary income to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s ordinary earnings and as long-term capital gain to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s net capital gains. If an Electing U.S. Holder is an individual, any such net capital gain inclusions would be eligible for taxation at the preferential capital gain tax rates. Such income inclusions generally will be treated as income from sources outside the U.S. for foreign tax credit purposes.
A QEF Election will apply to the taxable year for which such QEF Election is timely made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year Telesat Corporation ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which Telesat Corporation is not a PFIC. Accordingly, if Telesat Corporation becomes a PFIC in another subsequent taxable year, the QEF Election will be effective and the Electing U.S. Holder will be subject to the QEF rules described above during any subsequent taxable year in which Telesat Corporation qualifies as a PFIC.
In the event that Telesat Corporation becomes a PFIC, it would need to make available to U.S. Holders the information necessary to make a QEF election. While Telesat Corporation does not expect it or any of its foreign corporate subsidiaries to be a PFIC, in any such event, Telesat Corporation will use reasonable efforts to provide U.S. Holders with such information as may be required to make a QEF Election with respect to their ownership of Telesat Public Shares. Each U.S. Holder should consult its own tax advisors regarding tax consequences of a QEF Election with respect to Telesat Corporation and any subsidiary PFIC.
Mark-to-Market Election
Alternatively, if Telesat Public Shares are “marketable stock,” a U.S. Holder generally would be permitted to make a Mark-to-Market Election. Generally, stock will be considered “marketable stock” if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Department of the Treasury regulations. A class of stock is “regularly traded” on an exchange during any calendar year in which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. A “qualified exchange” includes: (i) a national securities exchange that is registered with the SEC, (ii) the national market system established pursuant to section 11A of the Exchange Act, or (iii) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (a) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (b) the rules of such foreign exchange effectively promote active trading of listed stocks. It is expected that the Telesat Public Shares will constitute marketable stock under these rules, although no assurance can be given.
If a Mark-to-Market Election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the Telesat Public Shares at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the Telesat Public Shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the Telesat Public Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market Election. A U.S. Holder’s tax basis in the Telesat Public Shares would be adjusted to reflect the amount included in gross income or allowed as a deduction because of the Mark-to-Market Election. Gain realized on the sale, exchange, or other disposition of the Telesat Public Shares would be treated as ordinary income, and any loss realized on the sale, exchange, or other disposition of the Telesat Public Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and U.S. Department of the Treasury Regulations. Amounts treated as ordinary income are not eligible for the preferential tax rates applicable to qualified dividend income or long-term capital gains.
A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return. A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the Telesat Public Shares cease to be marketable stock or the IRS consents to revocation of such election. If a U.S. Holder does not make a Mark-to-Market Election beginning in the first taxable year of such U.S. Holder’s holding period for the Telesat Public Shares for which Telesat Corporation is a PFIC and such U.S. Holder has not made a timely QEF Election, the adverse tax consequences discussed above will apply to certain dispositions of, and distributions on, the Telesat Public Shares. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.
Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Telesat Public Shares, no such election may be made with respect to the stock of any subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the adverse tax consequences described above with respect to deemed dispositions of subsidiary PFIC stock or excess distributions from a subsidiary PFIC to its shareholder.
U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to their investment in Telesat Public Shares.
Certain Material U.S. Taxation Considerations to U.S. Holders of Telesat Partnership Units
Allocation and Taxation of Telesat Partnership’s profits and losses
If, as anticipated, Telesat Partnership is treated as a partnership for U.S. federal income tax purposes, it would not be a taxable entity. Instead, each U.S. Holder in computing such holder’s U.S. federal income tax liability for a taxable year would be required to include in determining its separate income its allocable share of items of Telesat Partnership’s income, gain, loss, deduction and credit for each of Telesat Partnership’s taxable years ending with or within the taxable year of such U.S. Holder, regardless of whether the holder has received any distributions from Telesat Partnership. The characterization of an item of Telesat

Partnership’s income, gain, loss, deduction or credit generally will be determined at Telesat Partnership’s (rather than at the holder’s) level and then such characterization will be passed through to the holders as if they derived such items directly.
A U.S. Holder’s allocable share of Telesat Partnership’s items of income, gain, loss, deduction and credit would be determined by the Partnership Agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with the holder’s interest in Telesat Partnership. If the allocations provided by the Partnership Agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in the Partnership Agreement.
Telesat Partnership may derive taxable income that is not matched by a corresponding receipt of cash. This could occur because of differences in the rules for recognizing income for book and tax purposes. To the extent that there is a discrepancy between Telesat Partnership’s recognition of income and Telesat Partnership’s receipt of the related cash and distribution of the same to the holders of Telesat Partnership Units, it is possible that the U.S. federal income tax liability of a U.S. Holder with respect to its allocable share of Telesat Partnership’s earnings in a particular taxable year could exceed the cash distributions to the U.S. Holder for the year, thus giving rise to an out-of-pocket payment by the U.S. Holder.
Section 706 of the Code provides that items of partnership income and deductions must be allocated between transferors and transferees of partnership interests. Telesat Partnership will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, loss, deduction and credit to holders in a manner that reflects such holders’ beneficial share of Telesat Partnership items and that takes into account any exchanges of Telesat Partnership Units for Telesat Public Shares. These conventions are designed to more closely align the receipt of cash and the allocation of income between holders of Telesat Partnership Units, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, a holder may be allocated taxable income even if such holder does not receive any distributions.
If Telesat Partnership’s conventions are not allowed by the U.S. Department of the Treasury regulations (or only apply to transfers of less than all of a holder’s shares) or if the IRS otherwise does not accept Telesat Partnership’s conventions, the IRS may contend that Telesat Partnership’s taxable income or losses must be reallocated among the holders of interests in Telesat Partnership. If such a contention were sustained, certain U.S. Holders’ respective tax liabilities would be adjusted to the possible detriment of certain other U.S. Holders. The general partner of Telesat Partnership (i.e., Telesat Corporation) is authorized to revise Telesat Partnership’s method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period).
If items of income or gain allocated to a U.S. Holder are subject to income tax in Canada, the U.S. Holder of Telesat Partnership Units may generally credit the Canadian income tax against tax that would otherwise be imposed on the income or gain by the U.S. The ability to claim the credit, however, is subject to several limitations.
Adjusted tax basis of Telesat Partnership Units
A U.S. Holder’s adjusted tax basis in its Telesat Partnership Units generally will (a) be increased by the U.S. Holder’s allocable share of (i) items of Telesat Partnership’s income and gain and (ii) increases in Telesat Partnership’s liabilities, if any, and (b) be decreased, but not below zero, by (i) distributions from Telesat Partnership, (ii) the U.S. Holder’s allocable share of items of Telesat Partnership’s deductions and losses, and (iii) the U.S. Holder’s allocable share of the reduction in Telesat Partnership’s liabilities, if any.
A U.S. Holder is allowed to deduct its allocable share of Telesat Partnership’s losses (if any) only to the extent of such U.S. Holder’s adjusted tax basis in Telesat Partnership Units it is treated as holding at the end of the taxable year in which the losses occur. If the recognition of a U.S. Holder’s allocable share of Telesat Partnership’s losses would reduce its adjusted tax basis for its Telesat Partnership Units below zero, the recognition of the portion of the losses that would reduce the U.S. Holder’s adjusted tax basis below zero would be deferred to subsequent taxable years and will be allowed if and when such U.S. Holder has sufficient tax basis so that such losses would not reduce such U.S. Holder’s adjusted tax basis below zero.

Treatment of Telesat Partnership’s cash distributions
Distributions of cash by Telesat Partnership generally will not be taxable to a U.S. Holder for U.S. federal income tax purposes to the extent of such U.S. Holder’s adjusted tax basis (described above) in its Telesat Partnership Units. Any cash distributions in excess of a U.S. Holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of Telesat Partnership Units (as described below). Such amount would be treated as gain from the sale or exchange of its interest in Telesat Partnership. Such gain would generally be treated as capital gain and would be long-term capital gain if the U.S. Holder’s holding period for its interest exceeds one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) generally are subject to U.S. federal income tax at preferential rates. A reduction in a U.S. Holder’s allocable share of Telesat Partnership’s liabilities, and certain distributions of marketable securities, are treated similar to cash distributions for U.S. federal income tax purposes.
Treatment of exchanges for Telesat Public Shares
After the expiration of the Lock-Up Period, holders of Telesat Partnership Units may elect to exchange (and may be required to exchange, if the number of Telesat Partnership Units outstanding, other than Telesat Partnership Units held by the general partner (i.e., Telesat Corporation) or its affiliates, represents less than two percent (2%) of the capital of the general partner on a fully-diluted basis) their Telesat Partnership Units for Telesat Public Shares. Such an exchange will result in the recognition of gain or loss in an amount equal to the difference, if any, between (i) the fair market value of Telesat Public Shares received, as applicable, plus the amount of the U.S. Holder’s share of Telesat Partnership’s liabilities, if any, and (ii) the U.S. Holder’s adjusted tax basis in the Telesat Partnership Units exchanged.
Any gain or loss recognized with respect to such exchange generally will be treated as capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for its interest exceeds one year. A portion of such gain may be treated as ordinary income under the Code to the extent attributable to the U.S. Holder’s allocable share of unrealized gain or loss in Telesat Partnership’s assets to the extent described in Section 751 of the Code. Long-term capital gains of non-corporate U.S. Holders (including individuals) will be subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on an exchange of Telesat Partnership Units generally will be treated as U.S. source gain or loss.
A U.S. Holder’s holding period in the Telesat Public Shares received in the exchange will begin on the day after the exchange.
Limitation on deductibility of capital losses
Any capital losses generated by Telesat Partnership and allocated to holders of Telesat Partnership Units will be deductible by U.S. Holders who are individuals only to the extent of such U.S. Holders’ capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. Any capital losses generated by Telesat Partnership will be deductible by corporate U.S. Holders to the extent of such holders’ capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. U.S. Holders should consult their tax advisors regarding the deductibility of capital losses.
Limitation on deductibility of Telesat Partnership’s net operating losses
A U.S. Holder generally will be restricted from taking into account for U.S. federal income tax purposes its allocable share of any loss incurred by Telesat Partnership in excess of the adjusted tax basis of such U.S. Holder’s Telesat Partnership Units. In addition, certain U.S. Holders, including individuals, may be subject to various limitations on their ability to use their allocable share of deductions and losses of Telesat Partnership. Such limitations include those relating to “passive activity losses,” amounts “at risk,” capital losses and itemized deductions. U.S. Holders may also be subject to limitations relating to “investment interest.”
Dual consolidated loss restrictions also may apply to limit the deductibility by a corporate U.S. Holder of losses incurred by Telesat Partnership. Corporate U.S. Holders of Telesat Partnership Units are urged to consult their own tax advisors regarding the applicability and effect to them of dual consolidated loss restrictions.

Partnership Representative
Telesat Corporation will act as Telesat Partnership’s “partnership representative.” Telesat Corporation’s actions as partnership representative, including its agreement to adjustments of Telesat Partnership’s income in settlement of an IRS audit of Telesat Partnership, will bind all partners in Telesat Partnership.
Information Returns
Telesat Partnership has agreed to use reasonable efforts to furnish Telesat Partnership Unit holders tax information (including Schedule K-1 or substitute Schedule K-1) as promptly as possible, which describes a holder’s allocable share of Telesat Partnership’s income, gain, loss and deduction for Telesat Partnership’s preceding taxable year. In preparing this information, Telesat Partnership will use various accounting and reporting conventions to determine a holder’s allocable share of income, gain, loss and deduction. Delivery of this information by Telesat Partnership will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from a subsidiary in which Telesat Partnership holds an interest. It is therefore possible that, in any taxable year, Telesat Partnership Unit holders will need to apply for extensions of time to file their tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to Telesat Partnership Unit holders’ income or loss.
It is possible that Telesat Partnership may engage in transactions that subject Telesat Partnership and, potentially, the holders of Telesat Partnership Units to other information reporting requirements with respect to an investment in Telesat Partnership. A Telesat Partnership Unit holder may be subject to substantial penalties if it fails to comply with such information reporting requirements. Telesat Partnership Unit holders should consult with their tax advisors regarding such information reporting requirements.
Telesat Partnership may be audited by the IRS. Adjustments resulting from an IRS audit may require Telesat Partnership to adjust a prior year’s tax liability, and may result in an audit of a Telesat Partnership Unit holder’s tax return. Any audit of a Telesat Partnership Unit holder’s tax return could result in adjustments not related to Telesat Partnership’s tax returns as well as those related to Telesat Partnership’s tax returns.
Information Reporting and Backup Withholding
Generally, a U.S. Holder of Telesat Partnership Units should not be subject to U.S. backup withholding tax, provided such U.S. Holder timely provides Telesat Partnership with a properly completed IRS Form W-9; however, backup withholding could apply to allocations or distributions made to a U.S. Holder of Telesat Partnership Units if such U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9) or is otherwise subject to backup withholding.
Specifically, under the backup withholding rules, Telesat Partnership Unit holders may be subject to backup withholding tax (at the applicable rate, currently twenty-four percent (24%)) with respect to income derived through Telesat Partnership unless (i) such Telesat Partnership Unit holder is a corporation or falls within another exempt category and appropriately demonstrates this fact when required or (ii) such Telesat Partnership Unit holder provides a taxpayer identification number and certifies that such holder is exempt from backup withholding tax (on a properly completed applicable IRS Form) and otherwise complies with the applicable requirements of the backup withholding tax rules. Backup withholding is not an additional tax; the amount of any backup withholding with respect to income derived by a Telesat Partnership Unit holder through Telesat Partnership generally will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund.
Publicly Traded Partnership
As discussed above, Loral has received an opinion from special tax counsel that Telesat Partnership should not be classified as a publicly traded partnership for U.S. federal income tax purposes. But even if Telesat Partnership were treated as a publicly traded partnership, it is anticipated that it should meet the qualifying income exception, described below, and so not be treated or taxable as a corporation for U.S. federal income tax purposes, unless it were treated as a U.S. corporation under Section 7874. (See “— Application of Section 7874 of the Code — 80% Ownership Test: Treatment of Telesat Corporation or Telesat Partnership as a U.S. Corporation,” above).
A publicly traded partnership will be treated as a partnership, and not as a corporation for U.S. federal income tax purposes, if ninety percent (90%) or more of its gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704 of the Code and it is not required to register as an investment company under the Investment Company Act of 1940 (the “qualifying income exception”). Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. It is expected that Telesat Partnership will earn qualifying income. However, no assurance can be given as to the types of income that will be earned in any given year.
If Telesat Partnership were treated as a publicly traded partnership and failed to satisfy the qualifying income exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure as described below), it would be treated as if it had transferred all of its assets, subject to its liabilities, to a newly formed foreign corporation, on the first day of the year in which it failed to satisfy the qualifying income exception, in return for stock of the corporation, and then distributed such stock to the holders of Telesat Partnership Units in liquidation of their interests in Telesat Partnership. This contribution and liquidation would be taxable to U.S. Holders of Telesat Partnership Units, in whole or in part, in an amount not to exceed the excess of the fair market value of Telesat Partnership Units over their adjusted basis in the hands of the U.S. Holder.
Certain Material U.S. Income Tax Considerations to Non-U.S. Holders
The Merger
A Non-U.S. Holder of Loral Common Shares will not be subject to U.S. federal income tax on any gain realized in the Merger unless:
•
the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (or, if an income tax treaty applies, is attributable to a U.S. “permanent establishment”); or

•
such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

Gain recognized by a Non-U.S. Holder of Loral Common Shares described in the first bullet point above will be subject to tax under the rules described above as if it were a U.S. Holder of Loral Common Shares, and, in the case of a foreign corporation, might be subject to an additional “branch profits” tax equal to thirty percent (30%) of its effectively connected earnings and profits (or such lower rate as may be available under an applicable income tax treaty). An individual Non-U.S. Holder of Loral Common Shares described in the second bullet point above will be subject to a flat thirty-percent (30%) tax on the gain, which may be offset by U.S. source capital losses realized in the same year, even though the individual is not considered a resident of the U.S.
Non-U.S. Holders would be required to recognize gain with respect to the Merger in a manner similar to the treatment of a U.S. Holder (as described above) if Loral were treated for U.S. federal income tax purposes as a “U.S. real property holding corporation” (“USRPHC”). Generally, Loral would be a USRPHC if the fair market value of its U.S. real property interests equaled or exceeded fifty percent (50%) of the sum of the fair market values of its worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Department of the Treasury regulations. Based on the relatively insubstantial portion of Loral’s assets that is treated as U.S. real property interests, it is not expected that Loral has been or will be at the time of the Transaction a USRPHC for U.S. federal income tax purposes.
Holding Telesat Public Shares
A Non-U.S. Holder generally should not be subject to U.S. federal income or withholding tax on dividends received from Telesat Corporation unless the dividends are effectively connected with the

Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if an income tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by the Non-U.S. Holder in the U.S.).
In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange or other disposition of Telesat Public Shares unless: (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S. (or, if an income tax treaty applies, is attributable to a permanent establishment or fixed place of business maintained by the Non-U.S. Holder in the U.S.); or (ii) in the case of certain capital gains recognized by a Non-U.S. Holder that is an individual, such individual is present in the U.S. for 183 days or more during the taxable year in which the capital gain is recognized and certain other conditions are met.
Taxation of Non-U.S. Holders of Telesat Partnership Units
Non-U.S. Holders are subject to U.S. withholding tax at a thirty percent (30%) rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received or derived through a partnership from sources within the U.S. unless such income is treated as effectively connected with a trade or business within the U.S. or the Non-U.S. Holder establishes that it is entitled to an exemption. The thirty-percent (30%) rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the U.S. and the country in which the Non-U.S. Holder resides or is organized. Whether a Non-U.S. Holder is eligible for treaty benefits will depend upon the provisions of the applicable treaty as well as the treatment of Telesat Partnership under the laws of the Non-U.S. Holder’s jurisdiction. Telesat Partnership will not itself be able to claim benefits under the U.S.-Canada Tax Treaty with respect to interest, dividends or other fixed or determinable annual or periodical income that it receives from Loral. The thirty-percent (30%) withholding tax rate does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain non-U.S. persons. Moreover, Non-U.S. Holders generally are not subject to U.S. federal income tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such Non-U.S. Holder; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the U.S. maintained by such non-U.S. person; or (iii) such non-U.S. person is an individual and is not present in the U.S. for 183 or more days during the taxable year (assuming certain other conditions are met).
In order to claim benefits under an applicable treaty, a Non-U.S. Holder must provide the applicable IRS Form W-8 to Telesat Partnership. If a Telesat Partnership Unit holder does not timely provide Telesat Partnership with IRS Form W-8, or such form is not properly completed, Telesat Partnership may be subject to U.S. withholding taxes in excess of what would have been imposed had the proper certifications been provided. Such excess may be treated by Telesat Partnership as an expense that will be borne by all Telesat Partnership Unit holders on a pro rata basis (where Telesat Partnership is or may be unable to allocate any such excess withholding tax cost in a cost-efficient fashion specifically to the holders that failed to timely provide the proper U.S. tax certifications).
A Non-U.S. Holder of Telesat Partnership Units may also be subject to U.S. backup withholding tax if such Non-U.S. Holder does not timely provide Telesat Partnership an appropriate IRS Form W-8 or otherwise establish that such Non-U.S. Holder is not a U.S. person or that another exemption may be applicable in a manner satisfactory to Telesat Partnership.
Specifically, under the backup withholding rules, Non-U.S. Holders of Telesat Partnership Units may be subject to backup withholding tax (at the applicable rate, currently twenty-four percent (24%)) with respect to income derived through Telesat Partnership unless such Non-U.S. Holder of Telesat Partnership Units (i) provides an appropriate IRS Form W-8 that such Non-U.S. Holder is not a U.S. person; (ii) is a corporation or falls within another exempt category and appropriately demonstrates this fact when required or (iii) provides a taxpayer identification number and certifies that such holder is exempt from backup withholding tax (on a properly completed applicable IRS Form) and otherwise complies with the applicable requirements of the backup withholding tax rules. Backup withholding is not an additional tax; the amount of any backup withholding with respect to income derived by a Non-U.S. Holder of Telesat Partnership Units generally will be allowed as a credit against any U.S. federal income tax liability to which it is subject and may entitle it to a refund.

Prospective Non-U.S. Holders of Telesat Partnership Units are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of Telesat Partnership Units and the effects of state, local and non-U.S. tax laws, as well as eligibility for any reduced withholding benefits.
Information Returns
Telesat Partnership has agreed to use reasonable efforts to furnish Telesat Partnership Unit holders tax information (including Schedule K-1 or substitute Schedule K-1) as promptly as possible, which describes a holder’s allocable share of Telesat Partnership’s income, gain, loss and deduction for Telesat Partnership’s preceding taxable year. In preparing this information, Telesat Partnership will use various accounting and reporting conventions to determine a holder’s allocable share of income, gain, loss and deduction. Delivery of this information by Telesat Partnership will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from a subsidiary in which Telesat Partnership holds an interest. It is therefore possible that, in any taxable year, Telesat Partnership Unit holders will need to apply for extensions of time to file their tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to Telesat Partnership Unit holders’ income or loss. There can be no assurance that this information will meet the compliance requirements of a Non-U.S. Holder’s jurisdiction.
It is possible that Telesat Partnership may engage in transactions that subject Telesat Partnership and, potentially, the holders of Telesat Partnership Units to other information reporting requirements with respect to an investment in Telesat Partnership. A Telesat Partnership Unit holder may be subject to substantial penalties if it fails to comply with such information reporting requirements. Telesat Partnership Unit holders should consult with their tax advisors regarding such information reporting requirements.
Telesat Partnership may be audited by the IRS. Adjustments resulting from an IRS audit may require Telesat Partnership to adjust a prior year’s tax liability, and may result in an audit of a Telesat Partnership Unit holder’s tax return. Any audit of a Telesat Partnership Unit holder’s tax return could result in adjustments not related to Telesat Partnership’s tax returns as well as those related to Telesat Partnership’s tax returns.
Loral’s Pre-closing Uncertain Tax Position Risk Could Result in Post-Closing Payments.
As of September 30, 2020, Loral’s unaudited condensed consolidated balance sheet included a liability with respect to uncertain tax positions in the amount of approximately $19,522,000. If the tax authority were to successfully contest some or all of the uncertain tax positions (whether by challenging Loral’s characterization of a transaction or the amount or availability of certain tax attributes), it is possible that a payment would be required for the resulting tax and interest and it is possible that the payment required could exceed the amount of the recorded liability.
Certain Material Canadian Federal Income Tax Considerations
The following discussion is a summary of the principal Canadian federal income tax considerations of the Transaction, the holding or disposition of Telesat Partnership Units received in the Merger and the holding or disposition of Telesat Public Shares received either in the Merger or on the exchange of Telesat Partnership Units, generally applicable to a beneficial owner of Loral Common Shares who, at all relevant times, for the purposes of the Tax Act, (i) deals at arm’s length with, and is not affiliated with, Loral or Telesat Corporation, and (ii) holds such Loral Common Shares and will hold the Telesat Public Shares or Telesat Partnership Units, as applicable, as “capital property” (referred to in this summary as a “holder”). Generally, Loral Common Shares, Telesat Public Shares and Telesat Partnership Units will be capital property to a holder, provided that the holder does not hold such securities in the course of carrying on a business of dealing in securities or as part of an adventure or concern in the nature of trade.
This summary is based on the current provisions of the Tax Act, the regulations promulgated thereunder (the “Tax Regulations”) and the administrative policies and assessment practices of the Canada Revenue Agency (the “CRA”) published in writing by the CRA prior to the date hereof. This summary also takes into account all specific proposals (the “Tax Proposals”) to amend the Tax Act and the Tax Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof. No assurances can be given that the Tax Proposals will be enacted in the form announced or at all. This summary does not otherwise take into account or anticipate changes in law, whether by judicial, governmental or legislative action or decision, or any changes in the administrative policies or assessment practices of the CRA, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. This summary is not exhaustive of all possible Canadian federal income tax considerations that may affect holders.
Accordingly, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder, and no representation with respect to the Canadian federal income tax considerations to any particular holder is made.
For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Loral Common Shares, Telesat Public Shares or Telesat Partnership Units, including dividends, distributions, adjusted cost base and proceeds of disposition, must generally be expressed in Canadian dollars. Amounts denominated in a currency other than Canadian dollars must generally be converted into Canadian dollars based on the exchange rates determined in accordance with the Tax Act on the day such amounts arise.
Material Canadian Federal Income Tax Considerations to Holders related to the Transaction
Holders Resident in Canada
This portion of the summary is generally applicable to a holder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, is, or is deemed to be, resident in Canada and who is not excluded under the following paragraph (referred to in this summary as a “Canadian holder”).
This summary is not applicable to (i) a holder in respect of which Loral or any affiliate of Loral is or was at any relevant time a “foreign affiliate”, (ii) a holder in respect of which the Loral Common Shares are “offshore investment fund property”, (iii) a holder that is a “specified financial institution”, (iv) a holder an interest in which is a “tax shelter investment”, or who acquires Telesat Partnership Units as a “tax shelter investment”, (v) a holder that is a “financial institution” for the purpose of certain rules (referred to as the mark-to-market rules) applicable to securities held by financial institutions, (vi) a holder that reports its “Canadian tax results” in a currency other than Canadian currency, (vii) a holder that has entered into or enters into, with respect to its Loral Common Shares, Telesat Public Shares or Telesat Partnership Units, as the case may be, a “derivative forward agreement” or “synthetic disposition arrangement”, (viii) a holder that has a “significant interest” in Telesat Partnership for the purposes of the partnership deferral rules in sections 34.2 and 34.3 of the Tax Act, (ix) a holder exempt from tax for purposes of Part I of the Tax Act, or (x) a holder that is a corporation subject to the foreign affiliate dumping rules in section 212.3 of the Tax Act, as each such term is defined in the Tax Act. Such holders, and Canadian holders claiming an interest deduction in respect of their Loral Common Shares, should consult their tax advisors with respect to their particular circumstances.
Merger
The Merger will not be a “foreign merger” for the purposes of the Tax Act. Accordingly, a Canadian holder who holds Loral Common Shares will generally realize a capital gain (or capital loss) equal to the amount by which the Canadian holder’s proceeds of disposition of the Loral Common Shares on the Merger exceed (or are less than) the aggregate of the holder’s adjusted cost base of the Loral Common Shares and any reasonable costs of disposition. The tax treatment of capital gains and capital losses is discussed in this portion of the summary under the heading “— Taxation of Capital Gains and Losses”.
The proceeds of disposition of the Loral Common Shares to a Canadian holder who receives Telesat Public Shares will be equal to the fair market value of the Telesat Public Shares received by such Canadian holder. The cost to such Canadian holder of the Telesat Public Shares received will be equal to the fair market value of the Canadian holder’s Loral Common Shares. The proceeds of disposition of the Loral Common Shares to a Canadian holder who receives Telesat Partnership Units will be equal to the aggregate of the fair market value of the Telesat Partnership Units and the non-economic voting rights received by such Canadian holder. The value of the non-economic voting rights is expected to be nominal. The cost to such

Canadian holder of the Telesat Partnership Units received will be equal to the fair market value of the Canadian holder’s Loral Common Shares less the value of the non-economic voting rights.
Taxation of Capital Gains and Losses
Generally, a Canadian holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (referred to in this summary as a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Canadian holder is required to deduct one-half of the amount of any capital loss (referred to in this summary as an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Canadian holder in the year, and allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and in the circumstances set out in the Tax Act.
A Canadian holder that is throughout the taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be subject to an additional refundable tax in respect of certain investment income including taxable capital gains.
Alternative Minimum Tax
Canadian holders that are individuals (including certain trusts) may be subject to the alternative minimum tax. Such Canadian holders should consult their own tax advisors.
Holders Not Resident in Canada
This portion of the summary is generally applicable to a holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, the Loral Common Shares, the Telesat Public Shares or the Telesat Partnership Units in a business carried on in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere (referred to in this summary as a “non-Canadian holder”).
This portion of the summary also assumes that the Loral Common Shares will not be “taxable Canadian property” (as defined in the Tax Act) to any particular non-Canadian holder at any time. Generally, the Loral Common Shares will not constitute taxable Canadian property to a non-Canadian holder at a particular time, provided that the shares are listed at that time on a designated stock exchange (which includes the NASDAQ), unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the non-Canadian holder, (b) persons with whom the non-Canadian holder does not deal at arm’s length (for the purposes of the Tax Act), and (c) partnerships in which the non-Canadian holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Loral, and (ii) more than 50% of the fair market value of Loral was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada, (b) “Canadian resource properties”, (c) “timber resource properties”, and (d) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists, each term as defined in the Tax Act. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Loral Common Shares may be deemed to be taxable Canadian property.
A non-Canadian holder who holds Loral Common Shares will not be subject to tax under the Tax Act on any dividend paid by Loral or on any capital gain realized on a disposition or deemed disposition of the Loral Common Shares on the Merger.
Material Canadian Federal Income Tax Considerations to Holders of Telesat Public Shares
This portion of the summary describes the principal Canadian federal income tax considerations generally applicable to a holder in respect of the holding or disposition of Telesat Public Shares received in the Merger or acquired on the exchange of Telesat Partnership Units.

Holders Resident in Canada
This portion of the summary is generally applicable to Canadian holders. Certain Canadian holders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act, the effect of which may be to deem to be capital property any Telesat Public Shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Canadian holder in the taxation year in which the election is made and in all subsequent taxation years. Canadian holders whose Telesat Public Shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.
Dividends on Telesat Public Shares
A Canadian holder will be required to include in computing its income for a taxation year any dividends received on the Telesat Public Shares. In the case of a Canadian holder that is an individual, such dividends will generally be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividend designated by Telesat Corporation as an eligible dividend. A dividend received by a Canadian holder that is a corporation will generally be deductible in computing the corporation’s taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by such corporation as proceeds of disposition or a capital gain. Canadian holders that are corporations should consult their own tax advisors having regard to their own circumstances.
A Canadian holder that is a “private corporation”, as defined in the Tax Act, or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on Telesat Public Shares to the extent such dividends are deductible in computing the Canadian holder’s taxable income for the taxation year.
Dispositions of Telesat Public Shares
On the disposition or deemed disposition of a Telesat Public Share (other than to Telesat Corporation), a Canadian holder will realize a capital gain (or capital loss) equal to the amount by which the Canadian holder’s proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base of the Telesat Public Share and any reasonable costs of disposition.
The tax treatment of capital gains and capital losses is discussed above under the heading “Material Canadian Federal Income Tax Considerations to Holders related to the Transaction — Holders Resident in Canada — Taxation of Capital Gains and Losses”.
The amount of any capital loss realized by a Canadian holder that is a corporation on the disposition of a Telesat Public Share may be reduced by the amount of any dividends received (or deemed to be received) by the Canadian holder on such share to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Telesat Public Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Canadian holders to whom these rules may be relevant should consult their own tax advisors.
A conversion of Telesat Public Shares of a class (for the purposes of this paragraph, “old shares”) into Telesat Public Shares of another class (for the purposes of this paragraph, “new shares”) will not be a disposition of the old shares for the purposes of the Tax Act and the Canadian holder will be deemed to have acquired the new shares at a cost equal to the adjusted cost base of the old shares.
Alternative Minimum Tax
Canadian holders that are individuals (including certain trusts) may be subject to the alternative minimum tax. Such Canadian holders should consult their own tax advisors.

Eligibility for Investment
Provided that the Telesat Public Shares are listed on a designated stock exchange (which includes the NASDAQ) at a particular time, the Telesat Public Shares will be qualified investments under the Tax Act at that time for Canadian holders that are trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), deferred profit sharing plans (“DPSPs”), registered education savings plans (“RESPs”), tax-free savings accounts (“TFSAs”) and registered disability savings plans (“RDSPs”). Provided that the holder of the TFSA or RDSP, annuitant under the RRSP or RRIF or subscriber of the RESP, as the case may be, deals at arm’s length with Telesat Corporation for the purposes of the Tax Act and does not have a “significant interest” (as defined in the Tax Act) in Telesat Corporation, the Telesat Public Shares will not be a “prohibited investment” under the Tax Act for such TFSA, RDSP, RRSP, RRIF or RESP.
Holders Not Resident in Canada
This portion of the summary is generally applicable to non-Canadian holders.
This portion of the summary assumes that the Telesat Public Shares will not be “taxable Canadian property” (as defined in the Tax Act) to any particular non-Canadian holder at any time. Generally, the Telesat Public Shares will not constitute taxable Canadian property to a non-Canadian holder at a particular time provided that the shares are listed at that time on a designated stock exchange (which includes the NASDAQ), unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the non-Canadian holder, (b) persons with whom the non-Canadian holder does not deal at arm’s length (for the purposes of the Tax Act), and (c) partnerships in which the non-Canadian holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Telesat Corporation, and (ii) more than 50% of the fair market value of Telesat Public Shares was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada, (b) “Canadian resource properties”, (c) “timber resource properties”, and (d) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists, each term as defined in the Tax Act. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Telesat Public Shares may be deemed to be taxable Canadian property.
Dividends on Telesat Public Shares
Dividends paid or credited or deemed to be paid or credited on the Telesat Public Shares to a non-Canadian holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the non-Canadian holder is entitled under any applicable income tax treaty or convention.
Dispositions of Telesat Public Shares
A non-Canadian holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of Telesat Public Shares.
A conversion of Telesat Public Shares of a class (for the purposes of this paragraph, “old shares”) into Telesat Public Shares of another class (for the purposes of this paragraph, “new shares”) will not be a disposition of the old shares for the purposes of the Tax Act and the non-Canadian holder will be deemed to have acquired the new shares at a cost equal to the adjusted cost base of the old shares.
Material Canadian Federal Income Tax Considerations to Holders of Telesat Partnership Units
This portion of the summary describes the principal Canadian federal income tax considerations generally applicable to a holder in respect of the holding or disposition of Telesat Partnership Units received in the Merger. This portion of the summary assumes that no Telesat Partnership Units are held by any person, an interest in which is a “tax shelter investment” (as defined in the Tax Act), or who acquires Telesat Partnership Units as a tax shelter investment, but no assurance can be given in this regard.

For a discussion of the principal Canadian federal income tax considerations in respect of the holding or disposition of Telesat Public Shares received on the exchange of Telesat Partnership Units, see the discussion under “— Material Canadian Federal Income Tax Considerations to Holders of Telesat Public Shares” above.
Status of Telesat Partnership
The Tax Act does not define what constitutes a partnership but does describe the income tax consequences where one exists. The CRA has stated that, generally, a partnership is the relation that subsists between persons carrying on business in common with a view to profit and that whether a particular arrangement at a particular time constitutes a partnership is a matter determined by relevant provincial law. Telesat Partnership is registered as a partnership under Ontario law, although formal registration as a partnership under applicable law is not in and of itself decisive.
As discussed below under “— Holders Not Resident in Canada — Income of Telesat Partnership”, it is not expected that Telesat Partnership will be considered for the purposes of the Tax Act to have income from carrying on a business. The CRA has acknowledged that the level of activity required to qualify as a partnership under provincial law may be lower than that required for income to be regarded for the purposes of the Tax Act as income from a business rather than income from property, which is consistent with the relevant case law. The balance of this summary assumes that Telesat Partnership will be considered to be a partnership for the purposes of the Tax Act.
SIFT Rules
Telesat Partnership will be a “SIFT partnership” for the purposes of the Tax Act.
As a SIFT partnership, Telesat Partnership will be subject to partnership level taxation (“SIFT Tax”) on its “taxable non-portfolio earnings”, which generally include (i) income from businesses carried on in Canada, (ii) income (other than taxable dividends) from “non-portfolio property”, and (iii) taxable capital gains from dispositions of “non-portfolio property”, each term as defined in the Tax Act. The SIFT Tax is applied to such income and taxable capital gains at a rate similar to the federal and provincial rate generally applicable to a Canadian public corporation. If Telesat Partnership were to have “taxable non-portfolio earnings”, the excess of its taxable non-portfolio earnings over its tax payable for a taxation year would be deemed to be a dividend received by Telesat Partnership in the taxation year from a taxable Canadian corporation, which deemed dividend would be allocated to holders of Telesat Partnership Units in accordance with the Partnership Agreement. The portion of the deemed dividend allocated to a non-Canadian holder would be subject to Canadian withholding tax and the portion of the deemed dividend allocated to a Canadian holder would qualify as an “eligible dividend” (as defined in the Tax Act). For a discussion of the taxation of dividends from a taxable Canadian corporation, see the discussion above under “Material Canadian Federal Income Tax Considerations to Holders of Telesat Public Shares”.
It is expected that Telesat Partnership’s only material assets following the Merger will be shares of, and a receivable from, Telesat CanHoldco, which will be non-portfolio property, Loral series B preferred stock, which may also be non-portfolio property, and cash.
Dividends received by Telesat Partnership on shares of Telesat CanHoldco or Loral series B preferred stock will be taxable dividends and excluded from taxable non-portfolio earnings.
Telesat Partnership does not expect to dispose of the shares of Telesat CanHoldco or the Loral series B preferred stock otherwise than on a tax-deferred rollover basis and, therefore, does not expect to realize capital gains on the disposition of non-portfolio property.
Each of Loral and Loral Holdings will be a controlled foreign affiliate (as defined in the Tax Act) of Telesat Partnership. The Tax Act requires Telesat Partnership to include in income, in respect of each share owned by Telesat Partnership of the capital stock of a controlled foreign affiliate, as income from the share, the percentage of the “foreign accrual property income” or “FAPI” (as defined in the Tax Act) of any controlled foreign affiliate of Telesat Partnership, for each taxation year of the affiliate ending in the taxation year of Telesat Partnership, equal to that share’s “participating percentage” (as defined in the Tax Act) in respect of the affiliate, determined at the end of each such taxation year of the affiliate (“FAPI Inclusion”), whether or not Telesat Partnership actually receives a distribution of that FAPI. If there were a FAPI Inclusion, subject to certain rules described below, Telesat Partnership would be entitled to deduct an amount in respect of any “foreign accrual tax” (as defined in the Tax Act) in respect of the amount (the FAPI Inclusion net of such deduction is referred to as the “Net FAPI Inclusion”). If Telesat Partnership receives a dividend on a share of the capital stock of a corporation that was at any time a controlled foreign affiliate of Telesat Partnership, Telesat Partnership may generally deduct, in computing its income for the year, the lesser of the amount of the dividend and the cumulative Net FAPI Inclusions (to the extent not previously deducted) (the “Subsection 91(5) Deduction”). It is expected that, if Can ULC were to pay a dividend to Loral Holdings (which would be included in computing the Net FAPI Inclusion), Loral Holdings and Loral would each pay sufficient dividends in the same taxation year with the effect that the Subsection 91(5) Deduction should offset the Net FAPI Inclusion such that it is expected that Telesat Partnership should not have any taxable non-portfolio earnings and should not be liable to pay SIFT Tax.
If any Subsection 91(5) Deduction did not offset the Net FAPI Inclusion and the Loral series B preferred stock were non-portfolio property, Telesat Partnership would have taxable non-portfolio earnings and would be required to pay SIFT Tax for the relevant taxation year. Please see risk factors under “Canadian Tax Risks”. In such case, each person who is a partner of Telesat Partnership in the year will generally be required to file a tax return under Part IX.1 of the Tax Act. However, a tax return filed by any partner will be deemed to have been made by each partner of Telesat Partnership. Under the Partnership Agreement, Telesat Corporation, as general partner of Telesat Partnership, is required to file the necessary return.
Computation of Income or Loss of Telesat Partnership
Telesat Partnership is not subject to tax under the Tax Act except in the circumstances discussed above under “SIFT Rules”. However, the income or loss of Telesat Partnership will be computed for each fiscal year as if Telesat Partnership were a separate person resident in Canada and will be allocated to the partners of Telesat Partnership in the manner set out in the Partnership Agreement, subject to the detailed rules in the Tax Act (including the SIFT Rules) in that regard. The fiscal year of Telesat Partnership generally will be the calendar year.
In computing its income, Telesat Partnership will be required to include dividends received on the shares of Telesat CanHoldco and Loral series B preferred stock.
Telesat Partnership will be deemed to be a non-resident person for the purposes of the Tax Act in respect of, among other things, dividends paid or credited by Telesat CanHoldco. The rate of withholding tax imposed under Part XIII of the Tax Act in respect of dividends is 25%. Pursuant to the administrative policy of the CRA, Telesat Partnership should not be subject to withholding tax on the portion of the dividends allocable to holders that are resident in Canada for the purposes of the Tax Act. However, there can be no assurance that the CRA will apply its administrative practice in this context. See “Canadian Tax Risks”.
In computing the income or loss of Telesat Partnership, deductions may be claimed in respect of reasonable costs and expenses incurred by Telesat Partnership to earn income from the shares of Telesat CanHoldco and Loral series B preferred stock.
If Telesat Partnership were liable for SIFT Tax in a taxation year, the amount of taxable non-portfolio earnings would be excluded in computing its income or loss for such taxation year.
The Tax Act contains anti-avoidance rules to address certain foreign tax credit generator transactions (the “Foreign Tax Credit Generator Rules”). Under certain Foreign Tax Credit Generator Rules, the “foreign accrual tax” (as defined in the Tax Act) applicable to a FAPI Inclusion of Telesat Partnership may be denied in certain specified circumstances, including where the direct or indirect share of the income of any member of Telesat Partnership that is a person resident in Canada or a “foreign affiliate” of such a person is, under a “relevant foreign tax law” (within the meaning attributed to it in the Tax Act), less than such member’s share of such income for purposes of the Tax Act. No assurance can be given that the Foreign Tax Credit Generator Rules will not apply to Telesat Partnership. If the Foreign Tax Credit Generator Rules apply, the “foreign accrual tax” applicable to a FAPI Inclusion will be denied.

The Partnership Agreement provides that the income for Canadian tax purposes of Telesat Partnership for a fiscal year to be allocated to a holder (after allocating an amount of income up to the special distribution made to Telesat Corporation in order to pay certain expenses) will generally be allocated pro rata in accordance with the partners’ proportionate share of distributions made in the year or, if no distributions are made, pro rata in accordance with their percentage interests in Telesat Partnership. If, with respect to a given fiscal year, Telesat Partnership has a loss for Canadian tax purposes, Telesat Corporation, as general partner, will allocate the loss of Telesat Partnership in such manner as it considers appropriate in the circumstances.
Information Returns
As Telesat Partnership will be a SIFT partnership, each person who is a partner of Telesat Partnership in a year will generally be required to file an information return on or before the last day of March in the following year in respect of the activities of Telesat Partnership or, where Telesat Partnership is dissolved, within 90 days of the dissolution. A return made by any partner will be deemed to have been made by each partner of Telesat Partnership. Under the Partnership Agreement, Telesat Corporation, as general partner of Telesat Partnership, is required to file the necessary return.
Holders Resident in Canada
This portion of the summary is generally applicable to a Canadian holder. Telesat Partnership Units are not “Canadian securities” for the purpose of the election under subsection 39(4) of the Tax Act.
Income of Telesat Partnership
Each Canadian holder that holds Telesat Partnership Units will be a limited partner of Telesat Partnership and will be required to include in computing the Canadian holder’s income for a particular taxation year its share of the income or loss of Telesat Partnership, as the case may be, for the fiscal year of Telesat Partnership ending in, or coincidentally with the end of, the Canadian holder’s taxation year, whether or not any amount is distributed to the Canadian holder in the taxation year.
A Canadian holder’s share of a taxable dividend received or deemed to be received by Telesat Partnership in a fiscal year on the shares of Telesat CanHoldco will be treated as a dividend received by the Canadian holder and will be subject to the normal rules in the Tax Act applicable to such dividends, including the enhanced gross-up and dividend tax credit for eligible dividends received from a taxable Canadian corporation when the dividend received by Telesat Partnership is designated as an “eligible dividend” by Telesat CanHoldco. For a discussion of the taxation of dividends from a taxable Canadian corporation, see the discussion above under “— Material Canadian Federal Income Tax Considerations to Holders of Telesat Public Shares”.
A Canadian holder’s share of a dividend received by Telesat Partnership (including any foreign tax withheld) in a fiscal year on Loral series B preferred stock will be treated as a dividend received by the Canadian holder from a non-resident corporation and will be included in the Canadian holder’s income. To the extent that foreign (i.e., U.S.) tax is withheld from a Canadian holder’s share of a dividend received by Telesat Partnership in a fiscal year on Loral series B preferred stock, the Canadian holder may be entitled to a foreign tax credit or deduction, subject to the detailed rules in the Tax Act. The Foreign Tax Credit Generator Rules discussed above under the heading “— Material Canadian Federal Income Tax Considerations to Holders of Telesat Partnership Units — Computation of Income or Loss of Telesat Partnership” include rules which may apply to deny any such foreign tax credit. Canadian holders should consult their own tax advisors in this regard.
If Telesat Partnership incurs losses for tax purposes, each Canadian holder will be entitled to deduct in the computation of the Canadian holder’s income for tax purposes the Canadian holder’s share of any such losses for any fiscal year ending in, or coincidentally with the end of, the Canadian holder’s taxation year, to the extent that its investment in Telesat Partnership is “at risk” within the meaning of the Tax Act. In general, the amount “at risk” for a Canadian holder for any taxation year will be the adjusted cost base of the Canadian holder’s Telesat Partnership Units at the end of the year, plus any income of Telesat Partnership allocated to the Canadian holder for the year, less any amount owing by the Canadian holder (or a person with whom the Canadian holder does not deal at arm’s length) to Telesat Partnership (or to a person with whom Telesat Partnership does not deal at arm’s length) and less the amount of any benefit that a Canadian holder (or a person with whom the Canadian holder does not deal at arm’s length) is entitled to receive or obtain for the purpose of reducing, in whole or in part, any loss of the Canadian holder from the investment.
Disposition of Telesat Partnership Units
The disposition by a Canadian holder of Telesat Partnership Units, including on an exchange for Telesat Public Shares, will result in the realization of a capital gain (or capital loss) by such Canadian holder equal to the amount by which the Canadian holder’s proceeds of disposition exceed (or are less than) the aggregate of the Canadian holder’s adjusted cost base of such Telesat Partnership Units and any reasonable costs of disposition.
In general, the adjusted cost base of a Canadian holder’s Telesat Partnership Units will be equal to: (i) the cost of such Telesat Partnership Units; plus (ii) the aggregate of Telesat Partnership’s income allocated for Canadian tax purposes to the Canadian holder for Telesat Partnership’s fiscal years ending before the relevant time; less (iii) the aggregate of Telesat Partnership’s losses allocated for Canadian tax purposes to the Canadian holder (other than losses which cannot be deducted because they exceed the Canadian holder’s “at-risk” amount) for Telesat Partnership’s fiscal years ending before the relevant time; and less (iv) the distributions received by the Canadian holder from Telesat Partnership before the relevant time. However, where the Canadian holder has disposed of all of its remaining Telesat Partnership Units at a particular time so that it ceases to be a partner, the fiscal year of Telesat Partnership will be deemed to have ended shortly before that time for certain purposes relevant to the Canadian holder, including the computation of the adjusted cost base of the Telesat Partnership Units to the Canadian holder, so that such adjusted cost base will also be increased (or reduced) by the Canadian holder’s share of any income (or loss) of Telesat Partnership which is allocated for Canadian tax purposes to such holder for the fiscal year of Telesat Partnership that includes the time of disposition.
On an exchange of Telesat Partnership Units for Telesat Public Shares, the proceeds of disposition of the Telesat Partnership Units will be equal to the fair market value of the Telesat Public Shares received at the time of the exchange. The cost to a Canadian holder of Telesat Public Shares received on the exchange will be equal to the fair market value of the Telesat Partnership Units at the time they are exchanged. For the purposes of determining the adjusted cost base to a Canadian holder of Telesat Public Shares at any time, the cost of such Telesat Public Shares will be averaged with the adjusted cost base of any other identical Telesat Public Shares owned by the Canadian holder as capital property immediately before the time they are exchanged.
Where a Canadian holder disposes of all of its Telesat Partnership Units, it will cease to be a partner of Telesat Partnership. If, however, a Canadian holder is entitled to receive a distribution from Telesat Partnership after the disposition of all of its Telesat Partnership Units, then the Canadian holder will be deemed to dispose of the Telesat Partnership Units at the later of (i) the end of Telesat Partnership’s fiscal year during which the disposition occurred; and (ii) the date of the last distribution made by Telesat Partnership to which the Canadian holder is entitled. Canadian holders should consult their own tax advisors for advice with respect to the specific tax consequences to them of disposing of Telesat Partnership Units.
A Canadian holder will be deemed to realize a capital gain if, and to the extent that, the adjusted cost base of the Canadian holder’s Telesat Partnership Units is negative at the end of any fiscal year of Telesat Partnership. Any such deemed capital gain will be added to the adjusted cost base of the Canadian holder’s Telesat Partnership Units at the beginning of Telesat Partnership’s next fiscal year.
The tax treatment of capital gains and capital losses is discussed above under the heading “Material Canadian Federal Income Tax Considerations to Holders related to the Transaction — Taxation of Capital Gains and Losses”.
Special rules in the Tax Act may apply in computing the capital gain realized on a disposition of Telesat Partnership Units to certain persons, including a tax-exempt person or a non-resident person. Canadian holders should consult their own tax advisors in this regard.

Alternative Minimum Tax
Canadian holders that are individuals (including certain trusts) may be subject to the alternative minimum tax rules. Such Canadian holders should consult their own tax advisors.
Eligibility for Investment
The Telesat Partnership Units will not be qualified investments under the Tax Act for Canadian holders that are trusts governed by RRSPs, RRIFs, DPSPs, RESPs, TFSAs or RDSPs, and should not be acquired by such Canadian holders.
Holders Not Resident in Canada
This portion of the summary is generally applicable to non-Canadian holders.
This portion of the summary assumes that the Telesat Partnership Units will not be “taxable Canadian property” (as defined in the Tax Act) to any particular non-Canadian holder at any time and that Telesat Partnership will at no time dispose of taxable Canadian property. It is expected that Telesat Partnership’s only material assets following the Merger will be shares of, and a receivable from, Telesat CanHoldco, shares of Loral series B preferred stock and cash, none of which is expected to be taxable Canadian property. Generally, a partnership interest will not constitute taxable Canadian property to a non-Canadian holder unless at any particular time during the 60-month period that ends at that time more than 50% of the fair market value of the partnership interest was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties”, (iii) “timber resource properties”, and (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists, each term as defined in the Tax Act. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, partnership interests may be deemed to be taxable Canadian property.
Income of Telesat Partnership
Generally, a non-Canadian holder is subject to Canadian income tax under Part I of the Tax Act only on its share of Telesat Partnership’s income from carrying on business in Canada. The limited activities of Telesat Partnership contemplated in this proxy statement/prospectus should not, in and of themselves, cause a non-Canadian holder who holds Telesat Partnership Units to be considered to carry on, or to be deemed to carry on, business in Canada. Telesat Corporation, as general partner of Telesat Partnership, intends to conduct the affairs of Telesat Partnership, to the extent possible, such that non-Canadian holders who hold Telesat Partnership Units should not be considered to carry on business in Canada solely by virtue of holding Telesat Partnership Units; however, no assurance can be given in this regard.
Provided that a non-Canadian holder is not considered to be carrying on business in Canada by virtue of holding Telesat Partnership Units, the non-Canadian holder will not be required to file a Canadian income tax return solely as a result of its holding Telesat Partnership Units.
Telesat Partnership will be deemed to be a non-resident person for the purposes of the Tax Act in respect of, among other things, dividends paid or credited by Telesat CanHoldco. The rate of withholding tax imposed under Part XIII of the Tax Act in respect of dividends is 25%. However, the CRA’s administrative practice in similar circumstances is to permit the rate of Canadian federal withholding tax applicable to such payments to be computed by looking through the partnership and taking into account the residency of the partners (including partners who are resident in Canada) and any reduced rates of Canadian federal withholding tax that any non-resident partners may be entitled to under an applicable income tax treaty or convention, provided that the residency status and entitlement to treaty benefits can be established. In determining the rate of Canadian federal withholding tax applicable to amounts paid by Telesat CanHoldco to Telesat Partnership, Telesat CanHoldco will look-through Telesat Partnership to the residency of its partners (including partners who are resident in Canada) and take into account any reduced rates of Canadian federal withholding tax that non-Canadian holders may be entitled to under an applicable income tax treaty or convention in order to determine the appropriate amount of Canadian federal withholding tax to withhold from dividends paid to Telesat Partnership. However, there can be no assurance that the CRA will apply its administrative practice in this context. See “Canadian Tax Risks”.
Disposition of Telesat Partnership Units
A non-Canadian holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of Telesat Partnership Units, including if the Telesat Partnership Units are exchanged for Telesat Public Shares.

TELESAT CORPORATION
Business
The following discussion of the business of Telesat Corporation is qualified by reference to, and should be read in conjunction with, the “Risk Factors” starting on page 35 of this proxy statement/prospectus, and specifically to the risk factor under the heading “Risks Relating to the Business of Telesat Corporation — The pandemic caused by the current outbreak of a novel strain of coronavirus (“COVID-19”) could have a material adverse effect on Telesat Corporation’s business, financial condition and results of operations” on page 56 of this proxy statement/prospectus.
Unless otherwise stated, references to “Telesat,” the “Company,” “we,” “us” or “our” in this section refers to Telesat and its subsidiaries pre-Closing, and to Telesat Corporation and its subsidiaries (including Telesat) post-Closing.
Business Overview
Telesat is a leading global satellite operator, providing its customers with mission-critical communications services since the start of the satellite communications industry in the 1960s. Through a combination of advanced satellites and ground facilities and a highly expert and dedicated staff, our communications solutions support the requirements of sophisticated satellite users throughout the world. Over more than 50 years of operating history, we have demonstrated a deep commitment to customer service and led the way on many of the industry’s most groundbreaking innovations.
After decades of developing and successfully operating our GEO satellite services business, we have commenced the development of what we believe will be the world’s most advanced constellation of LEO satellites and integrated terrestrial infrastructure, called “Telesat Lightspeed” — a platform designed to revolutionize the provision of global broadband connectivity. Telesat Lightspeed has the potential to transform global satellite and terrestrial communications industries, dramatically increasing the Company’s addressable market from approximately $18 billion to approximately $365 billion and significantly expanding its growth potential. We seek to benefit from our historically strong and stable GEO-based satellite business and, by continuing to develop and deploy Telesat Lightspeed, capitalize on the growing demand for global broadband connectivity.
Our History as a Company
Telesat, as it exists today, is the result of the 2007 combination of Telesat Canada and Loral Skynet, although the company’s history dates to 1969, when the Canadian Parliament passed the Telesat Canada Act. In 1972, Telesat Canada launched the world’s first domestic commercial satellite in geostationary orbit and the Company has been a pioneer and leading innovator in satellite communications ever since. Telesat Canada launched the first commercial Ku-band satellite (officially, the DTH satellite television service) in 1978, Canada’s first direct broadcast satellite (“DBS”) in 1999 and the world’s first consumer 2-way Ka-band broadband internet service via satellite in 2004. Since the mid-1970s, Telesat Canada has provided advanced satellite services for voice, data and broadcast communications in the Americas, including in Canada’s far North.
Loral Skynet traced its history to two early companies in the U.S. satellite communications industry: AT&T Skynet and Orion Satellite Corporation (“Orion”). AT&T Skynet and its predecessor organizations in AT&T’s Bell Laboratories effectively launched the commercial satellite communications industry by demonstrating the first trans-Atlantic satellite delivery of television on Telstar 1 in 1962. Through the 1970s, 1980s and 1990s, AT&T Skynet provided state-of-the-art telephone and television services in the U.S. for AT&T, as well as video distribution and contribution services for U.S. broadcasters and cable operators using the Comstar and Telstar series of satellites. Orion was formed in 1988 for the purpose of providing international data services. In 1994, Orion launched Orion 1, which provided early trans-Atlantic services between the U.S. and Europe. Orion was the second U.S. licensed “separate system” authorized to compete directly with the intergovernmental organization INTELSAT for certain types of international satellite services.

In 1997, AT&T Skynet was acquired from AT&T by LSC Holdings, became Loral Skynet, and expanded its focus from the U.S. to become a global satellite operator. Orion was acquired by LSC Holdings in 1998 and its operations were integrated with those of Loral Skynet in 1999.
On October 31, 2007, the Public Sector Pension Investment Board, a Canadian Crown corporation (“PSP Investments”), and Loral Space & Communications Inc., a Delaware corporation, acquired 100% of the stock of Telesat Canada from BCE Inc., Canada’s largest communications company. Following that transaction, the Loral Skynet and Telesat Canada businesses and assets were combined.
On November 23, 2020, we announced the Transaction Agreement and Plan of Merger with Telesat, Telesat Partnership, Telesat CanHoldco, Merger Sub, PSP Investments and Red Isle. The Transaction Agreement, which provides that Merger Sub will merge with and into Loral, with Loral surviving the merger as a wholly owned subsidiary of Telesat Partnership. For a further description of the transaction, see “The Transaction” and “The Transaction Agreement”.
Industry Overview and Trends
We compete in the market for the provision of voice, data, video and internet connectivity services worldwide. Services of this type are provided using various technologies, including satellite networks. We provide communications links between fixed points on the earth’s surface, referred to as point-to-point services, and from one point to multiple points, referred to as point-to-multipoint services. Increasingly, we also provide services to mobile platforms, such as ships and airplanes. Over the last several decades, deregulation and privatization have significantly reshaped the satellite sector. In addition, the sector has undergone consolidation, with regional and national operators being acquired by larger companies or seeking to partner with other providers. There have also been many new, smaller entrants, including many governmental operators, launching national or regional satellite programs.
Satellite Systems
A generic satellite system consists of a space segment and an earth segment. The “space segment” is comprised of the satellites and the TT&C systems and facilities used to control and monitor the satellites. The “earth segment” is made up of all of the communication earth stations and other devices that access operational satellites. A satellite has two primary components: the communications payload and the spacecraft bus. In its simplest form, the communications payload consists of the antennas and transponders which receive the signals from earth at one frequency, amplify them, and transmit them back to earth at a different frequency. The spacecraft bus is essentially comprised of all of the non-communications equipment, including the electrical and TT&C subsystems, the propulsion and thermal subsystems and the spacecraft structure itself.
Satellites in GEO circle the earth from orbital locations approximately 22,300 miles (35,700 kilometers) above the equator. The speed at which they orbit the earth corresponds to the speed of the earth’s rotation. As a result, each geosynchronous satellite in essence “blankets” a fixed geographic area with its signals, and an earth station antenna can communicate continuously with a particular satellite if it is pointed to, and has an unobstructed view of, that satellite’s orbital location. An individual satellite can be designed to communicate with major portions of the earth via large, geographically dispersed beams, to focus its coverage more specifically on particular markets or regions through regional or spot beams, or to use a portion of its total capacity for each type of coverage.
The non-geostationary orbit, or NGSO, includes satellites operating in Low Earth Orbit, or LEO, with an altitude typically between 500 and 870 miles (800 to 1400 kilometers) and satellites operating in Medium Earth Orbit, or MEO, that is between the LEO and GEO orbits. Unlike geosynchronous satellites that operate in a fixed orbital location above the equator, LEO and MEO satellites travel around the earth at high velocities requiring antennas on the ground to track their movement. LEO satellite systems have the potential to offer a number of advantages over GEO satellites to meet growing requirements for broadband services, both consumer and commercial, by providing increased data speeds and capacity, global coverage, and latency on par with or, in some circumstances, potentially better than terrestrial services.

Our Competitive Strengths
Telesat continues to be at the forefront of the satellite services industry, leading with outstanding customer service and a culture of engineering excellence and technological innovation. Today, we have a leading GEO business defined by one of the largest and most advanced satellite fleets in the world, occupying attractive orbital locations and offering high performing, mission critical services to hundreds of customers worldwide. The average expected remaining commercial life of our satellite fleet is about 8 years. Additionally, we have a fleet utilization rate of 81%, one of the highest rates in the industry. We are building upon this existing communications platform by developing our Telesat Lightspeed constellation with the aim of creating a transformative and industry-leading fiber-like broadband network from the sky for commercial and government users globally.
The following competitive strengths characterize our business today and provide a strong foundation for Telesat Lightspeed:
Leading Global Satellite Operator with 50+ Years of Heritage and a Blue Chip Customer Base
We are a leading global satellite operator with over 50 years of operating experience. Our state-of-the-art GEO satellite fleet is comprised of 15 satellites and offers global satellite coverage with a concentration over the Americas. Through our deep commitment to customer service and focus on innovation and engineering excellence, we have developed strong and long-standing relationships with a diverse range of high-quality, blue chip customers globally. Our top ten customers have relied on Telesat for an average of 30 years, which we believe is a testament to our outstanding customer service, innovative offerings and deep technical expertise.
Industry-Leading Engineering Expertise Driving Continuous Innovation
We believe we have an unrivalled track-record of innovation, “firsts”, and commercial success in the global satellite industry, guided by one of the most experienced management teams in the industry. Our deep technical expertise and commercial focus has enabled us to pioneer many of the industry’s most groundbreaking innovations, including:
1962	Telstar 1, built by Telesat’s predecessors at AT&T and Bell Laboratories, successfully delivered the first live intercontinental satellite TV transmission between Europe and the United States;
1972	Telesat launched Anik A1, the world’s first commercial domestic communications satellite in geostationary orbit;
1978	Telesat launched the first commercial Ku-band satellite on which was offered the first DTH television service, laying the groundwork for the global DTH industry;
1981	Telesat co-located two satellites in a single orbital slot for the first time, now a widely-used industry practice;
1996	Telesat was the first to provide internet access to Internet Service Providers (“ISPs”) over satellite;
2004	Telesat launched Anik F2, the first satellite to successfully commercialize DTH consumer Ka-band broadband services;
2009	Telesat launched Telstar 11N, the first satellite to provide Ku-band coverage of the Atlantic Ocean from the Arctic Circle to the Equator;
2013	Telesat launched Anik G1, the first commercial satellite with substantial X-band coverage of the Pacific Ocean, including Hawaii, to serve the Canadian and other governments;
2015
Telesat launched Telstar 12 VANTAGE, the first satellite combining high-throughput satellite (“HTS”) spot beams and conventional broad beams, giving customers the ability to maximise throughput, lower cost per bit and meet growing demand for bandwidth intensive applications;

2018	Telesat launched its Phase 1 LEO satellite, the start of Telesat Lightspeed, leveraging Telesat Canada’s innovative, patent-pending design and international priority spectrum rights among commercial Ka-band inclined and polar NGSO systems (including SpaceX, Kuiper and OneWeb), and provided the first high-speed broadband connectivity from LEO; and

2019	Telesat conducted the world’s first 5G backhaul demonstration over LEO satellite in partnership with Vodafone and the University of Surrey.
Telesat’s engineering excellence is also evidenced in part through our industry-leading satellite consulting activities. To date we have provided technical support to the development of more than 100 satellite systems for roughly 30 commercial and government customers worldwide, including expertise in satellite design, construction and launch.
We believe our accumulated experience and expertise in the design, procurement, launch, operation and commercialization of satellites is unparalleled and will continue to drive our innovation into the future.
Portfolio of Strategic and Valuable Orbital Real Estate
Our GEO satellites occupy orbital locations that provide us with an advantageous position in the markets in which we operate due to the scarcity of available satellite spectrum and the strong neighborhoods we have developed at these locations. Access to these orbital locations, coupled with the high capital intensity of the satellite industry, creates barriers to entry in those markets. We are licensed by the Department of Innovation, Science and Economic Development Canada (“ISED”) to occupy a number of key orbital locations that are well-suited to serve the Americas and support our leading position in North America. Internationally, our satellites occupy advantageous orbital locations that enable broad pan-regional service with interconnectivity between regions, promoting both intra- and inter- regional services. We also have rights to additional spectrum, including at certain existing orbital locations.
We have decades of experience in obtaining and maintaining the licenses and approvals required to operate our existing global satellite and ground station network. As such, we are well positioned to obtain the regulatory approvals required to launch and operate Telesat Lightspeed consistent with our commercial and financial objectives. We have secured a license from the Government of Canada to launch and operate a LEO satellite constellation using ~4 GHz of Ka-band spectrum, which has international priority spectrum rights among commercial Ka-band inclined and polar NGSO systems (including SpaceX, Kuiper and OneWeb). Ka-band spectrum is particularly well suited for high performance global broadband networks because it allows wider bandwidth, high data and efficient frequency reuse for user-beam services, as well as the feeder-link beams required to connect the satellites to landing stations. In general, outside the U.S. market, Telesat’s ITU priority requires other LEO systems to ensure that they do not create interference for Telesat Lightspeed. For further detail, see the detailed regulatory analysis in “Business Section — Regulation”. This should allow Telesat Lightspeed to operate as designed, while requiring other systems to take measures, which may adversely impact their operating capabilities, to avoid interfering with Telesat Lightspeed’s operations. As described below, we have also received other licenses and approvals for Telesat Lightspeed and are pursuing a market access plan in priority countries on a global basis.
We also have rights to use C-band spectrum, which is also a critical spectrum band for 5G. This spectrum is currently the subject of regulatory proceedings in the U.S. and Canada, where a portion of this spectrum is being repurposed from satellite use to terrestrial wireless use. In the U.S. proceeding, we have been awarded $344.4 million in accelerated clearing payments if we undertake certain tasks by specified deadlines. We believe that we will meet these deadlines and currently expect to receive payment in late 2021 or early 2022. We may also be eligible to receive funding from Canada that would further strengthen our financial position and enhance our ability to take advantage of strategic opportunities, such as deployment of our Telesat Lightspeed constellation. For further detail, see “Business — Our Growth Strategy”.

Uniquely Positioned to Revolutionize Global Broadband Connectivity with Telesat Lightspeed
We are uniquely positioned to revolutionize the provision of global broadband internet connectivity with Telesat Lightspeed, which we believe will be one of the most advanced constellations of LEO satellites and integrated terrestrial infrastructure ever conceived. Our patent-pending Telesat Lightspeed architecture is designed to offer an unparalleled combination of capacity, speed, security, reach, resiliency and affordability, with low latency that is on par with the most advanced terrestrial networks. We have secured international priority spectrum rights among commercial Ka-band inclined and polar NGSO systems (including SpaceX, Kuiper and OneWeb) and have strong government support, including an anchor contract with the Government of Canada that we believe will result in $1.2 billion of revenue over 10 years. Our strong position with Telesat Lightspeed is underpinned, and made possible, by our decades of deep commercial, technical, operational and regulatory experience and expertise in the global satellite services market, as well as our long-standing customer relationships.
Contracted Revenue Backlog and Disciplined Management Supports Strong Revenue Visibility
Because of the mission-critical nature of our services and long-term contractual agreements, we have highly recurring revenue from our customers, which provides significant revenue visibility. For the last three years we have had, on average, 80% of each year’s total revenue already under contract at the beginning of the year. Our contracted revenue backlog of $2.5 billion for our GEO business as at March 31, 2021 represents a multiple of approximately 3.2 times revenue for the twelve months ended March 31, 2021. 100% of our backlog is non-cancellable or cancellable on economically prohibitive terms, except in the event of a continued period of service interruption. Approximately 48% of our revenue is derived from North American DTH customers who signed long term (~15 years) contracts. Roughly half of our revenue is derived from providing vital connectivity services to companies that we have served for decades, including telecommunication companies, mobile network operators, users in the aeronautical and maritime markets, energy and natural resource companies, and governments. As demand for affordable, secure and reliable broadband connectivity continues to increase, we expect that demand for these services from these and similar customers will continue to grow.
We generate highly attractive operating margins. For the twelve months ended March 31, 2021, we have generated Operating Profit of C$397.6 million and Adjusted EBITDA of C$639.6 million, representing an Operating Profit Margin of 49.6% and an Adjusted EBITDA margin of 79.7%. Our strong historical cash flow conversion (as measured by Adjusted EBITDA minus Capital Expenditures) reflects our disciplined approach to capital investment and fleet expansion, with an emphasis on ensuring high customer utilization of our satellites.
Our Growth Strategy
We plan to grow our business and profitability by supporting our existing customers and services and by developing and deploying Telesat Lightspeed. Telesat Lightspeed is a highly advanced, global, enterprise-grade, integrated satellite and terrestrial network optimized to capture the growing demand for broadband connectivity in certain key market verticals around the world. Core to our growth strategy is leveraging our longstanding customer relationships, our deep technical, operating and regulatory expertise and our culture of outstanding customer service and continuous innovation.
The principal elements of our growth strategy are the following:
Follow a Disciplined GEO Satellite Operating and Expansion Strategy
We will continue to focus on increasing the utilization of our existing GEO satellite capacity, maintaining our operating efficiency and, in a disciplined manner, using our strong cash flows to strengthen our business. We will continue to be disciplined in our satellite replacement and expansion program, seeking to secure high-quality, long-term customers to anchor any new or replacement geostationary satellites in advance of committing to the construction of such satellites. Many of our customer service contracts are multi-year in duration and, in the past, we have successfully contracted all or a significant portion of a satellite’s capacity prior to commencing construction. For example, in 2017, we announced that Bell Canada signed a 15-year contract for substantially all of the HTS spot beam capacity over northern Canada on our new Telstar 19 VANTAGE satellite. The capacity was used to dramatically enhance broadband connectivity for communities in Nunavut, Canada’s northernmost territory.
Capture the Explosive Demand for Global Broadband Connectivity with Telesat Lightspeed
Telesat Lightspeed has been designed to provide fast, affordable, reliable and secure broadband connectivity everywhere on Earth, giving Telesat and our customers a significant competitive advantage in the markets we serve. The network design is optimized to serve users that require fiber-like connectivity beyond the reach of high capacity terrestrial networks. Our advanced constellation design, patent-pending LEO architecture, international priority spectrum rights, among commercial Ka-band inclined and polar NGSO systems (including SpaceX, Kuiper and OneWeb) strong government support and decades of deep commercial, technical, operational and regulatory experience put us in a strong position to capture the growing demand for affordable, high capacity broadband connectivity around the world.
Leverage Our Valuable Spectrum Rights to Support Investment in Our Growth Initiatives
Telesat has an opportunity to leverage its valuable spectrum rights (in particular, rights to C-band spectrum) in order to generate funds that can be used to support investment in strategic growth initiatives. On February 28, 2020, the FCC adopted a final Report and Order on Expanding Flexible use of the 3.7 to 4.2 GHz Band. The Report and Order provided that winners of a spectrum auction have to pay Telesat as much as $344.4 million from the repurposing of C-band spectrum in the U.S. provided that we take the necessary actions to move our services in the continental U.S. out of the 3700 — 4000 MHz spectrum band and into the 4000 — 4200 MHz band on an expedited schedule and take the necessary steps to ensure that our end user antennas will not be subject to terrestrial interference. Telesat believes that it can meet all the requirements to receive the $344.4 million and expects to receive such payments in late 2021 or early 2022.
A similar repurposing of C-band spectrum is currently underway in Canada as well, with the Government of Canada launching a public consultation on repurposing C-band spectrum in August 2020 and on May 21, 2021 releasing its “Decision on the Technical and Policy Framework for the 3650-4200 MHz Band and Changes to the Frequency Allocation of the 3500-3650 MHz Band”. In its decision, ISED largely adopted a proposal it had put forth which will require satellite operators to cease use of 300 MHz of C-band spectrum (3700-4000 MHz), other than in satellite-dependent areas, by March 31, 2025. ISED intends to auction a portion of the spectrum to companies that want to use it to provide terrestrial wireless services, principally 5G, in Canada. In the decision, the Government of Canada rejected a proposal put forward by Telesat whereby Telesat — the sole satellite operator licensed to use C-band in Canada —  would accelerate, and be fully responsible for, the clearing of a portion of the C-band spectrum for 5G. Under our proposal, Telesat would be permitted to auction a portion of that spectrum to Canadian wireless operators for 5G services, using the auction proceeds to help fund the construction of Telesat Lightspeed and to transition the services now using the spectrum to Telesat Lightspeed and other facilities. In rejecting Telesat’s proposal, the Government of Canada stated “Although ISED is not adopting Telesat’s specific proposal, this should not be read as a lack of support for Canadian LEO solutions. The Government of Canada is in discussion with Telesat about further support for its LEO project”.

Opportunistically Engage in M&A Activity to Enhance our Competitive Position and Shareholder Value
The satellite industry has, historically, undergone periods of consolidation, both horizontal and vertical. Recently, two large satellite operators have each acquired a large service provider. A number of satellite operators have also publicly discussed the benefit of, and potential for, consolidation among satellite operators. Thus, there may be another period of horizontal, as well as continued vertical, consolidation in our sector. In addition, at this time, the industry is dynamic with some new non-traditional players entering the market. We will be alert to, and will evaluate, merger and acquisition opportunities in a thoughtful and disciplined manner as they arise with the aim of enhancing our competitive position and shareholder value.
Our GEO Business and Our LEO Opportunity
Below, we describe in detail our existing GEO business and the exciting opportunity presented by our Telesat Lightspeed network.
Background and Overview of Our GEO Business
Satellite operators compete with terrestrial network operators (e.g., cable, DSL, fiber optic, cellular/wireless and microwave transmission) in the market for video, data and voice communication services. We believe that satellite services have several advantages over these competing communication platforms, including the following:
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Satellites are a relatively cost-effective and efficient means to deliver a signal (e.g., TV, radio) to hundreds of millions of locations in a large geographic area;

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The capacity to provide extensive coverage over a large geographic region allowing for the addition of sites at a lower marginal cost. Unlike cable and fiber lines, satellites can readily provide broadcast and communication services over large areas and to remote locations where the population density may not be high enough to warrant the expense of building a terrestrial-based communications network;

•
The ability to deploy communications quickly in locations where little or no infrastructure is available, for example in the case of natural disaster response; and

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The capability to bypass shared and congested terrestrial links, further enhancing network performance and security.

Traditionally, satellite communications services have principally been delivered by GEO satellites, such as those in our fleet, which circle the earth from orbital locations approximately 22,300 miles (35,700 kilometers) above the equator. Each GEO satellite in essence “blankets” a fixed geographic area with its signals and can communicate continuously with an earth station antenna if it is pointed to, and has an unobstructed view of, that satellite’s orbital location. An individual satellite can be designed to cover large geographic areas, to focus its coverage more specifically on particular markets or regions, or to use a portion of its total capacity for each type of coverage.
This contrasts with NGSO satellites, which include LEO satellites with an altitude typically between 300 and 870 miles (500 to 1,400 kilometers) and satellites operating in Medium Earth Orbit (“MEO”) that stand between the LEO and GEO orbits. Unlike GEO satellites that operate in a fixed orbital location above the equator, LEO and MEO satellites continuously travel around the Earth at high velocities and, depending on their orbits, may cover higher latitude parts of the Earth that GEO satellites may not be able to reach.
Overview of Our GEO Satellite Business
Our GEO satellite fleet is comprised of 15 satellites and offers global coverage with a concentration over the Americas. We have a leading position in the North American satellite video distribution market. Our GEO satellite fleet and ground infrastructure provide a platform supporting (i) strong video distribution and DTH neighborhoods in North America with blue chip customers and significant contracted backlog, and (ii) connectivity satellite services for customers around the world for backhaul, corporate networks, maritime and aero services, and video distribution and contribution.

We offer our suite of GEO satellite services to more than 400 customers worldwide, which include some of the world’s leading DTH service providers, ISPs, network service integrators, telecommunications carriers, corporations and government agencies. We have established long-term, collaborative relationships with our customers and have developed a reputation for innovation, reliability, and outstanding customer service.
In addition, the orbital locations occupied by our GEO satellites provide us with an advantageous position in the markets in which we operate due to the scarcity of available satellite spectrum and the strong neighborhoods we have developed at these locations. As such, we believe our global satellite fleet, access to desirable orbital locations and spectrum rights and strong relationships with our customers position us to maintain our industry leading position as a provider of GEO satellite services, generate significant and predictable cash flows, and capitalize on the growth drivers in the satellite industry and the markets we serve.
Our GEO Services
We earn the majority of our revenues by providing satellite-based services to customers who use these services for their own communications requirements or to provide video and data service solutions to customers further down the distribution chain. We also earn revenue by providing ground-based transmit and receive services, selling equipment, installing, managing and maintaining satellite networks and providing consulting services in the field of satellite communications.
We currently derive revenues from the following services:
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Broadcast:   Our broadcast services business provided approximately 50.9% of our revenues for the twelve months ended March 31, 2021. Our broadcast customers include North American DTH providers Bell TV, Shaw Direct, DISH Network, and leading telecommunications and media firms such as Bell Media and NBC Universal. These services include:

◦
DTH:   The two major DTH service providers in Canada (Bell TV and Shaw Direct which have approximately 1.6 million subscribers according to public filings) exclusively use Telesat satellites as a distribution platform for satellite-delivered television programming, audio and information channels directly to their customers’ homes. In addition, two of our satellites are used by DISH Network, which has about 8.8 million subscribers according to public filings, for DTH services in the U.S.

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Video distribution and contribution:   Broadcasters, cable networks and DTH service providers use our satellites for the full-time transmission of television programming, distributing content around the globe. Additionally, we provide certain broadcasters and DTH service providers bundled, value-added services that include satellite capacity, digital encoding of video channels, authorization services and uplinking and downlinking services to and from our satellites and earth station facilities.

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Occasional use services:   Occasional use services consist of satellite transmission services for the timely broadcast of video news, sports and other live event coverage on a short-term basis, enabling broadcasters to conduct on-the-scene transmissions using small, portable antennas.

•
Enterprise:    Our enterprise services provided approximately 46.9% of our revenues for the twelve months ended March 31, 2021. Our enterprise customers include Bell Canada, BT, Cable & Wireless Communications, Claro S.A., Embratel, Global Eagle, Gogo, Hughes Network Systems, iForte, Leidos Innovations, Marlink, Northwestel, NSSL Global, OmniAccess, Orange, Panasonic, Speedcast, SSI Micro, Suncor Energy, Telefonica, Telenor, Telespazio, Viasat and Xplornet. These services include:

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Telecommunication carrier and integrator services:   We provide satellite capacity and end-to-end services for data and voice transmission to telecommunications carriers and integrators located throughout the world. These services include space segment services and terrestrial facilities for enterprise connectivity, internet backhaul, cellular backhaul and services such as rural telephony to telecommunications carriers and network services integrators around the world.

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Maritime and aeronautical services:   We provide satellite capacity to customers serving the maritime and aeronautical markets, bringing broadband communications services to commercial airplanes and vessels.

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Government services:   We provide services to the U.S. government, including through government service integrators, and we are a significant provider of satellite services to the Canadian government.

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Direct-to-consumer broadband services:   We provide satellite capacity to Xplornet in Canada, to Viasat in the U.S., and to HNS in South America, who each, in turn, use it to provide two-way broadband internet services directly to consumers.

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Retail services:   We operate satellite and hybrid satellite/terrestrial networks that support retail activities in Canada¸ including point-of-sale and other applications. These services include installation and maintenance of the end user terminal as well as the provision of satellite capacity and other network elements.

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Resource services:   We provide communications services to geographically diverse locations, both on and off shore, for the oil and gas and mining industries.

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Satellite operator services:   We provide satellite services to other satellite operators when they do not have adequate capacity to meet their customers’ needs. We also, on occasion, will relocate one of our end of life satellites to the orbital location of another satellite operator on a short-term basis so that they can preserve their spectrum rights at that location.

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Consulting and other:   Our consulting and other category provided approximately 2.2% of our revenues for the twelve months ended March 31, 2021. With more than 50 years of engineering and technical experience, we are a leading consultant in establishing, operating and upgrading satellite systems worldwide, having provided services to businesses and governments in more than 40 countries. Our consulting customers have included Airbus, Brit Insurance, Lockheed Martin, MDA Geospatial Services, Mitsubishi Electric, The Defense Advanced Research Projects Agency (DARPA), Telkom Indonesia, Viasat, as well as many regional satellite operators around the world. Our consulting operations allow us to realize operating efficiencies by leveraging the same employees and facilities used to support our own satellite communication business.

The combination of our North American broadcast, enterprise and government services businesses, and our international business offers diversity in terms of both the customers, end markets and regions served as well as the services provided. For the twelve months ended March 31, 2021, we derived revenues, based on the billing address of the customer, in the following geographic regions:
Geographical Breakdown of Revenues
Region	Revenues for twelve months ended March 31, 2021 (C$ millions)
North America	$659.7
Latin America and Caribbean	$61.3
Europe, Middle East and Africa	$41.6
Asia and Australia	$39.7
Our Infrastructure
In-Orbit Satellite Fleet
Our state-of-the art GEO satellite fleet is comprised of 15 satellites offering global coverage with a concentration over the Americas. We also have one LEO satellite, LEO 1, in polar orbit. We are currently evaluating mission extension services that have the potential to prolong the orbital maneuver lives of certain of our satellites.

Owned in-orbit satellites as of March 31, 2021
	Orbital Location Regions Covered	Launch Date	Manufacturer’s End-of-Service Life	End-of- Orbital Maneuver Life(1)	Model
Anik F1	107.3° WL South America	Nov 2000	2016	2022(2)(3)	BSS702 (Boeing)
Anik F1R	107.3° WL North America	Sep 2005	2020	2022(8)	E3000 (EADS Astrium)
Anik F2	111.1° WL Canada, Continental United States	Jul 2004	2019	2026	BSS702 (Boeing)
Anik F3	118.7° WL Canada, Continental United States	Apr 2007	2022	2026	E3000 (EADS Astrium)
Anik G1	107.3° WL Canada South America	Apr 2013	2028	2039	SS/L 1300
Nimiq 1(7)	Not Applicable(4)	May 1999	2011	2021(2)	A2100 AX (Lockheed Martin)
Nimiq 2(7)	91.1 WL North America(9)	Dec 2002	2015	2024(2)	A2100 AX (Lockheed Martin)
Nimiq 4	82° WL Canada	Sep 2008	2023	2027	E3000 (EADS Astrium)
Nimiq 5	72.7° WL Canada, Continental United States	Sep 2009	2024	2036	SS/L 1300
Nimiq 6	91.1° WL Canada	May 2012	2027	2046	SS/L 1300
Telstar 11N	37.55° WL North and Central America, Europe, Africa and the maritime Atlantic Ocean region	Feb 2009	2024	2026	SS/L 1300
Telstar 12 VANTAGE	15° WL Eastern United States, SE Canada, Europe, Russia, Middle East, South Africa, portions of South and Central America	Nov 2015	2030	2032	E3000 (Airbus)
Telstar 14R/Estrela do Sul 2	63° WL Brazil and portions of Latin America, North America, Atlantic Ocean	May 2011	2026	2025	SS/L 1300
Telstar 18 VANTAGE(4)	138° EL India, South East Asia, Indonesia/Malaysia, China,	Sep 2018	2033	2040	SS/L 1300

	Orbital Location Regions Covered	Launch Date	Manufacturer’s End-of-Service Life	End-of- Orbital Maneuver Life(1)	Model
	Australia/New Zealand, North Pacific and Hawaii
Telstar 19 VANTAGE	63° WL Brazil and portions of Latin America, North America, Atlantic Ocean, Caribbean	Jul 2018	2033	2037	SS/L 1300
LEO 1	NGSO polar	Jan 2018	2021	N/A(6)	SSTL

(1)
Our current estimate of when each satellite will be decommissioned, taking account of anomalies and malfunctions the satellites have experienced to date and other factors such as remaining fuel levels, consumption rates and other available engineering data. These estimates are subject to change and it is possible that the actual orbital maneuver life of any of these satellites will be different than we currently anticipate. Further, it is anticipated that the payload capacity of each satellite may be reduced prior to the estimated end of orbital maneuver life.

(2)
End of Orbital Maneuver life for these satellites has been extended through inclined orbit operations which reduces fuel consumption through the elimination of north-south station-keeping.

(3)
Subsequent to December 31, 2020, we moved Anik F1 to the 109.2° WL orbital location, where it commenced inclined operations.

(4)
Nimiq 1 is currently located in a non-Telesat orbital slot.

(5)
Telesat International Limited (“TIL”), a subsidiary of Telesat Canada, and APT have entered into agreements relating to the Telstar 18 VANTAGE satellite, which are accounted for as a joint operation, whereby TIL’s interest is 42.5%.

(6)
LEO 1 has sufficient fuel to support collision avoidance maneuvers for several years and subsequent deorbit. End of life will be determined based on ongoing assessment of spacecraft health.

(7)
Our Nimiq 1 and Nimiq 2 satellites are primarily used to provide short-term services to other operators who use the satellites at their designated orbital locations to preserve their spectrum rights.

(8)
The End of Orbital Maneuver life for Anik F1R is planned to be extended through inclined orbit operations.

(9)
Subsequent to December 31, 2020, we moved Nimiq 2 to a non-Telesat orbital slot.

Rights to Other Satellites
In addition, we have rights to satellite capacity on other satellites, including the entire Ka-band Canadian payload, consisting of nine user beams, on ViaSat-1.
Satellite Control Center and Earth Station Facilities
Our primary Satellite Control Center (“SCC”) is located at our headquarters in Ottawa, Ontario. The SCC is the hub for our satellite-related activities. The facility is staffed 24 hours per day and currently operates 14 Telesat owned satellites: Anik F1, Anik F1R, Anik F2, Anik F3, Anik G1, Nimiq 1, Nimiq 2, Nimiq 4, Nimiq 5, Nimiq 6, Telstar 11N, Telstar 12 VANTAGE, Telstar 18 VANTAGE and LEO 1. We also operate numerous other satellites for third parties from our SCC in Ottawa. We operate our Telstar 14R/Estrela do Sul 2 satellite and our Telstar 19 VANTAGE satellite from our SCC in Rio de Janeiro, Brazil. Our headquarters is located at 160 Elgin Street, Ottawa where we lease approximately 75,900 rentable square feet. The lease expires on July 31, 2029 and we have two options to extend for an additional five years each.
The Allan Park earth station, located northwest of Toronto, Ontario on approximately 65 acres of owned land, houses a customer support center and a technical control center. This facility is the single point of contact for our customers internationally and is also the main earth station complex providing Telemetry, Tracking and Control services for the satellites that we operate. The Allan Park earth station also houses our back-up satellite control center for the Nimiq and Anik satellites. The back-up satellite control center for the Telstar satellites is located at the Mount Jackson earth station. We have the functional ability to restore satellite control services via the Allan Park and Mount Jackson back-up control centers if our primary SCCs became disabled.
In addition to the Ottawa headquarters and the Allan Park earth station, we operate a number of other earth stations, including the following:
Overview of Telesat Earth Stations (Other than the SCC and Allan Park)
Earth stations	Owned or leased property
Vancouver, British Columbia, Canada	Owned (scheduled to be closed in first half of 2021)
Victoria, British Columbia, Canada	Leased
Calgary, Alberta, Canada	Owned
Hague, Saskatchewan, Canada	Leased
Winnipeg, Manitoba, Canada	Owned
Montreal, Quebec, Canada	Owned
Toronto, Ontario, Canada	Leased (scheduled to be closed in first half of 2021)
Mount Jackson, Virginia, U.S.	Owned
Middleton, Virginia, U.S.	Leased
Belo Horizonte, Brazil	Owned
Iqaluit, Nunavut, Canada	Leased
Fort McMurray, Alberta, Canada	Leased
Saskatoon, Saskatchewan, Canada	Leased
St. John’s, Newfoundland, Canada	Leased
Kapolei, Hawaii, U.S.	Third party site
Aflenz, Austria	Third party site
Perth, Australia	Third party site
Jakarta, Indonesia	Third party site
In addition to these facilities, we lease facilities for administrative and sales offices in various locations throughout Canada and the U.S. as well as in Brazil, England and Singapore.
GEO Business Model
The majority of our revenue comes from service agreements. These cover the provision of satellite capacity, ground services and/or end-to-end managed services. In our service agreements, a customer commits to purchase a specific type of capacity or service. Typically, our service agreements are for at least one year and are non-cancellable, except in the event of a continued period of service interruption.
Our sales efforts are organized by region. We sell our services worldwide primarily through a direct sales force located at our headquarters in Ottawa and at our regional offices, including our offices in London, Singapore, Rio de Janeiro, Washington D.C. and Toronto.
Background and Overview of Telesat Lightspeed
A key growth opportunity is the continued development and deployment of Telesat Lightspeed. We believe that Telesat Lightspeed has the potential to revolutionize global broadband internet connectivity and allow Telesat to rapidly and profitably grow its business. For this reason, we have invested significant time and resources to develop this innovative constellation of LEO satellites, which we believe will be among the most capable and technologically advanced satellite-based enterprise grade network in the world. The growth of Telesat Lightspeed revenues is expected to be driven by the compelling value proposition, as well as our deep familiarity with our customers, their markets, use cases and needs.
Overview of The Market Opportunity: Growing Demand for High-Capacity, Fiber-like Broadband Connectivity Everywhere
Global broadband demand is increasing exponentially as the world is becoming increasingly digital. Applications and programs that are critical to individuals, businesses and governments are built to run on the fast, low latency terrestrial networks that serve the majority of users in developed economies. Forecasted growth rates in IP-traffic are expected to be greater than 20% annually in every region of the world, with the Middle East and Africa growing at over 40% for the period between 2017 and 2023.7
However, there is a major gap in access to global broadband connectivity, with more than four billion people who live outside of urban areas either poorly connected or not connected at all. These unserved and underserved areas include over one million mobile sites (where legacy 2G/3G equipment is installed, but cannot provide broadband data without affordable high capacity backhaul), one million schools and hospitals, 400,000 ships at sea and four billion aviation passengers each year.
Traditional Terrestrial and Satellite Solutions Cannot Meet This Growing Demand, but LEO Satellites Can
Expanding the availability of the digital world to unserved and underserved areas requires bringing to these areas the same type of broadband, fiber-quality connectivity that is available in well-connected areas. It is, however, either prohibitively expensive to install fiber in these areas or simply physically impossible (e.g., to planes and ships).
The only options today for these markets are traditional GEO and MEO satellites. While these satellites can provide coverage in most areas, because of the vast distances between the Earth’s surface and the orbital positions above the Earth occupied by GEO and MEO satellites, the user experience suffers due to high latency (the round-trip time delay between the data source and the data destination), which is prohibitive for certain consumer and enterprise broadband applications:
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Consumer applications:   Content-heavy webpages and applications cannot load quickly, large documents cannot be uploaded and downloaded efficiently, encrypted applications such as Virtual Private Networks (remote work access tools) and encrypted websites can experience significant lags or fail altogether.

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Enterprise applications and real-time communications and controls:   Highly latency-sensitive enterprise applications cannot operate on systems that have a meaningful delay in sending and receiving a signal. Advanced mobile networks, like 5G, cannot operate as intended over high latency backhaul.

7
Cisco Visual Networking Index.

LEO satellites are 35 times closer to the Earth than GEO satellites and 8 times closer than MEO satellites, thereby solving latency issues that exist with GEO and MEO satellites. In addition to offering low latency, however, any potential LEO solution must also be significantly flexible and technologically advanced to dynamically deliver high capacity connectivity where users require it and minimize the amount of capacity that is idled because it cannot effectively be put to use in the network at any given time. A next-generation satellite broadband network must meet other market requirements for commercial broadband services:
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High capacity:   Capable of coping with high demand and network congestion. Since demand for connectivity tends to be concentrated, LEO networks must be able to dynamically concentrate very high amounts of capacity to high demand areas such as airports and seaports.

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Global coverage:   Provide services everywhere, including to high latitude areas like the poles (a critical feature for large airlines, global shipping fleets and governments) as well as non-urban areas.

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Simple to use:   Plug and play with existing infrastructure by having simple, standards-based interfaces to the terrestrial network and the Internet.

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Resilient:   Mission-critical level of reliability of service. Online activities are now critical for the well-being of individuals, businesses and government users, increasing the emphasis on the reliability and resiliency of the communications network supporting them. A LEO satellite network is a distributed, multi-node network, making it more resilient to service outages.

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Affordable:   Global broadband services provided over a LEO satellite network must be affordable, transforming the economics of the existing marketplace and expanding the addressable market.

As discussed further below, Telesat Lightspeed has been specifically designed and optimized to meet these requirements.
The Market Opportunity for Telesat Lightspeed in Key Vertical Markets
We estimate that the TAM for our GEO business will reach approximately $18 billion by 2023.
Telesat Lightspeed will significantly increase our TAM, up to an estimated total of approximately $365 billion in 2023, which we project will nearly double in light of the demand drivers that exist today (e.g., 4G/LTE backhaul in terrestrial vertical or passenger connectivity in aviation vertical), and could potentially triple by 2030s with evolving, more nascent applications with high bandwidth potential (e.g., 5G, the IoT, backhaul in terrestrial, and operational data transport in aviation).
Telesat Lightspeed has been specifically optimized to serve vertical markets that require fiber-like connectivity beyond the reach of terrestrial networks. Our target markets span four verticals: (i) terrestrial, (ii) aviation, (iii) maritime and (iv) government. These target markets require all of the features of Telesat Lightspeed, but each also have their own unique requirements, making certain features of Telesat Lightspeed particularly compelling to each of them.
Terrestrial
We estimate that the terrestrial market opportunity that can be addressed by LEO will be approximately $350 billion in 2023 and will grow at 9% annually until 2025 to reach approximately $420 billion. Of the $350 billion, we estimate that about $200 billion is the direct-to-consumer market opportunity and about $150 billion is the enterprise market opportunity. Enterprise applications include fixed wireless and mobile backhaul, remote enterprise, and health and education. Telesat will initially focus on addressing the enterprise market.
This market is underpinned by the approximately four billion people who are digitally underserved or unconnected. Key demand areas are backhaul from mobile wireless sites, fixed wireless backhaul for remote communities, remote enterprise and emergency services, and broadband for institutions (schools, hospitals, etc.). In many of these areas, there is simply no economical fixed or terrestrial wireless (e.g., microwave) backhaul solution for delivery of high-speed broadband connectivity. There also tends to be no quality access in remote areas for enterprise cloud applications, meaning that schools, hospitals and other public institutions in those areas are unable to take advantage of broadband applications and cloud-based services.

Telesat Lightspeed is designed to provide an optimal, low-cost solution that can become the primary connectivity solution in remote areas and a secondary connectivity solution in urban areas. The Telesat Lightspeed “plug & play” versatility is expected to seamlessly integrate with terrestrial networks, vastly simplifying operations as compared to traditional satellite networks. The low latency of our network will enable customers to seamlessly transport encrypted traffic between terrestrial and satellite networks, something that is not possible with traditional GEO satellite networks. The network is also expected to provide high throughput for large trunking links in Northern Canada and for island nations.
Importantly, given our strong reputation and existing customer relationships providing backhaul solutions for telecommunications companies and Mobile Network Operators (“MNOs”) in underserved or unconnected areas, as well as the high growth potential of this market, we are not focused on direct-to-consumer services at this time. It is possible, however, that evolution in antenna technology and other market developments may cause Telesat to offer direct-to-consumer services in the future. Satellites allow telecom operators to expand the reach of their fixed and mobile networks to locations not served, or underserved, by terrestrial networks by connecting these off-network locations to their main networks. Growing demand for fixed and mobile data, accelerated by the global rollout of 5G services and the universal service coverage requirements of many MNO licenses, is anticipated to drive growth for satellite backhaul services.
Other demand drivers in the terrestrial market include:
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Corporate networks:   As economic growth accelerates in parts of the world with poor terrestrial infrastructure, corporate enterprises expanding their activities in these regions will drive demand for increased satellite capacity.

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Government-sponsored universal connectivity programs:   Universal connectivity projects (government supported initiatives to bring broadband services to rural and remote communities and those with limited terrestrial infrastructure) are growing in both developed and developing nations. Governments are increasingly focused not just on basic connectivity but on enabling high quality connectivity to rural areas, similar to that in urban areas. For example, the Canadian Government’s universal broadband program envisions connecting every Canadian household to a 50x10 Mbps service, far superior to that available today.

Additional government programs supporting better connectivity to businesses and institutions in remote areas (e.g., agriculture, schools, and hospitals) are also on the rise. Telesat may provide backhaul services to funding recipients of programs such as the following:
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The U.S. has created a $20 billion universal broadband program, the Rural Digital Opportunity Fund (“RDoF”), to subsidize service providers to connect underserved areas. The RDoF program incentivizes low latency (sub-100 milliseconds) services that are not deliverable by traditional GEO satellites, but are deliverable by LEO satellites. Further, the U.S. has created a “5G Fund for Rural America” of $9 billion to bring 5G mobile broadband service to rural areas that would be unlikely to otherwise see deployment of 5G broadband service.

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Broadband Europe promotes the European Commission’s vision and policy actions to turn Europe into a Gigabit Society by 2025, backed by various initiatives amounting to nearly €15 billion in spending support.

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As universal broadband connectivity has become a key public policy objective in many countries around the world, there are similar universal broadband support initiatives in these countries, including India, Brazil, Australia, Nigeria and Indonesia.

Telesat Lightspeed, which is expected to provide affordable, fiber-like connectivity and backhaul to remote areas, stands to benefit from the expansion of networks and growing demand for high-speed, low latency connectivity resulting from such government-funded digital inclusion programs.
Aviation
The aviation market opportunity addressable by LEO will be approximately $2.6 billion in 2023 and is forecast to grow at 7% annually through 2025 to reach approximately $3 billion, according to NSR. The market opportunity includes delivering connectivity services to commercial aircraft and business jets. Airlines are looking to provide value added and differentiated services to customers, such as free in-flight Wi-Fi and on-demand video streaming. For example, in 2019, Delta CEO Ed Bastian established a goal of free Wi-Fi for 100% of passengers within one to two years at speeds as fast as terrestrial network standards.
However, there are currently no high-quality, low-cost, “gate-to-gate” in-flight connectivity (“IFC”) solutions in the marketplace. IFC service providers are facing network capacity constraints in the U.S., especially around demand hotspots such as large airports, and will not have the necessary capacity to support the likely surge in demand should airlines start adopting free in-flight Wi-Fi.
As broadband connectivity has become increasingly important to businesses and individuals, the need to stay connected has spread to locations that cannot readily access terrestrial networks. In aeronautical markets, satellite broadband for passenger and crew communications has become a significant driver of demand and a competitive differentiator as airlines and business jet operators around the world compete for passengers and staff. In addition, aircraft manufacturers and key parts suppliers (e.g., aircraft engine manufacturers) seek improved broadband connectivity to better monitor aircraft health and weather and to optimize operations. For example, better and real-time data from the aircraft to the ground will help optimize flight paths and improve maintenance planning, all leading to lower operating cost for the airlines.
The flexible architecture of Telesat Lightspeed is designed to deliver high throughput services to high demand air traffic corridors at speeds and costs that will allow airlines to unlock the benefits of IFC. We plan to offer full global coverage with the flexibility for the airlines and their IFC service providers to dynamically allocate capacity to any plane globally, allowing them to efficiently manage their capacity pools. Telesat Lightspeed is planned as a fully integrated satellite and ground segment network, relieving IFC service providers of the burden and cost of managing their own global hub infrastructure.
Though COVID-19 has adversely impacted the aviation sector, aero traffic is expected to return to pre-pandemic levels on a time horizon that coincides with the launch of Telesat Lightspeed.
Maritime
The maritime market opportunity that can be addressed by LEO is expected to be approximately $5 billion in 2023 and grow at 10% annually through 2025 to reach about $6 billion, according to NSR. This market includes connectivity to merchant vessels, oil & gas sites, yachts and cruise ships.
Currently, GEO satellite operators provide maritime connectivity networks, but these systems suffer from low capacity, high latency and high cost and fail to deliver the connectivity experience desired by passengers and crew members at sea. Large cruise lines compete with terrestrial holiday options and greatly benefit from the ability to deliver an at-home-type connectivity experience to customers at sea. We believe Telesat Lightspeed will be uniquely positioned to deliver high throughput and low latency to large cruise ships anywhere in the world, ensuring a compelling connectivity experience.
Similarly, yacht owners want to enjoy the same high-quality broadband experience that they have in their homes and offices. For the merchant shipping lines and large oil & gas offshore platform operators, quality and fully global connectivity are a key “ask” of the crew and influences the ability to attract and retain employees. Real-time ship-to-shore connectivity also enables important operational efficiencies (e.g., optimal sea routes reduce vessel fuel costs).
Similar to aviation services, the flexible architecture of Telesat Lightspeed is designed to deliver high throughput services to high demand ports and full global coverage with the flexibility to allocate capacity to any maritime vessel globally, meaning that commercial and passenger fleets alike can ensure consistent fiber-like connectivity throughout the duration of their journeys.
In the maritime segment, COVID-19 has primarily impacted demand for cruises. However, we expect demand for cruises to return to pre-pandemic levels on a time horizon that coincides with the launch of Telesat Lightspeed.
Another growth driver for satellite services is expected to come from increased demand in the resource sector, largely driven by oil and gas exploration, the level of which has been driven principally by global economic growth. A number of energy projects have been scaled back or put on hold due to recent sectoral headwinds, but to the extent that levels of exploration and extraction recover, we expect it will drive demand for our satellite services. In addition, the current and increasing focus on safety concerns in the resource sector is leading to the implementation of diverse, redundant communications for monitoring and control of resource infrastructure (e.g., automated rigs and pipelines), including video, which may drive demand for low latency satellite services.
Government
We estimate the government market opportunity addressable by Telesat Lightspeed will be approximately $600 million in 2023 and will grow at 55% annually until 2025 to reach approximately $1.5 billion. Telesat will focus on the government demand addressed by commercial satellite operators. Key applications initially include connectivity to government aircrafts, naval vessels and remote sites.
The U.S. government is the single largest user of commercial satellite communications and most of this use relates to the DoD operations. Global defense spending has been growing for six consecutive years and analysts report that 2019 saw the highest spending levels in the last 50 years. This is expected to drive increased global requirements for commercial satellite communications from the defense segment. Commercial satellites support secure communications, surveillance, reconnaissance, mobile communications, including support for unmanned aerial vehicles, logistics, troop welfare and a host of other services.
Government space architectures are expected in the future to move to multi-orbit “proliferated” constellations, particularly those based in LEO. As more nations demonstrate anti-satellite systems and communications jamming capability, governments are expected to seek LEO constellations made up of hundreds of advanced, interconnected satellites in an inherently more distributed, resilient network than a network comprised of a handful of high-value GEO satellites. LEO constellations also offer real-time low latency connectivity, and global coverage (including the poles). Global low latency communications are a key goal for the unmanned, remotely controlled, sensor platforms, which are vital to government environmental observation, meteorology, and defense. The DoD has made the development of multi-orbit, “hybrid” commercial/government constellations a priority for the new U.S. Space Force. Various DoD agencies have multi-million dollar LEO networks programs, involving commercial industry, underway, including: DARPA, the Space Development Agency, the Air Force Research Lab and the U.S. Space & Missile Systems Center. Telesat has direct or indirect LEO development contracts with each of these entities.
Another application in the government vertical market is for “space relay” services. Simply described, government-owned spacecraft are expected to be able to transmit data they collect directly to Telesat Lightspeed satellites in space through compatible optical inter-satellite links, using Telesat Lightspeed as a communications relay network to route such data quickly and securely anywhere on Earth. We anticipate that the U.S. and other governments may launch their own satellites that interface with the Telesat Lightspeed network in that manner. Such a “space relay” service will simplify the design and lower the cost of government spacecraft and enable a more rapid technology refresh cycle than is currently the case, a capability that will be particularly attractive for national security applications in a rapidly changing world with budgetary constraints.
Additional Drivers of Demand Across Verticals and Markets for LEO Services
In addition to the factors driving the projected TAM growth in the key verticals described above, we believe the following foreseeable trends can be expected to drive satellite services growth in the coming decade:
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Internet of Things:   A vast number of physical objects (e.g., factories, appliances, machinery, electric grids and other infrastructure) now have the capability to monitor their environment, report status, receive instructions, and take action based on information they receive. This is all part of the Internet of Things, or IoT, that already comprises billions of devices in use worldwide and which is forecasted to grow at an approximately 20% average yearly rate until 2025. Reliable communications are essential for IoT to work and, while most IoT connections will likely be by terrestrial wireless, the growth in the number of connected devices is expected to drive increased demand for satellite services.

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Emerging industries:   As developments in technologies like artificial intelligence and automated services progress, future applications such as autonomous driving and the connected car will require more than one communication link to ensure fully redundant connectivity at all times. Telesat Lightspeed is designed to support these developing technologies in an economically feasible manner as they evolve and come to increasingly rely on secure, reliable, low latency communications networks.
Overview of Telesat Lightspeed
We have been developing Telesat Lightspeed with industry-leading partners for over five years in order to optimize and de-risk its performance. As discussed in greater detail below, Telesat Lightspeed has been optimized to serve the fast-growing broadband connectivity requirements of fixed and mobile network operators, aeronautical and maritime users, enterprise customers and governments. We expect to begin launching the first Telesat Lightspeed satellites in approximately two years’ time, with customer beta testing beginning shortly thereafter and commercial services commencing in the second half of 2023.
Telesat Lightspeed is expected to consist of 298 state-of-the-art interconnected LEO satellites coupled with a sophisticated and integrated terrestrial infrastructure to create a fiber-like broadband network from the sky for commercial and government users worldwide. Our fleet is expected to be composed of 78 polar-orbit satellites and 220 inclined-orbit satellites, providing full global coverage but concentrating capacity over geographic regions of highest demand. Additional satellites and ground facilities can be added to the network to meet increased user demand as and when required.
In January 2018, our first LEO satellite was successfully launched into orbit. This Phase 1 LEO satellite has demonstrated certain key features of the Telesat Lightspeed system design, specifically the capability of the satellite and customer terminals to deliver a low latency broadband experience. We also installed ground infrastructure at our teleport in Allan Park in Canada to support testing with a variety of existing and prospective customers and potential suppliers of the Telesat Lightspeed system hardware who have been participating in trials since the second half of 2018. We have received positive feedback from customers.
On February 9, 2021, Telesat announced entering into an agreement with Thales Alenia Space (“TAS”) to be the prime manufacturer of the Telesat Lightspeed constellation and that TAS and its affiliate Telespazio have made a Lightspeed capacity commitment in connection with the agreement. Under the terms of the agreement, the parties provided for continued advancement of the program while Telesat progresses the financing for the project. The execution of the definitive manufacturing agreement, the commencement of full construction activities and the final constellation deployment schedule are subject to, and conditional upon, the progress of the financing for the program.
On February 18, 2021, Telesat announced that it selected MDA to manufacture the phased array antennas to be incorporated into the Lightspeed satellites. Under the terms of the agreement Telesat executed with MDA, the parties provided for continued advancement of the program while Telesat progresses the financing for the project.
On February 18, 2021, Telesat also announced that entering into a Memorandum of Understanding (“MOU”) with the Government of Québec for an investment of $400 million into Telesat Lightspeed. Under the terms of the MOU, the investment by the Government of Québec will consist of $200 million in preferred equity as well as a $200 million loan. It is expected that a final agreement will be completed in the coming months. The Government of Québec’s $400 million investment is subject to a number of conditions, including financing and the entering into of a further, definitive agreement.
We continue to take a number of steps to continue to progress the Telesat Lightspeed business plan, including putting in place arrangements with launch providers, ground systems operators, and antenna manufacturers (to advance the development of economical and high efficiency antenna systems).
We currently estimate that the Telesat Lightspeed program will require a capital investment of approximately $5 billion for satellites, launch vehicles, insurance, and related ground systems. We anticipate diverse sources of financing, including (subject to compliance with our borrowing covenants) our current cash-on-hand, expected cash flows of our GEO business, proceeds we expect to receive from the repurposing of C-band spectrum, potential future equity issuance, and future borrowings, including from export credit agencies.

There are numerous risks and uncertainties associated with our planned Lightspeed constellation. See “Risk Factors — Risks relating to Telesat’s Lightspeed Constellation”.
Telesat Lightspeed Infrastructure
Our current timeline contemplates commercial service to high latitudes commencing in the second half of 2023 and full global service commencing in the second half of 2024.
Satellites
Telesat Lightspeed was designed to optimally serve the key market verticals on which we are focused. It will allow Telesat to provide highly compelling and cost-effective broadband services that will allow Telesat customers, serving both traditional and new satellite markets, to improve their competitiveness and expand their businesses. Key design features of Telesat Lightspeed include:
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Hybrid orbits:   Telesat satellites fly in an innovative combination of polar and inclined orbits, another ‘industry-first’ for Telesat, resulting in complete global coverage, including polar areas, and with the geographic distribution of satellite capacity matched to demand — less capacity over more remote polar regions and highest capacity over the most populated areas.

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Phased array antennas:   Sophisticated flat panel all-electronic antennas on each satellite rapidly scan the earth, nearly-instantaneously hopping from one beam location to another, allowing Telesat Lightspeed to efficiently serve both widely separated user terminals as well as areas of dense and highly concentrated demand, including hot spots such as busy airports and seaports.

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Data processing in space:   Telesat Lightspeed satellites perform full digital modulation, demodulation and data routing in space, allowing for higher capacity software-defined satellite payloads, enabling efficient use of digital inter-satellite links, providing for highly secure, efficient and flexible global traffic routing, and significantly reducing the feeder link capacity and number of earth stations required to provision full system capacity.
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OISLs:   High speed data will travel at the speed of light from one satellite to another, faster than terrestrial fiber, resulting in an interconnected global mesh network that will allow Telesat Lightspeed to respond to pockets of high demand anywhere on earth, including across oceans, in remote polar regions, in areas where ground infrastructure may be disrupted by natural disaster, and over areas of political or civil unrest where a regional earth station may be impossible to build and operate.

Ground-Based Infrastructure
The ground-based infrastructure of Telesat Lightspeed will consist of the landing stations (“Landing Stations”) and terrestrial network (“Terrestrial Network”) segments. Telesat Lightspeed is designed to make it easy for customers to connect to the network and communicate through it. Metro Ethernet Forum standards-compliant services are expected to further simplify the integration of Telesat Lightspeed into customer provisioning, operations and billing systems.
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Landing Stations:   We plan to deploy up to 50 widely distributed Landing Stations around the world to provide connectivity to Telesat Lightspeed. Satellites will be designed to connect to as many as four Landing Stations simultaneously. The Landing Stations provide the forward and return feeder links that connect the satellites to our ground system and have a level of operational availability comparable to modern data centers. Landing Stations will be operated remotely from our Network Operations Center in Canada.

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Terrestrial Network:   The Terrestrial Network consists of Network Access Points (“NAPs”), Points of Presence (“PoPs”) and the global fiber network that interconnects all elements of the network, including the Landing Stations, NAPs and data centers. NAPs perform signal routing, data processing and network management functions. One or more Landing Stations may connect to a regional NAP. A NAP may support one or several PoPs.

Telesat Lightspeed Performance Features
Telesat Lightspeed will provide critical features and functionality that will make it a highly compelling value proposition in the market verticals it has been optimized to serve, including:
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High throughput:   Individual links will be at speeds in the gigabits per second and Telesat Lightspeed will have multiple terabits per second of total usable capacity;

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Low latency:   Data will travel from the customer location to the internet (or the customer’s network) in 30 to 50 ms, which is roughly 20 times faster than the latency that GEO satellites can provide;

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Low cost:   With its highly innovative design, Telesat Lightspeed will have a cost advantage over other satellite broadband solutions, enhancing its competitiveness and expanding the addressable market for satellite-delivered connectivity solutions;

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Focused and flexible capacity:   The network will be able to dynamically allocate high capacity where and when customers require it, and will be able to reconfigure that capacity distribution as customer demand changes and evolves;

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True global coverage:   Telesat Lightspeed will provide coverage of the Earth’s entire surface, from pole to pole, fulfilling the needs of governments and mobility markets, such as aviation and maritime for global network coverage and providing a uniform connectivity experience;

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Plug & play:   Customers want to connect to a satellite network as seamlessly as they do to terrestrial fiber networks today. Telesat Lightspeed will make it easy for customers to connect to the network and communicate through it. Metro Ethernet Forum standards-compliant services further simplify the integration of the network into plug & play customer provisioning, operations and billing systems; and

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Unmatched security and resiliency:   By using hundreds of interconnected satellites on both polar and inclined orbits and multiple beams on each satellite, combined with the ability to dynamically reshape beam patterns on the Earth, we believe Telesat Lightspeed will provide a level of resiliency and protection against interference never before available in satellite communications. In addition, industry-standard encryption will protect the network control functions, providing a high-level of security.
Since January 2018, we have used the Phase 1 LEO satellite to demonstrate key features of our LEO system design, specifically the capability of the satellite and customer terminals to deliver a low latency broadband experience. We have conducted successful demonstrations in each of the key vertical markets we are targeting.
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Terrestrial:   In partnership with Vodafone and the University of Surrey, we demonstrated that LEO satellites can provide effective backhaul transport for mobile network operators, including advanced backhaul solutions for 5G, based on round trip latency of 18 — 40 milliseconds during testing, among the lowest ever for a satellite broadband connection. Additional commercial LEO tests have been conducted with Telefonica, Optus and Motorola Solutions.

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Aviation:   We have successfully demonstrated Telesat Lightspeed network’s IFC service capabilities via our LEO satellite with Honeywell and Global Eagle.

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Maritime:   We have successfully demonstrated Telesat Lightspeed network’s fit for maritime satellite communications services via our Phase 1 LEO satellite with NSSL Global and have already signed a multi-year contract with OmniAccess, a leader in specialized maritime connectivity solutions, for future broadband services on Telesat Lightspeed, validating the strong potential in the maritime vertical.

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Government:   Telesat Lightspeed is particularly attractive to governments because of its resilient distributed nature, low latency, and truly global service.

In 2018, we were awarded a contract by DARPA to demonstrate capabilities of Telesat Lightspeed with DARPA’s experimental “Blackjack” constellation. In October 2020, DARPA awarded us a contract for the development and in-orbit demonstration of commercial spacecraft buses in a LEO constellation network with robust low latency communications features. As part of this follow-on contract, we will deliver two spacecraft buses to DARPA for a “risk reduction” flight to test OISL communications with government payloads in orbit and to demonstrate OISL interoperability with different hardware.
We also have contracts in place with prime contractors L3 Harris and General Dynamics Mission Systems for demonstrations and studies with Air Force Research Labs and NASA. In October 2020, Telesat U.S. Services was selected to become part of the Lockheed Martin team, which was recently awarded the Space Transport Layer Tranche 0 contract by the U.S. Space Development Agency.
Taken together, these developing relationships and contract awards demonstrate that the U.S. government is investing significant resources to bring about its “pivot” from GEO- to LEO-based satellite systems and its demonstrated interest in Telesat Lightspeed as a commercial satellite solutions provider.
The Competitive Landscape for Our Services
We compete against other global, regional and national satellite operators and with providers of terrestrial-based communications services.
Telesat is a leading global satellite operator. Other scaled, global satellite operators include Intelsat S.A. (“Intelsat”), SES S.A. (“SES”), Eutelsat S.A. (“Eutelsat”), and Inmarsat. We also compete against a number of nationally or regionally focused satellite operators around the world. Telesat competes with these operators based primarily on the quality of our services, location of our orbital slots, performance characteristics of our satellites, price, and overall client needs.
The other major LEO satellite systems that have been announced to date are (i) OneWeb, (ii) SpaceX Starlink, and (iii) Amazon Kuiper. We believe that the innovative architecture and advanced technology of Telesat Lightspeed will allow us to compete effectively against any of the other proposed systems.

We believe the combination of the following attributes positions us highly favorably to commercialize Telesat Lightspeed successfully, notwithstanding our competitors in the LEO marketplace:
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Enterprise-grade system:   Telesat Lightspeed is focused on enterprise solutions and optimized for that purpose. Our constellation design, features and functionality will be the most compelling satellite-based enterprise grade network in the world.

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Vast technical expertise, experience and relationships:   As a trusted satellite operator with a highly experienced management team, we have longstanding relationships at the most important levels of the industry (e.g., customers, suppliers and regulators), and an established eco-system of partners to design a technologically-advanced and economical ground infrastructure. By comparison, competitive LEO services are each being offered by a new market entrant with little experience in developing, deploying and operating satellite networks or in providing satellite communication services.

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Existing, engaged customer base:   We are known and trusted by key customers and have a deep understanding of their requirements. Over 400 telecommunications, enterprise, and government customers today rely on Telesat to help plan their future mission critical infrastructure needs.

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Global regulatory experience:   Regulatory compliance is a critical aspect of operating and commercializing a satellite network. Obtaining rights to use spectrum and to gain access to provide service in countries around the world is a complex process. National governments have viewed space, and access to their markets from space, as a critical asset and insist on compliance with their regulations. The framework for NGSO spectrum rights, both at an individual country level and internationally at the ITU, is evolving, and it is critical to be an active participant in, and have deep knowledge of, these processes. Telesat has extensive experience in all of these areas, as well as credibility with regulators and other industry participants. This has been, and will continue to be, an important competitive advantage for Telesat versus those companies that do not have the same experience as Telesat. For further regulatory detail, see “Business — Regulation”.

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Priority spectrum rights:   Telesat’s ITU priority spectrum rights among commercial Ka-band inclined and polar NGSO systems (including SpaceX, Kuiper and OneWeb) generally requires other LEO systems to ensure that they do not create interference for Telesat Lightspeed. This should allow Telesat Lightspeed to operate as designed, while requiring other systems to take measures to avoid interfering with Telesat Lightspeed’s operations, which may adversely impact their operating capabilities. The only country, to date, that has enacted an approach to how constellations coordinate their operations that does not follow the ITU process is the U.S. There, the FCC has enacted rules and policies that, absent coordination, require satellite operators whose license or market access was granted in the first processing round (as is the case for Telesat, SpaceX, OneWeb and O3b) to split spectrum during in-line interference events. Under the FCC’s rules, the first operator to launch a Ka-band LEO satellite as part of its authorized constellation will be able to choose which portion of the spectrum it will use when spectrum is split during in-line interference events. Because Telesat launched its first Ka-band satellite before other first processing round systems launched theirs, Telesat should be able to choose the portion of the spectrum it will use during in‑line interference events. There are uncertainties as to how the FCC will rule on this issue. See “Risk Factors — Risks relating to regulatory matters.” The FCC’s rules and policies also require satellite operators whose license or market access was granted in subsequent processing rounds to protect systems granted in the first processing round. Amazon’s Kuiper system was granted its license in the second processing round and, therefore, must operate on a non-interference basis with respect to licenses or market access rights granted in the first processing round.

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Strong government support:   As part of Canada’s commitment to bridge the digital divide inside its borders, we have entered into a partnership with the Government of Canada to bring affordable, high-speed internet connectivity across rural, underserved areas of Canada. Under the terms of our agreement, Telesat would receive revenue of C$600 million from the Government of Canada over a ten year period commencing when the Telesat Lightspeed network begins commercial service, which will enable internet and mobility service providers to acquire Telesat Lightspeed capacity at substantially reduced rates to bring universal broadband connectivity to rural, Northern and Indigenous communities across Canada.The partnership is expected to generate C$1.2 billion in revenue for Telesat over ten years, which includes the C$600 million from the Government of Canada.

Additionally, the Government of Canada will contribute up to C$85 million to Telesat through the Government of Canada’s SIF, and Telesat continues to work closely with other provincial, territorial and local governments across Canada — as well as other key regions globally — to support government focus on this goal.
Employees
As of December 31, 2020, we and our subsidiaries had approximately 429 permanent full and part-time employees. Approximately 3% of our employees are subject to collective bargaining agreements. Our employee body is primarily comprised of professional engineering, sales and marketing staff, administrative staff and skilled technical workers. We consider our employee relations to be strong.
Intellectual Property
As of December 31, 2020, we owned 23 issued patents, four of which are in the U.S. These patents expire between 2025 and 2039. We also have several pending Canadian, U.S., and international patent applications.
There can be no assurance that infringement of existing third party patents has not occurred or will not occur. Additionally, because the patent application process is confidential, there can be no assurance that third parties, including competitors, do not have patents pending that could result in issued patents which we may infringe. In such event, we may be restricted from continuing the infringing activities, which could adversely affect our business, or we may be required to obtain a license from a patent holder and pay royalties, which would increase our cost of doing business.
Research & Development
Our research and development expenditures are incurred for the studies associated with advanced satellite system designs, and experimentation and development of space, satellite and ground communications products. This includes the planned development of Telesat Lightspeed.
Regulation
We are subject to regulation by government authorities in Canada, the U.S. and other countries in which we operate and are subject to the frequency coordination process of the ITU.
Canadian Regulatory Environment
Telesat Divestiture Act
Telesat was originally established by the Government of Canada in 1969 under the Telesat Canada Act. As part of the Canadian government’s divestiture of its shares in Telesat, pursuant to the Telesat Reorganization and Divestiture Act (1991) (“Telesat Divestiture Act”), Telesat was continued on March 27, 1992 as a business corporation under the CBCA, the Telesat Canada Act was repealed and the Canadian government sold its shares in Telesat. The Telesat Divestiture Act provides that no legislation relating to the solvency or winding-up of a corporation applies to Telesat and that its affairs cannot be wound up unless authorized by an Act of Parliament. For further detail, see “Risk Factors — Risks Relating to the Business of Telesat Corporation”. In addition, Telesat and its shareholders and directors cannot apply for Telesat’s continuation in another jurisdiction or dissolution unless authorized by an Act of Parliament.
Telecommunications Act
Telesat is a Canadian carrier under the Canadian Telecommunications Act (“Telecom Act”). The Telecom Act authorizes the Canadian Radio-Television and Telecommunications Commission (“CRTC”) to regulate various aspects of the provision of telecommunications services by us and other telecommunications service providers. Telesat is currently not subject to detailed rate regulation, however the CRTC has retained its powers under the Telecom Act to impose price regulation or other regulatory measures on Telesat in the future, as necessary. In addition, Section 28(2) of the Telecom Act provides that the CRTC may allocate satellite capacity to particular broadcasting undertakings if it is satisfied that the allocation will further the implementation of the broadcasting policy for Canada.
Radiocommunication Act
Our operations are subject to regulation and licensing by ISED pursuant to the Canadian Radiocommunication Act. ISED has the authority to issue spectrum and earth station licenses and establish policies and standards related to the radio frequencies upon which our satellites and earth stations depend. The Minister responsible for ISED has broad discretion in exercising this authority to issue licenses, fix and amend conditions of licenses, and to suspend or even revoke them. Some of the spectrum licenses under which we operate the Anik and Nimiq satellites require us to comply with research and development and other industrial and public benefit commitments, to pay annual spectrum license fees and to provide pan Canadian satellite coverage.
ISED traditionally licensed satellite radio spectrum using a competitive licensing process. In 2012, ISED conducted a public consultation on the licensing framework for fixed satellite service (“FSS”) and broadcasting satellite service (“BSS”) in Canada. As a result, effective January 6, 2014, all FSS and BSS licenses are awarded to qualified applicants on a first-come, first-served basis, and spectrum licenses have replaced radio licenses. The term of spectrum licenses is 20 years, with a high expectation of renewal. ISED may, however, issue licenses with a shorter term. Spectrum licenses include standard conditions of license, including milestones for construction, launch and deployment of satellite(s).
ISED is in the process of reallocating a portion of the C-band frequencies to terrestrial mobile 5G. As a result, Telesat is required to vacate a portion of the C-band, other than in satellite dependent areas, by March 31, 2025.
The Canadian Government opened Canadian satellite markets to foreign satellite operators as part of its 1998 WTO commitments to liberalize trade in basic telecommunications services, with the exception of DTH television services provided through FSS or DBS facilities. In September 2005, the Canadian Government revised its satellite-use policy to permit the use of foreign-licensed satellites for digital audio radio services in Canada.
Contribution Collection
Since November 2000, pursuant to the CRTC’s Decision CRTC 2000-745, virtually all telecommunications service providers are required to pay contribution charges, which are fees paid into a central fund used to support the provision of video relay service, and to subsidize the cost of providing telephone and broadband service in underserved and high-cost serving areas. The charges payable by a telecom service provider are calculated as a percentage of its Canadian telecommunications service revenues, minus certain deductions (e.g., terminal equipment sales and inter-carrier payments). The rate for 2020 is 0.44%. An interim rate also of 0.44% has been established by the CRTC for 2021.
United States Regulatory Environment
The FCC regulates the provision of satellite services to, from, or within the U.S.
Our U.S.-licensed satellites operate on a non-common carrier basis. Consequently, they are not subject to rate regulation or other common carrier regulations enacted under the Communications Act of 1934. We pay FCC filing fees in connection with our space station and earth station applications and annual license and market fees to defray the FCC’s regulatory expenses. We are part of a coalition that has challenged the FCC’s recent extension of regulatory fees to satellites for which U.S. market access has been granted, but it remains in effect during the pendency of the court challenge. Annual and quarterly reports must be filed with the Universal Service Administrative Company (“USAC”) covering interstate/international telecommunications revenues. Based on these reports, USAC assesses us for contributions to the FCC’s Universal Service Fund (“USF”). Payments to the USF are made on a quarterly and annual basis. The USF contribution rate is adjusted quarterly, is set at 31.8% for the first quarter of 2021, and will increase to 33.4% for the second quarter of 2021. At the present time, the FCC does not assess USF contributions with respect to bare transponder capacity (i.e., agreements for space segment only).

The FCC currently grants geostationary-like satellite authorizations on a first-come, first-served basis to applicants who demonstrate that they are legally and technically qualified and that the public interest will be served by the grant. To facilitate the provision of FSS in C-, Ku-, Ka- and V-band frequencies in the U.S. market, foreign licensed operators can apply to have their satellites either placed on the FCC’s Permitted Space Station List (for certain frequencies) or be granted a declaratory ruling (for other frequencies).
In contrast, applications for non-geostationary-like satellite authorizations are generally dealt with through processing rounds, initiated by public notice or the submission of a lead application. Grants include conditions of license including deployment milestones. If more than one non-geostationary system from the same processing round intends to use the same frequencies, coordination is required; however if coordination cannot be reached, the U.S rules require that band splitting be applied. Non-geostationary systems from a later processing round must protect systems from earlier processing rounds.
Under licensing and market access rules, a bond must be posted, starting at $1 million when a geostationary satellite or non-geostationary satellite constellation authorization is granted and escalating to up to $3 million in the case of a geostationary satellite and $5 million in the case of a non-geostationary satellite constellation. The entire amount of the bond may be forfeited if there is failure to meet the FCC’s milestone for the launch and commencement of operations of the geostationary satellite or the milestones for the deployment and operation of 50% of the satellites in a non-geostationary satellite constellation. The bond and milestone requirements for U.S.-licensed satellites apply equally to authorized foreign-licensed satellites. According to current licensing rules and policies, the FCC will issue new satellite licenses for an initial 15-year term and will provide a licensee with an “expectancy” that a subsequent license will be granted for the replacement of an authorized geostationary satellite using the same frequencies. At the end of the 15-year term, a geostationary satellite that has not been replaced, or that has been relocated to another orbital location following its replacement, may be allowed to continue operations for a limited period of time subject to certain restrictions.
The FCC has reallocated a portion of the C-band frequencies to terrestrial mobile 5G. As a result, terrestrial mobile 5G auction winners will be required to compensate a subsidiary of Telesat if Telesat vacates a portion of the C-band on an accelerated schedule. See “Our Growth Strategy” for further detail regarding Telesat’s plans to leverage its valuable spectrum rights. As in other jurisdictions, the FCC is considering and may adopt new spectrum allocations for terrestrial mobile broadband and 5G, including in bands that are currently allocated to satellite services.
The U.S. made no WTO commitment to open its DTH, DBS or digital audio radio services to foreign competition, and instead indicated that the provision of these services by foreign operators would be considered on a case-by-case basis, based on an evaluation of the effective competitive opportunities open to U.S. operators in the country in which the foreign satellite was licensed (“ECO-sat test”) as well as other public interest criteria. While Canada currently does not satisfy the ECO-sat test in the case of DTH and DBS service, the FCC has found, in a number of cases, that provision of these services into the U.S. using Canadian-licensed satellites would provide significant public interest benefits and would therefore be allowed. In cases involving us, U.S. service providers Digital Broadband Applications Corp., DIRECTV and EchoStar have all received FCC approval to access Canadian-authorized satellites under Telesat’s direction and control in Canadian-licensed orbital locations to provide DTH-FSS or DBS service into the U.S.
The approval of the FCC for the Telesat Canada acquisition and the Skynet Transaction was conditioned upon Telesat’s compliance with commitments made to the Department of Justice, the Federal Bureau of Investigation and the Department of Homeland Security relating to the availability of certain records and communications in the U.S. in response to lawful U.S. law enforcement requests for such access.
The export of U.S.-manufactured satellites and technical information related to satellites, earth station equipment and provision of services to certain countries are subject to State Department, Commerce Department and Treasury Department regulations.
In 1999, the U.S. State Department published amendments to the ITAR, which included satellites on the list of items requiring export licenses. Effective November 2014, further amendments to the ITAR transferred jurisdiction of certain satellites and related technology to the Export Administration Regulations administered by the Commerce Department, which also impose license requirements in specified circumstances.

Brazil Regulatory Environment
The Brazilian national telecommunications agency, ANATEL, grants exploitation rights for Brazilian satellites to companies incorporated and existing in Brazil. Until October 2019, these exploitation rights were granted to companies who participated in specific auctions conducted by ANATEL. Such requirement of specific auctions was abolished by Federal Law No. 13,879, dated October 3, 2019 (“Law No.13,879/2019”), which amended the Brazilian General Telecommunications Law. They were replaced by a simpler administrative process to be determined by ANATEL. Under this administrative process, interested companies will continue to be required to demonstrate that they are legally, technically and financially qualified and that the public interest will be served by the grant. ANATEL may also grant exploitation and landing rights for foreign satellites when the public interest is evidenced, provided that the applicant company provides certain specific technical information on the relevant satellite and appoints a legal representative in Brazil (i.e., a company incorporated and existing in Brazil). The landing rights of foreign satellites shall be granted to the owner of the space segment or the company who holds the right to operate it, in whole or in part, but the satellite capacity may only be commercialized in Brazil through the local legal representative. In exploitation and landing rights of Brazilian satellites, the rights are granted conditional on payment of applicable fees (payment may be converted into investment commitments) and are valid for up to 15 years renewable for additional periods provided that the obligations already assumed are fulfilled. Additionally, pursuant to Decree No. 10,402, dated June 17, 2020, which regulated Law No. 13,879/2019, in assessing requests for additional periods, ANATEL shall also take into consideration competition aspects, the efficient use of scarce resources and the public interest. In exploitation and landing rights of foreign satellites, the rights are granted conditional on payment of applicable fees and are valid for up to 15 years renewable once for an additional equal period.
ANATEL has authorized us, through our subsidiary, Telesat Brasil Capacidade de Satélites Ltda. (“TBCS”), to operate FSS satellites at the 63° WL orbital location. In December 2008, TBCS entered into a new 15-year Concession Agreement with ANATEL which obligates TBCS to operate a Ku-band satellite in accordance with Brazilian telecommunications law and contains provisions to enable ANATEL to levy fines for failure to perform according to the Concession Agreement terms. In May 2015, TBCS was the successful bidder in an ANATEL auction for Ka-Band and Planned Ku-band frequency rights at the 63° WL orbital location and the associated 15-year Concession Agreements were signed on March 2, 2016. Our Estrela do Sul 2 and Telstar 19 VANTAGE satellites are located at 63° WL and make use of these frequency rights.
In addition, ANATEL has accredited TBCS as legal representative in Brazil of two non-Brazilian satellites: Telstar 12 VANTAGE and Anik G1.
Tonga Regulatory Environment
We own the Telstar 18 VANTAGE satellite, which currently operates at the 138° EL orbital location under an agreement with APT. APT has been granted the right to use the C- and Ku-band frequencies at the 138° EL orbital location by The Kingdom of Tonga. APT is the direct interface with the Tonga regulatory bodies. Because we have gained access to this orbital location through APT, there is greater uncertainty with respect to our ability to maintain access to this orbital location and the frequencies.
United Kingdom Regulatory Environment
We own and operate the portion of the ViaSat-1 satellite (115° WL) payload that is capable of providing service within Canada. ViaSat-1 operates in accordance with a license granted by the FCC in the U.S. However, by virtue of an intergovernmental arrangement between the U.S. and the United Kingdom, ViaSat-1 operates in accordance with ITU networks filed by the United Kingdom regulatory agency, OFCOM, on behalf of the Isle of Man. The Isle of Man is a British Crown Dependency and Isle of Man satellite frequency filings are filed with the ITU by OFCOM. ManSat Ltd. has been granted rights by the Isle of Man Government to manage Isle of Man satellite frequency filings. Both Telesat and Viasat have a commercial relationship with ManSat. Viasat and Telesat have agreed to cooperate in their dealings with ManSat with respect to the ViaSat-1 satellite for OFCOM and ITU purposes. The Ka-band and portions of the Ku-band frequencies on Telstar 12 VANTAGE, portions of the Ka-band frequencies on Telstar 18 VANTAGE and the Ka-band frequencies on Telstar 19 VANTAGE, are also filed with the ITU by ManSat on behalf of Telesat.
Landing Rights and Other Regulatory Requirements
Many countries regulate satellite transmission signals to, and for uplink signals from, their territory. Telesat has landing rights in major market countries worldwide. In many jurisdictions, landing rights are granted on a per-satellite basis and applications must be made to secure landing rights on replacement satellites.
International Regulatory Environment — International Telecommunication Union
The ITU, a Specialized Agency of the United Nations, is responsible for administering access by member states to frequencies in the radio portion of the electromagnetic spectrum. The ITU Radio Regulations set forth the process that member states must follow to secure rights for geostationary satellite networks and non-geostationary satellite systems to use frequencies, and the obligations and restrictions that govern such use. The process includes, for example, a “first-come, first-served” system for gaining access to certain frequencies, time limits for bringing the frequencies into use by launching one satellite, and in the case of non-geostationary satellite systems, milestones associated with the deployment of additional satellites in the system. In the case of geostationary satellite networks only, certain frequencies at specified orbital locations have been reserved in perpetuity for individual administrations’ use.
Canada, the U.S. and other member states have rights to use certain frequencies. Telesat has been authorized by its ITU filing administrations Canada, USA, Brazil and the United Kingdom of Great Britain and Northern Ireland to use certain frequencies. In addition, through commercial arrangements, Telesat has the right to use certain frequencies for which the Kingdom of Tonga has the rights. Authorized frequencies include those already used by our current satellites, and additional frequencies at various geostationary orbital locations or in non-geostationary constellations that must be brought into use within specified time limits.
The ITU Radio Regulations govern the process used by satellite operators to coordinate their operations with other satellite operators to avoid harmful interference. Each member state is required to give notice of, coordinate and register its proposed use of radio frequency assignments with the ITU. The filing and registration process is administered by the ITU Radiocommunications Bureau (“ITU-BR”).
Once a member state has filed its proposed use of frequencies with the ITU, other member states inform that member state and the ITU-BR of any intended use that has the potential to cause interference to either existing operations, or operations that may occur in accordance with priority rights. The member states are then obligated to negotiate with each other in an effort to coordinate the proposed uses and resolve interference concerns. If all outstanding issues are resolved in accordance with the various procedures of the ITU Radio Regulations, the frequencies are entered into the ITU’s Master International Frequency Register (“MIFR”). Registered frequencies are entitled under international law to interference protection from subsequent or nonconforming uses.
Under the ITU Radio Regulations, a member state that places a satellite or any ground station into operation without completing coordination could be vulnerable to interference from other systems and may have to alter the operating parameters of its satellite or ground station if harmful interference occurs to other users already entered in the MIFR or that have priority rights.
The process of ITU filing and notification in the MIFR of frequencies spans a period of seven years, or longer, depending upon the frequency band and the various provisions of the ITU Radio Regulations that may be invoked. Telesat’s authorized frequencies are in various stages of the coordination and notification process. Many frequencies have completed the process and have been registered in the MIFR. In other cases, coordination is on-going so that entry into the MIFR is pending or provisional. This is typical for satellite operators. Depending upon the outcome of coordination discussions with other satellite operators, Telesat may need to make concessions in terms of how a frequency may be used. The failure to reach an appropriate arrangement with such satellite operators may render it impossible to secure entry into the MIFR and result in substantial restrictions on the use and operations of our existing satellites. In the event disputes arise during the coordination process or thereafter, the ITU Radio Regulations set forth procedures for resolving disputes but do not contain a mandatory dispute resolution mechanism or an enforcement mechanism. Rather, the rules invite a consensual dispute resolution process for parties to reach a mutually acceptable agreement. Neither the rules nor international law provide a clear remedy for a party where this voluntary process fails.
Other Orbital Spectrum
We have been authorized by governments to operate using additional frequencies at some of the orbital locations where we are currently operating a satellite. In addition, we have been authorized by governments to operate at other orbital locations where we currently do not have a satellite in service as well as a global LEO constellation in Ka-band and V-band.
In general, our satellites are subject to various regulatory authorities and to the rights of other operators. See “Risk Factors — Risks Relating to Regulatory Matters — Telesat Corporation’s operations may be limited or precluded by ITU rules or processes, and it is required to coordinate its operations with those of other satellite operators” for more information about these risks.
Satellite Operations
To ensure continuity of service to our customers, we engineer satellites with on-board redundancies by including spare equipment on the satellite, conducting standard testing programs that provide high confidence of performance levels and purchase insurance.
Our operations and engineering personnel are actively involved in all stages of the lifecycle of a satellite from the design through the deorbiting of the satellites that we procure. Our personnel work directly with our contractors at the contractor’s site to provide technical input and monitor progress during the satellite’s design, construction and launch phases. Our personnel operate all of our owned satellites throughout the life of the satellite. We monitor earth station operations and around-the-clock satellite control and network operations so that we can respond when problems occur. In addition, we have in place contingency plans, which we review on a regular basis, for technical problems that may occur during the life of a satellite. We also work closely with earth station manufacturers to test and implement the earth stations that we procure, and to resolve technical problems as they arise.
Our primary consideration in managing our satellite telecommunications systems is to provide reliable and cost-effective services to our customers. We endeavor to limit the assumption of risk to activities under our control. Our space risk management program has been designed to achieve these objectives.
Insurance and Risk Management Program
Non-Insurance Risk Management Initiatives
The risk management program begins at the technical analysis and design stage of the satellites. We engineer certain redundancies on-board every satellite. Furthermore, we are involved in overseeing the manufacturing of all of our satellites. We require the manufacturer and its subcontractors to follow assembly and quality assurance programs. We secure and maintain access to work performed by the satellite manufacturer and its subcontractors for the purpose of observing the quality and progress of such work. Comprehensive testing is conducted at the manufacturer’s or a subcontractor’s plant, which must meet industry standards and, in many cases, be supervised by our engineering personnel. Our engineering personnel review program management and construction schedules, engineering, design, manufacturing and integration and testing activities at both the manufacturer’s and subcontractor’s sites. After construction is complete, we conduct final acceptance inspections of all deliverable items.
We believe it is crucial to have knowledge and insight into the launch vehicles being used to launch our satellites. Our engineering personnel are on site during all phases of the launch campaigns to observe launch preparations and launch operations. We believe that these quality assurance and manufacturing process monitoring programs help us reduce the risk of satellite failures and anomalies and result in lower launch and in-orbit insurance costs.
Satellite Insurance
We are required to maintain, certain satellite insurance under the covenants of the Senior Secured Credit Facilities and under the indenture governing, the Senior Secured Notes and the Senior Notes. In addition, we may purchase additional insurance as we deem appropriate. Note that this applies only to our GEO satellites.
Satellite insurance falls into three categories: Pre-Launch Insurance, Launch Insurance and In-Orbit Insurance.
Pre-launch insurance:   Pre-launch insurance is typically purchased by the satellite manufacturer. We manage our pre-launch risks (i.e. risks during the manufacturing and transport phase) primarily through our contractual arrangements with the satellite manufacturer.
Launch insurance:   The procurement of satellite launch insurance is, and has been, an integral part of our risk management program. It has been our practice to insure our launches where we bear the risk of loss. Typically, our launch insurance has covered the following events during the period of coverage: (i) delivery from the launch pad to orbit; (ii) separation from the launch vehicle; (iii) drift orbit maneuvers; (iv) solar array and antenna deployment; and (v) testing and commissioning.
In-orbit insurance:   In-orbit (life) insurance provides coverage for total and/or partial losses during the operating phase of a satellite. In-orbit insurance may be purchased at the same time launch insurance is procured (for new satellites) or once the satellite is in orbit, in the case of existing satellites, subject to functionality and insurance market conditions. Premium rates are dependent on the operating condition of the satellite and other satellites of the same design or using the same components as well as prevailing insurance market conditions. Typically, these insurance policies exclude coverage for damage arising from acts of war, anti-satellite devices, lasers and other similar potential risks for which exclusions are customary in the industry at the time the policy is written. In addition, they typically exclude coverage for satellite health-related problems affecting our satellites and other satellites of the same design or using the same components that are known at the time the policy is written.
Other Insurance Coverage
We comply with the requirements to maintain insurance on our GEO satellites under the terms of the Senior Secured Credit Facilities and indentures that govern the Senior Secured Notes and the Senior Notes. Under the most restrictive of these covenants, we are required to maintain insurance equal to a minimum of 33% of the aggregate net book value of any individual and 50% of the aggregate net book value of all in-orbit GEO satellites. We have arranged in-orbit insurance policies that generally expire in November 2022.
We may discontinue or change our in-orbit insurance practices in the future, subject to the requirements of the Senior Secured Credit Facilities and indentures that govern the Senior Secured Notes and the Senior Notes. Some of our satellite in-orbit insurance policies contain deductibles or coverage exclusions related to potential future failures of certain specific on-board components.
We do not insure our interests in Anik F1, Anik F2, Nimiq 1 or Nimiq 2. We also do not insure our capacity on ViaSat-1.
Emergency Committee
Protecting and maintaining service to customers is of vital importance to us. Our emergency committee is responsible for managing the restoration of services in the event of an actual or threatened critical condition, such as a satellite failure, the loss of telemetry and tracking ability or the loss of earth station functionality. Despite our efforts, satellite failures or other anomalies may occur. See “Risk Factors — Risks Relating to the Business of Telesat Corporation — Telesat Corporation’s in-orbit satellites may fail to operate as expected due to operational anomalies resulting in lost revenues, increased costs and/or termination of contracts”. We may also experience a failure of our ground operations infrastructure. See “Risk

Factors — Risks Relating to the Business of Telesat Corporation — Telesat Corporation may experience a failure of ground operations infrastructure or interference with its satellite signals that impairs the commercial performance of, or the services delivered over, its satellites or the satellites of other operators for whom it provides ground services, which could result in a material loss of revenues”.
Legal Proceedings
We frequently participate in proceedings before national telecommunications regulatory authorities. For more detail, see “Business — Regulation”. In addition, we may also become involved from time to time in other legal proceedings arising in the normal course of our business.
We are subject to audits by taxing authorities in the various jurisdictions in which we operate. In Brazil, we are currently involved in a number of disputes with the Brazilian tax authorities who have alleged that additional taxes are owed on revenue earned by our Brazilian subsidiaries for the period 2003 to 2018. The total disputed amount for the period 2003 to 2018, including interest and penalties, is currently $77 million. The disputes relate to the Brazilian tax authorities’ characterization of revenue. We have challenged the assessments. We believe the likelihood of an unfavorable outcome in these disputes is remote and, as such, no reserve has been established.
In Canada, the tax authorities previously assessed $9 million relating to transfer pricing issues for the years 2009 and 2012. In November 2020, the Canadian tax authority issued additional assessments for 2013 and 2014 for an amount, including interest, of $4 million. All disputes relate to Canadian tax authorities’ repricing of certain transactions between us and our subsidiaries. We have paid 50% of the outstanding amounts in order to formally object to the assessments. We believe the likelihood of an unfavorable outcome in these disputes is remote and, as such, no reserve has been established.
On May 5, 2021, Guy Coffman filed in the United States District Court for the Southern District of New York against Loral and the Individual Defendants. Also on May 5, 2021, Shiva Stein filed the Stein Complaint in the United States District Court for the Southern District of New York against Loral and the Individual Defendants. On May 7, 2021 Julia Marshall filed the Marshall Complaint in the United States District Court for the Southern District of New York against the Defendants. On June 18, 2021, Anthony Morgan filed the Morgan Complaint in the United States District Court for the Southern District of New York against Loral and the Individual Defendants.
The Complaints allege, among other things, that the 2021 Registration Statement contained materially incomplete and misleading information. Specifically, the Complaints allege (i) violation by the Loral Defendants of Section 14(a) of the Exchange Act and SEC Rule 14(a)(9) in that the 2021 Registration Statement misrepresents or omits information concerning, among other things, financial projections of Loral (and, in the Marshall Complaint, Stein Complaint and Morgan Complaint of Telesat) and financial analyses of Loral’s financial advisor, LionTree, and potential conflicts of interest; and (ii) violation by the Individual Defendants, by virtue of their positions as controlling persons of Loral, of Section 20(a) of the Exchange Act in that they had the power to influence and control, and did influence and control, directly or indirectly, the decision making of Loral, including the content and dissemination of the various statements that plaintiffs contend are materially incomplete and misleading. In addition, the Coffman Complaint alleges a violation of Delaware law in that the Individual Defendants breached their fiduciary duty of candor/disclosure by approving and/or causing the alleged materially deficient 2021 Registration Statement to be disseminated. The Marshall Complaint also alleges violation by the Telesat Defendants and the PSP Defendants, by virtue of their positions as controlling persons, of Section 20(a) of the Exchange Act in that they had supervisory control over the composition of the 2021 Registration Statement and the information disclosed therein, as well as the information that they claim was omitted and/or misrepresented in the 2021 Registration Statement.
Each of the Complaints seeks, among other things, to enjoin the Defendants from proceeding with, consummating or closing the Transaction, unless and until the Defendants disclose the material information that plaintiffs claim has been omitted from the 2021 Registration Statement; awarding plaintiffs the costs and disbursements of their actions, including reasonable attorneys’ and expert fees and expenses; and such other and further equitable relief as the court may deem just and proper. In addition, the Coffman Complaint, the Stein Complaint and the Morgan Complaint also seek that the Loral Defendants account to plaintiffs for all damages suffered as a result of their alleged wrongdoing. The Stein Complaint, the Marshall Complaint and the Morgan Complaint also seek rescission, to the extent already implemented, of the Transaction Agreement or any of the terms thereof, or granting to plaintiff rescissory damages. The Marshall Complaint also seeks a directive that the Individual Defendants disseminate a registration statement on Form F-4 that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading and a declaration that Defendants violated Sections 14(a) and/or 20(a) of the Exchange Act, as well as Rule 14a-9 promulgated thereunder. The Morgan Complaint also seeks to enjoin the Loral Defendants from filing an amendment to the 2021 Registration Statement or otherwise disseminating an amendment to the 2021 Registration Statement to Loral stockholders unless and until the Loral Defendants agree to include in any such amendment the material information claimed to be omitted from the Registration Statement.
The Defendants believe that they have, and intend vigorously to pursue, meritorious defenses to plaintiffs’ claims. There can be no assurance, however, that the Defendants’ defenses will be successful with respect to all or some of plaintiffs’ claims, that resolution of the lawsuits will not result in additional unanticipated expense to Telesat or that the lawsuits filed by plaintiffs will not cause a delay in or impede consummation of the Transaction. Although no assurance can be provided, we do not believe that this matter will have a material adverse effect on Telesat’s financial position or results of operations or on Telesat’s ability to consummate the Transaction.
On May 21, 2021, under Section 9.9(a) of the Transaction Agreement, PSP Investments delivered to Loral and Telesat Canada a notice of a claim for indemnification in respect of the Marshall, Coffman and Stein Complaints. As of the date hereof, PSP Investments has not delivered claims for indemnification in respect of the Morgan Complaint or the Pluviose Complaint, but receipt of such notice is anticipated.
Delaware Class Action Litigation.   On June 21, 2021, Mcbreakley Pluviose filed the Pluviose Complaint in the Court of Chancery of the State of Delaware against the Class Action Defendants.
The Pluviose Complaint alleges, among other things, that the Transaction is substantively and procedurally unfair to Loral’s public stockholders. Specifically, the Pluviose Complaint alleges that (i) the Transaction is subject to, but does not comply with, Section 203 of the DGCL; (ii) the Individual Defendants breached their fiduciary duties by disseminating a false and/or materially misleading or omissive proxy statement relating to the Transaction and by adopting the Loral Stockholders Rights Plan; (iii) the MHR-Affiliated Director Defendants breached their fiduciary duties by causing Loral to enter into the allegedly unfair Transaction so that MHR and Dr. Rachesky could enter into, and benefit from, the receipt of voting shares of Telesat Corporation in exchange for their Loral Non-Voting Common Stock; and (iv) MHR and Dr. Rachesky are controlling stockholders of Loral and that they breached their fiduciary duties to Loral and its stockholders by causing Loral to enter into the allegedly unfair Transaction so that they could receive Telesat Corporation voting shares in exchange for Loral Non-Voting Common Stock.
The Pluviose Complaint seeks, among other things, judgment and relief in favor of the plaintiff and in favor of the class, and against the Class Action Defendants, as follows: (i) declaring that plaintiff’s action is properly maintainable as a class action; (ii) declaring that the Transaction violates Section 203 of the DGCL; (iii) declaring and decreeing that Loral’s shareholder rights plan is unenforceable; (iv) converting the voting shares of Telesat Corporation that Dr. Rachesky and MHR receive in exchange for their shares of Loral Non-Voting Common Stock into non-voting shares of Telesat Corporation; (v) finding the Individual Defendants liable for breaching their fiduciary duties owed to plaintiff and the class; (vi) finding the MHR-Affiliated Director Defendants liable for breaching their fiduciary duties owed to plaintiff and the class; (vii) finding that MHR and Dr. Rachesky breached their fiduciary duties in their capacity as the controlling stockholders of Loral; (viii) enjoining the Loral stockholder vote on the Transaction unless and until it is subject to a DGCL Section 203 vote of two thirds of the outstanding shares of Loral Voting Common Stock not owned by Telesat, MHR or PSP Investments and based on full disclosure of all material information; (ix) certifying the proposed class; (x) awarding damages to plaintiff and the class, together with pre-and post-judgment interest; (xi) awarding plaintiff the costs, expenses and disbursements of the action, including all reasonable attorneys’, accountants’ and experts’ fees; and (xii) awarding plaintiff and the class such other relief as the court deems just and equitable.

Counsel for plaintiff Pluviose has also filed motions seeking expedited discovery and proceedings and the setting of a prompt injunction hearing prior to the Loral stockholder vote on the Transaction, as well as a motion for a preliminary injunction enjoining defendants from (a) holding the Loral stockholder vote on the Transaction, and (b) consummating the Transaction.
Loral and the Individual Defendants believe that they have, and intend vigorously to pursue, meritorious defenses to plaintiff Pluviose’s claims. There can be no assurance, however, that such defenses will be successful with respect to all or some of plaintiff Pluviose’s claims, that resolution of the lawsuit will not result in additional unanticipated expense to Loral or that the lawsuit filed by plaintiff Pluviose will not cause a delay in or impede consummation of the Transaction.
Other than the above, we are not aware of any proceedings outstanding or threatened as of the date hereof by or against us or relating to our business which may have, or have had in the recent past, significant effects on our financial position or profitability.
Environmental Matters
We are subject to various laws and regulations relating to the protection of the environment and human health and safety (including those governing the management, storage and disposal of hazardous materials). Some of our operations require continuous power supply, and, as a result, current and past operations at our earth stations and other technical facilities include fuel storage, and batteries for back-up generators and uninterruptible power systems. As an owner or operator of property and in connection with current and historical operations at some of our sites, we could incur costs, including cleanup costs, fines, sanctions and third-party claims, as a result of violations of or liabilities under environmental laws and regulations. We are not aware, however, of any environmental matters outstanding or threatened as of the date hereof by or against us or relating to our business which would be material to our financial condition or results of operations.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis is intended to provide an understanding of the historical performance of Telesat and its financial condition. This discussion and analysis presents the factors that had a material effect on the results of operations of Telesat for each of the fiscal years ended December 31, 2020, 2019 and 2018 and the three months ended March 31, 2021 and 2020. The following should be read in conjunction with Telesat’s audited consolidated financial statements and unaudited interim condensed consolidated financial statements and the notes thereto included elsewhere in this document.
As used in this management’s discussion and analysis of financial condition and results of operations (“MD&A”), unless the context states or requires otherwise, references to “Telesat” refer to Telesat and its subsidiaries. Unless the context states or requires otherwise, reference herein to “the consolidated financial statements” or “the financial statements” or similar terms refer to Telesat Canada’s audited consolidated financial statements and unaudited interim condensed consolidated financial statements and accompanying notes, which have been prepared in accordance with IFRS and which are included elsewhere in this proxy statement/prospectus and have not been incorporated by reference into this proxy statement/prospectus.
The dollar amounts presented in this MD&A are in Canadian dollars unless otherwise specified.
Certain totals, subtotals and percentages may not reconcile due to rounding.
The information contained in this MD&A takes into account information available up to May 13, 2021, unless otherwise noted.
Overview of the Business
Telesat is a leading global satellite services operator, providing Telesat’s customers with mission critical communications services since the start of the satellite communications industry in the 1960s. Through a combination of advanced satellites and ground facilities and a highly expert and dedicated staff, Telesat’s communications solutions support the requirements of sophisticated satellite users throughout the world.

Telesat is organized into one operating segment, the satellite services business; however, Telesat provides its services through three business categories: Broadcast, Enterprise and Consulting and other.
The satellite services business is capital intensive and the build-out of a satellite fleet requires substantial time and investment. Once the investment in a satellite is made, the incremental costs to maintain and operate the satellite are relatively low over the life of the satellite, with the exception of in-orbit insurance. Telesat has been able to generate a large contracted revenue backlog by entering into long-term contracts with some of its customers for all or substantially all of a satellite’s life. Historically, this has resulted in revenue from the satellite services business being fairly predictable.
As at March 31, 2021, Telesat provided satellite services to customers from its fleet of 15 in-orbit geostationary satellites as well as its Canadian payload on the ViaSat-1 satellite. Telesat also manages the operations of additional satellites for third parties.
Telesat has commenced the development of what we believe will be the world’s most advanced constellation of low earth orbit (“LEO”) satellites and integrated terrestrial infrastructure, called “Telesat Lightspeed” — a platform designed to revolutionize the provision of global broadband connectivity. In January 2018, Telesat’s first LEO satellite was successfully launched into orbit. This Phase 1 satellite has demonstrated certain key features of the Telesat Lightspeed system design, specifically the capability of the satellite and customer terminals to deliver a low latency broadband experience. Telesat also installed ground infrastructure at the teleport in Allan Park in Canada to support testing with a variety of existing and prospective customers and potential suppliers of the Telesat Lightspeed system hardware who have been participating in trials since the second half of 2018.
Telesat and its affiliates operate satellites pursuant to authorizations granted by governments, including those of Canada, the United States, Brazil, the Kingdom of Tonga and the United Kingdom, to access and use certain geostationary orbital locations and associated spectrum resources. The use of these orbital locations, as well as Telesat’s other operations, is subject to a variety of Canadian and international regulations.
Revenue
Telesat earns most of its revenue by providing video and data services using satellite transponder capacity. Telesat also earns revenue by providing ground-based transmit and receive services, selling equipment, managing satellite networks, and providing consulting services in the field of satellite communications.
Telesat recognizes revenue from satellite services on a monthly basis as services are performed in an amount that reflects the consideration it expects to receive in exchange for those services. Telesat accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability is considered probable.
Consulting revenue for cost plus contracts is recognized as the approved time and labor is completed by Telesat. We recognize consulting revenue for fixed price contracts using the input method to determine the progress towards complete satisfaction of the performance obligation. Equipment sale revenue is recognized when the customer obtains control of the equipment, being at the time the equipment is delivered to and accepted by the customer.
Expenses
Telesat’s operating expenses consist of labor and variable operating expenses, which include in-orbit insurance and direct-billed expenses, such as third-party contractor services.
Interest expense is significant and arises principally from Telesat’s Senior Secured Credit Facilities, Senior Secured Notes and Telesat’s Senior Notes. Foreign exchange gains or losses incurred on the translation of Telesat’s U.S. dollar-denominated indebtedness and the gains or losses on financial instruments resulting from variations in the fair value of interest rate swaps, the prepayment options on Telesat’s Senior Notes and the prepayment option on Telesat’s Senior Secured Notes remain significant components of Telesat’s total expenses.

Other significant operating expenses include the straight-line depreciation of the cost of each of Telesat’s satellites over their useful lives and amortization expense related to various finite-life intangible assets.
Operating Highlights
Further Development of the Lightspeed Constellation.
Telesat continues to advance the Telesat Lightspeed plans.
On February 9, 2021, Telesat announced entering into an agreement with Thales Alenia Space (“TAS”) to be the prime manufacturer of the Telesat Lightspeed constellation and that TAS and its affiliate Telespazio have made a Lightspeed capacity commitment in connection with the agreement. Under the terms of the agreement, the parties provided for continued advancement of the program while Telesat progresses the financing for the project. The execution of the definitive manufacturing agreement, the commencement of full construction activities and the final constellation deployment schedule are subject to, and conditional upon, the progress of the financing for the program.
On February 18, 2021, Telesat announced that it selected MDA to manufacture the phased array antennas to be incorporated into the Lightspeed satellites. Under the terms of the agreement Telesat executed with MDA, the parties provided for continued advancement of the program while Telesat progresses the financing for the project.
On February 18, 2021, Telesat also announced that entering into a Memorandum of Understanding (“MOU”) with the Government of Québec for an investment of $400 million into Telesat Lightspeed. Under the terms of the MOU, the investment by the Government of Québec will consist of $200 million in preferred equity as well as a $200 million loan. It is expected that a final agreement will be completed in the coming months. The Government of Québec’s $400 million investment is subject to a number of conditions, including financing and the entering into of a further, definitive agreement.
There are numerous risks and uncertainties associated with the business, including our planned Telesat Lightspeed constellation.
Repurposing of C-Band Spectrum
In a number of countries, regulators plan to adopt new spectrum allocations for terrestrial mobile broadband and 5G, including certain C-band spectrum currently allocated to satellite services. We currently use C-band spectrum in a number of countries, including the U.S. and Canada.
On February 28, 2020, the FCC adopted a final Report and Order on Expanding Flexible use of the 3.7 to 4.2 GHz Band. The Report and Order provided that winners of the spectrum auction have to pay Telesat as much as US$344.4 million from the repurposing of C-band spectrum in the U.S. provided that we take the necessary actions to move our services in the continental U.S. out of the 3700 – 4000 MHz spectrum band and into the 4000 – 4200 MHz band on an expedited schedule and take the necessary steps to ensure that our end user antennas will not be subject to terrestrial interference. Telesat believes that it can meet all the requirements to receive the US$344.4 million and expects to receive payment in late 2021 or early 2022.
A similar repurposing of C-band spectrum is currently underway in Canada as well, with the Government of Canada launching a public consultation on repurposing C-band spectrum in August 2020 and on May 21, 2021 releasing its “Decision on the Technical and Policy Framework for the 3650-4200 MHz Band and Changes to the Frequency Allocation of the 3500-3650 MHz Band”. In its decision, ISED largely adopted a proposal it had put forth which will require satellite operators to cease use of 300 MHz of C-band spectrum (3700-4000 MHz), other than in satellite-dependent areas, by March 31, 2025. ISED intends to auction a portion of the spectrum to companies that want to use it to provide terrestrial wireless services, principally 5G, in Canada. In the decision, the Government of Canada rejected a proposal put forward by Telesat whereby Telesat — the sole satellite operator licensed to use C-band in Canada — would accelerate, and be fully responsible for, the clearing of a portion of the C-band spectrum for 5G. Under our proposal, Telesat would be permitted to auction a portion of that spectrum to Canadian wireless operators for 5G services, using the auction proceeds to help fund the construction of Telesat Lightspeed and to transition the services now using the spectrum to Telesat Lightspeed and other facilities. In rejecting Telesat’s proposal, the Government of Canada stated “Although ISED is not adopting Telesat’s specific proposal, this should not be read as a lack of support for Canadian LEO solutions. The Government of Canada is in discussion with Telesat about further support for its LEO project”.
Telesat Lightspeed Asset Transfers
In December 2020, in connection with our ongoing financing activities related to our planned Lightspeed constellation, we designated certain of our subsidiaries as unrestricted subsidiaries under our Amended Senior Secured Credit Facilities and the indentures governing our Senior Secured Notes and Senior Notes.
On December 31, 2020, Telesat and Telesat Spectrum General Partnership (“TSGP”), a wholly owned restricted subsidiary of Telesat, entered into a series of transactions in which Telesat and TSGP transferred to certain unrestricted subsidiaries (i) assets relating to the Telesat Lightspeed network, including NGSO spectrum authorizations, US market access rights, certain IP, certain fixed assets and certain contracts, and (ii) C-band assets, including Canadian C-band licenses and U.S. C-band market access rights, together with the right to receive proceeds from the repurposing thereof. In connection with such asset transfers, the applicable unrestricted subsidiaries entered into certain market access and control agreements permitting Telesat and TSGP to retain access and/or control over the transferred assets. Concurrently with these transactions, Telesat contributed US$193 million in cash to Telesat LEO Holdings Inc., an unrestricted subsidiary of Telesat. These transactions are collectively referred to as the “LEO Transactions”.
Immediately prior to the LEO Transactions, we prepaid outstanding term loans under our Amended Senior Secured Credit Facilities in an aggregate principal amount of US$341.4 million and transferred assets with a value of approximately US$1.6 billion to unrestricted entities. As a result of such prepayment, pro forma leverage under the Amended Senior Secured Credit Facilities at the time of the LEO Transactions was less than 4.50 to 1.00. The LEO Transactions complied with the covenants set forth in the Amended Senior Secured Credit Facilities and the indentures governing our Senior Secured Notes and Senior Notes.
COVID-19
Although the COVID-19 pandemic has had limited impact on Telesat’s ability to operate the business, customers in the maritime and aeronautical markets have been significantly impacted by the pandemic. At the request of some of these customers, Telesat amended the terms of certain of their contracts to mitigate the adverse financial impact COVID-19 is having on their respective businesses. These arrangements have had and will continue to have an adverse impact on revenues in the near term. While not sufficient to offset the adverse impacts referred to above, Telesat experienced some increased demand for services as a result of COVID-19, primarily for rural broadband connectivity services.
SUBSEQUENT EVENTS
Debt Offering
On April 27, 2021, Telesat Canada, as issuer, and Telesat LLC, as co-issuer (together with Telesat Canada, the “Co- Issuers”), issued US$500 million in aggregate principal amount of 5.625% Senior Secured Notes maturing on December 6, 2026 (the “5.625% Senior Secured Notes” and such offering, the “Debt Offering”).
The 5.625% Senior Secured Notes bear interest from April 27, 2021, payable on June 1 and December 1 of each year, commencing on December 1, 2021, to holders of record on the immediately preceding May 15 or November 15, as the case may be.
The indenture governing the 5.625% Senior Secured Notes includes covenants and terms that restrict Telesat Canada’s ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, investments or acquisitions, enter into certain transactions with affiliates, modify or cancel its satellite insurance, effect mergers with another entity, and redeem the

5.625% Senior Secured Notes, without penalty, before December 6, 2022, in each case subject to exceptions provided in such indenture.
Telesat intends to use the net proceeds from the Debt Offering to fund additional investment into one or more unrestricted subsidiaries for the development of Telesat Lightspeed, for the payment of fees and expenses related to the Debt Offering, and if the funding needs of Telesat Lightspeed are less than currently anticipated, for general corporate purposes.
Future Outlook
Telesat’s desirable spectrum rights, commitment to providing the highest level of customer service, deep technical expertise and culture of innovation have enabled us to successfully develop the business to date. Leveraging these strengths and building on Telesat’s existing contractual revenue backlog, the focus is on profitably growing the business by increasing the utilization of Telesat’s in-orbit satellites and, in a disciplined manner, deploying expansion satellite capacity where there is an anticipation that there will be strong market demand.
After decades of developing and successfully operating our geosynchronous orbit-based satellite services business, Telesat is now poised to revolutionize the provision of global broadband connectivity by developing what Telesat believes will be the world’s most advanced constellation of LEO satellites and integrated terrestrial infrastructure, Telesat Lightspeed.
Telesat believes it is well-positioned to serve Telesat’s customers and the markets in which it participates. Telesat actively pursues opportunities to develop new satellites, particularly in conjunction with current or prospective customers who will commit to long-term service agreements prior to the time the satellite construction contract is signed. Although Telesat regularly pursues opportunities to develop new satellites, it does not procure additional or replacement satellites until it believes there is a demonstrated need and a sound business plan for such satellite capacity.
As Telesat moves through 2021, it remain focused on increasing the utilization of existing satellites, the development of Lightspeed, identifying and pursuing opportunities to invest in expansion satellite capacity, and leveraging the value of spectrum rights, all while maintaining operating discipline.
Results of Operations
Review of financial performance
Telesat’s net income for the three months ended March 31, 2021, was $41.7 million compared to net loss of $278.1 million for the same period in the prior year. The positive variation of $319.8 million was primarily as a result of the U.S. dollar weakening against the Canadian dollar which positively impacted the translation of Telesat’s U.S. dollar denominated indebtedness into Canadian dollars, resulting in a foreign exchange gain.
Telesat’s net income for the year ended December 31, 2020, was $245.6 million compared to net income of $187.2 million for the prior year. The positive variation of $58.4 million was principally due to the loss on refinancing in the prior year related to the redemption of Telesat’s 8.875% Senior Notes and the refinancing of Telesat’s Term Loan B facility. This was partially offset by a decrease in the non-cash foreign exchange gain in the current year compared to the prior year, primarily as a result of the U.S. dollar weakening to a lesser extent in 2020 compared to the weakening in 2019.
Telesat’s net income for the year ended December 31, 2019, was $187.2 million compared to net loss of $90.9 million for the prior year. The positive variation of $278.1 million was principally due to a non-cash foreign exchange gain in 2019 compared to a non-cash foreign exchange loss in the prior year, primarily as a result of the U.S. dollar weakening, positively impacting the translation of Telesat’s U.S. dollar denominated indebtedness into Canadian dollars. This was partially offset by the loss on refinancing related to the redemption of Telesat’s 8.875% Senior Notes and the refinancing of Telesat’s former senior secured credit facilities, which occurred in the fourth quarter of 2019.

Below are the foreign exchange rates used for Telesat’s audited consolidated financial statements, unaudited interim condensed consolidated financial statements and this MD&A:
	March 31, 2021	March 31, 2020	December 31, 2020	December 31, 2019	December 31, 2018
US$ to CAD$ spot rate	1.2562	1.4062	1.2725	1.2990	1.3637
US$ to CAD$ average rate for the year ended	—	—	1.3425	1.3289	1.2912
US$ to CAD$ average rate for the three months ended.	1.2747	1.3211	—	—	—
Revenue
	Three months ended March 31,		Years ended December 31,			% Increase (Decrease)
(in millions of Canadian dollars except percentages)	2021	2020	2020	2019	2018	2021 vs 2020	2020 vs 2019	2019 vs 2018
Broadcast	$99.0	$101.6	$411.4	$444.5	$455.1	(2.6)%	(7.4)%	(2.3)%
Enterprise	88.6	102.1	389.7	444.7	428.2	(13.2)%	(12.4)%	3.9%
Consulting and other	2.9	4.9	19.4	21.7	19.6	(40.7)%	(10.7)%	10.7%
Revenue	$190.5	$208.7	$820.5	$910.9	$902.9	(8.7)%	(9.9)%	0.9%
Total revenue for the three months ended March 31, 2021, decreased by $18.2 million to $190.5 million compared to $208.7 million, when compared to the same period in the prior year.
Total revenue for the year ended December 31, 2020 decreased by $90.4 million to $820.5 million compared to $910.9 million for the prior year.
Total revenue for the year ended December 31, 2019 increased by $8.0 million to $910.9 million compared to $902.9 million for the prior year.
Revenue from Broadcast services decreased by $2.7 million for the three months ended March 31, 2021, when compared to the same period in the prior year. The decrease was mainly due to an unfavorable foreign exchange impact on the conversion of U.S. dollar denominated revenue into the Canadian dollar equivalent for the three months ended March 31, 2021, combined with a slight reduction of service for one of our North American DTH customers.
Revenue from Broadcast services decreased by $33.1 million for the year ended December 31, 2020, when compared to the prior year. The decrease was mainly due to a reduction of service for one of our North American DTH customers.
Revenue from Broadcast services decreased by $10.6 million for the year ended December 31, 2019, when compared to the prior year. The decrease was primarily due to a reduction of service for one of Telesat’s North American DTH customers.
Revenue from Enterprise services decreased by $13.5 million for the three months ended March 31, 2021, when compared to the same period in the prior year. The decrease was primarily due to an unfavorable foreign exchange impact on the conversion of U.S. dollar denominated revenue into the Canadian dollar equivalent for the three months ended March 31, 2021. This was combined with the impact of the COVID-19 pandemic on certain of our customers.
Revenue from Enterprise services decreased by $55.0 million for the year ended December 31, 2020, when compared to the prior year. The decrease was primarily due to revenue associated with short-term services provided to other satellite operators in 2019, which did not occur in 2020. This was combined with the completion of the non-cash amortization of a significant financing component of an agreement and, to a lesser extent, the impact of COVID-19 pandemic on certain customers.
Revenue from Enterprise services increased by $16.5 million for the year ended December 31, 2019, when compared to the prior year. The increase was primarily due to higher revenue related to Telesat’s

Telstar 19 VANTAGE and Telstar 18 VANTAGE satellites, which began service in August 2018 and October 2018, respectively, combined with an increase in revenue from short-term services provided to other satellite operators compared to the prior year. This was partially offset by lower equipment sales, lower revenue from certain customers in the resource sector, and lower revenue due to the completion of an agreement that provided for a prepayment for services and which was accounted for as having a significant financing component.
Consulting and other revenue decreased by $2.0 million for the three months ended March 31, 2021, when compared to the same period in the prior year. The decrease was primarily due the end of a significant consulting agreement.
Consulting and other revenue decreased by $2.3 million for the year ended December 31, 2020, when compared to the prior year. The decrease was primarily due to lower U.S. government consulting activities.
Consulting and other revenue increased by $2.1 million for the year ended December 31, 2019, when compared to the prior year. The increase was primarily due to higher U.S. government consulting activity partially offset by lower consulting activity from certain international customers.
Expenses
	Three months ended March 31,		Years ended December 31,			% Increase (Decrease)
(in millions of Canadian dollars except percentages)	2021	2020	2020	2019	2018	2021 vs 2020	2020 vs 2019	2019 vs 2018
Depreciation	$50.4	$55.6	$216.9	$243.0	$224.9	(9.4)%	(10.7)%	8.1%
Amortization	4.1	4.3	17.2	23.3	24.3	(4.5)%	(26.1)%	(4.2)%
Operating expenses	40.0	45.5	180.9	165.5	185.8	(12.1)%	9.3%	(10.9)%
Other operating losses (gains), net	0.7	0.2	0.2	0.9	(0.7)	204.5%	(75.1)%	(216.0)%
Total expenses	$95.1	$105.6	$415.2	$432.6	$434.2	(9.9)%	(4.0)%	(0.4)%
Depreciation
Depreciation of satellites, property and other equipment decreased by $5.2 million for the three months ended March 31, 2021, when compared to the same period in the prior year. The decrease in depreciation was primarily due to the end of useful life, for accounting purposes, of our Anik F1R satellite in the fourth quarter of 2020.
Depreciation of satellites, property and other equipment decreased by $26.1 million for the year ended December 31, 2020, when compared to the prior year. The decrease in depreciation was primarily due to the end of useful lives, for accounting purposes, of our Anik F2 satellite in the fourth quarter of 2019 and our Anik F1R satellite in the fourth quarter of 2020.
Depreciation of satellites, property and other equipment increased by $18.1 million for the year ended December 31, 2019, when compared to the prior year. The increase in depreciation was primarily due to depreciation on Telesat’s Telstar 19 VANTAGE and Telstar 18 VANTAGE satellites, which began commercial service in August and October 2018, respectively. This was partially offset by the end of useful life, for accounting purposes, of Telesat’s Anik F2 satellite in the fourth quarter of 2019.
Amortization
Amortization of intangible assets decreased by $0.2 million for the three months ended March 31, 2021, when compared to the same period in the prior year.
Amortization of intangible assets decreased by $6.1 million for the year ended December 31, 2020, when compared to the prior year. The decrease was primarily related to the end of useful life, for accounting purposes, of certain customer relationships in 2019.
Amortization of intangible assets decreased by $1.0 million for the year ended December 31, 2019, when compared to the prior year. The decrease was primarily related to the end of useful life, for accounting purposes, for certain customer relationships in the third quarter of 2018, partially offset by higher amortization on certain customer contracts.
Other Operating Losses (Gains), Net
Other operating losses, net increased by $0.5 million for the three months ended March 31, 2021, when compared to the same period in the prior year. Operating loss for the three months ended March 31, 2021 and 2020 related to loss on disposal of assets.
Other operating losses (gains), net decreased by $0.6 million for the year ended December 31, 2020, when compared to the prior year. Other operating loss for the years ended December 31, 2020 and 2019 related to loss on disposal of assets.
Other operating losses (gains) net increased by $1.6 million for the year ended December 31, 2019, when compared to the prior year. Other operating loss for the year ended December 31, 2019 related to loss on disposal of assets. Other operating gains for the year ended December 31, 2018 related principally to a one-time non-recurring gain.
Operating Expenses
	Three months ended March 31,		Years ended December 31,			% Increase (Decrease)
(in millions of Canadian dollars except percentages)	2021	2020	2020	2019	2018	2021 vs 2020	2020 vs 2019	2019 vs 2018
Compensation and employee benefits	$22.2	$21.1	$89.9	$87.9	$98.4	5.3%	2.2%	(10.6)%
Other operating expenses	8.0	14.8	57.6	40.3	45.6	(46.0)%	42.9%	(11.5)%
Cost of sales	9.7	9.6	33.4	37.2	41.9	1.8%	(10.4)%	(11.1)%
Operating expenses	$40.0	$45.5	$180.9	$165.5	$185.8	(12.1)%	9.3%	(10.9)%
Operating expenses consisted of compensation and employee benefits, other operating expenses, such as marketing, general and administration expenses, and cost of sales.
Total operating expenses decreased by $5.5 million for the three months ended March 31, 2021, when compared to the same period in the prior year.
Total operating expenses increased by $15.4 million for the year ended December 31, 2020, when compared to the prior year.
Total operating expenses decreased by $20.3 million for the year ended December 31, 2019, when compared to the prior year.
Compensation and employee benefits increased by $1.1 million for the three months ended March 31, 2021, in comparison to the same period in the prior year. The increase was primarily due to higher wages due to the hiring of additional employees primarily to support our Telesat Lightspeed program. This was partially offset by higher capitalized engineering costs.
Compensation and employee benefits increased by $1.9 million for the year ended December 31, 2020, in comparison to the prior year. The increase was primarily due to higher wages due to the hiring of additional employees primarily to support our Telesat Lightspeed program, combined with lower capitalized engineering costs. This was partially offset by lower share-based compensation and bonuses.
Compensation and employee benefits decreased by $10.4 million for the year ended December 31, 2019, in comparison to the prior year. The decrease was primarily due to lower non-cash share-based compensation expense in 2019 compared to the prior year.
Other operating expenses decreased by $6.8 million for the three months ended March 31, 2021, in comparison to the same period in the prior year. The decrease was primarily due to the reversal of a bad debt provision in the current quarter compared to a bad debt provision in the same period in the previous year.

Other operating expenses increased by $17.3 million for the year ended December 31, 2020, in comparison to the prior year. The increase was primarily due to higher professional fees primarily associated with the Transaction, higher provision for bad debt expense associated with the COVID-19 pandemic and higher in-orbit insurance.
Other operating expenses decreased by $5.3 million for the year ended December 31, 2019, in comparison to the prior year, primarily due to lower rent expense.
Cost of sales increased by $0.2 million for the three months ended March 31, 2021, when compared to the same period in the prior year. The increase was primarily due to higher third party services, partially offset by lower cost of equipment sales.
Cost of sales decreased by $3.9 million for the year ended December 31, 2020, when compared to the prior year. The decrease was primarily due to lower consultancy related expenses, partially offset by higher cost of equipment sales.
Cost of sales decreased by $4.7 million for the year ended December 31, 2019, when compared to the prior year. The decrease was primarily due to lower equipment sales partially offset by higher consulting expenses.
Interest Expense
	Three months ended March 31,		Years ended December 31,			% Increase (Decrease)
(in millions of Canadian dollars except percentages)	2021	2020	2020	2019	2018	2021 vs 2020	2020 vs 2019	2019 vs 2018
Debt service costs	$35.8	$47.6	$175.9	$226.6	$223.9	(24.8)%	(22.4)%	1.2%
Interest expense on significant financing component	5.0	5.8	22.4	25.5	27.4	(14.5)%	(12.0)%	(6.9)%
Interest expense on satellite performance incentive payments	0.6	0.8	2.9	3.5	4.1	(22.0)%	(17.1)%	(14.5)%
Interest expense on employee benefit plans	0.3	0.3	1.2	1.3	1.5	24.1%	(12.7)%	(10.0)%
Interest expense on leases	0.3	0.3	1.3	1.3	—	6.4%	4.7%	(100.0)%
Capitalized interest	—	—	—	—	(19.1)	—	—	(100.0)%
Interest expense	$42.0	$54.7	$203.8	$258.3	$237.8	(23.3)%	(21.2)%	(8.6)%
Interest expense included interest related to Telesat’s debt, net of capitalized interest, as well as interest related to Telesat’s derivative instruments, significant financing on certain revenue agreements, satellite performance incentive payments, employee benefit plans and leases.
Debt service costs, which included interest expense on indebtedness and derivative instruments, decreased by $11.8 million for the three months ended March 31, 2021, when compared to the same period in the prior year. The decrease in debt service costs was primarily due to lower average interest rates on our Senior Secured Credit Facilities, combined with declining balances of debt due to the repayment of US$344.4 million, which occurred in December 2020. This was partially offset by higher net interest paid on our interest rate swaps, when compared to the same period in the prior year.
Debt service costs, which included interest expense on indebtedness and derivative instruments, decreased by $50.7 million for the year ended December 31, 2020, when compared to the prior year. The decrease in debt service costs was primarily due to the refinancing of our debt at lower interest rates in the fourth quarter of 2019. This was partially offset by lower net interest received on our interest rate swaps.
Debt service costs, which included interest expense on indebtedness and derivative instruments, increased by $2.7 million for the year ended December 31, 2019, when compared to the prior year. The increase in debt service costs was primarily due to an unfavorable U.S. dollar foreign exchange impact combined with the discounted interest to November 15, 2019 paid on the redemption of Telesat’s 8.875% Senior Notes. This was partially offset by higher net interest received on Telesat’s interest rate swaps, when compared to the prior year.
Interest expense on significant financing component decreased by $0.8 million for the three months ended March 31, 2021, when compared to the same period in the prior year. The decrease in interest expense was primarily due to lower average prepayment balances for revenue agreements with a significant financing component.
Interest expense on significant financing component decreased by $3.1 million for the year ended December 31, 2020, when compared to the prior year. The decrease in interest expense was primarily due to lower average prepayment balances for revenue agreements with a significant financing component combined with the completion of an agreement that provided for a prepayment for services and which was accounted for as having a significant financing component.
Interest expense on significant financing component decreased by $1.9 million for the year ended December 31, 2019, when compared to the prior year. The decrease in interest expense was primarily as a result of the completion of an agreement that provided for a prepayment for services and which was accounted for as having a significant financing component.
Interest on satellite performance incentive payments decreased by $0.2 million for the three months ended March 31, 2021, when compared to the same period in the prior year, primarily due to declining balances of satellite performance incentive liabilities.
Interest on satellite performance incentive payments decreased by $0.6 million for the year ended December 31, 2020, when compared to the prior year, primarily due to declining balances of satellite performance incentive liabilities.
Interest on satellite performance incentive payments decreased by $0.6 million for the year ended December 31, 2019, when compared to the prior year, primarily due to declining balances of satellite performance incentive liabilities.
Interest expense on employee benefit plans increased by $0.1 million for the three months ended March 31, 2021, when compared to the same period in the prior year.
Interest expense on employee benefit plans decreased by $0.2 million for the year ended December 31, 2020, when compared to the prior year. The decrease was primarily a result of differences in estimated interest expense according to the actuarial reports.
Interest expense on employee benefit plans decreased by $0.1 million for the year ended December 31, 2019, respectively, when compared to the prior year.
Interest expense on leases was essentially unchanged for the three months ended March 31, 2021, when compared to the same period in the prior year.
Interest expense on leases was essentially unchanged for the year ended December 31, 2020, when compared to the prior year.
Interest expense on leases increased by $1.3 million for the year ended December 31, 2019, when compared to the prior year, primarily due to the impact of the implementation of IFRS 16.
Capitalized interest decreased by $19.1 million for the year ended December 31, 2019, when compared to the prior year, primarily due to Telstar 19 VANTAGE and Telstar 18 VANTAGE satellites entering into commercial service in August 2018 and October 2018, respectively.
There was no capitalized interest for the three months ended March 31, 2021 and 2020 or the years ended December 31, 2020 and 2019.
Loss on Refinancing
The loss on refinancing of $151.9 million for the year ended December 31, 2019, related to the redemption of Telesat’s 8.875% Senior Notes and the refinancing of Telesat’s former senior secured credit facilities, which occurred in the fourth quarter of 2019.

There were no refinancing transactions during the three months ended March 31, 2021 and 2020 or the years ended December 31, 2020 and 2018.
Interest and Other Income
	Three months ended March 31,		Years ended December 31,
(in millions of Canadian dollars)	2021	2020	2020	2019	2018
Interest and other income	$0.1	$4.3	$5.2	$20.0	$16.5
Interest and other income decreased by $4.1 million for the three months ended March 31, 2021, when compared to the same period in the prior year. The decrease was primarily due to a decrease in interest rates on cash and short-term investment balances, partially offset by an increase due to higher average cash and cash equivalent balances in 2021.
Interest and other income decreased by $14.8 million for the year ended December 31, 2020, when compared to the prior year. The decrease was primarily due to a decrease in interest rates on cash and short-term investment balances, partially offset by an increase due to higher average cash and cash equivalent balances in 2020. The decrease was also due to the loss on the US$341.4 million repayment of our Term Loan B — U.S. Facility.
Interest and other income increased by $3.5 million for the year ended December 31, 2019, when compared to the prior year. The increase was primarily due to higher interest income on cash and short-term investments. This was partially offset by the net impact of the $50 million U.S. dollar voluntary payment and the repricing that occurred on Telesat’s former Term Loan B Facility during 2018.
Foreign Exchange and Derivatives
	Three months ended March 31,		Years ended December 31,
(in millions of Canadian dollars)	2021	2020	2020	2019	2018
Loss on changes in fair value of financial instruments	$(25.1)	$(43.8)	$(13.1)	$(49.7)	$(18.2)
Gain (loss) on foreign exchange	$35.1	$(290.7)	$47.6	$163.8	$(259.1)
The $25.1 million loss on changes in fair value of financial instruments for the three months ended March 31, 2021, represented a positive change of $18.6 million compared to the prior year. The loss on changes in fair value of financial instruments primarily reflected changes in the fair values of our interest rate swaps, and prepayment options on our 6.5% Senior Notes and 4.875% Senior Secured Notes.
The $13.1 million loss on changes in fair value of financial instruments for the year ended December 31, 2020 represented a positive change of $36.6 million compared to the prior year. The loss on changes in fair value of financial instruments primarily reflected changes in the fair values of our interest rate swaps, and on the 6.5% Senior Notes and 4.875% Senior Secured Notes. The loss on changes in fair value of financial instruments for the prior year primarily reflected changes in the fair values of our interest rate swaps, interest rate floors on our former Senior Secured credit facilities and prepayment options on our 8.875% Senior Notes. The losses on changes in fair value of financial instruments were a result of changes in key economic variables, such as foreign exchange rates, credit spreads and swap rates.
The $49.7 million loss on changes in fair value of financial instruments for the year ended December 31, 2019 represented a negative change of $31.5 million compared to the prior year. The loss on changes in fair value of financial instruments primarily reflected changes in the fair values of Telesat’s interest rate swaps, interest rate floors and prepayment options on Telesat’s 8.875% Senior Notes, Senior Notes and Senior Secured Notes.
The foreign exchange gain for the three months ended March 31, 2021, was $35.1 million compared to a foreign exchange loss of $290.7 for the same period in 2020 resulting in a positive change of $325.8 million.

The gain for the three months ended March 31, 2021 was primarily due to a weaker U.S. dollar to Canadian dollar spot rate as at March 31, 2021 ($1.2562) compared to the spot rate as at December 31, 2020 ($1.2725) and the resulting favorable impact on the translation of our U.S. dollar denominated indebtedness.
The loss for the three months ended March 31, 2020 was primarily due to a stronger U.S. dollar to Canadian dollar spot rate at March 31, 2020 ($1.4062) compared to the spot rate at December 31, 2019 ($1.2990) and the resulting unfavorable impact on the translation of our U.S. dollar denominated indebtedness.
The foreign exchange gain for the year ended December 31, 2020 was $47.6 million compared to a foreign exchange gain of $163.8 million for 2019 resulting in a negative change of $116.2 million. The gain for the year ended December 31, 2020 was mainly the result of a weaker U.S. dollar to Canadian dollar spot rate as at December 31, 2020 ($1.2725) compared to the spot rate as at December 31, 2019 ($1.2990) and the resulting favorable impact on the translation of our U.S. dollar denominated indebtedness.
The foreign exchange gain for the year ended December 31, 2019 was $163.8 million compared to a foreign exchange loss of $259.1 million for 2018, resulting in a positive change of $422.9 million.
The foreign exchange gain for the year ended December 31, 2019 was mainly the result of a weaker U.S. dollar to Canadian dollar spot rate as at December 31, 2019 ($1.2990) compared to the spot rate as at December 31, 2018 ($1.3637) and the resulting favorable impact on the translation of Telesat’s U.S. dollar-denominated indebtedness.
The foreign exchange loss for the year ended December 31, 2018 was mainly the result of a stronger U.S. dollar to Canadian dollar spot rate as at December 31, 2018 ($1.3637) compared to the spot rate as at December 31, 2017 ($1.2571) and the resulting unfavorable impact on the translation of Telesat’s U.S. dollar- denominated indebtedness.
Income Taxes
	Three months ended March 31,		Years ended December 31,
(in millions of Canadian dollars)	2021	2020	2020	2019	2018
Current tax expense	$24.1	$5.3	$77.1	$71.2	$98.8
Deferred tax recovery	(2.4)	(9.1)	(81.5)	(56.1)	(37.8)
Tax expense (recovery)	$21.8	$(3.8)	$(4.4)	$15.1	$61.1
The tax expense for the three months ended March 31, 2021 increased by $25.6 million primarily due to gains on foreign exchange and certain financial instruments, and lower interest expense in 2021.
The tax expense for the year ended December 31, 2020 was $19.5 million lower than the prior year. The decrease was mainly due to a decrease in operating income and the recognition of temporary differences not recognized as deferred tax assets in prior years.
The tax expense for the year ended December 31, 2019 was $45.9 million lower than the prior year. The decrease was mainly due to the recognition of tax losses in 2019 not recognized in prior years and the impact of unrealized capital transactions in 2018.
Backlog
Contracted revenue backlog (“backlog”) represents Telesat’s expected future revenue from existing service contracts (without discounting for present value) including any deferred revenue that Telesat will recognize in the future in respect of cash already received. The majority of Telesat’s contracted revenue backlog is generated from contractual agreements for satellite capacity. Telesat does not include revenue beyond the stated expiration date of a contract, regardless of the potential for a renewal. As at March 31, 2021, Telesat’s contracted backlog was approximately $2.5 billion.
Generally, following the successful launch of a satellite, if the satellite is operating nominally, Telesat’s customers may only terminate their service agreements for satellite capacity by paying Telesat all, or substantially all, of the payments that would have otherwise become due over the term of the service agreement. However, if certain of Telesat’s existing satellites were to experience an in-orbit failure, or otherwise fail to operate as anticipated, Telesat’s customers may be entitled to terminate their agreement and Telesat may be obligated to return all or a portion of the customer prepayments made under service agreements for that satellite and reduce the associated contractual revenue from revenue backlog. Any repayments under such conditions would be funded by insurance proceeds Telesat may receive, cash on hand, short-term investments, and funds available under Telesat’s Revolving Credit Facility.
Telesat expects its backlog, as at March 31, 2021, to be recognized as follows:
(in millions of Canadian dollars)	Remaining 2021	2022	2023	2024	2025	Thereafter
Backlog	$488.4	$522.8	$437.8	$306.2	$217.3	$571.1
Liquidity and Capital Resources
Cash and Available Credit
As at March 31, 2021, Telesat had $883.1 million of cash and short-term investments, including $642.0 million held in unrestricted subsidiaries, as well as approximately $200.0 million U.S. dollars (or Canadian dollar equivalent) borrowing availability under the Revolving Credit Facility.
Cash Flows from Operating Activities
Cash generated from operating activities for the three months ended March 31, 2021, was $99.5 million, a decline of $9.0 million from the same period in the prior year. The decline was principally due to higher income taxes paid combined with lower operating income. This was partially offset by lower interest paid on indebtedness and an increase in cash flows from operating assets and liabilities.
Cash generated from operating activities for the year ended December 31, 2020 was $372.4 million, a $3.2 million decrease compared to the prior year. The decrease was primarily due to lower operating income. This was partially offset by lower income taxes paid and an increase in cash flows from operating assets and liabilities.
Cash generated from operating activities for the year ended December 31, 2019 was $375.6 million, a $90.7 million decrease compared to the prior year. The decrease was primarily due to a negative change in working capital combined with lower capitalized interest. This was partially offset by lower interest paid, lower income taxes paid and higher interest received.
Cash Flows used in Investing Activities
Cash used in investing activities for the three months ended March 31, 2021 was $20.5 million. This consisted of $16.7 million on purchases associated with the Telesat Lightspeed constellation and $3.7 million of payments for property and other equipment.
Cash used in investing activities for the three months ended March 31, 2020 was $1.5 million. This consisted of $0.9 million of expenditures on satellite programs and $0.6 million of payments for property and other equipment.
Cash used in investing activities for the year ended December 31, 2020 was $93.0 million. This consisted of $75.9 million of expenditures on satellite programs, primarily related to Telesat Lightspeed expenditures, and $17.1 million of payments for property and other equipment.
Cash used in investing activities for the year ended December 31, 2019 was $39.6 million. This consisted of $3.7 million of expenditures on satellite programs, $27.6 million of payments for intangible assets, as well as $8.3 million of payments for property and other equipment.
Cash used in investing activities for the year ended December 31, 2018 was $103.3 million. This consisted of $67.4 million of expenditures on satellite programs, $19.9 million of payments for intangible assets, as well as $16.0 million of payments for property and other equipment.

Cash Flows used in Financing Activities
Cash used in financing activities for the three months ended March 31, 2021 was $2.3 million. This was principally due to payments on the satellite performance incentive liabilities.
Cash used in financing activities for the three months ended March 31, 2020 was $4.5 million. This was principally due to repayments on our Senior Secured Credit Facilities as well as satellite performance incentive payments. This was partially offset by funds received in connection with our government grant.
Cash used in financing activities for the year ended December 31, 2020 was $450.2 million. This related principally to regular repayments, as well as the voluntary US$341.4 million repayment made in December 2020 on our Senior Secured Credit Facilities in connection with the planned Lightspeed constellation.
Cash used in financing activities for the year ended December 31, 2019 was $40.3 million. This was mostly related to both the mandatory payments and the settlement of Telesat’s former senior secured credit facilities and the settlement of Telesat’s 8.875% Senior Notes, including the payment of the early redemption premium and any related debt issue costs on the October and December 2019 refinancings. This was partially offset by the proceeds from the issuance of the Senior Notes, Senior Secured Notes and the borrowings under the Senior Secured Credit Facilities.
Cash used in financing activities for the year ended December 31, 2018 was $114.2 million. This was mostly related to the debt issue costs in connection with the repricing of the former senior secured credit facilities and repayments made on Telesat’s former senior secured credit facilities.
Government Grant
In 2019, we entered into an agreement with the Government of Canada (“GoC”) pursuant to which the GoC would contribute up to $85 million to support the development of the Telesat Lightspeed constellation through the GoC Strategic Innovation Fund. In return for the grant, Telesat has made a number of commitments to the Government of Canada, including commitments to conduct over $200 million of research and development activities in Canada as well as to expansion of its Canadian workforce.
The costs that were incurred in connection with this program to date are summarized below:
(in millions of Canadian dollars)	3-months ended March 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019	Costs incurred prior to 2019
Satellites, property and other equipment	$34.8	$75.4	$7.6	$—
Intangible assets	—	—	24.3	46.1
Total capital expenditures	34.8	75.4	31.9	46.1
Operating expenses	6.4	21.1	7.1	8.2
Total costs incurred	$41.2	$96.5	$39.0	$54.3
The following claims against the government grant have been made to date against the costs incurred associated with the program:
(in millions of Canadian dollars)	3-months ended March 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
Satellites, property and other equipment	$0.8	$8.0	$—
Intangible assets	—	—	3.3
Total claims against capital expenditures	0.8	8.0	3.3
Operating expenses	0.8	4.0	1.7
Total claims	$1.6	$12.0	$5.0
Liquidity
A large portion of Telesat’s annual cash receipts are reasonably predictable because they are primarily derived from an existing backlog of long-term customer contracts and high contract renewal rates. Telesat believes cash and short-term investments as at March 31, 2021, cash flows from operating activities, and drawings on the Revolving Credit Facility under the Senior Secured Credit Facilities will be adequate to meet the expected cash requirements for at least the next twelve months for activities in the normal course of business, including required interest and principal payments on the indebtedness and the capital requirements. This includes the commitments we have made to date for our Telesat Lightspeed program, but does not include the capital that would be required to complete construction of the constellation.
The construction of any satellite replacement or expansion program will require significant capital expenditures, in particular the planned Telesat Lightspeed constellation which we currently estimate will require a capital investment of approximately US$5 billion for satellites, launch vehicles, insurance, and related ground systems. Cash required for any future satellite programs may be funded from a range of sources including: cash and short-term investments, cash flows from operating activities, cash flows from customer prepayments or through borrowings on the Revolving Credit Facility under the Senior Secured Credit Facilities; vendor financing; equity investments, including through the issuance of public equity; export credit agency financing; additional secured or unsecured debt financing; proceeds received from repurposing C-band spectrum; and from government sources. In addition, Telesat may sell certain satellite assets and, in accordance with the terms and conditions of the Senior Secured Credit Facilities, reinvest the proceeds in replacement satellites or pay down indebtedness under the Senior Secured Credit Facilities. However, our ability to access these sources of funding is not guaranteed, and therefore, Telesat may not be able to fully fund additional replacement or new satellite programs.
Telesat is developing the planned Lightspeed constellation in Unrestricted Subsidiaries (as defined in Telesat’s Credit Agreement and Indentures) and Telesat expects to complete the development of, fund, and operate the planned Telesat Lightspeed constellation through current or future Unrestricted Subsidiaries.
Debt
Senior Secured Credit Facilities
The obligations under the Credit Agreement and the guarantees of those obligations are secured, subject to certain exceptions, by a first priority security interest in the assets of Telesat and the assets of certain of its subsidiaries (the “Guarantors”). The Credit Agreement contains covenants that restrict the ability of Telesat and the ability of the Guarantors to take specified actions, including, among other things and subject to certain significant exceptions: creating liens, incurring indebtedness, making investments, engaging in mergers, selling property, paying dividends, entering into sale-leaseback transactions, creating subsidiaries, repaying subordinated debt or amending organizational documents. The Credit Agreement also requires Telesat and the Guarantors to comply with a maximum first lien leverage ratio and contains customary events of default and affirmative covenants, including an excess cash sweep, that may require Telesat to repay a portion of the outstanding principal under Telesat’s Senior Secured Credit Facilities prior to the stated maturity.
Telesat’s Senior Secured Credit Facilities are comprised of the following facilities:
i — Revolving Credit Facility
Telesat’s Revolving Credit Facility (the “Revolving Credit Facility”) is a $200.0 million loan facility available in either U.S. dollar or Canadian dollar equivalent, maturing in December 2024. Loans under the Revolving Credit Facility bear interest at a floating interest rate. For Canadian Prime Rate and Alternative Base Rate (“ABR”) loans, an applicable margin ranging from 0.75% to 1.25% is applied to the Prime Rate and ABR as these interest rates are defined in the Senior Secured Credit Facilities. For Bankers Acceptance (“BA”) Loans and Eurodollar Loans, an applicable margin ranging from 1.75% to 2.25% is applied to either the BA interest rate or LIBOR. The rates on the Revolving Credit Facility vary depending upon the results of the first lien leverage ratio. Telesat’s Revolving Credit Facility currently has an unused commitment fee that ranges from 25 to 37.5 basis points per annum, depending upon the result of the total leverage ratio. As at March 31, 2021, other than approximately $0.3 million in drawings related to letters of credit, there were no borrowings under this facility.

ii — Term Loan B — U.S. Facility
Telesat’s Term Loan B — U.S. Facility (the “U.S. TLB Facility”) is a US$1,908.5 million facility maturing in December 2026.
In December 2020, a prepayment of US$341.4 million was made on the U.S. TLB Facility. This resulted in the recognition of a loss of $2.3 million which was recorded against interest and other income and indebtedness. The loss on repayment recorded against the indebtedness is subsequently amortized to interest expense using the effective interest method.
As at March 31, 2021, US$1,552.8 million of this facility was outstanding, which represents the full amount available. The borrowings under Telesat’s U.S. TLB Facility bear interest at a floating rate of either: (i) LIBOR as periodically determined for interest rate periods selected by Telesat in accordance with the terms of the Senior Secured Credit Facilities plus an applicable margin of 2.75%; or (ii) Alternative Base Rate as determined in accordance with the terms of the Senior Secured Credit Facilities plus an applicable margin of 1.75%.
The mandatory principal repayments on Telesat’s U.S. TLB Facility are one quarter of 1.00% of the value of the loan, which must be paid on the last day of each quarter. As a result of the prepayment made in December 2020, mandatory quarterly principal repayments will no longer be required.
Senior Secured Notes
Telesat’s Senior Secured Notes, in the amount of US$400.0 million, bear interest at an annual rate of 4.875% and mature in June 2027. The Indenture governing the Senior Secured Notes includes covenants and terms that restrict Telesat’s ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, investments or acquisitions, enter into certain transactions with affiliates, modify or cancel its satellite insurance, effect mergers with another entity, and redeem Telesat’s Senior Secured Notes, without penalty, before December 1, 2024, in each case subject to exceptions provided in the Senior Secured Notes indenture.
Senior Notes
Telesat’s Senior Notes, in the amount of US$550.0 million, bear interest at an annual rate of 6.5% and mature in October 2027. The indenture governing the Senior Notes includes covenants and terms that restrict Telesat’s ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, investments or acquisitions, enter into certain transactions with affiliates, modify or cancel Telesat’s satellite insurance, effect mergers with another entity, and redeem Telesat’s Senior Notes, without penalty, before October 15, 2024, in each case subject to exceptions provided in the Senior Notes indenture.
As at March 31, 2021, Telesat was in compliance with the financial covenants of Telesat’s Senior Secured Credit Facilities, the indenture governing Telesat’s Senior Notes and the indenture governing Telesat’s Senior Secured Notes.
Debt Service Cost
An estimate of the interest expense is based upon assumptions of foreign exchange rates, LIBOR, BA rates and the applicable margins of our Senior Secured Credit Facilities. Our interest expense for the year ending December 31, 2021, excluding the impact of the 5.625% Senior Secured Notes issued in April 2021, is expected to be approximately $140.1 million. The interest expense excludes the amortization of our deferred financing costs, prepayment options and loss on repayment.
Derivatives
Telesat uses, from time to time, interest rate and currency derivatives to manage Telesat’s exposure to changes in interest rates and foreign exchange rates.
As at March 31, 2021, Telesat had two outstanding interest rate swaps which hedge the interest rate risk on $900.0 million of U.S. denominated Term Loan B borrowings. As at March 31, 2021, the fair value of the interest rate swaps was a liability of $14.3 million. These contracts which mature in September 2021 and September 2022, and are at fixed interest rates of 1.95% and 2.04%, respectively, excluding applicable margin.
Telesat also has embedded derivatives that are accounted for separately at fair value. These embedded derivatives are related to a prepayment option included on Telesat’s Senior Notes and the prepayment option on Telesat’s Senior Secured Notes. As at March 31, 2021, the fair value of the embedded derivative related to the prepayment option on Telesat’s Senior Notes was an asset of $0.9 million and the embedded derivative related to the prepayment option on Telesat’s 4.875% Senior Secured Notes was an asset of $0.7 million.
The changes in the fair value of these embedded derivatives are recorded on Telesat’s consolidated statements of income as a gain or loss on changes in fair value of financial instruments and are non-cash.
All derivative instruments are measured at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market under current market conditions at the measurement date. Where possible, fair values are based on the quoted market values in an active market. In the absence of an active market, Telesat determines fair values based on prevailing market rates (bid and ask prices, as appropriate) for instruments with similar characteristics and risk profiles or internal or external valuation models, such as option pricing models and discounted cash flow analysis, using observable market-based inputs.
These estimates are affected significantly by the assumptions for the amount and timing of estimated future cash flows and discount rates, which all reflect varying degrees of risk. Potential income taxes and other expenses that would be incurred on disposition of Telesat’s derivative instruments are not reflected in the fair values. The fair values also include an adjustment related to the counterparty credit risk. As a result, the fair values are not necessarily the net amounts that would be realized if these instruments were actually settled.
Capital Expenditures
Telesat has entered into contracts for the development of the Telesat Lightspeed constellation and other capital expenditures. The outstanding commitments associated with these contracts were approximately $237.1 million as of March 31, 2021. These expenditures may be funded from some or all of the following: cash and short-term investments, cash flow from operating activities, cash flow from customer prepayments or funds available under Telesat’s Revolving Credit Facility.

Contractual Obligations and Other Commercial Commitments
The following table summarizes Telesat’s contractual obligations as at December 31, 2020, that are due in each of the next five years and after 2025. This table does not include any future satellite expenditures not committed to as at December 31, 2020.
(in millions of Canadian dollars)	2021	2022	2023	2024	2025	Thereafter	Total
Satellite performance incentive payments, including interest	$9.3	$8.4	$7.5	$5.9	$3.1	$13.1	$47.3
Senior Secured Credit Facilities, Senior Secured Notes and Senior Notes(1)	—	—	—	—	—	3,184.8	3,184.8
Interest on long-term indebtedness	129.6	129.4	129.4	129.5	128.4	182.3	828.5
Interest rate swaps	12.7	5.6	—	—	—	—	18.3
Lease liabilities	3.4	3.0	3.0	2.8	2.5	27.8	42.6
Property lease commitments(2)	1.1	1.1	1.1	1.1	1.0	12.5	17.8
Commitments for capital expenditures(2)	155.3	35.1	86.8	—	—	—	277.2
Other operating commitments(2)	32.7	6.5	5.0	4.2	3.8	11.4	63.7
Contributions to employment benefit plans	4.0	—	—	—	—	—	4.0
Decommissioning liabilities	2.4	—	—	—	0.1	2.4	4.9
Customer and other deposits	1.3	—	0.1	—	0.1	0.1	1.6
Other financial liabilities, including interest	2.1	—	—	—	—	—	2.1
	$353.9	$189.0	$232.8	$143.5	$139.0	$3,434.5	$4,492.7

(1)
Excludes interest, deferred financing costs and prepayment options and the 5.625% Senior Secured Notes issued in April 2021.

(2)
The commitments for capital expenditures are related to the development of the Lightspeed constellation and other capital expenditures. These commitments were updated to March 3, 2021.

Telesat’s future contributions to the pension plans after 2021, future income tax liabilities and uncertain tax positions, have not been included in the table as the timing and amount of cash required cannot be accurately determined as:
•
future contributions to the pension plans depend largely on the result of actuarial valuations that are performed periodically and on the investment performance of the pension fund assets; and

•
future payments of income taxes depend on the amount of taxable earnings and on whether there are tax loss carry forwards available to reduce income tax liabilities.

Deferred revenue has not been included in the table above because it does not represent future cash payments.
Market Risk
Credit Risk Related to Financial Instruments
Financial instruments that potentially subject Telesat to a concentration of credit risk consist of cash and short-term investments, accounts receivable, derivative assets and other assets. Cash and short-term investments are invested with high quality financial institutions and are governed by Telesat’s corporate investment policy, which aims to reduce credit risk by restricting investments to high-grade, mainly U.S. dollar and Canadian dollar-denominated investments. Credit checks are performed to minimize exposure to any one customer. Telesat is exposed to credit risk if counterparties to Telesat’s derivative instruments are unable to meet their obligations. It is expected that these counterparties will be able to meet their obligations as they are institutions with strong credit ratings, but Telesat continues to periodically monitor their credit risk and credit exposure.

Foreign Exchange Risk
Telesat’s operating results are subject to fluctuations as a result of exchange rate variations to the extent that transactions are made in currencies other than Canadian dollars. The most significant impact of variations in the exchange rate is on Telesat’s U.S. dollar-denominated indebtedness and cash and short-term investments. In addition, a portion of Telesat’s revenue and expenses, as well as the majority of Telesat’s capital expenditures, are denominated in U.S. dollars. As a result, the volatility of the U.S. currency exposes Telesat to foreign exchange risks.
For the three month period ended March 31, 2021, Telesat recorded a mainly non-cash foreign exchange gain of approximately $35.1 million due to a weaker U.S. to Canadian dollar spot rate ($1.2562) compared to December 31, 2020 ($1.2725).
For the three month period ended March 31, 2020, Telesat recorded a mainly non-cash foreign exchange loss of approximately $290.7 million due to a stronger U.S. to Canadian dollar spot rate ($1.4062) compared to December 31, 2019 ($1.2990).
For the year ended December 31, 2020, Telesat recorded a mainly non-cash foreign exchange gain of approximately $47.6 million due to a weaker U.S. to Canadian dollar spot rate ($1.2725) compared to December 31, 2019 ($1.2990).
For the year ended December 31, 2019, Telesat recorded a mainly non-cash foreign exchange gain of approximately $163.8 million due to a weaker U.S. to Canadian dollar spot rate ($1.2990) compared to December 31, 2018 ($1.3637).
The foreign exchange loss for the year ended December 31, 2018 was mainly the result of a stronger U.S. dollar to Canadian dollar spot rate as at December 31, 2018 ($1.3637) compared to the spot rate as at December 31, 2017 ($1.2571) and the resulting unfavorable impact on the translation of Telesat’s U.S. dollar- denominated indebtedness.
The approximate amount of Telesat’s revenue and certain expenses denominated in U.S. dollars, as a percentage of their overall balance, is summarized in the table below:
	Three months ended March 31,		Years ended December 31,
	2021	2020	2020	2019	2018
Revenue	51.5%	51.2%	52.9%	52.7%	50.4%
Operating expenses	38.6%	47.1%	45.6%	39.2%	29.7%
Interest on Telesat’s indebtedness	100.0%	100.0%	100.0%	100.0%	100.0%
Telesat uses, from time to time, the following instruments to manage Telesat’s exposure to foreign exchange risk:
•
forward currency contracts to hedge foreign exchange risk on anticipated cash flows, mainly related to the construction of satellites and interest payments; and

•
currency derivative instruments to hedge the foreign exchange risk on Telesat’s U.S. dollar-denominated indebtedness.

Telesat’s policy is that Telesat does not use derivative instruments for speculative purposes. As at March 31, 2021, Telesat had no currency derivative instruments or forward currency contracts.
A five percent increase (decrease) in the value of the U.S. dollar against the Canadian dollar would have increased (decreased) Telesat’s indebtedness and (decreased) increased Telesat’s net income as at March 31, 2021 by $157.2 million.
A five percent increase (decrease) in the value of the U.S. dollar against the Canadian dollar would have increased (decreased) Telesat’s cash and cash equivalents by $41.0 million, increased (decreased) Telesat’s net income by $6.3 million and decreased (increased) Telesat’s other comprehensive loss by $34.7 million as at March 31, 2021.

A five percent increase (decrease) in the value of the U.S. dollar against the Canadian dollar would have increased (decreased) Telesat’s revenue and certain expenses for the three months ended March 31, 2021, as summarized in the table below:
(In millions of Canadian dollars)
Revenue	$4.9
Operating expenses	$0.8
Interest on our indebtedness	$1.8
The sensitivity analyses above assume that all other variables remain constant.
A five percent increase (decrease) in the value of the U.S. dollar against the Canadian dollar would have increased (decreased) Telesat’s revenue and certain expenses for the year ended December 31, 2020, as summarized in the table below:
(In millions of Canadian dollars)
Revenue	$21.7
Operating expenses	$4.1
Interest on Telesat’s indebtedness	$8.8
The sensitivity analyses above assume that all other variables remain constant.
Through Telesat’s U.S. dollar-denominated indebtedness, Telesat is exposed to foreign exchange fluctuations. The following table contains Telesat’s existing U.S. dollar-denominated indebtedness balances at the beginning of each respective period, which are net of Telesat’s scheduled debt repayments, and based on the foreign exchange rate as at March 31, 2021.
(CAD millions, beginning of year)	Q2 2021	2022	2023	2024	2025	Thereafter
U.S. TLB Facility	$1,950.6	$1,950.6	$1,950.6	$1,950.6	$1,950.6	$1,950.6
6.5% Senior Notes	690.9	690.9	690.9	690.9	690.9	690.9
4.875% Senior Secured Notes	502.5	502.5	502.5	502.5	502.5	502.5
U.S. dollar-denominated debt balances	$3,144.0	$3,144.0	$3,144.0	$3,144.0	$3,144.0	$3,144.0
Interest Rate Risk
Telesat is exposed to interest rate risk on its cash and short-term investments and on Telesat’s indebtedness, a portion of the indebtedness which includes a variable interest rate. Changes in the interest rates could impact the amount of interest that Telesat receives or is required to pay.
Telesat uses, from time to time, interest rate swaps to hedge the interest rate risk related to Telesat’s indebtedness.
Telesat’s policy is that it does not use derivative instruments for speculative purposes. In October 2017, Telesat entered into four interest rate swaps which hedge the interest rate risk on US$1,800.0 million of borrowings under Telesat’s U.S. TLB Facility. These contracts, which mature between September 2019 and September 2022, are at fixed interest rates ranging from 1.72% to 2.04%, excluding applicable margin. As at March 31, 2021, two of the interest rate swaps were outstanding to hedge the interest rate risk on US $900.0 million of borrowings under Telesat’s U.S. TLB Facility. The outstanding contracts, which mature in September 2021 and September 2022, are at fixed interest rates of 1.95% and 2.04%, respectively, excluding applicable margin.
If the interest rates on the variable debt increased (decreased) by 0.25%, the result would be a decrease (increase) of $1.2 million to Telesat’s net income for the three months ended March 31, 2021.
If the interest rates on the variable rate debt increased (decreased) by 0.25%, the result would be a decrease (increase) of $4.1 million to Telesat’s net income for year ended December 31, 2020.

As at March 31, 2021, through Telesat’s U.S. TLB Facility we are exposed to interest rate fluctuations. The following table contains the balance of the U.S. TLB facility at the beginning of each respective period, net of our scheduled repayments, and based on the foreign exchange rate as at March 31, 2021.
(CAD millions)	Q2 2021	2022	2023	2024	2025	Thereafter
U.S. TLB Facility(1)	$1,950.6	$1,950.6	$1,950.6	$1,950.6	$1,950.6	$1,950.6
Interest rate derivative variable to fixed(2)	(1,130.6)	(565.3)	—	—	—	—
Debt exposed to variable interest rate after interest rate derivatives	$820.1	$1,385.4	$1,950.6	$1,950.6	$1,950.6	$1,950.6

(1)
U.S. TLB Facility is US dollar denominated and bears interest at LIBOR plus a spread.

(2)
US$900 million notional outstanding, variable rate is LIBOR. The weighted average fixed rate (before spread) varies by interest rate swap and ranges from 1.95% to 2.04%.

Guarantees
In the normal course of business, Telesat enters into agreements that provide for indemnification and guarantees to counterparties in transactions involving sales of assets, sales of services, purchases and development of assets, securitization agreements and operating leases. The nature of almost all of these indemnifications prevents Telesat from making a reasonable estimate of the maximum potential amount that Telesat could be required to pay counterparties. As a result, Telesat cannot determine how they could affect future liquidity, capital resources or Telesat’s credit risk profile. Telesat has not made any significant payments under these indemnifications in the past.
Related Party Transactions
As at March 31, 2021, Telesat’s related parties consisted of PSP Investments and Loral, Telesat’s common shareholders, together with their subsidiaries and affiliates, including Daniel Goldberg and several other current and former employees of Telesat that own Telesat equity. See also “The Transaction —  Contribution Agreements; Exchange Agreements for Telesat Tandem SARs, Telesat Options and Telesat RSUs” and “— Interests of Certain Persons Related to Telesat in the Transaction”.
Investor Rights Agreements
Telesat Corporation and MHR, on the one hand, and Telesat Corporation and PSP Investments, on the other hand, entered into the Investor Rights Agreements dated as of November 23, 2020, pursuant to which, among other things, each of PSP Investments and MHR will be entitled to designate three directors to the board of directors of Telesat Corporation and have the exclusive right to fill vacancies of any directorship for which it has the right to designate a director. The number of designees each of PSP Investments and MHR will be entitled to designate to the board of directors of Telesat Corporation will be reduced to two, one and zero upon PSP Investments or MHR, respectively, owning less than 25%, 15% or 5% of the Telesat Corporation Shares and the Telesat Partnership Units (on an “as-exchanged” basis) outstanding as of the Closing. The number of independent directors that the Nominating Committee (as defined below) may designate will be increased by one each time the number of designees PSP Investments or MHR is entitled to designate is so reduced.
Consulting Services Agreement
On October 31, 2007, Loral and Telesat Canada entered into a consulting services agreement (the “Consulting Agreement”). The Consulting Agreement will be terminated upon completion of the Transaction.
Shareholders Agreement
The Telesat Shareholders Agreement will be terminated upon completion of the Transaction.

Goldberg, Godles, Wiener & Wright
Henry Goldberg, the father of Daniel Goldberg, the President and Chief Executive Officer of Telesat, is a partner in the law firm of Goldberg, Godles, Wiener & Wright, which handles certain matters for Telesat and its subsidiaries. As of December 31, 2020, the aggregate amount of expenses incurred by Telesat and its subsidiaries for services received was approximately US$2,177,373.
NON-IFRS MEASURES
Consolidated EBITDA for Covenant Purposes
Under the terms of the Credit Agreement for Telesat’s Senior Secured Credit Facilities, Telesat is required to comply with a senior secured leverage ratio maintenance covenant as well as with other financial ratio covenants that impact, among other items, Telesat’s ability to incur debt and make dividend payments.
If Telesat’s Revolving Credit Facility is drawn by more than 35% of the Credit Facility amount, Telesat’s Credit Agreement requires Telesat to comply with a first lien net leverage ratio of 5.75:1.00, tested quarterly, and failure to comply will result in an event of default. Telesat refers to this first lien net leverage ratio as the Consolidated Total Secured Debt to Consolidated EBITDA for Covenant Purposes ratio.
Telesat’s Credit Agreement limits, among other items, Telesat’s and its restricted subsidiaries’ ability to incur debt and make dividend payments if the total leverage ratio is above 4.50:1.00, with certain exceptions. Telesat refers to this total leverage ratio as the Consolidated Total Debt for Covenant Purposes to Consolidated EBITDA for the purposes of Telesat’s Senior Secured Credit Facilities.
Telesat’s Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for Covenant Purposes is defined as net income (loss) for Telesat and Restricted Subsidiaries plus interest expense, net of cash interest income earned on cash and cash equivalents, depreciation expense, amortization expense, extraordinary losses and unusual and non-recurring charges, non-cash charges, any expenses or charges incurred in connection with any issuance of debt, any impairment charges or asset write off, foreign withholding taxes paid or accrued, non-cash charges related to share-based compensation expense and consulting fees payable to Loral. Additional sums which may be added include projected cost savings from an acquisition and lost revenue which may have been earned by satellites that have been subject to an insured loss. Deductions which are made in calculating Consolidated EBITDA for Covenant Purposes include extraordinary, non-recurring gains and losses and non-cash gains and losses.
Further adjustments are made to account for income from Unrestricted Subsidiaries, and currency gains and losses (including non-cash gains or losses on derivative contracts). Unrestricted Subsidiaries are (a) any Subsidiary of Telesat that is formed or acquired after the closing date of the Credit Agreement, provided that such Subsidiary is designated as an Unrestricted Subsidiary, and (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary. The Telesat Lightspeed constellation is being developed through unrestricted subsidiaries.
Consolidated EBITDA for Covenant Purposes is not a presentation made in accordance with IFRS, is not a measure of financial condition or profitability, and should not be considered as an alternative to (1) net income (loss) determined in accordance with IFRS or (2) cash flows from operating activities determined in accordance with IFRS. Additionally, Consolidated EBITDA for Covenant Purposes is not intended to be a measure of free cash flow for management’s discretionary use as it does not include certain cash requirements for such items as interest payments, tax payments and debt service requirements. Telesat believes that the inclusion of Consolidated EBITDA for Covenant Purposes herein is appropriate to provide additional information concerning the calculation of the financial ratio maintenance covenant and other covenants on Telesat’s Senior Secured Credit Facilities. Consolidated EBITDA for Covenant Purposes is a material component of these covenants. Non-compliance with the financial ratio maintenance covenant contained in Telesat’s Senior Secured Credit Facilities could result in the requirement to immediately repay all amounts outstanding. This presentation of Consolidated EBITDA for Covenant Purposes is not comparable to other similarly titled measures of other companies because not all companies use identical calculations of EBITDA. Telesat believes the disclosure of the calculation of Consolidated EBITDA for Covenant Purposes provides information that is useful to an investor’s understanding of Telesat’s financial flexibility.

The following is a reconciliation of net income, which is an IFRS measure of Telesat’s operating results, to Consolidated EBITDA for Covenant Purposes, as defined in the Credit Agreement and the calculation of the ratio of Consolidated Total Secured Debt to Consolidated EBITDA for Covenant Purposes as defined in the Credit Agreement. The terms and related calculations are defined in the Credit Agreement, a copy of which is publicly available at www.sec.gov.
(In millions of Canadian dollars)	Twelve months ended March 31, 2021
Net income	$565.4
Impact of unrestricted subsidiaries	418.0
Consolidated income for Covenant Purposes	983.4
Plus:
Income taxes (Note 1)	(358.6)
Interest expense (Note 1)	165.5
Depreciation and amortization expense (Note 1)	228.3
Non-cash share-based compensation and pension expense	21.0
Other	37.2
Increased (decreased) by:
Non-cash gains on changes in fair value of financial instruments and swap obligations and cash losses on the value of swap obligations	(5.5)
Non-cash gains resulting from changes in foreign exchange rates	(380.6)
Consolidated EBITDA for Covenant Purposes	$690.7

Note 1:
Tax, interest, depreciation and amortization expense for covenant purposes excludes certain specific expenses as defined in the Credit Agreement. As a result, these items in the covenant calculation do not reconcile to the financial statement line items.

Consolidated Total Secured Debt and Consolidated Debt for Covenant Purposes
Consolidated Total Debt for Covenant Purposes and Consolidated Total Secured Debt for Covenant Purposes are non-IFRS measures. Telesat believes that the inclusion of Consolidated Total Debt for Covenant Purposes and Consolidated Total Secured Debt for Covenant Purposes herein are appropriate to provide additional information concerning the calculation of the financial ratio maintenance and other covenants under Telesat’s Senior Secured Credit Facilities and provides information that is useful to understanding Telesat’s compliance with these financial covenants.
The following is a reconciliation of Telesat’s Consolidated Total Debt for Covenant Purposes and Consolidated Total Secured Debt for Covenant Purposes to Indebtedness:
(in $ millions)	As at March 31, 2021
U.S. dollar-denominated debt
Term Loan B U.S Facility (US$)	$1,552.8
6.5% Senior Notes (US$)	550.0
4.875% Senior Secured Notes (US$)	400.0
2,502.8
Foreign exchange adjustment	641.2
Subtotal (CAD$)	3,144.0
Deferred financing costs and prepayment options (CAD$)	2.3
Indebtedness	$3,146.4

(in CAD $ millions)
Indebtedness	$3,146.4
Adjustments for covenant purposes:
Deferred financing costs and prepayment options (CAD$)	(2.3)
Add: lease liabilities	34.5
Consolidated Total Debt	3,178.5
Less: cash and cash equivalents (max. $100 million US$)	(125.6)
Consolidated Total Debt for Covenant Purposes	$3,052.9
Consolidated Total Debt	$3,178.5
Less: unsecured debt (6.5% Senior Notes)	(690.9)
Consolidated Total Secured Debt	2,487.6
Less: cash and cash equivalents (max. $100 million US$)	(125.6)
Consolidated Total Secured Debt for Covenant Purposes	$2,362.0
As at March 31, 2021, the Consolidated Total Debt for Covenant Purposes to Consolidated EBITDA ratio, for the purposes of Telesat's Senior Secured Credit Facilities was 4.42:1.00. The Consolidated Total Secured Debt to Consolidated EBITDA for Covenant Purposes ratio, for the purposes of our Senior Secured Credit Facilities, was 3.42:1.00.
The consolidated EBITDA for covenant purposes for the former senior secured credit facilities for the twelve months ended December 31, 2020 was $695.5 million. Detailed information of the calculation is included in Item 5. Operating and Financial Review and Prospects — A. Operating results in the Telesat Canada Annual Report for the year December 31, 2020 on form 20-F filed with the SEC on March 4, 2021, which can be obtained on the SEC website at http://www.sec.gov.
Financial Information of Telesat, Restricted and Unrestricted Subsidiaries
Balance Sheet Data as of March 31, 2021 (In millions of Canadian dollars)	Issuer and Restricted Subsidiaries	Unrestricted Subsidiaries	Consolidating Adjustments	Consolidated
Current assets	$322.8	$660.1	$(29.5)	$953.5
Total assets	$6,809.0	$2,538.4	$(3,765.6)	$5,581.8
Current liabilities	$162.3	$61.4	$(29.5)	$194.2
Long-term debt, including current portion	$3,146.4	$—	$—	$3,146.4
Total liabilities	$4,059.7	$435.7	$(402.9)	$4,092.6
Shareholder’s equity	$2,749.3	$2,102.7	$(3,362.7)	$1,489.3

Statement of Income Data for the three months ended March 31, 2021 (In millions of Canadian dollars)	Issuer and Restricted Subsidiaries	Unrestricted Subsidiaries	Consolidating Adjustments	Consolidated
Revenue	$197.9	$0.4	$(7.7)	$190.5
Operating expenses	(39.5)	(8.2)	7.7	(40.0)
Depreciation	(50.3)	(0.1)	—	(50.4)
Amortization	(4.1)	—	—	(4.1)
Other operating gains (losses), net	(0.7)	—	—	(0.7)
Operating income (loss)	103.3	(7.9)	—	95.4
Income from equity investments	(12.1)	—	12.1	—
Interest expense	(42.0)	—	—	(42.0)
Interest and other income	—	0.1	—	0.1
Loss on changes in fair value of financial instruments	(25.1)	—	—	(25.1)
Gain on foreign exchange	32.2	(7.1)	10.0	35.1
Income (loss) before tax	56.3	(14.9)	22.1	63.5
Tax (expense) recovery	(22.9)	2.8	(1.7)	(21.8)
Net income (loss)	$33.4	$(12.1)	$20.4	$41.7
Balance Sheet Data as of December 31, 2020 (In millions of Canadian dollars)	Issuer and Restricted Subsidiaries	Unrestricted Subsidiaries	Consolidating Adjustments	Consolidated
Current assets	$228.0	$690.2	$(24.6)	$893.6
Total assets	$7,692.0	$2,560.7	$(4,671.5)	$5,581.2
Current liabilities	$143.9	$42.9	$(24.6)	$162.1
Long-term debt, including current portion	$3,187.2	$—	$—	$3,187.2
Total liabilities	$4,100.6	$425.2	$(404.5)	$4,121.3
Shareholder’s equity	$3,591.4	$2,135.5	$(4,267.0)	$1,459.9
Statement of Income Data for the year ended December 31, 2020 (In millions of Canadian dollars)	Issuer and Restricted Subsidiaries	Unrestricted Subsidiaries	Consolidating Adjustments	Consolidated
Revenue	$844.7	$0.4	$(24.7)	$820.5
Operating expenses	(179.5)	(26.1)	24.7	(180.9)
Depreciation	(216.6)	(0.3)	—	(216.9)
Amortization	(17.2)	—	—	(17.2)
Other operating gains (losses), net	1,730.9	—	(1,731.1)	(0.2)
Operating income (loss)	2,162.4	(26.0)	(1,731.1)	405.3
Income from equity investments	(405.1)	—	405.1	—
Interest expense	(203.7)	—	—	(203.8)
Interest and other income	1.5	3.7	—	5.2
Loss on changes in fair value of financial instruments	(13.1)	—	—	(13.1)
Gain on foreign exchange	47.6	—	—	47.6
Income (loss) before tax	1,589.6	(22.3)	(1,326.1)	241.2
Tax (expense) recovery	(70.3)	(382.8)	457.4	4.4
Net income (loss)	$1,519.3	$(405.1)	$(868.6)	$245.6

Critical Accounting Judgments and Estimates
The preparation of financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) requires Telesat to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the amounts of revenue and expenses reported for the year. Actual results could differ from these estimates under different assumptions and conditions.
Critical judgments in applying accounting policies
Deferred revenue
Certain of Telesat’s revenue agreements were noted to have a significant financing component. Judgment by management is required to determine the discount rate used in the significant financing component calculation.
Lease Liability
Judgment by management is required in the determination of the likelihood that the lease renewal periods will be exercised as well as the determination of the incremental borrowing rate.
Uncertain income tax positions
Telesat operates in numerous jurisdictions and are subject to country-specific tax laws. Telesat uses significant judgment when determining the worldwide provision for tax, and estimate provisions for uncertain tax positions as the amounts expected to be paid based on a qualitative assessment of all relevant factors. In the assessment, Telesat considers risk with respect to tax matters under active discussion, audit, dispute or appeal with tax authorities, or which are otherwise considered to involve uncertainty. Telesat reviews the provisions at each balance sheet date.
Critical accounting estimates and assumptions
Derivative financial instruments measured at fair value
Derivative financial assets and liabilities are measured at fair value. When quoted market values are unavailable for Telesat’s financial instruments, and in the absence of an active market, Telesat determines fair value for financial instruments based on prevailing market rates (bid and ask prices, as appropriate) for instruments with similar characteristics and risk profiles or Telesat makes use of internal or external valuation models, such as option pricing models and discounted cash flow analysis, using observable market-based inputs. The determination of fair value is significantly impacted by the assumptions used for the amount and timing of estimated future cash flows and discount rates. As a result, the fair value of financial assets and liabilities, and the amount of gains or losses on changes in fair value recorded to net income could vary.
Impairment of goodwill
Goodwill represented $2,446.6 million of Telesat’s total assets as at March 31, 2021. Determining whether goodwill is impaired using a quantitative approach requires an estimation of Telesat’s value, which requires Telesat to estimate the future cash flows expected to arise from operations and to make assumptions regarding economic factors, tax rates, and annual growth rates. Actual operating results and Telesat’s related cash flows could differ from the estimates used for the impairment analysis.
Impairment of intangible assets
Intangible assets represented a significant portion of Telesat’s total assets as at March 31, 2021. Telesat tests intangible assets for impairment annually or more frequently if indicators of impairment or reversal of a prior impairment loss exist. If the quantitative impairment analysis is required, it would require Telesat to estimate the future cash flows expected to arise from operations, and to make assumptions regarding economic factors, discount rates, tax rates, and annual growth rates. Significant judgments are made in establishing these assumptions. Actual operating results and Telesat’s related cash flows could differ from the estimates used for the impairment analysis.
Employee benefits
The cost of defined benefit pension plans, other post-employment benefits, and the present value of the pension obligation are determined using actuarial valuations. An actuarial valuation involves making various assumptions which may differ from actual developments in the future. These include the determination of the discount rate, future salary increases, mortality rates, future pension increases and return on plan assets. Due to the complexity of the valuation, the underlying assumptions, and its long-term nature, the defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed annually.
Share-based compensation
The expense for stock options is based on the fair value of the awards granted using the Black-Scholes option pricing model. The Black-Scholes option pricing model includes estimates of the dividend yield, expected volatility, risk-free interest rate and the expected life in years. Any changes in these estimates may have a significant impact on the amounts reported.
Determination of useful life of satellites and finite life intangible assets
The estimated useful life and depreciation method for satellites and finite life intangible assets are reviewed annually, with the effect of any changes in estimate being accounted for on a prospective basis. Any change in these estimates may have a significant impact on the amounts reported.
Income taxes
Telesat assesses the recoverability of deferred tax assets based upon an estimation of Telesat’s projected taxable income using enacted or substantially enacted tax laws, and Telesat’s ability to utilize future tax deductions before they expire. Actual results could differ from expectations.
Accounting Standards
Changes in Accounting Policies
Interest rate benchmark reform — Phase 2
Telesat has adopted the Interest rate benchmark reform — Phase 2 (Amendments to IFRS 9 Financial Instruments, IAS 39 Financial Instruments: Recognition and Measurement, IFRS 7 Financial Instruments: Disclosure, IFRS 4 Insurance Contracts and IFRS 16 Lease). The amendments enable entities to reflect the effects of transitioning from benchmark interest rates, such as inter-bank offered rates (“IBOR”) to alternative benchmark interest rates. As a result of the Phase 2 amendments relief, changes to contractual cash flows as a direct consequence of IBOR reform will not result in an immediate gain or loss in the statement of income.
Interest rates on certain of our indebtedness are determined by reference to benchmark rates. Similarly, benchmark rates are used in the calculation of the fair value of certain financial assets and liabilities. As none of the benchmark interest rates used by Telesat has yet been transitioned to an alternative benchmark rate, there is no impact on Telesat’s financial statements.
Telesat has determined that the largest impact of the alternative benchmark rates will be relating to the Term Loan B — U.S. Facility as well as our interest rate swaps.
The risks identified are not expected to cause any major changes in the Company’s risk management strategy.

Future Changes in Accounting Policies
Amendments to IAS 1 and IFRS Practice Statement 2
In February 2021, the IASB issued amendments to IAS 1, Presentation of Financial Statements in which it provides guidance and examples to help entities apply materiality judgements to accounting policy disclosures. The amendments require entities to disclose their material accounting policies rather than their significant accounting policies.
The amendments clarify that accounting policy information is material if users of an entity’s financial statements would need it to understand other material information in the financial statements and that accounting policy information may be material because of its nature, even if the related amounts are immaterial. On the other hand, although a transaction, other event or condition to which the accounting policy information relates may be material, it does not necessarily mean that the corresponding accounting policy information is material to the entity’s financial statements.
The amendments are applied prospectively and are effective for annual periods beginning on or after January 1, 2023, with earlier application permitted.
The changes will only impact the level of disclosures within the financial statements.
Telesat is currently evaluating the impact of the amendment.
There are no other new and amended standards determined to be applicable to Telesat.
POST-CLOSING GOVERNANCE
Current Organizational Structure
The following organizational chart depicting the ownership of Telesat as of the date of this proxy statement/prospectus:
Post-Transaction Organizational Structure
Upon consummation of the Transaction, the current stockholders of Loral, PSP Investments (indirectly through Red Isle) and certain of the other shareholders in Telesat (principally current or former management) will own indirectly through Telesat Corporation and/or Telesat Partnership approximately the same percentage of equity in Telesat as they currently hold, Telesat Corporation will become the publicly traded general partner of Telesat Partnership, and Telesat Partnership will indirectly own all of the economic interests in Telesat.

The following organizational chart depicts the ownership of Telesat as of immediately following consummation of the Transaction, assuming that all of the holders of equity in Telesat (other than Red Isle and Loral Holdings) execute Contribution Agreements or Exchange Agreements, as applicable.
Governance of Telesat Corporation and Telesat Partnership
Telesat recognizes that good corporate governance plays an important role in its overall success and in enhancing shareholder value and, accordingly, Telesat Corporation has adopted, or will be adopting in connection with the closing of the Transaction, certain corporate governance policies and practices.
The Canadian Securities Administrators have issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommended as “best practices” for reporting issuers to follow. The aforementioned corporate governance policies and practices adopted or to be adopted by Telesat Corporation reflects consideration of these recommended Corporate Governance Guidelines and will be subject to the rights of MHR and PSP Investments under the

Telesat Corporation Articles and Investor Rights Agreements. The summary below sets out Telesat Corporation’s expected approach to corporate governance in relation to the Corporate Governance Guidelines, including the disclosure required by NI 58-101.
In addition, pursuant to Rule 5615(b) of NASDAQ’s rulebook (the “NASDAQ Marketplace Rules”), Telesat Corporation, as a Foreign Private Issuer (as defined under U.S. securities laws), has the option to, and has elected to, comply with practices that are permitted under Canadian law in lieu of certain provisions of the NASDAQ Marketplace Rules.
Notwithstanding the preceding sentence, Telesat Corporation intends to comply with the rules generally applicable to U.S. domestic companies listed on the NASDAQ. Telesat Corporation may in the future decide to use other Foreign Private Issuer exemptions with respect to some of the other NASDAQ listing requirements. Following the home country governance practices of Telesat Corporation, as opposed to the requirements that would otherwise apply to a company listed on the NASDAQ, may provide less protection than is accorded to investors under the NASDAQ listing requirements applicable to U.S. domestic issuers.
Telesat Corporation Governance
On or before the First Closing Day, the Telesat Corporation Articles will become effective and will provide for certain rights over the governance of Telesat Corporation following Closing. The rights and obligations of the Telesat Corporation shareholders following the Closing will be as set out in the Telesat Corporation Articles. The governance of Telesat Corporation will also be subject to the terms of the BCBCA and separate Investor Rights Agreements entered into between Telesat Corporation and each of MHR and PSP Investments. The composition of the Telesat Corporation Board and a summary of the rights, duties and obligations of its members, as provided in the Telesat Corporation Articles, follows below under “— Composition of the Telesat Corporation Board and Committees”.
Telesat Partnership Governance
As a limited partnership, Telesat Partnership’s operations and activities will be managed by its general partner in accordance with the Partnership Agreement, the terms of which are summarized below under the section “— Management of Telesat Partnership — Partnership Agreement”. Telesat Corporation will initially be the sole general partner of Telesat Partnership.
Composition of the Telesat Corporation Board and Committees
Under the Telesat Corporation Articles and the Investor Rights Agreements, for so long as either PSP Investments or MHR (or, if applicable, a person to whom PSP Investments or MHR has delegated its right to designate directors to the Telesat Corporation Board under the Telesat Corporation Articles), is a 5% Holder, the Telesat Corporation Board will consist of ten directors, unless a change to the number of directors of the Telesat Corporation Board is approved by a majority of the Specially Designated Directors then in office (in addition to being approved by PSP Investments or MHR as required under their respective Investor Rights Agreements and the Telesat Corporation Articles, if applicable).
The Telesat Corporation Board will initially include the Chief Executive Officer of Telesat Corporation, three directors designated by PSP Investments and its affiliates, three directors designated by MHR and its affiliates, and three independent directors who are unaffiliated with MHR and PSP Investments designated by the Nominating Committee, each of whom must qualify as a Specially Designated Director. Thereafter, the number of directors shall be set by resolution of the shareholders or as adjusted by the Telesat Corporation Board from time to time, subject to the provisions of the BCBCA. The initial members of the Telesat Corporation Board are described under “The Transaction Agreement — Officers and Directors of Telesat Corporation upon Completion of the Transaction”, and below under “— Members of the Telesat Corporation Board and Senior Management of Telesat Corporation Following the Transaction”.
Until the Special Nomination Termination Date, any designee of the Nominating Committee may be rejected by the Telesat Corporation Board only for Good Cause (as defined in the Telesat Corporation Articles), in which case the Nominating Committee shall have the right to designate a substitute designee.

Following the Special Nomination Termination Date, approval of the Telesat Corporation Board will be required for the appointment of three of the designees proposed by the Nominating Committee, though until the Special Board Date, such approval is not to be unreasonably withheld and approval of at least a majority of the Specially Designated Directors then in office, not to be unreasonably withheld, will also be required. In addition, for purposes of Telesat Corporation’s annual meeting of shareholders to be held in calendar year 2024, three of the designees proposed by the Nominating Committee may instead be designated by a subset of its members selected by the Telesat Corporation Board, with any such subset of the members of the Nominating Committee to be selected by the Telesat Corporation Board and to include at least the three members required to be appointed to the Nominating Committee under the Telesat Corporation Articles.
Pursuant to the Investor Rights Agreements, if PSP Investments or MHR, respectively, decreases their respective aggregate ownership of Telesat Corporation Shares and Telesat Partnership Units at any time such that it owns less than 25%, 15% or 5%, respectively, of all of the issued and outstanding Telesat Corporation Shares and Telesat Partnership Units as of the Closing, the number of directors which such party is entitled to designate to the Telesat Corporation Board will decrease to two, one and zero, respectively. The number of independent directors that the Nominating Committee may designate to the Telesat Corporation Board will be increased by one each time the number of designees PSP Investments or MHR (or, if applicable, a person to whom PSP Investments or MHR has delegated its right to designate directors to the Telesat Corporation Board under the Telesat Corporation Articles) is entitled to designate is reduced by one, until there are no such designees. In general, such independent directors must be Canadian.
Directors of Telesat Corporation may only be removed with an affirmative vote of at least 75% of the votes attached to the outstanding Telesat Corporation Shares and Special Voting Shares, voting together as a single class. However, if PSP Investments or MHR (or one of its respective assignees, if applicable) provides written notice to Telesat Corporation that one of the directors that it had designated to the Telesat Corporation Board will resign, the delivery of such notice will be deemed such designator’s resignation. Such resignation will be effective immediately upon receipt of such written notice by Telesat Corporation without consent or acceptance of the Telesat Corporation Board or any of its shareholders.
The Telesat Corporation Board will establish three committees on completion of the Transaction in accordance with the terms of the Telesat Corporation Articles: the Audit Committee, the Nominating Committee, and the Compensation Committee (each as defined below). See the remainder of this section and “— Committees of the Telesat Corporation Board” for a further description of the committees.
Canadian Director and Committee Member Requirements
The Telesat Corporation Articles include certain requirements of directors of Telesat Corporation, so Telesat Corporation may maintain its status as a Canadian (for the purposes of this section, as defined in the Investment Canada Act) controlled entity. These requirements include that, prior to the occurrence of an Unwind Trigger, at least a majority of the Telesat Corporation Board be comprised of directors who are both (i) Canadian (as defined in the Investment Canada Act) and (ii) nominated for election by either: (x) the Nominating Committee, if comprised of a majority of Canadian directors, (y) PSP Investments, or its affiliates, or (z) a shareholder who is Canadian.
Additionally, until the occurrence of an Unwind Transaction, at least a majority of the directors serving on each of the Audit Committee, the Nominating Committee, the Compensation Committee and any other committee formed in accordance with the Telesat Corporation Board, is required to be both (i) Canadian and (ii) nominated for election by either: (x) the Nominating Committee, if comprised of a majority of Canadian directors, (y) PSP Investments, or its affiliates, or (z) a shareholder who is Canadian; provided that no committee member designated by MHR (or its assignee, if applicable) shall be required to be Canadian.
Nomination Rights of Principal Shareholders
As described above, under the Investor Rights Agreements, upon completion of the Transaction, Telesat Corporation’s principal shareholders, namely PSP Investments and MHR and their affiliates, will each be granted a right to nominate three directors to the Telesat Corporation Board. Further, so long as the applicable principal shareholder has the right to designate at least one director to the Telesat Corporation Board, it will have the right, though not the obligation, to select one of the directors it designated to the Telesat Corporation Board to serve on or be an observer to Telesat Corporation’s Audit Committee, Compensation Committee, and Nominating Committee or any other committee which may be formed in accordance with Telesat Corporation’s Articles (provided that the mandate of such committee is not solely to consider any contract or transaction between Telesat Corporation and the applicable principal shareholder or any of its affiliates).
Pursuant to the Investor Rights Agreements, PSP Investments and MHR agree, among other things, to not (i) call or knowingly facilitate the calling of a special meeting of the shareholders of Telesat Corporation or the partners of Telesat Partnership for the purpose of the election or removal of any directors of Telesat Corporation or amendments to the Telesat Corporation Articles or the Partnership Agreement, (ii) initiate proposals for action by the shareholders of Telesat Corporation or the partners of Telesat Partnership for the purpose of the election or removal of any directors of Telesat Corporation or amendments to the Telesat Corporation Articles or the Partnership Agreement or (iii) request that Telesat Corporation or the Telesat Corporation Board take any action that is inconsistent with the foregoing.
The Investor Rights Agreements allow each of PSP Investments and MHR to transfer its respective right to designate one member of the Telesat Corporation Board to a third party if the applicable principal shareholder transfers an amount of Telesat Public Shares, Class C Shares, Telesat Partnership Units or any right or security that is exercisable for, convertible into or exchangeable for Telesat Corporation Shares representing (i) at least 9.9% of the issued and outstanding Telesat Corporation Shares on a fully diluted basis as of the Closing and (ii) at least 5% of the issued and outstanding Telesat Corporation Shares on a fully diluted basis at the time of such transfer. The acquirer’s right to designate one member to the Telesat Corporation Board will terminate upon the date that such acquirer holds Telesat Corporation Shares, Telesat Partnership Units or any right or security that is exercisable for, convertible into or exchangeable for Telesat Corporation Shares representing less than 5% of the issued and outstanding Telesat Corporation Shares on a fully diluted basis. Telesat Corporation agrees to take certain actions to reasonably cooperate with PSP Investments and/or MHR to facilitate a sale of PSP Investments’ or MHR’s Telesat Corporation Shares or Telesat Partnership Units, as applicable, to a third party, at PSP Investments’ and/or MHR’s sole cost and expense, for so long as PSP Investments or MHR, as applicable, beneficially owns at least 10% of the Telesat Corporation Shares or Telesat Partnership Units on a fully diluted basis.
Additional negotiated rights of PSP Investments and MHR are contained in the Telesat Corporation Articles and Partnership Agreement, and are discussed under “Description of Telesat Corporation Shares”.
Director Independence
Pursuant to NASDAQ Marketplace Rule 4200(a)(15), an “independent director” means a person other than an executive officer or employee of the company to whose board they are appointed to or any other individual having a relationship which, in the opinion of such company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the NASDAQ Marketplace Rules contain certain “bright-line” tests of independence that a board of directors must consider before making a determination of independence. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110 — Audit Committees of the securities commissions and similar regulatory authorities in all of the provinces and territories in Canada (“NI 52-110”). Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect material relationship with Telesat which could, in the view of the Telesat Corporation Board, be reasonably expected to interfere with the exercise of a director’s independent judgment.
Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Telesat Corporation Board has determined that all of the members of the Telesat Corporation Board, other than Dan Goldberg and Michael Targoff, representing two of its ten directors to hold office immediately upon the closing of the Transaction, are “independent” within the meaning of NI 58-101. Telesat’s Chief Executive Officer, Dan Goldberg, is not independent as a result of his position with Telesat Corporation. Michael Targoff is not independent because he received certain consulting fees under his consulting agreement with Loral for the year ended December 31, 2020. Such agreement is being terminated in connection with the closing of the Transaction. See “Certain Relationships and Related Transactions — Consulting Agreement” contained in Item 13 of the Loral 2020 10-K, which is incorporated by reference herein, and the section of this proxy statement/prospectus entitled “Telesat Corporation — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions” for further information.
Pursuant to the Telesat Corporation Articles, the Telesat Corporation Board must also include three Specially Designated Directors for so long as either PSP Investments or MHR (or either of their respective affiliates) has the right to designate at least one director to the Telesat Corporation Board pursuant to their respective Investor Rights Agreements, as described above under “— Composition of the Telesat Corporation Board and Committees”. A “Specially Designated Director” is a director who (i) is initially designated as a Specially Designated Director or is nominated as a Specially Designated Director by the Nominating Committee (or, for purposes of Telesat Corporation’s annual meeting of shareholders to be held in calendar year 2024, a subset thereof) and not designated to the Telesat Corporation Board by either PSP Investments or MHR, (ii) (x) satisfies the independence requirements of the applicable U.S. and/or Canadian securities exchanges on which the Telesat Public Shares are listed, (y) is “independent” of Telesat Corporation within the meaning of NI 52-110 and (z) is “independent” of Telesat Corporation within the meaning of Section 10A(m)(3)(B) of the United States Securities Exchange Act of 1934, (iii) is not an affiliate or associate of MHR, PSP Investments or any other person with a contractual right to designate director nominees (or their respective affiliates), (iv) together with such person’s immediate family and affiliates, has not received compensation or payments from MHR, PSP Investments or any other person with a contractual right to designate director nominees (or their respective affiliates) in any of the past three years in an amount in excess of US$120,000 per annum, excluding for these purposes any directors fees, and (v) is Canadian (as defined in the Investment Canada Act).
Director Term Limits and Other Mechanisms of Telesat Corporation Board Renewal
The Telesat Corporation Board has not adopted director term limits or other automatic mechanisms of renewal of its members. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the Nominating Committee of the Telesat Corporation Board will seek to maintain the composition of the Telesat Corporation Board in a way that provides, in the judgment of the Telesat Corporation Board, the best mix of skills and experience to provide for Telesat Corporation’s overall stewardship.
Meetings of Independent Directors and Conflicts of Interest
The Telesat Corporation Board will hold regularly scheduled meetings, as well as ad hoc meetings from time to time. The independent members of the Telesat Corporation Board may also meet periodically without the non-independent directors and members of management, and as may be required by NASDAQ or, if applicable, TSX listing standards from time to time. The Telesat Corporation Board has not appointed an independent chair of the Telesat Corporation Board (the “Chair”).
To the extent that Telesat Corporation does not appoint an independent Chair upon closing of the Transaction, it will arrange for the appointment of a lead director (the “Lead Director”) whose responsibilities will be to ensure that the directors who are independent have opportunities to meet without management and non-independent directors present, as required, and to provide leadership for the independent directors on the Telesat Corporation Board. To the extent required, a Lead Director will be appointed and replaced from time to time by a majority vote of the directors who are independent, provided that such Lead Director is and will be at all times an independent director (as determined under the NASDAQ rules and NI 58-101). The Telesat Corporation Board will adopt a written position description for a Lead Director, which will provide, among other things, that the Lead Director will be responsible for: (a) providing leadership to ensure that the Telesat Corporation Board functions independently of management of Telesat Corporation, (b) providing leadership to foster the effectiveness of the Telesat Corporation Board, (c) suggesting items of importance for consideration on the agenda for Telesat Corporation Board meetings, (d) chairing each board meeting, or the portion thereof, at which only independent directors are present, (e) as may be required from time to time, consulting and meeting with any or all of the independent directors of the Telesat Corporation Board, at the discretion of either party and with or without the attendance of the Chair,

(f) working with the Chair and the Chief Executive Officer to ensure that the Telesat Corporation Board is provided with the resources to permit it to carry out its responsibilities and bringing to the attention of the Chair and the Chief Executive Officer any issues that are preventing the Telesat Corporation Board from being able to carry out its responsibilities and (g) performing additional duties as requested by the Telesat Corporation Board.
Conflicts of Interest
Certain of our directors and officers are associated with other companies or entities, which may give rise to conflicts of interest. In accordance with Part 5 — Division 3 — Conflicts of Interest under the BCBCA, in the event that a director or senior officer (i) has a material interest in a contract or proposed contract or transaction that is material to an issuer or (ii) is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction (a “disclosable interest”), the director or senior officer shall disclose his or her disclosable interest in such contract or transaction and the director shall refrain from voting on any matter in respect of such contract or transaction, subject to and in accordance with the BCBCA. To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the BCBCA and applicable internal corporate governance or polices of the Telesat Corporation Board, as applicable.
Quorum
A quorum at any meeting of the Telesat Corporation Board will consist of a majority of the directors then in office. Until the Special Board Date, such quorum will also require a majority of the Specially Designated Directors then in office. Further, prior to the occurrence of an Unwind Trigger, a quorum will also require that a majority of the members of the Telesat Corporation Board present must be comprised of directors who are both (i) Canadian (for the purposes of this section, as defined in the Investment Canada Act) and (ii) nominated for election by either: (x) the Nominating Committee, if comprised of a majority of Canadian directors, (y) PSP Investments, or its affiliates, or (z) a shareholder who is Canadian. A director holding a disclosable interest in a contract or transaction to be considered at a meeting, if present at the meeting, is to be counted in a quorum notwithstanding such director’s interest.
Diversity Policy
Of Telesat Corporation’s ten directors to hold office as of the closing of the Transaction, one (or 10% of the Telesat Corporation Board) will be a woman.
Consistent with the Corporate Governance Guidelines, the Nominating Committee must take into account a variety of criteria, including gender, when identifying, reviewing and evaluating candidates to serve as directors and executive officers of Telesat Corporation. Further, the Telesat Corporation Board may identify for the Nominating Committee certain business, financial, industry, diversity or other general attributes desirable in any of such persons, and request that the Nominating Committee (i) nominate a candidate for election at the next meeting of shareholders, or (ii) fill an actual or anticipated vacancy on the Telesat Corporation Board, in each case, with an individual who has such attributes and who is approved in accordance with the Articles and, in each case, the Nominating Committee shall use its reasonable efforts to comply with any such requests. Accordingly, Telesat Corporation does not intend to adopt a formal policy or formal target for the representation and nomination of women on the Telesat Corporation Board or in executive officer positions.
Telesat Corporation is of the view that such a policy or formal target is not required in order to retain the best candidates for available openings. Telesat Corporation will, however, be mindful of the benefit of diversity of the Telesat Corporation Board and executive officers and the need to maximize their effectiveness and decision-making abilities. Accordingly, in searches for new candidates, Telesat Corporation will consider the level of female representation and diversity of the Telesat Corporation Board and executive officers and this will be one of several factors used in the search process. This will be achieved through continuously monitoring the level of female representation and, where appropriate, recruiting qualified female candidates as part of its overall recruitment and selection process to fill openings, as the need arises, through vacancies, growth or otherwise.

As Telesat Corporation’s corporate governance policies and practices reflecting the Corporate Governance Guidelines have not yet been adopted, Telesat Corporation is not yet in a position to describe the measures taken to ensure that the Corporate Governance Guidelines have been effectively implemented, the annual and cumulative progress by Telesat Corporation in achieving the objectives of the Corporate Governance Guidelines, or whether and how the Corporate Governance Guideline’s effectiveness is measured.
Orientation and Continuing Education
Following closing of the Transaction, the Telesat Corporation Board will implement an orientation program for new directors under which a new director will meet with the Chair, members of senior management and Telesat Corporation’s secretary. It is anticipated that new directors will be provided with comprehensive orientation and education as to the nature and operation of Telesat Corporation and its business, the role of the Telesat Corporation Board and its committees, and the contribution that an individual director is expected to make. The Nominating Committee will be responsible for overseeing director continuing education designed to maintain or enhance the skills and abilities of the directors and to ensure that their knowledge and understanding of Telesat Corporation’s business remains current. The chair of each committee will be responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate.
Position Descriptions
The Telesat Corporation Board will adopt a written position description for the Chair, setting out the Chair’s key responsibilities, including, among others, duties relating to setting meeting agendas for the Telesat Corporation Board, chairing board and shareholder meetings of Telesat Corporation, director development and communicating with shareholders and regulators.
The Telesat Corporation Board will adopt a written position description for each of the committee chairs, which will set out such committee chair’s key responsibilities, including, among others, duties relating to setting committee meeting agendas, chairing committee meetings and working with the committee and management to ensure, to the greatest extent possible, the effective functioning of the committee.
The Telesat Corporation Board will adopt a written position description for Telesat Corporation’s Chief Executive Officer, setting out its key responsibilities, including, among others, duties in relation to providing overall leadership, ensuring the development of a strategic plan and recommending such plan to the Telesat Corporation Board for consideration, ensuring the development of an annual corporate plan and budget that supports the strategic plan and recommending such plan to the Telesat Corporation Board for consideration and supervising day-to-day management and communicating with shareholders and regulators.
Mandate of the Telesat Corporation Board
The Telesat Corporation Board is responsible for supervising the management of the business and affairs of Telesat Corporation, including providing guidance and strategic oversight to management. The Telesat Corporation Board will adopt a formal mandate that includes the following:
•
appointing the Chief Executive Officer;

•
approving the corporate goals and objectives that the Chief Executive Officer is responsible for;

•
meeting and reviewing the performance of the Chief Executive Officer against such corporate goals and objectives;

•
taking steps to satisfy itself as to the integrity of the Chief Executive Officer and other senior executive officers and that the Chief Executive Officer and other senior executive officers create a culture of integrity throughout the organization; and

•
reviewing and approving management’s strategic and business plans.

Code of Ethics
On completion of the Transaction, the Telesat Corporation Board will adopt a written code of ethics (the “Code of Ethics”) that applies to all of Telesat Corporation’s officers, directors, employees, contractors and agents acting on its behalf. The objective of the Code of Ethics is to provide guidelines for maintaining Telesat Corporation’s and its subsidiaries’ integrity, trust and respect. The Code of Ethics will address compliance with laws, rules and regulations, conflicts of interest, confidentiality, commitment, preferential treatment, financial information, internal controls and disclosure, protection and proper use of Telesat Corporation’s assets, communications, fair dealing, fair competition, due diligence, illegal payments, equal employment opportunities and harassment, privacy, use of company computers and the internet, political and charitable activities and the reporting of any violations of law, regulation or the Code of Ethics. Any person subject to the Code of Ethics will be expected to report all violations of law, regulation or of the Code of Ethics of which they become aware to any one of Telesat Corporation’s senior executives. The Telesat Corporation Board has ultimate responsibility for monitoring compliance with the Code of Ethics. The Code of Ethics will be filed with the Canadian securities regulatory authorities on SEDAR at www.sedar.com upon completion of the Transaction.
Committees of the Telesat Corporation Board
Under the Telesat Corporation Articles, in addition to the three committees described below, and subject to the rights of PSP Investments and MHR contained in their respective Investor Rights Agreements, prior to both the Special Board Date and the Unwind Trigger, the Telesat Corporation Board may establish additional committees of Telesat Corporation with the approval of a majority of the Specially Designated Directors then in office. Prior to the occurrence of an Unwind Trigger, at least a majority of the members of each committee must meet the requirements to maintain Telesat Corporation’s status as a Canadian controlled entity described above under “Composition of the Telesat Corporation Board and Committees — Canadian Director and Committee Member Requirements”.
Subject to the rights of PSP Investments and MHR contained in their respective Investor Rights Agreements and the rights of the Specially Designated Directors provided in the Articles, each as described above, the Telesat Corporation Board will have the ability to change the membership of, or fill vacancies in, or appoint members or observers to, any of its committees.
The members of the Telesat Corporation Board may delegate to a new committee any of their powers, other than: the power to fill vacancies in the Telesat Corporation Board, the power to change the membership of (or fill vacancies in) any committee of the Telesat Corporation Board, the power to declare dividends or other distributions to the Telesat Corporation’s shareholders, the power to appoint or remove officers appointed by the Telesat Corporation Board and, subject to limited exceptions, the power to issue securities of Telesat Corporation. However, such delegation requires the approval of a majority of all of the directors then in office, which must include at least one designee appointed by PSP Investments, if one is serving, at least one designee appointed by MHR, if one is serving, and one Specially Designated Director, for so long as either PSP Investments or MHR is a 5% Holder.
Audit Committee
The Audit Committee will be comprised of at least three members, including at least one designee appointed by PSP Investments, for so long as PSP Investments has the right to designate at least one director to the Telesat Corporation Board pursuant to its Investor Rights Agreement, one designee appointed by MHR, for so long as MHR has the right to designate at least one director to the Telesat Corporation Board pursuant to its Investor Rights Agreement, and one Specially Designated Director. It is anticipated that following completion of the Transaction, Telesat Corporation’s audit committee (the “Audit Committee”) will be comprised of Michael Boychuk and two directors who will be determined prior to consummation of the Transaction. Michael Boychuk will serve as the chair of the Audit Committee. Except for Mr. Boychuk as the first chair of the Audit Committee, the chair of the Audit Committee is required to be a Specially Designated Director. All members of the Audit Committee are or will be persons determined by the Telesat Corporation Board to be both independent directors and financially literate within the meaning of NI 52-110. Each of the Audit Committee members has or will have an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting.

On completion of the Transaction, the Telesat Corporation Board will adopt a written charter setting forth the purpose, composition, authority and responsibility of the Audit Committee, consistent with NI 52-110. The Audit Committee will assist the Telesat Corporation Board in fulfilling its oversight of:
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the integrity of Telesat Corporation’s financial statements and related information;

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Telesat Corporation’s compliance with applicable legal and regulatory requirements;

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the independence, qualifications and appointment of Telesat Corporation’s auditor; and

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management responsibility for reporting on internal controls and risk management.

The Audit Committee will also be responsible for:
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appointing, compensating, retaining and overseeing the work of Telesat Corporation’s principal accounting firm;

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establishing procedures for (a) the receipt, retention and treatment of complaints received by Telesat Corporation regarding accounting, internal controls or auditing matters and (b) confidential, anonymous submission of complaints by employees regarding questionable accounting or auditing matters;

•
pre-approving all engagements for permitted non-audit services provided by Telesat Corporation’s auditor to Telesat Corporation; and

•
reviewing and discussing the annual consolidated financial statements of Telesat Corporation with its management.

Pursuant to its charter, the Audit Committee will have the authority to engage outside counsel and other outside advisors as it deems appropriate to assist it in the performance of its functions.
External Auditor Service Fee
For the year ended December 31, 2020 (“Fiscal 2020”) and the year ended December 31, 2019 (“Fiscal 2019”), Telesat incurred the following fees by its external auditor, Deloitte LLP (“Deloitte”):
(In thousands of Canadian dollars)	Fiscal 2020	Fiscal 2019
Audit fees(1)	$923	$911
Audit-related fees(2)	229	326
Tax fees(3)	130	181
All other fees(4)	4	4
Total fees paid	$ 1,286	$ 1,422

Notes:
(1)
Audit fees were for professional services rendered by Deloitte for the audit of Telesat’s annual financial statements and for the reviews of its quarterly financial statements for the years ended December 31, 2020 and 2019.

(2)
The 2020 audit related fees related to services associated with this proxy statement/prospectus. The 2019 audit related fees related to the assurance and related services associated with the preparations of the offering memorandum for Telesat’s 6.5% Senior Notes and its 4.875% Senior Secured Notes, as well as other assurance and related services during the year. The audit related fees for both periods also include fees for the audits of Telesat’s pension plans and for other miscellaneous audits.

(3)
The 2020 and 2019 tax fees include amounts related to Scientific Research & Experimental Development tax credit services.

(4)
The 2020 and 2019 other fees related to access to on-line accounting research services.

The Audit Committee must approve all audit, audit-related and permitted non-audit services to be provided by Deloitte and their related fees. Fees related to the annual audits of Telesat Corporation’s consolidated financial statements will be specifically approved by the Audit Committee on an annual basis.

All fees for other audit and audit-related services will be pre-approved annually or more frequently, if required. The Audit Committee will consider whether the provision of non-audit services is compatible with maintaining Deloitte’s independence.
Compensation Committee
The Compensation Committee will be comprised of at least three members, including at least one designee appointed by PSP Investments, for so long as PSP Investments has the right to designate at least one director to the Telesat Corporation Board pursuant to its Investor Rights Agreement, one designee appointed by MHR, for so long as MHR has the right to designate at least one director to the Telesat Corporation Board pursuant to its Investor Rights Agreement, and one Specially Designated Director. The three directors comprising the Compensation Committee will be determined prior to consummation of the Transaction. Under U.S. and Canadian securities laws and applicable exchange rules, there are heightened independence standards for members of the Compensation Committee. All of the Compensation Committee members will meet this heightened standard and will also be independent for purposes of NI 58-101.
On completion of the Transaction, the Telesat Corporation Board will adopt a written charter setting forth the purpose, composition, authority and responsibility of the Compensation Committee pursuant to the rules of the NASDAQ and the SEC, and consistent with the Corporate Governance Guidelines (subject to the rights of MHR and PSP Investments under the Telesat Corporation Articles and the Investor Rights Agreements). The Compensation Committee’s purpose is to assist the Telesat Corporation Board in its oversight of executive compensation, management development and succession, director compensation and executive compensation disclosure. The principal responsibilities and duties of the Compensation Committee include:
•
reviewing at least annually Telesat Corporation’s executive compensation plans;

•
evaluating at least once a year Telesat Corporation’s Chief Executive Officer’s performance in light of the goals and objectives established by the Telesat Corporation Board and, based on such evaluation, with appropriate input from other independent members of the Telesat Corporation Board, recommending to the Telesat Corporation Board the Chief Executive Officer’s annual compensation;

•
reviewing on an annual basis the evaluation process and compensation structure for Telesat Corporation’s executive officers and, in consultation with its Chief Executive Officer, reviewing the performance of the other executive officers in order to make recommendations to the Telesat Corporation Board with respect to the compensation for such officers;

•
assessing the competitiveness and appropriateness of Telesat Corporation’s policies relating to the compensation of executive officers on an annual basis; and

•
reviewing and, if appropriate, recommending to the Telesat Corporation Board the approval of any adoption, amendment and termination of Telesat Corporation’s incentive compensation plans (and the aggregate number of shares to be reserved for issuance thereunder), overseeing their administration, and discharging any duties imposed on the Compensation Committee by any of those plans.

Further particulars of the process by which compensation for Telesat Corporation’s executive officers is determined is provided under the heading “Executive Compensation.”
Nominating Committee
Until the Special Nomination Termination Date, the Nominating Committee will be comprised of one designee appointed by PSP Investments, for so long as PSP Investments has the right to designate at least one director to the Telesat Corporation Board pursuant to its Investor Rights Agreement, one designee appointed by MHR, for so long as MHR has the right to designate at least one director to the Telesat Corporation Board pursuant to its Investor Rights Agreement, and three Specially Designated Directors. Following the Special Nomination Termination Date, the Nominating Committee will be comprised of one designee appointed by PSP Investments, for so long as PSP Investments has the right to designate at least one director to the Telesat Corporation Board pursuant to its Investor Rights Agreement, one designee appointed by MHR, for so long as MHR has the right to designate at least one director to the Telesat Corporation Board pursuant to its Investor Rights Agreement, and one Specially Designated Director.
It is anticipated that following completion of the Transaction, the Nominating Committee will be comprised of three members, each of whom is independent for purposes of NI 58-101. It is also anticipated that the Chair of the Nominating Committee will be a Specially Designated Director.
On completion of the Transaction, the Telesat Corporation Board will adopt a written charter setting forth the purpose, composition, authority and responsibility of the Nominating Committee. The Nominating Committee’s purpose will be to assist the Telesat Corporation Board in:
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identifying individuals qualified to become members of the Telesat Corporation Board;

•
selecting or recommending that the Telesat Corporation Board select director nominees for the next annual meeting of shareholders and determining the composition of the Telesat Corporation Board and its committees;

•
developing and overseeing a process to assess the Telesat Corporation Board, the Chair, the committees of the Telesat Corporation Board, the chairs of such committees, individual directors and management; and

•
developing and implementing Telesat Corporation’s policies regarding corporate governance, including principles contained in the Corporate Governance Guidelines.

In identifying new candidates for the Telesat Corporation Board, the Nominating Committee will consider what competencies and skills the Telesat Corporation Board, as a whole, should possess and assess what competencies and skills each existing director possesses, considering the Telesat Corporation Board as a group, and the personality and other qualities of each director, as these may ultimately determine the boardroom dynamic.
It will be the responsibility of the Nominating Committee to regularly evaluate the overall efficiency of the Telesat Corporation Board and the Chair and all Telesat Corporation Board committees and their chairs. As part of its mandate, the Nominating Committee will conduct the process for the assessment of the Telesat Corporation Board, each committee and each director regarding his, her or its effectiveness and contribution, and report evaluation results to the Telesat Corporation Board on a regular basis.
Members of the Telesat Corporation Board and Senior Management of Telesat Corporation Following the Transaction
Upon the consummation of the Transaction, the business and affairs of Telesat Corporation will be managed by or under the direction of the Telesat Corporation Board, as described above under "— Composition of the Telesat Corporation Board and Committees”. The members of the Telesat Corporation Board and of senior management of Telesat Corporation, as of immediately following the Closing, will be:
Name	Age	Title
Directors
Ms. Mélanie Bernier(2)	45	Director
Mr. Michael Boychuk(2)	65	Director
Mr. Jason A. Caloras(1)	35	Director
Mr. Dick Fadden	69	Director
Mr. Daniel Goldberg(4)	55	Director
Mr. Henry Intven	72	Director
Dr. Mark H. Rachesky(1)	61	Director
Mr. Guthrie Stewart(2)	65	Director
Mr. Michael B. Targoff(1)	76	Director

Name	Age	Title
Individual to be named(3)		Director
Senior Management
Mr. Daniel Goldberg	55	President and Chief Executive Officer
Ms. Michèle Beck	55	Vice President, North American Sales
Mr. Andrew Browne	65	Chief Financial Officer
Mr. Christopher S. DiFrancesco	57	Vice President, General Counsel and Secretary
Mr. Thomas E. Eaton, Jr.	65	Vice President, International Sales
Mr. John Flaherty	55	Vice President, Business Planning & Marketing
Mr. Erwin Hudson	64	Vice President, LEO
Mr. Michael C. Schwartz	56	Senior Vice President, Coprorate & Business Development
Mr. David N. Wendling	58	Chief Technical Officer

(1)
If such person is unable or unwilling to serve as Director, a replacement may be designated pursuant to the Investor Rights Agreement by and between MHR and Telesat Corporation

(2)
If such person is unable or unwilling to serve as Director, a replacement may be designated pursuant to the Investor Rights Agreement by and between PSP Investments and Telesat Corporation

(3)
Director position to be filled by an individual who will (i) qualify as a Specially Designated Director under the Telesat Corporation Articles and (ii) be mutually agreed by PSP Investments and Loral (including the Special Committee)

(4)
Such Director serves as the Chief Executive Officer of Telesat

There are no family relationships among any of the directors or members of senior management. Except for the Investor Rights Agreements pursuant to which each of MHR and PSP Investments has, subject to terms of the Investor Rights Agreements, the right to nominate three directors of Telesat Corporation, there are no material arrangements or understandings with major shareholders or between any two or more directors or members of senior management pursuant to which any person was selected as a director or member of senior management.
The following is a brief description of the principal business activities of the directors and members of senior management.
Directors
Mélanie Bernier has been Senior Vice President and Chief Legal Officer at PSP Investments since November 2018. She was previously Vice President and Divisional General Counsel and has been at PSP Investments for over 12 years. Ms Bernier’s qualifications for service on the board of directors of Telesat Corporation include her significant experience with regulatory, legal, corporate governance and operational matters, in particular as part of the senior management team of a Canadian Crown corporation. She has extensive experience in negotiating and providing strategic advice regarding corporate transactions across jurisdictions and industries, including transactions with governmental entities, having practiced as a corporate lawyer for over 20 years.
Michael T. Boychuk is a retired senior executive who, since his retirement in 2015, serves as a professional corporate director. He is a professional Chartered Accountant since 1979 and was in 2012 made a fellow of the Order of Chartered Accountants of Quebec. Prior to his retirement, Mr. Boychuk held senior executive positions within the BCE group of companies, including President of Bimcor, BCE’s pension investment subsidiary and Senior Vice President and Corporate Treasurer of both BCE Inc and Bell Canada. As a professional Chartered Accountant, Mr. Boychuk is deemed to be a financial expert, and currently serves on the boards of a number of public and private companies. He has been serving on boards for over 20 years and has extensive experience with audit committees as well as risk and governance and human resources. Mr. Boychuk brings to Telesat Corporation a wide array of financial and strategic expertise and knowledge of the satellite industry attained through his past experience at BCE Inc and the other public companies he is associated with. He is currently a member of the following Boards of Directors: (Public) Laurentian Bank of Canada, GDI Integrated Facility Services Inc, Corus Entertainment and (Private) Cadillac Fairview Corporation and Telesat Inc. Mr. Boychuk is also a Governor of McGill University and previous chair of the university’s audit and pension committees.
Jason A. Caloras has been a Principal of MHR Fund Management LLC since 2011. Mr. Caloras has served as a Director of Thor Resources, a private company operating in the natural resources sector, since 2018 and has served on the Board of Managers of Magnet Companies, a private media and consumer company, since 2018. He received a Bachelor of Arts degree in Economics from Harvard University. Mr. Caloras has significant investing experience, specifically in the satellite and telecommunications space during his career with MHR Fund Management LLC. Mr. Caloras also has deep financial and structuring expertise that are highly relevant and beneficial to Telesat Corporation. Mr. Caloras has strong relationships in the financial community that specifically serves the satellite sector, as well as has extensive knowledge of Telesat’s business and strategy.
Richard Fadden was the National Security Advisor to the Prime Minister of Canada from January 2015 to March 2016. Previously he was the Deputy Minister of National Defence starting in 2013 and served as the Director of the Canadian Security Intelligence Service from 2009 until 2013. Mr. Fadden has also served as the Deputy Minister for Citizenship and Immigration Canada from 2006 to 2009, the Deputy Minister of Natural Resources Canada from 2005 to 2006, President of the Canadian Food Inspection Agency from 2002 to 2005, and Deputy Clerk and Counsel in the Privy Council Office from 2000 to 2002, during which time he assumed the additional duties of Security and Intelligence Coordinator in February 2001. Earlier in his career, Mr. Fadden worked in a variety of positions throughout the Government of Canada including in the Department of External Affairs, the Office of the Auditor General of Canada, Natural Resources Canada and the Treasury Board Secretariat. He is chairman of ADGA Group’s Strategic Advisory Council since November 2018, a Strategic Advisor to Awz HLS Fund and a Director of Cyber Defence Corporation. He is also a member of L3 Harris’ Canadian Advisory Board.
Daniel S. Goldberg became Telesat’s President and Chief Executive Officer in September 2006. Prior to September 2006, Mr. Goldberg served as Chief Executive Officer of SES New Skies, a position he held since March 2006 following the purchase of New Skies by SES. Mr. Goldberg served as the Chief Executive Officer of New Skies Satellites from 2002 to 2006 and prior to that as Chief Operating Officer of New Skies since February 2000. Prior to that time, he had served as New Skies General Counsel since 1998. Prior to joining New Skies, Mr. Goldberg worked at PanAmSat as the Associate General Counsel and Vice President of Government and Regulatory Affairs during 1998. From 1993 to 1997, he was an associate at Goldberg, Godles, Wiener & Wright, a law firm in Washington, D.C. He received a Bachelor of Arts degree from the University of Virginia, graduating with highest honors, and a Juris Doctor degree, cum laude, from Harvard Law School.
Henry (Hank) Intven is principal of Haro Strait Consulting Inc. For twenty-five years, he was a partner in the Toronto office of McCarthy Tétrault LLP, a leading Canadian law firm. He has held a number of senior advisory and executive positions with the Canadian Government and the Canadian Radio-television and Telecommunications Commission. Over the past 37 years, he has advised businesses and governments on many of the major commercial, regulatory and policy developments in the Canadian telecommunications industry. He has also advised on business, policy and regulatory matters involving the telecommunications industry in more than 20 other countries.
Mark H. Rachesky, M.D. is the Founder and Chief Investment Officer of MHR Fund Management LLC, a New York-based investment firm that takes a private equity approach to investing. MHR manages approximately $5 billion of capital and has holdings in public and private companies in a variety of industries. He has been Non-executive Chairman of the Board of Directors of Loral since 2006 and is Chairman of the Compensation Committee and a member of the Executive Committee of Loral. Dr. Rachesky is Chairman of the Board of Directors of Lions Gate Entertainment Corp, and serves on the Board of Directors of Navistar International Corporation. He has also previously served as a director of Emisphere Technologies, Inc. and Leap Wireless International, Inc. Dr. Rachesky holds an MBA from the Stanford University School of Business, an MD from the Stanford University School of Medicine and a BA in Molecular Aspects of Cancer from the University of Pennsylvania. Dr. Rachesky, who is 62 years old, became a director of

Telesat in October 2007. Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, Dr. Rachesky has significant expertise and perspective as a member of the board of directors of private and public companies engaged in a wide range of businesses.
Guthrie Stewart has been an executive with global pension fund manager PSP Investments since September 2015. Until June of 2020, Mr. Stewart was Executive Vice-President and Global Head of Private Investments overseeing PSP Investments global teams managing private equity and infrastructure. He has been a Director of Telesat since 2016. Mr. Stewart has broad business and investing experience, including more than 12 years in telecommunications and more than ten years in investment management. For eight years until 2000, he was an executive with Teleglobe Inc, the listed shareholder of Teleglobe Canada (at the time Canada’s international telecom carrier), including two years as CEO and President of Teleglobe Canada. Teleglobe Canada had varied satellite investments, including as a member and distributor of Inmarsat and Intelsat, and also as founding investor in Orbcomm. Mr. Stewart was a partner in one of Canada’s largest mid-market buyout firms, EdgeStone Capital Partners, from 2001 until the end of 2007 following the sale of majority interest. He holds an LL.B from Osgoode Hall (Toronto, Canada) and an M.B.A. from INSEAD in Europe. He also holds the ICD.D designation from the Canadian Institute of Corporate Directors. Through his career, he has participated as a Director on numerous private and public boards and as a member at various times of all major Committees.
Michael B. Targoff has been Vice Chairman of Loral Space & Communications Inc. since November 21, 2005 and a consultant to Loral since December 15, 2012. Mr. Targoff was Chief Executive Officer of Loral from March 1, 2006 to December 14, 2012 and President of Loral from January 8, 2008 to December 14, 2012. Mr. Targoff also has been a Director and member of the Audit Committee of Telesat Canada since Loral acquired its interest in Telesat in October 2007. From 1998 to February 2006, Mr. Targoff was founder and principal of Michael B. Targoff & Co., a private investment company. Mr. Targoff’s qualifications for service on the board of directors of Telesat Corporation include his extensive understanding and knowledge of its business and the satellite industry, as well as demonstrated leadership skills and operating experience, acquired during more than 20 years of serving as a senior executive of Loral and its predecessors. As a current or former director of other public and private companies in the telecommunications industry, Mr. Targoff also brings to Telesat Corporation a broad-based business knowledge and substantial financial expertise.
Senior Management
Daniel S. Goldberg (see section entitled “— Directors” above).
Michèle Beck joined Telesat in 1987 as a project engineer in the Broadband Development Group. In 1994, she joined the Canadian Cable Telecommunications Association as Director Engineering and was subsequently promoted to Vice President in 1996. In March 2006, Ms. Beck returned to Telesat as the Director, Engineering responsible for all satellite service offerings. In 2009, she became Director of North American Enterprise and Government Sales and in January 2013 was promoted to Vice President, North American Sales. She holds a Bachelor of Applied Science, Electrical Engineering from the University of Ottawa.
Andrew Browne was appointed Chief Financial Officer of Telesat in December 2019. Prior to that, he was the Chief Financial Officer of SES S.A. from February 2018 to September 2019, Chief Financial Officer of O3b Networks from 2013 to 2018, and Chief Financial Officer and member of the management board at SES from 2010 to 2013. Mr. Browne served as CFO of New Skies Satellites between 1998 and 2008, and as Chief Financial Officer and Deputy CEO of Intelsat between 1995 and 1998. Prior to Intelsat, he held Chief Financial Officer and board positions at a number of global companies and organizations specializing in the telecommunications, technology and financial sectors, SES Astra, O3b, Advanced Micro Devices, Tom Tom and the Development Bank of Ireland in Dublin. Mr. Browne is a member of the board of the International Space University (ISU) in Strasbourg, France. He has an MBA from Trinity College in Dublin, Ireland.
Christopher S. DiFrancesco became Telesat’s Vice President, General Counsel and Secretary in 2009. Prior to that, Mr.DiFrancesco served as Senior Vice President, Legal, General Counsel and Secretary of Corel Corporation, a position he held since 2006. From 2003 to 2006, he served as Corel Corporation’s Vice President, Legal, General Counsel and Secretary, and as Corporate Counsel from 2000 to 2003. From 1998 to 2000, he served as Associate Counsel for the National Hockey League Players’ Association. From

1989 to 1998, he was an Articling Student and then Associate with the law firm of Gowling Lafleur Henderson. He holds a Bachelor of Engineering Science in Mechanical Engineering and a Bachelor of Laws from the University of Western Ontario.
Thomas E. Eaton Jr. joined Telesat in 2014 as Vice-President, International Sales. Before joining Telesat, Mr.Eaton was President of Harris CapRock Communications and an officer of Harris Corp from 2011 to 2013, Chief Operating Officer of Harris CapRock Communications from 2010 to 2011, and President of CapRock Government Solutions from 2007 to 2010. Previously, he served as President of G2 Satellite Solutions, a wholly-owned subsidiary of PanAmSat, and Executive Vice-President of PanAmSat from 2002 to 2007, and as Executive Vice-President of Global Sales and Marketing from 2000 to 2002. Mr.Eaton was Vice-President of Global Sales and Marketing for Intelsat from 1995 to 2000, and served as co-founder and Vice-President, Sales and Marketing for Integrated Network Services, Inc. from 1992 to 1995. He holds a Master of Business Administration from Mercer University and a Bachelor of Business Administration, Accounting from the University of Georgia.
John Flaherty joined Telesat in 1987, and since that time has held a variety of positions in Finance, Business Development and Marketing including the Director, South America from 2006 to 2007 and the Director, Planning and Marketing from 2007 to 2012. Mr.Flaherty was appointed Vice President, Business Planning & Marketing in 2013. He holds a Master of Business Administration from Queen’s University as well as a Bachelor of Arts, major in Economics from Carleton University.
Erwin Hudson joined Telesat in 2017 as Vice President, Telesat LEO. Prior to joining Telesat, Mr.Hudson was at Viasat Inc. where he was Sr. Vice President, Viasat Australia from 2012 to 2017. Between 2000 and 2012, Mr.Hudson held positions at WildBlue Communications including President and Chief Technology Officer. WildBlue was acquired by Viasat in 2009. Prior to WildBlue, Mr.Hudson was a senior executive at Space Systems Loral from 1998 to 2000 and, before that he was Director, Satellite Communications at TRW Space & Electronics. Mr.Hudson was at TRW from 1980 to 1998. Mr.Hudson earned a Bachelor’s Degree in Electrical Engineering from North Carolina State University, a Master’s Degree in Electrical Engineering from The Ohio State University and a Professional Engineers Degree in Electrical Engineering from the University of Southern California.
Michael C. Schwartz rejoined Telesat in 2015 as Senior Vice President, Corporate & Business Development. From 2013 to 2015, he served as Senior Vice President, Corporate Strategy and Development with Sprint Corporation, after having served as Vice President, Marketing, Corporate Development & Regulatory of Telesat from 2007. Mr.Schwartz joined Telesat from SES New Skies, where he served as Senior Vice President of Marketing and Corporate Development, a position he held since 2006 following the purchase of New Skies Satellites by SES. Prior to that, Mr.Schwartz served in the same position for New Skies Satellites since 2003. Prior to joining New Skies Satellites, he served as Chief Development and Financial Officer of Terabeam Corporation (Terabeam), responsible for business and corporate development as well as financial operations. Prior to Terabeam, he was a co-founder and President of an Internet infrastructure company, which was sold in 2000. He also held two senior positions at AT&T Wireless Services, most recently as Vice President of Acquisitions and Development. Mr.Schwartz graduated magna cum laude from Harvard University in physics and magna cum laude from Harvard Law School.
David N. Wendling joined Telesat in 1986, and has held a variety of key positions within the Space Systems Department prior to being appointed Vice President, Space Systems in 2007 with a title change to Vice President Space and Network Engineering in 2008 and to Chief Technical Officer in 2013. Mr.Wendling holds a Bachelor of Applied Science from the University of Waterloo. He is registered as a Professional Engineer with the Professional Engineers of Ontario.
Directors’ and Senior Management’s Indemnity Payments
Telesat Corporation has entered into indemnity agreements with its directors and members of senior management that may require Telesat Corporation to indemnify them against certain liabilities that may arise by reason of their status or service as directors or members of senior management of Telesat Corporation.
Share Ownership
See also “The Transaction — Contribution Agreements; Exchange Agreements for Telesat Tandem SARs, Telesat Options and Telesat RSUs”, “— Interests of Certain Persons Related to Telesat in the Transaction” and “— Composition of the Telesat Corporation Board and Committees”.

Management of Telesat Partnership
As noted above under “— Governance of Telesat Corporation and Telesat Partnership”, Telesat Partnership will be managed by its sole general partner, Telesat Corporation. Under the Telesat Partnership Agreement, until no Telesat Corporation Shares remain outstanding, the general partner is restricted from consummating any transaction unless (a) the terms of such transaction do not impair any of the rights, duties, powers and authorities of the other parties to the Telesat Partnership Agreement in any material respect and (b) its successor entity resulting from such transaction becomes bound by the terms of the Telesat Partnership Agreement and the Trust Voting Agreement, such that they step into the shoes of Telesat Corporation and assume all obligations of Telesat Corporation as general partner of Telesat Partnership. In addition, Telesat Partnership must obtain the approval (i) of a majority of the Specially Designated Directors then in office or (ii) approval by at least a simple majority of the votes cast by the holders of the Telesat Corporation Shares and the Special Voting Shares, voting together as a single class, but excluding shares of Telesat Corporation beneficially owned by PSP Investments, MHR, or their respective affiliates or associates and Special Voting Shares to the extent that the vote thereof is directed by PSP Investments, MHR, or their respective affiliates or associates.
Because of the limited liability of the limited partners of the Partnership, the authority of the limited partners is strictly limited. The Partnership Agreement will govern Telesat Partnership and set out the terms of the Telesat Partnership Units and Telesat Partnership GP Units, as summarized in this section and under “Description of Telesat Partnership Units and GP Units” below.
Partnership Agreement
On the First Closing Day, Telesat Corporation, Red Isle, PSP Investments, Henry Intven, John Cashman, Clare Copeland and each other person who will be admitted to Telesat Partnership as a limited partner in accordance with the provisions thereof, which will include each Loral stockholder who makes a Telesat Partnership Election, will enter into the Partnership Agreement.
Purpose of Telesat Partnership
The purpose of Telesat Partnership as described in the Partnership Agreement is to: (a) acquire and hold direct and indirect equity interests in Loral, Telesat, Telesat CanHoldco and, subject to the approval of Telesat Corporation, in its capacity as general partner, any other persons, (b) engage in activities related to the capitalization and financing of Telesat Partnership’s interests in such corporations and such other persons and (c) engage activities incidental to or in furtherance of the foregoing purposes or any other business that it deems appropriate that is approved by its general partner and which complies with all applicable laws and the Partnership Agreement.
Amendments to the Partnership Agreement
Generally, the Partnership Agreement may only be amended in writing and subject to the approval of holders of Telesat Corporation Shares or Telesat Partnership Units. However, the general partner of Telesat Partnership may also amend certain administrative provisions of the Partnership Agreement without the consent of any limited partners, such as completing a name change of Telesat Partnership and certain changes relating to taxation, provided that amendments to certain provisions of the Partnership Agreement that may be made without the consent of any limited partners may only be made with the approval of a majority of the Specially Designated Directors then in office. Telesat Partnership’s general partner is required to notify its limited partners of any amendment in writing within 30 days from when such amendment takes effect. See “Description of Telesat Partnership Units and GP Units — Amendments to the Partnership Agreement” for a further description of these matters.
Power of Attorney
Pursuant to the Partnership Agreement, Telesat Corporation, as general partner, will manage Telesat Partnership, and, by entering into the Partnership Agreement, each limited partner will appoint Telesat Corporation, in its capacity as general partner, as such limited partner’s attorney for property to act on its behalf in connection with Telesat Partnership’s administrative and operational matters. As limited partners, the liability of each of the holders of Telesat Partnership Units for the debts, liabilities and obligations of Telesat Partnership will, subject to applicable law, be limited to the amount of such limited partner’s capital contribution into Telesat Partnership, plus their share of any undistributed income of Telesat Partnership.
Reciprocal Changes
As described under “The Transaction Agreement — Governing Documents Following the Transaction and the Merger” and “Description of Telesat Partnership Units and GP Units — Economic and Voting Rights — Economic Rights”, holders of Telesat Partnership Units will have the right to exchange their Telesat Partnership Units for Telesat Corporation Shares and will vote at Telesat Corporation through the Trust by way of the Special Voting Shares. Because of this, and to avoid dilution of the voting powers of the holders of Telesat Partnership Units, the Partnership Agreement provides that, generally, for so long as any Telesat Partnership Units not owned by the general partner are outstanding, Telesat Corporation may not issue or distribute new shares in the capital of, or other interests in, Telesat Corporation to holders of Telesat Corporation Shares (in their capacity as such) unless Telesat Partnership also issues or distributes an equivalent class and type of securities to the holders of Telesat Partnership Units.
Additional restrictions on Telesat Corporation’s ability to take certain actions without effecting a substantially similar action at the Telesat Partnership level are described under “Description of Telesat Partnership Units and GP Units — Economic and Voting Rights — Economic Rights”.
Removal/Withdrawal of the General Partner
Telesat Corporation, as general partner of Telesat Partnership, may not be removed as general partner of Telesat Partnership and, until no Telesat Partnership Units are owned by any person other than the general partner or any of its subsidiaries, not voluntarily withdraw from being the general partner.
Shareholder and Unitholder Voting
Effective on the First Closing Day, holders of Telesat Corporation shares will have the voting rights described below under “Description of Telesat Corporation Shares — Meetings and Voting Rights” and holders of Telesat Partnership Units will have the right to vote on the Telesat Corporation matters proposed at meetings of the holders of the corresponding class of shares of Telesat Corporation through the Special Voting Shares, as described in “Description of Telesat Partnership Units and GP Units — Economic and Voting Rights — Voting Rights”.

CONSOLIDATED CAPITALIZATION OF TELESAT CORPORATION
Scenario 1 — Consolidation
The following table sets forth the consolidated capitalization and indebtedness of each of Telesat, Loral and the consolidated pro forma capitalization and indebtedness of Telesat Corporation after giving effect to the Transaction, under Scenario 1, in each case as of March 31, 2021. The consolidated capitalization and indebtedness presented below has been prepared on a basis consistent in all material respects with the accounting policies of Telesat in accordance with IFRS and should be read in conjunction with the sections “Telesat Corporation Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data of Telesat,” “Selected Historical Consolidated Financial Data of Loral” and the related notes included elsewhere in this proxy statement/prospectus or incorporated by reference herein.
(in millions of Canadian dollars)	Telesat	Loral	Telesat Corporation
Cash	$883.1	$32.0	$1,489.7
Total current portion of long-term debt and leases
Current secured guaranteed indebtedness	$—	$—	$—
Current unsecured guaranteed indebtedness	—	—	—
Current unguaranteed lease liabilities	2.2	—	2.2
Total non-current debt and leases
Secured guaranteed long-term indebtedness	2,446.6	—	3,070.8
Unsecured guaranteed long-term indebtedness	699.8	—	699.8
Long-term unguaranteed lease liabilities	32.3	—	32.3
Total debt	3,180.9	—	3,805.1
Shareholders’ equity
Common shares	26.6	—	46.7
Voting participating preferred shares	48.2	—	—
Non-voting participating preferred shares	80.9	—	—
Voting common stock	—	0.3	—
Non-voting common stock	—	0.1	—
Paid in capital	—	1,281.2	—
Treasury stock	—	(12.0)	—
Accumulated earnings (deficit)	1,308.2	(900.3)	349.2
Reserves	25.4	(69.9)	9.3
Non-controlling interest	—	—	1,056.7
Total shareholders’ equity	1,489.3	299.4	1,461.9
Total capitalization	$4,670.2	$299.4	$5,267.0
Scenario 2 — Equity Investment
The following table sets forth the consolidated capitalization and indebtedness of each of Telesat, Loral and the consolidated pro forma capitalization and indebtedness of Telesat Corporation after giving effect to the Transaction, under Scenario 2, assuming no consolidation conclusion at Telesat Corporation; instead the investment in Telesat Partnership is accounted for as an equity investment while Telesat Partnership pro forma financial information reflects the consolidation of each of its controlled subsidiaries, in each case as of March 31, 2021. The consolidated capitalization and indebtedness presented below has been prepared on a basis consistent in all material respects with the accounting policies of Telesat in accordance with IFRS and should be read in conjunction with the sections “Telesat Corporation Unaudited Pro Forma Condensed and Telesat Partnership Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data of Telesat,” “Selected Historical Consolidated Financial Data of Loral” and the related notes included elsewhere in this proxy statement/prospectus or incorporated by reference herein.
In millions of Canadian dollars	Telesat	Loral	Telesat Partnership	Telesat Corporation
Cash	$883.1	$32.0	$1,489.7	$—
Total current portion of long-term debt and leases
Current secured guaranteed indebtedness	$—	$—	$—	$—
Current unsecured guaranteed indebtedness	—	—	—	—
Current unguaranteed lease liabilities	2.2	—	2.2	—
Total non-current debt and leases
Secured guaranteed long-term indebtedness	2,446.6	—	3,070.8	—
Unsecured guaranteed long-term indebtedness	699.8	—	699.8	—
Long-term unguaranteed lease liabilities	32.3	—	32.3	—
Partnership units liability	—	—	1,434.3	—
Total debt	3,180.9	—	5,239.4	—
Shareholders’ equity
Common shares/partnership units	26.6	—	11.2	11.2
Voting participating preferred shares	48.2	—	—	—
Non-voting participating preferred shares	80.9	—	—	—
Voting common stock	—	0.3	—	—
Non-voting common stock	—	0.1	—	—
Paid in capital	—	1,281.2	—	—
Treasury stock	—	(12.0)	—	—
Accumulated earnings (deficit)	1,308.2	(900.3)	16.0	—
Reserves	25.4	(69.9)	0.4	—
Total shareholders’ equity	1,489.3	299.4	27.6	11.2
Total capitalization	$4,670.2	$299.4	$5,267.0	$11.2

EXECUTIVE COMPENSATION OF TELESAT CORPORATION NAMED EXECUTIVE OFFICERS
In this section, unless the context otherwise requires, references to “we”, “us”, “our” and “Telesat” refer to Telesat and its subsidiaries before the Closing of the Transaction, and to Telesat Corporation and its subsidiaries (including Telesat) following the Closing of the Transaction. All references to “$” in this section refer to Canadian dollars unless otherwise stated.
Introduction
The following discussion describes the significant elements of the compensation of Telesat’s President and Chief Executive Officer; Chief Financial Officer; Senior Vice President, Corporate and Business Development; Vice President, Telesat LEO; and Chief Technology Officer (collectively, the “named executive officers” or “NEOs”), namely:
•
Daniel S. Goldberg, President and Chief Executive Officer;

•
Andrew Browne, Chief Financial Officer;

•
Michael Schwartz, Senior Vice President, Corporate and Business Development;

•
Erwin Hudson, Vice President, Telesat LEO; and

•
David Wendling, Chief Technology Officer.

Overview
We operate in a dynamic and rapidly evolving market. To succeed in this environment and to achieve our business and financial objectives, we need to attract, retain and motivate a highly talented team of executive officers. These talents include strong leadership and management capabilities that are suited to our culture and the evolving nature of our industry. Our executive officers demonstrate a proven ability to successfully lead and manage our growth and operational objectives. They are also key to inspiring a culture of operational excellence which is at the foundation of our success and our continued ability to foster ongoing growth.
Our executive officer compensation program is designed to achieve the following objectives:
•
provide market-competitive compensation opportunities in order to attract and retain talented, high-performing and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•
motivate our executive officers to achieve our business and financial objectives;

•
align the interests of our executive officers with those of our shareholders by tying a meaningful portion of compensation directly to the long-term value and growth of our business; and

•
provide incentives that encourage appropriate levels of risk-taking by our executive officers and provide a strong pay-for-performance relationship.

We offer our executive officers cash compensation in the form of base salary, an annual bonus and following a year in which Telesat makes distributions to shareholders, a special bonus in lieu of an adjustment to equity-based compensation for such distributions. We also offer our executive officers an equity-based or equity-like compensation which has historically been awarded in the form of Telesat Options and Telesat Tandem SARs under the 2008 Telesat Plan and 2013 Telesat Plan (each as defined below under “Long-Term Incentives — Historic Plans”). More recently, we have adopted a restricted share unit plan (the “RSU Plan”) to provide another form of equity compensation to award our executive officers. See “Long Term Incentives — Telesat Restricted Share Unit Plan”. We believe that equity-based compensation awards motivate our executive officers to achieve our business and financial objectives, and also align their interests with the long-term interests of our shareholders. We provide base salary to compensate executive officers for their day-to-day responsibilities, at levels that we believe are necessary to attract and retain executive officer talent. While we have determined that our current executive officer compensation program is effective at attracting and maintaining executive officer talent, we evaluate our compensation practices on an ongoing basis to ensure that we are providing market-competitive compensation opportunities for our executive team. See “Executive Compensation — Principal Elements of Compensation”.
As we transition from being a privately held company to a publicly traded company, we will continue to evaluate our compensation philosophy and compensation program as circumstances require, which may include the periodic review of our compensation program and the mix of components made available to our executive team. As part of this review process, we expect to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as the evolution and growth of our business and the cost of replacing or enhancing our talent composition as needs may require. In connection with our transition to a publicly traded company and completion of the Transaction, holders of existing Telesat equity incentive awards will be afforded the opportunity to exchange those awards for corresponding equity incentive awards of Telesat Corporation. It is anticipated that such corresponding awards will have similar vesting terms and that corresponding adjustments will be made to the number of options or shares underlying such awards, as applicable, based on the Telesat-to-Telesat Corporation Exchange Ratio. See, “Long Term Incentives — Types of Awards — Post-Transaction Long Term Incentive Plan.”
Compensation Discussion and Analysis
Our compensation practices are designed to retain, motivate and reward our executive officers for their performance and contribution to our short-term and long-term success. The Telesat Board seeks to compensate executive officers by combining short-term cash and long-term equity incentives. It also seeks to reward the achievement of corporate and individual performance objectives, and to align executive officers’ incentives with Telesat’s performance. Our philosophy is to pay fair, reasonable and competitive compensation with a significant equity-based component in order to align the interest of Telesat’s executive officers with those of its shareholders.
Compensation and Governance
Telesat’s compensation and corporate governance committee (the “Telesat Compensation Committee”) is responsible for assisting its board of directors (in this section, unless the context otherwise requires, the “Telesat Board”) in fulfilling its governance and supervisory responsibilities, and overseeing Telesat’s human resources, succession planning, and compensation policies, processes and practices.
The Telesat Compensation Committee is also responsible for ensuring that Telesat’s compensation policies and practices provide an appropriate balance of risk and reward consistent with its risk profile. The Telesat Compensation Committee’s oversight includes reviewing objectives, evaluating performance and ensuring that total compensation paid to Telesat’s executive officers, personnel who report directly to the CEO and various other key executive officers and managers is fair, reasonable and consistent with the objectives of our philosophy and compensation program. The Telesat Compensation Committee is comprised of three directors, Clare Copeland, Mark Rachesky and Guthrie Stewart, each of whom is independent pursuant to the rules of the NASDAQ and the SEC.
Following completion of the Transaction, the Telesat Board intends to amend the charter for the Telesat Compensation Committee to set out its responsibilities for administering our compensation programs and reviewing and making recommendations to the Telesat Board concerning the level and nature of the compensation payable to our directors and officers. As we transition from a private company to a public company, the Telesat Compensation Committee will also be responsible for reviewing the compensation program to ensure it continues to meet its objectives and remain aligned with industry best practices, and make recommendations for any changes to our board of directors, as appropriate. As part of this review, the Telesat Compensation Committee may engage an independent compensation consultant to evaluate Telesat’s executive compensation program against market practice. We also expect the directors serving on the Telesat Compensation Committee to change in connection with the closing of the Transaction. Going forward, we expect the Telesat Compensation Committee to be comprised of one independent director and one nominee of each of PSP Investments and MHR in accordance with the terms of the Investor Rights Agreements. See “Telesat Corporation — Post-Closing Governance Rights”.
In 2019, we retained Pay Governance, an independent consulting firm which provides services to us in connection with executive officer and director compensation matters, including, among other things, the following:

•
assist in reviewing the competitiveness of our current cash and equity-based compensation program for our executive officers; and

•
assist in designing a new incentive awards framework for our executive officers.

In 2020, the total fees incurred in consideration of the services provided by Pay Governance was $63,621.
Principal Elements of Compensation
The compensation of our executive officers includes five major elements: (i) base salary; (ii) short-term incentives, consisting of an annual bonus and a special bonus (awarded at the discretion of the Telesat Compensation Committee); (iii) long-term equity incentives, consisting of Telesat Options and Telesat Tandem SARs granted under our Historic Plans and Telesat RSUs; (iv) participation in Telesat’s defined benefit pension plan and supplemental executive retirement plan; and (v) certain perquisites and personal benefits that are provided to each of our NEOs under their respective employment agreements.
Base Salaries
Base salary is provided as a fixed source of compensation for our executive officers. Base salaries are determined on an individual basis taking into account the scope of the executive officer’s responsibilities and their prior experience. Base salaries are set out in each NEO’s employment agreement. Adjustments to base salaries are expected to be determined annually by the Telesat Board on the recommendation of the Telesat Compensation Committee and may be increased based on the executive officer’s performance, as well as to maintain market competitiveness. Additionally, base salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities.
Annual Bonuses
Annual bonuses are designed to motivate our executive officers to meet our business and financial objectives generally and our annual financial performance targets in particular. Annual bonuses are earned and measured with reference to Adjusted EBITDA performance for a fiscal year. When the annual budget and Adjusted EBITDA targets are established for the upcoming fiscal year, the Telesat Compensation Committee establishes performance targets connected to the Adjusted EBITDA targets. In past years, the Telesat Compensation Committee has determined that individual bonus payouts will increase or decrease, compared to the target bonus applicable to each NEO (either 45% or 100% of base salary, in either case the “Target Bonus”, with one of our NEOs, Mr. Goldberg, entitled to a minimum bonus equal to 100% of base salary) depending on an achievement of the Adjusted EBITDA targets for the fiscal year. The key metrics followed by Telesat in the most recent years were:
Adjusted EBITDA Performance	Performance Bonus
<95% of target amount	Nil
95% of target amount	Bonus equal to 50% of Target Bonus
97.5% of target amount	Bonus equal to 75% of Target Bonus
100% of target amount	Bonus equal to 100% of Target Bonus
102.5% of target amount	Bonus equal to 150% of Target Bonus
≥105% of target amount	Bonus equal to 200% of Target Bonus
The Telesat Compensation Committee also has the discretion to consider unforeseen events and make additional one-time adjustments in the event it determines such adjustments are warranted in the circumstances to ensure NEOs are not penalized for events outside of their control, including changes in foreign exchange rates or other one-time, non-reoccurring items or to take into account significant achievements that may be unrelated to Adjusted EBITDA performance. We currently make bonus payments in cash and anticipate continuing to do so upon completion of the Transaction.

Special Bonuses
In prior years, the Telesat Board and Telesat Compensation Committee determined that it was in the best interests of Telesat to award special bonuses in certain circumstances to ensure that holders of unvested or unexercised Telesat Options shared in distributions to Telesat shareholders. While the Telesat Board or Telesat Compensation Committee have not established a formal policy on special bonuses, historically special bonuses were tied to the dividends paid to Telesat’s shareholders. A special bonus would typically be in an amount equal to the dividend paid per Non-Voting Participating Preferred Share for each vested Telesat Option such executive held. If an executive held unvested Telesat Options at the time a dividend is paid to Telesat shareholders, the special bonus would be paid out on vesting of the correlating Telesat Options.
Long-term Incentives
Historic Plans
Telesat Holdings Inc. (the predecessor entity to Telesat), adopted a management stock incentive plan in September 2008, as amended (the “2008 Telesat Plan”) and a second management stock incentive plan in April 2013, as amended (the “2013 Telesat Plan” and together with the 2008 Telesat Plan, the “Historic Plans”).
The purpose of the Historic Plans are to promote the interests of Telesat and its shareholders by providing certain key employees of Telesat and its affiliates with an appropriate incentive to encourage them to continue in the employ of, or engagement with, Telesat or an affiliate and to improve the growth and profitability of Telesat.
Equity Interests Subject to the Historic Plans
The 2008 Telesat Plan reserved a total of 8,824,646 Telesat Non-Voting Participating Preferred Shares for issuance upon due exercise of Telesat Options, of which 755,446 are issued and outstanding and nil remain available for grant as of April 26, 2021. The 2013 Telesat Plan reserved a total of 8,680,399 Telesat Non-Voting Participating Preferred Shares for issuance upon due exercise of Telesat Options, of which 1,479,109 are issued and outstanding and 6,320,276 remain available for grant as of April 26, 2021. In each case, the Telesat Options were convertible at the option of the holder into Telesat Common Shares (provided that the holder complied with the constrained share provisions in the Telesat Articles).
Additionally, the Telesat Board authorized the grant of 200,000 Telesat RSUs to our CEO, Daniel Goldberg, pursuant to a grant agreement (the “RSU Grant Agreement”) in November of 2018. The grant of Telesat RSUs was not made pursuant to the Historic Plans, however, the terms of the 2013 Telesat Plan were incorporated by reference into the RSU Grant Agreement.
Both Plans provided for the grant of Telesat Options which are comprised to two types of incentive stock options: (i) time-vesting options and (ii) performance-vesting options. The time-vesting options, unless otherwise specified in the grant agreement or employment agreement of a participant, vested and were exercisable in 20% increments over a five-year period. The performance-vesting options vested and were exercisable over a five-year period, provided that Telesat had achieved or exceeded an annual or cumulative targets for consolidated Adjusted EBITDA established by the Telesat board of directors at the time of grant. Following vesting, the exercise period for the Telesat Options was generally 10 years from the grant date. However, in 2018 the Telesat Board and Telesat Compensation Committee determined it would be in the best interests of Telesat given there was no liquid market for the underlying equity securities issued upon exercise of the Telesat Options at the time of expiry, to extend the expiry date of Telesat Options issued pursuant to the 2008 Telesat Plan by five years. The result is that such Telesat Options now expire 15 years from the grant date.
The exercise price of each Non-Voting Participating Preferred Share underlying the Telesat Options was to be the higher of a fixed price ($11.07) established by the Telesat Board on the grant date, and the fair market value of a Non-Voting Participating Preferred Share on the grant date. The Historic Plans further authorize the Telesat Board to grant Telesat Tandem SARs along with each Telesat Option at its discretion.

In August 2017, the Telesat Board authorized the exchange of 805,835 performance-vesting options for 805,835 time-vesting options. The exchanged amounts included 715,383 unvested performance-vesting options which were exchanged for an equal amount of unvested time-vesting options. The vesting schedule for the unvested performance vesting options surrendered in exchange for new time-vesting options was determined by the Telesat Board at the time of exchange in accordance with the terms of the Historic Plans. See “Types of Awards — Telesat Options”. Following the exchange of the performance vesting options for time vesting options, there were no performance vesting options outstanding and no further performance vesting options have been awarded since such exchange.
Types of Awards under Historic Plans
Telesat Options
The Historic Plans provided that, as noted above, unless otherwise specified in the grant agreement or employment agreement of a participant, the Telesat Options granted to any participant will vest as to 20% each year over five years.
The exercise price of any Telesat Option granted under the Historic Plans is to be fixed by the Telesat Board when such Telesat Option is granted, but shall not be less than fair market value, based on either (i) the closing price on a published market, if one exists, or (ii) a reasonable valuation method, consistently applied in good faith by the Telesat Board, on the grant date, but in any event, no less than $11.07. The Historic Plans provide that a Telesat Option shall be exercisable during a period established by the Telesat Board which shall commence on the date of the grant and shall terminate no later than ten years after the date of the granting of the option or such shorter period as the Telesat Board may determine. However, as mentioned above, in 2018 the Telesat Board and Telesat Compensation Committee determined it would be in the best interests of Telesat to extend the expiry date of Telesat Options issued pursuant to the 2008 Telesat Plan by five years. The result is that such Telesat Options now expire 15 years from the grant date.
The Telesat Board, in its sole discretion, may permit settlement of exercised Telesat Options on a cashless net-physical settlement basis.
The following table describes the impact of certain events upon the rights of Telesat Option holders under the Historic Plans, including termination for cause, termination other than for cause and death, subject to the terms of a participant’s employment agreement and discretion of the Telesat Board:
Event Provisions(1)	Provisions
Termination for any reason (except for death or disability) prior to the second anniversary of the grant date	Immediate forfeiture of all vested and unvested Telesat Options.
Termination for cause as any time	Immediate forfeiture of all vested and unvested Telesat Options.
Termination other than for cause (except for death or disability) at any time	Forfeiture of all unvested Telesat Options with all vested Telesat Options being exercisable for 90 days following the date of termination or resignation or such longer period as the Telesat Board may determine in its sole discretion.
Death, disability or retirement of a participant	All unvested Telesat Options will vest and may be exercised within 180 days following the date of death, resignation due to disability or retirement and thereafter shall be forfeited.

Notes:
(1)
Certain of the event provisions under our Historic Plans were modified for our NEOs under the terms of their applicable grant agreements. The changes primarily resulted in (i) all vested and unvested Telesat Options being forfeited if the NEO (a) resigned without good reason within 30 months of the grant date if Daniel Goldberg ceased to be employed by Telesat for any reason within six months of such resignation or (b) was terminated for cause at anytime; (ii) all Telesat Options that would have vested within 12 months of termination without cause or resignation for good reason immediately vest and continue to be exercisable for 180 days following such date (and thereafter are forfeited); and (iii) all Telesat Options that would have vested within 12 months of the death, disability or retirement immediately vest and continue to be exercisable to 12 months following such date (and thereafter are forfeited).
Unless otherwise specified in a participant’s grant agreement or an employment agreement, if a Change of Control (as defined in the Historic Plans) shall occur, and as a result thereof Telesat shall not be the continuing company or entity following such Change of Control, and all unvested Telesat Options held by the participant shall not have been assumed by the continuing company or entity on terms which the Telesat Board determines are no less favorable to the participant as the terms of the Historic Plans and the participant’s grant agreement, or provision shall not have been made, and cash or property set aside therefore, by Telesat or the continuing company or entity for the payment to the participant, upon exercise of its Telesat Options, of cash and/or property equivalent to all cash and/or property that would have been payable or paid to the participant if the Telesat Options had been vested and had been exercised at the date of such Change of Control, all of the participant’s unvested Telesat Options shall fully vest and become immediately exercisable immediately prior to the happening of such Change of Control.
As at April 26, 2021, Telesat Options issued to Mr. Goldberg that remain outstanding are governed by the terms of the appliable grant agreement, which amended the provisions of the Historic Plans relating to the vesting of Telesat Options in connection with a Change of Control to provide for the automatic vesting, in full, of all unvested Telesat Options held by Mr. Goldberg immediately prior to a Change of Control.
Telesat Stock Appreciation Rights
A Telesat stock appreciation right (“SAR”) entitles the recipient to receive Non-Voting Participating Preferred Shares of Telesat, which are convertible at the option of the holder into Telesat Common Shares (provided that the holder can comply with the constrained share provisions in the Articles of the Company), cash or other property equal in value to the appreciation of the Telesat Common Shares over the stated exercise price. The exercise price per Telesat Common Share for each SAR is determined by the Telesat Compensation Committee, but (except as subject to adjustment by the Telesat Compensation Committee) may not be less than 100% of the fair market value of a Telesat Common Share on the date the Telesat SAR was granted. The Telesat Compensation Committee may determine the vesting schedule and expiration dates for the Telesat SARs. To date, there has not been any grants of any standalone Telesat SARs.
The Historic Plans also provided for the issue of tandem share appreciation right (referred to as “Telesat Tandem SARs”) which may be granted in connection with Telesat Options granted under the Historic Plans, at or after the time of grant of such Telesat Options. Telesat Tandem SARs entitle the recipient to surrender to Telesat, unexercised, the right to subscribe for a Non-Voting Participating Preferred Shares pursuant to the related Telesat Option and to receive from Telesat cash or Non-Voting Participating Preferred Shares in an amount equal to the excess of the market value of a Telesat Option over the exercise price under the related Telesat Option, net of any applicable withholding taxes and other required source deductions.
As of December 31, 2020, the Telesat Board and Telesat Compensation Committee have awarded Telesat Tandem SARs only to certain executive officers of Telesat.
Telesat Restricted Share Unit Plan
In April of 2021, the Telesat Board approved the adoption of the RSU Plan. The following summary of the RSU Plan is qualified entirely by the full text of the RSU Plan. The purpose of the RSU Plan is to promote the interests of Telesat and its shareholders by providing the Telesat Board and Telesat Compensation Committee another equity compensation tool, in addition to Telesat Options, SARs and Telesat SARs, to award certain key employees of Telesat and its affiliates with an appropriate incentive to encourage them to continue in the employ of, or engagement with, Telesat or an affiliate and to improve the growth and profitability of Telesat.
A total of 3,660,000 Telesat Non-Voting Participating Preferred Shares are reserved for issuance upon vesting of the Telesat RSUs awarded under the RSU Plan, provided that the aggregate number of Telesat Non-Voting Participating Preferred Shares issuable under the RSU Plan (and under all other share compensation arrangements) does not exceed 10% of the total number of Telesat Non-Voting Participating Preferred Shares outstanding from time to time (on a non-diluted basis). As at April 26, 2021, there were 3,530,000 Telesat RSUs outstanding under the RSU Plan (of which nil have vested). There are 130,000 remaining Telesat RSUs available for grant under the RSU Plan.
The RSU Plan is administered by the Telesat Board who may delegate the administration of the RSU Plan, in whole or in part, to the Telesat Compensation Committee, or any other committee or member of the Telesat Board. Subject to the terms of the RSU Plan, the Telesat Board is authorized to provide for the granting, vesting, exercising/surrendering and settlement of Telesat RSUs, on terms (which may vary between Telesat RSUs granted from time to time) as it determines, including any performance criteria established by the Telesat Board.
Unless otherwise specified in a participant’s grant agreement or employment agreement, if a Change of Control (as defined in the RSU Plan) shall occur and as a result thereof Telesat is not the continuing company or entity following such Change of Control, and all unvested Telesat RSUs held by the participant that shall not have been assumed by the continuing company or entity on terms which the Telesat Board determines are no less favourable to the participant as the terms of the RSU Plan and the participant’s grant agreement, all of the participant’s unvested Telesat RSUs shall fully vest immediately prior to the happening of such Change of Control.
Telesat RSUs awarded under the Telesat RSU Plan are non-transferable without prior written approval of the Telesat Board and in compliance with all applicable laws, provided that participants may transfer Telesat RSUs to any trust or custodianship created by a participant, the beneficiaries of which may include only the participant, the participant’s spouse or the participant’s lineal descendants (by blood or adoption).
Unless otherwise specified in a participant’s grant agreement or employment agreement, upon (i) termination of a participant’s employment for cause, all Telesat RSUs, whether vested or unvested, shall immediately be forfeited on the date of such termination, and (ii) upon termination of a participant’s employment for any other reason (including by reason of death or disability), all Telesat RSUs which had vested on the date of termination shall remain in effect and be settled in accordance with the RSU Plan and all unvested Telesat RSUs shall immediately be forfeited. Notwithstanding the foregoing, Telesat RSU grant agreements typically provide for an acceleration of all unvested Telesat RSUs if a participant’s employment is terminated without cause.
Post-Transaction Long Term Incentive Plan
In connection with the completion of the Transaction, each holder of Telesat Options, Telesat Tandem SARs and Telesat RSUs will be provided with the option to enter into an exchange agreement with Telesat Corporation in respect of his or her Telesat Options, Telesat Tandem SARs and Telesat RSUs (the “Optionholder Exchange Agreements”). Pursuant to the Optionholder Exchange Agreements, each holder of the Telesat Options, Telesat Tandem SARs and Telesat RSUs will have the right to exchange his or her Telesat Options, Telesat Tandem SARs and Telesat RSUs for corresponding options, restricted share units and tandem share appreciation rights, as applicable, of Telesat Corporation, The corresponding incentive securities are anticipated to have similar vesting terms as the Telesat Options, Telesat Tandem SARs and Telesat RSUs, however, the number of underlying Telesat Public Shares and exercise prices, as applicable, will be adjusted to take into consideration the Telesat-to-Telesat Corporation Exchange Ratio. Telesat Corporation expects to adapt and continue the Historic Plans and RSU Plan with any necessary modifications and amendments to meet the requirements of the exchange(s) on which Telesat Public Shares will trade, including, if applicable, the NASDAQ and the TSX. Additionally, eligible participants may be able to participate in one or more new compensation plans which may be developed by Telesat Corporation following completion of the Transaction. Telesat Corporation also intends to adopt a customary insider trading policy upon completion of the Transaction.
Defined Benefit and Supplemental Retirement Plans for Designated Employees
Telesat sponsors two non-contributory defined benefit pension arrangements for its executives: (i) the “Pension Plan for Designated Employees of Telesat Canada”, which is a registered pension plan as defined in the Income Tax Act; and (ii) a supplemental employee retirement pension that covers pension benefits in excess of the tax limits imposed on the registered pension plan.
Both pension programs provide for an annual pension based on service and final average earnings, and include survivor benefits. The pension can commence without reduction as early as age 60 or 35 years of service. Earlier retirement is possible with a reduction of 1/4% for each month before the unreduced retirement date. Pensions are indexed to 50% of the consumer price index for each year.
Compensation Risk Oversight
As part of the review of the compensation paid to our executives, the Telesat Board and Telesat Compensation Committee consider the potential risks associated with the structure and design of our various compensation plans. Our compensation programs do not encourage excessive or unnecessary risk-taking behavior. Overall, we found that there were no significant risks arising from Telesat’s executive compensation programs that were reasonably likely to have a material adverse effect on Telesat.
Our NEOs are awarded Telesat Options and, in certain cases, Telesat Tandem SARs with vesting schedules of five years, which discourages excessive risk taking for short term gains and aligns our NEOs’ interests with those of our shareholders. The Telesat Board has not established a formal prohibition on hedging activities as it was not deemed necessary while we were a private company. However, as we transition into a public company, the Telesat Board and Telesat Compensation Committee will continue to work with our compensation consultant to enhance our compensation program by considering additional measures designed to discourage excessive risk taking and promote long term thinking.
Summary Compensation Table
The following table sets out information concerning the compensation earned by, paid to, or awarded to our NEOs in the three most recently completed fiscal years:
					Non-equity Incentive Plan Compensation ($)
Name and Principal Position	Fiscal Year	Salary(1) ($)	Share- based Awards(2) ($)	Option- Based Awards(3) ($)	Annual incentive plan(4) ($)	Long- term incentive plans ($)	Pension Value(5) ($)	All Other Compensation(6) ($)	Total Compensation ($)
Daniel S. Goldberg, President and Chief Executive Officer(7)	2020	1,300,500	—	—	1,300,500	—	955,000	885,445(8)	4,441,445
	2019	1,275,000	—	—	2,550,000	—	646,000	1,998,365	6,469,365
	2018	1,032,265	5,188,000	—	1,662,750	—	708,000	8,583,139	17,174,154
Andrew Browne, Chief Financial Officer	2020	709,830	—	—	599,101	—	—	150,561(9)	1,459,492
	2019	23,646(10)	—	—	82,611	—	—	1,017	107,274
	2018	—	—	—	—	—	—	—	—
Michael Schwartz, Senior Vice President	2020	669,134	—	—	585,225	—	488,000	387,163(11)	2,129,522
	2019	656,014	—	—	1,312,028	—	417,000	382,063	2,767,105
	2018	643,151	—	—	855,519	—	448,000	371,496	2,318,166
Erwin Hudson, Vice President, Telesat LEO	2020	467,095	—	—	227,505	—	139,000	118,701(12)	952,301
	2019	440,745	—	—	397,953	—	127,000	70,623	1,036,321
	2018	432,126	—	—	259,489	—	130,000	235,299	1,056,914
David Wendling, Chief Technology Officer	2020	300,000	—	—	168,071	—	138,000	136,871(13)	742,942
	2019	249,481	—	—	224,533	—	119,000	136,830	729,844
	2018	244,589	—	—	146,409	—	130,000	308,642	829,640

Notes:
(1)
Payable to each NEO in Canadian dollars. Represents total base salary payable in fiscal year 2020.

(2)
The value of the share-based awards has been calculated based on a grant date fair value of $25.94 multiplied by the number of Telesat RSUs granted in accordance with IFRS 2 — Share based payment (accounting fair value). This compensation has not actually been received by our NEOs and the actual value received, if any, may differ. See, “Long Term Incentives — Types of Awards —  Post-Transaction Long Term Incentive Plan.”

(3)
This does not include (i) 4,430,000 Telesat Options granted with an exercise price of $25.94 and (ii) 350,000 Telesat Options granted with an exercise price of $26.77 that were subsequently cancelled.

(4)
These awards were made by the Telesat Compensation Committee following review of Telesat’s performance for the applicable year in accordance with the methodology set out under “Principal Elements of Compensation — Annual Bonuses”.

(5)
As at December 31, 2020, using target estimated incentive for 2020.

(6)
These amounts include all other compensation paid to an NEO during the course of the year, including medical insurance coverage, special bonuses, perquisites, tax equalization payments and relocation payments, as applicable.

(7)
Mr. Goldberg will serve as a director of Telesat Corporation upon completion of the Transaction. All compensation paid to Mr. Goldberg is in consideration of his service as President and Chief Executive Officer of Telesat and not as a director of Telesat.

(8)
Includes a $750,000 tax equalization payment to Mr. Goldberg pursuant to his employment agreement to compensate him for the additional tax costs incurred as a result of living in Ontario, Canada as opposed to the U.S.

(9)
Includes a one-time relocation payment of $88,296 paid in connection with Mr. Browne’s relocation to Ontario, Canada in 2020 following his acceptance of employment with Telesat.

(10)
Mr. Browne joined Telesat as our Chief Financial Officer in December, 2019.

(11)
Includes a cash award of $296,166, pursuant to the special bonus incentive plan. See “Principal Elements of Compensation — Special Bonuses”.

(12)
Includes payments of $89,301 under Telesat’s Cigna Medical Plan. Payments made pursuant to this plan are in USD and were converted to CAD using an average exchange rate between January, 2020 and December, 2020 of CAD$1.3425 to USD$1.00.

(13)
Includes a cash award of $107,471 pursuant to the special bonus granted by the Telesat Compensation Committee in accordance with the methodology set out in “Principal Elements of Compensation — Special Bonuses”.

Employment Agreements, Termination and Change of Control Benefits
We have written employment agreements with each of our NEOs and each executive is entitled to receive compensation established by us as well as other benefits in accordance with plans available to the most senior employees of Telesat. NEOs are, however, entitled to extended health benefits that are not otherwise available to other senior employees of Telesat.
Daniel S. Goldberg, President and Chief Executive Officer
Mr. Goldberg’s employment agreement provides for base salary, an annual performance bonus, an annual tax gross up payment (that compensates Mr. Goldberg for the higher taxes he is required to pay while residing in Ontario, Canada as compared to the taxes he would pay if he resided in the United States), health benefits, and participation in the Historic Plans.
The employment agreement with Mr. Goldberg specifies the amounts or items payable, including severance, to Mr. Goldberg in the event that he is terminated without cause or resigns with good reason. The payment of severance to Mr. Goldberg is conditioned on his execution of a release of claims.

If Mr. Goldberg is terminated without cause or resigns with good reason, Mr. Goldberg will be entitled to: (i) his accrued but unpaid base salary, vacation pay, and any expenses, amounts or benefits which have accrued to the termination date, (ii) any earned but unpaid bonus from the previous year, (iii) a prorated bonus for the year in which termination occurs based on the prior year’s bonus, (iv) an amount equal to two and a half times his base salary plus the greater of the minimum bonus set out in the bonus agreement (see below) and his bonus paid in the previous year, (v) a payment for outplacement services and moving expenses up to USD$25,000, and (vi) a monthly payment in lieu of continuing medical coverage for 30 months to ensure Mr. Goldberg can maintain equivalent medical coverage to that which was in place on the date of termination.
If Mr. Goldberg is terminated with cause or due to his resignation, Mr. Goldberg will be entitled to: (i) his accrued but unpaid base salary, vacation pay, and any expenses, amounts or benefits which have accrued to the termination date and (ii) any earned but unpaid bonus from the previous year.
Mr. Goldberg’s employment agreement also entitles him to participate in Telesat’s pension plan for designated employees and its supplemental retirement plan for designated employees.
Mr. Goldberg’s employment agreement also contains customary confidentiality and non-disparagement covenants and certain restrictive covenants that will continue to apply following the termination of his employment, including non-solicitation and non-competition provisions which are in effect during Mr. Goldberg’s employment and for one year following the termination of his employment.
Mr. Goldberg also has a separate bonus agreement with Telesat that awards a fixed amount in the event of a change of control transaction or certain public offerings of shares in the capital of Telesat (each as defined in, and subject to the terms of, such bonus agreement). In accordance with the terms of the bonus agreement, upon completion of the Transaction and assuming Mr. Goldberg is in compliance with the terms of the bonus agreement, Mr. Goldberg is expected to receive a one-time cash award of $5,000,000.
Andrew Browne, Chief Financial Officer
Mr. Browne’s employment agreement provides for base salary, an annual performance bonus, benefits and participation in the Historic Plans.
The employment agreement with Mr. Browne specifies the amounts or items payable, including severance, to Mr. Browne in the event that he is terminated without cause or resigns with good reason. The payment of severance to Mr. Browne is conditioned on his execution of a release of claims.
If Mr. Browne is terminated without cause or resigns with good reason, Mr. Browne will be entitled to: (i) his accrued but unpaid base salary, and vacation pay, and any expenses, amounts or benefits which have accrued to the termination date, (ii) one month’s base salary, (iii) any earned but unpaid signing bonus or annual from the previous year, (iv) a prorated bonus based on the prior year’s bonus, (v) an amount equal to two times his base salary plus the greater of his bonus paid for each of the two previous years, (vi) a payment for outplacement services and moving expenses, and (vii) a monthly payment in lieu of continuing medical coverage for 24 months.
If Mr. Browne is terminated with cause or due to his resignation, Mr. Browne will be entitled to: (i) his accrued but unpaid base salary, vacation pay, and any expenses, amounts or benefits which have accrued to the termination date, (ii) one month’s base salary, and (iii) any earned but unpaid bonus from the previous year.
Mr. Browne’s employment agreement also entitles him to participate in Telesat’s pension plan for designated employees and its supplemental retirement plan for designated employees.
Mr. Browne’s employment agreement also contains customary confidentiality and non-solicitation covenants and certain restrictive covenants that will continue to apply following the termination of his employment, including non-solicitation and non-competition provisions which are in effect during Mr. Browne’s employment and for one year following the termination of his employment.

Michael Schwartz, Senior Vice President, Corporate and Business Development
Mr. Schwartz’s employment agreement provides for base salary, an annual performance bonus, benefits and participation in the Historic Plans.
The employment agreement with Mr. Schwartz specifies the amounts or items payable, including severance, to Mr. Schwartz in the event that he is terminated without cause or resigns with good reason. The payment of severance to Mr. Schwartz is conditioned on his execution of a release of claims.
If Mr. Schwartz is terminated without cause or resigns with good reason, Mr. Schwartz will be entitled to: (i) his accrued but unpaid base salary, vacation pay, and any expenses, amounts or benefits which have accrued to the termination date, (ii) one month’s base salary, (iii) any earned but unpaid bonus from the previous year, (iv) a prorated bonus based on the prior year’s bonus, (v) an amount equal to two times his base salary plus the greater of his bonus paid for either of the two previous years, (vi) a payment for outplacement services and moving expenses, and (vii) a monthly payment in lieu of continuing medical coverage for 24 months.
If Mr. Schwartz is terminated with cause or due to his resignation, Mr. Schwartz will be entitled to: (i) his accrued but unpaid base salary, vacation pay, and any expenses, amounts or benefits which have accrued to the termination date, (ii) one month’s base salary, and (iii) any earned but unpaid bonus from the previous year.
Mr. Schwartz’s employment agreement also entitles him to participate in Telesat’s pension plan for designated employees and its supplemental retirement plan for designated employees.
Mr. Schwartz’s employment agreement also contains customary confidentiality and non-disparagement covenants and certain restrictive covenants that will continue to apply following the termination of his employment, including non-competition and non-solicitation provisions which are in effect during Mr. Schwartz employment and for the one year following the termination of his employment, respectively.
Erwin Hudson, Vice President, Telesat LEO
Mr. Hudson’s employment agreement provides for base salary, an annual performance bonus, benefits and participation in the Historic Plans.
The employment agreement with Mr. Hudson specifies the amounts or items payable, including severance, to Mr. Hudson in the event that he is terminated without cause or resigns with good reason. The payment of severance to Mr. Hudson is conditioned on his execution of a release of claims.
If Mr. Hudson is terminated without cause or resigns with good reason, Mr. Hudson will be entitled to: (i) his accrued but unpaid base salary, vacation pay, and any expenses, amounts or benefits which have accrued to the termination date, (ii) any earned but unpaid bonus from the previous year, (iii) a prorated bonus based on the prior year’s bonus, (iv) for a period of 12 months, monthly payments representing his monthly base salary, his annual bonus divided into monthly payments, based on his average bonus from the previous three years, and monthly expense allowance, and (v) a monthly payment in lieu of continuing group health benefits for 12 months.
If Mr. Hudson is terminated with cause or due to his resignation, Mr. Hudson will be entitled to: (i) his accrued but unpaid base salary, vacation pay, and any expenses, amounts or benefits which have accrued to the termination date and (ii) any earned but unpaid bonus from the previous year.
Mr. Hudson’s employment agreement also entitles him to participate in Telesat’s pension plan for designated employees and its supplemental retirement plan for designated employees.
Mr. Hudson’s employment agreement also contains customary confidentiality and non-disparagement covenants and certain restrictive covenants that will continue to apply following the termination of his employment, including non-competition and non-solicitation provisions which are in effect during Mr. Hudson employment and for the one year following the termination of his employment, respectively.

David Wendling, Chief Technology Officer
Mr. Wendling’s employment agreement provides for base salary, an annual performance bonus, benefits and participation in the Historic Plans.
The employment agreement with Mr. Wendling specifies the amounts or items payable, including severance, to Mr. Wendling in the event that he is terminated without cause or resigns with good reason. The payment of severance to Mr. Wendling is conditioned on his execution of a release of claims.
If Mr. Wendling is terminated without cause or resigns with good reason, Mr. Wendling will be entitled to: (i) his accrued but unpaid base salary, vacation pay, and any expenses, amounts or benefits which have accrued to the termination date, (ii) any earned but unpaid bonus from the previous year, (iii) a prorated bonus based on the prior year’s bonus, (iv) an amount equal to two times his base salary plus his bonus, based on his average bonus for the three previous years, and his monthly expense allowance for 24 months, (v) a monthly payment in lieu of continuing group health benefits for 24 months; and (vi) payment for outplacement services.
If Mr. Wendling is terminated with cause or resigns for good reason, Mr. Wendling will be entitled to: (i) his accrued but unpaid base salary, vacation pay, and any expenses, amounts or benefits which have accrued to the termination date and (ii) any earned but unpaid bonus from the previous year.
Mr. Wendling’s employment agreement also entitles him to participate in Telesat’s pension plan for designated employees and its supplemental retirement plan for designated employees.
Mr. Wendling’s employment agreement also contains customary confidentiality and non-disparagement covenants and certain restrictive covenants that will continue to apply following the termination of his employment, including non-competition and non-solicitation provisions which are in effect during Mr. Wendling employment and for one year following the termination of his employment.
The table below shows the incremental payments that would be made to our named executive officers under the terms of their employment agreements upon the occurrence of certain events, if such events were to occur immediately following the completion of the Transaction.
Name and Principal Position	Event	Severance(1) ($)	Options ($)	Other Payments ($)	Total ($)
Daniel S. Goldberg President and Chief Executive Officer	Termination without cause or resignation with good reason	13,476,750	—(2)	437,559	13,914,309(3)
Andrew Browne Chief Financial Officer	Termination without cause or resignation with good reason	4,934,694	—	241,533	5,176,227
Michael Schwartz Senior Vice President, Corporate and Business Development	Termination without cause or resignation with good reason	5,999,247	—	331,246	6,330,493
Erwin Hudson Vice President, Telesat LEO	Termination without cause or resignation with good reason	848,966	—	98,477	947,443
David Wendling Chief Technology Officer	Termination without cause or resignation with good reason	824,533	—(2)	37,704	862,237(3)

Notes:
(1)
Severance payments are calculated based on the base salary and most recent annual bonus we paid to our named executive officers.

(2)
The value of options will be determined with reference to the five-day volume weighted average trading price of the Loral Voting Common Stock calculated for the five (5) trading days immediately preceding the Closing Date. See, “Long Term Incentives — Types of Awards — Post-Transaction Long Term Incentive Plan.”

(3)
The total value of the payments required to be made to the named executive officers is subject to adjustment based on the value of such named executive officer's option awards as determined in accordance footnote (2).

Outstanding Option-Based Awards and Share-Based Awards
The following table sets out information concerning the option-based and share-based awards granted to our NEOs outstanding upon completion of the Transaction:
	Option-based Awards				Shared-based Awards
Name and Principal Position	Number of Common Shares underlying unexercised options(1)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)	Number of Shares that have not vested(1)	Market or payout value of share-based awards that have not vested ($)
Daniel S. Goldberg President and Chief Executive Officer	1,077,520	—(1)	4-Apr-23	—(2)	66,666	—(2)	—
Andrew Browne Chief Financial Officer	—	—	—	—	—	—	—
Michael Schwartz Senior Vice President	—	—	—	—	—	—	—
Erwin Hudson Vice President, Telesat LEO	—	—	—	—	—	—	—
David Wendling Chief Technology Officer	173,972	—(1)	30-Aug-23	—(2)	—	—	—

Notes:
(1)
This amount will be adjusted to reflect the Telesat-to-Telesat Corporation Exchange Ratio, if and when exchanged pursuant to the stockholder contribution agreements or optionholder exchange agreements. See, “Long Term Incentives — Types of Awards — Post-Transaction Long Term Incentive Plan.”

(2)
The value will be determined with reference to the five-day volume weighted average trading price of the Loral Voting Common Stock calculated for the five (5) trading days immediately preceding the Closing Date. See, “Long Term Incentives  — Types of Awards — Post-Transaction Long Term Incentive Plan.”

Incentive Plan Awards — Value Vested or Earned During the Year
The following table indicates, for each of our NEOs, a summary of the value of the option-based and share-based awards vested in accordance with their terms during Fiscal 2020 (assuming the continued employment of each NEO):
Name and Principal Position	Option-Based Awards — Value Expected to be Vested During the Year ($)	Share-Based Awards — Value Expected to be Vested During the Year ($)	Non-equity incentive plan compensation — Value earned during the year ($)
Daniel S. Goldberg, President and Chief Executive Officer	—	—(1)	—
Andrew Browne, Chief Financial Officer	—	—	—
Michael Schwartz, Senior Vice President	—	—	—

Name and Principal Position	Option-Based Awards — Value Expected to be Vested During the Year ($)	Share-Based Awards — Value Expected to be Vested During the Year ($)	Non-equity incentive plan compensation — Value earned during the year ($)
Erwin Hudson, Vice President, Telesat LEO	—	—	—
David Wendling, Chief Technology Officer	—(1)	—	—

Note:
(1)
The value of options and awards will be determined with reference to the five-day volume weighted average trading price of the Loral Voting Common Stock calculated for the five (5) trading days immediately preceding the Closing Date. See, “Long Term Incentives — Types of Awards — Post-Transaction Long Term Incentive Plan.”

Defined Benefits Plan Table
Telesat maintains a defined benefit pension plan for certain of its employees, including certain NEOs. Benefits under this defined benefit plan are based on the employee’s years of service and the plan’s benefit formula.
Benefits under the defined benefit pension plan are calculated by adding (i) 1/4% of the three year average of the annual maximum pensionable earnings (which was $61,600 for 2020); and (ii) 2.0% of the three year average earnings in excess of the annual maximum pensionable earnings. For the purposes of this formula, earnings include the annual salary and 75% of the lesser of actual or target performance inventive for the specific year.
In respect of the NEOs, below is a table related to Telesat’s defined benefit plan:
Name and Principal Position	Number of years of credited service(1) (#)	Annual benefits payable ($)		Closing present value of defined benefit obligation ($)	Compensatory change ($)	Non- compensatory change(2) ($)	Opening present value of defined benefit obligation(3) ($)
		At year end(1)	At age 65
Daniel S. Goldberg, President and Chief Executive Officer	14.3	633,000	1,046,000	12,713,000	955,000	2,363,000	16,031,000
Andrew Browne, Chief Financial Officer	1.1	24,000	24,000	26,000	0	477,000	503,000
Michael Schwartz, Senior Vice President, Corporate and Business Development	8.9	198,000	389,000	3,388,000	488,000	502,000	4,378,000
Erwin Hudson, Vice President, Telesat LEO	3.7	42,000	42,000	539,000	139,000	244,000	922,000
David Wendling, Chief Technology Officer	28.3	190,000	236,000	3,754,000	138,000	1,318,000	5,210,000

Notes:
(1)
As at December 31, 2020.

(2)
Non-compensatory changes include interest on liabilities and impact of any assumption changes. The values shown are estimated based on assumptions and represent entitlements that may change over time.

DIRECTOR COMPENSATION
Director Compensation
Our directors’ compensation program is designed to attract and retain the independent directors on the Telesat Board. Prior to the closing of the Transaction, each of Loral and PSP Investments were entitled to nominate three directors to the Telesat Board. The nominees of Loral and PSP Investments were not paid fees or awarded equity incentives by Telesat for their participation on the Telesat Board. Our four independent directors were each paid an annual fee of $110,000. In addition to the annual fee, the Chair of the Telesat Audit Committee, and the Chair of the Telesat Compensation and Corporate Governance Committee, were each paid an additional fee of $15,000. For each attendance at a meeting of the Telesat Board or a board committee, each independent director was also paid a meeting fee of $1,500. Directors may be offered a right to elect to participate in one or more compensation plans which may be developed by Telesat, in which case the annual fee of the participating director may be reduced by any value attributed to such right of participation. All directors are entitled to be reimbursed for travel and other expenses properly incurred by them in attending meetings of the Telesat Board or of any committee of the Telesat Board. None of our directors hold equity incentives or equity interests in Telesat.
The below table sets out all of the compensation provided by us to the directors for Telesat’s most recently completed fiscal year.
Name	Fees earned ($)	Share-based awards ($)	Option-based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Mark H. Rachesky(1)	—	—	—	—	—	—	—
Michael B. Targoff(2)	—	—	—	—	—	—	—
Henry Intven	—	—	—	—	—	—	—
David Bernardi	—	—	—	—	—	—	—
Michael Boychuk(2)	—	—	—	—	—	—	—
Guthrie Stewart(1)	—	—	—	—	—	—	—
John P. Cashman	116,000	—	—	—	—	—	116,000
Colin D. Watson(2)	137,000	—	—	—	—	—	137,000
Clare Copeland(1)	132,500	—	—	—	—	—	132,500
Richard Fadden	116,000	—	—	—	—	—	116,000

Notes:
(1)
Member of the Telesat Compensation and Corporate Governance Committee.

(2)
Member of the Telesat Audit Committee.

PRO FORMA FINANCIAL INFORMATION
As noted in “The Transaction — Accounting Treatment of the Transaction”, the accounting of the Transaction depends upon certain key assumptions being upheld. The assessment of Telesat Corporation’s exposure to variable returns from Telesat Partnership is influenced by the assumption of the number of Telesat Partnership Elections and Telesat Corporation Elections made by Loral stockholders and supports the determination of the accounting for the Transaction as either consolidation in accordance with IFRS 10 or equity investment in accordance with IAS 28 at the Telesat Corporation level.
The following two scenarios of pro forma financial information have been prepared to illustrate the potential scenarios as a result of such elections made by Loral stockholders:
Scenario 1 — Consolidated: Pro Forma Condensed Consolidated Financial Information — In this scenario it has been assumed that where a valid Telesat Partnership Election is required in order to receive Telesat Partnership Units no such valid Telesat Partnership Election can be assured and as a result Telesat Public Shares will be issued as Transaction Consideration. In accordance with consolidation principles of IFRS 10, Pro Forma Condensed Consolidated Financial Information will be presented for Telesat Corporation. This scenario is presented in the Telesat Corporation Unaudited Pro Forma Condensed Consolidated Financial Information.
Scenario 2 — Equity Investment: Pro Forma Financial Information — In this scenario it has been assumed that where a valid Telesat Partnership Election is still required in order to receive Telesat Partnership Units, such a valid Telesat Partnership Election will be made by all existing Loral stockholders and as a result Telesat Partnership Units will be issued as Transaction Consideration. In addition, it has also been assumed that the consolidation principles of IFRS 10 have not been met. As a result, Pro Forma Condensed Financial Information for Telesat Corporation has been prepared in accordance with IAS 28, with the investment in Telesat Partnership accounted for as an equity investment. The Telesat Partnership pro forma financial information reflects the consolidation of each of its controlled subsidiaries. To illustrate the presentation of Pro Forma Financial Information under this scenario, Pro Forma Financial Information has been prepared and presented for both Telesat Corporation and Telesat Partnership. This scenario is presented in the Telesat Corporation Unaudited Pro Forma and Telesat Partnership Unaudited Pro Forma Condensed Consolidated Financial Information.
In preparing Pro Forma Financial Information to be presented under the two scenarios, the financial statements of Loral were reclassified in order to align with the historical accounting presentation of Telesat Corporation, which is based on Telesat’s historical accounting presentation.
The following adjustments represent the reclassification of certain balances on the consolidated balance sheet of Loral as at March 31, 2021 to conform to the presentation used by Telesat Corporation and as applied in preparing the Pro Forma Financial Information:
(in millions of Canadian dollars)	Loral	Reclassifications	Historical Loral
Income tax refund receivable	$1.5	$(1.5)	$—
Other current financial assets	$—	$0.4	$0.4
Prepaid expenses and other current assets	$—	$3.4	$3.4
Other current assets	$2.3	$(2.3)	$—
Right-of-use-asset	$0.6	$(0.6)	$—
Satellites, property and other equipment	$—	$0.6	$0.6
Trade and other payables	$—	$2.0	$2.0
Accrued employment costs	$1.8	$(1.8)	$—
Other current liabilities	$2.8	$(0.2)	$2.6
Pension and other post-retirement liabilities	$24.9	$(24.9)	$—
Other long-term liabilities	$25.3	$24.9	$50.2
Accumulated deficit	$(877.4)	$(22.9)	$(900.3)
Reserves	$—	$(69.9)	$(69.9)
Accumulated other comprehensive loss	$(92.8)	$92.8	$—

The following adjustments represent the reclassification of the statement of operations of Loral for the year ended December 31, 2020 to conform to Telesat Corporation’s condensed consolidated presentation:
	Loral	Reclassifications	Historical Loral
Operating expenses	$—	$15.8	$15.8
General and administrative expenses	$(9.0)	$9.0	$—
Recovery of affiliate doubtful receivable	$7.8	$(7.8)	$—
Other expense	$(14.6)	$14.6	$—
The following adjustments represent the reclassification of the statement of operations of Loral for the three months ended March 31, 2021 to conform to Telesat Corporation’s condensed consolidated presentation:
	Loral	Reclassifications	Historical Loral
Operating expenses	$—	$5.2	$5.2
General and administrative expenses	$(2.2)	$2.2	$—
Other expense	$(3.0)	$3.0	$—

TELESAT CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated financial information (the “Pro Forma Condensed Consolidated Financial Information”) presents the unaudited pro forma condensed consolidated balance sheet of Telesat Corporation (the “Pro Forma Balance Sheet”) as of March 31, 2021 and the unaudited pro forma condensed consolidated statements of income (loss) of Telesat Corporation (the “Pro Forma Statements of Income”) for the year ended December 31, 2020 and the three months ended March 31, 2021, after giving effect to the transactions and adjustments as described in the accompanying notes. The Pro Forma Condensed Consolidated Financial Information includes the results of Telesat Corporation and Telesat Partnership and the historical results of Loral and Telesat, after giving pro forma effect to the following events and equity issuances in connection with the Transaction:
a.
The incorporation of Telesat Corporation, Telesat CanHoldco and Merger Sub and establishment of Telesat Partnership, with Telesat Corporation representing the ultimate parent company of the group.

b.
The issuance to Red Isle of (i) 270,270 Class C Shares in exchange for 653,422 of the Telesat Non- Voting Participating Preferred Shares held by Red Isle and (ii) 17,895,669 Class C Units in exchange for the remaining 43,268,095 Non-Voting Participating Preferred Shares, Voting Participating Preferred Shares and Common Shares of Telesat held by Red Isle.

c.
The issuance to MHR of 18,050,092 Class B Units of Telesat Partnership in exchange for the 18,050,092 Loral Common Shares held by MHR.

d.
The issuance of 12,981,576 Telesat Public Shares to certain other former Loral stockholders in exchange for the 12,981,576 Loral Common Shares held by them in the aggregate.

e.
The issuance of 347,192 Telesat Public Shares to certain members of Telesat management in exchange for the 839,438 shares in the capital of Telesat held by them in the aggregate.

After taking into account the above issuances, the voting rights and ownership interests of Telesat’s direct and indirect shareholders have been materially preserved and no individual party will acquire a majority of the voting or ownership interests in Telesat Corporation. Upon assessment of the voting power attributed to the various shareholders of Telesat Corporation, the Transaction represents a transfer among entities that have a high degree of common ownership as no single party to the Transaction will be considered to control Telesat Corporation, as no individual party will obtain a majority voting or ownership interest therein.
As general partner, Telesat Corporation is committed to operating Telesat Partnership as designed and will direct all relevant activities of Telesat Partnership. On the contrary, limited partners are only able to exercise their influence over the decision making (indirectly via director election and other matters in shareholders meeting) through a special voting arrangement in the Voting Trust at the Telesat Corporation level. As such, it has been determined that Telesat Corporation, as the general partner, has control over Telesat Partnership through its power over relevant decisions of the partnership, exposure to variable returns and ability to use its power to impact its variable returns as provided in the Partnership Agreement. Accordingly, the Pro Forma Condensed Consolidated Financial Information has been prepared on the basis that Telesat Partnership will be consolidated into Telesat Corporation and the investment in Telesat Partnership eliminated fully upon such consolidation. Immediately following the closing of the Transaction, Telesat Partnership Units will be held by Telesat’s former direct and indirect shareholders in the form of newly issued Class A Units and Class B Units and, in the case of Red Isle or its permitted transferees that are wholly owned by PSP Investments, Class C Units. The assessment of Telesat Corporation’s exposure to variable returns from Telesat Partnership is influenced by the assumption of the number of Loral stockholders that will not elect to receive Telesat Partnership Units and will therefore receive Telesat Public Shares. If the assumptions relating to the Telesat Partnership Units elected differ from the assumptions applied in preparing the Pro Forma Condensed Consolidated Financial Information, the consolidation conclusion may need to be reevaluated in accordance with IFRS 10 to determine whether the conclusion is appropriate or if the investment in Telesat Partnership should be accounted for as an equity investment in accordance with IAS 28.

Subject to the terms and conditions of the Transaction Agreement, at the Effective Time, each Loral Common Share outstanding immediately prior to the Effective Time will be converted into the right to receive (a) if the Loral stockholder makes a Telesat Partnership Election, one newly issued Class A Unit if such Loral stockholder can demonstrate it is Canadian (as such term is defined in the Investment Canada Act), and otherwise one newly issued Class B Unit, or (b) if the Loral stockholder makes a Telesat Corporation Election or does not validly make a Telesat Partnership Election, one newly issued Class A Share if such Loral stockholder can demonstrate it is Canadian (as such term is defined in the Investment Canada Act), otherwise one newly issued Class B Share.
The Telesat Partnership Units are designed to have distribution and voting rights that are substantially equivalent to those of the corresponding classes of Telesat Corporation Shares. Differences include that in the event that any partner other than Telesat Corporation, that is subject to U.S. federal income tax has net cumulative taxable income that exceeds zero, then on the next applicable tax distribution date, Telesat Partnership shall distribute to each partner, whether or not such partner is subject to U.S. federal income tax, its assumed tax liability, less all prior distributions paid in respect of such partner’s units, provided, however, that Telesat Corporation may defer such distribution. See “Description of Telesat Partnership Units and GP Units — Dividend Rights”. In addition, holders of Telesat Partnership Units are entitled to one vote per Telesat Partnership Unit (through the Special Voting Shares) and will vote together with their respective class of Telesat Corporation Shares as a single class. The Telesat Partnership Units are exchangeable for Telesat Corporation Shares as more fully described in the section entitled “Description of Telesat Corporation Shares”.
The Pro Forma Condensed Consolidated Financial Information is based on (i) the audited financial statements of Telesat Corporation, (ii) the audited consolidated financial statements of Telesat and Loral for the year ended December 31, 2020 and (iii) the unaudited condensed consolidated interim financial statements of Telesat and Loral as at and for the three months ended March 31, 2021, which are (in the case of Telesat) included elsewhere, and (in the case of Loral) incorporated by reference into, this proxy statement/prospectus.
The historical financial information of Telesat and Loral has been adjusted to give pro forma effect to events that are directly attributable to the Transaction. The Pro Forma Condensed Consolidated Financial Information of Telesat Corporation and explanatory notes present how the consolidated financial statements of Telesat Corporation may have appeared had the businesses actually been combined and had Telesat Corporation’s capital structure reflected the Transaction as of the dates noted below. The Pro Forma Balance Sheet is presented as if the Transaction was completed on March 31, 2021. The Pro Forma Statements of Income for the year ended December 31, 2020 and the three months ended March 31, 2021 assumes that the Transaction took place as of January 1, 2020. The Pro Forma Financial Information is prepared in accordance with the regulations of the SEC.
The Pro Forma Condensed Consolidated Financial Information has been prepared in accordance with the accounting policies applied by Telesat Corporation and Telesat in preparing their historical consolidated financial statements under IFRS, which reflect the significant accounting policies expected to be used to prepare the consolidated financial statements after the Transaction. Transaction accounting adjustments were made to align accounting policies applied by Loral under U.S. GAAP with the accounting policies applied by Telesat Corporation as well as reclassifications to conform Loral’s historical accounting presentation to Telesat Corporation’s accounting presentation, which is based on Telesat’s historical accounting presentation.
Loral’s historical unaudited interim condensed consolidated balance sheet as of March 31, 2021, audited consolidated statement of operations for the year ended December 31, 2020 and unaudited interim condensed consolidated statement of operations for the three months ended March 31, 2021 have been converted from United States Dollars (“USD”) to Canadian Dollars (“CAD”), the functional currency of Telesat Corporation. The consolidated balance sheet was converted using the USD to CAD exchange rate on March 31, 2021 of 1.2562. Loral’s historical consolidated statement of operations for the year ended December 31, 2020 was converted using the average USD to CAD exchange rate of 1.3425 and for the three months ended March 31, 2021 was converted using the average USD to CAD exchange rate of 1.2747. All amounts in the Pro Forma Condensed Consolidated Financial Information are presented in CAD unless otherwise noted.

The Pro Forma Condensed Consolidated Financial Information has been prepared for illustrative purposes only to show the effect of the Transaction. The unaudited transaction accounting adjustments are based upon available information and certain assumptions that are believed reasonable under the circumstances. The unaudited Pro Forma Condensed Consolidated Financial Information does not purport to represent what Telesat Corporation’s actual consolidated financial performance or consolidated financial condition would have been had the Transaction actually occurred on the dates indicated, nor do they purport to project Telesat Corporation’s future consolidated financial performance or consolidated financial condition for any future period or as of any future date. The Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the information included under the headings “Selected Historical Consolidated Financial Data of Telesat,” “Selected Historical Consolidated Financial Data of Loral,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and related notes included elsewhere in this proxy statement/prospectus. All transaction accounting adjustments and their underlying assumptions are described more fully in the notes to Telesat Corporation’s unaudited pro forma condensed consolidated financial information.
The Transaction will be accounted for as a reorganization, with Telesat being the predecessor entity, as it is considered a capital transaction amongst Telesat’s direct and indirect shareholders, in accordance with interpretative guidance in IFRS 3 and IFRS 10. From an accounting perspective, it is acknowledged that while Telesat has a high degree of common ownership in which no one shareholder controls the entities, there is technically no common control. However, as described above, the Transaction will not result in a material change to the economic and voting interests of the shareholders of Telesat; accordingly, it is considered that the Transaction lacks economic substance. The Transaction will be accounted for in a manner similar to a common control transaction (i.e., as an equity reorganization). As part of the Transaction, an immaterial amount of net assets held by Loral that are unrelated to Telesat are being acquired by Telesat Corporation. Upon the acquisition of Loral, changes to the economic interests in Telesat of Loral and Red Isle as a result of the acquisition will be reflected as changes in equity, representing such stockholders’ residual rights to the acquired assets and liabilities. It is expected that the Transaction will not have a material impact on the tax basis of the combined assets and liabilities. Accordingly, the parties to the Transaction are not expected to enter into a tax receivable or comparable agreement.
The Transaction requires that stockholders of Loral either make a Telesat Corporation Election or a Telesat Partnership Election with respect to the Transaction Consideration they receive in the Transaction. If a Telesat Corporation Election is made, or no valid Telesat Partnership Election is made, such Loral stockholder will receive one Telesat Public Share in exchange for each Loral Common Share then held. Completion of the Transaction will also result in both Class C Units and Class C Shares being issued to Red Isle. Where a valid Telesat Partnership Election is still required by non-MHR shareholders in order to receive Telesat Partnership Units as Transaction Consideration, it has been assumed that no such valid Telesat Partnership Election can be assured and as a result Telesat Public Shares will be issued as Transaction Consideration. The accompanying notes to the Pro Forma Financial Information disclose the impact on the Pro Forma Balance Sheet and Pro Forma Statements of Income in the event that Telesat Partnership Elections are made by some Loral stockholders.
The Telesat Partnership Units have been determined to meet the requirements for classification as a non-controlling interest in the equity of the consolidated Telesat group and accordingly are reflected in the Pro Forma Financial Information as a component of equity.
Assumptions and estimates incorporated into the preparation of the Pro Forma Condensed Consolidated Financial Information are described in the following notes, which should be read in conjunction with the Pro Forma Condensed Consolidated Financial Information. Since the Pro Forma Financial Condensed Consolidated Information has been prepared based upon preliminary assumptions and estimates, the final amounts recorded may differ materially from the information presented.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS AT MARCH 31, 2021
(all amounts in millions of Canadian dollars)
	Telesat Corporation	Historical Telesat	Historical Loral	Debt offering adjustment(1)	Share option cancellation adjustment(2)	Inducement payment adjustment	Closing payment mechanism adjustment	Subtotal	Transaction accounting adjustments		Telesat Corporation Pro Forma
Assets
Cash and cash equivalents	$—	$883.1	$32.0	$622.3	$—	$(9.2)	$(14.5)	$1,513.7	$(24.0)	(3.2.1), (3.3)	$1,489.7
Trade and other receivables	—	43.6	—	—	—	—	—	43.6	—		43.6
Other current financial assets	—	0.4	0.4	—	—	—	—	0.8	—		0.8
Prepaid expenses and other current assets	—	26.4	3.4	—	—	—	—	29.8	—		29.8
Total current assets	—	953.5	35.8	622.3	—	(9.2)	(14.5)	1,587.9	(24.0)		1,563.9
Satellites, property and other equipment	—	1,300.3	0.6	—	—	—	—	1,300.9	(0.6)	(3.1.1)	1,300.3
Deferred tax assets	—	79.9	35.0	—	—	—	—	114.9	(2.3)	(3.5)	112.6
Other long-term financial assets	—	19.3	—	1.9	—	—	—	21.2	—		21.2
Other long-term assets	—	9.8	—	—	—	—	—	9.8	—		9.8
Intangible assets	—	772.4	—	—	—	—	—	772.4	—		772.4
Goodwill	—	2,446.6	—	—	—	—	—	2,446.6	—		2,446.6
Investments	—	—	282.8	—	—	—	—	282.8	(282.8)	(3.4)	—
Total assets	$—	$5,581.8	$354.2	$624.2	$—	$(9.2)	$(14.5)	$6,536.5	$(309.7)		$6,226.8
Liabilities
Trade and other payables	$—	$46.6	$2.0	$—	$—	$—	$—	$48.6	$(6.0)	(3.3)	$42.6
Other current financial liabilities	—	52.3	—	—	—	—	—	52.3	—		52.3
Other current liabilities	—	95.2	2.6	—	—	—	—	97.8	(0.6)	(3.1.1)	97.2
Total current liabilities	—	194.1	4.6	—	—	—	—	198.7	(6.6)		192.1
Long-term indebtedness	—	3,146.4	—	624.2	—	—	—	3,770.6	—		3,770.6
Deferred tax liabilities	—	319.8	—	—	—	—	—	319.8	—		319.8
Other long-term financial liabilities	—	31.4	—	—	—	—	—	31.4	—		31.4
Other long-term liabilities	—	400.8	50.2	—	—	—	—	451.0	—		451.0
Total liabilities	—	4,092.5	54.8	624.2	—	—	—	4,771.5	(6.6)		4,764.9
Shareholders’ equity
Share capital	—	155.7	1,269.6	—	—	—	—	1,425.3	(1,378.6)	(3.2.2)	46.7
Accumulated earnings	—	1,308.2	(900.3)	—	(8.5)	(9.2)	(14.5)	375.7	(26.5)	(3.1.3), (3.2.3), (3.3)	349.2
Reserves	—	25.4	(69.9)	—	8.5	—	—	(36.0)	45.3	(3.1.3), (3.2.4)	9.3
Non-controlling interest	—	—	—	—	—	—	—	—	1,056.7	(3.2.5)	1,056.7
Total shareholders’ equity	—	1,489.3	299.4	—	—	(9.2)	(14.5)	1,765.0	(303.1)		1,461.9
Total liabilities and shareholders’ equity	$—	$5,581.8	$354.2	$624.2	$—	$(9.2)	$(14.5)	$6,536.5	$(309.7)		$6,226.8
See accompanying notes to the unaudited pro forma condensed consolidated financial information

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(all amounts in millions of Canadian dollars, except share and per share amounts)
	Telesat Corporation	Historical Telesat	Historical Loral	Debt Offering(1)	Share Option Cancellation(2)	Transaction accounting adjustments(3)		Telesat Corporation Pro Forma
Revenue	$—	$190.5	$—	$—	$—	$—		$190.5
Operating expenses	—	(40.0)	(5.2)	—	1.7	4.8	(3.1.1), (3.1.2), (3.2)	(38.7)
Depreciation	—	(50.4)	—	—	—	(0.2)	(3.1.1)	(50.6)
Amortization	—	(4.1)	—	—	—	—		(4.1)
Other operating losses, net	—	(0.7)	—	—	—	—		(0.7)
Operating income	—	95.3	(5.2)	—	1.7	4.6		96.4
Interest expense	—	(42.0)	—	(9.2)	—	(0.2)	(3.1.2)	(51.4)
Equity in net income of affiliates	—	—	44.1	—	—	(44.1)	(3.4)	—
Interest and other income	—	0.2	—	—	—	—		0.2
Loss on changes in fair value of financial instruments	—	(25.1)	—	—	—	—		(25.1)
Loss on foreign exchange	—	35.1	—	—	—	—		35.1
Income before tax	—	63.5	38.9	(9.2)	1.7	(39.7)		55.2
Tax expense	—	(21.8)	0.3	2.5	—	—	(3.1.2)	(19.0)
Net income (loss)	$—	$41.7	$39.2	$(6.7)	$1.7	$(39.7)		$36.2
Net income (loss) per share(3.5)
Basic	$—	$0.35	$1.27	—	—	$0.29		$0.73
Diluted	$—	$0.33	$1.26	—	—	$0.29		$0.69
Weighted average outstanding shares(3.5)
Basic	50	119,796,021	30,932,751	—	—	(137,129,784)		13,599,038
Diluted	50	127,311,579	31,031,668	—	(5,362,670)	(138,491,155)		14,489,472
See accompanying notes to the unaudited pro forma condensed consolidated financial information

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2020
(all amounts in millions of Canadian dollars, except share and per share amounts)
	Telesat Corporation	Historical Telesat	Historical Loral	Debt Offering(1)	Share Option Cancellation(2)	Transaction accounting adjustments(3)		Telesat Corporation Pro Forma
Revenue	$—	$820.5	$—	$—	$—	$—		$820.5
Operating expenses	—	(180.9)	(15.8)	—	(10.2)	(23.8)	(3.1.1), (3.1.2), (3.2)	(230.7)
Depreciation	—	(216.9)	—	—	—	(0.8)	(3.1.1)	(217.7)
Amortization	—	(17.2)	—	—	—	—		(17.2)
Other operating losses, net	—	(0.2)	—	—	—	—		(0.2)
Operating income	—	405.3	(15.8)	—	(10.2)	(24.6)		354.7
Interest expense	—	(203.8)	—	(39.0)	—	(0.8)	(3.1.2)	(243.6)
Equity in net income of affiliates	—	—	156.7	—	—	(156.7)	(3.4)	—
Interest and other income	—	5.2	1.4	—	—	—		6.6
Loss on changes in fair value of financial instruments	—	(13.1)	—	—	—	—		(13.1)
Loss on foreign exchange	—	47.6	—	—	—	—		47.6
Income before tax	—	241.2	142.3	(39.0)	(10.2)	(182.1)		152.2
Tax expense	—	4.4	(17.3)	10.4	—	1.0	(3.1.2)	(1.5)
Net income (loss)	$—	$245.6	$125.0	$(28.6)	$(10.2)	$(181.1)		$150.7
Net income (loss) per share(3.5)
Basic	$—	$2.05	$4.04	—	—	$1.32		$3.04
Diluted	$—	$1.93	$4.01	—	—	$1.31		$2.81
Weighted average outstanding shares(3.5)
Basic	50	119,780,531	30,932,751	—	—	(137,114,294)		13,599,038
Diluted	50	127,532,262	31,020,000	—	(5,037,670)	(138,793,070)		14,721,574
See accompanying notes to the unaudited pro forma condensed consolidated financial information

NOTES TO THE TELESAT CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(all amounts in millions of Canadian dollars, except share amounts or otherwise stated)
Note 1 — Debt Offering — On April 13, 2021, Telesat, as issuer, and Telesat LLC, as co-issuer (together with Telesat, the “Co-Issuers”), priced an offering of C$628.1 (US$500) of Senior Secured Notes due 2026 (the “2026 Senior Secured Notes” and such offering, the “Debt Offering”). The 2026 Senior Secured Notes were issued on April 27, 2021, and therefore have been included in the Pro Forma Condensed Consolidated Financial Information as an adjustment to the statements of Telesat. The proceeds are intended to be used to fund additional investment into one or more unrestricted subsidiaries for the development of Telesat Lightspeed, Telesat’s Low Earth Orbit (LEO) satellite network, for the payment of fees and expenses related to the Debt Offering, and if the funding needs of Telesat Lightspeed are less than currently anticipated, for general corporate purposes, and are not directly related to the Transaction.
Described below are the Pro Forma Balance Sheet adjustments recorded to reflect the various transactions to be undertaken in consummating the Debt Offering:
Cash and cash equivalents.	C$	622.3
Other long-term financial assets	C$	1.9
Long-term indebtedness.	C$	624.2
1.1: Cash and cash equivalents — the adjustments to cash and cash equivalents consist of the following:
i.
Receipt of proceeds from debt issuance of C$628.1 (US$500); and

ii.
Payment of estimated debt issuance costs of C$5.8.

1.2: Other long-term financial assets — The 2026 Senior Secured Notes will contain a prepayment option. The adjustment to other long-term financial assets reflects the estimated C$1.9 (US$1.5) prepayment option derivative associated with the issuance.
1.3: Long-term indebtedness — The adjustment to long-term indebtedness reflect the C$628.1 (US$500) debt issuance combined with the prepayment option of C$1.9 (US$1.5), net of the debt issuance costs of C$5.8.
1.4: The adjustments to the Pro Forma Statements of Income related to the Debt Offering are as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Interest expense	C$	9.2	C$	39.0
Tax expense	C$	(2.5)	C$	10.4
Note 2 — Share Option Cancellations — In April 2021, certain vested and unvested share options under the 2013 Plan were cancelled and therefore the cancellation has been included in this Pro Forma Condensed Consolidated Financial Information as an adjustment to the statements of Telesat. Due to the cancellation of such share options, the remaining cost associated with the unvested share options is accelerated and the adjustment to the Pro Forma Balance Sheet is a reclassification entry from accumulated earnings and reserves in the amount of C$8.5.
The adjustment to the Pro Forma Statements of Income related to the share option cancellation is as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Operating expenses	C$	(1.7)	C$	10.2
Note 3 — Transaction accounting adjustments
3.1 Reconciliation between accounting policies of Telesat and Loral — Historical consolidated financial statements of Loral were prepared in accordance with U.S. GAAP. For the purpose of preparing the Pro

Forma Condensed Consolidated Financial Information, Loral’s historical consolidated financial statements have been adjusted to align with IFRS as applied through the accounting policies adopted by Telesat. Differences in the accounting treatment between U.S. GAAP applied by Loral and IFRS as applied by Telesat are as follows:
3.1.1 Leases — Adjustments represent the reconciliation of GAAP differences from ASU 842 Leases under U.S. GAAP to IFRS 16 — Leases for the recognition and measurement of certain operating leases. As at March 31, 2021, the leased asset included on the balance sheet of Loral had a remaining lease term of less than 12 months. Therefore, in accordance with Telesat’s accounting policy of applying the short- term lease exemption available under IFRS an adjustment of ($0.6), was made to both the right-of-use asset and lease liability in the Pro Forma Balance Sheet.
IFRS 16 was adopted in the historical consolidated financial statements of Telesat on January 1, 2019. IFRS 16 requires that each lease liability be accreted through interest expense and each right of use asset be depreciated, which differs from U.S. GAAP which requires the lease expense to be recognized on a straight- line basis over the lease term. As a result, transaction accounting adjustments to the Pro Forma Statements of Income related to the alignment of lease accounting policies for the respective periods are as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Operating expenses	C$	(0.2)	C$	(0.9)
Depreciation	C$	0.2	C$	0.8
Interest expense	C$	—	C$	0.1
3.1.2 Pensions — The adjustment represents the reconciliation of differences between U.S. GAAP to IFRS for defined benefit plans, whereby presentation of net interest expense, remeasurement of actuarial gains/losses, and other administrative costs are reclassified into other comprehensive income (“OCI”). This also results in an impact to the tax provision and deferred tax assets at the applicable tax rate.
There was no impact on the March 31, 2021 Pro Forma Balance Sheet.
Transaction accounting adjustments to the Pro Forma Statements of Income related to the alignment of pension accounting policies for the respective periods are as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Operating expenses	C$	(0.1)	C$	1.3
Interest expense	C$	0.2	C$	0.7
Tax expense	C$	—	C$	(0.4)
3.1.3 Tax expense classification — The adjustments represent reclassification of previously recorded tax provision amounts arising from changes in taxation rates and enacted tax laws. Under U.S. GAAP, the provision for these tax adjustments relating to the rate adjustment on the opening deferred tax asset balance is recorded in the Pro Forma Statements of Income while under IFRS this adjustment is recorded in OCI. This has resulted, as at March 31, 2021, in an increase to accumulated earnings of $0.1 with a corresponding decrease to Reserves.
There was no impact on the Pro Forma Statements of Income for the year ended December 31, 2020 or the three months ended March 31, 2021.
3.2 Capital transaction — Telesat has a high degree of common ownership in which no one shareholder controls the entities before and after the Transaction. As described above, because the Transaction results in no substantial change to the composition of the ultimate beneficial holders of Telesat and lacks economic substance, the Transaction has been accounted for in a manner similar to a common control transaction (i.e., as an equity reorganization). As part of the Transaction, an immaterial amount of net assets held by Loral, which are unrelated to Telesat, are being acquired by Telesat Corporation. This immaterial acquisition does not represent a business combination and accordingly no goodwill or previously unrecorded intangible assets will be recognized. In consummating the Transaction, a number of holding companies have been incorporated and have been fully consolidated into the Pro Forma Condensed Consolidated Financial Information. Described below are the transaction accounting adjustments recorded to reflect the various transactions to be undertaken in consummating the Transaction.
Cash and cash equivalents	$(23.7)
Share capital (net of eliminations)	$(1,378.6)
Accumulated earnings (net of eliminations)	$(26.5)
Reserves (net of eliminations)	$45.3
Non-controlling interest	$1,056.7
3.2.1: Cash and cash equivalents — the adjustments to cash and cash equivalents consist of the following:
i.
Payment of C$9.2 (USD$7.3) by Loral and Telesat to Red Isle; and

ii.
Payment of C$14.5 (USD$11.6) representing the estimated closing payment mechanism payable by Telesat to PSP Investments.

3.2.2 : Share capital — The Transaction will result in the former direct and indirect shareholders of Telesat exchanging their direct and indirect interests in Telesat for either Telesat Corporation Shares or Telesat Partnership Units. As described above, the Transaction will be accounted for as a capital transaction between shareholders and as a result the previous equity interests in Telesat will be represented in Telesat Corporation as either shareholders equity, for those Loral stockholders that receive Telesat Public Shares directly, or non-controlling interest, for those Loral stockholders that elect to receive Telesat Partnership Units. Outlined below are the amounts recorded in the Pro Forma Condensed Consolidated Financial Information to reflect the transfer of previously recorded share capital of Telesat and Loral to the new components of equity in Telesat Corporation.
Historical share capital of Telesat			$155.7
Historical share capital of Loral			1,269.6
			1,425.3
Transaction accounting adjustments:
Issuance of Class A&B shares of Telesat Corporation for existing
management shareholders	(i)	2.5
Issuance of Class B shares of Telesat Corporation to some former
Loral stockholders	(ii)	38.0
Issuance of Class C shares of Telesat Corporation for Red Isle	(i)	6.3
Issuance of Class B LP units of Telesat Partnership	(ii)	49.4
Issuance of Class C LP units of Telesat Partnership	(ii)	59.5
Elimination of share capital of Telesat & Loral		(1,425.3)
Total transaction accounting adjustments			(1,269.6)
Total pro forma share capital (net of elimination)			$155.7
Pro forma share capital attributable to owners			$46.7
Pro forma share capital attributable to non-controlling interest			$109.0

(i)
For purposes of the Pro Forma Condensed Consolidated Financial Information, it has been assumed that the individual shareholders of Telesat will contribute all of the Telesat Non-Voting Participating Preferred Shares held by each shareholder to Telesat Corporation in exchange for Telesat Public Shares.

(ii)
Pursuant to the terms of the Transaction Agreement, Telesat’s direct and indirect shareholders will exchange or contribute their shares of Loral or Telesat for Telesat Public Shares or, if elected, Telesat Partnership Units.

In preparing the Pro Forma Condensed Consolidated Financial Information, effect has been given to elections to receive Telesat Partnership Units that certain Loral stockholders have contractually committed to in the Transaction Agreement and the related agreements entered into by the parties. Where a valid Telesat Partnership Election is still required in order to receive Telesat Partnership Units as Transaction Consideration, it has been assumed that no such valid Telesat Partnership Election can be assured and as a result Telesat Public Shares will be issued as Transaction Consideration.
As a result, the allocation of capital between Telesat Corporation Shares and Telesat Partnership Units following the completion of the Transaction may be materially different from that presented in the Pro Forma Condensed Consolidated Financial Information.
	Telesat Capitalization Pre-Conversion	Conversion Ratio	Telesat Corporation Capitalization Post Conversion
	Shares Pre- Conversion*		Class A, Class B and Class C Shares or Class A, B or C Units
Voting Participating Preferred Shares	7,034,444	0.4136	2,909,446
Non-Voting Participating Preferred Shares	38,508,117	0.4136	15,925,797
Common Shares	74,252,460	0.4136	30,709,556
	119,795,021		49,544,799

*
Note: This excludes the Director Voting Preferred Shares initially held by Cashman and Copeland in the Pre-Conversion structure as they are eliminated prior to the completion of the transaction.

The split of Telesat Corporation Capitalization post conversion is as follows:
	Class A, Class B or Class C Shares	Class A, Class B or Class C Units
Telesat Corporation	13,599,038	—
Telesat Partnership LP	—	35,945,761
3.2.3: Accumulated earnings — The transaction accounting adjustments to accumulated earnings reflect the $9.2 (USD$7.3) payment by Loral and Telesat to Red Isle, the $14.5 (USD$11.6) payable by Telesat under the closing payment mechanism to PSP Investments, $18.0 of estimated transaction costs to the close of the Transaction, $923.1 reclassification of balance to non-controlling interest and the remainder for eliminating the historic accumulated deficit of Loral, including related tax impact on elimination.
3.2.4: Reserves — The transaction accounting adjustments to reserves reflect the $24.7 reclassification to non-controlling interest and the remainder for eliminating the historic reserves of Loral.
3.2.5: Non-controlling interests — The transaction accounting adjustments to non-controlling interest reflect the $108.9 reclassification of the Telesat Partnership Units, $24.7 reclassification from reserves and $923.1 reclassification from accumulated earnings.
3.3 Transaction Costs — represent legal, professional and other fees incurred, associated with the execution of the Transaction. For purposes of the pro forma balance sheet presented as at March 31, 2021, total transaction costs have been estimated to be $41.2, of which $6.0 were previously accrued in the consolidated balance sheets of Telesat and Loral. As at March 31, 2021, $17.2 of the $41.2 estimated transaction costs have been paid. A reduction in the cash balance as at March 31, 2021 for the unpaid balance of $24.0 and a reduction to the previously accrued balance has been made to reflect the impact of the transaction costs.
For the purposes of the Pro Forma Statements of Income it was assumed that the transaction costs were incurred and paid in full on January 1, 2020. The amount recorded and adjusted is as follows:

	Three months ended March 31, 2021		Year ended December 31, 2020
Operating expenses	C$	(4.4)	C$	23.5
3.4 Elimination of investment balances — represents the consolidation entry to remove Loral’s investment in Telesat and the associated income and tax related to the equity investment in Telesat.
3.5 Current and deferred tax impact — The tax effect on the transaction accounting adjustments has been recorded using an estimated effective tax rate of 21.02% for the impact to the tax provision of the adjustments relating to the alignment of accounting policies performed for the Transaction. The actual effective tax rate of the combined group could be significantly different from the estimated effective tax rate assumed for purposes of preparing the Pro Forma Condensed Consolidated Financial Information as a result of a variety of factors, including post-Closing activities.
3.6 Earnings per share — Pro forma basic earnings per common share is calculated by dividing net income attributable to owners by the weighted average number of shares outstanding. Pro forma diluted earnings per share is computed by dividing net income attributable to owners by the weighted average number of shares outstanding during the period adjusted for the dilutive effect of the additional stock options and restricted share units. Telesat Partnership Units have been excluded from the calculation as if converted as they are non-dilutive instruments.
Numerator (in millions of Canadian dollars)	Three months ended March 31, 2021		Year ended December 31, 2020
Net income		$36.2		$150.7
Net income attributable to owners		$9.9		$41.4
Net income attributable to non-controlling interests		$26.3		$109.3
Denominator
Weighted average common shares outstanding – basic(i)		13,599,038		13,599,038
Effect of dilutive securities(i)		890,434		1,122,536
Weighted average common shares outstanding – dilutive securities		14,489,472		14,721,574
Earnings per shares – basic	C$	0.73	C$	3.04
Earnings per share – dilutive securities	C$	0.69	C$	2.81
The Transaction requires that former stockholders of Loral either make a Telesat Corporation Election or a Telesat Partnership Election with respect to the Transaction Consideration they receive in the Transaction. If a Telesat Corporation Election is made, or no valid Telesat Partnership Election is made, such Loral stockholder will receive a Telesat Public Share in exchange for each Loral Common Share then held. Completion of the Transaction will also result in both Class C Shares and Class C Units being issued to Red Isle. In preparing the Pro Forma Condensed Consolidated Financial Information, effect has been given to elections to receive Telesat Partnership Units that certain Loral stockholders have contractually committed to in the Transaction Agreement and the related agreements entered into by the parties. Where a valid Telesat Partnership Election is still required in order to receive Telesat Partnership Units as Transaction Consideration, it has been assumed that no such valid Telesat Partnership Election can be assured and as a result Telesat Public Shares will be issued as Transaction Consideration. It has been determined that capital represented by exchangeable Telesat Partnership Units is a non-controlling interest for the purposes of presenting the Pro Forma Balance Sheet. As such, exchangeable Telesat Partnership Units have been excluded from the dilutive earnings per share calculation as they are non- dilutive instruments. In the event that upon completion of the Transaction additional former Loral stockholders elect to receive exchangeable Telesat Partnership Units than has been assumed in preparing the Pro Forma Financial Statements then the allocation of net income (loss) between owners and non-controlling interest and the amounts representing common shares could be materially different from those presented in the Pro Forma Statements of Income.
Note 4 — Limited Partnership Presentation
The unconsolidated Telesat Partnership column was not separately included in the above Telesat Corporation Unaudited Pro Forma Condensed Consolidated Financial Information as all amounts presented would be nil other than the number of outstanding Telesat Partnership Units or Telesat Partnership GP Units of 50 and 10, respectively.
The Telesat Partnership pro forma financial information has not been presented for the scenario whereby Telesat Corporation is deemed to have control over Telesat Partnership as it will be similar, in all material respects, to that of Telesat Corporation with the exception that the consolidated financial statements of Telesat Partnership will present the Telesat Partnership Units as a financial liability as a result of being exchangeable into Telesat Corporation Shares at the option of the unitholder. This liability will be measured at fair value with changes in value recorded through profit or loss. Upon consolidation into Telesat Corporation, changes in fair value will be eliminated and the Telesat Partnership Units are presented as a non-controlling interest and a component of equity. Other than the described reclassification and elimination, there are no other material differences anticipated between the consolidated financial statements of Telesat Corporation and Telesat Partnership after giving effect to the Transaction.

TELESAT CORPORATION UNAUDITED PRO FORMA CONDENSED AND TELESAT PARTNERSHIP UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma financial information (the “Telesat Corporation Pro Forma Financial Information” or “Telesat Partnership Pro Forma Financial Information”) presents the unaudited pro forma condensed balance sheet of Telesat Corporation (the “Telesat Corporation Pro Forma Balance Sheet”) and Telesat Partnership unaudited pro forma condensed consolidated balance sheet (the “Telesat Partnership Pro Forma Balance Sheet”) as at March 31, 2021 and the unaudited pro forma condensed statements of income of Telesat Corporation (the “Telesat Corporation Pro Forma Statements of Income”) and unaudited pro forma condensed consolidated statements of income of Telesat Partnership (the “Telesat Partnership Pro Forma Statements of Income”) for the year ended December 31, 2020 and for the three months ended March 31, 2021, after giving effect to the transactions and adjustments as described in the accompanying notes. The Pro Forma Financial Information presents the alternative view as set out in “The Transaction — Accounting Treatment of the Transaction” whereby Telesat Corporation does not consolidate Telesat Partnership and instead presents its investment in Telesat Partnership using equity method accounting as defined in IAS 28. The Telesat Corporation Pro Forma Financial Information and Telesat Partnership Pro Forma Financial Information includes the results of Telesat Corporation and Telesat Partnership and the historical results of Loral and Telesat, after giving pro forma effect to the following events and equity issuances in connection with the Transaction:
a.
The incorporation of Telesat Corporation, Telesat CanHoldco and Merger Sub and establishment of Telesat Partnership,

b.
The issuance to Red Isle of (i) 270,270 Class C Shares in exchange for 653,422 of the Telesat Non-Voting Participating Preferred Shares held by Red Isle and (ii) 17,895,669 Class C Units in exchange for the remaining 43,268,095 Telesat Non-Voting Participating Preferred Shares, Telesat Voting Participating Preferred Shares and Telesat Common Shares held by Red Isle.

c.
The issuance to MHR of 18,050,092 Class B Units of Telesat Partnership in exchange for the 18,050,092 Loral Common Shares held by MHR.

d.
The issuance of 12,981,576 Class B Units of Telesat Partnership to certain other former Loral stockholders in exchange for the 12,981,576 Loral Common Shares held by them in the aggregate.

e.
The issuance of 347,192 Telesat Public Shares to certain members of Telesat management in exchange for the 839,438 shares in the capital of Telesat held by them in the aggregate.

After taking into account the above issuances, the voting rights and ownership interests of Telesat’s direct and indirect shareholders will have been materially preserved and no individual party will have acquired a majority of the voting or ownership interest in Telesat Corporation. Upon assessment of the voting power attributed to the various shareholders of Telesat Corporation, the Transaction represents a transfer among entities that have a high degree of common ownership and no single party to the Transaction will be considered to control Telesat Corporation, as no party will obtain a majority of the voting or ownership interests therein.
As general partner, Telesat Corporation is committed to operating Telesat Partnership as designed and will direct all relevant activities of Telesat Partnership. As such, it has been determined that Telesat Corporation has power over relevant decisions of the partnership. However, based on the alternate scenario assumptions whereby all Loral stockholders elect to exchange for Telesat Partnership Units instead of Telesat Corporation Shares as noted in the Telesat Corporation Unaudited Pro Forma Condensed Consolidated Financial Information, management will need to reassess the consolidation conclusion in order to determine if accounting for the Transaction under IFRS 10 or IAS 28 is more appropriate. For illustrative purposes, it has been assumed that in addition to all individuals electing Telesat Partnership Units where possible that Telesat Corporation also has been determined not to control Telesat Partnership and therefore has presented the Telesat Corporation Pro Forma Financial Information in accordance with IAS 28. The investment will be measured at and accounted for as an equity investment in accordance with IAS 28 as Telesat Corporation will have significant influence over Telesat Partnership as its general partner but will lack sufficient exposure of variable returns to qualify as a controlling party under IFRS 10. If the assumptions relating to the Telesat Partnership Units elected differs from the assumptions applied in preparing the Pro Forma Financial Information, the conclusions above may need to be reevaluated in accordance with IFRS 10 to determine whether the equity method accounting conclusion is appropriate or if the investment in Telesat Partnership should be fully consolidated in accordance with IFRS 10.
In preparing the Telesat Partnership Pro Forma Financial Information, it has been assumed that Telesat Partnership will maintain control over all fully owned subsidiary entities through its power over relevant decisions, exposure to variable returns and ability to use its power to impact its variable returns. Accordingly, the Telesat Partnership Pro Forma Financial Information has been prepared on the basis that consolidated pro forma financial information will be presented. Immediately following the closing of the Transaction, Telesat Partnership GP Units will be held by Telesat Corporation in an amount equal to the number of outstanding Telesat Public Shares and will be presented as equity in the Telesat Partnership Pro Forma Financial Information. Telesat Partnership Units will be held by Telesat’s former direct and indirect shareholders in the form of newly issued Class A Units and Class B Units and, in the case of Red Isle or its permitted transferees that are wholly owned by PSP Investments, Class C Units. The Telesat Partnership Pro Forma Financial Information will present the Telesat Partnership Units as a financial liability as a result of being exchangeable into Telesat Corporation Shares at the option of the unitholder. This liability will be measured at fair value with changes in value recorded through profit or loss.
Subject to the terms and conditions of the Transaction Agreement, at the Effective Time, each Loral Common Share outstanding immediately prior to the Effective Time will be converted into the right to receive (a) if the Loral stockholder makes a Telesat Partnership Election, one newly issued Class A Unit if such Loral stockholder can demonstrate it is Canadian (as such term is defined in the Investment Canada Act), and otherwise one newly issued Class B Unit, or (b) if the Loral stockholder makes a Telesat Corporation Election or does not validly make a Telesat Partnership Election, one newly issued Class A Share if such Loral stockholder can demonstrate it is Canadian (as such term is defined in the Investment Canada Act), otherwise one newly issued Class B Share.
The Telesat Corporation Pro Forma Financial Information and Telesat Partnership Pro Forma Financial Information is based on (i) the audited financial statements of Telesat Corporation and Telesat Partnership and (ii) the audited consolidated financial statements of Telesat and Loral, which are (in the case of Telesat) included elsewhere, and (in the case of Loral) incorporated by reference into, this proxy statement/prospectus.
The historical financial information of Telesat and Loral has been adjusted to give pro forma effect to events that are directly attributable to the Transaction. The unaudited Telesat Corporation Pro Forma Financial Information and Telesat Partnership Pro Forma Financial Information and explanatory notes present how the financial statements of Telesat Corporation and Telesat Partnership may have appeared had the businesses actually been combined and had Telesat Corporation/Telesat Partnership’s capital structure reflected the Transaction as of the dates noted below. The Telesat Corporation Pro Forma Balance Sheet and Telesat Partnership Pro Forma Balance Sheet are presented as if the Transaction was completed on March 31, 2021 at Corporation Pro Forma Statement of Income and Telesat Partnership Pro Forma Statements of Income for the year ended December 31, 2020 and the three months ended March 31, 2021 assume that the Transaction took place as of January 1, 2020. The Telesat Corporation Pro Forma Financial Information and Telesat Partnership Pro Forma Financial Information are prepared in accordance with the regulations of the SEC.
The Telesat Corporation Pro Forma Financial Information and Telesat Partnership Pro Forma Financial Information have been prepared in accordance with the accounting policies applied by Telesat Corporation, Telesat Partnership and Telesat in preparing their historical consolidated financial statements under IFRS, which reflect the significant accounting policies expected to be used to prepare the financial statements after the Transaction. Transaction accounting adjustments were made to align accounting policies applied by Loral under U.S. GAAP with the accounting policies applied by Telesat Corporation and Telesat Partnership.
Loral’s historical unaudited interim condensed consolidated balance sheet as of March 31, 2021, audited consolidated statement of operations for the year ended December 31, 2020 and unaudited interim condensed consolidated statement of operations for the three months ended March 31, 2021 have been converted from United States Dollars (“USD”) to Canadian Dollars (“CAD”), the functional currency of Telesat Corporation. The consolidated balance sheet was converted using the USD to CAD exchange rate on

March 31, 2021 of 1.2562. Loral’s historical consolidated statement of operations for the year ended December 31, 2020 was converted using the average USD to CAD exchange rate of 1.3425 and for the three months ended March 31, 2021 was converted using the average USD to CAD exchange rate of 1.2747. All amounts in the Pro Forma Telesat Corporation and Telesat Partnership Financial Information are presented in CAD unless otherwise noted.
The Telesat Corporation Pro Forma Financial Information and Telesat Partnership Pro Forma Financial Information have been prepared for illustrative purposes only to show the effect of the Transaction. The unaudited transaction accounting adjustments are based upon available information and certain assumptions that are believed reasonable under the circumstances. The unaudited pro forma financial information does not purport to represent what Telesat Corporation’s or Telesat Partnership’s actual financial performance or financial condition would have been had the Transaction actually occurred on the dates indicated, nor do they purport to project Telesat Corporation’s or Telesat Partnership’s future financial performance or financial condition for any future period or as of any future date. The Telesat Corporation Pro Forma Financial Information and Telesat Partnership Pro Forma Financial Information should be read in conjunction with the information included under the headings “Selected Historical Consolidated Financial Data of Telesat,” “Selected Historical Consolidated Financial Data of Loral,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and related notes included elsewhere in this proxy statement/prospectus. All transaction accounting adjustments and their underlying assumptions are described more fully in the notes to Telesat Corporation Pro Forma Financial Information and Telesat Partnership Pro Forma Financial Information.
The Transaction will be accounted for as a reorganization, with Telesat being the predecessor entity, as it is considered a capital transaction amongst Telesat’s direct and indirect shareholders, in accordance with interpretative guidance in IFRS 3 and IFRS 10. From an accounting perspective, it is acknowledged that while Telesat has a high degree of common ownership in which no one shareholder controls the entities, there is technically no common control. However, as described above, the Transaction will not result in a material change to the economic and voting interest of the shareholders of Telesat; accordingly, it is considered that the Transaction lacks economic substance. The Transaction will be accounted for in a manner similar to a common control transaction (i.e., as an equity reorganization). As part of the Transaction, an immaterial amount of net assets held by Loral that are unrelated to Telesat are being acquired by an entity within the group of companies. Upon the acquisition of Loral, changes to the economic interests in Telesat of Loral and Red Isle as a result of the acquisition will be reflected as changes in equity, representing such stockholders’ residual rights to the acquired assets and liabilities. It is expected that the Transaction will not have a material impact on the tax basis of the combined assets and liabilities. Accordingly, the parties to the Transaction are not expected to enter into a tax receivable or comparable agreement.
The Transaction requires that stockholders of Loral either make a Telesat Corporation Election or a Telesat Partnership Election with respect to the Transaction Consideration they receive in the Transaction. If a Telesat Corporation Election is made, or no valid Telesat Partnership Election is made, such Loral stockholder will receive one Telesat Public Share in exchange for each Loral Common Share then held. Completion of the Transaction will also result in both Class C Units and Class C Shares being issued to Red Isle. Where a valid Telesat Partnership Election is still required by non-MHR stockholders in order to receive Telesat Partnership Units as Transaction Consideration, it has been assumed that all such valid Telesat Partnership Elections will be made and, as a result, Telesat Partnership Units will be issued as Transaction Consideration. The accompanying notes to the Telesat Corporation Pro Forma Financial Information and the Telesat Partnership Pro Forma Financial Information disclose the impact on the Telesat Corporation Balance Sheet and Telesat Partnership Pro Forma Balance Sheet and Telesat Corporation Pro Forma Statement of Income and Telesat Partnership Pro Forma Statement of Income in the event that Telesat Partnership Elections are made by all Loral stockholders.
Assumptions and estimates incorporated into the preparation of the Telesat Corporation Pro Forma Financial Information and Telesat Partnership Pro Forma Financial Information are described in the following notes, which should be read in conjunction with the Telesat Corporation Pro Forma Financial Information and the Telesat Partnership Pro Forma Financial Information. Since the Telesat Corporation Pro Forma Financial Information and Telesat Partnership Pro Forma Financial Information have been prepared based upon preliminary assumptions and estimates, the final amounts recorded may differ materially from the information presented.

TELESAT CORPORATION UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
AS AT MARCH 31, 2021
(all amounts in millions of Canadian dollars)
	Telesat Corporation	Historical Telesat	Historical Loral	Debt offering adjustment(1)	Share option cancellation adjustment(2)	Transaction Accounting Adjustments		Subtotal	Equity consolidation adjustments(3.6)	Telesat Corporation Pro Forma
Assets
Cash and cash equivalents	$—	$883.1	$32.0	$622.3	$—	$—		$1,537.4	$(1,537.4)	$—
Trade and other receivables	—	43.6	—	—	—	—		43.6	(43.6)	—
Other current financial assets	—	0.4	0.4	—	—	—		0.8	(0.8)	—
Prepaid expenses and other current assets	—	26.4	3.4	—	—	—		29.8	(29.8)	—
Total current assets	—	953.5	35.8	622.3	—	—		1,611.6	(1,611.6)	—
Satellites, property and other equipment	—	1,300.3	0.6	—	—	(0.6)	(3.1.1)	1,300.3	(1,300.3)	—
Deferred tax assets	—	79.9	35.0	—	—	(2.3)	(3.3)	112.6	(112.6)	—
Other long-term financial assets	—	19.3	—	1.9	—	—		21.2	(21.2)	—
Other long-term assets	—	9.8	—	—	—	—		9.8	(9.8)	—
Intangible assets	—	772.4	—	—	—	—		772.4	(772.4)	—
Goodwill	—	2,446.6	—	—	—	—		2,446.6	(2,446.6)	—
Investments	—	—	282.8	—	—	(271.6)	(3.3)	11.2	—	11.2
Total assets	$—	$5,581.8	$354.2	$624.2	$—	$(274.5)		$6,285.7	$(6,274.5)	$11.2
Liabilities
Trade and other payables	$—	$46.6	$2.0	$—	$—	$—		$48.6	$(48.6)	$—
Other current financial liabilities	—	52.3	—	—	—	—		52.3	(52.3)	—
Other current liabilities	—	95.2	2.6	—	—	(0.6)	(3.1.1)	97.2	(97.2)	—
Total current liabilities	—	194.1	4.6	—	—	(0.6)		198.1	(198.1)	—
Long-term indebtedness	—	3,146.4	—	624.2	—	—		3,770.6	(3,770.6)	—
Deferred tax liabilities	—	319.8	—	—	—	—		319.8	(319.8)
Other long-term financial liabilities	—	31.4	—	—	—	—		31.4	(31.4)	—
Other long-term liabilities	—	400.8	50.2	—	—	—		451.0	(451.0)	—
Total liabilities	—	4,092.5	54.8	624.2	—	(0.6)		4,770.9	(4,770.9)	—
Shareholders’ equity
Share capital	—	155.7	1,269.6	—	—	(1,258.4)	(3.2.1), (3.3)	166.9	(155.7)	11.2
Accumulated earnings	—	1,308.2	(900.3)	—	(8.5)	914.7	(3.1.3), (3.2.2), (3.3)	1,314.1	(1,314.1)	—
Reserves	—	25.4	(69.9)	—	8.5	69.8	(3.1.3), (3.2.3), (3.3)	33.8	(33.8)	—
Total shareholders’ equity	—	1,489.3	299.4	—	—	(273.9)		1,514.8	(1,503.6)	11.2
Total liabilities and shareholders’ equity	$—	$5,581.8	$354.2	$624.2	$—	$(274.5)		$6,285.7	$(6,274.5)	$11.2
See accompanying notes to Telesat Corporation unaudited pro forma condensed financial information

TELESAT CORPORATION UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2021
(all amounts in millions of Canadian dollars, except share and per share amounts)
	Telesat Corporation	Historical Telesat	Historical Loral	Share Option cancellation adjustment(2)	Debt Offering(1)	Transaction accounting adjustments(3)		Equity accounting adjustments(3.6)	Telesat Corporation Pro Forma
Revenue	$—	$190.5	$—	$—	$—	$—		$(190.5)	$—
Operating expenses	—	(40.0)	(5.2)	1.7	—	4.8	(3.1.1), (3.1.2), (3.5)	38.7	—
Depreciation	—	(50.4)	—	—	—	(0.2)	(3.1.1)	50.6	—
Amortization	—	(4.1)	—	—	—	—		4.1	—
Other operating losses, net	—	(0.7)	—	—	—	—		0.7	—
Operating income	—	95.3	(5.2)	1.7	—	4.6		(96.4)	—
Interest expense	—	(42.0)	—	—	(9.2)	(0.2)	(3.1.2)	51.4	—
Equity in net income of affiliates	—	—	44.1	—	—	(44.1)	(3.3)	0.5	0.5
Interest and other income	—	0.2	—	—	—	—		(0.2)	—
Loss on changes in fair value of financial instruments	—	(25.1)	—	—	—	—		25.1	—
Loss on foreign exchange	—	35.1	—	—	—	—		(35.1)	—
Income before tax	—	63.5	38.9	1.7	(9.2)	(39.7)		(54.7)	0.5
Tax expense	—	(21.8)	0.3	—	2.5	—	(3.1.2)	19.0	—
Net income (loss)	$—	$41.7	$39.2	$1.7	$(6.7)	$(39.7)		$(35.7)	$0.5
Net income (loss) per share(4)
Basic	$—	$0.35	$1.27	—	—	$0.26		—	$0.73
Diluted	$—	$0.33	$1.26	—	—	$0.26		—	$0.30
Weighted average outstanding shares
Basic	50	119,796,021	30,932,751	—	—	(150,111,360)		—	617,462
Diluted	50	127,311,579	31,031,668	(5,362,670)	—	(151,472,731)		—	1,507,896
See accompanying notes to Telesat Corporation unaudited pro forma condensed financial information

TELESAT CORPORATION UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2020
(all amounts in millions of Canadian dollars, except share and per share amounts)
	Telesat Corporation	Historical Telesat	Historical Loral	Debt Offering(1)	Share Option Cancellation(2)	Transaction accounting adjustments(3)		Equity accounting adjustments(3.6)	Telesat Corporation Pro Forma
Revenue	$—	$820.5	$—	$—	$—	$—		$(820.5)	$—
Operating expenses	—	(180.9)	(15.8)	—	(10.2)	(23.8)	(3.1.1), (3.1.2), (3.5)	230.7	—
Depreciation	—	(216.9)	—	—	—	(0.8)	(3.1.1)	217.7	—
Amortization	—	(17.2)	—	—	—	—		17.2	—
Other operating losses, net	—	(0.2)	—	—	—	—		0.2	—
Operating income	—	405.3	(15.8)	—	(10.2)	(24.6)		(354.7)	—
Interest expense	—	(203.8)	—	(39.0)	—	(0.8)	(3.1.2)	243.6	—
Equity in net income of affiliates	—	—	156.7	—	—	(156.7)	(3.3)	1.9	1.9
Interest and other income	—	5.2	1.4	—	—	—		(6.6)	—
Loss on changes in fair value of financial instruments	—	(13.1)	—	—	—	—		13.1	—
Loss on foreign exchange	—	47.6	—	—	—	—		(47.6)	—
Income before tax	—	241.2	142.3	(39.0)	(10.2)	(182.1)		(150.3)	1.9
Tax expense	—	4.4	(17.3)	10.4	—	1.0	(3.1.2)	1.5	—
Net income (loss)	$—	$245.6	$125.0	$(28.6)	$(10.2)	$(181.1)		$(148.8)	$1.9
Net income (loss) per share(4)
Basic	$—	$2.05	$4.04	—	—	$1.21		—	$3.04
Diluted	$—	$1.93	$4.01	—	—	$1.19		—	$1.08
Weighted average outstanding shares(4)
Basic	50	119,780,531	30,932,751	—	—	(150,095,870)		—	617,462
Diluted	50	127,532,262	31,020,000	—	(5,037,670)	(151,774,644)		—	1,739,998
See accompanying notes to Telesat Corporation unaudited pro forma condensed financial information

NOTES TO TELESAT CORPORATION UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
(all amounts in millions of Canadian dollars, except share amounts or otherwise stated)
Note 1 — Debt Offering — On April 13, 2021, Telesat, as issuer, and Telesat LLC, as co-issuer (together with Telesat, the “Co-Issuers”), priced an offering of C$628.1 (US$500) of Senior Secured Notes due 2026 (the “2026 Senior Secured Notes” and such offering, the “Debt Offering”). The 2026 Senior Secured Notes were issued on April 27, 2021, and therefore have been included in the Telesat Corporation Pro Forma Financial Information as an adjustment to the financial statements of Telesat as at March 31, 2021. The proceeds are intended to be used to fund additional investment into one or more unrestricted subsidiaries for the development of Telesat Lightspeed, Telesat’s Low Earth Orbit (LEO) satellite network, for the payment of fees and expenses related to the Debt Offering, and if the funding needs of Telesat Lightspeed are less than currently anticipated, for general corporate purposes, and are not directly related to the Transaction.
Described below are the Pro Forma Balance Sheet adjustments recorded to reflect the Debt Offering:
Cash and cash equivalents	C$	622.3
Other long-term financial assets	C$	1.9
Long-term indebtedness	C$	624.2
1.1 : Cash and cash equivalents — the adjustments to cash and cash equivalents consist of the following:
i.
Receipt of proceeds from debt issuance of C$628.1 (US$500); and

ii.
Payment of estimated debt issuance costs of C$5.8.

1.2 : Other long-term financial assets — The 2026 Senior Secured Notes will contain a prepayment option. The adjustment to Other long-term financial assets reflects the estimated C$1.9 (US$1.5) prepayment option derivative associated with the issuance.
1.3 : Long-term indebtedness — The adjustment to long-term indebtedness reflect the C$628.1 (US$500) debt issuance combined with the prepayment option of C$1.9 (US$1.5), net of the debt issuance costs of $5.8.
1.4 : The adjustments to the Pro Forma Statements of Income related to the Debt Offering was as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Interest expense	C$	9.2	C$	39.0
Tax expenses	C$	(2.5)	C$	(10.4)
Note 2 — Share Option Cancellations — In April 2021, certain vested and unvested share options under the 2013 Plan were cancelled and therefore the cancellation has been included in this Pro Forma Financial Information as an adjustment to the statements of Telesat. Due to the cancellation of such share options, the remaining cost associated with the unvested share options is accelerated and the adjustment to the Pro Forma Balance Sheet is a reclassification entry from accumulated earnings and reserves in the amount of C$8.5.
The adjustment to the Telesat Corporation Pro Forma Statements of Income related to the share option cancellation is as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Operating expenses	C$	(1.7)	C$	10.2
Note 3 — Transaction accounting adjustments
3.1 Reconciliation between accounting policies of Telesat and Loral — Historical consolidated financial statements of Loral were prepared in accordance with U.S. GAAP. For the purpose of preparing the Telesat

Corporation Pro Forma Financial Information, Loral’s historical consolidated financial statements have been adjusted to align with IFRS as applied through the accounting policies adopted by Telesat. Differences in the accounting treatment between U.S. GAAP applied by Loral and IFRS as applied by Telesat are as follows:
3.1.1 Leases — Adjustments represent the reconciliation of GAAP differences from ASU 842 Leases under U.S. GAAP to IFRS 16 — Leases for the recognition and measurement of certain operating leases. As at March 31, 2021, the leased asset included on the balance sheet of Loral had a remaining lease term of less than 12 months. Therefore, in accordance with Telesat’s accounting policy of applying the short-term lease exemption available under IFRS an adjustment of ($0.6), was made to both the right-of-use asset and lease liability in the Telesat Corporation Pro Forma Balance Sheet.
IFRS 16 was adopted in the historical consolidated financial statements of Telesat on January 1, 2019. IFRS 16 requires that each lease liability be accreted through interest expense and each right of use asset be depreciated, which differs from U.S. GAAP which requires the lease expense to be recognized on a straight- line basis over the lease term. As a result, transaction accounting adjustments to the Telesat Corporation Pro Forma Statements of Income related to the alignment of lease accounting policies are as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Operating expenses	C$	(0.2)	C$	(0.9)
Depreciation	C$	0.2	C$	0.8
Interest expense	C$	—	C$	0.1
3.1.2 Pensions — The adjustment represents the reconciliation of differences between U.S. GAAP to IFRS for defined benefit plans, whereby presentation of net interest expense, remeasurement of actuarial gains/losses, and other administrative costs are reclassified into other comprehensive income (“OCI”). This also results in an impact to the tax provision and deferred tax assets at the applicable tax rate.
There was no impact on the March 31, 2021 Telesat Corporation Pro Forma Balance Sheet.
Transaction accounting adjustments to the Telesat Corporation Pro Forma Statements of Income related to the alignment of pension accounting policies are as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Operating expenses	C$	(0.1)	C$	1.3
Interest expense	C$	0.2	C$	0.7
Tax expense		—	C$	(0.4)
3.1.3 Tax expense classification — The adjustments represent reclassification of previously recorded tax provision amounts arising from changes in taxation rates and enacted tax laws. Under U.S. GAAP, the provision for these tax adjustments relating to the rate adjustment on the opening deferred tax asset balance is recorded in the Telesat Corporation Pro Forma Statement of Income while under IFRS this adjustment is recorded in OCI. This has resulted, as at March 31, 2021, in an increase to accumulated earnings of $0.1 with a corresponding decrease to Reserves.
There was no Telesat Corporation Pro Forma Statements of Income impact for the year ended December 31, 2020 or for the three months ended March 31, 2021.
3.2 Capital transaction — Telesat has a high degree of common ownership, in which no one shareholder controls the entities before and after the Transaction. As described above, because the Transaction results in no substantial change to the composition of the ultimate beneficial holders of Telesat and lacks economic substance, the Transaction has been accounted for in a manner similar to a common control transaction (i.e., as an equity reorganization). As part of the Transaction, an immaterial amount of net assets held by Loral, which are unrelated to Telesat, are being acquired by Telesat Corporation. This immaterial acquisition does not represent a business combination and accordingly no goodwill or previously unrecorded intangible assets will be recognized.

3.2.1 Share capital — The Transaction will result in the former direct and indirect shareholders of Telesat exchanging their direct and indirect interests in Telesat for either Telesat Corporation Shares or Telesat Partnership Units. As described above, the Transaction will be accounted for as a capital transaction between shareholders and as a result the previous equity interests in Telesat will be represented in Telesat Corporation as shareholders equity, for only those members of management and certain of Red Isle’s holdings that receive Telesat Public Shares directly. Outlined below are the amounts recorded in the Telesat Corporation Pro Forma Financial Information to reflect the transfer of previously recorded share capital of Telesat and Loral to the new components of equity in Telesat Corporation.
Historical share capital of Telesat . . . . . . . . . . . . . . . . . . . . . . . . .			$155.7
Historical share capital of Loral . . . . . . . . . . . . . . . . . . . . . . . . . .			1,269.6
			1,425.3
Transaction accounting adjustments:
Issuance of Class A&B shares of Telesat Corporation for existing management shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .	(i)	4.9
Issuance of Class C shares of Telesat Corporation for Red Isle . . . . .	(ii)	6.3
Elimination of share capital of Telesat & Loral . . . . . . . . . . . . . . .	(iii)	(1,425.3)
Total transaction accounting adjustments . . . . . . . . . . . . . . . . . . .			(1,414.1)
Total pro forma share capital (net of elimination) . . . . . . . . . . . . . .			$11.2

(i)
For purposes of the Telesat Corporation Pro Forma Financial Information, it has been assumed that the individual members of management and shareholders of Telesat will contribute all of the Telesat Non- Voting Participating Preferred Shares held to Telesat Corporation in exchange for Telesat Public Shares.

(ii)
Pursuant to the terms of the Transaction Agreement and assumptions above, Red Isle will exchange certain of their shareholdings of Telesat for Telesat Public Shares in Telesat Corporation.

(iii)
Pursuant to the terms of the Transaction Agreement and assumptions above, Telesat’s other direct and indirect shareholders will exchange or contribute their shares of Loral or Telesat for Telesat Partnership Units whenever possible.

In preparing the Telesat Corporation Pro Forma Financial Information, effect has been given to elections to receive Telesat Partnership Units that certain Loral stockholders have contractually committed to in the Transaction Agreement and the related agreements entered into by the parties. Where a valid Telesat Partnership Election is still required in order to receive Telesat Partnership Units as Transaction Consideration, it has been assumed all valid Telesat Partnership Elections will be made and, as a result, Telesat Partnership Units will be issued as Transaction Consideration.
As a result, the allocation of capital between Telesat Corporation Shares and Telesat Partnership Units following the completion of the Transaction may be materially different from that presented in the Telesat Corporation Pro Forma Financial Information.
	Telesat Capitalization Pre- Conversion	Conversion Ratio	Telesat Corporation / Partnership Capitalization Post Conversion
	Shares Pre- Conversion*		Class A, Class B and Class C Shares or Class A, B or C Units
Voting Participating Preferred Shares	7,034,444	0.4136	2,909,446
Non-Voting Participating Preferred Shares	38,508,117	0.4136	15,925,797
Common Shares	74,252,460	0.4136	30,709,556
	119,795,021		49,544,799

*Note: This excludes the Director Voting Preferred Shares initially held by Cashman and Copeland in the Pre-Transaction structure as they are eliminated prior to the completion of the Transaction.
The split of Telesat Corporation / Partnership Capitalization post conversion is as follows:
	Class A, Class B or Class C Shares	Class A, Class B or Class C Units
Telesat Corporation	617,462	—
Telesat Partnership	—	48,927,337
3.2.2 : Accumulated earnings — The transaction accounting adjustments to the accumulated earnings mainly reflect the elimination of the historic accumulated deficit of Loral and accumulated earnings of Telesat.
3.2.3 : Reserves — The transaction accounting adjustments to reserves reflect eliminating the historic reserves of Loral.
3.3 Elimination of investment balances — Represents the consolidation entry to remove Loral’s investment in Telesat and the associated income and tax related to the equity investment in Telesat.
3.4 Current and deferred tax impact — The tax effect on the transaction accounting adjustments has been recorded using an estimated effective tax rate of 21.02% for the impact to the tax provision of the adjustments relating to the alignment of accounting policies performed for the Transaction. The actual effective tax rate of the combined group could be significantly different from the estimated effective tax rate assumed for purposes of preparing the Telesat Corporation Pro Forma Financial Information as a result of a variety of factors, including post-Closing activities.
3.5 Transaction Costs — Represent legal, professional and other fees incurred, associated with the execution of the Transaction. For purposes of the Telesat Corporation Pro Forma Balance Sheet presented as at March 31, 2021, no transaction costs were included as they are expected to be incurred by the entities which are not consolidated.
For the purposes of the Telesat Corporation Pro Forma Statements of Income, it was assumed that the transaction costs were incurred and paid in full by non-consolidated entities on January 1, 2020. These balances were later eliminated through the equity accounting adjustments (See Adjustment 3.6). The amount recorded and adjusted in the transaction accounting adjustment is as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Operating expenses	C$	(4.4)	C$	23.5
3.6 Equity accounting adjustments — Under the assumption that all former Loral stockholders elect Telesat Partnership Units where possible and management has reassessed the consolidation conclusion determining that Telesat Corporation does not control Telesat Partnership, Telesat Corporation will account for its investment in Telesat Partnership as an equity investment in accordance with IAS 28 using the equity method. Under this scenario, Telesat Corporation will have power over relevant activities through its position and role as the general partner, while it lacks sufficient economic substance to satisfy the definition of control under IFRS 10, resulting in significant influence. Under the equity method, the investment in Telesat Partnership is initially recognised at cost and the carrying amount is increased or decreased to recognise Telesat Corporation’s share of the profit or loss of Telesat Partnership after the date of acquisition.
Telesat Corporation’s share of the equity in net income of affiliates is recognised in Telesat Corporation’s Statements of Income.
Note 4 — Earnings per share — Pro forma basic earnings per share is calculated by dividing net income attributable to owners by the weighted average number of shares outstanding. Pro forma diluted earnings per share is computed by dividing net income attributable to owners by the weighted average number of shares outstanding during the period adjusted for the dilutive effect of the additional stock options and restricted share units.

	Three months ended March 31, 2021		Year ended December 31, 2020
Numerator (in millions of Canadian dollars)
Net income		$0.5		$1.9
Denominator
Weighted average common shares outstanding – basic(i)		617,462		617,462
Effect of dilutive securities(i)		890,434		1,122,536
Weighted average common shares outstanding – dilutive securities		1,507,896		1,739,998
Earnings per shares – basic	C$	0.73	C$	3.04
Earnings per share – dilutive securities	C$	0.30	C$	1.08

(i)
The Transaction requires that stockholders of Loral either make a Telesat Corporation Election or a Telesat Partnership Election with respect to the Transaction Consideration they receive in the Transaction. If a Telesat Corporation Election is made, or no valid Telesat Partnership Election is made, such Loral stockholder will receive a Telesat Public Share in exchange for each Loral Common Share then held. Completion of the Transaction will also result in both Class C Shares and Class C Units being issued to Red Isle. In preparing the Telesat Corporation Pro Forma Financial Information, effect has been given to elections to receive Telesat Partnership Units that certain Loral stockholders have contractually committed to in the Transaction Agreement and the related agreements entered into by the parties. While a valid Telesat Partnership Election is still required in order to receive Telesat Partnership Units as Transaction Consideration, it has been assumed that valid Telesat Partnership Elections will be made and, as a result, Telesat Partnership Units will be issued as Transaction Consideration.

Note 5: Limited Partnership Presentation
As indicated above, this alternative scenario illustrates the impact to the financial statements of Telesat Corporation whereby Telesat Corporation accounts for its investment in Telesat Partnership as an equity investment under IAS 28.
Telesat Partnership is deemed to have control over Telesat through its power over relevant decisions, exposure to variable returns and ability to use its power to impact its variable returns. As such, Telesat Partnership Pro Forma Financial Information has been prepared separately and presented in the subsequent set of pro forma financial statements in order to give effect to the Transaction under the alternative scenario.

TELESAT PARTNERSHIP
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS AT MARCH 31, 2021
(all amounts in millions of Canadian dollars)
	Telesat Partnership	Historical Telesat	Historical Loral	Debt offering adjustment(1)	Share option cancellation adjustment(2)	Inducement payment adjustment	Closing payment mechanism adjustment	Subtotal	Transaction accounting adjustments		Telesat Partnership Pro Forma
Assets
Cash and cash equivalents	$—	$883.1	$32.0	$622.3	$—	$(9.2)	$(14.5)	$1,513.7	$(24.0)	(3.2.1), (3.3)	$1,489.7
Trade and other receivables	—	43.6	—	—	—	—	—	43.6	—		43.6
Other current financial assets	—	0.4	0.4	—	—	—	—	0.8	—		0.8
Prepaid expenses and other current assets	—	26.4	3.4	—	—	—	—	29.8	—		29.8
Total current assets	—	953.5	35.8	622.3	—	(9.2)	(14.5)	1,587.9	(24.0)		1,563.9
Satellites, property and other equipment	—	1,300.3	0.6	—	—	—	—	1,300.9	(0.6)	(3.1.1)	1,300.3
Deferred tax assets	—	79.9	35.0	—	—	—	—	114.9	(2.3)	(3.5)	112.6
Other long-term financial assets	—	19.3	—	1.9	—	—	—	21.2	—		21.2
Other long-term assets	—	9.8	—	—	—	—	—	9.8	—		9.8
Intangible assets	—	772.4	—	—	—	—	—	772.4	—		772.4
Goodwill	—	2,446.6	—	—	—	—	—	2,446.6	—		2,446.6
Investments	—	—	282.8	—	—	—	—	282.8	(282.8)	(3.4)	—
Total assets	$—	$5,581.8	$354.2	$624.2	$—	$(9.2)	$(14.5)	$6,536.5	$(309.7)		$6,226.8
Liabilities
Trade and other payables	$—	$46.6	$2.0	$—	$—	$—	$—	$48.6	$(6.0)	(3.3)	$42.6
Other current financial liabilities	—	52.3	—	—	—	—	—	52.3	—		52.3
Other current liabilities	—	95.2	2.6	—	—	—	—	97.8	(0.6)	(3.1.1)	97.2
Total current liabilities	—	194.1	4.6	—	—	—	—	198.7	(6.6)		192.1
See accompanying notes to Telesat Partnership unaudited pro forma condensed consolidated financial information

	Telesat Partnership	Historical Telesat	Historical Loral	Debt offering adjustment(1)	Share option cancellation adjustment(2)	Inducement payment adjustment	Closing payment mechanism adjustment	Subtotal	Transaction accounting adjustments		Telesat Partnership Pro Forma
Long-term indebtedness	—	3,146.4	—	624.2	—	—	—	3,770.6	—		3,770.6
Deferred tax liabilities	—	319.8	—	—	—	—	—	319.8	—		319.8
Other long-term financial liabilities	—	31.4	—	—	—	—	—	31.4	—		31.4
Other long-term liabilities	—	400.8	50.2	—	—	—	—	451.0	—		451.0
Partnership units liability	—	—	—	—	—	—	—	—	1,434.3	(3.2.5)	1,434.3
Total liabilities	—	4,092.5	54.8	624.2	—	—	—	4,771.5	1,427.7		6,199.2
Shareholders’ equity
Share capital / Partnership Interest	—	155.7	1,269.6	—	—	—	—	1,425.3	(1,414.1)	(3.2.2)	11.2
Accumulated earnings	—	1,308.2	(900.3)	—	(8.5)	(9.2)	(14.5)	375.7	(359.7)	(3.1.3), (3.2.3), (3.3)	16.0
Reserves	—	25.4	(69.9)	—	8.5	—	—	(36.0)	36.4	(3.1.3), (3.2.4)	0.4
Total shareholders’ equity	—	1,489.3	299.4	—	—	(9.2)	(14.5)	1,765.0	(1,737.4)		27.6
Total liabilities and shareholders’ equity	$—	$5,581.8	$354.2	$624.2	$—	$(9.2)	$(14.5)	$6,536.5	$(309.7)		$6,226.8

See accompanying notes to Telesat Partnership unaudited pro forma condensed consolidated financial information

TELESAT PARTNERSHIP
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(all amounts in millions of Canadian dollars, except share amounts)
	Telesat Partnership	Historical Telesat	Historical Loral	Share Option cancellation adjustment(2)	Debt Offering(1)	Transaction accounting adjustments(3)		Telesat Partnership Pro Forma
Revenue	$—	$190.5	$—	$—	$—	$—		$190.5
Operating expenses	—	(40.0)	(5.2)	1.7	—	4.8	(3.1.1), (3.1.2), (3.3)	(38.7)
Depreciation	—	(50.4)	—	—	—	(0.2)	(3.1.1)	(50.6)
Amortization	—	(4.1)	—	—	—	—		(4.1)
Other operating losses, net	—	(0.7)	—	—	—	—		(0.7)
Operating income	—	95.3	(5.2)	1.7	—	4.6		96.4
Interest expense	—	(42.0)	—	—	(9.2)	(0.2)	(3.1.2)	(51.4)
Equity in net income of affiliates	—	—	44.1	—	—	(44.1)	(3.4)	—
Interest and other income	—	0.2	—	—	—	—		0.2
Loss on changes in fair value of financial instruments	—	(25.1)	—	—	—	—		(25.1)
Loss on changes in fair value of LP Units	—	—	—	—	—	(35.7)	(3.2.5)	(35.7)
Loss on foreign exchange	—	35.1	—	—	—	—		35.1
Income before tax	—	63.5	38.9	1.7	(9.2)	(75.4)		19.5
Tax expense	—	(21.8)	0.3	—	2.5	—	(3.1.2)	(19.0)
Net income (loss)	$—	$41.7	$39.2	$1.7	$(6.7)	$(75.4)		$0.5
See accompanying notes to Telesat Partnership unaudited pro forma condensed consolidated financial information

TELESAT PARTNERSHIP
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2020
(all amounts in millions of Canadian dollars, except share amounts)
	Telesat Partnership	Historical Telesat	Historical Loral	Share Option cancellation adjustment(2)	Debt Offering(1)	Transaction accounting adjustments(2)		Telesat Partnership Pro Forma
Revenue	$—	$820.5	$—	$—	$—	$—		$820.5
Operating expenses	—	(180.9)	(15.8)	(10.2)	—	(23.8)	(3.1.1), (3.1.2), (3.3)	(230.7)
Depreciation	—	(216.9)	—	—	—	(0.8)	(3.1.1)	(217.7)
Amortization	—	(17.2)	—	—	—	—		(17.2)
Other operating losses, net	—	(0.2)	—	—	—	—		(0.2)
Operating income	—	405.3	(15.8)	(10.2)	—	(24.6)		354.7
Interest expense	—	(203.8)	—	—	(39.0)	(0.8)	(3.1.2)	(243.6)
Equity in net income of affiliates	—	—	156.7	—	—	(156.7)	(3.4)	—
Interest and other income	—	5.2	1.4	—	—	—		6.6
Loss on changes in fair value of financial instruments	—	(13.1)	—	—	—	—		(13.1)
Loss on changes in fair value of LP Units	—	—	—	—	—	(148.8)	(3.2.5)	(148.8)
Loss on foreign exchange	—	47.6	—	—	—	—		47.6
Income before tax	—	241.2	142.3	(10.2)	(39.0)	(330.9)		3.4
Tax expense	—	4.4	(17.3)	—	10.4	1.0	(3.1.2)	(1.5)
Net income (loss)	$—	$245.6	$125.0	$(10.2)	$(28.6)	$(329.9)		$1.9
See accompanying notes to Telesat Partnership unaudited pro forma condensed consolidated financial information

NOTES TO TELESAT PARTNERSHIP UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(all amounts in millions of Canadian dollars, except share amounts or otherwise stated)
Note 1 — Debt Offering — On April 13, 2021, Telesat, as issuer, and Telesat LLC, as co-issuer (together with Telesat, the “Co-Issuers”), priced an offering of C$628.1 (US$500) of Senior Secured Notes due 2026 (the “2026 Senior Secured Notes” and such offering, the “Debt Offering”). The 2026 Senior Secured Notes were issued on April 27, 2021, and therefore have been included in the Telesat Partnership Pro Forma Financial Information as an adjustment to the statements of Telesat Partnership. The proceeds are intended to be used to fund additional investment into one or more unrestricted subsidiaries for the development of Telesat Lightspeed, Telesat’s Low Earth Orbit (LEO) satellite network, for the payment of fees and expenses related to the Debt Offering, and if the funding needs of Telesat Lightspeed are less than currently anticipated, for general corporate purposes, and are not directly related to the Transaction.
Described below are the adjustments recorded to reflect the Debt Offering:
Cash and cash equivalents	C$	622.3
Other long-term financial assets	C$	1.9
Long-term indebtedness	C$	624.2
1.1: Cash and cash equivalents — the adjustments to cash and cash equivalents consist of the following:
i.
Receipt of proceeds from debt issuance of C$628.1 (US$500); and

ii.
Payment of estimated debt issuance costs of C$5.8.

1.2: Other long-term financial assets — The 2026 Senior Secured Notes will contain a prepayment option. The adjustment to Other long-term financial assets reflects the estimated C$1.9 (US$1.5) prepayment option derivative associated with the issuance.
1.3: Long-term indebtedness — The adjustment to long-term indebtedness reflect the C$628.1 (US$500) debt issuance combined with the prepayment option of C$1.9 (US$1.5), net of the debt issuance costs of C$5.8.
1.4: The adjustments to the Pro Forma Statements of Income related to the Debt Offering are as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Interest expense	C$	9.2	C$	39.0
Tax expense	C$	(2.5)	C$	(10.4)
Note 2 — Share Option Cancellations — In April 2021, certain vested and unvested share options under the 2013 Plan were cancelled and therefore the cancellation has been included in this Pro Forma Financial Information as an adjustment to the statements of Telesat Partnership. Due to the cancellation of such share options, the remaining cost associated with the unvested share options is accelerated and the adjustment to the Pro Forma Balance Sheet is a reclassification entry from accumulated earnings and reserves in the amount of C$8.5.
The adjustment to the Pro Forma Statements of Income related to the share option cancellation is as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Operating expenses	C$	(1.7)	C$	10.2
Note 3 — Transaction accounting adjustments
3.1 Reconciliation between accounting policies of Telesat and Loral — Historical consolidated financial statements of Loral were prepared in accordance with U.S. GAAP. For the purpose of preparing the Telesat

Partnership Pro Forma Financial Information, Loral’s historical consolidated financial statements have been adjusted to align with IFRS as applied through the accounting policies adopted by Telesat. Differences in the accounting treatment between U.S. GAAP applied by Loral and IFRS as applied by Telesat are as follows:
3.1.1 Leases — Adjustments represent the reconciliation of GAAP differences from ASU 842 Leases under U.S. GAAP to IFRS 16 — Leases for the recognition and measurement of certain operating leases. As at March 31, 2021, the leased asset included on the balance sheet of Loral had a remaining lease term of less than 12 months. Therefore, in accordance with Telesat’s accounting policy of applying the short-term lease exemption available under IFRS, an adjustment of ($0.6), was made to both the right-of-use asset and lease liability in the Telesat Partnership Pro Forma Balance Sheet.
IFRS 16 was adopted in the historical consolidated financial statements of Telesat on January 1, 2019. IFRS 16 requires that each lease liability be accreted through interest expense and each right of use asset be depreciated. This differs from U.S. GAAP which requires the lease expense to be recognized on a straight- line basis over the lease term. As a result, transaction accounting adjustments to the Telesat Partnership Pro Forma Statements of Income related to the alignment of lease accounting policies are as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Operating expenses	C$	(0.2)	C$	(0.9)
Depreciation	C$	0.2	C$	0.8
Interest expense	C$	—	C$	0.1
3.1.2 Pensions — The adjustment represents the reconciliation of differences between U.S. GAAP to IFRS for defined benefit plans, whereby presentation of net interest expense, remeasurement of actuarial gains/losses, and other administrative costs are reclassified into other comprehensive income (“OCI”). This also results in an impact to the tax provision and deferred tax assets at the applicable tax rate.
There was no impact on the March 31, 2021 Telesat Partnership Pro Forma Balance Sheet.
Transaction accounting adjustments to the Telesat Partnership Pro Forma Statements of Income related to the alignment of pension accounting policies are as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Operating expenses	C$	(0.1)	C$	1.3
Interest expense	C$	0.2	C$	0.7
Tax expense	C$	—	C$	(0.4)
3.1.3 Tax expense classification — The adjustments represent reclassification of previously recorded tax provision amounts arising from changes in taxation rates and enacted tax laws. Under U.S. GAAP, the provision for these tax adjustments relating to the rate adjustment on the opening deferred tax asset balance is recorded in the Telesat Partnership Pro Forma Statements of Income while under IFRS this adjustment is recorded in OCI. This has resulted, as at March 31, 2021, in an increase to accumulated earnings of $0.1 with a corresponding decrease to Reserves.
There was no Telesat Partnership Pro Forma Statements of Income impact for the year ended December 31, 2020 or the three months ended March 31, 2021.
3.2 Capital transaction — Telesat has a high degree of common ownership, in which no one shareholder controls the entities before and after the Transaction. As described above, because the Transaction results in no substantial change to the composition of the ultimate beneficial holders of Telesat and lacks economic substance, the Transaction has been accounted for in a manner similar to a common control transaction (i.e., an equity reorganization). As part of the Transaction, an immaterial amount of net assets held by Loral, which are unrelated to Telesat, are being acquired by Telesat Partnership. This immaterial acquisition does not represent a business combination and accordingly no goodwill or previously unrecorded intangible assets will be recognized. In consummating the Transaction, a number of holding companies have been incorporated and have been fully consolidated into the Telesat Partnership Pro Forma Financial Information. Described below are the transaction accounting adjustments recorded to reflect the various transactions to be undertaken in consummating the Transaction.
Cash and cash equivalents	$(23.7)
Partnership Interest (net of eliminations)	$(1,414.1)
Accumulated earnings (net of eliminations)	$(359.7)
Reserves (net of eliminations)	$36.4
Partnership units liability	$1,434.3
3.2.1 Cash and cash equivalents — the adjustments to cash and cash equivalents consist of the following:
i.
Payment of C$9.2 (USD$7.3) by Loral and Telesat to Red Isle; and

ii.
Payment of C$14.5 (USD$11.6) representing the estimated closing payment mechanism payable by Telesat to PSP Investments.

3.2.2 Partnership Interest — The Transaction will result in the former direct and indirect shareholders of Telesat exchanging their direct and indirect interests in Telesat for either Telesat Corporation Shares or Telesat Partnership Units. As described above, the Transaction will be accounted for as a capital transaction between shareholders and as a result the previous equity interests in Telesat will be represented in Telesat Partnership as shareholders equity. Outlined below are the amounts recorded in the Telesat Partnership Pro Forma Financial Information to reflect the transfer of previously recorded share capital of Telesat and Loral to the new components of equity in Telesat Partnership.
Historical share capital of Telesat			$155.7
Historical share capital of Loral			1,269.6
			1,425.3
Transaction accounting adjustments:
Issuance of GP units of Telesat Partnership	(i),(ii)	11.2
Elimination of share capital of Telesat & Loral		(1,425.3)
Total transaction accounting adjustments			(1,414.1)
Total pro forma partnership interest (net of elimination)			$11.2

(i)
For purposes of the Telesat Partnership Pro Forma Financial Information, it has been assumed that the individual members and former members of management of Telesat will contribute all of the Telesat Non-Voting Participating Preferred Shares held to Telesat Corporation in exchange for Telesat Public Shares. Telesat Partnership will issue Telesat Partnership GP Units to Telesat Corporation in an equivalent amount.

(ii)
Pursuant to the terms of the Transaction Agreement and assumptions above, Red Isle will exchange certain of their shareholdings of Telesat to Telesat Public Shares in Telesat Corporation. Telesat Partnership will issue Telesat Partnership GP Units to Telesat Corporation in an equivalent amount.

The split of Telesat Partnership Capitalization post conversion is as follows:
	General Partnership Units	Class A, Class B or Class C Units
Telesat Partnership	617,462	48,927,337
3.2.3: Accumulated earnings — The transaction accounting adjustments to accumulated earnings reflect the $9.2 (USD$7.3) payment by Loral and Telesat to Red Isle, the $14.5 (USD$11.6) payable by Telesat under the estimated closing payment mechanism to PSP Investments, $18.0 of estimated transaction costs to the close of the Transaction, $1,256.4 reclassification relating to adjustments to Telesat Partnership

Unit liability and the remainder for eliminating the historic accumulated deficit of Loral, including the related tax impact on elimination.
3.2.4 Reserves — The transaction accounting adjustments to reserves reflect $33.4 of reclassifications relating to adjustments to Telesat Partnership Unit liability and the remainder related to the elimination of the historic reserves of Loral.
3.2.5: Partnership Unit Liability — The transaction accounting adjustments to Telesat Partnership Unit liability reflect the fair value of the exchangeable features of the Telesat Partnership Units. This fair value is calculated as the portion of profit of the consolidated Telesat Partnership group attributable to the Telesat Partnership GP Units.
The fair value of movement of the liability for the three months ended March 31, 2021 and for the year ended December 31, 2020 has been recorded through profit or loss, resulting in a loss on changes in fair value of the Telesat Partnership Units of $35.7 and $148.8, respectively.
3.3 Transaction Costs — Represent legal, professional and other fees incurred, associated with the execution of the Transaction. For purposes of the Telesat Partnership Pro Forma Balance Sheet presented as at March 31, 2021, total transaction costs have been estimated to be $41.2, of which $6.0 were previously accrued in the consolidated balance sheets of Telesat and Loral. As at March 31, 2021, $17.2 of the $41.2 estimated transaction costs have been paid. A reduction in the cash balance as at March 31, 2021 for the unpaid balance of $24.0 and a reduction to the previously accrued balance has been made to reflect the impact of the transaction costs.
For the purposes of the Telesat Partnership Pro Forma Statements of Income, it was assumed that the transaction costs were incurred and paid in full on January 1, 2020. The amount recorded and adjusted is as follows:
	Three months ended March 31, 2021		Year ended December 31, 2020
Operating expenses	C$	(4.4)	C$	23.5
3.4 Elimination of investment balances — Represents the consolidation entry to remove Loral’s investment in Telesat and the associated income and tax related to the equity investment in Telesat.
3.5 Current and deferred tax impact — The tax effect on the transaction accounting adjustments has been recorded using an estimated effective tax rate of 21.02% for the impact to the tax provision of the adjustments relating to the alignment of accounting policies performed for the Transaction. The actual effective tax rate of the combined group could be significantly different from the estimated effective tax rate assumed for purposes of preparing the Telesat Partnership Pro Forma Financial Information as a result of a variety of factors, including post-Closing activities.

TELESAT UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Telesat Canada
Unaudited Interim Condensed Consolidated Statements of Income (Loss)
For the three months ended March 31
(in thousands of Canadian dollars)	Notes	2021	2020
Revenue	5	$190,492	$208,673
Operating expenses	6	(39,954)	(45,476)
Depreciation		(50,367)	(55,607)
Amortization		(4,115)	(4,311)
Other operating losses, net		(673)	(221)
Operating income		95,383	103,058
Interest expense	7	(41,995)	(54,734)
Interest and other income		121	4,252
Loss on changes in fair value of financial instruments		(25,124)	(43,772)
Gain (loss) on foreign exchange		35,113	(290,692)
Income (loss) before tax		63,498	(281,888)
Tax (expense) recovery	8	(21,765)	3,800
Net income (loss)		$41,733	$(278,088)
See accompanying notes to the unaudited interim condensed consolidated financial statements

Telesat Canada
Unaudited Interim Condensed Consolidated Statements of Comprehensive Income (Loss)
For the three months ended March 31
(in thousands of Canadian dollars)	2021	2020
Net income (loss)	$41,733	$(278,088)
Other comprehensive (loss) income
Items that may be reclassified into profit or loss
Foreign currency translation adjustments	(14,102)	99,248
Other comprehensive (loss) income	(14,102)	99,248
Total comprehensive income (loss)	$27,631	$(178,840)
See accompanying notes to the unaudited interim condensed consolidated financial statements

Telesat Canada
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity
(in thousands of Canadian dollars)	Common shares	Preferred shares	Total share capital	Accumulated earnings	Equity- settled employee benefits reserve	Foreign currency translation reserve	Total reserves	Total shareholders’ equity
Balance as at January 1, 2020	$26,580	$128,315	$154,895	$1,031,055	$74,877	$(15,502)	$59,375	$1,245,325
Net loss	—	—	—	(278,088)	—	—	—	(278,088)
Other comprehensive income, net of tax of $nil	—	—	—	—	—	99,248	99,248	99,248
Share-based compensation	—	—	—	—	2,595	—	2,595	2,595
Balance as at March 31, 2020	$26,580	$128,315	$154,895	$752,967	$77,472	$83,746	$161,218	$1,069,080
Balance as at April 1, 2020	$26,580	$128,315	$154,895	$752,967	$77,472	$83,746	$161,218	$1,069,080
Net income	—	—	—	523,666	—	—	—	523,666
Issuance of share capital on settlement of restricted share units	—	803	803	—	(1,729)	—	(1,729)	(926)
Other comprehensive loss, net of tax recovery of $3,584	—	—	—	(10,109)	—	(131,670)	(131,670)	(141,779)
Share-based compensation	—	—	—	—	9,905	—	9,905	9,905
Dividends declared on Director Voting Preferred Shares	—	—	—	(10)	—	—	—	(10)
Balance as at December 31, 2020	$26,580	$129,118	$155,698	$1,266,514	$85,648	$(47,924)	$37,724	$1,459,936
Balance as at January 1, 2021	$26,580	$129,118	$155,698	$1,266,514	$85,648	$(47,924)	$37,724	$1,459,936
Net income	—	—	—	41,733	—	—	—	41,733
Other comprehensive loss, net of tax of $nil	—	—	—	—	—	(14,102)	(14,102)	(14,102)
Share-based compensation	—	—	—	—	1,711	—	1,711	1,711
Balance as at March 31, 2021	$26,580	$129,118	$155,698	$1,308,247	$87,359	$(62,026)	$25,333	$1,489,278
See accompanying notes to the unaudited interim condensed consolidated financial statements

Telesat Canada
Unaudited Interim Condensed Consolidated Balance Sheets
(in thousands of Canadian dollars)	Notes	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents		$883,091	$818,378
Trade and other receivables		43,593	51,928
Other current financial assets		438	448
Prepaid expenses and other current assets		26,360	22,861
Total current assets		953,482	893,615
Satellites, property and other equipment	5,9	1,300,287	1,318,526
Deferred tax assets		79,955	79,912
Other long-term financial assets		19,293	53,425
Other long-term assets	5	9,833	9,922
Intangible assets	5	772,381	779,190
Goodwill		2,446,603	2,446,603
Total assets		$5,581,834	$5,581,193
Liabilities
Trade and other payables		$46,733	$30,091
Other current financial liabilities		52,290	35,880
Other current liabilities		95,150	96,155
Total current liabilities		194,173	162,126
Long-term indebtedness	11	3,146,384	3,187,152
Deferred tax liabilities		319,757	325,893
Other long-term financial liabilities		31,430	35,499
Other long-term liabilities		400,812	410,587
Total liabilities		4,092,556	4,121,257
Shareholders’ Equity
Share capital	12	155,698	155,698
Accumulated earnings		1,308,247	1,266,514
Reserves		25,333	37,724
Total shareholders’ equity		1,489,278	1,459,936
Total liabilities and shareholders’ equity		$5,581,834	$5,581,193
See accompanying notes to the unaudited interim condensed consolidated financial statements

Telesat Canada
Unaudited Interim Condensed Consolidated Statements of Cash Flows
For the three months ended March 31
(in thousands of Canadian dollars)	Notes	2021	2020
Cash flows from operating activities
Net income (loss)		$41,733	$(278,088)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation		50,367	55,607
Amortization		4,115	4,311
Tax expense (recovery)		21,765	(3,800)
Interest expense		41,995	54,734
Interest income		(433)	(4,246)
(Gain) loss on foreign exchange		(35,113)	290,692
Loss on changes in fair value of financial instruments		25,124	43,772
Share-based compensation		1,711	2,595
Loss on disposal of assets		673	221
Other		(20,177)	(15,147)
Income taxes paid, net of income taxes received	17	(30,635)	(10,906)
Interest paid, net of interest received	17	(18,453)	(33,759)
Operating assets and liabilities	17	16,790	2,524
Net cash from operating activities		99,462	108,510
Cash flows used in investing activities
Purchases for satellite programs		(16,746)	(888)
Purchase of property and other equipment		(3,708)	(647)
Purchase of intangible assets		—	(5)
Net cash used in investing activities		(20,454)	(1,540)
Cash flows used in financing activities
Repayment of indebtedness	17	—	(6,397)
Payments of principal on lease liabilities	17	(605)	(346)
Satellite performance incentive payments	17	(1,733)	(1,765)
Government grant received		—	4,009
Net cash used in financing activities		(2,338)	(4,499)
Effect of changes in exchange rates on cash and cash equivalents		(11,957)	74,977
Increase in cash and cash equivalents		64,713	177,448
Cash and cash equivalents, beginning of period		818,378	1,027,222
Cash and cash equivalents, end of period		$883,091	$1,204,670
See accompanying notes to the unaudited interim condensed consolidated financial statements

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
1.
BACKGROUND OF THE COMPANY

Telesat Canada (the “Company” or “Telesat”) is a Canadian corporation. Telesat is a global satellite operator, providing mission-critical communications solutions to support the requirements of sophisticated satellite users throughout the world. Headquartered in Ottawa, Canada, the Company’s state-of-the-art fleet consists of 15 geostationary satellites and the Canadian payload on ViaSat-1.
The Company has commenced the development of a constellation of low earth orbit (“LEO”) satellites and integrated terrestrial infrastructure, called “Telesat Lightspeed”. In January 2018, the first LEO satellite was successfully launched into orbit. This Phase 1 LEO satellite has demonstrated certain key features of the Telesat Lightspeed system design, specifically the capability of the satellite and customer terminals to deliver a low latency broadband experience.
As at March 31, 2021, Loral Space and Communications Inc. (“Loral”) and Canada’s Public Sector Pension Investment Board (“PSP Investments”) indirectly held economic interests in Telesat of approximately 63% and 36%, respectively, with the remaining economic interest held by various individuals. Loral indirectly held a voting interest of 33% on all matters including the election of directors. PSP Investments indirectly held a voting interest of 67% on all matters except for the election of directors, and a 29% voting interest for the election of directors. The remaining voting interest of 38% for the election of directors is held by shareholders of the Company’s Director Voting Preferred Shares.
Unless the context states or requires otherwise, references herein to the “financial statements” or similar terms refer to the unaudited interim condensed consolidated financial statements of Telesat Canada.
On May 13, 2021, these financial statements were approved by the Audit Committee of the Board of Directors and authorized for issue.
2.
BASIS OF PRESENTATION

Statement of Compliance
The financial statements represent the interim financial statements of the Company and its subsidiaries, on a consolidated basis, prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”).
The financial statements should be read in conjunction with the December 31, 2020 consolidated financial statements of Telesat Canada. The financial statements use the same basis of presentation and significant accounting policies as outlined in Notes 2 and 3 of the consolidated financial statements for the year ended December 31, 2020. The results of operations for the three months ended March 31, 2021 and 2020 are not necessarily indicative of the results that may be expected for a full fiscal year.
Basis of Consolidation
Subsidiaries
These consolidated financial statements include the results of the Company and subsidiaries controlled by the Company. Control is achieved when the Company has power over an entity, has exposure, or rights to variable returns from its involvement with an entity, and has the ability to use the power over an entity to affect the amount of its return.
Joint arrangements
A joint operation is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to their share of the assets and revenue, and obligations for the liabilities and expenses, relating to the arrangement.

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
2.
BASIS OF PRESENTATION (continued)

The Company’s consolidated financial statements include the Company’s share of the assets, liabilities, revenue and expenses of its interest in joint operations.
3.
CHANGES IN ACCOUNTING POLICIES

Interest rate benchmark reform — Phase 2
The Company has adopted Interest rate benchmark reform — Phase 2 (Amendments to IFRS 9 Financial Instruments, IAS 39 Financial Instruments: Recognition and Measurement, IFRS 7 Financial Instruments: Disclosure, IFRS 4 Insurance Contracts and IFRS 16 Lease). The amendments enable entities to reflect the effects of transitioning from benchmark interest rates, such as inter-bank offered rates (“IBOR”) to alternative benchmark interest rates. As a result of the Phase 2 amendments relief, changes to contractual cash flows as a direct consequence of IBOR reform will not result in an immediate gain or loss in the statement of income.
Interest rates on certain indebtedness of the Company are determined by reference to benchmark rates. Similarly, benchmark rates are used in the calculation of the fair value of certain financial assets and liabilities. As none of the benchmark interest rates used by the Company have yet been transitioned to an alternative benchmark rate, there is no impact on its financial statements.
The Company has determined that the largest impact of the alternative benchmark rates will be relating to the Term Loan B Facility and the interest rate swaps.
The risks identified are not expected to cause any major changes in the Company’s risk management strategy.
4.
SIGNIFICANT ACCOUNTING POLICIES

Future Changes in Accounting Policies
Amendments to IAS 1 and IFRS Practice Statement 2
In February 2021, the International Accounting Standards Board (“IASB”) issued amendments to IAS 1, Presentation of Financial Statements in which it provides guidance and examples to help entities apply materiality judgements to accounting policy disclosures. The amendments require entities to disclose their material accounting policies rather than their significant accounting policies.
The amendments clarify that accounting policy information is material if users of an entity’s financial statements would need it to understand other material information in the financial statements and that accounting policy information may be material because of its nature, even if the related amounts are immaterial. On the other hand, although a transaction, other event or condition to which the accounting policy information relates may be material, it does not necessarily mean that the corresponding accounting policy information is material to the entity’s financial statements.
The amendments are applied prospectively and are effective for annual periods beginning on or after January 1, 2023 with earlier application permitted.
The changes will only impact the level of disclosures within the Company’s financial statements.
The Company is currently evaluating the impact of the amendment.
There are no other new and amended standards determined to be applicable to Telesat.

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
5.
SEGMENT INFORMATION

Telesat operates in a single operating segment, in which it provides satellite-based services to its broadcast, enterprise and consulting customers around the world.
The Company derives revenue from the following services:
Broadcast — Direct-to-home television, video distribution and contribution, and occasional use services.
Enterprise — Telecommunication carrier and integrator, government, consumer broadband, resource, maritime and aeronautical, retail and satellite operator services.
Consulting and other — Consulting services related to space and earth segments, government studies, satellite control services, and research and development.
Revenue derived from the above services were as follows:
Three months ended March 31,	2021	2020
Broadcast	$98,953	$101,623
Enterprise	88,622	102,129
Consulting and other	2,917	4,921
Revenue	$190,492	$208,673
Equipment sales included within the various services were as follows:
Three months ended March 31,	2021	2020
Enterprise	$5,540	6,044
Total equipment sales	$5,540	$6,044
Geographic Information
Revenue by geographic regions was based on the point of origin of the revenue, which was the destination of the billing invoice, and was allocated as follows:
Three months ended March 31,	2021	2020
Canada	$87,771	$92,685
United States	70,162	75,928
Europe, Middle East & Africa	9,447	12,561
Latin America & Caribbean	14,677	17,402
Asia & Australia	8,435	10,097
Revenue	$190,492	$208,673
For disclosure purposes, the satellites and the intangible assets have been classified based on ownership. Satellites, property and other equipment and intangible assets by geographic regions were allocated as follows:

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
5.
SEGMENT INFORMATION (continued)

As at,	March 31, 2021	December 31, 2020
Canada	$633,694	$624,303
Europe, Middle East & Africa	598,494	619,959
United States	65,773	71,659
All others	2,326	2,605
Satellites, property and other equipment	$1,300,287	$1,318,526
As at,	March 31, 2021	December 31, 2020
Canada	$714,546	$718,880
United States	37,920	38,448
Latin America & Caribbean	13,392	15,114
All others	6,523	6,748
Intangible assets	$772,381	$779,190
Other long-term assets by geographic regions were allocated as follows:
As at,	March 31, 2021	December 31, 2020
Canada	$9,430	$9,470
Europe, Middle East & Africa	403	452
Other long-term assets	$9,833	$9,922
Goodwill was not allocated to geographic regions.
Major Customers
For the three months ended March 31, 2021 and 2020, there were two significant customers each representing more than 10% of consolidated revenue.
6.
OPERATING EXPENSES

Three months ended March 31,	2021	2020
Compensation and employee benefits(a)	$22,206	$21,083
Other operating expenses(b)	8,002	14,815
Cost of sales(c)	9,746	9,578
Operating expenses	$39,954	$45,476

(a)
Compensation and employee benefits included salaries, bonuses, commissions, post-employment benefits and charges arising from share-based compensation.

(b)
Other operating expenses included general and administrative expenses, marketing expenses, in-orbit insurance expenses, professional fees and facility costs. The balance for the three months ended March 31, 2021 included $0.5 million of leases not capitalized due to exemptions and variable lease payments not included in the measurement of the leases liabilities (Three months ended March 31, 2020 — $0.5 million).

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
6.
OPERATING EXPENSES (continued)

(c)
Cost of sales included the cost of third-party satellite capacity, the cost of equipment sales and other costs directly attributable to fulfilling the Company’s obligations under customer contracts.

7.
INTEREST EXPENSE

Three months ended March 31,	2021	2020
Interest on indebtedness	$32,191	$47,574
Interest on derivative instruments	3,571	(3)
Interest on satellite performance incentive payments	602	772
Interest on significant financing component	4,959	5,803
Interest on employee benefit plans	324	261
Interest on leases	348	327
Interest expense	$41,995	$54,734

8.
INCOME TAXES

Three months ended March 31,	2021	2020
Current tax expense	$24,119	$5,290
Deferred tax recovery	(2,354)	(9,090)
Tax expense (recovery)	$21,765	$(3,800)
A reconciliation of the statutory income tax rate, which is a composite of Canadian federal and provincial rates, to the effective income tax rate was as follows:
Three months ended March 31,	2021	2020
Income (loss) before tax	$63,498	$(281,888)
Multiplied by the statutory income tax rates	26.46%	26.56%
	16,802	(74,870)
Income tax recorded at rates different from the Canadian tax rate	(2,815)	(3,231)
Permanent differences	5,961	38,227
Effect of temporary differences not recognized as deferred tax assets	1,820	35,260
Other	(3)	814
Tax expense (recovery)	$21,765	$(3,800)
Effective income tax rate	34.28%	1.35%

9.
SATELLITES, PROPERTY AND OTHER EQUIPMENT

For the three months ended March 31, 2021, the Company had additions of $43.0 million (March 31, 2020 — $7.5 million) related to acquisitions associated with the LEO program (March 31, 2020 — property and other equipment).

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
10.
LEASE LIABILITIES

The expected undiscounted contractual cash flows of the lease liabilities as at March 31, 2021 were as follows:
Remainder 2021	2022	2023	2024	2025	Thereafter	Total
$2,776	$3,276	$3,230	$3,098	$2,824	$35,574	$50,778
The undiscounted contractual cash flows included $16.1 million of interest payments.
In addition, there were certain leases which were signed but not capitalized as at March 31, 2021. Based upon the assessed lease term, the expected undiscounted cash flows totaled $0.1 million.
11.
INDEBTEDNESS

	March 31, 2021	December 31, 2020
Senior Secured Credit Facilities
Revolving Credit Facility	$—	$—
Term Loan B – U.S. Facility (March 31, 2021 and December 31, 2020 – US$1,552,815)	1,950,646	1,975,957
Senior Notes (US$550,000)	690,910	699,875
4.875% Senior Secured Notes (US$400,000)	502,480	509,000
	3,144,036	3,184,832
Add: deferred financing costs, prepayment options and loss on repayment	2,348	2,320
	3,146,384	3,187,152
Less: current indebtedness	—	—
Long-term indebtedness	$3,146,384	$3,187,152
On April 27, 2021, Telesat Canada, as issuer, and Telesat LLC, as co-issuer (together with Telesat Canada, the “Co-Issuers”), issued US$500 million in aggregate principal amount of 5.625% Senior Secured Notes maturing on December 6, 2026 (the “5.625% Senior Secured Notes” and such offering, the “Debt Offering”).
The 5.625% Senior Secured Notes bear interest from the issue date, payable on June 1 and December 1 of each year, commencing on December 1, 2021, to holders of record on the immediately preceding May 15 or November 15, as the case may be.
The indenture governing the 5.625% Senior Secured Notes includes covenants and terms that restrict Telesat Canada’s ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, investments or acquisitions, enter into certain transactions with affiliates, modify or cancel its satellite insurance, effect mergers with another entity, and redeem the 5.625% Senior Secured Notes, without penalty, before December 6, 2022, in each case subject to exceptions provided in such indenture.

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
12.
SHARE CAPITAL

The number of shares and stated value of the outstanding shares as at March 31, 2021 and December 31, 2020 were as follows:
	Number of shares	Stated value
Common Shares	74,252,460	$26,580
Voting Participating Preferred Shares	7,034,444	48,246
Non-Voting Participating Preferred Shares	38,508,117	80,862
Director Voting Preferred Shares	1,000	10
Share capital		$155,698
Stock Option Cancellation
In April 2021, 6,197,776 issued and outstanding, vested and unvested stock options were cancelled.
Restricted Share Unit Plan
In April 2021, the Company approved the adoption of a restricted share unit (“RSU”) plan. A total of 3,660,000 Non-Voting Participating Preferred Shares are reserved for issuance upon vesting of the RSUs awarded under the RSU Plan, provided that the aggregate number of Non-Voting Participating Preferred Shares issuable under the RSU Plan (and under all other share compensation arrangements) does not exceed 10% of the total number of Non-Voting Participating Preferred Shares outstanding from time to time (on a non-diluted basis).
As of May 14, 2021, 3,530,000 RSUs were granted under the RSU Plan with 130,000 remaining RSUs available for grant under the RSU Plan.
13.
GOVERNMENT GRANT

In May 2019, Telesat entered into an agreement for a non-refundable government contribution of a value up to $85 million to July 31, 2023 relating to the Telesat Lightspeed Constellation.
For the three months ended March 31, 2021, the Company recorded $1.6 million relating to the agreement (Three months ended March 31, 2020 — $1.0 million).
Of the amount recorded in the three months ended March 31, 2021, $0.8 million was recorded as a reduction to satellites, property and other equipment and $0.8 million was recorded as a reduction to operating expenses (Three months ended March 31, 2020 — $0.7 million as a reduction to operating expenses and $0.3 million was recorded as a reduction in prepaid expenses and other current assets).
14.
CAPITAL DISCLOSURES

The Senior Secured Credit Facilities and the 4.875% Senior Secured Notes are secured by substantially all of the Company’s assets, excluding the assets of unrestricted subsidiaries. If the Revolving Facility is drawn, the Senior Secured Credit Facilities require Telesat Canada to comply with a first lien net leverage ratio test. As at March 31, 2021, the first lien net leverage ratio was 3.42:1.00, which was less than the maximum test ratio of 5.75:1.00.
The Company’s operating results are tracked against budget on a monthly basis, and this analysis is reviewed by senior management. The Company partly manages its interest rate risk on variable interest rate debt through the use of interest rate swaps (Note 15).

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
15.
FINANCIAL INSTRUMENTS

Measurement of Risks
The Company, through its financial assets and liabilities, is exposed to various risks. The following analysis provides a measurement of risks as at March 31, 2021.
Credit risk
Credit risk is the risk that a counterparty to a financial asset will default, resulting in the Company incurring a financial loss. As at March 31, 2021, the maximum exposure to credit risk is equal to the carrying value of the financial assets which totaled $946.4 million (December 31, 2020 — $924.2 million).
Cash and cash equivalents are invested with high quality investment grade financial institutions and are governed by the Company’s corporate investment policy, which aims to reduce credit risk by restricting investments to high-grade, mainly U.S. dollar and Canadian dollar denominated investments.
The Company has credit evaluation, approval and monitoring processes intended to mitigate potential credit risks related to trade accounts receivable. The Company’s standard payment terms are 30 days with interest typically charged on balances remaining unpaid at the end of standard payment terms. The Company’s historical experience with customer defaults has been minimal. As at March 31, 2021, North American and International customers made up 43% and 57% of the outstanding trade receivable balance, respectively (December 31, 2020 — 50% and 50%, respectively). Anticipated bad debt losses have been provided for in the allowance for doubtful accounts. The allowance for doubtful accounts as at March 31, 2021 was $2.9 million (December 31, 2020 — $7.3 million).
The Company mitigates the credit risk associated with derivative instruments by entering into them with only high quality financial institutions.
Foreign exchange risk
The Company’s operating results are subject to fluctuations as a result of exchange rate variations to the extent that transactions are made in currencies other than Canadian dollars. The Company’s main currency exposures lie in its U.S. dollar denominated cash and cash equivalents, trade and other receivables, trade and other payables and indebtedness with the most significant impact being on the U.S. dollar denominated indebtedness. As at March 31, 2021 and December 31, 2020, the entire indebtedness was denominated in U.S. dollars, with the Canadian dollar equivalent of the U.S. dollar denominated indebtedness equaling $3,144.0 million and $3,184.8 million, respectively, before netting of deferred financing costs, prepayment options and loss on repayment.
As at March 31, 2021, the impact of a 5 percent increase (decrease) in the value of the Canadian dollar against the U.S. dollar on financial assets and liabilities would have increased (decreased) net income by $153.9 million (December 31, 2020 — $158.5 million) and decreased (increased) other comprehensive income by $37.0 million (December 31, 2020 — $35.6 million). This analysis assumes that all other variables, in particular interest rates, remain constant.
Interest rate risk
The Company is exposed to interest rate risk on its cash and cash equivalents and its indebtedness. The interest rate risk on the indebtedness is from a portion of the indebtedness having a variable interest rate. Changes in the interest rates could impact the amount of interest that the Company is required to pay or receive.
In October 2017, the Company entered into four interest rate swaps to hedge the interest rate risk associated with the variable interest rate on $1,800.0 million of the U.S. denominated Term Loan B at fixed

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
15.
FINANCIAL INSTRUMENTS (continued)

interest rates, excluding applicable margins, ranging from 1.72% to 2.04%. As at March 31, 2021, two interest rate swaps of US$450 million each, with expiration terms of September 2021 and September 2022, were outstanding to hedge the interest rate risk associated with the variable interest rate on the U.S. denominated Term Loan B at fixed interest rates, excluding applicable margins, of 1.95% and 2.04%.
If the interest rates on the variable rate indebtedness change by 0.25%, the result would be an increase or decrease to net income of $1.2 million for the three months ended March 31, 2021.
Liquidity risk
The Company maintains credit facilities to ensure it has sufficient funds available to meet current and foreseeable financial requirements.
The contractual maturities of financial liabilities as at March 31, 2021 were as follows:
	Carrying amount	Contractual cash flows (undiscounted)	Remaining 2021	2022	2023	2024	2025	Thereafter
Trade and other payables	$46,733	$46,733	$46,733	$—	$—	$—	$—	$—
Customer and other deposits	1,765	1,765	1,347	17	81	96	82	142
Satellite performance incentive payments	35,756	44,390	6,897	8,253	7,421	5,843	3,093	12,883
Other financial liabilities	3,034	3,034	3,034	—	—	—	—	—
Interest rate swaps	14,293	14,576	9,027	5,549	—	—	—	—
Indebtedness(1)	3,172,909	3,942,525	112,447	126,911	126,911	127,001	125,968	3,323,287
	$3,274,490	$4,053,023	$179,485	$140,730	$134,413	$132,940	$129,143	$3,336,312

(1)
Indebtedness excludes deferred financing costs, prepayment options and loss on repayment.

The interest payable and interest payments included in the carrying value and contractual cash flows, respectively, in the above table, were as follows:
	Interest payable	Interest payments
Satellite performance incentive payments	$344	$8,841
Indebtedness	$28,873	$798,489
Financial assets and liabilities recorded on the balance sheets and the fair value hierarchy levels used to calculate those values were as follows:

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
15.
FINANCIAL INSTRUMENTS (continued)

As at March 31, 2021	FVTPL	Amortized cost	Total	Fair value	Fair value hierarchy
Cash and cash equivalents	$—	$883,091	$883,091	$883,091	Level 1
Trade and other receivables	—	43,593	43,593	43,593	(3)
Other current financial assets	—	438	438	438	Level 1
Other long-term financial assets(1)	1,652	17,641	19,293	19,293	Level 1, Level 2
Trade and other payables	—	(46,733)	(46,733)	(46,733)	(3)
Other current financial liabilities	(10,723)	(41,567)	(52,290)	(54,184)	Level 2
Other long-term financial liabilities	(3,570)	(27,860)	(31,430)	(31,989)	Level 2
Indebtedness(2)	—	(3,144,036)	(3,144,036)	(3,065,373)	Level 2
	$(12,641)	$(2,315,433)	$(2,328,074)	$(2,251,864)
As at December 31, 2020	FVTPL	Amortized cost	Total	Fair value	Fair value hierarchy
Cash and cash equivalents	$—	$818,378	$818,378	$818,378	Level 1
Trade and other receivables	—	51,928	51,928	51,928	(3)
Other current financial assets	—	448	448	448	Level 1
Other long-term financial assets(1)	30,266	23,159	53,425	53,425	Level 1, Level 2
Trade and other payables	—	(30,091)	(30,091)	(30,091)	(3)
Other current financial liabilities	(12,581)	(23,299)	(35,880)	(37,921)	Level 2
Other long-term financial liabilities	(5,448)	(30,051)	(35,499)	(36,357)	Level 2
Indebtedness(2)	—	(3,184,832)	(3,184,832)	(3,214,543)	Level 2
	$12,237	$(2,374,360)	$(2,362,123)	$(2,394,733)

(1)
Other long-term financial assets classified as fair value through profit or loss were calculated using level 2 of the fair value hierarchy. All other balances were calculated using level 1 of the fair value hierarchy.

(2)
Indebtedness excludes deferred financing costs, prepayment options and loss on repayment.

(3)
Trade and other receivables and trade and other payables approximate fair value due to the short-term maturity of these instruments.

Assets pledged as security
The Senior Secured Credit Facilities and 4.875% Senior Secured Notes are secured by substantially all of Telesat’s assets excluding the assets of unrestricted subsidiaries.
Fair Value
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market under current market conditions at the measurement date. Where possible, fair values are based on the quoted market values in an active market. In

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
15.
FINANCIAL INSTRUMENTS (continued)

the absence of an active market, the Company determines fair values based on prevailing market rates (bid and ask prices, as appropriate) for instruments with similar characteristics and risk profiles or internal or external valuation models, such as option pricing models and discounted cash flow analysis, using observable market-based inputs.
The fair value hierarchy is as follows:
Level 1 is based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can access at the measurement date.
Level 2 is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially all of the full term of the assets or liabilities.
Level 3 is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.
Estimates of fair values are affected significantly by the assumptions for the amount and timing of estimated future cash flows and discount rates, which all reflect varying degrees of risk. Potential income taxes and other expenses that would be incurred on disposition of these financial instruments are not reflected in the fair values. As a result, the fair values are not necessarily the net amounts that would be realized if these instruments were actually settled.
The carrying amounts of cash and cash equivalents, trade and other receivables, and trade and other payables approximate fair value due to the short-term maturity of these instruments. As at March 31, 2021, cash and cash equivalents included $64.7 million (December 31, 2020 — $130.4 million) of short-term investments.
The fair value of the satellite performance incentive payments, included in other current and long-term financial liabilities, was determined using a discounted cash flow methodology. The calculation is performed on a recurring basis. As at March 31, 2021 and December 31, 2020, the discount rate used was 4.6% and 4.4%, respectively.
The fair value of the indebtedness was based on transactions and quotations from third parties considering market interest rates and excluding deferred financing costs, prepayment options and loss on repayment. The calculation of the fair value of the indebtedness is performed on a recurring basis. The rates used were as follows:
As at,	March 31, 2021	December 31, 2020
Term Loan B – U.S. Facility – Senior Secured Credit Facilities	95.75%	98.88%
Senior Notes	100.33%	104.76%
4.875% Senior Secured Notes	100.39%	103.64%
Fair value of derivative financial instruments
Derivatives were valued using a discounted cash flow methodology. The calculations of the fair value of the derivatives are performed on a recurring basis.

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
15.
FINANCIAL INSTRUMENTS (continued)

Interest rate swap future cash flows were determined based on current yield curves and exchange rates and then discounted based on discount curves.
Prepayment option cash flows were calculated with a third party option valuation model which is based on the current price of the debt instrument and discounted based on a discount curve.
The discount rates used to discount cash flows as at March 31, 2021 ranged from 0.06% to 1.21% (December 31, 2020 — 0.08% to 0.54%).
The fair value of the derivative assets and liabilities was calculated based on the level 2 of the fair value hierarchy. The current and long-term portions of the fair value of the Company’s derivative assets and liabilities, as at each balance sheet date, were as follows:
As at March 31, 2021	Other long-term financial assets	Other current financial liabilities	Other long-term financial liabilities	Total
Interest rate swaps	$—	$(10,723)	$(3,570)	$(14,293)
Prepayment options	1,652	—	—	1,652
	$1,652	$(10,723)	$(3,570)	$(12,641)
As at December 31, 2020	Other long-term financial assets	Other current financial liabilities	Other long-term financial liabilities	Total
Interest rate swaps	$—	$(12,581)	$(5,448)	$(18,029)
Prepayment options	30,266	—	—	30,266
	$30,266	$(12,581)	$(5,448)	$12,237
The reconciliation of the fair value of derivative assets and liabilities was as follows:
Fair value, December 31, 2020 and January 1, 2021	$12,237
Unrealized gains (losses) on derivatives
Prepayment options	(28,678)
Interest rate swaps	3,554
Impact of foreign exchange	246
Fair value, March 31, 2021	$(12,641)

16.
EMPLOYEE BENEFIT PLANS

The expenses included on the consolidated statements of income (loss) was as follows:
	2021		2020
Three months ended March 31,	Pension	Other	Pension	Other
Operating expenses	$1,973	$41	$1,797	$36
Interest expense	$186	$138	$106	$155
No amounts were recorded on the statements of comprehensive income (loss) for the three months ended March 31, 2021 or 2020.

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
16.
EMPLOYEE BENEFIT PLANS (continued)

The balance sheet obligations, distributed between pension and other post-employment benefits, included in other long-term liabilities were as follows:
As at,	March 31, 2021	December 31, 2020
Pension benefits	$22,854	$22,070
Other post-employment benefits	25,826	25,914
Accrued benefit liabilities	$48,680	$47,984

17.
SUPPLEMENTAL CASH FLOW INFORMATION

Cash and cash equivalents were comprised of the following:
As at March 31,	2021	2020
Cash	$818,394	$643,943
Short-term investments(1)	64,697	560,727
Cash and cash equivalents	$883,091	$1,204,670

(1)
Consisted of short-term investments with an original maturity of three months or less or which are available on demand with no penalty for early redemption.

Income taxes paid, net of income taxes received was comprised of the following:
Three months ended March 31,	2021	2020
Income taxes paid	$(30,681)	$(11,305)
Income taxes received	46	399
	$(30,635)	$(10,906)
Interest paid, net of interest received was comprised of the following:
Three months ended March 31,	2021	2020
Interest paid	$(19,026)	$(38,281)
Interest received	573	4,522
	$(18,453)	$(33,759)
The reconciliation of the liabilities arising from financing activities was as follows:
	Indebtedness	Satellite performance incentive payments	Lease liabilities
Balance as at January 1, 2021	$3,187,152	$37,574	$29,051
Cash outflows	—	(1,733)	(605)
Amortization of deferred financing costs, prepayment options and loss on repayment	28	—	—
Non-cash additions/adjustments	—	—	6,083
Interest paid	—	—	(348)
Interest accrued	—	—	348
Other	—	25	14
Impact of foreign exchange	(40,796)	(454)	(86)
Balance as at March 31, 2021	$3,146,384	$35,412	$34,457

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
17.
SUPPLEMENTAL CASH FLOW INFORMATION (continued)

	Indebtedness	Satellite performance incentive payments	Lease liabilities
Balance as at January 1, 2020	$3,712,799	$46,951	$28,582
Cash outflows	(6,397)	(1,765)	(346)
Amortization of deferred financing costs and prepayment options	97	—	—
Non-cash additions	—	—	1,631
Interest paid	—	—	(440)
Interest accrued	—	—	327
Other	—	57	(13)
Impact of foreign exchange	306,119	3,774	431
Balance as at March 31, 2020	$4,012,618	$49,017	$30,172
The net change in operating assets and liabilities was comprised of the following:
Three months ended March 31,	2021	2020
Trade and other receivables	$18,164	$(4,340)
Financial assets	452	(265)
Other assets	(3,301)	2,845
Trade and other payables	531	1,742
Financial liabilities	1,031	(93)
Other liabilities	(87)	2,635
	$16,790	$2,524
Non-cash investing activities were comprised of:
Three months ended March 31,	2021	2020
Satellites, property and other equipment	$23,101	$6,021

18.
COMMITMENTS AND CONTINGENT LIABILITIES

The following were the Company’s off-balance sheet contractual obligations as at March 31, 2021:
	Remaining 2021	2022	2023	2024	2025	Thereafter	Total
Property leases	$955	$1,168	$1,153	$1,139	$1,058	$13,658	$19,131
Capital commitments	116,788	34,608	73,237	12,436	—	—	237,069
Other operating commitments	30,970	6,649	5,496	4,552	3,967	11,291	62,925
	$148,713	$42,425	$79,886	$18,127	$5,025	$24,949	$319,125
Property leases consisted of off-balance sheet contractual obligations for land or building usage, while capital commitments included commitments for capital projects. Other operating commitments consisted of third party satellite capacity arrangements as well as other commitments that are not categorized as property leases or capital commitments. The Company’s off-balance sheet obligations included the future minimum payments for the non-cancellable period of each respective obligation, which have various terms and expire between 2021 to 2039.

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
18.
COMMITMENTS AND CONTINGENT LIABILITIES (continued)

Certain variable costs associated with the capitalized leases have been included in property leases commitments with a termination date co-terminus with the lease liability.
The Company has entered into contracts for the development of the Telesat Lightspeed Constellation and other capital expenditures. The total outstanding commitments as at March 31, 2021 were included in capital commitments.
The Company has agreements with various customers for prepaid revenue on several service agreements which take effect when the satellite is placed in service. The Company is responsible for operating and controlling these satellites. As at March 31, 2021, customer prepayments of $399.1 million (December 31, 2020 — $414.1 million), a portion of which is refundable under certain circumstances, were reflected in other current and long-term liabilities.
In the normal course of business, the Company has executed agreements that provide for indemnification and guarantees to counterparties in various transactions. These indemnification undertakings and guarantees may require the Company to compensate the counterparties for costs and losses incurred as a result of certain events including, without limitation, loss or damage to property, change in the interpretation of laws and regulations (including tax legislation), claims that may arise while providing services, or as a result of litigation that may be suffered by the counterparties. The nature of substantially all of the indemnification undertakings prevents the Company from making a reasonable estimate of the maximum potential amount the Company could be required to pay counterparties as the agreements do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Company has not made any significant payments under such indemnifications.
Telesat and Loral have entered into an indemnification agreement whereby Loral will indemnify Telesat for tax liabilities for taxation years prior to 2007 related to Loral Skynet operations. Likewise, Telesat will indemnify Loral for the settlement of tax receivables for taxation years prior to 2007.
Legal Proceedings
The Company frequently participates in proceedings before national telecommunications regulatory authorities. In addition, the Company may also become involved from time to time in other legal proceedings arising in the normal course of its business.
Other than the legal proceedings disclosed in Note 31 of the Company’s December 31, 2020 consolidated statements, the Company is not aware of any proceedings outstanding or threatened as of the date hereof by or against it or relating to its business which may have, or have had in the recent past, significant effects on the Company’s financial position or profitability.
19.
RELATED PARTY TRANSACTIONS

The Company’s immediate shareholders are Red Isle Private Investment Inc. (“Red Isle”), a company incorporated in Canada, Loral Holdings Corporation (“Loral Holdings”), a company incorporated in the United States and various individuals. Red Isle is wholly-owned by PSP Investments, a Canadian Crown corporation. Loral Holdings is a wholly-owned subsidiary of Loral, a United States publicly listed company.
Transactions with subsidiaries
The Company and its subsidiaries regularly engage in inter-group transactions. These transactions include the purchase and sale of satellite services and communications equipment, providing and receiving network and call center services, access to orbital slots and management services. The transactions have been

Telesat Canada
Notes to the Unaudited Interim Condensed Consolidated Financial Statements
March 31, 2021
(all amounts in thousands of Canadian dollars, except where otherwise noted)
19.
RELATED PARTY TRANSACTIONS (continued)

entered into over the normal course of operations. Balances and transactions between the Company and its subsidiaries have been eliminated on consolidation and therefore have not been disclosed.
Compensation of executives and Board level directors
Compensation of the Company’s executives and Board level directors consists of short-term benefits (including salaries), post-employment benefits and share-based compensation. The transactions have been entered into with the Company in the normal course of operations.
Transactions with related parties
The Company and certain of its subsidiaries regularly engage in transactions with related parties. The Company’s related parties include Loral and Red Isle. The transactions have been entered into over the normal course of operations. There were no transactions or balances with Red Isle during any of the periods presented.
During the periods presented below, the Company and its subsidiaries entered into the following transactions with Loral.
	Sales of goods and services		Purchase of goods and services
Three months ended March 31,	2021	2020	2021	2020
Revenue	$32	$34	$—	$—
Operating expenses	$—	$—	$1,593	$1,651
The following balances were outstanding with Loral at the end of the periods presented below:
	Amounts owed by related parties		Amounts owed to related parties
As at,	March 31, 2021	December 31, 2020	March 31, 2021	December 31, 2020
Current receivables/payables	$14	$—	$—	$105
The amounts outstanding are unsecured and will be settled in cash.
Other related party transactions
The Company funds certain defined benefit pension plans. Contributions made to the plans for the three months ended March 31, 2021 were $1.2 million (March 31, 2020 — $1.4 million).

TELESAT AUDITED CONSOLIDATED FINANCIAL STATEMENTS
TELESAT CANADA
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the shareholders and the Board of Directors of Telesat Canada
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Telesat Canada (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Goodwill and Indefinite Life Intangible Assets (Orbital Slots) Impairment — Refer to Notes 3, 4, 16 and 17 of the financial statements

Critical Audit Matter Description
The Company’s evaluation of goodwill and indefinite life intangible assets, specifically orbital slots impairment involves the comparison of the recoverable amount of each Cash Generating Unit (“CGU”) to its carrying value. The recoverable amount of each CGU is based on the higher of its fair value less costs of disposal and its value in use, which is determined using both a market approach based on market multiples and an income approach based on a discounted cash flow. In determining the recoverable amount of the CGUs, management made significant estimates and assumptions related to future revenue forecasts, future expenses, capital expenditures, working capital, costs of disposal, discount rates and market multiples. In addition, the Company plans to introduce new satellites under the Low Earth Orbit constellation (known as “Telesat Lightspeed”) whose forecasted revenues contribute significantly to the estimated recoverable amount of the CGUs. The recoverable amounts of the CGUs exceeded their carrying values as of December 31, 2020 and no impairment charge to goodwill or orbital slots was recorded.
While there are several estimates and assumptions that are required to determine the recoverable amounts of the CGUs, the estimates with the highest degree of subjectivity are future revenue forecasts, discounts rates and market multiples (“key assumptions”). This required significant auditor attention as the key assumptions are subject to a high degree of auditor judgment and there is limited historical data for Telesat Lightspeed which resulted in an increased extent of effort, including the involvement of fair value specialists.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the key assumptions used to determine the recoverable amount of the CGUs included the following, among others:
•
Evaluated management’s ability to accurately forecast future revenues by comparing actual results to historical forecasts.

•
Evaluated the reasonableness of future revenue forecasts by comparing the forecasts to:

◦
Historical revenue;

◦
Contracted revenue backlog for existing service contracts;

◦
Internal communications from management to the board of directors and external communications made by management to analysts and investors;

◦
Industry reports containing analyses of the Company’s and its competitors’ revenues.

•
With the assistance of fair value specialists:

◦
Evaluated the reasonableness of the discount rates by testing the source information underlying the determination of the discount rates and developing a range of independent estimates and comparing to those selected by management.

◦
Evaluated the market multiples by analyzing precedent market transactions and comparable public company multiples and developing a range of independent market multiples and comparing to those selected by management.

/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
March 3, 2021
We have served as the Company’s auditor since 1993.

Telesat Canada
Consolidated Statements of Income (Loss)
For the years ended December 31
(in thousands of Canadian dollars)	Notes	2020	2019	2018
Revenue	5	$820,468	$910,893	$902,932
Operating expenses	6	(180,874)	(165,499)	(185,827)
Depreciation		(216,885)	(242,966)	(224,851)
Amortization		(17,195)	(23,277)	(24,305)
Other operating (losses) gains, net	7	(215)	(862)	743
Operating income		405,299	478,289	468,692
Interest expense	8	(203,760)	(258,261)	(237,786)
Loss on refinancing	23	—	(151,919)	—
Interest and other income		5,196	20,043	16,498
Loss on changes in fair value of financial instruments		(13,115)	(49,672)	(18,205)
Gain (loss) on foreign exchange		47,605	163,840	(259,079)
Income (loss) before tax		241,225	202,320	(29,880)
Tax recovery (expense)	9	4,353	(15,122)	(61,056)
Net income (loss)		$245,578	$187,198	$(90,936)
See accompanying notes to the consolidated financial statements

Telesat Canada
Consolidated Statements of Comprehensive Income (Loss)
For the years ended December 31
(in thousands of Canadian dollars)	Notes	2020	2019	2018
Net income (loss)		$245,578	$187,198	$(90,936)
Other comprehensive (loss) income
Items that may be reclassified into profit or loss
Foreign currency translation adjustments		(32,422)	(50,465)	44,459
Items that will not be reclassified into profit or loss
Actuarial (losses) gains on employee benefit plans	29	(13,693)	1,134	7,755
Tax recovery (expense)		3,584	(403)	(2,031)
Other comprehensive (loss) income		(42,531)	(49,734)	50,183
Total comprehensive income (loss)		$203,047	$137,464	$(40,753)
See accompanying notes to the consolidated financial statements

Telesat Canada
Consolidated Statements of Changes in Shareholders’ Equity
(in thousands of Canadian dollars)	Notes	Common shares	Preferred shares	Total share capital	Accumulated earnings	Equity- settled employee benefits reserve	Foreign currency translation reserve	Total reserves	Total shareholders’ equity
Balance as at January 1, 2018		$26,580	$126,102	152,682	$968,408	$31,549	$(9,818)	21,731	1,142,821
Net loss		—	—	—	(90,936)	—	—	—	(90,936)
Issuance of share capital on exercise of stock appreciation rights	24	—	1,024	1,024	(1,079)	(339)	—	(339)	(394)
Cumulative effect adjustment		—	—	—	(38,516)	—	322	322	(38,194)
Other comprehensive income, net of tax expense of $2,031		—	—	—	5,724	—	44,459	44,459	50,183
Share-based compensation		—	—	—	—	29,505	—	29,505	29,505
Balance as at December 31, 2018		$26,580	$127,126	$153,706	$843,601	$60,715	$34,963	$95,678	$1,092,985
Balance as at January 1, 2019		$26,580	$127,126	$153,706	$843,601	$60,715	$34,963	$95,678	$1,092,985
Net income		—	—	—	187,198	—	—	—	187,198
Dividends declared on Director Voting Preferred shares	24	—	—	—	(20)	—	—	—	(20)
Issuance of share capital on exercise of stock appreciation rights	24	—	385	385	(455)	(144)	—	(144)	(214)
Issuance of share capital on settlement of restricted share units	24	—	804	804	—	(1,729)	—	(1,729)	(925)
Other comprehensive income (loss), net of tax expense of $403		—	—	—	731	—	(50,465)	(50,465)	(49,734)
Share-based compensation		—	—	—	—	16,035	—	16,035	16,035
Balance as at December 31, 2019		$26,580	$128,315	$154,895	$1,031,055	$74,877	$(15,502)	$59,375	$1,245,325
Balance as at January 1, 2020		$26,580	$128,315	$154,895	$1,031,055	$74,877	$(15,502)	$59,375	$1,245,325
Net income		—	—	—	245,578	—	—	—	245,578
Dividends declared on Director Voting Preferred shares	24	—	—	—	(10)	—	—	—	(10)
Issuance of share capital on settlement of restricted share units	24	—	803	803	—	(1,729)	—	(1,729)	(926)
Other comprehensive loss, net of tax recovery of $3,584		—	—	—	(10,109)	—	(32,422)	(32,422)	(42,531)
Share-based compensation		—	—	—	—	12,500	—	12,500	12,500
Balance as at December 31, 2020		$26,580	$129,118	$155,698	$1,266,514	$85,648	$(47,924)	$37,724	$1,459,936
See accompanying notes to the consolidated financial statements

Telesat Canada
Consolidated Balance Sheets
(in thousands of Canadian dollars)	Notes	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	30	$818,378	$1,027,222
Trade and other receivables	10	51,928	64,062
Other current financial assets	11	448	210
Prepaid expenses and other current assets	12	22,861	43,724
Total current assets		893,615	1,135,218
Satellites, property and other equipment	5, 15	1,318,526	1,458,933
Deferred tax assets	9	79,912	12,412
Other long-term financial assets	13	53,425	57,730
Other long-term assets	5, 14	9,922	8,264
Intangible assets	5, 16	779,190	802,791
Goodwill	17	2,446,603	2,446,603
Total assets		$5,581,193	$5,921,951
Liabilities
Trade and other payables	18	$30,091	$26,247
Other current financial liabilities	19	35,880	38,281
Other current liabilities	20	96,155	72,315
Current indebtedness	23	—	24,408
Total current liabilities		162,126	161,251
Long-term indebtedness	23	3,187,152	3,688,391
Deferred tax liabilities	9	325,893	348,762
Other long-term financial liabilities	21	35,499	42,511
Other long-term liabilities	22	410,587	435,711
Total liabilities		4,121,257	4,676,626
Shareholders’ Equity
Share capital	24	155,698	154,895
Accumulated earnings		1,266,514	1,031,055
Reserves		37,724	59,375
Total shareholders’ equity		1,459,936	1,245,325
Total liabilities and shareholders’ equity		$5,581,193	$5,921,951
See accompanying notes to the consolidated financial statements

Telesat Canada
Consolidated Statements of Cash Flows
For the years ended December 31
(in thousands of Canadian dollars)	Notes	2020	2019	2018
Cash flows from operating activities
Net income (loss)		$245,578	$187,198	$(90,936)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation		216,885	242,966	224,851
Amortization		17,195	23,277	24,305
Tax (recovery) expense		(4,353)	15,122	61,056
Interest expense		203,760	258,261	237,786
Interest income		(7,668)	(20,268)	(12,415)
(Gain) loss on foreign exchange		(47,605)	(163,840)	259,079
Loss on changes in fair value of financial instruments		13,115	49,672	18,205
Share-based compensation	28	12,500	16,035	29,505
Loss on disposal of assets	7	215	862	353
Loss on refinancing	23	—	151,919	—
Other		(58,784)	(100,078)	(91,580)
Income taxes paid, net of income taxes received	30	(53,443)	(95,455)	(106,308)
Interest paid, net of capitalized interest and interest received	30	(179,972)	(176,112)	(176,417)
Operating assets and liabilities	30	15,018	(13,942)	88,813
Net cash from operating activities		372,441	375,617	466,297
Cash flows used in investing activities
Satellite programs, including capitalized interest		(75,902)	(3,668)	(67,387)
Purchase of property and other equipment		(17,060)	(8,345)	(15,997)
Purchase of intangible assets		(30)	(27,597)	(19,923)
Net cash used in investing activities		(92,992)	(39,610)	(103,307)
Cash flows used in financing activities
Repayment of indebtedness	30	(453,592)	(3,743,465)	(94,951)
Proceeds from indebtedness	30	—	3,786,082	—
Payment of early redemption premium	23	—	(43,940)	—
Payment of debt issue costs	30	—	(28,082)	(10,190)
Payments of principal on lease liabilities	30	(1,793)	(1,252)	(29)
Satellite performance incentive payments	30	(9,031)	(9,644)	(9,037)
Government grant received		14,185	—	—
Dividends paid on Director Voting preferred shares	24	(10)	(20)	—
Net cash used in financing activities		(450,241)	(40,321)	(114,207)
Effect of changes in exchange rates on cash and cash equivalents		(38,052)	(36,897)	40,605
(Decrease) increase in cash and cash equivalents		(208,844)	258,789	289,388
Cash and cash equivalents, beginning of year		1,027,222	768,433	479,045
Cash and cash equivalents, end of year	30	$818,378	$1,027,222	$768,433
See accompanying notes to the consolidated financial statements

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
1.
BACKGROUND OF TELESAT CANADA

Telesat Canada (“Telesat”) is a Canadian corporation. Telesat is a global satellite operator, providing mission-critical communications solutions to support the requirements of sophisticated satellite users throughout the world. Headquartered in Ottawa, Canada, Telesat’s state-of-the-art fleet consists of 15 geostationary satellites and the Canadian payload on ViaSat-1.
Telesat has commenced the development of a constellation of low earth orbit (“LEO”) satellites and integrated terrestrial infrastructure, called “Telesat Lightspeed”. In January 2018, the first LEO satellite was successfully launched into orbit. This Phase 1 LEO satellite has demonstrated certain key features of the Telesat Lightspeed system design, specifically the capability of the satellite and customer terminals to deliver a low latency broadband experience.
As at December 31, 2020, Loral Space and Communications Inc. (“Loral”) and Canada’s Public Sector Pension Investment Board (“PSP Investments”) indirectly held economic interests in Telesat of approximately 63% and 36%, respectively, with the remaining economic interest held by various individuals. Loral indirectly held a voting interest of 33% on all matters including the election of directors. PSP Investments indirectly held a voting interest of 67% on all matters except for the election of directors, and a 29% voting interest for the election of directors. The remaining voting interest of 38% for the election of directors is held by shareholders of Telesat’s Director Voting Preferred Shares.
Unless the context states or requires otherwise, references herein to the “financial statements” or similar terms refer to the audited consolidated financial statements of Telesat Canada.
On March 3, 2021, these financial statements were approved by the Audit Committee of the Board of Directors and authorized for issue.
2.
BASIS OF PRESENTATION

Statement of Compliance
The consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The accounting policies described in Note 3 were consistently applied.
Basis of Consolidation
Subsidiaries
These consolidated financial statements include the results of Telesat and subsidiaries controlled by Telesat. Control is achieved when Telesat has power over an entity, has exposure, or rights to variable returns from its involvement with an entity, and has the ability to use the power over an entity to affect the amount of its return. The most significant subsidiaries are listed in Note 32.
Joint arrangements
A joint operation is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to their share of the assets and revenue, and obligations for the liabilities and expenses, relating to the arrangement.
Telesat’s consolidated financial statements include Telesat’s share of the assets, liabilities, revenue and expenses of its interest in joint operations.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
3.
SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared on an historical cost basis except for certain financial instruments which were measured at their fair values, as explained in the accounting policies below. Historical cost is based on the fair value of the consideration given or received in exchange for assets or liabilities.
Segment Reporting
Telesat operates in a single operating segment, in which it provides satellite-based services to its broadcast, enterprise and consulting customers around the world. Operating segments are reported in a manner consistent with the internal reporting provided to Telesat’s Chief Operating Decision Maker, who is Telesat’s Chief Executive Officer. To be reported, a segment is usually based on quantitative thresholds but can also encompass qualitative factors management deems significant.
Foreign Currency Translation
Unless otherwise specified, all figures reported in the consolidated financial statements and associated note disclosures are presented in Canadian dollars, which is the functional and presentation currency of Telesat. Each of the subsidiaries of Telesat determines its own functional currency and uses that currency to measure items on their separate financial statements.
For Telesat’s non-foreign operations, foreign currency non-monetary assets and liabilities are translated at their historical exchange rates, foreign currency monetary assets and liabilities are translated at the year end exchange rates, and foreign denominated revenue and expenses are translated at the average exchange rates of the month in which the transactions occurred. Gains or losses on translation of these items are recognized as a component of net income (loss).
Upon consolidation of Telesat’s foreign operations that have a functional currency other than the Canadian dollar, assets and liabilities are translated at the year end exchange rate, and revenue and expenses are translated at the average exchange rates of the month in which the transactions occurred. Gains or losses on the translation of foreign subsidiaries are recognized in other comprehensive income (loss).
Cash and Cash Equivalents
All highly liquid investments with an original maturity of three months or less, or which are available upon demand with no penalty for early redemption, are classified as cash and cash equivalents. Cash and cash equivalents are comprised of cash on hand, demand deposits, short-term investments and restricted cash expected to be used within the next twelve months.
Revenue Recognition
Telesat recognizes revenue from satellite services on a monthly basis as services are performed in an amount that reflects the consideration Telesat expects to receive in exchange for those services. Telesat accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability is considered probable.
Revenue from a contract to sell consulting services is recognized as follows:
•
Consulting revenue for cost plus contracts is recognized as the approved time and labour is completed by Telesat.

•
Fixed price consulting revenue contracts use an input method to determine the progress towards complete satisfaction of the performance obligation. The input method is measured by comparing actual cost incurred to total cost expected.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
3.
SIGNIFICANT ACCOUNTING POLICIES (continued)

Equipment sale revenue is recognized when the customer obtains control of the equipment, being at the time the equipment is delivered to and accepted by the customer. Only equipment sales are subject to warranty or return and there is no general right of return. Historically, Telesat has not incurred significant expenses for warranties.
When a transaction involves more than one product or service, revenue is allocated to each performance obligation based on its relative stand-alone selling price. Transactions are evaluated to determine whether Telesat is the principal and if the transactions should be recorded on a gross or net basis.
Deferred Revenue
Deferred revenue represents Telesat’s liability for the provision of future services and is classified on the balance sheet in other current and long-term liabilities. Deferred revenue consists of remuneration received in advance of the provision of service and in the majority of cases is recognized in income on a straight-line basis over the term of the related customer contracts. In the case of certain deferred revenue for short-term services, balances are recognized into income upon the completion or percentage completion of the related contract. Prepayments are evaluated to determine whether or not they constitute a significant financing component. Telesat has elected a practical expedient whereby if the timing difference between the customer prepayment and the transfer of control of the promised goods and services is less than a year then it would not be considered as a significant financing component.
A significant financing component will only occur in the following circumstances:
•
There is a timing difference between when the control of goods or services is transferred to the customer and when the customer pays for the goods;

•
The timing difference between the customer prepayment and transfer of control of the promised goods and services is in excess of one year; and

•
The primary reason for the prepayment is for financing purposes.

In the case of the existence of a significant financing component, the amount of the consideration is adjusted to reflect what the cash selling price of the promised service would have been if payments had occurred as control of the service was transferred to the customer. The discount rate used in determining the significant financing component is the rate that would be reflected in a separate financing transaction between Telesat and the customer at contract inception.
Borrowing Costs
Borrowing costs are incurred on Telesat’s debt financing. Borrowing costs attributable to the acquisition, production or construction of a qualifying asset are added to the cost of that asset. Telesat has defined a qualifying asset as an asset that takes longer than twelve months to be ready for its intended use or sale. Capitalization of borrowing costs continues until such time that the asset is substantially ready for its intended use or sale. Borrowing costs are determined based on specific financing related to the asset, or in the absence of specific financing, the borrowing costs are calculated on the basis of a capitalization rate which is equal to Telesat’s weighted average cost of debt. All other borrowing costs are expensed when incurred.
Leases
At the inception of a contract, Telesat assesses whether a contract is, or contains, a lease based on whether or not the contract conveys the right to control the use of the asset for a period of time in exchange for consideration.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
3.
SIGNIFICANT ACCOUNTING POLICIES (continued)

Telesat recognizes a right-of-use asset and lease liability at the lease commencement date. The right-of-use asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, less any lease incentives received. The right-of-use assets are depreciated to the earlier of the end of the useful life of the asset or the end of the lease term. Each individual lease liability is initially measured at the present value of the lease payments over the respective lease term, discounted using Telesat’s incremental borrowing rate for that lease.
The lease term is the non-cancellable period determined for each of the leases considering the option to extend when it is reasonably certain that Telesat will exercise the option or the option to terminate if it is reasonably certain that Telesat will exercise the option.
After the commencement date, the right-of-use assets are measured applying the cost model and depreciated to the earlier of the end of the useful life of the asset or the end of the lease term on a straight-line basis. The lease liability is subsequently measured by increasing the carrying amount to reflect the interest on the lease, using the effective interest method, and by reducing the carrying amount to reflect the lease payments made.
The lease liability is remeasured when there is a change in future lease payments, arising from a change in index or rate, or if there is a change in the assessment of whether Telesat will exercise a purchase, extension or termination option. The amount of the remeasurement of the lease liability is also recognized as an adjustment to the right-of-use asset, or is recorded in the statement of income if the carrying amount of the right-of-use asset has been reduced to zero.
Telesat has elected to not recognize a right-of-use asset or lease liability for any lease that has a lease term of 12 months or less. The payments associated with these agreements would be recognized as an operating expense on a straight-line basis over the lease term.
Telesat has also elected the practical expedient, for property leases, not to separate the non-lease components from the lease components, and instead account for each lease and any associated non-lease components within the contract as a single lease component.
Government Grants
Government grants are recognized where there is a reasonable assurance that the grant will be received and the attached conditions will be complied with.
When the grant relates to an expense, the grant is recorded as a deduction to the related expense incurred over the same period.
When the grant relates to an asset, the grant is deducted from the carrying amount of the related asset as the grant is receivable.
Satellites, Property and Other Equipment
Satellites, property and other equipment, which are carried at cost, less accumulated depreciation and any accumulated impairment losses, include the contractual cost of equipment, capitalized engineering costs, capitalized borrowing costs during the construction or production of qualifying assets, and with respect to satellites, the cost of launch services, and launch insurance.
Depreciation is calculated using the straight-line method over the respective estimated useful lives of the assets.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
3.
SIGNIFICANT ACCOUNTING POLICIES (continued)

Below are the estimated useful lives in years of satellites, property and other equipment as at December 31, 2020.
Years
Satellites	12 to 15
Right-of-use assets	2 to 27
Property and other equipment	3 to 30
Construction in progress is not depreciated as depreciation only commences when the asset is ready for its intended use. For satellites, depreciation commences on the day the satellite becomes available for service.
The investment in each satellite will be removed from the accounts when the satellite is retired. When other property is retired from operations at the end of its useful life, the cost of the asset and accumulated depreciation are removed from the accounts. Earnings are credited with the amount of any net salvage value and charged with any net cost of removal. When an asset is sold prior to the end of its useful life, the gain or loss is recognized immediately in other operating (losses) gains, net.
In the event of an unsuccessful launch or total in-orbit satellite failure, all unamortized costs that are not recoverable under launch or in-orbit insurance are recorded in other operating (losses) gains, net.
Liabilities related to decommissioning and restoration of retiring property and other equipment are measured at fair value with a corresponding increase to the carrying amount of the related asset. The liability is accreted over the period of expected cash flows with a corresponding charge to interest expense. The liabilities recorded to date have not been significant and are reassessed at the end of each reporting period. There are no decommissioning or restoration obligations for satellites.
Satellite Performance Incentive Payments
Satellite performance incentive payments are obligations payable to satellite manufacturers over the lives of certain satellites. The present value of the payments are capitalized as part of the cost of the satellite and recognized as part of the depreciation of the satellite.
Impairment of Long-Lived Assets
Tangible fixed assets and finite life intangible assets are assessed for impairment on an annual basis or more frequently when events or changes in circumstances indicate that the carrying value of an asset exceeds the recoverable amount. Tangible fixed assets and finite life intangible assets are also assessed for indicators of impairment or impairment reversals at each reporting period.
In cases where there are indicators of impairment, the recoverable amount of the asset, which is the higher of its fair value less costs of disposal and its value in use, is determined. If it is not possible to measure the recoverable amount for a particular asset, Telesat determines the recoverable amount of the cash generating unit (“CGU”) with which it is associated. A CGU is the smallest identifiable group of assets that generates cash inflows which are largely independent of the cash inflows from other assets or groups of assets.
Telesat measures value in use on the basis of the estimated future cash flows to be generated by an asset or CGU. These future cash flows are based on Telesat’s latest business plan information approved by senior management and are discounted using rates that best reflect the time value of money and the specific risks associated with the underlying asset or assets in the CGU.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
3.
SIGNIFICANT ACCOUNTING POLICIES (continued)

The fair value less costs of disposal is the price that would be received to sell an asset or CGU in an orderly transaction between market participants at the measurement date. For the impairment assessment, the fair value is calculated on a recurring basis and is calculated using level 3 of the fair value hierarchy.
An impairment loss is the amount by which the carrying amount of an asset or CGU exceeds its recoverable amount. When an impairment loss subsequently reverses, the carrying amount of the asset (or a CGU) is increased to the revised measure of its recoverable amount, so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years. Impairment losses and reversals of impairment losses are recognized in other operating (losses) gains, net.
Goodwill and Intangible Assets
Telesat accounts for business combinations using the acquisition method of accounting, which establishes specific criteria for the recognition of intangible assets separately from goodwill. Goodwill represents the excess between the total of the consideration transferred over the fair value of net assets acquired. After initial recognition at cost, goodwill is measured at cost less any accumulated impairment losses.
Telesat distinguishes intangible assets between assets with finite and indefinite useful lives. Intangible assets with indefinite useful lives are comprised of Telesat’s trade name, intellectual property, and orbital slots. These assets are carried at cost less any accumulated impairment losses. Finite life intangible assets, which are carried at cost less accumulated amortization and any accumulated impairment losses, consist of revenue backlog, customer relationships, customer contracts, concession rights, transponder rights and patents. Intangible assets with finite lives are amortized over their estimated useful lives using the straight-line method of amortization, except for revenue backlog which is based on the expected period of recognition of the related revenue.
Below are the estimated useful lives in years of the finite life intangible assets as at December 31, 2020.
Years
Revenue backlog	17
Customer relationships	20 to 21
Customer contracts	15
Concession rights	5 to 15
Transponder rights	16
Patents	18
Impairment of Goodwill and Indefinite Life Intangible Assets
An assessment for impairment of goodwill and indefinite life intangible assets is performed annually, or more frequently whenever events or changes in circumstances indicate that the carrying amounts of these assets are likely to exceed their recoverable amount. Goodwill is tested for impairment at the entity level as this represents the lowest level within Telesat at which the goodwill is monitored for internal management purposes, and is not larger than an operating segment. With the exception of trade name, which have not been allocated to any CGU and are tested for impairment at the asset level, indefinite life intangible assets are tested for impairment at the CGU level. In the case of orbital slots, the CGU is based on geography.
Goodwill and indefinite life intangible assets are qualitatively assessed for indicators of impairment.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
3.
SIGNIFICANT ACCOUNTING POLICIES (continued)

If the qualitative assessment concludes an indication of impairment, a quantitative impairment test is performed. A quantitative impairment test consists of assessing the recoverable amount of an asset, which is the higher of its fair value less costs of disposal and its value in use. For the quantitative impairment assessment, fair value is calculated on a recurring basis and is calculated using level 2 or level 3 of the fair value hierarchy depending on the valuation approach being utilized.
Orbital Slots
In performing the quantitative orbital slot impairment analysis, Telesat determines, for each CGU, its fair value less costs of disposal, and its value in use on an annual basis. The higher of these two amounts is determined to be the recoverable amount. To the extent that the recoverable amount is less than the carrying value of the asset, an impairment exists and the asset is written down to its recoverable amount.
The key assumptions used in estimating the recoverable amounts of the orbital slots include assumptions such as:
i)
the market penetration leading to revenue growth;

ii)
the profit margin;

iii)
the duration and profile of the build-up period;

iv)
the estimated start-up costs and losses incurred during the build-up period; and

v)
the discount rate.

Fair value less costs of disposal is the price that would be received to sell the CGU in an orderly transaction between market participants at the measurement date. In order to determine the fair value less costs of disposal, Telesat uses either a market or income approach. Under a market approach, Telesat measures what an independent third party would pay to purchase the orbital slots by looking to actual market transactions for similar assets. Under an income approach, the fair value is determined to be the sum of the projected discounted cash flows over a discrete period of time in addition to the terminal value.
The value in use amount is the present value of the future cash flows expected to be derived from the CGU. The determination of this amount includes projections of cash inflows from the continuing use of the asset and cash outflows that are required to generate the associated cash inflows. These cash flows are discounted at an appropriate discount rate.
Goodwill
In performing the quantitative goodwill impairment analysis, Telesat assesses the recoverable amount of goodwill using the income approach as well as the market approach in the determination of the fair value of goodwill at the entity level.
Under the income approach, the sum of the projected discounted cash flows for the next five years, or a longer period if justified by the most recent financial plan approved by management, in addition to a terminal value are used to determine the fair value at the entity level. In this model, significant assumptions used include: revenue, expenses, capital expenditures, working capital, costs of disposal, terminal growth rate and discount rate.
Under the market approach, the fair value at the entity level is determined based on market multiples derived from comparable public companies. As part of this analysis, assumptions are made regarding the

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
3.
SIGNIFICANT ACCOUNTING POLICIES (continued)

comparability of selected companies including revenue, earnings before interest, taxes, depreciation and amortization multiples for valuation purposes, growth rates, size and overall profitability.
Under both approaches, all assumptions used are based on management’s best estimates. The discount rates are consistent with external sources of information.
Trade Name
For the purposes of quantitative impairment testing, the fair value of the trade name is determined using an income approach, specifically the relief from royalties method.
The relief from royalties method is comprised of two major steps:
i)
a determination of the hypothetical royalty rate; and

ii)
the subsequent application of the royalty rate to projected revenue.

In determining the hypothetical royalty rate in the relief from royalties method, Telesat considered comparable license agreements, operating earnings benchmarks, an excess earnings analysis to determine aggregate intangible asset earnings, and other qualitative factors. The key assumptions used include the tax and discount rates.
Intellectual Property
In performing the quantitative intellectual property impairment analysis, Telesat determines its fair value less costs of disposal, and its value in use on an annual basis. The higher of these two amounts is determined to be the recoverable amount. To the extent that the recoverable amount is less than the carrying value of the asset, an impairment exists and the asset is written down to its recoverable amount.
Telesat measures value in use on the basis of the estimated future cash flows to be generated by an asset. These future cash flows are based on Telesat’s latest business plan information approved by senior management and are discounted using rates that best reflect the time value of money and the specific risks associated with the underlying asset.
Fair value less costs of disposal is the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. In order to determine the fair value less costs of disposal, Telesat uses a market approach. Under a market approach, Telesat measures what an independent third party would pay to purchase the intellectual property.
Financial Instruments
Financial assets are initially recognized at fair value. Financial assets are measured using one of three measurement approaches (fair value through profit or loss (“FVTPL”), fair value through other comprehensive income (“FVTOCI”), or amortized cost). A financial asset is measured at amortized cost if it is not designated as FVTPL, it is held within a business model whose objective is to hold assets to collect contractual cash flows and its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. A debt investment is measured at FVTOCI if it is not designated at FVTPL, it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets and its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amounts outstanding. On initial recognition of an equity investment that is not held for trading, Telesat may irrevocably elect to present

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
3.
SIGNIFICANT ACCOUNTING POLICIES (continued)

subsequent changes in the investment’s fair value in OCI. This election is made on an investment by investment basis. All financial assets not classified as measured at amortized cost or FVTOCI as described above are measured at FVTPL.
The following accounting policies apply to the subsequent measurement of Telesat’s financial assets:
•
Amortized cost: The financial assets are subsequently measured at amortized cost in accordance with the effective interest method. The amortized cost is reduced by any impairment losses; and

•
FVTPL: These financial assets are subsequently measured at fair value with changes in fair value recorded in the consolidated statement of income (loss) as part of loss on changes in fair value of financial instruments.

Financial liabilities are initially measured at fair value. Financial liabilities are classified as amortized cost or FVTPL. Financial liabilities that are classified as amortized cost are measured and recorded at amortized cost in accordance with the effective interest method. Financial liabilities classified as FVTPL are subsequently measured at fair value with changes in fair value recorded in the consolidated statement of income (loss) as part of the loss on changes in fair value of financial instruments.
Telesat has used derivative financial instruments to manage its exposure to foreign exchange risk associated with debt denominated in foreign currencies, as well as to reduce its exposure to interest rate risk associated with debt. Currently, Telesat does not designate any of its derivative financial instruments as hedging instruments for accounting purposes. All realized and unrealized gains and losses on these derivative financial instruments are recorded in the consolidated statement of income (loss) as part of loss on changes in fair value of financial instruments.
Derivatives, including embedded derivatives that must be separately accounted for, are recorded at fair value on the consolidated balance sheet at inception and marked to market at each reporting period thereafter. Derivatives embedded in financial liabilities and other non-financial instrument contracts are treated as separate derivatives when their risk and characteristics are not closely related to those of the host contract and the host contract is measured separately according to its characteristics. Telesat accounts for embedded foreign currency derivatives and the related host contract as a single instrument where the contract requires payments denominated in the currency that is commonly used in contracts to procure non-financial items in the economic environment in which Telesat transacts.
Transaction costs for instruments classified as FVTPL are expensed as incurred. Transaction costs that are directly attributable to the acquisition of financial assets and liabilities (other than FVTPL) are added or deducted from the fair value of the financial asset or financial liability on initial recognition.
Telesat’s financial assets classified as amortized cost and contract assets are subject to impairment requirements. Telesat has elected to measure loss allowances for trade receivables and other contract assets at an amount equal to lifetime expected credit loss. The lifetime expected credit losses are the expected credit losses that result from possible default events over the expected life of the instrument.
Financing Costs
The debt issuance costs related to the Senior Secured Credit Facility, the 6.5% Senior Notes and the 4.875% Senior Secured Notes are included in current and long-term indebtedness and are amortized to interest expense using the effective interest method. All other debt issuance costs are accounted for as short-term and long-term deferred charges and are included in prepaid expenses and other current assets and other long-term assets. The deferred charges are amortized to interest expense on a straight-line basis over the term of the indebtedness to which they relate.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
3.
SIGNIFICANT ACCOUNTING POLICIES (continued)

Employee Benefit Plans
Telesat maintains one contributory and three non-contributory defined benefit pension plans which provide benefits based on length of service and rate of pay. Two of these defined-benefit plans were closed to new members in 2013. Telesat is responsible for adequately funding the defined benefit pension plans. Contributions are made based on actuarial cost methods that are permitted by pension regulatory bodies and reflect assumptions about future investment returns, salary projections and future service benefits. Telesat also provides other post-employment and retirement benefits, including health care and life insurance benefits on retirement and various disability plans, worker’s compensation and medical benefits to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement, under certain circumstances. In addition, Telesat provides defined contribution pension plans, under certain circumstances, for employees who are not eligible for the defined benefit pension plans. Costs for defined contribution pension plans are recognized as an expense during the year in which the employees have rendered service entitling them to Telesat’s contribution.
Telesat accrues the present value of its obligations under employee benefit plans and the related costs reduced by the fair value of plan assets. Pension costs and other retirement benefits are determined using the projected unit credit method prorated on service and management’s best estimate of expected investment performance, salary escalation, retirement ages of employees and expected health care costs.
Pension plan assets are valued at fair value. The discount rate is based on the market interest rate of high quality bonds and is consistent with guidance described by Canadian Institute of Actuaries in the December 2020 Revision to the Educational Note on Setting the Accounting Discount Rate Assumption for Pension and Post-employment Benefit Plans. Past service costs arising from plan amendments are recognized immediately to the extent that the benefits are already vested, and otherwise are amortized on a straight-line basis over the average remaining vesting period. A valuation is performed at least every three years to determine the present value of the accrued pension and other retirement benefits.
Remeasurements arising from defined benefit pension plans comprise actuarial gains and losses and the return on plan assets (excluding interest). Telesat recognizes them immediately in other comprehensive income (loss), which is included in accumulated earnings, in the year in which they occur.
The current service costs and administration fees not related to asset management are included in operating expenses. The net interest expense (income) on the net defined benefit liability (asset) for the period is calculated by applying the discount rate used to measure the defined benefit obligation at the beginning of the year to the net defined benefit liability (asset) at the beginning of the year while taking into account any changes in the net defined benefit liability (asset) during the year as a result of contributions and benefit payments. The net interest expense (income) is included in interest expense.
The pension expense for 2020 was determined based on membership data as at December 31, 2018. The accrued benefit obligation as at December 31, 2020 was determined based on the membership data as at December 31, 2019, and extrapolated one year based on December 31, 2020 assumptions. For certain Canadian post-retirement benefits, the expense for 2020 was based on membership and eligibility data as at September 30, 2018 and the accrued benefit obligations as at December 31, 2020 was based on membership data as at September 30, 2018. The accrued benefit obligation for certain American post-retirement benefits as at December 31, 2020 was determined based on membership data as at January 1, 2019, and extrapolated, based on December 31, 2020 assumptions. The most recent valuation of the pension plans for funding purposes was as of December 31, 2019. Valuations will be performed for the pension plans as of December 31, 2020.
Telesat also provides health care and life insurance benefits for certain retired employees. These benefits are funded primarily on a pay-as-you-go basis, with the retiree paying a portion of the cost through

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
3.
SIGNIFICANT ACCOUNTING POLICIES (continued)

contributions, deductibles and co-insurance provisions. Commencing in 2015, as a result of an amendment to one of the plans, Telesat has contributed to a health reimbursement account instead of providing the health care and life insurance benefits directly to certain retired employees.
Share-Based Compensation Plans
Telesat offers equity-settled share-based compensation plans for certain key employees under which it receives services from employees in exchange for equity instruments of Telesat. The expense is based on the fair value of the awards granted using the Black-Scholes option pricing model. The expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are satisfied, with a corresponding increase in equity. For awards with graded vesting, the fair value of each tranche is recognized over the respective vesting period with a significant higher proportionate amount of the total expense being recognized earlier in the vesting period.
Restricted Share Units
For each restricted share unit (“RSU”), an expense is recorded over the vesting period equal to the fair value of the Non-Voting Participating Preferred shares with a corresponding increase in equity. For awards with graded vesting, the fair value of each tranche is recognized over the respective vesting period with a significant higher proportionate amount of the total expense being recognized earlier in the vesting period. RSU’s are expected to be settled in Non-Vesting Participating Preferred shares of Telesat.
Income Taxes
Income tax expense, comprised of current and deferred income tax, is recognized in income except to the extent it relates to items recognized in other comprehensive income (loss) or equity, in which case the income tax expense is recognized in other comprehensive income (loss) or equity, respectively.
Current income tax is measured at the amount expected to be paid to the taxation authorities, net of recoveries, based on the tax rates and laws enacted or substantively enacted as at the balance sheet date.
Deferred taxes are the result of temporary differences arising between the tax bases of assets and liabilities and their carrying amount. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized or the liability is settled, based on tax rates and laws that have been enacted or substantively enacted at the balance sheet date. Deferred tax assets are recognized for all deductible temporary differences to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilized.
The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that the deferred tax assets will be realized. Unrecognized deferred tax assets are reassessed at each balance sheet date and recognized to the extent that it has become probable that future taxable profit will allow the deferred tax assets to be recovered.
Deferred tax assets are netted against the deferred tax liabilities when they relate to income taxes levied by the same taxation authority on either:
i)
the same taxable entity; or

ii)
different taxable entities which intend to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
3.
SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred tax liabilities are recognized for all taxable temporary differences except when the deferred tax liability arises from the initial recognition of goodwill or the initial recognition of an asset or liability in a transaction which is not a business combination. For taxable temporary differences associated with investments in subsidiaries, a deferred tax liability is recognized unless the parent can control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.
Future Changes in Accounting Policies
The IASB periodically issues new and amended accounting standards. The new and amended standards determined to be applicable to Telesat are disclosed below. The remaining new and amended standards have been excluded as they are not applicable.
Interest rate benchmark reform — Phase 2
In August 2020, the IASB issued amendments to various IFRS standards associated with the ongoing interest rate benchmark reform. The amendments enable entities to reflect the effects of transitioning from benchmark interest rates, such as inter-bank offered rates (“IBOR”) to alternative benchmark interest rates.
The amendments are effective for annual periods beginning on or after January 1, 2021 with early application permitted. Telesat is currently evaluating the impact of the Phase 2 of the interest rate benchmark reform on its consolidated financial statements.
4.
CRITICAL ACCOUNTING JUDGMENTS AND ESTIMATES

Critical judgments in applying accounting policies
The following are the critical judgments made in applying Telesat’s accounting policies which have the most significant effect on the amounts reported in the financial statements:
Deferred Revenue
Telesat’s accounting policy relating to deferred revenue is described in Note 3. Certain of Telesat’s revenue agreements were noted to include a significant financing component. Judgment by management is required to determine the discount rate used in the significant financing component calculation.
Lease Liability
Telesat’s accounting policy relating to leases is described in Note 3. Judgment by management is required in the determination of the likelihood that the lease renewal periods will be exercised as well as the determination of the incremental borrowing rate.
Uncertain income tax positions
Telesat operates in numerous jurisdictions and is subject to country-specific tax laws. Management uses significant judgment when determining the worldwide provision for tax, and estimates provisions for uncertain tax positions as the amounts expected to be paid based on a qualitative assessment of all relevant factors. In the assessment, management considers risk with respect to tax matters under active discussion, audit, dispute or appeal with tax authorities, or which are otherwise considered to involve uncertainty. Management reviews the provisions as at each balance sheet date.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
4.
CRITICAL ACCOUNTING JUDGMENTS AND ESTIMATES (continued)

Critical accounting estimates and assumptions
Telesat makes accounting estimates and assumptions that affect the carrying value of assets and liabilities, reported net income (loss) and disclosure of contingent assets and liabilities. Estimates and assumptions are based on historical experience, current events and other relevant factors, therefore, actual results may differ and differences could be material.
The accounting estimates and assumptions critical to the determination of the amounts reported in the financial statements were as follows:
Derivative financial instruments measured at fair value
Derivative financial assets and liabilities measured at fair value were $30.3 million and $18.0 million, respectively, as at December 31, 2020 (December 31, 2019 — $32.8 million and $7.9 million, respectively).
Quoted market values are unavailable for Telesat’s financial instruments and, in the absence of an active market, Telesat determines fair value for financial instruments based on prevailing market rates (bid and ask prices, as appropriate) for instruments with similar characteristics and risk profiles or internal or external valuation models, such as option pricing models and discounted cash flow analysis, using observable market-based inputs. The determination of fair value is significantly impacted by the assumptions used for the amount and timing of estimated future cash flows and discount rates. As a result, the fair value of financial assets and liabilities and the amount of loss on changes in fair value of financial instruments recorded to net income (loss) could vary.
Impairment of goodwill
Goodwill represented $2,446.6 million of total assets as at December 31, 2020 and 2019. Determining whether goodwill is impaired using a quantitative approach requires an estimation of Telesat’s value which requires management to estimate the future cash flows expected to arise from operations and to make assumptions regarding economic factors, tax rates and annual growth rates. Actual operating results and the related cash flows of Telesat could differ from the estimates used for the impairment analysis.
Impairment of intangible assets
Intangible assets represented $779.2 million of total assets as at December 31, 2020 (December 31, 2019 — $802.8 million). Impairment of intangible assets is tested annually or more frequently if indicators of impairment or reversal of a prior impairment loss exist. If a quantitative impairment analysis is required, it would require Telesat to estimate the future cash flows expected to arise from operations and to make assumptions regarding economic factors, discount rates, tax rates and annual growth rates. Significant judgments are made in establishing these assumptions. Actual operating results and the related cash flows of Telesat could differ from the estimates used for the impairment analysis.
Employee benefits
The cost of defined benefit pension plans and other post-employment benefits, and the present value of the pension obligation are determined using actuarial valuations. An actuarial valuation involves making various assumptions which may differ from actual developments in the future. These include the determination of the discount rate, future salary increases, mortality rates, future pension increases and return on plan assets. Due to the complexity of the valuation, the underlying assumptions, and its long-term nature, the defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed annually.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
4.
CRITICAL ACCOUNTING JUDGMENTS AND ESTIMATES (continued)

Share-based compensation
The expense for stock options is based on the fair value of the awards granted using the Black-Scholes option pricing model. The Black-Scholes option pricing model includes estimates of the dividend yield, expected volatility, risk-free interest rate and the expected life in years. Any changes in these estimates may have a significant impact on the amounts reported.
Determination of useful life of satellites and finite life intangible assets
The estimated useful life and depreciation method for satellites and finite life intangible assets are reviewed annually, with the effect of any changes in estimate being accounted for on a prospective basis. Any change in these estimates may have a significant impact on the amounts reported.
Income taxes
Management assesses the recoverability of deferred tax assets based upon an estimation of Telesat’s projected taxable income using enacted or substantively enacted tax laws, and its ability to utilize future tax deductions before they expire. Actual results could differ from expectations.
5.
SEGMENT INFORMATION

Telesat operates in a single operating segment, in which it provides satellite-based services to its broadcast, enterprise and consulting customers around the world.
Telesat derives revenue from the following services:
Broadcast — Direct-to-home television, video distribution and contribution, and occasional use services.
Enterprise — Telecommunication carrier and integrator, government, consumer broadband, resource, maritime and aeronautical, retail and satellite operator services.
Consulting and other — Consulting services related to space and earth segments, government studies, satellite control services, and research and development.
Revenue derived from the above services were as follows:
Years ended December 31,	2020	2019	2018
Broadcast	$411,407	$444,478	$455,125
Enterprise	389,696	444,732	428,226
Consulting and other	19,365	21,683	19,581
Revenue	$820,468	$910,893	$902,932
Equipment sales included within the various services were as follows:
Years ended December 31,	2020	2019	2018
Broadcast	$1,300	$233	$315
Enterprise	13,693	8,323	23,639
Total equipment sales	$14,993	$8,556	$23,954

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
5.
SEGMENT INFORMATION (continued)

Geographic Information
Revenue by geographic regions was based on the point of origin of the revenue, which was the destination of the billing invoice, and was allocated as follows:
Years ended December 31,	2020	2019	2018
Canada	$362,939	$395,235	$417,692
United States	307,433	329,634	318,779
Europe, Middle East & Africa	44,710	50,911	61,317
Latin America & Caribbean	64,024	73,120	75,011
Asia & Australia	41,362	61,993	30,133
Revenue	$820,468	$910,893	$902,932
For disclosure purposes, the satellites and the intangible assets have been classified based on ownership. Satellites, property and other equipment and intangible assets by geographic regions were allocated as follows:
As at December 31,	2020	2019
Canada	$624,303	$682,518
Europe, Middle East & Africa	619,959	685,562
United States	71,659	88,360
All others	2,605	2,493
Satellites, property and other equipment	$1,318,526	$1,458,933
As at December 31,	2020	2019
Canada	$718,880	$733,880
United States	38,448	39,395
Latin America & Caribbean	15,114	21,908
All others	6,748	7,608
Intangible assets	$779,190	$802,791
Other long-term assets by geographic regions were allocated as follows:
As at December 31	2020	2019
Canada	$9,470	$7,624
Europe, Middle East & Africa	452	640
Other long-term assets	$9,922	$8,264
Goodwill was not allocated to geographic regions.
Major Customers
For the year ended December 31, 2020, there were two significant customers (for the years ended December 31, 2019 and 2018 — three customers) each representing more than 10% of consolidated revenue.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
6.
OPERATING EXPENSES

Years ended December 31,	2020	2019	2018
Compensation and employee benefits(a)	$89,882	$87,943	$98,350
Other operating expenses(b)	57,622	40,332	45,596
Cost of sales(c)	33,370	37,224	41,881
Operating expenses	$180,874	$165,499	$185,827

(a)
Compensation and employee benefits included salaries, bonuses, commissions, post-employment benefits and charges arising from share-based compensation.

(b)
Other operating expenses included general and administrative expenses, marketing expenses, in-orbit insurance expenses, professional fees and facility costs. The balance for the year ended December 31, 2020 included $1.9 million of leases not capitalized due to exemptions and variable lease payments not included in the measurement of the leases liabilities (December 31, 2019 — $1.7 million).

(c)
Cost of sales included the cost of third-party satellite capacity, the cost of equipment sales and other costs directly attributable to fulfilling Telesat’s obligations under customer contracts.

7.
OTHER OPERATING (LOSSES) GAINS, NET

Years ended December 31,	2020	2019	2018
Loss on disposal of assets	$(215)	$(862)	$(353)
Other	—	—	1,096
Other operating (losses) gains, net	$(215)	$(862)	$743

8.
INTEREST EXPENSE

Years ended December 31,	2020	2019	2018
Interest on indebtedness	$164,253	$239,805	$231,015
Interest on derivative instruments	11,625	(13,191)	(7,105)
Interest on satellite performance incentive payments	2,930	3,536	4,134
Interest on significant financing component	22,434	25,484	27,374
Interest on employee benefit plans (Note 29)	1,169	1,339	1,488
Interest on leases	1,349	1,288	—
Capitalized interest (Note 15)	—	—	(19,120)
Interest expense	$203,760	$258,261	$237,786

9.
INCOME TAXES

Years ended December 31,	2020	2019	2018
Current tax expense	$77,138	$71,202	$98,841
Deferred tax recovery	(81,491)	(56,080)	(37,785)
Tax (recovery) expense	$(4,353)	$15,122	$61,056

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
9.
INCOME TAXES (continued)

A reconciliation of the statutory income tax rate, which is a composite of Canadian federal and provincial rates, to the effective income tax rate was as follows:
Year ended December 31,	2020	2019	2018
Income (loss) before tax	$241,225	$202,320	$(29,880)
Multiplied by the statutory income tax rates	26.46%	26.56%	26.59%
	63,828	53,736	(7,945)
Income tax recorded at rates different from the Canadian tax rate	(22,875)	(13,017)	(10,823)
Permanent differences	1,548	(6,760)	50,458
Effect on deferred tax balances due to changes in income tax rates	(885)	(2,829)	(427)
Effect of temporary differences not recognized as deferred tax assets	(43,941)	(16,681)	35,416
Previously unrecognized tax losses and credits	—	—	(6,110)
Change in estimates related to prior period(1)	(1,467)	(311)	—
Other(1)	(561)	984	487
Tax (recovery) expense	$(4,353)	$15,122	$61,056
Effective income tax rate	(1.80)%	7.47%	(204.34)%

(1)
Certain comparative figures have been reclassified to conform to the current year presentation.

The tax effects of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and the amounts used for tax purposes are presented below:
As at December 31,	2020	2019
Deferred tax assets
Foreign tax credits	$6,558	$5,710
Corporate interest restriction	—	11,393
Financing charges	12,004	17,152
Deferred revenue	11,127	13,071
Loss carry forwards	29,715	29,351
Employee benefits	12,438	8,282
Reserves	1,222	—
Other	2,531	2,209
Total deferred tax assets	$75,595	$87,168
As at December 31,	2020	2019
Deferred tax liabilities
Capital assets	$(149,214)	$(178,317)
Intangible assets	(158,957)	(237,269)
Unrealized foreign exchange gains	(13,405)	(7,932)
Total deferred tax liabilities	$(321,576)	$(423,518)
Deferred tax liabilities, net	$(245,981)	$(336,350)

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
9.
INCOME TAXES (continued)

Deferred income tax assets of $79.9 million (December 31, 2019 — $12.4 million) on the balance sheet relates to Canada and Brazil tax jurisdictions (December 31, 2019 — United Kingdom and Canada tax jurisdictions).
Temporary differences, tax losses and tax credits
Foreign tax credit
Telesat has Canadian foreign tax credits of $9.5 million which may only be used to offset taxes payable, of which $6.5 million has been recognized. The credits are due to expire between 2023 and 2030.
Telesat has United Kingdom foreign tax credits of $4.6 million which have no expiry. No deferred tax asset has been recognized in respect of these foreign tax credits.
Loss carry forwards and deductible temporary differences.
Telesat has tax losses in Canada of $22.4 million which expire in 2040 for which a deferred tax asset of $5.9 million has been recognized. Telesat also has $1.2 million of deductible temporary differences for which no deferred tax asset has been recognized.
Telesat has tax losses in the United Kingdom of $122.5 million that can be carried forward indefinitely, subject to restrictions on their utilization. The use of the losses is limited to 50% of taxable income generated in a carry forward year. Notwithstanding, Telesat will be entitled to a GBP 5 million annual allowance of unrestricted taxable income not subject to the 50% limitation. A deferred tax asset of $23.3 million has been recognized in respect of the losses. Telesat also has $130.8 million of unused interest deductions in the United Kingdom that can be carried forward indefinitely. No deferred tax asset has been recognized in respect of these unused interest deductions.
Telesat has tax losses of $2.0 million in the United States, that can be carried forward indefinitely subject to restrictions on their utilization. The use of the losses is limited to 80% of taxable income generated in a carry forward year. No deferred tax asset has been recognized in respect of the losses.
Telesat has tax losses of $1.5 million in Brazil that can be carried forward indefinitely, subject to restrictions on their utilization. The use of the losses is limited to 30% of taxable income generated in a carry forward year. As of December 31, 2020, Telesat has cumulative pre-tax income for the last three years and expectation of future income in Brazil, demonstrating sufficient positive evidence to conclude that it is probable that future taxable profit will be available against which the unused tax losses can be utilized. A deferred tax asset of $0.5 million has been recognized in respect of the losses.
Investments in subsidiaries
As at December 31, 2020, Telesat had temporary differences of $11.2 million associated with investments in subsidiaries for which no deferred tax liabilities have been recognized, as Telesat is able to control the timing of the reversal of these temporary differences and it is not probable that these differences will reverse in the foreseeable future.
10.
TRADE AND OTHER RECEIVABLES

As at December 31,	2020	2019
Trade receivables	$47,368	$53,893
Less: Allowance for doubtful accounts	(7,257)	(1,779)
Net trade receivables	40,111	52,114
Other receivables	11,817	11,948
Trade and other receivables	$51,928	$64,062

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
10.
TRADE AND OTHER RECEIVABLES (continued)

Allowance for doubtful accounts
The movement in the allowance for doubtful accounts was as follows:
Years ended December 31,	2020	2019
Allowance for doubtful accounts, beginning of year	$1,779	$5,136
Provisions for impaired receivables	6,069	604
Receivables written off	(146)	(4,899)
Impact of foreign exchange	(445)	938
Allowance for doubtful accounts, end of year	$7,257	$1,779

11.
OTHER CURRENT FINANCIAL ASSETS

As at December 31,	2020	2019
Security deposits	$448	$210
Other current financial assets	$448	$210

12.
PREPAID EXPENSES AND OTHER CURRENT ASSETS

As at December 31,	2020	2019
Prepaid expenses	$5,942	$12,896
Income tax recoverable	3,116	26,730
Inventory(a)	5,224	3,556
Deferred charges(b)	278	307
Other	8,301	235
Prepaid expenses and other current assets	$22,861	$43,724

(a)
As at December 31, 2020, inventory consisted of $1.2 million of finished goods (December 31, 2019 — $1.4 million) and $4.1 million of work in process (December 31, 2019 — $2.2 million). During the year, $10.4 million was recognized as cost of equipment sales and recorded as an operating expense (December 31, 2019 — $7.0 million, December 31, 2018 — $17.7 million).

(b)
Deferred charges included deferred financing charges relating to the Revolving Credit Facility.

13.
OTHER LONG-TERM FINANCIAL ASSETS

As at December 31,	2020	2019
Long-term receivables	$17,298	$18,932
Security deposits	5,861	5,977
Derivative assets (Note 27)	30,266	32,821
Other long-term financial assets	$53,425	$57,730

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
14.
OTHER LONG-TERM ASSETS

As at December 31,	2020	2019
Prepaid expenses	$452	$640
Deferred charges (Note 12)	775	1,039
Income tax recoverable	8,418	6,283
Other	277	302
Other long-term assets	$9,922	$8,264

15.
SATELLITES, PROPERTY AND OTHER EQUIPMENT

	Satellites	Property and other equipment	Right-of-use assets(1)	Assets under construction	Total
Cost as at January 1, 2019	$3,669,570	$255,055	$—	$11,137	$3,935,762
Cumulative effect adjustment(3)	—	(474)	26,732	—	26,258
Additions	—	797	2,798	7,843	11,438
Disposals/retirements	(77,322)	(7,306)	(104)	—	(84,732)
Reclassifications and transfers from assets under construction	—	7,652	—	(7,652)	—
Impact of foreign exchange	(39,133)	(1,486)	(285)	(153)	(41,057)
Cost as at December 31, 2019	3,553,115	254,238	29,141	11,175	3,847,669
Additions(2)	—	1,635	6,813	87,444	95,892
Disposals/retirements	(93,755)	(3,285)	—	—	(97,040)
Reclassifications and transfers from assets under construction	—	4,463	—	(4,463)	—
Impact of foreign exchange	(16,028)	(1,259)	(438)	(4,402)	(22,127)
Cost as at December 31, 2020	$3,443,332	$255,792	$35,516	$89,754	$3,824,394
Accumulated depreciation and impairment as at January 1, 2019	$(2,072,796)	$(159,927)	$—	$—	$(2,232,723)
Cumulative effect adjustment(3)	—	92	—	—	92
Depreciation	(225,675)	(14,890)	(2,401)	—	(242,966)
Disposals/retirements	77,322	6,379	—	—	83,701
Impact of foreign exchange	2,328	798	34	—	3,160
Accumulated depreciation and impairment as at December 31, 2019	(2,218,821)	(167,548)	(2,367)	—	(2,388,736)
Depreciation	(200,041)	(13,644)	(3,200)	—	(216,885)
Disposals/retirements	93,755	3,007	—	—	96,762
Impact of foreign exchange	2,178	705	108	—	2,991
Accumulated depreciation and impairment as at December 31, 2020	$(2,322,929)	$(177,480)	$(5,459)	$—	$(2,505,868)
Net carrying values
As at December 31, 2019	$1,334,294	$86,690	$26,774	$11,175	$1,458,933
As at December 31, 2020	$1,120,403	$78,312	$30,057	$89,754	$1,318,526

(1)
Right-of-use assets consisted primarily of property leases.

(2)
Additions for assets under construction are net of a reduction related to the government grant of $8.0 million.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
15.
SATELLITES, PROPERTY AND OTHER EQUIPMENT (continued)

(3)
Relates to the recognition of the right-of-use assets in connection with the implementation of IFRS 16, Leases as at January 1, 2019.

Certain leases which were signed were not capitalized as at December 31, 2020. Based upon the assessed lease term, the expected undiscounted cash flows totaled $10.3 million (December 31, 2019 — $10.8 million).
Substantially all of Telesat’s satellites, property and other equipment have been pledged as security as a requirement of Telesat’s Senior Secured Credit Facilities and Senior Secured Notes as at December 31, 2020 (Note 23).
Borrowing costs
For the year ended December 31, 2020 and 2019 there were no borrowing costs capitalized.
For the year ended December 31, 2018, borrowing costs of $19.1 million were capitalized with 7% as the average capitalization rate. Borrowing costs of $0.4 million were capitalized to intangible assets with the remaining balance capitalized to satellites, property and other equipment.
Impairment
No impairment was recognized for the years ended December 31, 2020, 2019 and 2018.
Joint arrangements
Telesat International Limited (“TIL”) and APT entered into agreements relating to the Telstar 18 VANTAGE satellite, which are accounted for as a joint operation, whereby TIL’s interest is 42.5%. Telesat (IOM) Limited (“TIOM”) and Viasat Inc. entered into agreements relating to the ViaSat-1 satellite, which are accounted for as a joint operation, whereby TIOM owns the Canadian payload on the ViaSat-1 satellite.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
16.
INTANGIBLE ASSETS

The intangible assets are split between assets with finite and indefinite lives.
The indefinite life intangible assets are summarized below.
	Orbital slots	Trade name	Intellectual property	Total indefinite life intangible assets
Cost as at January 1, 2019	$609,995	$17,000	$47,049	$674,044
Additions(1)	—	—	20,137	20,137
Disposals/retirements	—	—	—	—
Impact of foreign exchange	(1,974)	—	(1,364)	(3,338)
Cost as at December 31, 2019 and January 1, 2020	608,021	17,000	65,822	690,843
Additions	—	—	5	5
Disposals/retirements	—	—	(229)	(229)
Impact of foreign exchange	(808)	—	(757)	(1,565)
Cost as at December 31, 2020	$607,213	$17,000	$64,841	$689,054
Accumulated impairment as at January 1, 2019	$(1,100)	$—	$—	$(1,100)
Impairment	—	—	—	—
Accumulated impairment as at December 31, 2019 and January 1, 2020	(1,100)	—	—	(1,100)
Impairment	—	—	—	—
Accumulated impairment as at December 31, 2020	$(1,100)	$—	$—	$(1,100)
Net carrying values
As at December 31, 2019	$606,921	$17,000	$65,822	$689,743
As at December 31, 2020	$606,113	$17,000	$64,841	$687,954

(1)
Additions for intellectual property for 2019 are net of a reduction related to the government grant of $3.3 million.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
16.
INTANGIBLE ASSETS (continued)

The finite life intangible assets are summarized below.
	Revenue backlog	Customer relationships	Customer contracts	Transponder rights	Concession rights	Other	Total finite life intangible assets
Cost as at January 1, 2019	$235,955	$198,727	$23,142	$16,718	$32,874	$59	$507,475
Additions	—	—	—	—	162	—	162
Disposals/retirements	(11,051)	—	(10,284)	—	(290)	—	(21,625)
Impact of foreign exchange	(1,240)	(251)	—	—	(2,598)	—	(4,089)
Cost as at December 31, 2019 and January 1, 2020	223,664	198,476	12,858	16,718	30,148	59	481,923
Additions	—	—	—	—	24	—	24
Disposals/retirements	—	(3,943)	(240)	—	—	—	(4,183)
Impact of foreign exchange	—	12	—	—	(7,258)	—	(7,246)
Cost as at December 31, 2020	$223,664	$194,545	$12,618	$16,718	$22,914	$59	$470,518
Accumulated amortization and impairment as at January 1, 2019	$(207,770)	$(130,564)	$(12,116)	$(11,866)	$(6,912)	$(37)	$(369,265)
Amortization	(7,291)	(7,495)	(5,119)	(1,078)	(2,291)	(3)	(23,277)
Disposals/retirements	11,051	—	10,284	—	234	—	21,569
Impact of foreign exchange	1,227	142	—	—	729	—	2,098
Accumulated amortization and impairment as at December 31, 2019 and January 1, 2020	(202,783)	(137,917)	(6,951)	(12,944)	(8,240)	(40)	(368,875)
Amortization	(6,198)	(6,847)	(834)	(1,078)	(2,235)	(3)	(17,195)
Disposals/retirements	—	3,943	240	—	—	—	4,183
Impact of foreign exchange	—	(70)	—	—	2,675	—	2,605
Accumulated amortization and impairment as at December 31, 2020	$(208,981)	$(140,891)	$(7,545)	$(14,022)	$(7,800)	$(43)	$(379,282)
Net carrying values
As at December 31, 2019	$20,881	$60,559	$5,907	$3,774	$21,908	$19	$113,048
As at December 31, 2020	$14,683	$53,654	$5,073	$2,696	$15,114	$16	$91,236
The total combined indefinite and finite life intangible assets are summarized below.
	As at December 31, 2020			As at December 31, 2019
	Cost	Accumulated amortization and impairment	Net carrying value	Cost	Accumulated amortization and impairment	Net carrying value
Indefinite life intangibles	$689,054	$(1,100)	$687,954	$690,843	$(1,100)	$689,743
Finite life intangibles	470,518	(379,282)	91,236	481,923	(368,875)	113,048
Total intangibles	$1,159,572	$(380,382)	$779,190	$1,172,766	$(369,975)	$802,791
The orbital slots represent a right to operate satellites in a given longitudinal coordinate in space, where geostationary orbit may be achieved. They are limited in availability and represent a scarce resource. Usage of orbital slots is licensed through the International Telecommunications Union. Satellite operators can generally expect, with a relatively high level of certainty, continued occupancy of an assigned orbital slot either during the operational life of an existing orbiting satellite or upon replacement by a new satellite once the operational life of the existing orbiting satellite is over. As a result of the expectancy right to maintain the once awarded orbital slots, an indefinite life is typically associated with orbital slots.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
16.
INTANGIBLE ASSETS (continued)

Telesat’s trade name has a long and established history, a strong reputation and has been synonymous with quality and growth within the satellite industry. It has been assigned an indefinite life because of expected ongoing future use.
Telesat’s intellectual property relates to development relating to its planned Lightspeed constellation. It has been assigned an indefinite life because of anticipated ongoing future use.
The following are the remaining useful lives of the intangible assets:
Years
Revenue backlog	4
Customer relationships	6 to 8
Customer contracts	6
Transponder rights	2
Concession rights	2 to 11
Patent	5
All of Telesat’s intangible assets, excluding the intangible assets held in an unrestricted subsidiary, have been pledged as security as a requirement of Telesat’s Senior Secured Credit Facilities and 4.875% Senior Secured Notes (Note 23).
Impairment
Finite life intangible assets are assessed for impairment at Telesat’s CGU level. With the exception of trade name, which is tested for impairment at the asset level, the indefinite life intangible assets are tested for impairment at the individual CGU level. The annual impairment tests for these assets were performed in the fourth quarters of 2020, 2019 and 2018 in accordance with the policy described in Note 3.
No impairment loss was recognized in the years ended December 31, 2020, 2019 and 2018.
In 2020, the recoverable amount, for indefinite life intangible assets using the income approach, for both the value in use and fair value less cost of disposal, were calculated using discount rates ranging from 8.0% to 15.0%.
In 2019, the recoverable amount, for indefinite life intangible assets using the income approach, which is equal to the value in use, was calculated using the discount rate of 8.5%.
In 2018, after performing the qualitative assessment, Telesat concluded that it is remote that the fair value is less than the carrying amount. Therefore, the quantitative impairment test was not required.
Some of the more sensitive assumptions used in the quantitative analysis, including the forecasted cash flows and the discount rate, could have yielded different estimates of the recoverable amount. Actual operating results and the related cash flows of Telesat could differ from the estimated operating results and related cash flows used in the impairment analysis, and had different estimates been used, it could have resulted in a different fair value.
17.
GOODWILL

Telesat carries goodwill at its cost of $2,446.6 million with no accumulated impairment losses since acquisition.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
17.
GOODWILL (continued)

Impairment
Goodwill is tested for impairment at the entity level because that represents the lowest level at which goodwill supports Telesat’s operations and is monitored internally. The annual impairment test on goodwill was performed in the fourth quarters of 2020, 2019, and 2018 in accordance with the policy described in Note 3.
In 2020 and 2019, a quantitative assessment of goodwill was performed. Telesat’s recoverable amount exceeded the carrying value therefore, no impairment was recognized.
The most significant assumptions used in the quantitative impairment test for 2020 and 2019 were as follows:
•
Market multiples;

•
Discount rate; and

•
Terminal year growth rate.

Some of the more sensitive assumptions used in the quantitative analysis, including the forecasted cash flows, discount rate and market multiples, could have yielded different estimates of the recoverable amount. Actual operating results and the related cash flows of Telesat could differ from the estimated operating results and related cash flows used in the impairment analysis, and had different estimates been used, it could have resulted in a different fair value.
In 2018, after performing the qualitative assessment of goodwill, Telesat concluded that it is remote that the fair value is less than the carrying amount. Therefore, the quantitative goodwill impairment test was not required.
18.
TRADE AND OTHER PAYABLES

As at December 31,	2020	2019
Trade payables	$5,393	$4,561
Other payables and accrued liabilities(a)	24,698	21,686
Trade and other payables	$30,091	$26,247

(a)
Other payables and accrued liabilities included payables that are not trade in nature as well as various operating and capital accruals.

19.
OTHER CURRENT FINANCIAL LIABILITIES

As at December 31,	2020	2019
Derivative liabilities (Note 27)	$12,581	$3,206
Security deposits	1,141	1,277
Satellite performance incentive payments	7,996	9,608
Interest payable(a)	12,046	20,563
Other	2,116	3,627
Other current financial liabilities	$35,880	$38,281

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
19.
OTHER CURRENT FINANCIAL LIABILITIES (continued)

(a)
Interest payable included interest payable on indebtedness, satellite performance incentive payments, and other current financial liabilities.

20.
OTHER CURRENT LIABILITIES

As at December 31,	2020	2019
Deferred revenue (Note 22)	$81,759	$65,704
Decommissioning liabilities (Note 22)	790	826
Uncertain tax positions	1,315	1,315
Income taxes payable	7,326	118
Lease liabilities	2,131	1,866
Other	2,834	2,486
Other current liabilities	$96,155	$72,315

21.
OTHER LONG-TERM FINANCIAL LIABILITIES

As at December 31,	2020	2019
Derivative liabilities (Note 27)	$5,448	$4,710
Security deposits	473	458
Satellite performance incentive payments	29,578	37,343
Other long-term financial liabilities	$35,499	$42,511

22.
OTHER LONG-TERM LIABILITIES

As at December 31,	2020	2019
Deferred revenue(b)	$332,363	$374,642
Accrued benefit liabilities (Note 29)	47,984	32,074
Uncertain tax positions	175	175
Decommissioning liabilities(a)	3,145	2,104
Lease liabilities(c)	26,920	26,716
Other long-term liabilities	$410,587	$435,711

(a)
The current and long-term decommissioning liabilities on property and equipment were $3.9 million (December 31, 2019 — $2.9 million). The decommissioning liabilities are for the restoration of leased buildings and teleports. During the year ended December 31, 2020, $0.1 million was recorded as interest expense (December 31, 2019 — $0.1 million) with no decommissioning liabilities derecognized (December 31, 2019 — $0.2 million). It is expected that the decommissioning liabilities will mature between 2021 and 2062.

(b)
Remaining performance obligations, which Telesat also refers to as contract revenue backlog (“backlog”) represents the expected future revenue under existing customer contracts, includes both cancellable and non-cancellable contracts, and any deferred revenue that will be recognized in the future in respect to cash already received. Telesat does not include revenue beyond the stated expiration of the contract regardless of potential for renewal.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
22.
OTHER LONG-TERM LIABILITIES (continued)

Telesat expects the backlog as at December 31, 2020 to be recognized as follows (in millions of Canadian dollars):
2021	2022	2023	2024	2025	Thereafter	Total
$642	$518	$435	$305	$217	$569	$2,686

(c)
The expected undiscounted contractual cash flows of the lease liabilities as at December 31, 2020 were as follows:

2021	2022	2023	2024	2025	Thereafter	Total
$3,388	$3,032	$2,981	$2,795	$2,518	$27,840	$42,554
The undiscounted contractual cash flows included $13.3 million of interest payments
23.
INDEBTEDNESS

As at December 31,	2020	2019
Senior Secured Credit Facilities(a)
Revolving Credit Facility	$—	$—
Term Loan B – U.S. Facility (December 31, 2020 – US$1,552,815, December 31, 2019 – US$1,908,500)	1,975,957	2,479,142
Senior Notes (US$550,000)(b)	699,875	714,450
Senior Secured Notes (US$400,000)(c)	509,000	519,600
	3,184,832	3,713,192
Less: deferred financing costs and prepayment options(d)	2,320	(393)
	3,187,152	3,712,799
Less: current indebtedness	—	(24,408)
Long-term indebtedness	$3,187,152	$3,688,391
On October 11, 2019, Telesat Canada issued, through a private placement, US$550 million of Senior Notes at an interest rate of 6.5%, which mature in October 2027. Debt issue costs of $7.4 million were incurred in connection with the issuance of the Senior Notes. The Senior Notes are structurally subordinated to Telesat Canada’s existing and future secured indebtedness, including obligations under its Senior Secured Credit Facilities and Senior Secured Notes. The Senior Notes are governed by the 6.5% Senior Notes Indenture. With the proceeds from the 6.5% Senior Notes offering, along with available cash on hand, all outstanding amounts, including redemption premium and discounted interest to November 15, 2019, were repaid on October 11, 2019, on the US$500 million 8.875% Senior Notes.
On December 6, 2019, Telesat Canada entered into a new amended and restated Credit Agreement with a syndicate of banks which provides for the extension of credit under the Senior Secured Credit Facilities of US$1,908.5 million and revolving credit borrowings up to US$200.0 million (or Canadian dollar equivalent). The term loan facility matures in December 2026 while the revolving credit facility matures in December 2024. Debt issue costs of $16.0 million were incurred in connection with this amendment, inclusive of $1.3 million relating to the revolving credit facility. All obligations under the Credit Agreement are guaranteed by Telesat and certain of Telesat Canada’s existing subsidiaries (“Guarantors”). The obligations under the Credit Agreement and the guarantees of those obligations are secured, subject to certain exceptions, by first priority liens and security interest in the assets of Telesat Canada and the Guarantors. If the Revolving Credit Facility is drawn by more than 35% of the Credit Facility amount, the Credit Agreement requires Telesat Canada to comply with a first lien net leverage ratio of 5.75:1.00, tested

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
23.
INDEBTEDNESS (continued)

quarterly, and failure to comply will result in an event of default. The Credit Agreement contains total leverage ratio covenants that restrict, with certain exceptions, the ability of Telesat Canada and the Guarantors to take specified actions, including, among other things and subject to certain significant exceptions: creating liens, incurring indebtedness, making investments, engaging in mergers, selling property, paying dividends, entering into sale-leaseback transactions, creating subsidiaries, repaying subordinated debt or amending organizational documents. As at December 31, 2020, the leverage ratio was 4.44:1.00, which is less than the maximum test ratio of 4.50:1.00 (December 31, 2019 — 4.63:1.00, which was more than the maximum test ratio of 4.50:1.00).
On December 6, 2019, Telesat Canada issued, through private placement, US$400 million of Senior Secured Notes, at an interest rate of 4.875%, which mature in June 2027. Debt issue costs of $6.6 million were incurred in connection with the issuance of the Senior Secured Notes. The Senior Secured Notes are guaranteed by Telesat and certain Guarantors. The Senior Secured Notes are governed by the 4.875% Senior Secured Notes Indenture. The obligations under the Senior Secured Notes Indenture are secured, subject to certain exceptions, by first priority liens and security interest in the assets of Telesat Canada and the Guarantors. The Senior Secured Notes include covenants or terms that restricts Telesat’s ability to, among other things: (i) incur or guarantee additional indebtedness, or issue disqualified stock or preferred shares, (ii) incur liens, (iii) pay dividends, or make certain restricted payments or investments, (iv) enter into certain transactions with affiliates, (v) modify or cancel satellite insurance, (vi) consolidate, merge, sell or otherwise dispose of substantially all assets, (vii) create restrictions on the ability to pay dividends, make loans, and sell assets, and (viii) designate subsidiaries as unrestricted subsidiaries.
The former senior secured credit facilities was fully repaid on December 6, 2019 from the new amended and restated Credit Agreement in the amount of US$1,908.5 million and the US$400 million 4.875% Senior Secured Notes.
In December 2020, Telesat made a US$341.4 million prepayment on the Term Loan B — U.S. Facility. The prepayment was applied to all mandatory future quarterly principal repayments, with the remaining balance of the prepayment being applied towards the principal amount outstanding on maturity. The prepayment resulted in the recognition of a loss of $2.3 million, which was recorded against interest and other income and indebtedness. The loss recorded against the indebtedness is subsequently amortized to interest expense using the effective interest method.
(a)
The Senior Secured Credit Facilities, which were entered into on December 6, 2019, are secured by substantially all of Telesat’s assets. The Credit Agreement requires Telesat Canada and the Guarantors to comply with a First Lien Net Leverage Ratio if the Revolving Credit Facility is drawn by more than 35% of the Credit Facility amount. As at December 31, 2020 and 2019, Telesat was in compliance with this covenant.

The Senior Secured Credit Facilities, have two tranches which are described below:
(i)
A Revolving Credit Facility (“Revolving Facility”) of up to $200.0 million U.S. dollars (or Canadian dollar equivalent) is available to Telesat maturing in December 2024. This Revolving Facility is available to be drawn at any time in U.S. funds or Canadian dollar equivalent funds. Loans under the Revolving Facility bear interest at a floating interest rate. For Canadian Prime Rate and Alternative Base Rate (“ABR”) loans, an applicable margin ranging from 0.75% to 1.25% is applied to the Prime Rate and ABR as these interest rates are defined in the Senior Credit Facilities. For Bankers Acceptance (“BA”) Loans and Eurodollar Loans, an applicable margin ranging from 1.75% to 2.25% is applied to either the BA interest rate or LIBOR. The rates on the Revolving Facility vary depending upon the results of the first lien leverage ratio. The Revolving Facility has an unused commitment fee that ranges from 25.0 to

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
23.
INDEBTEDNESS (continued)

37.5 basis points per annum, depending upon the result of the total leverage ratio. As at December 31, 2020, other than $0.2 million (December 31, 2019 — $0.1 million) in drawings related to letters of credit, there were no borrowings under this facility.
(ii)
The U.S. TLB Facility is a US$1,908.5 million facility maturing in December 2026. The borrowings under the U.S. TLB Facility bear interest at a floating rate of either: (i) LIBOR as periodically determined for interest rate periods selected by Telesat in accordance with the terms of the Senior Secured Credit Facilities, plus an applicable margin of 2.75%; or (ii) Alternative Base Rate as determined in accordance with the terms of the Senior Secured Credit Facilities plus an applicable margin of 1.75%. The mandatory principal repayment is equal to 0.25% of the original aggregate principal amount, payable on the last day of each quarter, commencing on March 31, 2020. As a result of the prepayment made in December 2020, mandatory quarterly principal repayments will no longer be required. The weighted average effective interest rate for the year ended December 31, 2020 was 3.63% (25-day period ended December 31, 2019 — 4.73%).

(b)
The Senior Notes bear interest at an annual rate of 6.5% with interest payments payable in April and October, annually, commencing in April 2020. The Senior Notes are due in October 2027 and were entered into on October 11, 2019. The total balance of the Senior Notes is US$550.0 million. The Senior Notes include covenants or terms that restrict Telesat’s ability to, among other things: (i) incur or guarantee additional indebtedness, or issue disqualified stock or preferred shares, (ii) incur liens, (iii) pay dividends, or make certain restricted payments or investments, (iv) enter into certain transactions with affiliates, (v) modify or cancel satellite insurance, (vi) consolidate, merge, sell or otherwise dispose of substantially all assets, (vii) create restrictions on the ability to pay dividends, make loans, and sell assets, and (viii) designate subsidiaries as unrestricted subsidiaries. The weighted average effective interest rate for the year ended December 31, 2020 was 6.27% (81-day period ended December 31, 2019 — 6.27%).

(c)
The Senior Secured Notes bear interest at an annual rate of 4.875% with interest payable on June 1 and December 1, annually, commencing in June 2020. The Senior Secured Notes are due in June 2027 and were entered into on December 6, 2019. The total balance of the Senior Secured Notes is US$400.0 million. The Senior Secured Notes are secured, subject to certain exceptions, by the assets of Telesat Canada and the Guarantors. The Senior Secured Notes include covenants or terms that restrict Telesat’s ability to, among other things: (i) incur or guarantee additional indebtedness, or issue disqualified stock or preferred shares, (ii) incur liens, (iii) pay dividends, or make certain restricted payments or investments, (iv) enter into certain transactions with affiliates, (v) modify or cancel satellite insurance, (vi) consolidate, merge, sell or otherwise dispose of substantially all assets, (vii) create restrictions on the ability to pay dividends, make loans, and sell assets, and (viii) designate subsidiaries as unrestricted subsidiaries. The weighted average effective interest rate for the year ended December 31, 2020 was 4.76% (25-day period ended December 31, 2019 — 4.76%).

(d)
The Senior Secured Credit Facilities, Senior Notes and Senior Secured Notes included the following deferred financing costs and prepayment options:

(i)
The U.S. TLB Facility, Senior Notes and Senior Secured Notes were presented on the balance sheet net of related deferred financing costs of $24.9 million as at December 31, 2020 (December 31, 2019 — $28.3 million). The deferred financing costs are amortized using the effective interest method.

(ii)
The U.S. TLB Facility was presented on the balance sheet net of the loss on repayment of $2.3 million as at December 31, 2020 (December 31, 2019 — $Nil).

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
23.
INDEBTEDNESS (continued)

(iii)
The indenture agreement for the Senior Notes contained provisions for certain prepayment options (Note 27) which were fair valued at the time of debt issuance. The initial fair value impact, as at October 11, 2019, of the prepayment option related to the Senior Notes was a $17.8 million increase to the indebtedness. This liability is subsequently amortized using the effective interest method and had a carrying amount of $15.7 million as at December 31, 2020 (December 31, 2019 — $17.4 million).

(iv)
The indenture agreement for the Senior Secured Notes contained provisions for certain prepayment options (Note 27) which were fair valued at the time of debt issuance. The initial fair value impact, as at December 6, 2019, of the prepayment option related to the Senior Secured Notes was a $10.6 million increase to the indebtedness. This liability is subsequently amortized using the effective interest method and had a carrying amount of $9.3 million as at December 31, 2020 (December 31, 2019 — $10.5 million).

The short-term and long-term portions of deferred financing costs, prepayment options and loss on repayment were as follows:
As at December 31,	2020	2019
Short-term deferred financing costs	$—	$3,385
Long-term deferred financing costs	24,888	24,934
	$24,888	$28,319
Short-term prepayment options	$—	$(3,001)
Long-term prepayment options	(24,925)	(24,925)
	$(24,925)	$(27,926)
Short-term loss on repayment	$—	$—
Long-term loss on repayment	(2,283)	—
	$(2,283)	$—
Deferred financing costs, prepayment options and loss on repayment	$(2,320)	$393

24.
SHARE CAPITAL

The number of shares and stated value of the outstanding shares were as follows:
	2020		2019
As at December 31,	Number of shares	Stated value	Number of shares	Stated value
Common Shares	74,252,460	$26,580	74,252,460	$26,580
Voting Participating Preferred Shares	7,034,444	48,246	7,034,444	48,246
Non-Voting Participating Preferred Shares	38,508,117	80,862	38,477,137	80,059
Director Voting Preferred Shares	1,000	10	1,000	10
Share capital		$155,698		$154,895
In November 2020, December 2019 and February 2019 dividends were declared and paid on the Director Voting Preferred Shares.
In June 2018, 95,363 stock appreciation rights (“SARS”) were exercised for 39,488 Non-Voting Participating Preferred Shares, on a net settlement basis.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
24.
SHARE CAPITAL (continued)

In January 2019, 40,269 SARS were exercised for 14,846 Non-Voting Participating Preferred Shares, on a net settlement basis.
In December 2019, 66,667 restricted share units (“RSUs”) were settled in exchange for 30,980 Non-Voting Participating Preferred Shares, on a net settlement basis.
In December 2020, 66,667 RSUs were settled in exchange for 30,980 Non-Voting Participating Preferred Shares, on a net settlement basis.
There were no changes to the rights, privileges or conditions associated to each class of shares.
The authorized share capital of Telesat is comprised of: (i) an unlimited number of Common Shares, Voting Participating Preferred Shares, Non-Voting Participating Preferred Shares, Redeemable Common Shares, and Redeemable Non-Voting Participating Preferred Shares, (ii) 1,000 Director Voting Preferred Shares, and (iii) 325,000 Senior Preferred Shares. None of the Redeemable Common Shares, Redeemable Non-Voting Participating Preferred Shares or Senior Preferred Shares have been issued as at December 31, 2020 or 2019. Telesat’s share-based compensation plans have authorized the grant of up to 17,495,233 options to purchase Non-Voting Participating Preferred Shares combined with authorizing 200,000 restricted share units expected to be settled in Non-Voting Participating Preferred Shares (Note 28).
Common Shares
The holders of the Common Shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of Telesat and to one vote in respect of each common share held on all matters at all such meetings, except in respect of a class vote applicable only to the shares of any other class, in respect of which the common shareholders shall have no right to vote. The holders of the Common Shares are entitled to receive dividends as may be declared by the Board of Directors of Telesat, and are entitled to share in the distribution of the assets of Telesat upon liquidation, winding-up or dissolution, subject to the rights, privileges and conditions attaching to any other class of shares ranking in order of priority. The Common Shares are convertible at the holders’ option, at any time, into Voting Participating Preferred Shares or Non-Voting Participating Preferred Shares, on a one-for-one basis. The Common Shares have no par value.
Voting Participating Preferred Shares
The rights, privileges and conditions of the Voting Participating Preferred Shares are identical in all respects to those of the Common Shares, except for the following:
•
The holders of Voting Participating Preferred Shares are not entitled to vote at meetings of the shareholders of Telesat on resolutions electing directors.

•
For all other meetings of the shareholders of Telesat, the holders of Voting Participating Preferred Shares are entitled to a variable number of votes per Voting Participating Preferred Share based on the number of Voting Participating Preferred Shares, Non-Voting Participating Preferred Shares and Redeemable Non-Voting Participating Preferred Shares outstanding on the record date of the given meeting of the shareholders of Telesat.

•
The Voting Participating Preferred Shares are convertible, at any time, at the holders’ option into Common Shares or Non-Voting Participating Preferred Shares on a one-for-one basis as long as the result of such conversion does not cause Telesat to cease to be a “qualified corporation” within the meaning of the Canadian Telecommunication Common Carrier Ownership and Control Regulations pursuant to the Telecommunications Act (Canada).

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
24.
SHARE CAPITAL (continued)

The Voting Participating Preferred Shares have no par value.
Non-Voting Participating Preferred Shares
The rights, privileges and conditions of the Non-Voting Participating Preferred Shares are identical in all respects to those of the Common Shares, except for the following:
•
The holders of Non-Voting Participating Preferred Shares are not entitled to vote on any matter at meetings of the shareholders of Telesat, except in respect of a class vote applicable only to the Non-Voting Participating Preferred Shares.

•
The Non-Voting Participating Preferred Shares are convertible, at any time, at the holders’ option into Common Shares or Voting Participating Preferred Shares on a one-for-one basis as long as the result of such conversion does not cause Telesat to cease to be a “qualified corporation” within the meaning of the Canadian Telecommunication Common Carrier Ownership and Control Regulations pursuant to the Telecommunications Act (Canada).

The Non-Voting Participating Preferred Shares have no par value.
Director Voting Preferred Shares
The rights, privileges and conditions of the Director Voting Preferred Shares are identical in all respects to those of the Common Shares, except for the following:
•
The holders of Director Voting Preferred Shares are entitled to receive notice of and to attend all meetings of the shareholders of Telesat at which directors of Telesat are to be elected. The holders of the Director Voting Preferred Shares are not entitled to attend meetings of the shareholders of Telesat and have no right to vote on any matter other than the election of directors of Telesat.

•
The holders of Director Voting Preferred Shares are entitled to receive annual non-cumulative dividends of $10 per share if declared by the Board of Directors of Telesat, in priority to the payment of dividends on the Common Shares, Voting Participating Preferred Shares, Non-Voting Participating Preferred Shares, Redeemable Common Shares, and Redeemable Non-Voting Participating Preferred Shares, but after payment of any accrued dividends on the Senior Preferred Shares.

•
The Director Voting Preferred Shares are redeemable at the option of Telesat, at any time, at a redemption price of $10 per share.

The Director Voting Preferred Shares have a nominal stated value.
25.
GOVERNMENT GRANT

In May 2019, Telesat entered into an agreement for a non-refundable government contribution of a value up to $85 million to July 31, 2023 relating to the Lightspeed constellation.
For the year ended December 31, 2020, Telesat recorded $12.0 million relating to the agreement (December 31, 2019 — $5.0 million).
26.
CAPITAL DISCLOSURES

Telesat is a privately held company. Telesat’s financial strategy is designed to maintain compliance with the financial covenant under its Senior Secured Credit Facilities (Note 23), and to maximize returns to its shareholders and other stakeholders. Telesat meets these objectives through regular monitoring of the financial covenant and operating results on a quarterly basis. Telesat’s overall financial strategy remains unchanged from 2019.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
26.
CAPITAL DISCLOSURES (continued)

Telesat defines its capital as shareholders’ equity (comprising issued share capital, accumulated earnings and excluding reserves) and debt financing (comprising indebtedness and excluding deferred financing costs and prepayment options and loss on repayment as defined in Note 23).
Telesat’s capital at the end of the year was as follows:
As at December 31,	2020	2019
Shareholders’ equity (excluding reserves)	$1,422,212	$1,185,950
Debt financing (excluding deferred financing costs, prepayment options and loss on repayment (December 31, 2019 – deferred financing costs and prepayment options))	$3,184,832	$3,713,192
If the Revolving Facility is drawn by more than 35% of the credit facility amount, the Senior Secured Credit Facilities require Telesat Canada to comply with a first lien net leverage ratio test. As at December 31, 2020, the first lien net leverage ratio was 3.43:1.00 (December 31, 2019 — 3.72:1.00), which was less than the maximum test ratio of 5.75:1.00. If the Revolving Facility is drawn, the former senior secured credit facilities required Telesat Canada to comply with a first lien net leverage ratio test.
Telesat’s operating results are tracked against budget on a regular basis, and this analysis is reviewed by senior management. Telesat partly manages its interest rate risk due to variable interest rate debt through the use of interest rate swaps (Note 27).
27.
FINANCIAL INSTRUMENTS

Measurement of Risks
Telesat, through its financial assets and liabilities, is exposed to various risks. The following analysis provides a measurement of risks as at December 31, 2020.
Credit risk
Credit risk is the risk that a counterparty to a financial asset will default, resulting in Telesat incurring a financial loss. As at December 31, 2020, the maximum exposure to credit risk is equal to the carrying value of the financial assets which totaled $924.2 million (December 31, 2019 — $1,149.2 million).
Cash and cash equivalents are invested with high quality investment grade financial institutions and are governed by Telesat’s corporate investment policy, which aims to reduce credit risk by restricting investments to high-grade, mainly U.S. dollar and Canadian dollar denominated investments.
Telesat has credit evaluation, approval and monitoring processes intended to mitigate potential credit risks related to trade accounts receivable. Telesat’s standard payment terms are 30 days with interest typically charged on balances remaining unpaid at the end of standard payment terms. Telesat’s historical experience with customer defaults has been minimal. As at December 31, 2020, North American and International customers made up 50% and 50% of the outstanding trade receivable balance, respectively (December 31, 2019 — 50% and 50%, respectively). Anticipated bad debt losses have been provided for in the allowance for doubtful accounts. The allowance for doubtful accounts as at December 31, 2020 was $7.3 million (December 31, 2019 — $1.8 million).
Telesat mitigates the credit risk associated with derivative instruments by entering into them with only high quality financial institutions.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
Measurement of Risks (continued)
Foreign exchange risk
Telesat’s operating results are subject to fluctuations as a result of exchange rate variations to the extent that transactions are made in currencies other than Canadian dollars. Telesat’s main currency exposures lie in its U.S. dollar denominated cash and cash equivalents, trade and other receivables, trade and other payables and indebtedness with the most significant impact being on the U.S. dollar denominated indebtedness. As at December 31, 2020 and 2019, the entire indebtedness was denominated in U.S. dollars, with the Canadian dollar equivalent of the U.S. dollar denominated indebtedness equaling $3,184.8 million and $3,713.2 million, respectively, before netting of deferred financing costs, prepayment options and loss on repayment (December 31, 2019 — before netting of deferred financing costs and prepayment option).
As at December 31, 2020, the impact of a 5 percent increase (decrease) in the value of the Canadian dollar against the U.S. dollar on financial assets and liabilities would have decreased (increased) net income by $158.5 million (December 31, 2019 — $172.9 million) and increased (decreased) other comprehensive income by $35.6 million (December 31, 2019 — $30.9 million). This analysis assumes that all other variables, in particular interest rates, remain constant.
Interest rate risk
Telesat is exposed to interest rate risk on its cash and cash equivalents and its indebtedness. The interest rate risk on the indebtedness is from a portion of the indebtedness having a variable interest rate. Changes in the interest rates could impact the amount of interest that Telesat is required to pay or receive.
In October 2017, Telesat entered into four interest rate swaps to hedge the interest rate risk associated with the variable interest rate on $1,800.0 million of the U.S. denominated Term Loan B at fixed interest rates, excluding applicable margins, ranging from 1.72% to 2.04%. As at December 31, 2020, two interest rate swaps of US$450 million each, with expiration terms of September 2021 and September 2022, were outstanding to hedge the interest rate risk associated with the variable interest rate on the U.S. denominated Term Loan B at fixed interest rates, excluding applicable margins, of 1.95% and 2.04%.
If the interest rates on the variable rate indebtedness change by 0.25%, the result would be an increase or decrease to net income of $4.1 million for the year ended December 31, 2020 (December 31, 2019 — $2.0 million).
Liquidity risk
Telesat maintains credit facilities to ensure it has sufficient funds available to meet current and foreseeable financial requirements.
The contractual maturities of financial liabilities as at December 31, 2020 were as follows:
	Carrying amount	Contractual cash flows (undiscounted)	2021	2022	2023	2024	2025	Thereafter
Trade and other payables	$30,091	$30,091	$30,091	$—	$—	$—	$—	$—
Customer and other deposits	1,614	1,614	1,270	17	83	17	83	144
Satellite performance incentive payments	37,948	47,296	9,316	8,360	7,518	5,918	3,133	13,051
Other financial liabilities	2,116	2,116	2,116	—	—	—	—	—
Interest rate swaps	18,029	18,330	12,709	5,621	—	—	—	—
Indebtedness(1)	3,196,504	4,013,282	129,552	129,359	129,358	129,453	128,404	3,367,156
	$3,286,302	$4,112,729	$185,054	$143,357	$136,959	$135,388	$131,620	$3,380,351

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
Measurement of Risks (continued)

(1)
Indebtedness excludes deferred financing costs, prepayment options and loss on repayment.

The interest payable and interest payments included in the carrying value and contractual cash flows, respectively, in the above table, were as follows:
	Interest payable	Interest payments
Satellite performance incentive payments	$374	$9,558
Indebtedness	$11,672	$828,450
Financial assets and liabilities recorded on the balance sheets and the fair value hierarchy levels used to calculate those values were as follows:
As at December 31, 2020	FVTPL	Amortized cost	Total	Fair value	Fair value hierarchy
Cash and cash equivalents	$—	$818,378	$818,378	$818,378	Level 1
Trade and other receivables	—	51,928	51,928	51,928	(3)
Other current financial assets	—	448	448	448	Level 1
Other long-term financial assets(1)	30,266	23,159	53,425	53,425	Level 1, Level 2
Trade and other payables	—	(30,091)	(30,091)	(30,091)	(3)
Other current financial liabilities	(12,581)	(23,299)	(35,880)	(37,921)	Level 2
Other long-term financial liabilities	(5,448)	(30,051)	(35,499)	(36,357)	Level 2
Indebtedness(2)	—	(3,184,832)	(3,184,832)	(3,214,543)	Level 2
	$12,237	$(2,374,360)	$(2,362,123)	$(2,394,733)
As at December 31, 2019	FVTPL	Amortized cost	Total	Fair value	Fair value hierarchy
Cash and cash equivalents	$—	$1,027,222	$1,027,222	$1,027,222	Level 1
Trade and other receivables	—	64,062	64,062	64,062	(3)
Other current financial assets	—	210	210	210	Level 1
Other long-term financial assets(1)	32,821	24,909	57,730	57,730	Level 1, Level 2
Trade and other payables	—	(26,247)	(26,247)	(26,247)	(3)
Other current financial liabilities	(3,206)	(35,075)	(38,281)	(40,748)	Level 2
Other long-term financial liabilities	(4,710)	(37,801)	(42,511)	(42,493)	Level 2
Indebtedness(2)	—	(3,713,192)	(3,713,192)	(3,760,656)	Level 2
	$24,905	$(2,695,912)	$(2,671,007)	$(2,720,920)

(1)
Other long-term financial assets classified as fair value through profit or loss were calculated using level 2 of the fair value hierarchy. All other balances were calculated using level 1 of the fair value hierarchy.

(2)
Indebtedness excludes deferred financing costs, prepayment options and loss on repayment (December 31, 2019 — deferred financing costs and prepayment option).

(3)
Trade and other receivables and trade and other payables approximate fair value due to the short-term maturity of these instruments.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
Assets pledged as security
The Senior Secured Credit Facilities and Senior Secured Notes are secured by substantially all of Telesat’s assets excluding the assets of unrestricted subsidiaries.
Fair Value
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market under current market conditions at the measurement date. Where possible, fair values are based on the quoted market values in an active market. In the absence of an active market, Telesat determines fair values based on prevailing market rates (bid and ask prices, as appropriate) for instruments with similar characteristics and risk profiles or internal or external valuation models, such as option pricing models and discounted cash flow analysis, using observable market-based inputs.
The fair value hierarchy is as follows:
Level 1 is based on quoted prices (unadjusted) in active markets for identical assets or liabilities that Telesat can access at the measurement date.
Level 2 is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially all of the full term of the assets or liabilities.
Level 3 is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.
Estimates of fair values are affected significantly by the assumptions for the amount and timing of estimated future cash flows and discount rates, which all reflect varying degrees of risk. Potential income taxes and other expenses that would be incurred on disposition of these financial instruments are not reflected in the fair values. As a result, the fair values are not necessarily the net amounts that would be realized if these instruments were actually settled.
The carrying amounts of cash and cash equivalents, trade and other receivables, and trade and other payables approximate fair value due to the short-term maturity of these instruments. As at December 31, 2020, cash and cash equivalents included $130.4 million (December 31, 2019 — $484.7 million) of short-term investments.
The fair value of the satellite performance incentive payments, included in other current and long-term financial liabilities, was determined using a discounted cash flow methodology. The calculation is performed on a recurring basis. As at December 31, 2020 and 2019, the discount rate used was 4.4% and 5.2%, respectively.
The fair value of the indebtedness was based on transactions and quotations from third parties considering market interest rates and excluding deferred financing costs, prepayment options and loss on repayment (December 31, 2019 — deferred financing costs and prepayment options). The calculation of the fair value of the indebtedness is performed on a recurring basis. The rates used were as follows:
As at December 31,	2020	2019
Term Loan B – U.S. Facility — Senior Secured Credit Facilities	98.88%	100.25%
Senior Notes	104.76%	104.25%
Senior Secured Notes	103.64%	102.10%

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
Fair Value (continued)
Fair value of derivative financial instruments
Derivatives were valued using a discounted cash flow methodology. The calculations of the fair value of the derivatives are performed on a recurring basis.
Interest rate swap future cash flows were determined based on current yield curves and exchange rates and then discounted based on discount curves.
Prepayment option cash flows were calculated with a third party option valuation model which is based on the current price of the debt instrument and discounted based on a discount curve.
The discount rates used to discount cash flows as at December 31, 2020 ranged from 0.08% to 0.54% (December 31, 2019 — 1.45% to 1.91%).
The fair value of the derivative assets and liabilities was calculated based on the level 2 of the fair value hierarchy. The current and long-term portions of the fair value of Telesat’s derivative assets and liabilities, as at each balance sheet date, were as follows:
As at December 31, 2020	Other long-term financial assets	Other current financial liabilities	Other long-term financial liabilities	Total
Interest rate swaps	$—	$(12,581)	$(5,448)	$(18,029)
Prepayment options	30,266	—	—	30,266
	$30,266	$(12,581)	$(5,448)	$12,237
As at December 31, 2019	Other long-term financial assets	Other current financial liabilities	Other long-term financial liabilities	Total
Interest rate swaps	$—	$(3,206)	$(4,710)	$(7,916)
Prepayment options	32,821	—	—	32,821
	$32,821	$(3,206)	$(4,710)	$24,905

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
Fair Value (continued)
The reconciliation of the fair value of derivative assets and liabilities was as follows:
Fair value, December 31, 2018 and January 1, 2019	$46,795
Derivatives recognized at inception
Prepayment option – Senior Notes	17,829
Prepayment option – Senior Secured Notes	10,562
Unrealized gains (losses) on derivatives
Interest rate floor	5,368
Prepayment options	(12,391)
Interest rate swaps	(42,649)
Impact of foreign exchange	(609)
Fair value, December 31, 2019	24,905
Unrealized losses on derivatives
Prepayment options	(2,308)
Interest rate swaps	(10,807)
Impact of foreign exchange	447
Fair value, December 31, 2020	$12,237

28.
SHARE-BASED COMPENSATION PLANS

Telesat Canada Stock Incentive Plans
In September 2008 and April 2013, Telesat adopted share-based compensation plans (the “stock incentive plans”) for certain key employees of Telesat and its subsidiaries. The stock incentive plans provide for the grant of up to 17,505,045 options, to purchase Non-Voting Participating Preferred Shares of Telesat Canada, convertible into Common Shares as detailed in the table below.
Year authorized	Quantity
2008	8,824,646
2013	4,036,729
2015	62,404
2017	350,000
2018	3,280,000
2019	500,000
2020	451,266
Of the stock options authorized and issued in 2018, 780,000 vest over three-year period with the vesting period commencing on January 1, 2018 and 2,500,000 vest over a five-year period with the vesting period commencing on November 1, 2017.
In addition, in 2018, Telesat authorized the issuance of 200,000 restricted share units expected to be settled in Non-Voting Participating Preferred Shares. The restricted share units vest over a three-year period with a vesting period commencing on January 1, 2018.
Under the stock incentive plans, two different types of stock options can be granted: time-vesting options and performance-vesting options. The time-vesting options generally become vested and exercisable over a five-year period by 20% annual increments. The performance-vesting options become vested and

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
28.
SHARE-BASED COMPENSATION PLANS (continued)

exercisable over a five-year period, provided that Telesat has achieved or exceeded an annual or cumulative target consolidated EBITDA established by the Board of Directors. The exercise period of the stock options expires 10 years from the grant date. The exercise price of each share underlying the options will be the higher of a fixed price, established by the Board of Directors on the grant date, and the fair market value of a Non-Voting Participating Preferred Share on the grant date. Both plans authorize the Board of Directors to grant tandem SARs, at their discretion.
Telesat expenses the fair value of stock options that are expected to vest over the vesting period using the Black-Scholes option pricing model. The share-based compensation expense is included in operating expenses.
The change in number of stock options outstanding and their weighted average exercise price were as follows:
	Time vesting option plans		Performance vesting option plans
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding at December 31, 2018 and January 1, 2019	7,102,864	$25.56	432,102	$11.07
Granted	522,372		—
Forfeited	(62,499)		—
Exercised (Note 24)	(18,120)		(22,149)
Expired	—		—
Outstanding at December 31, 2019 and January 1, 2020	7,544,617	$25.63	409,953	$11.07
Granted	650,000		—
Forfeited	(246,049)		(3,691)
Exercised	—		—
Expired	—		—
Outstanding at December 31, 2020	7,948,568	$25.83	406,262	$11.07
The movement in the number of restricted share units outstanding was as follows:
Outstanding, January 1, 2019	200,000
Settled	(66,667)
Outstanding, December 31, 2019 and January 1, 2020	133,333
Settled	(66,667)
Outstanding, December 31, 2020	66,666
The quantity of stock options that are exercisable and the weighted average remaining life were as follows:
As at December 31,	2020	2019
Time vesting option plans	5,779,565	4,762,335
Performance vesting option plans	406,266	409,953
Weighted average remaining life	6 years	7 years

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
28.
SHARE-BASED COMPENSATION PLANS (continued)

The share-based compensation expense included in the consolidated statements of income (loss) was as follows:
Years ended December 31,	2020	2019	2018
Operating expenses	$12,500	$16,035	$29,505
The weighted average assumptions used to determine the share-based compensation expense for stock options using the Black-Scholes option pricing model were as follows:
	2020	2019	2018
Dividend yield	—%	—%	—%
Expected volatility	32.7%	32.4%	31.7%
Risk-free interest rate	2.79%	2.93%	2.94%
Expected life (years)	10	10	10
The expected volatility is based on the historical volatility of comparable publicly listed entities.
The weighted average fair value of the stock options granted during 2020 was $12.29 (2019 — $12.84).
29.
EMPLOYEE BENEFIT PLANS

The expenses included on the consolidated statements of income (loss) and the consolidated statements of comprehensive income (loss) were as follows:
	Pension plans			Other post-employment benefit plans
Years ended December 31,	2020	2019	2018	2020	2019	2018
Consolidated statements of income (loss)
Operating expenses	$7,188	$6,198	$6,345	$145	$116	$276
Interest expense	$423	$524	$658	$746	$815	$830
Consolidated statements of comprehensive income (loss)
Actuarial losses (gains) on employee benefit plans	$11,390	$(3,325)	$(4,555)	$2,303	$2,191	$(3,200)
In October 2013, Telesat ceased to allow new employees to join certain defined benefit plans, except under certain circumstances, and commenced a defined contribution pension plan for new employees.
Telesat made contributions of $1.9 million for various defined contribution arrangements during 2020 (December 31, 2019 — $1.2 million).
Telesat’s funding policy is to make contributions to its defined benefit pension funds based on actuarial cost methods as permitted and required by pension regulatory bodies. Contributions reflect actuarial assumptions concerning future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equity securities, fixed income instruments and short-term investments.
Telesat provides certain health care and life insurance benefits for some of its retired employees and their dependents. Participants are eligible for these benefits generally when they retire from active service and meet the eligibility requirements for the pension plan. These benefits are funded primarily on a pay-as-you-go basis, with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
29.
EMPLOYEE BENEFIT PLANS (continued)

The balance sheet obligations, distributed between pension and other post-employment benefits, included in other long-term liabilities (Note 22) were as follows:
As at December 31,	2020	2019
Pension benefits	$22,070	$8,566
Other post-employment benefits	25,914	23,508
Accrued benefit liabilities	$47,984	$32,074
The amounts recognized in the balance sheets and the funded statuses of the benefit plans were as follows:
	2020		2019
As at December 31,	Pension	Other	Pension	Other
Present value of funded obligations	$375,222	$—	$331,737	$—
Fair value of plan assets	(354,385)	—	(324,257)	—
	20,837	—	7,480	—
Present value of unfunded obligations	1,233	25,914	1,086	23,508
Accrued benefit liabilities	$22,070	$25,914	$8,566	$23,508

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
29.
EMPLOYEE BENEFIT PLANS (continued)

The changes in the benefit obligations and in the fair value of plan assets were as follows:
	Pension	Other	Total
Change in benefit obligations
Benefit obligation, January 1, 2020	$332,823	$23,508	$356,331
Current service cost	6,695	145	6,840
Interest expense	10,723	746	11,469
Remeasurements
Actuarial losses arising from plan experience	2,212	184	2,396
Actuarial losses from change in demographic assumptions	—	11	11
Actuarial losses from changes in financial assumptions	33,278	2,108	35,386
Benefits paid	(10,294)	(726)	(11,020)
Contributions by plan participants	1,018	—	1,018
Foreign exchange	—	(62)	(62)
Benefit obligation, December 31, 2020	376,455	25,914	402,369
Change in fair value of plan assets
Fair value of plan assets, January 1, 2020	(324,257)	—	(324,257)
Contributions by plan participants	(1,018)	—	(1,018)
Contributions by employer	(5,497)	(726)	(6,223)
Interest income	(10,300)	—	(10,300)
Benefits paid	10,294	726	11,020
Remeasurements
Return on plan assets, excluding interest income	(24,100)	—	(24,100)
Administrative costs	493	—	493
Fair value of plan assets, December 31, 2020	(354,385)	—	(354,385)
Accrued benefit liabilities, December 31, 2020	$22,070	$25,914	$47,984
Change in benefit obligations
Benefit obligation, January 1, 2019	$293,969	$21,330	$315,299
Current service cost	5,701	116	5,817
Interest expense	11,241	815	12,056
Remeasurements
Actuarial losses arising from plan experience	1,773	235	2,008
Actuarial losses from change in demographic assumptions	—	16	16
Actuarial losses from changes in financial assumptions	28,531	1,940	30,471
Benefits paid	(9,483)	(758)	(10,241)
Contributions by plan participants	1,091	—	1,091
Foreign exchange	—	(186)	(186)
Benefit obligation, December 31, 2019	332,823	23,508	356,331

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
29.
EMPLOYEE BENEFIT PLANS (continued)

	Pension	Other	Total
Change in fair value of plan assets
Fair value of plan assets, January 1, 2019	(283,064)	—	(283,064)
Contributions by plan participants	(1,091)	—	(1,091)
Contributions by employer	(5,736)	(758)	(6,494)
Interest income	(10,717)	—	(10,717)
Benefits paid	9,483	758	10,241
Remeasurements
Return on plan assets, excluding interest income	(33,629)	—	(33,629)
Administrative costs	497	—	497
Fair value of plan assets, December 31, 2019	(324,257)	—	(324,257)
Accrued benefit liabilities, December 31, 2019	$8,566	$23,508	$32,074

The weighted average duration of the defined benefit obligation as at December 31, 2020 is 16 years for the defined benefit pension plans and 15 years for the other post-employment benefit plans. The weighted average duration of the current service cost as at December 31, 2020 is 23 years for the defined benefit pension plans and 28 years for the other post-employment benefit plans.
The estimated future benefit payments for the defined benefit pension plans and other post-employment benefit plans until 2030 are as follows:
	Pension	Other
2021	$11,519	$901
2022	$12,096	$936
2023	$12,790	$972
2024	$13,558	$1,008
2025	$14,433	$1,044
2026 to 2030	$80,999	$6,620
Benefit payments include obligations to 2030 only as obligations beyond this date are not quantifiable.
The fair value of the plan assets were allocated as follows between the various types of investments:
As at December 31,	2020	2019
Equity securities
Canada	22.9%	22.3%
United States	19.7%	19.8%
International (other than United States)	14.3%	14.1%
Fixed income instruments
Canada	41.0%	41.2%
Cash and cash equivalents
Canada	2.1%	2.6%
Plan assets are valued at the measurement date of December 31 each year.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
29.
EMPLOYEE BENEFIT PLANS (continued)

The investments are made in accordance with the Statement of Investment Policies and Procedures. The Statement of Investment Policies and Procedures is reviewed on an annual basis by the Management Level Pension Fund Investment Committee with approval of the policy being provided by the Audit Committee.
The following are the significant assumptions adopted in measuring Telesat’s pension and other benefit obligations:
	Pension	Other	Pension	Other
As at December 31,	2020	2020	2019	2019
Actuarial benefit obligation
Discount rate	2.60%	2.00% to 2.60%	3.20%	2.95% to 3.20%
Benefit costs for the year ended
Discount rate	3.20%	2.95% to 3.20%	3.90%	3.90% to 4.00%
Future salary growth	2.50%	N/A	2.50%	N/A
Health care cost trend rate	N/A	3.49% to 5.49%	N/A	3.49% to 5.49%
Other medical trend rates	N/A	4.00% to 4.56%	N/A	4.00% to 4.56%
For certain Canadian post-retirement plans the above trend rates are applicable for 2020 to 2029 which will decrease linearly to 4.75% in 2029 and grading down to an ultimate rate of 3.57% per annum in 2040 and thereafter.
Sensitivity of assumptions
The calculation of the defined benefit obligation is sensitive to the assumptions set out above. The following table summarizes how the impact on the defined benefit obligation as at December 31, 2020 and 2019 would have increased or decreased as a result of the change in the respective assumptions by one percent.
	Pension		Other
As at December 31, 2020	1% increase	1% decrease	1% increase	1% decrease
Discount rate	$(53,058)	$67,549	$(3,486)	$4,351
Future salary growth	$10,423	$(9,165)	N/A	N/A
Medical and dental trend rates	N/A	N/A	$2,222	$(1,839)
	Pension		Other
As at December 31, 2019	1% increase	1% decrease	1% increase	1% decrease
Discount rate	$(45,385)	$57,745	$(2,751)	$3,576
Future salary growth	$9,856	$(8,874)	N/A	N/A
Medical and dental trend rates	N/A	N/A	$2,018	$(1,531)
The above sensitivities are hypothetical and should be used with caution. Changes in amounts based on a one percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in amounts may not be linear. The sensitivities have been calculated independently of changes in other key variables. Changes in one factor may result in changes in another, which could amplify or reduce certain sensitivities.
Telesat expects to make contributions of $4.1 million to the defined benefit plans and $0.6 million to the defined contribution plan of Telesat Canada during the next fiscal year.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
30.
SUPPLEMENTAL CASH FLOW INFORMATION

Cash and cash equivalents were comprised of the following:
As at December 31,	2020	2019	2018
Cash	$687,967	$542,537	$342,874
Short-term investments(1)	130,411	484,685	425,559
Cash and cash equivalents	$818,378	$1,027,222	$768,433

(1)
Consisted of short-term investments with an original maturity of three months or less or which are available on demand with no penalty for early redemption.

Income taxes paid, net of income taxes received was comprised of the following:
Years ended December 31,	2020	2019	2018
Income taxes paid	$(53,842)	$(101,952)	$(109,193)
Income taxes received	399	6,497	2,885
	$(53,443)	$(95,455)	$(106,308)
Interest paid, net of capitalized interest and interest received was comprised of the following:
Years ended December 31,	2020	2019	2018
Interest paid	$(188,969)	$(195,671)	$(207,339)
Interest received	8,997	19,559	11,802
Capitalized interest	—	—	19,120
	$(179,972)	$(176,112)	$(176,417)
The reconciliation of the liabilities arising from financing activities was as follows:
	Indebtedness	Satellite performance incentive payments	Lease liabilities
Balance as at January 1, 2020	$3,712,799	$46,951	$28,582
Cash outflows	(453,592)	(9,031)	(1,793)
Loss on repayment (Note 23)	2,284	—	—
Amortization of deferred financing costs, prepayment options and loss on repayment	428	—	—
Non-cash additions	—	—	2,788
Interest paid	—	—	(1,649)
Interest accrued	—	—	1,349
Other	—	182	(91)
Impact of foreign exchange	(74,767)	(528)	(135)
Balance as at December 31, 2020	$3,187,152	$37,574	$29,051

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
30.
SUPPLEMENTAL CASH FLOW INFORMATION (continued)

	Indebtedness	Satellite performance incentive payments	Lease liabilities
Balance as at January 1, 2019	$3,724,228	$58,913	$369
Cash outflows	(3,743,465)	(9,644)	(1,252)
Cash inflows	3,786,082	—	—
Write-off of deferred financing costs, interest rate floor, prepayment option and net gain on repricing/ repayment (Note 23)	107,065	—	—
Amortization of deferred financing costs, interest rate floor, prepayment options and net gain on repricing/ repayment	22,461	—	—
Debt issue costs	(28,082)	—	—
Debt issue costs accrued	(573)
Prepayment option at inception — Senior Notes	17,829	—	—
Prepayment option at inception — Senior Secured Notes	10,562	—	—
Cumulative effect adjustment	—	—	26,851
Non-cash additions	—	—	2,775
Interest paid	—	—	(984)
Interest accrued	—	—	1,288
Other	—	296	(236)
Impact of foreign exchange	(183,308)	(2,614)	(229)
Balance as at December 31, 2019	$3,712,799	$46,951	$28,582
	Indebtedness	Satellite performance incentive payments	Capital leases
Balance as at January 1, 2018	$3,543,377	$62,961	$369
Debt repricing costs	(10,190)	—	—
Cash outflows	(94,951)	(9,037)	(29)
Amortization of deferred financing costs, interest rate floor, prepayment option and net gain on repricing/repayment	22,497	—	—
Loss on voluntary payment (Note 23)	2,828	—	—
Gain on repricing (Note 24)	(6,901)	—	—
Cumulative effect adjustment (Note 23)	(36,072)	—	—
Other	—	191	—
Impact of foreign exchange	303,640	4,798	29
Balance as at December 31, 2018	$3,724,228	$58,913	$369

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
30.
SUPPLEMENTAL CASH FLOW INFORMATION (continued)

The net change in operating assets and liabilities was comprised of the following:
As at December 31,	2020	2019	2018
Trade and other receivables	$(4,173)	$(16,113)	$22,056
Financial assets	161	(3,897)	(210)
Other assets	(7,286)	(13,183)	371
Trade and other payables	1,860	1,685	(4,695)
Financial liabilities	(651)	(2,125)	(1,026)
Other liabilities	25,107	19,691	72,317
	$15,018	$(13,942)	$88,813
Non-cash investing activities were comprised of:
Years ended December 31,	2020	2019	2018
Satellites, property and other equipment	$2,963	$29,234	$3,795
Intangible assets	$—	$(3,263)	$3,635

31.
COMMITMENTS AND CONTINGENT LIABILITIES

The following were Telesat’s off-balance sheet contractual obligations as at December 31, 2020:
	2021	2022	2023	2024	2025	Thereafter	Total
Property leases	$1,141	$1,079	$1,065	$1,051	$969	$12,455	$17,760
Capital commitments	32,055	35,057	86,785	—	—	—	153,897
Other operating commitments	32,681	6,483	5,000	4,244	3,808	11,438	63,654
	$65,877	$42,619	$92,850	$5,295	$4,777	$23,893	$235,311
Property leases consisted of off-balance sheet contractual obligations for land or building usage, while capital commitments included commitments for capital projects. Other operating commitments consisted of third party satellite capacity arrangements as well as other commitments that are not categorized as property leases or capital commitments. Telesat’s off-balance sheet obligations included the future minimum payments for the non-cancellable period of each respective obligation, which have various terms and expire between 2021 to 2039.
Certain variable costs associated with the capitalized leases have been included in property leases commitments with a termination date co-terminus with the lease liability.
Telesat has entered into contracts for the development of the Lightspeed constellation and other capital expenditures. The total outstanding commitments as at December 31, 2020 were included in capital commitments.
Telesat has agreements with various customers for prepaid revenue on several service agreements which take effect when the satellite is placed in service. Telesat is responsible for operating and controlling these satellites. As at December 31, 2020, customer prepayments of $414.1 million (December 31, 2019 — $440.3 million), a portion of which is refundable under certain circumstances, were reflected in other current and long-term liabilities.
In the normal course of business, Telesat has executed agreements that provide for indemnification and guarantees to counterparties in various transactions. These indemnification undertakings and guarantees

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
31.
COMMITMENTS AND CONTINGENT LIABILITIES (continued)

may require Telesat to compensate the counterparties for costs and losses incurred as a result of certain events including, without limitation, loss or damage to property, change in the interpretation of laws and regulations (including tax legislation), claims that may arise while providing services, or as a result of litigation that may be suffered by the counterparties. The nature of substantially all of the indemnification undertakings prevents Telesat from making a reasonable estimate of the maximum potential amount Telesat could be required to pay counterparties as the agreements do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, Telesat has not made any significant payments under such indemnifications.
Telesat and Loral have entered into an indemnification agreement whereby Loral will indemnify Telesat for tax liabilities for taxation years prior to 2007 related to Loral Skynet operations. Likewise, Telesat will indemnify Loral for the settlement of tax receivables for taxation years prior to 2007.
Legal Proceedings
Telesat participates from time to time in legal proceedings arising in the normal course of its business.
Telesat previously received assessments from Brazilian tax authorities alleging that additional taxes are owed on revenue earned for the period 2003 to 2018. In September 2020, the Brazilian tax authority issued an additional assessment for 2015 for an amount, including interest and penalties, of $22 million. The total disputed amount for the period 2003 to 2018, including interest and penalties, is now $77 million. The disputes relate to the Brazilian tax authorities’ characterization of revenue. Telesat has challenged the assessments. Telesat believes the likelihood of an unfavorable outcome in these disputes is remote and, as such, no reserve has been established.
The Canadian tax authorities previously assessed Telesat for $9 million relating to transfer pricing issues for the years 2009 and 2012. In November 2020, the Canadian tax authority issued additional assessments for 2013 and 2014 for an amount, including interest, of $4 million. All disputes relate to the Canadian tax authorities’ repricing of certain transactions between Telesat and its subsidiaries. Telesat has paid 50% of the outstanding amounts in order to formally object to the assessments. Telesat believes the likelihood of an unfavorable outcome in these disputes is remote and, as such, no reserve has been established.
Other than the legal proceedings disclosed above, Telesat is not aware of any proceedings outstanding or threatened as of the date hereof by or against it or relating to its business which may have, or have had in the recent past, significant effects on Telesat’s financial position or profitability.
32.
SUBSIDIARIES

The list of significant companies included in the scope of consolidation as at December 31, 2020 was as follows:
Company	Country	Method of Consolidation	% voting rights
Infosat Communications LP	Canada	Fully consolidated	100
Telesat Spectrum General Partnership	Canada	Fully consolidated	100
Telesat LEO Holdings Inc.	Canada	Fully consolidated	100
Telesat Technology Corporation	Canada	Fully consolidated	100
Telesat Spectrum Corporation	Canada	Fully consolidated	100

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
32.
SUBSIDIARIES (continued)

Company	Country	Method of Consolidation	% voting rights
Telesat Spectrum Holdings Corporation	Canada	Fully consolidated	100
Skynet Satellite Corporation	United States	Fully consolidated	100
Telesat Network Services, Inc.	United States	Fully consolidated	100
The SpaceConnection Inc.	United States	Fully consolidated	100
Telesat Satellite LP	United States	Fully consolidated	100
Telesat LEO Inc.	United States	Fully consolidated	100
Telesat US Services, LLC	United States	Fully consolidated	100
Infosat Able Holdings, Inc.	United States	Fully consolidated	100
Telesat Brasil Capacidade de Satélites Ltda.	Brazil	Fully consolidated	100
Telesat (IOM) Limited	Isle of Man	Fully consolidated	100
Telesat International Limited	United Kingdom	Fully consolidated	100
Apart from Telesat Technology Corporation, Telesat Spectrum Corporation and Telesat Spectrum Holdings Corporation, which were incorporated in 2020, the percentage of voting rights and method of consolidation were the same as at December 31, 2019.
33.
RELATED PARTY TRANSACTIONS

Telesat’s immediate shareholders are Red Isle Private Investment Inc. (“Red Isle”), a company incorporated in Canada, Loral Holdings Corporation (“Loral Holdings”), a company incorporated in the United States and various individuals. Red Isle is wholly-owned by PSP Investments, a Canadian Crown corporation. Loral Holdings is a wholly-owned subsidiary of Loral, a United States publicly listed company.
Transactions with subsidiaries
Telesat and its subsidiaries regularly engage in inter-group transactions. These transactions include the purchase and sale of satellite services and communications equipment, providing and receiving network and call centre services, access to orbital slots and management services. The transactions have been entered into over the normal course of operations. Balances and transactions between Telesat and its subsidiaries have been eliminated on consolidation and therefore have not been disclosed.
Compensation of executives and Board level directors
Year ended December 31,	2020	2019	2018
Short-term benefits (including salaries)	$13,058	$11,051	$16,853
Special payments (1)	710	948	2,904
Post-employment benefits	2,180	2,773	2,510
Share-based payments	12,373	15,649	29,016
	$28,321	$30,421	$51,283

(1)
Balance relates to the special cash distribution effective January 25, 2017.

Key management personnel — stock options
In June 2018, 95,363 SARS were exercised by a member of key management personnel for 39,488 Non-Voting Participating Preferred shares, on a net settlement basis.

Telesat Canada
Notes to the 2020 Consolidated Financial Statements
(all amounts in thousands of Canadian dollars, except where otherwise noted)
Key management personnel — stock options (continued)
During 2018, Telesat issued 3,630,000 time-vesting options to certain key management personnel. Of this balance, 2,850,000 options vest over a five-year period, while 780,000 vest over a three-year period. In addition, 200,000 RSUs were granted during 2018 which vest over a three-year period and are expected to be settled with Non-Voting Participating Preferred shares.
During 2019, Telesat issued 500,000 time-vesting options to certain key management personnel, which vest over a five-year period.
In January 2019, 40,269 SARS were exercised by a member of key management personnel for 14,846 Non-Voting Participating Preferred Shares, on a net settlement basis.
In December 2019, 66,667 RSUs were settled in exchange for 30,980 Non-Voting Participating Preferred Shares, on a net settlement basis.
In December 2020, 66,667 RSUs were settled in exchange for 30,980 Non-Voting Participating Preferred Shares, on a net settlement basis.
In December 2020, Telesat issued 650,000 time-vesting options to certain key management personnel, which vest over a five-year period.
Transactions with related parties
Telesat and certain of its subsidiaries regularly engage in transactions with related parties. Telesat’s related parties include Loral and Red Isle. The transactions have been entered into over the normal course of operations. There were no transactions or balances with Red Isle during any of the years presented.
During the years presented below, Telesat and its subsidiaries entered into the following transactions with Loral.
	Sale of goods and services, interest income			Purchase of goods and services, interest expense
Years ended December 31,	2020	2019	2018	2020	2019	2018
Revenue	$133	$133	$128	$—	$—	$—
Operating expenses	$—	$—	$—	$6,712	$6,645	$6,456
The following balances were outstanding with Loral at the end of the years presented below:
	Amounts owed by related parties		Amounts owed to related parties
At December 31,	2020	2019	2020	2019
Current receivables/payables	$—	$—	$105	$204
The amounts outstanding are unsecured and will be settled in cash.
Other related party transactions
Telesat funds certain defined benefit pension plans. Contributions made to the plans for the year ended December 31, 2020 were $5.5 million (December 31, 2019 — $5.7 million).

TELESAT CORPORATION AUDITED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholder and the Director of Telesat Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Telesat Corporation (the “Company”) as of October 21, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 21, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
February 11, 2021
We have served as the Company’s auditor since 2020.

Telesat Corporation
Balance Sheet
As of the Date of Incorporation October 21, 2020
(in Canadian dollars)	Note
Assets
Current assets
Cash		$500
Shareholder’s equity
Share capital	4	$500
See accompanying notes to the balance sheet

Telesat Corporation
Notes to the October 21, 2020 Balance Sheet
1.   BACKGROUND OF TELESAT CORPORATION
Telesat Corporation (“Telesat Corporation”) was incorporated under the British Columbia Business Corporations Act on October 21, 2020. Telesat Corporation has not commenced operations and has no assets. Telesat Corporation has its registered office located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.
The balance sheet as at October 21, 2020 was authorized for issue by the sole director of Telesat Corporation on February 10, 2021.
2.   BASIS OF PRESENTATION
Statement of Compliance
The balance sheet of Telesat Corporation as at October 21, 2020, being the date of inception, has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
3.   SIGNIFICANT ACCOUNTING POLICIES
The balance sheet is presented in Canadian dollars and was prepared on a going concern basis, under the historical cost convention.
The principal accounting policies applied in the preparation of the balance sheet are set out below.
Cash
Cash consists of proceeds generated on the issuance of super voting shares without par value in the capital of Telesat Corporation (the “Super Voting Shares”).
Equity instruments
An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by Telesat Corporation are recorded at the proceeds received, net of direct issue costs.
Future Changes in Accounting Policies
The IASB periodically issues new and amended accounting standards. There are no new and amended standards determined to be applicable to Telesat Corporation.
4.   SHARE CAPITAL
On October 21, 2020, Telesat Corporation issued 50 Super Voting Shares to its incoporator for $500.
Telesat Corporation has authorized the issuance of 50 Super Voting Shares.
5.   SUBSEQUENT EVENTS
On November 12, 2020, Telesat Corporation paid $500 to Telesat Partnership LP (“Telesat Partnership”) in exchange for 50 general partnership units in the capital of Telesat Partnership.
On November 23, 2020, Telesat Corporation entered into a Transaction Agreement and Plan of Merger with, Telesat Canada (“Telesat”), Telesat Partnership, Telesat CanHold Corporation, Loral Space & Communications Inc. (“Loral”), Lion Combination Sub Corporation, Public Sector Pension Investment Board (“PSP Investments”) and Red Isle Private Investments Inc. (“Red Isle”). Upon completion, the integration transaction will result in the current stockholders of Loral, PSP Investments (through Red Isle) and the other shareholders in Telesat who sign stockholder contribution agreements or optionholder exchange agreements (principally current or former management) owning approximately the same percentage of equity in Telesat indirectly through Telesat Corporation and/or Telesat Partnership as they currently hold (indirectly in the case of Loral stockholders and PSP Investments) in Telesat, Telesat Corporation becoming the publicly traded general partner of Telesat Partnership and Telesat Partnership indirectly owning all of the economic interests in Telesat, except to the extent that the other shareholders in Telesat elect to retain their direct interest in Telesat. The transaction is expected to close in the third quarter of 2021, subject to the receipt of the required regulatory approvals, the approval of Loral’s stockholders and other customary conditions. There can be no assurance that the transaction will close as described.

TELESAT PARTNERSHIP AUDITED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Director of Telesat Corporation as general partner of Telesat Partnership LP
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Telesat Partnership LP (the “Partnership”) as of November 12, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of November 12, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
February 11, 2021
We have served as the Partnership’s auditor since 2020.

Telesat Partnership LP
Consolidated Balance Sheet
As of the Date of Formation November 12, 2020
(in Canadian dollars)	Note
Assets
Current assets
Cash		$600
Partners’ capital
Partners’ capital	4	$600
See accompanying notes to the consolidated balance sheet

Telesat Partnership LP
Notes to the November 12, 2020 Consolidated Balance Sheet
1.   BACKGROUND OF TELESAT PARTNERSHIP
Telesat Partnership LP (“Telesat Partnership”) was registered under the laws of Ontario on November 12, 2020. Telesat Partnership has not commenced operations. Telesat Partnership has its registered office located at 160 Elgin Street, Ottawa, Ontario, K2P 2P7.
The consolidated balance sheet as at November 12, 2020 was authorized for issue by the general partner, Telesat Corporation, on February 10, 2021.
2.   BASIS OF PRESENTATION
Statement of Compliance
The consolidated balance sheet of Telesat Partnership as at November 12, 2020, being the date of inception, has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
Basis of Consolidation
The consolidated balance sheet include the results of the sole subsidiary controlled by Telesat Partnership, Telesat CanHold Corporation (“Telesat CanHoldco”). Control is achieved when Telesat Partnership has power over the entity, has exposure, or rights to variable returns from its involvement with an entity, and has the ability to use the power over an entity to affect the amount of the return.
3.   SIGNIFICANT ACCOUNTING POLICIES
The consolidated balance sheet is presented in Canadian dollars and was prepared on a going concern basis, under the historical cost convention.
The principal accounting policies applied in the preparation of the balance sheet are set out below.
Cash
Cash consists of proceeds generated on the issuance of partnership units.
Future Changes in Accounting Policies
The IASB periodically issues new and amended accounting standards. There are no new and amended standards determined to be applicable to Telesat.
4.   PARTNERS’ CAPITAL
On November 12, 2020, Telesat Partnership issued the following partnership units:
	Number of partnership units	Stated value
General partnership units	50	$500
Class X LP units	10	100
Partners’ capital		$600
The authorized partnership units of Telesat Partnership is comprised of an unlimited number of general partner units and class X limited partner units.

5.   SUBSEQUENT EVENTS
On November 23, 2020, Telesat Partnership entered into a Transaction Agreement and Plan of Merger with, Telesat Canada (“Telesat”), Telesat Corporation (“Telesat Corporation”), Telesat CanHoldco, Loral Space & Communications Inc. (“Loral”), Lion Combination Sub Corporation, Public Sector Pension Investment Board (“PSP Investments”) and Red Isle Private Investments Inc (“Red Isle”). Upon completion, the integration transaction will result in the current stockholders of Loral, PSP Investments (through Red Isle) and the other shareholders in Telesat who sign stockholder contribution agreements or optionholder exchange agreements (principally current or former management) owning approximately the same percentage of equity in Telesat indirectly through Telesat Corporation and/or Telesat Partnership as they currently hold (indirectly in the case of Loral stockholders and PSP Investments) in Telesat, Telesat Corporation becoming the publicly traded general partner of Telesat Partnership and Telesat Partnership indirectly owning all of the economic interests in Telesat, except to the extent that the other shareholders in Telesat elect to retain their direct interest in Telesat. The transaction is expected to close in the third fiscal quarter of 2021, subject to the receipt of the required regulatory approvals, the approval of Loral’s stockholders and other customary conditions. There can be no assurance that the transaction will close as described.

DESCRIPTION OF TELESAT CORPORATION SHARES
From and after the Effective Time, the authorized capital of Telesat will consist of: (a) an unlimited number of common shares of Telesat Corporation, which will consist of Telesat Corporation Shares; (b) the Special Voting Shares; (c) the Golden Share; (d) an unlimited number of Telesat Corporation “blank check” Class A Preferred Shares (none of which will be issued in connection with the Transaction); and (e) the Telesat Corporation Super Voting Shares, which will be retired and may not be re-issued as of the Effective Time. All of the Telesat Corporation Shares will have equivalent economic rights, and no subdivision or consolidation of such of the outstanding Telesat Corporation Shares is permitted unless a corresponding subdivision or combination of all other classes of Telesat Corporation Shares, as applicable, and a corresponding subdivision or combination of Telesat Partnership Units is made.
The Special Voting Shares and the Golden Share will have no material economic rights. The number of Telesat Public Shares to be issued pursuant to the Transaction will be determined prior to the closing of the Transaction based on the number of Telesat Corporation Elections by Loral stockholders. The number of Class C Shares to be issued pursuant to the Transaction will be determined prior to the closing of the Transaction. Telesat Corporation will not issue Super Voting Shares following completion of the Transaction.
The tax consequences of receiving or holding Telesat Corporation Shares may differ significantly from the tax consequences of receiving or holding Telesat Partnership Units depending upon the holder’s particular circumstances. You should consider carefully the tax consequences to you in respect of receiving or holding Telesat Corporation Shares. See “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” and “Material Tax Considerations — Material Canadian Federal Income Tax Considerations”.
The following is a summary of the material rights, privileges, restrictions and conditions that attach to the Telesat Public Shares, the Class C Shares, the Special Voting Shares and the Golden Share. This is a summary only and is subject to the detailed provisions of the Form of Telesat Corporation Articles, attached hereto as Annex H.
Meetings and Voting Rights
The holders of Class A Shares, Class B Shares, Class C Shares, Special Voting Shares, Telesat Corporation Super Voting Shares and the Golden Share will generally be entitled to receive notice of and attend meetings of Telesat Corporation’s shareholders and receive copies of all proxy materials, information statements and other written communications, including from third parties, given in respect of Telesat Public Shares. Holders of Telesat Corporation Shares shall have one vote for each Telesat Corporation Share held at all meetings of the shareholders of Telesat Corporation, except meetings at which only holders of another class or of a particular series shall have the right to vote, provided that holders of Class C Limited Voting Shares will not be entitled to vote on the election of directors of Telesat Corporation. The Telesat Corporation Articles provide that the holders of the Telesat Corporation Shares will vote together as a single class with the Telesat Partnership Units (via the Special Voting Shares), and the Golden Share, with a simple majority of votes required to pass the majority of matters (other than the election of directors of Telesat Corporation, which shall be decided by a plurality of votes cast). Until the occurrence of an Unwind Transaction, a simple majority of votes cast by the holders of Telesat Corporation Shares and Special Voting Shares, voting together as a single class, will be required to approve a Second Tabulation Matter, as defined and described below.

The following table summarizes the voting power of the different classes of Telesat Corporation Shares and Telesat Partnership Units:
Class	Voting For Directors	All Other Votes	Second Tabulation Votes
Class A Shares	1 vote per share
Class B Shares	1 vote per share; provided that any voting power of a single holder in excess of one-third of the outstanding voting power of the Telesat Corporation Shares and Telesat Partnership Units (via the Special Voting Shares) and the Golden Share Canadian Votes (described below under “— Golden Share Mechanic”) will effectively be transferred to the Golden Share.		1 vote per share
Class C Fully Voting Common Shares	1 vote per share
Class C Limited Voting Common Shares	No votes	1 vote per share
Class A Units (voted via the Class A Special Voting Share)	1 vote per unit
Class B Units (voted via the Class B Special Voting Share)	1 vote per unit; provided that any voting power of a single holder in excess of one-third of the outstanding voting power of the Telesat Corporation Shares and Telesat Partnership Units (via the Special Voting Shares) and the Golden Share Canadian Votes (described below under “— Golden Share Mechanic”) will effectively be transferred to the Golden Share.		1 vote per unit
Class C Units (voted via the Class C Special Voting Share)	Limited votes to ensure compliance with restrictions applicable to PSP Investments pursuant to its constating legislation.	1 vote per unit
Golden Share
A number of votes equal to the sum of:
•
A number of votes such that the votes cast by the holders of Class A Shares and Class A Units, Class C Shares and Class C Units, and the Golden Share represent a simple majority of the votes cast; and

•
The number of votes transferred from the Class B Shares and Class B Units, if applicable.

No votes

Voting Matters
Second Tabulation Matters
Votes on resolutions regarding Second Tabulation Matters to be duly passed must be passed in accordance with the BCBCA and by a simple majority of the votes cast by the holders of the Telesat Corporation Shares and the Special Voting Shares, voting together as a single class. The Non-Canadian Voting Limitation, described below under “— Golden Share Mechanic”, will not apply to a vote on a Second Tabulation Matter. A “Second Tabulation Matter” means a resolution to effect:
•
An increase or decrease of the maximum number of authorized shares of Telesat Corporation Shares, or an increase in the maximum number of authorized shares another class or type with special rights or restrictions equal or superior to the Telesat Corporation Shares;

•
An exchange, reclassification or cancellation of all or part of the Telesat Corporation Shares;

•
An addition, change or removal of the special rights and restrictions attached to the Telesat Corporation Shares;

•
An increase in the rights or privileges of any class of shares in the capital of Telesat Corporation that has rights or privileges equal or superior to the Telesat Corporation Shares;

•
The creation of a new class of Telesat Corporation Shares equal or superior to the Telesat Corporation Shares;

•
The making of any class of shares in the capital of Telesat Corporation with rights or privileges inferior to the Telesat Corporation Shares equal or superior to the Telesat Corporation Shares;

•
An exchange or creation of a right of exchange of all or part of another class of shares in the capital of Telesat Corporation into Telesat Corporation Shares;

•
A constraining of the issuance, transfer or ownership of the Telesat Corporation Shares or a change or removal of such constraint;

•
A change to the Telesat Corporation Articles;

•
The taking of any steps to wind up, dissolve, reorganize or terminate Telesat Corporation;

•
A sale, lease, exchange, encumbrance, transfer or other disposition of all or substantially all of Telesat Corporation’s assets;

•
The removal of a director of Telesat Corporation from office; or

•
The taking of action to effect an amalgamation, merger or other combination of Telesat Corporation with another person or to consolidate, recapitalize or reorganize Telesat Corporation or to continue Telesat Corporation under the laws of another jurisdiction.

Golden Share Mechanic
In support of its efforts to maintain Telesat Corporation’s status as Canadian-controlled for regulatory and financing purposes following consummation of the Transaction, Telesat Corporation will issue a “Golden Share”, which will be held and voted by the Trust.
The Golden Share shall be entitled to participate in a particular vote only when (i) in the event of a vote with respect to the election of directors of Telesat Corporation, the number of fully diluted Class B Shares is greater than the aggregate number of fully diluted Class A Shares and Class C Fully Voting Shares, (ii) in the event of a vote with respect to the election of directors of Telesat Corporation, the number of fully diluted Class B Shares is greater than the aggregate number of fully diluted Class A Shares and Class C Shares, or (iii) a person who is not Canadian (as defined in the Investment Canada Act) beneficially owns or controls more than one-third of the sum of (a) the number of votes attached to the Telesat Corporation Shares and the Special Voting Shares then outstanding, and (b) the Golden Share Canadian Votes, as defined and described below (such person, a “Non-Canadian Principal Shareholder” and such limitation, the “Non-Canadian Voting Limitation”).

Voting power will be attributed to the Golden Share in two ways. First, the Golden Share will be attributed with the number of votes required in order to ensure that the votes cast by the holders of Class A Shares and Class A Units, Class C Shares and Class C Units and the Golden Share, together, represent a simple majority of the votes cast and entitled to vote (such voting power, the “Golden Share Canadian Votes”). Second, the Golden Share will be attributed with the number of votes in excess of the Non-Canadian Voting Limitation exercised by a Non-Canadian Principal Shareholder.
The Golden Share voting rights will be voted pro rata consistent with the sum of the aggregate votes of the Class A Shares and the Class A Special Voting Share (in each case, excluding any votes cast by or on behalf of PSP Investments and/or its affiliates), the votes of each of which will be controlled by holders who can demonstrate that they are Canadian. However, if (i) one or more holders other than PSP Investments or its controlled affiliates holds an aggregate amount of Class A Shares and/or Class A Units exceeding 5% of the aggregate number of outstanding Telesat Corporation Shares and Telesat Partnership Units taken as a whole as of the record date for the applicable vote (each such holder, a “5% Voter”) and (ii) the 5% Voters together hold over 50% of the aggregate number of outstanding Class A Shares and Class A Units (in each case, excluding any Class A Shares or Class A Units held by or on behalf of PSP Investments and/or its affiliates) taken as a whole as of the record date for the applicable vote, one-half of the voting rights attached to the Golden Share will be voted pro rata consistent with the aggregate votes cast on the applicable matter as described in the first sentence of this paragraph and the other half will be voted pro rata consistent with the aggregate votes cast on the applicable matter by the holders of Class A Shares and the Class A Special Voting Share (in each case, excluding any votes cast by or on behalf of the 5% Voters and PSP Investments and/or its affiliates).
Voting of the Special Voting Shares and the Golden Share
The holders of Telesat Partnership Units are indirectly entitled to vote in respect of matters on which holders of Telesat Corporation Shares are entitled to vote, including in respect of the election of directors of Telesat Corporation, through the Special Voting Shares. In connection with the Transaction,Telesat Corporation, Telesat Partnership and the Trustee will enter into the Trust Voting Agreement. This summary is qualified in its entirety by reference to that agreement, which is attached hereto as Annex G.
The Special Voting Shares are held by the Trustee, entitling the Trustee to that number of votes on applicable matters on which holders of Telesat Public Shares are entitled to vote that is equal to the number of Telesat Corporation Shares into which the Telesat Partnership Units held by the holders of such Telesat Partnership Units on the applicable record date are convertible. Pursuant to the Partnership Agreement, each holder of Telesat Partnership Units has the right to direct Telesat Corporation as to how to instruct the Trustee to vote the voting power of the Special Voting Shares corresponding to such holder’s Telesat Partnership Units. Pursuant to the Trust Voting Agreement, the Trustee is required to cast such votes in accordance with voting instructions provided to it by Telesat Corporation, in its capacity as general partner of Telesat In the absence of instructions from Telesat Corporation with respect to all or any such votes, the Trustee will not exercise those votes.
Pursuant to the Partnership Agreement and the Telesat Corporation Articles, Telesat Corporation, will instruct the Trust how to vote. Telesat Corporation will also instruct the Trust how to vote the Golden Share. In the absence of instructions from Telesat Corporation with respect to how to vote the Golden Share, the Trustee will not vote the Golden Share. See “Description of Telesat Corporation Shares—Meetings and Voting Rights— Golden Share Mechanic”.
Unwind of Canadian Structure
Upon a determination by the Telesat Corporation Board that the structure designed to ensure sufficient Canadian voting power and control over Telesat Corporation is no longer required for Telesat Corporation’s business, then an Unwind Transaction may be effected. In order for an Unwind Transaction to be consummated, any necessary governmental approvals must have been obtained and the Telesat Corporation Board must not have identified any breach or acceleration issues under material contracts of Telesat Corporation. Upon the consummation of an Unwind Transaction, each issued and outstanding Class B Share will immediately be converted into one Class A Share automatically and without any further act of Telesat Corporation or the holder thereof, and Telesat Corporation will redeem the Golden Share and the

Special Voting Shares. Additionally, the requirements regarding the Second Tabulation Matters and the Canadian composition of the Telesat Corporation Board described under “— Canadian Director and Committee Member Requirements” will terminate.
Quorum
The Telesat Corporation Articles will provide that, subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for any meeting shall be the presence in person or by proxy of shareholders holding shares representing not less than a majority of the votes entitled to be cast at the meeting.
Advance Notice Requirements
Under the Telesat Corporation Articles, for purposes of providing advance notice for director nominations, to be timely, a shareholder’s notice to the secretary must be made: (i) in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting of shareholders was made, notice by the nominating shareholder may be made not later than the close of business on the 10th day following the notice date (the “notice date”); and (ii) in the case of a special meeting of shareholders (which is not also an annual meeting of shareholders) called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made. In either case, if notice-and-access (as defined in National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer of the securities commissions and similar regulatory authorities in all of the provinces and territories in Canada) is used for delivery of proxy-related materials in respect of a meeting described above, and the notice date in respect of the meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting (but in any event, not prior to the notice date). However, if a meeting is to be held on a date that is less than 50 days after the notice date, the nominating shareholder will give notice: (i) in the case of an annual meeting of shareholders, not later than the close of business on the 10th day following the notice date and (ii) in the case of a special meeting of shareholders, not later than the close of business on the 15th day following the notice date.
Any notice to the corporate secretary described above must be in proper written form and properly delivered, in each case, as set out in the Telesat Corporation Articles. In connection with effecting proper delivery of a notice, Telesat Corporation may require that any proposed nominee furnish such other information as it reasonably requires to determine the eligibility of such proposed nominee to serve on the Telesat Corporation Board or any of its committees, including with respect to independence or any other relevant criteria for eligibility or that could be material to a reasonable shareholder’s understanding of the independence or eligibility, or lack thereof, of such proposed nominee. The Telesat Corporation Articles, however, prohibit Telesat Corporation requesting other information that (i) exceeds what is required in a dissident proxy circular, (ii) goes beyond what is necessary to determine nominee qualifications, relevant experience, shareholding or voting interest in the Telesat Corporation, or independence in the same manner as would be required for management nominees or (iii) goes beyond what is required under applicable law or regulation.
Prior to the occurrence of an Unwind Trigger, at least a majority of the Telesat Corporation Board must be comprised of directors who are both (a) Canadian (as defined in the Investment Canada Act) and (b) nominated for election by either: (i) the Nominating Committee, if comprised of a majority of Canadian directors, (ii) PSP Investments, or its affiliates, or (iii) a shareholder who is Canadian.
Under the BCBCA, qualified shareholders of a public company holding at least 1% of the issued voting shares or whose shares have a fair market value in excess of C$2,000 in the aggregate may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to the company in advance of any proposed meeting by delivering a timely written notice in proper form to the company’s registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least two years before the date of signing the proposal. If the proposal and a written statement in support of the proposal (if any) are submitted at least three months before the anniversary date of the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the company must either set out the proposal, including the names and mailing addresses of the submitting person and supporters and the written statement (if any), in the proxy circular of the company or attach the proposal and written statement thereto.
Conversion of Telesat Corporation Shares
Prior to the consummation of an Unwind Transaction, an issued and outstanding Class A Share will immediately be converted into a Class B Share automatically and without any further act of Telesat Corporation or the holder thereof, if such Class A Share is or becomes beneficially owned or controlled, directly or indirectly, by a person who is not a Canadian (as defined in the Investment Canada Act). In contrast, if an issued and outstanding Class B Share becomes beneficially owned and controlled, directly or indirectly, by a person who is Canadian, then (i) such holder of Class B Shares may notify Telesat Corporation of such holder’s status as Canadian, and (ii) upon providing evidence satisfactory to Telesat Corporation to confirm such holder’s status as Canadian, the Class B Shares will be converted into an equal number of Class A Shares.
Generally, if an offer is made to purchase either Class A Shares or Class B Shares and the offer is required to be made to all or substantially all of the holders of such class of Telesat Public Shares under applicable securities legislation or stock exchange rules, then each share of the other class of Telesat Public Shares, as applicable, will be convertible at the option of its holder into one Telesat Public Share of the class for which the offer has been made at any time while the offer is in effect until one day after the time prescribed by the applicable securities legislation for the offeror to take up and pay for such Telesat Public Shares pursuant to the offer.
An issued and outstanding Class C Share will immediately be converted into (i) a Class A Share if such Class C Share is or becomes beneficially owned or controlled, directly or indirectly, by a person who is Canadian (as defined in the Investment Canada Act) but not PSP Investments or Red Isle, or (ii) a Class B Share, automatically and without any further act of Telesat Corporation if such Class C Share is or becomes beneficially owned or controlled, directly or indirectly, by a person who is not a Canadian (as defined in the Investment Canada Act). In addition, an issued and outstanding Class C Share may, at any time at the option of its holder, (i) be converted into one Class A Share or one Class B Share, (ii) in the case of a Class C Limited Voting Share, be converted into a Class C Fully Voting Share, or (iii) in the case of a Class C Fully Voting Share, be converted into a Class C Limited Voting Share.
Dividend Entitlements
The Telesat Corporation Articles provide that the holders of the Telesat Corporation Shares will be entitled to receive dividends if, as and when declared by the Telesat Corporation Board out of the assets of Telesat Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the Telesat Corporation Board may determine, provided that any dividend must be declared and paid in equal amounts per share. The Telesat Corporation Articles also allow the Telesat Corporation Board to, in its sole discretion, but subject to the rights of the holders of any other classes, declare dividends on the Telesat Corporation Shares to the exclusion of any other class of shares. Neither the holders of the Special Voting Shares nor the Golden Share are entitled to receive any dividend payable by Telesat Corporation.
The Telesat Corporation Board is not required to give notice in order to declare dividends, and may fix the date for the dividends to be paid. Dividends will be proportionate to the number of shares held subject to any special rights or restrictions as to dividends. Telesat Corporation may pay any dividend wholly or partly by issuing shares or warrants, and may also issue dividends in such other manner as specified in the Telesat Corporation Articles.

Approval of Matters
Corporate Approvals
The Telesat Corporation Articles provide that Telesat Corporation shall not propose or consent to and shall cause Telesat Partnership and Telesat Corporation’s other subsidiaries not to propose or consent to certain actions without obtaining either (i) the approval of a majority of the Specially Designated Directors then in office or (ii) approval by at least a simple majority of the votes cast by the holders of the Telesat Corporation Shares and the Special Voting Shares, voting together as a single class, but excluding shares of Telesat Corporation beneficially owned by PSP Investments, MHR, or their respective affiliates or associates and Special Voting Shares to the extent that the vote thereof is directed by PSP Investments, MHR, or their respective affiliates or associates. These matters, generally, concern (a) certain waivers, amendments or modifications to the Telesat Corporation Articles or the Partnership Agreement, (b) declarations or payment of dividends or other distributions other than pro rata dividends, (c) purchases or redemptions of any Telesat Corporation Shares or Telesat Partnership Units, subject to certain customary exceptions, including for repurchases of equity from employees upon termination of employment, (d) changes to Telesat Corporation’s or Telesat Partnership’s tax status in the U.S. or Canada, (e) changes in the corporate form or recapitalizations of Telesat Corporation or any of its subsidiaries, and (f) any transaction whereby (I) all or substantially all of Telesat Corporation’s undertaking, property and assets would become the property of any other person or a continuing corporation or other legal entity resulting therefrom in the case of an amalgamation, arrangement or merger and (II) the holders of the Telesat Corporation Shares are entitled to receive shares or other ownership interests in the capital of such other person, continuing corporation or other legal entity. However, such approval rights terminate at such time that none of PSP Investments, MHR or their respective affiliates or associates is a 5% Holder. To the extent that a consent or approval is sought that would have the effect of impairing or prejudicing a right or special right attached to issued shares, shareholders holding shares of the class or series of shares to which such rights attach must consent by a special separate resolution of those shareholders.
Under the BCBCA, most changes to a company’s notice of articles or articles also require the passage of the type of resolution specified by the BCBCA or, if the BCBCA does not specify the type of resolution, by the type of resolution specified by the company’s articles. The Telesat Corporation Articles provide that, other than a change to the Telesat Corporation Articles described in the immediately preceding paragraph or any applicable restrictions in the Investor Rights Agreements, the shareholders may from time to time, by special resolution, make other changes to the Telesat Corporation Articles.
MHR and PSP Investments Approvals
Each of the Investor Rights Agreements generally provide that Telesat Corporation shall not propose or consent to and shall cause Telesat Partnership and Telesat Corporation’s other subsidiaries not to propose or consent to certain actions without obtaining the consent of MHR or PSP Investments, as applicable, so long as such principal shareholder remains a 5% Holder. These matters are described above under “The Transaction Agreement  —  Governing Documents Following the Transaction and the Merger  —  Investor Rights Agreements”.
Redemptions
Until such time that neither any MHR entity (or its respective affiliates) nor PSP Investments (or its respective affiliates) is a 5% Holder, Telesat Corporation or its subsidiaries may not purchase or redeem any Telesat Corporation Shares without (i) the approval of a majority of the Specially Designated Directors then in office or (ii) approval by at least a simple majority of the votes cast by the holders of the Telesat Corporation Shares and the Special Voting Shares, voting together as a single class, but excluding shares of Telesat Corporation beneficially owned by PSP Investments, MHR, or their respective affiliates or associates and Special Voting Shares to the extent that such party directs such vote, other than (a) pro rata purchases or redemptions, (b) purchases or redemptions of Telesat Corporation Shares held by directors, officers, employees and independent contractors (in their capacity as such) of Telesat Corporation or any of its subsidiaries: (I) to the extent that Telesat Corporation or Telesat Partnership is obligated to purchase or redeem such Telesat Corporation Shares pursuant to the terms applicable to such Telesat Corporation Shares,

(II) in connection with the resignation, termination or other separation of such director, officer, employee or independent contractor, or (III) as otherwise required or permitted pursuant to any employment, grant, consulting or compensatory agreement or other arrangement between Telesat Corporation or any of its subsidiaries and any director, officer, employee or independent contractor of Telesat Corporation or any of its subsidiaries, (c) automatic purchases or redemptions as specified in the Telesat Corporation Articles, (d) purchases of Telesat Partnership Units deemed to occur upon exchange of the Telesat Partnership Units for Telesat Corporation Shares, (e) purchases pursuant to a tender offer or issuer bid made available to all holders of Telesat Corporation Shares and Telesat Partnership Units and to which all participants will have any securities tendered or deposited ratably, prorated in the event any maximum purchase condition is exceeded, or (f) purchases on a stock exchange or similar trading platform at the market price that were not prearranged with the purchaser.
Except in connection with an Unwind Transaction, Telesat Corporation will not have the ability to redeem any Special Voting Shares, unless, at the time of the desired redemption, no Telesat Partnership Units of the corresponding class remain outstanding, in which case the applicable Special Voting Share will be automatically redeemed and cancelled for an amount of C$33.33 per Special Voting Share.
Liquidation
In the event of a liquidation, dissolution or winding-up or other distribution of assets of Telesat Corporation, the holders of the Telesat Corporation Shares will receive no payment or distribution unless the holders of any other class of shares of Telesat Corporation who have a priority entitlement upon such a distribution have received the amount to which they are entitled pursuant to the Telesat Corporation Articles. Thereafter, the holders of the Telesat Corporation Shares will be entitled to all remaining property and assets of Telesat Corporation on a proportional basis.
In the event of the liquidation, dissolution or winding-up or other distribution of assets of Telesat Corporation, a holder of any Special Voting Shares is entitled to receive C$33.33 per share in priority to the holders of Telesat Corporation Shares.
In the event of the liquidation, dissolution or winding-up or other distribution of assets of Telesat Corporation, the holder of the Golden Share is entitled to receive C$1.00 in priority to the holders of Telesat Corporation Shares.
Registration Rights and Tag Along Rights between MHR and PSP Investments
In connection with the Transaction, MHR and certain of its affiliates and PSP Investments entered into the Registration Rights Agreement with Telesat Corporation, which will become effective at the Effective Time pursuant to its terms. Pursuant to the Registration Rights Agreement, each of PSP Investments and MHR will be able to cause Telesat Corporation to register its Telesat Corporation Shares under the Securities Act and, if requested, to maintain a shelf registration statement effective with respect to such shares. PSP Investments and MHR will also be entitled to participate on a pro rata basis in any registration of Telesat Corporation Shares under the Securities Act that Telesat Corporation may undertake, subject to certain customary limitations and exceptions. Each of PSP Investments and MHR is entitled to tag-along rights under the Registration Rights Agreement pursuant to which if either party proposes to transfer its Telesat Corporation Shares, the other party has the right to also transfer to the proposed transferee, at the same price per share and upon the same terms and conditions, up to the maximum amount of additional Telesat Corporation Shares that the proposed transferee has agreed that it would be willing to acquire, subject to certain customary limitations and exceptions. The Registration Rights Agreement also provides that Telesat Corporation will indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

DESCRIPTION OF TELESAT PARTNERSHIP UNITS AND GP UNITS
From and after the Effective Time, the authorized units of Telesat Partnership will consist of: (i) an unlimited number of Class A Units, which will be held by the limited partners (other than Red Isle, Red Isle’s permitted transferees that are wholly owned by PSP Investments or any holder of Class D limited partnership units of Telesat Partnership (“Class D Units”) in their capacity as such) who can demonstrate to Telesat Partnership that they are Canadian (as defined in the Investment Canada Act); (ii) an unlimited number of Class B Units, which will be held by the limited partners (other than Red Isle, Red Isle’s permitted transferees that are wholly owned by PSP Investments or any holder of Class D Units in their capacity as such); (iii) Class C Units, which will be held by Red Isle or its permitted transferees that are wholly owned by PSP Investments; and (iv) Telesat Partnership GP Units, which will be held by Telesat Corporation as the general partner of Telesat Partnership. Class D Units will also be authorized from and after the Effective Time but may be issued only to a wholly owned subsidiary of the general partner of Telesat Partnership immediately before the Telesat Partnership Units cease to be outstanding. The number of Telesat Partnership Units to be issued pursuant to the Transaction will be determined prior to the closing of the Transaction based on the number of Telesat Partnership Elections by Loral stockholders.
The following is a summary of the material rights, privileges, restrictions and conditions that attach to the Telesat Partnership Units and the Telesat Partnership GP Units. This is a summary only and is subject to the detailed provisions of the Form of Partnership Agreement, attached hereto as Annex L.
Economic and Voting Rights
The Telesat Partnership Units are intended to provide economic rights that are substantially equivalent, and voting rights with respect to Telesat Corporation that are substantially equivalent, to the corresponding rights afforded to holders of Telesat Corporation Shares, as applicable.
Economic Rights
All Telesat Partnership Units will have the same economic rights. Further, for so long as Telesat Corporation is general partner of Telesat Partnership, if any shares in the capital of Telesat Corporation other than the Telesat Corporation Shares are issued by Telesat Corporation (“New Shares”), Telesat Corporation will (either immediately before or after such issuance), (A) cause Telesat Partnership to create a corresponding new class of Telesat Partnership units (“New Units”) that have corresponding distribution rights to such New Shares, (B) cause Telesat Partnership to issue one or more New Units to Telesat Corporation in exchange for the contribution by Telesat Corporation of the proceeds from, or other consideration received in connection with, the issuance of such New Shares to Telesat Partnership and (C) effect such amendments to the Partnership Agreement as are described in the Partnership Agreement.
Other material economic rights, privileges, restrictions and conditions attaching to the Telesat Partnership Units under the terms of the Partnership Agreement include the following:
•
Telesat Partnership Units will vote on a pass-through basis with corresponding classes of Telesat Corporation Shares.

•
Telesat Corporation may not issue or distribute rights, options or warrants or other securities or assets of Telesat Corporation to all or substantially all of the holders of Telesat Corporation Shares unless a corresponding distribution is made to holders of the Telesat Partnership Units.

•
No subdivision or combination of the outstanding Telesat Corporation Shares is permitted unless a corresponding subdivision or combination of Telesat Partnership Units is made.

•
Telesat Corporation and the Telesat Corporation Board are prohibited from proposing or recommending an offer for the Telesat Corporation Shares or for the Telesat Partnership Units unless the holders of the Telesat Partnership Units and the holders of Telesat Corporation Shares are entitled to participate to the same extent and on equitably equivalent basis.

•
Approval of holders of the Telesat Partnership Units is required for an action (such as an amendment to the Partnership Agreement) that would affect the economic rights of a Telesat Partnership Unit relative to a Telesat Corporation Share, as applicable.

•
Telesat Corporation, as general partner of the Partnership, is restricted from taking certain actions that would impact the capital structure of Telesat Partnership. However, the Partnership Agreement provides a caveat allowing Telesat Corporation to undertake and effect the transactions contemplated under Section 2.1 of the Transaction Agreement.

See also “Management of Telesat Partnership — Reciprocal Changes”, above.
Voting Powers
The holders of Telesat Partnership Units are indirectly entitled to vote in respect of matters on which holders of Telesat Corporation Shares are entitled to vote, including in respect of the election of directors of Telesat Corporation, through the Special Voting Shares. In connection with the Transaction, Telesat Corporation, Telesat Partnership and the Trustee will enter into the Trust Voting Agreement. This summary is qualified in its entirety by reference to that agreement, which is attached hereto as Annex G.
The Special Voting Shares are held by the Trustee, entitling the Trustee to that number of votes on applicable matters on which holders of Telesat Public Shares are entitled to vote that is equal to the number of Telesat Corporation Shares into which the Telesat Partnership Units held by the holders of such Telesat Partnership Units on the applicable record date are convertible. Pursuant to the Partnership Agreement, each holder of Telesat Partnership Units has the right to direct Telesat Corporation as to how to instruct the Trustee to vote the voting power of the Special Voting Shares corresponding to such holder’s Telesat Partnership Units. Pursuant to the Trust Voting Agreement, the Trustee is required to cast such votes in accordance with voting instructions provided to it by Telesat Corporation, in its capacity as general partner of Telesat Partnership. In the absence of instructions from Telesat Corporation with respect to all or any such votes, the Trustee will not exercise those votes.
Pursuant to the Partnership Agreement and the Telesat Corporation Articles, Telesat Corporation will also instruct the Trust how to vote the Golden Share. In the absence of instructions from Telesat Corporation with respect to how to vote the Golden Share, the Trustee will not vote the Golden Share. See “Description of Telesat Corporation Shares — Meetings and Voting Rights — Golden Share Mechanic”.
So long as any Telesat Partnership Units are outstanding, the Class D Units will not have any voting rights.
Exchange Right
From and after the Lock-Up Period, a holder of Telesat Partnership Units will have the right to require Telesat Partnership to repurchase (the “Exchange Right”) any or all of Telesat Partnership Units held by such holder in exchange for the applicable class of Telesat Corporation Shares; provided, however, that a holder of Telesat Partnership Units may exercise its Exchange Right at any time to effect a transfer to be effective prior to (and if so elected by such holder, subject to) the Closing of a Telesat Control Transaction so that such Telesat Corporation Shares to be received by such holder in such repurchase will have the full right and power to participate in such Telesat Control Transaction.
In order to exercise the Exchange Right, a holder of Telesat Partnership Units must deliver to Telesat Partnership, at its office (or at a designated office of Telesat Partnership’s transfer agent), a duly executed exchange notice (the “Exchange Notice”) together with such additional documents and instruments as the transfer agent and Telesat Partnership may reasonably require. The Exchange Notice must specify the number and class of Telesat Partnership Units in respect of which the holder is exercising the Exchange Right, and.in the case of Class C Units, whether such units are to be exchanged for Class C Fully Voting Shares or Class C Limited Voting Shares.
An exercise of the Exchange Right may be revoked by the exercising holder by notice in writing given to Telesat Partnership before the close of business on the second business day immediately preceding the exchange date specified in the applicable Exchange Notice, which date must be a business day and must not be less than two business days nor more than ten business days after the date upon which such Exchange Notice is delivered to Telesat Partnership (the “Exchange Date”). On the Exchange Date, Telesat Partnership will deliver or cause the transfer agent to deliver to the relevant holder the applicable number of Telesat Corporation Shares.

Notwithstanding the exercise of the Exchange Right, where a record date in respect of a distribution with respect to the Telesat Partnership Units occurs prior to the exchange date and there is any declared and unpaid distribution on any Telesat Partnership Unit so exchanged, such amount shall remain payable and shall be paid in the applicable form on the designated payment date to the former holder of the Telesat Partnership Unit so exchanged. In addition, any deferred tax distribution (as described below) shall remain due and payable.
Mandatory Exchange
Telesat Partnership may cause a mandatory exchange of the outstanding Telesat Partnership Units into Telesat Public Shares in the event that:
•
At any time the number of Telesat Partnership Units outstanding (other than Telesat Partnership Units held by Telesat Corporation and its affiliates) represents less than 2% of the capital of Telesat Corporation on a fully diluted basis (a “Sunset Exchange”);

•
A Telesat Control Transaction occurs in respect of which both: (i) the Telesat Corporation Board determines, in good faith, that such a transaction involves an arm’s length transaction with a bona fide third party for a legitimate commercial purpose other than to cause the exchange of the Telesat Partnership Units and (ii) the holders of the Telesat Partnership Units receive not less than 15 business days’ prior written notice prior to the date Telesat Corporation makes such a determination (a “Control Transaction Exchange”); or

•
The holders of the Telesat Partnership Units fail to take the necessary action at a meeting or other vote of holders of Telesat Partnership Units to approve or disapprove, as applicable, a matter that requires such approval or disproval, as applicable, to maintain the economic equivalence of the Telesat Partnership Units, the Telesat Partnership GP Units and the Telesat Corporation Shares (a “Voting Event Exchange”).

Where Telesat Partnership determines to cause the mandatory exchange of all of the outstanding Telesat Partnership Units into Telesat Corporation Shares, it will give prior written notice specifying the date of the mandatory exchange to the holders of Telesat Partnership Units at least 15 days prior to such mandatory exchange, in the case of a Sunset Exchange or a Control Transaction Exchange, and on the business day following the day on which the holders of the Telesat Partnership Units failed to take such action in the case of a Voting Event Exchange.
Conversion of Telesat Partnership Units
An issued and outstanding Class A Unit will immediately be converted into a Class B Unit automatically and without any further act of Telesat Partnership, the general partner or the holder thereof, if such Class A Unit is or becomes beneficially owned or controlled, directly or indirectly, by a person who is not a Canadian (as defined in the Investment Canada Act). In contrast, if an issued and outstanding Class B Unit becomes beneficially owned and controlled, directly or indirectly, by a person who is Canadian, then (i) such holder of Class B Units may notify Telesat Partnership of such holder’s status as Canadian, and (ii) upon providing evidence satisfactory to Telesat Partnership to confirm such holder’s status as Canadian, the Class B Units will be converted into an equal number of Class A Units.
Transfers
Under the Partnership Agreement, with the exception of the exchange rights set out under “— Exchange Right” and “— Mandatory Exchange” above, no limited partner of Telesat Partnership may transfer its Telesat Partnership Units unless, in the case of a natural person, upon their demise, to their estate and heirs or, in the case of someone who is not a natural person, (i) by operation of law upon the consummation of a merger, consolidation, amalgamation, liquidation, dissolution or similar transaction or (ii) pursuant to a transfer in which, for U.S. federal income tax purposes, the basis of the Telesat Partnership Unit in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor or is determined under section 732 of the Code. If such a transfer is effected, Telesat Corporation may require, among other things, that the applicable holder of Class A Units making a transfer provide a statutory declaration under the Canada Evidence Act or otherwise concerning whether the such holder or beneficial owner is a Canadian (as defined in the Investment Canada Act).
Each of PSP Investments (through Red Isle) and MHR may not transfer any of its interests in Telesat Partnership, other than transfers to its direct and indirect wholly owned subsidiaries. Further, until Red Isle no longer holds any Telesat Partnership Units, PSP Investments may not transfer its interests in Red Isle or reduce its economic exposure to Telesat Partnership Units held by Red Isle unless such transfer is to a direct or indirect wholly owned subsidiary of PSP Investments. However, upon the transferee of such interests no longer being a direct or indirect wholly owned subsidiary of the applicable transferor, such transferee must transfer the transferred interests back to the applicable transferor.
The general partner may not transfer its interests in the Partnership, except as described above under “Post-Closing Governance — Management of Telesat Partnership — Partnership Agreement”.
Notice of Meeting Rights
The holders of Telesat Partnership Units will have the right to receive notice of and to attend any meeting of the partners of Telesat Partnership at which the holders of Telesat Public Shares are entitled to vote. The general partner will mail or cause to be mailed (or otherwise communicate) to the holders of Telesat Partnership Units the notice of each meeting at which the holders of Telesat Public Shares are entitled to vote, together with the related materials and a statement as to the manner in which the holder may instruct the general partner to instruct the Trustee to exercise the votes attaching to the Special Voting Share, on the same day as Telesat mails (or otherwise communicates) the notice and materials to the holders of Telesat Public Shares. The general partner will also send to the holders of Telesat Partnership Units copies of proxy materials, all information statements, reports (including interim and annual financial statements) and other written communications sent by Telesat Corporation or third parties to the holders of Telesat Public Shares, provided, however, that the general partner shall not be required to provide a holder of Telesat Partnership Units with such mailing or communication if the Telesat Public Shares receivable upon the exchange of the Telesat Partnership Units do not have the right to vote.
The holders of Telesat Partnership Units will also have the right to receive notice of and to attend any meeting of the partners of Telesat Partnership.
Quorum
A quorum at any meeting of the partners of Telesat Partnership will consist of one or more partners present in person or by proxy holding a majority of the voting power which may be exercised at such meeting.
Dividend Rights
The general partner of Telesat Corporation will cause distributions to be made by Telesat Partnership to the partners in the following order of priority: (a) the general partner may, in its sole discretion, from time to time cause cash distributions to be made by Telesat Partnership to Telesat Corporation (which distributions will be made without pro rata distributions to the other partners) in such amounts as required for Telesat Corporation to pay certain expenses and tax liabilities described in the Partnership Agreement and (b) after payment of any deferred distributions described below, the general partner may, in its sole discretion, from time to time in such amounts as it shall determine, cause distributions to be made by Telesat Partnership to the partners in accordance with their percentage interests, pro rata.
In order to avoid having a holder of Telesat Partnership Units receive a distribution from Telesat Partnership, then immediately exchange their Telesat Partnership Units for Telesat Public Shares and receive a substantially equivalent distribution from Telesat Corporation as well, following completion of the Transaction, Telesat Corporation intends to adopt a dividend policy such that it will declare a concurrent dividend with the same record date.
In the event that any partner other than Telesat Corporation that is subject to U.S. federal income tax has net cumulative taxable income that exceeds zero, then on the next applicable tax distribution date, Telesat Partnership shall distribute to each partner, whether or not such partner is subject to U.S. federal income tax, its assumed tax liability, less all prior distributions pursuant to the preceding paragraph and this paragraph paid in respect of such partner’s units, provided, however, that Telesat Corporation may defer such distribution, which shall then accumulate at the rate of 10% per annum compounded daily, and shall be paid prior and in preference to any pro rata distribution to the holders of Telesat Partnership Units. If a holder of Telesat Partnership Units exchanges their Telesat Partnership Units for Telesat Corporation Shares, the holder will continue to be entitled to any unpaid deferred distribution.
Telesat Partnership is also required to make certain tax distributions to holders of Telesat Partnership Units; provided, however, that Telesat Corporation may defer such distributions, which shall then accumulate at the rate of 10% per annum compounded daily, and shall be paid prior and in preference to any pro rata distribution to the holders of Telesat Partnership Units.
So long as any Telesat Partnership Units are outstanding, the Class D Units will not participate in, or be entitled to, any distributions.
Amendments to the Partnership Agreement
Subject to the right of the general partner to amend the Partnership Agreement described below, the Partnership Agreement shall only be amended in writing and, from and after the Effective Time, only with the consent of all of the following (i) the shareholders of Telesat Corporation by resolution passed by a simple majority of all votes cast at a meeting by holders entitled to vote at such meeting or by written consent of the Telesat Corporation shareholders holding in the aggregate a majority of the outstanding Telesat Corporation Shares; (ii) a majority of the holders of Telesat Partnership Units; (iii) the shareholders of Telesat Corporation (other than Red Isle and any MHR entity and their respective affiliates and associates) by resolution passed by a simple majority of all votes cast by such shareholders at a meeting by holders entitled to vote at such meeting or by written consent of such shareholders holding in the aggregate a majority of the outstanding Telesat Corporation Shares (other than shares held by Red Isle and any MHR entity and their respective affiliates and associates); and (iv) a majority of the holders of Telesat Partnership Units (other than those beneficially owned by Red Isle and any MHR entity and their respective affiliates and associates). However, any amendment seeking to convert Telesat Partnership into a general partnership will require unanimous written consent of the partners. Further, no amendment will give anyone other than the general partner the right to dissolve Telesat Partnership; no amendment will be made without the consent of the general partner which would adversely affect the rights and obligations of the general partner; and any amendment that disproportionately and adversely affects any individual, group or class of holders of units as compared to any other holder of units will require the consent of each holder of units so disproportionately and adversely affected.
Any amendments to the rights, privileges, restrictions and conditions attaching to the Telesat Partnership Units will require (i) in the case of amendments that would increase or decrease the economic rights of a Telesat Partnership Unit relative to the applicable class of Telesat Corporation Shares, approval by (A) an ordinary resolution passed by holders of the applicable class of Telesat Partnership Units, (B) a majority of the applicable class of Telesat Corporation Shares and (C) the general partner, (ii) in the case of any amendment (x) not covered by (i) and (y) that would affect the rights, privileges, restrictions or conditions attaching to certain of the Telesat Partnership Unit in a manner adverse to those holders of Telesat Partnership Units relative to other holders, with the approval of the holders of the adversely affected Telesat Partnership Units and the general partner, or (iii) in the case of any other amendment that would affect the rights privileges, restrictions or conditions attaching to the Telesat Partnership Units, the general partner, provided that, until the date that the Contractual Designees (as defined in the Telesat Corporation Articles) nominated by PSP Investments and MHR pursuant to Article 10.2 of the Telesat Corporation Articles collectively constitute, in the aggregate, less than 50% of the members of the Telesat Corporation Board (the “Special Board Date”), the amendments set out in clause (iii) may only be made without the approval of any limited partner if approved by a majority of the Specially Designated Directors then in office.
The general partner may make the following amendments to the Partnership Agreement without the consent of the limited partners:
•
A change in the name of Telesat Partnership, the location of Telesat Partnership’s principal place of business or the registered office of Telesat Partnership;

•
The admission, substitution, withdrawal or removal of limited partners in accordance with the Partnership Agreement;

•
A change that the general partner, acting reasonably, determines is necessary to qualify or continue the qualification of Telesat Partnership as a limited partnership and which the limited partners have limited liability under applicable laws;

•
A change that, in the sole discretion of the general partner, is reasonable and necessary or appropriate to enable partners to take advantage of, or not be detrimentally affected by, changes, proposed changes or differing interpretations with respect to Canadian or U.S. income tax regulations, legislation or interpretation;

•
A change that the general partner, acting reasonably, determines to be necessary to satisfy any requirements, conditions or guidelines contained in any law;

•
A change in the fiscal year or taxable year of Telesat Partnership and any other changes that the general partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Telesat Partnership;

•
An amendment that the general partner, acting reasonably, determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership interests or options, rights, warrants or appreciation rights relating to partnership interests pursuant to Section 3.4 of the Partnership Agreement; and

•
Any amendment expressly permitted in the Partnership Agreement to be made by the general partner acting alone;

provided that certain of the amendments may only be made without the approval of any limited partner if approved by the majority of the Specially Designated Directors then in office.
From and after the Special Board Date, if neither any MHR entity nor PSP Investments is a 5% Holder, the general partner, with the approval of the Telesat Corporation Board, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with that amendment, to reflect: (a) a change to cure any ambiguity or to correct or supplement any provisions contained in the Partnership Agreement which may be defective or inconsistent with any other provision contained in the Partnership Agreement, in each case, that does not adversely affect the limited partners in any material respect, (b) a change that the general partner, acting reasonably, determines (i) is necessary to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any governmental authority, or (ii) is required to effect the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement that does not adversely affect the limited partners in any material respect, (c) an amendment that is necessary, in the written opinion of outside counsel to Telesat Partnership, to prevent Telesat Partnership, or the general partner or its directors, officers, trustees or agents from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor, or (d) an amendment that the general partner, acting reasonably, determines to be necessary or appropriate to reflect and account for the formation by Telesat Partnership of, or investment by Telesat Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by Telesat Partnership of activities permitted by the Partnership Agreement that does not adversely affect the limited partners in any material respect.
Dissolution
Telesat Partnership will dissolve upon: (i) the deemed removal of the general partner (unless the general partner is replaced pursuant to the Partnership Agreement), (ii) the sale, exchange, or other disposition of all or substantially all of the property of Telesat Partnership, if approved in accordance with the Partnership Agreement or (iii) after the Effective Time, no Telesat Partnership Units or Class D Units remain outstanding (each, a “Dissolution Event”).

Telesat Partnership will not dissolve by reason of death, bankruptcy, insolvency, mental incompetency or other disability of any limited partner or upon the transfer of any Telesat Partnership Units. Further, no limited partner has the right to ask for the dissolution of Telesat Partnership, for the winding-up of its affairs or for the distribution of its assets.
Upon a Dissolution Event:
•
Telesat Corporation will give prior notice of the dissolution to each limited partner and the transfer agent.

•
The receiver will:

◦
sell or otherwise dispose of the part of Telesat Partnership’s assets as the receiver considers appropriate;

◦
pay the debts and liabilities of Telesat Partnership and liquidation expenses;

◦
if there are any assets of Telesat Partnership remaining, distribute all property and cash in the following order:

•
first, to Telesat Corporation until it has received an amount sufficient to satisfy certain costs and expenses of Telesat Corporation relating to its role as general partner of the business and affairs of Telesat Corporation that are conducted through the Telesat Partnership or any of its subsidiaries;

•
second, to the partners of Telesat Partnership pro rata in accordance with their respective interests, subject to certain limitations; and

◦
satisfy all applicable formalities, including the filing of the declaration of dissolution.

◦
In the event of a dissolution of Telesat Corporation, holders of Telesat Partnership Units or Class D Units would not be entitled to a distribution of any assets or property of Telesat Corporation

General Partner Exculpation and Liability
Telesat Corporation, in its capacity as general partner of Telesat Partnership, has acknowledged that it will owe the same duties to the Telesat Partnership and the holders of Partnership Units as the board of directors of a British Columbia company owes to the company and its shareholders pursuant to sections 142(1)(a) and 142(1)(b) of the BCBCA and such additional non-waivable duties as provided under the Limited Partnership Act (Ontario). Telesat Corporation will not be liable for any act or omission in its capacity as a general partner, except to the extent constituting a breach of the foregoing duties. To the extent that the Telesat Corporation Board is found to have breached its duties or obligation to the holders of Telesat Corporation Shares, it will be deemed to have breached its duties and obligations to the holders of Partnership Units, who will be afforded an equivalent remedy to any remedy provided to the holders of Telesat Corporation Shares.
Indemnity
Telesat Partnership will indemnify any party that is or has been a general partner of Telesat Partnership or any of its affiliates, or any current or former officer, director, employee, partner, agent or trustee of such general partner or its affiliates (or any person taking action at the direction of such a person) from and against any and all losses, claims, damages, liabilities joint or several expenses (including, without limitation, legal fees and expenses on a solicitor/client basis), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such party is involved by reason of its status as a general partner of Telesat Partnership or as a current or former officer, director, employee, partner, agent or trustee of a general partner or its affiliates (or any person taking action at the direction of such a person). This indemnity is contingent on (i) the applicable indemnitee having acted honestly and in good faith with a view to the best interest of Telesat Partnership and, if applicable, its duties as general partner and (ii) in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, such indemnitee had reasonable grounds to believe its conduct was lawful. Further, if such indemnitee has been adjudged by a final decision of a court of competent jurisdiction that is no longer appealable to have failed to meet the applicable standard of conduct in the performance of, its obligations under the Partnership Agreement, they will not have the benefit of the indemnity described in this paragraph.
Withholding Rights
Telesat Corporation, in its capacity as general partner, may cause Telesat Partnership or any of its affiliates to comply with any withholding requirements established under applicable laws. To the extent that Telesat Partnership is required to or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to a holder of Telesat Partnership Units or to the extent that any payments made to Telesat Partnership Units are subject to withholding as a result of such payments being attributable to any particular holder of Telesat Partnership Units, Telesat Corporation may treat the amount withheld as a distribution of cash to such holder of Telesat Partnership Units in the amount of such withholding from or in respect of such holder.
Statutory Rights
Holders of Telesat Partnership Units have the right to exercise certain rights of shareholders of Telesat Corporation on an “as-if-exchanged” basis (i.e., such holders shall have the same rights as if they had exchanged their Telesat Partnership Units for Telesat Public Shares), including (i) rights of holders of Telesat Public Shares set forth in the Telesat Corporation Articles and under applicable law (other than voting rights and rights to dividends or other distributions) and (ii) statutory rights with respect to the inspection of books and records and shareholder lists, and make a shareholder requisition, to have a court call a shareholder meeting, to participate in a meeting telephonically and to submit shareholder proposals.
The tax consequences of receiving or holding Telesat Partnership Units may differ significantly from the tax consequences of receiving or holding Telesat Corporation Shares depending upon the holder’s particular circumstances. You should consider carefully the tax consequences to you in respect of receiving or holding Telesat Partnership Units. See “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” and “Material Tax Considerations — Material Canadian Federal Income Tax Considerations”.

COMPARISON OF RIGHTS OF TELESAT CORPORATION SHAREHOLDERS, TELESAT PARTNERSHIP UNITHOLDERS AND LORAL STOCKHOLDERS
As a result of the Transaction, Loral stockholders (other than Telesat Partnership) will cease to hold equity in Loral and become, at such stockholder’s election, a holder of Telesat Public Shares and/or Telesat Partnership Units. The rights of Loral stockholders are currently governed by the DGCL and the Loral Charter and amended and restated bylaws of Loral. If the Transaction is completed, the rights of holders of Telesat Corporation Shares will be governed by the BCBCA and the Telesat Corporation Articles (to be substantially in the form attached to this proxy statement/prospectus as Annex H) and the rights of holders of Telesat Partnership Units will be governed by the Limited Partnerships Act and the Partnership Agreement (to be substantially in the form attached to this proxy statement/prospectus as Annex L). As such, following the completion of the Transaction, former Loral stockholders will have different rights as Telesat Corporation or Telesat Partnership equityholders than they did as Loral stockholders.
This section of this proxy statement/prospectus describes the material differences between the existing rights of Loral stockholders and the expected rights of Telesat Corporation shareholders and Telesat Partnership Unit holders following completion of the Transaction. This section does not include a complete description of all differences among the existing rights of Loral stockholders and the expected rights of the Telesat Corporation shareholders and Telesat Partnership Unit holders, nor does it include a complete description of the specific rights of these persons.
The following summary is qualified in its entirety by reference to, and you are urged to read carefully, the Loral Charter and amended and restated bylaws of Loral, the Telesat Corporation Articles and the Partnership Agreement. This summary does not reflect any of the rules of the NASDAQ or any other exchange that may apply to Loral, Telesat Corporation or Telesat Partnership. Copies of the Loral Charter and amended and restated bylaws of Loral are filed as exhibits to the reports of Loral incorporated by reference in this proxy statement/prospectus. See the section “Where You Can Find More Information” elsewhere in this proxy statement/prospectus. Definitive copies of the Telesat Corporation Articles and the Partnership Agreement will be filed with the SEC and the Canadian Securities Administrators following completion of the Transaction.
LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
Governing Law
Delaware.	British Columbia.	Ontario.
Authorized Capital
Preferred: 10,000,000 shares, 50,000 designated as Series A Junior Participating Preferred Stock (“Series A Preferred Stock”), five (5) shares designated as Series B Preferred Stock (“Series B Preferred Stock”), and the remainder undesignated.	Preferred: An unlimited number of Class A Preferred Shares.	Preferred. If any New Shares are issued by Telesat Corporation, Telesat Corporation will (either immediately before or after such issuance) cause Telesat Partnership to create a corresponding new class of New Units that has corresponding distribution rights to such New Shares.
Common: 70,000,000 shares, of which 50,000,000 shares are designated as Loral Voting Common Stock and 20,000,000 shares are designated as Loral Non-Voting Common Stock.	Common: An unlimited number of Class A Shares, Class B Shares, Class C Fully Voting Shares, and Class C Limited Voting Shares.	Common: An unlimited number of Telesat Partnership GP Units, Class A Units, Class B Units, Class C Units and Class D Units. See “Description of Telesat Partnership Units and GP Units.”

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
Non-Economic Shares. An unlimited number of Super Voting Shares, and 1 each of the Class A Special Voting Share, the Class B Special Voting Share, the Class C Special Voting Share and the Golden Share. See “Description of Telesat Corporation Shares.”
Outstanding Capital
Preferred: No shares of Series A Preferred Stock outstanding. See the section “Shareholder Rights Plan” of Loral’s 8-K filed November 25, 2020, which is incorporated herein by reference.
5 shares of Series B Preferred Stock. See the section “Subscription Agreement for Series B Preferred Stock” of Loral’s 8-K filed November 25, 2020, which is incorporated herein by reference.
	Preferred: None.	Preferred: None.
Common: 21,427,078 shares of Loral Voting Common Stock outstanding, and 9,505,673 shares of Loral Non-Voting Common Stock outstanding.
As of November 30, 2020, the Loral record date, there were (i) 21,427,078 shares of Loral Voting Common Stock outstanding, (ii) 9,505,673 shares of Loral Non-Voting Common Stock outstanding and (iii) five shares of Series B preferred stock outstanding.

Common: The number of Telesat Corporation Shares outstanding after giving effect to the Transaction will not be determinable until immediately prior to the Closing. Each share of Loral common stock will be exchangeable for 1 Telesat Public Share, and each existing Telesat share will be exchangeable for 0.4136 Telesat Corporation Shares, other than Telesat shares held by Telesat’s individual stockholders who elect not to exchange such shares (if any), the Director Voting Shares and other de minimis exceptions.
Non-Economic Shares. 1 each of the Class A Special Voting Share, the Class B Special Voting Share, the Class C Special Voting Share and the Golden Share.

Common: The number of Telesat Partnership GP Units and Telesat Partnership Units outstanding after giving effect to the Transaction will not be determinable until immediately prior to the Closing. Each share of Loral common stock will be exchangeable for 1 Partnership Unit.
Under the Transaction Agreement, Red Isle will receive Class C Shares and Class C Units in connection with the Transaction. Similarly, MHR will elect to receive Class B Units in connection with the Transaction, pursuant to the Voting Support Agreement.

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
Conversion and Exchange Rights
None.
Prior to the consummation of an Unwind Transaction:
A Class A Share will automatically convert into one Class B Share if acquired by a non-Canadian.
A Class B Share may be converted into one Class A Share if the holder can demonstrate to Telesat Corporation that such holder is Canadian.
Class C Shares may be converted between Fully Voting and Limited Voting as determined by PSP Investments and will be converted into Class A Shares or Class B Shares upon acquisition by a person other than PSP Investments or Red Isle. See “Description of Telesat Corporation Shares — Conversion of Telesat Corporation Shares”.
Upon consummation of an Unwind Transaction:
Each Class B Share will immediately be converted into one Class A Share (and the Golden Share will be redeemed). See “Description of Telesat Corporation Shares — Meetings and Voting Rights — Unwind of Canadian Structure”.

From and after the Lock-Up Period, a holder of Telesat Partnership Units will have an Exchange Right to exchange such Telesat Partnership Units for an equal number of Telesat Corporation shares of the applicable class. A holder may convert prior to the expiration of the Lock-Up Period in order to participate in a Telesat Control Transaction.
The Telesat Partnership Units will also be subject to mandatory exchange under certain circumstances. See “Description of Telesat Partnership Units and GP Units — Exchange Right”.

Voting Rights
Voting Common Stock: 1 vote per share.
Non-Voting Common Stock: No voting rights, except as provided by the DGCL or if voting as a separate class on amendments to provisions of the Loral Charter that provide for the equal treatment of the Loral Non-Voting Common Stock and the Loral Voting Common Stock.
Telesat Corporation Shares: 1 vote per share, except that Class C Limited Voting Shares do not vote in elections of directors, and subject to the Non-Canadian Voting Limitation (except in Second Tabulation matters).
Special Voting Shares. A number of votes equal to the number of Telesat Partnership Units of the corresponding class for which voting instructions are given.
Golden Share: A number of votes so that the votes of Canadian

Voting on Partnership Matters
The holders of Telesat Partnership Units will have the right to receive notice of and to attend any meeting of partners of Telesat Partnership.
So long as any Telesat Partnership Units are outstanding, Class D Units will not have any voting rights.
Voting on Telesat Corporation Matters via the Special Voting Shares

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP

holders of Telesat Corporation shares and Telesat Partnership Units are a majority of the votes cast, plus voting rights transferred as a result of the Non-Canadian Voting Limitation.
See “Description of Telesat Corporation Shares — Meetings and Voting Rights — Golden Share Mechanic” and “— Voting of the Special Voting Shares and the Golden Share”.
Each holder of a Telesat Partnership Unit on the record date for any meeting or shareholder consent at which holders of Telesat Corporation Shares are entitled to vote will be entitled to vote on an as-if-exchanged basis by virtue of the Special Voting Shares as described above under “Description of Telesat Corporation Shares — Meetings and Voting Rights — Voting Matters” and “— Voting of the Special Voting Shares and the Golden Share”.
Dividend Rights
The DGCL generally provides that, subject to certain restrictions, the directors of every corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year.
The holders of Loral Voting Common Stock and Loral Non-Voting Common Stock, subject to the DGCL and the preferences and other rights of holders of any series of preferred stock, are entitled to share ratably in any dividends when and as declared by the board of directors out of legally available funds.

Under the BCBCA, Telesat Corporation may (unless the Telesat Corporation Articles provide otherwise) (i) pay a dividend by issuing shares or warrants of the corporation; or (ii) pay a dividend in money or property unless there are reasonable grounds for believing that: (a) the company is insolvent, or (b) the payment of the dividend would render the company insolvent.
Under the Telesat Corporation Articles, Telesat Corporation will make distributions pro rata to the Telesat Corporation Shares as described under “Description of Telesat Corporation Shares — Dividend Entitlements”.

Distributions will be made first to Telesat Corporation to pay certain expenses and tax liabilities described in the Partnership Agreement and then, after payment of any deferred distributions described below (or above under “Description of Telesat Partnership Units — Dividend Rights”), to the partners in accordance with their percentage interests, pro rata.
Telesat Partnership is also required to make certain mandatory tax distributions; provided, however, that Telesat Corporation may defer such distribution, which shall then accumulate at the rate of 10% per annum compounded daily, and shall be paid prior and in preference to any pro rata distribution to the holders of Telesat Partnership Units. If a holder of Telesat Partnership Units exchanges their Telesat Partnership Units for Telesat Public Shares, the holder will continue to be entitled to any unpaid deferred distribution. See “Description of Telesat Partnership Units and GP Units — Dividend Rights”.

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
Size of the Board of Directors
The Loral Board may consist of up to seven members. The Loral Board currently has six members.	The Telesat Corporation Board will initially be comprised of ten directors. Following such time as no principal shareholder or its assignee has the right to designate director nominees, the number of directors shall be set by resolution of the shareholders or as adjusted by the Telesat Corporation Board from time to time, subject to the provisions of the BCBCA. See “Post-Closing Governance — Composition of the Telesat Corporation Board and Committees”.	Telesat Partnership is managed by Telesat Corporation, its sole general partner and does not have a separate board of directors or equivalent body.
Classification of the Board of Directors
Loral has three classes of directors serving staggered three-year terms, with each of Class I and Class II consisting of two directorships and Class III consisting of three directorships.	The Telesat Corporation Board is not classified.	Not applicable.
Special Rules Regarding Director Nominations
None.
The Telesat Corporation Articles provide that prior to an Unwind Event a majority of the Telesat Corporation Board must be Canadian, and will be initially comprised of 10 members, as follows:
•
the Chief Executive Officer of Telesat Corporation,

•
three directors designated by PSP Investments and its affiliates,

•
three directors designated by MHR and its affiliates, and

•
three independent directors designated by the Nominating Committee, who will qualify as Specially Designated Directors.

Pursuant to the Investor Rights Agreements, the number of designees each of PSP Investments and MHR will be entitled to designate to the board
Not applicable.

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
of directors of Telesat Corporation will be reduced to two, one and zero, respectively upon PSP Investments or MHR, respectively, owning less than 25%, 15% or 5% of the Telesat Corporation Shares and the Telesat Partnership Units (on an “as-if-exchanged” basis) outstanding as of the Closing. The number of independent directors that the Nominating Committee may designate will be increased by one each time the number of designees PSP Investments or MHR is entitled to designate is so reduced. See “Post-Closing Governance — Composition of the Telesat Corporation Board and Committees — Director Independence”.
Election of Directors
Plurality vote.
Plurality vote.
Under the Investor Rights Agreements, each of MHR and PSP Investments are obligated to vote, and cause its respective controlled affiliates to vote, for the Telesat Corporation nominees in the same proportion as votes are cast by all other holders entitled to vote on the matter (excluding, for the purposes of this calculation, any votes to be cast pursuant to the terms of the Investor Rights Agreements). See “Description of Telesat Corporation Shares — Approval of Matters — MHR and PSP Investments Approvals”.
Not applicable. Holders of Telesat Partnership Units will vote on the election of the Telesat Corporation Board on an as-if-exchanged basis.
Removal of Directors
Under the Loral Charter, a director, other than a director elected solely by the holders of any series of preferred stock, may be removed from office only for cause and only by the vote of at least two-thirds in voting power of the outstanding stock entitled to vote in an election of directors.
The Loral Board currently does	Under the Telesat Corporation Articles, the removal of any director from office requires a resolution that is approved by a vote of at least 75% of the voting power represented by the outstanding Telesat Corporation Shares and Special Voting Shares, voting together as a single class.
Telesat Corporation cannot be removed as general partner.
Holders of Telesat Partnership Units will vote on any removal of a member of the Telesat Corporation Board on an as-if-exchanged basis through the Special Voting Shares.

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
not have any directors elected solely by the holders of any series of preferred stock.
Filling of Vacancies on the Board of Directors
Under the DGCL, a majority of the directors in office can fill any vacancy or newly created directorship. The Loral Charter provides that, subject to the rights of the holders of shares of any series of preferred stock then outstanding, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only by a majority of the directors then in office (even though less than a quorum is then in office) or by the sole remaining director and any director elected to fill a vacancy may hold office for a term that coincides with the term of the class to which such director was elected.	Under the BCBCA and the Telesat Corporation Articles, a vacancy among the directors created by the removal of a director may be filled by the board of directors, provided that each of PSP Investments and MHR will have the exclusive right to fill vacancies of any directorship for which it has the right to designate a director, as provided the Investor Rights Agreements.	Not applicable.
Corporate and Business Opportunities
None.
Under the BCBCA and applicable common law, directors have a fiduciary obligation to act in the best interests of a corporation, including with respect to business opportunities.
Under the Telesat Corporation Articles, Telesat Corporation (including on behalf of its subsidiaries) renounces any interest in certain enumerated business opportunities, other than business opportunities first discovered by, or offered to, a director of Telesat Corporation in his or her capacity as such. However, a director and/or his or her related parties may pursue a business opportunity first offered to such director in his or her capacity as a director of Telesat Corporation if the opportunity is disclosed to Telesat Corporation and has been separately offered to
Under the Partnership Agreement, Telesat Corporation, in its capacity as general partner of Telesat Partnership, owes the same duties to Telesat Partnership and the holders of Partnership Units as the board of directors of a British Columbia company owes to such company and its shareholders pursuant to sections 142(1)(a) and 142(1)(b) of the BCBCA and additional non-waivable duties as provided under the Limited Partnership Act (Ontario). However, the Partnership Agreement provides that, if the general partner is a person other than Telesat Corporation or its successor: (i) it is not a breach of the general partner’s duties to engage in business interests and activities in preference to or to the exclusion of Telesat Partnership (or its

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
	such director and/or his or her related parties in a different capacity and they have informed Telesat Corporation of the opportunity (collectively the “Renunciation of Business Opportunities”). The Telesat Corporation Articles further provide that Telesat Corporation’s directors and certain related parties have not renounced the enumerated business opportunities and have no obligation to communicate or offer such opportunities to Telesat Corporation or its subsidiaries. See the section entitled “Risk Factors — The Telesat Corporation Articles will include a renunciation of certain business opportunities which could enable related parties to benefit from business opportunities that might otherwise be available to Telesat Corporation”.	subsidiaries); (ii) the general partner has no obligation to present business opportunities to Telesat Partnership (or its subsidiaries) and (iii) the doctrine of corporate opportunity does not apply to the general partner.
Forum Selection
None.	Under the Telesat Corporation Articles, unless Telesat Corporation consents in writing to the selection of an alternative forum, the British Columbia courts will be the sole and exclusive forum for: (1) derivative actions, (2) claims for breach of fiduciary duty, (3) claims under the BCBCA or the Telesat Corporation Articles, and (4) claims relating to the relationship between Telesat Corporation and its subsidiaries. To the extent a shareholder files a foreign action with respect to any such matters, the shareholder will be deemed to have consented to (i) the personal jurisdiction of the British Columbia courts and (ii) service on a shareholder being made by service on such shareholder’s counsel (in lieu of such shareholder).	The partners consent to the non-exclusive jurisdiction of the courts of Ontario.

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
Ability to Call Special Meetings
Under the DGCL, a Loral meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.
Under the Loral Charter and Loral’s amended and restated bylaws, the chairman of the board of directors, the chief executive officer and president, three or more members of the board of directors or the chief executive officer and president, at the request of a majority of the voting power of the then outstanding shares of capital stock then entitled to vote, may call at any time, a special meeting of stockholders.

Under the BCBCA, shareholders who hold in the aggregate at least 1/20 of the issued shares of Telesat Corporation that carry the right to vote at general meetings may requisition a general meeting for the purpose of transacting any business that may be transacted at a general meeting. Upon meeting the technical requirements set out in the BCBCA for making such a requisition, the directors of the corporation must call a general meeting to be held not more than four months after the date on which the requisition was received. If they do not call such meeting within 21 days after receiving the requisition, the requisitioning shareholders, or any one or more of them holding, in the aggregate, more than 1/40 of the issued shares of the company that carry the right to vote at general meetings may send notice of a general meeting to be held to transact the business stated in the requisition.
In addition, the Telesat Corporation Articles provide that the Telesat Corporation Board may call special meetings of shareholders at any time.

The general partner may call a general meeting of partners at any time and place as it deems appropriate in its absolute discretion. Holders of Telesat Partnership Units will not have the ability to requisition a meeting of partners.
Holders of Telesat Partnership Units will have the same right on an as-if-exchanged basis to requisition a meeting as holders of Telesat Corporation shares.

Action by Written Consent
The DGCL provides that, except as otherwise stated in a corporation’s certificate of incorporation, stockholders may act by written consent without a meeting.
The Loral Charter provides that, subject to the rights of holders of any series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a

Under the BCBCA, shareholder action may be taken by a consent resolution, which is deemed to be a proceeding at a meeting of such shareholders and to be valid and effective as if passed at a meeting of shareholders.
A consent resolution requires the consent in writing of all shareholders entitled to vote on the resolution, except where the consent resolution is an “ordinary resolution”. An ordinary resolution may be passed if, after being submitted to all shareholders entitled to vote at

Pursuant to the Partnership Agreement, an ordinary resolution includes a written resolution signed by partners holding in the aggregate more than 50% of the aggregate number of Telesat Partnership Units entitled to vote thereon (excluding Telesat Partnership Units held by Telesat Corporation and its subsidiaries) or at any adjournment of that meeting, called in accordance with the Partnership Agreement.
The holders of Telesat

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
meeting.	a general meeting, it is consented to in writing by holders of shares carrying at least a special majority of the votes entitled to be cast on the resolution. A special majority is typically 2/3 unless the articles of the company set the threshold for passing a special resolution at a higher level, up to 3/4, which the Telesat Corporation Articles do not. As such, 2/3 constitutes a special majority of the shareholders of Telesat Corporation.	Partnership Units will have the ability to participate in a written consent on an as-if-exchanged basis through the Special Voting Shares.
Advance Notice Requirements for Equityholder Proposals
Loral’s amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors.	The Telesat Corporation Articles contain the advance notice provisions summarized under “Description of Telesat Corporation Shares — Advance Notice Requirements”.	Not applicable.
Amendment of Governing Documents
The DGCL generally provides that amendments to a certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote.
Under the Loral Charter, in addition to any affirmative vote of the holders of any particular class or series of the capital stock of Loral required by law or by the Loral Charter, the affirmative vote of the holders of not less than 80% in voting power of the outstanding shares then entitled to vote upon the election of directors generally, voting together as a single class, is required for the alteration, amendment, or repeal of (i) indemnification obligations of

The Telesat Corporation Articles may only be amended with:
•
the approval required by the BCBCA (including, in certain cases, the class or series approval rights noted below),

•
so long as either MHR and/or PSP Investments is a 5% Holder, in the case of certain provisions of the Articles more fully described above under “Description of Telesat Corporation Shares — Approval of Matters — MHR and PSP Investments Approvals”, the vote of either a majority of the Specially Designated Directors then in office or at least a simple majority of the votes cast by the holders of Telesat Corporation Shares and Special Voting Shares, voting together as a single class, but

The Partnership Agreement may only be amended with the consent of all of the following: (i) a majority of the shareholders of Telesat Corporation, (ii) a majority of the holders of Telesat Partnership Units, (iii) a majority of the shareholders of Telesat Corporation (other than Red Isle and any MHR entity and their respective affiliates and associates), and (iv) a majority of the holders of Telesat Partnership Units (other than those beneficially owned by Red Isle and any MHR entity and their respective affiliates and associates).
Any amendments to the rights, privileges, restrictions and conditions attaching to the Telesat Partnership Units will require (i) in the case of amendments that would increase or decrease the economic rights

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
Loral toward officers and directors set forth in the Loral Charter, and (ii) the provision providing for the 80% amendment threshold.
Under the DGCL, stockholders of a corporation entitled to vote and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power, separately, to adopt, amend and repeal the bylaws of a corporation.
Loral’s amended and restated bylaws may be amended only by its board of directors or upon the vote of holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of the board of directors.

excluding shares of Telesat Corporation beneficially owned by PSP Investments, MHR, or their respective affiliates or associates and Special Voting Shares to the extent that the vote thereof is directed by PSP Investments, MHR, or their respective affiliates or associates, and
•
prior to the occurrence of an Unwind Transaction, the approval of a simple majority of the votes cast by the holders of Telesat Corporation Shares and Special Voting Shares, voting together as a single class.

Under the BCBCA, most changes to a company’s notice of articles or articles require the passage of the type of resolution specified by the BCBCA or, if the BCBCA does not specify the type of resolution, by the type of resolution specified by the company’s articles.
Where the Telesat Corporation Articles contain a right or special right attached to issued shares, any change that will prejudice or interfere with those rights must be consented to by a special separate resolution of the holders of that class or series of shares.
See “Telesat Corporation Shares — Corporate Approvals”.

of a Telesat Partnership Unit relative to the applicable class of Telesat Public Shares, approval by (a) an ordinary resolution passed by holders of the applicable class of Telesat Partnership Units, (b) a majority of the applicable class of Telesat Public Shares and (c) the general partner, (ii) in the case of any amendment (x) not covered by (i) and (y) that would affect the rights, privileges, restrictions or conditions attaching to certain of the Telesat Partnership Unit in a manner adverse to those holders of Telesat Partnership Units relative to other holders, with the approval of the holders of the adversely affected Telesat Partnership Units and the general partner, or (iii) in the case of any other amendment that would affect the rights privileges, restrictions or conditions attaching to the Telesat Partnership Units, until the Special Board Date, with the approval of a majority of the Specially Designated Directors then in office.
In addition, Telesat Corporation has the unilateral right to make certain technical amendments of the Partnership Agreement.
See “Description of Telesat Partnership Units and GP Units — Amendments to the Partnership Agreement”.

Anti-Takeover Statutes
Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner.	The BCBCA provides that if a person (“acquiring person”) makes an offer to acquire shares, or any class of shares, to shareholders of a company and, within four months after the making of the acquisition offer, the offer is accepted by shareholders that hold at least 9/10 of the shares or the shares of the class involved (other than those already held by the acquiring person), the acquiring	Not applicable.

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is defined generally as a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.
Loral is subject to section 203 of the DGCL.

person may, within five months of making the offer, send written notice to any offeree who did not accept the offer stating that the acquiring person wishes to acquire the shares of that offeree. The delivery of such a notice by the acquiring person obligates it to acquire such shares for the same price and on the same terms contained in the acquisition offer unless a court orders otherwise.
If an acquiring person does not send a notice to an offeree who did not accept the offer within one month of becoming entitled to do so, the acquiring person must send a written notice to the offeree stating that the offeree may require the acquiring person to acquire the shares of the offeree involved in the acquisition offer on the same terms and conditions as the acquisition offer, within three months of the notice.
Pursuant to applicable Canadian securities laws, an offer to acquire outstanding voting securities or equity securities of a class made to one or more persons, where the securities subject to the offer to acquire, together with the offeror’s securities, constitute in the aggregate 20% or more of the outstanding securities of such class of securities on the date of the offer to acquire constitutes a “take-over bid” for purposes of the applicable Canadian provincial securities laws. Absent relying on an exemption, such offer to acquire would need to be made by way of a formal take-over bid to all shareholders.

Mergers and Similar Transactions
Under the DGCL, the approval of the board of directors and the holders of a majority of the shares entitled to vote is required for a merger, consolidation or sale of all of substantially all of a	Under the BCBCA, a corporation may amalgamate with another corporation that is not wholly owned by it or under common ownership with if it enters into an amalgamation	For so long as Telesat Partnership Units remain outstanding, Telesat Corporation will not (i) propose or recommend a formal offer for Telesat Corporation Shares unless holders of Telesat Partnership

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
corporation’s assets.
The DGCL further provides that a “short-form merger” may be consummated by an acquirer that owns at least 90% of the shares of the target company without approval of the board of the target company or a separate shareholder vote.
The DGCL also sets out certain circumstances where a company may effect a short-form merger if the acquirer owns a sufficient number of shares to approve the merger (typically a majority of the outstanding shares) following the completion of a tender offer.

agreement with the counterparty that complies with certain statutory requirements and if the amalgamation agreement is adopted by a 2/3 resolution (if not otherwise specified in the company’s articles) of shareholders, including shareholders that otherwise do not have the right to vote.
Shareholders of classes or series of shares that have attached to them rights and restrictions that would be prejudiced or interfered with by the adoption of the amalgamation agreement must provide their class or series approval to the agreement by way of a special separate resolution. In addition, approval of the British Columbia court or filings with the registrar must be made as prescribed by the BCBCA that ensure the interests of creditors of the amalgamating corporations are not prejudiced.
A corporation may also propose an arrangement with shareholders and others that, among other things, alters the notice of articles or articles of the corporation, alters special rights and restrictions attaching to shares, provides for the amalgamation of one or more corporations or transfers all or any part of the property of the corporation to another corporation in exchange for money or other property of the other corporation. In order for an arrangement to become effective, shareholders must approve of it by a 2/3 resolution (if not otherwise specified in the company’s articles), including shareholders that otherwise do not have the right to vote. Separate classes and series of shares with whom an arrangement is proposed will have separate class votes. Court

Units are entitled to participate in the offer to the same extent as the holders of Telesat Corporation Shares or (ii) propose or recommend a formal offer for Telesat Partnership Units unless holders of Telesat Corporation Shares are entitled to participate in the offer to the same extent and on an equitably equivalent basis as the holders of Telesat Partnership Units.
So long as any Telesat Partnership Units are outstanding, Telesat Corporation will not consummate a transaction in which all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of an amalgamation, arrangement or merger, of the continuing corporation resulting therefrom. This does not apply to a transaction if such other person or continuing corporation by operation of law, becomes bound by the Partnership Agreement and the Trust Voting Agreement or, if not so bound, executes an agreement to evidence the assumption of all of the rights and obligations of the general partner under the Partnership Agreement, approval is received by either a majority of the Specially Designated Directors or at least a simple majority of the votes of the Telesat Corporation Shares and such transaction is on terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of any party to the Partnership Agreement.
Nothing in the Partnership Agreement prevents Telesat Corporation from amalgamating or merging with any wholly owned direct or indirect

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP

approval will also be required.
A disposal of substantially all of the undertaking of the corporation requires authorization of shareholders by way of a 2/3 resolution (if not otherwise specified in the company’s articles), unless carried out in the ordinary course of business.
Prior to the occurrence of an Unwind Transaction, taking an action to effect an amalgamation, merger or other combination of Telesat Corporation with another person or to consolidate, recapitalize or reorganize Telesat Corporation or to continue Telesat Corporation under the laws of another jurisdiction requires the following approval:
•
the approval required by the BCBCA, and

•
the vote of a majority of the Telesat Corporation Shares and the Special Voting Shares, voting together as a single class.

In addition, until such time as neither MHR nor PSP Investments is a 5% holder, and where the consideration to be received by holders of Telesat Corporation Shares in such transaction is equity securities not listed on certain designated exchanges, either the approval of a majority of the Specially Designated Directors, or simple majority of the shares held by holders not affiliated with a party with the right to designate a director nominee.
subsidiary provided that all assets of such a subsidiary are transferred either to Telesat Corporation, to another wholly owned subsidiary of Telesat Corporation, or are distributed among the subsidiary’s shareholders.
Preemptive Rights
None.	None.	None.
Exculpation of Directors and Officers
As permitted by the DGCL, the Loral Charter provides that its directors will not be personally liable to Loral or its stockholders	The Telesat Corporation Articles provide that, to the extent permitted by law, directors and officers of Telesat Corporation	Under the Partnership Agreement, Telesat Partnership will not be personally liable for returning any limited partner’s

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
for monetary damages for breach of fiduciary duty as a director, except for liability:
•
for any breach of the director’s duty of loyalty;

•
for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•
for any transaction from which the director derives an improper personal benefit.

will not be held liable for the acts of any other director, officer or employee, for any loss, damage or expense resulting to Telesat Corporation through the insufficiency or deficiency of title to any property or assets, or for losses/damages arising from the bankruptcy or insolvency or tortious act of any party who may hold or misappropriate assets of Telesat Corporation, unless such indemnified party would be held liable due to their failure to act honestly and in good faith with a view to the best interests of Telesat Corporation or to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
capital contribution to Telesat Partnership.
None of Telesat Partnership’s general partner, its officers, directors, shareholders, employees or agents will be liable for damages or otherwise to Telesat Partnership or its limited partners for an action taken or failure to act on behalf of Telesat Partnership within the scope of the authority given to the general partner of Telesat Partnership under the Partnership Agreement or by law, unless the act or omission was performed or omitted in breach of the general partner’s duties.

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
Directors’ and Officers’ Indemnification
Loral’s directors and officers are indemnified to the fullest extent authorized by the DGCL, including the right to be advanced defense expenses.
Loral maintains director and officer liability insurance for the benefit of all of the directors and officers of Loral for liability incurred by them in such capacity.

The Telesat Corporation Articles require Telesat Corporation to indemnify directors and officers of Telesat Corporation, former directors or officers of Telesat Corporation or other individuals who, at Telesat Corporation’s request, act or acted as directors or officers or in a similar capacity of another entity and such person’s heirs and legal representatives to the extent permitted by the BCBCA.
In accordance with the Telesat Corporation Articles, it is expected that Telesat Corporation will purchase director and officer liability insurance for the benefit of all of the directors and officers of Telesat Corporation for liability incurred by them in such capacity. It is also anticipated that Telesat Corporation will enter into indemnification agreements under which it will hold such indemnitees harmless to the fullest extent permitted by the BCBCA for liabilities arising out of their nexus with Telesat Corporation and Telesat Corporation will advance all defense expenses.

Under the Partnership Agreement, in most circumstances, Telesat Partnership will indemnify any party that is or has been a general partner of Telesat Partnership or any of its affiliates, or any current or former officer, director, employee, partner, agent or trustee of such general partner or its affiliates (or any person taking action at the direction of such a person), and such indemnity will apply in the circumstances described above under “Exculpation of Directors and Officers — Telesat Partnership”.
This indemnification will be made only out of the assets of Telesat Partnership and will only be available if the Telesat Partnership indemnitee acted honestly and in good faith, with a view to the best interests of Telesat Partnership.

Equityholder Rights Plan
In order to protect the integrity of the stockholder vote on the Transaction, the Loral Board has adopted the Loral Stockholder Rights Plan, which would be triggered if a person or group of persons acquires or announces the intention to acquire shares of Loral Voting Common Stock such that, after giving effect to such acquisition, such person or group of persons would own more than 15% of the shares of Loral Voting Common Stock held by Loral stockholders who are not affiliated with MHR or any party to the Transaction
Telesat Corporation is not expected to adopt a shareholder rights plan upon the Closing.
The Telesat Corporation board of directors could adopt a shareholder rights plan without prior shareholder approval at any future time but, if the Telesat Public Shares are listed on the TSX, would be required to seek approval of shareholders (simple majority) at the next meeting of shareholders of Telesat Corporation in accordance with the requirements of the TSX. Securities regulators in Canada
Not applicable.

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
Agreement or certain of their respective affiliates as provided in the Transaction Agreement, or for those Loral stockholders already over such 15% threshold, if such stockholder increases its ownership of such shares in Loral by 0.001% or more. The Loral Stockholders Rights Plan will expire immediately on the first to occur of: receipt of the Requisite Stockholder Vote, termination of the Transaction Agreement and November 22, 2021. See “The Transaction — Loral Stockholder Rights Plan”.	will generally not permit a reporting issuer to utilize a shareholder rights plan to prevent shareholders from tendering to a formal take-over bid made to all shareholders.
Oppression Remedy
The DGCL does not provide for an oppression remedy.
The BCBCA provides an oppression remedy that enables a court to make an order, whether interim or final, if an application is made to a court by a shareholder in a timely manner and it appears to the court that there are reasonable grounds for believing (i) that the affairs of the company are being or have been conducted, or the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or (ii) that some act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders. The term shareholder includes a beneficial owner of a share of the company and any other person whom the court considers to be an appropriate person to make an application.
The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders. While conduct that
Not applicable.

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
is in breach of fiduciary duties of directors or that is contrary to the legal rights of a shareholder will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights.
Quorum of Shareholders
Loral’s amended and restated bylaws provide that the holders of at least a majority in voting power of the capital stock of Loral entitled to vote at any meeting of shareholders, present in person or represented by proxy, constitute a quorum for the transaction of business at all meetings of Loral stockholders. If a quorum is not present, the chairman of the meeting or the holders of at least a majority in voting power of the capital stock of Loral present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting.	The Telesat Corporation Articles provide that the quorum for any meeting shall be the presence in person or by proxy of shareholders holding shares representing no less than a majority of the votes entitled to be cast at the meeting.	A quorum at any meeting of partners will consist of one or more partners present in person or by proxy holding a majority of the voting power which may be exercised at such meeting.
Inspection of Corporate Records
Under the DGCL, any stockholder may inspect Loral’s stock ledger, a list of its stockholders, and its other books and records for a proper purpose during usual business hours. Moreover, under the DGCL and Loral’s amended and restated bylaws, Loral must make available, before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, showing the address of each stockholder and the number of registered shares in the name of each stockholder. The list must be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting on a reasonably accessible electronic	Under the BCBCA, a company must keep the company records listed in Section 42 of the BCBCA, including its charter documents, minutes and resolutions of shareholders and directors and certain registers. A company must keep different records available for inspection and copying by certain classes of persons, including current directors, former directors, shareholders, former shareholders, qualifying debentures and members of the public. If the company is a public company, any person may, without charge, inspect all of the records except minutes or resolutions of the directors and committees of the board and certain other specific documents.
The general partner is required to keep appropriate books and records with respect to Telesat Partnership’s business at the principal office of Telesat Partnership. The general partner will forward to the limited partners all reports and financial statements that may be required under applicable securities legislation.
Subject to the right of the general partner to keep Telesat Partnership information confidential, each limited partner shall have the right, for a purpose reasonably related to that limited partner’s own interest as a limited partner in Telesat Partnership, to receive the following:
•
a current list of the name and

LORAL	TELESAT CORPORATION	TELESAT PARTNERSHIP
network (provided that the information required to gain access to such list is provided with notice of the meeting) or during normal business hours, at the principal place of business of Loral. The list must also be produced at the time and place of the meeting during the whole time thereof.	Further, companies may, by ordinary resolution, impose restrictions on the times during which a person, other than a current director, may inspect their records, but those restrictions must comply with the inspection times prescribed by regulation.
last known address of each limited partner;
•
copies of the Partnership Agreement, the declaration of limited partnership and the current record of the partners of Telesat Partnership;

•
copies of all documents filed by Telesat Partnership with a securities regulatory authority in Canada;

•
copies of minutes of meetings of the partners; and

•
any other information regarding the affairs of Telesat Partnership as is just and reasonable.

Pursuant to the Partnership Agreement, Telesat Corporation agrees that holders of Telesat Partnership Units shall have the right to inspect its books and records as set forth in Section 46, 48, 196(4) and (5), 436(2) and 428(1) of the BCBCA.

PROPOSAL 1: APPROVAL AND ADOPTION OF THE TRANSACTION AGREEMENT
Overview
The Loral Board, by resolutions unanimously adopted (with two directors having recused themselves from participating in the Loral Board vote due to their affiliation with MHR) at a meeting duly called and held, has determined that the Transaction Agreement and the Transaction are in the best interests of Loral and the Loral stockholders, has resolved to recommend that the Loral stockholders vote to adopt the Transaction Agreement, and has directed that the Transaction Agreement and the consummation of the Transaction be submitted to the Loral stockholders for their consideration.
The adoption of the Transaction Agreement requires approval by the Statutory Vote and the Disinterested Stockholder Vote.
Consequences if the Transaction Proposal is not Approved
The Transaction Agreement provides Red Isle the right to collect a termination fee from Loral in the amount of $6,550,000 to the extent Loral stockholders fail to approve the adoption of the Transaction Agreement at the Loral Stockholder Meeting. Such termination fee becomes $22,910,000 if both of the following conditions are met:
•
(x) prior to any termination for such reason, an Alternative Proposal has been made or any person or entity has publicly announced an intention to make an Alternative Proposal and (y) within 12 months following the date of such termination, either (A) Loral enters into a definitive agreement with respect to such Alternative Proposal and such Alternative Proposal is consummated whether before or after such 12 month period, or (B) within such 12 month period an Alternative Proposal is consummated, and

•
neither Red Isle (in its capacity as a stockholder of Telesat) nor PSP Investments (in its capacity as a party to the Telesat shareholders agreement or by virtue of its status as a beneficial owner of shares in Telesat through Red Isle) (x) is a co-bidder or other direct equity participant in such Alternative Proposal, or (y) otherwise expressly consents in writing to Loral entering into such Alternative Proposal or Superior Proposal.

See “The Transaction Agreement — Termination of the Transaction Agreement and Termination Fees” for further detail on the circumstances in which a termination fee would become payable in connection with Loral’s failure to obtain the Requisite Stockholder Vote.
Required Vote
The failure of any Loral stockholder to submit a vote (i.e., by not submitting a proxy and not voting at the Loral Stockholder Meeting) and any abstention from voting by any Loral stockholder will have the same effect as a vote “AGAINST” the Transaction Proposal. In addition, brokers, banks and other nominees do not have discretionary authority to vote on the Transaction Proposal and will not be able to vote thereon absent instructions from the beneficial owner of any shares of Loral Voting Common Stock held of record by them. As a result, a broker non-vote will have the same effect as a vote “AGAINST” the Transaction Proposal.
Recommendation of the Loral Board
THE LORAL BOARD RECOMMENDS THAT YOU VOTE “FOR” THE TRANSACTION PROPOSAL.

PROPOSAL 2: ADJOURNMENT OF THE LORAL STOCKHOLDER MEETING
Overview
Loral may move to adjourn the Loral Stockholder Meeting in order to enable the Loral Board to solicit additional proxies in favor of the Transaction Proposal in accordance with the terms of the Transaction Agreement.
Loral does not intend to call a vote on the Adjournment Proposal if the Transaction Proposal is adopted at the Loral Stockholder Meeting.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by the Loral stockholders, the Loral Board may not be able to adjourn the Loral Stockholder Meeting to a later date in the event that there are insufficient votes for the approval of the Transaction Proposal. The Transaction Agreement provides PSP Investments the right to terminate and receive a termination fee from Loral in the amount of $22,910,000 in connection with Loral’s failure to hold the Loral Stockholder Meeting pursuant to the terms of the Transaction Agreement. See “The Transaction Agreement — Termination of the Transaction Agreement and Termination Fees” for further detail regarding the circumstances in which a termination fee would become payable by Loral to PSP Investments in connection with Loral’s failure to hold the Loral Stockholder Meeting under the Transaction Agreement.
Loral stockholders should note that approval by the Loral stockholders of the Adjournment Proposal is not a condition to the completion of the Transaction.
Required Vote
The affirmative vote of holders of at least a majority of the shares of Loral Voting Common Stock present, virtually or represented by proxy, at the Loral Stockholder Meeting and entitled to vote on the Adjournment Proposal will be required to approve the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
Brokers, banks and other nominees do not have discretionary authority to vote on the Adjournment Proposal and will not be able to vote thereon absent instructions from the beneficial owner of any shares of Loral Voting Common Stock held of record by them. As a result, broker non-votes will have no effect on the outcome of the vote on the Adjournment Proposal.
Recommendation of the Loral Board
THE LORAL BOARD RECOMMENDS THAT THE LORAL STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION PAID OR PAYABLE TO LORAL’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE TRANSACTION
Overview
Loral is seeking a non-binding advisory vote on the compensation that may be paid or become payable to Loral’s named executive officers in connection with the Transaction, as disclosed in the sections of this proxy statement/prospectus titled “The Transaction Agreement — Golden Parachute Compensation”.
Loral stockholders are urged to read the section titled “The Transaction Agreement — Golden Parachute Compensation” of this proxy statement/prospectus. This vote is commonly referred to as a “golden parachute” vote.
Loral stockholders are being asked to approve the following advisory resolution:
RESOLVED, that the compensation paid or which may become payable to Loral’s named executive officers in connection with the Transaction, as disclosed pursuant to Item 402(t) of Regulation S-K, is hereby APPROVED.
Loral stockholders should note that approval by the Loral stockholders of the Officer Compensation Proposal is not a condition to the consummation of the Transaction.
Required Vote
The affirmative vote of holders of at least a majority of the shares of Loral Voting Common Stock present or represented by proxy at the Loral Stockholder Meeting and entitled to vote on the Officer Compensation Proposal will be required to approve the Officer Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Officer Compensation Proposal.
Brokers, banks and other nominees do not have discretionary authority to vote on the Officer Compensation Proposal and will not be able to vote thereon absent instructions from the beneficial owner of any shares of Loral Voting Common Stock held of record by them. As a result, broker non-votes will have no effect on the outcome of the vote on the Officer Compensation Proposal.
Recommendation of the Loral Board
THE LORAL BOARD RECOMMENDS THAT THE LORAL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE OFFICER COMPENSATION PROPOSAL.

LEGAL MATTERS
The validity of the Telesat Public Shares and Telesat Partnership Units to be issued in connection with the Transaction will be passed upon for Telesat Corporation and Telesat Partnership, respectively, by Stikeman Elliott LLP. Certain U.S. federal income tax consequences relating to the Transaction will also be passed upon for Loral by DLA Piper LLP.
EXPERTS
Loral
The consolidated financial statements, and the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from Loral's Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Loral's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
Telesat
The consolidated financial statements of Telesat and its subsidiaries as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in this proxy statement/prospectus have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports appearing herein in this proxy statement/prospectus. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Telesat Corporation
The balance sheet of Telesat Corporation and the related notes (collectively referred to as the “financial statements”) as of October 21, 2020 included in this proxy statement/prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein . Such financial statements are so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Telesat Partnership
The balance sheet of Telesat Partnership LP and the related notes (collectively referred to as the “financial statements”) as of November 12, 2020 included in this proxy statement/prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE UNITED STATES SECURITIES LAWS
CERTAIN OF THE PERSONS WHO MAY BE DIRECTORS AND EXECUTIVE OFFICERS OF TELESAT CORPORATION AND TELESAT PARTNERSHIP MAY BE NON-RESIDENTS OF THE U.S. ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NON-RESIDENT PERSONS AND OF TELESAT CORPORATION AND TELESAT PARTNERSHIP MAY BE LOCATED OUTSIDE THE U.S. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE U.S. UPON SUCH PERSONS, TELESAT CORPORATION OR TELESAT PARTNERSHIP, OR TO ENFORCE AGAINST SUCH PERSONS, TELESAT CORPORATION OR TELESAT PARTNERSHIP IN U.S. COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE U.S. TELESAT CORPORATION AND TELESAT PARTNERSHIP HAVE BEEN ADVISED BY COUNSEL THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN CANADA, IN ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF U.S. COURTS, OF LIABILITIES PREDICATED SOLELY UPON THE SECURITIES LAWS OF THE U.S.

COSTS OF SOLICITING PROXIES
Costs of Soliciting Proxies
Loral has engaged D.F. King to assist in the solicitation of proxies for the Loral Stockholder Meeting. Loral estimates it will pay D.F. King a fee of approximately $25,000 plus certain charges for specified solicitation services and reimbursement of a reasonable amount of out-of-pocket expenses.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
For a description of related party agreements and transactions among Loral, Telesat and their respective affiliates, see Item 13 of the Loral 2020 10-K, which is incorporated by reference herein, and the section entitled “Telesat Corporation — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions.” In addition, see the section entitled “Post-Closing Governance,” “The Transaction — Release; Tolling Agreement Amendment” and “The Transaction — MHR Standstill Agreement” for more information on agreements among Loral, Telesat and/or their respective affiliates entered into or to be entered into in connection with the Transaction.
Except as described in, or incorporated by reference by, this proxy statement/prospectus, there are and have been no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the current calendar year or the five immediately preceding calendar years between Telesat or its affiliates, on the one hand, and Loral or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities, the election of directors, or the sale or other transfer of a material amount of assets.
STOCKHOLDER PROPOSALS
Stockholder Proposals
If the Transaction is consummated, Loral will not have public stockholders and there will be no public participation in any future meeting of Loral stockholders. Loral and Telesat currently expect to complete the Transaction in the third quarter of 2021 (provided that, if all conditions to Closing are satisfied or waived, then PSP Investments and Loral each have the right to extend the Closing for up to 120 days). If the Transaction Agreement is approved by the Requisite Stockholder Vote and the Transaction is consummated, Loral will become a wholly owned subsidiary of Telesat Partnership and, consequently, will not hold subsequent annual meetings of Loral stockholders. After the consummation of the Transaction, Loral stockholders will be entitled to participate, either directly as stockholders of Telesat Corporation or indirectly (by virtue of the Trust Voting Agreement) as holders of Telesat Partnership Units, in the annual meetings of the stockholders of Telesat Corporation.
If, however, the Transaction is not completed, Loral expects to hold an annual meeting of its stockholders later this year for 2021. If you intend for your proposal to be included in Loral’s 2021 proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act, you must send it to Loral’s Corporate Secretary within a reasonable amount of time following announcement of that meeting. Submitting a stockholder proposal does not guarantee that Loral will include it in its proxy statement if it does not satisfy the standards set forth in the rules of the SEC.
In addition, Loral’s amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in Loral’s proxy statement, to be brought before an annual meeting of Loral stockholders. Under Loral’s amended and restated bylaws, if a Loral stockholder desires to bring a matter before the annual meeting of stockholders or if a Loral stockholder wants to nominate a person for election to the Loral Board, such stockholder must follow the procedures outlined in Loral’s amended and restated bylaws. A copy of Loral’s amended and restated bylaws is available without charge to stockholders of record upon written request to Loral’s Corporate Secretary. Loral’s bylaw procedures are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in Loral’s proxy statement.
Loral’s amended and restated bylaws require timely notice in writing of any business a Loral stockholder proposes to bring before the annual meeting of Loral stockholders and/or the nomination any Loral stockholder proposes to make at the annual meeting of Loral stockholders. Notice of business proposed to be brought before the Loral Stockholder Meeting and/or director nominations proposed to be made at the 2021 annual meeting of Loral stockholders must be received by Loral’s Corporate Secretary not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Loral.

OTHER MATTERS
Communications with the Loral Board of Directors
Loral stockholders and other interested parties wishing to communicate with the Loral Board, the non-management directors or an individual Loral Board member concerning Loral may do so by writing to the Loral Board, to the nonmanagement directors or to the particular Loral Board member and mailing the correspondence to Loral Space & Communications Inc., 600 Fifth Avenue, New York, New York 10020, Attention: President, General Counsel and Secretary. If from a Loral stockholder, the envelope should indicate that it contains a stockholder communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.

HOUSEHOLDING
Householding
The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies.
Only one copy of this proxy statement/prospectus is being delivered to multiple Loral stockholders sharing an address unless Loral has received contrary instructions from one or more of Loral stockholders. If a Loral stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered wishes to receive a separate copy of this proxy statement/prospectus, he, she or it should direct such stockholder’s written request to Loral Space & Communications Inc., Attention: Corporate Secretary, 600 Fifth Avenue, New York, New York 10020 or contact Loral at (212) 697-1105. The Loral stockholder will be delivered, without charge, a separate copy of this proxy statement/prospectus promptly upon request. If Loral stockholders at a shared address currently receiving multiple copies of this proxy statement/prospectus wish to receive only a single copy of this document, they should contact Loral’s Corporate Secretary in the manner provided above.

WHERE YOU CAN FIND MORE INFORMATION
Telesat
Privately held and headquartered in Ottawa, Canada with offices and facilities around the world, Telesat’s principal shareholders are PSP Investments and Loral. For more information, visit www.telesat.com.
Loral
Loral files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents Loral files at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Loral’s SEC filings also are available to the public at the SEC website at www.sec.gov. Also, you may obtain free copies of the documents Loral files with the SEC, including this proxy statement/prospectus, by going to the Investor Relations page of Loral’s corporate website at www.loral.com. Loral’s website address is provided as inactive textual references only. The information provided on Loral’s website, other than copies of the documents listed below that have been filed with the SEC, are not part of this proxy statement/prospectus and, therefore, are not incorporated herein by reference.
Statements contained in this proxy statement/prospectus, or in any document incorporated by reference in this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Loral to “incorporate by reference” into this proxy statement/prospectus documents Loral files with the SEC. This means that Loral can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, and later information that Loral files with the SEC will update and supersede that information. Loral incorporates by reference the documents listed below and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the Loral Stockholder Meeting.
Loral:
•
Report on Form 10-K for the fiscal year ended December 31, 2020 (filed with the SEC on March 9, 2021);

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (filed with the SEC on May 14, 2021);

•
Current Reports on Form 8-K, filed with the SEC on April 26, 2021; June 17, 2021; and June 24, 2021; and

•
Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 20, 2021.

Any person, including any beneficial owner, to whom this proxy statement/prospectus is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning Loral, without charge, by written or telephonic request directed to Loral Space & Communications Inc., Attention: Corporate Secretary, 600 Fifth Avenue, New York, New York 10020, Telephone (212) 697-1105; or D.F. King, Loral’s proxy solicitor, by calling toll-free at (800) 821-8781 or collect at (212) 269-5550; or from the SEC through the SEC website at www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.
Notwithstanding the foregoing, information furnished by Loral on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.
THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU

SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF LORAL VOTING COMMON STOCK AT THE LORAL STOCKHOLDER MEETING. LORAL HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED JUNE 30 , 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A
TRANSACTION AGREEMENT AND PLAN OF MERGER
by and among
TELESAT CANADA,
TELESAT CORPORATION,
TELESAT PARTNERSHIP LP,
TELESAT CANHOLD CORPORATION,
LION COMBINATION SUB CORPORATION,
LORAL SPACE & COMMUNICATIONS INC.,
PUBLIC SECTOR PENSION INVESTMENT BOARD
and
RED ISLE PRIVATE INVESTMENTS INC.
Dated as of November 23, 2020

A-i

A-ii

A-iii

Schedule 1: Individual Transit Stockholders
Schedule 2: Sample Statement
Exhibit A: Form of Voting Director Contribution Agreement
Exhibit B: Form of Stockholder Contribution Agreement
Exhibit C: Form of Optionholder Exchange Agreement
Exhibit D: Voting Support Agreement
Exhibit E: Form of Trust Agreement
Exhibit F: Form of Trust Voting Agreement
Exhibit G: Form of Amended and Restated Topco Organizational Documents
Exhibit H: Form of Topco Post-Closing Investor Rights Agreements
Exhibit I: Form of Registration Rights Agreement
Exhibit J: Form of Canadian LP Partnership Agreement
Exhibit K: Form of Leo Amended and Restated Certificate of Incorporation
Exhibit L: Accounting Principles
Exhibit M: Form of Leo Shareholder Rights Plan

A-iv

TRANSACTION AGREEMENT AND PLAN OF MERGER
This TRANSACTION AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 23, 2020, by and among Telesat Canada, a corporation incorporated under the laws of Canada (“Transit”), Telesat Corporation, a corporation incorporated under the laws of British Columbia (“Topco”), Telesat Partnership LP, a limited partnership organized under the laws of Ontario (“Canadian LP”), Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia and a wholly-owned subsidiary of Canadian LP (“CanHoldco”), Loral Space & Communications Inc., a Delaware corporation (“Leo”), Lion Combination Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Leo (“Merger Sub”), Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada (“Polaris”), and Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of Polaris (“Rover”).
RECITALS:
WHEREAS, as of the date hereof, Leo, indirectly through Leo Holdings, owns a 62.7% economic interest in Transit, Polaris, indirectly through Rover, owns a 36.7% economic interest in Transit, and John P. Cashman and Colin D. Watson (the “Voting Directors”) own Transit Director Voting Preferred Shares, with the remainder of Transit being owned by the individual shareholders of Transit listed on Schedule 1 hereto (the “Individual Transit Stockholders”);
WHEREAS, as of the date hereof, Canadian LP owns five shares of Preferred Stock of Leo;
WHEREAS, concurrently herewith, the Voting Directors are entering into a contribution agreement with Canadian LP in the form of Exhibit A hereto (the “Voting Director Contribution Agreement”) pursuant to which, upon the Closing, the Voting Directors will contribute their Transit Director Voting Preferred Shares to Canadian LP in exchange for interests in Canadian LP;
WHEREAS, the Individual Transit Stockholders are being offered the opportunity to enter into contribution agreements with Topco in respect of their Transit Non-Voting Participating Preferred Shares, each in the form of Exhibit B hereto (the “Stockholder Contribution Agreement”), and holders of Transit Tandem SARs, Transit Options and Transit RSUs are being offered the opportunity to enter into exchange agreements with Topco in respect of their Transit Tandem SARs, Transit Options and Transit RSUs, each in the form of Exhibit C hereto (the “Optionholder Exchange Agreement”), pursuant to which, upon the Closing, the Individual Transit Stockholders will contribute their Transit Non-Voting Participating Preferred Shares to Topco in exchange for Topco Common Shares and $0.01 per Transit share and holders of Transit Tandem SARs, Transit Options and Transit RSUs will exchange such instruments for corresponding instruments in Topco with the same vesting terms and conditions;
WHEREAS, on the terms and subject to the conditions more fully set forth herein, the Parties wish to cause the consummation of a “integration” transaction that will result in Canadian LP indirectly owning all of the economic interests in Transit, and Topco becoming the publicly traded general partner of Canadian LP, including the following transactions: (i) Rover exchanging its equity interests in Transit for Topco Common Shares and LP Units of Canadian LP on the terms and subject to the conditions set forth herein; (ii) consummation of the transactions contemplated by the Stockholder Contribution Agreement; (iii) consummation of the transactions contemplated by the Voting Director Contribution Agreement; (iv) consummation of the transactions contemplated by the Optionholder Exchange Agreement; and (v) the merger of Merger Sub with and into Leo (the “Merger”), with Leo surviving the Merger as a subsidiary of Canadian LP and with the shares of Preferred Stock held by Canadian LP remaining outstanding and the other stockholders of Leo, including the Meteor Holders, receiving Topco Common Shares and/or LP Units, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) (the foregoing transactions and the other transactions contemplated by Article II being referred to as the “Integration Transaction”);
WHEREAS, the board of directors of Leo (the “Leo Board”) has established an independent special committee thereof (the “Leo Special Committee”) that has determined that this Agreement and the Integration Transaction, including the Merger, are fair, advisable and in the best interests of the stockholders of Leo other than stockholders affiliated with the Meteor Holders, and has recommended to the Leo Board that it approve this Agreement and the Integration Transaction;
WHEREAS, (a) the board of directors (or equivalent body) of each of Transit, Topco, Canadian LP, CanHoldco, Merger Sub and Rover has unanimously approved and declared advisable the Integration Transaction, including the Merger, and this Agreement, (b) the board of directors (or equivalent body) of Polaris has approved and declared advisable the Integration Transaction, including the Merger and this Agreement, and (c) the Leo Board, with two directors having recused themselves, has unanimously determined that this Agreement and the Integration Transaction are in the best interests of Leo and its stockholders, and has resolved to recommend that the Leo stockholders adopt and approve this Agreement and has directed that this Agreement and the consummation of the Integration Transaction be submitted to Leo stockholders for their consideration;
WHEREAS, consummation of the Merger is conditioned upon the affirmative vote of the holders of a majority of the Voting Leo Common Stock not affiliated with the Meteor Holders, and in order to protect the integrity of such vote, the Leo Board has adopted a shareholders’ rights plan in the form of Exhibit M hereto (the “Leo Rights Plan”) that will be triggered upon the acquisition of 15% or more of the Voting Leo Common Stock not held by the Meteor Holders or Polaris, subject to certain exceptions set forth therein, which will automatically expire immediately prior to the earlier to occur of (a) the next annual meeting of holders of Leo Common Shares and (b) the Closing;
WHEREAS, on the First Closing Day, Topco, Rover, the Meteor Holders, each other person who will be admitted to Canadian LP as a limited partner in accordance with the provisions thereof and, solely for the purposes of Section 3.21 thereof, Polaris, shall enter into the amended and restated partnership agreement of Canadian LP in the form of Exhibit J attached hereto (the “Partnership Agreement”);
WHEREAS, concurrently herewith, Topco and Meteor, on the one hand, and Topco and Polaris, on the other hand, are entering into the investor rights agreements, each in the form of Exhibit H attached hereto (the “Topco Post-Closing Investor Rights Agreements”), each of which shall become effective upon the Effective Time pursuant to its terms and Section 2.2(a)(ii) hereof;
WHEREAS, concurrently herewith, Topco, Meteor and Polaris are entering into the registration rights agreement in the form of Exhibit I attached hereto (the “Registration Rights Agreement”), which shall become effective upon the Effective Time pursuant to its terms and Section 2.2(a)(iii) hereof;
WHEREAS, concurrently herewith, and as a condition and inducement to the willingness of Topco to enter into this Agreement, the Meteor Holders are entering into the voting support agreement attached hereto as Exhibit D (the “Voting Support Agreement”) with Transit and Polaris pursuant to which, among other things, the Meteor Holders have agreed, on the terms and subject to the conditions set forth in the Voting Support Agreement, and in consideration in part for the Topco Post-Closing Investor Rights Agreements, to (a) vote 30% of the issued and outstanding shares of Voting Leo Common Stock in favor of the Integration Transaction, including the Merger, and the adoption of this Agreement and (b) take certain other actions as contemplated by the Voting Support Agreement.
NOW, THEREFORE, in consideration of the premises, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1.   Definitions.   The following terms shall have the respective meanings set forth below throughout this Agreement:
“30-Day VWAP” means, as of any date of determination, the volume weighted average trading price of a Topco Common Share for the 30 trading days ended on the second Business Day prior to the date of determination, as reported on the stock exchange or securities market on which the highest aggregate number of Topco Common Shares have been traded for the twelve month period immediately preceding the date of determination.

“Acceptable Confidentiality Agreement” means a confidentiality agreement consistent with the terms of the Leo-Polaris NDA and meeting any applicable requirements of the Transit Shareholders Agreement.
“Accounting Principles” means the accounting principles, methods, policies, procedures, classifications, judgements, estimation methodologies and practices set forth on Exhibit L hereto.
“Adjustment Amount” shall have the meaning set forth in Section 2.3(b)(iv).
“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the Contemplated Transactions.
“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act; provided that, notwithstanding anything to the contrary, for purposes of this Agreement, (a) no member of the Transit Group is an “Affiliate” of any member of the Leo Group, Polaris, Rover, Topco or Merger Sub, (b) none of any member of the Leo Group, Polaris, Topco or Merger Sub is an “Affiliate” of any member of the Transit Group, (c) neither Topco nor Merger Sub is an “Affiliate” of any member of the Leo Group, Polaris, Rover or any member of the Transit Group, (d) no member of the Leo Group, Polaris, Rover or any member of the Transit Group is an “Affiliate” of Topco or Merger Sub, (e) no member of the Leo Group shall be deemed to be an affiliate of Meteor, unless and to the extent such member of the Leo Group is acting at the direction of Meteor, and (f) no portfolio company of (i) any investment vehicle or (ii) any holding company that, in each case, is directly or indirectly managed or controlled by Polaris, or Meteor or its Affiliates, as the case may be, is an “Affiliate” of Polaris, Rover or Meteor, unless and to the extent such portfolio company is acting at the direction of the applicable Person (it being understood, however, that each of Polaris and Rover is an “Affiliate” of the other).
“Agreed Governmental Filings” means (i) the filing of a pre-merger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act and the Competition Act Approval (collectively, together with the HSR Act, “Antitrust Laws”); (ii) notices, approvals, clearance, findings of suitability or as otherwise may be required under the Radiocommunication Act, the Communications Act and the rules, regulations, and policies of ISED and the FCC (including, if applicable, any review by the Team Telecom Agencies and any related agreements regarding national security, law enforcement, defense or public safety issues existing or imposed in connection with the FCC approvals referenced in Section 8.5(g) or the approval by ISED to the extent such approvals are required to consummate the Contemplated Transactions) and any statute, rule, regulation or policy of any other Governmental Agency with respect to the operation of radio apparatus, the use of radio spectrum and/or the provision of communications services; (iii) such notices, consents, approvals, orders, authorizations, registrations, declarations, licenses, and filings as may be required under the NISPOM (including any required DCSA Approval), and the International Traffic in Arms Regulations (“ITAR”) enforced by the U.S. Department of State, Directorate of Defense Trade Controls (“DDTC”); (iv) a joint voluntary notice by Leo, Transit, Topco, and Polaris under the DPA and such other submissions by Leo, Transit, Topco, or Polaris as are necessary or advisable in order to obtain CFIUS Approval for the Contemplated Transactions; and (v) any reviews that may be initiated pursuant to the national security review provisions in Part IV.1 of the Investment Canada Act.
“Agreement” shall have the meaning set forth in the Preamble and shall include the Disclosure Letters and all Exhibits and Schedules hereto.
“Alternative Acquisition Agreement” shall have the meaning set forth in Section 9.3(a)(iv).
“Alternative Proposal”, with respect to any Person, means
(a)   any proposal, inquiry, indication of interest or offer from any other Person or group of Persons (other than the Parties) with respect to a direct or indirect merger, consolidation, business combination, equity or asset sale or similar transaction involving such Person and its Subsidiaries (or in the case of (i) Leo, the Leo Group or the Transit Group, or (ii) Polaris, the Transit Group) and representing more than 15% of the total assets (including equity securities of Subsidiaries) of such Person and its Subsidiaries (or in the case of (i) Leo, the Leo Group or the Transit Group, or (ii) Polaris, the Transit Group) or to which 15% or more of such Person and its Subsidiaries (or in the case of

(i) Leo, the Leo Group or the Transit Group, or (ii) Polaris, the Transit Group) net revenues or net income are attributable, in each case, taken as a whole,
(b)   any acquisition by any Person or group of Persons (other than the Parties) resulting in, or any proposal, inquiry, indication of interest or offer to acquire by tender offer, share exchange or in any manner (including by amalgamation, plan of arrangement, spin-off, joint venture, recapitalization, liquidation, dissolution, exclusive lease or license or otherwise), which if consummated would result in, any Person or group of Persons (other than a Party) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, equity and/or voting securities representing more than
(i)   15% of all of the outstanding equity and/or voting securities (by vote or value) of such Person or any of its Subsidiaries (or in the case of (A) Leo, the Leo Group or the Transit Group, or (B) Polaris, the Transit Group),
(ii)   15% of the total assets (including equity securities of Subsidiaries) of such Person and its Subsidiaries (or in the case of (A) Leo, the Leo Group or the Transit Group, or (B) Polaris, the Transit Group), taken as a whole, or
(iii)   15% or more of the consolidated net revenues or net income of such Person (or in the case of (A) Leo, the Leo Group or the Transit Group, or (B) Polaris, the Transit Group), or
(c)   any combination of the foregoing, in each case of clauses (a) and (b), whether in a single transaction or a series of related transactions;
provided, however, that the following shall not constitute Alternative Proposals: (x) the Contemplated Transactions, (y) transactions solely related to Leo’s interest in XTAR or GdM or (z) transactions relating principally to the financing of Transit whether prior to or subsequent to the Closing.
“Amended and Restated Topco Organizational Documents” shall have the meaning set forth in Section 2.1(a)(i).
“Anomaly” means the Occurrence of any of the following: in-orbit satellite equipment failures or malfunctions, payload failures, solar array/power system failures, satellite control system failures and propulsion system failures, in each case, which results in the permanent impairment of the operational capability of the applicable satellite, including as a result of the loss of ability to transmit or receive information.
“Anti-Corruption Laws” means Legal Requirements relating to fraud, anti-bribery and anti-corruption (governmental or commercial) that apply to the business and dealings of any member of the Leo Group, including Legal Requirements that prohibit false, fake or fraudulent payments or acts or that prohibit the payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, such as the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010 and all national laws enacted to implement the Organisation for Economic Co-Operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Antitrust Division” shall have the meaning set forth in Section 8.5(b)(i)(A).
“Antitrust Laws” shall have the meaning set forth in the definition of Agreed Governmental Filings herein.
“Applicable Canadian Securities Laws” means all applicable securities legislation of the Qualifying Jurisdictions and the respective rules, regulations, instruments and published policies made thereunder.
“Applicable Return” shall have the meaning set forth in Section 9.10(a)(i).
“Approved 2020 Budget” means the operating budget of Transit and its consolidated subsidiaries for the fiscal year ending December 31, 2020, as most recently approved by the board of directors of Transit prior to the date of this Agreement.

“Asserted Liability” shall have the meaning set forth in Section 9.9(c).
“Audit Date” means December 31, 2019.
“Audited Financial Statements” shall have the meaning set forth in Section 4.7(b).
“Balance Sheet Date” means June 30, 2020.
“Business Day” means any day other than a Saturday, Sunday, a day on which banking institutions in the City of Montréal are authorized or required by law to be closed or a day on which the New York Stock Exchange, the NASDAQ Stock Market or the Toronto Stock Exchange is closed for trading.
“Can ULC” shall have the meaning set forth in Section 2.1(e).
“Canadian Designated Person” means any person designated or listed under Canadian Sanctions.
“Canadian LP” shall have the meaning set forth in the Preamble.
“Canadian Prospectus” means, collectively, a preliminary prospectus and a final prospectus (including any amendments or amendments and restatements thereto) of Topco and Canadian LP prepared and filed in accordance with Applicable Canadian Securities Laws to qualify the distribution of the Class A common shares and the Class B common shares, each in the capital of Topco and of the Units in Canadian LP, to the public.
“Canadian Sanctions” means the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Criminal Code (Canada), Part II.1, the Freezing Assets of Corrupt Foreign Officials Act (Canada), Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), regulations and orders made thereunder, and any other Legal Requirement in Canada that imposes economic sanctions.
“Canadian Securities Authorities” means the securities commissions and similar regulatory authorities in the Qualifying Jurisdictions.
“CanHoldco” shall have the meaning set forth in the Preamble.
“CanHoldco Shares” means shares of common stock of CanHoldco.
“Certificate” shall have the meaning set forth in Section 3.8(c)(ii).
“Certificate of Incorporation” means the Certificate of Incorporation of Leo.
“Certificate of Merger” shall have the meaning set forth in Section 3.3.
“CFIUS” means the interagency Committee on Foreign Investment in the United States and any CFIUS member or participating agency or agencies acting on behalf of CFIUS.
“CFIUS Approval” means that any of the following shall have occurred: (a) the review period under the DPA commencing on the date that a CFIUS Notice is accepted by CFIUS shall have expired and Leo, on the one hand, and Polaris, on the other hand, shall have received written notice from CFIUS to the effect that such review has been concluded and that either the Contemplated Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the Contemplated Transactions, (b) an investigation under the DPA shall have been commenced after such review period and CFIUS shall have determined to conclude all action under the DPA without sending a report to the President of the United States, and Leo, on the one hand, and Polaris, on the other hand, shall have received written notice from CFIUS that either the Contemplated Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the Contemplated Transactions, or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (i) the President shall have announced a decision not to take any action to suspend or prohibit the Contemplated Transactions or, (ii) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Contemplated Transactions shall have expired without any such action being threatened, announced or taken.

“CFIUS Notice” means a joint voluntary notice with respect to the Contemplated Transactions prepared by Leo and Polaris and submitted to CFIUS in accordance with the requirements of the DPA.
“CFIUS Turndown” means (a) CFIUS shall have notified the Parties, orally or in writing, that CFIUS intends to send a report to the President of the United States recommending that he act to suspend or prohibit the Contemplated Transactions, and (b) Leo and Polaris shall have made a joint determination that CFIUS Approval is unlikely to be obtained.
“Change of Recommendation” shall have the meaning set forth in Section 9.3(d)(vi).
“Claims Notice” shall have the meaning set forth in Section 9.9(c).
“Class C LP Units” means the Class C exchangeable limited partnership units in the capital of Canadian LP.
“Closing” shall have the meaning set forth in Section 3.2.
“Closing Cash” shall have the meaning set forth in Section 2.1(a)(vi)(B)(1).
“Closing Dates” shall have the meaning set forth in Section 3.2.
“Closing Extension Period” shall have the meaning set forth in Section 3.2.
“Closing Gross-Up Factor” means a fraction, (a) the numerator of which is equal to one, and (b) the denominator of which is equal to (i) 100% minus (ii) the Polaris Closing Percentage.
“Closing Leo Transaction Expenses” shall have the meaning set forth in Section 2.1(a)(vi)(B)(1).
“Closing Statement” shall have the meaning set forth in Section 2.3(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act or a person designated or authorized pursuant to the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition.
“Communications Act” means the United States Communications Act of 1934.
“Competition Act” means the Competition Act (Canada).
“Competition Act Approval” means: (a) the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been rescinded prior to the Closing; (b) the Parties have given the notices required under section 114 of the Competition Act with respect to the Contemplated Transactions and the applicable waiting period under section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act; or (c) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act, and, in the case of each of clauses (b) or (c), the Commissioner of Competition has advised in writing that, in effect, such Person does not intend to make an application under section 92 of the Competition Act in respect of the Contemplated Transactions, and the form of and any terms and conditions attached to any such advice are reasonably acceptable to Topco and such advice has not been rescinded or amended prior to the Closing.
“Contemplated Transactions” means the Integration Transaction, including the Merger, and the transactions contemplated by the other Transaction Documents.
“Contract” means, with respect to any Person, any oral or written contract, commitment, purchase order, insurance policy, lease, license, mortgage, deed, bond, note, indenture, loan or other document or instrument evidencing indebtedness, or other legally binding agreement, but excluding any Permits and Leo Benefit Plans.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any actions or inactions taken (or not taken), or any plans, procedures or practices reasonably adopted (and compliance therewith), in each case, in connection with or in response to quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Legal Requirement, directive, guidelines or recommendations promulgated by any applicable industry group or any Governmental Agency, including the Centers for Disease Control and Prevention and the World Health Organization.
“CSA” shall have the meaning set forth in Section 8.5(f).
“D&O Indemnified Parties” shall have the meaning set forth in Section 9.4(a).
“Data Room” shall have the meaning set forth in Section 1.2(k).
“DCSA” means the United States Defense Counterintelligence and Security Agency.
“DCSA Approval” means entry by DCSA into a commitment letter with the relevant Parties to mitigate FOCI arising out of the Contemplated Transactions.
“DDTC” shall have the meaning set forth in the definition of Agreed Governmental Filings herein.
“DGCL” shall have the meaning set forth in the Recitals.
“Disclosure Letters” means the Leo Disclosure Letter, the Transit Disclosure Letter, the Topco Disclosure Letter and the Polaris Disclosure Letter.
“Discussion End Date” shall have the meaning set forth in Section 9.3(b)(ii)(A).
“Disinterested Stockholder Vote” shall have the meaning set forth in Section 4.2(a).
“Dispute Resolution Arbiter” shall have the meaning set forth in Section 2.3(e).
“DPA” means Section 721 of the Defense Production Act of 1950, as amended, as codified at 50 U.S.C. § 4565, and the regulations promulgated pursuant thereto as codified at 31 C.F.R. parts 800-802.
“Economic Sanctions Law” means any OFAC Law, Canadian Sanctions, or other economic sanctions law administered or enforced by the U.S. Government, the Government of Canada, the United Nations Security Council, the European Union, or Her Majesty’s Treasury.
“Effective Time” shall have the meaning set forth in Section 3.3.
“Election Deadline” shall have the meaning set forth in Section 3.8(b)(ii).
“Election Form” shall have the meaning set forth in Section 3.8(b)(ii).
“Enforceability Exceptions” shall have the meaning set forth in Section 4.2.
“Environmental Laws” shall have the meaning set forth in Section 4.26.
“Equity Compensation Adjustment Factor” means, with respect to a particular required Make-Whole Amount, a fraction, expressed as a percentage, (a) the numerator of which is equal to such required Make-Whole Amount, and (b) the denominator of which is equal to the product of (i) the 30-Day VWAP at the time the applicable Indemnifiable Cost was incurred and (ii) the number of Topco Common Shares then owned by Polaris and its Affiliates (assuming for this purpose the exchange of all LP Units for Topco Common Shares).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity, trade or business that would be treated as a single employer with any member of the Leo Group within the meaning of Section 414 of the Code.
“E-Sign” shall have the meaning set forth in Section 12.15.
“Estimated Closing Statement” shall have the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall have the meaning set forth in Section 3.8(a).
“Exchange Fund” shall have the meaning set forth in Section 3.8(a).
“Existing Indemnification Obligation” shall have the meaning set forth in Section 9.4(a).
“Expenses” shall have the meaning set forth in Section 12.7.
“FCC” means the United States Federal Communications Commission.
“Filing Parties” shall have the meaning set forth in Section 8.5(a).
“Final Closing Cash” shall have the meaning set forth in Section 2.3(b)(i).
“Final Determination” shall have the meaning set forth in Section 9.10(a)(ii).
“Final Leo NAV” shall have the meaning set forth in Section 2.3(b)(ii).
“First Closing Day” shall have the meaning set forth in Section 2.1(a).
“FOCI” means foreign ownership, control, or influence within the meaning of the NISPOM.
“Form F-4” means the registration statement on Form F-4 to be filed by Topco and Canadian LP with the SEC in order to register the Topco Common Shares and LP Units issuable as Merger Consideration hereunder.
“FTC” shall have the meaning set forth in Section 8.5(b)(i)(A).
“Full Break-Fee” shall have the meaning set forth in Section 11.3(b)(iii).
“Fully Diluted Basis” means a number of Topco Common Shares determined on a fully diluted basis assuming for this purpose the exchange of all LP Units for Topco Common Shares, all “in-the-money” and fully vested Topco Incentive Securities and one-half of all “in-the-money” and not fully vested Topco Incentive Securities, whether or not the LP Units or Topco Incentive Securities are at the time exchangeable.
“GAAP” means United States generally accepted accounting principles, as consistently applied by Leo prior to the date hereof.
“GdM” means Globalstar de México, S. de R.L. de C.V, a Mexican sociedad de responsabilidad limitada de capital variable.
“GdM Documents” shall have the meaning set forth in Section 4.25(b).
“Golden Share” means the “Golden Share” as defined in Exhibit G.
“Governmental Agency” means (a) any international, foreign, federal, state, provincial, county, local or municipal government or administrative agency or political subdivision thereof or any quasi-governmental entity of any kind (including the Canadian Securities Authorities, SEC, FCC, ISED, CFIUS, DCSA, DDTC, the FTC, the Antitrust Division and the Commissioner of Competition) exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (b) any governmental agency, division, authority, board, bureau, commission, department, instrumentality or minister, (c) any court or administrative tribunal or arbitral body (public or private) with applicable jurisdiction, (d) any non-governmental agency, tribunal or entity that is vested with governmental powers and authority, or (e) any self-regulatory organization (including any stock exchange).
“Governmental Related Party” means (a) any instrumentality of a foreign government or department, including any corporation or entity owned or controlled in whole or in part by any foreign government or any sovereign wealth fund, (b) any political party, (c) any public international organization, or (d) any instrumentality (including any company, business, enterprise or other entity) owned or controlled by any government, department, organization, or other entity described in the foregoing clauses (a) through (c) of this definition or clauses (a) through (e) of the definition of Governmental Agency.

“GP Units” shall have the meaning set forth in the definition of Units herein.
“Gross Make-Whole Payment” shall have the meaning set forth in Section 9.10(b).
“Gross-Up Factor” means a fraction, (a) the numerator of which is one, and (b) the denominator of which is equal to (i) 100%, minus (ii) Polaris’s Pro Rata Share at the time the applicable Indemnifiable Cost was incurred and minus (iii) solely to the extent that a Gross Make-Whole Payment (or portion thereof) is to be satisfied in the form of Indemnity Shares, the Equity Compensation Adjustment Factor.
“Hazardous Substance” means any substance that is defined, characterized, listed, deemed to be or otherwise regulated as (alone or in any combination) hazardous, hazardous waste, radioactive, deleterious, toxic, caustic, dangerous, a contaminant, a pollutant, a dangerous good, a waste, a special waste, a source of contamination, a source of pollutant under any Environmental Law or any substances or materials, or words of similar effect, under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“IFRS” means International Financing Reporting Standards as issued by the International Accounting Standards Board, as consistently applied by Transit prior to the date hereof.
“In All Material Respects” means, for purposes of Article X, a covenant shall be deemed to have been performed “In All Material Respects” unless both: (a) a Party has sought to assert the failure to satisfy a closing condition based on the nonperformance of the covenant by providing written notice to the other Parties specifying in reasonable detail the alleged breach of covenant, and (b) the covenant has not been performed in all material respects; provided that, notwithstanding the foregoing, a covenant (other than any covenant set forth in Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(b)(xxiv) as it relates to Section 8.1(b)(ii) and Section 8.1(b)(iii)) shall be deemed to have been performed “In All Material Respects” if (i) the covenant that has not been (or is asserted to have not been) performed in all material respects is a covenant of Leo and Polaris is expressly entitled to indemnification pursuant to Section 9.9 or Section 9.10 with respect to any such failure to perform, and (ii) Leo has acknowledged in writing such indemnification obligation.
“Indemnifiable Costs” means any Tax Related Indemnifiable Cost or any other cost for which the Polaris Indemnified Parties are indemnified pursuant to Section 9.9 and Section 9.10. For the avoidance of doubt, the amount of any costs paid by any member of the Leo Group prior to or at the Closing shall not be Indemnifiable Costs.
“Indemnity Shares” means Topco Common Shares issued to Rover pursuant to Section 9.9 or Section 9.10.
“Individual Transit Stockholders” shall have the meaning set forth in the Recitals.
“Inducement Payment” shall have the meaning set forth in Section 2.1(a)(vi)(B)(2).
“Integration Transaction” shall have the meaning set forth in the Recitals.
“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) all patents, patentable inventions and patent applications and all reissues, divisions, divisionals, provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, utility models, certificates of invention and design patents, registrations and applications thereof, and all documents and filings claiming priority to or serving as a basis for priority thereof, (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof, (c) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (d) all software, including all source code, data and related documentation, (e) industrial designs, (f) all trade secrets and confidential information and proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection), (g) all

Internet domain names, (h) any other intellectual property rights and (i) any copies of tangible embodiments thereof (in whatever form or medium).
“Intervening Event” means a material development, event or fact with respect to the Leo Group and/or the Transit Group arising after the date of this Agreement but prior to the Requisite Stockholder Vote being obtained that (a) was not known to or reasonably foreseeable by the Leo Board prior to the execution and delivery of this Agreement, and (b) did not result from or arise out of the announcement or pendency of, the Contemplated Transactions; provided, however, that in no event shall the following events, occurrences or facts constitute an Intervening Event: (i) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (ii) changes in any Legal Requirement applicable to the Leo Group, (iii) changes in the market price or trading volume of Leo Common Shares, or (iv) the fact that the Leo Group meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, further, however, that the underlying causes of such change or fact shall not be excluded by clauses (iii) and (iv).
“Investment Canada Act” means the Investment Canada Act.
“IRS” shall have the meaning set forth in Section 9.10(a)(iii).
“ISED” means the Minister of Innovation, Science and Industry acting in accordance with the powers and discretion accorded to the Minister under the Radiocommunication Act, the Investment Canada Act and related regulations.
“ITAR” shall have the meaning set forth in the definition of Agreed Governmental Filings herein.
“Joint Obligors” means, with respect to those payment specifically referenced herein, CanHoldco and Topco as joint and several obligors to the payee; it being understood that as between CanHoldco and Topco, Topco shall be primarily liable and CanHoldco shall be secondarily liable.
“Knowledge” shall be interpreted for the purposes of this Agreement as follows: (a) a matter will be deemed to be within the “Knowledge of Leo” if such matter is, as of the date of the execution of this Agreement or as of the Closing Date, as applicable, actually known (after reasonable inquiry) to any of the individuals listed on Section 1.1 of the Leo Disclosure Letter, (b) a matter will be deemed to be within the “Knowledge of Transit” if such matter is, as of the date of this Agreement or as of the Closing Date, as applicable, actually known (after reasonable inquiry) to any of the individuals listed on Section 1.1 of the Transit Disclosure Letter and (c) a matter will be deemed to be within the “Knowledge of Polaris” if such matter is, as of the date of the execution of this Agreement or as of the Closing Date, as applicable, actually known (after reasonable inquiry) to any of the individuals listed on Section 1.1 of the Polaris Disclosure Letter.
“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational or other administrative Order, code, constitution, law, rule, ordinance, requirement, permit, principle of common law, regulation, statute or treaty.
“Legal Restraint” shall have the meaning set forth in Section 10.1(c).
“Leo” shall have the meaning set forth in the Preamble.
“Leo Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other compensation or benefit plan, policy, program, agreement or arrangement, including each severance, change in control, retention, transaction, retirement, supplemental retirement, pension, Tax gross-up, bonus, incentive equity or equity-based, profit sharing, deferred compensation, profit sharing, vacation, paid time off, relocation, fringe benefit, material consulting agreement with a natural person, and any other employee benefit plan, policy, program, agreement, arrangement or plan, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that are sponsored, maintained, contributed to or required to be contributed to by a member of the Leo Group, or with respect to which any member of the Leo Group has or could reasonably be expected to have any Liability with respect thereto, whether actual or contingent, or direct or indirect. Notwithstanding anything herein to the contrary, in no event shall any employee benefit or compensation plan maintained, sponsored, contributed to or required to be contributed to by any member of the Transit Group be a Leo Benefit Plan for purposes of this Agreement.

“Leo Board” shall have the meaning set forth in the Recitals.
“Leo Book Entry Shares” shall have the meaning set forth in Section 3.8(c)(ii).
“Leo Cash” means with respect to the Leo Group, without duplication, the aggregate amount of all cash and cash equivalents (including for purposes of this Agreement money market funds and money market instruments) held by any member of the Leo Group, determined in accordance with GAAP. For the avoidance of doubt, “Leo Cash” shall (1) be calculated net of issued but uncleared checks and drafts written or issued by any member of the Leo Group as of the applicable date and (2) include checks and drafts deposited for the account of the Leo Group as of the applicable date.
“Leo Common Shares” shall mean, collectively, shares of the Non-Voting Leo Common Stock and the Voting Leo Common Stock.
“Leo Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Leo to the other Parties concurrently with the execution of this Agreement.
“Leo Employee” means (a) each person who immediately prior to the Closing is an employee of any member of the Leo Group and (b) each person who was an employee of any member of the Leo Group and immediately prior to the Closing is on approved leave or has a right to reemployment. For the avoidance of doubt, unless otherwise specified herein with respect to a specific provision, each XTAR Employee shall not be considered a Leo Employee for purposes of this Agreement.
“Leo Fundamental Representations” means Section 4.1 (Organization, Existence and Good Standing), Section 4.2 (Authority), Section 4.11 (Ownership of Transit Securities), and Section 4.27 (Anti-Takeover Provisions).
“Leo Group” means Leo and its Subsidiaries, for the avoidance of doubt, including Merger Sub and excluding the Transit Group, XTAR and its Subsidiaries and GdM and its Subsidiaries.
“Leo Holdings” means Loral Holdings Corporation, a Delaware corporation and a wholly-owned Subsidiary of Leo.
“Leo Insurance Policies” shall have the meaning set forth in Section 4.19.
“Leo Lease” shall have the meaning set forth in Section 4.15(b).
“Leo Leased Property” shall have the meaning set forth in Section 4.15(b).
“Leo Material Adverse Effect” means one or more Occurrences that, individually or in the aggregate, (a) has a material and adverse effect on the business, assets, Liabilities or financial condition of the Leo Group taken as a whole, or (b) that would prevent or materially delay or hinder the consummation of the Contemplated Transactions or the performance of the respective obligations of the Leo Group under this Agreement.
“Leo Material Contract” shall have the meaning set forth in Section 4.12(a).
“Leo NAV” means Leo’s non-Transit assets and liabilities as prepared, determined and calculated in accordance with the Accounting Principles and set forth in the Sample Statement; provided that “Leo NAV” shall not include Leo Cash or any amounts duplicative of the Unpaid Leo Transaction Expenses.
“Leo Permits” shall have the meaning set forth in Section 4.10(a).
“Leo Proxy Statement” means the proxy statement, together with any amendments or supplements thereto and any other related proxy materials, relating to the approval and adoption of this Agreement by Leo’s stockholders prepared in accordance with applicable Legal Requirements.
“Leo Reports” shall have the meaning set forth in Section 4.7(a).
“Leo Rights Plan” shall the meaning set forth in the Recitals.
“Leo RSU” shall have the meaning set forth in Section 3.9(a).

“Leo Savings Plan” means the Loral Savings Plan (Restated as of June 4, 2020).
“Leo Severance Policies” means The Loral Severance Policy for Corporate Officers (amended and restated as of August 4, 2011) and The Loral Severance Policy for Corporate Office Employees (amended and restated as of August 4, 2011), in each case, as in effect on the date hereof.
“Leo Special Committee” shall have the meaning set forth in the Recitals.
“Leo Stockholder Meeting” shall have the meaning set forth in Section 9.1(a).
“Leo Title IV Plan” shall have the meaning set forth in Section 4.13(m).
“Leo Transaction Expenses” means, without duplication, an amount equal to the sum of:
(a)   all costs, fees and expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants and other third-party costs, fees and expenses or any brokerage, finder’s or other similar fee or commission, in each case whether or not accrued, billed or invoiced) in connection with: (i) the negotiation, execution and delivery of this Agreement or the consummation of the Contemplated Transactions; (ii) the restructuring or disposition of the Leo Group’s interest in XTAR that relates to the period ending on or prior to the Reference Time (excluding any amount paid or reimbursed by XTAR), (iii) any restructuring (including any asset or equity transfer, liquidation or dissolution or similar transactions) of GdM that relates to the period ending on or prior to the Reference Time (excluding any amount paid or reimbursed by GdM), or (iv) the dissolution of any member of the Leo Group or the termination of any joint venture to which any member of the Leo Group is a party that relates to the period ending on or prior to the Reference Time;
(b)   all sale, transaction, retention, change of control or similar bonuses, any unpaid compensation, including bonus compensation and the Prorated Bonus Amounts, or other similar payments, and Severance Obligations (including, for the avoidance of doubt, any Severance Obligations payable by any member of the Leo Group to the Terminated Employees or XTAR Employees who are terminated in accordance with Section 9.5(b), including, for the avoidance of doubt, any payments or benefits (including the acceleration thereof) under the Loral Space Management Incentive Program), in each case, owed to current or former officers, employees, directors or consultants of the Leo Group, XTAR or GdM that become due in connection with the consummation of the Contemplated Transactions and that are not paid prior to the Closing, and in each case, the employer portion of any employment, payroll and withholding Taxes attributable thereto, but excluding any amount paid or reimbursed by XTAR, GdM or any Affiliate thereof;
(c)   the employer portion of any employment, payroll and withholding Taxes attributable to payments in respect of Leo RSUs;
(d)   all change of control, consent payments or similar costs or payments (including associated overhead and administrative costs) made to obtain consent or approval under any Contract which are incurred by the Leo Group in connection with the consummation of the Contemplated Transactions;
(e)   any fees and expenses incurred by any member of the Leo Group in connection with terminating any property leases or other Contracts of the Leo Group, including the Leo Lease and any Contracts terminated pursuant to Section 8.7 (or associated overhead and administrative costs of the Leo Group in connection with such termination of such property leases or other Contracts);
(f)   any costs, fees and expenses, including all filing fees and other charges for filing the Agreed Governmental Filings incurred by the Leo Group in obtaining any approval by any Governmental Agency in connection with the Contemplated Transactions; and
(g)   the fees and expenses of the Tail Policies.
“Leo Transaction Litigation” shall have the meaning set forth in Section 9.7.
“Leo-Polaris NDA” means the Confidentiality Agreement, dated as of November 30, 2018, by and between Leo and Polaris, as amended by those certain Letter Agreements Re: Extension of Confidentiality Agreements, dated as of May 28, 2020 and July 28, 2020.

“Liability” means any liability, debt or obligation of any type (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.
“Lien” means any mortgage, hypothecation, deed of trust, statutory or deemed trust, lien, pledge, charge, security interest, indenture, restriction, easement, title defect, survey defect, encroachment, lease, license, purchase right, right of first refusal or other encumbrance of any kind, whether voluntarily incurred or imposed by or arising under Contract or applicable Legal Requirement.
“Liquidity Constraint” shall have the meaning set forth in Section 2.3(i).
“Losses” means, collectively, as to any particular Person, any loss, liability, damages, settlement, judgment, claim, obligation, interest, awards, penalties, fines, cost or expense of whatever kind (including reasonable legal fees and expenses and the cost of enforcing any right to indemnification hereunder), in each case paid out-of-pocket by such Person (including, for the avoidance of doubt, with respect to any Losses for which the Polaris Indemnified Parties are entitled to indemnification pursuant to Section 9.9 and Section 9.10, any amounts paid out-of-pocket by Topco or any of its Subsidiaries). Any amount described in the preceding sentence incurred by GdM or XTAR shall not constitute Losses (including in respect of any diminution of value).
“LP Consideration” shall have the meaning set forth in Section 3.7(c)(i).
“LP Election” means an election to receive the LP Consideration as contemplated by Section 3.7(c)(i).
“LP Units” shall mean the exchangeable units of Canadian LP having substantially the rights, privileges, restrictions and conditions set forth in the Partnership Agreement.
“Make-Whole Amount” shall have the meaning set forth in Section 9.10(b).
“Material Adverse Effect” means the Occurrence following the date of this Agreement resulting in one or more Anomalies with respect to any satellite, excluding the satellites known as Anik F1, Anik F1R, Nimiq 1 and Telstar 12 but including the transponders serving Canada on the satellite known as Viasat-1, owned, controlled and operated by the Transit Group (the “Transit Satellites”) that, individually or in the aggregate, results in or would reasonably be expected to result in a permanent reduction in the capacity of the Transit Satellites that would have the effect of decreasing the total projected revenue of Transit set forth in the Approved 2020 Budget by 25% or more.
“Material Transit Debt” shall have the meaning set forth in Section 8.2(g).
“Merger” shall have the meaning set forth in the Recitals.
“Merger Consideration” shall have the meaning set forth in Section 3.7(c)(ii).
“Merger Sub” shall have the meaning set forth in the Preamble.
“Meteor” means MHR Fund Management LLC.
“Meteor Holders” means, collectively, Meteor and its Affiliates that hold Leo Common Shares.
“Minimum Cash” means $1,000,000.
“NISPOM” means the National Industrial Security Program Operating Manual administered by DCSA.
“Non-Disclosure Agreements” means (a) the Leo-Polaris NDA, (b) the confidentiality provisions of the Transit Shareholders Agreement and (c) that certain acknowledgment letter, dated as of April 22, 2019, among Leo, Polaris, Meteor and Transit, as may be amended from time to time.
“Non-Leo Paid Leo Transaction Expenses” means the aggregate amount of Leo Transaction Expenses paid by the Joint Obligors pursuant to the provisions of Section 2.1(a)(vi)(B)(1).
“Non-Voting Leo Common Stock” means the Non-Voting Common Stock of Leo as defined in the Certificate of Incorporation.

“Objection Statement” shall have the meaning set forth in Section 2.3(d).
“Occurrence” means one or more facts, events, conditions, changes, developments, occurrences or circumstances.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“OFAC Laws” means any statutory and regulatory requirements of the laws administered by OFAC.
“OFAC List” means any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), any related enabling legislation or any other similar executive orders; (ii) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and/or any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.
“Optionholder Exchange Agreement” shall have the meaning set forth in the Recitals.
“Order” means any award, decision, decree, injunction, judgment, notice, order, ruling, subpoena, writ or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Agency with applicable jurisdiction.
“Other Indemnitors” shall have the meaning set forth in Section 9.4(c).
“Outside Date” shall mean the date that is twelve months following the date hereof; provided that, if as of such date all of the conditions to Closing set forth in Article X (other than Section 10.1(b)) have been satisfied (other than those to be satisfied on the Closing Date), then the Outside Date shall automatically be extended for an additional six months, without any further action being required on the part of any Party; provided, further, that, if the Outside Date would otherwise occur prior to ten Business Days following the expiration of any Closing Extension Period, the Outside Date shall automatically be extended until the tenth Business Day following the expiration of any Closing Extension Period; provided, further, that the Outside Date shall be automatically extended on a day-for-day basis for each day of any shutdown or closure of any Governmental Agency (including any specific request from any Governmental Agency to delay filings or for additional time to review the Contemplated Transactions) arising or resulting from COVID-19 that would have the effect of delaying or preventing the review of the Contemplated Transactions and/or issuance of clearance or approval from such Governmental Agency to the extent required pursuant to Section 8.5.
“Partial Break-Fee” shall have the meaning set forth in Section 11.3(a).
“Parties” means, collectively, Canadian LP, CanHoldco, Leo, Merger Sub, Polaris, Rover, Topco and Transit.
“Partnership Agreement” shall have the meaning set forth in the Recitals.
“Permit” means any permit, approval, consent, declaration, waiver, authorization, license, franchise, certificate, variance, order or permission required by a Governmental Agency under any Legal Requirement.
“Permitted Internal Leo Transaction” shall have the meaning set forth in Section 8.1(b)(i).
“Permitted Lien” means: (a) Liens for Taxes or governmental assessments, charges or claims that are not yet due or that may thereafter be paid without penalty or interest or other additional amounts, in each case that are being contested in good faith through appropriate Proceedings and in respect of which adequate reserves have been set aside in accordance with GAAP; (b) a Lien that is disclosed on the consolidated balance sheet of Leo or Transit, as applicable, or notes thereto as of the Balance Sheet Date (or securing liabilities reflected on such balance sheet) or incurred in the ordinary course of business since the Balance Sheet Date; (c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by Legal Requirements, in each case incurred in the ordinary course of business, securing amounts that are not yet due and payable or that are being contested in good faith and as to which adequate reserves have been set aside in accordance with GAAP; (d) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that do not and will not materially interfere with the value or use of the property to which such Lien is attached or with the business of the Leo Group; (e) any interest or title of a lessor or sublessor under any Leo Lease; (f) purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or similar Liens) financing statements relating solely to operating leases of personal property entered into in the ordinary course of business; (g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (h) defects, irregularities or imperfections on title and other Liens that do not secure payment obligations and that, individually or in the aggregate, do not materially impair, and are not reasonably likely to materially impair, the value or continued use of the asset or property to which they relate, as currently used; or (i) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.
“Polaris” shall have the meaning set forth in the Preamble.
“Polaris Closing Cash Payment” shall have the meaning set forth in Section 2.1(a)(vi)(D).
“Polaris Closing Percentage” means a fraction, expressed as a percentage, (a) the numerator of which is the number of Topco Common Shares owned by Polaris and its Affiliates immediately following the Closing, and (b) the denominator of which is the number of Topco Common Shares issued in connection with the Closing pursuant to Article II or the documents included as Exhibits hereto, in each case assuming for this purpose the exchange of all LP Units for Topco Common Shares. For the avoidance of doubt, neither the numerator nor the denominator of the Polaris Closing Percentage shall include any Topco Common Shares issued by Topco in any offering for cash at or following the Closing.
“Polaris Designees” means the individuals appointed or designated by Polaris, from time to time prior to the Closing, to the board of directors (or equivalent governing body) of Topco.
“Polaris Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Polaris and Rover to the other Parties concurrently with the execution of this Agreement.
“Polaris Fundamental Representations” means Section 7.1 (Organization, Existence and Good Standing), Section 7.2 (Authority) and Section 7.6 (Ownership of Transit Securities).
“Polaris Indemnified Parties” shall have the meaning set forth in Section 9.9(a).
“Polaris Material Adverse Effect” means one or more Occurrences that, individually or in the aggregate, would prevent or materially delay or hinder the consummation of the Contemplated Transactions or the performance of the respective obligations of Polaris or Rover under this Agreement.
“Polaris Maximum Percentage” means a fraction, expressed as a percentage, (a) the numerator of which is the number of Topco Common Shares owned by Polaris and its Affiliates on a Fully Diluted Basis immediately following the Integration Transaction, plus the number of Indemnity Shares issued to Polaris, and (b) the denominator of which is the number of Topco Common Shares outstanding on a Fully Diluted Basis immediately following the Integration Transaction, plus the number of Indemnity Shares issued to Polaris. For the avoidance of doubt, neither the numerator nor the denominator of the Polaris Maximum Percentage shall include any Topco Common Shares issued by Topco in any offering for cash at or following the Closing.
“Pre-Closing Taxes” shall have the meaning set forth in Section 9.10(a)(iv).
“Preferred Stock” shall have the meaning set forth in Section 4.6(a).
“Pro Rata Share” means a fraction, expressed as a percentage, (a) the numerator of which is the number of Topco Common Shares owned by Polaris and its Affiliates on a Fully Diluted Basis at the time the applicable Indemnifiable Cost was incurred, and (b) the denominator of which is the number of Topco Common Shares outstanding on a Fully Diluted Basis at the time the applicable Indemnifiable Cost was incurred; provided, however, that the Pro Rata Share may not exceed the Polaris Maximum Percentage.
“Proceeding” means any action, suit, litigation, arbitration, legal, administrative or other civil or criminal proceeding, at law or in equity, or, to the extent within the actual knowledge of the applicable Party, any investigation by or before any Governmental Agency.
“Prorated Bonus Amount” means, for each Terminated Employee, an amount equal to the sum of (v) any unpaid compensation, including bonus compensation, for years ending prior to the year in which the Closing occurs; plus (w) the product of (i) the payment percentage listed opposite such Terminated Employee’s name on Section 9.5(a) of the Leo Disclosure Letter, (ii) such Terminated Employee’s annual base salary as of the Closing Date and (iii) a fraction, the numerator of which equals the number of calendar days during the calendar year in which the Closing Date occurs that have elapsed through the Closing Date, and the denominator of which equals 365; plus (x) as applicable, a “make-whole” payment amount related to the discontinuation of benefits under Leo’s supplemental executive retirement plan equal to the product of (i) the payment percentage listed opposite each Terminated Employee’s name on Section 9.5(a) of the Leo Disclosure Letter and (ii) the positive difference (if any) of (1) such Terminated Employee’s total base salary and bonus received in cash during the year in which the Closing occurs, including the bonuses referenced in clauses (v) and (w) above; minus (2) the annual compensation limit under Section 401(a)(17) of the Code for the year in which the Closing occurs; plus (y) as applicable, a contribution to the Leo Savings Plan for those employees who are eligible to receive a Retirement Contribution, as defined therein, equal to the product of (i) the payment percentage listed opposite each eligible Terminated Employee’s name on Section 9.5(a) of the Leo Disclosure Letter and (ii) such Terminated Employee’s year-to-date total base salary; plus (z) as applicable, payment in respect of any accrued salaries, employer matching contributions under the Leo Savings Plan and earned but unused vacation as of the Closing Date.
“Qualified Canadian” shall have the same meaning as is given to the term “Canadian” in the Investment Canada Act.
“Qualifying Jurisdictions” means all of the provinces and territories in Canada.
“Radiocommunication Act” means the Radiocommunication Act (Canada).
“Recommendation” shall have the meaning set forth in Section 4.2(b).
“Reference Time” means 11:59 p.m. on the day that is immediately prior to the First Closing Day.
“Registration Rights Agreement” shall have the meaning set forth in the Recitals.
“Related Person” shall have the meaning set forth in Section 4.14.
“Remaining Cap” shall have the meaning set forth in Section 9.10(d).
“Repatriation/Inversion Liabilities” shall have the meaning set forth in Section 9.10(a)(v).
“Representatives” means, with respect to any Person, each of its directors, officers, employees, members, partners, consultants, accountants, legal counsel, investment bankers and other advisors, agents or other representatives, acting at the direction of or on behalf of such Person or any controlled Affiliate of such Person.
“Requisite Stockholder Vote” shall have the meaning set forth in Section 4.2.
“Rover” shall have the meaning set forth in the Preamble.
“Sample Statement” means Leo’s non-Transit assets and liabilities as set forth on Schedule 2 hereto.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time.
“SEC” means the U.S. Securities and Exchange Commission.

“Second Closing Day” shall have the meaning set forth in Section 2.1(b).
“Section 16” shall have the meaning set forth in Section 9.2.
“Section 9.1/9.3 Breach” means, with respect to Leo, a breach or failure to perform any agreement, covenant or other obligation of Leo under Section 9.1 or Section 9.3 hereof as a result of an act or omission of Leo either (a) taken by Leo with the intention of breaching or failing to perform the applicable agreement, covenant or obligation or (b) that a reasonable Person would conclude was taken with the intention of breaching or failing to perform the applicable agreement, covenant or obligation.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Disclosure Documents” shall have the meaning set forth in Section 9.1(b).
“Severance Obligations” mean statutory, common law, contractual or other severance or separation payments or benefits, including (a) any statutory, common law or contractual damages, reinstatement claims and any other payment, benefit, claim, cost, liability or obligation, in each case, arising out of or in connection with termination of employment or service, (b) any compensation payable during a mandatory termination notice period, (c) any severance or termination payments or benefits pursuant to a judgment or determination of a court, agency, regulatory body, or other governmental authority or an arbitrator, in each case, having jurisdiction over the parties hereto and (d) the employer portion of any employment, payroll and withholding taxes attributable to such payments or benefits. For the avoidance of doubt, with respect to the Leo Group, “Severance Obligations” shall include any payments and benefits under the Leo Severance Policies.
“Shut-down Liability” means any Liability indicated as such in the Sample Statement.
“Shut-down Liability Notice” shall have the meaning set forth in Section 9.9(b)(i).
“Signature” shall have the meaning set forth in Section 12.15.
“Signed Transaction Document” shall have the meaning set forth in Section 12.15.
“Stockholder Contribution Agreement” shall have the meaning set forth in the Recitals.
“Straddle Period” shall have the meaning set forth in Section 9.10(a)(vi).
“Subsidiary” means any corporation or other Person of which the relevant Party (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests having the power to vote for the election of the board of directors or other governing board of such Person or with respect to which the relevant Party (either alone or through or together with any other Subsidiary) otherwise has the power to direct or control the management and policies of such Person, by Contract or otherwise; provided that for purposes of this Agreement (a) Transit is not a Subsidiary of Polaris, Rover or any member of the Leo Group, (b) neither XTAR nor GdM is a Subsidiary of any member of the Leo Group and (c) following the Closing, each member of the Leo Group will be deemed a Subsidiary of Topco. The term “Subsidiary” shall include all Subsidiaries of a Subsidiary.
“Superior Proposal” means a bona fide, unsolicited written Alternative Proposal (with references to “15%” in the definition of Alternative Proposal being substituted with references to “50%” for purposes of this definition) made by a third party that the Leo Board determines in good faith and in the proper discharge of its fiduciary duties (after consultation with its outside financial and legal advisors), taking into account all legal, financial, regulatory and other aspects of the proposal (including any conditions to any related financing) and the Person making the proposal, (a) is more favorable to the stockholders of Leo from a financial point of view than the Contemplated Transactions, taken as a whole (after giving effect to all adjustments to the terms thereof that may be offered by Topco in writing pursuant to Section 9.3) and (b) is reasonably likely to be consummated on the terms proposed in such Alternative Proposal.
“Surrendered Shares” shall have the meaning set forth in Section 2.1(a)(vi)(C).
“Survival Date” shall have the meaning set forth in Section 9.9(b).

“Surviving Corporation” shall have the meaning set forth in Section 3.1.
“Tail Policies” shall have the meaning set forth in Section 9.4(f).
“Takeover Laws” shall have the meaning set forth in Section 4.27.
“Tax Act” means the Income Tax Act (Canada).
“Tax Claim” shall have the meaning set forth in Section 8.1(c).
“Tax Liability Defense Costs” shall have the meaning set forth in Section 9.10(a)(vii).
“Tax Proceeding” shall have the meaning set forth in Section 9.10(a)(viii).
“Tax Related Indemnifiable Costs” shall have the meaning set forth in Section 9.10(a)(ix).
“Tax Return” means any return, report, information return, election, declaration, notice, filing or other document (including any schedule or other attachment thereto or amendment thereof) filed, or required to be filed, in connection with the assessment or collection of any Taxes.
“Taxes” (or “Tax” as the context may require) means (a) any and all taxes, charges, fees, levies, penalties or other assessments imposed by any Taxing Authority, including, income, premium, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions to tax attributable thereto; (b) any and all Liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included or being required to be included) in any Tax Return related to such group; and (c) any and all Liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee Liability, in respect of any items described in clause (a) or (b) above.
“Taxing Authority” means any Governmental Agency with the authority to impose Tax.
“Team Telecom Agencies” means, collectively, the U.S. Departments of Defense, Justice (including the Federal Bureau of Investigation) and Homeland Security, the “Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector” as established by Executive Order on April 4, 2020 or any successor to any of the foregoing.
“Terminated Employee” shall have the meaning set forth in Section 9.5(a).
“Termination Compensation” shall have the meaning set forth in Section 11.4(b).
“Topco” shall have the meaning set forth in the Preamble.
“Topco Common Shares” means the Class A common shares, Class B common shares, Class C limited voting common shares and Class C fully voting common shares, each in the capital of Topco.
“Topco Consideration” shall have the meaning set forth in Section 3.7(c)(ii).
“Topco Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Topco and Merger Sub to Leo concurrently with the execution of this Agreement.
“Topco Electing Share” shall have the meaning set forth in Section 3.7(c)(ii).
“Topco Election” means an election to receive the Topco Consideration as contemplated by Section 3.8(b).
“Topco Fundamental Representations” means Section 6.1 (Organization, Existence and Good Standing) and Section 6.2 (Authority).
“Topco Incentive Securities” means, collectively, all options to purchase Topco Common Shares, Topco stock appreciation rights, and restricted stock units entitling holders to receive Topco Common Shares issued upon completion of the transactions contemplated by the Optionholder Exchange Agreement.

“Topco Material Adverse Effect” means one or more Occurrences that, individually or in the aggregate, would prevent or materially delay or hinder the consummation of the Contemplated Transactions or the performance of the respective obligations of Topco, Canadian LP, CanHoldco or Merger Sub under this Agreement.
“Topco Plan” shall have the meaning set forth in Section 9.5(c).
“Topco Post-Closing Investor Rights Agreements” shall have the meaning set forth in the Recitals.
“Topco Primary Offering” means a primary offering of the shares of Topco that is effected on or prior to the Closing Date.
“Topco Share Value” means the product of (a) the Transit-to-Topco Exchange Ratio, multiplied by (b) the closing trading price of a Leo Common Share on the trading date ended on the second Business Day prior to the First Closing Date.
“Topco Shareholder Representative” shall have the meaning set forth in Section 9.10(a)(x).
“Topco Super Voting Shares” means the super voting shares in the capital of Topco.
“Transaction Documents” means this Agreement, the Voting Support Agreement, and any and all certificates, agreements, documents or other instruments to be executed and delivered by any Person in connection with this Agreement or the Voting Support Agreement, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.
“Transit” shall have the meaning set forth in the Preamble.
“Transit Articles” means the Articles of Amalgamation of Transit dated January 1, 2017.
“Transit Common Shares” means the Common Shares of Transit as defined in the Transit Articles.
“Transit Director Voting Preferred Shares” means the Director Voting Preferred Shares of Transit as defined in the Transit Articles.
“Transit Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Transit to the other Parties concurrently with the execution of this Agreement.
“Transit Fundamental Representations” means Section 5.1 (Organization, Existence and Good Standing) and Section 5.2 (Authority).
“Transit Group” means Transit and its Subsidiaries.
“Transit Material Adverse Effect” means one or more Occurrences that, individually or in the aggregate, would prevent or materially delay or hinder the consummation of the Contemplated Transactions or the performance of the obligations of Transit under this Agreement.
“Transit Non-Voting Participating Preferred Shares” means the Non-Voting Participating Preferred Shares of Transit as defined in the Transit Articles.
“Transit Options” shall have the meaning set forth in Section 5.5(b).
“Transit Redeemable Common Shares” means the Redeemable Common Shares of Transit as defined in the Transit Articles.
“Transit Redeemable Non-Voting Participating Preferred Shares” means the Redeemable Non-Voting Participating Preferred Shares of Transit as defined in the Transit Articles.
“Transit RSUs” shall have the meaning set forth in Section 5.5(b).
“Transit Satellites” shall have the meaning set forth in the definition of Material Adverse Effect herein.

“Transit Senior Preferred Shares” means the Senior Preferred Shares of Transit as defined in the Transit Articles.
“Transit Shareholders Agreement” means the Shareholders Agreement, dated October 31, 2007, by and among Transit, Leo, Polaris, Rover and certain other parties thereto.
“Transit Tandem SARs” shall have the meaning set forth in Section 5.5(b).
“Transit Voting Participating Preferred Shares” means the Voting Participating Preferred Shares of Transit as defined in the Transit Articles.
“Transit-to-Topco Exchange Ratio” means 0.4136 Topco Common Shares for each Transit share.
“Trust” shall have the meaning set forth in Section 2.1(a)(ii).
“Trust Agreement” shall have the meaning set forth in Section 2.1(a)(ii).
“Trust Settlor” shall have the meaning set forth in Section 2.1(a)(ii).
“Trust Voting Agreement” shall have the meaning set forth in Section 2.1(a)(ii).
“Trustee” means an entity organized under the laws of Canada that is not controlled by non-residents that is selected by Leo and Polaris to serve as the initial trustee of the Trust pursuant to the Trust Agreement.
“TSR Directors” shall have the meaning set forth in Section 9.10(a)(x).
“Unaudited Financial Statements” shall have the meaning set forth in Section 4.7(b).
“Uncertificated Leo Shares” shall have the meaning set forth in Section 3.8(c)(ii).
“Units” means the equity interests of Canadian LP, comprising six classes of partnership interests: (a) one class of general partner interest representing both voting and economic rights (“GP Units”); (b) three classes of limited partner interests representing economic rights only, that are subject to repurchase for Topco Common Shares; (c) one class of limited partner interest representing economic rights only, that is not exchangeable into Topco Common Shares; and (d) one class of limited partner interest with nominal value representing economic rights only, that is not exchangeable into Topco Common Shares (the “X LP Units”).
“Unpaid Leo Transaction Expenses” means the aggregate amount of Closing Leo Transaction Expenses to the extent unpaid after giving effect to any payments by Leo pursuant to Section 2.1(a)(vi)(B)(1).
“Unrestricted Inversion Status” shall have the meaning set forth in Section 9.10(a)(xi).
“U.S. Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.
“Voting Director Contribution Agreement” shall have the meaning set forth in the Recitals.
“Voting Directors” shall have the meaning set forth in the Recitals.
“Voting Leo Common Stock” means the Voting Common Stock of Leo as defined in the Certificate of Incorporation.
“Voting Support Agreement” shall have the meaning set forth in the Recitals.
“Willful Breach” with respect to a Person means a breach or failure to perform any agreement, covenant or other obligation of such Person under a Transaction Document, as a result of an act or omission of such Person either (a) taken by such Person with the intention of breaching or failing to perform the applicable agreement, covenant or obligation with the intention of causing any condition set forth in Article X not to be satisfied or (b) that a reasonable Person would conclude was taken with the intention of breaching or failing to perform the applicable agreement, covenant or obligation with the intention of causing any condition set forth in Article X not to be satisfied.

“Willful Breach Fee” shall have the meaning set forth in Section 11.5(b)(i).
“Withholding Liabilities” shall have the meaning set forth in Section 9.10(a)(xii).
“X LP Units” shall have the meaning set forth in the definition of Units herein.
“XTAR” means XTAR, LLC, a Delaware limited liability company.
“XTAR Documents” shall have the meaning set forth in Section 4.25(a).
“XTAR Employee” means each individual who (a) immediately prior to the Closing is an employee of Leo and is primarily providing services to XTAR or (b) was an employee of Leo who was primarily providing services to XTAR and immediately prior to the Closing is on approved leave or has a right to reemployment.
Section 1.2.   Other Interpretive Provisions.
(a)   When a reference is made in this Agreement to the “Preamble” or “Recitals,” or to any “Article,” “Section,” “Annex,” “Exhibit” or “Schedule,” such reference shall be to the Preamble of or the Recitals to, or to such Article or Section of, or Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. In the event of a conflict between the provisions of this Agreement and those of any Annex, Exhibit or Schedule to this Agreement, the provisions of this Agreement shall prevail.
(b)   The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.
(c)   Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”
(d)   Whenever the words “herein,” “hereof” and “hereunder” and other words of similar import are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.
(e)   Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive.
(f)   The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(g)   Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
(h)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(i)   All references to “$” or “dollars” mean the lawful currency of the United States of America. All references to “CDN$” mean the lawful currency of Canada.
(j)   The words “in the ordinary course of business” shall mean “in the ordinary course of business, consistent with past practice”.
(k)   The words “made available to Polaris” and words of similar import refer to documents or other information or materials posted to the “Project Taurus” Sharepoint data site (the “Data Room”) at least two Business Days prior to the date hereof (and Leo shall, upon the written request of Polaris, promptly deliver a CD, DVD, flash drive or similar electronic storage medium to Polaris containing readable copies of the contents of the Data Room as of one Business Day prior to the date hereof).
(l)   All references to time herein shall refer to New York City time unless otherwise specified.
(m)   Except as expressly stated in this Agreement, all references to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(n)   Except as expressly stated in this Agreement or as the context otherwise requires, all references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section.
(o)   The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 12.8 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
(p)   No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.
(q)   Unless otherwise specified herein, all financial statements of Leo required to be furnished hereunder shall be prepared in accordance with GAAP (as in effect on the date of such financial statements) and all financial statements of Transit required to be furnished hereunder shall be prepared in accordance with IFRS (as in effect on the date of such financial statements).
ARTICLE II.
THE INTEGRATION TRANSACTION
Section 2.1.   Integration Transaction.   In accordance with the terms and conditions of this Agreement, upon the satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby and set forth in Article X (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the following steps of the Integration Transaction shall occur as an integral series of transactions implemented pursuant to a single plan which shall become effective at the Closing in the order set forth in this Article II:
(a)   On the first Business Day on which the Closing occurs (the “First Closing Day”):
(i)   The organizational documents of Topco shall be amended and restated as provided in the form of Exhibit G hereto (the “Amended and Restated Topco Organizational Documents”); provided that this step may be taken prior to the Closing Date.
(ii)   Following the step referred to in clause (i), an individual (the “Trust Settlor”), to be jointly designated by Leo and Polaris, will settle $5,100 in cash on a Trustee to be held in trust (the “Trust”) pursuant to the trust agreement, by and between the Trustee and the Trust Settlor in the form of Exhibit E hereto (the “Trust Agreement”); provided that this step may be taken prior to the Closing Date. The Trust will subscribe for one Class A Special Voting Share of Topco, one Class B Special Voting Share of Topco and one Class C Special Voting Share of Topco for an aggregate amount of $100 and will invest $4,999 in an interest-bearing bank deposit account or as otherwise provided in the Trust Agreement. The Trust will enter into the trust voting agreement with the Trustee, Topco and Canadian LP in the form of Exhibit F hereto (the “Trust Voting Agreement”).
(iii)   Immediately following the step referred to in clause (ii), on the terms and subject to the conditions of the Stockholder Contribution Agreement, the Individual Transit Stockholders shall contribute all of the Transit Non-Voting Participating Preferred Shares held by each to Topco in exchange for (x) a number of Topco Common Shares of the applicable class equal to the number of Transit Non-Voting Participating Preferred Shares contributed multiplied by the Transit-to-Topco Exchange Ratio and (y) $0.01 per Transit Non-Voting Participating Preferred Share.

(iv)   Immediately following the step referred to in clause (iii), pursuant to the terms and subject to the conditions of the Voting Director Contribution Agreement, the Voting Directors shall contribute all Transit Director Voting Preferred Shares held by each such Voting Director to Canadian LP in exchange for X LP Units. Topco and the Voting Directors shall jointly elect under subsection 97(2) of the Tax Act that such transfer occur on a tax-deferred rollover basis.
(v)   Immediately following the step referred to in clause (iv), Topco will transfer all of the Transit Non-Voting Participating Preferred Shares held by it to CanHoldco in exchange for CanHoldco Shares. CanHoldco and Topco shall jointly elect under subsection 85(1) of the Tax Act that such transfer occur on a tax-deferred rollover basis.
(vi)   Immediately following the step referred to in clause (v), the following steps shall occur simultaneously:
(A)   Topco shall contribute all of the CanHoldco Shares held by it to Canadian LP in exchange for additional GP Units. Topco, Rover, Henry Intven and the Voting Directors shall jointly elect under subsection 97(2) of the Tax Act that such transfer occur on a tax-deferred rollover basis;
(B)   Leo shall pay, by wire transfer of immediately available funds, the following, in the following order of priority:
(1)   to the parties entitled thereto, all Leo Transaction Expenses that are due and payable by any member of the Leo Group as of or at the Closing (the “Closing Leo Transaction Expenses”) (the Leo Cash as of the Reference Time, less the payments pursuant to this clause (1) is referred to as the “Closing Cash”, such amount not to be less than zero); provided that, if there is insufficient Leo Cash to pay all Closing Leo Transaction Expenses, the Unpaid Leo Transaction Expenses shall be paid to the parties entitled thereto as promptly as practicable following Closing, but no later than 35 trading days following the Merger, by wire transfer from the Joint Obligors of immediately available funds; and
(2)   to Rover, in order to induce Polaris and Rover to enter into the Integration Transaction, an amount in cash equal to the lesser of: (a) $7,000,000 or (b) Closing Cash less the Minimum Cash (such amount being the “Inducement Payment”, which shall not be less than zero).
(C)   Rover shall contribute a number of Transit Non-Voting Participating Preferred Shares held by it to Topco equal to (a) $5,000,000 divided by (b) the Topco Share Value (such number, the “Surrendered Shares”) in exchange for a number of Class C fully voting shares of Topco equal to the product of (i) the Surrendered Shares, multiplied by (ii) the Transit-to-Topco Exchange Ratio.
(D)   Rover shall contribute all of the Transit Common Shares, the Transit Voting Participating Preferred Shares and the balance of the Transit Non-Voting Participating Preferred Shares held by it to Canadian LP in exchange for:
(1)   a number of Class C LP Units equal to the number of Transit Common Shares, Transit Voting Participating Preferred Shares and Transit Non-Voting Participating Preferred Shares so contributed multiplied by the Transit-to-Topco Exchange Ratio; and
(2)   subject to Section 2.3(i), the right to receive a payment in cash equal to the product of (a) the amount if any by which the Inducement Payment is less than $7,000,000, and (b) the Closing Gross-Up Factor (such amount being the “Polaris Closing Cash Payment”, which shall be paid to Rover as promptly as practicable following Closing, but no later than 35 trading days following the Merger, by wire transfer from Canadian LP of immediately available funds).

(vii)   Immediately following the steps referred to in clause (vi), Topco will transfer the Transit Non-Voting Participating Preferred Shares held by it to Canadian LP in exchange for additional GP Units. Topco, Rover, Henry Intven and the Voting Directors shall jointly elect under subsection 97(2) of the Tax Act that such transfer occur on a tax-deferred roll-over basis.
(viii)   Immediately following the steps referred to in clause (vii), Canadian LP will contribute all of the Transit Common Shares, Transit Voting Participating Preferred Shares and Transit Non-Voting Participating Preferred Shares held by it to CanHoldco in exchange for additional CanHoldco Shares and a demand non-interest bearing promissory note with a principal amount equal to the Polaris Closing Cash Payment. The partners of Canadian LP (being Topco, Rover, Henry Intven and the Voting Directors) and CanHoldco will jointly elect under subsection 85(2) of the Tax Act that such transfer occur on a tax-deferred rollover basis.
(ix)   Immediately following the steps referred to in clause (viii), Leo shall file the Certificate of Merger with the Secretary of State of the State of Delaware.
(b)   On the Business Day immediately following the First Closing Day (the “Second Closing Day”), the Merger shall occur as provided in Article III.
(c)   Concurrently with the Effective Time:
(i)   Canadian LP shall redeem the X LP Units held by Henry Intven and the Voting Directors for the fair market value thereof;
(ii)   Topco shall redeem the Topco Super Voting Shares held by Henry Intven for $1.00 per share;
(iii)   Topco shall issue the Golden Share to the Trust for $1.00; and
(iv)   Canadian LP will issue additional GP Units to Topco in consideration for Topco issuing the Topco Consideration.
(d)   Immediately following the steps referred to in clause (c), the transactions contemplated by the Optionholder Exchange Agreement shall be consummated.
(e)   Immediately following the steps referred to in clause (d), Leo Holdings and CanHoldco shall form an unlimited liability company under the laws of British Columbia (“Can ULC”), Leo Holdings shall transfer all of the Transit Common Shares and Transit Non-Voting Participating Preferred Shares held by it to Can ULC in exchange for voting common shares of Can ULC and CanHoldco will subscribe for non-participating special voting shares of Can ULC entitling CanHoldco to a majority of the voting power of Can ULC in exchange for $100.
Section 2.2.   Closing Deliverables.
(a)   At the Closing, the following documents shall be amended and restated, or shall become effective, at the times indicated below:
(i)   Immediately following the transactions contemplated by Section 2.1(a)(i), the partnership agreement of Canadian LP shall be amended and restated in the form of Exhibit J hereto;
(ii)   Immediately upon the Effective Time, the Topco Post-Closing Investor Rights Agreements shall become effective; and
(iii)   Immediately upon the Effective Time, the Registration Rights Agreement shall become effective;
(b)   At the Closing, the following documents shall be delivered by Leo to Polaris and Topco:
(i)   resignations of the directors and officers of Leo;
(ii)   written evidence of the termination of all Contracts required pursuant to Section 8.7;

(iii)   a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Leo and Merger Sub certifying that (1) attached thereto are true and complete copies of (A) all resolutions adopted by the Leo Board or the board of directors of Merger Sub, as applicable, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Integration Transaction, and (B) the vote of the stockholders of each of Leo and Merger Sub approving the Merger, and adopting this Agreement, and (2) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, including the Integration Transaction; and
(iv)   a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Agency of the jurisdiction under the laws in which Leo is organized.
(c)   At the Closing, the following documents shall be delivered by Topco to Polaris and Leo:
(i)   a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Transit, Topco, Canadian LP and CanHoldco certifying that (1) attached thereto are true and complete copies of (A) all resolutions adopted by the boards of directors (or equivalent governing bodies) of each of Transit, Topco, Canadian LP and CanHoldco authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Integration Transaction, and (B) resolutions of the stockholders (or, in the case of Canadian LP, the general partner) of each of Transit, Topco, Canadian LP and CanHoldco approving the Integration Transaction, including the Merger, and adopting this Agreement, and (2) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, including the Integration Transaction; and
(ii)   a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Agency of the jurisdiction under the laws in which each of Transit, Topco, Canadian LP, CanHoldco and Merger Sub is organized.
Section 2.3.   Estimated and Post-Closing Calculations and Adjustment.
(a)   Not less than five Business Days prior to the First Closing Day, Leo shall prepare and deliver to Polaris a statement (the “Estimated Closing Statement”), together with reasonable supporting detail with respect to the calculation of such amounts, setting forth Leo’s good faith estimate of:
(i)   Leo Cash as of the Reference Time;
(ii)   the Closing Cash;
(iii)   the Leo NAV as of the Reference Time; and
(iv)   Unpaid Leo Transaction Expenses.
(b)   As promptly as possible, but in any event within 90 days following the Closing Date, Topco (with the Polaris designees to the Topco board of directors having recused themselves) shall prepare and deliver to Polaris a statement (the “Closing Statement”) setting forth the following:
(i)   the Closing Cash (the “Final Closing Cash”);
(ii)   the Leo NAV as of the Reference Time (the “Final Leo NAV”);
(iii)   the Non-Leo Paid Leo Transaction Expenses;
(iv)   the “Adjustment Amount”, which will be an amount equal to the product of: (x) the Polaris Closing Percentage, (y) the Closing Gross-Up Factor, and (z) the total of the following:
(A)   the amount of the Final Leo NAV (such amount to be expressed as a positive number if the Final Leo NAV is negative and as a negative number if the Final Leo NAV is positive), minus

(B)   the Final Closing Cash, plus
(C)   the Inducement Payment, plus
(D)   the Non-Leo Paid Leo Transaction Expenses.
(c)   The Estimated Closing Statement and the Closing Statement and the determinations contained therein shall each be prepared in accordance with the Sample Statement, the Accounting Principles, and in the event of a conflict between GAAP and the express provisions of the Sample Statement and the Accounting Principles, the express provisions of the Sample Statement and the Accounting Principles shall govern. Prior to its delivery of the Closing Statement, Topco shall consult in good faith with the Meteor Holders regarding the preparation of the Closing Statement in draft form and the TSR Directors (acting in good faith and in the best interests of the shareholders of Topco (other than Polaris and its Affiliates)) shall have approved the Closing Statement, after consultation with the Meteor Holders and the TSR Directors’ good faith consideration of any revisions proposed by the Meteor Holders.
(d)   After delivery of the Closing Statement, subject to the execution of a customary confidentiality agreement, Polaris and its accountants and other representatives shall be permitted, and the relevant Parties shall provide, reasonable access at reasonable times to review Topco’s and its Subsidiaries’ books and records and their personnel and any work papers prepared by Topco and its Subsidiaries’ (including Leo and its Subsidiaries) and/or their respective accountants, related to the preparation of the Closing Statement and to such historical information relating to the Closing Statement as Polaris may reasonably request for purposes of reviewing the Closing Statement and to prepare an Objection Statement. If Polaris has any good faith objections to the Closing Statement, it shall deliver to Topco a statement setting forth its good faith objections thereto (an “Objection Statement”), which shall set forth in reasonable detail any items which Polaris believes were not prepared in accordance with this Agreement and Polaris’s calculation of the correct amount of any such items and the resulting Adjustment Amount. If an Objection Statement is not delivered to Topco within 45 days following the date of delivery of the Closing Statement, provided that Topco and its Subsidiaries and Leo and its Subsidiaries have cooperated in good faith with their obligations under this Section 2.3(d), the Closing Statement shall be final, binding and non-appealable by the Parties for purposes of this Agreement.
(e)   In the event an Objection Statement is delivered, Topco (subject to the approval of the TSR Directors) and Polaris shall negotiate in good faith to resolve any such objections. If Topco and Polaris do not reach a final resolution within 45 days after the delivery of the Objection Statement, Topco and Polaris shall submit any such items remaining in dispute to Ernst & Young Global Limited, or if such firm is unavailable or has a conflict of interest, another nationally recognized independent accounting firm reasonably acceptable to Topco and Polaris (the “Dispute Resolution Arbiter”). Topco and Polaris shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to, as promptly as practicable, and in any event within 30 days of its appointment, select either the Adjustment Amount set forth in the Closing Statement or the Adjustment Amount set forth in the Objection Statement, but not any other number, as the amount that most closely reflects the Adjustment Amount set forth in this Agreement. The amount selected by the Dispute Resolution Arbiter shall, absent fraud or manifest error, be the final, binding on and non-appealable Adjustment Amount for purposes of this Agreement. The Dispute Resolution Arbiter shall act solely as an accounting expert and not as an arbitrator.
(f)   Any submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute. The Dispute Resolution Arbiter’s determination shall be based solely on the presentations by Topco and Polaris that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The fees and expenses of the Dispute Resolution Arbiter shall be borne by Topco; provided, however, that, if the Dispute Resolution Arbiter selects (i) the Adjustment Amount set forth in the Closing Statement as the Adjustment Amount, the Adjustment Amount shall be further reduced dollar-for-dollar by an amount equal to the product of (x) the Polaris Closing Percentage, (y) the Closing Gross-Up Factor, and (z) the fees and expenses of the Dispute Resolution Arbiter, or (ii) the Adjustment Amount set forth in the Objection Statement as the Adjustment Amount, the Adjustment Amount shall be further increased by an amount equal to the product of (x) the Polaris Closing Percentage, (y) the Closing Gross-Up Factor, and (z) the fees and expenses of the Dispute Resolution Arbiter.
(g)   Within 10 Business Days of the final determination of the Adjustment Amount:
(i)   if the Adjustment Amount is positive, Canadian LP shall pay or cause to be paid to Rover an amount in cash equal to the Adjustment Amount, or
(ii)   if the Adjustment Amount is negative, Rover shall pay or cause to be paid to Canadian LP an amount in cash equal to the absolute value of the Adjustment Amount.
(h)   The Parties agree that payments made pursuant to Section 2.3(g) shall be treated for all tax purposes as adjustments made to the purchase price paid by Canadian LP to Rover for Transit Common Shares, Transit Voting Participating Preferred Shares and Transit Non-Voting Participating Preferred Shares pursuant to Section 2.1(a)(vi)(D).
(i)   If the board of directors of Topco (after consulting with the management of Topco and its Subsidiaries) determines that any payment due to Rover pursuant to Section 2.1(a)(vi)(D)(2) or Section 2.3(g)(i) (in each case, if settled wholly in cash and taking into account any dividends or distributions to be made by Transit or any of its Subsidiaries to fund such payment) would (i) unduly constrain the liquidity needs of Canadian LP or any of its Subsidiaries, (ii) result in a breach of or default under the Material Transit Debt or (iii) unduly constrain the ability of any Subsidiary of Topco that is restricted by the Material Transit Debt to pay dividends or make investments or other payments, in each case, within the limitations imposed by the restrictive covenants of the Material Transit Debt (based on the reasonable estimates of the management of Topco with respect to the calculation of such limitations); provided that, with respect to this clause (iii), any such dividends, investments or other payments shall have received the prior written consent of Polaris (which consent shall not be unreasonably withheld, conditioned or delayed) (each of clauses (i), (ii) and (iii), a “Liquidity Constraint”), then, in each case, such payment (or any portion thereof) may be satisfied in the form of newly issued Topco Common Shares valued at the 30-Day VWAP as of the date on which such payment would be required to be made pursuant to this Agreement.
(j)   If the Parties mutually determine that it is desirable, immediately following the Closing, for there to be a greater or lesser aggregate number of Topco Common Shares and LP Units issued and outstanding, the Parties may, by an instrument in writing executed by each Party, adjust the Transit-to-Topco Exchange Ratio, the number of Class C fully voting shares of Topco to be received by Rover pursuant to Section 2.1(a)(vi)(C), the number of Class A LP Units and Class B LP Units into which the applicable Leo Common Shares convert pursuant to Section 3.7(c)(i) and the number Class A Topco Common Shares and Class B Topco Common Shares into which the applicable Leo Common Shares convert pursuant to Section 3.7(c)(ii), and all other appropriate exchange rates for Topco Common Shares and LP Units in order to achieve the desired number of Topco Common Shares and LP Units immediately following the Closing. Any such adjustment shall be made equitably, to preserve the economic arrangement among the Parties pursuant to this Agreement.
ARTICLE III.
THE MERGER
Section 3.1.   The Merger.   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Leo. Following the Merger, the separate corporate existence of Merger Sub shall cease, and Leo shall continue as the surviving corporation of the Merger and a wholly-owned subsidiary of Canadian LP (the “Surviving Corporation”).
Section 3.2.   Closing.   The closing of the Integration Transaction, including the Merger (the “Closing”), shall take place on two consecutive Business Days commencing on the fifth Business Day following the day on which all the conditions set forth in Article X are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) via electronic exchange of documents and signatures; provided that the Closing may occur on such other dates or at such other time and place as Leo and Polaris may mutually agree in writing; provided, further, that (a) if the Parties have confirmed in writing that all the conditions set forth in Article X are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but which conditions are capable of being satisfied at the Closing), then Polaris and Leo shall each have the right to extend, from time to time, the Closing Dates for additional periods of time (any such extension of the Closing Dates, a “Closing Extension Period”), each such Closing Extension Period not to exceed 30 days, and the aggregate of all Closing Extension Periods not to exceed 120 days from the date on which the Closing would otherwise have occurred, and (b) at the final expiration of any Closing Extension Period, the Closing shall take place on the first two consecutive Business Days commencing on the fifth Business Day after the expiration of the final Closing Extension Period on which the conditions set forth in Article X are satisfied or waived (other than those conditions (i) set forth in Section 10.1(e) and any closing certificate related to such Sections, (ii) that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing and (iii) if such Closing Extension Period resulted from an exercise by Polaris of its right to extend the Closing, set forth in Section 10.2(c)(i)). The dates on which the Closing actually occurs are hereinafter referred to as the “Closing Dates.”
Section 3.3.   Effective Time.   Upon the terms and subject to the provisions of this Agreement, on the First Closing Day, Leo shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and, as soon as practicable on or after the First Closing Day, Leo shall make any and all other filings or recordings required under the DGCL. The Certificate of Merger shall specify that the Merger shall become effective at 12:01 AM EST on the Second Closing Day or at such later time as specified therein that Leo and Polaris may mutually agree in writing (the “Effective Time”).
Section 3.4.   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate existence of Merger Sub shall cease and all of the assets, property, rights, privileges, powers and franchises of Leo and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of Leo and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation, in each case as provided under the DGCL.
Section 3.5.   Certificate of Incorporation; Bylaws.
(a)   At the Effective Time, the restated certificate of incorporation of Leo shall be amended and restated in the form of Exhibit K hereto. The certificate of incorporation of Leo, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.
(b)   The bylaws of Leo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.
Section 3.6.   Directors and Officers.
(a)   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
(b)   The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.
Section 3.7.   Effect on Capital Stock.
(a)   Cancellation of Merger Sub Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist.

(b)   Cancellation of Leo-Owned Stock other than Preferred Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each Leo Common Share that is owned by Leo as treasury stock and each Leo Common Share, if any, that is owned directly by Topco, Canadian LP, CanHoldco or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and cease to exist, and no consideration shall be delivered in exchange therefor. For the avoidance of doubt, the Preferred Stock owned by Canadian LP shall remain outstanding and shall be the only issued and outstanding shares of capital stock of the Surviving Corporation.
(c)   Conversion of Leo Common Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of the Parties:
(i)   each Leo Common Share with respect to which an LP Election has been validly made pursuant to Section 3.8(b) and not revoked or lost prior to the Election Deadline pursuant to Section 3.8(b) shall convert into the right to receive (1) in respect of a holder of Leo Common Shares who is a Qualified Canadian, one (1) Class A LP Unit, or (2) in respect of a holder of Leo Common Shares who is not a Qualified Canadian, one (1) Class B LP Unit (the “LP Consideration”); and
(ii)   each Leo Common Share with respect to which either (x) a Topco Election has been validly made pursuant to Section 3.8(b) and not revoked or lost prior to the Election Deadline pursuant to Section 3.8(b), or (y) other than Leo Common Shares cancelled pursuant to Section 3.7(b), for which no other valid election has been made pursuant to Section 3.8(b) prior to the Election Deadline (each such Leo Common Share, a “Topco Electing Share”) shall convert into the right to receive (1) in respect of a holder of Leo Common Shares who is a Qualified Canadian, one (1) Class A Topco Common Share, or (2) in respect of a holder of Leo Common Shares who is not a Qualified Canadian, one (1) Class B Topco Common Share (the “Topco Consideration”, and together with the LP Consideration, the “Merger Consideration”).
(d)   Fractional Shares.   No certificates or scrip representing fractional shares of Topco Common Shares or fractional LP Units shall be issued upon the conversion of Leo Common Shares pursuant to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, each holder of Leo Common Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Topco Common Shares or a fraction of an LP Unit (after taking into account all Leo Common Shares exchanged by such holder) shall receive a number of Topco Common Shares or LP Units rounded up or down to the nearest whole number, with 0.5 being rounded up to the next whole number.
Section 3.8.   Exchange of Certificates and Leo Book Entry Shares.
(a)   Exchange Agent.   Prior to the Effective Time, Leo shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, Topco or Canadian LP, as applicable, shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of holders of Certificates, holders of Uncertificated Leo Shares and holders of Leo Book Entry Shares, for exchange in accordance with this Article III through the Exchange Agent (all such Topco Common Shares and LP Units deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund”):
(i)   certificates representing the aggregate number of Topco Common Shares to be issued as Topco Consideration (or, if uncertificated Topco Common Shares will be issued, Topco shall make appropriate alternative arrangements); and
(ii)   certificates representing the aggregate number of LP Units to be issued as LP Consideration (or, if uncertificated LP Units, Canadian LP shall make appropriate alternative arrangements).
(b)   Election Procedures.
(i)   Each Person (other than Leo, Topco, Canadian LP, CanHoldco or Merger Sub) who on or prior to the Election Deadline is a holder of Leo Common Shares shall be entitled, with respect to all or a portion of such Leo Common Shares, to make an LP Election and/or a Topco Election on or prior to the Election Deadline to receive the LP Consideration and/or the Topco Consideration on the basis set forth in this Agreement. Each Person receiving LP Consideration pursuant to the Merger shall be deemed, by virtue of such receipt of such LP Consideration and without any further action on any such Person’s part, to have (1) executed the Partnership Agreement as a holder of an LP Unit and (2) agreed to the rights, privileges, restrictions and conditions of the LP Units.
(ii)   Topco and Canadian LP shall prepare an election form, in form and substance acceptable to Leo and Topco with such provisions as Leo and Topco may specify (the “Election Form”) pursuant to which a holder of Leo Common Shares may make an LP Election and/or a Topco Election with respect to all or a portion of the Leo Common Shares held by such holder. Leo or Topco shall mail, or shall cause the Exchange Agent to mail, the Election Form to holders of Leo Common Shares. Each Election Form shall permit the record holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify the number of shares of such holder’s Leo Common Shares with respect to which such holder makes an LP Election and/or a Topco Election (and, if relevant, the specific lot of Leo Common Shares to which such election relates) in connection with the Merger. Any Leo Common Share with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m. on the Business Day that is three Business Days prior to the Closing Date (which date shall be publicly announced by Leo as soon as reasonably practicable but in no event less than five Business Days prior to the anticipated Closing Date) (or such other time and date as Leo may specify) (the “Election Deadline”) shall be deemed to have made a Topco Election. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Leo shall promptly announce any such delay and, when determined, the rescheduled Election Deadline, which rescheduled Election Deadline if necessary shall be at the discretion of Leo; provided that at least one Business Day of advance notice thereof shall have been provided.
(iii)   Leo shall make Election Forms available as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Leo Common Shares prior to the Election Deadline, and Leo shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein and as specified in any agreement with the Exchange Agent.
(iv)   Any election made pursuant to this Section 3.8(b) shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form prior to the Election Deadline. An Election Form with respect to Leo Common Shares shall be deemed properly completed only (i) with respect to Leo Common Shares represented by Certificates, if accompanied by one or more Certificates duly endorsed in blank or otherwise in form acceptable for transfer on the books of Leo (or, with respect to any Certificate that has been lost, stolen or destroyed, an affidavit of lost certificate in a form acceptable to the Exchange Agent) or (ii) with respect to Uncertificated Leo Shares and Leo Book Entry Shares, upon the Exchange Agent’s receipt of an “agent’s message” by the Exchange Agent or such other evidence of transfer of Uncertificated Leo Shares or Leo Book Entry Shares, as applicable, as the Exchange Agent may reasonably request, collectively representing all Leo Common Shares covered by such Election Form, in each case together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form by submitting written notice that is received by the Exchange Agent on or prior to the Election Deadline. In the event an Election Form is revoked on or prior to the Election Deadline, the Leo Common Shares represented by such Election Form shall become Topco Electing Shares and Leo shall cause all Certificates representing such Leo Common Shares, together with any applicable Uncertificated Leo Shares or Leo Book Entry Shares, to be promptly returned without charge to the Person submitting the Election Form upon such revocation or written request to that effect from the holder who submitted the Election Form; provided, however, that a subsequent election may be made with respect to any or all of such Leo Common Shares if the holder thereof complies with the procedures, terms and conditions set forth in this Section 3.8(b). In addition, all LP Elections shall automatically be revoked and all Certificates representing Leo Common Shares, all Uncertificated

Leo Shares and all Leo Book Entry Shares shall be promptly returned without charge if this Agreement is terminated in accordance with Article XI.
(v)   Subject to the terms of this Agreement and the Election Form, the Exchange Agent, in consultation with Leo, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Leo, Topco, Canadian LP, Merger Sub or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
(c)   Merger Consideration Received in Connection with Exchange.
(i)   Promptly following the Effective Time, Topco shall send, or shall cause the Exchange Agent to send, to each record holder of Leo Common Shares at the Effective Time (other than any holder of Leo Common Shares who has previously made (and not revoked) a valid LP Election with respect to all of such holder’s Leo Common Shares) a letter of transmittal together with instructions thereto (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or, in the case of Uncertificated Leo Shares, upon adherence to the procedures set forth in the letter of transmittal).
(ii)   The holder of any Leo Common Shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Leo Common Shares have been converted pursuant to Section 3.7 at the following time: (i) with respect to Leo Common Shares represented by a stock certificate (a “Certificate”) and non-certificated outstanding Leo Common Shares that are not held through the Depository Trust Company (“Uncertificated Leo Shares”), upon the surrender of such Certificate for cancellation to the Exchange Agent or, with respect to any Certificate that has been lost, stolen or destroyed, an affidavit of lost certificate in a form acceptable to the Exchange Agent (or, in the case of Uncertificated Leo Shares, upon adherence to the procedures set forth in the letter of transmittal), together with a letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent or (ii) with respect to non-certificated outstanding Leo Common Shares held through the Depository Trust Company (“Leo Book Entry Shares”), automatically without any further action required by the holder thereof. In the event of a transfer of ownership of Leo Common Shares that is not registered in the transfer records of Leo, the Merger Consideration may be issued to a transferee if the Certificate representing such Leo Common Share (or, with respect to Leo Book Entry Shares or Uncertificated Leo Shares, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered and exchanged as contemplated by this Section 3.8(c), each Certificate, Uncertificated Leo Share and Leo Book Entry Share shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration such holder of Leo Common Shares is entitled to receive in respect of such shares pursuant to Section 3.7(c).
(iii)   For the avoidance of doubt and notwithstanding any other provision herein to the contrary, the letter of transmittal to be completed by a holder of Leo Common Shares shall be of a customary form and have such provisions as Leo, Polaris and Topco may reasonably agree; provided that such letter of transmittal shall be of an administrative nature only and, without the prior written consent of Leo, shall not contain any indemnification or other substantive provisions other than customary representations and warranties as to authority to execute and deliver the letter of transmittal and ownership of the Leo Common Shares.
(d)   No Further Ownership Rights in Leo Common Shares.   The Merger Consideration to be issued and credited as fully paid in accordance with the terms of this Article III upon conversion of any Leo Common Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Leo Common Shares. As of the Effective Time, Leo Common Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a Certificate,

Uncertificated Leo Share or Leo Book Entry Share shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration payable in respect of the Leo Common Shares represented by such Certificate, or in respect of such Uncertificated Leo Share or Leo Book Entry Share (as applicable) immediately prior to the Effective Time to be delivered in accordance with Section 3.8(c). From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Leo Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Leo Common Shares, or any Uncertificated Leo Shares or any Leo Book Entry Shares are presented to Topco or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.
(e)   Termination of Exchange Fund.   At any time beginning six months after the Effective Time, Topco or its designee may request that the Exchange Agent deliver to Topco or its designee any portion of the Exchange Fund that remains undistributed to the holders of Leo Common Shares. Any holder of Leo Common Shares who has not theretofore complied with this Article III shall thereafter look only to Topco for payment of its claim for Merger Consideration as an unsecured creditor, without any interest thereon.
(f)   No Liability.   None of Leo, Topco, Canadian LP, Merger Sub, Polaris, the Surviving Corporation or the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. Any portion of the Exchange Fund remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Agency will, to the extent permissible under applicable Legal Requirements, become the property of Topco free and clear of any claims or interest of any Person previously entitled thereto.
(g)   Withholding Rights.   Each of Leo, Topco, Canadian LP, Polaris, Rover, Merger Sub and the Exchange Agent (and any other Person that has a withholding obligation in respect of payments contemplated by this Agreement, without duplication) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements; provided, however, that the withholding party shall notify the party against which any amount is withheld in writing at the time that any payment subject to withholding under applicable Legal Requirements is made. Any amounts that are so withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. To the extent that amounts are so required under applicable Legal Requirements to be deducted or withheld from the payment of Merger Consideration to a holder of Leo Common Shares or Leo RSUs, each of Leo, Topco, Canadian LP, Merger Sub and the Exchange Agent (and any other Person that has a withholding obligation pursuant to the Merger, without duplication) is hereby authorized to sell such portion of the Merger Consideration otherwise payable to the holder of such Leo Common Share or Leo RSUs as is necessary to provide sufficient funds to Leo, Topco, Canadian LP, Merger Sub or the Exchange Agent (or any such other Person that has a withholding obligation pursuant to this Agreement), as the case may be, to enable it to comply with such deduction or withholding requirement and Leo, Topco, Canadian LP, Merger Sub or the Exchange Agent (or any such other Person that has a withholding obligation pursuant to this Agreement) shall notify such holder of such sale and (x) remit the applicable portion of the net proceeds of such sale to the appropriate Taxing Authority and (y) the remaining net proceeds of such sale (after deduction for the amounts described in clause (x)) to such holder.
(h)   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and agreeing to indemnify, in such reasonable and customary form as Topco or the Exchange Agent may direct, against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement, without the requirement for any bond.

(i)   Distributions with Respect to Unexchanged Shares.   No dividends or other distributions with respect to Topco Common Shares or LP Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, Uncertificated Leo Shares or Leo Book Entry Shares (as applicable) with respect to the Leo Common Shares represented thereby until such Certificate, Uncertificated Leo Share or Leo Book Entry Share (as applicable) has been surrendered in accordance with this Article III. Subject to applicable Legal Requirements and the provisions of this Article III, following surrender of any such Certificate, Uncertificated Leo Share or Leo Book Entry Share (as applicable), there shall be paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, in addition to the Merger Consideration, at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Effective Time and a payment date on or prior to the date of such surrender and not previously paid.
Section 3.9.   Treatment of Leo RSUs.
(a)   Prior to the Effective Time, Leo shall take all actions necessary to provide that each restricted stock unit granted pursuant to a Leo Benefit Plan (each, a “Leo RSU”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be cancelled and the holder thereof shall become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each Leo Common Share underlying such Leo RSU in accordance with the terms of Section 3.7 and Section 3.8 as if such shares were Uncertificated Leo Shares outstanding immediately prior to the Effective Time. The Parties acknowledge and agree that the transactions contemplated by this Agreement will result in a “409A Change in Control” (within the meaning of each applicable award agreement pursuant to which a Leo RSUwas granted). At or prior to the Effective Time, the Leo Board shall adopt any resolutions and take any actions which are necessary to effectuate the treatment of Leo RSUs pursuant to this Section 3.9 and to cause the Leo Benefit Plan granting Leo RSUs to terminate as of the Effective Time.
(b)   From and after the Effective Time, the holders of Leo RSUs are express third party beneficiaries of this Section 3.9.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF LEO
Except as and to the extent disclosed in (x) the Leo Reports filed prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any risk factor section or forward-looking statements sections therein, or disclosures contained in the Leo Reports under any other captions to the extent the disclosures are predictive, cautionary or forward-looking in nature); provided that this clause (x) shall not be applicable to the representations and warranties set forth in Section 4.6 or any of the Leo Fundamental Representations, or (y) the Leo Disclosure Letter, Leo hereby represents and warrants to the other Parties as follows:
Section 4.1.   Organization, Existence and Good Standing.   Leo (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in any other jurisdiction in which its ownership, leasing or operation of property or assets, or the conduct of its business as now conducted, requires such qualification or licensing and (c) has all requisite corporate power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted, except, in the case of clauses (b) and (c), as would not reasonably be expected to have, a Leo Material Adverse Effect.
Section 4.2.   Authority.
(a)   Leo has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. Except for the approvals described in the next sentence, the execution, delivery and performance by Leo of this Agreement and the agreements or other documents contemplated by this Agreement to be entered into or executed or delivered by it at or prior to Closing and the consummation of the Contemplated

Transactions have been duly and validly authorized by all necessary corporate action on behalf of Leo. No other corporate actions or proceedings on the part of Leo are necessary to duly and validly authorize this Agreement or to consummate the Contemplated Transactions, including the Merger, other than the adoption of this Agreement by the holders of (i) at least a majority of the outstanding shares of Voting Leo Common Stock entitled to vote thereon in accordance with the DGCL and (ii) a majority of the outstanding shares of Voting Leo Common Stock held by the persons who are not the Meteor Holders, Topco, Polaris, Merger Sub, CanHoldco, Rover, Canadian LP or any of their respective Affiliates (the requirements in the foregoing clauses (i) and (ii), together, the “Requisite Stockholder Vote”, and the requirement in clause (ii), the “Disinterested Stockholder Vote”) and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by Leo and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a binding obligation of Leo, enforceable against Leo in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally, or by general principles of equity (whether considered in a Proceeding at law or in equity) (the “Enforceability Exceptions”). Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by it at or prior to Closing to which any member of the Leo Group is or will be a party will be duly and validly executed and delivered by such member of the Leo Group and will constitute a binding obligation of such member of the Leo Group, enforceable against such member of the Leo Group in accordance with its terms, except as may be limited by the Enforceability Exceptions.
(b)   The Leo Board, with two directors having recused themselves, by resolutions unanimously adopted at a meeting duly called and held, has (i) determined and declared that this Agreement and the Integration Transaction are in the best interests of Leo and its stockholders, (ii) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of Leo’s stockholders, and (iv) recommended to the stockholders of Leo that they adopt this Agreement and approve the Contemplated Transactions, which resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement (the “Recommendation”).
Section 4.3.   Subsidiaries.   Section 4.3(i) of the Leo Disclosure Letter sets forth a true, correct and complete list of each member of the Leo Group that is a Subsidiary of Leo, including the jurisdiction of organization thereof. Leo has made available to Polaris true, correct and complete copies of the articles of incorporation and bylaws, or equivalent organizational documents (including any operating or equivalent agreements), of each member of the Leo Group that is a Subsidiary of Leo. Each member of the Leo Group that is a Subsidiary of Leo (a) is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now conducted, (c) is duly qualified or licensed to do business in every jurisdiction in which its ownership, leasing or operation of property or assets or the conduct of its businesses as now conducted requires it to be qualified or licensed, and (d) does not own or hold, directly or indirectly, the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other entity, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Leo Material Adverse Effect. No member of the Leo Group has any obligation to make any investment in or loan, capital contribution or, except as set forth on Section 4.3(ii) of the Leo Disclosure Letter, advance to any other Person.
Section 4.4.   No Conflict or Violation.   The execution, delivery and performance by Leo of this Agreement and, subject to receipt of the Requisite Stockholder Vote, the consummation of the Contemplated Transactions in accordance with the terms hereof will not (with notice or lapse of time, or both):
(a)   conflict with or violate any provision of (i) the Certificate of Incorporation or bylaws of Leo or (ii) any equivalent organizational or governing document of any of the members of the Leo Group that is a Subsidiary of Leo,
(b)   result in or give rise to the payment of any fee, penalty, consent fee or other amount payable by any member of the Leo Group, require any consent or approval under, violate, conflict with or result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, rights or assets of any member of the Leo Group, in each case, under any Contract,
(c)   conflict with or violate any Order binding upon any member of the Leo Group or the property or assets of any member of the Leo Group,
(d)   assuming that all Permits and other actions described in Section 4.5 have been obtained and all filings and other obligations described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate (i) any Legal Requirement applicable to any member of the Leo Group or any of their respective properties or assets, or (ii) any Contract to which any member of the Leo Group is a party or by which such member of the Leo Group or its assets are bound, or
(e)   result in a breach or violation of any of the terms or conditions of, constitute a default under (with notice or lapse of time, or both), or otherwise cause an impairment or revocation of, any Permit of any member of the Leo Group, except in the case of each of the foregoing clauses (b), (c) and (d), for such violations, conflicts, breaches, defaults, impairments or revocations that would not reasonably be expected to be material to the Leo Group, taken as a whole.
Section 4.5.   Governmental Consents and Approvals.   The execution, delivery and performance by Leo of this Agreement and the consummation by the Leo Group of the Contemplated Transactions in accordance with the terms hereof will not require (with or without notice or lapse of time, or both) any Permit or filing or registration with or notification to any Governmental Agency by any member of the Leo Group with respect to any member of the Leo Group or any of their respective properties or assets, except for the Agreed Governmental Filings and:
(a)   any filings required under the rules and regulations of the NASDAQ Stock Market and the Toronto Stock Exchange (if the Parties determine to seek a listing on the Toronto Stock Exchange at Closing),
(b)   the filing of the Certificate of Merger pursuant to the DGCL,
(c)   compliance with applicable requirements of the Exchange Act,
(d)   any registration, filing or notification required pursuant to state securities or “blue sky” laws,
(e)   such Permits, filings with or notifications to any Governmental Agency set forth on Section 4.5 of the Leo Disclosure Letter, and
(f)   where the failure to obtain such Permits, or to make such filings, registrations or notifications would not have a material adverse effect on the ability of the Leo Group to consummate the Contemplated Transactions in a timely manner or for Leo to perform any of its material obligations under this Agreement.
Section 4.6.   Capitalization.
(a)   The total authorized capital stock or equity interests of Leo is 80,000,000 shares consisting of two classes: (i) 70,000,000 Leo Common Shares, divided into two series, of which 50,000,000 shares are Voting Leo Common Stock and 20,000,000 shares are Non-Voting Leo Common Stock and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which 50,000 shares are designated as “Series A Junior Participating Preferred Stock” and five shares are designated as “Series B Preferred Stock”. As of November 20, 2020 (i) 21,427,078 shares of Voting Leo Common Stock were outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights; (ii) 9,505,673 shares of Non-Voting Leo Common Stock were outstanding, all of which are validly issued, fully paid, nonassessable and free of preemptive rights; and (iii) 154,494 shares of Voting Leo Common Stock were held in the treasury of Leo. As of the date hereof, five shares of Preferred Stock are outstanding, all of which are validly issued, fully paid, nonassessable, and free of preemptive rights and are owned of record by Canadian LP.
(b)   There are no outstanding options granted by Leo to purchase Leo Common Shares. As of November 20, 2020, Leo RSUs that represent the right to receive 92,857 shares of Voting Leo Common Stock were outstanding. Except as set forth in Section 4.6(a), this Section 4.6(b) or Section 4.6(b) of the Leo Disclosure Letter, there are no (i) shares of capital stock or other equity, equity-based or voting interests of Leo issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more shares of capital stock of, or other equity, equity-based or voting interests in Leo issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from Leo, or obligations of Leo to issue or sell, any shares of capital stock, equity, equity-based or voting securities or securities convertible into or exchangeable or exercisable for shares of capital stock or equity, equity-based or voting securities of Leo or (iv) bonds, debentures, notes or other indebtedness of Leo that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Leo on any matter. There are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on any member of the Leo Group to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity, equity-based or voting interests in Leo, or (B) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any shares or other equity or equity-based interests in Leo. Except as set forth on Section 4.6(b) of the Leo Disclosure Letter, Leo is not under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its capital stock or other equity, equity-based or voting securities under the Securities Act. There are no agreements, commitments, arrangements or understandings to which Leo is a party with respect to the voting of any shares of capital stock or other equity, equity-based or voting interests of Leo or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such shares or other equity, equity-based or voting interests in Leo, nor does Leo have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any such shares or other equity, equity-based or voting interests or which restrict the transfer of any such shares or other equity, equity-based or voting interests in Leo.
(c)   Section 4.6(c)(i) of the Leo Disclosure Letter sets forth the percentage ownership of each member of the Leo Group that is a Subsidiary of Leo and the record owner thereof. All of such shares of capital stock or other equity, equity-based or voting interests that are owned or held direct or indirectly by Leo are validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and are free and clear of any Liens (other than transfer restrictions under applicable Legal Requirements). Except as set forth on Section 4.6(c)(ii) of the Leo Disclosure Letter, no member of the Leo Group directly or indirectly owns or holds the right to acquire any shares of capital stock or other equity, equity-based or voting interests in any other Person. No member of the Leo Group has any obligation to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any member of the Leo Group or any other Person.
(d)   Except as set forth in Section 4.6(a) or Section 4.6(b) of this Agreement, there are no (i) shares of capital stock or other equity, equity-based or voting interests of any member of the Leo Group issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more shares of capital stock of, or other equity, equity-based or voting interests in any member of the Leo Group, in each case issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from any member of the Leo Group, or obligations of any member of the Leo Group to issue or sell, any shares of capital stock, equity, equity-based or voting securities or securities convertible into or exchangeable or exercisable for shares of capital stock or equity, equity-based or voting securities of any member of the Leo Group or (iv) bonds, debentures, notes or other indebtedness of any member of the Leo Group that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of, or any Person in, the Leo Group or other equityholders on any matter.

(e)   Except as set forth in Section 4.6(a) or Section 4.6(b) of this Agreement, (i) there are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on any member of the Leo Group to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity, equity-based or voting interests in any member of the Leo Group, (B) to provide any funds to or make any investment in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation in any Person, or (C) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any shares or other equity or equity-based interests of any member of the Leo Group, (ii) no member of the Leo Group is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its capital stock or other equity, equity-based or voting securities under the Securities Act, and (iii) there are no agreements, commitments, arrangements or understandings to which any member of the Leo Group is a party with respect to the voting of any shares of capital stock or other equity, equity-based or voting interests of any member of the Leo Group or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such shares or other equity, equity-based or voting interests, nor does Leo have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any such shares or other equity, equity-based or voting interests or which restrict the transfer of any such shares or other equity, equity-based or voting interests.
(f)   As of the date hereof, other than the Leo Rights Plan, and as of the Closing, Leo does not have in effect any “poison pill” or similar stockholder rights plan.
Section 4.7.   Leo Reports; Financial Statements; Sarbanes-Oxley Compliance.
(a)   The filings, including all material forms, registration, proxy and information statements, prospectuses, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, filed or furnished by Leo since January 1, 2019 under the Securities Act or the Exchange Act (including such documents filed or furnished through the date of this Agreement, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Leo Reports”), have been timely filed or furnished (as applicable) with the SEC and complied, as of their respective filing dates, in all material respects with all applicable requirements of the statutes and the rules and regulations thereunder, in each case as in effect on the dates so filed, including any amendments of such Leo Reports filed with the SEC by Leo prior to the date hereof. None of the Leo Reports contained, at the time such Leo Report was filed, or if amended or restated, at such time when finally amended, restated or subsequently mailed to stockholders, any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that no representation is made with respect to information furnished by or on behalf of Transit. All such Leo Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. No member of the Leo Group, other than Leo, is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, neither Leo nor any member of the Leo Group nor any of their executive officers has received written notice from any Governmental Agency challenging or questioning the accuracy, completeness, form or manner of filing of any certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and included in the Leo Reports. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to the Leo Reports. There has been no material correspondence between the SEC and Leo or any member of the Leo Group since January 1, 2019 through the date hereof that is not available on the SEC’s Electronic Data Gathering and Retrieval database.
(b)   Leo has made available true, correct and complete copies of (x) the audited consolidated balance sheet of the Leo Group as of December 31, 2019 and related consolidated statements of operations and comprehensive income and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (the “Audited Financial Statements”), and (y) the unaudited condensed consolidated balance sheet of the Leo Group as of June 30, 2020 and related condensed consolidated statements of operations and comprehensive income and condensed consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (the

“Unaudited Financial Statements”). Each of the consolidated balance sheets, consolidated statements of operations and comprehensive income and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of the Leo Group included in or incorporated by reference into the Leo Reports, including the Audited Financial Statements and Unaudited Financial Statements:
(i)   has complied, as of the respective filing dates thereof, in all material respects with the applicable rules and regulations of the SEC with respect thereto as in effect on the respective filing dates thereof,
(ii)   was prepared (1) in accordance with GAAP, except as may be footnoted therein, and (2) from and consistent in all material respects with the books and records of the Leo Group, and
(iii)   fairly presented, in all material respects, the consolidated financial position of the Leo Group, as of the respective dates thereof, and the consolidated results of operations, retained earnings (accumulated deficit) and cash flows, as the case may be, of the Leo Group for the respective periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments, which adjustments are not material to the Leo Group, taken as a whole).
(c)   Leo has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Leo’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Leo in the statements and reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Leo’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Leo’s management has completed an assessment of the effectiveness of Leo’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder for the year ended December 31, 2019, and such assessment concluded that such controls were effective. Since January 1, 2020, neither Leo nor any member of the Leo Group nor any of their respective directors or officers has received from its auditors any written complaint, allegation, assertion or claim that Leo has engaged in improper accounting practices that are material to the consolidated financial statements of Leo and the Leo Group.
(d)   Leo is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither Leo nor any member of the Leo Group has, and, to the Knowledge of Leo, no director, officer, agent, employee or other Person acting on behalf of Leo or any member of the Leo Group has, in any respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.
(e)   Since January 1, 2019, except as set forth in Section 4.7(e) of the Leo Disclosure Letter, none of Leo or Leo’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Leo and the Leo Group, in each case which has not been subsequently remediated, or (ii) any fraud that involves Leo’s or any member of the Leo Group’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Leo and the Leo Group.
(f)   At all applicable times since January 1, 2019, the Leo Group has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. To the Knowledge of Leo, no attorney representing any member of Leo Group has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by any member of the Leo Group or any of their respective officers, directors, employees or agents to the Leo Board or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act. No executive officer of Leo or any member of the Leo Group has failed to make certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Leo Report, except as disclosed in certifications filed with the Leo Reports.
Section 4.8.   Absence of Undisclosed Liabilities; Off-Balance Sheet Arrangements.
(a)   There are no Liabilities of any member of the Leo Group required under GAAP to be reflected in Leo’s balance sheet or the notes thereto, other than:
(i)   Liabilities set forth in the unaudited consolidated balance sheet of the Leo Group as of the Balance Sheet Date or the notes thereto included in the Leo Reports;
(ii)   Liabilities incurred in the ordinary course of business since the Balance Sheet Date;
(iii)   Liabilities under Contracts in effect as of the date hereof or entered into hereafter not in violation of the terms of this Agreement, none of which arise out of any breach, default or non-performance by any member of the Leo Group;
(iv)   Liabilities incurred in connection with the Contemplated Transactions;
(v)   Liabilities set forth on Section 4.8(a)(v) of the Leo Disclosure Letter; and
(vi)   Liabilities that would not reasonably be expected to be material to the Leo Group, taken as a whole.
(b)   No member of the Leo Group is a party to, or has any commitment to become a party to, any off-balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among Leo and/or any of the other members of the Leo Group, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).
Section 4.9.   Actions and Proceedings.   Except as set forth on Section 4.9 of the Leo Disclosure Letter, as of the date hereof:
(a)   there are no outstanding Orders to which any member of the Leo Group or any of its properties or assets is subject or bound and no member of the Leo Group has received any written notice that it or its assets is subject to any such Order, other than Orders that would not reasonably be expected to be material to the Leo Group, taken, as a whole, and
(b)   there are no Proceedings (other than routine claims for benefits under any Leo Benefit Plan) pending, threatened in writing or, to the Knowledge of Leo, orally threatened against any member of the Leo Group or to which any of their respective properties or assets is subject or bound that would be material to the Leo Group and the Transit Group, taken as a whole (other than Proceedings affecting the satellite or telecommunications industries generally) or that would reasonably be expected to prevent or materially delay or hinder the consummation of the Contemplated Transactions.
Section 4.10.   Permits; Compliance with Legal Requirements.
(a)   The Leo Group holds or has sufficient rights to use all Permits necessary to own, lease and operate its respective properties and assets, and to lawfully carry on and operate its respective businesses as currently conducted (collectively, the “Leo Permits”), and all such Leo Permits are in full force and effect except where the failure to hold such Leo Permits would not be expected to be material to the Leo Group, taken as a whole. Section 4.10(a) of the Leo Disclosure Letter sets forth a true and complete list as of the date hereof of all material Leo Permits. Since January 1, 2019, the Leo Group is and has been in compliance in all material respects with the terms of all Leo Permits, except where such non-compliance would not reasonably be expected to be material to the Leo Group, taken as a whole. Since January 1, 2019, no member of the Leo Group has received any written notice from any Governmental Agency threatening to suspend, revoke, withdraw, not renew, impose any sanctions or fines in connection with, modify in any material and adverse respect or limit any Leo Permit, except where such notice would not reasonably be expected to be material to the Leo Group, taken as a whole.

(b)   Since January 1, 2019, the Leo Group in addition to the provisions of Section 4.21, is and has been in compliance in all material respects with all Legal Requirements applicable to the Leo Group and its respective businesses or by which any property or asset of Leo or any of the other members of the Leo Group is bound. Since January 1, 2019, the Leo Group has not, in addition to the provisions of Section 4.21, received any written notice from any Governmental Agency or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, except for such non-compliance as would not reasonably be expected to be material to the Leo Group, taken as a whole.
(c)   Leo is in compliance in all material respects with the applicable listing requirements, corporate governance and other rules and regulations of the NASDAQ Stock Market.
Section 4.11.   Ownership of Transit Securities.   Leo is the indirect beneficial owner, and Leo or another member of the Leo Group is the record owner, of 39,080,242 Transit Common Shares and 35,953,824 Transit Non-Voting Participating Preferred Shares, free and clear of all Liens, other than restrictions on transfer imposed by applicable Legal Requirements and by the Transit Shareholders Agreement.
Section 4.12.   Contracts.
(a)   Except for this Agreement, Contracts filed as exhibits to the Leo Reports, or as set forth in Section 4.12(a) of the Leo Disclosure Letter, as of the date of this Agreement, no member of the Leo Group is a party to, and no member of the Leo Group, or any of the Leo Group’s properties or assets, is expressly bound by, any Contract that:
(i)   is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);
(ii)   is an indenture, credit agreement, loan agreement, security agreement, guarantee, (other than guarantees of obligations of another member of the Leo Group), note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $3,000,000;
(iii)   contains any covenant limiting, to the extent that is material to the Leo Group, taken as a whole, the ability of any member of the Leo Group to engage in any line of business, to compete with any Person or in any geographic area, or to offer any product or service or operate within any industry or commercial field, including any agreements which limit or restrict any member of the Leo Group in a manner material to the Leo Group and the Transit Group, as a whole, pursuant to exclusivity, non-competition, “most favored nation” or similar provisions;
(iv)   is a limited liability company agreement, partnership agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture or involving sharing of revenues, profits, losses, costs or liabilities with any other Person;
(v)   was entered into on or after October 31, 2007, and contains any indemnification, advancement of expenses (other than the advancement of business expenses in the ordinary course) to or exculpation of Liability of any current or former director, officer or employee of the Leo Group;
(vi)   contains a provision under which (i) any Person has directly or indirectly guaranteed outstanding Liabilities of any member of the Leo Group or (ii) any member of the Leo Group has directly or indirectly guaranteed outstanding Liabilities of any Person (other than any member of Leo Group) (in each case, which guarantee obligation exceeds $1,500,000);
(vii)   relates to any interest rate, currency or commodity derivatives or hedging transactions;
(viii)   relating to the future acquisition from another Person or future disposition to another Person (whether by merger, purchase of stock, purchase of assets or otherwise) of assets or capital stock or other equity interest of another Person and any other Contract that relates to similar transactions which contains indemnities, “earn-out” obligations or any other material contingent obligation with respect to any member of the Leo Group after the date hereof;
(ix)   obligates any member of the Leo Group to make, after the date hereof, any capital contribution or capital expenditure in excess of $1,500,000;
(x)   provides for the construction, purchase, sale, or launch of satellites;
(xi)   contains any standstill or similar agreement pursuant to which a member of the Leo Group has agreed not to acquire assets or securities of another Person;
(xii)   provides for the lease to, or sale or purchase by, a member of the Leo Group of transponders located upon satellites other than (A) agreements between wholly-owned members of the Leo Group and (B) agreements that do not involve payments by the Leo Group in excess of $1,500,000 in any year;
(xiii)   relates to cleanup, abatement or other actions in connection with any Liability under any Environmental Laws;
(xiv)   is a consulting agreement or employment agreement involving payments by any member of the Leo Group exceeding $100,000 per annum;
(xv)   provides for the purchase, maintenance, or acquisition of materials, supplies, merchandise, equipment, parts or other property or services requiring remaining aggregate future payments by any member of the Leo Group in excess of $1,500,000;
(xvi)   is a Leo Lease; or
(xvii)   involves any settlement, resolution, corporate integrity agreement, non-prosecution or other similar agreement imposing any continuing obligations on the part of any member of the Leo Group, including any payment or any injunctive or similar equitable obligations.
Each Contract of the type described in this Section 4.12(a), including any such Contract entered into after the date hereof, is referred to herein as a “Leo Material Contract”; provided, however, that a Leo Material Contract shall not include any Leo Benefit Plan.
(b)   A true, correct and complete copy of each Leo Material Contract in effect as of the date of this Agreement, including any material amendments thereto, has been made available to Polaris. No member of the Leo Group is in breach of or default under the terms of any Leo Material Contract, except where such breach or default would not reasonably be expected to be material to the Leo Group, taken as a whole. To the Knowledge of Leo, no other party to any Leo Material Contract is in breach of or default under the terms of any Leo Material Contract, except where such breach or default would not reasonably be expected to be material to the Leo Group, taken as a whole. Each Leo Material Contract is a valid and binding obligation of the Leo Group member that is party thereto and, to the Knowledge of Leo, of each other party thereto, and is in full force and effect; provided that such enforceability is subject to the Enforceability Exceptions.
(c)   Except where such breach or default would not reasonably be expected to be material to the Leo Group, taken as a whole, as of the date hereof the Leo Group has not received any written notice from any counterparty that such counterparty (i) intends to terminate, or not renew, any Leo Material Contract, (ii) is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect or (iii) has any material dispute with respect to a Leo Material Contract.
Section 4.13.   Employees and Leo Benefit Plans.
(a)   Section 4.13(a) of the Leo Disclosure Letter contains a list of all current employees of the Leo Group who are not XTAR Employees as of the date of this Agreement, which list correctly reflects: (i) their dates of hire and (ii) their titles. Leo has disclosed to Polaris such employees’ current annual base salaries or hourly wages. Each employee of the Leo Group primarily performs his or her services to the Leo Group in the United States.

(b)   No member of the Leo Group is a party to any collective bargaining agreement or other Contracts with any labor union or similar organization, nor is any such collective bargaining agreement or other such Contract presently being negotiated, nor, to the Knowledge of Leo, are there any campaigns being conducted to solicit cards from Leo Employees to authorize representation by any labor organization as of the date hereof.
(c)   As of the date hereof, no material Proceeding, claim, charge or complaint against any member of the Leo Group is pending or, to the Knowledge of Leo, has been threatened relating to any labor, safety or discrimination matters involving any Leo Employee, including charges of unfair labor practices or discrimination complaints. Each member of the Leo Group is and, since January 1, 2019, has been in compliance in all material respects with all Legal Requirements related to employment and employment practices, the terms and conditions of employment and wages and hours (including the classification of employees under applicable federal and state laws) and with any Order relating to discrimination, sexual harassment, worker classification (including the proper classification of workers as independent contractors and consultants under applicable federal and state laws), fair employment practices, employee benefits, affirmative action, wages and hours, overtime, wage payment, civil rights, affirmative action, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, workers compensation, work authorization, immigration, and wrongful discharge.
(d)   Since January 1, 2019, no member of the Leo Group has had any plant closing, mass layoff or other termination of Leo Employees that has imposed or would impose any obligation or other Liability upon any member of the Leo Group under the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement.
(e)   Leo has made available to Polaris a list of all individuals who, as of the date hereof, are individual independent contractors of any member of the Leo Group, which list correctly reflects: (i) the name of such independent contractor and the date as of which such independent contractor was originally engaged by a member of the Leo Group; (ii) a brief description of such independent contractor’s services, duties and responsibilities; and (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Leo Group with respect to services performed since January 1, 2019 through the Balance Sheet Date.
(f)   Since January 1, 2019, neither the Leo Group nor, to the Knowledge of Leo, any Leo Employee in their capacity as such has settled any material Proceedings, complaints, or other grievances relating to sexual harassment and there are no such Proceedings, complaints, or other grievances currently pending or, to the Knowledge of Leo, threatened in writing against any Leo Employee or the Leo Group.
(g)   Section 4.13(g) of the Leo Disclosure Letter sets forth, as of the date hereof, each material Leo Benefit Plan. The Leo Benefit Plans are and have been established and administered in all material respects in compliance with their terms and with ERISA, the Code and all other applicable Legal Requirements.
(h)   With respect to each material Leo Benefit Plan, Leo has made available accurate and complete copies of the following documents, to the extent applicable, (a) all plan documents (or a written summary of the material terms, if no such plan document exists), including all related trust agreements, insurance contracts and funding agreements, and all amendments thereto, (b) copies of the three most recently filed Form 5500 Annual Reports and all schedules thereto, (c) the most recent determination letter (or opinion letter) received from the Internal Revenue Service, (d) the most recent audited financial statements, (e) the most recent summary plan descriptions and other material communications to Leo Employees regarding the Leo Benefit Plans, and (f) any non-routine correspondence with any Governmental Agency regarding any of the Leo Benefit Plans during since January 1, 2019.
(i)   Since January 1, 2019, all contributions (including all employer contributions and employee salary reduction contributions), premiums or other payments that are due and owing prior to the date hereof have been timely paid to each Leo Benefit Plan (or related trust or held in the general assets of the members of the Leo Group and accrued, as appropriate) and all contributions for any period ending on or before the Closing that are not yet due have been accrued in accordance with GAAP or other local law accounting requirements.
(j)   Each Leo Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or can rely on an opinion letter as to its qualification and, to the Knowledge of Leo, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.
(k)   Except as set forth on Section 4.13(k)(i) of the Leo Disclosure Letter, none of the members of the Leo Group nor any of their ERISA Affiliates has at any time during the six years immediately preceding the date hereof sponsored or been obligated to contribute to, or had any Liability in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No member of the Leo Group has incurred, or would reasonably be expected to incur, any Liability under Title IV of ERISA on account of a plan termination that has not been satisfied in full. Except as set forth on Section 4.13(k)(ii) of the Leo Disclosure Letter, none of the Leo Benefit Plans provide for, and none of the members of the Leo Group or any of their respective ERISA Affiliates has any Liability in respect of, any post-employment or post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under Section 4980B of the Code or any other similar state statute of a state of the United States, and at the sole expense of such individual.
(l)   With respect to each Leo Benefit Plan, to the Knowledge of Leo:
(i)   during the six years immediately preceding the date hereof, there have been no “prohibited transactions” with respect to any such Leo Benefit Plan that would subject any member of the Leo Group to a material tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA;
(ii)   no member of the Leo Group (by way of indemnification, directly or otherwise) has any material Liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of such Leo Benefit Plan; and
(iii)   there are no material Proceedings asserting claims with respect to the Leo Benefit Plans, the assets of any trusts under such plans or the plan sponsor or the plan administrator of the Leo Benefit Plans with respect to the operation of such plans (other than routine benefit claims).
(m)   With respect to each Leo Benefit Plan that is subject to Title IV of ERISA (a “Leo Title IV Plan”) (i) such Leo Title IV Plan satisfies the minimum funding standard applicable to such Leo Title IV Plan within the meaning of Code Section 412, (ii) the Pension Benefit Guaranty Corporation has not instituted Proceedings to terminate any Leo Title IV Plan, (iii) to the Knowledge of Leo, no event has occurred, excluding changes in actuarial assumptions, that is reasonably likely to have resulted in a material increase in the unfunded liabilities of any Leo Title IV Plan from the unfunded liabilities contained in such Leo Title IV Plan’s most recent actuarial valuation report, (iv) no “reportable event,” within the meaning of Section 4043 of ERISA (other than an event for which the 30-day notice period has been waived), and no event described in Section 4062 or 4063 of ERISA, has occurred in the six years immediately preceding the date hereof that has resulted in or could reasonably be expected to result in material liability to Leo or its Subsidiaries; (v) no such Leo Benefit Plan is, as of the date hereof, in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (vi) there has been no cessation of operations at a facility within the last six years that has resulted in or could reasonably be expected to result in material liability to Leo or its Subsidiaries under Section 4062(e) of ERISA that remains unsatisfied, and (vii) there are no liens on the assets of Leo or its Subsidiaries under ERISA or the Code as a result of actions or inactions by Leo or its Subsidiaries and, to the Knowledge of Leo, no facts or circumstances exist as of the date hereof which would reasonably be expected to result in the imposition of any such lien. No member of the Leo Group has incurred any Liability in respect of any complete or partial withdrawal from any multiemployer plan (as defined in Section 3(37) of ERISA) that remains unsatisfied.
(n)   No Leo Benefit Plan that is qualified under the Code is funded with or allows for payments, investments or distributions in any employer security of any member of the Leo Group, including employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
(o)   Each Leo Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is in compliance in all respects with Section 409A of the Code.
(p)   Except as set forth on Section 4.13(p) of the Leo Disclosure Letter or as specifically contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (either alone or together with a subsequent event) would reasonably be expected to result in: (i) an increase in any amount of compensation or benefits otherwise payable to any Leo Employee or under any Leo Benefit Plan; (ii) the acceleration of the time of payment or vesting, or the triggering of any payment or funding, of any compensation or benefits or any other obligation under any Leo Benefit Plan, (iii) a limitation on the right to merge, amend or terminate any Leo Benefit Plan (except any limitations imposed by any applicable Legal Requirements), or (iv) the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (but, specifically excluding, payments pursuant to any Leo Benefit Plan or other agreement entered into between a Leo Employee and Topco, Canadian LP, Merger Sub, Transit Group and their respective Affiliates, any Leo Benefit Plan entered into by the Leo Group at the written request of Topco, Canadian LP, Merger Sub, Transit Group or any of their respective Affiliates, or any amounts paid at the written direction of Topco, Canadian LP, Merger Sub, Transit Group or any of their respective Affiliates).
Section 4.14.   Related Party Transactions.   Except as set forth in Section 4.14 of the Leo Disclosure Letter, there are no Contracts, material business relationships or other transactions or arrangements (in each case, other than those that have expired or have been terminated) entered into between any member of the Leo Group, on the one hand, and any (a) present or former officers, director, employees, Affiliates, equityholders, including Meteor and its Affiliates, or associates or any member of the Leo Group or any of their immediate family members (including their spouses), other than the employment arrangements with officers in the ordinary course of business, (b) record or beneficial owner of five percent (5%) or more of the voting securities of any member of the Leo Group or (c) Affiliate of any such officer, director, family member or beneficial owner, on the other hand, except, in the case of each of clauses (a), (b) and (c), for Leo Benefit Plans or for any Contract with any XTAR Employee who will be terminated at or prior to the Closing pursuant to Section 9.5 (each, a “Related Person”).
Section 4.15.   Real Property.
(a)   No member of the Leo Group owns any real property.
(b)   Section 4.15(b)of the Leo Disclosure Letter contains a true, correct and complete list of all real property leased, subleased, occupied or licensed by any member of the Leo Group (the “Leo Leased Property”) as of the date of this Agreement. Section 4.15(b) of the Leo Disclosure Letter sets forth a list of all leases, subleases, licenses and occupancy agreements, together with all amendments, extensions and guaranties related thereto, through which any member of the Leo Group has rights in and to the Leo Leased Property (each, as may have been amended or supplemented or otherwise modified, a “Leo Lease”) as of the date of this Agreement. A member of the Leo Group has good and valid leasehold interest in the Leo Leased Property, free and clear of Liens (other than Permitted Liens). Each Leo Lease is valid and in full force and effect, and no member of the Leo Group is in breach or default under the terms of any Leo Lease where such breach or default would reasonably be expected to be material to the Leo Group, taken as a whole. No notice of termination under any such Leo Lease is outstanding, no termination event exists under any Leo Lease and no event has occurred and no condition exists which, with the giving of notice or lapse of time or both, would constitute such a termination event or condition, in each case except as would not have or reasonably be expected to be material to the Leo Group, taken as a whole. To the Knowledge of Leo, no other party to any Leo Lease is in breach of or default under the terms of any Leo Lease where such breach or default would reasonably be expected to be material to the Leo Group, taken as a whole. Leo has made available to Polaris true, correct and complete copies of each Leo Lease, and all amendments, extensions and guaranties related thereto, listed on Section 4.15(b) of the Leo Disclosure Letter. The Leo Leased Property constitutes all of the real property used or otherwise occupied by the Leo Group. No member of the Leo Group has subleased, licensed or otherwise granted to any person the right to use or occupy all or any material portion of the Leo Leased Property. As of the date hereof, there is no pending or threatened in writing appropriation, condemnation or like action materially affecting the Leo Leased Property or any part thereof or of any sale or other disposition of the Leo Leased Property or any part thereof in lieu of condemnation.
Section 4.16.   Intellectual Property.
(a)   Section 4.16 of the Leo Disclosure Letter sets forth a complete and accurate list of all material patents, material patent applications, material registered and material unregistered trademarks, material service marks, material Internet domain names and material registered and material unregistered copyrights owned or purported to be owned by a Leo Group member (including all pending applications for registration relating thereto). A Leo Group member is the sole and exclusive owner of all such intellectual property rights, and all rights to such intellectual property rights are subsisting and, to Leo’s Knowledge, valid and enforceable.
(b)   Except as set forth on Section 4.16 of the Leo Disclosure Letter or for any nonconformance with clauses (i), (ii) and (iii) below that would not be material to the Leo Group, taken as a whole:
(i)   each member of the Leo Group owns or, to the Knowledge of Leo, has the right to use, all Intellectual Property used in the operation of and material to the business of the Leo Group;
(ii)   during the two year period prior to the date of this Agreement, no member of the Leo Group has received any written notices of material infringement or misappropriation from any third party with respect to any third party Intellectual Property or otherwise contesting the use of ownership of Intellectual Property by the Leo Group; and
(iii)   to the Knowledge of Leo, the conduct of the respective business of each member of the Leo Group as currently conducted does not materially infringe or misappropriate the Intellectual Property of any other Person.
(c)   The Leo Group owns or has a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information and functions, except where the failure to hold such right would not reasonably be expected to be material to Leo’s business as currently conducted.
Section 4.17.   Taxes.   Except as set forth on Section 4.17 of the Leo Disclosure Letter or as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Leo Group, taken as a whole:
(a)   Each member of the Leo Group has timely filed or joined in the filing of (taking into account extensions) all Tax Returns required to have been filed by it and all such Tax Returns are true, correct and complete. Each member of the Leo Group has timely paid all Taxes owed by it and, with respect to any period for which Tax Returns have not yet been filed or for which Taxes of the Leo Group are not yet due or owing, adequate accruals for such Taxes on the most recent consolidated financial statements, as disclosed in the Leo Reports, as required by GAAP have been made.
(b)   There are no pending actions or actions threatened in writing for the assessment or collection of Taxes with respect to any member of the Leo Group and all deficiencies for Taxes asserted or assessed in writing against any member of the Leo Group have been fully and timely paid, settled or properly reflected in the most recent consolidated financial statements.
(c)   There are no Liens for Taxes against any of the assets of any member of the Leo Group, other than Permitted Liens.

(d)   No member of the Leo Group has executed or filed with any Taxing Authority any waiver or agreement extending the period for assessment or collection of any Taxes which waiver or agreement is still in effect.
(e)   Since January 1, 2015, no written claim has been received by a member of the Leo Group from a Taxing Authority in a jurisdiction where such member of the Leo Group does not currently file Tax Returns asserting that Leo or any of the other members of the Leo Group is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction.
(f)   Since January 1, 2015, each member of the Leo Group has complied with all applicable Tax laws relating to the payment and withholding of Taxes and has duly and timely withheld and remitted to the appropriate Taxing Authority all amounts required to be so withheld and remitted under all applicable Tax laws.
(g)   No member of the Leo Group is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Taxes (other than (i) a Contract among the Leo Group or (ii) any agreement or arrangement pertaining to the sale or lease of assets of the Leo Group or pursuant to any commercial financing arrangement or any other agreement or arrangement where the inclusion of a Tax allocation or indemnification provision is customary or incidental to an agreement or arrangement the primary nature of which is not Tax sharing or indemnification).
(h)   Since November 22, 2005, no member of the Leo Group has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes (other than the group the common parent of which is Leo).
(i)   Since January 1, 2015, no member of the Leo Group has ever had a permanent establishment (or other taxable presence) in any country other than the country of its organization, or, with the exception of withholding tax, has ever been subject to Tax in a jurisdiction outside the country of its organization.
(j)   No member of the Leo Group will be required to include in a taxable period ending after the Closing Date taxable income attributable to: (i) income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law; (ii) any “intercompany transaction” as described in Treasury Regulations Section 1.1502-13(b)(1) occurring at or prior to the Closing or any “excess loss account” as described in Treasury Regulations Section 1.1502-19 in existence at Closing; or (iii) an election under Section 108(i).
(k)   Since January 1, 2015, no member of the Leo Group has (i) entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or a “confidential corporate tax shelter” within the meaning of Treasury Regulations Section 301.6111-2(a)(2), or (ii) made an election under Section 965(h) of the Code.
(l)   Leo and each of the other members of the Leo Group have given or otherwise made available to Polaris true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.
(m)   Since January 1, 2015, no member of the Leo Group has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and no member of the Leo Group is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other Governmental Agency.
(n)   For purposes of this Section 4.17, any reference to Leo or any other member of the Leo Group shall be deemed to include any Person that was merged with or was liquidated or converted into such member of the Leo Group.

Section 4.18.   Information Supplied.
(a)   At the time of its filing, the Leo Proxy Statement will comply in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Leo with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Leo for inclusion or incorporation by reference therein.
(b)   None of the information in the Leo Proxy Statement or information supplied or to be supplied by any member of the Leo Group specifically for inclusion or incorporation by reference in the Form F-4 or the Canadian Prospectus will, in the case of the Leo Proxy Statement at the time the Leo Proxy Statement is first mailed to Leo’s stockholders and at the time of the Leo Stockholder Meeting, in the case of the Form F-4 and the Canadian Prospectus at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Leo with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Leo for inclusion or incorporation by reference therein. In addition, Leo will co-operate with and reasonably assist the other Parties as may be required or as may reasonably be requested in connection with the timely preparation of the Canadian Prospectus, including by using its commercially reasonable efforts to (a) provide prospectus-level financial and other disclosure concerning the Leo Group and its businesses, including all applicable audited and unaudited financial statements and pro forma financial information; (b) coordinate the participation of the senior management of the Leo Group and the auditors of its businesses in customary due diligence sessions, and (c) obtain required and customary consent and comfort letters of its auditors.
Section 4.19.   Insurance.   Section 4.19 of the Leo Disclosure Letter sets forth a list as of the date hereof of all material insurance policies or other material insurance service contracts, including all launch and in-orbit satellite insurance policies (the “Leo Insurance Policies”), providing coverage for the properties or operations of the Leo Group, the type and amount of coverage and the expiration dates of the Leo Insurance Policies. Except as would not reasonably be expected to be material to the Leo Group, taken as a whole, (a) the Leo Group maintains insurance policies in such amounts and against such risks as are customary in the industries in which the Leo Group operates and (b) each Leo Insurance Policy is legal, valid, binding and enforceable. As of the date of this Agreement, there is no material claim by any member of the Leo Group pending under any Leo Insurance Policy as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies. All premiums due as of the date hereof under all Leo Insurance Policies have been paid in full, and Leo has otherwise complied in all material respects with the terms and conditions of all Leo Insurance Policies. As of the date of this Agreement, except as forth on Section 4.19 of the Leo Disclosure Letter, Leo has not received written notice from any insurance carrier: (i) threatening a suspension, revocation, termination, cancellation or modification of any Leo Insurance Policies or a material increase in any premium in connection therewith, or (ii) informing Leo that any coverage listed on Section 4.19 of the Leo Disclosure Letter will not or may not be available in the future on substantially the same terms as now in effect, in each case except as would not reasonably be expected to be material to the Leo Group, taken as a whole.
Section 4.20.   Interim Operations; Absence of Certain Changes.
(a)   From the Audit Date to the date of this Agreement, the Leo Group has conducted its business in the ordinary course of business in all material respects, and has not taken any action that would have been prohibited by Section 8.1, if Section 8.1 had been applicable to the Leo Group during such period.
(b)   From the Audit Date to the date of this Agreement, there has not been any Occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Leo Material Adverse Effect.
Section 4.21. Anti-Corruption, Economic Sanctions, Import and Export Controls.
(a)   (i) No member of the Leo Group, nor any director or officer of any member of the Leo Group, nor, to the Knowledge of Leo, any shareholder, employee, vendor, sub-contractor or

Representative acting on behalf of any member of the Leo Group, has violated any Anti-Corruption Law or Economic Sanctions Law; (ii) Leo has established and maintains procedures and controls that are reasonably designed to ensure that the Leo Group is in compliance with applicable Anti-Corruption Laws and Economic Sanctions Laws; and (iii) no member of the Leo Group has found material violations of any Anti-Corruption Law or Economic Sanctions Law in an internal investigation, made a voluntary or other disclosure to a Governmental Agency or Governmental Related Party related to any violation of Anti-Corruption Law or Economic Sanctions Law or received any written, official notice, citation, complaint or report related to alleged violations of any Anti-Corruption Law or Economic Sanctions Law and either filed with a court, tribunal or other Governmental Agency or Governmental Related Party or transmitted by a Governmental Agency or Governmental Related Party.
(b)   No member of the Leo Group, no director or officer of any member of the Leo Group, and, to the Knowledge of Leo, no employee or agent of any member of the Leo Group is (i) a blocked person or denied party under any Economic Sanctions Law (including, for greater certainty, a Canadian Designated Person) or (ii) a Person with whom dealing or engaging in transactions is prohibited or sanctioned under any Legal Requirement of the United States or Canada.
(c)   No member of the Leo Group is acting as agent or nominee in connection with the transactions contemplated by this Agreement, is a country, territory, Person, organization or entity that is a Canadian Designated Person or named on an OFAC List or similar list under any Economic Sanctions Law, or is a prohibited country, territory, Person, organization or entity under any economic sanctions program administered or maintained by OFAC or other U.S. Governmental Agency or the Government of Canada.
(d)   As of the date hereof, other than as set forth in Section 4.21(d) of the Leo Disclosure Letter, (i) there are no unresolved allegations of fraud by any Governmental Agency or Governmental Related Party and (ii) to the Knowledge of Leo, since January 1, 2015 there have been no allegations of fraud by any Governmental Agency or Governmental Related Party, in each case, with respect to the Leo Group.
(e)   All members of the Leo Group are and for the past five years have been in material compliance with and in possession of any and all licenses, registrations, and permits that may be required for the lawful conduct of their business under applicable import and export control laws, including without limitation the Export Administration Regulations and the ITAR. Within the past five years, no member of the Leo Group, has made any voluntary disclosures to any U.S. Government or Canadian Governmental Agencies under any of the foregoing import or export control laws; been the subject of any governmental investigation or inquiry regarding compliance with such laws; or been assessed any fine or penalty under such laws.
Section 4.22.   Brokers’ Fees.   Other than Credit Suisse Securities (USA) LLC, no Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any member of the Leo Group.
Section 4.23.   Merger Sub.
(a)   Authority.   Merger Sub has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. Except for the approval described in the next sentence, the execution, delivery and performance by Merger Sub of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on behalf of Merger Sub. No other actions or proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions, other than the adoption of this Agreement by Leo in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as may be limited by the Enforceability Exceptions. Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by Merger Sub at or prior to Closing to which

Merger Sub is or will be a party will be duly and validly executed and delivered by Merger Sub, and will constitute a legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as may be limited by the Enforceability Exceptions.
(b)   Ownership of Merger Sub; No Prior Activities.   Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. All of the issued and outstanding shares of capital stock of Merger Sub are owned of record by Leo.
Section 4.24.   Opinion of Financial Advisor.   Prior to the execution of this Agreement, LionTree Advisors LLC has delivered to the Leo Board its opinion as to the fairness, from a financial point of view, as of the date of such opinion, to the holders of Leo Common Shares (other than Meteor, Polaris and their respective affiliates) of the Merger Consideration, taken in the aggregate (without giving effect to any impact on the transactions contemplated hereby on any particular holder of Leo Common Shares other than in such holder’s capacity as a holder of Leo Common Shares), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by LionTree Advisors LLC in preparing such opinion.
Section 4.25.   Other Entities.
(a)   XTAR.   Leo owns 56% of the issued and outstanding common equity interests in XTAR. Leo has made available to Polaris true, complete and correct copies of the articles of incorporation and bylaws, or equivalent organizational documents (including any operating or equivalent agreements) of XTAR, as amended, modified or supplemented through the date of this Agreement (the “XTAR Documents”). The Leo Group is in material compliance with the terms of the XTAR Documents applicable to the Leo Group, except for any failure so to comply that would not reasonably be expected to be material to the Leo Group, taken as a whole. Other than under the XTAR Documents or as set forth Section 4.25(a) of the Leo Disclosure Letter, no member of the Leo Group has (i) any material Liabilities or material obligation to XTAR or any other Person in respect of XTAR, including any obligation to make any loan, advance, or capital contribution, or other material payment to, or investments in, XTAR or any of its Subsidiaries or (ii) any direct or indirect material Liability or material obligation to assume, guarantee or endorse any obligations or Liabilities of XTAR or its Subsidiaries, including, without limitation, with respect to any XTAR Employees or employees of XTAR’s Subsidiaries. Notwithstanding any other provision in this Agreement to the contrary, Leo does not make, and hereby expressly disclaims, any representation or warranty (express or implied) with respect to XTAR or any of its Subsidiaries, except for the representations and warranties contained in this Section 4.25(a).
(b)   GdM.   Leo owns 49% of the issued and outstanding common voting equity interests in GdM. Leo has made available to Polaris true, complete and correct copies of the articles of incorporation and bylaws, or equivalent organizational documents (including any operating or equivalent agreements) of GdM, as amended, modified or supplemented through the date of this Agreement (the “GdM Documents”). The Leo Group is in material compliance with the terms of the GdM Documents applicable to the Leo Group, except for any failure so to comply that would not reasonably be expected to be material to the Leo Group, taken as a whole. Other than under the GdM Documents or as set forth in Section 4.25(b) of the Leo Disclosure Letter, no member of the Leo Group has (i) any material obligation to make any loan, advance, capital contribution, or other material payment to, or investments in, GdM or any of its Subsidiaries or (ii) any direct or indirect material obligation to assume, guarantee or endorse any obligations or Liabilities of GdM or its Subsidiaries, including, without limitation, with respect to any employees of GdM or its Subsidiaries. Notwithstanding any other provision in this Agreement to the contrary, Leo does not make, and hereby expressly disclaims, any representation or warranty (express or implied) with respect to GdM or any of its Subsidiaries, except for the representations and warranties contained in this Section 4.25(b).
(c)   To the actual knowledge (without investigation) of (x) the individuals listed on Section 1.1 of the Leo Disclosure Letter, (y) with respect to XTAR, the Leo designees on the XTAR board of managers (or similar governing body) and (z) with respect to GdM, the Leo designees on the GdM board of directors (or similar governing body):

(i)   Since January 1, 2018, each of GdM and XTAR is and has been in compliance in all material respects with all Legal Requirements applicable to such Person and its respective businesses or by which any property or asset of such Person is bound. Since January 1, 2018, each of GdM and XTAR has not received any written notice from any Governmental Agency or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, except for such non-compliance as would not reasonably be expected to be material to such Person.
(ii)   Neither GdM nor XTAR, nor any director or officer, shareholder, employee, vendor, sub-contractor or Representative acting on behalf of any such Person, has violated any Anti-Corruption Law or Economic Sanctions Law.
(iii)   Neither XTAR nor GdM has found material violations of any Anti-Corruption Law or Economic Sanctions Law in an internal investigation, made a voluntary or other disclosure to a Governmental Agency or Governmental Related Party related to any violation of Anti-Corruption Law or Economic Sanctions Law or received any written, official notice, citation, complaint or report related to alleged violations of any Anti-Corruption Law or Economic Sanctions Law either filed with a court, tribunal or other Governmental Agency or Governmental Related Party or transmitted by a Governmental Agency or Governmental Related Party.
(iv)   Neither GdM nor XTAR and no director or officer, employee or agent of any member of such Person is (i) a blocked person or denied party under any Economic Sanctions Law (including, for greater certainty, a Canadian Designated Person) or (ii) a Person with whom dealing or engaging in transactions is prohibited or sanctioned under any Legal Requirement of the United States or Canada.
(v)   Neither GdM nor XTAR is acting as agent or nominee in connection with the transactions contemplated by this Agreement, is a country, territory, Person, organization or entity that is a Canadian Designated Person or named on an OFAC List or similar list under any Economic Sanctions Law, or is a prohibited country, territory, Person, organization or entity under any economic sanctions program administered or maintained by OFAC or other U.S. Governmental Agency or the Government of Canada.
(vi)   As of the date hereof, with respect to GdM or XTAR there are no unresolved allegations of fraud.
(vii)   Each of GdM and XTAR is and for the past five years has been in material compliance with and in possession of any and all licenses, registrations, and permits that may be required for the lawful conduct of their business under applicable import and export control laws, including without limitation the Export Administration Regulations and the ITAR. Within the past five years, neither XTAR nor GdM has made any voluntary disclosures to any U.S. Government or Canadian Governmental Agencies under any of the foregoing import or export control laws; been the subject of any governmental investigation or inquiry regarding compliance with such laws; or been assessed any fine or penalty under such laws.
Section 4.26.   Environmental Matters.   The Leo Group and all of its assets are in material compliance with any applicable Legal Requirements which relate to or otherwise impose liability or a standard of conduct concerning pollution (including noise), protection of the environment or health and safety or the manufacture, processing, transport, generation, labeling, distribution, use, treatment, storage, release or disposal of Hazardous Substances (“Environmental Laws”), and, to the Knowledge of Leo, there are no events, conditions or circumstances that have resulted in or are reasonably likely to result in material Liability to the Leo Group pursuant to any applicable Environmental Laws. Leo has not received any written notice from any Governmental Agency or any other Person regarding material Liability to the Leo Group under, or violations of, any Environmental Law. Leo is not a party to any Contract pursuant to which it has assumed material Liability pursuant to Environmental Laws.
Section 4.27.   Anti-Takeover Provisions.   Assuming the accuracy of the representations and warranties in Section 6.9, Section 6.12 and Section 7.13, Leo has taken all actions necessary to render inapplicable to this Agreement, the Voting Support Agreement and the Contemplated Transactions

(including the Merger), and inapplicable to Topco, Merger Sub and Leo’s capital stock in connection with this Agreement and the Contemplated Transactions (including the Merger), any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar restrictions set forth in statutes or regulations of any state or jurisdiction (collectively, “Takeover Laws”), and no Takeover Law applies or will apply to Leo, Topco, Merger Sub, the Subsidiaries of Topco or Merger Sub, the other members of the Leo Group, this Agreement, the Voting Support Agreement or the Contemplated Transactions. Without limiting the foregoing, assuming the accuracy of the representations and warranties in Section 6.12 and Section 7.13, the Leo Board has taken all actions necessary so that the restrictions on “business combinations” as defined, and contained, in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement, the Voting Support Agreement or the consummation of the Contemplated Transactions, without any further action on the part of the stockholders of Leo or of the Leo Board.
Section 4.28.   Investment Company Act.   No member of the Leo Group is an “investment company” as such term is defined under the Investment Company Act of 1940, as amended.
Section 4.29.   No Other Representations and Warranties.   Except for the representations and warranties contained in this Article IV, no member of the Leo Group makes any express or implied representation or warranty, and the Leo Group hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF TRANSIT
Except as and to the extent disclosed in the Transit Disclosure Letter, Transit hereby represents and warrants to the other Parties as follows:
Section 5.1.   Organization, Existence and Good Standing.   Transit (a) is a corporation duly organized, validly existing and in good standing under the laws of Canada, (b) is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in any other jurisdiction in which its ownership, leasing or operation of property or assets, or the conduct of its business as now conducted, requires such qualification or licensing and (c) has all requisite corporate power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted, except, in the case of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Transit Material Adverse Effect.
Section 5.2.   Authority.   Transit has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Transit of this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Transit. No other corporate actions or proceedings on the part of Transit are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Transit and assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a binding obligation of Transit, enforceable against Transit in accordance with its terms, except as may be limited by the Enforceability Exceptions. Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by it at or prior to Closing to which Transit is or will be a party will be duly and validly executed and delivered by Transit and will constitute a binding obligation of Transit, enforceable against Transit in accordance with its terms, except as may be limited by the Enforceability Exceptions. The board of directors of Transit, by resolutions adopted at a meeting duly called and held, has authorized and approved the execution, delivery and performance of this Agreement by Transit.
Section 5.3.   No Conflict or Violation.   The execution, delivery and performance by Transit of this Agreement and the consummation of the Contemplated Transactions in accordance with (and without waiver of) the terms hereof will not (with notice or lapse of time, or both) (a) conflict with or violate any provision of (i) the Transit Articles or bylaws of Transit or (ii) any equivalent organizational or governing document of any member of the Transit Group that is a Subsidiary of Transit (that is material to the business of Transit), (b) require any consent or approval under, violate, conflict with or result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, rights or assets of any member of the Transit Group pursuant to any contract that is material to the Transit Group to which any member of the Transit Group is a party or by which any property or assets of any member of the Transit Group is bound or any Permits held by Transit, (c) conflict with or violate any Order binding upon any member of the Transit Group, or (d) assuming that all Permits and other actions described in Section 5.4 have been obtained and all filings and other obligations described in Section 5.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to any member of the Transit Group or any of their respective properties or assets or result in a breach or violation of any of the terms or conditions of, constitute a default under (with notice or lapse of time, or both), or otherwise cause an impairment or revocation of, any Permit of any member of the Transit Group, except in the case of each of the foregoing clauses (b), (c) and (d), for such violations, conflicts, breaches, defaults, impairments or revocations that would not reasonably be expected to have, individually or in the aggregate, a Transit Material Adverse Effect.
Section 5.4.   Governmental Consents and Approvals.   The execution, delivery and performance by Transit of this Agreement and the consummation of the Contemplated Transactions in accordance with (and without waiver of) the terms hereof will not require (with or without notice or lapse of time, or both) any Permit or filing or registration with or notification to any Governmental Agency with respect to any member of the Transit Group or any of their respective properties or assets, except for (a) the Agreed Governmental Filings, (b) any filings required under the rules and regulations of the NASDAQ Stock Market and the Toronto Stock Exchange (if the Parties determine to seek a listing on the Toronto Stock Exchange at Closing), (c) the filing of the Certificate of Merger pursuant to the DGCL, (d) compliance with applicable requirements of the Exchange Act, (e) any registration, filing or notification required pursuant to state securities or “blue sky” laws and (f) such Permits, filings with or notifications to any Governmental Agency where the failure to obtain such Permits, or to make such filings, registrations or notifications would not reasonably be expected to have, individually or in the aggregate, a Transit Material Adverse Effect.
Section 5.5.   Capitalization.
(a)   The total authorized capital stock of Transit consists of (i) an unlimited number of Transit Common Shares, (ii) an unlimited number of Transit Voting Participating Preferred Shares, (iii) an unlimited number of Transit Non-Voting Participating Preferred Shares, (iv) an unlimited number of Transit Redeemable Common Shares, (v) an unlimited number of Transit Redeemable Non-Voting Participating Preferred Shares, (vi) 1,000 Transit Director Voting Preferred Shares, and (vii) 325,000 Transit Senior Preferred Shares. As of November 20,2020, the total issued and outstanding capital stock of Transit is as follows: (i) 74,252,460 Transit Common Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights, (ii) 7,034,444 Transit Voting Participating Preferred Shares are issued and outstanding, all of which are validly issued, fully paid, nonassessable, and free of preemptive rights, (iii) 38,477,137 Transit Non-Voting Participating Preferred Shares are issued and outstanding, all of which are validly issued, fully paid, nonassessable, and free of preemptive rights, and (iv) 1,000 Transit Director Voting Preferred Shares are issued and outstanding, all of which are validly issued, fully paid, nonassessable, and free of preemptive rights. There are no outstanding Transit Senior Preferred Shares issued by Transit.
(b)   Section 5.5(b) of the Transit Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to outstanding Transit Options and Transit Tandem SARs and Transit RSUs, to the extent applicable: (i) the name of the holder of such Transit Option and Transit Tandem SARs and Transit RSUs; (ii) the number of Transit Non-Voting Participating Preferred Shares subject to such Transit Option and Transit Tandem SARs; (iii) the exercise price of such Transit Option, Transit Tandem SARs and Transit RSUs; and (iv) the vesting schedule of such Transit Option, Transit Tandem SARs and Transit RSUs. As of November 22, 2020, there were outstanding options (“Transit Options”) to purchase 8,354,830 Transit Non-Voting Participating Preferred Shares, of which 6,076,126 were issued with an accompanying tandem SAR (“Transit Tandem SARs”) and restricted stock units (“Transit RSUs”) that represent the right to receive 133,333 Transit Non-Voting Participating Preferred Shares.

(c)   All outstanding Transit Options, Transit Tandem SARs and Transit RSUs have been issued, granted or exercised (if applicable) in material compliance with all applicable securities laws. No Transit Option, Transit Tandem SAR or Transit RSUs provides for a deferral of compensation within the meaning of Section 409A of the Code.
(d)   Except as set forth in Section 5.5(a) and (b) of the Transit Disclosure Letter, there are no (i) shares of capital stock or other equity or voting interests of any member of the Transit Group issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more shares of capital stock of, or other equity or voting interests of any member of the Transit Group, in each case issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from any member of the Transit Group, or obligations of any member of the Transit Group to issue or sell, any shares of capital stock, equity or voting securities or securities convertible into or exchangeable or exercisable for shares of capital stock or equity or voting securities of any member of the Transit Group or (iv) bonds, debentures, notes or other indebtedness of the Transit Group that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of, or any Person in the Transit Group or other equityholders on any matter.
(e)   (i) Except for this Agreement and the other Transaction Documents, there are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on any member of the Transit Group to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in any member of the Transit Group, (B) to provide any funds to or make any investment in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation in any Person, or (C) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any shares or other equity interests, (ii) no member of the Transit Group is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its capital stock or other equity or voting securities under the Securities Act, and (iii) other than the Transit Shareholders Agreement, there are no agreements, commitments, arrangements or understandings to which any member of the Transit Group is a party with respect to the voting of any shares of capital stock or other equity or voting interests of any member of the Transit Group or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such shares or other equity or voting interests, nor does Transit have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any such shares or other equity or voting interests or which restrict the transfer of any such shares or other equity or voting interests.
Section 5.6.   Information Supplied.   None of the information supplied or to be supplied by any member of the Transit Group specifically for inclusion or incorporation by reference in the Leo Proxy Statement, the Form F-4 or the Canadian Prospectus will, in the case of the Leo Proxy Statement at the time the Leo Proxy Statement is first mailed to Leo’s stockholders and at the time of the Leo Stockholder Meeting, in the case of the Form F-4 and the Canadian Prospectus at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Transit with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Transit for inclusion or incorporation by reference therein. In addition, Transit will co-operate with and reasonably assist the other Parties as may be required or as may reasonably be requested in connection with the timely preparation of the Leo Proxy Statement and the Canadian Prospectus, including by using its commercially reasonable efforts to (a) provide prospectus-level financial and other disclosure concerning the Transit Group and its businesses, including all applicable audited and unaudited financial statements and pro forma financial information; (b) coordinate the participation of the senior management of the Transit Group and the auditors of its businesses in customary due diligence sessions, and (c) obtain required and customary consent and comfort letters of its auditors.
Section 5.7.   Brokers’ Fees.   No Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Transit.

Section 5.8.   Trade.   Neither Transit nor any of its Subsidiaries is acting as agent or nominee in connection with the transactions contemplated by this Agreement, is a country, territory, Person, organization or entity that is a Canadian Designated Person or named on an OFAC List, or is a prohibited country, territory, Person, organization or entity under any economic sanctions program administered or maintained by OFAC or the Government of Canada.
Section 5.9.   No Other Representations and Warranties.   Except for the representations and warranties contained in this Article V, as qualified by the Transit Disclosure Letter, Transit does not make any express or implied representation or warranty, and Transit hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF TOPCO, CANADIAN LP AND CANHOLDCO
Except as and to the extent disclosed in the Topco Disclosure Letter, Topco, Canadian LP and CanHoldco, jointly and severally, represent and warrant to the other Parties as follows:
Section 6.1.   Organization, Existence and Good Standing.   Each of Topco, Canadian LP and CanHoldco (a) is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of, as applicable, formation or incorporation and (b) has all requisite power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted, except, in the case of clause (b), as would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.
Section 6.2.   Authority.   Each of Topco, Canadian LP and CanHoldco has all necessary power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by each of Topco, Canadian LP and CanHoldco of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on behalf of each of Topco, Canadian LP and CanHoldco. No other actions or proceedings on the part of any of Topco, Canadian LP and CanHoldco are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each of Topco, Canadian LP and CanHoldco, and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a binding obligation of each of Topco, Canadian LP and CanHoldco, enforceable against such Person in accordance with its terms, except as may be limited by the Enforceability Exceptions. Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by Topco, Canadian LP and CanHoldco at or prior to Closing to which Topco, Canadian LP and CanHoldco, as applicable, is or will be a party will be duly and validly executed and delivered by Topco, Canadian LP and CanHoldco, as applicable, and will constitute a binding obligation of Topco, Canadian LP and CanHoldco, as applicable, enforceable against Topco, Canadian LP and CanHoldco, as applicable, in accordance with its terms, except as may be limited by the Enforceability Exceptions.
Section 6.3.   No Conflict or Violation.   The execution, delivery and performance by each of Topco, Canadian LP and CanHoldco of this Agreement and the consummation by each of Topco, Canadian LP and CanHoldco of the Contemplated Transactions in accordance with the terms hereof will not (with notice or lapse of time, or both) (a) conflict with or violate any provision of the articles of incorporation, limited partnership agreement, bylaws or other equivalent organizational or governing documents of Topco, Canadian LP and CanHoldco, (b) require any consent or approval under, violate, conflict with or result in any breach of or any loss of benefits under, or constitute a default under or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, rights or assets of Topco, Canadian LP and CanHoldco pursuant to any Contract to which Topco, Canadian LP and CanHoldco is a party or by which any property or assets of Topco, Canadian LP and CanHoldco is bound, (c) conflict with or violate any Order binding upon Topco, Canadian LP and CanHoldco, and (d) assuming that all Permits and other actions described in Section 6.4 of this Agreement have been obtained and all filings and other obligations described in

Section 6.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to Topco, Canadian LP and CanHoldco or any of their respective properties or assets or result in a breach or violation of any of the terms or conditions of, constitute a default under (with notice or lapse of time, or both), or otherwise cause an impairment or revocation of, any Permit of Topco, Canadian LP and CanHoldco, except in the case of each of the foregoing clauses (b), (c), and (d) for such violations, conflicts, breaches, defaults, impairments or revocations that would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.
Section 6.4.   Governmental Consents and Approvals.   The execution, delivery and performance by each of Topco, Canadian LP and CanHoldco of this Agreement and the consummation by each of Topco, Canadian LP and CanHoldco of the Contemplated Transactions, each in accordance with the terms hereof and thereof, will not require (with or without notice or lapse of time, or both) any Permit or filing or registration with, or notification to, any Governmental Agency with respect to Topco, Canadian LP and CanHoldco or any of their respective properties or assets, except (a) for (i) the Agreed Governmental Filings, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) compliance with applicable requirements of the Exchange Act and applicable Canadian securities law, (iv) filings required under the rules and regulations of the NASDAQ Stock Market and the Toronto Stock Exchange (if the Parties determine to seek a listing on the Toronto Stock Exchange at Closing) and (v) such Permits, filings with or notifications to any Governmental Agency set forth on Section 6.4 of the Topco Disclosure Letter and (b) where the failure to obtain such Permits, or to make such filings, registrations or notifications would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.
Section 6.5.   Actions and Proceedings.   There are no outstanding Orders to which Topco, Canadian LP and CanHoldco are subject or bound that would reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of Topco, threatened in writing against Topco, Canadian LP and CanHoldco, which would reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.
Section 6.6.   Capitalization.
(a)   As of the date hereof, the equity capitalization of Topco consists of a maximum of 50 Topco Super Voting Shares, of which 50 are issued and outstanding;
(b)   As of the date hereof, the equity capitalization of Canadian LP consists of:
(i)   an unlimited number of GP Units, of which 50 are issued and outstanding; and
(ii)   an unlimited number of X LP Units, of which 10 are issued and outstanding.
(c)   After giving effect to the Contemplated Transactions, the equity capitalization of Topco will consist of:
(i)   an unlimited number of Class A common shares, of which only the shares issued in the Contemplated Transactions are issued and outstanding;
(ii)   an unlimited number of Class B common shares, of which only the shares issued in the Contemplated Transactions are issued and outstanding;
(iii)   an unlimited number of Class C limited voting common shares, of which only the shares issued in the Contemplated Transactions are issued and outstanding;
(iv)   an unlimited number of Class C fully voting common shares, of which only the shares issued in the Contemplated Transactions are issued and outstanding;
(v)   one Class A Special Voting Share, of which one is issued and outstanding;
(vi)   one Class B Special Voting Share, of which one is issued and outstanding;
(vii)   one Class C Special Voting Share, of which one is issued and outstanding;
(viii)   an unlimited number of Topco Super Voting Shares, of which none are issued and outstanding;

(ix)   one Golden Share, of which one is issued and outstanding;
(x)   an unlimited number of Class A preferred shares, issuable in series, of which none are issued and outstanding; and
(xi)   3,510,675 Topco Common Shares will be issuable upon exercise of Transit Options or settlement of Topco Incentive Securities (in each case as adjusted for any exercise or settlement of Transit Options, Transit Tandem SARs or Transit RSUs prior to the conversion into Topco Incentive Securities on the Closing Date).
(d)   After giving effect to the Contemplated Transactions, the equity capitalization of Canadian LP will consist of:
(i)   an unlimited number of GP Units, of which only the Units issued in the Contemplated Transactions are issued and outstanding;
(ii)   an unlimited number of Class A exchangeable limited partner units, of which only the Units issued in the Contemplated Transactions are issued and outstanding;
(iii)   an unlimited number of Class B exchangeable limited partner units, of which only the Units issued in the Contemplated Transactions are issued and outstanding;
(iv)   an unlimited number of Class C exchangeable limited partner units, of which only the Units issued in the Contemplated Transactions are issued and outstanding; and
(v)   an unlimited number of Class D limited partner units, of which none are issued and outstanding.
(e)   There are no outstanding options granted by Topco to purchase Topco Common Shares. Except as set forth in Section 6.6(a) or Section 6.6(c), there are no (i) Topco Common Shares or other equity or voting interests in Topco issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more Topco Common Shares of, or other equity or voting interests in Topco issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from Topco, or obligations of Topco to issue or sell, any Topco Common Shares, equity or voting securities or securities convertible into or exchangeable or exercisable for units or equity or voting securities of Topco or (iv) bonds, debentures, notes or other indebtedness of Topco that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Topco on any matter. There are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on Topco to (A) repurchase, redeem or otherwise acquire any Topco Common Shares, or other equity or voting interests in Topco, or (B) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Topco Common Shares or other equity interests in Topco. Topco is not under any obligation, contingent or otherwise, by reason of any agreement other than this Agreement to register the offer and sale or resale of any Topco Common Shares or other equity or voting securities under the Securities Act. There are no, and as of Closing there will not be (except for Amended and Restated Topco Organizational Documents, the Trust Agreement, the Voting Trust Agreement and the Topco Post-Closing Investor Rights Agreements) any agreements, commitments, arrangements or understandings to which Topco is a party with respect to the voting of any Topco Common Shares or other equity or voting interests of Topco or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any Topco Common Shares or other equity or voting interests in Topco, nor does Topco have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any Topco Common Shares or other equity or voting interests or which restrict the transfer of any Topco Common Shares or other equity or voting interests in Topco.
(f)   There are no outstanding options granted by Canadian LP to purchase Units. Except as set forth in Section 6.6(b) or Section 6.6(d), there are no (i) Units or other equity or voting interests in Canadian LP issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more Units of, or other equity or voting interests in Canadian LP issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from Canadian LP, or obligations of Canadian LP to issue or sell, any Units, equity or voting securities or securities convertible into or exchangeable or exercisable for units or equity or voting securities of Canadian LP or (iv) bonds, debentures, notes or other indebtedness of Canadian LP that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the equityholders of Canadian LP on any matter. There are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on Canadian LP to (A) repurchase, redeem or otherwise acquire any Units of, or other equity or voting interests in Canadian LP, or (B) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Units or other equity interests in Canadian LP. Canadian LP is not under any obligation, contingent or otherwise, by reason of any agreement other than this Agreement to register the offer and sale or resale of any of its Units or other equity or voting securities under the Securities Act. There are no, and as of Closing there will not be (except for the Amended and Restated Topco Organizational Documents, the Trust Agreement, the Voting Trust Agreement and the Topco Post-Closing Investor Rights Agreements) any agreements, commitments, arrangements or understandings to which Canadian LP is a party with respect to the voting of any Units or other equity or voting interests of Canadian LP or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such Units or other equity or voting interests in Canadian LP, nor does Canadian LP have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any such Units or other equity or voting interests or which restrict the transfer of any such Units or other equity or voting interests in Canadian LP.
Section 6.7.   Compliance with Legal Requirements.   Except for those violations, if any, which would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect, none of Topco, Canadian LP or CanHoldco is in violation of any Legal Requirement. None of Topco, Canadian LP or CanHoldco has received any written notice from any Governmental Agency alleging any violation of any Legal Requirement, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.
Section 6.8.   Brokers’ Fees.   No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions by this Agreement based upon arrangements made by or on behalf of Topco, Canadian LP or CanHoldco.
Section 6.9.   Other Agreements or Understandings.   Topco has made available to Polaris and Leo all Contracts (and, with respect to those that are written, Topco has furnished to Polaris and Leo correct and complete copies thereof) between or among Topco, Canadian LP, CanHoldco or any of their respective Affiliates on the one hand, and (a) any member of the board of directors or senior executive of Leo, Transit or Polaris, (b) Polaris, Leo or any Person that beneficially owns five percent (5%) or more of the shares of the outstanding capital stock of Leo (other than as contemplated by this Agreement) or (c) Transit or any Subsidiary of Transit, on the other hand.
Section 6.10.   Operations of Topco, Canadian LP and CanHoldco.   Each of Topco, Canadian LP and CanHoldco was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. As of the date hereof, the respective record owners of the issued and outstanding equity interests of Topco, Canadian LP and CanHoldco are set forth on Section 6.10 of the Topco Disclosure Letter.
Section 6.11.   Information Supplied.   None of the information supplied or to be supplied by either Topco, Canadian LP or CanHoldco specifically for inclusion or incorporation by reference in the Leo Proxy Statement, the Form S-4 or the Canadian Prospectus will, in the case of the Leo Proxy Statement at the time the Leo Proxy Statement is first mailed to Leo’s stockholders and at the time of the Leo Stockholder Meeting, in the case of the Form F-4 and the Canadian Prospectus at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Topco, Canadian LP or CanHoldco with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Topco, Canadian LP or CanHoldco for inclusion or incorporation by reference therein.
Section 6.12.   Ownership of Leo Shares.
(a)   None of Topco, Canadian LP or CanHoldco, nor any of their respective Affiliates, own any Leo Common Shares or any option, warrant or other right to acquire any Leo Common Shares. Canadian LP owns the Preferred Stock.
(b)   None of Topco, Canadian LP or CanHoldco, nor any of their “affiliates” or “associates”, is, and at no time during the last three years has been, an “interested stockholder” of Leo, as such quoted terms are defined in Section 203 of the DGCL.
Section 6.13.   Investigation.   In entering into this Agreement, Topco, Canadian LP and CanHoldco have relied upon their own investigation and analysis, and Topco, Canadian LP and CanHoldco (a) acknowledge that, except for the specific representations and warranties of Leo contained in Article IV (including the related disclosure in the Leo Disclosure Letter), none of the Leo Group makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including in any management presentations, supplemental information, information contained in any “data room” or other materials or information with respect to any of the above) or otherwise made available to either Topco, Canadian LP, CanHoldco or any of their Representatives and (b) agrees, to the fullest extent permitted by Legal Requirements, that none of Leo, its Subsidiaries or its Representatives shall have any Liability whatsoever to Topco, Canadian LP, CanHoldco or any of their respective Representatives on any basis (including, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to either Topco, Canadian LP, CanHoldco or any of their respective Representatives (or any omissions therefrom), including, in respect of the specific representations and warranties of Leo set forth in Article IV, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained herein.
Section 6.14.   U.S. Tax Classification.   Canadian LP is classified as a partnership for U.S. federal income tax purposes.
Section 6.15.   No Other Representations and Warranties.   Except for the representations and warranties contained in this Article VI, as qualified by the Topco Disclosure Letter, none of Topco, Canadian LP or CanHoldco makes any express or implied representation or warranty, and each of Topco, Canadian LP and CanHoldco and their respective Affiliates hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF POLARIS AND ROVER
Except as and to the extent disclosed in the Polaris Disclosure Letter, each of Polaris and Rover hereby represents and warrants to the other Parties as follows:
Section 7.1.   Organization, Existence and Good Standing.   Each of Polaris and Rover (a) is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and (b) has all requisite power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted, except, in the case of clause (b), as would not reasonably be expected to have a Polaris Material Adverse Effect.
Section 7.2.   Authority.   Each of Polaris and Rover has all necessary power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by each of Polaris and Rover of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on behalf of each of Polaris and Rover. No other actions or proceedings on the part of any of Polaris or Rover are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each of Polaris and Rover, and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a binding obligation of each of Polaris and Rover, enforceable against such Person in accordance with its terms, except as may be limited by the Enforceability Exceptions. Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by Polaris or Rover at or prior to Closing to which such Polaris or Rover, as applicable, is or will be a party will be duly and validly executed and delivered by Polaris or Rover, as applicable, and will constitute a binding obligation of Polaris or Rover, as applicable, enforceable against Polaris or Rover, as applicable, in accordance with its terms, except as may be limited by the Enforceability Exceptions.
Section 7.3.   No Conflict or Violation.   The execution, delivery and performance by each of Polaris and Rover of this Agreement and the consummation by each of Polaris and Rover of the Contemplated Transactions in accordance with the terms hereof will not (with notice or lapse of time, or both), (a) conflict with or violate any provision of the articles of incorporation, bylaws or other equivalent organizational or governing documents of Polaris or Rover, (b) conflict with or violate any Contract to which Polaris or Rover is a party or by which any property or assets of Polaris or Rover is bound, (c) conflict with or violate any Order binding upon Polaris or Rover and (d) assuming that all Permits and other actions described in Section 7.4 of this Agreement have been obtained and all filings and other obligations described in Section 7.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to Polaris or Rover or any of their respective properties or assets, except in the case of the foregoing clauses (b),(c) and (d) for such violations or conflicts that would not reasonably be expected to have, individually or in the aggregate, a Polaris Material Adverse Effect.
Section 7.4.   Governmental Consents and Approvals.   The execution, delivery and performance by each of Polaris and Rover of their respective obligations under this Agreement and the consummation by each of Polaris and Rover of their respective obligations in respect of the Contemplated Transactions, each in accordance with the terms hereof and thereof, will not require filing with, or notification to, any Governmental Agency by Polaris or Rover with respect to Polaris or Rover or any of their respective properties or assets, except (a) for (i) the Agreed Governmental Filings, (ii) the filing of the Certificate of Merger pursuant to the DGCL, and (iii) such Permits, filings with or notifications to any Governmental Agency set forth on Section 7.4 of the Polaris Disclosure Letter and (b) where the failure to obtain such Permits, or to make such filings, registrations or notifications would not reasonably be expected to have, individually or in the aggregate, a Polaris Material Adverse Effect.
Section 7.5.   Actions and Proceedings.   There are no outstanding Orders to which Polaris, Rover or any of their respective Subsidiaries are subject or bound that would reasonably be expected to have, individually or in the aggregate, a Polaris Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of Polaris, threatened in writing against Polaris or Rover, which would reasonably be expected to have, individually or in the aggregate, a Polaris Material Adverse Effect.
Section 7.6.   Ownership of Transit Securities.   Polaris is the indirect beneficial owner, and Rover is the record and direct beneficial owner, of 35,172,218 Transit Common Shares, 1,714,855 Transit Non-Voting Participating Preferred Shares and 7,034,444 Transit Voting Participating Preferred Shares, free and clear of all Liens, other than restrictions on transfer imposed by applicable Legal Requirements and by the Transit Shareholders Agreement.
Section 7.7.   Polaris’ Status.   Each of Polaris and Rover is a Qualified Canadian.
Section 7.8.   Brokers’ Fees.   No Person other than Morgan Stanley & Co. LLC is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Contemplated Transactions by this Agreement based upon arrangements made by or on behalf of Polaris or Rover.
Section 7.9.   Other Agreements or Understandings.   Except as set forth on Section 7.9 of the Polaris Disclosure Letter, there are no Contracts between or among Polaris, Rover or any Affiliate of Polaris, on the one hand, and (a) any member of the board of directors or senior executive of Leo or Transit, (b) Leo or the Meteor Holders (other than as contemplated by the Transaction Agreements) or (c) Transit or any Subsidiary of Transit.
Section 7.10.   Investment Representation.   Each of Polaris and Rover is an “accredited investor” as such term is defined in Section 1.1 of National Instrument 45-106 — Prospectus Exemptions.
Section 7.11.   Ownership of Rover.   All of the issued and outstanding shares of capital stock of Rover are owned beneficially and of record by Polaris.
Section 7.12.   Information Supplied.   None of the information supplied or to be supplied by either Polaris or Rover concerning Polaris or Rover in writing, specifically and expressly for inclusion or incorporation by reference in the Leo Proxy Statement, the Form F-4 or the Canadian Prospectus will, in the case of the Leo Proxy Statement at the time the Leo Proxy Statement is first mailed to Leo’s stockholders and at the time of the Leo Stockholder Meeting, in the case of the Form F-4 and the Canadian Prospectus at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Polaris or Rover with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Polaris or Rover for inclusion or incorporation by reference therein.
Section 7.13.   Ownership of Leo Common Shares.
(a)   Except as set forth on Section 7.13 of the Polaris Disclosure Letter, neither Polaris nor Rover, nor any of their respective Affiliates, own any Leo Common Shares or any option, warrant or other right to acquire any Leo Common Shares.
(b)   Neither Polaris nor Rover nor any of their “affiliates” or “associates” is, and at no time during the last three years has been an “interested stockholder” of Leo, as such quoted terms are defined in Section 203 of the DGCL.
Section 7.14.   Investigation.   In entering into this Agreement, Polaris and Rover have relied upon their own investigation and analysis, and each of Polaris and Rover (a) acknowledges that, except for the specific representations and warranties of Leo contained in Article IV (including the related disclosure in the Leo Disclosure Letter), none of the Leo Group makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including, in any management presentations, supplemental information, information contained in the Data Room or other materials or information with respect to any of the above) or otherwise made available to either Polaris, Rover or any of their Representatives and (b) agrees, to the fullest extent permitted by Legal Requirements that none of Leo, its Subsidiaries or its Representatives shall have any Liability whatsoever to Polaris, Rover or any of their respective Representatives on any basis (including, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to either Polaris, Rover or any of their respective Representatives (or any omissions therefrom), including, in respect of the specific representations and warranties of Leo set forth in Article IV, except as and only to the extent expressly set forth in Section 9.9 and Section 9.10 hereof, with respect to such representations and warranties and subject to the limitations and restrictions contained herein.
Section 7.15.   No Other Representations and Warranties.   Except for the representations and warranties contained in this Article VII, as qualified by the Polaris Disclosure Letter, neither Polaris nor Rover makes any express or implied representation or warranty, and each of Polaris and Rover and their respective Affiliates hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions.
ARTICLE VIII.
CERTAIN COVENANTS OF THE PARTIES
Section 8.1.   Conduct of the Leo Business Pending the Closing.   Except (i) as expressly provided or required by this Agreement or the Contemplated Transactions, (ii) as set forth in Section 8.1 of the Leo

Disclosure Letter, or (iii) with the prior written consent of Polaris (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing:
(a)   Leo shall, and shall cause each other member of the Leo Group to:
(i)   subject to the covenants and agreements contained herein, conduct its business in the ordinary course of business (except for any COVID-19 Measures); and
(ii)   use commercially reasonable efforts to (x) preserve substantially intact its business organization, keep available the services of and maintain good relationship with its current officers and employees and preserve its relationships with Governmental Agencies, customers, suppliers, licensors, licensees and lessors, except as a result of or in connection with any COVID-19 Measures, (y) maintain in effect all of its material Permits, and (z) maintain in full force and effect all material Leo Insurance Policies currently in effect until the end of their term and consult in good faith with Polaris regarding any decision to replace any such insurance policy prior to the end of its term.
(b)   Leo shall not, and shall cause the other members of the Leo Group not to (in each case, whether by Contract, merger, consolidation or otherwise), except (x) to the extent expressly required to take any such action by applicable Legal Requirement or (y) as otherwise necessary or advisable to facilitate a business transaction or objective of Transit for which Leo’s cooperation has been expressly requested in writing and which request has been approved by the board of directors of Transit (such approval to include the designees of Polaris or its Affiliates to such board):
(i)   other than transactions solely within the Leo Group that would not reasonably be expected to have a material adverse impact on the tax Liability of the Leo Group (“Permitted Internal Leo Transactions”), issue, sell or pledge or authorize or propose the issuance, sale or pledge of shares of capital stock of any class (including any shares of treasury stock; it being acknowledged and agreed that all Leo Common Shares held in the treasury of Leo shall be cancelled for no consideration at the Effective Time in accordance with Section 3.7(b)) or other equity interests, or securities convertible into or exchangeable for any such shares or equity interests, or any rights, warrants or options to acquire any such shares or equity interests, or other convertible securities of any member of the Leo Group, except in connection with the settlement of any Leo RSUs (and related dividends thereon) outstanding as of the date hereof in accordance with their terms;
(ii)   repurchase, redeem or otherwise acquire or split, combine, reclassify or amend the terms of any securities or equity equivalents of Leo;
(iii)   except for Permitted Internal Leo Transactions, declare, set aside, make or pay any dividends or other distributions with respect to shares of their respective capital stock or sell, assign or transfer any Transit securities beneficially owned by Leo;
(iv)   sell, assign or transfer any of the equity interests of any member of the Leo Group, other than to another wholly-owned member of the Leo Group pursuant to a Permitted Internal Leo Transaction;
(v)   adopt a plan of complete or partial liquidation of any member of the Leo Group, or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any member of the Leo Group, other than any such action with respect to a member of the Leo Group other than Leo pursuant to a Permitted Internal Leo Transaction;
(vi)   propose or adopt any amendment to its certificate of incorporation, articles of association, bylaws or other organizational documents;
(vii)   issue any debt securities or incur any indebtedness for borrowed money in excess of $3,000,000 except for (1) intercompany transactions or arrangements among members of the Leo Group that are eliminated under GAAP consolidation principles, (2) agreements, arrangements or borrowings in the ordinary course of business under existing credit facilities to the extent the aggregate amount outstanding under such existing credit facilities would not exceed $3,000,000, (3) short-term indebtedness that is prepayable at any time without penalty or premium and incurred in the ordinary course of business and (4) issuances or incurrences in connection with any COVID-19 Measures; provided that, in each case, any such indebtedness will be reflected in the Leo NAV to the extent not repaid prior to the Reference Time;
(viii)   assume, guarantee or endorse the obligations of any other Person, other than the endorsement of instruments for collection in the ordinary course of business and guarantees in respect of indebtedness or debt securities permitted under the immediately preceding sub-paragraph (vii);
(ix)   create any Liens (other than Permitted Liens) on equity interests of any member of the Leo Group or the Transit securities beneficially owned by Leo;
(x)   other than transactions solely among wholly-owned members of the Leo Group or investments in cash and short term instruments, make any loans (or forgive any loan), advances or capital contributions to, or investments in, any other Person in excess of $1,000,000 individually or in the aggregate; provided that any such loans, advances or capital contributions to a Person that is not a member of the Leo Group will not be reflected as assets in the Leo NAV;
(xi)   except for any COVID-19 Measure, make or incur any capital expenditures with respect to the Leo Group in excess of $750,000 individually or in the aggregate; provided that any outstanding obligation to make capital expenditures will be reflected in the Leo NAV to the extent not paid prior to the Reference Time;
(xii)   acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division or material amount of assets thereof, except for (1) the purchase of assets from suppliers or vendors in the ordinary course of business, and (2) investments in money market funds and money market instruments;
(xiii)   except (x) for any COVID-19 Measure and (y) as set forth on Section 8.1(b)(xiii) of the Leo Disclosure Letter, (A) materially amend or modify, materially accelerate, terminate, grant any material waiver or release under, assign any material rights or claims with respect to, or renew (other than renewals in the ordinary course of business), renegotiate or terminate, any Leo Material Contract, or (B) enter into any new Contract that would be a “Leo Material Contract” if it was in effect as of the date hereof;
(xiv)   except as provided in Section 8.3(b) and the Transit Shareholders Agreement, other than in the ordinary course of business, sell, assign, transfer, pledge, lease, exclusively license, incur a Lien (other than a Permitted Lien) on, or dispose of, any properties, capital stock or assets, tangible or intangible (including Intellectual Property) or properties with a fair market value or cancellation of any debts or entitlements, with respect to the Leo Group in excess of $1,000,000 individually or in the aggregate;
(xv)   other than (x) in the ordinary course of business, or as required by applicable Legal Requirement, this Agreement or the terms of any Leo Benefit Plan and (y) for the incurrence of Liabilities that will be paid prior to Closing or that constitute Closing Leo Transaction Expenses or that will be reflected in the Leo NAV, (A) increase compensation of any current or former Leo Employee, officer, director, contractor or individual consultant of the Leo Group, including wages, salary, bonuses, commissions, or any other compensation (including equity or equity-based compensation, whether payable in cash or otherwise); (B) grant, increase, pay or provide any severance, retention, change in control or termination payments or benefits or equity or equity-based award or loan to any current or former Leo Employee, officer, director, contractor or individual consultant of the Leo Group; (C) increase the benefits under any Leo Benefit Plan; (D) hire any Leo Employee except to the extent necessary to replace any departing Leo Employee; (E) approve, establish, adopt, terminate or amend any Leo Benefit Plan or adopt any new arrangement for the benefit or welfare of any Leo Employee that would be a Leo Benefit Plan if it were in existence as of the date hereof; or (F) approve, establish, adopt, terminate or amend any collective bargaining agreement;

(xvi)   release, assign, compromise, settle or dismiss any Proceeding affecting, relating to or involving any member of the Leo Group or any material asset thereof other than the release, assignment, compromise, settlement or dismissal of a Proceeding that does not create material obligations of the Leo Group other than in respect of the settlement of claims, liabilities or payment of monetary obligations that will be fully satisfied at or prior to Closing;
(xvii)   fail to maintain insurance consistent with past practices to the extent available on commercially reasonable terms;
(xviii)   make any material change in financial accounting policies or procedures, other than as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a Governmental Agency (including the Financial Accounting Standards Board or any similar organization) or applicable Legal Requirement;
(xix)   other than in response to a change in Legal Requirements or GAAP, make or change any material Tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, file any material amended Tax Returns, enter into any material closing agreement with any taxing authority, surrender any claim, audit or assessment for a material amount of Taxes in excess of the amount reserved therefor on Leo’s financial statements or surrender any right to claim a material Tax refund;
(xx)   (A) directly or indirectly assume, guarantee or endorse any Liabilities or obligations of XTAR or GdM or any of their respective Subsidiaries or (B) enter into or amend in any material respect any agreement or commitment to make any loan, advance, or capital contribution to, or investment in, XTAR or GdM or any of their respective Subsidiaries;
(xxi)   (A) materially amend or modify, or grant any material waiver or release under, assign any material rights or claims with respect to, or renew or terminate, any material Leo Lease or (B) enter into any new real property lease, provided that if Leo amends or modifies the Leo Lease or enters into a new lease, Leo will use commercially reasonable efforts to do so on terms consistent in all material respects with the terms of the Leo Lease as of the date hereof, in light of then-current real estate market conditions, material economic differences, including rent abatements, constructions costs, reimbursements and other concessions and the cost of moving and other overhead and ancillary costs;
(xxii)   enter into any transaction, arrangement or understanding that would be subject to disclosure pursuant to Item 404 of Regulation S-K;
(xxiii)   enter into a new line of business; or
(xxiv)   authorize, or agree or publicly announce any intention to take, any of the foregoing actions.
(c)   Leo shall provide Polaris with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other taxing authority with respect to any member of the Leo Group, as the case may be, that relate to a material amount of Taxes (each a “Tax Claim”) within 20 days of the receipt of such notice by Leo. Leo shall keep Polaris reasonably informed of the status of such Tax Claim (including providing Polaris with copies of all material written correspondence regarding such Tax Claim).
(d)   The Parties acknowledge that nothing set forth in Section 8.1(b) shall prevent or interfere with, and Leo may take action in furtherance of, (i) the adoption by Leo of the Leo Rights Plan and the actions contemplated thereby, including the issuance of rights pursuant to the terms thereof on the record date therefor and redemption, conversion or exchange of the rights issued thereunder as contemplated thereby, and (ii) the cash dividend of approximately $1.50 per Leo Common Share declared on or about the date hereof, including the payment of such dividend in accordance therewith.
Section 8.2.   Conduct of Transit Business Pending the Closing.   Except as expressly provided or required by this Agreement, the Transaction Documents, the Transit Shareholders Agreement, or as set forth in Section 8.2 of the Transit Disclosure Letter or with the prior written consent of Leo and Polaris

(which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing, Transit shall not, and shall cause the other members of the Transit Group not to (in each case, whether by Contract, merger, consolidation or otherwise), except to the extent required to take any such action by applicable Legal Requirement or as otherwise expressly contemplated by this Agreement:
(a)   issue, sell or pledge or authorize or propose the issuance, sale or pledge of shares of capital stock of any class (including any shares of treasury stock) or other equity interests, or securities convertible into or exchangeable for any such shares or equity interests, or any rights, warrants or options to acquire any such shares or equity interests, or other convertible securities of Transit, except in connection with the exercise of any Transit Options, Transit RSUs or the conversion of any Transit Tandem SARs, in each case, outstanding as of the date hereof or as are issued after the date of this Agreement as permitted under this Agreement, in accordance with their terms;
(b)   repurchase, redeem or otherwise acquire or split, combine, reclassify or amend the terms of any securities or equity equivalents of Transit (other than in connection with the exercise, vesting or settlement of Transit Options, Transit Tandem SARs and Transit RSUs in accordance with their terms, including in connection with any required tax withholding);
(c)   other than (i) transactions solely within the Transit Group and (ii) distributions resulting from the exercise of Transit Options, Transit Tandem SARs or Transit RSUs in accordance with their terms, declare, set aside, make or pay any dividends (other than pro rata stock dividends) or other distributions with respect to shares of their respective capital stock without the prior written consent of Leo and Polaris;
(d)   sell, assign or transfer any of the equity interests of Transit, other than to another wholly-owned member of the Transit Group;
(e)   adopt a plan of complete or partial liquidation of Transit, or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any member of the Transit Group;
(f)   propose or adopt any amendment to its certificate of incorporation, articles of association, bylaws or other organizational documents of Transit, the Transit Shareholders Agreement (except to the extent necessary to authorize or permit any actions contemplated by this Agreement or the other Transaction Documents), as applicable;
(g)   propose or adopt any amendment to any material indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) (collectively, the “Material Transit Debt”) to the extent such action would (x) restrict or materially impede or delay the consummation of the Contemplated Transactions, or (y) impose restrictions on the ability of Transit to distribute funds to Topco to enable Topco to make the payments due hereunder that are materially greater than those restrictions set forth in the Material Transit Debt in effect on the date hereof (it being understood that provisions in any documents relating to Material Transit Debt requiring investment by Topco or any of its Subsidiaries in the business of the Transit Group shall be deemed not to impose any such restrictions); or
(h)   authorize, or agree or announce any intention to take, any of the foregoing actions.
Section 8.3.   Certain Covenants of Polaris and the Transit Stockholders.
(a)   Polaris shall (i) maintain 100% voting and economic ownership of Rover and (ii) cause Rover to perform all of its obligations under this Agreement.
(b)   Each of Leo and Polaris shall not transfer (including (x) by operation of law, such as by amalgamation, liquidation, merger or other similar transaction, or (y) by way of a dividend or distribution) any of its equity in Transit, except for a transfer in compliance with the terms of the Transit Shareholders Agreement and to a transferee that agrees in writing to be bound by this Agreement to the same extent as its transferor.

Section 8.4.   Investigations; Pre Closing Access.
(a)   Prior to the Closing Date, Leo shall, and shall cause the other members of the Leo Group to: (i) provide to Polaris and its Representatives reasonable access to their respective Representatives, properties, offices, facilities and books and records, as applicable, and (ii) permit Polaris and its Representatives to conduct such further examination or investigation of their respective assets, Liabilities, business, operations, properties, offices and books and records, as Polaris may reasonably request. Any investigation, examination or interview by Polaris of employees or access pursuant to this Section 8.4(a) shall be conducted or occur at reasonable times during regular business hours upon reasonable prior notice. Leo shall reasonably cooperate with Polaris’s Representatives in connection with such review and examination. Any such investigation, examination or interview undertaken pursuant to this Section 8.4(a) shall be subject to this Section 8.4(a) and the terms and conditions of the Non-Disclosure Agreements. Notwithstanding the foregoing, no member of the Leo Group shall be required to afford such access or information if it would constitute a violation of any applicable Legal Requirement, would cause a violation of an obligation of confidentiality to a third Person to which such member of the Leo Group is bound, or would cause a risk of a loss of privilege to such Person; provided that the Leo Group shall use its commercially reasonable efforts to find an alternative way to provide such access and information. The term of the Leo-Polaris NDA is hereby extended until the earlier of (A) the Closing or (B) the termination of this Agreement pursuant to Article XI; provided, however, that Section 5 of the Leo-Polaris NDA and Polaris’ obligations thereunder shall survive notwithstanding such Closing or termination of this Agreement, as applicable.
(b)   Notwithstanding any other provisions of this Section 8.4, Polaris and Leo shall cooperate in implementing the provisions of this Section 8.4 so as not to prevent or interfere with Leo’s compliance with Section 8.1 hereof.
Section 8.5.   Certain Filings; Efforts.
(a)   In furtherance and not in limitation of the covenants of the Parties contained in this Agreement, each of Leo, Transit, Topco, Canadian LP, CanHoldco, Merger Sub and, with respect to any filings requested by a Governmental Agency or required by applicable Legal Requirement to be made by Polaris or Rover in connection with the Contemplated Transactions or as otherwise expressly set forth herein, Polaris (each, a “Filing Party”, and collectively, the “Filing Parties”) shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to: (i) use reasonable best efforts to cooperate with each other in timely making the Agreed Governmental Filings and all other filings listed on Section 10.1(b) of each of the Disclosure Letters and to obtain all consents, permits, authorizations or approvals from Governmental Agencies with respect thereto, and (ii) use reasonable best efforts to cooperate with each other in timely making all other filings with, and timely seeking all other consents, permits, authorizations or approvals from, Governmental Agencies as necessary or appropriate to consummate the Contemplated Transactions, it being understood that, as of the date hereof, the Parties do not believe that Polaris is required to make any such filing other than as contemplated by Section 8.5(d) and that Polaris’ obligations with respect to that filing will be governed by that Section.
(b)   HSR Act; Competition Act.   Each of the Filing Parties (in each case, as necessary to comply with applicable Legal Requirements) shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to:
(i)   as promptly as practicable following the date hereof and in any event no later than 15 Business Days after the date hereof, file, or cause to be filed (and not withdraw without the other Filing Parties’ consents),
(A)   a Notification and Report Form under the HSR Act with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) in connection with the Contemplated Transactions (and request early termination of the HSR Act waiting period),
(B)   submissions to the Commissioner of Competition including an application for an Advance Ruling Certificate, and, if requested by Topco, the notifications required under Section 114 of the Competition Act with respect to the Contemplated Transactions, and

(ii)   use its reasonable best efforts to
(A)   respond as promptly as practicable to all inquiries received from the FTC, the Antitrust Division or the Commissioner of Competition for additional information or documentation, including to any “Second Request” made pursuant to 15 U.S.C. § 18a(e)(1)(A), and furnish to the other Filing Parties such necessary information and reasonable assistance as the other Filing Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with the FTC, the Antitrust Division or the Commissioner of Competition; provided, however, that disclosure of any such information may be limited to inside counsel or outside legal advisors and consultants,
(B)   cause the waiting period under the HSR Act to terminate or expire at the earliest possible date and obtain Competition Act Approval at the earliest possible date, and
(C)   avoid each and every impediment under the HSR Act and the Competition Act with respect to the Contemplated Transactions so as to enable the Closing to occur as soon as reasonably possible.
(c)   Radiocommunication Act; Communications Act.   Each of the Filing Parties shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to:
(i)   as promptly as practicable following the date hereof and in any event no later than 15 Business Days after the date hereof, file, or cause to be filed, any applications to or notifications of ISED required or advisable under the Radiocommunication Act and related regulations and policies in respect of the earth station licenses issued to Transit (and disclosed in writing by Transit to Topco prior to the date hereof) and the space station and spectrum authorizations in connection with the change in control of Transit on the consummation of the Contemplated Transactions, including for any required approvals thereof;
(ii)   subject to receipt of the necessary information required to make such filings, as promptly as practicable following the date hereof and in any event no later than 15 Business Days after the date hereof, file, or cause to be filed, all applicable filings required by or advisable under the Communications Act; and
(iii)   use its reasonable best efforts to respond as promptly as practicable to all inquiries received from ISED or the FCC (including the Team Telecom Agencies) for additional information or documentation and to cause all necessary or desirable approvals under the Communications Act and the Radiocommunication Act to be received, at the earliest possible date.
(d)   CFIUS.   Each of the Filing Parties (which shall, for purposes of this Section 8.5(d), include Polaris) agrees to use, and to cause its Affiliates to use, reasonable best efforts to obtain CFIUS Approval.
(i)   Such reasonable best efforts shall include, as soon as practicable following the date hereof (and in no event later than 15 Business Days following the date hereof), agreeing on parties to submit, and submitting or causing to be submitted to CFIUS, a draft CFIUS Notice in accordance with 31 C.F.R. Part 800 and the DPA, and after prompt resolution of all questions and comments received from CFIUS on such draft, preparing and submitting to CFIUS the final CFIUS Notice, which shall in any event be submitted promptly after the date all questions and comments received from CFIUS on such draft have been resolved or after CFIUS staff shall have indicated to the Filing Parties that CFIUS has no questions or comments.
(ii)   Such reasonable best efforts shall also include providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Contemplated Transactions, within the time period specified by 31 C.F.R. §800.504(a)(3), or otherwise specified by the CFIUS staff.
(iii)   The Filing Parties shall, in connection with such reasonable best efforts to obtain the CFIUS Approval, (x) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (y) promptly inform the other Parties of any communication received by such Filing Party from, or given by such Party to, CFIUS, by promptly providing copies to the other Parties of any such written communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.502(c)(5)(vi); and (z) permit the other Parties to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other Filing Parties the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS, in each of clauses “(x),” “(y)” and “(z)”, subject to confidentiality considerations contemplated by the DPA or required by CFIUS.
(iv)   Notwithstanding anything to the contrary contained in this Agreement, in the event of a CFIUS Turndown, no Filing Party shall have any further obligation to seek CFIUS Approval.
(e)   DDTC.   Promptly after the date hereof, Leo shall submit to DDTC a notice of intended sale or transfer to a foreign person of ownership or control of an ITAR registrant as required by 22 C.F.R. § 122.4(b). Leo also shall submit to DDTC any additional information it requests in connection with this notice promptly and, in any event, not later than the applicable deadline set by DDTC.
(f)   DCSA.   Promptly after the date hereof, Leo shall initiate communications with DCSA and any other Cognizant Security Agency (“CSA”) under the NISPOM with a view to concluding a commitment letter on the mitigation of foreign ownership, control, or influence with respect to any entity of the Leo Group that possesses a facility security clearance. Leo shall submit to DCSA or the CSA any additional information required in connection with the negotiation of a commitment letter promptly and, in any event, not later than the applicable deadline set by DCSA or the CSA.
(g)   Team Telecom.   Each of the Filing Parties agrees to take, or cause to take, or to approve or cause to approve to the extent required or advisable the steps described in this Section 8.5(g), and to use its reasonable best efforts to obtain FCC approval, including by prosecuting any concomitant national security review by the Team Telecom Agencies and seeking FCC approval of the Contemplated Transactions. In furtherance and not in limitation of the above, each of the Filing Parties shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to, use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FCC (including the Team Telecom Agencies) for additional information or documentation and to cause all necessary or desirable approvals under the Communications Act with respect thereto to be received at the earliest possible date.
(h)   Further Actions.   In furtherance and not in limitation of the covenants of the Parties contained in this Agreement:
(i)   Each of the Filing Parties (including, in respect of Section 8.5(d), Polaris) shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to, use reasonable best efforts to,
(A)   respond as promptly as practicable to all inquiries received from Governmental Agencies for additional information or documentation and supply to any Governmental Agency as promptly as practicable any additional information or documents that may be requested pursuant to any Legal Requirement or by such Governmental Agency (including, for the avoidance of doubt, to any “Second Request” made pursuant to 15 U.S.C. § 18a(e)(1)(A)),
(B)   cooperate in all respects with each other, and consider in good faith the views of the other Parties with respect to obtaining all consents, approvals, licenses, permits, waivers, orders and authorizations contemplated by this Section 8.5 that are necessary to consummate the Contemplated Transactions,
(C)   allow the other Parties hereto to have a reasonable opportunity to review in advance and reasonably comment on drafts of filings and submissions in respect of any

Agreed Governmental Filings, and the Filing Parties shall consider any such reasonable comments in good faith;
(D)   promptly inform the other Parties of any material communication received by any of the Filing Parties, or given by any of the Filing Parties in connection with any Agreed Governmental Filings by promptly providing copies to the other Parties of any such written communications; and
(E)   permit the other Parties to review in advance any material communication that it gives to, and consult with the other Parties in advance of any meeting, material telephone call or conference in connection with any Agreed Governmental Filings, and to the extent not prohibited by Legal Requirements or the applicable Governmental Agency, give the other Parties the opportunity to attend any material telephonic conferences or in-person meetings with the such Governmental Agency, in each of clauses “(C)”, “(D)” and “(E)”, subject to reasonable confidentiality and privilege considerations, or contemplated by or required by Legal Requirements or the applicable Governmental Agency.
(ii)   Polaris shall supply information and documents that are in Polaris’ control, or in the control of its controlled Affiliates, to the Filing Parties (or, in the case of information that is within the control of Polaris’ (x) portfolio companies and (y) Affiliates other than its controlled Affiliates, Polaris shall request such information) as promptly as practicable, any necessary information or documents that may be reasonably required in connection with the Agreed Governmental Filings or to respond to all inquiries received from Governmental Agencies; provided, however, that disclosure of any personal or confidential information may be limited to inside counsel, outside legal advisors, consultants and the applicable Governmental Agencies (it being understood that disclosure to the applicable Governmental Agencies may, in some circumstances, result in the public disclosure of such information); provided, further, that, where disclosure to a Governmental Agency could reasonably be expected to result in public disclosure, at the request of Polaris, the Filing Parties shall request confidential treatment for any personal or confidential information (it being understood that the denial of confidential treatment by any Governmental Agency shall not prevent any filing from being made).
(iii)   Each of the Filing Parties shall, and shall cause its Subsidiaries to (and Polaris shall, subject to Section 8.5(k), consent to the taking of any action by Transit or Topco to), avoid each and every impediment (including any CFIUS objection or review or order under Part IV.1 of the Investment Canada Act) under applicable Legal Requirements with respect to the Contemplated Transactions so as to enable the Closing to occur as soon as reasonably practicable, including by (A) proposing, negotiating, committing to and effecting, by consent agreement or decree, hold separate order or otherwise, the sale, divestiture or disposition of any material assets or businesses of the Leo Group or the Transit Group; (B) otherwise taking, or undertaking or committing to take, any actions that would limit the freedom of action of the Leo Group or the Transit Group with respect to, or would impose obligations with respect to its future conduct or would limit its ability to retain, one or more of its or its subsidiaries’ (including, in the case of Leo, XTAR) businesses or assets, in each case as may be required in order to obtain approval from a Governmental Agency or other Person pursuant to a Legal Requirement or to avoid the entry of or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding or decision which would otherwise have the effect of preventing the consummation of the Contemplated Transactions or unduly delaying the Closing; and (C) agreeing to (1) any action, restriction or condition proposed by CFIUS or any other U.S. Governmental Agency as a condition to obtaining any necessary approval of the FCC or Team Telecom Agencies or CFIUS Approval, including the establishment of a proxy board (or equivalent) to manage any assets of the Leo Group or the Transit Group and (2) any action, restriction or condition proposed by DSS with respect to any Contracts of the Leo Group or the Transit Group with any U.S. Governmental Agency requiring access to classified or proscribed information; provided that none of the Filing Parties or their respective Subsidiaries or Affiliates shall be required to take any of the actions set forth in this Section 8.5(h)(iii) unless such action is binding on such Filing Party, Subsidiary or Affiliate only in the event that the Closing occurs.

(iv)   Subject to applicable Legal Requirements and the instructions of any Governmental Agency, each of the Parties shall keep the other Parties apprised of the status of matters relating to the completion of the Contemplated Transactions, including, to the extent permitted by Legal Requirements, promptly furnishing each other with copies of notices or other communications sent or received by it or any of its controlled Affiliates, to or from any Governmental Agency with respect to such transactions (subject to sharing on an outside counsel basis or redacting to address reasonable privilege, confidential or competition-sensitive concerns). Each of the Parties shall permit each of the other Parties to review in advance any proposed communication to any Governmental Agency (subject to sharing on an outside counsel basis or redacting to address reasonable privilege, confidential or competition-sensitive concerns), and shall consider in good faith their comments thereon. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Agency in connection with the Contemplated Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by Legal Requirements or the relevant Governmental Agency, gives the other Parties (or their external legal counsel) the opportunity to attend and participate. Notwithstanding anything to the contrary in this Section 8.5, no Party shall be required to provide the other with personal identifying information required under the DPA, any information that is to be provided directly to CFIUS in accordance with the DPA, or any information prohibited from disclosure under NISPOM or the ITAR.
(v)   Each of Transit and Leo shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, or cause to be done, all other things necessary, proper or advisable to obtain all consents and provide all notices required in connection with the Contemplated Transactions under any Contracts to which such Party is a party or by which its assets or properties are bound.
(i)   If any Proceeding or other Order, including any Proceeding by a private party, is instituted or made (or threatened to be instituted or made) challenging any of the Contemplated Transactions, Transit shall, and shall cause its Subsidiaries to, use reasonable best efforts to take promptly any and all steps reasonably necessary to contest and resist any such action or Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions, and each Party shall reasonably cooperate with Transit in connection with all such steps.
(j)   Nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control, supervise or direct, or attempt to control, supervise or direct, the operations of any other Party prior to the Closing Date, including any facility that is subject to a Permit that is held or controlled by Leo or Transit. Prior to the Closing Date, each of the Parties shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.
(k)   Notwithstanding anything to the contrary contained in this Section 8.5, in no event shall Polaris be required to take or not take any action that would, directly or indirectly, modify or limit any of Polaris’ rights and interests under the Polaris Topco Post-Closing Investor Rights Agreement or the Amended and Restated Topco Organizational Documents; provided that, to the extent Polaris is entitled to information under such documents that relates to XTAR, the applicable portion of such information that relates to XTAR need not be provided to Polaris if and to the extent required to obtain any approval with respect to an Agreed Governmental Filing or prohibited by applicable Legal Requirements; provided, further, that nothing herein shall be deemed to excuse Polaris from taking or not taking any action, or being subject to any requirement, that is substantially similar to, or no more constraining than, any Legal Requirements to which Transit or any of its Affiliates is already subject.
Section 8.6.   Stock Exchange Listing.   Topco shall take all necessary action to cause the Class A Topco Common Shares and the Class B Topco Common Shares to be issued pursuant to the Contemplated Transactions (whether as Topco Consideration at the Effective Time or upon the exchange of the LP Units) to be approved for listing on a U.S. Securities Exchange, subject to official notice of issuance, prior to the Closing Date. If the Parties determine to seek a listing on the Toronto Stock Exchange in connection with Closing, Topco shall take all necessary action to cause the Class A Topco Common Shares and the Class B

Topco Common Shares to be issued pursuant to the Contemplated Transactions (whether as Topco Consideration at the Effective Time or upon the exchange of LP Units) to be approved for listing on the Toronto Stock Exchange, subject to official notice of issuance, prior to the Closing Date. Each of the Parties shall cooperate with Topco in connection with the foregoing, including (a) the provision of information reasonably requested by Topco in connection therewith and (b) to the extent that the Parties determine to seek a listing on the Toronto Stock Exchange, whether in connection with Closing or thereafter, the reasonable cooperation of the Parties to finalize the designation of the name of the Class A Topco Common Shares or Class B Topco Common Shares to a name agreed to between the Parties and acceptable to the Toronto Stock Exchange, and in connection therewith, the amendment and/or modification of any agreement, document or filing or form thereof (for the avoidance of doubt, including the Schedules and Exhibits attached hereto) to the extent necessary to reflect such name change.
Section 8.7.   Agreements To Be Terminated at Closing.   Prior to the Closing, all Contracts and transactions set forth on Section 8.7 of the Leo Disclosure Letter shall be terminated, and all financial obligations thereunder shall be satisfied in full with no further obligation or liability of the Leo Group following the Closing.
Section 8.8.   Topco Equity Issuances.
(a)   Prior to the Closing, Transit shall not, and none of the parties hereto shall cause Topco or any of its Subsidiaries to, take any action (including, without limitation, the selection of underwriters, amount and structure of securities, and rights to be granted to securityholders upon consummation of such Topco Primary Offering) to effect a Topco Primary Offering without the prior written consent of Polaris and Leo.
(b)   Prior to the Closing, Topco shall not, and shall cause its Subsidiaries not to, issue, sell or pledge or authorize or propose the issuance, sale or pledge of shares of capital stock of any class (including any shares of treasury stock) or other equity interests, or securities convertible into or exchangeable for any such shares or equity interests, or any rights, warrants or options to acquire any such shares or equity interests, or other convertible securities or phantom equity (including stock appreciation rights and restricted stock units) of Topco or any of its Subsidiaries other than pursuant to Article II, Article III or agreements in the form of Exhibit B or Exhibit C hereto or with the prior written consent of Polaris and Leo.
Section 8.9.   Individual Transit Equityholders.   Topco shall use commercially reasonable efforts to enter into Stockholders Contribution Agreements with the Individual Transit Stockholders and into Optionholder Exchange Agreements with holders of Transit Tandem SARs, Transit Options and Transit RSUs. The Parties will negotiate in good faith with respect to optionholder arrangements designed to replace the outstanding Transit Tandem SARs, Transit Options and Transit RSUs with Topco equivalent equity awards and to revise the form of the Optionholder Exchange Agreement accordingly.
ARTICLE IX.
CERTAIN OTHER COVENANTS
Section 9.1.   Proxy Statement; Stockholders’ Meeting; Certain Financial Statements.
(a)   Leo shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Leo Stockholder Meeting”) and mail the Leo Proxy Statement as promptly as reasonably practicable following the date hereof for the purpose of obtaining the approval and adoption of this Agreement by the Leo stockholders in accordance with applicable Legal Requirements; and (ii) unless the Leo Board shall have withdrawn or modified its Recommendation in accordance with, and subject to the terms and conditions of, Section 9.3(d), (A) include in the Leo Proxy Statement the Recommendation and (B) use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and take all other action reasonably necessary or advisable to secure the Requisite Stockholder Vote for the Integration Transaction as set forth in this Agreement. The activities and actions required of Leo in the immediately preceding sentence are referred to as the “Meeting Activities”. Leo shall not submit any proposals for approval at the Leo Stockholder Meeting without the prior written consent of Topco and Polaris (not to be unreasonably withheld), other than (A) the Integration Transaction and this Agreement, (B) those matters required to be conducted at the annual meeting of Leo stockholders, including the election of the class of directors whose term expires at such meeting, the ratification of the selection of Leo’s auditor, and stockholder “say on pay”, (C) any adjournment or postponement of the Leo Stockholder Meeting in compliance with this Section 9.1(a) and (D) any other matters that are required by applicable Legal Requirements. Leo shall keep Topco and Polaris reasonably updated with respect to proxy solicitation results as requested in writing (email sufficient) by Topco and Polaris. Notwithstanding any other provision herein to the contrary, Leo may, following consultation with legal counsel and Polaris and Transit, adjourn, recess, reschedule or postpone (and may change any record date in respect of) the Leo Stockholder Meeting; provided that the Leo Stockholder Meeting shall not be adjourned, recessed, rescheduled or postponed to a date that is later than a number of days following the date on which the Leo Proxy Statement is first mailed to Leo stockholders equal to 120 plus the number of days, if any, following such mailing in which there is in effect any Order or other Legal Requirement (a “Meeting Activity Injunction”), enjoining or prohibiting Leo from engaging in some or all of the Meeting Activities (the “Leo Stockholder Meeting Deadline”); provided, further, however, that, if in the five (5) Business Days preceding the Leo Stockholder Meeting Deadline, either (x) a Meeting Activity Injunction was in effect, or (y) Leo reasonably determines, after consultation with outside legal counsel and Polaris and Transit, that it is reasonably necessary under applicable Legal Requirements for a supplemental or amended disclosure to be disseminated to stockholders of Leo, then the Leo Stockholder Meeting Deadline shall be further extended until five (5) Business Days after such Meeting Activity Injunction is no longer in effect or such supplemental or amended disclosure has been disseminated to stockholders of Leo, as applicable. If the Leo Board makes a Change of Recommendation, it will not alter the obligation of Leo to submit the adoption of this Agreement and the approval of the Merger to the stockholders of Leo at the Leo Stockholder Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Leo Stockholder Meeting.
(b)   As promptly as practicable following the date of this Agreement, (i) Leo shall prepare and cause to be filed with the SEC the Leo Proxy Statement, (ii) Topco and Canadian LP shall prepare and cause to be filed with the SEC the Form F-4, in which the Leo Proxy Statement will be included as a prospectus, and with the Canadian Securities Authorities the Canadian Prospectus, (iii) Topco and Canadian LP shall take all necessary action to have the Form F-4 declared effective under the Securities Act and for the issuance (or deemed issuance) by the Canadian Securities Authorities of a receipt for the Canadian Prospectus qualifying the distribution of the Topco Common Shares and Units to the public as promptly as practicable after such filing and (iv) Leo shall take all necessary action to have the Leo Proxy Statement in definitive form cleared by the SEC and mailed to Leo’s stockholders as promptly as reasonably practicable following filing with the SEC. Leo shall use its reasonable best efforts to cause the Leo Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of Leo and at the time of the Leo Stockholder Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Parties shall furnish all information concerning such Person and its Affiliates to Leo, or Canadian LP and Topco, as applicable, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Leo Proxy Statement, Form F-4 and the Canadian Prospectus (collectively, the “Securities Disclosure Documents”), and the Securities Disclosure Documents shall include all information reasonably requested by such other Party to be included therein. Each of Leo, Topco and Canadian LP shall promptly notify the other Parties upon the receipt of any comments from the SEC or the Canadian Securities Authorities or any request from the SEC or the Canadian Securities Authorities for amendments or supplements to the Securities Disclosure Documents and shall provide the other Parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC or the Canadian Securities Authorities, on the other hand. Each of Leo, Topco and Canadian LP shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC or the Canadian Securities Authorities with respect to the Securities Disclosure Documents. Notwithstanding the foregoing, prior to filing the Securities Disclosure Documents (or any amendment or supplement thereto) or mailing the Leo Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the Canadian Securities Authorities with respect thereto, each of Leo, Topco and Canadian LP (i) shall provide the other Parties a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall consider in good faith all comments reasonably proposed by any of such Parties. Each of Leo, Topco and Canadian LP shall advise the Parties, promptly after receipt of notice thereof, of the time of effectiveness of the Securities Disclosure Documents (and, in the case of the Canadian Prospectus, the issuance (or deemed issuance) by the Canadian Securities Authorities of a receipt for the Canadian Prospectus qualifying the distribution of Topco Common Shares and LP Units to the public), the issuance of any stop or cease-trade order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of the Parties shall use its reasonable best efforts to have any such stop or cease-trade order or suspension lifted, reversed or otherwise terminated. Leo, Topco and Canadian LP shall each also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, Applicable Canadian Securities Laws and any applicable foreign or state securities or “blue sky” laws and the rules, regulations and instruments thereunder in connection with the Merger and the issuance of the Merger Consideration.
(c)   If at any time prior to the Effective Time, a Party should discover any information relating to the Leo Group, the Transit Group, Topco, Canadian LP or Polaris or any their respective Affiliates, directors or officers which should be set forth in a Securities Disclosure Document or in an amendment or supplement thereto, so that such document would not include any misstatement or untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly discussed with and/or filed with the SEC and/or the Canadian Securities Authorities and, to the extent required by any Legal Requirement, disseminated to the Leo stockholders.
(d)   If prior to the Effective Time, any event occurs with respect to any Party, or any change occurs with respect to other information supplied by such Party for inclusion in the Securities Disclosure Documents, which is required to be described in an amendment of, or a supplement to, the Securities Disclosure Documents, the Party subject to such change shall promptly notify Leo and Topco of such event, and the Parties shall cooperate in the prompt filing with the SEC and the Canadian Securities Authorities of any necessary amendment or supplement to the Securities Disclosure Documents and, as required by Legal Requirements, in disseminating the information contained in such amendment or supplement to Leo’s stockholders (including in respect of setting a new record date for determining the Leo stockholders entitled to vote at the Leo Stockholder Meeting in the event of any adjournment or postponement thereof in accordance with, and to the extent permitted by, Section 9.1(a)). Nothing in this Section 9.1(d) shall limit the obligations of any Party under Section 9.1(b).
(e)   Immediately following the execution and delivery of this Agreement, Leo, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.
(f)   To the extent that the Canadian Securities Authorities require a change in the designation of the name of the Class A Topco Common Shares or the Class B Topco Common Shares to be qualified in the Canadian Prospectus, the Parties shall reasonably cooperate to revise and finalize the designation of the name of the Topco Common Shares to a name agreed to between the Parties and acceptable to the Canadian Securities Authorities, and in connection therewith, to amend and/or modify any agreement, document or filing or form thereof (for the avoidance of doubt, including the Schedules and Exhibits attached hereto) to the extent necessary to reflect such name change. The Parties shall cooperate to minimize the amendments and/or modifications required pursuant to Section 8.6(b) and this Section 9.1(f), including by using the same changed names.
Section 9.2.   Section 16 Matters.   Prior to the Effective Time, the Leo Board, or an appropriate committee of non-employee directors thereof, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Leo and by Meteor (by virtue of its status as a director by deputization) who is a “covered person” of Leo for purposes of Section 16 of the

Exchange Act (“Section 16”) of Leo Common Shares or Leo RSUs in connection with the transactions contemplated by this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.
Section 9.3.   Exclusivity; Alternative Proposals.   Except as otherwise agreed in writing by Leo and Polaris:
(a)   Except as expressly permitted by this Section 9.3, from the date hereof until the Effective Time (or, if earlier, the termination and abandonment of this Agreement in accordance with Article XI), each of Leo (with respect to the Leo Group), Polaris (with respect to Polaris and Rover) and Transit (with respect to the Transit Group) shall not, and shall instruct and use its reasonable best efforts to cause its respective Representatives, as applicable, not to, directly or indirectly,
(i)   initiate, solicit, assist, seek or knowingly encourage, facilitate or promote (including by way of substantive discussion, negotiation, furnishing information or entering into any agreement, arrangement or understanding) any inquiry regarding, or the making of any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to result in, an Alternative Proposal;
(ii)   engage in, continue or otherwise participate in any substantive discussions or negotiations with any Person with respect to, or provide any information or data concerning the Leo Group or the Transit Group to any Person in connection with, relating to, or for the purpose of encouraging, facilitating or responding to, any proposal or offer that constitutes, or would reasonably be expected to result in, an Alternative Proposal (other than to state that Leo or Transit, as applicable, is not permitted to have discussions);
(iii)   approve, endorse or recommend, or participate in any substantive discussions or negotiations with any Person regarding an Alternative Proposal or otherwise knowingly facilitate any effort or attempt to make an Alternative Proposal;
(iv)   accept or enter into, or publicly propose to accept or enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, undertaking or any other agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 9.3(b)) relating to an Alternative Proposal (an “Alternative Acquisition Agreement”);
(v)   waive or release any other Person from, forebear in the enforcement of, or amend any standstill agreement (or any standstill provisions or any other contract or agreement with respect to Leo Common Shares or other equity interests of Leo); or
(vi)   publicly propose to do any of the actions prohibited by any of clauses (i), (ii), (iii), (iv) or (v).
Subject to Section 9.3(b), each of Leo (with respect to the Leo Group), Polaris (with respect to Polaris and Rover) and Transit (with respect to the Transit Group) shall, and shall instruct and use its reasonable best efforts to cause its respective Representatives, as applicable, to immediately cease and cause to be terminated any solicitations, discussions, negotiations or activities with any Person that may be ongoing with respect to any Alternative Proposal, or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal, and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. The Leo Group, Polaris (with respect to itself and Rover) and the Transit Group, as applicable, shall promptly inform each such Person that the Leo Group, Polaris (with respect to itself and Rover) or the Transit Group, as applicable, is ending all discussions and negotiations with such Person and request that each such Person promptly return or destroy all confidential information concerning the Leo Group or the Transit Group, as applicable.
(b)   Notwithstanding anything to the contrary in this Section 9.3:
(i)   prior to the time, but not after, the Requisite Stockholder Vote is obtained, if Leo or Transit receives an unsolicited, bona fide written Alternative Proposal from any Person which did not arise or result from any material breach of this Section 9.3, Leo, the members of the Leo Group and their Representatives, and if authorized in writing by Leo, Transit, members of the Transit Group and their Representatives may, in all cases subject to compliance with this Section 9.3:
(A)   communicate with such Person solely to clarify the terms and conditions thereof so as to determine whether such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal;
(B)   provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, Leo, Transit and their respective Subsidiaries to such Person and its Representatives if Leo receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that Leo or Transit, as the case may be, shall promptly (and in any event within 24 hours) make available to Polaris any information concerning the Leo Group or the Transit Group, as applicable, that is provided to any Person given such access that was not previously made available to Polaris; it being agreed that (x) such provision of information shall be subject to the limitations, if any, of the Transit Shareholders Agreement as modified by this Section 9.3(b)(i)(B)(y), (y) such provision of information to a party that is not a competitor or Affiliate of a competitor of Transit (a “Competitor”) shall be deemed to be a Permitted Disclosure pursuant to Section 2.4(3) of the Transit Shareholders Agreement, and (z) provision of any information to a Competitor shall be subject to the prior written approval of a majority of the directors of Transit excluding directors designated by Leo and Polaris; and
(C)   engage in, enter into or otherwise participate in any discussions or negotiations with such Person with respect to such Alternative Proposal, in each case, if and only if prior to taking any action described in clauses (A), (B) or (C) above, the Leo Board determines in good faith (after consultation with outside counsel and its financial advisors) that such Alternative Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (it being agreed solely for purposes of such determination that the Leo Board may assume that Polaris would consent to the Alternative Proposal) and that the failure to take the actions set forth in clauses (A), (B) or (C) above would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements.
(ii)   In the event that Leo exercises its rights pursuant to Section 9.3(b)(i) to take any action described in clause (A), (B) or (C) thereof:
(A)   Transit and Polaris shall each be released from their respective obligations under Section 9.3(a) in respect of (and only in respect of) the Person making such Alternative Proposal until the first to occur of: (1) the receipt of the Requisite Stockholder Vote or (2) written notice from Leo that Leo is no longer pursuing such Alternative Proposal (the “Discussion End Date”); and
(B)   Polaris may, by written notice to Leo, elect to suspend the restrictions of Section 9.3(a) as applied to all (but not less than all) of the Parties from the date of such notice to the Discussion End Date or such earlier date as Polaris may designate in writing.
For the avoidance of doubt, as of the Discussion End Date, the provisions of Section 9.3(a) shall once again apply to all of the Parties.
(iii)   Leo agrees that the Leo Group will not enter into any Contract with any Person subsequent to the date hereof which prohibits the Leo Group or the Transit Group from complying with the terms and conditions of, or providing any information to Polaris in accordance with, this Section 9.3(b). Transit agrees that the Transit Group will not enter into any Contract with any Person subsequent to the date hereof which prohibits the Transit Group from complying with the terms and conditions of, or providing any information to Polaris in accordance with, this Section 9.3(b) or the Transit Shareholders Agreement. Each of Leo with respect to the Leo Group and Transit with respect to the Transit Group represents and warrant to Polaris that it is not party to any agreement with any Person that prohibits the Leo Group or the Transit Group, as applicable, from complying with the terms and conditions of, or providing any information to Polaris in accordance with, this Section 9.3(b).
(c)   Leo and Transit, respectively, shall promptly (and in any event within 24 hours) after it has Knowledge of such event, notify Polaris (and in the case of Transit, also notify Leo) of (i) any inquiries, offers, proposals or request for discussions or negotiations by any Person in connection with an Alternative Proposal or proposal that would reasonably be expected to lead to an Alternative Proposal; or (ii) any request for information relating to the Leo Group or the Transit Group in connection with an Alternative Proposal or proposal that would reasonably be expected to lead to an Alternative Proposal. Such notice shall specify the material terms and conditions and the identity of the Person making such inquiry, offer, proposal or request (including, if applicable, an unredacted copy of any Alternative Proposal made in writing, including any financing commitments or other documents containing any material terms and conditions of such Alternative Proposal), and thereafter Leo and Transit shall keep Polaris reasonably informed of any significant developments, discussions or negotiations regarding any Alternative Proposal on a reasonably prompt basis (and in any event within 24 hours of the occurrence of any change in any price term or any other material term thereof), and shall respond as promptly as practicable to all inquiries by Polaris with respect thereto. Leo shall provide Polaris with at least 48 hours prior notice of any meeting of the Leo Board (or such lesser notice as is provided to the members of the Leo Board) at which the Leo Board is reasonably expected to consider any Alternative Proposal.
(d)   Except as expressly permitted in Section 9.3(e), neither the Leo Board nor any committee thereof shall:
(i)   change, withhold, withdraw, qualify or modify, in a manner adverse to the Integration Transaction (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Recommendation;
(ii)   making any public statement inconsistent with the Recommendation;
(iii)   fail to include the Recommendation in the Leo Proxy Statement that is mailed to Leo stockholders;
(iv)   if a tender offer or exchange offer for shares of capital stock of Leo that constitutes an Alternative Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Leo stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, and provided that a customary “stop, look and listen” communication by the Leo Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten Business Days after commencement of such tender offer or exchange offer (but in any event not less than one Business Day prior to the Leo Stockholder Meeting);
(v)   within three Business Days (but in any event not less than one Business Day prior to the Leo Stockholder Meeting) following the date any Alternative Proposal or any material modification thereto is first published or sent or given to Leo’s stockholders, fail to, or fail to cause Leo to, issue a press release that reaffirms the Recommendation (which request may only be made once with respect to any Alternative Proposal and each material modification thereof);
(vi)   resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (v), a “Change of Recommendation”);
(vii)   authorize, adopt, recommend or approve or publicly propose to authorize, adopt, recommend or approve, an Alternative Proposal; or
(viii)   (1) cause or permit any member of the Leo Group to enter into any Alternative Acquisition Agreement or (2) cause or permit Leo to consent to any member of the Transit Group entering into any Alternative Acquisition Agreement.

(e)   Notwithstanding anything to the contrary set forth in this Agreement but without limitation of the rights of Polaris pursuant to Section 11.3 and Section 11.4, prior to the time the Requisite Stockholder Vote is obtained, but not after, the Leo Board may
(i)   effect a Change of Recommendation upon the occurrence of an Intervening Event if the Leo Board determines in good faith (after consultation with its financial advisors and outside counsel) that the failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements; or
(ii)   if Leo or Transit receives an Alternative Proposal that the Leo Board determines in good faith (after consultation with its outside counsel and its financial advisors) constitutes a Superior Proposal, authorize, adopt, or approve such Superior Proposal and cause or permit Leo to terminate this Agreement pursuant to Section 11.1(b)(iii) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal;
provided, however, that the Leo Board may take the actions described in clauses (i) or (ii) only if:
(A)   prior to taking such action, Leo shall have provided prior written notice to Polaris of the Leo Board’s intention to take such actions described in clauses (i) or (ii) above at least three Business Days in advance of taking such action (it being understood and agreed that any material change with respect to such Intervening Event or the financial or other terms and conditions of such Superior Proposal shall require a separate, prior written notice to Polaris at least one Business Day in advance of taking such action), which notice shall specify, as applicable, a reasonably detailed description of such Intervening Event or the material terms and conditions of the Alternative Proposal received by Leo that constitutes a Superior Proposal, including an unredacted copy of the Alternative Acquisition Agreement and any other relevant proposed transaction agreements with, and the identity of, the party making such Alternative Proposal;
(B)   after providing such notice and prior to taking such actions, Leo shall have, in consultation with its financial advisor and outside counsel, negotiated, and shall have caused its Representatives to negotiate, with Polaris and its Representatives in good faith (to the extent Polaris desires to negotiate), during such three Business Day period or one Business Day period, as the case may be, to make such adjustments in the terms and conditions of this Agreement as would permit the Leo Board not to take such actions; and
(C)   the Leo Board shall have considered in good faith any changes to this Agreement and the Contemplated Transactions that may be offered in writing by Polaris by 5:00 p.m. on the last Business Day of the period described in the immediately preceding sub-paragraph (B) and shall have determined in good faith
(1)   with respect to the actions described in clause (i), after consultation with its outside counsel and its financial advisors, that it would continue to be inconsistent with the Leo Board’s fiduciary duties under applicable Legal Requirements not to effect the Change of Recommendation, and
(2)   with respect to the actions described in clause (ii), after consultation with outside counsel and its financial advisors, that the Alternative Proposal received by Leo would continue to constitute a Superior Proposal, if any changes offered in writing by Polaris pursuant to sub-paragraph (B) were given effect.
(f)   Nothing contained in this Section 9.3 shall be deemed to prohibit Leo, the Leo Board or any committee of the Leo Board, after consultation with its outside legal counsel, from (i) complying with its disclosure obligations under applicable Legal Requirements with regard to an Alternative Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any “stop, look and listen” communication to the shareholders of Leo pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of Leo); provided that (A) neither the Leo Board nor any committee thereof shall effect a Change of Recommendation unless the applicable requirements of Section 9.3(d) shall have been satisfied, and (B) if such disclosure has the effect or substantive effect of withholding, withdrawing, qualifying or modifying the Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Polaris shall be the right to terminate this Agreement as set forth in Section 11.1(b)(iv).
(g)   Nothing contained in this Section 9.3 shall prohibit Leo from furnishing information to or participating in discussions regarding any Alternative Proposal with the Meteor Holders, Transit or their respective Representatives, including keeping the Meteor Holders, Transit and their respective Representatives apprised as to the status and any material developments with respect thereto.
(h)   Each of Leo, Polaris and Transit acknowledges and agrees that any violation of the restrictions set forth in this Section 9.3 by any Representatives of Leo, Polaris or Transit, respectively, shall be deemed to be a breach by Leo, Polaris or Transit, respectively, of this Section 9.3; provided that, notwithstanding anything to the contrary contained in this Section 9.3, any communications or disclosures made by Leo, Polaris or Transit or any of their respective Representatives in connection with a Topco Primary Offering will not constitute a breach of this Section 9.3.
(i)   Notwithstanding anything set forth in this Section 9.3, each of Leo, Polaris and Transit will retain and will be entitled to exercise any or all of its rights, and be subject to its obligations, under the Transit Shareholders Agreement as modified by Section 9.3(b)(i)(B)(y) hereof.
Section 9.4.   Certain Director and Officer Matters.
(a)   Until, and for a period of six years after, the Closing Date, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and expense advance and reimbursement than are set forth in the Certificate of Incorporation and bylaws of Leo in effect as of the date of this Agreement, which shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of the present and former officers and directors of Leo and its Subsidiaries or the present and former fiduciaries under Leo Benefit Plans (collectively, solely in their capacity as such, the “D&O Indemnified Parties”), unless such modification shall be required, based on written advice from outside legal counsel, by applicable Legal Requirements and then only to the minimum extent so required by such applicable Legal Requirements. Without limiting any additional rights that any D&O Indemnified Party may have under any employment or indemnification agreement or under the Certificate of Incorporation or bylaws of Leo or this Agreement or, if applicable, similar organizational documents or agreements of any Subsidiary of Leo, from and after the Effective Time, the Surviving Corporation and Topco shall to the fullest extent permitted by applicable Legal Requirements: (i) indemnify, defend and hold harmless the D&O Indemnified Parties, from and against, and pay or reimburse the D&O Indemnified Parties for, all Losses (whether or not resulting from third-party claims and including interest, penalties, reasonable out-of-pocket expenses and attorneys’ fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from, arising out of, relating to or in connection with any action or omission of such D&O Indemnified Parties arising out of or relating to their services as directors, officers or employees of Leo, its Subsidiaries or another Person, if such D&O Indemnified Party is or was serving as a director or officer or in another capacity of such other Person at the request of Leo, occurring, or alleged to have occurred, on or prior to the Effective Time (including, the Contemplated Transactions) to the fullest extent permitted under (A) applicable Legal Requirements, (B) the Certificate of Incorporation or bylaws of Leo or a Subsidiary of Leo in effect on the date of this Agreement, including provisions relating to advancement of expenses incurred in the defense of any action or suit and (C) any indemnification agreement between the D&O Indemnified Party and Leo or any Subsidiary of Leo in effect on the date of this Agreement and made available to Polaris (each, an “Existing Indemnification Obligation”) and (ii) advance to any D&O Indemnified Parties expenses as incurred in defending any action or suit with respect to such matters, subject to receipt of an undertaking by or on behalf of such D&O Indemnified Party, if required by applicable Legal Requirements, to repay such expenses if it is ultimately determined under applicable Legal Requirement that such D&O Indemnified Party is not entitled to be indemnified. In the event of any such Proceeding, the Surviving Corporation and Topco shall use their reasonable best efforts to cooperate with the D&O Indemnified Parties in defense of any such Proceeding.
(b)   This Section 9.4 is intended for the benefit of, and to grant third party rights to, persons entitled to indemnification under this Section 9.4 and the benefits of the exculpation, indemnification and expense advance and reimbursement provisions contained in the Certificate of Incorporation and bylaws of Leo, whether or not they are Parties, and each of such persons shall be entitled to enforce the covenants contained herein.
(c)   The rights of indemnification and to receive advancement of expenses as provided by this Agreement or the Existing Indemnification Obligations shall not be deemed exclusive of any other rights to which a D&O Indemnified Party may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other right or remedy. Topco and Merger Sub hereby acknowledge that the D&O Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other entities and/or organizations (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). Topco, Merger Sub and Leo hereby agree that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by Leo or any Other Indemnitor, whether pursuant to an Existing Indemnification Obligation or this Agreement, each of the Surviving Corporation and Topco:
(i)   shall at all times be the indemnitor of first resort, and the Surviving Corporation and Topco’s insurers’ obligations to indemnify or provide advancement of expenses to the D&O Indemnified Party, subject to prohibitions on or requirements in respect of indemnification or advancement set out in applicable Legal Requirements, are primary to any obligation of the applicable Other Indemnitors or their respective insurers to provide indemnification or advancement for the same expenses or liabilities incurred by any of the D&O Indemnified Parties; and
(ii)   shall, to the fullest extent permitted by applicable Legal Requirements, advance the full amount of expenses incurred by each D&O Indemnified Party and shall be liable for the full amount of all losses of each D&O Indemnified Party or on his or her behalf to the extent legally permitted and as required hereby or otherwise, without regard to any rights such D&O Indemnified Parties may have against the Other Indemnitors or their respective insurers.
(d)   In furtherance and not in limitation of the foregoing, in the event that any Other Indemnitor or its insurer advances any expenses or makes any payment to any D&O Indemnified Party for matters subject to advancement or indemnification by the Surviving Corporation and Topco pursuant to this Agreement or otherwise, the Surviving Corporation and Topco shall promptly, subject to any prohibitions or requirements set out in applicable Legal Requirements and to the extent such advancement or indemnification is required hereby or otherwise, and upon request by such Other Indemnitor, reimburse such Other Indemnitor or its insurer, as applicable, for such advance or payment, and such Other Indemnitor or insurer shall be subrogated to all of the claims or rights of such D&O Indemnified Party hereunder or otherwise, including to the payment of expenses in an action to collect.
(e)   Without limiting the foregoing, Topco and Merger Sub agree that all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any D&O Indemnified Party as provided in any Existing Indemnification Obligations shall, to the fullest extent permitted by applicable Legal Requirement, be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.
(f)   At or prior to the Closing, Leo shall purchase, from an insurer chosen by Leo, single payment, run-off “tail” policies of directors’ and officers’ liability insurance and fiduciary liability insurance covering the D&O Indemnified Parties, the material terms of which, including coverage and amount, are no less favorable in any material respect to the D&O Indemnified Parties than the policies in effect as of the date hereof, such policies to become effective at the Closing and remain in effect for a period of six years after the Closing (the “Tail Policies”). Neither Topco nor Merger Sub shall take, or allow to be taken, any action to terminate, or which could reasonably be expected to result in the termination of, the Tail Policies during the six year period after the Closing.
(g)   If following the Closing, Topco or the Surviving Corporation, as the case may be, or any of their respective successors or assigns, (i) reorganizes or consolidates with or merges into any other Person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or Persons, then, and in such case, proper provision will be made so that the successors and assigns of Topco or the Surviving Corporation (or the acquirer of such assets, as the case may be), expressly assume all of the obligations of Topco or the Surviving Corporation, as the case may be, as set forth in this Section 9.4.
(h)   The Surviving Corporation and Topco shall, to the fullest extent permitted by applicable Legal Requirements, pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity or other obligations in this Section 9.4.
(i)   Each of Topco and Transit, jointly and severally, guarantee to the D&O Indemnified Parties the payment of all of the monetary obligations of the Surviving Corporation pursuant to this Section 9.4.
Section 9.5.   Employee Matters.
(a)   Prior to the Effective Time, Leo shall take any and all actions reasonably necessary to terminate, effective at the Effective Time, the employment of each Leo Employee who is employed by Leo immediately prior to the Effective Time (each such Leo Employee terminated pursuant to this sentence being a “Terminated Employee”). Leo or the Joint Obligors, as applicable and in accordance with Section 2.1(a)(vi)(B)(1), shall, or shall cause one of their Affiliates to, (i) provide each Terminated Employee with severance payments and benefits in accordance with the Leo Severance Policies, with any cash severance payments being paid on the Closing Date and (ii) pay each Terminated Employee, on the Closing Date, a lump sum cash bonus or contribution to benefit plans, as applicable, in an amount equal to the Prorated Bonus Amount; provided that, to the extent any of the foregoing payments constitute Unpaid Leo Transaction Expenses, such payments shall be made by the Joint Obligors no later than 35 trading days following the Merger, by wire transfer from the Joint Obligors of immediately available funds in accordance with Section 2.1(a)(vi)(B)(1).
(b)   Following the date hereof and prior to the Closing Date, Leo shall use commercially reasonable efforts to take such steps as are required to transfer the employment of each XTAR Employee to XTAR, and to the extent that the employment of any XTAR Employees cannot be transferred to XTAR prior to the Closing Date, Leo shall cause the employment of such XTAR Employees to be terminated prior to the Closing Date. Any XTAR Employee so terminated shall be treated the same as a Terminated Employee. Following the Closing, Topco shall use its commercially reasonable efforts to obtain reimbursement from XTAR for any severance or similar payment for any such terminated XTAR Employee.
(c)   The provisions contained in this Section 9.5 are included for the sole benefit of the Parties and will not create any rights or remedies (i) in any Person, including any Leo Employee, Terminated Employee, or XTAR Employee, former employee, or any participant or any beneficiary thereof in any Leo Benefit Plan or any Topco Plan or (ii) to continued employment with Topco or any of its Affiliates. After the Effective Time, nothing contained in this Section 9.5 is intended to be or will be considered an amendment to or adoption of any plan, program, agreement, arrangement, or policy of Topco or any of its Affiliates (each, a “Topco Plan”) nor will it interfere with Topco’s or any of its Affiliates’ rights to amend, modify, or terminate any Leo Benefit Plan or any Topco Plan or to terminate the employment of any employee of Topco or any of its Affiliates for any reason, subject, in each case, to Topco’s and its Affiliates’ compliance with this Section 9.5.
Section 9.6.   State Takeover Laws.   If any Takeover Laws or any other “fair price,” “moratorium,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger or the Contemplated Transactions, Leo and the Leo Board shall (a) grant such approvals and take such actions as are necessary so that the Merger and the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Contemplated Transactions.
Section 9.7.   Transaction Litigation.   Leo shall promptly advise Polaris and Transit of any Proceeding commenced or, to the Knowledge of Leo, threatened in writing by a stockholder of Leo against Leo or its officers or directors relating to any of the Contemplated Transactions (“Leo Transaction Litigation”) and shall keep Polaris and Transit promptly and reasonably informed regarding any such Proceeding and shall consider in good faith Polaris’ and Transit’s views with respect thereto; provided that in no event shall Leo be required to provide Polaris or Transit with any information subject to attorney-client or similar privilege. Leo shall give each of Polaris and Transit the opportunity to participate in the defense or settlement of any such Proceeding and shall consider in good faith Polaris’ and Transit’s views with respect thereto. Without the consent of Polaris (such consent not to be unreasonably withheld, delayed or conditioned), neither Leo nor any of its Representatives shall compromise, settle, come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding any such Proceeding or consent to the same, if such arrangement, agreement or settlement provides for (a) an admission of fault or liability, (b) equitable relief (other than disclosure to be made to the Leo stockholders prior to the stockholders meeting) or (c) uninsured monetary payments in excess of the amount set forth on Section 9.7 of the Leo Disclosure Letter.
Section 9.8.   Directors of Topco.
The Parties shall take all steps to ensure that the directors of Topco, as of immediately following the Closing, shall be:
(a)   Mr. Jason A. Caloras, Dr. Mark H. Rachesky and Mr. Michael B. Targoff, or if any such persons are unable or unwilling to serve as such, a replacement designated pursuant to the Meteor Topco Post-Closing Investor Rights Agreement;
(b)   Mélanie Bernier, Michael Boychuk and Guthrie Stewart, or if any such persons are unable or unwilling to serve as such, a replacement designated pursuant to the Polaris Topco Post-Closing Investor Rights Agreement;
(c)   Henry Intven, Dick Fadden and a third individual who will (i) qualify as a Specially Designated Director under the Amended and Restated Topco Organizational Documents and (ii) be mutually agreed by Polaris and Leo (including the Special Committee) (the “Independent Directors”); and
(d)   The Chief Executive Officer of Transit.
Section 9.9.   Indemnification of Polaris and Polaris Designees for Transaction Claims.
(a)   From and after the Closing, the Joint Obligors shall indemnify and hold harmless Polaris and Rover and, solely in the case of clause (i) of this Section 9.9(a), each of the Polaris Designees (together with Polaris and Rover, the “Polaris Indemnified Parties”) from and against:
(i)   all Losses resulting from Leo Transaction Litigation to which the Polaris Indemnified Parties are a party and that are directly incurred by the Polaris Indemnified Parties;
(ii)   Polaris’ Pro Rata Share of all Losses resulting from Leo Transaction Litigation that are incurred by Topco or its Subsidiaries (including Leo and Transit);
(iii)   Polaris’ Pro Rata Share of any Losses resulting from any Existing Indemnification Obligation or otherwise paid pursuant to Section 9.4 in respect of any D&O Indemnified Parties; and
(iv)   Polaris’ Pro Rata Share of all Losses resulting from any Proceeding in which it is alleged that the information contained in the Canadian Prospectus, the Form F-4 or the Leo Proxy Statement furnished by or on behalf of Leo with respect to the Leo Group contained (A) in respect of a Proceeding in respect of U.S. law, a material misstatement of fact or omitted to state a material fact the absence of which resulted in such document being materially misleading, or (B) in respect of a Proceeding in respect of Canadian law, an untrue statement of material fact or omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made; except in any such case to the extent that it is determined by a court of competent jurisdiction that such a misstatement, untrue statement or omission of fact existed as a result of a misstatement, untrue statement or omission by a Polaris Indemnified Party;
(b)   From and after the Closing until the Survival Date, the Joint Obligors shall indemnify and hold harmless the Polaris Indemnified Parties from and against Polaris’ Pro Rata Share:
(i)   any Losses paid by Topco or its Subsidiaries with regards to or in connection with any Liability of the Leo Group that relates to the period ending on or prior to the Reference Time (whether or not known as of the Reference Time) or pursuant to a Contract of the Leo Group in effect at or prior to the Reference Time (other than a Liability arising under a Transaction Document) not reflected in the Final Leo NAV; provided that indemnification pursuant to this Section 9.9(b)(i) shall not apply with respect to matters subject to Section 9.9(a) (which shall be governed exclusively by such Section) or relating to Taxes (which shall be governed exclusively by Section 9.10); provided, further, however, that, if, as of the Survival Date, a Shut-down Liability accrued in the Final Leo NAV has not been paid by or on behalf of the Leo Group and Canadian LP provides written notice (a “Shut-down Liability Notice”) to Polaris of such accrued and unpaid Shut-down Liability within 10 Business Days following the Survival Date, then Polaris shall pay or cause to be paid to Canadian LP an amount in cash equal to the portion of such accrued and unpaid Shut-down Liability that was reflected in the Adjustment Amount; provided that failure to deliver a Shut-down Liability Notice in a timely manner as so specified above shall not be deemed a waiver of Canadian LP’s right to payment for such accrued and unpaid Shut-down Liability except to the extent that, and solely to the extent that, Polaris is materially prejudiced by such failure, so long as such Shut-down Liability Notice is delivered within 30 days following the Survival Date; and
(ii)   any Unpaid Leo Transaction Expenses paid by Topco or its Subsidiaries that were not included in the calculation of Non-Leo Paid Leo Transaction Expenses as finally determined pursuant to Section 2.3.
The “Survival Date” means the third anniversary of the Closing Date; provided that any notice given in accordance with this Agreement claiming indemnification pursuant to this Section 9.9(b) with respect to specific Liabilities or payments shall without further action extend the Survival Date for such Liabilities or payments as applied to the specific circumstances set forth in such notice until immediately after the final resolution of the matter.
(c)   The Joint Obligors shall promptly notify Rover in writing upon the receipt by the Joint Obligors or any of their Subsidiaries of any notice or information that may affect a Liability that would give rise to a claim pursuant to Section 9.9(a) or Section 9.9(b), which notice shall specify the facts constituting the basis for, and the amount (if known), of such potential claim. In the event that a Polaris Indemnified Party wishes to assert a claim for indemnification pursuant to Section 9.9(a) or Section 9.9(b), such Polaris Indemnified Party shall deliver written notice (a “Claims Notice”) to the Joint Obligors no later than ten Business Days after such notice is delivered to Polaris or, in the case of Section 9.9(a)(ii), after such claim becomes known to the Polaris Indemnified Parties, specifying the facts constituting the basis for, and the amount (if known) of the claim asserted (the “Asserted Liability”). Failure to deliver a Claims Notice with respect to a claim in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the Polaris Indemnified Party’s right to indemnification hereunder for Losses in connection with such claim except to the extent, and only to the extent that, the Joint Obligors are materially prejudiced by such failure. The Polaris Indemnified Parties may deliver a Claims Notice in respect of any Asserted Liability with or without delivery of written notice by the Joint Obligors.

(d)   Topco shall have the exclusive right, upon written notice to the Polaris Indemnified Party, to investigate, control, contest, defend or settle any Asserted Liability that may result in a Loss with respect to which the Polaris Indemnified Party is entitled to indemnification pursuant to Section 9.9(a) or Section 9.9(b) subject to a reservation of rights; provided that the Polaris Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Asserted Liability through representatives and counsel of its own choosing; provided, further, that Topco shall not settle any Asserted Liability unless (i) such settlement is on exclusively monetary terms or (ii) the Polaris Indemnified Party shall have consented to the terms of such settlement, which consent shall not unreasonably be withheld. If requested by Topco, the Polaris Indemnified Party will cooperate with Topco and their counsel in contesting any Asserted Liability or in making any counterclaim against the claimant, or any cross complaint against any Person (other than the Polaris Indemnified Party or its Affiliates); provided that the Joint Obligors shall reimburse the Polaris Indemnified Party for its reasonable out-of-pocket expenses in connection with such counterclaim. Unless and until Topco elects to defend the Asserted Liability, the Polaris Indemnified Party shall have the right, at its option and at the Joint Obligors’ expense, to do so in such manner as it deems appropriate; provided, however, that the Polaris Indemnified Party shall not settle, compromise or pay any Asserted Liability for which it seeks indemnification hereunder without the prior written consent of Topco (which shall not be unreasonably withheld).
(e)   As a condition to the indemnification pursuant to Section 9.9(a) or Section 9.9(b), the Polaris Indemnified Party shall (a) make available to the Joint Obligors all relevant information in its possession relating to any Asserted Liability and shall cooperate with the Joint Obligors in the defense thereof, and (b) execute a written undertaking in form and substance reasonably satisfactory to the Joint Obligors agreeing to repay to the Joint Obligors any indemnification payments received to the extent that it is ultimately determined that such Polaris Indemnified Party is not entitled to indemnification hereunder.
(f)   If any amounts are due to the Polaris Indemnified Parties pursuant to Section 9.9(a) through (e), the amount payable shall be equal to the amount due pursuant to Section 9.9(a) through (e) multiplied by the Gross-Up Factor. As so increased, such amount shall be paid in the form of cash; provided that, if the board of directors of Topco (after consulting with the management of Topco and its Subsidiaries) determines that such payment (if settled wholly in cash and taking into account any dividends or distributions to be made by Transit or any of its Subsidiaries to fund such payment) would result in a Liquidity Constraint, then such additional indemnification payment (or any portion thereof) may be satisfied in the form of newly issued Topco Common Shares valued at the 30-Day VWAP as of the incurrence of the applicable Losses for which the Polaris Indemnified Parties are entitled to indemnification pursuant to this Section 9.9. Any amounts required to be paid under this Section 9.9(f) shall be due and payable as promptly as practicable and, in any event, within 10 Business Days from determination of such amount.
(g)   Any determination to be made by Topco pursuant to this Section 9.9 shall be made by the TSR Directors.
Section 9.10.   Certain Tax Payments.
(a)   For purposes of this Section 9.10, the following terms shall have the following meanings:
(i)   “Applicable Return” shall mean a Tax Return (including an amended Tax Return) that (A) is filed (1) by any member of the Leo Group prior to the Closing, (2) with the written approval of the Topco Shareholder Representative, or (3) by Topco or any of its Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing), and such Tax Return (including an amended Tax Return) is subsequently ratified or approved by the Topco Shareholder Representative, and (B) reflects any Repatriation/Inversion Liabilities, Withholding Liabilities or Pre-Closing Taxes.
(ii)   “Final Determination” shall mean (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906); (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (C) any final determination of liability in respect of a Tax that, under applicable Tax law, is not subject to further appeal, review or modification through proceedings or otherwise; or (D) any final disposition of liability for a Tax by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof).
(iii)   “IRS” shall mean the U.S. Internal Revenue Service (or any successor Governmental Agency that may replace it).
(iv)   “Pre-Closing Taxes” shall mean any Tax imposed on the Leo Group or any member thereof other than a Tax taken into account in determining Final Leo NAV (x) for any taxable period ending on or before the Closing or (y) for the portion of any Straddle Period ending on the date of the Closing. In the case of any Tax imposed for a Straddle Period, the amount of such Tax allocated to the portion of the Straddle Period ending on the date of the Closing shall be determined as follows:
(A)   Taxes based on or measured by income or receipts of the Leo Group or any member thereof shall be determined based on an interim closing of the books as of the close of business on the date of the Closing as if the applicable taxable period ended on such date.
(B)   The amount of any Taxes that is not susceptible to allocation based on the methodology described in the preceding sentence shall be determined by multiplying the amount of such Tax for the entire taxable period by a fraction, the numerator of which is the number of days in such Straddle Period from its commencement to the date of the Closing and the denominator of which is the number of days in such Straddle Period.
(v)   “Repatriation/Inversion Liabilities” shall mean any Tax liabilities that are paid by Topco or its Subsidiaries, which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing (without regard to any Make-Whole Amounts or Gross Make-Whole Payments) arising as a result of the failure of the Contemplated Transactions to have Unrestricted Inversion Status.
(vi)   “Straddle Period” shall mean any taxable period beginning before and ending after the Closing.
(vii)   “Tax Liability Defense Costs” shall mean any out-of-pocket defense costs incurred by Topco or any of its Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing) in connection with a Tax Proceeding.
(viii)   “Tax Proceeding” shall mean, with respect to Topco or any of their Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing), any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual) involving the assertion by a Taxing Authority of a claim that Topco, Leo, or any of their Subsidiaries has any Repatriation/Inversion Liabilities or Withholding Liabilities.
(ix)   “Tax Related Indemnifiable Costs” shall mean (A) any Tax Liability Defense Costs, (B) any Repatriation/Inversion Liabilities and any Pre-Closing Taxes that in either case have been (1) determined pursuant to a Final Determination or (2) reflected on an Applicable Return, and (C) Withholding Liabilities; in each case, without regard to any Make-Whole Amounts or Gross Make-Whole Payments.
(x)   “Topco Shareholder Representative” shall mean the Topco directors other than those directors designated pursuant to Section 9.8(b) or designated for nomination by Polaris or its Affiliates or assignees (such directors not nominated by Polaris or its Affiliates or assignees, the “TSR Directors”). Any action under this Section 9.10 shall be taken by the TSR Directors. A committee established by the Topco board of directors consisting of two Meteor designees, the Topco chief executive officer, two Independent Directors and the Topco tax director shall investigate and present to the TSR Directors a report setting forth facts and relevant materials and information in respect of any actions to be taken under this Section 9.10. The TSR Directors shall make any determination contemplated by this Section 9.10 by majority vote of all such directors then in office and will not be bound by any recommendation of such committee. For the avoidance of doubt, the TSR Directors shall be permitted to make any determination contemplated by this Section 9.10 only by written consent or by resolution at a meeting of those directors (which meeting could be a portion of a Topco board meeting so long as the directors other than the TSR Directors excuse themselves from that portion of the meeting) as certified by the Secretary of Topco.
(xi)   “Unrestricted Inversion Status” shall mean that subsection (a) of Section 7874 of the Code does not apply to Leo as a result of the Contemplated Transactions.
(xii)   “Withholding Liabilities” shall mean any withholding tax with respect to distributions or payments from Can ULC to Leo Holdings if made within five years of Closing.
(b)   From and after the Closing, in the event of a Tax Related Indemnifiable Cost, Rover shall be entitled to an economic adjustment equal to its Pro Rata Share of the Tax Related Indemnifiable Cost paid out-of-pocket by Topco or its Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing) (such Pro Rata Share, the “Make-Whole Amount”). In the case of any required Make-Whole Amount, the payment to Rover shall be equal to product of (x) the amount of the Make-Whole Amount multiplied by (y) the Gross-Up Factor. As so increased, the Make-Whole Amount shall be referred to as a “Gross Make-Whole Payment.” Any required Gross Make-Whole Payment shall be paid to Rover by the Joint Obligors within 35 days after the underlying Tax liability or liabilities is paid by or on behalf of Topco or any of its Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing) to the relevant Taxing Authority.
(c)   The Gross Make-Whole Payments shall be paid in the form of cash; provided that, if the TSR Directors (after consulting with the management of Topco and its Subsidiaries) determine that such payment (if settled wholly in cash and taking into account any dividends or distributions to be made by Transit or any of its Subsidiaries to fund such payment) would result in a Liquidity Constraint, then such additional Gross Make-Whole Payment (or any portion thereof) may be satisfied in the form of newly issued Topco Common Shares valued at the 30-Day VWAP as of the incurrence of the applicable Tax Related Indemnifiable Cost.
(d)   Notwithstanding anything to the contrary contained herein, at such time as, and to the extent that, the unpaid Make-Whole Amount (excluding Tax Liability Defense Costs) equals or exceeds the Remaining Cap, then the Joint Obligors shall pay the Gross Make-Whole Payment corresponding to the Remaining Cap and this Section 9.10 shall terminate and Rover shall not be entitled to any additional such payments. The “Remaining Cap” is equal to (i) $50 million, less (ii) all previously indemnified Make-Whole Amounts paid to Rover as of such date of determination (excluding any amounts indemnified and paid in respect of (A) Tax Liability Defense Costs, or (B) the Gross-Up Factor in respect of such Make-Whole Amounts).
(e)   Topco or Leo, as applicable, shall promptly notify Rover in writing upon the receipt by Topco, Leo, or any of their Subsidiaries of any notice of Tax Proceeding from a relevant Taxing Authority that may affect a liability that would give rise to a Make-Whole Amount.
(f)   Except as otherwise provided in this Section 9.10(f), each Party shall have the right to control all matters relating to its Tax Returns and any Tax Proceedings affecting such Party and shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter. Except to the extent (i) otherwise required by a Final Determination, or (ii) a Party has received prior written consent of the Topco Shareholder Representative, each Party covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return that is inconsistent with the Unrestricted Inversion Status of the Contemplated Transactions; provided that the Parties’ obligations under this Section 9.10(f) shall not extend to any later transaction that may constitute an inversion at a later time, or where a change in applicable Legal Requirements makes the position regarding the Contemplated Transactions no longer tenable.

(g)   To the extent that any Tax Proceeding is reasonably likely to give rise to a Make-Whole Amount under Section 9.10(b):
(i)   the Party involved in the Tax Proceeding shall give written notice of such Tax Proceeding to Rover and the Topco Shareholder Representative within five Business Days of receipt of notice of the commencement of the Tax Proceeding by the relevant Taxing Authority;
(ii)   Topco shall keep Rover and the Topco Shareholder Representative informed of all material developments and events relating to any such Tax Proceeding and shall provide Rover with copies of any material written correspondence with the applicable Taxing Authority in connection with any such Tax Proceeding; and
(iii)   the Topco Shareholder Representative shall have the exclusive right to control the defense of any such Tax Proceeding (including the exclusive right to compromise and settle such Tax Proceeding in its absolute discretion) at Topco’s cost and expense; provided that the Topco Shareholder Representative shall keep the Audit Committee of Topco informed of all material developments and events relating to any such Tax Proceeding.
(h)   The provisions of this Section 9.10 shall survive until the earlier of (i) except in the case of Tax Liability Defense Costs, the termination of this Section 9.10 pursuant to Section 9.10(d) or (ii) 60 days following the expiration of the applicable statute of limitations (taking into account all extensions thereof) on assessment and collection of the Tax that gave rise to any Tax Related Indemnifiable Costs. For purposes of clause (ii) of the preceding sentence, in the event that written notice of a claim, which notice shall be made in good faith and shall specify the facts constituting the basis for, and the amount (if known) of, such potential claim, has been given by Rover to the Topco Shareholder Representative within the survival period specified in such clause (ii), such claim shall survive until such time as it is finally resolved.
(i)   In any case in which (i) a Gross Make-Whole Payment is made in respect of Repatriation/Inversion Liabilities, Withholding Liabilities or Pre-Closing Taxes, and (ii) the amount of such Liabilities is adjusted subsequently pursuant to a Final Determination or, in the case of Repatriation/Inversion Liabilities, on an amended Applicable Return, the amount of the Gross Make-Whole Payment shall be adjusted to reflect the subsequent adjustment and the difference, if any, between the initial Gross Make-Whole Payment and the Gross Make-Whole Payment, as so adjusted, shall be refunded by Polaris to Topco or paid by Topco to Polaris, as appropriate. Any amounts required to be paid under this Section 9.10(i) shall be due and payable within 35 days after the related payment to or from the relevant Taxing Authority.
(j)   The provisions of this Section 9.10 shall constitute the sole agreement between Topco and its Subsidiaries on the one hand, and Rover, on the other hand, relating to Tax liabilities arising from the Contemplated Transactions.
Section 9.11.   Knowledge of Underlying Matters.   The obligations of the Joint Obligors pursuant to Section 9.9 and Section 9.10, and the Polaris Indemnified Parties’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Polaris Indemnified Parties or by reason of the fact that the Polaris Indemnified Parties knew or should have known of any matters, facts or circumstances subject to the indemnification obligations of the Joint Obligors pursuant to Section 9.9 and Section 9.10.
Section 9.12.   Voting Leo Common Stock.   Prior to the Effective Time, Polaris, Rover, Topco, Canadian LP and CanHoldco shall not, and shall cause their respective controlled Affiliates not to, acquire, by purchase or otherwise, any shares of Voting Leo Common Stock; provided, however, that nothing in this Section 9.12 shall prohibit the acquisition of any securities of Leo other than the Voting Leo Common Stock or any securities contained in any index, exchange traded fund, benchmark, other industry-related basket of at least ten securities or investment pool over which such Party does not have investment discretion.
Section 9.13.   Reimbursement for Leo Transaction Expenses.   Topco shall, following the Closing, use its commercially reasonable efforts to obtain reimbursement from XTAR or GdM, as applicable, to the extent

Leo is entitled to any such reimbursement from XTAR or GdM, as applicable, in respect of the Closing Leo Transaction Expenses or the Leo Transaction Expenses.
ARTICLE X.
CONDITIONS PRECEDENT TO THE OBLIGATIONS TO CLOSE
Section 10.1.   Conditions Precedent.   The obligations of each of Leo and Polaris to effect the Contemplated Transactions pursuant to this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by it, except to the extent prohibited by applicable law:
(a)   Stockholder Vote.   The Requisite Stockholder Vote shall have been obtained; provided that, notwithstanding any other provision in this Agreement to the contrary, the requirement to obtain the Disinterested Stockholder Vote may not be waived.
(b)   Governmental and Regulatory Consents and Approvals.   The Governmental Agency approvals, notifications, waiting periods and conditions set forth on Section 10.1(b) of each of the Disclosure Letters shall have been obtained, complied with and/or satisfied.
(c)   No Injunction.   There shall not be in effect any Order or other Legal Requirement enjoining or prohibiting the consummation of the Contemplated Transactions (a “Legal Restraint”).
(d)   Stock Exchange Listing.   Topco shall have obtained approval of the listing for trading of the Class A Topco Common Shares and the Class B Topco Common Shares on a U.S. Securities Exchange, to be effective no later than the Effective Time.
(e)   No Material Adverse Effect.   There shall not have occurred any Material Adverse Effect.
(f)   Effectiveness of Securities Disclosure Documents.   The Form F-4 shall have become effective under the Securities Act, the Canadian Securities Authorities shall have issued (or be deemed to issue) a receipt for the Canadian Prospectus and no stop order suspending the effectiveness of either the Form F-4 or Canadian Prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC or Canadian Securities Authorities, as applicable.
(g)   Transit Matters.
(i)   (A) The representations and warranties of Transit contained in Section 5.5 shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and (B) the Transit Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date);
(ii)   The covenants contained in this Agreement required to be complied with or performed by Transit on or before the Closing shall have been complied with or performed In All Material Respects;
(iii)   Transit and its Subsidiaries are not in material breach or material violation of any of the terms or conditions of, or default under, the Material Transit Debt; and
(iv)   Each of the payments to be made by Transit or any of its Subsidiaries pursuant to Section 2.1(a)(vi), whether at or following the Closing, are or will be permitted to be made pursuant to the Material Transit Debt as in effect on the Closing Date, and will not result in any material breach or material violation of any of the terms or conditions of, or default under, the Material Transit Debt.
(h)   Transit Compliance Certificate.   Transit shall have delivered to Polaris and Leo a certificate dated as of the Closing Date, certifying the satisfaction of the conditions set forth in (i) Section 10.1(g)(iii)

and Section 10.1(g)(iv) and executed by the Chief Financial Officer of Transit, and (ii) Section 10.1(g)(i) and Section 10.1(g)(ii) and executed by a duly authorized officer of Transit.
(i)   Topco Matters.
(i)   (A) The representations and warranties of each of Topco, Canadian LP and CanHoldco contained in Section 6.6(c) and Section 6.6(d) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and (B) the Topco Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).
(ii)   The covenants contained in this Agreement required to be complied with or performed by Topco, Canadian LP, or CanHoldco on or before the Closing shall have been complied with or performed In All Material Respects.
(iii)   Topco shall have delivered (or caused to be delivered) to Polaris and Leo the items required under Section 2.2(c).
Section 10.2.   Additional Polaris Condition.   The obligations of Polaris to effect the Contemplated Transactions pursuant to this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by it, except to the extent prohibited by applicable law:
(a)   Representations and Warranties of Leo.   (i) The representations and warranties of the Leo Group contained in Section 4.6(a) and Section 4.6(b) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and (ii) the Leo Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).
(b)   Performance of Covenants.   The covenants contained in this Agreement required to be complied with or performed by Leo on or before the Closing shall have been complied with or performed In All Material Respects.
(c)   Regulatory Matters.
(i)   No U.S, Canadian or Spanish Governmental Agency has commenced a civil or criminal proceeding alleging, in each case, that any member of the Leo Group has criminally violated any Legal Requirement (other than traffic offenses or similar immaterial violations), including securities laws, Anti-Corruption Laws, anti-kickback laws or trade sanctions laws (including OFAC), or any member of the Leo Group has been indicted, convicted or plead nolo contendere to any such alleged criminal violation; and
(ii)   Leo shall not have filed, or have filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, or have made a general assignment for the benefit of its creditors.
(d)   Compliance Certificate.   Leo shall have delivered to Polaris a certificate dated as of the Closing Date, certifying the satisfaction of the conditions set forth in Section 10.2(a), Section 10.2(b) and Section 10.2(c) and executed by a duly authorized officer of Leo.
(e)   Closing Deliverables.   Leo shall have delivered (or caused to be delivered) to Polaris the items required under Section 2.2(b).

Section 10.3.   Additional Leo Condition.   The obligations of Leo to effect the Contemplated Transactions pursuant to this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by it, except to the extent prohibited by applicable law:
(a)   Representations and Warranties.   (i) The representations and warranties of Polaris contained in Section 7.13(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing with the same force and effect as though made on and as of the Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and (ii) the Polaris Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).
(b)   Performance of Covenants.   The covenants contained in this Agreement required to be complied with or performed by Polaris on or before the Closing shall have been complied with or performed In All Material Respects.
(c)   Compliance Certificate.   Polaris shall have delivered to Polaris a certificate dated as of the Closing Date, certifying the satisfaction of the conditions set forth in Section 10.3(a) and Section 10.3(b) executed by a duly authorized officer of Polaris.
ARTICLE XI.
TERMINATION PRIOR TO CLOSING
Section 11.1.   Termination of Agreement.
(a)   This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of Leo and Merger Sub, at any time, as follows:
(i)   by written consent of Leo and Polaris; or
(ii)   by Leo or Polaris, by written notice to the other Parties, if there is in effect any Legal Restraint that has become final and non-appealable and such party has complied with its obligations in Section 8.5(i).
(b)   This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, as follows:
(i)   after the Outside Date, by Leo or Polaris (if such terminating Party is not then in material default of any obligation hereunder, including in the case of Leo, a material breach by Merger Sub), if the Closing has not occurred on or before such date;
(ii)   following the taking of the vote at the Leo Stockholder Meeting, by Leo or Polaris upon written notice to the other Parties, if the Leo stockholders shall have failed to approve this Agreement by the Requisite Stockholder Vote at the Leo Stockholder Meeting (or any adjournment, recess, rescheduling or postponement thereof);
(iii)   at any time prior to receipt of the Requisite Stockholder Vote at the Leo Stockholder Meeting (or any adjournment, recess, rescheduling or postponement thereof), subject to compliance with Section 9.3(d), by Leo upon written notice to Polaris, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that the Full Break-Fee contemplated by Section 11.4(b) is paid to Polaris concurrently with the termination of this Agreement;
(iv)   by Polaris, by written notice to Leo:
(A)   prior to obtaining the Requisite Stockholder Vote, if (1) a Change of Recommendation occurs or (2)Leo (x) is in Section 9.1/9.3 Breach of its obligations under

(I) Section 9.1(a) or (II) Section 9.3, and (y) such Section 9.1/9.3 Breach is not cured within the earlier of (I) 10 days after receipt of written notice thereof from Polaris, (II) the date that is three Business Days prior to the Outside Date (as extended pursuant to Section 3.2, if applicable) or (III) if such Section 9.1/9/3 Breach relates solely to the failure to call, give notice of, convene or hold the Leo Stockholder Meeting, the Leo Stockholder Meeting Deadline; or
(B)   if (1) Leo has breached or failed to perform any of its covenants or other agreements contained in this Agreement or any Transaction Document to be complied with by it such that the closing condition set forth in Section 10.2(d) would not be satisfied or (2) there exists a breach of any representation or warranty of Leo contained in this Agreement or any Transaction Document such that the closing conditions set forth in Section 10.2(a) and Section 10.2(b) would not be satisfied, and in the case of both (1) and (2) above, such failure to perform or breach is not cured within the earlier of (I) 30 days after receipt of written notice thereof from Polaris, and (II) the date that is three Business Days prior to the Outside Date (as extended pursuant to Section 3.2, if applicable); provided, however, that the right to terminate this Agreement under this Section 11.1(b)(iv)(B) shall (x) not be available to Polaris if Polaris is in material breach of any representation or warranty or has failed to perform any of its covenants or other agreements contained in this Agreement or any Transaction Document in any material respect, which breach has not been cured, and (y) be without limitation or modification of the right of Polaris to terminate this Agreement under Section 11.1(b)(iv)(A)(2).
(v)   by Leo, by written notice to Polaris, if: (A) Polaris has breached or failed to perform any of its covenants or other agreements contained in this Agreement or any Transaction Document to be complied with by it such that the closing condition set forth in Section 10.3(c) would not be satisfied; or (B) there exists a breach of any representation or warranty of Polaris contained in this Agreement or any Transaction Document such that the closing conditions set forth in Section 10.3(a) and Section 10.3(b) would not be satisfied, and in the case of both (A) and (B) above, such failure to perform or breach is not cured within the earlier of (1) 30 days after receipt of written notice thereof from Leo, and (2) the date that is three Business Days prior to the Outside Date (as extended pursuant to Section 3.2, if applicable); provided, however, that the right to terminate this Agreement under this Section 11.1(b)(v) shall not be available to Leo if Leo is in material breach of any representation or warranty or has failed to perform any of its covenants or other agreements contained in this Agreement or any Transaction Document in any material respect, which breach has not been cured.
Section 11.2.   Effect of Termination.   In the event of a valid termination of this Agreement as provided in Section 11.1, notice thereof shall be given to the applicable Party or Parties specifying the provision hereof pursuant to which such termination is made (other than in the case of a termination pursuant to Section 11.1(a)), and this Agreement shall immediately become void and of no further force or effect, without any Liability on the part of any Party or its respective Representatives; provided, however, that Article I, the last sentence of Section 8.4(a), this Section 11.2, Section 11.3, Section 11.4, Section 11.5, Section 11.6 and Article XII shall survive the valid termination hereof.
Section 11.3.   Termination Compensation.
(a)   In the event of a valid termination of this Agreement pursuant to Section 11.1(b)(ii) by Leo or Polaris, then Leo shall pay Rover the applicable termination compensation (the “Partial Break-Fee”) pursuant to Section 11.4(a) below.
(b)   In the event of a valid termination of this Agreement by Leo or Polaris
(i)   pursuant to Section 11.1(b)(ii) if, (x) prior to such termination, an Alternative Proposal has been made or any Person has publicly announced an intention to make an Alternative Proposal and (y) within twelve months following the date of such termination, either (A) Leo enters into a definitive agreement with respect to such Alternative Proposal and such Alternative Proposal is consummated whether before or after such twelve month period, or (B) within such twelve month period there shall have been consummated an Alternative Proposal,

(ii)   pursuant to Section 11.1(b)(iii), or
(iii)   pursuant to Section 11.1(b)(iv)(A);
and in the case of clauses (i) and (ii) neither Rover (in its capacity as a stockholder of Transit) nor Polaris (in its capacity as a party to the Transit Shareholders Agreement or by virtue of its status as a beneficial owner of shares in Transit by virtue of its ownership of Rover) (x) is a co-bidder or other direct equity participant in such Alternative Proposal, or (y) otherwise expressly consents in writing to Leo entering into such Alternative Proposal or Superior Proposal, then, in each case, Leo shall pay Rover the applicable termination compensation (the “Full Break-Fee”) pursuant to Section 11.4(b) below.
Section 11.4.   Payment of Termination Compensation.   In the event that the Partial Break-Fee or the Full Break-Fee becomes due and payable in accordance with Section 11.3, then:
(a)   if the Partial Break-Fee becomes due under Section 11.3(a), the Partial Break-Fee shall be $6,550,000, payable by wire transfer of immediately available funds no later than two (2) Business Days after the date of such termination.
(b)   if the Full Break-Fee becomes due under Section 11.3(b), the Full Break-Fee shall be $22,910,000, payable,
(i)   in the case of Section 11.3(b)(i), on the date of consummation of such transaction, or
(ii)   in the case of Section 11.3(b)(ii) or Section 11.3(b)(iii), no later than two (2) Business Days after the date of such termination, in each case, by wire transfer of immediately available funds; provided that, in the event Leo is obligated to pay the Partial Break-Fee and is subsequently obligated to pay to the Full Break-Fee, the amount of the subsequent payment of the Full Break-Fee shall be reduced by the amount of the Partial Break-Fee previously paid by Leo to Rover under this Section 11.4; provided, further, that in no event shall Leo be required to pay each of the Partial Break-Fee or the Full Break-Fee more than once.
Section 11.5.   Willful Breach Fee.
(a)   Leo and Polaris each agree that they would each suffer damages upon a breach of this Agreement by the other, that such damages would be difficult to measure and prove, and that the Willful Breach Fee is a reasonable estimate of such damages and is not, and is not intended as, a penalty.
(b)   In the event the Contemplated Transactions are not consummated prior to the Outside Date and this Agreement is terminated pursuant to Section 11.1(b)(i), Section 11.1(b)(iv)(B) or Section 11.1(b)(v):
(i)   if, at such termination, there has been and is continuing a Willful Breach by Leo of this Agreement that gave Polaris the right to terminate this Agreement pursuant to Section 11.1(b)(iv)(B), then, except in the circumstance where the Full Break-Fee has been paid or is payable, Leo shall pay Polaris an amount equal to $40,000,000 (the “Willful Breach Fee”) no later than two (2) Business Days after the date of such termination;
(ii)   if, at such termination, there has been and is continuing a Willful Breach by Polaris of this Agreement that gave Leo the right to terminate this Agreement pursuant to Section 11.1(b)(v), then Polaris shall pay Leo an amount equal to the Willful Breach Fee no later than two (2) Business Days after the date of such termination.
Section 11.6.   Sole and Exclusive Post-Termination Remedies.
(a)   The Parties acknowledge that the agreements contained in Section 11.3,Section 11.4 and Section 11.5 are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if Leo or Polaris, as the case may be, fails to promptly pay the amount due pursuant to Section 11.3, Section 11.4 or Section 11.5 and, in order to obtain such payment, the payee commences a Proceeding that results in an Order in its favor for such payment, Leo or Polaris, as applicable, shall reimburse the payee for its reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Proceeding, together with interest on each such amount at the rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.
(b)   Notwithstanding anything to the contrary in this Agreement, each of the Parties expressly acknowledges and agrees that the right to receive the Full Break-Fee or the Willful Breach Fee, as applicable, shall be the sole and exclusive remedy of the Parties following the termination of this Agreement for any loss suffered as a result of any breach of this Agreement. Upon full payment of the Full Break-Fee or Willful Breach Fee, as applicable, a Party shall not have any further Liability relating to or arising out of this Agreement or the Contemplated Transactions.
(c)   Notwithstanding anything to the contrary contained in this Agreement, in no event shall Leo or Polaris be required to pay the Willful Breach Fee more than once nor shall Leo be required to pay both the Full Break-Fee and the Willful Breach Fee.
ARTICLE XII.
MISCELLANEOUS
Section 12.1.   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for Article II, Article III, the last sentence of Section 8.4(a), Section 9.4, Section 9.5(a), Section 9.9, Section 9.10 and Article XII of this Agreement.
Section 12.2.   Publicity.   Prior to the public announcement of the Closing, except as may otherwise be required by applicable Legal Requirements or securities exchange rules, no press release or public announcement concerning this Agreement or the other Transaction Documents or the Contemplated Transactions shall be made by any Party without the prior written consent of Leo and Polaris. Without limiting the foregoing, the Parties shall cooperate with each other prior to making any press release or public announcement and provide the other Parties with an opportunity to review and comment prior to making any such press release or public statement.
Section 12.3.   Notices.   All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next Business Day; provided that, if sent by electronic mail, the notice, demand or other communication shall be confirmed by the same being sent by either (a) reputable express courier service (charges prepaid) or (b) certified or registered mail, postage prepaid. Notices, demands and other communications, in each case to the respective Parties, shall be sent to the applicable address set forth below:
If to Leo or Merger Sub:
Loral Space & Communications Inc.
600 Fifth Avenue
New York, N.Y.
Attn: Avi Katz
Email: Avi.Katz@HQ.Loral.com
With a concurrent copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn: Maurice M. Lefkort
Email: mlefkort@willkie.com

If to Transit:
Telesat Canada
160 Elgin Street, Suite 2100
Ottawa, Ontario, Canada K2P 2P7
Attn: Chris DiFrancesco
Email: CDiFrancesco@telesat.com
With a concurrent copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: John L. Robinson
Email: JLRobinson@wlrk.com
If to Polaris or Rover:
c/o Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West
Suite 1400
Montréal, Québec
Attn: Senior Vice President and Global Head of Credit and Private Equity
Investments
Email: privateequity@investpsp.ca
with a copy to: legalnotices@investpsp.ca
With a concurrent copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Douglas Warner
Email: doug.warner@weil.com
If to Topco, Canadian LP or CanHoldco: to Leo and Polaris.
Any Party may, by notice given in accordance with this Section 12.3 to the other Parties, designate another address or person for receipt of notices hereunder. Notwithstanding the first paragraph of this Section 12.3, notice of such a change shall be effective only upon receipt.
Section 12.4.   Governing Law.
(a)   This Agreement, and all matters arising out of or relating to this Agreement and the Contemplated Transactions, including (a) its negotiation, execution and validity and (b) any Proceeding, whether at law or in equity, whether in contract, tort or otherwise (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware. Any Proceeding against any Party or any of its assets arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of Delaware or, if it has subject matter jurisdiction, the United States District Court for the District of Delaware, and each Party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts over the subject matter of any such Proceeding.
(b)   Each Party irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such Proceeding in any such court including any objection that the place where such court is located is an inconvenient forum or that there is any other Proceeding in any other place relating in whole or in part to the same subject matter. Each Party irrevocably consents to process being served by any Party in any Proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.3 and agrees that nothing in this Agreement or any other Transaction Document will affect the right of any Party to serve process in any other manner permitted by applicable Legal Requirements.
(c)   EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.
Section 12.5.   Entire Agreement.   This Agreement, the other Transaction Documents (including any additional agreements contemplated hereby and thereby and the Exhibits hereto and the Disclosure Letters delivered concurrently herewith), the Non-Disclosure Agreements and the Transit Shareholders Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto other than the Non-Disclosure Agreements, which shall survive and remain in full force and effect according to their respective terms.
Section 12.6.   Disclosure Letters.   Any information provided in any Section of a Disclosure Letter is considered disclosed in each and every other Section of such Disclosure Letter as to which the relevance of such information to such other Section is reasonably apparent from the nature of such disclosure. Any disclosure in any Section of a Disclosure Letter of any Contract, document, Liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such Contract, document, Liability, default, breach, violation, limitation, impediment or other matter be “material” or reasonably expected to have a “Material Adverse Effect” shall not be construed against the applicable Party as an admission by such Party that any such Contract, document, Liability, default, breach, violation, limitation, impediment or other matter is, in fact, material or reasonably expected to have a “Material Adverse Effect.” In addition, matters reflected in a Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Nothing in any Section of a Disclosure Letter is intended to broaden the scope of any representation, warranty or covenant of the applicable Party made herein.
Section 12.7.   Expenses.   Except as set forth in this Section 12.7 or as otherwise expressly provided in this Agreement, the Parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants (“Expenses”).
Section 12.8.   Waivers and Amendments.   This Agreement may be amended, superseded, cancelled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by Polaris and Leo (with the approval of the Leo Special Committee) or, in the case of a waiver, by the Party waiving compliance (in the case of Leo, with the approval of the Leo Special Committee); provided, however, that after adoption of this Agreement by the Requisite Stockholder Vote, no amendment shall be made which pursuant to applicable Legal Requirements requires further approval of the stockholders of Leo without the further approval of such stockholders.
Section 12.9.   Binding Effect; Assignment.   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right, duty or obligation of any Party hereunder, may be assigned or delegated (by operation of law or otherwise) by any Party (in whole or in part) without the prior written consent of the other Parties.
Section 12.10.   No Third-Party Beneficiaries.   Except as set forth in Section 3.9, Section 9.4, this Section 12.10 and Section 12.11 hereof (with respect to which the Persons identified therein are express third party beneficiaries thereof), nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 12.11.   Non-Recourse.   Notwithstanding anything to the contrary contained in this Agreement, express or implied, the Parties acknowledge and agree that, this Agreement may be enforced only against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, stockholder, Affiliate, agent, attorney or representative of any Party, nor any of their respective Affiliates (including any person negotiating or executing this Agreement on behalf of a Party), all of which are intended to be third party beneficiaries of this Section 12.11, shall have any Liability for any obligations or Liabilities of any Party with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) based on, arising out of or relating to this Agreement or the Contemplated Transactions (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
Section 12.12.   Counterparts.   This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties.
Section 12.13.   Severability.   In the event that any one or more of the provisions (or parts thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision (or part thereof) of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision (or part thereof), the Parties intend that there shall be added as a part of this Agreement a provision (or part thereof) as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
Section 12.14.   Specific Performance; Remedies.
(a)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages would not be an adequate remedy therefor. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to specific performance of the terms hereof and of the Contemplated Transactions, including the consummation of the Integration Transaction.
(b)   Each of the Parties agrees that it will not oppose the granting of an injunction or specific performance on the basis that (i) the other Party has an adequate remedy at law or (ii) an award of an injunction or specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement or the consummation of the Contemplated Transactions shall not be required to provide any bond or other security in connection with any such order or injunction.
(c)   The Parties hereby further acknowledge and agree that, for the avoidance of doubt, the sole and exclusive remedies available to the Parties for any and all claims or Losses based on, arising out of or relating to this Agreement shall be:
(i)   prior to the earlier of the Closing in accordance with Section 3.2 or any termination of this Agreement in accordance with Section 11.1, an order of specific performance in accordance with, and subject to the terms and conditions of, this Section 12.14;
(ii)   following any termination of this Agreement in accordance with Section 11.1, payment of the (x) Willful Breach Fee or (y) the Partial Break-Fee and, if and when applicable, the Full Break-Fee, in each case, as provided in Section 11.3, Section 11.4 and Section 11.5 as applicable; and
(iii)   following the Closing, Polaris’ and the Polaris Designees’ rights to indemnification in accordance with and to the extent provided by Section 9.9 and Section 9.10.
Nothing contained in this Section 12.14(c) shall prevent a Party from seeking the remedy provided for in Section 12.14(c)(ii) as an alternative remedy in a Proceeding in which such Party seeks the remedy provided for in Section 12.14(c)(i), with such remedy provided for in Section 12.14(c)(ii) to be awarded in the event the remedy provided for in Section 12.14(c)(i) is not available or is otherwise not granted, and seeking such alternative remedy shall not be deemed to limit or waive such Party’s rights under this Agreement.
Section 12.15.   Electronic Signatures and Records.   Each Party acknowledges that Transaction Documents are “electronic records” for purposes of the Electronic Signatures in Global and National Commerce Act (“E-Sign”) and any state law that is not preempted by E-Sign, and that a manual signature of such Party affixed to or contained in any Transaction Document transmitted by facsimile or email (a “Signature”) constitutes an electronic signature for purposes of E-Sign and any state law that is not preempted by E-Sign. Without limiting the generality of the foregoing, each Party agrees: (a) not to contest the validity or enforceability of any Transaction Document that contains a Signature or to which a Signature has been affixed (a “Signed Transaction Document”) under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the Party to be bound thereby; (b) that a Signed Transaction Document, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the Parties to the same extent and under the same conditions as other business records originated and maintained in documentary form; and (c) that it will not contest the admissibility of a copy of a Signed Transaction Document under either the business records exception to the hearsay rule or the best evidence rule on the basis that the Signed Transaction Document was not originated or maintained in documentary form.
Section 12.16.   Share Splits.   Notwithstanding anything to the contrary contained in this Agreement, if between the date of this Agreement and the Effective Time the outstanding Topco Common Shares, Leo Common Shares or LP Units shall have been changed into a different number of shares or units or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Topco Common Shares, Leo Common Shares or LP Units, as the case may be, will be equitably adjusted to provide to Leo, Polaris, Rover and the holders of Leo Common Shares the same economic effect as contemplated by this Agreement prior to such event.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
TELESAT CANADA
By:
/s/ Christopher S. DiFrancesco

Name:
Christopher S. DiFrancesco

Title:
Vice President, General Counsel and Secretary

TELESAT CORPORATION
By:
/s/ Christopher S. DiFrancesco

Name:
Christopher S. DiFrancesco

Title:
Vice President, General Counsel and Secretary

TELESAT PARTNERSHIP LP, by its General Partner, TELESAT CORPORATION
By:
/s/ Christopher S. DiFrancesco

Name:
Christopher S. DiFrancesco

Title:
Vice President, General Counsel and Secretary

TELESAT CANHOLD CORPORATION
By:
/s/ Christopher S. DiFrancesco

Name:
Christopher S. DiFrancesco

Title:
Vice President, General Counsel and Secretary

[Signature Page to Transaction Agreement and Plan of Merger]

LION COMBINATION SUB CORPORATION
By:
/s/ Avi Katz

Name:
Avi Katz

Title:
President and Secretary

LORAL SPACE & COMMUNICATIONS INC.
By:
/s/ Avi Katz

Name:
Avi Katz

Title:
President, General Counsel and Secretary

[Signature Page to Transaction Agreement and Plan of Merger]

PUBLIC SECTOR PENSION INVESTMENT BOARD
By:
/s/ Guthrie Stewart

Name:
Guthrie Stewart

Title:
Authorized Signatory

By:
/s/ David Morin

Name:
David Morin

Title:
Authorized Signatory

RED ISLE PRIVATE INVESTMENTS INC.
By:
/s/ Guthrie Stewart

Name:
Guthrie Stewart

Title:
Authorized Signatory

By:
/s/ David Morin

Name:
David Morin

Title:
Authorized Signatory

[Signature Page to Transaction Agreement and Plan of Merger]

ANNEX B
CONTRIBUTION AND EXCHANGE AGREEMENT
CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”), dated as of the date of the Integration Agreement described below, by and among Telesat Canada, a corporation incorporated under the laws of Canada (“Transit”), Telesat Partnership LP, a limited partnership organized under the laws of Ontario (“Canadian LP”), and John P. Cashman and Colin D. Watson (each a “Contributor” and, collectively, the “Contributors”). Capitalized terms used herein that are not defined shall have the respective meanings ascribed to them in the Integration Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, concurrently with the execution and delivery of this Agreement, Canadian LP, Transit, Topco, Leo, Merger Sub and certain other parties have entered into a Transaction Agreement and Plan of Merger (the “Integration Agreement”) pursuant to which, among other things, Canadian LP will become the indirect owner of 100% of the economic interests in Transit (the “Integration Transaction”);
WHEREAS, each Contributor owns, beneficially and of record, all right, title and interest in, to and under the Transit Director Voting Preferred Shares set forth opposite such Contributor’s name on Schedule 1 hereto (collectively, the “Contributed Shares”); and
WHEREAS, in connection with the Integration Transaction, each Contributor will contribute his Contributed Shares to Canadian LP in exchange for that number of X LP Units set forth opposite his name on Schedule 1 hereto (the “Exchange Units”), on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
1.   Contribution Closing; Contribution and Exchange.
(a)   Effective as of the time specified in the Integration Agreement (the “Contribution Closing”), each Contributor hereby contributes, transfers, assigns, conveys and delivers unto Canadian LP the Contributed Shares set forth opposite such Contributor’s name on Schedule 1 hereto, free and clear of any and all Liens (other than Applicable Transfer Restrictions) in exchange for the Exchange Units.
(b)   Contribution Closing.   The Contribution Closing shall occur by exchange of electronic documents.
(c)   Tax Election.   The Contributors and Canadian LP intend that the contribution occur on a tax-deferred rollover basis. A Contributor shall jointly elect with the other Contributor and each other partner of Canadian LP at the time of the Contribution Closing to treat the contribution of Contributed Shares by the Contributor in exchange for the Exchange Units delivered to the Contributor in accordance with Section 97(2) of the Tax Act. The Contributor shall provide Canadian LP with a copy of the election form as filed.
(d)   Transit Consent.   Transit hereby consents to the Contribution Closing.
(e)   Canadian Resident.   Such Contributor is a resident of Canada for the purposes of the Tax Act.
2.   Representations and Warranties of Contributors.
Each of the Contributors individually hereby represents and warrants, severally and not jointly, to Canadian LP as of the date hereof and as of the Contribution Closing as follows:
(a)   No Conflict or Violation.   The execution, delivery and performance by such Contributor of this Agreement do not and will not (i) violate any provision of law, or any order, judgment or decree of any governmental authority applicable to such Contributor, its properties or assets or (ii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which such Contributor is a party or by which he is bound or to which any of his properties or assets is subject.
(b)   Consents and Approvals.   No consent, waiver, authorization or approval of any governmental authority or other Person, and no declaration or notice to or filing or registration with any governmental authority or other Person, is required in connection with the execution and delivery of this Agreement by such Contributor or the performance by such Contributor of his obligations hereunder.
(c)   Authorization and Validity of Agreement.   Such Contributor has the requisite legal capacity, and has received all necessary consents, waivers, authorizations or approvals of any governmental authority or other Person, to enter into this Agreement and to carry out his obligations hereunder. This Agreement has been duly executed by such Contributor and, assuming due execution and delivery by Canadian LP and Transit, constitutes a valid and binding obligation of such Contributor, enforceable against such Contributor in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (clauses (i) and (ii), collectively, the “Enforceability Exceptions”).
(d)   Ownership of Securities.   Such Contributor owns, beneficially and of record, all right, title and interest, and has good and valid title, in, to and under the Contributed Shares set forth opposite such Contributor’s name on Schedule 1 hereto, free and clear of any and all Liens, other than Applicable Transfer Restrictions.
(e)   Investment Representations.   Such Contributor hereby acknowledges, understands and agrees that the Exchange Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Exchange Units are being issued pursuant to exemptions from the prospectus requirements under the Securities Act (Ontario) (the “Ontario Securities Act”) and similar requirements in other jurisdictions in Canada and have not been qualified for distribution to the public by way of a prospectus under the Ontario Securities Act or the securities laws of any other Canadian jurisdiction. Such Contributor further acknowledges, represents, warrants and agrees that: (i) such Contributor is acquiring the Exchange Units for investment for such Contributor’s own account, and without any present intention of reselling, transferring or otherwise distributing any Exchange Units to any other Person, and that neither such Contributor nor any other Person acquiring any Exchange Units directly or indirectly from such Contributor may sell or otherwise transfer any Exchange Units in a manner that would constitute a “distribution” as such term is used in the Securities Act, the Ontario Securities Act or the securities laws of any other Canadian or U.S. jurisdiction, except in compliance with applicable securities laws; (ii) such Contributor has such knowledge, sophistication and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment decision with respect to the Exchange Units; (iii) the Exchange Units may not be transferred unless subsequently registered under the Securities Act and/or applicable state securities laws or the Ontario Securities Act or similar requirements in other jurisdictions in Canada, or pursuant to a valid exemption from such registration in compliance with applicable securities laws; and (iv) such Contributor has been afforded an opportunity to ask questions of and receive answers from representatives of Canadian LP concerning the terms and conditions of this Agreement and the transactions contemplated hereby.
(f)   No Representations Regarding Canadian LP or Transit.   Such Contributor (a) is making an informed decision regarding the acquisition of the Exchange Units and (b) has independently and without reliance upon Transit or Canadian LP, and based on such information and the advice of such advisors as such Contributor has deemed appropriate, made such Contributor’s own analysis and decision to enter into this Agreement. Such Contributor acknowledges that neither Canadian LP nor Transit is acting as fiduciary or financial or investment advisers to such Contributor, and has not given such Contributor any investment advice, opinion or other information on whether the acquisition of the Exchange Units is prudent.
3.   Representations and Warranties of Canadian LP.
Canadian LP hereby represents and warrants to each Contributor as of the date hereof and as of the Contribution Closing as follows:
(a)   Organization.   Canadian LP is a limited partnership duly organized, validly existing and in good standing under the laws of Ontario, and has all requisite organizational power and authority to own its properties and assets and to conduct its businesses as now conducted.
(b)   No Conflict or Violation.   The execution, delivery and performance by Canadian LP of this Agreement do not and will not (i) violate or conflict with any provision of the organizational documents of Canadian LP, (ii) violate any provision of law, or any order, judgment or decree of any governmental authority, applicable to Canadian LP, its properties or assets or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which Canadian LP is a party or by which it is bound or to which any of its properties or assets is subject except, in the case of the foregoing clauses (ii) and (iii), for such violations, breaches and defaults as would not reasonably be expected to have a material adverse effect on Canadian LP.
(c)   Consents and Approvals.   No consent, waiver, authorization or approval of any governmental authority, and no declaration or notice to or filing or registration with any governmental authority, is required in connection with the execution, delivery and performance of this Agreement by Canadian LP, except for such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations (i) as have previously been made or obtained, (ii) as are required to comply with applicable securities laws and regulations, (iii) as are required to consummate the Integration Transaction, or (iv) the failure of which to make or obtain would not reasonably be expected to have a material adverse effect on Canadian LP.
(d)   Authorization and Validity of Agreement.   Canadian LP has all requisite organizational power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Canadian LP and the performance of Canadian LP’s obligations hereunder have been duly authorized by all necessary organizational action on the part of Canadian LP, and no other organizational proceedings on the part of Canadian LP are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Canadian LP and, assuming due execution and delivery by each of the Contributors and Transit, shall constitute the valid and binding obligation of Canadian LP, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
(e)   Valid Issuance.   The Exchange Units, when issued in accordance with the terms and on the conditions set forth in this Agreement, will be validly issued and fully paid.
(f)   Tax Status.   Canadian LP is, and immediately following the Contribution Closing will continue to be, a “Canadian partnership” for the purposes of the Tax Act.
4.   Certain Covenants and Agreements.
(a)   Transfer of Contributed Shares.   Prior to the Contribution Closing, no Contributor shall transfer (including by operation of law) any of the Contributed Shares owned by him, except for a transfer in compliance with Applicable Transfer Restrictions and to a transferee that, as a condition precedent to the effectiveness of such transfer, agrees in writing to be bound by this Agreement to the same extent as such Contributor transferor and to otherwise be deemed a “Contributor” for all purposes hereunder.
(b)   Further Assurances.   From and after the date hereof, and without further consideration therefor, each Contributor shall execute, or cause the execution of, and deliver to Canadian LP such further documents, agreements, instruments and certificates as Canadian LP shall reasonably request, or Canadian LP shall otherwise reasonably deem to be necessary, including in respect of the redemption of the X LP Units (as contemplated by the Integration Agreement), from time to time to evidence and effect (i) the contribution, assignment, transfer, conveyance and delivery of the Contributed Shares from each Contributor to Canadian LP, (ii) the redemption of the Contributors’ Exchange Units by Canadian LP (as contemplated by the Integration Agreement, and (iii) such other transfers and elections (including elections pursuant to subsection 97(2) of the Tax Act contemplated in the Integration Agreement.
(c)   Power of Attorney.   Each Contributor hereby constitutes and appoints Canadian LP, its successors and assigns, as such Contributor’s true and lawful agent and attorney-in-fact, with full power of substitution in the name and stead of such Contributor and/or Canadian LP, but on behalf and for the benefit of Canadian LP, its successors and assigns, to demand and receive any and all of the Contributed Shares, and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in such Contributor’s name, or otherwise, for the benefit of Canadian LP, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Canadian LP, its successors and assigns, may deem proper for the collection or reduction to possession of any of the Contributed Shares or for the collection and enforcement of any claim or right of any kind hereby contributed, conveyed, transferred, assigned and delivered, or intended so to be, and to do all acts and things in relation to the Contributed Shares which Canadian LP, its successors and assigns shall deem desirable, such Contributor hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by such Contributor or by its death, disability or incapacitation or dissolution, as the case may be, or in any manner or for any reason whatsoever.
(d)   Consent to Integration Transaction.   Each Contributor hereby irrevocably and unconditionally consents to the Integration Transaction and the transactions and elections contemplated thereby, including, without limitation, the contribution and exchange of the Contributed Shares for Exchange Units.
5.   Certain Definitions.   The following terms shall have the respective meanings set forth below throughout this Agreement:
“Applicable Transfer Restrictions” means restrictions on transfer imposed by (i) applicable laws or regulations or (ii) the Transit Shareholders Agreement.
“Canadian LP” has the meaning in the first paragraph hereto.
“Integration Agreement” has the meaning set forth in the Recitals hereto.
“Leo” means Loral Space & Communications Inc., a Delaware corporation.
“Liens” means all liens, pledges, charges, security interests, mortgages, hypothecations, deeds of trust, statutory or deemed trusts, purchase rights, rights of first refusal or other encumbrances of any kind.
“Merger Sub” means Lion Combination Sub Corporation, a Delaware corporation.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.
“Rover” means Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada.
“Tax Act” means the Income Tax Act (Canada).
“Topco” means Telesat Corporation, a corporation incorporated under the laws of British Columbia.
“Transit” has the meaning set forth in the first paragraph hereto.
“Transit Articles” means the Articles of Amalgamation of Transit dated January 1, 2017.

“Transit Voting Director Preferred Shares” means the Voting Director Preferred Shares of Transit as defined in the Transit Articles.
“Transit Shareholders Agreement” means the Shareholders Agreement, dated October 31, 2007, by and among Transit, Leo, and certain other parties thereto.
6.   Miscellaneous.
(a)   Expenses.   Each party hereto shall bear its own respective expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including any and all fees and expenses of agents, representatives, counsel, investment bankers, actuaries or accountants engaged by or on behalf of such party.
(b)   Amendments and Modifications; Waivers.   This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by (i) Canadian LP, (ii) Transit and (iii) the Contributors, or in the case of a waiver, by the party hereto waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.
(c)   Entire Agreement.   This Agreement, together with any other document, agreement or instrument executed or delivered pursuant hereto, contain the entire agreement and understanding, and supersede all prior negotiations, discussions, correspondence, communications, understandings, drafts and agreements (whether written or oral), between the parties hereto relating to the subject matter of this Agreement.
(d)   Further Documentation.   From and after the date hereof, and without further consideration therefor, each Contributor shall execute, or cause the execution of, and deliver to Canadian LP or Transit, as applicable, such further documents, agreements, instruments and certificates as Canadian LP or Transit shall reasonably request, or Canadian LP or Transit shall otherwise reasonably deem to be necessary, from time to time to evidence and effect the contribution, assignment, transfer, conveyance and delivery of the Contributed Shares from each Contributor as provided herein.
(e)   Consent to the Integration Transaction.   Each Contributor hereby irrevocably and unconditionally consents to the Integration Transaction and the transactions contemplated thereby, including, without limitation, the contribution and exchange of the Contributed Shares for the Exchange Units.
(f)   Successors and Assigns; Assignment; Parties in Interest.   This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. None of the Contributors may assign or delegate any of his rights or obligations hereunder without the prior written consent of Transit. Canadian LP or Transit may (in their respective sole discretion), without the consent of any of the Contributors, assign (in whole or in part and whether by merger, operation of law or otherwise) (i) this Agreement and their respective rights hereunder to its lenders and debt providers (or any administrative or collateral agent therefor) for collateral security purposes, and (ii) this Agreement and their respective rights and obligations hereunder to one or more of its affiliates; provided, however, that neither Canadian LP nor Transit shall be released thereby from any of their respective obligations under this Agreement. Any attempted or purported assignment of this Agreement or any rights or obligations hereunder other than in accordance with the immediately preceding sentence shall be void and of no force or effect ab initio. Nothing in this Agreement, express or implied, is intended to, or shall, confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(g)   Governing Law; Jurisdiction; Waiver of Jury Trial.
(i)   This Agreement, and all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including (A) the negotiation, execution and validity of this Agreement and (B) any legal action or proceeding, whether at law or in equity, whether in contract, tort or otherwise (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would case the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding against any party hereto or any of its assets arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of Delaware or, if it has subject matter jurisdiction, the United States District Court for the District of Delaware, and each party hereto hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts over the subject matter of any such legal action or proceeding.
(ii)   Each party hereto irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such legal action or proceeding in any such court, including any objection that the place where such court is located is an inconvenient forum or that there is any other legal action or proceeding in any other place relating in whole or in part to the same subject matter. Each party hereto irrevocably consents to process being served by any party hereto in any legal action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 6(h)hereto and agrees that nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable law.
(iii)   EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(h)   Notices.   All notices, demands and other communications required or permitted to be given hereunder shall be made in writing and shall be deemed to have been given (i) when personally delivered, (ii) when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next business day; provided, that, if sent by electronic mail, the notice, demand or other communication shall be confirmed by the same being sent by one of the means contemplated by the following clauses (iii) or (iv) (it being understood that delivery shall be effective in accordance with this clause (ii)), (iii) one business day after the date when sent to recipient by reputable express courier service (charges prepaid) or (iv) upon receipt when sent by certified or registered mail, postage prepaid. Notices, demands and other communications, in each case to the respective parties, shall be sent to the applicable address(es) set forth below:
If to Canadian LP, concurrent copies sent to each of:
Loral Space & Communications Inc.
600 Fifth Avenue, 16th Floor
New York, NY 10020
Attn: Avi Katz, President, General Counsel & Secretary
Email: akatz@hq.loral.com

With a concurrent copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn: Maurice M. Lefkort and A. Mark Getachew
Email: mlefkort@willkie.com; mgetachew@willkie.com
Facsimile No.: (212) 728-8111
Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West.
Suite 1400
Montréal, Québec
Attn: Senior Vice President and Global Head of Credit and Private Equity Investments
Email: privateequity@investpsp.ca
with a copy to: legalnotices@investpsp.ca
With a concurrent copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Douglas Warner
Email: doug.warner@weil.com
If to Transit:
Telesat Canada
160 Elgin Street, Suite 2100
Ottawa, Ontario, Canada K2P 2P7
Attn: Chris DiFrancesco
Email: CDiFrancesco@telesat.com
With a concurrent copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Edward D. Herlihy and John L. Robinson
Email: EDHerlihy@wlrk.com; JLRobinson@wlrk.com
If to any of the Contributors, to the address listed on such Contributor’s signature page hereto.
(i)   Severability.   In the event that any one or more of the provisions (or parts thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision (or part thereof) of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision (or part thereof), the parties hereto intend that there shall be added as a part of this Agreement a provision (or part thereof) as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
(j)   Non-Recourse.   Notwithstanding anything to the contrary contained in this Agreement, express or implied, the parties hereto acknowledge and agree that this Agreement may be enforced only against the Persons that are expressly named herein as parties and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, stockholder, affiliate, agent, attorney or representative of any party, nor any of their respective affiliates (including any person negotiating or executing this Agreement on behalf of a party), all of which are intended to be third party beneficiaries of this Section 6(j), shall have any liability for any obligations or liabilities of any party with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) based on, arising out of or relating to this Agreement, the Integration Transaction or the transactions contemplated hereby or thereby (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
(k)   Specific Performance.
(i)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms and that monetary damages would not be an adequate remedy therefor. Accordingly, the parties acknowledge and agree that the parties shall be entitled to specific performance of the terms hereof.
(ii)   Each of the parties agrees that it will not oppose the granting of an injunction or specific performance on the basis that (A) the other party has an adequate remedy at law or (B) an award of an injunction or specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
(l)   Section and Paragraph Headings.   The headings and captions in this Agreement have been inserted for convenience of reference only and shall not form a part hereof. Without limiting the generality of the foregoing, such headings and captions shall not define, limit or otherwise affect in any way the scope or intent of any term or provision of this Agreement.
(m)   Draftsmanship.   Each of the parties hereto has been represented by (or has had the opportunity to consult with) its own counsel and acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.
(n)   Construction.   The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections or Schedules shall be deemed references to Sections of, and Schedules to, this Agreement unless the context shall require otherwise. Whenever required by the context hereof, the singular number shall include the plural (and vice versa), and any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as expressly stated in this Agreement, (A) all references herein to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section and (B) all references herein to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.
(o)   Counterparts.   This Agreement may be executed by the parties in one or more counterparts or duplicate originals, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

(p)   Automatic Termination.   Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate (and the contribution of the Contributed Shares and the issuance of the Exchange Units) automatically and without the need for any action on the part of any party hereto, if the Integration Agreement shall have been validly terminated without the closing of the Integration Transaction having occurred. In the event of such termination, this Agreement shall immediately become void and of no further force or effect, without any liability on the part of any party to the other parties hereto; provided, however, that this Section 6 shall survive the termination hereof; and provided, further, that nothing herein shall relieve any party of any liability for damages resulting from such party’s fraud or willful breach prior to such termination.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Contribution and Exchange Agreement as of the date first written above.
CANADIAN LP:
TELESAT PARTNERSHIP LP
By:
TELESAT CORPORATION, its
general partner

By:

Name:
Title:
TRANSIT:
TELESAT CANADA
By:

Name:
Title:
[Signature Page to Voting Director Contribution Agreement]

CONTRIBUTORS:

John P. Cashman
Address:

Colin D. Watson
Address:

[Signature Page to Voting Director Contribution Agreement]

ANNEX C
CONTRIBUTION AND EXCHANGE AGREEMENT
CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”), dated as of the date of the Integration Agreement described below, by and among Telesat Corporation, a corporation incorporated under the laws of British Columbia (“Topco”), Telesat Canada, a corporation incorporated under the laws of Canada (“Telesat”),and the other persons named on the signature pages hereto (each a “Contributor” and, collectively, the “Contributors”). Capitalized terms used herein that are not defined where they initially appear shall have the respective meanings ascribed to them in Section 5 below.
W I T N E S S E T H:
WHEREAS, concurrently with the execution and delivery of this Agreement, Canadian LP, Telesat, Topco, Merger Sub, Loral and certain other parties have entered into a Transaction Agreement and Plan of Merger (the “Integration Agreement”) pursuant to which, among other things, Red Isle will contribute a portion of its equity in Telesat to Topco in exchange for common shares of Topco and contribute the remainder of its equity in Telesat to Canadian LP in exchange for equity interests in Canadian LP, Merger Sub will be merged with and into Loral, with Loral as the surviving corporation of such merger (the “Merger”), and the stockholders of Loral will be provided with the option of converting their equity in Loral in connection with the Merger into common shares of Topco or equity interests in Canadian LP (the “Integration Transaction”);
WHEREAS, each Contributor owns the Telesat Non-Voting Participating Preferred Shares set forth on such Contributor’s signature page hereto (collectively, the “Contributed Shares”); and
WHEREAS, in connection with the Integration Transaction, each Contributor will contribute its Contributed Shares to Topco in exchange for (i) common shares in the capital of Topco, which shall be Class B Common Shares unless, before the Contribution Closing, the applicable Contributor can demonstrate that such Contributor is Canadian within the meaning of the Investment Canada Act, in which case the Contributor shall receive Class A Common Shares (the “Exchange Shares”), on the basis of the Exchange Ratio and (ii) $0.01 per Contributed Share, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
1.   Contribution Closing; Contribution and Exchange.
(a)   Effective as of the time specified in the Integration Agreement (the “Contribution Closing”), each Contributor hereby contributes, transfers, assigns, conveys and delivers unto Topco the Contributed Shares set forth on such Contributor’s signature page hereto, free and clear of any and all Liens (other than Applicable Transfer Restrictions) in exchange for (i) the Exchange Shares, on the basis of the Exchange Ratio and (ii) $0.01 per Contributed Share. Any transfer restrictions that may be applicable to the Contributed Shares pursuant to any grant or other agreement with Telesat shall be inapplicable to the Exchange Shares (other than, for the avoidance of doubt, any transfer restrictions pursuant to applicable law or regulation).
(b)   Contribution Closing. The Contribution Closing shall occur by exchange of electronic documents.
(c)   Tax Election. Each Contributor may jointly elect with Topco to treat the contribution of the Contributed Shares in exchange for the Exchange Shares and $0.01 per Contributed Share in accordance with Section 85(1) of the Tax Act. The Contributor shall be solely responsible for determination of the elected amount, completion of the election form and filing the election form with the Canada Revenue Agency; Topco’s sole responsibility shall be to execute a properly completed election form on request by the Contributor, within 10 business days following receipt, and return the form to the Contributor. The Contributor shall provide Topco with a copy of the election form as filed.
(d)   Telesat Consent. Telesat hereby consents to the Contribution Closing.
2.
Representations and Warranties of Contributors.

Each of the Contributors individually hereby represents and warrants, severally and not jointly, and with respect to itself and no other Contributor, to Topco as of the date hereof and as of the Contribution Closing as follows:
(a)   Organization. Such Contributor, if an entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization (as applicable) and has all requisite corporate or organizational power to own its properties and assets and to conduct its business as now conducted.
(b)   No Conflict or Violation. The execution, delivery and performance by such Contributor of this Agreement do not and will not (i) if such Contributor is an entity, violate or conflict with any provision of the certificate of incorporation, certificate of formation, certificate of organization, articles, bylaws, limited liability company agreement, partnership agreement or any of the other organizational documents of such Contributor, (ii) violate any provision of law, or any order, judgment or decree of any governmental authority, applicable to such Contributor, its properties or assets or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which such Contributor is a party or by which it is bound or to which any of its properties or assets is subject.
(c)   Consents and Approvals. No consent, waiver, authorization or approval of any governmental authority or other Person, and no declaration or notice to or filing or registration with any governmental authority or other Person, is required in connection with the execution and delivery of this Agreement by such Contributor or the performance by such Contributor of its obligations hereunder.
(d)   Authorization and Validity of Agreement. Such Contributor has all requisite power and authority (and, if such Contributor is a natural person, the requisite legal capacity), and has received all necessary consents, waivers, authorizations or approvals of any governmental authority or other Person, to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed by such Contributor and, assuming due execution and delivery by Topco and Telesat, constitutes a valid and binding obligation of such Contributor, enforceable against such Contributor in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (clauses (i) and (ii), collectively, the “Enforceability Exceptions”).
(e)   Ownership of Securities. Such Contributor owns, beneficially and of record, all right, title and interest, and has good and valid title, in, to and under the Contributed Shares set forth on such Contributor’s signature page hereto, free and clear of any and all Liens, other than Applicable Transfer Restrictions.
(f)   Investment Representations. Such Contributor hereby acknowledges, understands and agrees that the Exchange Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Exchange Shares are being issued pursuant to exemptions from the prospectus requirements under the Securities Act (Ontario) (the “Ontario Securities Act”) and similar requirements in other jurisdictions in Canada and have not been qualified for distribution to the public by way of a prospectus under the Ontario Securities Act or the securities laws of any other Canadian jurisdiction. Such Contributor further acknowledges, represents, warrants and agrees that: (i) such Contributor is acquiring the Exchange Shares for investment for such Contributor’s own account, and without any present intention of reselling, transferring or otherwise distributing any Exchange Shares to any other

Person, and that neither such Contributor nor any other Person acquiring any Exchange Shares directly or indirectly from such Contributor may sell or otherwise transfer any Exchange Shares in a manner that would constitute a “distribution” as such term is used in the Securities Act, the Ontario Securities Act or the securities laws of any other Canadian or U.S. jurisdiction, except in compliance with applicable securities laws; (ii) such Contributor has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment decision with respect to the Exchange Shares; (iii) the Exchange Shares may not be transferred unless subsequently registered under the Securities Act and/or applicable state securities laws or the Ontario Securities Act or similar requirements in other jurisdictions in Canada, or pursuant to a valid exemption from such registration in compliance with applicable securities laws; and (iv) such Contributor has been afforded an opportunity to ask questions of and receive answers and other information from representatives of Topco concerning the terms and conditions of this Agreement and the transactions contemplated hereby.
(g)   No Representations Regarding Topco or Telesat. Such Contributor (a) is making an informed decision regarding the acquisition of the Exchange Shares and (b) has independently and without reliance upon Telesat or Topco, and based on such information and the advice of such advisors as such Contributor has deemed appropriate, made such Contributor’s own analysis and decision to enter into this Agreement. Such Contributor acknowledges that neither Topco nor Telesat is acting as fiduciary or financial or investment advisers to such Contributor, and has not given such Contributor any investment advice, opinion or other information on whether the acquisition of the Exchange Sharesis prudent.
3.
Representations and Warranties of Topco.

Topco hereby represents and warrants to each Contributor as of the date hereof and as of the Contribution Closing as follows:
(a)   Organization. Topco is a corporation, duly organized, validly existing and in good standing under the laws of British Columbia, and has all requisite organizational power and authority to own its properties and assets and to conduct its businesses as now conducted.
(b)   No Conflict or Violation. The execution, delivery and performance by Topco of this Agreement do not and will not (i) violate or conflict with any provision of the organizational documents of Topco, (ii) violate any provision of law, or any order, judgment or decree of any governmental authority, applicable to Topco, its properties or assets or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which Topco is a party or by which it is bound or to which any of its properties or assets is subject except, in the case of the foregoing clauses (ii) and (iii), for such violations, breaches and defaults as would not reasonably be expected to have a material adverse effect on Topco.
(c)   Consents and Approvals. No consent, waiver, authorization or approval of any governmental authority, and no declaration or notice to or filing or registration with any governmental authority, is required in connection with the execution, delivery and performance of this Agreement by Topco, except for such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations (i) as have previously been made or obtained, (ii) as are required to comply with applicable securities laws and regulations, (iii) as are required to consummate the Integration Transaction, or (iv) the failure of which to make or obtain would not reasonably be expected to have a material adverse effect on Topco.
(d)   Authorization and Validity of Agreement. Topco has all requisite organizational power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Topco and the performance of Topco’s obligations hereunder have been duly authorized by all necessary organizational action on the part of Topco, and no other organizational proceedings on the part of Topco are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Topco and, assuming due execution and delivery by each of the Contributors and Telesat, shall constitute the valid and binding obligation of Topco, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
(e)   Valid Issuance. The Exchange Shares, when issued in accordance with the terms and on the conditions set forth in this Agreement, will be validly issued, fully paid and non-assessable.
(f)   Exchange Ratio. The Exchange Ratio is, and will be at the Contribution Closing, equal to the Transit-to-Topco Exchange Ratio as defined in the Integration Agreement.
4.   Certain Covenants and Agreements.
(a)   Transfer of Contributed Shares. Prior to the Contribution Closing, no Contributor shall transfer (including by operation of law) any of the Contributed Shares owned by it, except for a transfer in compliance with Applicable Transfer Restrictions and to a transferee that, as a condition precedent to the effectiveness of such transfer, agrees in writing to be bound by this Agreement to the same extent as such Contributor transferor and to otherwise be deemed a “Contributor” for all purposes hereunder.
(b)   Further Assurances. From and after the date hereof, and without further consideration therefor, each Contributor shall execute, or cause the execution of, and deliver to Topco such further documents, agreements, instruments and certificates as Topco shall reasonably request, or Topco shall otherwise reasonably deem to be necessary, from time to time to evidence and effect the contribution, assignment, transfer, conveyance and delivery of the Contributed Shares from each Contributor to Topco as provided herein.
(c)   Power of Attorney. Each Contributor hereby constitutes and appoints Topco, its successors and assigns, as such Contributor’s true and lawful agent and attorney-in-fact, with full power of substitution in the name and stead of such Contributor and/or Topco, but on behalf and for the benefit of Topco, its successors and assigns, to demand and receive any and all of the Contributed Shares, and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in such Contributor’s name, or otherwise, for the benefit of Topco, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Topco, its successors and assigns, may deem proper for the collection or reduction to possession of any of the Contributed Shares or for the collection and enforcement of any claim or right of any kind hereby contributed, conveyed, transferred, assigned and delivered, or intended so to be, and to do all acts and things in relation to the Contributed Shares which Topco, its successors and assigns shall deem desirable, such Contributor hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by such Contributor or by its death, disability or incapacitation or dissolution, as the case may be, or in any manner or for any reason whatsoever.
(d)   Consent to Integration Transaction. Each Contributor hereby irrevocably and unconditionally consents to the Integration Transaction and the transactions contemplated thereby, including, without limitation, the contribution and exchange of the Contributed Shares for Exchange Shares and $0.01 per Contributed Share.
5.   Certain Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:
“Applicable Transfer Restrictions” means restrictions on transfer imposed by (i) applicable laws or regulations or (ii) the Telesat Shareholders Agreement.
“Canadian LP” means Telesat Partnership LP, a limited partnership organized under the laws of the Province of Ontario.
“Exchange Ratio” means 0.4136 Exchange Shares for each Contributed Share.
“Integration Agreement” has the meaning set forth in the Recitals hereto.

“Liens” means all liens, pledges, charges, security interests, mortgages, hypothecations, deeds of trust, statutory or deemed trusts, purchase rights, rights of first refusal or other encumbrances of any kind.
“Loral” means Loral Space & Communications Inc., a Delaware corporation.
“Merger Sub” means Lion Combination Sub Corporation, a Delaware corporation.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.
“Red Isle” means Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada.
“Tax Act” means the Income Tax Act (Canada).
“Telesat” has the meaning set forth in the first paragraph hereto.
“Telesat Articles” means the Articles of Amalgamation of Telesat dated January 1, 2017.
“Telesat Non-Voting Participating Preferred Shares” means the Non-Voting Participating Preferred Shares of Telesat as defined in the Telesat Articles.
“Telesat Shareholders Agreement” means the Shareholders Agreement, dated October 31, 2007, by and among Telesat, Loral, and certain other parties thereto.
6.
Miscellaneous.

(a)   Expenses. Each party hereto shall bear its own respective expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including any and all fees and expenses of agents, representatives, counsel, investment bankers, actuaries or accountants engaged by or on behalf of such party.
(b)   Amendments and Modifications; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by (i) Topco, (ii) Telesat and (iii) the holders of at least two-thirds of the Contributed Shares, or in the case of a waiver, by the party hereto waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.
(c)   Entire Agreement. This Agreement and the Integration Agreement, together with any other document, agreement or instrument executed or delivered pursuant hereto or thereto, contain the entire agreement and understanding, and supersede all prior negotiations, discussions, correspondence, communications, understandings, drafts and agreements (whether written or oral), between the parties hereto relating to the subject matter of this Agreement.
(d)   Further Documentation. From and after the date hereof, and without further consideration therefor, each Contributor shall execute, or cause the execution of, and deliver to Topco or Telesat, as applicable, such further documents, agreements, instruments and certificates as Topco or Telesat shall reasonably request, or Topco or Telesat shall otherwise reasonably deem to be necessary, from time to time to evidence and effect the contribution, assignment, transfer, conveyance and delivery of the Contributed Shares from each Contributor as provided herein.
(e)   Consent to Integration Transaction. Each Contributor hereby irrevocably and unconditionally consents to the Integration Transaction and the transactions contemplated thereby, including, without limitation, the contribution and exchange of the Contributed Shares for the Exchange Shares.

(f)   Successors and Assigns; Assignment; Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. None of the Contributors may assign or delegate any of its rights or obligations hereunder without the prior written consent of Telesat. Topco or Telesat may (in their respective sole discretion), without the consent of any of the Contributors, assign (in whole or in part and whether by merger, operation of law or otherwise) (i) this Agreement and their respective rights hereunder to its lenders and debt providers (or any administrative or collateral agent therefor) for collateral security purposes, and (ii) this Agreement and their respective rights and obligations hereunder to one or more of its affiliates; provided, however, that neither Topco nor Telesat shall be released thereby from any of their respective obligations under this Agreement. Any attempted or purported assignment of this Agreement or any rights or obligations hereunder other than in accordance with the immediately preceding sentence shall be void and of no force or effect ab initio. Nothing in this Agreement, express or implied, is intended to, or shall, confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
(g)   Governing Law; Jurisdiction; Waiver of Jury Trial.
(i)   This Agreement, and all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including (A) the negotiation, execution and validity of this Agreement and (B) any legal action or proceeding, whether at law or in equity, whether in contract, tort or otherwise (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would case the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding against any party hereto or any of its assets arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of Delaware or, if it has subject matter jurisdiction, the United States District Court for the District of Delaware, and each party hereto hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts over the subject matter of any such legal action or proceeding.
(ii)   Each party hereto irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such legal action or proceeding in any such court, including any objection that the place where such court is located is an inconvenient forum or that there is any other legal action or proceeding in any other place relating in whole or in part to the same subject matter. Each party hereto irrevocably consents to process being served by any party hereto in any legal action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 6(h)hereto and agrees that nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable law.
(iii)   EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(h)   Notices. All notices, demands and other communications required or permitted to be given hereunder shall be made in writing and shall be deemed to have been given (i) when personally delivered, (ii) when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next business day; provided, that, if sent by electronic mail, the notice, demand or other communication shall be confirmed by the same being sent by one of the means contemplated by the following clauses (iii) or (iv) (it being understood that delivery shall be effective in accordance with this clause (ii)), (iii) one business day after the date when sent to recipient by reputable express courier service (charges prepaid) or (iv) upon receipt when sent by certified or registered mail, postage prepaid. Notices, demands and other communications, in each case to the respective parties, shall be sent to the applicable address(es) set forth below:
If to Topco, concurrent copies sent to each of:
Loral Space & Communications Inc.
600 Fifth Avenue, 16th Floor
New York, NY 10020
Attn: Avi Katz, President, General Counsel & Secretary
Email: akatz@hq.loral.com
With a concurrent copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn: Maurice M. Lefkort and A. Mark Getachew
Email: mlefkort@willkie.com; mgetachew@willkie.com
Facsimile No.: (212) 728-8111
Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West.
Suite 1400
Montréal, Québec
Attn: Senior Vice President and Global Head of Credit and Private Equity
Investments
Email: privateequity@investpsp.ca
with a copy to: legalnotices@investpsp.ca
With a concurrent copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Douglas Warner
Email: doug.warner@weil.com
If to Telesat:
Telesat Canada
160 Elgin Street, Suite 2100
Ottawa, Ontario, Canada K2P 2P7
Attn: Chris DiFrancesco
Email: CDiFrancesco@telesat.com
With a concurrent copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Edward D. Herlihy and John L. Robinson
Email: EDHerlihy@wlrk.com; JLRobinson@wlrk.com
If to any of the Contributors, to the address listed on such Contributor’s signature page hereto.
(i)   Severability. In the event that any one or more of the provisions (or parts thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision (or part thereof) of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision (or part thereof), the parties hereto intend that there shall be added as a part of this Agreement a provision (or part thereof) as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
(j)   Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, express or implied, the parties hereto acknowledge and agree that this Agreement may be enforced only against the Persons that are expressly named herein as parties and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, stockholder, affiliate, agent, attorney or representative of any party, nor any of their respective affiliates (including any person negotiating or executing this Agreement on behalf of a party), all of which are intended to be third party beneficiaries of this Section 6(j), shall have any liability for any obligations or liabilities of any party with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) based on, arising out of or relating to this Agreement, the Integration Transaction or the transactions contemplated hereby or thereby (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
(k)   Specific Performance.
(i)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms and that monetary damages would not be an adequate remedy therefor. Accordingly, the parties acknowledge and agree that the parties shall be entitled to specific performance of the terms hereof.
(ii)   Each of the parties agrees that it will not oppose the granting of an injunction or specific performance on the basis that (A) the other party has an adequate remedy at law or (B) an award of an injunction or specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
(l)   Section and Paragraph Headings. The headings and captions in this Agreement have been inserted for convenience of reference only and shall not form a part hereof. Without limiting the generality of the foregoing, such headings and captions shall not define, limit or otherwise affect in any way the scope or intent of any term or provision of this Agreement.
(m)   Draftsmanship. Each of the parties hereto has been represented by (or has had the opportunity to consult with) its own counsel and acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.
(n)   Construction. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections or Schedules shall be deemed references to Sections of, and Schedules to, this Agreement unless the context shall require otherwise. Whenever required by the context hereof, the singular number shall include the plural (and vice versa), and any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as expressly stated in this Agreement, (A) all references herein to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section and (B) all references herein to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.
(o)   Counterparts. This Agreement may be executed by the parties in one or more counterparts or duplicate originals, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.
(p)   Automatic Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate (and the contribution of the Contributed Shares and the issuance of the Exchange Shares and $0.01 per Contributed Share shall be abandoned) automatically and without the need for any action on the part of any party hereto, if the Integration Agreement shall have been validly terminated without the closing of the Integration Transaction having occurred. In the event of such termination, this Agreement shall immediately become void and of no further force or effect, without any liability on the part of any party to the other parties hereto; provided, however, that this Section 6 shall survive the termination hereof; and provided, further, that nothing herein shall relieve any party of any liability for damages resulting from such party’s fraud or willful breach prior to such termination.
(q)   Fractional Shares. No certificates or scrip representing fractional Exchange Shares shall be issued pursuant to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, each Contributor who would otherwise have been entitled to receive a fraction of an Exchange Share (after taking into account all Contributed Shares exchanged by such Contributor) shall receive a number of Exchange Shares rounded up or down to the nearest whole number, with 0.5 being rounded up to the next whole number.
(r)   Share Splits. Notwithstanding anything to the contrary contained in this Agreement, if between the date of this Agreement and the Contribution Closing (i) any of the outstanding the outstanding Topco Common Shares, Loral Common Shares or LP Units (in each case, as defined in the Integration Agreement) shall have been changed into a different number of shares or units or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio shall be equitably adjusted to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such event and (ii) if the parties to the Integration Agreement mutually determine to adjust the Telesat-to-Topco Exchange Ratio (as defined in the Integration Agreement) pursuant to the Integration Agreement, then the Exchange Ratio will be equitably adjusted to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such event.
(s)   Share Name. Notwithstanding anything to the contrary contained in this Agreement, if between the date of this Agreement and the Contribution Closing, Loral, PSP and Telesat agree to change the name of the Topco Class A Common Shares or Class B Common Shares, then such new name shall be incorporated into this Agreement mutatis mutandis.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Contribution and Exchange Agreement as of the date first written above.
TOPCO:
TELESAT CORPORATION
By:

Name:
Title:
TELESAT:
TELESAT CANADA
By:

Name:
Title:
[Signature Page to Stockholder Contribution Agreement]

CONTRIBUTOR:
[[                 ]]

Address:

Number of Telesat Non-Voting Participating Preferred Shares: [ ]
[Signature Page to Stockholder Contribution Agreement]

ANNEX D
EXCHANGE AGREEMENT
Exchange Agreement (the “Agreement”) dated as of the date of the Integration Agreement described below, by and among Telesat Corporation, a corporation incorporated under the laws of British Columbia (“Topco”), Telesat Canada, a corporation incorporated under the laws of Canada (“Telesat”), and the individual identified as the “Optionholder” on the signature page hereto (the “Optionholder”).
RECITALS
A.
Concurrently herewith, Topco, Telesat and certain other parties are entering into a transaction agreement and plan of merger (the “Integration Agreement”) pursuant to which, among other things, Telesat will become indirectly controlled by Topco (the “Integration Transaction”);

B.
Telesat has adopted and currently maintains two share-based compensation plans (together, the “Telesat Incentive Plans”) for directors, officers and key employees of Telesat and its subsidiaries that provide for grants of options to purchase Non-Voting Participating Preferred Shares of Telesat (“Telesat Options”), tandem stock appreciation rights (“Telesat Tandem SARs”) and Telesat restricted share units (“Telesat RSUs”);

C.
The Optionholder is the holder of the Telesat Options (at the exercise price specified), Telesat Tandem SARs and Telesat RSUs set forth in Exhibit A hereto;

D.
At the time specified in the Integration Agreement (the “Exchange Closing”), the Optionholder will contribute to Telesat (i) the Telesat Options in exchange for a number of options to purchase Class B Common Shares of Topco, unless the Optionholder can demonstrate that the Optionholder is “Canadian” within the meaning of the Investment Canada Act, in which case the Optionholder shall receive options to purchase Class A Common Shares of Topco (the “Exchange Options”) equal to the Exchange Ratio multiplied by the number of Telesat Options held by the Optionholder, rounded down to the nearest whole Exchange Option, (ii) the Telesat Tandem SARs in exchange for a number of Topco tandem stock appreciation rights (“Exchange Tandem SARs”) equal to the Exchange Ratio multiplied by the number of Telesat Tandem SARS held by the Optionholder, rounded down to the nearest whole Exchange Tandem SAR, and (iii) the Telesat RSUs in exchange for a number of Topco restricted share units (“Exchange RSUs”) equal to the Exchange Ratio multiplied by the number of Telesat RSUs held by the Optionholder, rounded down to the nearest whole Exchange RSU, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the above and for other good and valuable consideration, the parties agree as follows.
Section 1   Contribution and Exchange; Terms and Conditions.
Subject to the terms and conditions of this Agreement, effective and contingent upon the Exchange Closing, the Optionholder hereby contributes, transfers, assigns, conveys and delivers to Telesat (i) the Telesat Options in exchange for and in consideration of Topco granting to the Optionholder the number of Exchange Options set forth in Exhibit A hereto, (ii) the Telesat Tandem SARs in exchange for and in consideration of Topco granting to the Optionholder the number of Exchange Tandem SARs set forth in Exhibit A hereto and (iii) the Telesat RSUs in exchange for and in consideration of Topco granting to the Optionholder the number of Exchange RSUs set forth in Exhibit A hereto. Following such contribution and exchange, the Telesat Options, Telesat Tandem SARs and Telesat RSUs shall be cancelled.
The exercise price of the Exchange Options will be as set forth in Exhibit A hereto, which shall be the exercise price of the Telesat Options divided by the Exchange Ratio rounded up to the nearest whole cent. For purposes of this Agreement, the term “Exchange Ratio” shall mean 0.4136.
Notwithstanding anything to the contrary contained in this Agreement, the Optionholder agrees that if any of the Telesat Options are exercised or Telesat Tandem SARs or Telesat RSUs are settled between the date of this Agreement and the Exchange Closing, then any shares of Telesat so received in connection with such exercise or settlement shall be contributed to Topco on the same basis as the Topco shares subject to the terms of the Stockholder Contribution Agreements (as defined in the Integration Agreement) and upon such exercise or settlement the Optionholder shall execute a Stockholder Contribution Agreement in the form attached to the Integration Agreement.
Section 2   Option Plan and Optionholder Agreement.
The Optionholder and Topco hereby agree and confirm that (1) except as expressly provided herein, the terms and conditions of the Optionholder’s existing grant agreement(s) (the “Grant Agreement(s)”) pursuant to which the Telesat Options, the Telesat Tandem SARs and Telesat RSUs were granted shall apply to the Exchange Options, Exchange Tandem SARs and Exchange RSUs mutatis mutandis (and, for the avoidance of doubt, Topco shall assume all obligations of Telesat under the Grant Agreement(s)); provided that the restrictions on transfer set forth in the Grant Agreement(s) shall be of no further force or effect; and (2) all references to the Telesat Incentive Plans in the Grant Agreement(s) shall be deemed to be references to the new equity incentive plan of Topco, compliant with the rules and regulations of the NASDAQ Stock Market and the Toronto Stock Exchange (if the Common Shares will be listed on the Toronto Stock Exchange at the closing of the transactions contemplated by the Integration Agreement) and containing terms substantially similar to the terms of the existing Telesat equity incentive plan, but without contractual restrictions on transfer of Common Shares to be issued upon settlement of the Exchange Options, the Exchange Tandem SARs or Exchange RSUs, which plan will be adopted prior to the closing of the transactions contemplated by the Integration Agreement that will govern the Exchange Options, the Exchange Tandem SARs and the Exchange RSUs (the “Topco Incentive Plan”); provided that any deviations from the terms of the existing Telesat equity incentive plan shall not be adverse to the Exchange Options, Exchange SARs or Exchange RSUs.
Section 3   Subsection 7(1.4) of the Income Tax Act.
The Optionholder, Telesat and Topco intend that the provisions of subsection 7(1.4) of the Income Tax Act (Canada) apply to the exchange of the Telesat Options for the Exchange Options pursuant to this Agreement. Therefore, it is intended that the in-the-money amount of the Exchange Options immediately after the Exchange Closing (meaning the amount, if any, by which the total fair market value of the Class A Common Shares or Class B Common Shares, as applicable, of Topco that a holder is entitled to acquire on exercise of the Exchange Options exceeds the aggregate exercise price to acquire such Class A Common Shares or Class B Common Shares, as applicable, of Topco) will be equal to, and in any event, will not exceed, the in-the-money amount of the Telesat Options immediately before the Exchange Closing (meaning the amount, if any, by which the total fair market value of the Non-Voting Participating Preferred Shares that a holder is entitled to acquire on exercise of the Telesat Options exceeds the aggregate exercise price to acquire such Non-Voting Participating Preferred Shares). Therefore, in the event that the in-the-money amount of the Exchange Options immediately after the Exchange Closing would exceed the in-the-money amount of the Telesat Options immediately before the Exchange Closing, the number of Class A Common Shares or Class B Common Shares of Topco which may be acquired on exercise of an Exchange Option will be adjusted accordingly with effect at and from the time of this Agreement to ensure that the in-the-money amount of the Exchange Options immediately after the Exchange Closing does not exceed the in-the-money amount of the Telesat Options immediately prior to the Exchange Closing.
If the Telesat Options, Telesat Tandem SARs or Telesat RSUs are subject to the U.S. Internal Revenue Code, the Optionholder, Telesat and Topco intend that the exchange of the Telesat Options, Telesat Tandem SARs or Telesat RSUs for Exchange Options, Exchange Tandem SARs or Exchange RSUs shall be compliant with the requirements of Section 409A of the U.S. Internal Revenue Code. Therefore, in the event that the in-the-money amount of the Exchange Options or Exchange Tandem SARs immediately after the Exchange Closing would exceed the in-the-money amount of the Telesat Options or Telesat Tandem SARs immediately before the Exchange Closing, the number of Class A Common Shares or Class B Common Shares of Topco which may be acquired on exercise of an Exchange Option or Exchange Tandem SAR will be adjusted accordingly with effect at and from the time of this Agreement to ensure that the in-the-money amount of the Exchange Options or Exchange Tandem SARs immediately after the Exchange Closing does not exceed the in-the-money amount of the Telesat Options or Telesat Tandem SARs immediately prior to the Exchange Closing.

Section 4   Lockup.
Upon the Exchange Closing, until the date that is 180 days thereafter (the “Lock-Up Period”), in order to facilitate the orderly public trading of Topco’s common shares, in respect of any Topco shares which may be issued by Topco to the Optionholder upon exercise of any Exchange Option or Exchange Tandem SAR or settlement of any Exchange Tandem SAR or Exchange RSU (the Class A Common Shares or Class B Common Shares so received by virtue of such exercise or settlement, as applicable, the “Common Shares”), the Optionholder shall not, directly or indirectly, (1) offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any Common Shares, or (2) enter into any Hedging Transaction (as defined below) relating to the Common Shares; provided, however, that the Optionholder may transfer any or all of such shares (i) as a bona fide gift or gifts, (ii) by will or intestacy, (iii) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the Optionholder or the immediate family of the Optionholder, (iv) to any immediate family member or other dependent of the Optionholder, (v) to a nominee or custodian of a Person (as defined below) to whom a transfer or distribution would be permissible under clauses (i) through (iv) above; provided that in the case of any transfer or distribution pursuant this clause (v), no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than a filing on Form 5) reporting a reduction in beneficial ownership of Common Shares shall be voluntarily made during the Lock-Up Period and if any filing under Section 16(a) of the Exchange Act is required to be made, such filling shall state that such transfer or distribution is pursuant to the circumstances described in this clause (v), (vi) pursuant to an order of a court or regulatory agency or to comply with any regulations related to ownership of such shares; provided that in the case of any transfer or distribution pursuant this clause (vi), any filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of Common Shares shall state that such transfer or distribution is pursuant to an order of a court or regulatory agency or to comply with any regulations related to the ownership of such shares unless such a statement would be prohibited by any applicable law, regulation or order of a court or regulatory agency, (vii) to Topco, upon the death, disability or termination of employment of Optionholder, (viii) pursuant to operation of law with respect to a domestic relations order or in connection with a divorce settlement or (ix) to Topco or withholding by Topco to satisfy any tax withholding obligations (including a cashless exercise) of Topco or the Optionholder, or to satisfy the exercise price of Exchange Options or Exchange Tandem SARs by the Optionholder, upon the exercise or vesting of Exchange Options, Exchange Tandem SARs or Exchange RSUs or other similar equity incentive awards; provided that in the case of each transfer or distribution pursuant to clauses (i) through (v) above, (a) each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth in this Section 4 and (b) any such transfer or distribution shall not involve a disposition for value. For purposes of this Section 4, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The restrictions described in this Section 4 shall not apply to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided that no sales or other transfers occur under such plan during the Lock-Up Period and no public announcement or filing shall be voluntarily made by any Person in connection therewith. “Hedging Transaction” means any short sale (whether or not against the box) or other transaction or arrangement (including the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition, or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Common Shares.
Section 5   Representations and Warranties of Optionholder.
The Optionholder hereby represents and warrants to Topco and Telesat as of the date hereof and as of the Exchange Closing as follows:
(1)
No Conflict or Violation.   The execution, delivery and performance by the Optionholder of this Agreement do not and will not (a) violate any provision of law, or any order, judgment or decree of any governmental authority, applicable to the Optionholder or the Optionholder’s properties or assets or (b) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which the Optionholder is a party or by which the Optionholder is bound or to which any of the Optionholder’s properties or assets is subject.

(2)
Consents and Approvals.   No consent, waiver, authorization or approval of any governmental authority or other Person, and no declaration or notice to or filing or registration with any governmental authority or other Person, is required in connection with the execution and delivery of this Agreement by the Optionholder or the performance by the Optionholder of the Optionholder’s obligations hereunder.

(3)
Capacity and Validity of Agreement.   The Optionholder has all requisite legal capacity, and has received all necessary consents, waivers, authorizations or approvals of any governmental authority or other Person, to enter into this Agreement and to carry out the Optionholder’s obligations hereunder. This Agreement has been duly executed by the Optionholder and, assuming due execution and delivery by Topco and Telesat, constitutes a valid and binding obligation of the Optionholder, enforceable against the Optionholder in accordance with its terms, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (b) general equitable principles (whether considered in a proceeding in equity or at law) (clauses (a) and (b), collectively, the “Enforceability Exceptions”).

(4)
Ownership of Telesat Options, Telesat Tandem SARs and Telesat RSUs.   The Optionholder owns, beneficially and of record, all right title and interest, and has good and valid title in, to that number of Telesat Options, Telesat Tandem SARs and Telesat RSUs set forth opposite such Optionholder’s name on Exhibit A hereto free and clear of any and all liens, other than applicable transfer restrictions included in the Grant Agreement(s), Telesat Incentive Plans and the constating documents of Telesat.

(5)
Investment Representations.   The Optionholder hereby acknowledges, understands and agrees that the Exchange Options, the Exchange Tandem SARs and Exchange RSUs have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Exchange Options, Exchange Tandem SARs and Exchange RSUs are being issued pursuant to exemptions from the prospectus requirements under the Securities Act (Ontario) (the “Ontario Securities Act”) and similar requirements in other jurisdictions in Canada and have not been qualified for distribution to the public by way of a prospectus under the Ontario Securities Act or the securities laws of any other Canadian jurisdiction. The Optionholder further acknowledges, represents, warrants and agrees that: (i) such Optionholder is acquiring the Exchange Options, Exchange Tandem SARs and Exchange RSUs for investment for such Optionholder’s own account, and without any present intention of transferring any Exchange Options, Exchange Tandem SARs and Exchange RSUs to any other Person, and that neither such Optionholder nor any other Person acquiring any Exchange Options, Exchange Tandem SARs and Exchange RSUs directly or indirectly from such Optionholder may sell or otherwise transfer any Exchange Options, Exchange Tandem SARs and Exchange RSUs in a manner that would constitute a “distribution” as such term is used in the Securities Act, the Ontario Securities Act or the securities laws of any other Canadian jurisdiction, except in compliance with applicable securities laws; (ii) such Optionholder has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of its investment decision with respect to the Exchange Options, Exchange Tandem SARs and Exchange RSUs; (iii) the Exchange Options, Exchange Tandem SARs and Exchange RSUs may not be transferred unless subsequently registered under the Securities Act and/or applicable state securities laws or the Ontario Securities Act or similar requirements in other jurisdictions in Canada, or pursuant to a valid exemption from such registration in compliance with applicable securities laws; and (iv) such Optionholder has been afforded an opportunity to ask questions of and receive answers from representatives of Topco concerning the terms and conditions of this Agreement and the transactions contemplated hereby.

(6)
No Representations Regarding Topco or Telesat.   The Optionholder (a) is making an informed decision regarding the acquisition of the Exchange Options, Exchange Tandem SARs and Exchange RSUs and (b) has independently and without reliance upon Telesat or Topco, and based on such information and the advice of such advisors as the Optionholder has deemed appropriate, made the Optionholder’s own analysis and decision to enter into this Agreement. The Optionholder acknowledges that neither Topco nor Telesat is acting as fiduciary or financial or investment advisers to the Optionholder, and has not given the Optionholder any investment advice, opinion or other information on whether the acquisition of the Exchange Options, Exchange Tandem SARs and Exchange RSUs is prudent.
Section 6   Representations and Warranties of Topco and Telesat.
Topco and Telesat hereby represent and warrant to the Optionholder as of the date hereof and as of the Exchange Closing as follows:
(1)
Organization.   Each of Topco and Telesat is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite organizational power and authority to own its properties and assets and to conduct its businesses as now conducted.

(2)
No Conflict or Violation.   The execution, delivery and performance by Topco and Telesat of this Agreement do not and will not (a) violate or conflict with any provision of their organizational documents, (b) violate any provision of law, or any order, judgment or decree of any governmental authority, applicable to Topco or Telesat, or their properties or assets or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which Topco or Telesat is a party or by which it is bound or to which any of its properties or assets is subject except, in the case of the foregoing clauses (b) and (c), for such violations, breaches and defaults as would not reasonably be expected to have a material adverse effect on Topco or Telesat.

(3)
Consents and Approvals.   No consent, waiver, authorization or approval of any governmental authority, and no declaration or notice to or filing or registration with any governmental authority, is required in connection with the execution, delivery and performance of this Agreement by Topco and Telesat, except for such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations (a) as have previously been made or obtained, (b) as are required to comply with applicable securities laws and regulations, (c) as are required to consummate the Integration Transaction, or (d) the failure of which to make or obtain would not reasonably be expected to have a material adverse effect on Topco or Telesat.

(4)
Authorization and Validity of Agreement.   Topco and Telesat each have all requisite organizational power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Topco and Telesat and the performance of their obligations hereunder have been duly authorized by all necessary organizational action on the part of Topco and Telesat, and no other organizational proceedings on the part of Topco or Telesat are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Topco and Telesat and, assuming due execution and delivery by the Optionholder, shall constitute the valid and binding obligation of Topco and Telesat, enforceable against them in accordance with its terms, subject to the Topco Incentive Plan, the Grant Agreement(s) and the Enforceability Exceptions.

(5)
Valid Issuance.   The Exchange Options, Exchange Tandem SARs and Exchange RSUs, when granted in accordance with the terms and on the conditions set forth in this Agreement, the Topco Incentive Plan and the Grant Agreement(s), will be validly granted, and the Class A Common Shares and/or Class B Common Shares issuable upon exercise thereof shall be validly issued as fully paid and non-assessable Class A Common Shares and/or Class B Common Shares, as applicable.

(6)
Exchange Ratio.   The Exchange Ratio is, and will be at the Exchange Closing, equal to the Transit-to-Topco Exchange Ratio as defined in the Integration Agreement.

Section 7   Miscellaneous.
(1)
Each party hereto shall bear its own respective expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including any and all fees and expenses of agents, representatives, counsel, investment bankers, actuaries or accountants engaged by or on behalf of such party.

(2)
This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by (i) Topco, (ii) Telesat and (iii) the Optionholder or in the case of a waiver, by the party hereto waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

(3)
This Agreement and the Integration Agreement, together with any other document, agreement or instrument executed or delivered pursuant hereto or thereto, contain the entire agreement and understanding, and supersede all prior negotiations, discussions, correspondence, communications, understandings, drafts and agreements (whether written or oral), between the parties hereto relating to the subject matter of this Agreement.

(4)
From and after the date hereof, and without further consideration therefor, the Optionholder shall execute, or cause the execution of, and deliver to Topco or Telesat, as applicable, such further documents, agreements, instruments and certificates as Topco or Telesat shall reasonably request, or Topco or Telesat shall otherwise reasonably deem to be necessary, from time to time to evidence and effect the contribution, assignment, transfer, conveyance and delivery of the Telesat Options, Telesat Tandem SARs and Telesat RSUs from the Optionholder to Topco as provided herein.

(5)
The Optionholder hereby irrevocably and unconditionally consents to the Integration Transaction and the transactions contemplated thereby, including, without limitation, the contribution and exchange of the Telesat Options, Telesat Tandem SARs and Telesat RSUs for the Exchange Options, Exchange Tandem SARs and Exchange RSUs.

(6)
This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. The Optionholder may not assign or delegate any of its rights or obligations hereunder without the prior written consent of Telesat. Topco or Telesat may (in their respective sole discretion), without the consent of the Optionholder, assign (in whole or in part and whether by merger, operation of law or otherwise) (i) this Agreement and their respective rights hereunder to its lenders and debt providers (or any administrative or collateral agent therefor) for collateral security purposes, and (ii) this Agreement and their respective rights and obligations hereunder to one or more of its affiliates; provided, however, that neither Topco nor Telesat shall be released thereby from any of their respective obligations under this Agreement. Any attempted or purported assignment of this Agreement or any rights or obligations hereunder other than in accordance with the immediately preceding sentence shall be void and of no force or effect ab initio. Nothing in this Agreement, express or implied, is intended to, or shall, confer upon any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity (each, a “Person”), other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(7)
In the event that any one or more of the provisions (or parts thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision (or part thereof) of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision (or part thereof), the parties hereto intend that there shall be added as a part of this Agreement a provision (or part thereof) as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(8)
Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate (and the contribution and exchange of the Telesat Options, Telesat Tandem SARs and Telesat RSUs for the Exchange Options, Exchange Tandem SARs and Exchange RSUs shall terminate) automatically and without the need for any action on the part of any party hereto, if the Integration Agreement shall have been validly terminated without the closing of the Integration Transaction having occurred. In the event of such termination, this Agreement shall immediately become void and of no further force or effect, without any liability on the part of any party to the other parties hereto; provided, however, that this Section 7 shall survive the termination hereof; and provided, further, that nothing herein shall relieve any party of any liability for damages resulting from such party’s fraud or willful breach prior to such termination.
(9)
This Agreement, and all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including (A) the negotiation, execution and validity of this Agreement and (B) any legal action or proceeding, whether at law or in equity, whether in contract, tort or otherwise (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would case the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding against any party hereto or any of its assets arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of Delaware or, if it has subject matter jurisdiction, the United States District Court for the District of Delaware, and each party hereto hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts over the subject matter of any such legal action or proceeding.

(10)
Each party hereto irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such legal action or proceeding in any such court, including any objection that the place where such court is located is an inconvenient forum or that there is any other legal action or proceeding in any other place relating in whole or in part to the same subject matter. Each party hereto irrevocably consents to process being served by any party hereto in any legal action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7(12) hereto and agrees that nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable law.

(11)
EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(12)
All notices, demands and other communications required or permitted to be given hereunder shall be made in writing and shall be deemed to have been given (i) when personally delivered, (ii) when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next business day; provided, that, if sent by electronic mail, the notice, demand or other communication shall be confirmed by the same being sent by one of the means contemplated by the following clauses (iii) or (iv) (it being understood that delivery shall be effective in accordance with this clause (ii)), (iii) one business day after the date when sent to recipient by reputable express courier service (charges prepaid) or (iv) upon receipt when sent by certified or registered mail, postage prepaid. Notices, demands and other communications, in each case to the respective parties, shall be sent to the applicable address(es) set forth below:

If to Topco, concurrent copies sent to each of:
Loral Space & Communications Inc.
600 Fifth Avenue, 16th Floor
New York, NY 10020
Attn: Avi Katz, President, General Counsel & Secretary
Email: akatz@hq.loral.com

With a concurrent copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn: Maurice M. Lefkort and A. Mark Getachew
Email: mlefkort@willkie.com; mgetachew@willkie.com
Facsimile No.: (212) 728-8111
Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West.
Suite 1400
Montréal, Québec
Attn: Senior Vice President and Global Head of Credit and Private
Equity
Investments
Email: privateequity@investpsp.ca
with a copy to: legalnotices@investpsp.ca
With a concurrent copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Douglas Warner
Email: doug.warner@weil.com
If to Telesat:
Telesat Canada
160 Elgin Street, Suite 2100
Ottawa, Ontario, Canada K2P 2P7
Attn: Chris DiFrancesco
Email: CDiFrancesco@telesat.com
With a concurrent copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Edward D. Herlihy and John L. Robinson
Email: EDHerlihy@wlrk.com; JLRobinson@wlrk.com
If to the Optionholder, to the address set forth on the signature page hereto.
(13)
This Agreement may be executed by the parties in one or more counterparts or duplicate originals, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

(14)
Notwithstanding anything to the contrary contained in this Agreement, express or implied, the parties hereto acknowledge and agree that this Agreement may be enforced only against the Persons that are expressly named herein as parties and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, stockholder, affiliate, agent, attorney or representative of any party, nor any of their respective affiliates (including any Person negotiating or executing this Agreement on behalf of a party), all of which are intended to be third party beneficiaries of this Section 7(14), shall have any liability for any obligations or liabilities of any party with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) based on, arising out of or relating to this Agreement, the Integration Transaction or the transactions contemplated hereby or thereby (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
(15)
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms and that monetary damages would not be an adequate remedy therefor. Accordingly, the parties acknowledge and agree that the parties shall be entitled to specific performance of the terms hereof. Each of the parties agrees that it will not oppose the granting of an injunction or specific performance on the basis that (A) the other party has an adequate remedy at law or (B) an award of an injunction or specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(16)
The headings and captions in this Agreement have been inserted for convenience of reference only and shall not form a part hereof. Without limiting the generality of the foregoing, such headings and captions shall not define, limit or otherwise affect in any way the scope or intent of any term or provision of this Agreement.

(17)
Each of the parties hereto has been represented by (or has had the opportunity to consult with) its own counsel and acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

(18)
The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections or Schedules shall be deemed references to Sections of, and Annexes to, this Agreement unless the context shall require otherwise. Whenever required by the context hereof, the singular number shall include the plural (and vice versa), and any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as expressly stated in this Agreement, (A) all references herein to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section and (B) all references herein to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(19)
Notwithstanding anything to the contrary contained in this Agreement, if between the date of this Agreement and the Exchange Closing (i) any of the outstanding Topco Common Shares, Loral Common Shares or LP Units (in each case, as defined in the Integration Agreement) shall have been changed into a different number of shares or units or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio and the exercise price of the Exchange Options (and hence the numbers set forth on Exhibit A), will be equitably adjusted to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such event and (ii) if the parties to the Integration Agreement mutually determine to adjust the Telesat-to-Topco Exchange Ratio (as defined in the Integration Agreement) pursuant to the Integration Agreement, then the number of Exchange Options, and the exercise price thereof, the Exchange Tandem SARs and the Exchange RSUs set forth in Exhibit A will be equitably adjusted to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

(20)
Notwithstanding anything to the contrary contained in this Agreement, if between the date of this Agreement and the Exchange Closing, Loral, PSP and Telesat agree to change the name of the Topco Class A Common Shares or Class B Common Shares, then such new name shall be incorporated into this Agreement mutatis mutandis.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
TELESAT CORPORATION
By:

Name:
Title:
TELESAT CANADA
By:

Name:
Title:
[Signature Page to Option Exchange Agreement]

[OPTIONHOLDER]
Optionholder Address:

[Signature Page to Option Exchange Agreement]

Exhibit A
Telesat Options / SARs and Exchange Options / SARs
Telesat Options / SARs
Number of Options	Number of Tandem SARs	Exercise Price Per Option/SAR (CAD $)

Exchange Options / SARs
Number of Options	Number of Tandem SARs	Exercise Price Per Option/SAR (CAD $)

Telesat RSUs
Number of RSUs

Exchange RSUs
Number of RSUs

ANNEX E
VOTING SUPPORT AGREEMENT
This Voting Support Agreement (this “Agreement”) is made and entered into as of November 23, 2020, by and among Telesat Canada, a corporation incorporated under the laws of Canada (“Transit”), Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada (“Polaris”), and the persons whose names appear on the signature pages hereto (each a “Stockholder” and, together, the “Stockholders”).
RECITALS
A.   On the date hereof, Transit, Telesat Corporation, a corporation incorporated under the laws of British Columbia (“Topco”), Telesat Partnership LP, a limited partnership organized under the laws of Ontario (“Canadian LP”), Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia and a wholly-owned subsidiary of Canadian LP (“CanHoldco”), Loral Space & Communications Inc., a Delaware Corporation (“Leo”), Lion Combination Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Leo (“Merger Sub”), Polaris, and Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of Polaris (“Rover” and together with Transit, Topco, Canadian LP, CanHoldco, Leo and Merger Sub, the “Integration Parties”) entered into a Transaction Agreement and Plan of Merger, including the schedules and exhibits thereto (the “Integration Agreement”), for the purpose of effecting the transactions described therein (the “Integration Transaction”), upon the terms and subject to the conditions set forth therein.
B.   Pursuant to the Integration Agreement, upon the consummation of the transactions contemplated thereby and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into Leo (the “Merger”), with Leo surviving the Merger as a wholly-owned subsidiary of Canadian LP.
C.   The Stockholders own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record, such number of shares of voting and non-voting common stock, par value $0.01 per share, of Leo (the “Leo Common Stock”) as are indicated opposite each of their names on Schedule A attached hereto under the columns “Voting Common Stock” and “Non-Voting Common Stock” (the shares listed under the column “Voting Common Stock” being referred to as “Voting Leo Common Stock”, hereunder).
D.   The Stockholders have the right to vote or direct the vote over the Voting Leo Common Stock as set forth in this Agreement.
E.   The Leo Board has, prior to the execution of this Agreement, approved for purposes of Section 203 of the DGCL, this Agreement, the Integration Agreement and the transactions contemplated hereby and thereby, and have taken all actions with respect to certain Section 16 matters as contemplated by Section 9.2 of the Integration Agreement.
F.   Transit and Polaris desire that the Stockholders agree, and the Stockholders are willing to agree, on terms and conditions set forth herein, not to Transfer (as defined below) any of their Leo Common Stock, and to vote a number of shares of Voting Leo Common Stock equal to 30% of the total outstanding voting common stock of Leo in a manner so as to facilitate the consummation of the Integration Transaction, all as provided herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.   Definitions.   Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Integration Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.
“Expiration Time” shall mean the earliest to occur of (a) the Effective Time and (b) such date and time as the Integration Agreement shall be terminated validly pursuant to Article 11 thereof.

“Meteor Material Adverse Effect” means one or more Occurrences that, individually or in the aggregate, would prevent or materially delay or hinder the performance of the respective obligations of the Stockholders under this Agreement.
“Transfer” shall mean any direct or indirect offer, sale, assignment, Lien, pledge, hypothecation, disposition, loan or other transfer (by operation of Legal Requirement or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, Lien, pledge, hypothecation, disposition, loan or other transfer (by operation of Legal Requirement or otherwise), of any Leo Common Stock (or any security convertible or exchangeable into Leo Common Stock) or interest in any Leo Common Stock, excluding, for the avoidance of doubt, entry into this Agreement. A Transfer shall not include any pledge, Lien or hypothecation of securities in or arising under, a typical margin, brokerage or custodial account, as long as the applicable Stockholder retains the unencumbered right to vote their shares of Leo Common Stock in accordance with this Agreement.
2.   Agreement to Retain the Leo Common Stock.
2.1   No Transfer and Encumbrance of Leo Common Stock. Until the Expiration Time, the Stockholders agree, with respect to any Leo Common Stock currently or hereinafter beneficially owned by the Stockholders, not to (a) Transfer any such Leo Common Stock or (b) deposit any such Leo Common Stock into a voting trust or, except as otherwise provided in this Agreement, enter into a voting agreement or arrangement with respect to such Leo Common Stock or grant any proxy or power of attorney with respect thereto; provided that any Stockholder may Transfer any such Leo Common Stock to any Affiliate of such Stockholder if the transferee of such Leo Common Stock evidences in a writing reasonably satisfactory to Transit and Polaris such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.
2.2   Additional Purchases.   Each Stockholder agrees that any Leo Common Stock that such Stockholder purchases or otherwise hereinafter acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New Leo Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Leo Common Stock set forth on Schedule A attached hereto
2.3   Unpermitted Transfers.   Any Transfer or attempted Transfer of any Leo Common Stock, including New Leo Common Stock, in violation of this Section 2 shall, to the fullest extent permitted by Legal Requirement, be null and void ab initio.
3.   Additional Agreements.
3.1   Exchangeable Election.   Each Stockholder agrees that promptly after its receipt of an Election Form, it shall (a) return such Election Form and validly make an LP Election with respect to all shares of Leo Common Stock, including New Leo Common Stock, owned by such Stockholder, in accordance with the terms and conditions of the Integration Agreement (the “MHR Election”) and (b) not revoke such MHR Election.
3.2   Agreement to Vote.   Subject to Section 3.3 below, prior to the earlier of (x) the Expiration Time or (y) immediately following the time at which the Requisite Stockholder Vote is obtained, each Stockholder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of Leo (whether annual or special and whether or not an adjourned or postponed meeting), however called, for the purpose of voting on any of the matters set forth in clauses (a) or (b) below, appear at such meeting or otherwise cause the Voting Leo Common Stock, including New Leo Common Stock, owned by such Stockholder, to be counted as present thereat for purpose of establishing a quorum, and to vote, or cause to be voted at such meeting, not less than a number of shares of Voting Leo Common Stock equal to 30% of the total outstanding voting common stock of Leo (being 6,428,123 shares of Leo Voting Common Stock):
(a)   in favor of the Integration Transaction and the Merger, but if and only if the Integration Agreement, is not modified, amended or waived (unless such modification, amendment or waiver is in a writing previously consented to in writing by such Stockholder); and

(b)   against (i) any agreement, transaction or proposal that relates to an Alternative Proposal; (ii) any action or agreement that would reasonably be expected to result in a breach by any member of the Leo Group of any covenant, representation or warranty or any other obligation or agreement contained in the Integration Agreement and (iii) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect any of the transactions contemplated by the Integration Agreement, including the Merger, or this Agreement. Any attempt by any of the Stockholders to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Stockholders in contravention of Section 3.2 shall be null and void ab initio.
3.3   Adjournment, Dissent, Record Ownership.   Nothing in this Agreement will limit, prevent or restrict any Stockholder from voting in its sole and absolute discretion with respect to any adjournment, recess or postponement of a meeting of the stockholders of Leo presented for a vote in compliance with Section 9.1(a) of the Integration Agreement. If any of the Stockholders is the beneficial owner, but not the holder of record, of any Voting Leo Common Stock, including any New Leo Common Stock, eligible to vote at a meeting, the Stockholder agrees to take all actions necessary to cause the holder of record and any nominees to vote all of such Voting Leo Common Stock at such meeting in accordance with this Section 3.2.
3.4   No Solicitation.   Each Stockholder acknowledges and agrees that such Stockholder and its directors, officers, employees, members, partners, consultants, accountants, legal counsel, investment bankers and other advisors, agents or other representatives, acting at the direction of or on behalf of such Stockholder, MHR Fund Management LLC or any of their respective controlled Affiliates (collectively, the “MHR Persons”) are Representatives of Leo for purposes of Section 9.3 of the Integration Agreement and accordingly, such Stockholder will, and will cause the other MHR Persons to, comply with their obligations in such capacity as set forth in Section 9.3 of the Integration Agreement. For all purposes of this Agreement: (a) no portfolio company of any fund or other investment vehicle advised or managed by MHR Fund Management LLC shall constitute an MHR Person of any Stockholder in each case unless and to the extent that such person acts at the direction of or on behalf of any MHR Person and (b) in no event will Leo or any of its Subsidiaries be deemed to be an Affiliate or an MHR Person of any Stockholder).
3.5   Cooperation.
(a)   For purposes of this Section 3.5, (i) “Applicable Filing” means only those filings, if any, that are requested by a Governmental Agency or required by applicable Legal Requirement to be made by a Stockholder in connection with the Contemplated Transactions, and (ii) “Filing Party” when used in this Section 3.5 (other than Section 3.5(f)(ii)) shall only include a Stockholder if such Stockholder has an Applicable Filing, and then only to the extent of such Applicable Filing.
(b)   HSR Act; Competition Act.   Each Stockholder (to the extent considered a Filing Party with respect to this Section 3.5(b)) shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to:
(i)   as promptly as practicable following the date hereof and in any event no later than 15 Business Days after the date hereof, file, or cause to be filed (and not withdraw without the other Filing Parties’ consents),
(1)   a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the Contemplated Transactions (and request early termination of the HSR Act waiting period),
(2)   submissions to the Commissioner of Competition including an application for an Advance Ruling Certificate, and, if requested by Topco, the notifications required under Section 114 of the Competition Act with respect to the Contemplated Transactions, and
(ii)   use its reasonable best efforts to
(1)   respond as promptly as practicable to all inquiries received from the FTC, the Antitrust Division or the Commissioner of Competition for additional information or documentation, including to any “Second Request” made pursuant to 15 U.S.C. § 18a(e)(1)(A), and furnish to the other Filing Parties such necessary information and reasonable assistance as the other Filing Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with the FTC, the Antitrust Division or the Commissioner of Competition; provided, however, that disclosure of any such information may be limited to inside counsel or outside legal advisors and consultants,
(2)   cause the waiting period under the HSR Act to terminate or expire at the earliest possible date and obtain Competition Act Approval at the earliest possible date, and
(3)   avoid each and every impediment under the HSR Act and the Competition Act with respect to the Contemplated Transactions so as to enable the Closing to occur as soon as reasonably possible.
(c)   Radiocommunication Act; Communications Act.   Each Stockholder (to the extent considered a Filing Party with respect to this Section 3.5(c)) shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to:
(i)   as promptly as practicable following the date hereof and in any event no later than 15 Business Days after the date hereof, file, or cause to be filed, any applications to or notifications of ISED required or advisable under the Radiocommunication Act and related regulations and policies in respect of the earth station licenses issued to Transit (and disclosed in writing by Transit to Topco prior to the date hereof) and the space station and spectrum authorizations in connection with the change in control of Transit on the consummation of the Contemplated Transactions, including for any required approvals thereof;
(ii)   subject to receipt of the necessary information required to make such filings, as promptly as practicable following the date hereof and in any event no later than 15 Business Days after the date hereof, file, or cause to be filed, all applicable filings required by or advisable under the Communications Act; and
(iii)   use its reasonable best efforts to respond as promptly as practicable to all inquiries received from ISED or the FCC (including the Team Telecom Agencies) for additional information or documentation and to cause all necessary or desirable approvals under the Communications Act and the Radiocommunication Act to be received, at the earliest possible date.
(d)   CFIUS.   Each Stockholder (to the extent considered a Filing Party with respect to this Section 3.5(d)) agrees to use, and to cause its Affiliates to use, reasonable best efforts to obtain CFIUS Approval.
(i)   Such reasonable best efforts shall include, as soon as practicable following the date hereof (and in no event later than 15 Business Days following the date hereof), agreeing on parties to submit, and submitting or causing to be submitted to CFIUS, a draft CFIUS Notice in accordance with 31 C.F.R. Part 800 and the DPA, and after prompt resolution of all questions and comments received from CFIUS on such draft, preparing and submitting to CFIUS the final CFIUS Notice, which shall in any event be submitted promptly after the date all questions and comments received from CFIUS on such draft have been resolved or after CFIUS staff shall have indicated to the Filing Parties that CFIUS has no questions or comments.
(ii)   Such reasonable best efforts shall also include providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Contemplated Transactions, within the time period specified by 31 C.F.R. §800.504(a)(3), or otherwise specified by the CFIUS staff.
(iii)   Each Stockholder (to the extent considered a Filing Party with respect to this Section 3.5(d)) shall, in connection with such reasonable best efforts to obtain the CFIUS

Approval, (x) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the Integration Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (y) promptly inform the Integration Parties of any communication received by such Stockholder from, or given by such Stockholder to, CFIUS, by promptly providing copies to the Integration Parties of any such written communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.502(c)(5)(vi); and (z) permit the Integration Parties to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other Filing Parties the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS, in each of clauses “(x),” “(y)” and “(z)”, subject to confidentiality considerations contemplated by the DPA or required by CFIUS.
(iv)   Notwithstanding anything to the contrary contained in this Agreement, in the event of a CFIUS Turndown, no Stockholder shall have any further obligation to seek CFIUS Approval.
(e)   Team Telecom.   Each Stockholder (to the extent considered a Filing Party with respect to this Section 3.5(e)) agrees to take, or cause to take, or to approve or cause to approve to the extent required or advisable the steps described in this Section 3.5(e), and to use its reasonable best efforts to obtain FCC approval, including by prosecuting any concomitant national security review by the Team Telecom Agencies and seeking FCC approval of the Contemplated Transactions. In furtherance and not in limitation of the above, each Stockholder (to the extent considered a Filing Party with respect to this Section 3.5(e)) shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to, use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FCC (including the Team Telecom Agencies) for additional information or documentation and to cause all necessary or desirable approvals under the Communications Act with respect thereto to be received at the earliest possible date.
(f)   Further Actions.   In furtherance and not in limitation of the covenants of the parties hereto contained in this Agreement:
(i)   With respect to Section 3.5(d) of this Agreement, each Stockholder (to the extent considered a Filing Party with respect to Section 3.5(d)) shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to, use reasonable best efforts to,
(1)   respond as promptly as practicable to all inquiries received from Governmental Agencies for additional information or documentation and supply to any Governmental Agency as promptly as practicable any additional information or documents that may be requested pursuant to any Legal Requirement or by such Governmental Agency (including, for the avoidance of doubt, to any “Second Request” made pursuant to 15 U.S.C. § 18a(e)(1)(A)),
(2)   cooperate in all respects with each other, and consider in good faith the views of the Integration Parties with respect to obtaining all consents, approvals, licenses, permits, waivers, orders and authorizations contemplated by this Section 3.5 that are necessary to consummate the Contemplated Transactions,
(3)   allow the Integration Parties to have a reasonable opportunity to review in advance and reasonably comment on drafts of filings and submissions in respect of any Agreed Governmental Filings, and such Stockholder shall consider any such reasonable comments in good faith;
(4)   promptly inform the Integration Parties of any material communication received by any Stockholder, or given by any Stockholder in connection with any Agreed Governmental

Filings by promptly providing copies to the Integration Parties of any such written communications; and
(5)   permit the Integration Parties to review in advance any material communication that it gives to, and consult with the Integration Parties in advance of any meeting, material telephone call or conference in connection with any Agreed Governmental Filings, and to the extent not prohibited by Legal Requirements or the applicable Governmental Agency, give the Integration Parties the opportunity to attend any material telephonic conferences or in-person meetings with the such Governmental Agency, in each of clauses “(C)”, “(D)” and “(E)”, subject to reasonable confidentiality and privilege considerations, or contemplated by or required by Legal Requirements or the applicable Governmental Agency.
(ii)   Each Stockholder shall supply information and documents that are in its control, or in the control of its controlled Affiliates, to the Filing Parties under the Integration Agreement (or, in the case of information that is within the control of (a) a Stockholder’s or its Affiliates’ portfolio companies and (y) a Stockholders’ Affiliates other than its controlled Affiliates, such Stockholder shall request such information) as promptly as practicable, any necessary information or documents that may be reasonably required in connection with the Agreed Governmental Filings or to respond to all inquiries received from Governmental Agencies; provided, however, that disclosure of any personal or confidential information may be limited to inside counsel, outside legal advisors, consultants and the applicable Governmental Agencies (it being understood that disclosure to the applicable Governmental Agencies may, in some circumstances, result in the public disclosure of such information); provided, further, that, where disclosure to a Governmental Agency could reasonably be expected to result in public disclosure, at the request of such Stockholder, the Filing Parties under the Integration Agreement shall request confidential treatment for any personal or confidential information (it being understood that the denial of confidential treatment by any Governmental Agency shall not prevent any filing from being made).
(iii)   Subject to applicable Legal Requirements and the instructions of any Governmental Agency, each Stockholder shall keep the Integration Parties apprised of the status of any Applicable Filings as to which such Stockholder is a Filing Party, including, to the extent permitted by Legal Requirements, promptly furnishing each other with copies of notices or other communications sent or received by it or any of its controlled Affiliates, to or from any Governmental Agency with respect thereto (subject to sharing on an outside counsel basis or redacting to address reasonable privilege, confidential or competition-sensitive concerns). Each Stockholder to the extent it is a Filing Party shall permit each of the Integration Parties to review in advance any proposed communication to any Governmental Agency with respect to any such Applicable Filing (subject to sharing on an outside counsel basis or redacting to address reasonable privilege, confidential or competition-sensitive concerns), and shall consider in good faith their comments thereon. Each Stockholder to the extent it is a Filing Party agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Agency with respect to any such Applicable Filing unless it consults with the Integration Parties in advance and, to the extent not prohibited by Legal Requirements or the relevant Governmental Agency, gives the Integration Parties (or their external legal counsel) the opportunity to attend and participate. Notwithstanding anything to the contrary in this Section 3.5, no Stockholder shall be required to provide the other with personal identifying information required under the DPA, any information that is to be provided directly to CFIUS in accordance with the DPA, or any information prohibited from disclosure under NISPOM or the ITAR.
(g)   Nothing contained in this Agreement shall give any Stockholder, directly or indirectly, the right to control, supervise or direct, or attempt to control, supervise or direct, the operations of any other Integration Party prior to the Closing Date, including any facility that is subject to a Permit that is held or controlled by Leo or Transit. Prior to the Closing Date, each Stockholder shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its respective Affiliates’ operations.

(h)   Notwithstanding anything to the contrary contained in this Section 3.5, in no event shall each Stockholder be required to take or not take any action that would, directly or indirectly, modify or limit any of such Stockholder’s rights and interests under this Agreement, the Amended and Restated Topco Organizational Documents or any other agreement set forth as an Exhibit to the Integration Agreement to which such Stockholder is a party; provided that, to the extent such Stockholder is entitled to information under such documents that relates to XTAR, the applicable portion of such information that relates to XTAR need not be provided to such Stockholder if and to the extent required to obtain any approval with respect to an Agreed Governmental Filing or prohibited by applicable Legal Requirements.
3.6   Publicity.   Each Stockholder shall, and shall cause its MHR Persons and their controlled Affiliates to take all actions and comply with all covenants in Section 12.2 of the Integration Agreement as if they were a “Party” thereto.
3.7   Share Designation.
(a)   To the extent that the Integration Parties determine to seek a listing on the Toronto Stock Exchange, whether in connection with Closing or thereafter, each Stockholder shall cooperate reasonably to finalize the designation of the name of the Class A Topco Common Shares or Class B Topco Common Shares to a name agreed to between the Integration Parties and acceptable to the Toronto Stock Exchange, and in connection therewith, the amendment and/or modification of any agreement, document or filing or form thereof (for the avoidance of doubt, including the Schedules and Exhibits attached hereto) to the extent necessary to reflect such name change.
(b)   To the extent that the Canadian Securities Authorities require a change in the designation of the name of the Class A Topco Common Shares or the Class B Topco Common Shares to be qualified in the Canadian Prospectus, each Stockholder shall reasonably cooperate to revise and finalize the designation of the name of the Topco Common Shares to a name agreed to between the Integration Parties and acceptable to the Canadian Securities Authorities, and in connection therewith, to amend and/or modify any agreement, document or filing or form thereof (for the avoidance of doubt, including the Schedules and Exhibits attached hereto) to the extent necessary to reflect such name change.
(c)   Each Stockholder shall cooperate to minimize the amendments and/or modifications required pursuant to this Section 3.7, including by using the same changed names.
3.8   Other Agreements.   In connection with the Closing and as contemplated in Section 2.2 of the Integration Agreement, each of the parties contemplated in the following agreements will, and will cause their applicable Affiliates to, execute and deliver the same: (i) the Partnership Agreement; (ii) the Topco Post-Closing Investor Rights Agreement; and (iii) the Registration Rights Agreement.
3.9   Amendment of Integration Agreement.   The parties hereto agree that they shall not and shall not agree to, any modification, amendment or waiver of the Integration Agreement unless such modification, amendment or waiver is previously consented to in writing by each Stockholder.
4.   Irrevocable Proxy.
4.1   Grant of Irrevocable Proxy.   Each Stockholder hereby irrevocably appoints Transit and any designee of Transit, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, to vote with respect to any Voting Leo Common Stock, including New Leo Common Stock, beneficially owned or owned of record by such Stockholder, in each case solely to the extent and in the manner specified in Section 3.2. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement, and its existence will not be deemed to relieve such Stockholder of its obligations under Section 3.2. For Voting Leo Common Stock, including New Leo Common Stock, as to which the Stockholder is the beneficial but not the record owner, such Stockholder will cause any record owner of such Leo Common Stock, including New Leo Common Stock, to grant to Transit a proxy to the same effect as that contained in this Section 4.1 to the extent required to comply with Section 3.2.

4.2   Nature of Irrevocable Proxy.   Until the earlier of (a) the Expiration Time and (b) immediately following the time in which the Requisite Stockholder Vote is obtained, the proxy and power of attorney granted pursuant to Section 4.1 by each Stockholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with regard to such Stockholder’s Voting Leo Common Stock, including New Leo Common Stock, beneficially owned or owned of record by such Stockholder, and such Stockholder acknowledges that the proxy constitutes an inducement for Transit and Polaris to enter into the Integration Agreement. The power of attorney granted by each Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate at the earlier of (i) the Expiration Time. and (ii) immediately following the time in which the Requisite Stockholder Vote is obtained.
5.   Representations and Warranties of the Stockholders.   Each Stockholder hereby represents and warrants to Transit and Polaris as of the date hereof as follows:
5.1   Due Authority.   Such Stockholder has all necessary power and authority to execute, deliver and perform its respective obligations under this Agreement and to make the MHR Election. The execution, delivery and performance by the Stockholders of this Agreement and the making of the MHR Election. have been duly and validly authorized by all necessary action on behalf of the Stockholders. No other actions or proceedings on the part of any of the Stockholders are necessary to authorize this Agreement or the making of the MHR Election. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes a binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by the Enforceability Exceptions. Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by any Stockholder at or prior to Closing to which such Stockholder is or will be a party will be duly and validly executed and delivered by such Stockholder, and will constitute a binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by the Enforceability Exceptions.
5.2   No Conflict or Violation.   The execution, delivery and performance by the Stockholders of this Agreement and the making of the MHR Election, will not (with notice or lapse of time, or both), (a) conflict with or violate any provision of the articles of incorporation, bylaws or other equivalent organizational or governing documents of such Stockholder, (b) conflict with or violate any Contract to which such Stockholder is a party or by which any property or assets of such Stockholder is bound, (c) conflict with or violate any Order binding upon such Stockholder and (d) assuming that all Permits and other actions described in Section 5.3 of this Agreement have been obtained and all filings and other obligations described in Section 5.3 of this Agreement have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to such Stockholder or any of its properties or assets, except in the case of the foregoing clauses (b), (c) or (d) for such violations or conflicts that would not reasonably be expected to have, individually or in the aggregate, a Meteor Material Adverse Effect.
5.3   Governmental Consents and Approvals.   The execution, delivery and performance by such Stockholder of its obligations under this Agreement and the making of the MHR Election, each in accordance with the terms hereof and thereof, will not require filing with, or notification to, any Governmental Agency with respect to such Stockholder, except (a) for (i) the Agreed Governmental Filings, (ii) the filing of the Certificate of Merger pursuant to the DGCL, and (iii) any filings as may be required under the Securities Exchange Act of 1934 and (b) where the failure to obtain such Permits, or to make such filings, registrations or notifications would not reasonably be expected to have, individually or in the aggregate, a Meteor Material Adverse Effect.
5.4   Actions and Proceedings.   There are no outstanding Orders to which such Stockholder is subject or bound that would reasonably be expected to have, individually or in the aggregate, a Meteor Material Adverse Effect. There are no Proceedings pending or, to the knowledge of such Stockholder, threatened in writing against any Stockholder, which would reasonably be expected to have, individually or in the aggregate, a Meteor Material Adverse Effect.

5.5   Ownership of the Leo Common Stock.
(a)   As of the date hereof, such Stockholder is the beneficial or record owner of the shares of Leo Common Stock indicated on Schedule A hereto opposite the Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement or as disclosed on Schedule A; and
(b)   As of the record date of the meeting of the stockholders of Leo contemplated in Section 3.2 of this Agreement, such Stockholder has the power to vote or direct the vote of all of the shares of Voting Leo Common Stock beneficially owned or owned of record by such Stockholder. As of the date hereof, such Stockholder does not own, beneficially or of record, any capital stock or other securities of Leo other than the shares of Leo Common Stock set forth on Schedule A opposite the Stockholder’s name. As of the date hereof, such Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock or other securities of Leo except as set forth on Schedule A opposite such Stockholder’s name.
5.6   Brokers’ Fees.   No Person is entitled to any brokerage, finder’s or other similar fee or commission payable by such Stockholder or any of its Affiliates (excluding, for the avoidance of doubt, any member of the Leo Group) in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Stockholder.
5.7   Information Supplied.   None of the information supplied or to be supplied by such Stockholder concerning such Stockholder, MHR Fund Management LLC or their respective Affiliates (for the avoidance of doubt, excluding Leo, Transit or their respective subsidiaries) in writing, including, without limitation, details of ownership of Leo Common Stock by such Stockholder, specifically and expressly for inclusion or incorporation by reference in the Leo Proxy Statement, the Form F-4 or the Canadian Prospectus will, in the case of the Leo Proxy Statement at the time the Leo Proxy Statement is first mailed to Leo’s stockholders and at the time of the Leo Stockholder Meeting, in the case of the Form F-4 and the Canadian Prospectus at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by such Stockholder with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than such Stockholder for inclusion or incorporation by reference therein.
6.   Termination.   Except as set forth in the last sentence of this Section 6, this Agreement shall terminate, become null and void, and shall have no further force or effect immediately as of and following the earliest to occur of (a) the Effective Time and (b) such date and time as the Integration Agreement shall be terminated validly pursuant to Article 11 thereof. Notwithstanding anything else contained herein, such termination shall not relieve any party from liability for any material breach of this Agreement by the party prior to such termination. Section 3.9 of this Agreement shall survive such termination.
7.   Notice of Certain Events.   Each Stockholder shall notify Transit, Leo and Polaris promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Stockholder under this Agreement or (b) the receipt by such Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to Transit, Leo or Polaris.
8.   Capacity.   Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s shares of Leo Common Stock. Nothing herein is intended to or shall limit, affect or restrict any employee, director, officer or representative of any Stockholder or its Affiliates, in his or her capacity as a director of Leo or Transit or any of their respective subsidiaries (including voting on matters put to any such board or any committee thereof, influencing officers, employees, agents, management or the other directors of Leo or Transit, any of their respective subsidiaries and taking any action or making any statement at any meeting of such board or any committee thereof) or in the exercise of his or her fiduciary duties as a director of Leo or Transit or any of its subsidiaries.

9.   Stockholder Obligation Several and Not Joint.   The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.
10.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Transit or Polaris any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder’s shares of Leo Common Stock. All rights, ownership and economic benefits of and relating to any such Stockholder’s shares of Leo Common Stock shall remain vested in and belong solely to such Stockholder.
11.   Miscellaneous.
11.1   Severability.   If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
11.2   Binding Effect and Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
11.3   Amendments and Modifications.   This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.
11.4   Specific Performance; Injunctive Relief.   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.
11.5   Notices.   All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered; (b) when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next Business Day; provided, that, if sent by electronic mail, the notice, demand or other communication shall be confirmed by the same being sent to recipient by reputable express courier service (charges prepaid) or (c) upon receipt when sent by certified or registered mail, postage prepaid. Notices, demands and other communications, in each case to the respective Parties, shall be sent to the applicable address set forth below:
(i)   if to any Stockholder, to the address set forth for such party on Schedule A with a copy to (which shall not be considered notice) each of the following :
Name:
c/o MHR Fund Management LLC

Address:
1345 Avenue of the Americas
42nd Floor
New York, New York 10105

Attention:
Keith Schaitkin and Janet Yeung

Email:
jYeung@mhrfund.com

Email:
KSchaitkin@mhrfund.com

(ii)   if to Polaris
Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West.
Suite 1400
Montréal, Québec
Attention:
Senior Vice President and Global Head of Credit and Private Equity

Email:
privateequity@investpsp.ca

With a copy to:
legalnotices@investpsp.ca

with a copy to (which shall not be considered notice):
Name:
Weil, Gotshal & Manges LLP

Address:
767 Fifth Avenue
New York, New York 10153

Attention:
Douglas Warner

Email:
doug.warner@weil.com

(iii)   if to Transit
Telesat Canada
160 Elgin Street, Suite 2100
Ottawa, Ontario, Canada K2P 2P7
Attention:
Chris DiFrancesco

Email:
CDiFrancesco@telesat.com

with a copy to (which shall not be considered notice):
Name:
Wachtell, Lipton, Rosen & Katz

Address:
51 West 52nd Street
New York, New York 10019

Attention:
John L. Robinson

Email:
JLRobinson@wlrk.com

Any Party may, by notice given in accordance with this Section 11.5 to the other Parties, designate another address or person for receipt of notices hereunder. Notwithstanding the first paragraph of this Section 11.5, notice of such a change shall be effective only upon receipt.
11.6   APPLICABLE LAW; JURISDICTION OF DISPUTES.   THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING (A) ITS NEGOTIATION, EXECUTION AND VALIDITY AND (B) ANY PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT, TORT OR OTHERWISE (INCLUDING ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY LAWS, RULES OR PROVISIONS OF THE STATE OF DELAWARE THAT WOULD CAUSE THE APPLICATION OF THE LAWS, RULES OR PROVISIONS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. ANY PROCEEDING AGAINST ANY PARTY OR ANY OF ITS ASSETS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR, IF IT HAS SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS OVER THE SUBJECT MATTER OF ANY SUCH PROCEEDING. EACH PARTY IRREVOCABLY WAIVES AND AGREES NOT TO RAISE ANY OBJECTION IT MIGHT NOW OR HEREAFTER HAVE TO ANY SUCH PROCEEDING IN ANY SUCH COURT INCLUDING ANY OBJECTION THAT THE PLACE WHERE SUCH COURT IS LOCATED IS AN INCONVENIENT FORUM OR THAT THERE IS ANY OTHER PROCEEDING IN ANY

OTHER PLACE RELATING IN WHOLE OR IN PART TO THE SAME SUBJECT MATTER. EACH PARTY IRREVOCABLY CONSENTS TO PROCESS BEING SERVED BY ANY PARTY IN ANY PROCEEDING BY DELIVERY OF A COPY THEREOF IN ACCORDANCE WITH THE PROVISIONS OF SECTION 11.5 AND AGREES THAT NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS.
11.7   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES OF FACT AND LAW, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY OTHERWISE HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE NEGOTIATION, OR ENTERING INTO OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.
11.8   Entire Agreement.   This Agreement, and the sections of the Integration Agreement referred to in this Agreement, contains the entire agreement of the Stockholders with any of the other parties hereto in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.
11.9   Counterparts.   This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
11.10   Effect of Headings.   The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.
11.11   No Agreement Until Executed.   Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until this Agreement is executed and delivered by all parties hereto.
11.12   Legal Representation.   This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.
11.13   Expenses.   All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.
TELESAT CANADA
By:
/s/ Christopher S. DiFrancesco

Name:
Christopher S. DiFrancesco

Title:
Vice President, General Counsel and

Secretary
[Signature Page to Voting Support Agreement]

PUBLIC SECTOR PENSION INVESTMENT BOARD
By:
/s/ Guthrie Stewart

Name:
Guthrie Stewart

Title:
Authorized Signatory

By:
/s/ David Morin

Name:
David Morin

Title:
Authorized Signatory

[Signature Page to Voting Support Agreement]

STOCKHOLDERS:
MHR INSTITUTIONAL PARTNERS LP
By: MHR Institutional Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHRA LP
By: MHR Institutional Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHRM LP
By: MHR Institutional Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

[Signature Page to Voting Support Agreement]

MHR INSTITUTIONAL PARTNERS II LP
By: MHR Institutional Advisors II LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHR INSTITUTIONAL PARTNERS IIA LP
By: MHR Institutional Advisors II LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHR INSTITUTIONAL PARTNERS III LP
By: MHR Institutional Advisors III LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHR CAPITAL PARTNERS MASTER ACCOUNT II HOLDINGS LLC
By: MHR Advisors LLC, the General Partner of its Sole Member
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

[Signature Page to Voting Support Agreement]

MHR CAPITAL PARTNERS MASTER ACCOUNT LP
By: MHR Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHR CAPITAL PARTNERS (100) LP
By: MHR Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

[Signature Page to Voting Support Agreement]

SCHEDULE A
Name	Address for Notice	Voting Common Stock	Non-Voting Common Stock
MHR Institutional Partners LP	1345 Ave of the Americas 42nd Floor New York, NY 10105	2,123,874	—
MHRA LP	1345 Ave of the Americas 42nd Floor New York, NY 10105	205,476	—
MHRM LP	1345 Ave of the Americas 42nd Floor New York, NY 10105	305,541	—
MHR Institutional Partners II LP	1345 Ave of the Americas 42nd Floor New York, NY 10105	960,033	540,200
MHR Institutional Partners IIA LP	1345 Ave of the Americas 42nd Floor New York, NY 10105	2,418,660	1,360,934
MHR Institutional Partners III LP	1345 Ave of the Americas 42nd Floor New York, NY 10105	1,211,467	6,389,497
MHR Capital Partners Master Account II Holdings LLC	1345 Ave of the Americas 42nd Floor New York, NY 10105	1,115,347	1,089,120
MHR Capital Partners Master Account LP	1345 Ave of the Americas 42nd Floor New York, NY 10105	34,732	—
MHR Capital Partners (100) Account LP	1345 Ave of the Americas 42nd Floor New York, NY 10105	154,289	125,922
TOTAL		8,529,419	9,505,673
LIENS:

ANNEX F
TRUST AGREEMENT
creating
[NEW TRANSIT] TRUST
Made as of [•], 20[•]

F-i

F-ii

TRUST AGREEMENT
THIS AGREEMENT made as of the [•] day of [•], 20[•],
BETWEEN:
[•], of [•], Ontario
(hereinafter referred to as the “Settlor”)
-and-
TSX Trust Company,
a trust company existing under the laws of Canada
(hereinafter referred to as the “Trustee”),
WHEREAS the Settlor wishes to establish an irrevocable trust to be known as the [New Transit] Trust (the “Trust”) for the benefit of the Beneficiaries to, inter alia acquire and hold the Special Voting Shares and the Golden Share (each as hereinafter defined), and has transferred the sum of FIVE THOUSAND ONE HUNDRED [CANADIAN] DOLLARS ([CA]$5,100) to the Trustee to be held by the Trustee and with and subject to the powers and provisions provided in this Agreement;
NOW THEREFORE in consideration of the premises and of the mutual covenants and agreements herein contained, the parties agree as follows:
ARTICLE ONE
INTERPRETATION
Section 1.01   Definitions
(1)
In this Agreement, the following terms will have the following meanings:

“Annual Net Income of the Trust” means, for any taxation year, the income of the Trust for such year computed in accordance with the provisions of the ITA other than paragraph 82(1)(b) and subsection 104(6) of the ITA regarding the calculation of income for the purposes of determining the “taxable income” of the Trust;
“Beneficiaries” means any one or more charities as the Trustee may at any time and from time to time, subject to Section 4.09(1)(b), select in writing to be the recipient or recipients of the Trust Property, or any part or parts thereof, including, for greater certainty, the Annual Net Income of the Trust pursuant to Article Nine, and any successor of any such charity, which the initial Beneficiaries shall be [•]; provided that at all times each such charity or successor is (i) a “registered charity” designated as a “charitable organization” or “public foundation” for purposes of the ITA, (ii) is incorporated under the laws of Canada or a Province thereof and is not a trust, (iii) is not controlled by a non-resident person or group of non-resident persons for the purposes of ITA and (iv) in conjunction with the distribution of the Remaining Property, has not given notice that it will decline to accept a payment;
“Business Day” means any day other than a Saturday, Sunday, a day on which banking institutions in the City of Montréal are authorized or required by law to be closed or a day on which the New York Stock Exchange, the NASDAQ Stock Market or the Toronto Stock Exchange is closed for trading;
“Class A Special Voting Share” means a Class A special voting share in the capital of New Transit;
“Class B Special Voting Share” means a Class B special voting share in the capital of New Transit;
“Class C Special Voting Share” means a Class C special voting share in the capital of New Transit;
“default” has the meaning set out in Section 6.08(4).

“Exchangeable Units” means exchangeable limited partnership units of the Partnership;
“Golden Share” means the special variable voting share in the capital of New Transit;
“ITA” means the Income Tax Act (Canada) and the regulations thereunder, both as amended, restated or re-enacted from time to time;
“LPA” means the amended and restated limited partnership agreement dated [•], 20[•], as may be amended from time to time, in respect of the Partnership;
“New Transit” means Telesat Corporation, a corporation incorporated under the laws of the Province of British Columbia;
“Officer’s Certificate” means a certificate signed by any officer or director of New Transit;
“Partnership” means Telesat Partnership LP, a limited partnership formed under the laws of the Province of Ontario;
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation or other entity with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;
“Remaining Property” means all of the property of the Trust other than the Special Voting Shares and the Golden Share;
“Settlor” has the meaning set out in the preamble;
“Special Voting Shares” means, together, the Class A Special Voting Share, the Class B Special Voting Share and the Class C Special Voting Share;
“this Agreement”, “Trust Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions refer to this Trust Agreement, as the same may be amended, supplemented, modified, restated or replaced from time to time, and not to any particular Article, Section, paragraph, subparagraph or clause hereof;
“Trust” has the meaning set out in the recitals;
“Trust Activities” means the activities of the Trust described in Section 2.02;
“Trust Property” means, together, the Special Voting Shares, the Golden Share and the Remaining Property;
“Trustee” has the meaning set out in the preamble; and
“Voting Agreement” means the Voting Agreement to be entered into between the Trust, the Trustee, New Transit and the Partnership on the date hereof.
Section 1.02   Rules of Construction
Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:
(a)
the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)
references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section of this Agreement;

(c)
the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)
words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)
the word “including” is deemed to mean “including without limitation”;

(f)
the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)
any reference to this Agreement, the Voting Agreement or the LPA means this Agreement, the Voting Agreement or the LPA, as the case may be, as amended, modified, replaced or supplemented from time to time;

(h)
any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)
any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(j)
whenever any payment shall be due, any period of time shall begin or end, any calculation is to be made or any other action is to be taken on, or as of, or from a period ending on, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, such calculation shall be made and such other actions shall be taken, as the case may be, on, or as of, or from a period beginning on or ending on, the next succeeding Business Day; and

(k)
references to the Trust owning property or undertaking an action refer to the Trustee owning property or undertaking an action, as applicable, solely in its capacity as Trustee of the Trust.

Section 1.03   Governing Law
This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province.
Section 1.04   References to Acts of the Trust
For greater certainty, where any reference is made in this Agreement, or in any other instrument to which the Trust or the Trustee, as trustee of the Trust, is party, to an act (including for greater certainty the Trust Activities) to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against, or a covenant, representation or warranty (other than relating to the constitution or existence of the Trust) by or with respect to (i) the Trust, or (ii) the Trustee, such reference shall be construed and applied for all purposes as if it referred to an act to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against, or a covenant, representation or warranty (other than relating to the constitution or existence of the Trust) by or with respect to the Trustee, solely in its capacity as trustee of the Trust.
ARTICLE TWO
ESTABLISHMENT AND ACTIVITIES OF THE TRUST
Section 2.01   Establishment of Trust
The purpose of this Agreement is to create an inter vivos trust that will acquire and hold the Trust Property for the benefit of the Beneficiaries, as herein provided.
Section 2.02   Activities of the Trust
(1)   The Trust will carry on its activities in accordance with this Agreement and the Voting Agreement in order to hold and administer the Trust Property for the benefit of the Beneficiaries. The activities of the Trust shall be, and shall be limited to: (i) acquiring and holding the Special Voting Shares, (ii) acquiring and holding the Golden Share, (iii) entering into the Voting Agreement and carrying out the Trust’s obligations thereunder, (iv) investing and reinvesting the Remaining Property and (v) carrying on all other activities as may be reasonably incidental to those activities (the “Trust Activities”).
(2)   During the term commencing on the date hereof until the earliest to occur of (i) the termination of the Trust pursuant to Article Nine, (ii) the date no Exchangeable Units are outstanding, and (iii) all outstanding Exchangeable Units are held by New Transit, the Trustee shall have all of the rights and powers of an owner with respect to the Special Voting Shares, provided that the Trustee shall:
(a)   exercise all voting rights attached to the Special Voting Shares only in accordance with the provisions of the Voting Agreement;
(b)   except as specifically authorized by this Agreement or the Voting Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Special Voting Shares, and the Special Voting Shares shall not be used or disposed of by the Trustee for any purpose (including for exercising dissent or appraisal rights relating to the Special Voting Shares) other than as contemplated by, and solely in accordance with, the Voting Agreement; and
(c)   hold the certificates representing the Special Voting Shares, if any, in safe keeping at all times.
(3)   During the term commencing on the date hereof until the earliest to occur of (i) the termination of the Trust pursuant to Article Nine and (ii) the date the Golden Share is no longer outstanding, the Trustee shall have all of the rights and powers of an owner with respect to the Golden Share, provided that the Trustee shall:
(a)   exercise all voting rights attached to the Golden Share only in accordance with the provisions of the Voting Agreement;
(b)   except as specifically authorized by this Agreement or the Voting Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Golden Share, and the Golden Share shall not be used or disposed of by the Trustee for any purpose (including for exercising dissent or appraisal rights relating to the Golden Share) other than as contemplated by and, solely in accordance with, the Voting Agreement t; and
(c)   hold the certificate representing the Golden Share, if any, in safe keeping at all times.
(4)   If any event described in Sections 2.02(2) or 2.02(3) has occurred, New Transit will provide the Trustee with an Officer’s Certificate stating that such event has occurred.
ARTICLE THREE
CHARACTERISTICS OF THE TRUST
Section 3.01   Name and Head Office
The name of the Trust will be “[•] Trust” and it will be referred to as “[•] Trust”. Should the Trustee determine that the use of such name is not practicable, legal or convenient, it may use such other designation or adopt such other name for the Trust as it deems proper and the Trust may hold the Trust Property and conduct the Trust Activities under such other designation or name. The head office and situs of administration of the Trust initially will be 301-100 Adelaide Street W. Toronto, Ontario M5H 4H1. The Trustee may at any time or from time to time change the head office and situs of the administration of the Trust to another location within the Province of Ontario and have such other offices or places of administration within Canada as the Trustee may from time to time determine is necessary or desirable.
Section 3.02   Nature and Object of the Trust
(1)   The Trust is a special purpose trust and the Trust Property will be segregated and not commingled with the money and investments of any other Person and the Trustee will hold the Trust out as separate and independent from any other Person, maintain separate books and records for the Trust from those of any other Person, conduct the business of the Trust in the name of the Trust and comply with other formalities inherent in treating the Trust as separate and independent from any other Person.
(2)   The Trust is not and is not intended to be, will not be deemed to be and will not be treated as a general partnership, limited partnership, syndicate, association, joint venture, company or corporation, nor will the Trustee or the Beneficiaries or any of them for any purpose be, or be deemed to be, or be treated in any way whatsoever as, liable or responsible hereunder as partners or joint venturers. The Trustee will not be, or be deemed to be, the agent of the Beneficiaries. The relationship of the Beneficiaries to the Trustee will be solely that of the beneficiaries of the Trust and the rights of a Beneficiary will be limited to those expressly conferred upon it by this Agreement and, for greater certainty, the Trustee will be entitled to deal with the Trust Property in the manner provided in this Agreement and in accordance with applicable law without the consent of or approval from or notice to the Beneficiaries.
(3)   The object of the Trust is to carry on the Trust Activities for the benefit of the Beneficiaries and to distribute and otherwise deal with the Trust Property according to this Agreement accordance with applicable law and not for any religious, charitable, educational or public purpose.
Section 3.03   Representations and Covenants
(1)   The Trustee hereby represent and warrant to New Transit and the Partnership that:
(a)
the Trustee is authorized to carry on a trust business as contemplated hereby in each of the Provinces of Canada;

(b)
the Trustee is a resident of Canada for the purposes of the ITA; and

(c)
the Trustee is not controlled by a non-resident person or group of non-resident persons for the purposes of the ITA.

(2)   The Trustee agrees that all decisions made by the Trustee in the course of performing its obligations as Trustee of the Trust will be made in Canada.
ARTICLE FOUR
RIGHTS AND POWERS OF TRUSTEE
Section 4.01   General Powers
Subject to the specific restrictions and limitations set forth in this Agreement, the Trustee will have, without the necessity of authorization by, and free from any power or control on the part of, any Beneficiary, full, exclusive and absolute power, control and authority over the Trust Property and the Trust Activities to the same extent as if the Trustee were the sole and absolute owner thereof in its own right, including, without limitation, such power, control and authority to do all such acts and things as in its sole judgment and discretion are necessary, incidental or desirable for carrying on the Trust Activities in accordance with this Agreement and the Voting Agreement, with such powers of delegation as may be permitted by this Agreement. For greater certainty, and without limiting the generality of the foregoing, the powers of the Trustee that may be exercised as aforesaid include the powers set forth in Section 4.02 to Section 4.13, inclusive. The enumeration of any specific power or authority in this Agreement will not be construed as limiting the aforesaid power or authority or any other specific power or authority or any power and authority necessarily incidental to the conduct of the Trust Activities.
Section 4.02   Legal Title and Custody
Subject to Article Nine, the Trustee will have the power to cause any and all Trust Property to be held by or registered in the name of any Person, on such terms and in such manner as the Trustee may determine and with or without disclosure that the Trust is interested therein. The Beneficiaries will not have any right to call for any partition or division of any part of the Trust Property nor can they be called on to pay for, contribute toward or assume any losses of the Trust. The Trust Property will be considered at all times as property held in trust by the Trustee, as trustee of the Trust, according and subject to this Agreement and applicable law.
Section 4.03   Possession, Use and Disposition of Assets
The Trustee will have the power, subject to this Agreement and the terms and conditions of the Voting Agreement, to possess and use the Trust Property in connection with the Trust Activities, including, without limitation, the power to exercise all of the Trust’s rights and perform all of the Trust’s obligations under the Voting Agreement.
Section 4.04   Taxes
(1)   The Trustee will have the power to pay all taxes or assessments of whatever kind or nature imposed upon the Trustee or the Trust in connection with the Trust Property or upon or against the income from the Trust Activities or any part thereof, to settle and compromise disputed tax liabilities and, for the foregoing purposes, to make such returns and do all such other acts and things as may be deemed by the Trustee necessary or desirable. The Trustee will have the power to deduct and remit any taxes which are required by law to be deducted and remitted from any payment made by the Trustee.
(2)   The Trustee shall, to the extent necessary file on behalf of the Trust appropriate income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which shares of New Transit are traded. New Transit will prepare, or cause to be prepared, any such returns or reports, including any returns or reports required relating to the distribution of the Remaining Property and the termination of the Trust, and the Trustee shall cooperate with such preparation.
Section 4.05   Collection
In accordance with and subject to the terms of this Agreement and the Voting Agreement, the Trustee will have the power to collect, receive, give receipts for and sue for all sums of money or other property due to the Trust; to consent to extensions of time for payment, or to the renewal of, any securities or obligations; to engage or intervene in, prosecute, defend, compound, compromise, abandon or adjust by arbitration or otherwise any actions, suits, proceedings, disputes, claims, demands or things relating to the Trust Property or the Trust Activities; to exercise any and all remedies available to it or the Trust under any agreement to which it or the Trust is a party or otherwise including any foreclosure or power of sale available to the Trustee or the Trust thereunder or under any such other security and, in connection with any such foreclosure or sale, to purchase or otherwise acquire title to any property and to convey good title thereto free of any and all trusts hereby established, or to take or retake possession of any property secured or unsecured thereunder or such other security; to extend the time, with or without security, for the payment or delivery of any debts or property and to execute and enter into releases, agreements and other instruments; and to pay or satisfy any debts or claims upon any evidence that the Trustee determines to be sufficient.
Section 4.06   Expenses and Compensation of Trustee
(1)   The Trustee will have the power to incur and make payment of any charges or expenses which in the opinion of the Trustee are reasonably necessary or incidental to or proper for carrying out any of the powers provided in this Agreement and the Trust Activities and to pay appropriate compensation or fees out of the Trust Property to Persons with whom the Trust or the Trustee has contracted or transacted business including, without limitation, any charges, expenses, compensation or fees payable under the Voting Agreement.
(2)   New Transit and the Partnership agree on a joint and several basis to pay the Trustee reasonable compensation for its services under this Agreement and the Voting Agreement and to reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the reasonable cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement and the Voting Agreement; provided that New Transit and the Partnership shall have no obligation to reimburse the Trust for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation arising from or in connection with the bad faith, wilful misconduct, gross negligence, fraud or the failure to comply with the standard of care referred to in Section 6.01 by the Trustee or any incorporator, director, officer, employee or agent of the Trustee.
Section 4.07   Allocation
The Trustee will have the power to determine whether moneys or other assets received by the Trust or expenses or disbursements made by the Trust will be charged or credited to income or capital or allocated between income and capital.
Section 4.08   Fiscal Year and Form of Accounts
The fiscal year of the Trust will be the calendar year or such other fiscal year as the Trustee may determine. The Trustee will have power to determine and from time to time change the method or form in which the accounts of the Trust will be kept, provided such method or form reasonably complies with International Financial Reporting Standards, as applicable from time to time.
Section 4.09   Power to Contract
(1)   The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include and be limited to:
(a)
receipt and safekeeping of the Special Voting Shares and the Golden Share in accordance with the provisions of this Agreement and the Voting Agreement;

(b)
designating a Beneficiary or Beneficiaries in writing on an annual basis or on the termination of the Trust from a group identified by New Transit or the Partnership;

(c)
granting proxies to holders of Exchangeable Units as provided in the Voting Agreement and Article 3 of Schedule A to the LPA;

(d)
voting the Special Voting Shares in accordance with the provisions of the Voting Agreement;

(e)
voting the Golden Share in accordance with the provisions of the Voting Agreement;

(f)
holding title to the Trust Property;

(g)
investing the Remaining Property; and

(h)
taking such other actions and doing such other things as are specifically provided in this Agreement or the Voting Agreement.

(2)   In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement or the Voting Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the exercise of the powers set forth in Section 4.09(1) above. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all Persons when made by the Trustee honestly and in good faith and in compliance with the standard of care referred to in Section 6.01. For greater certainty, the Trustee shall have only those duties and powers as are set out specifically in this Agreement or the Voting Agreement.
(3)   The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.
(4)   In the exercise of its powers, the Trustee shall not be limited by any law now or hereafter in effect limiting the investments which may be held or retained by trustees or other fiduciaries.
Section 4.10   Further Powers
The Trustee will have the power to perform and do all such other acts and things and to execute all such deeds, transfers, assignments, agreements or other instruments whatsoever as are necessary, proper or desirable in order to carry out the Trust Activities in accordance with this Agreement and the Voting Agreement although such acts or things, or deeds, transfers, assignments or other instruments are not herein specifically mentioned. Any determination as to what is necessary, proper or desirable in order to carry on the Trust Activities in accordance with any such agreement, when made by the Trustee honestly and in good faith and in compliance with the standard of care referred to in Section 6.01, will be conclusive. Any construction of this Agreement or any determination of the purposes of the Trust or the existence of any power or authority hereunder, made honestly and in good faith and in compliance with the standard of care referred to in Section 6.01 by the Trustee upon the advice of legal counsel, will be conclusive to the extent consistent with the law. In construing the provisions of this Agreement, there will be a presumption in favour of a grant of power to the Trustee.
Section 4.11   Auditors
In accordance with and subject to the terms of this Agreement and the Voting Agreement, the Trustee shall have power from time to time to select and appoint and discharge and re-appoint an auditor or auditors of the Trust in its discretion and to negotiate and fix the reasonable fees of any such auditor or auditors; provided, such auditor or auditors shall be a nationally recognized independent accounting firm.
Section 4.12   Power of Attorney
The Trustee shall have power to appoint any Person its attorney, with or without power of substitution, and any such attorney shall be entitled to exercise the powers of the Trustee set forth herein, other than the powers at the discretion of the Trustee set forth in Article Nine and to select Beneficiaries pursuant to the definition thereof in Section 1.01(1), to the extent of such appointment which may be for action generally or for any particular action.
Section 4.13   Defect in Appointment
Notwithstanding anything to the contrary herein contained, no action taken by the Trustee will be invalid by reason only of any defect that is thereafter discovered in its appointment.
ARTICLE FIVE
REPLACEMENT OF TRUSTEE
Section 5.01   Resignation or Removal of Trustee; Conflict of Interest
(1)   New Transit and the Partnership, shall have the power at any time, on notice in writing duly executed by both New Transit and the Partnership, to the Trustee to remove the existing Trustee and to appoint a new or successor Trustee.
(2)   The Trustee may resign its trust after giving 60 days’ notice in writing to New Transit and the Partnership or such shorter notice as New Transit and the Partnership may accept as sufficient, provided that no such voluntary resignation shall be effective until a replacement Trustee acceptable to New Transit and the Partnership has been appointed in accordance with Section 5.01(4) and has executed a written agreement pursuant to and in compliance with Section 6.01 of the Voting Agreement whereby such replacement Trustee agrees to assume the obligations of the Trustee hereunder, under the Voting

Agreement and under any other contract pursuant to which the Trustee is obligated. The Trustee shall resign if: (i) a material conflict of interest arises in its role as a trustee under this Agreement, (ii) it ceases to be authorized to carry on the business of a trust company in each of the Provinces of Canada or (iii) it becomes controlled by a non-resident person or group of non-resident persons for the purposes of the ITA, and is not rectified within 90 days after the Trustee becomes aware that it has such a material conflict of interest, has lost such authorization or has become so controlled. Forthwith after the Trustee becomes aware that it has a material conflict of interest it shall provide New Transit and the Partnership with written notice of the nature of that conflict. Upon such resignation, the Trustee shall be discharged from all further duties and liabilities under this Agreement. If, notwithstanding the foregoing provisions of this Section 5.01(2), the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 5.01(2), any interested party may apply to a judge of the Ontario Superior Court of Justice, on such notice as such judge may direct, for an order that the Trustee be replaced as trustee hereunder. The Trustee represents to New Transit and the Partnership that at the time of the execution and delivery hereof no material conflict of interest exists in the Trustee’s role as a fiduciary hereunder. The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee in its reasonable judgment determines that such act would reasonably be expected to cause it to be in non-compliance with any applicable laws including, without limitation, anti-money laundering or anti-terrorist legislation, economic sanction, regulation or guideline. Further, should the Trustee, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days written notice to New Transit and the Partnership, provided (i) that the Trustee’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Trustee’s satisfaction within such 10 day period, then such resignation shall not be effective.
(3)   In the event of the Trustee resigning or being removed or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, New Transit and the Partnership may forthwith appoint a replacement Trustee; failing which the retiring Trustee may apply to a judge of the Ontario Superior Court of Justice, on such notice as such judge may direct, for the appointment of a replacement Trustee. Any replacement Trustee appointed under any provision of this Section 5.01 shall be a corporation authorized to carry on a trust business as contemplated hereby in each of the Provinces of Canada, shall not be controlled by a non-resident person or group of non-resident persons for the purposes of the ITA and shall not have a material conflict of interest in its role as a fiduciary under this Agreement. The expense of any act, document or other instrument or thing required under this Section 5.01 will be satisfied from the Trust Property.
(4)   Subject to Section 5.01(1), Section 5.01(2) and Section 5.01(3), any replacement or successor Trustee shall, forthwith upon appointment, become vested with all the estates, properties, rights, powers, duties, responsibilities and trusts of its predecessor in the trusts hereunder, with like effect as if originally named as Trustee herein. Nevertheless, upon the written request of the replacement or successor Trustee and upon payment of any outstanding undisputed fees and expenses, the Trustee ceasing to act will do, make, execute and deliver or cause to be done, made, executed or delivered all such acts, documents, deeds or other instruments and things as may be necessary or desirable in order to more effectively assign, transfer and deliver to, and vest in, the replacement or successor Trustee upon the trusts herein expressed, all the rights, powers and trusts of, and all property and money held by, the trustee so ceasing to act.
(5)   Any company into which the Trustee may be merged or with which it may be consolidated or amalgamated, any company resulting from any merger, consolidation or amalgamation to which the Trustee shall be a party or any company to which the Trustee may transfer all or substantially all of its corporate trust business shall be a successor Trustee under this Agreement without the execution of any instrument or any further act; provided that such successor Trustee shall be a corporation qualified to carry on a trust business as contemplated hereby in each of the Provinces of Canada, shall not be controlled by a non-resident person or group of non-resident persons for the purposes of the ITA and shall not have a material conflict of interest in its role as a fiduciary under this Agreement.
ARTICLE SIX
LIABILITY OF TRUSTEE
Section 6.01   Standard of Care
The Trustee will exercise its powers and carry out its obligations hereunder as Trustee honestly, in good faith and in the best interests of the Trust and the Beneficiaries and in connection therewith will exercise that degree of care, diligence, and skill that a reasonably prudent trustee would exercise in comparable circumstances. Unless otherwise required by law, the Trustee will not be required to give bond, surety or security in any jurisdiction for the performance of any duties or obligations hereunder. The Trustee will not be required to devote its entire time to the Trust Activities. For greater certainty, it is expressly acknowledged that the entering into of the Voting Agreement by the Trustee, in its capacity as trustee of the Trust, and the performance by the Trustee or the Trust of its obligations thereunder in compliance with the express terms of the Voting Agreement shall be deemed to be in the best interests of the Trust and the Beneficiaries and shall be deemed to have satisfied the foregoing standard of care.
Section 6.02   Limitation of Liability of Trustee
The Trustee, in doing anything or permitting anything to be done in respect of the execution of the duties of its office or in respect of the Trust Property or the Trust Activities is, and will be conclusively deemed to be, acting solely as trustee of the Trust and not in any other capacity. The Trustee will not be subject to any liability whatsoever, in tort, contract or otherwise, in connection with the Trust Property or the Trust Activities, to the Beneficiaries or to any other Person, for any action taken or permitted by it to be taken, or for its failure to take any action including, without limitation, the failure to compel in any way any former or acting Trustee to redress any breach of trust in respect of the execution of the duties of its office or in respect of the Trust Property or the Trust Activities. The Trustee will not be subject to any liability for any claims, demands, losses, actions, causes of action, costs, charges, debts, expenses, damages, judgments, liabilities or obligations whatsoever against or with respect to the Trust or the Trustee, arising out of anything done, omitted to be done or permitted to be done by it in respect of the execution of the duties of its office or for or in respect of the Trust Property or the Trust Activities, including any loss or diminution in the value of the Trust or its assets, for any reason (including any loss occasioned by error in judgment or oversight on the part of the Trustee or for any other loss that may happen in the execution by the Trustee of its duties hereunder) and resort will be had solely to the Trust Property for the payment or performance thereof. No property or assets of the Trustee, owned in its personal capacity or otherwise, will be subject to levy, execution or other enforcement procedure with regard to any obligations under this Agreement or under the Voting Agreement. No recourse may be had or taken, directly or indirectly, against the Trustee in its personal capacity or against any incorporator, director, officer, employee or agent of the Trustee or any predecessor or successor of the Trustee. The foregoing limitations of this Section 6.02 will not apply in respect of (1) any claim, demand, loss, action, cause of action, cost, charge, debt, expense, damage, judgment, liability or obligation whatsoever arising from or in connection with bad faith, wilful misconduct, gross negligence, fraud or the failure to comply with the standard of care referred to in Section 6.01 by the Trustee or any incorporator, director, officer, employee or agent of the Trustee, or (2) an injunction, specific performance and other equitable relief expressly available pursuant to the terms of the Voting Agreement. In no event shall the Trustee be liable for any consequential or special damages, indirect, incidental, exemplary, aggravated or punitive loss or damages including but not limited to loss of reputation, goodwill or business.
The Trustee shall not be liable or responsible for loss or damage of any nature whatsoever resulting from official action, war or threat of war, insurrection or civil disturbances, interruptions in postal, telephone, internet, email, fax or other electronic communication systems or power supply, the failure of any third party to fulfil its obligations under any agreement with the Trust, New Transit or the Partnership, or any other factor beyond the Trustee’s control which obstructs, affects, prohibits or delays the Trustee, its directors, officers, employees or agents in carrying out the responsibilities provided for herein, in whole or in part.
The Trustee shall have no duty or responsibility to fulfil, observe or perform any of the powers or responsibilities of New Transit or the Partnership or any other person except as are stipulated under this Agreement or the Voting Agreement.

Section 6.03   Indemnification of Trustee
New Transit and the Partnership jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents acting in accordance with this Agreement and the Voting Agreement (the “Trustee Indemnified Persons”) from and against any and all claims, demands, losses, actions, causes of action, costs, charges, debts, expenses, damages, liabilities or obligations whatsoever including, without limitation, reasonable legal fees and disbursements and costs and expenses incurred in connection with the enforcement of this indemnity, which may be imposed on, incurred by or assessed against the Trustee Indemnified Parties which, without fraud, gross negligence, wilful misconduct, bad faith or the failure to comply with the standard of care referred to in Section 6.01 on the part of the Trustee Indemnified Parties, may be paid, incurred or suffered by the Trustee Indemnified Party by reason or as a result of its compliance with its duties set forth in this Agreement, the Voting Agreement or any written or oral instruction delivered to the Trustee by New Transit or the Partnership pursuant to this Agreement.
In no case shall (1) the Trustee or any of its directors, officers, employees or agents have recourse to the Special Voting Shares or the Golden Share and (2) New Transit or the Partnership be liable under this Article Six unless New Transit and the Partnership shall be notified by the Trustee of the assertion of a claim or of any action commenced against the Trustee Indemnified Parties as soon as reasonably practicable after any of the Trustee Indemnified Parties shall have received a written assertion of such a claim. New Transit and the Partnership shall be entitled to participate at their own expense in the defence and, if New Transit and the Partnership so elect at any time after receipt of such notice, subject to (ii) below, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been expressly authorized by New Transit or the Partnership, such authorization not to be unreasonably withheld; or (ii) the named parties to any such suit include both the Trustee and New Transit or the Partnership and the Trustee shall have been advised by counsel acceptable to New Transit or the Partnership that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to New Transit or the Partnership and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case New Transit and the Partnership shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee).
The foregoing indemnities will survive the removal or resignation of the Trustee or the termination of this Trust Agreement and the termination of the Trust. Each of the Trustee Indemnified Persons other than the Trustee is a third party beneficiary of the foregoing indemnity and the rights to indemnification of such Trustee Indemnified Persons are held in trust by the Trustee on behalf of such Trustee Indemnified Persons.
Section 6.04   Reliance upon Directions and Advice
(1)   The Trustee shall be entitled to consult with and obtain advice from legal counsel appointed by it in the event of any questions as to any of the provisions hereof or its duties hereunder.
(2)   The Trustee may rely and act upon any statement, report or opinion prepared by or any advice received in writing from the auditors, legal counsel or other professional advisors of the Trustee and shall not be responsible or held liable for any loss or damage resulting from so relying or acting if the Trustee acted honestly and in good faith in relying or acting (or failing to rely or act) upon the advice received and complied with the standard of care referred to in Section 6.01 in the selection of any such auditor, legal counsel or other professional advisor and in the decision to rely or act or not to rely or act upon the advice received.
(3)   The Trustee shall be fully protected in acting upon any instrument, certificate or other writing (including an Officer’s Certificate and those given by New Transit or the Partnership) reasonably believed by it to be genuine and to be signed or presented by the proper person or persons and shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

(4)   The Trustee shall in no way be responsible for, nor incur any liability based on, the action or failure to act or for acting pursuant to or in reliance on instructions of New Transit or the Partnership.
Section 6.05   Limitation of Liability of Beneficiaries
The Beneficiaries will not be held to have any personal liability as such, and no resort will be had to its private property for satisfaction of any obligation or claim arising out of or in connection with any contract or obligation in respect of which the Beneficiaries would otherwise have to indemnify the Trustee for any liability incurred by the Trustee as such, but rather the Trust Property only will be subject to levy or execution for such satisfaction.
Section 6.06   Interest of Beneficiaries in Trust Property
The legal ownership of the Trust Property and the right to conduct the affairs of the Trust are vested exclusively in the Trustee and the Beneficiaries shall have no interest therein other than pursuant to Article Nine as relates to the Remaining Property, and the Beneficiaries shall not have any right to require the Trustee to terminate the Trust or to partition, liquidate or distribute any of the Trust Property.
Section 6.07   Provisions Regarding Liability
This Trust Agreement, Voting Agreement and any written instrument creating an obligation of the Trustee will be conclusively deemed to have been executed by the Trustee only in its capacity as trustee of the Trust. Any written instrument creating an obligation of the Trustee may contain a provision to the effect that, subject to Section 6.02, (i) the Trustee has entered into the written agreement in its capacity as trustee of the Trust; (ii) any and all of the representations, warranties, undertakings, covenants, indemnities, agreements and other obligations made on the part of the Trustee therein are made and intended not as personal representations, warranties, undertakings, covenants, indemnities, agreements and other obligations by the Trustee or for the purpose or with the intention of binding the Trustee in its personal capacity, but are made and intended for the purpose of binding only the property and assets of the Trust or a specific portion thereof; (iii) no property or assets of the Trustee, whether owned beneficially by it in its personal capacity or otherwise, will be subject to levy, execution or other enforcement procedures with regard to any of the representations, warranties, undertakings, covenants, indemnities, agreements and other obligations of the Trust or the Trustee thereunder; and (iv) no recourse may be had or taken, directly or indirectly against the Trustee in its personal capacity, any Beneficiaries or any incorporator, officer, director, employee or agent of the Trustee or any predecessor or successor of the Trustee, with regard to the representations, warranties, undertakings, covenants, indemnities, agreements and other obligations of the Trust or the Trustee thereunder; provided, in each case, the foregoing limitations will not apply in respect of (1) any claim, demand, loss, action, cause of action, cost, charge, debt, expense, damage, judgment, liability or obligation whatsoever arising from or in connection with bad faith, wilful misconduct, gross negligence, fraud or the failure to comply with the standard of care referred to in Section 6.01 by the Trustee or any incorporator, director, officer, employee or agent of the Trustee, or (2) an injunction, specific performance and other equitable relief expressly available pursuant to the terms of the Voting Agreement. Such written instrument may contain any further provisions which the Trustee may deem appropriate, but, subject to Section 6.02, the omission of any such provisions will not operate to impose liability on the Trustee in its personal capacity, any Beneficiaries or any incorporator, officer, director, employee or agent of the Trustee or any predecessor or successor of the Trustee.
Section 6.08   Protection of Trustee
(1)   The Trustee shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any security deposited with it, subject to compliance with the standard of care referred to in Section 6.01.
(2)   None of the provisions in this Agreement will require the Trustee in its personal capacity under any circumstances whatever to expend or risk its own funds or otherwise incur financial liability in the performance of any of its Trustee duties or in the exercise of any of its Trustee rights or powers.

(3)   The Trustee will be required to disburse moneys according to this Agreement only to the extent that moneys have been deposited with it.
(4)   The Trustee shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall have been required so to do under the terms hereof; nor shall the Trustee be required to take notice of any failure by it in the exercise of its powers or the carrying out of its obligations hereunder (a “default”), unless and until notified in writing of such default, which notice shall distinctly specify the default desired to be brought to the attention of the Trustee and in the absence of any such notice the Trustee may for all purposes of this Agreement conclusively assume that no default has been made. No such notice shall in any way limit any discretion herein given to the Trustee to determine whether or not the Trustee shall take action with respect to such default.
(5)   The Trustee shall not be liable in any manner, or held in breach of this Agreement, if prevented, hindered or delayed in the performance or observance of any of its obligations hereunder because of any cause beyond its control which prevents its performance or observance of any of its obligations hereunder and not caused by its fault or default and not avoidable by the exercise of reasonable effort on its part, including, without limitation, an act of God, riots, terrorism, acts of war, epidemics, governmental action, judicial order or earthquakes. The performance or observance of such obligations shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 6.08(5).
(6)   The obligation of the Trustee to take any action not contemplated in its duties hereunder, shall be conditional upon the New Transit, the Partnership or another person furnishing, when required by notice in writing by the Trustee, sufficient funds to commence or continue such act, action or proceeding and indemnify (to the extent sufficient funds for such purpose are not available to the Trust) satisfactory to the Trustee to protect and hold harmless the Trustee against costs, changes, and expenses and liabilities to be incurred as a result of such act and any loss and damages it would reasonably be expected to suffer by reason thereof.
ARTICLE SEVEN
RECORDS AND NOTICE
Section 7.01   Records to be Kept
The Trustee will keep or cause to be kept proper records and books of account as are by law or good and prudent business practice necessary. Such books or records will be available for inspection by the Beneficiaries, New Transit and the Partnership. Such records or books shall be kept at the principal place of business of the Trustee in [Toronto, Ontario] or at the office of any Person whom the Trustee has appointed to maintain the same, provided that the Trustee has access to such books and records on one Business Day’s notice to such Person.
Section 7.02   Method of Keeping Records
Where this Agreement requires the Trustee to cause a record to be kept, it may be kept in bound or loose leaf form, or by means of mechanical, electronic or other device.
Section 7.03   Notice
Any notice or other communication required or permitted to be given hereunder to the Trustee by New Transit and the Partnership, or to New Transit and the Partnership by the Trustee, shall be in writing and shall be delivered in accordance with Section [9.04] of the Voting Agreement.
ARTICLE EIGHT
AMENDMENT
Section 8.01   Amendment
The Trustee may, from time to time, amend, vary, supplement or replace or restate the provisions of this Agreement without the consent or approval of the Beneficiaries or any court as follows:

(1)   to the extent deemed by the Trustee in good faith to be necessary to remove any conflicts or other inconsistencies which may exist between any of the terms of this Agreement and the provisions of any applicable law; and
(2)   to the extent deemed by the Trustee in good faith to be necessary to make any change or correction in this Agreement which is a typographical change or correction or which the Trustee has been advised by legal counsel is required for the purpose of curing any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained herein;
Section 8.02   Automatic Amendment
Upon the Trustee ceasing to be a trustee of the Trust, this Agreement will be deemed to be automatically amended to delete any reference to the name of such trustee so ceasing to be a trustee of the Trust and to substitute therefor the name of the successor trustee of the Trust. Notice of any change in the Trustee shall be endorsed upon or attached to this Agreement, signed by the successor Trustee and every such notice shall be sufficient evidence to any Person dealing with the Trustee under this Agreement as to the facts to which it relates.
Section 8.03   Supplemental Trust Agreement
The Trustee is authorized to execute any supplemental agreement on behalf of the Trust, in its capacity as trustee, to give effect to amendments to this Agreement made pursuant to this Article Eight.
ARTICLE NINE
DISTRIBUTION OF TRUST PROPERTY AND TERMINATION OF TRUST ACTIVITIES
Section 9.01   Termination of Trust Activities
The Trust will continue in full force and effect until the earliest to occur of the following events (at which time it will terminate):
(1)   one year following the date on which the later of the following is true: (a) no Exchangeable Units are outstanding or all outstanding Exchangeable Units are held by New Transit, and (b) the Golden Share is no longer outstanding;
(2)   one year following the date on which New Transit and the Partnership jointly notify the Trustee in writing that the Trust shall terminate; and
(3)   the date that is 21 years after the death of the last survivor of the descendants of Her Majesty Queen Elizabeth II of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.
Section 9.02   Termination of Trust and Distribution of Trust Property
Following a termination of the Trust in accordance with Section 9.01, the Trustee will terminate the Trust Activities and, upon receipt of such releases, indemnities and refunding agreements as the Trustee deems reasonably necessary for its protection, will distribute the Remaining Property to the remaining Beneficiaries on an equal share basis.
Section 9.03   Counterparts
This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed in any number of counterparts and delivered by means of facsimile, portable document format (PDF) or other electronic format, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.
[SIGNATURE PAGE FOLLOWS]

DATED as of the date first written above.
WITNESS	[SETTLOR]
[•], as trustee of [•] TRUST
By:

Name
Title
By:

Name
Title
Solely with respect to Section 2.02, Section 4.04, Section 4.06, Section 4.09, Article Five, Article Six , Article Seven and Article Nine:
TELESAT CORPORATION
By:

Name
Title
TELESAT PARTNERSHIP LP
By:

Name
Title

ANNEX G
Voting Agreement
Between
TSX Trust Company, in its capacity as trustee of the [New Transit] Trust
and
Telesat Corporation
and
Telesat Partnership LP
made as of the [•] day of [•], 20[•]

G-i

VOTING AGREEMENT
THIS AGREEMENT made as of the [•] day of [•], 20[•],
BETWEEN:
TSX Trust Company,
a trust company incorporated under the laws of Canada, in its capacity as trustee of [New Transit] Trust, a trust formed under the laws of the Province of Ontario,
(hereinafter referred to as the “Trust”),
-and-
Telesat Cororation,
a corporation incorporated under the laws of the Province of British Columbia,
(hereinafter referred to as “New Transit”),
-and-
Telesat Partnership LP,
a limited partnership formed under the laws of the Province of Ontario,
(hereinafter referred to as the “Partnership”),
RECITALS:
A.
In connection with the transactions contemplated by a transaction agreement and plan of merger dated November 23, 2020 between New Transit, the Partnership, Telesat Canada, a corporation incorporated under the laws of Canada, Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia and a wholly-owned subsidiary of the Partnership, Loral Space & Communications Inc., a Delaware corporation, Lion Combination Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Loral Space & Communications Inc., Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada, and Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of Public Sector Pension Investment Board (the “Transaction Agreement”), the Partnership will issue Class A exchangeable limited partnership units, Class B exchangeable limited partnership units and Class C exchangeable limited partnership units (together, the “Exchangeable Units”) and the Trust will be the registered holder of the Special Voting Shares (as defined herein) and the Golden Share (as defined herein);

B.
The Trust, New Transit and the Partnership have determined to enter into this Agreement pursuant to which the Trust agrees to vote (1) the Special Voting Shares in accordance with the instructions provided by New Transit, in its capacity as General Partner (as defined herein), as directed by the holders of the Exchangeable Units pursuant to the LPA (as defined herein) and this Agreement, and (2) the Golden Share in accordance with the instructions provided by New Transit pursuant to this Agreement, or to grant proxies as contemplated herein; and

C.
The parties hereto agree as follows:

ARTICLE 1 — INTERPRETATION
1.01   Defined Terms
(1)   For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Affiliate” has the meaning set out in the LPA;

“Applicable Record Date” with respect to a New Transit Meeting or New Transit Consent means the record date established by New Transit or by applicable law for such New Transit Meeting or New Transit Consent;
“Agreement” means this Voting Agreement;
“Articles” means the Articles of New Transit dated the date hereof;
“Beneficiaries” has the meaning set out in the Trust Agreement;
“Business Day” means any day other than a Saturday, a Sunday, a day on which banking institutions in the City of Montréal are authorized or required by law to be closed or a day on which the New York Stock Exchange, the NASDAQ Stock Market or the Toronto Stock Exchange is closed for trading;
“Class A Common Shares” means the Class A common shares in the capital of New Transit;
“Class A Special Voting Share” means a Class A special voting share in the capital of New Transit;
“Class A Unit Holders” means the registered holders from time to time of the Class A exchangeable limited partnership units of the Partnership, excluding New Transit and its Affiliates;
“Class B Common Shares” means the Class B common shares in the capital of New Transit;
“Class B Special Voting Share” means a Class B special voting share in the capital of New Transit;
“Class B Unit Holders” means the registered holders from time to time of the Class B exchangeable limited partnership units of the Partnership, excluding New Transit and its Affiliates;
“Class C Common Shares” means the Class C Fully Voting Common Shares and the Class C Limited Voting Common Shares;
“Class C Fully Voting Common Share” means the Class C fully voting common shares in the capital of New Transit;
“Class C Limited Voting Common Share” means a Class C limited voting common shares in the capital of New Transit;
“Class C Special Voting Share” means a Class C special voting share in the capital of New Transit;
“Class C Unit Holders” means the registered holders from time to time of the Class C exchangeable limited partnership units of the Partnership, excluding New Transit and its Affiliates;
“Common Shares” means, together, the Class A Common Shares, the Class B Common Shares and the Class C Common Shares;
“Exchangeable Units” has the meaning set out in the recitals;
“General Partner” means the general partner of the Partnership as determined from time to time in accordance with the LPA;
“Golden Share” means the special variable voting share in the capital of New Transit;
“Holder Votes” has the meaning set out in the LPA;
“Indemnified Parties” has the meaning set out in Section 4.01(1);
“LPA” means the amended and restated limited partnership agreement of the Partnership dated the date hereof;
“New Transit Consent” means any written consent sought from shareholders of New Transit including the holders of any or all classes of Common Shares;
“New Transit Meeting” means any meeting of shareholders of New Transit at which holders of any or all classes of Common Shares and/or Special Voting Shares are entitled to vote;

“New Transit Successor” has the meaning set out in Section 6.01;
“Officer’s Certificate” means, with respect to New Transit, a certificate signed by any officer or director of New Transit, and with respect to the Partnership, a certificate signed by any officer or director of the General Partner;
“Person” has the meaning set out in the LPA;
“Special Voting Shares” means, together, the Class A Special Voting Share, the Class B Special Voting Share and the Class C Special Voting Share;
“Tabulation Agent” means a Person designated by New Transit, in writing, as its agent to perform the administrative tasks of (1) collecting and tabulating instructions from the holders of Exchangeable Units for the purpose of instructing New Transit or the Trustee as to the exercise of the Voting Rights with respect to the Special Voting Shares pursuant to the terms of the LPA and this Agreement, and (2) collecting and tabulating the votes of the Common Shares and/or instructions from the holders of Exchangeable Units pursuant to the terms of the LPA for the purpose of instructing New Transit or the Trustee as to the exercise of the Voting Rights with respect to the Golden Share pursuant to the terms of the Articles and this Agreement. For the avoidance of doubt, New Transit shall retain liability as principal for the acts of the Tabulation Agent.
“Trust Agreement” means the Trust Agreement made as of the date hereof, establishing the [New Transit] Trust;
“Trust Property” has the meaning set out in the Trust Agreement;
“Trustee” means the trustee of the Trust as determined from time to time in accordance with the Trust Agreement, such person being on the date hereof [•];
“Unit Holders” means the registered holders from time to time of the Exchangeable Units; and
“Voting Rights” means the voting rights attached to the Special Voting Shares (as determined pursuant to the Articles and the LPA) and the voting rights attached to the Golden Share (as determined pursuant to the Articles), as applicable.
1.02   Rules of Construction
Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:
(a)
the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)
references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section of this Agreement;

(c)
the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)
words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)
the word “including” is deemed to mean “including without limitation”;

(f)
the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)
any reference to this Agreement, the Trust Agreement or the LPA means this Agreement, the Trust Agreement or the LPA, as the case may be, as amended, modified, replaced or supplemented from time to time;

(h)
any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)
any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(j)
whenever any payment shall be due, any period of time shall begin or end, any calculation is to be made or any other action is to be taken on, or as of, or from a period ending on, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, such calculation shall be made and such other actions shall be taken, as the case may be, on, or as of, or from a period beginning on or ending on, the next succeeding Business Day; and

(k)
references to the Trust owning property or undertaking an action refer to the Trustee owning property or undertaking an action, as applicable in its capacity as trustee of the Trust.

1.03   Governing Law and Submission to Jurisdiction
This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province. Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.
1.04   Severability
If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.
1.05   Ownership of Special Voting Shares
During the term of the Trust and subject to the terms and conditions of this Agreement, the Trust shall have control over and the exclusive administration of the Special Voting Shares and shall be entitled to exercise all of the rights and powers of an owner with respect to the Special Voting Shares provided that, except as specifically authorized by this Agreement or the Trust Agreement, the Trust shall not sell, transfer, vote or otherwise deal in or with the Special Voting Shares, and the Special Voting Shares shall not be used or disposed of by the Trust for any purpose (including for exercising dissent or appraisal rights relating to the Special Voting Shares) other than in accordance with this Agreement and the Trust Agreement.
1.06   Ownership of Golden Share
During the term of the Trust and subject to the terms and conditions of this Agreement, the Trust shall have control over and the exclusive administration of the Golden Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Golden Share provided that, except as specifically authorized by this Agreement or the Trust Agreement, the Trust shall not sell, transfer, vote or otherwise deal in or with the Golden Share, and the Golden Share shall not be used or disposed of by the Trust for any purpose (including for exercising dissent or appraisal rights relating to the Golden Share) other than in accordance with this Agreement and the Trust Agreement.
ARTICLE 2 — EXERCISE OF VOTING RIGHTS
2.01   Voting Rights
The Trust, as the holder of record of each of the Special Voting Shares and the Golden Share, shall, and shall be entitled to, exercise all of the Voting Rights with respect to each of the Special Voting Shares and the Golden Share, including the right to vote each of the Special Voting Shares and the Golden Share in person or by proxy on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of New Transit at a New Transit Meeting and the right to consent in connection with a New Transit Consent (provided, that neither the Trust nor any representative of the Trust shall be required to attend any New Transit Meeting in person in order to exercise the Trust’s voting rights hereunder). Such Voting Rights shall be and remain vested in and exercised by the Trust. Subject to Section 2.03(2):
(1)   the Trust shall exercise the Voting Rights with respect to each of the Special Voting Shares in accordance with, and only on the basis of, instructions received pursuant to Section 2.02 from New Transit, in New Transit’s capacity as General Partner, or the Tabulation Agent, with respect to all matters that require the approval of the holder of record of a Special Voting Share, including, for the avoidance of doubt, voting separately as a class where required under applicable law, each with respect to the voting thereof at the time at which a New Transit Meeting is held or a New Transit Consent is sought, as applicable;
(2)   the Trust shall exercise the Voting Rights with respect to the Golden Share in accordance with, and only on the basis of, instructions received pursuant to Section 2.02 from New Transit or the Tabulation Agent, including, for the avoidance of doubt, voting separately as a class where required under applicable law, at the time at which a New Transit Meeting is held or a New Transit Consent is sought, as applicable; and
(3)   to the extent that no instructions are received pursuant to Section 2.02 from New Transit or the Tabulation Agent with respect to the Voting Rights with respect to any Special Voting Share or the Golden Share, as applicable, the Trust shall not exercise or permit the exercise of such Voting Rights.
2.02   Voting Instructions to Trustee
(1)   New Transit, including in its capacity as General Partner, or the Tabulation Agent shall instruct the Trustee in writing to exercise the Voting Rights provided in Section 2.01 with respect to the Special Voting Shares in accordance with the terms of the LPA and with respect to the Golden Share in accordance with the terms of the Articles. The Trustee may presume that, and has no duty to inquire whether, any instructions received from New Transit or the Tabulation Agent are in accordance with the LPA or the Articles, as applicable. For the avoidance of doubt, New Transit shall remain responsible for the accuracy of any instructions delivered to the Trustee by New Transit or the Tabulation Agent pursuant to this Section 2.02.
(2)   New Transit or the Tabulation Agent shall deliver such written instructions to the Trustee, on behalf of the Trust, as follows:
(a)
in the case of the Voting Rights with respect to the Special Voting Shares: (i) with respect to a New Transit Meeting, no later than 48 hours prior to the proxy cut-off time established by New Transit for such Meeting, or (ii) with respect to a New Transit Consent, no later than the close of business on the second Business Day prior to the deadline specified in such New Transit Consent (provided, in the event that under applicable law any matter requires the approval of the holder of record of a particular Special Voting Share, voting separately as a class, as promptly as practicable following the close of the applicable poll and the tabulation of the applicable vote pursuant to the LPA); and

(b)
in the case of the Voting Rights with respect to the Golden Share: as promptly as practicable following the close of the applicable poll for the Common Shares and the tabulation of the applicable vote pursuant to the Articles.

2.03   Voting by Trust and Attendance of Trust Representative at Meeting
(1)   In connection with each New Transit Meeting and New Transit Consent, the Trustee, on behalf of the Trust, shall cast and exercise the Voting Rights, either in person or by proxy in accordance with the written instructions received from New Transit or the Tabulation Agent pursuant to Section 2.02.
(2)   Subject to the timely receipt of instructions as contemplated in Section 2.02(2), the Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trust, proxies for Voting Rights to be voted at each New Transit Meeting.

(3)   At New Transit’s direction (upon New Transit, in its capacity as General Partner, receiving such request by a Unit Holder at least one Business Day prior to the deadline for timely receipt of instructions as contemplated in Section 2.02(2)), the Trustee shall sign and deliver to a Unit Holder (or its designee) a proxy to exercise personally the Holder Votes of such Unit Holder with respect to the applicable Special Voting Shares; provided that such Unit Holder either (i) has not previously given New Transit instructions pursuant to the LPA in respect of such New Transit Meeting or (ii) submits to such representative written revocation of any such previous instructions and the Trustee can rely on confirmation from New Transit as to whether these requirements have been satisfied. The Unit Holder exercising such Holder Votes shall have the same rights as the Trust to speak at the New Transit Meeting in respect of any matter, question, proposal or proposition, to vote by way of ballot at the New Transit Meeting in respect of any matter, question, proposal or proposition, and to vote by way of a show of hands in respect of any matter, question or proposition.
ARTICLE 3 — CONCERNING THE TRUSTEE
3.01   Reliance Upon Agreements
The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies reasonably and in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates (including Officer’s Certificates), opinions or reports comply with the provisions of Section 3.02, if applicable, and with any other applicable provisions of this Agreement.
3.02   Evidence and Authority to the Trustee
(1)   New Transit, the Tabulation Agent or the Partnership, as applicable, shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by New Transit, the Tabulation Agent, the Partnership or the Trust under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights and the taking of any other action to be taken by the Trust at the request of or on the application of any, some or all of New Transit, in its capacity as General Partner and in its own capacity, the Tabulation Agent or the Partnership, as applicable, promptly if and when:
(a)
such evidence is required by any other provision of this Agreement, the LPA or the Articles or other constating documents to be furnished to the Trustee; or

(b)
the Trustee, on behalf of the Trust, in the exercise of its rights, powers, duties and authorities under this Agreement, gives New Transit, the Tabulation Agent or the Partnership, as applicable, written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

(2)   Such evidence required pursuant to this Section 3.02 shall consist of an Officer’s Certificate of New Transit, the Tabulation Agent or the Partnership, as applicable, or a statutory declaration or a certificate made by Persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement; provided that in the case of the Tabulation Agent, such evidence shall also include an Officer’s Certificate or a statutory declaration or certificate by New Transit
(3)   Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the Person giving the evidence:
(a)
declaring that he or she has read and understands the provisions of this Agreement relating to the condition in question;

(b)
describing the nature and scope of the examination or investigation upon which he or she based the statutory declaration, certificate, statement or opinion; and

(c)
declaring that he or she has made such examination or investigation as he or she believes is necessary to enable him or her to make the statements or give the opinions contained or expressed therein.

3.03   Trustee Not Bound to Act on Request; Specific Performance
(a)
Except as specifically provided in this Agreement, the Trustee shall not be bound to act in accordance with any direction or request of New Transit, and/or the Partnership until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated (at which time the Trustee shall be bound to so act in accordance with such direction or request ) and reasonably believed by the Trustee to be genuine. The obligation of the Trustee to act in accordance with the instruction or request of New Transit, the Tabulation Agent or the Partnership shall be enforceable by New Transit, the Partnership and by any holder or Exchangeable Units including pursuant to clause (b) below.

(b)
The Trustee, New Transit and the Partnership hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that (i) any instruction or request of New Transit or the Partnership delivered in accordance with this Section 3.03 or (ii) any provision of this Agreement, in each case, is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Trustee, New Transit and the Partnership agree that, prior to the valid termination of this Agreement in accordance with Article 8, New Transit, the Partnership and any holder of the Exchangeable Units shall be entitled to, and are deemed to have standing to seek and obtain, an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with Section 1.03, this being in addition to any other remedy to which they are entitled under the terms of this Agreement, at law or in equity (and the Trustee hereby waives any requirement for the securing or posting of any bond in connection with such remedy). New Transit, the Partnership and any holder of the Exchangeable Units seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, this Agreement when expressly available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with any such order or injunction.

ARTICLE 4 — INDEMNIFICATION AND LIMITATION OF LIABILITY
4.01   Standard of Care
The Trustee will exercise its powers and carry out its obligations hereunder as Trustee honestly, in good faith and in the best interests of the Trust and the Beneficiaries and in connection therewith will exercise that degree of care, diligence, and skill that a reasonably prudent trustee would exercise in comparable circumstances. Unless otherwise required by law, the Trustee will not be required to give bond, surety or security in any jurisdiction for the performance of any duties or obligations hereunder. The Trustee will not be required to devote its entire time to carrying out its obligations hereunder. For greater certainty, it is expressly acknowledged that the entering into of this Agreement by the Trustee in its capacity as trustee of the Trust, and the performance by the Trustee or the Trust of its obligations hereunder in compliance with the express terms of this Agreement shall be deemed to be in the best interests of the Trust and the Beneficiaries and shall be deemed to have satisfied the foregoing standard of care.
4.02   Limitation of Liability of Trustee
(1)   The Trustee, in doing anything or permitting anything to be done in accordance with the terms of this Agreement is, and will be conclusively deemed to be, acting solely as trustee of the Trust and not in any other capacity. Any and all of the representations, warranties, undertakings, covenants, indemnities, agreements and other obligations made on the part of the Trustee therein are made and intended not as personal representations, warranties, undertakings, covenants, indemnities, agreements and other obligations by the Trustee or for the purpose or with the intention of binding the Trustee in its personal capacity, but are made and intended for the purpose of binding only the property and assets of the Trust or a specific portion thereof. The Trustee will not be subject to any liability whatsoever, in tort, contract or otherwise, in connection with the Trust Property or the Trust Activities, to the Beneficiaries or to any other Person, for any action taken or permitted by it to be taken, or for its failure to take any action, in each case in accordance with the terms of this Agreement. The Trustee will not be subject to any liability for any claims, demands, losses, actions, causes of action, costs, charges, debts, expenses, damages, judgments, liabilities or obligations whatsoever against or with respect to the Trust or the Trustee, arising out of anything done, omitted to be done or permitted to be done by it pursuant to the terms of this Agreement and resort will be had solely to the Trust Property for the payment or performance thereof. No property or assets of the Trustee, owned in its personal capacity or otherwise, will be subject to levy, execution or other enforcement procedure with regard to any obligations under this Agreement. No recourse may be had or taken, directly or indirectly, against the Trustee in its personal capacity or against any incorporator, director, officer, employee or agent of the Trustee or any predecessor or successor of the Trustee. The foregoing limitations of this Section 4.02 will not apply in respect of any claim, demand, loss, action, cause of action, cost, charge, debt, expense, damage, judgment, liability or obligation whatsoever arising from or in connection with bad faith, wilful misconduct, gross negligence, fraud or the failure to comply with the standard of care referred to in Section 4.01 by the Trustee or any incorporator, director, officer, employee or agent of the Trustee. In no event shall the Trustee be liable for any consequential or special damages, indirect, incidental, exemplary, aggravated or punitive loss or damages including but not limited to loss of reputation, goodwill or business. The Trustee shall not be liable or responsible for loss or damage of any nature whatsoever resulting from official action, war or threat of war, insurrection or civil disturbances, interruptions in postal, telephone, internet, email, fax or other electronic communication systems or power supply, the failure of any third party to fulfil its obligations under any agreement with the Trust or New Transit or the Partnership, or any other factor beyond the Trustee’s control which obstructs, affects, prohibits or delays the Trustee, its directors, officers, employees or agents in carrying out the responsibilities provided for herein, in whole or in part. The Trustee shall have no duty or responsibility to fulfil, observe or perform any of the powers or responsibilities of New Transit or the Partnership or any other person except as are stipulated under this Agreement or the Trust Agreement.
4.03   Indemnification of the Trust and the Trustee
(1)   New Transit and the Partnership jointly and severally agree to indemnify and hold harmless the Trust and the Trustee, in its capacity as trustee of the Trust, and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement and the Trust Agreement (collectively, the “Indemnified Parties”) from and against any and all claims, demands, losses, actions, causes of action, costs, charges, debts, expenses, damages, liabilities or obligations whatsoever including, without limitation, reasonable legal fees and disbursements and costs and expenses incurred in connection with the enforcement of this indemnity, which may be imposed on, incurred by or assessed against the Indemnified Parties which, without fraud, gross negligence, wilful misconduct, bad faith or the failure to comply with the standard of care referred to in Section 4.01 on the part of the Indemnified Parties, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of its compliance with its duties set forth in this Agreement, the Trust Agreement or any written or oral instruction delivered to the Trustee by New Transit, the Tabulation Agent or the Partnership pursuant hereto.
(2)   In no case shall New Transit or the Partnership be liable under this Article 4 unless New Transit and the Partnership shall be notified by the Trustee of the assertion of a claim or of any action commenced against the Indemnified Parties as soon as reasonably practicable after any of the Indemnified Parties shall have received a written assertion of such a claim. New Transit and the Partnership shall be entitled to participate at their own expense in the defence and, if New Transit and the Partnership so elect at any time after receipt of such notice, subject to (ii) below, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been expressly authorized by New Transit or the Partnership, such authorization not to be unreasonably withheld; or (ii) the named parties to any such suit include both the Trustee and New Transit or the Partnership and the Trustee shall have been advised by counsel acceptable to New Transit or the Partnership that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to New Transit or the Partnership and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case New Transit and the Partnership shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). . The foregoing indemnities will survive the removal or resignation of the Trustee or the termination of this Agreement and the termination of the Trust. Each of the Indemnified Persons other than the Trustee or the Trust is a third party beneficiary of the foregoing indemnity and the rights to indemnification of such Indemnified Parties are held in trust by the Trustee on behalf of such Indemnified Parties.
ARTICLE 5 — TRUSTEE SUCCESSORS
5.01   Successor Trustee
The Trust shall require that any successor trustee to the Trustee appointed as provided under the Trust Agreement shall execute, acknowledge and deliver to New Transit, the Partnership and to its predecessor trustee an instrument accepting the rights, powers, duties and obligations of its predecessor under this Agreement. Thereupon, the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if an original signatory to this Agreement. Notwithstanding the above, any company into which the Trustee may be merged or with which it may be consolidated or amalgamated, any company resulting from any merger, consolidation or amalgamation to which the Trustee shall be a party or any company to which the Trustee may transfer all or substantially all of its corporate trust business shall be a successor Trustee under this Agreement without the execution of any instrument or any further act; provided that such successor Trustee shall be a corporation qualified to carry on a trust business as contemplated hereby in each of the Provinces of Canada, shall not be controlled by a non-resident person or group of non-resident persons for the purposes of the Income Tax Act (Canada) and shall not have a material conflict of interest in its role as a fiduciary under the Trust Agreement.
ARTICLE 6 — NEW TRANSIT SUCCESSORS
6.01   Successor in the Event of Combination, etc.
In connection with any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of the undertaking, property and assets of New Transit would become the property of any other Person or, in the case of an amalgamation, arrangement or merger, of the continuing corporation resulting therefrom, either (i) such other Person or continuing corporation (herein called the “New Transit Successor”), by operation of law, shall become, without more, bound by the terms and provisions of this Agreement, or (ii) if not so bound, shall execute, prior to or contemporaneously with the consummation of such transaction, an assignment and assumption agreement by the New Transit Successor of liability for all monies payable and property deliverable hereunder and the covenant of such New Transit Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of New Transit under this Agreement.
6.02   Wholly-Owned Subsidiaries
Nothing in this Article 6 shall be construed as applying to the amalgamation or merger of any wholly-owned direct or indirect subsidiary of New Transit with or into New Transit or the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of New Transit (other than the Partnership) provided that all of the assets of such subsidiary are transferred to New Transit or another wholly-owned direct or indirect subsidiary of New Transit or any other distribution of the assets of any wholly-owned direct or indirect subsidiary of New Transit among its shareholders, and any such transactions are expressly permitted by this Article 6.
ARTICLE 7 — AMENDMENTS
7.01   Amendments, Modifications, etc.
Except as set forth in Section 7.03, this Agreement may not be amended or modified except by an agreement in writing executed by:
(1)   New Transit;

(2)   the Partnership;
(3)   the Trust; it being understood and agreed that the Trustee, on behalf of the Trust, shall execute and deliver an amending agreement to this Agreement or other instruments supplemental hereto to give effect to any such amendment or modification proposed by New Transit and the Partnership, provided that such agreement does not adversely affect the rights, duties, liabilities or immunities of the Trustee hereunder;
subject to the prior approval of:
(i)   solely in the event of amendments or modifications in respect of one or more classes of Special Voting Shares, including the related Voting Rights, approved by the Unit Holders in accordance with and meeting the requirements of the Section [14.1] of, and Article [5] of Schedule A to, the LPA of which the Partnership will provide the Trustee with an Officer’s Certificate certifying receipt of the required approval; and
(ii)   solely in the event of amendments or modifications in respect of the Golden Share, including the related Voting Rights, approved by each of the following voting as a separate class: (a) the holders of Class A Units and Class A Common Shares, and (b) the holders of all other Units and Common Shares, all in accordance with and meeting the requirements of the Articles and Section [14.1] of, and Article [5] of Schedule A to, the LPA of which New Transit will provide the Trustee with an Officer’s Certificate certifying receipt of the required approval.
7.02   Meeting to Consider Amendments
The Partnership, at the request of New Transit in its capacity as General Partner, shall call a meeting or meetings of the applicable Unit Holders for the purpose of considering any proposed amendment or modification requiring their approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the LPA and all applicable laws.
7.03   Changes in Capital of New Transit and the Partnership
At all times after the occurrence of any event contemplated pursuant to Section [3.5] of the LPA or otherwise, as a result of which Common Shares, Special Voting Shares, the Golden Share or the Exchangeable Units or all are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Common Shares, Special Voting Shares, the Golden Share or the Exchangeable Units or all are so changed and the parties hereto shall execute and deliver an amending agreement to this Agreement giving effect to and evidencing such necessary amendments and modifications.
ARTICLE 8 — TERMINATION
8.01   Term
This Agreement may be terminated by mutual written consent of New Transit and the Partnership, so long as (a) either (i) no Exchangeable Units are outstanding or (ii) such termination is approved by the Unit Holders in accordance with Section [14.1] of, and Article [5] of Schedule A to, the LPA and (b) no Golden Share is outstanding. Notice of termination will be given by New Transit and the Partnership to the Trustee in either circumstance under this Section 8.01.
8.02   Survival of Agreement
The provisions of Article 4 shall survive any termination of this Agreement.
ARTICLE 9 — GENERAL
9.01   Waivers
No waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.
9.02   Assignment
No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations hereunder, except with the prior written consent of the other parties hereto.
9.03   Successors and Assigns
This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties hereto and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.
9.04   Notices
(1)   Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:
(a)
if to New Transit or the Partnership, at:

Telesat Corporation
[•]
Attention:
[•]

Fax No.:
[•]

Email:
[•]

(b)
if to the Trust, at:

TSX Trust Company, as trustee of the New Transit Trust
301-100 Adelaide Street W.,
Toronto, Ontairo M5H 4H1
Attention:
Vice President, Trust Services

Email:
tmxestaff-corporatetrust@tmx.com

(2)   Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.
(3)   Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 9.04.
9.05   Force Majeure
Except for the payment obligations of New Transit and the Partnership contained herein, none of the parties shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, strikes, lockouts, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 9.05.
9.06   Counterparts
This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed in any number of counterparts and delivered by means of facsimile, portable document format (PDF) or other electronic format, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.
TELESAT CORPORATION
by

Name:
Title:
TELESAT PARTNERSHIP LP, by its general
partner, TELESAT CORPORATION
by

Name:
Title:
TSX Trust Company, in its capacity as trustee
of the [•] Trust
by

Name:
Title:
by

Name:
Title:

ANNEX H
BUSINESS CORPORATIONS ACT
BRITISH COLUMBIA
ARTICLES
TELESAT CORPORATION

BUSINESS CORPORATIONS ACT
BRITISH COLUMBIA
ARTICLES
TELESAT CORPORATION
I N D E X

H-i

H-ii

ARTICLES
Company Name:	Telesat Corporation
Translations of Company Name	n/a
Incorporation Number:	BC1270976
PART 1
INTERPRETATION
Definitions
1.1
In these Articles, unless the context otherwise requires:

(a)
“2024 Meeting” means the Company’s annual meeting of shareholders held in calendar year 2024; provided, however, that, if the date of such 2024 annual meeting is more than thirty (30) days prior to the one (1) year anniversary of the annual meeting of shareholders held in calendar year 2023, “2024 Meeting” shall instead mean the Company’s annual meeting of shareholders held in calendar year 2025.

(b)
“5% Holder” means, with respect to a Person, that such Person, together with its affiliates, beneficially owns Share Equivalents representing five percent (5%) or more of the Fully Diluted Common Shares.

(c)
“5% Voter” has the meaning ascribed to such term in Article 28.5.

(d)
“Agent” means a person appointed to act on behalf of another.

(e)
“Applicable Securities Laws” means (i) the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, the regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similarly regulatory authority of each province and territory of Canada and (ii) the applicable United States federal and state securities laws, including without limitation, the United States Securities Act of 1933, the United States Securities Exchange Act of 1934, each as amended from time to time, and the rules and regulations promulgated thereunder.

(f)
“Audit Committee” means the audit committee of the board.

(g)
“Beneficial Ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the United States Securities Exchange Act of 1934.

(h)
“board” and “directors” mean the directors of the Company for the time being.

(i)
“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and includes amendments thereto, and all regulations made pursuant thereto.

(j)
“Canada Evidence Act” means the Canada Evidence Act, R.S.C. (1985), c. C-5 from time to time in force and includes amendments thereto, and all regulations made pursuant thereto.

(k)
“Canadian” has the meaning ascribed to such term in the Investment Canada Act.

(l)
“CbyC Director” means a director who both (i) is Canadian, and (ii) was nominated for election by either: (x) the Nominating Committee, if comprised of a majority of Canadian directors, (y) a Designator who is Canadian, or (z) a shareholder who is Canadian. For the avoidance of doubt, Contractual Designees nominated by the Polaris Designator shall qualify as CbyC Directors pursuant to either subclauses (y) or (z) of this definition.

(m)
“Change of Control” means (i) any person who, together with its affiliates and associates, acquires Beneficial Ownership of at least a majority of the Fully Diluted Common Shares,

including by way of any arrangement, amalgamation, merger, consolidation, combination or acquisition of the Company with, by or into another corporation, entity or person in one or more related transactions, or (ii) the sale of all or substantially all of the assets of the Company to a third party.
(n)
“Class A Common Shares” means the Class A Voting Shares Without Par Value in the capital of the Company.1

(o)
“Class A Holder Votes” has the meaning ascribed to such term in the Partnership Agreement.

(p)
“Class A Preferred Shares” means the Class A Preferred Shares Without Par Value in the capital of the Company.

(q)
“Class A Special Voting Share” means the Class A Special Voting Share Without Par Value in the capital of the Company.

(r)
“Class A Units” means the Class A exchangeable limited partnership units of the Partnership.

(s)
“Class B Common Shares” means the Class B Voting Shares Without Par Value in the capital of the Company.2

(t)
“Class B Special Voting Share” means the Class B Special Voting Share Without Par Value in the capital of the Company.

(u)
“Class B Units” means the Class B exchangeable limited partnership units of the Partnership.

(v)
“Class C Common Shares” means the Class C Fully Voting Shares and the Class C Limited Voting Shares.

(w)
“Class C Fully Voting Shares” means the Class C Fully Voting Shares Without Par Value in the capital of the Company.

(x)
“Class C Limited Voting Shares” means the Class C Limited Voting Shares Without Par Value in the capital of the Company.

(y)
“Class C Special Voting Share” means the Class C Special Voting Share Without Par Value in the capital of the Company.

(z)
“Class C Units” means the Class C exchangeable limited partnership units of the Partnership.

(aa)
“Common Shares” means the Class A Common Shares, the Class B Common Shares and the Class C Common Shares of the Company.

(bb)
“Company” means Telesat Corporation.

(cc)
“Compensation Committee” means the compensation committee of the board.

(dd)
“Contractual Designee” has the meaning ascribed to such term in Article 10.1.

(ee)
“CSA” means the securities commissions and similar regulatory authorities in all of the provinces and territories in Canada.

(ff)
“Declaration” has the meaning ascribed to such term in Article 30.3.

(gg)
“Depository” means Caisse canadienne de dépôt de valeurs Limitée / Canadian Depository for Securities Limited or any other person acting as an intermediary for the payment or delivery of securities in respect of securities transactions and providing centralized services for the

1
Note to Draft: It is agreed by all parties that the name of such Class of shares may be changed byagreement of Leo, Polaris and Transit prior to the closing of the Integration.

2
Note to Draft: It is agreed by all parties that the name of such Class of shares may be changed byagreement of Leo, Polaris and Transit prior to the closing of the Integration.

compensation of securities transactions or providing centralized services as a depositary in respect of the compensation of securities transactions.
(hh)
“Designated Securities Exchange” means any of (i) the New York Stock Exchange, Nasdaq, the Toronto Stock Exchange, the London Stock Exchange, the Luxembourg Stock Exchange, the Hong Kong Stock Exchange, Japan Exchange Group, Shanghai Stock Exchange, Euronext, Deutsche Börse, or any of their respective successors, or (ii) any other internationally recognized securities exchange that (x) provides investors with liquidity and (y) has listing and governance standards, in each case, comparable to the foregoing exchanges as determined by the Board in good faith.

(ii)
“Designator” means either (i) Polaris or its affiliates, or (ii) Meteor or its affiliates, as applicable, in each case as provided under an investor rights agreement between such Designator and the Company.

(jj)
“Designator Assignee” has the meaning ascribed to such term in Article 10.1.

(kk)
“Director Indemnitee” has the meaning ascribed to such term in Article 15.4(b).

(ll)
“Exchangeable Units” means the Class A Units, the Class B Units and the Class C Units.

(mm)
“Exchangeable Unit Terms” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Units.

(nn)
“Foreign Action” has the meaning ascribed to such term in Article 22.1.

(oo)
“Fully Diluted Common Shares” means as of any date, without duplication, a number of Common Shares equal to the sum of (a) the number of Common Shares issued and outstanding as of such date, (b) the number of Common Shares for or into which the issued and outstanding Exchangeable Units as of such date are exchangeable or convertible, whether or not then convertible or exchangeable, and (c) the number of Common Shares for or into which any right or security (other than an unvested right or security) that is as of such date exercisable for, convertible into or exchangeable for Common Shares is exercisable for, convertible into or exchangeable for upon exercise, conversion or exchange, with the number of such Common Shares for or into which any such right or security is exercisable for, convertible into or exchangeable for upon such exercise, conversion or exchange calculated in accordance with the treasury stock method, as reasonably determined by the Company consistent with its past practice (or, prior to such past practice being established, the past practice of Transit).

(pp)
“Golden Share” means the Golden Share Without Par Value in the capital of the Company.

(qq)
“Golden Share Additional Votes” has the meaning ascribed to such term in Article 24.3.

(rr)
“Golden Share Canadian Votes” has the meaning ascribed to such term in Article 28.3(b).

(ss)
“Golden Share Redemption Notice” has the meaning ascribed to such term in Article 28.7.

(tt)
“Golden Share Redemption Price” means $1.00.

(uu)
“Golden Share Voting Rights” has the meaning ascribed to such term in Article 28.3.

(vv)
“Good Cause” means any one or more of the following factors, as applicable, which the determining group as specified herein reasonably determines, taken alone or in combination, would make it inadvisable for a person to serve on the board:

(i)
conduct by such person involving a felony (in the United States) or an indictable offense (in Canada);

(ii)
non-criminal conduct by such person occurring in the past five (5) years involving material acts of dishonesty, fraud or similar circumstances;

(iii)
material misconduct by such person occurring in the past five (5) years in the performance of such person’s duties as a past or current director (or similar role) of the Company or any other company on whose board of directors (or similar body) such person serves or served;

(iv)
the ineligibility of such person to serve on the board due to applicable Legal Requirements; or

(v)
a material violation or alleged material violation by such person of any: (A) securities laws, rules or regulations promulgated thereunder or similar Legal Requirements (whether federal, state, provincial, local or foreign, including the Applicable Securities Laws); or (B) Legal Requirement applicable (or that would be applicable) to such person in his or her capacity as a director or associate of the Company, in each case, for which enforcement proceedings have been brought by any member of the CSA, the United States Securities and Exchange Commission or any other relevant Governmental Body and such proceedings have not been withdrawn or dismissed without a finding or admission of culpability against such person.

(ww)
“Governmental Authorization” means any: (i) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any contract with any Governmental Body.

(xx)
“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (ii) federal, state, provincial, territorial, local, municipal, foreign, or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or entity and any court or other tribunal).

(yy)
“Independent Audit Committee Director” means a director who (i) satisfies the independence requirements of the applicable U.S. and/or Canadian securities exchanges on which the Common Shares are listed, (ii) is “independent” of the Company within the meaning of National Instrument 52-110 — Audit Committees of the CSA and (iii) is “independent” of the Company within the meaning of Section 10A(m)(3)(B) of the United States Securities Exchange Act of 1934.

(zz)
“Interpretation Act” means the Interpretation Act (British Columbia) from time to time in force and includes amendments thereto, and all regulations made pursuant thereto.

(aaa)
“Legal Requirement” means any federal, state, provincial, territorial, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any stock exchange on which any of the Common Shares are then listed).

(bbb)
“meeting of shareholders” for the purposes of PART 21 of these Articles, means an annual meeting of shareholders of the Company or a special meeting of shareholders of the Company.

(ccc)
“Meteor” means Meteor Fund Management LLC.

(ddd)
“Meteor Designators” has the meaning ascribed to such term in Article 10.2(a)(ii).

(eee)
“Nominating Committee” means the nominating committee of the board.

(fff)
“Nominating Shareholder” has the meaning ascribed to such term in Article 21.1(c).

(ggg)
“Non-Canadian” means a person who is not Canadian.

(hhh)
“Non-Canadian Principal Shareholder” has the meaning ascribed to such term in Article 24.2.

(iii)
“Non-Canadian Voting Limitation” has the meaning ascribed to such term in Article 24.2.

(jjj)
“Notice Date” has the meaning ascribed to such term in Article 21.3(a).

(kkk)
“Other Investments” has the meaning ascribed to such term in Article 15.6(a)(i).

(lll)
“Participant” means a holder of Voting Shares or the Agent of such holder registered with the Depository.

(mmm)
“Partnership” means Topco Partnership LP.

(nnn)
“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership, to be dated as of the date hereof, by and among the Company, Polaris Sub, each other limited partner admitted to the partnership in accordance with the terms thereof and, solely for purposes of Section 3.21 thereof, Polaris.

(ooo)
“Passive Holder” means any holder of Common Shares that is entitled to report its ownership interest in the Company for purposes of U.S. federal securities laws on (i) Form 13F or (ii) Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d-1(c) promulgated under the United States Securities Exchange Act of 1934.

(ppp)
“Polaris” means Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada.

(qqq)
“Polaris Designators” has the meaning ascribed to such term in Article 10.2(a)(i).

(rrr)
“Polaris Sub” means Red Isle Private Investments Inc., a subsidiary of Polaris.

(sss)
“Proposed Nominee” has the meaning ascribed to such term in Article 21.4(a).

(ttt)
“Proposing Shareholder” has the meaning ascribed to such term in Article 21.1(b).

(uuu)
“public announcement” means disclosure (i) in a press release disseminated by the Company through a national news service in the United States and Canada; or (ii) in a document filed by the Company for public access under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com or under its profile on the Electronic Data Gathering and Retrieval system available on the United States Securities and Exchange Commission’s website at www.sec.gov.

(vvv)
“Registration System” means the services offered by the Depository.

(www)
“Related Parties” has the meaning ascribed to such term in Article 15.6(a).

(xxx)
“Renounced Business Opportunities” has the meaning ascribed to such term in Article 15.6(b).

(yyy)
“Requisitioning Shareholder” has the meaning ascribed to such term in Article 21.1(b).

(zzz)
“Second Tabulation Matter” has the meaning ascribed to such term in Article 24.5.

(aaaa)
“Second Tabulation Resolution” has the meaning ascribed to such term in Article 24.4.

(bbbb)
“Secondary Indemnitors” has the meaning ascribed to such term in Article 15.4(b).

(cccc)
“Share Equivalents” (i) the Common Shares, (ii) the Exchangeable Units and (iii) any right or security that is exercisable for, convertible into or exchangeable for Common Shares.

(dddd)
“shareholder” means a shareholder of the Company.

(eeee)
“Short Interest” has the meaning ascribed to such term in Article 21.4(b)(viii).

(ffff)
“Special Board Date” means the date that the number of (a) Contractual Designees permitted to be nominated by the Polaris Designators pursuant to the investor rights agreement between the Polaris Designators and the Company plus (b) the Contractual Designees permitted to be nominated by the Meteor Designators pursuant to the investor rights agreement between the Meteor Designators and the Company collectively constitutes, in the aggregate, less than 50% of the number of directors of the Company (as such number is determined in accordance with Article 10.3, without taking into account any vacancies on the board).
(gggg)
“Special Nomination Termination Date” means the earlier of: (i) the 2024 Meeting and (ii) the Special Board Date.

(hhhh)
“Special Voting Redemption Price” means $33.33 per Special Voting Share.

(iiii)
“Special Voting Shares” means the Class A Special Voting Share, the Class B Special Voting Share and the Class C Special Voting Share.

(jjjj)
“Specially Designated Director” means a person who:

(i)
is designated as a director pursuant to Article 10.2(a)(iii),

(ii)
meets the criteria for an Independent Audit Committee Director,

(iii)
is not an affiliate or associate of a Designator or a Designator Assignee (or their respective affiliates),

(iv)
together with such person’s immediate family and affiliates, has not received compensation or payments from a Designator or a Designator Assignee (or any of their respective affiliates) in any of the past three (3) years in an amount in excess of US$120,000 per annum, excluding for these purposes any directors fees, and

(v)
is Canadian.

(kkkk)
“Successor Entity” has the meaning ascribed to such term in Article 23.2.

(llll)
“Successor Securities” has the meaning ascribed to such term in Article 23.2.

(mmmm)
“Super Voting Redemption Notice” has the meaning ascribed to such term in Article 27.7.

(nnnn)
“Super Voting Redemption Price” means $1.00 per Super Voting Share.

(oooo)
“Super Voting Shares” means the Super Voting Shares Without Par Value in the capital of the Company.

(pppp)
“Tabulation Agent” means a person designated by the Company, in writing, as its agent to perform the administrative tasks of (1) collecting and tabulating instructions from the holders of Exchangeable Units for the purpose of instructing the Trustee as to the exercise of the voting rights with respect to the Special Voting Shares pursuant to the terms of these Articles, the Partnership Agreement and the Voting Agreement, and (2) collecting and tabulating the votes of the Common Shares and/or instructions from the holders of Exchangeable Units pursuant to the terms of the Partnership Agreement for the purpose of instructing the Trustee as to the exercise of the voting rights attached to the Golden Share pursuant to the terms of these Articles and the Voting Agreement. For the avoidance of doubt, the Company shall retain liability as principal for the acts of the Tabulation Agent.

(qqqq)
“these Articles” means the articles of the Company from time to time and all amendments thereto, and the words “herein”, “hereto”, “hereby”, “hereunder”, “hereof” and similar words refer to these Articles as so defined and not to any particular Part, article or other subdivision of these Articles.

(rrrr)
“Timely Notice” has the meaning ascribed to such term in Article 21.3.

(ssss)
“Transfer Agent” means Computershare Trust Company of Canada or any other corporation or other entity designated by the board to act as Transfer Agent of the Company.

(tttt)
“Transit” shall mean Telesat Canada, a corporation incorporated under the laws of Canada.

(uuuu)
“trustee”, in relation to a shareholder, means the personal or other legal representative of the shareholder, and includes a trustee in bankruptcy of the shareholder.

(vvvv)
“Trustee” means the trustee of the Trust as determined from time to time in accordance with the trust agreement made as of the date hereof.

(wwww)
“Unwind Transaction” means, collectively, (i) the conversion of all of the Class B Common Shares into Class A Common Shares and (ii) the other transactions, events and occurrences specified in these Articles to occur upon an Unwind Trigger, including the redemption of the Golden Share and the Special Voting Shares and the expiration of the provisions in PART 24.

(xxxx)
“Unwind Trigger” means the occurrence of the events set forth in both clauses (i) and (ii):

(i)
the occurrence of either one of the following:

A.
the election of the Company (which election, until the Special Board Date, must be made with the approval of the majority of the Specially Designated Directors then in office) to effect the Unwind Transaction, if: (A) no person who is not Canadian, or any voting group comprised of any persons who are not Canadians, in each case, beneficially owns or controls, directly or indirectly, one-third or more of the Fully Diluted Common Shares; (B) the Company becomes widely held, such that at least 70% of the Fully Diluted Common Shares are held by holders that (1) do not beneficially own or control, directly or indirectly (and are not members of any group that beneficially owns or controls, directly or indirectly), 10% or more of the Fully Diluted Common Shares, collectively, or (2) are Passive Holders; and (C) a majority of the members of the board remain Canadian at the time of the Unwind Transaction; or

B.
a Change of Control; and

(ii)
both (1) the absence of any determination by the board that the Unwind Transaction would constitute a breach of, or result in an acceleration of the performance of any obligation under, any material agreement of the Company, in each case, within 60 days of the chair of the board receiving written notice from the Company of the occurrence of either event set forth in (i) above; provided, however, that in the event of the occurrence of a Change of Control, the fact that such occurrence could be deemed as a change of control under the Company’s outstanding indebtedness or other material agreements shall be excluded for purposes of this subclause (1) if such indebtedness is refinanced or intended to be refinanced in connection with the occurrence of such Change of Control; and (2) receipt by the Company of all required Governmental Authorizations for the Unwind Transaction.

(yyyy)
“U.S.” means the United States of America.

(zzzz)
“Voting Agreement” means the Voting Agreement dated the date hereof between the Partnership, the Company and the Trustee.

(aaaaa)
“Voting Share” means any Common Shares or Exchangeable Units that have the right to, directly or indirectly, cast a vote at an annual or other meeting of shareholders of the Company in favor of election of directors of the Company.

Interpretation
1.2
For purposes of these Articles, a person is an “affiliate” of another person if:

(a)
one of them is the subsidiary of the other, or

(b)
each of them is controlled by the same person.

1.3
For purposes of these Articles, a person is a “subsidiary” of another person if

(a)
it is controlled by (i) that other person, (ii) that other person and one or more persons controlled by that other person or (iii) two or more persons controlled by that other person, or

(b)
it is a subsidiary of a subsidiary of that other person.

1.4
For purposes of these Articles, a person (first person) is considered an “associate” of another person (second person) only if:

(a)
the second person beneficially owns, directly or indirectly, voting securities carrying more than 10 per cent of the voting rights attached to all voting securities of the first person for the time being outstanding,

(b)
the first person beneficially owns, directly or indirectly, voting securities carrying more than 10 per cent of the voting rights attached to all voting securities of the second person for the time being outstanding,

(c)
the first person is a partner (other than a limited partner) of the second person,

(d)
with respect to a second person that is a trust or an estate, the first person either has a substantial beneficial interest serves as trustee or in a similar capacity,

(e)
the first person is a relative of the second person who resides in the same home as the second person,

(f)
the first person resides in the same home as the second person and is married to the second person or is living with the second person in a conjugal relationship outside marriage,

(g)
the first person is a relative of the first person mentioned in clause (f) and has the same home as the second person, or

(h)
the first person is a director, officer or employee of the second person or any of the second person’s affiliates or associates.

1.5
For purposes of these Articles, a person (first person) is considered to “control” another person (second person) only if:

(a)
the first person beneficially owns, or directly or indirectly exercises control or direction over, securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors (or comparable body) of the second person, unless that first person holds the voting securities only to secure an obligation,

(b)
the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership,

(c)
the second person is a limited partnership and the general partner of the limited partnership is the first person, or

(d)
the first person is a trustee of the second person.

1.6
For purposes of these Articles, references to any agreement defined or referred to herein refer to such agreement as amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, unless otherwise specified.

Application of Business Corporations Act Definitions
1.7
Except as otherwise set out in these Articles, the definitions in the Business Corporations Act apply to these Articles.

Application of Interpretation Act
1.8
The Interpretation Act applies to the interpretation of these Articles as if these Articles were an enactment.

Conflict
1.9
If there is a conflict between a definition or rule in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition or rule in the Business Corporations Act will prevail.

Severability of Invalid Provisions
1.10
The invalidity or unenforceability of any provision of these Articles will not affect the validity or enforceability of the remaining provisions of these Articles.

Effect of Omissions and Errors in Notices
1.11
The accidental omission to send notice of any meeting of shareholders to any person entitled to notice or the non-receipt of any notice by any of the persons entitled to notice or any error in any notice not affecting its substance will not invalidate any action or proceeding taken at that meeting or otherwise founded on the notice.

Signing
1.12
Expressions referring to signing shall be construed as including facsimile signatures and the receipt of messages by telecopy or electronic mail or any other method of transmitting writing and indicating thereon that the requisite instrument is signed, notwithstanding that no actual original or copy of an original signature appears thereon.

PART 2
ALTERATIONS
No Interference with Class or Series Rights without Consent
2.1
In addition to any consent or approval required by any Legal Requirement or by any provision of these Articles, a right or special right attached to issued shares must not be prejudiced or interfered with under the Business Corporations Act or under the Notice of Articles or these Articles unless the shareholders holding shares of the class or series of shares to which the right or special right is attached consent by a special separate resolution of those shareholders.

2.2
Subject to: (i) Article 2.1, (ii) PART 23, (iii) the special rights or restrictions attached to any class or series of shares, (iv) the Business Corporations Act, and (v) any applicable restrictions in any investor rights agreement between a Designator and the Company, the Company may:

(a)
by special resolution, make any alteration to the Notice of Articles and these Articles as permitted by the Business Corporations Act; or

(b)
by directors’ resolution or special resolution, subdivide or consolidate all or any of its unissued, or fully paid issued, shares and if applicable, alter its Notice of Articles and, if applicable, these Articles accordingly.

Alterations
2.3
Subject to: (i) Article 2.1, (ii) PART 23, (iii) the special rights or restrictions attached to any class or series of shares and (iv) any applicable restrictions in any investor rights agreement between a Designator and the Company, the shareholders may from time to time, by special resolution, make any alteration to the Notice of Articles and these Articles as permitted by the Business Corporations Act.

Change of Name
2.4
The Company may by a directors’ resolution or a special resolution authorize an alteration to its Notice of Articles to change its name.

PART 3
SHARES AND SHARE CERTIFICATES
Sending of Share Certificate
3.1
Any share certificate which a shareholder is entitled to receive may be sent to the shareholder by mail and neither the Company nor any agent of the Company is liable for any loss to the shareholder arising as a result of the accidental omission to send any share certificate or non-receipt of any share certificate so sent.

Joint Ownership
3.2
Where a share is registered in the names of two or more persons, unless the registration on the share certificate specifies otherwise, the share shall, for the purposes of these Articles, be considered to be jointly held by such persons and such persons shall, for the purposes of these Articles, be considered joint holders of such share.

Limit on Registration of Joint Holders
3.3
Except in the case of the trustees of a shareholder, the directors may refuse to register in the central securities register more than three persons as the joint holders of a share.

Delivery of Jointly Held Certificate
3.4
A share certificate for a share registered in the names of two or more persons shall be delivered to that one of them whose name appears first on the central securities register in respect of the share.

Unregistered Interests
3.5
Except as required by law or these Articles, the Company need not recognize or provide for any person’s interests in or rights to a share unless that person is registered as the holder.

Form of Share Certificate
3.6
The board is authorized to adopt and make, from time to time, any amendment to the Company’s share certificate forms required to give effect to the provisions concerning the restrictions on the issue, transfer and ownership of Voting Shares set forth in these Articles.

PART 4
SHARE TRANSFERS
Form of Instrument of Transfer
4.1
The instrument of transfer in respect of any share of the Company will be either in the form on the back of the certificate representing such share or in any other customary form satisfactory to the Company or the transfer agent for the class or series of shares to be transferred.

Effect of Signed Instrument of Transfer
4.2
If a shareholder, or the duly authorized attorney of that shareholder, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer, or, if no number is specified, all the shares represented by share certificates deposited with the instrument of transfer,

(a)
in the name of the person named as transferee in that instrument of transfer; or

(b)
if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the share certificate is deposited for the purpose of having the transfer registered.

PART 5
PURCHASE OF SHARES
Authority to Purchase Shares
5.1
Subject to the special rights and restrictions attached to any class or series of shares, the Company may purchase or otherwise acquire any of its shares if authorized to do so by resolution of the directors.

PART 6
BORROWING POWERS
Powers of the Board
6.1
The board may from time to time at their discretion on behalf of the Company:

(a)
borrow money for the purposes of the Company in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)
raise or secure the repayment of any borrowed money, including by the issuance of bonds, perpetual or redeemable, debentures or debenture stock and other debt obligations either outright or as security for any liability or obligation of the Company or any other person;

(c)
guarantee the repayment of money by any other person or the performance of any obligation of any other person; or

(d)
mortgage or charge, whether by way of specific or floating charge, grant a security interest or give other security on the whole or any part of the present and future property and undertaking of the Company, including uncalled capital.

Terms of Debt and Security Instruments
6.2
Any debentures, debenture stock, bonds, mortgages, security interests and other securities may be issued at a discount, premium or otherwise, and with special or other rights or privileges as to redemption, surrender, drawings, allotment of or conversion into shares, attending and voting at a general meeting of the Company, appointment of directors and otherwise as the directors may determine at or prior to the time of issuance.

PART 7
SHAREHOLDER MEETINGS
Calling of Shareholder Meetings
7.1
Meetings of shareholders of the Company shall be held at such time or times as the directors from time to time determine, and at such location or locations as the board, by resolution, may approve.

Electronic Meetings
7.2
The board may determine that a meeting of shareholders shall be held entirely by means of telephone, electronic or other communications facilities that permit all participants to communicate with each other during the meeting. A meeting of shareholders may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communications facilities, if the board determines to make them available. A person participating in a meeting by such means is deemed to be present at the meeting.

Notice
7.3
Subject to the provisions of the Business Corporations Act regarding requisitions for general meetings and waiver of notice, the Company will send notice of the date, time and location of a meeting of shareholders to each shareholder entitled to vote at the meeting and to each director at least 21 days before, but no more than 60 days before, the meeting. Notice of an adjourned meeting of shareholders need not be given if the adjourned meeting is held within 14 days of the original meeting. Otherwise, but subject to Article 8.2, notice of adjourned meetings will be given not less than 21 days in advance of the adjourned meeting and otherwise in accordance with this Article 7.3, except that the notice need not specify the nature of the business to be transacted if unchanged from the original meeting.
Special Business
7.4
If a general meeting is to consider special business within the meaning of Article 8.1, the notice of meeting will:

(a)
state the general nature of the special business; and

(b)
if the special business includes presenting, considering, approving, ratifying, adopting or authorizing any document (including, without limitation, any amendment to the Notice of Articles or these Articles) or the signing of or giving of effect to any document or amendment (including, without limitation, any amendment to the Notice of Articles or these Articles), have attached to it, or be accompanied by, a copy of the document.

Board Approval
7.5
Until the Special Board Date, if any matter to be submitted to (a) a shareholder vote and/or (b) a vote of the limited partners of the Partnership receives approval of a majority of the board and fails to receive approval of a majority of the Specially Designated Directors then in office, the proxy circular in respect of the meeting in which such matter will be voted on (including, for the avoidance of doubt, the information circular to be provided pursuant to Section 10.5 of the Partnership Agreement) will disclose (i) such fact at every instance in which the board’s recommendation to approve such matter is mentioned and (ii) a written statement of reasonable length setting forth the reasons expressed by the Specially Designated Directors for failing to approve such matter.

PART 8
PROCEEDINGS AT SHAREHOLDER MEETINGS
Special Business
8.1
At a meeting of shareholders, the following business is special business:

(a)
at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of, or voting at, the meeting;

(b)
at an annual general meeting, all business is special business except for the following:

(i)
business relating to the conduct of, or voting at, the meeting;

(ii)
consideration of any financial statements of the Company presented to the meeting;

(iii)
consideration of any reports of the directors or auditor;

(iv)
the setting or changing of the number of directors;

(v)
the election or appointment of directors;

(vi)
the appointment of an auditor;

(vii)
the setting of the remuneration of an auditor; and

(viii)
business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution.

Quorum
8.2
Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is the presence in person or by proxy of shareholder(s) who, in the aggregate, hold shares representing not less than a majority of the votes entitled to be cast at the meeting.

Lack of Quorum
8.3
If, within 30 minutes from the time set for the holding of a meeting of shareholders, a quorum is not present,

(a)
in the case of a general meeting convened by requisition of shareholders, the meeting is dissolved; and

(b)
in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, unless those shareholders present determine otherwise.

Chair
8.4
The following individual is entitled to preside as chair at a meeting of shareholders:

(a)
the chair of the board, if any; and

(b)
if there is no chair of the board or if the chair of the board is absent or unwilling to act as chair of the meeting, the president of the Company, if any.

Alternate Chair
8.5
If, at any meeting of shareholders:

(a)
neither the chair of the board nor the president of the Company is present within 15 minutes after the time set for holding the meeting;

(b)
the chair of the board and the president are unwilling to act as chair of the meeting; or

(c)
the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting;

the directors present may choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders present in person or by proxy may choose any person present at the meeting to chair the meeting.
Postponement or Cancellation of Meetings
8.6
A meeting of shareholders may be postponed or cancelled by the Company at any time prior to the holding of the meeting upon such notice or communication to shareholders, if any, as the board may determine, and, if postponed, the postponed meeting may be held at such time or times, and at such location or locations, as the board, by resolution, may approve.

Procedure at Meetings
8.7
The board may determine the procedures to be followed at any meeting of shareholders including, without limitation, the rules of order. Subject to the foregoing, the chair of a meeting may determine the procedures of the meeting in all respects.

Electronic Voting
8.8
Any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic or other communications facilities if the board determines to make them available whether or not persons entitled to attend participate in the meeting by means of telephonic, electronic or other communications facilities.
Casting Vote
8.9
In case of an equality of votes cast at a meeting of shareholders, the chair does not have a casting or second vote.

PART 9
SHAREHOLDERS VOTES
Joint Shareholders
9.1
If there are joint shareholders registered in respect of any share:

(a)
any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)
if more than one of the joint shareholders is present at any meeting, personally or by proxy, the joint shareholder present whose name stands first on the central securities register in respect of the share is alone entitled to vote in respect of that share.

Trustees
9.2
Two or more trustees of a shareholder in whose name any share is registered are, for the purposes of Article 9.1, deemed to be joint shareholders.

Representative of Corporate Shareholder
9.3
If a corporation that is not a subsidiary of the Company is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)
for that purpose, the instrument appointing a representative must:

(i)
be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least 1 business day before the day set for the holding of the meeting; or

(ii)
be provided, at the meeting, to the chair of the meeting; and

(b)
if a representative is appointed under this Article 9.3:

(i)
the representative is entitled to exercise in respect of and at that meeting the same rights that the appointing corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)
the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Authority to Vote
9.4
The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

Qualifications of Shareholders
9.5
In connection with any shareholder vote,

(a)
the board may implement special operating procedures for monitoring share ownership;

(b)
a shareholder may be asked to provide a Declaration;

(c)
the Company is entitled to rely on any such Declaration delivered pursuant to Article 9.5(b); and

(d)
if it is subsequently determined that such Declaration is incorrect in any way, the invalidity or unenforceability of such Declaration will not affect the validity or enforceability of the applicable shareholder vote.

PART 10
ELECTION AND REMOVAL OF DIRECTORS
10.1
Article 10.2 shall terminate and be of no further force or effect at such time as both (a) neither Designator has the contractual right to designate one or more nominees for election as directors of the Company (each such nominee, a “Contractual Designee”), and (b) any other person to whom the contractual right to designate a Contractual Designee has been assigned by a Designator (each such assignee, a “Designator Assignee”), which assignment, for the avoidance of doubt, may only be effected to the extent permitted by the terms and conditions of the investor rights agreement to which the applicable Designator is party, in each case, no longer has such contractual right to designate such Contractual Designee. For the avoidance of doubt, for purposes of these Articles, (x) the nominee designated by a Designator Assignee shall be deemed to be a Contractual Designee and (y) the Contractual Designee of a Designator Assignee shall not constitute a Contractual Designee of a Designator, unless such Designator Assignee is an affiliate or associate of the Designator in question, in which case such Contractual Designee will constitute a Contractual Designee of such Designator Assignee and such Designator.

10.2
(a)
The board shall nominate for election as directors of the board the following:

(i)
the Contractual Designees to be designated by (A) Polaris or its affiliates (the “Polaris Designators”) or (B) if applicable, by the Designator Assignee of Polaris; provided that either the Nominating Committee or the board may reject any of such Contractual Designees for, and only for, Good Cause, in which case the Polaris Designators or its Designator Assignee, as applicable, shall have the right to designate a substitute Contractual Designee;

(ii)
the Contractual Designees to be designated by (A) Meteor or its affiliates (the “Meteor Designators”) or (B) if applicable, by the Designator Assignee of Meteor, none of whom shall be required to be Canadian; provided that either the Nominating Committee or the board may reject any of such Contractual Designees for, and only for, Good Cause, in which case the Meteor Designators or its Designator Assignee, as applicable, shall have the right to designate a substitute Contractual Designee;

(iii)
so long as either Designator has the right to designate at least one (1) Contractual Designee and subject to Article 10.2(b), three (3) persons (who, if elected, would meet the criteria specified in clauses (ii) through (v) of the definition of “Specially Designated Director”) designated by the Nominating Committee; provided that, for purposes of the 2024 Meeting, the three (3) persons shall be designated either by the Nominating Committee or a subset of the members of the Nominating Committee, as determined by the board, with any such subset of the members of the Nominating Committee to be selected by the Board and to include at least the three (3) members required to be appointed to the Nominating Committee by Article 12.8 as if such Article 12.8 were then in effect; provided, further, that:

A.
until the Special Nomination Termination Date, the board may reject any of such persons for, and only for, Good Cause, in which case the Nominating Committee shall have the right to designate a substitute designee; and

B.
following the Special Nomination Termination Date, such persons shall be subject to approval of the board; provided, however, that until the Special Board Date, (x) such approval of the board shall not be unreasonably withheld and (y) such persons shall also be subject to approval of at least a majority of the Specially Designated Directors then in office, such approval not to be unreasonably withheld;
(iv)
so long as either Designator has the right to designate at least one (1) Contractual Designee and subject to Article 10.2(b), a number of persons (such number being an amount that when added to the number of persons to be designated pursuant to Articles 10.2(a)(i), (ii) and (iii), the total number of directors on the board is equal to the authorized size of the board, which is initially ten (10) persons) designated by the Nominating Committee; provided that if any such person was previously a Contractual Designee of either Designator or their respective Designator Assignees but is not currently designated pursuant to clause (i) or (ii) above, then the nomination of such person shall require the unanimous vote of the Nominating Committee, and such person must be either (1) an executive officer of the Company, or (2) meet the criteria specified in clauses (ii) through (iv) of the definition of “Specially Designated Director”, provided, further, that until the Special Nomination Termination Date, the board may reject any of such persons for, and only for, Good Cause, in which case the Nominating Committee shall have the right to designate a substitute designee.

(b)
With respect to persons to be designated by the Nominating Committee pursuant to Article 10.2(a)(iii) and (iv), the board may identify for the Nominating Committee certain business, financial, industry, diversity or other general attributes desirable in any of such persons, and request that the Nominating Committee (i) nominate a candidate for election at the next meeting of shareholders, or (ii) fill an actual or anticipated vacancy on the board, in each case, with an individual who has such attributes and who is approved in accordance with this Article 10 and, in each case, the Nominating Committee shall use its reasonable efforts to comply with any such requests.

(c)
Prior to the occurrence of an Unwind Trigger, the persons to be designated by the Nominating Committee pursuant to Article 10.2(a)(iii) and (a)(iv) shall be Canadian, except that the Company’s chief executive officer may be designated pursuant to Article 10.2(a)(iv) if such chief executive officer is not Canadian, but only so long as such designation would not result in less than a majority of Canadian directors on the board.

Number of Directors; CbyC Directors
10.3
The Company will have a board consisting of initially ten (10) persons, and thereafter, the number of directors shall be set by resolution of the shareholders or as adjusted by the board from time to time, subject to the provisions of the Business Corporations Act, provided that:

(a)
a reduction in the number of directors shall not shorten the term of any then-sitting director;

(b)
no change to the number of directors shall be made in accordance with this Article 10.3 unless, in addition to the obtaining of any approval of a Designator required under the investor rights agreement to which such Designator and the Company are party, until such time as neither Designator is a 5% Holder, a majority of the Specially Designated Directors then in office have approved such change; and

(c)
prior to the occurrence of an Unwind Trigger, at least a majority of the board must be CbyC Directors; provided, that the Company’s temporary inability to meet this requirement as a result of death, resignation, disqualification or removal of a director shall not result in the Company being deemed to be acting ultra vires pursuant to these Articles; provided, further, that the Company shall use reasonable best efforts to ensure any such deficiency is cured promptly.

Election of Directors
10.4
At every annual general meeting:

(a)
the shareholders entitled to vote at the annual general meeting for the election or appointment of directors will elect a board consisting of the number of directors for the time being required under these Articles; and

(b)
subject to Article 10.7, all the directors cease to hold office immediately before the election or appointment of directors under paragraph (a), but are eligible for re-election or reappointment.

Filling of Vacancies
10.5
Subject to Article 10.6, the board shall have the exclusive right to fill any vacancy from time to time in the office of a director. For the avoidance of doubt, a vacancy shall be deemed to exist, among other times: (a) if, at any annual general meeting or special meeting, the number of persons elected to the board is fewer than the number of positions on the board then up for election (with the number of vacancies being the amount of the deficiency), and (b) upon the removal of a director pursuant to Article 10.8 or the death, resignation or disqualification of a director.

10.6
During such time as Article 10.2 is in effect, the candidate to be appointed to fill any vacancy on the board shall be designated by, (a) in the event of a vacancy with respect to a Contractual Designee designated by the Polaris Designators (other than as a result of the loss of the contractual right to designate such Contractual Designee), the Polaris Designators, (b) in the event of a vacancy with respect to a Contractual Designee designated by the Meteor Designators (other than as a result of the loss of the contractual right to designate such Contractual Designee), the Meteor Designators, (c) in the event of a vacancy with respect to a Contractual Designee designated by a Designator Assignee (other than as a result of the loss of the contractual right to designate such Contractual Designee), the Designator Assignee who designated such Contractual Designee, and (d) in the event of a vacancy (i) with respect to any other director or (ii) as a result of the loss by a Designator or a Designator Assignee of the contractual right to designate a Contractual Designee in accordance with the terms hereof and any investor rights agreement between such Designator and the Company, the Nominating Committee. The board shall appoint the candidate designated pursuant to the preceding sentence to fill the vacancy, except to the extent that the board or the Nominating Committee, could have rejected such candidate if he or she were a nominee pursuant to Article 10.2(a), in which case such designating party or parties shall designate a substitute candidate.

Failure to Elect or Appoint Directors
10.7
If the Company fails to hold an annual general meeting in accordance with the Business Corporations Act or fails, at an annual general meeting, to elect or appoint any directors, the directors then in office continue to hold office until the earlier of:

(a)
the date on which the failure is remedied; and

(b)
the date on which they otherwise cease to hold office under the Business Corporations Act or these Articles.

Removal of Director
10.8
The shareholders may, by resolution that is both (a) approved pursuant to Article 24.4 and (b) approved by at least 75% of the outstanding Common Shares and Special Voting Shares, voting together as a single class, remove any director from office; provided that if a Designator or Designator Assignee at any time provides written notice to the Company that it intends for a Contractual Designee designated by such person to resign from the board, then the delivery of such written notice to the Company shall constitute such Contractual Designee’s resignation, which resignation shall be effective immediately upon receipt of such written notice by the Company without consent or acceptance of the board or any shareholders (other than such Designator or Designator Assignee, as the case may be).

PART 11
PROCEEDINGS OF DIRECTORS
Timing of Meetings
11.1
All actions of directors and of committees of directors, must be taken only (a) at a meeting of such directors duly called at which a quorum is present, or (b) by written resolution in accordance with Article 11.9 below. Meetings of the board will be held on such day and at such time and place as the president or secretary of the Company or any two directors may determine.
Chair
11.2
Meetings of directors are to be chaired by:

(a)
the chair of the board, if any,

(b)
in the absence of the chair of the board, the president, if any, if the president is a director, or

(c)
any other director chosen by the directors if:

(i)
neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting,

(ii)
neither the chair of the board nor the president, if a director, is willing to chair the meeting, or

(iii)
the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

Meetings by Telephone or Other Communications Medium
11.3
A director may participate in a meeting of the board:

(a)
in person;

(b)
by telephone; or

(c)
with the consent of all directors who wish to participate in the meeting, by other communications medium;

if all directors participating in the meeting, whether in person, or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 11.3 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.
Voting
11.4
At all meetings of directors every question will be decided by a majority of votes cast on the question and, in the case of an equality of votes, the chair of the meeting will not be entitled to a second or casting vote.

Notice
11.5
A notice to a director shall be effective only if delivered in writing in accordance with this Article 11.5. Subject to Article 11.6, if a meeting of the board is called under Article 11.1, notice of that meeting will be given to each director not less than 48 hours before the time when the meeting is to be held, specifying the place, date and time of that meeting:

(a)
by mail addressed to the director’s address as it appears on the books of the Company or to any other address provided to the Company by the director for this purpose, provided that the meeting is to be held not less than three business days from the date the notice of meeting is mailed;

(b)
by leaving it at the director’s prescribed address or at any other address provided to the Company by the director for this purpose;

(c)
orally, including, by telephone, voice mail or on other recorded media; or

(d)
by e-mail, fax or any other method of reliably transmitting messages.

Notice Not Required
11.6
It is not necessary to give notice of a meeting of the directors to a director if:

(a)
the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed or is the meeting of the directors at which that director is appointed; or

(b)
the director has filed a waiver under Article 11.7.

Waiver of Notice
11.7
Any director may file with the Company a document signed by the director waiving notice of any past, present or future meeting of the directors and may, at any time, withdraw the waiver by instrument in writing delivered to the registered office of the Company, and until the waiver is withdrawn, no notice of meetings of the directors shall be given to that director and any and all meetings of the directors, notice of which has not been given to such director shall, provided a quorum of the directors is present, be valid and effective.

Quorum
11.8
The quorum necessary for the transaction of the business of the directors is a majority of the directors then in office; provided, that, until the Special Board Date, such quorum will also require a majority of the Specially Designated Directors then in office; provided, further, that, prior to an Unwind Trigger, a quorum will also require that a majority of those directors present are CbyC Directors. A director holding a disclosable interest in a contract or transaction to be considered at a meeting, if present at the meeting, is to be counted in a quorum notwithstanding such director’s interest.

Resolutions in Writing
11.9
A resolution in writing signed by all of the directors shall be as valid and effectual as if it had been passed at a meeting of the board duly convened and held.

Counterparts
11.10
A resolution in writing may be in one or more counterparts, each of which may be signed by one or more directors, and which together shall be deemed to constitute a resolution in writing.

Remuneration of Directors
11.11
Unless the shareholders by ordinary resolution otherwise resolve, the directors may fix the remuneration of the directors and officers of the Company.

PART 12
COMMITTEES OF DIRECTORS
Appointment
12.1
Article 12.2 shall terminate and be of no further force or effect at such time as neither Designator has the contractual right to designate a Contractual Designee.

12.2
Subject to the other provisions of this PART 12:

(a)
the Company shall have an Audit Committee, a Compensation Committee and a Nominating Committee, which shall have the powers and duties typical of such committees to be set forth in a charter for each such committee to be approved by the directors;

(b)
prior to the Special Board Date, the directors may establish one or more other committees upon the approval of (in addition to the obtaining of any approval of a Designator required under the investor rights agreement to which such Designator and the Company are party), a majority of the Specially Designated Directors then in office;
(c)
prior to the occurrence of an Unwind Trigger, (i) at least a majority of the members of each committee shall be CbyC Directors, and (ii) no committee member designated by the Meteor Designator shall be required to be Canadian;

(d)
subject to (i) any rights of a Designator under the investor rights agreement to which such Designator and the Company are party with respect to the designation of Contractual Designees to serve on or be observers to committees and (ii) any rights of the Specially Designated Directors to serve on a committee as provided in these Articles, the board shall have the power to change the membership of, or fill vacancies in, or appoint members or observers to, any committee of the board; and

(e)
the directors may, only by approval of a majority of all of the directors then in office (which majority shall include at least one (1) Contractual Designee designated by the Polaris Designators (but only for so long as Polaris is a 5% Holder), one (1) Contractual Designee designated by the Meteor Designators (but only so long as Meteor is a 5% Holder) and one (1) Specially Designated Director (but only until neither Designator is a 5% Holder)) delegate to a committee appointed under paragraph (b) any of the directors’ powers, except:

(i)
the power to fill vacancies in the board;

(ii)
the power to change the membership of, or fill vacancies in, any committee of the board;

(iii)
the power to declare dividends or other distributions to the Company’s shareholders;

(iv)
the power to appoint or remove officers appointed by the board; and

(v)
the power to issue securities of the Company (it being understood, however, that this Article 12.2(d)(v) shall not be interpreted to prevent the delegation of authority in connection with the formation of a committee of the Board in compliance with the other provisions of this Part 12, including Article 12.2(d), for purposes of approving the pricing of any securities to be issued by the Company or any of its subsidiaries, as well as the final form of any documentation in connection with any such issuance or any other matters customarily delegated to such a committee in connection with a financing transaction).

Duties
12.3
Any committee formed under Article 12.1, in the exercise of the powers delegated to it, shall:

(a)
conform to any rules that may from time to time be imposed on it by the directors; and

(b)
report every act or thing done in exercise of those powers to the earliest meeting of the directors to be held after the act or thing has been done.

Powers of the Board
12.4
The board may, at any time:

(a)
revoke the authority given to a committee, or override a decision made by a committee, except as to: (i) acts done before such revocation or overriding; and (ii) the authority expressly granted to the Nominating Committee in PART 10;

(b)
terminate the appointment of, or, subject to the other provisions of this PART 12, change the membership of, a committee; and

(c)
fill vacancies in a committee, subject to the other provisions of this PART 12.

12.5
Prior to the occurrence of an Unwind Trigger, a majority of all members of each directors’ committee must be CbyC Directors.

Meetings
12.6
Subject to the other provisions of this PART 12:

(a)
the members of a directors’ committee may meet and adjourn as they think proper;

(b)
a directors’ committee may elect a chair of its meetings but, if no chair of the meeting is elected, or if at any meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)
a majority of the members of a directors’ committee constitutes a quorum of the committee; provided, that, until the Special Board Date, such quorum will also require a majority of the Specially Designated Directors then appointed to the applicable committee; provided, further, that prior to an Unwind Trigger a majority of those members present are CbyC Directors; and

(d)
questions arising at any meeting of a directors’ committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting has no second or casting vote.

Nominating Committee
12.7
Until the Special Nomination Termination Date, the board shall have a Nominating Committee comprised of:

(a)
one (1) Contractual Designee designated by the Polaris Designators for so long as the Polaris Designators have the right to appoint at least one (1) Contractual Designee;

(b)
one (1) Contractual Designee designated by the Meteor Designators for so long as the Meteor Designators have the right to appoint at least one (1) Contractual Designee; and

(c)
three (3) Specially Designated Directors (one of whom shall be the chair of the Nominating Committee) selected by approval of a majority of the Specially Designated Directors then in office.

12.8
Following the Special Nomination Termination Date, the Nominating Committee shall be determined by the board and must have at least three (3) members, and such members determined by the board shall include:

(a)
one (1) Contractual Designee designated by the Polaris Designators for so long as the Polaris Designators have the right to appoint at least one (1) Contractual Designee;

(b)
one (1) Contractual Designee designated by the Meteor Designators for so long as the Meteor Designators have the right to appoint at least one (1) Contractual Designee; and

(c)
one (1) Specially Designated Director.

12.9
Notwithstanding anything to the contrary in these Articles, the Nominating Committee charter or any other rules of the Nominating Committee,

(a)
each member of the Nominating Committee shall have one (1) vote and questions arising at any meeting of the Nominating Committee shall be determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting has no second or casting vote, and

(b)
the chair of the Nominating Committee shall be a Specially Designated Director.

Compensation Committee
12.10
The Compensation Committee shall be determined by the board and must have at least three (3) members, and such members determine by the board shall include:

(a)
one (1) Contractual Designee designated by the Polaris Designators for so long as the Polaris Designators have the right to appoint at least one (1) Contractual Designee;

(b)
one (1) Contractual Designee designated by the Meteor Designators for so long as the Meteor Designators have the right to appoint at least one (1) Contractual Designee; and

(c)
one (1) Specially Designated Director.

12.11
Notwithstanding anything to the contrary in these Articles, the Compensation Committee charter or any other rules of the Compensation Committee:

(a) each member of the Compensation Committee shall have one (1) vote and questions arising at any meeting of the Compensation Committee shall be determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting has no second or casting vote; and
(b) the chair of the Compensation Committee shall be selected by approval of a majority of the members of the Compensation Committee.
Audit Committee
12.12
The Audit Committee shall be determined by the board and must have at least three members, and such members determined by the board shall include:

(a)
one (1) Contractual Designee designated by the Polaris Designators (or, at their option, a committee observer) for so long as the Polaris Designators have the right to appoint at least one (1) Contractual Designee;

(b)
one (1) Contractual Designee of the Meteor Designators designated by the Meteor Designators (or, at their option, a committee observer) for so long as the Meteor Designators have the right to appoint at least one (1) Contractual Designee; and

(c)
one (1) Specially Designated Director.

12.13
Notwithstanding anything to the contrary in these Articles, the Audit Committee charter or any other rules of the Audit Committee:

(a)
each member of the Audit Committee shall have one (1) vote and questions arising at any meeting of the Audit Committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting has no second or casting vote; and

(b)
except for the appointment of Michael Boychuk as the first chair of the Audit Committee, the chair of the Audit Committee shall be a Specially Designated Director.

Committees in General
12.14
The provisions of Part 12 are subject to Applicable Securities Laws and other Legal Requirements.

12.15
The Company’s temporary inability to meet the requirements of Articles 12.7, 12.8, 12.10 or 12.12 as a result of death, resignation, disqualification or removal of a director shall not result in the Company being deemed to be acting ultra vires pursuant to these Articles nor, in the case of Articles 12.7 and 12.8, shall such temporary inability prohibit the Nominating Committee from taking such action as is necessary or advisable to cure such deficiency; provided, further, that the Company and each Designator shall use reasonable best efforts to ensure any such deficiency is cured promptly.

PART 13
OFFICERS
Functions, Duties and Powers
13.1
The board may appoint any officers it considers necessary and for each officer:

(a)
determine the functions and duties the officer is to perform;

(b)
entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit;

(c)
from time to time revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer; and

(d)
may terminate such officer’s appointment at any time.

PART 14
DISCLOSURE OF INTEREST OF DIRECTORS
Other Office
14.1
A director may hold any office or position of profit with the Company (other than the office of auditor of the Company) in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

No Disqualification
14.2
No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise.

Professional Services
14.3
Subject to compliance with the provisions of the Business Corporations Act, a director or officer of the Company, or any corporation or firm in which that individual has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such corporation or firm is entitled to remuneration for professional services as if that individual were not a director or officer.

Accountability
14.4
A director or officer may be or become a director, officer or employee of, or may otherwise be or become interested in, any corporation, firm or entity in which the Company may be interested as a shareholder or otherwise, and, subject to compliance with the provisions of the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other corporation, firm or entity.

PART 15
INDEMNIFICATION
Mandatory Indemnification
15.1
The Company will indemnify a director or officer of the Company, a former director or officer of the Company or another individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity, and such person’s heirs and legal representatives to the extent permitted by the Business Corporations Act.

Deemed Contract
15.2
Each director is deemed to have contracted with the Company on the terms of the indemnity referred to in this Part.

Optional Indemnification
15.3
Except as otherwise required by the Business Corporations Act and subject to Article 15.1, the

Company may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was an employee or agent of the Company, or is or was serving at the request of the Company as an employee, agent of or participant in another entity against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which he or she served at the Company’s request and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Company or other entity and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his or her conduct was lawful.
Right of Indemnity Not Exclusive
15.4
(a)
The provisions for indemnification contained in these Articles will not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, and will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of that person’s heirs and legal representatives.

(b)
The Company hereby acknowledges that, in addition to the rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of the Company or its subsidiaries to persons acting or serving, or who have acted or served, as a director of the Company (any such person, a “Director Indemnitee”), the Director Indemnitees may have concurrent rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of the person or its affiliates that employ, retain or are otherwise associated with, or designate or nominate (including pursuant to these Articles or an investor rights agreement), such director (collectively, the “Secondary Indemnitors”). Notwithstanding anything to the contrary herein and, to the fullest extent permitted by law, with respect to its indemnification and advancement obligations to the Director Indemnitees hereunder or otherwise:

(i)
the Company is the indemnitor of first resort, and the Company’s and its insurers’ obligations to indemnify or provide advancement of expenses to the Director Indemnitees, subject to prohibitions on or requirements in respect of indemnification or advancement set out in the Applicable Legal Requirements, are primary to any obligation of the applicable Secondary Indemnitors or their respective insurers to provide indemnification or advancement for the same expenses or liabilities incurred by any of the Director Indemnitees;

(ii)
the Company shall, to the fullest extent permitted by applicable Legal Requirements, advance the full amount of expenses incurred by each Director Indemnitee and shall be liable for the full amount of all losses of each Director Indemnitee or on his, her or its behalf to the extent legally permitted and as required hereby or otherwise, without regard to any rights such Director Indemnitees may have against the Secondary Indemnitors or their respective insurers; and

(iii)
the Company irrevocably waives and relinquishes, and releases the Secondary Indemnitors and their respective insurers from, any and all claims by the Company or its subsidiaries and their insurers against the Secondary Indemnitors or such insurers for contribution, subrogation or any other recovery of any kind in respect to the expenses or liabilities incurred by any of the Director Indemnitees for which the Company is obligated to provide indemnification or advancement hereunder or otherwise.
(c)
In furtherance and not in limitation of the foregoing, in the event that any Secondary Indemnitor or its insurer advances any expenses or makes any payment to any Director Indemnitee for matters subject to advancement or indemnification by the Company pursuant these Articles or otherwise, the Company shall promptly, subject to any prohibitions set out in the Business Corporations Act, and its obligations to bring any applications or proceedings that may be required in accordance with Article 15.4(b)(ii) above, upon request by such Secondary Indemnitor, reimburse such Secondary Indemnitor or its insurer, as applicable, for such advance or payment, and such Secondary Indemnitor or insurer shall be subrogated to all of the claims or rights of such Director Indemnitee hereunder or otherwise, including to the payment of expenses in an action to collect.

Limit on Liability
15.5
To the extent permitted by law, no director or officer of the Company will be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by the Company or for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Company will be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Company will be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Company or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same will happen by or through his or her failure to act honestly and in good faith with a view to the best interests of the Company and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Company is employed by or performs services for the Company otherwise than as a director or officer or is a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Company, the fact that the person is a director or officer of the Company will not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

Corporate Opportunity
15.6
Notwithstanding anything to the contrary in these Articles and subject to applicable Legal Requirements, the Company, directly and on behalf of its subsidiaries,

(a)
acknowledges that (x) directors, (y) shareholders of the Company that employ, retain or are otherwise associated with, or designate or nominate, directors, and/or (z) their respective affiliates (collectively, the “Related Parties”), in each case, may have:

(i)
participate or participated (directly or indirectly) and may continue to participate (directly or indirectly) in private equity, venture capital and other investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its subsidiaries (and related businesses) that may, are or will be competitive with the Company or its subsidiaries’ businesses or that could be suitable for the Company’s or its subsidiaries’ interests,

(ii)
interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments,

(iii)
develop or become aware of business opportunities for Other Investments; and

(iv)
as a result of or arising from the matters referenced in this Article 15.6 and the nature of their businesses or other factors of the Related Parties, have conflicts of interest or potential conflicts of interest,

(b)
subject to Article 15.7, hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments) or any other opportunities that may arise in connection with the circumstances described in the foregoing clauses (i)  — (iv) (collectively, the “Renounced Business Opportunities”), and

(c)
subject to Article 15.7, acknowledges and affirms that none of the Related Parties shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or its subsidiaries, and that the Related Parties may pursue a Renounced Business Opportunity.

15.7
Notwithstanding the foregoing, the Company does not renounce its interest or expectancy in any Renounced Business Opportunity if such Renounced Business Opportunity was (a) first discovered by or (b) offered to a director in his or her capacity as a director of the Company; provided that, in the case of a Renounced Business Opportunity of the type set forth in clause (b) of this Article 15.7, subject to the director communicating any such Renounced Business Opportunity to the Company or its subsidiary (as applicable), the director and his or her Related Parties shall be permitted to pursue such Renounced Business Opportunity if it has also been offered to such director other than in his or her capacity as a director of the Company or to any of his or her Related Parties to the fullest extent it would be permitted to do so by applicable Legal Requirements in the absence of this Article 15.7.

Survival
15.8
The provisions of this PART 15 (including this Article 15.8) shall survive any amendment to any portion or provision of PART 15, with respect to any and all actions, failures to act, activities, forbearance, claims or matter occurring or arising, prior to the effective date of any such amendment.

PART 16
DIVIDENDS
Declaration
16.1
Subject to the Business Corporations Act and any special rights or restrictions as to dividends, the directors may from time to time by resolution declare and authorize payment of any dividends the directors consider appropriate out of profits, capital or otherwise, including, without limitation, retained earnings, other income, contributed surplus, capital surplus, any share premium account or appraisal surplus or any other unrealized appreciation in the value of the assets of the Company, if any.

No Notice
16.2
Subject to applicable Legal Requirements, the directors need not give notice to any shareholder of any declaration under Article 16.1.

Timing of Payment
16.3
Any dividend declared by the directors may be made payable on such date as is fixed by the directors.

Dividends Proportionate to Number of Shares
16.4
Subject to any special rights or restrictions as to dividends, all dividends on shares of any class or series of shares will be declared and paid according to the number of such shares held.

Manner of Payment
16.5
The Company may pay any dividend wholly or partly by issuing shares or warrants or by the distribution of property, bonds, debentures or other debt obligations of the Company, or in any one or more of those ways, and, if any difficulty arises in regard to the distribution, the directors may settle the difficulty as they consider expedient, and, in particular, may set the value for distribution of specific property.
Rounding
16.6
If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

Method of Payment
16.7
Any dividend or other distribution payable in cash in respect of shares may be paid electronically or by cheque, made payable to the order of the person to whom it is sent, and mailed:

(a)
subject to paragraphs (b) and (c), to the address of the shareholder;

(b)
subject to paragraph (c), in the case of joint shareholders, to the address of the joint shareholder whose name stands first on the central securities register in respect of the shares; or

(c)
to the person and to the address as the shareholder or joint shareholders may direct in writing.

Joint Shareholders
16.8
If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

PART 17
AUDITOR
Remuneration
17.1
The directors may set the remuneration of any auditor of the Company.

PART 18
EXECUTION OF INSTRUMENTS
Authority to Execute Instruments
18.1
The following persons have authority to execute and deliver and certify documents on behalf of the Company:

(a)
such director, officer or other person(s) as are prescribed by resolution of the board; or

(b)
any one officer.

Seal
18.2
The Company’s seal, if any, shall not be impressed on any record except when that impression is attested by the signature or signatures of:

(a)
any two directors;

(b)
any officer, together with any director;

(c)
if there is only one director, that director; or

(d)
any one or more directors or officers or persons as may be determined by resolution of the directors.

Certified Copies
18.3
For the purpose of certifying under seal a true copy of any resolution or other document, the seal shall be impressed on that copy and, notwithstanding Article 18.2, may be attested by the signature of any director or officer.

PART 19
NOTICES
Method of Giving Notice
19.1
Unless the Business Corporations Act or these Articles provide otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)
mail addressed to the person at the applicable address for that person as follows:

(i)
for a record mailed to a shareholder, the shareholder’s registered address;

(ii)
in any other case, the mailing address of the intended recipient;

(b)
delivery at the applicable address for that person as follows, addressed to the person:

(i)
for a record delivered to a shareholder, the shareholder’s registered address;

(ii)
in any other case, the delivery address of the intended recipient;

(c)
unless the intended recipient is the auditor of the Company, sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)
unless the intended recipient is the auditor of the Company, sending the record by e-mail to the e-mail address provided by the intended recipient for the sending of that record or records of that class;

(e)
physical delivery to the intended recipient;

(f)
creating and providing a record posted on or made available through a general accessible electronic source and providing written notice by any of the foregoing methods as to the availability of such record; or

(g)
as otherwise permitted by Applicable Securities Laws.

Deemed Receipt
19.2
Any notice given to a director will require delivery in writing in accordance with Article 11.5. Subject the immediately preceding sentence, a notice, statement, report or other record that is:

(a)
mailed to a person by ordinary mail to the applicable address for that person referred to in Article 19.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing;

(b)
faxed to a person to the fax number provided by that person referred to in Article 19.1 is deemed to be received by the person to whom it was faxed on the day it was faxed;

(c)
e-mailed to a person to the e-mail address provided by that person referred to in Article 19.1 is deemed to be received by the person to whom it was e-mailed on the day it was e-mailed; and

(d)
delivered in accordance with Article 19.1(f), is deemed to be received by the person on the day such written notice is sent.

Notice to Joint Shareholders
19.3
A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder whose name stands first on the central securities register in respect of the share.
Trustees
19.4
If a person becomes entitled to a share as a result of the death, bankruptcy or incapacity of a shareholder, the Company may provide a notice, statement, report or other record to that person by:

(a)
mailing the record, addressed to that person:

(i)
by name, by the title of representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)
at the address, if any, supplied to the Company for that purpose by the person claiming to be so entitled; or

(b)
if an address referred to in paragraph (a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

PART 20
RESTRICTION ON SHARE TRANSFER
Consent Required
20.1
No security of the Company, other than a non-convertible debt security, may be transferred without the consent of:

(a)
the board, expressed by a resolution duly passed at a meeting of the directors;

(b)
a majority of the directors of the Company, expressed by an instrument or instruments in writing signed by such directors;

(c)
the holders of the voting shares of the Company, expressed by a resolution duly passed at a meeting of the holders of voting shares; or

(d)
the holders of the voting shares of the Company representing a majority of the votes attached to all the voting shares, expressed by an instrument or instruments in writing signed by such holders.

20.2
Article 20.1 does not apply to the Company if and for so long as it is a public company.

PART 21
ADVANCE NOTICE PROVISIONS
Nomination of Directors
21.1
Subject only to the Business Corporations Act and Applicable Securities Laws and for so long as the Company is a public company, only persons who are nominated in accordance with the procedures set out in these Articles shall be eligible for election as directors to the board. Nominations of persons for election to the board may only be made at an annual meeting of shareholders, or at a special meeting of shareholders called for any purpose which includes the election of directors to the board, as follows:

(a)
by or at the direction of the board or an authorized officer of the Company, including pursuant to a notice of meeting;

(b)
by or at the direction or request of one or more shareholders (each a “Proposing Shareholder” and together the “Proposing Shareholders”) pursuant to a proposal made in accordance with the provisions of the Business Corporations Act or a requisition of shareholders (each a “Requisitioning Shareholder” and together the “Requisitioning Shareholders”) made in accordance with the provisions of the Business Corporations Act, provided that any proposal or requisition of shareholders made in whole or in part for the purpose of replacing one or more directors of the board must be in written form and prepared in accordance with Article 21.4 below; or
(c)
by any person (a “Nominating Shareholder”), who: (A) is, at the close of business on the date of giving notice provided for in Article 21.3 below and at the close of business on the record date for notice of such meeting, either entered in the central securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) has given timely notice in proper written form as set forth in these Articles.

21.2
For the avoidance of doubt, the foregoing Article 21.1 shall be the exclusive means for any person to bring nominations for election to the board at or in connection with any meeting of shareholders of the Company. No person shall be eligible for election as a director of the Company unless such person has been nominated in accordance with the provisions of this PART 21; provided, however, that nothing in this PART 21 shall be deemed to preclude discussions by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which such shareholder would have been entitled to submit a proposal pursuant to the Business Corporations Act.

21.3
For a nomination made by a Nominating Shareholder to be timely notice (a “Timely Notice”), the Nominating Shareholder’s notice must be in written form prepared in accordance with Article 21.4 below and received by the corporate secretary of the Company at the principal executive offices of the Company:

(a)
in the case of an annual meeting of shareholders, not later than the close of business on the 30th day before the date of the meeting; provided, however, if the first public announcement made by the Company of the date of the annual meeting (the “Notice Date”) is less than 50 days prior to the meeting date, not later than the close of business on the 10th day following the Notice Date; and

(b)
in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting is made by the Company provided that, in either Article 21.3(a) or Article 21.3(b) above, if notice-and-access (as defined in National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described in Article 21.3(a) or Article 21.3(b) above, and the Notice Date in respect of the meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting (but in any event, not prior to the Notice Date); provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the Notice Date, notice by the Nominating Shareholder shall be made, in the case of an annual meeting of shareholders, not later than the close of business on the 10th day following the Notice Date and, in the case of a special meeting of shareholders, not later than the close of business on the 15th day following the Notice Date.
21.4
To be in proper written form, a proposal made by Proposing Shareholders, a requisition made by Requisitioning Shareholders or a Nominating Shareholder’s notice to the corporate secretary must comply with these Articles and:

(a)
disclose or include, as applicable, as to each person whom the Proposing Shareholders, Requisitioning Shareholders or Nominating Shareholder, as the case may be, proposes to nominate for election as a director (a “Proposed Nominee”):

(i)
his or her name, age, business and residential address, principal occupation or employment for the past five years;

(ii)
his or her direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of the Company, including the number or principal amount and the date(s) on which such securities were acquired;
(iii)
any relationships, agreements, arrangements or understandings, including financial, compensation and indemnity related relationships, agreements, arrangements or understandings, between the Proposed Nominee or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Proposed Nominee and the Proposing Shareholders, Requisitioning Shareholders or Nominating Shareholder, as the case may be;

(iv)
any other information that would be required to be disclosed in a dissident proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Business Corporations Act or Applicable Securities Laws; and

(v)
a duly completed personal information form in respect of the Proposed Nominee in the form prescribed from time to time by the principal stock exchange on which the securities of the Company are then listed for trading; and

(b)
disclose or include, as applicable, as to each Proposing Shareholder, Requisitioning Shareholder or Nominating Shareholder giving the proposal, requisition or notice, as applicable:

(i)
the name, business and residential address of each Proposing Shareholder, Requisitioning Shareholder or Nominating Shareholder, as the case may be;

(ii)
any direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of the Company, including the number or principal amount and the date(s) on which such securities were acquired, and any rights to dividends on the shares of the Company owned beneficially by each such Proposing Shareholder, Requisitioning Shareholder or Nominating Shareholder, as the case may be, such beneficial owner and their respective affiliates or associates or others acting in concert therewith that are separated or separable from the underlying shares of the Company;

(iii)
any relationships, agreements, arrangements or understandings, including financial, compensation and indemnity related relationships, agreements, arrangements or understandings, between the Proposing Shareholder, the Requisitioning Shareholder or the Nominating Shareholder, as applicable or any affiliates or associates of, or any person or entity acting jointly or in concert with, on the one hand, the Proposing Shareholder, the Requisitioning Shareholder or the Nominating Shareholder (as the case may be) and, on the other hand, any Proposed Nominee;

(iv)
any relationships, agreements, arrangements or understandings, the purpose or effect of which is to alter, directly or indirectly, the economic interest of such Proposing Shareholder, Requisitioning Shareholder or Nominating Shareholder, as applicable, or any of their affiliates or associates, in a security of the Company or the economic exposure of any such Proposing Shareholder, Requisitioning Shareholder or Nominating Shareholder, as applicable, or any of their affiliates or associates;

(v)
any proxy, contract, arrangement, agreement or understanding pursuant to which such person, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Company or the nomination of directors to the board;

(vi)
a representation and proof that the Proposing Shareholder, Requisitioning Shareholder or Nominating Shareholder, as applicable, is a holder of record of securities of the Company, or a beneficial owner, entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such nomination;

(vii)
a representation as to whether such person intends to deliver a proxy circular and/or form of proxy to any shareholder of the Company in connection with such nomination or otherwise solicit proxies or votes from shareholders of the Company in support of such nomination;
(viii)
any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”);

(ix)
any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such Proposing Shareholder, Requisitioning Shareholder or Nominating Shareholder, as applicable, such beneficial owner and their respective affiliates or associates or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(x)
any performance-related fees (other than an asset-based fee) that such Proposing Shareholder, Requisitioning Shareholder or Nominating Shareholder, as applicable, such beneficial owner and their respective affiliates or associates or others acting in concert therewith are entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, including without limitation any such interests held by members of the immediate family sharing the same household of such Proposing Shareholder, Requisitioning Shareholder or Nominating Shareholder, as applicable, such beneficial owner and their respective affiliates or associates or others acting in concert therewith;

(xi)
any significant equity interests or any derivative instruments or Short Interests in any principal competitor of the Company held by such Proposing Shareholder, Requisitioning Shareholder or Nominating Shareholder, as applicable, such beneficial owner and their respective affiliates or associates or others acting in concert therewith; and

(xii)
any other information relating to such person that would be required to be included in a dissident proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act or as required by Applicable Securities Laws.

The Company may require any Proposed Nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such Proposed Nominee to serve as a director of the Company or a member of any committee of the board, including with respect to independence or any other relevant criteria for eligibility (including any stock exchange requirements) or that could be material to a reasonable shareholder’s understanding of the independence or eligibility, or lack thereof, of such Proposed Nominee. Notwithstanding the foregoing, the Company shall not request other information that: exceeds what is required in a dissident proxy circular; goes beyond what is necessary to determine nominee qualifications, relevant experience, shareholding or voting interest in the Company, or independence in the same manner as would be required for management nominees; or goes beyond what is required under law or regulation.

21.5
All information to be provided in a Timely Notice pursuant to Article 21.3 shall be provided as of the record date for determining shareholders entitled to vote at the meeting (if such date shall then have been publicly announced) and as of the date of such notice. The Nominating Shareholder shall update such information to the extent necessary so that it is true and correct as of the date that is 10 business days prior to the date of the meeting, or any adjournment or postponement thereof.
21.6
Any notice, or other document or information required to be given to the corporate secretary pursuant to these Articles may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time by the corporate secretary for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery to the corporate secretary at the address of the principal executive offices of the Company, email (at the address as aforesaid and provided that receipt of confirmation of such email has been received) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

21.7
The chair of any meeting of shareholders of the Company shall have the power to determine whether any proposed nomination is made in accordance with the provisions of these Articles, and if any proposed nomination is not in compliance with such provisions, may declare that such defective nomination shall not be considered at any meeting of shareholders.

21.8
It has been determined that the commercial best interest of the Company is served by having, prior to the occurrence of an Unwind Trigger, at least a majority of the board be comprised of CbyC Directors. No Proposed Nominee who, if elected, would not be a CbyC Director shall be qualified to serve on the board if, subsequent to the election of such Proposed Nominee and after giving effect to the election of all other directors elected concurrently with such Proposed Nominee, CbyC Directors would not constitute at least a majority of the members of the board. Notwithstanding Article 21.3, if both (x) a Proposing Shareholder, Requisitioning Shareholder or Nominating Shareholder has submitted Timely Notice for a Proposed Nominee who, if elected, would not be a CbyC Director, and (y) subsequent to delivering such Timely Notice the Company announces its proposed slate of director nominees, which slate has fewer nominees that if elected would constitute CbyC Directors than the number of CbyC Directors on the board at such time, then the Proposing Shareholder, Requisitioning Shareholder or Nominating Shareholder, as applicable, shall have 15 days to substitute a different person (who, if elected, would be a CbyC Director) to be its then current Proposed Nominee, but subject to all other provisions of this PART 21. This Article 21.8 shall terminate upon an Unwind Transaction. The Company’s temporary inability to meet this requirement as a result of death, resignation, disqualification or removal of a director shall not result in the Company being deemed to be acting ultra vires pursuant to these Articles; provided, further, that the Company and each Designator shall use reasonable best efforts to ensure any such deficiency is cured promptly.

21.9
The board may, in its sole discretion, waive any requirement of PART 21 of these Articles. Any such waiver pursuant to this Article 21.9 shall not constitute a waiver of any other provision of these Articles, including any provision referred to in this PART 21, and will not affect the validity or enforceability of the remaining provisions of these Articles.

PART 22
FORUM SELECTION
22.1
Unless the Company consents in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of British Columbia, Canada and the appellate Courts therefrom (or, failing such court, any other “court” as defined in the Business Corporations Act having jurisdiction and the appellate Courts therefrom), shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act or the Articles of the Company (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among the Company, its subsidiaries and its and their respective shareholders, directors and officers but excluding claims related to the business of the Company or its subsidiaries. If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of British Columbia (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the provincial and federal Courts located within the Province of British Columbia in connection with any action or proceeding brought in any such Court to enforce the preceding sentence; and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent.
PART 23
APPROVAL OF MATTERS
23.1
Each provision of this PART 23 shall terminate and be of no further force or effect at such time as neither Designator is a 5% Holder.

23.2
In addition to any other approvals required under these Articles, the Partnership Agreement or applicable Legal Requirements, the Company shall not propose or consent to and shall cause the Partnership and the Company’s other subsidiaries (as applicable) not to propose or consent to any of the following actions without obtaining either (x) the approval of a majority of the Specially Designated Directors then in office or (y) approval by at least a simple majority of the votes cast by the holders of Common Shares and Special Voting Shares, voting together as a single class (excluding Common Shares beneficially owned by a Designator or any of its affiliates or associates and Special Voting Shares to the extent that the vote thereof is directed by a Designator or any of its affiliates or associates):

(a)
any waivers, amendments or modifications to Article 7.5, PART 10, PART 11, PART 12, PART 15, PART 21, this PART 23, PART 24, PART 25, PART 26, PART 27, PART 28 or PART 29 of these Articles (or the definition of any defined term used herein with respect to such section) or Article 3, Article 4, Article 5, Article 7, Article 10, Article 11, Article 13, Article 14 or Schedule A of the Partnership Agreement (or any defined term used therein with respect to such section);

(b)
any declaration or payment of dividends or other distributions other than (i) pro rata dividends or other distributions on any class or series of any equity capital stock of the Company, (ii) dividends or other distributions paid or made by any Subsidiary of the Company to any other wholly-owned Subsidiary of the Company and (iii) dividends or other distributions pursuant to Section 5.3 of the Partnership Agreement;

(c)
any purchase or redemption of any Common Shares or Exchangeable Units other than: (i) pro rata purchases or redemptions of Common Shares or Exchangeable Units, (ii) purchases or redemptions of Common Shares or Exchangeable Units held by directors, officers, employees and independent contractors (in their capacity as such) of the Company or any of its Subsidiaries: (A) to the extent the Company or the Partnership is obligated to purchase or redeem such Common Shares or Exchangeable Units pursuant to the terms applicable to such Common Shares or Exchangeable Units, (B) in connection with the resignation, termination or other separation of such director, officer, employee or independent contractor (C) as otherwise required or permitted pursuant to any employment, grant, consulting or compensatory agreement or other arrangement between the Company or any of its Subsidiaries and any director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (iii) automatic purchases or redemptions as specified in these Articles, (iv) purchases of Exchangeable Units deemed to occur upon exchange of the Exchangeable Units for Common Shares, (v) purchases pursuant to a tender offer or issuer bid made available to all holders of Common Shares and Exchangeable Units and to which all participants will have any securities tendered or deposited ratably prorated in the event any maximum purchase condition is exceeded or (vi) purchases on a stock exchange or similar trading platform at the market price that were not pre-arranged with the purchaser;

(d)
any change to the Company’s or the Partnership’s tax status in the U.S. or Canada that is reasonably likely to adversely affect, in the aggregate and not individually, the shareholders of the Company and limited partners of the Partnership who are taxpayers in the U.S. or Canada, other than Polaris and Meteor and their respective affiliates and associates, with respect to U.S. or Canadian tax matters;

(e)
any conversion of the Company or any of its Subsidiaries to a corporation or other entity taxed as a corporation or any other change in the corporate form of the Company or any of its Subsidiaries or any recapitalization thereof that is, in each case, reasonably likely to adversely affect, in the aggregate and not individually, the shareholders of the Company and limited partners of the Partnership who are taxpayers in the U.S. or Canada, other than Polaris and Meteor and their respective affiliates and associates, with respect to U.S. or Canadian tax matters; or

(f)
any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale, lease or otherwise) whereby (i) all or substantially all of the Company’s undertaking, property and assets would become the property of any other Person or, in the case of an amalgamation, arrangement or merger, of the continuing corporation or other legal entity resulting therefrom (the “Successor Entity”) and (ii) the holders of the Common Shares are entitled to receive shares or other ownership interests in the capital of the Successor Entity (“Successor Securities”); provided, that the approval that would otherwise be required by this Article 23.2(f) shall not be required if such Successor Securities are listed for trading on one or more Designated Security Exchanges.

PART 24
OTHER PROVISIONS
24.1
This PART 24 shall terminate and be of no further force or effect upon the consummation of an Unwind Transaction.

24.2
In connection with any vote of the holders of the Common Shares and Special Voting Shares, the Company shall first calculate the number of Golden Share Canadian Votes assuming there are no Golden Share Additional Votes. In the event a person who is not Canadian beneficially owns or controls, directly or indirectly, such number of shares of the Company or Exchangeable Units, of one or more classes of one or more types, which results in such person, directly or indirectly, having the ability to exercise control or direction over one-third or more of the sum of (i) the votes attached to the Common Shares and the Special Voting Shares then outstanding, and (ii) the Golden Share Canadian Votes applicable to such vote (such person being a “Non-Canadian Principal Shareholder”), then the number of votes cast and counted toward such vote by such Non-Canadian Principal Shareholder in respect of such shares shall be limited to one-third of the total of (i) and (ii) above, less one vote (the “Non-Canadian Voting Limitation”). The Non-Canadian Voting Limitation shall not apply to a vote on a Second Tabulation Resolution.

24.3
Any votes cast by a Non-Canadian Principal Shareholder but not counted towards a vote pursuant to the Non-Canadian Voting Limitation will be attached to the Golden Share (the “Golden Share Additional Votes”).

24.4
In the event that a resolution to be passed by the shareholders of the Company entitled to vote on such matter is with respect to any Second Tabulation Matter (a “Second Tabulation Resolution”), in order for such Second Tabulation Resolution to be duly passed, such Second Tabulation Resolution must:

(a)
be passed in accordance with the Business Corporations Act; and

(b)
be passed by a simple majority of the votes cast by the holders of Common Shares and Special Voting Shares present in person or represented by proxy at a meeting of the holders of Common Shares and Special Voting Shares, voting together as a single class.

24.5
For the purposes of this PART 24, a “Second Tabulation Matter” means a resolution to effect any of the following matters:

(a)
increase or decrease the maximum number of authorized shares of one or more classes or types of Common Shares, or increase any maximum number of authorized shares of a class or type having special rights and restrictions equal or superior to the shares of such classes or types;

(b)
effect an exchange, reclassification or cancellation of all or part of the Common Shares;

(c)
add, change or remove the special rights and restrictions attached to the Common Shares and, without limiting the generality of the foregoing;

(i)
remove or change prejudicially rights to accrued dividends or rights to cumulative dividends;

(ii)
add, remove or change prejudicially redemption rights;

(iii)
reduce or remove a dividend preference or a liquidation preference;

(iv)
add, remove or change prejudicially conversion privileges, options, voting, transfer or pre-emptive rights, or rights to acquire securities of a corporation, or sinking fund provisions;

(d)
increase the rights or privileges of any class of shares having rights or privileges equal or superior to the Common Shares;

(e)
create a new class of shares equal or superior to the Common Shares;

(f)
make any class of shares having rights or privileges inferior to the Common Shares equal or superior to the shares of such class;

(g)
effect an exchange or create a right of exchange of all or part of the shares of another class into the Common Shares;

(h)
constrain the issue, transfer or ownership of the Common Shares or change or remove such constraint;

(i)
make any change in the Articles of the Company;

(j)
take any steps to wind up, dissolve, reorganize or terminate the Company;

(k)
sell, lease, exchange, encumber, transfer or otherwise dispose of all or substantially all of the assets of the Company;

(l)
remove a director of the Company from office; or

(m)
take action to effect an amalgamation, merger or other combination of the Company with another person or to consolidate, recapitalize or reorganize the Company or to continue the Company under the laws of another jurisdiction.

PART 25
SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO COMMON SHARES
25.1
The Common Shares have attached to them the special rights and restrictions set out in this PART 25. There shall be an unlimited number of Common Shares.

Voting Rights
25.2
The holders of the Class A Common Shares, the Class B Common Shares and the Class C Fully Voting Shares will be entitled to receive notice of and to attend all meetings of the shareholders of the Company and to one vote in respect of each such Common Share held at all such meetings, except meetings at which only holders of another class or of a particular series shall have the right to vote.

25.3
The holders of the Class C Limited Voting Shares will be entitled to receive notice of and to attend all meetings of the shareholders of the Company, except meetings at which only holders of another class or of a particular series shall have the right to vote, and to one vote in respect of each Class C

Limited Voting Share held at all such meetings, except that the holders of the Class C Limited Voting Shares will not be entitled to vote on the election of directors of the Company.
25.4
Except as otherwise provided (i) in the Business Corporations Act or (ii) these Articles, the holders of the Common Shares, the Special Voting Shares, the Super Voting Shares and the Golden Share will vote together as a single class, and a simple majority of the votes cast by such holders voting together as a single class, shall be required to pass any matter (other than the election of directors which shall be decided by a plurality of votes cast).

25.5
Prior to the consummation of an Unwind Transaction, the Other Provisions set out in PART 24 shall apply.

Payment of Dividends
25.6
The holders of the Common Shares will be entitled to receive dividends if, as and when declared by the board out of the assets of the Company properly applicable to the payment of dividends in such amounts and payable in such manner as the board may from time to time determine. However, all dividends which the board may determine to declare and pay in any financial year of the Company must be declared and paid in equal amounts per share on each of the Common Shares. Subject to the rights of the holders of any other class of shares of the Company entitled to receive dividends in priority to or concurrently with the holders of the Common Shares, the board may in its sole discretion declare dividends on each class of the Common Shares to the exclusion of any other class of shares of the Company.

Participation upon Liquidation, Dissolution or Winding Up
25.7
In the event of the liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, no amount will be paid and no property or assets of the Company will be distributed to the holders of the Common Shares unless the holders of any other class of shares entitled to receive assets of the Company upon such a distribution in priority to the holders of the Common Shares have received from the property and assets of the Company the amount to which they are entitled pursuant to these Articles and thereafter the holders of the Common Shares will be entitled to all remaining property and assets of the Company on a share for share basis.

Conversion Rights in Respect of a Transaction
25.8
In the event that an offer is made to purchase Class A Common Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange on which the Class A Common Shares are then listed, to be made to all or substantially all the holders of Class A Common Shares, each Class B Common Share shall become convertible at the option of the holder into one (1) Class A Common Share at any time while the offer is in effect until one (1) day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Class B Common Shares for the purpose of depositing the resulting Class A Common Shares in response to the offer and the Transfer Agent shall deposit the resulting Class A Common Shares on behalf of the holder.

To exercise such conversion right, the holder or his attorney duly authorized in writing shall: (1) give written notice to the Transfer Agent of the exercise of such right and of the number of Class B Common Shares in respect of which the right is being exercised; and (2) deliver to the Transfer Agent the share certificate or certificates representing the Class B Common Shares in respect of which the right is being exercised.

No share certificates representing the Class A Common Shares resulting from the conversion of the Class B Common Shares will be delivered to the holders on whose behalf such deposit is being made.

If (i) Class A Common Shares resulting from the conversion and deposited pursuant to the offer are withdrawn by the holder or are not taken up by the offeror; or (ii) the offer is abandoned or withdrawn by the offeror or the offer otherwise expires without such Class A Common Shares being taken up and paid for, the Class A Common Shares resulting from the conversion will be re-converted into Class B Common Shares and a share certificate representing the Class B Common Shares will be sent to the holder by the Transfer Agent. Class A Common Shares resulting from the conversion and taken up and paid for by the offeror shall be re-converted into Class B Common Shares at the time the offeror is required under the relevant securities legislation to take up and pay for such shares if the offeror does not comply with the requirements of Article 25.12.

In the event that the offeror takes up and pays for the Class A Common Shares resulting from conversion, the Transfer Agent shall deliver to the holders thereof the consideration paid for such shares by the offeror.

There will be no right to convert the Class B Common Shares into Class A Common Shares in the following cases: (i) the offer to purchase Class A Common Shares is not required under applicable securities legislation or the rules of a stock exchange on which the Class A Common Shares are then listed to be made to all or substantially all of the holders of Class A Common Shares, including an “exempt take-over bid” within the meaning of the foregoing securities legislation; or (ii) an offer to purchase Class B Common Shares is made concurrently with the offer to purchase Class A Common Shares and the two offers are identical in respect of price per share, percentage of outstanding shares for which the offer is made, including proration terms and in all other material respects, including in respect of the conditions attaching thereto. The offer to purchase the Class B Common Shares must be unconditional, subject to the exception that the offer for the Class B Common Shares may contain a condition to the effect that the offeror is not required to take up and pay for Class B Common Shares deposited to the offer if no shares are purchased pursuant to the contemporaneous offer for the Class A Common Shares.

25.9
In the event that an offer is made to purchase Class B Common Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange on which the Class B Common Shares are then listed, to be made to all or substantially all the holders of Class B Common Shares, each Class A Common Share shall become convertible at the option of the holder into one (1) Class B Common Share at any time while the offer is in effect until one (1) day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer.

To exercise such conversion right, the holder or his attorney duly authorized in writing shall: (1) give written notice to the Transfer Agent of the exercise of such right and of the number of Class A Common Shares in respect of which the right is being exercised; and (2) deliver to the Transfer Agent the share certificate or certificates representing the Class A Common Shares in respect of which the right is being exercised.

No share certificates representing the Class B Common Shares resulting from the conversion of the Class A Common Shares will be delivered to the holders on whose behalf such deposit is being made.

If (i) Class B Common Shares resulting from the conversion and deposited pursuant to the offer are withdrawn by the holder or are not taken up by the offeror; or (ii) the offer is abandoned or withdrawn by the offeror or the offer otherwise expires without such Class B Common Shares being taken up and paid for, the Class B Common Shares resulting from the conversion will be re-converted into Class A Common Shares and a share certificate representing the Class A Common Shares will be sent to the holder by the Transfer Agent. Class B Common Shares resulting from the conversion and taken up and paid for by the offeror shall be re-converted into Class A Common Shares at the time the offeror is required under the relevant securities legislation to take up and pay for such shares if the offeror complies with the requirements of Article 25.12.

In the event that the offeror takes up and pays for the Class B Common Shares resulting from conversion, the Transfer Agent shall deliver to the holders thereof the consideration paid for such shares by the offeror.

Conversion Rights Generally
25.10
Prior to the consummation of an Unwind Transaction, an issued and outstanding Class A Common

Share shall immediately be converted into one Class B Common Share, automatically and without any further act of the Company or the holder thereof, if such Class A Common Share is or becomes beneficially owned or controlled, directly or indirectly, by a person who is not Canadian.
25.11
Upon the consummation of an Unwind Transaction, each issued and outstanding Class B Common Share shall immediately be converted into one Class A Common Share, automatically and without any further act of the Company or the holder thereof.

25.12
If, prior to the consummation of an Unwind Transaction, an issued and outstanding Class B Common Share is beneficially owned and controlled, directly or indirectly, by a person who is Canadian, then (i) such holder of Class B Common Shares may notify the Company of such status as Canadian, and (ii) upon the provision of evidence in form and substance satisfactory to the Company of such holder’s status as Canadian, the Class B Common Shares shall be converted into an equal number of Class A Common Shares.

25.13
An issued and outstanding Class C Common Share shall, subject to PART 30:

(a)
immediately be converted into (i) one Class A Common Share, if such Class C Common Share is or becomes beneficially owned or controlled, directly or indirectly, by a person who is not Polaris or Polaris Sub who is Canadian and complies with the requirements of Article 25.12, or (ii) one Class B Common Share, automatically and without any further act of the Company if such Class C Common Share is or becomes beneficially owned or controlled, directly or indirectly, by a person who does not comply with the requirements of Article 25.12.

(b)
at any time at the option of the holder thereof by notice in writing given to the Company, (i) be converted into one Class A Common Share or one Class B Common Share, (ii) in the case of a Class C Limited Voting Share be converted into a Class C Fully Voting Share, or (iii) in the case of a Class C Fully Voting Share be converted into a Class C Limited Voting Share.

Conversion Mechanics
25.14
Any notice required pursuant to Article 25.13(b) shall be delivered to the Company in writing signed by the holder of Common Shares converted or requested to be converted, and specifying the number and class of Common Shares converted or requested to be converted. If the Common Shares converted or requested to be converted are represented by a share certificate, such notice shall be accompanied by such share certificate.

25.15
The Company will pay any U.S. or Canadian governmental stamp tax imposed in respect of any conversion of shares contemplated by Articles 25.8 to 25.11 (excluding, for the avoidance of doubt, any income taxes imposed on the holder of such Common Shares).

25.16
Upon the conversion of Common Shares represented by certificates pursuant to this PART 25, the Company will issue new certificate(s) representing fully paid Common Shares of the applicable type and class, upon the basis above prescribed and in accordance with the provisions hereof to the holder of the Common Shares.

25.17
If less than all of the Common Shares represented by any certificate are to be converted, the holder will be entitled to receive a new certificate representing the Common Shares comprised in the original certificate which are not to be converted.

25.18
Upon conversion of a fully paid and non-assessable Common Share pursuant to Articles 25.8 to 25.11, the new Common Share issued upon such conversion shall be fully paid and non-assessable.

Exchangeable Units
25.19
Upon the exchange of any Exchangeable Units into Common Shares, the Company shall issue the applicable number of Common Shares to the holder of such Exchangeable Units in accordance with the applicable Exchangeable Unit Terms.

25.20
To the extent requested in writing, the Company shall issue certificates representing fully paid

Common Shares of the applicable type and class, upon the basis received and in accordance with the applicable Exchangeable Unit Terms to the holder of such Exchangeable Units.
25.21
Upon exchange of an Exchangeable Unit for a Common Share pursuant to the Exchangeable Unit Terms, the new Common Share issued upon such exchange shall be fully paid and non-assessable.

25.22
The Company shall pay any U.S. or Canadian governmental stamp tax imposed in respect of any exchange of Exchangeable Units into Common Shares (excluding, for the avoidance of doubt, any income taxes imposed on the holder of such Exchangeable Units).

Subdivision or Consolidation
25.23
No subdivision or consolidation of the Class A Common Shares, Class B Common Shares or Class C Common Shares shall occur unless, simultaneously, the other classes of Common Shares are subdivided or consolidated in the same manner, so as to maintain and preserve the respective rights of the holders of the shares of each of the said classes.

PART 26
SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO SPECIAL VOTING SHARES
26.1
The Special Voting Shares have attached to them the special rights and restrictions set out in this PART 26.

Voting Rights
26.2
The holder of the Class A Special Voting Share will be entitled to receive notice of and to attend all meetings of the shareholders of the Company, except meetings at which only holders of another class or of a particular series shall have the right to vote. The Class A Special Voting Share entitles the holder thereof to cast and exercise that number of votes equal to the aggregate number of all Class A Holder Votes (as defined in the Partnership Agreement). Only one Class A Special Voting Share may be issued.

26.3
The holder of the Class B Special Voting Share will be entitled to receive notice of and to attend all meetings of the shareholders of the Company, except meetings at which only holders of another class or of a particular series shall have the right to vote. The Class B Special Voting Share entitles the holder thereof to cast and exercise that number of votes equal to the aggregate number of all Class B Holder Votes (as defined in the Partnership Agreement). Only one Class B Special Voting Share may be issued.

26.4
The holder of the Class C Special Voting Share will be entitled to receive notice of and to attend all meetings of the shareholders of the Company, except meetings at which only holders of another class or of a particular series shall have the right to vote. The Class C Special Voting Share entitles the holder thereof to cast and exercise that number of votes equal to the aggregate number of all votes described in Schedule A, Section 3.4(a)(iii) of the Partnership Agreement. Only one Class C Special Voting Share may be issued.

26.5
The determination of the number of votes attached to the Special Voting Shares calculated in accordance with Articles 26.2, 26.3 or 26.4 shall be made as of the record date established by the Company or by applicable law for the determination of shareholders entitled to vote on such matter or, if no record date is established, the date such vote is taken.

26.6
Fractional votes shall not be permitted and any fractional voting rights otherwise resulting from the calculations contemplated in Articles 26.2, 26.3 or 26.4 shall be rounded down to the nearest whole number.

26.7
The Special Voting Shares shall be subject to Article 25.4.

Payment of Dividends
26.8
The holders of the Special Voting Shares will not be entitled to receive any dividend payable by the Company.

Redemption at the Option of the Company
26.9
The Class A Special Voting Share shall not be subject to redemption, except that, at such time as no Class A Units (other than Class A Units beneficially owned or controlled, directly or indirectly, by the Company or its subsidiaries) remain outstanding, the Class A Special Voting Share shall automatically be, subject to the provisions of the Business Corporations Act, redeemed and cancelled, with an amount equal to the Special Voting Redemption Price due and payable to the holder of the Class A Special Voting Share upon such redemption.

26.10
The Class B Special Voting Share shall not be subject to redemption, except that, at such time as no Class B Units (other than Class B Units beneficially owned or controlled, directly or indirectly, by the Company or its subsidiaries) remain outstanding, the Class B Special Voting Share shall automatically be, subject to the provisions of the Business Corporations Act, redeemed and cancelled, with an amount equal to the Special Voting Redemption Price due and payable to the holder of the Class B Special Voting Share upon such redemption.

26.11
The Class C Special Voting Share shall not be subject to redemption, except that, at such time as no Class C Units (other than Class C Units beneficially owned or controlled, directly or indirectly, by the Company or its subsidiaries) remain outstanding, the Class C Special Voting Share shall automatically be, subject to the provisions of the Business Corporations Act, redeemed and cancelled, with an amount equal to the Special Voting Redemption Price due and payable to the holder of the Class C Special Voting Share upon such redemption.

Participation upon Liquidation, Dissolution or Winding Up
26.12
The holder of a Special Voting Share will not be entitled, in the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets or property of the Company among its shareholders for the purpose of winding-up its affairs, to receive any payment or property in respect thereof other than the Special Voting Redemption Price for such Special Voting Share in priority to the holders of Common Shares.

Restrictions on Transfer
26.13
The holder of a Special Voting Share may not sell, assign or otherwise transfer a Special Voting Share to any other person without the consent of the Company.

PART 27
SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO SUPER VOTING SHARES
27.1
The Super Voting Shares have attached to them the special rights and restrictions set out in this PART 27. For the avoidance of doubt, once the Super Voting Shares are redeemed in accordance with Articles 27.7 to 27.9, they will be retired and will not be re-issued.

Voting Rights
27.2
At any time where there are only Super Voting Shares outstanding, the holders of the Super Voting Shares will be entitled to receive notice of and to attend all meetings of the shareholders of the Company and to one vote in respect of each Super Voting Share held at all such meetings.

27.3
At any time where Super Voting Shares and shares of another class are outstanding, the holders of the Super Voting Shares are entitled to receive notice of and to attend all meetings of the shareholders of the Company and, to a number of votes in respect of each Super Voting Share held at all such meetings such that the aggregate number of votes cast by holders of Super Voting Shares equals a simple majority of all votes cast at the meeting by holders of all classes of shares entitled to vote at the meeting (including the holders of Super Voting Shares), except meetings at which only holders of another class or of a particular series shall have the right to vote.

27.4
Except as otherwise provided in the Business Corporations Act or these Articles, the holders of the

Common Shares, the Special Voting Shares, the Super Voting Shares and the Golden Share will vote together as a single class.
Payment of Dividends
27.5
At any time where there are only Super Voting Shares issued and outstanding, the holders of the Super Voting Shares will be entitled to receive dividends if, as and when declared by the board out of the assets of the Company properly applicable to the payment of dividends in such amounts and payable in such manner as the board may from time to time determine.

27.6
At any time where Super Voting Shares and shares of another class on which dividends may be paid are issued and outstanding, the holders of the Super Voting Shares will not be entitled to receive any dividend payable by the Company.

Redemption by the Company
27.7
The Company will be entitled at any time and from time to time to redeem the whole or any part of the Super Voting Shares from any one or more of the holders thereof as the board may in its sole discretion determine for the Super Voting Redemption Price, by delivering to the applicable holders of the Super Voting Shares at the particular holder’s address as it appears on the records of the Company or in the event of the address of any such holder not so appearing then to the last known address of such holder, a written notice (the “Super Voting Redemption Notice”) specifying:

(a)
that the Company desires to redeem the Super Voting Share(s) held by the holder; and

(b)
the certificate number, if any, representing the Super Voting Share(s) to be redeemed, and if only part of the Super Voting Share(s) held by the person to whom it is addressed is to be redeemed, the number thereof so to be redeemed.

27.8
On receipt of the Super Voting Redemption Notice by the holder, and subject to the provisions of the laws governing the Company, as now existing or hereafter amended, and to the provisions hereof, the Company will immediately redeem such Super Voting Share(s) by paying to the holder the Super Voting Redemption Price therefor.

27.9
The Super Voting Share(s) so redeemed will be, and will be deemed to be, immediately redeemed from and after the time of receipt of the Super Voting Redemption Notice, and the holder of the Super Voting Share(s) will not be entitled to exercise any of the rights of a shareholder in respect thereof, except to receive the Super Voting Redemption Price.

Participation upon Liquidation, Dissolution or Winding Up
27.10
At any time where there are only Super Voting Shares issued and outstanding, in the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets or property of the Company among its shareholders for the purpose of winding-up its affairs, the holders of Super Voting Shares will be entitled to all remaining property and assets of the Company on a share for share basis.

27.11
At any time where Super Voting Shares and shares of another class are issued and outstanding, the holders of the Super Voting Shares will not be entitled, in the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets or property of the Company among its shareholders for the purpose of winding-up its affairs, to receive any payment or property in respect thereof other than the Super Voting Redemption Price in priority to the holders of Common Shares.

Restrictions on Transfer
27.12
The holder of a Super Voting Share may not sell, assign or otherwise transfer a Super Voting Share to any other person without the consent of the Company.

PART 28
SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO GOLDEN SHARE
28.1
The Golden Share has attached to it the special rights and restrictions set out in this PART 28. Only one Golden Share may be issued.

Voting Rights
28.2
The holder of the Golden Share is entitled to receive notice of and to attend all meetings of the shareholders of the Company and to cast the number of votes set forth in Article 28.3, but only when, as of the record date for shareholders entitled to vote at the applicable meeting:

(a)
in the event of a vote with respect to the election of directors of the Company, the number of outstanding Class B Common Shares (after giving effect to the exchange of all of the outstanding Class B Units into Class B Common Shares, whether or not then exchangeable in accordance with the Exchangeable Unit Terms) exceeds the aggregate number of outstanding: (i) Class A Common Shares (after giving effect to the exchange of all of the outstanding Class A Units into Class A Common Shares, whether or not then exchangeable in accordance with the Exchangeable Unit Terms), and (ii) Class C Fully Voting Shares (after giving effect to the exchange of all of the outstanding Class C Units into Class C Fully Voting Shares, whether or not then exchangeable in accordance with the Exchangeable Unit Terms);

(b)
in the event of a vote on any matter other than with respect to the election of directors of the Company, the number of outstanding Class B Common Shares (after giving effect to the exchange of all of the outstanding Class B Units into Class B Common Shares, whether or not then exchangeable in accordance with the Exchangeable Unit Terms) exceeds the aggregate number of outstanding: (i) Class A Common Shares (after giving effect to the exchange of all of the outstanding Class A Units into Class A Common Shares, whether or not then exchangeable in accordance with the Exchangeable Unit Terms), and (ii) Class C Common Shares (after giving effect to the exchange of all of the outstanding Class C Units into Class C Common Shares, whether or not then exchangeable in accordance with the Exchangeable Unit Terms); or

(c)
a Non-Canadian Principal Shareholder exists.

28.3
The holder of the Golden Share will be entitled to a number of votes (the “Golden Share Voting Rights”) equal to:

(a)
the Golden Share Additional Votes, if applicable, plus

(b)
such number of votes (the “Golden Share Canadian Votes”) such that the aggregate number of votes cast by the holder of the Golden Share, together with the aggregate number of votes cast by the holders of Class A Common Shares, the Class A Special Voting Share, Class C Common Shares and the Class C Special Voting Share, equals a simple majority of all votes cast by holders of all classes of shares entitled to vote at such meeting.

28.4
The Golden Share shall be subject to Article 25.4.

Voting Mechanics
28.5
The Company shall direct the holder of the Golden Share to cast and exercise, in the manner instructed, the Golden Share Voting Rights as follows:

(a)
If either (x) no holder (other than Polaris or its controlled Affiliates) beneficially owns or controls, directly or indirectly (and no holder (other than Polaris or its controlled Affiliates) is a member of any group that beneficially owns or controls, directly or indirectly) an aggregate number of Class A Units and/or Class A Common Shares accounting for more than five percent of the aggregate number of outstanding Common Shares and Exchangeable Units taken as a whole as of the record date for shareholders entitled to vote at the applicable meeting (any such holder, a “5% Voter”), or (y) the 5% Voters in the aggregate do not account for more than 50% of the aggregate number of outstanding Class A Common Shares (excluding any Class A

Common Shares held by or on behalf of Polaris or its controlled Affiliates (if any)) and Class A Units (excluding any Class A Units held by or on behalf of Polaris or its controlled Affiliates (if any)) taken as a whole as of the record date for shareholders entitled to vote at the applicable meeting, then the Golden Share Voting Rights shall be voted pro rata with the sum of the following votes:
(i)
the aggregate votes attached to Class A Special Voting Shares cast and exercised on the applicable matter by the holders thereof (other than Class A Holder Votes cast by or on behalf of Polaris and its controlled Affiliates (if any)); and

(ii)
the aggregate votes attached to Class A Common Shares cast and exercised on the applicable matter by the holders thereof (other than Polaris and its controlled Affiliates (if any));

in each case giving effect to withholds.

(b)
If clause (a) is not applicable, then: (x) one-half of the Golden Share Voting Rights shall be voted pro rata with the aggregate votes cast and exercised on the applicable matter by the 5% Voters, and (y) one-half of the Golden Share Voting Rights shall be voted pro rata with the sum of the following votes:

(i)
the aggregate votes attached to Class A Special Voting Shares cast and exercised on the applicable matter by the holders thereof (other than Class A Holder Votes cast by or on behalf of 5% Voters or Polaris and their respective controlled Affiliates (if any)); and

(ii)
the aggregate votes attached to Class A Common Shares cast and exercised on the applicable matter by the holders thereof (other than Class A Holder Votes cast by or on behalf of 5% Voters or Polaris and their respective controlled Affiliates (if any));

in each case giving effect to withholds.

Payment of Dividends
28.6
The holder of the Golden Share will not be entitled to receive any dividend payable by the Company.

Redemption by the Company
28.7
Upon the consummation of an Unwind Transaction, the Company shall immediately redeem the Golden Share for the Golden Share Redemption Price, by delivering to the holder of the Golden Share at the holder’s address as it appears on the records of the Company or in the event of the address of any such holder not so appearing then to the last known address of such holder, a written notice (the “Golden Share Redemption Notice”) specifying:

(a)
that the Company desires to redeem the Golden Share held by the holder; and

(b)
the certificate number, if any, representing the Golden Share to be redeemed.

28.8
On receipt of the Golden Share Redemption Notice by the holder, and subject to the provisions of the laws governing the Company, as now existing or hereafter amended, and to the provisions hereof, the Company will immediately redeem the Golden Share by paying to the holder the Golden Share Redemption Price therefor.

28.9
The Golden Share will be, and will be deemed to be, immediately redeemed from and after the time of receipt of the Golden Share Redemption Notice, and the holder of the Golden Share will not be entitled to exercise any of the rights of a shareholder in respect thereof, except to receive the Golden Share Redemption Price.

Participation upon Liquidation, Dissolution or Winding Up
28.10
The holder of the Golden Share will not be entitled, in the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets or property of the Company among its shareholders for the purpose of winding-up its affairs, to receive any payment or property in respect thereof other than the Golden Share Redemption Price in priority to the holders of Common Shares.
PART 29
SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO CLASS A PREFERRED SHARES
29.1
The Class A Preferred Shares have attached to them the special rights and restrictions set out in this PART 29. An unlimited number of Class A Preferred Shares may be issued.

29.2
The Class A Preferred Shares may include one or more series of shares and subject to the provisions of the Business Corporations Act, the directors (subject to the approval of each Designator for so long as such person is a 5% Holder) may, by resolution, if none of the shares of any particular series are issued, alter the Articles of the Company and authorize the alteration to the Notice of Articles of the Company, as the case may be, to:

(a)
determine the maximum number of shares of that series that the Company is authorized to issue, determine that there is no such maximum number, or alter any such determination;

(b)
create an identifying name by which the share of that series may be identified, or alter any such identifying name; and

(c)
attach special rights and restrictions to the shares of that series, or alter any such special rights and restrictions so long as such special rights do not conflict with the rights expressly set forth herein or in any investor rights agreement between the Company and a Designator.

PART 30
DECLARATIONS
Holder
30.1
The Company may request, at any time, any beneficial owner, Participant or the Depository to provide any relevant information available to such beneficial owner, Participant or the Depository and required by the Company to apply the restrictions on the issue, transfer, ownership, control or voting of the Voting Shares set out in these Articles.

Transfer or issue of shares
30.2
The Company may request, prior to accepting any transfer of or subscription for Voting Shares, the prospective holder, the Agent of such holder, any Participant in respect of such Voting Shares or the Depository to provide any relevant information available to such prospective holder, Agent, Participant or the Depository and requested by the Company to apply the restrictions on the issue, transfer, ownership, control or voting of the Voting Shares set out in these Articles.

Declaration and other information
30.3
In order to apply the restrictions on the issue, transfer, ownership, control or voting of the Voting Shares set out in these Articles, the Company may, in its entire discretion:

(a)
request any beneficial owner, Participant or the Depository to provide a statutory declaration under the Canada Evidence Act or otherwise, in form and substance satisfactory to the Company, concerning whether the shareholder, or any beneficial owner of the shareholder, is Canadian (a “Declaration”);

(b)
request any person seeking to have a Voting Share registered in his, her or its name, or to have a Voting Share issued to him, her or it, to provide a Declaration similar to the Declaration a person may be requested to provide under Article 30.3; and

(c)
determine the circumstances in which any Declarations are required, their form and the times when they are to be provided.

Failure to provide a Declaration or any other information
30.4
Prior to the consummation of an Unwind Transaction, if any beneficial owner, Participant or the Depository is requested to provide a Declaration or other information pursuant to this PART 30 and fails to comply with such obligation, the Company may, until such beneficial owner, Participant or the Depository has provided such Declaration or other information, order the conversion into Class B Common Shares of any issued and outstanding Class A Common Shares held by or on behalf of such beneficial owner or Participant, without any further act of such beneficial owner or Participant.

30.5
The Company may, when it deems it appropriate, in order to apply the restrictions on or provisions applicable to the issue, transfer, ownership, control or voting of the Voting Shares set out in these Articles:

(a)
enter into any contract with third persons, and particularly with the Transfer Agent, Depository and Tabulation Agent; and

(b)
implement all control mechanisms and adopt all the procedures it may require from time to time, and particularly to implement and adopt forms of Declaration of the Canadian status of a holder of Voting Shares.

DATED: •.
Signature of Incorporator Name of Incorporator: Henry Intven

ANNEX I
TELESAT CORPORATION
INVESTOR RIGHTS AGREEMENT
Dated as of November 23, 2020

Exhibit A:   Form of Director Indemnification Agreement

I-i

INVESTOR RIGHTS AGREEMENT
This INVESTOR RIGHTS AGREEMENT is made as of November 23, 2020 (to become effective only upon the Closing (as defined below) in accordance with Section 6.1), by and between Telesat Corporation, a British Columbia company (together with its successors and assigns, the “Company”), and MHR Fund Management LLC, a Delaware limited liability company (“Investor”). Reference is made to that certain Transaction Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada (“Polaris”), Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of Investor (“Rover”), Telesat Partnership LP, an Ontario limited partnership (“Canadian LP”), and certain other parties thereto (as it may be amended, supplemented, restated or modified in accordance with its terms and the terms of the separate agreement dated the date hereof between Investor and the parties to the Integration Agreement from time to time after the date of this Agreement, the “Integration Agreement”).
WHEREAS, on the terms and subject to the conditions set forth in the Integration Agreement, the parties thereto have agreed to an “integration” transaction that will result in (a) Class A Common Shares (as defined in the Articles) and Class B Common Shares (as defined in the Articles) of the Company becoming publicly traded, and (b) the issuance to Investor of Class B limited partnership units of Canadian LP exchangeable into certain classes of Common Shares in accordance with their terms (the “Exchangeable Units”);
WHEREAS, in connection with the consummation of the transactions contemplated by the Integration Agreement, the parties hereto desire to enter into this Agreement, to become effective only upon the Closing in accordance with Section 6.1, to govern certain of their rights, duties and obligations with respect to Investor’s ownership of Share Equivalents after consummation of such transactions (the “Closing”); and
WHEREAS, concurrently with the parties entering into this Agreement, Polaris (“Other Investor”) is entering into a separate Investor Rights Agreement with the Company (the “Other IRA”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.   Definitions.   As used in this Agreement, the following terms shall have the meanings set forth below:
“2024 Meeting” means the Company’s annual meeting of shareholders held in calendar year 2024; provided, however, that, if the date of such 2024 annual meeting is more than thirty (30) days prior to the one (1) year anniversary of the annual meeting of shareholders held in calendar year 2023, “2024 Meeting” shall instead mean the Company’s annual meeting of shareholders held in calendar year 2025.
“5% Holder” means, with respect to a Person, that such Person, together with its Affiliates, beneficially owns Share Equivalents representing five percent (5%) or more of the Fully Diluted Common Shares.
“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act; provided that, notwithstanding anything to the contrary, for purposes of this Agreement, (a) no member of the Company Group is an “Affiliate” of Investor, (b) Investor is not an “Affiliate” of any member of the Company Group, and (c) other than for the purposes of Section 2.2(b), no portfolio company of (i) any investment vehicle or (ii) any holding company that, in each case, is directly or indirectly managed or controlled by Investor or its Affiliates is an “Affiliate” of Investor, unless and to the extent such portfolio company is acting at the direction of Investor.
“Agreement” means this Investor Rights Agreement, as the same may be amended, supplemented, restated or modified.
“Articles” means the Articles of the Company in effect as of the Closing, in the form of Exhibit G to the Integration Agreement, as amended from time to time.

“Beneficial Ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act.
“Board” means the board of directors of the Company.
“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and includes amendments thereto and all regulations made pursuant thereto.
“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York or Montreal, Quebec.
“Canadian LP” has the meaning set forth in the Preamble.
“Chosen Courts” has the meaning set forth in Section 6.5(b).
“Closing” has the meaning set forth in the Preamble.
“Closing Share Equivalents” means the number of Fully Diluted Common Shares as of the close of business on the second Closing Date (as defined in the Integration Agreement), which number shall be agreed upon in good faith and in writing by the Company (acting at the direction of a majority of the Specially Designated Directors then in office), the Investor and the Other Investor within 30 days following the Closing.
“Common Shares” means the Class A Common Shares (as defined in the Articles), Class B Common Shares (as defined in the Articles) and Class C Common Shares (as defined in the Articles) of the Company.
“Company” has the meaning set forth in the Preamble.
“Company Group” means the Company and its Subsidiaries.
“Contractual Designee” has the meaning ascribed to such term in Article 10.1 of the Articles.
“control” (including the term “controlled by”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act. “Controlled” and “controlling” have meanings correlative to the foregoing.
“Controlled Affiliate” means, with respect to any Person, any Affiliate of such first Person that is Controlled by such first Person from time to time; provided, that each member of the Company Group shall be deemed not to be Controlled Affiliates of Investor.
“CSA” means the securities commissions and similar regulatory authorities in all of the provinces and territories in Canada.
“Designated Assignee” has the meaning set forth in Section 6.4(b)(ii).
“Director Election Meeting” has the meaning set forth in Section 2.1(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Exchangeable Units” has the meaning set forth in the Preamble.
“Fully Diluted Common Shares” means as of any date, without duplication, a number of Common Shares equal to the sum of (a) the number of Common Shares issued and outstanding as of such date, (b) the number of Common Shares for or into which the issued and outstanding Exchangeable Units as of such date are exchangeable or convertible, whether or not then convertible or exchangeable, and (c) the number of Common Shares for or into which any right or security (other than an unvested right or security) that is as of such date exercisable for, convertible into or exchangeable for Common Shares is exercisable for, convertible into or exchangeable for upon exercise, conversion or exchange, with the number of such Common Shares for or into which any such right or security is exercisable for, convertible into or exchangeable for upon such exercise, conversion or exchange calculated in accordance with the treasury stock method, as reasonably determined by the Company consistent with its past practice (or, prior to such past practice being established, the past practice of Telesat Canada).
“Governmental Authority” means any United States, Canada or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any member of the CSA, the SEC, any U.S. and/or Canadian securities exchanges on which any Share Equivalents are listed or posted for trading, or any other authority, agency, department, board, commission or instrumentality of Canada or the United States, any province of Canada, State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States, Canadian or foreign governmental or non-governmental self-regulatory organization, agency or authority.
“Indemnification Agreements” has the meaning set forth in Section 2.5.
“Independent Directors” means Henry Intven, Dick Fadden and a third individual who will (i) qualify as a Specially Designated Director and (ii) be mutually agreed by each of Polaris and Leo (including the Leo Special Committee).
“Integration Agreement” has the meaning set forth in the preamble.
“Investor” has the meaning set forth in the Preamble.
“Investor Director Designee” has the meaning set forth in Section 2.1(b).
“Law” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and (b) all judgments, injunctions, orders and decrees of any Governmental Authority in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.
“Necessary Action” means, with respect to:
(a)
Investor and any specified result,

(i)
all actions of the type customarily taken by equity holders within its or its Controlled Affiliates control (to the extent such actions are permitted by Law and would not cause a violation of the Articles, the Partnership Agreement or this Agreement) necessary to as promptly as reasonably practicable cause each such result, including (A) voting or providing a written consent (if permitted) or proxy with respect to its Share Equivalents and (B) attending meetings in person or by proxy for purposes of obtaining a quorum and causing the adoption of resolutions of the shareholders or limited partners; and

(ii)
not knowingly causing or encouraging any Person to agree to or take any action which is reasonably likely to have the effect of impairing the occurrence of the foregoing result; and

(b)
the Company and any specified result,

(i)
all actions within its and its Subsidiaries’ control (to the extent such actions are permitted by Law and would not cause a violation of the Articles, the Partnership Agreement or this Agreement) necessary to as promptly as reasonably practicable cause such result, including (A) executing agreements, consents, waivers and other instruments, (B) using reasonable best efforts to effectuate amendments to the organizational documents of the Company, and (C) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result; and

(ii)
not knowingly causing or encouraging any Person to agree to or take any action which is reasonably likely to have the effect of impairing the occurrence of the foregoing result.

“Nominating Committee” means the nominating committee of the Board.

“Other Investor” has the meaning set forth in the Recitals.
“Other IRA” has the meaning set forth in the Recitals.
“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement, dated as of Closing, by and among the Company, Rover, each other limited partner admitted to Canadian LP in accordance with the terms thereof and, solely for purposes of Section 3.21 thereof, Polaris.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or any other entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity or organization.
“Purpose” has the meaning set forth in Section 2.7.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company, Investor, the Affiliates of Investor signatories thereto, Other Investor and Rover.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Share Denominator” means a number equal to the number of Closing Share Equivalents, as appropriately adjusted for any stock dividend, stock split, reverse stock split, combination, reclassification, exchange or other similar recapitalization occurring after Closing.
“Share Equivalents” means (a) the Common Shares, (b) the Exchangeable Units and (c) any right or security that is exercisable for, convertible into or exchangeable for Common Shares.
“Share Ownership Percentage” means, with respect to Investor or a Designated Assignee, the percentage obtained by dividing (x) the number of Fully Diluted Common Shares represented by the Share Equivalents beneficially owned by Investor and its Affiliates or the Designated Assignee and its Affiliates (as the case may be), in the aggregate, as of the date of calculation, by (y) the Share Denominator as of the date of calculation.
“Special Board Date” means the date that the number of (a) Investor Director Designees permitted to be nominated by Investor pursuant to this Agreement plus (b) Investor Director Designees (as defined in the Other IRA) permitted to be nominated by Other Investor pursuant to Section 2.1(b) of the Other IRA collectively constitutes, in the aggregate, less than 50% of the number of directors of the Company (as such number is determined in accordance with the Articles, without taking into account any vacancies on the Board).
“Special Nomination Termination Date” means the earlier of: (a) the date of the 2024 Meeting and (b) the Special Board Date.
“Specially Designated Directors” has the meaning ascribed to such term in the Articles.
“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds shares, stock or other ownership interests representing (a) more than fifty percent (50%) of the voting power of all outstanding shares, stock or ownership interests of such entity, (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding shares, stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.
“Transaction Agreements” means this Agreement together with the Indemnification Agreements.
“Voting Share Equivalents” means any Share Equivalents that have the right to, directly or indirectly, cast a vote at an annual or other meeting of shareholders of the Company in favor of election of directors of the Company.

Section 1.2.   General Interpretive Principles.   The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. References to this Agreement shall include all Exhibits to this Agreement. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section. References to any agreement defined or referred to herein refer to such agreement as amended, modified, renewed, replaced or supplemented from time to time, unless otherwise specifically indicated. References to any Governmental Authority include any successor to such Governmental Authority. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.
ARTICLE II
MANAGEMENT
Section 2.1.   Composition of the Board of Directors.
(a)   Concurrently with the effectiveness of this Agreement, the Company shall take all Necessary Actions to cause the Board to initially be comprised of ten (10) directors:
(i)   three of whom shall be the Investor Director Designees;
(ii)   three of whom shall be designated for nomination by Other Investor pursuant to the terms of the Other IRA;
(iii)   one of whom shall be the Chief Executive Officer; and
(iv)   three of whom shall be individuals who are Specially Designated Directors, who shall be the Independent Directors.
(b)   At each applicable annual or special meeting of shareholders at which directors are to be elected (each, a “Director Election Meeting”), there shall be included in the slate of nominees proposed for election by the Company as directors three individuals designated by Investor (each, an “Investor Director Designee”) and the Company shall support the Investor Director Designees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees; provided, that:
(i)   if Investor’s Share Ownership Percentage as of the date that is one hundred twenty (120) days before the date of such Director Election Meeting is less than twenty-five percent (25%), then the number of Investor Director Designees to be nominated at such Director Election Meeting and, subject to Section 2.1(b)(ii) and Section 2.1(b)(iii), each Director Election Meeting thereafter, shall be reduced to two (2) Investor Director Designees;
(ii)   if Investor’s Share Ownership Percentage as of the date that is one hundred twenty (120) days before the date of such Director Election Meeting is less than fifteen percent (15%), then the number of Investor Director Designees to be nominated at such Director Election Meeting and, subject to Section 2.1(b)(iii), each Director Election Meeting thereafter, shall be reduced to one (1) Investor Director Designee; and
(iii)   if Investor’s Share Ownership Percentage as of the date that is one hundred twenty (120) days before the date of such Director Election Meeting is less than five percent (5%), then the Company shall not be obligated to nominate any Investor Director Designee at such Director Election Meeting or any subsequent Director Election Meetings.

For the avoidance of doubt, Share Equivalents validly distributed or otherwise Transferred (as defined in the Registration Rights Agreement) by Investor and its Affiliates pursuant to and in compliance with Article V of the Registration Rights Agreement shall be deemed to be no longer beneficially owned by Investor or its Affiliates for the purpose of determining Investor’s Beneficial Ownership of Share Equivalents under Section 2.1(b)(i), Section 2.1(b)(ii) and Section 2.1(b)(iii).
(c)   An Investor Director Designee shall hold office for the term for which such Investor Director Designee is elected or appointed and thereafter until his or her successor shall have been elected or appointed and qualified, or until the earlier death, resignation or removal of such Investor Director Designee. In the event that any Investor Director Designee offers to tender his or her resignation, the Board shall use its discretion as to whether to accept such resignation and, if the Board chooses to accept such resignation, such Investor Director Designee shall resign; provided, that (i) if Investor provides notice to the Company that it intends for such Investor Director Designee to resign from the Board, then such resignation shall be effective immediately without consent or acceptance of the Board; and (ii) if the number of Investor Director Designees that Investor is entitled to designate to the Board is reduced under the proviso to Section 2.1(b), then the Investor Director Designee who is not renominated by Investor shall not thereafter serve as a member of the Board (unless such service is approved by the Nominating Committee under Part 10.2(a)(iv) of the Articles) and the Nominating Committee shall have the exclusive right to designate a nominee under Part 10.2(a)(iv) of the Articles to serve as a replacement for such Investor Director Designee. Investor shall have the exclusive right to designate the person to fill vacancies of any directorship for which the Investor has the right to designate an Investor Director Designee (serving in the same class as the predecessor) that remain open by not designating a director initially or that are created by reason of death, removal or resignation of such designees (other than as a result of the application of the proviso to Section 2.1(b)), so long as Investor’s Share Ownership Percentage as of the date on which such vacancy is to be filled would entitle Investor to make such designation pursuant to Section 2.1(b) (as if such date of designation were the date that is one hundred twenty (120) days before the date of an applicable annual meeting of shareholders), and the Company shall take all Necessary Action to install such designee to the Board in the most expedient manner and as promptly as practicable.
(d)   The Company acknowledges that each of Jason A. Caloras and Mark Rachesky, each an initial Investor Director Designee named in Section 9.8(a) of the Integration Agreement is, as of the date hereof, an “independent director who meets the independence requirements of the applicable U.S. and/or Canadian securities exchanges on which any Share Equivalents are listed or posted for trading and is “independent of the Company within the meaning of National Instrument 52-110 -Audit Committees of the CSA.
(e)   The parties acknowledge that Investor is not a Canadian and agree that Investor shall have no obligation to nominate Canadians.
Section 2.2.   Committees.
(a)   For so long as Investor has the right to designate at least one (1) Investor Director Designee, subject in each case to applicable Laws and stock exchange regulations, Investor shall have the right, but not the obligation, to select an Investor Director Designee to be appointed to serve on:
(i)   the Nominating Committee;
(ii)   the Compensation Committee of the Board; and
(iii)   the Audit Committee of the Board; and
(iv)   except for any committee whose mandate is solely to consider any contract or transaction between the Company and Investor or any of its Affiliates, any other committees which may be formed in accordance with the Articles provided, that Investor shall have the right, but not the obligation, to have an Investor Director Designee appointed as an observer to any committee of the Board to which Investor is entitled to have an Investor Director Designee serve on pursuant to this Section 2.2(a) but has not appointed such representative or is prohibited by applicable Laws or stock exchange regulations from having a representative appointed.
(b)   For so long as Investor is a 5% Holder, except for the establishment of any committee whose mandate is solely to consider any contract or transaction between the Company and Investor or its Affiliates, the Board shall not establish any committees of the Board other than the Nominating Committee, the Compensation Committee and the Audit Committee (which shall have the powers and duties typical of such committees to be set forth in a charter for each such committee to be approved by the Board), including without limitation, management, executive or similar committees, without the prior written consent of Investor.
Section 2.3.   Reimbursement of Expenses.   The Company Group shall reimburse the Investor Director Designees for all reasonable and documented, out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the board of directors of any member of the Company Group, and any committees thereof, including reasonable travel, lodging and meal expenses, in accordance with the Company’s director reimbursement policies in effect from time to time.
Section 2.4.   Nomination.   With respect to any Investor Director Designee, the Company shall take all Necessary Action to cause the Board and Nominating Committee to, if applicable, (a) include such Investor Director Designee in the slate of nominees proposed for election by the Company or (b) appoint such Investor Director Designee to fill a vacancy on the Board created by the departure of an Investor Director Designee (other than as a result of the application of the proviso to Section 2.1(b)); provided, that an individual designated by Investor may be disqualified from being an Investor Director Designee under the Articles for, and only for, Good Cause (as defined in the Articles) by the applicable determining group as specified in the Articles, in which event Investor shall have the opportunity to designate a replacement Investor Director Designee until an individual so designated is not so disqualified. The Company agrees to take all Necessary Action to include such Investor Director Designee in the applicable management proxy statement. For greater certainty, the Company acknowledges that each Investor Director Designee designated for election to the Board by Investor pursuant to Section 2.1 and not disqualified in accordance with the proviso to this Section 2.4 shall be deemed to be a person nominated by or at the direction of the Board for purposes of Article 21.1(a) of the Articles.
Section 2.5.   D&O Insurance; Part 15 of Articles.   The Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of each of the Company’s Subsidiaries. The Company shall enter into an indemnification agreement (collectively, the “Indemnification Agreements”), substantially in the form attached as Exhibit A hereto, with each of the Investor Director Designees. The Company agrees that it shall not modify or amend Part 15 of the Articles in a manner that adversely affects the rights or protections afforded to the Investor Director Designees or the Investor thereunder without the prior written consent of the Investor.
Section 2.6.   Subsidiaries.   The composition of the boards of directors and committees of all Subsidiaries of the Company shall be as determined by the Board; provided, that, subject to applicable Law (including any applicable security limitations on the membership of any boards of directors or committees of any Subsidiaries of the Company), Investor shall have the rights with respect to any such Subsidiary as are applicable to the Company under this Agreement as if Investor had entered into a separate agreement with such Subsidiary having the terms set forth herein; provided, further, that if at any time Investor exercises its rights under the proviso to this Section 2.6 to designate directors to the board of directors of a Subsidiary of the Company or a committee thereof, the Company shall, subject to applicable Law (including any applicable security limitation on the membership of any boards of directors or committees of any Subsidiaries of the Company), cause the appointment of a number of Specially Designated Directors and other directors (other than Investor Director Designees) to the board of directors of such Subsidiary or committee thereof such that the board of directors of such Subsidiary or committee thereof reflects, to the maximum extent possible, the composition of the Board and its committees required under Article 10.2 or Part 12 of the Articles, as the case may be.

Section 2.7.   Confidentiality.   Investor Director Designees may report and disclose to Investor any and all information received or observed by him or her in his or her capacity as an Investor Director Designee; provided, that such information shall not be used for any purpose other than, to the extent consistent with applicable Law, (1) to monitor, oversee and make decisions with respect to Investor’s investment in the Company; (2) to comply with Investor’s obligations under this Agreement; (3) to exercise any of Investor’s rights under this Agreement; and (4) to collaborate with the Company (collectively, the “Purpose”). The Company acknowledges that (x) Investor and its Affiliates have participated and may in the future participate (directly or indirectly) in investments in entities engaged in various businesses, including but not limited to, businesses similar to those engaged in by the Company and its Subsidiaries (and related businesses) (any such entity being a “Competitor”) that may have been, are or will be competitive with the Company’s or its Subsidiaries’ business, and that access to Company information will inevitably enhance Investors’ and its Affiliates’ directors, employees, agents or advisors who receive such information’s knowledge and understanding of such businesses in a way that cannot be separated from such persons’ other knowledge, (y) without limiting Investor’s obligations not to disclose or use Company information except as provided in this Section 2.7 (including, for the avoidance of doubt, as provided in this clause (y) of this Section 2.7), this Section 2.7 will not restrict Investor’s unaided use of such overall knowledge and understanding, including for its own internal purposes, to evaluate or make investments in entities whose businesses is related or similar to or competitive with the business of the Company or related activities (provided that Investor shall not disclose to any Competitor or any other Person any information disclosed to it pursuant to this Section 2.7 except as expressly permitted by this Section 2.7) and (z) the occurrence or existence of such investments or activities while in possession of Company information shall not by itself be cause for any action or allegation by the Company that the Investor has failed to observe any of its obligations set forth in this Section 2.7. Investor shall, and shall cause any Person to which it provides any such information in accordance with this Section 2.7 to, keep confidential and not disclose to any Person any such information reported and disclosed to it by an Investor Director Designee, excluding any information (a) that was already known to Investor prior to disclosure by the Investor Director Designee; (b) that has been published by the Company (including, without limitation, any information contained in reports or forms filed with the SEC) or is otherwise in the public knowledge or is generally known or available to the public other than as a result of a disclosure by the Investor or any of its Affiliates in breach of this Agreement, any other confidentiality agreement between the Company and the Investor or any of its Affiliates or any other contractual, legal or fiduciary obligation to the Company; (c) that is obtained after the date of this Agreement on a non-confidential basis from another source that is not subject to any confidentiality agreement or other contractual, legal or fiduciary obligation to the Company with respect to such information; or (d) is independently developed by the Investor without reference to or use of such information disclosed to it by its Investor Director Designee. Notwithstanding the foregoing, Investor and its Affiliates may disclose information reported and disclosed to it by an Investor Director Designee: (i) to Investor’s or its Affiliates’ directors, employees, agents or advisors who have a need to know such information for the Purpose; (ii) as may be required or requested under applicable Laws, subject to use of reasonable best efforts to prevent or withhold, or minimize, disclosure pursuant to such applicable Laws, and subject to providing the Company, to the extent not prohibited under such applicable Laws and if reasonably practicable, with prompt notice prior to the time of such disclosure in order to permit the Company to seek an appropriate protective order or other appropriate remedy and the Investor shall reasonably cooperate with the Company in connection with seeking any such order or other appropriate remedy (provided that no notice shall be required for disclosures made in connection with routine examinations or inspections of Investor and its Affiliates by regulatory authorities not specifically seeking such information so long as Investor or its applicable Affiliate informs such regulatory authority of the confidential nature of such information); (iii) to any Person authorized by the Company in writing to receive such information; and (iv) to any Person to whom Investor or its Affiliates wishes or has offered to sell all or part of Share Equivalents held by Investor or its Affiliates; provided, that such Person has entered into with the Company a confidentiality agreement in form and substance satisfactory to the Company, acting reasonably, relating to information that may be disclosed to such Person in the course of negotiations and containing employee non-solicit and standstill provisions.

ARTICLE III
SHAREHOLDER MATTERS
Section 3.1.   Approval Rights.
(a)   For so long as Investor is a 5% Holder, without the prior written consent of Investor, the Company shall not propose or consent to and shall cause Canadian LP and the Company’s other Subsidiaries (as applicable) not to propose or consent to:
(i)   any waivers, amendments or modifications to (i) Article 7.5, PART 10, PART 11, PART 12, PART 15, PART 21, PART 23, PART 24,PART 25, PART 26, PART 27, PART 28 or PART 29 of the Articles (or the definition of any defined terms used therein with respect to such section) or (ii) Article 3, Article 4, Article 5, Article 7, Article 10, Article 11, Article 13, Article 14 or Schedule A of the Partnership Agreement (or the definition of any defined terms used therein with respect to such section);
(ii)   any declaration or payment of dividends or other distributions other than (i) pro rata dividends or other distributions on any class or series of any equity capital stock of the Company, (ii) dividends or other distributions paid or made by any Subsidiary of the Company to any other wholly-owned Subsidiary of the Company and (iii) dividends or other distributions pursuant to Section 5.3 of the Partnership Agreement;
(iii)   any purchase or redemption of any Common Shares or Exchangeable Units other than, to the extent legally permitted: (i) pro rata purchases or redemptions of Common Shares or Exchangeable Units, (ii) purchases or redemptions of Common Shares or Exchangeable Units held by directors, officers, employees and independent contractors (in their capacity as such) of the Company Group (A) to the extent the Company or Canadian LP is obligated to purchase or redeem such Common Shares or Exchangeable Units pursuant to the terms applicable to such Common Shares or Exchangeable Units, (B) in connection with the resignation, termination or other separation of any such director, officer, employee or independent contractor or (C) as otherwise required or permitted pursuant to any employment, grant, consulting or compensatory agreement or other arrangement between the Company Group and any director, officer, employee or independent contractor of the Company Group, (iii) automatic purchases or redemptions as specified in the Articles, (iv) purchases of Exchangeable Units deemed to occur upon exchange of the Exchangeable Units for Common Shares, (v) purchases pursuant to a tender offer or issuer bid made available to all holders of Common Shares and Exchangeable Units and to which all participants will have any securities tendered or deposited ratably prorated in the event any maximum purchase condition is exceeded or (vi) purchases on a stock exchange or similar trading platform at the market price that were not pre-arranged with the purchaser;
(iv)   implement any change to the Company’s or Canadian LP’s tax status in the U.S. or Canada that is reasonably likely to adversely affect Investor with respect to U.S. or Canadian tax matters;
(v)   any conversion of a member of the Company Group to a corporation or other entity or effect any other change in the structure of a member of the Company Group or effect any recapitalization thereof that is reasonably likely to adversely affect Investor with respect to U.S. or Canadian tax matters; or
(vi)   any change to the number of directors constituting the Board.
Section 3.2.   Voting Agreement.
(a)   Unless the Company has failed to perform its obligations under Section 2.1 of this Agreement, Investor hereby agrees to vote, and to cause its Controlled Affiliates to vote, all Voting Share Equivalents beneficially owned by it and its Controlled Affiliates over which it or such Controlled Affiliates have voting control, at each annual or other meeting of the shareholders of the Company, including through action by written consent in lieu of a meeting of the shareholders of the Company (if permitted), at which directors of the Company are to be elected, in favor of, and to take all other Necessary Action to cause the election of each Contractual Designee who is included in the slate of nominees proposed for election by the Board at an annual or special meeting of shareholders at which directors of the Company are to be elected.
(b)   Unless such election is contested (i.e., there are more nominees for election than director seats to be filled in such election, in which case no voting obligation shall exist with respect to such nominees), Investor hereby agrees to vote, and to cause its Controlled Affiliates to vote, all Voting Share Equivalents beneficially owned by it and its Controlled Affiliates at each annual or other meeting of the shareholders of the Company, including through action by written consent in lieu of a meeting of the shareholders of the Company (if permitted), at which directors of the Company are to be elected, in favor of all other nominees who are included in the slate of nominees proposed for election by the Board at an annual or special meeting of shareholders at which directors of the Company are to be elected, in each case, in the same proportion as votes are cast in favor of such individuals by all other holders of Voting Share Equivalents (excluding, for purposes of such calculation, all Voting Share Equivalents to be voted in respect of such matter pursuant to this Agreement and the Other IRA) at such meeting.
ARTICLE IV
ADDITIONAL AGREEMENTS OF THE PARTIES
Section 4.1.   Company Efforts.   For so long as Investor beneficially owns Share Equivalents representing ten percent (10%) or more of the Fully Diluted Common Shares, the Company will cooperate reasonably with Investor, at Investor’s sole cost and expense, in connection with a transfer of Share Equivalents to a third party in a privately negotiated transaction, including, without limitation, by: (a) providing current and historical financial information, financial projections and other financial information of the Company and its Subsidiaries reasonably requested and (b) reasonably cooperating with customary due diligence investigations performed by third party buyers and the negotiation of investment agreements in connection with the proposed sale, in each case, provided, that (i) such third party has entered into with the Company a confidentiality agreement in form and substance satisfactory to the Company, acting reasonably, relating to information that may be disclosed to such Person in the course of negotiations and its due diligence investigation and containing employee non-solicit and standstill provisions, (ii) the Company shall not be required to provide (x) any information the disclosure of which would violate applicable Law or adversely affect the attorney-client privilege between the Company and its counsel or any similar privilege or (y) to a competitor of the Company any information that the Company reasonably determines is competitively sensitive information and (iii) the Company shall not be required to so cooperate with Investor more than once in any twelve (12) month period.
Section 4.2.   Investor Standstill Obligations.
(a)   Investor hereby agrees that, until the termination of this Agreement in accordance with Section 6.8, Investor shall not, and shall cause its Affiliates not to, directly or indirectly:
(i)   call, request the calling of, or otherwise knowingly encourage or knowingly facilitate the calling of, a special meeting of the shareholders of the Company or the partners of Canadian LP, or provide to any third party a proxy, consent or requisition to call any special meeting of the shareholders of the Company or the partners of Canadian LP, for the purpose of either (x) the election or removal of any directors of the Company or (y) amendments to the Articles or the Partnership Agreement;
(ii)   initiate or submit any shareholder or partner proposal for action by the shareholders of the Company or the partners of Canadian LP, or knowingly encourage or knowingly facilitate any other Person to initiate or submit any such shareholder or partner proposal, for the purpose of (x) the election or removal of any directors of the Company or (y) amendments to the Articles or the Partnership Agreement;
(iii)   (x) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC and in the Business Corporations Act) or consent to vote any

Voting Share Equivalents or other voting securities of the Company for the purpose of the election or removal of any directors of the Company other than as provided in this Agreement or the Articles, or (y) solicit, knowingly encourage or knowingly facilitate any other Person in connection with such solicitation for the foregoing purpose, including through the making of any public statement in support of any third party proxy solicitation; provided, that the provisions of this clause (iii) will not be deemed to restrict or limit the manner in which Investor or its Affiliates vote any shares or partnership interests, directly or by proxy;
(iv)   form, join or in any way participate in a “group” (as defined under the Exchange Act and the rules and regulations thereunder), or act “jointly or in concert” (as that term is defined in Part 91(1) of the Securities Act (Ontario)), with any other shareholder of the Company or partner of Canadian LP with respect to the Company, Canadian LP or the Voting Share Equivalents or other voting securities of the Company or the Partnership (other than to the extent that Investor and its Affiliates constitute a “group” or are acting “jointly or in concert” as of the date hereof), in each case for the purpose of the election or removal of any directors of the Company other than as provided in this Agreement;
(v)   grant any proxy or enter into or agree to be bound by any voting trust, voting agreement or voting arrangement of any kind with respect to its Voting Share Equivalents if and to the extent the terms thereof would (x) require such Voting Share Equivalents to be voted other than as required by Section 3.2 of this Agreement or (y) otherwise conflict with the provisions of Section 3.2 of this Agreement;
(vi)   otherwise act, alone or in concert with others, to seek representation on, nominate any candidate to, or remove any director from, the Board (in each case other than with respect to an Investor Director Designee as expressly contemplated in Article II of this Agreement), provided, that nothing in this clause (vi) shall restrict Investor or any of its Affiliates from recommending a candidate to the Nominating Committee so long as such recommendation would not be reasonably expected to require an announcement or disclosure of the type set forth in clause (x) or (y) of Section 4.2(a)(ix);
(vii)   seek to, alone or in concert with others, (x) in a written proposal or formal request or similar writing or (y) by taking any action that would be reasonably expected to require an announcement or disclosure of the type set forth in clause (x) or (y) of Section 4.2(a)(ix), (1) amend any of Article 7.5, Part 10, Part 11, Part 12 or Part 14 of the Articles or (2) change the number of directors on the Board (except in connection with any increase in the size of the Board to eleven (11) persons to accommodate an additional CByC Director (as defined in the Articles) if (A) the Chief Executive Officer is not Canadian, (B) the Chief Executive Officer is on the Board and, as a result, a majority of the Board is not CbyC Directors and (C) a majority of the Board continues to be required to be CbyC Directors pursuant to Part 10.3 of the Articles; provided, that any director who will fill such new Board seat shall be designated by the Nominating Committee in accordance with Article 10.2(a)(iv) of the Articles);
(viii)   (x) request that the Company or the Board (or any committee thereof), directly or indirectly amend or waive or otherwise consent to any action inconsistent with any provision of this Section 4.2 or (y) take any action challenging the validity or enforceability of this Section 4.2;
(ix)   publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing, or take any action that would be reasonably expected to require (x) the Company or the Board to make a public announcement regarding any of the foregoing activities or (y) any public disclosure by the Investor or any other Person relating thereto; or
(x)   agree to take any of the actions contemplated by the foregoing clauses (i) through (viii).
(b)   Notwithstanding anything to the contrary in Section 4.2(a) above:
(i)   no action or activity expressly required or otherwise contemplated to be taken by Investor, any of Investor’s Affiliates or any Investor Director Designee under this Agreement or the Integration Agreement or any exhibit thereto shall be or be deemed to be restricted by or subject to the prohibitions set forth in Section 4.2(a); and
(ii)   no Investor Director Designees nor any other director of the Company shall be or be deemed to be restricted from communicating with, participating in, or otherwise seeking to affect the outcome of, discussions and votes of the Board (or any committee thereof) with respect to any matters coming before it, or otherwise deemed to be subject to Section 4.2(a) with respect to such person’s activities in his or her capacity as a director.
(c)   For the avoidance of doubt, nothing in Section 4.2(a) shall restrict or limit any discussions or negotiations between Investor and its Affiliates, on the one hand, and the Other Investor and its Affiliates, on the other hand, provided, that such discussions or negotiations would not reasonably be expected to require an announcement or disclosure of the type set forth in clause (x) or (y) of Section 4.2(a)(ix).
Section 4.3.   Non-Solicitation.   Investor agrees that during the term of this Agreement and for the one (1) year period following the termination of this Agreement in accordance with its terms, it shall not, and its shall cause its Affiliates not to, hire, solicit for employment or employ any officers or other members of senior management of the Company Group; provided, however, that Investor and its Affiliates shall not be prohibited from (a) soliciting for employment any such person pursuant to a general solicitation or advertisement that is not specifically directed to the Company Group’s employees or (b) hiring, soliciting for employment or employing any such person who has been terminated by the Company Group or, other than as a result of a breach of such Investor’s obligations under this Section 4.3, who has resigned from the Company Group, in each case, at least six (6) months prior to such hiring, solicitation for employment or employment.
Section 4.4.   80% Inversion.   If Other Investor has not exchanged at least fifty percent (50%) of its Exchangeable Units for Common Shares or has not exchanged its Exchangeable Units pari passu with Investor (taking into account all prior exchanges of Exchangeable Units and the exchange of Exchangeable Units to which this Section 4.4 would apply), then Investor will not exchange more than ninety percent (90%) of its Exchangeable Units for Common Shares unless it receives an opinion of counsel (reasonably satisfactory in form and substance to the Company) that such exchange should not result in the satisfaction of the 80% threshold under Section 7874 of the Code and the treatment of the Company as a domestic corporation for U.S. federal income tax purposes.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.1.   Representations and Warranties of Investor.   Investor hereby represents and warrants to the Company that as of the date hereof and as of the date of the Closing:
(a)   Investor has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. Investor is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of Investor’s obligations hereunder, have been authorized by all necessary limited liability company action, and no other act or proceeding, limited liability company or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.
(b)   This Agreement has been duly authorized, executed and delivered by Investor, and, assuming the due execution and delivery of this Agreement by the other party hereto, this Agreement constitutes a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
(c)   The execution, delivery and performance by Investor of this Agreement and the agreements contemplated hereby and the consummation by Investor of its obligations hereunder do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law applicable to Investor or its properties or assets, (ii) conflict with or result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which Investor is a party or by which Investor or its properties or assets are bound or (iii) conflict with or result in a breach under any constitutive document of Investor.
(d)   Other than any consents that have already been obtained or will be obtained in connection with consummation of the transactions contemplated by the Integration Agreement, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by Investor in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation by Investor of its obligations hereunder.
Section 5.2.   Representations and Warranties of the Company.   The Company hereby represents and warrants to Investor that as of the date hereof and as of the date of the Closing:
(a)   The Company has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and the execution of this Agreement, and the consummation of the Company’s obligations hereunder, have been authorized by all necessary corporate action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.
(b)   This Agreement has been duly authorized, executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement by the other party hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
(c)   The execution, delivery and performance by the Company of this Agreement and the agreements contemplated hereby and the consummation by the Company of its obligations hereunder do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law applicable to the Company or its properties or assets, (ii) conflict with, result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Company is a party or by which the Company or its properties or assets are bound or (iii) conflict with, or result in a breach under, any constitutive document of the Company.
(d)   Other than any consents that have already been obtained or will be obtained in connection with consummation of the transactions contemplated by the Integration Agreement, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation by the Company of its obligations hereunder.
ARTICLE VI
MISCELLANEOUS
Section 6.1.   Effective Time.   The effectiveness of this Agreement is conditioned on Closing. In the event that the Integration Agreement terminates prior to the Closing, this Agreement shall be void ab initio.
Section 6.2.   Entire Agreement.   The Transaction Agreements and all of the other Exhibits, Annexes and Schedules hereto and thereto constitute the entire understanding and agreement between the parties as to the matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto between the parties as to the matters covered herein and therein. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, this Agreement shall govern as among the parties hereto. In the event of any inconsistency between the Transaction

Agreements and the policies of the Company (including the policies of the Board), the Transaction Agreements shall govern.
Section 6.3.   Most Favored Nation.   On the date hereof, the Company is entering into the Other IRA with Other Investor. The Company agrees that it will not amend, modify or supplement the Other IRA to provide Other Investor with terms that are more favorable in respect of their position as a holder of Share Equivalents than those terms provided to Investor pursuant to this Agreement without the express prior consent of Investor.
Section 6.4.   Assignment of Rights.
(a)   Except as set forth in Section 6.4(b), neither the rights nor the obligations of Investor hereunder shall be assigned in whole or in part without the prior written consent of the Company and, if occurring prior to the Special Board Date, approved by a majority of the Specially Designated Directors then in office and any such purported assignment in violation of this Section 6.4(a) shall be null and void and of no effect.
(b)   The rights and obligations of Investor hereunder are assignable:
(i)   in whole or in part to an Affiliate of Investor (provided that any such assignment shall not relieve Investor of any obligations hereunder); or
(ii)   with respect to Investor’s right to appoint one (1) and only one (1) Investor Director Designee to the Board pursuant to Section 2.1(b) and the corresponding rights under Section 2.1(c) and Section 2.4 (and no other rights whatsoever), to any Person in connection with the transfer of Share Equivalents held by Investor to such Person (a “Designated Assignee”); provided, that (A) such right to appoint one (1) Investor Director Designee to the Board may only be assigned to one (1) Designated Assignee, (B) such assignment pursuant to this Section 6.4(b)(ii) shall only be permitted if such Designated Assignee acquires from Investor or any Affiliate thereof a number of (x) Share Equivalents representing a Share Ownership Percentage of not less than nine and nine-tenths percent (9.9%) and (y) Share Equivalents representing not less than five percent (5%) of the number of Fully Diluted Common Shares outstanding as of the date of such assignment, (c) such assigned right shall automatically terminate and be of no further force or effect at such time as Designated Assignee is no longer a 5% Holder and (D) the obligations of Investor in this Agreement, including without limitation, those set forth in Sections 3.2 and 4.2, are specific to Investor and are not required to be assumed by any Designated Assignee in connection with the transfer of Share Equivalents. For the avoidance of doubt, the right to assign set forth in this Section 6.4(b)(ii) may only be utilized one (1) time and such assigned right shall not be subject to further assignment by the Permitted Assignee.
(c)   The Company acknowledges and agrees that: (i) the rights and powers of any Designated Assignee shall include the rights and powers of a “Designated Assignee” as defined in the Articles, and (ii) a Designated Assignee shall be entitled to exercise its right to nominate an Investor Director Designee, notwithstanding the termination of this Agreement or the reduction in the number of directors Investor can designate pursuant to Section 2.1(b), so long as such Designated Assignee is a 5% Holder.
(d)   The rights and obligations of the Company hereunder shall not be assigned without the prior written consent of Investor, and any such purported assignment in violation of this Section 6.4(d) shall be null and void and of no effect.
Section 6.5.   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)   This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “Jurisdiction”) without giving effect to any laws, rules or provisions of the Jurisdiction that would cause the application of the laws, rules or provisions of any jurisdiction other than the Jurisdiction.
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of this Agreement or the transactions contemplated hereby exclusively in the courts of the Province of British Columbia (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 6.10.
(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(C).
Section 6.6.   Obligations; Remedies.   The Company and Investor shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including reasonable and documented, out-of-pocket costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement without the necessity of proving the inadequacy of monetary damages as a remedy, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.
Section 6.7.   Amendment and Waiver.
(a)   The terms and provisions of this Agreement may be:
(i)   modified or amended at any time and from time to time only in a writing signed by each of the Company (which, prior to the Special Board Date, must be approved by a majority of the Specially Designated Directors then in office), Investor and, prior to the termination of the Other IRA, the Other Investor; or
(ii)   waived in a writing signed by the party to be bound by such waiver; provided, that any waiver binding the Company must, prior to the Special Board Date, be approved by a majority of the Specially Designated Directors then in office and, prior to the termination of the Other IRA, be approved in writing by Other Investor.

(b)   Any amendment or modification effected in accordance with the foregoing shall be effective and binding on the Company and Investor and any waiver effected in accordance with the foregoing shall be effective and binding on the party granting such waiver.
(c)   Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.
(d)   Neither the Investor nor the Company shall have any obligation to provide any consent under, or agree to any modification or amendment of, this Agreement. All decisions of the Investor or the Company regarding any such consent, modification or agreement shall be made in the sole and absolute discretion of the Investor or the Company, as the case may be.
(e)   Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors.
Section 6.8.   Termination.   This Agreement shall terminate (x) automatically (without any action by any party hereto) when Investor no longer has the right to designate at least one Investor Director Designee, it being understood that the continuing right of the Investor’s Designated Assignee to designate a director shall be excluded for such purpose, or (y) upon the earlier written notice by the Investor to the Company that it elects to irrevocably terminate this Agreement. In the event of any termination of this Agreement as provided in this Section 6.8, this Agreement shall forthwith become of no further force or effect (except for Section 2.7, Section 4.3 and ARTICLE VI, which shall survive for a period of one (1) year following such termination) and there shall be no liability on the part of any parties hereto or their respective Affiliates. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any breach of this Agreement prior to the date of its termination.
Section 6.9.   Non-Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company and Investor covenant, agree and acknowledge that no Person (other than the parties hereto and their respective successors and permitted assigns) has any obligations hereunder, and that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, shareholder, member or partner of Investor or the Company or of any Affiliate thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, partners, managers or shareholders of Investor or any Affiliate thereof or the Company or any Affiliate thereof (or their respective successors or permitted assigns) or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, partners, managers or shareholders of any of the foregoing, as such, for any obligation of Investor or the Company (or their respective successors or permitted assigns) under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
Section 6.10.   Notices.
(a)   All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next Business Day; provided, that if sent by electronic mail, the notice, demand or other communication shall be confirmed by the same being sent by either (i) reputable express courier service (charges prepaid) or (ii) certified or registered mail, postage prepaid. NOTWITHSTANDING ANY PROVISION OF THE ARTICLES OR THE PARTNERSHIP AGREEMENT, ANY NOTICE TO INVESTOR OR ITS AFFILIATES IN ITS CAPACITY AS A STOCKHOLDER OF THE COMPANY OR A PARTNER OF THE PARTNERSHIP WILL BE EFFECTIVE ONLY IF DELIVERED IN WRITING AND EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF THIS Section 6.10.

(b)   Notices, demands and other communications, in each case to the respective parties, shall be sent to the applicable address set forth below:
if to the Company, to:
Telesat Canada
160 Elgin Street, Suite 2100
Ottawa, Ontario, Canada K2P 2P7
Attn: Chris DiFrancesco
Email: CDiFrancesco@telesat.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: John L. Robinson
Email: JLRobinson@wlrk.com
if to Investor, to:
c/o MHR Fund Management LLC
1345 Avenue of the Americas
42nd Floor
New York, New York 10105
Attention: Janet Yeung and Keith Schaitkin
Email: JYeung@mhrfund.com; Kschaitkin@mhrfund.com
(c)   The Company shall, within two (2) Business Days of receipt thereof, provide to Other Investor a copy of all notices given or received under the Other IRA and the Partnership Agreement.
Section 6.11.   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 6.12.   No Third-Party Beneficiaries.   This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns (provided this Agreement shall not be binding upon, but Section 6.4(b)(ii) and Section 6.4(c) (and the rights granted to a Designated Assignee thereunder) will inure to the benefit of, a Designated Assignee as provided in this Agreement), and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 2.5, Section 6.9 and this Section 6.12.
Section 6.13.   Recapitalizations; Exchanges, Etc.   The provisions of this Agreement shall apply to the full extent set forth herein with respect to Share Equivalents, to any and all shares of capital stock of the Company or partnership interests in Canadian LP or any successor or assign of the Company or Canadian LP (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Share Equivalents, by reason of a stock dividend, stock split, share consolidation, stock issuance, reverse stock split, combination, recapitalization, reclassification, arrangement, amalgamation, merger, consolidation or otherwise.
Section 6.14.   Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.14.

Section 6.15.   Headings.   The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.
TELESAT CORPORATION
By:
/s/ Christopher S. DiFrancesco

Name: Christopher S. DiFrancesco
Title:
Vice President, General Counsel and
Secretary

MHR FUND MANAGEMENT LLC
By:
/s/ Janet Yeung

Name: Janet Yeung
Title:
Authorized Signatory

ANNEX J
TELESAT CORPORATION
INVESTOR RIGHTS AGREEMENT
Dated as of November 23, 2020

Exhibit A:
Form of Director Indemnification Agreement

J-i

INVESTOR RIGHTS AGREEMENT
This INVESTOR RIGHTS AGREEMENT is made as of November 23, 2020 (to become effective only upon the Closing (as defined below) in accordance with Section 6.1), by and between Telesat Corporation, a British Columbia company (together with its successors and assigns, the “Company”), and Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada (“Investor”). Reference is made to that certain Transaction Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Investor, Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of Investor (“Rover”), Telesat Partnership LP, an Ontario limited partnership (“Canadian LP”), and certain other parties thereto (as it may be amended, supplemented, restated or modified in accordance with its terms and the terms of the separate agreement dated the date hereof between Investor and the parties to the Integration Agreement from time to time after the date of this Agreement, the “Integration Agreement”).
WHEREAS, on the terms and subject to the conditions set forth in the Integration Agreement, the parties thereto have agreed to an “integration” transaction that will result in (a) Class A Common Shares (as defined in the Articles) and Class B Common Shares (as defined in the Articles) of the Company becoming publicly traded, and (b) Investor beneficially owning, indirectly through Rover, Class C Common Shares and Class C limited partnership units of Canadian LP exchangeable into certain classes of Common Shares in accordance with their terms (the “Exchangeable Units”);
WHEREAS, in connection with the consummation of the transactions contemplated by the Integration Agreement, the parties hereto desire to enter into this Agreement, to become effective only upon the Closing in accordance with Section 6.1, to govern certain of their rights, duties and obligations with respect to Investor’s ownership of Share Equivalents after consummation of such transactions (the “Closing”); and
WHEREAS, concurrently with the parties entering into this Agreement, MHR Fund Management LLC, a Delaware limited liability company (“Other Investor”), is entering into a separate Investor Rights Agreement with the Company (the “Other IRA”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.   Definitions.   As used in this Agreement, the following terms shall have the meanings set forth below:
“2024 Meeting” means the Company’s annual meeting of shareholders held in calendar year 2024; provided, however, that, if the date of such 2024 annual meeting is more than thirty (30) days prior to the one (1) year anniversary of the annual meeting of shareholders held in calendar year 2023, “2024 Meeting” shall instead mean the Company’s annual meeting of shareholders held in calendar year 2025.
“5% Holder” means, with respect to a Person, that such Person, together with its Affiliates, beneficially owns Share Equivalents representing five percent (5%) or more of the Fully Diluted Common Shares.
“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act; provided that, notwithstanding anything to the contrary, for purposes of this Agreement, (a) no member of the Company Group is an “Affiliate” of Investor, (b) Investor is not an “Affiliate” of any member of the Company Group, and (c) other than for the purposes of Section 2.2(b), no portfolio company of (i) any investment vehicle or (ii) any holding company that, in each case, is directly or indirectly managed or controlled by Investor or its Affiliates is an “Affiliate” of Investor, unless and to the extent such portfolio company is acting at the direction of Investor (it being understood, however, that each of Polaris and Rover is an “Affiliate” of the other).
“Agreement” means this Investor Rights Agreement, as the same may be amended, supplemented, restated or modified.

“Articles” means the Articles of the Company in effect as of the Closing, in the form of Exhibit G to the Integration Agreement, as amended from time to time.
“Beneficial Ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act.
“Board” means the board of directors of the Company.
“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and includes amendments thereto and all regulations made pursuant thereto.
“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York or Montreal, Quebec.
“Canadian LP” has the meaning set forth in the Preamble.
“Chosen Courts” has the meaning set forth in Section 6.5(b).
“Closing” has the meaning set forth in the Preamble.
“Closing Share Equivalents” means the number of Fully Diluted Common Shares as of the close of business on the second Closing Date (as defined in the Integration Agreement), which number shall be agreed upon in good faith and in writing by the Company (acting at the direction of a majority of the Specially Designated Directors then in office), the Investor and the Other Investor within 30 days following the Closing.
“Common Shares” means the Class A Common Shares (as defined in the Articles), Class B Common Shares (as defined in the Articles) and Class C Common Shares (as defined in the Articles) of the Company.
“Company” has the meaning set forth in the Preamble.
“Company Group” means the Company and its Subsidiaries.
“Contractual Designee” has the meaning ascribed to such term in Article 10.1 of the Articles.
“control” (including the term “controlled by”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act. “Controlled” and “controlling” have meanings correlative to the foregoing.
“Controlled Affiliate” means, with respect to any Person, any Affiliate of such first Person that is Controlled by such first Person from time to time; provided, that each member of the Company Group shall be deemed not to be Controlled Affiliates of Investor.
“CSA” means the securities commissions and similar regulatory authorities in all of the provinces and territories in Canada.
“Designated Assignee” has the meaning set forth in Section 6.4(b)(ii).
“Director Election Meeting” has the meaning set forth in Section 2.1(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Exchangeable Units” has the meaning set forth in the Preamble.
“Fully Diluted Common Shares” means as of any date, without duplication, a number of Common Shares equal to the sum of (a) the number of Common Shares issued and outstanding as of such date, (b) the number of Common Shares for or into which the issued and outstanding Exchangeable Units as of such date are exchangeable or convertible, whether or not then convertible or exchangeable, and (c) the number of Common Shares for or into which any right or security (other than an unvested right or security) that is as of such date exercisable for, convertible into or exchangeable for Common Shares is exercisable for, convertible into or exchangeable for upon exercise, conversion or exchange, with the number of such Common Shares for or into which any such right or security is exercisable for, convertible into or exchangeable for upon such exercise, conversion or exchange calculated in accordance with the treasury stock method, as reasonably determined by the Company consistent with its past practice (or, prior to such past practice being established, the past practice of Telesat Canada).
“Governmental Authority” means any United States, Canada or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any member of the CSA, the SEC, any U.S. and/or Canadian securities exchanges on which any Share Equivalents are listed or posted for trading, or any other authority, agency, department, board, commission or instrumentality of Canada or the United States, any province of Canada, State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States, Canadian or foreign governmental or non-governmental self-regulatory organization, agency or authority.
“Indemnification Agreements” has the meaning set forth in Section 2.5.
“Independent Directors” means Henry Intven, Dick Fadden and a third individual who will (i) qualify as a Specially Designated Director and (ii) be mutually agreed by each of Polaris and Leo (including the Leo Special Committee).
“Integration Agreement” has the meaning set forth in the preamble.
“Investor” has the meaning set forth in the Preamble.
“Investor Director Designee” has the meaning set forth in Section 2.1(b).
“Law” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and (b) all judgments, injunctions, orders and decrees of any Governmental Authority in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.
“Necessary Action” means, with respect to:
(a)   Investor and any specified result,
(i)   all actions of the type customarily taken by equity holders within its or its Controlled Affiliates control (to the extent such actions are permitted by Law and would not cause a violation of the Articles, the Partnership Agreement or this Agreement) necessary to as promptly as reasonably practicable cause each such result, including (A) voting or providing a written consent (if permitted) or proxy with respect to its Share Equivalents and (B) attending meetings in person or by proxy for purposes of obtaining a quorum and causing the adoption of resolutions of the shareholders or limited partners; and
(ii)   not knowingly causing or encouraging any Person to agree to or take any action which is reasonably likely to have the effect of impairing the occurrence of the foregoing result; and
(b)   the Company and any specified result,
(i)   all actions within its and its Subsidiaries’ control (to the extent such actions are permitted by Law and would not cause a violation of the Articles, the Partnership Agreement or this Agreement) necessary to as promptly as reasonably practicable cause such result, including (A) executing agreements, consents, waivers and other instruments, (B) using reasonable best efforts to effectuate amendments to the organizational documents of the Company, and (C) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result; and
(ii)   not knowingly causing or encouraging any Person to agree to or take any action which is reasonably likely to have the effect of impairing the occurrence of the foregoing result.

“Nominating Committee” means the nominating committee of the Board.
“Other Investor” has the meaning set forth in the Recitals.
“Other IRA” has the meaning set forth in the Recitals.
“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement, dated as of Closing, by and among the Company, Rover, each other limited partner admitted to Canadian LP in accordance with the terms thereof and, solely for purposes of Section 3.21 thereof, Polaris.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or any other entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity or organization.
“Purpose” has the meaning set forth in Section 2.7.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company, Investor, Rover, Other Investor and the Affiliates of Other Investor signatories thereto.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Share Denominator” means a number equal to the number of Closing Share Equivalents, as appropriately adjusted for any stock dividend, stock split, reverse stock split, combination, reclassification, exchange or other similar recapitalization occurring after Closing.
“Share Equivalents” means (a) the Common Shares, (b) the Exchangeable Units and (c) any right or security that is exercisable for, convertible into or exchangeable for Common Shares.
“Share Ownership Percentage” means, with respect to Investor or a Designated Assignee, the percentage obtained by dividing (x) the number of Fully Diluted Common Shares represented by the Share Equivalents beneficially owned by Investor and its Affiliates or the Designated Assignee and its Affiliates (as the case may be), in the aggregate, as of the date of calculation, by (y) the Share Denominator as of the date of calculation.
“Special Board Date” means the date that the number of (a) Investor Director Designees permitted to be nominated by Investor pursuant to this Agreement plus (b) Investor Director Designees (as defined in the Other IRA) permitted to be nominated by Other Investor pursuant to Section 2.1(b) of the Other IRA collectively constitutes, in the aggregate, less than 50% of the number of directors of the Company (as such number is determined in accordance with the Articles, without taking into account any vacancies on the Board).
“Special Nomination Termination Date” means the earlier of: (a) the date of the 2024 Meeting and (b) the Special Board Date.
“Specially Designated Directors” has the meaning ascribed to such term in the Articles.
“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds shares, stock or other ownership interests representing (a) more than fifty percent (50%) of the voting power of all outstanding shares, stock or ownership interests of such entity, (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding shares, stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.
“Transaction Agreements” means this Agreement together with the Indemnification Agreements.

“Voting Share Equivalents” means any Share Equivalents that have the right to, directly or indirectly, cast a vote at an annual or other meeting of shareholders of the Company in favor of election of directors of the Company.
Section 1.2.   General Interpretive Principles.   The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. References to this Agreement shall include all Exhibits to this Agreement. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section. References to any agreement defined or referred to herein refer to such agreement as amended, modified, renewed, replaced or supplemented from time to time, unless otherwise specifically indicated. References to any Governmental Authority include any successor to such Governmental Authority. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.
ARTICLE II
MANAGEMENT
Section 2.1.   Composition of the Board of Directors.
(a)   Concurrently with the effectiveness of this Agreement, the Company shall take all Necessary Actions to cause the Board to initially be comprised of ten (10) directors:
(i)   three of whom shall be the Investor Director Designees;
(ii)   three of whom shall be designated for nomination by Other Investor pursuant to the terms of the Other IRA;
(iii)   one of whom shall be the Chief Executive Officer; and
(iv)   three of whom shall be individuals who are Specially Designated Directors, who shall be the Independent Directors.
(b)   At each applicable annual or special meeting of shareholders at which directors are to be elected (each, a “Director Election Meeting”), there shall be included in the slate of nominees proposed for election by the Company as directors three individuals designated by Investor (each, an “Investor Director Designee”) and the Company shall support the Investor Director Designees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees; provided, that:
(i)   if Investor’s Share Ownership Percentage as of the date that is one hundred twenty (120) days before the date of such Director Election Meeting is less than twenty-five percent (25%), then the number of Investor Director Designees to be nominated at such Director Election Meeting and, subject to Section 2.1(b)(ii) and Section 2.1(b)(iii), each Director Election Meeting thereafter, shall be reduced to two (2) Investor Director Designees;
(ii)   if Investor’s Share Ownership Percentage as of the date that is one hundred twenty (120) days before the date of such Director Election Meeting is less than fifteen percent (15%), then the number of Investor Director Designees to be nominated at such Director Election Meeting and, subject to Section 2.1(b)(iii), each Director Election Meeting thereafter, shall be reduced to one (1) Investor Director Designee; and

(iii)   if Investor’s Share Ownership Percentage as of the date that is one hundred twenty (120) days before the date of such Director Election Meeting is less than five percent (5%), then the Company shall not be obligated to nominate any Investor Director Designee at such Director Election Meeting or any subsequent Director Election Meetings.
(c)   An Investor Director Designee shall hold office for the term for which such Investor Director Designee is elected or appointed and thereafter until his or her successor shall have been elected or appointed and qualified, or until the earlier death, resignation or removal of such Investor Director Designee. In the event that any Investor Director Designee offers to tender his or her resignation, the Board shall use its discretion as to whether to accept such resignation and, if the Board chooses to accept such resignation, such Investor Director Designee shall resign; provided, that (i) if Investor provides notice to the Company that it intends for such Investor Director Designee to resign from the Board, then such resignation shall be effective immediately without consent or acceptance of the Board; and (ii) if the number of Investor Director Designees that Investor is entitled to designate to the Board is reduced under the proviso to Section 2.1(b), then the Investor Director Designee who is not renominated by Investor shall not thereafter serve as a member of the Board (unless such service is approved by the Nominating Committee under Part 10.2(a)(iv) of the Articles) and the Nominating Committee shall have the exclusive right to designate a nominee under Part 10.2(a)(iv) of the Articles to serve as a replacement for such Investor Director Designee. Investor shall have the exclusive right to designate the person to fill vacancies of any directorship for which the Investor has the right to designate an Investor Director Designee (serving in the same class as the predecessor) that remain open by not designating a director initially or that are created by reason of death, removal or resignation of such designees (other than as a result of the application of the proviso to Section 2.1(b)), so long as Investor’s Share Ownership Percentage as of the date on which such vacancy is to be filled would entitle Investor to make such designation pursuant to Section 2.1(b) (as if such date of designation were the date that is one hundred twenty (120) days before the date of an applicable annual meeting of shareholders), and the Company shall take all Necessary Action to install such designee to the Board in the most expedient manner and as promptly as practicable.
(d)   Prior to an Unwind Transaction (as defined in the Articles) and unless the Company has failed to perform its obligations under Section 2.1 of this Agreement, Investor will nominate a sufficient number of Canadians as Investor Director Designees such that a majority of the directors of the Company are Canadian. Notwithstanding the foregoing, in no event shall Investor be required to nominate:
(i)   more than two (2) Canadians as Investor Director Designees so long as Investor has the right to nominate three (3) Investor Director Designees, and
(ii)   more than one (1) Canadian as an Investor Director Designee so long as Investor has the right to nominate two (2) or fewer Investor Director Designees;
provided, that if (1) Investor assigns the right to appoint an Investor Director Designee to a Designated Assignee pursuant to Section 6.4, and (2) Investor and such Designated Assignee collectively have the right to nominate three (3) Investor Designees, then Investor, prior to an Unwind Transaction (as defined in the Articles), will nominate Canadians as all of its Investor Director Designees so long as such Designated Assignee is not Canadian or does not designate a Canadian as its Investor Director Designee.
Section 2.2.   Committees.
(a)   For so long as Investor has the right to designate at least one (1) Investor Director Designee, subject in each case to applicable Laws and stock exchange regulations, Investor shall have the right, but not the obligation, to select an Investor Director Designee to be appointed to serve on:
(i)   the Nominating Committee;
(ii)   the Compensation Committee of the Board; and
(iii)   the Audit Committee of the Board; and

(iv)   except for any committee whose mandate is solely to consider any contract or transaction between the Company and Investor or any of its Affiliates, any other committees which may be formed in accordance with the Articles provided, that Investor shall have the right, but not the obligation, to have an Investor Director Designee appointed as an observer to any committee of the Board to which Investor is entitled to have an Investor Director Designee serve on pursuant to this Section 2.2(a) but has not appointed such representative or is prohibited by applicable Laws or stock exchange regulations from having a representative appointed.
(b)   For so long as Investor is a 5% Holder, except for the establishment of any committee whose mandate is solely to consider any contract or transaction between the Company and Investor or its Affiliates, the Board shall not establish any committees of the Board other than the Nominating Committee, the Compensation Committee and the Audit Committee (which shall have the powers and duties typical of such committees to be set forth in a charter for each such committee to be approved by the Board), including without limitation, management, executive or similar committees, without the prior written consent of Investor.
Section 2.3.   Reimbursement of Expenses.   The Company Group shall reimburse the Investor Director Designees for all reasonable and documented, out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the board of directors of any member of the Company Group, and any committees thereof, including reasonable travel, lodging and meal expenses, in accordance with the Company’s director reimbursement policies in effect from time to time.
Section 2.4.   Nomination.   With respect to any Investor Director Designee, the Company shall take all Necessary Action to cause the Board and Nominating Committee to, if applicable, (a) include such Investor Director Designee in the slate of nominees proposed for election by the Company or (b) appoint such Investor Director Designee to fill a vacancy on the Board created by the departure of an Investor Director Designee (other than as a result of the application of the proviso to Section 2.1(b)); provided, that an individual designated by Investor may be disqualified from being an Investor Director Designee under the Articles for, and only for, Good Cause (as defined in the Articles) by the applicable determining group as specified in the Articles, in which event Investor shall have the opportunity to designate a replacement Investor Director Designee until an individual so designated is not so disqualified. The Company agrees to take all Necessary Action to include such Investor Director Designee in the applicable management proxy statement. For greater certainty, the Company acknowledges that each Investor Director Designee designated for election to the Board by Investor pursuant to Section 2.1 and not disqualified in accordance with the proviso to this Section 2.4 shall be deemed to be a person nominated by or at the direction of the Board for purposes of Article 21.1(a) of the Articles.
Section 2.5.   D&O Insurance; Part 15 of Articles.   The Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of each of the Company’s Subsidiaries. The Company shall enter into an indemnification agreement (collectively, the “Indemnification Agreements”), substantially in the form attached as Exhibit A hereto, with each of the Investor Director Designees. The Company agrees that it shall not modify or amend Part 15 of the Articles in a manner that adversely affects the rights or protections afforded to the Investor Director Designees or the Investor thereunder without the prior written consent of the Investor.
Section 2.6.   Subsidiaries.   The composition of the boards of directors and committees of all Subsidiaries of the Company shall be as determined by the Board; provided, that, subject to applicable Law (including any applicable security limitations on the membership of any boards of directors or committees of any Subsidiaries of the Company), Investor shall have the rights with respect to any such Subsidiary as are applicable to the Company under this Agreement as if Investor had entered into a separate agreement with such Subsidiary having the terms set forth herein; provided, further, that if at any time Investor exercises its rights under the proviso to this Section 2.6 to designate directors to the board of directors of a Subsidiary of the Company or a committee thereof, the Company shall, subject to applicable Law (including any applicable security limitation on the membership of any boards of directors or committees of any Subsidiaries of the Company), cause the appointment of a number of Specially Designated Directors and other directors (other than Investor Director Designees) to the board of directors of such Subsidiary or committee thereof such that the board of directors of such Subsidiary or committee thereof reflects, to the maximum extent possible, the composition of the Board and its committees required under Article 10.2 or Part 12 of the Articles, as the case may be.
Section 2.7.   Confidentiality.   Investor Director Designees may report and disclose to Investor any and all information received or observed by him or her in his or her capacity as an Investor Director Designee; provided, that such information shall not be used for any purpose other than, to the extent consistent with applicable Law, (1) to monitor, oversee and make decisions with respect to Investor’s investment in the Company; (2) to comply with Investor’s obligations under this Agreement; (3) to exercise any of Investor’s rights under this Agreement; and (4) to collaborate with the Company (collectively, the “Purpose”). The Company acknowledges that (x) Investor and its Affiliates have participated and may in the future participate (directly or indirectly) in investments in entities engaged in various businesses, including but not limited to, businesses similar to those engaged in by the Company and its Subsidiaries (and related businesses) (any such entity being a “Competitor”) that may have been, are or will be competitive with the Company’s or its Subsidiaries’ business, and that access to Company information will inevitably enhance Investors’ and its Affiliates’ directors, employees, agents or advisors who receive such information’s knowledge and understanding of such businesses in a way that cannot be separated from such persons’ other knowledge, (y) without limiting Investor’s obligations not to disclose or use Company information except as provided in this Section 2.7 (including, for the avoidance of doubt, as provided in this clause (y) of this Section 2.7), this Section 2.7 will not restrict Investor’s unaided use of such overall knowledge and understanding, including for its own internal purposes, to evaluate or make investments in entities whose businesses is related or similar to or competitive with the business of the Company or related activities (provided that Investor shall not disclose to any Competitor or any other Person any information disclosed to it pursuant to this Section 2.7 except as expressly permitted by this Section 2.7) and (z) the occurrence or existence of such investments or activities while in possession of Company information shall not by itself be cause for any action or allegation by the Company that the Investor has failed to observe any of its obligations set forth in this Section 2.7. Investor shall, and shall cause any Person to which it provides any such information in accordance with this Section 2.7 to, keep confidential and not disclose to any Person any such information reported and disclosed to it by an Investor Director Designee, excluding any information (a) that was already known to Investor prior to disclosure by the Investor Director Designee; (b) that has been published by the Company (including, without limitation, any information contained in reports or forms filed with the SEC) or is otherwise in the public knowledge or is generally known or available to the public other than as a result of a disclosure by the Investor or any of its Affiliates in breach of this Agreement, any other confidentiality agreement between the Company and the Investor or any of its Affiliates or any other contractual, legal or fiduciary obligation to the Company; (c) that is obtained after the date of this Agreement on a non-confidential basis from another source that is not subject to any confidentiality agreement or other contractual, legal or fiduciary obligation to the Company with respect to such information; or (d) is independently developed by the Investor without reference to or use of such information disclosed to it by its Investor Director Designee. Notwithstanding the foregoing, Investor and its Affiliates may disclose information reported and disclosed to it by an Investor Director Designee: (i) to Investor’s or its Affiliates’ directors, employees, agents or advisors who have a need to know such information for the Purpose; (ii) as may be required or requested under applicable Laws, subject to use of reasonable best efforts to prevent or withhold, or minimize, disclosure pursuant to such applicable Laws, and subject to providing the Company, to the extent not prohibited under such applicable Laws and if reasonably practicable, with prompt notice prior to the time of such disclosure in order to permit the Company to seek an appropriate protective order or other appropriate remedy and the Investor shall reasonably cooperate with the Company in connection with seeking any such order or other appropriate remedy (provided that no notice shall be required for disclosures made in connection with routine examinations or inspections of Investor and its Affiliates by regulatory authorities not specifically seeking such information so long as Investor or its applicable Affiliate informs such regulatory authority of the confidential nature of such information); (iii) to any Person authorized by the Company in writing to receive such information; and (iv) to any Person to whom Investor or its Affiliates wishes or has offered to sell all or part of Share Equivalents held by Investor or its Affiliates; provided, that such Person has entered into with the Company a confidentiality agreement in form and substance satisfactory to the Company, acting reasonably, relating to information that may be disclosed to such Person in the course of negotiations and containing employee non-solicit and standstill provisions.

ARTICLE III
SHAREHOLDER MATTERS
Section 3.1.   Approval Rights.
(a)   For so long as Investor is a 5% Holder, without the prior written consent of Investor, the Company shall not propose or consent to and shall cause Canadian LP and the Company’s other Subsidiaries (as applicable) not to propose or consent to:
(i)   any waivers, amendments or modifications to (i) Article 7.5, PART 10, PART 11, PART 12, PART 15, PART 21, PART 23, PART 24,PART 25, PART 26, PART 27, PART 28 or PART 29 of the Articles (or the definition of any defined terms used therein with respect to such section) or (ii) Article 3, Article 4, Article 5, Article 7, Article 10, Article 11, Article 13, Article 14 or Schedule A of the Partnership Agreement (or the definition of any defined terms used therein with respect to such section);
(ii)   any declaration or payment of dividends or other distributions other than (i) pro rata dividends or other distributions on any class or series of any equity capital stock of the Company, (ii) dividends or other distributions paid or made by any Subsidiary of the Company to any other wholly-owned Subsidiary of the Company and (iii) dividends or other distributions pursuant to Section 5.3 of the Partnership Agreement;
(iii)   any purchase or redemption of any Common Shares or Exchangeable Units other than, to the extent legally permitted: (i) pro rata purchases or redemptions of Common Shares or Exchangeable Units, (ii) purchases or redemptions of Common Shares or Exchangeable Units held by directors, officers, employees and independent contractors (in their capacity as such) of the Company Group (A) to the extent the Company or Canadian LP is obligated to purchase or redeem such Common Shares or Exchangeable Units pursuant to the terms applicable to such Common Shares or Exchangeable Units, (B) in connection with the resignation, termination or other separation of any such director, officer, employee or independent contractor or (C) as otherwise required or permitted pursuant to any employment, grant, consulting or compensatory agreement or other arrangement between the Company Group and any director, officer, employee or independent contractor of the Company Group, (iii) automatic purchases or redemptions as specified in the Articles, (iv) purchases of Exchangeable Units deemed to occur upon exchange of the Exchangeable Units for Common Shares, (v) purchases pursuant to a tender offer or issuer bid made available to all holders of Common Shares and Exchangeable Units and to which all participants will have any securities tendered or deposited ratably prorated in the event any maximum purchase condition is exceeded or (vi) purchases on a stock exchange or similar trading platform at the market price that were not pre-arranged with the purchaser;
(iv)   implement any change to the Company’s or Canadian LP’s tax status in the U.S. or Canada that is reasonably likely to adversely affect Investor with respect to U.S. or Canadian tax matters;
(v)   any conversion of a member of the Company Group to a corporation or other entity or effect any other change in the structure of a member of the Company Group or effect any recapitalization thereof that is reasonably likely to adversely affect Investor with respect to U.S. or Canadian tax matters; or
(vi)   any change to the number of directors constituting the Board.
Section 3.2.   Voting Agreement.
(a)   Unless the Company has failed to perform its obligations under Section 2.1 of this Agreement, Investor hereby agrees to vote, and to cause its Controlled Affiliates to vote, all Voting Share Equivalents beneficially owned by it and its Controlled Affiliates over which it or such Controlled Affiliates have voting control, at each annual or other meeting of the shareholders of the Company, including through action by written consent in lieu of a meeting of the shareholders of the Company (if permitted), at which directors of the Company are to be elected, in favor of, and to take all other Necessary Action to cause the election of each Contractual Designee who is included in the slate of nominees proposed for election by the Board at an annual or special meeting of shareholders at which directors of the Company are to be elected.
(b)   Unless such election is contested (i.e., there are more nominees for election than director seats to be filled in such election, in which case no voting obligation shall exist with respect to such nominees), Investor hereby agrees to vote, and to cause its Controlled Affiliates to vote, all Voting Share Equivalents beneficially owned by it and its Controlled Affiliates at each annual or other meeting of the shareholders of the Company, including through action by written consent in lieu of a meeting of the shareholders of the Company (if permitted), at which directors of the Company are to be elected, in favor of all other nominees who are included in the slate of nominees proposed for election by the Board at an annual or special meeting of shareholders at which directors of the Company are to be elected, in each case, in the same proportion as votes are cast in favor of such individuals by all other holders of Voting Share Equivalents (excluding, for purposes of such calculation, all Voting Share Equivalents to be voted in respect of such matter pursuant to this Agreement and the Other IRA) at such meeting.
ARTICLE IV
ADDITIONAL AGREEMENTS OF THE PARTIES
Section 4.1.   Company Efforts.   For so long as Investor beneficially owns Share Equivalents representing ten percent (10%) or more of the Fully Diluted Common Shares, the Company will cooperate reasonably with Investor, at Investor’s sole cost and expense, in connection with a transfer of Share Equivalents to a third party in a privately negotiated transaction, including, without limitation, by: (a) providing current and historical financial information, financial projections and other financial information of the Company and its Subsidiaries reasonably requested and (b) reasonably cooperating with customary due diligence investigations performed by third party buyers and the negotiation of investment agreements in connection with the proposed sale, in each case, provided, that (i) such third party has entered into with the Company a confidentiality agreement in form and substance satisfactory to the Company, acting reasonably, relating to information that may be disclosed to such Person in the course of negotiations and its due diligence investigation and containing employee non-solicit and standstill provisions, (ii) the Company shall not be required to provide (x) any information the disclosure of which would violate applicable Law or adversely affect the attorney-client privilege between the Company and its counsel or any similar privilege or (y) to a competitor of the Company any information that the Company reasonably determines is competitively sensitive information and (iii) the Company shall not be required to so cooperate with Investor more than once in any twelve (12) month period.
Section 4.2.   Investor Standstill Obligations.
(a)   Investor hereby agrees that, until the termination of this Agreement in accordance with Section 6.8, Investor shall not, and shall cause its Affiliates not to, directly or indirectly:
(i)   call, request the calling of, or otherwise knowingly encourage or knowingly facilitate the calling of, a special meeting of the shareholders of the Company or the partners of Canadian LP, or provide to any third party a proxy, consent or requisition to call any special meeting of the shareholders of the Company or the partners of Canadian LP, for the purpose of either (x) the election or removal of any directors of the Company or (y) amendments to the Articles or the Partnership Agreement;
(ii)   initiate or submit any shareholder or partner proposal for action by the shareholders of the Company or the partners of Canadian LP, or knowingly encourage or knowingly facilitate any other Person to initiate or submit any such shareholder or partner proposal, for the purpose of (x) the election or removal of any directors of the Company or (y) amendments to the Articles or the Partnership Agreement;
(iii)   (x) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC and in the Business Corporations Act) or consent to vote any

Voting Share Equivalents or other voting securities of the Company for the purpose of the election or removal of any directors of the Company other than as provided in this Agreement or the Articles, or (y) solicit, knowingly encourage or knowingly facilitate any other Person in connection with such solicitation for the foregoing purpose, including through the making of any public statement in support of any third party proxy solicitation; provided, that the provisions of this clause (iii) will not be deemed to restrict or limit the manner in which Investor or its Affiliates vote any shares or partnership interests, directly or by proxy;
(iv)   form, join or in any way participate in a “group” (as defined under the Exchange Act and the rules and regulations thereunder), or act “jointly or in concert” (as that term is defined in Part 91(1) of the Securities Act (Ontario)), with any other shareholder of the Company or partner of Canadian LP with respect to the Company, Canadian LP or the Voting Share Equivalents or other voting securities of the Company or the Partnership (other than to the extent that Investor and its Affiliates constitute a “group” or are acting “jointly or in concert” as of the date hereof), in each case for the purpose of the election or removal of any directors of the Company other than as provided in this Agreement;
(v)   grant any proxy or enter into or agree to be bound by any voting trust, voting agreement or voting arrangement of any kind with respect to its Voting Share Equivalents if and to the extent the terms thereof would (x) require such Voting Share Equivalents to be voted other than as required by Section 3.2 of this Agreement or (y) otherwise conflict with the provisions of Section 3.2 of this Agreement;
(vi)   otherwise act, alone or in concert with others, to seek representation on, nominate any candidate to, or remove any director from, the Board (in each case other than with respect to an Investor Director Designee as expressly contemplated in Article II of this Agreement), provided, that nothing in this clause (vi) shall restrict Investor or any of its Affiliates from recommending a candidate to the Nominating Committee so long as such recommendation would not be reasonably expected to require an announcement or disclosure of the type set forth in clause (x) or (y) of Section 4.2(a)(ix);
(vii)   seek to, alone or in concert with others, (x) in a written proposal or formal request or similar writing or (y) by taking any action that would be reasonably expected to require an announcement or disclosure of the type set forth in clause (x) or (y) of Section 4.2(a)(ix), (1) amend any of Article 7.5, Part 10, Part 11, Part 12 or Part 14 of the Articles or (2) change the number of directors on the Board (except in connection with any increase in the size of the Board to eleven (11) persons to accommodate an additional CByC Director (as defined in the Articles) if (A) the Chief Executive Officer is not Canadian, (B) the Chief Executive Officer is on the Board and, as a result, a majority of the Board is not CbyC Directors and (C) a majority of the Board continues to be required to be CbyC Directors pursuant to Part 10.3 of the Articles; provided, that any director who will fill such new Board seat shall be designated by the Nominating Committee in accordance with Article 10.2(a)(iv) of the Articles);
(viii)   (x) request that the Company or the Board (or any committee thereof), directly or indirectly amend or waive or otherwise consent to any action inconsistent with any provision of this Section 4.2 or (y) take any action challenging the validity or enforceability of this Section 4.2;
(ix)   publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing, or take any action that would be reasonably expected to require (x) the Company or the Board to make a public announcement regarding any of the foregoing activities or (y) any public disclosure by the Investor or any other Person relating thereto; or
(x)   agree to take any of the actions contemplated by the foregoing clauses (i) through (viii).
(b)   Notwithstanding anything to the contrary in Section 4.2(a) above:
(i)   no action or activity expressly required or otherwise contemplated to be taken by Investor, any of Investor’s Affiliates or any Investor Director Designee under this Agreement or the Integration Agreement or any exhibit thereto shall be or be deemed to be restricted by or subject to the prohibitions set forth in Section 4.2(a); and
(ii)   no Investor Director Designees nor any other director of the Company shall be or be deemed to be restricted from communicating with, participating in, or otherwise seeking to affect the outcome of, discussions and votes of the Board (or any committee thereof) with respect to any matters coming before it, or otherwise deemed to be subject to Section 4.2(a) with respect to such person’s activities in his or her capacity as a director.
(c)   For the avoidance of doubt, nothing in Section 4.2(a) shall restrict or limit any discussions or negotiations between Investor and its Affiliates, on the one hand, and the Other Investor and its Affiliates, on the other hand, provided, that such discussions or negotiations would not reasonably be expected to require an announcement or disclosure of the type set forth in clause (x) or (y) of Section 4.2(a)(ix).
Section 4.3.   Non-Solicitation.   Investor agrees that during the term of this Agreement and for the one (1) year period following the termination of this Agreement in accordance with its terms, it shall not, and its shall cause its Affiliates not to, hire, solicit for employment or employ any officers or other members of senior management of the Company Group; provided, however, that Investor and its Affiliates shall not be prohibited from (a) soliciting for employment any such person pursuant to a general solicitation or advertisement that is not specifically directed to the Company Group’s employees or (b) hiring, soliciting for employment or employing any such person who has been terminated by the Company Group or, other than as a result of a breach of such Investor’s obligations under this Section 4.3, who has resigned from the Company Group, in each case, at least six (6) months prior to such hiring, solicitation for employment or employment.
Section 4.4.   Structural Restrictions.   For the avoidance of doubt, in the event Investor is not permitted to directly or indirectly invest in securities of the Company, Canadian LP or any other entity in connection with the Company Group to which are attached more than thirty percent (30%) of the votes that may be cast to elect or remove the directors (or members of a similar governing body) of such entity, then at no time will Investor be required to hold in any entity to the extent Investor would hold, directly or indirectly, securities of any such entity to which are attached more than thirty percent (30%) of the votes that may be cast to elect or remove the directors (or members of a similar governing body) of such entity; provided, that the Company and Investor shall cooperate in good faith to implement a structure to ensure Investor does not violate such thirty percent (30%) rule (it being understood that any such structure shall not result in adverse tax or other consequences for any members of the Company Group or its shareholders).
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.1.   Representations and Warranties of Investor.   Investor hereby represents and warrants to the Company that as of the date hereof and as of the date of the Closing:
(a)   Investor has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. Investor is duly organized and validly existing under the laws of its jurisdiction of incorporation, and the execution of this Agreement, and the consummation of Investor’s obligations hereunder, have been authorized by all necessary corporate action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.
(b)   This Agreement has been duly authorized, executed and delivered by Investor, and, assuming the due execution and delivery of this Agreement by the other party hereto, this Agreement constitutes a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)   The execution, delivery and performance by Investor of this Agreement and the agreements contemplated hereby and the consummation by Investor of its obligations hereunder do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law applicable to Investor or its properties or assets, (ii) conflict with or result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which Investor is a party or by which Investor or its properties or assets are bound or (iii) conflict with or result in a breach under any constitutive document of Investor.
(d)   Other than any consents that have already been obtained or will be obtained in connection with consummation of the transactions contemplated by the Integration Agreement, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by Investor in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation by Investor of its obligations hereunder.
Section 5.2.   Representations and Warranties of the Company.   The Company hereby represents and warrants to Investor that as of the date hereof and as of the date of the Closing:
(a)   The Company has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and the execution of this Agreement, and the consummation of the Company’s obligations hereunder, have been authorized by all necessary corporate action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.
(b)   This Agreement has been duly authorized, executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement by the other party hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
(c)   The execution, delivery and performance by the Company of this Agreement and the agreements contemplated hereby and the consummation by the Company of its obligations hereunder do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law applicable to the Company or its properties or assets, (ii) conflict with, result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Company is a party or by which the Company or its properties or assets are bound or (iii) conflict with, or result in a breach under, any constitutive document of the Company.
(d)   Other than any consents that have already been obtained or will be obtained in connection with consummation of the transactions contemplated by the Integration Agreement, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation by the Company of its obligations hereunder.
ARTICLE VI
MISCELLANEOUS
Section 6.1.   Effective Time.   The effectiveness of this Agreement is conditioned on Closing. In the event that the Integration Agreement terminates prior to the Closing, this Agreement shall be void ab initio.
Section 6.2.   Entire Agreement.   The Transaction Agreements and all of the other Exhibits, Annexes and Schedules hereto and thereto constitute the entire understanding and agreement between the parties as to the matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto between the parties as to the matters covered herein and therein. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, this Agreement shall govern as among the parties hereto. In the event of any inconsistency between the Transaction Agreements and the policies of the Company (including the policies of the Board), the Transaction Agreements shall govern.
Section 6.3.   Most Favored Nation.   On the date hereof, the Company is entering into the Other IRA with Other Investor. The Company agrees that it will not amend, modify or supplement the Other IRA to provide Other Investor with terms that are more favorable in respect of their position as a holder of Share Equivalents than those terms provided to Investor pursuant to this Agreement without the express prior consent of Investor.
Section 6.4.   Assignment of Rights.
(a)   Except as set forth in Section 6.4(b), neither the rights nor the obligations of Investor hereunder shall be assigned in whole or in part without the prior written consent of the Company and, if occurring prior to the Special Board Date, approved by a majority of the Specially Designated Directors then in office and any such purported assignment in violation of this Section 6.4(a) shall be null and void and of no effect.
(b)   The rights and obligations of Investor hereunder are assignable:
(i)   in whole or in part to an Affiliate of Investor (provided that any such assignment shall not relieve Investor of any obligations hereunder); or
(ii)   with respect to Investor’s right to appoint one (1) and only one (1) Investor Director Designee to the Board pursuant to Section 2.1(b) and the corresponding rights under Section 2.1(c) and Section 2.4 (and no other rights whatsoever), to any Person in connection with the transfer of Share Equivalents held by Investor to such Person (a “Designated Assignee”); provided, that (A) such right to appoint one (1) Investor Director Designee to the Board may only be assigned to one (1) Designated Assignee, (B) such assignment pursuant to this Section 6.4(b)(ii) shall only be permitted if such Designated Assignee acquires from Investor or any Affiliate thereof a number of (x) Share Equivalents representing a Share Ownership Percentage of not less than nine and nine-tenths percent (9.9%) and (y) Share Equivalents representing not less than five percent (5%) of the number of Fully Diluted Common Shares outstanding as of the date of such assignment, (c) such assigned right shall automatically terminate and be of no further force or effect at such time as Designated Assignee is no longer a 5% Holder and (D) the obligations of Investor in this Agreement, including without limitation, those set forth in Sections 3.2 and 4.2, are specific to Investor and are not required to be assumed by any Designated Assignee in connection with the transfer of Share Equivalents. For the avoidance of doubt, the right to assign set forth in this Section 6.4(b)(ii) may only be utilized one (1) time and such assigned right shall not be subject to further assignment by the Permitted Assignee.
(c)   The Company acknowledges and agrees that: (i) the rights and powers of any Designated Assignee shall include the rights and powers of a “Designated Assignee” as defined in the Articles, and (ii) a Designated Assignee shall be entitled to exercise its right to nominate an Investor Director Designee, notwithstanding the termination of this Agreement or the reduction in the number of directors Investor can designate pursuant to Section 2.1(b), so long as such Designated Assignee is a 5% Holder.
(d)   The rights and obligations of the Company hereunder shall not be assigned without the prior written consent of Investor, and any such purported assignment in violation of this Section 6.4(d) shall be null and void and of no effect.
Section 6.5.   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)   This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “Jurisdiction”) without giving effect to any laws, rules or provisions of the Jurisdiction that would cause the application of the laws, rules or provisions of any jurisdiction other than the Jurisdiction.
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of this Agreement or the transactions contemplated hereby exclusively in the courts of the Province of British Columbia (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 6.10.
(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(C).
Section 6.6.   Obligations; Remedies.   The Company and Investor shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including reasonable and documented, out-of-pocket costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement without the necessity of proving the inadequacy of monetary damages as a remedy, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.
Section 6.7.   Amendment and Waiver.
(a)   The terms and provisions of this Agreement may be:
(i)   modified or amended at any time and from time to time only in a writing signed by each of the Company (which, prior to the Special Board Date, must be approved by a majority of the Specially Designated Directors then in office), Investor and, prior to the termination of the Other IRA, the Other Investor; or
(ii)   waived in a writing signed by the party to be bound by such waiver; provided, that any waiver binding the Company must, prior to the Special Board Date, be approved by a majority of the Specially Designated Directors then in office and, prior to the termination of the Other IRA, be approved in writing by Other Investor.

(b)   Any amendment or modification effected in accordance with the foregoing shall be effective and binding on the Company and Investor and any waiver effected in accordance with the foregoing shall be effective and binding on the party granting such waiver.
(c)   Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.
(d)   Neither the Investor nor the Company shall have any obligation to provide any consent under, or agree to any modification or amendment of, this Agreement. All decisions of the Investor or the Company regarding any such consent, modification or agreement shall be made in the sole and absolute discretion of the Investor or the Company, as the case may be.
(e)   Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors.
Section 6.8.   Termination.   This Agreement shall terminate (x) automatically (without any action by any party hereto) when Investor no longer has the right to designate at least one Investor Director Designee, it being understood that the continuing right of the Investor’s Designated Assignee to designate a director shall be excluded for such purpose, or (y) upon the earlier written notice by the Investor to the Company that it elects to irrevocably terminate this Agreement. In the event of any termination of this Agreement as provided in this Section 6.8, this Agreement shall forthwith become of no further force or effect (except for Section 2.7, Section 4.3 and ARTICLE VI, which shall survive for a period of one (1) year following such termination) and there shall be no liability on the part of any parties hereto or their respective Affiliates. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any breach of this Agreement prior to the date of its termination.
Section 6.9.   Non-Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company and Investor covenant, agree and acknowledge that no Person (other than the parties hereto and their respective successors and permitted assigns) has any obligations hereunder, and that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, shareholder, member or partner of Investor or the Company or of any Affiliate thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, partners, managers or shareholders of Investor or any Affiliate thereof or the Company or any Affiliate thereof (or their respective successors or permitted assigns) or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, partners, managers or shareholders of any of the foregoing, as such, for any obligation of Investor or the Company (or their respective successors or permitted assigns) under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
Section 6.10.   Notices.
(a)   All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next Business Day; provided, that if sent by electronic mail, the notice, demand or other communication shall be confirmed by the same being sent by either (i) reputable express courier service (charges prepaid) or (ii) certified or registered mail, postage prepaid. NOTWITHSTANDING ANY PROVISION OF THE ARTICLES OR THE PARTNERSHIP AGREEMENT, ANY NOTICE TO INVESTOR OR ITS AFFILIATES IN ITS CAPACITY AS A STOCKHOLDER OF THE COMPANY OR A PARTNER OF THE PARTNERSHIP WILL BE EFFECTIVE ONLY IF DELIVERED IN WRITING AND EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF THIS Section 6.10.

(b)   Notices, demands and other communications, in each case to the respective parties, shall be sent to the applicable address set forth below:
if to the Company, to:
Telesat Canada
160 Elgin Street, Suite 2100
Ottawa, Ontario, Canada K2P 2P7
Attn: Chris DiFrancesco
Email: CDiFrancesco@telesat.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: John L. Robinson
Email: JLRobinson@wlrk.com
if to Investor, to:
c/o Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West
Suite 1400
Montréal, Québec
Attn: Senior Vice President and Global Head of Credit and Private Equity Investments
Email: privateequity@investpsp.ca
with a copy to: legalnotices@investpsp.ca
with a concurrent copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Doug Warner
Email: doug.warner@weil.com
(c)   The Company shall, within two (2) Business Days of receipt thereof, provide to Other Investor a copy of all notices given or received under the Other IRA and the Partnership Agreement.
Section 6.11.   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 6.12.   No Third-Party Beneficiaries.This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns (provided this Agreement shall not be binding upon, but Section 6.4(b)(ii) and Section 6.4(c) (and the rights granted to a Designated Assignee thereunder) will inure to the benefit of, a Designated Assignee as provided in this Agreement), and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 2.5, Section 6.9 and this Section 6.12.
Section 6.13.   Recapitalizations; Exchanges, Etc.   The provisions of this Agreement shall apply to the full extent set forth herein with respect to Share Equivalents, to any and all shares of capital stock of the Company or partnership interests in Canadian LP or any successor or assign of the Company or Canadian LP (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Share Equivalents, by reason of a stock dividend, stock split, share consolidation, stock issuance, reverse stock split, combination, recapitalization, reclassification, arrangement, amalgamation, merger, consolidation or otherwise.
Section 6.14.   Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.14.
Section 6.15.   Headings.   The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.
TELESAT CORPORATION
By:
/s/ Christopher S. DiFrancesco

Name:
Christopher S. DiFrancesco

Title:
Vice President, General Counsel and
Secretary

PUBLIC SECTOR PENSION INVESTMENT BOARD
By:
/s/ Guthrie Stewart

Name:
Guthrie Stewart

Title:
Authorized Signatory

By:
/s/ David Morin

Name:
David Morin

Title:
Authorized Signatory

ANNEX K
TELESAT CORPORATION
REGISTRATION RIGHTS AGREEMENT
Dated as of November 23, 2020

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT is made as of November 23, 2020 (to become effective only upon the Closing in accordance with Section 6.1), by and between Telesat Corporation, a British Columbia company (together with its successors and assigns, the “Company”), Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada (“Polaris”), Red Isle Private Investments Inc., a corporation incorporated under the Laws of Canada (“Rover”), MHR Fund Management LLC, a Delaware limited liability company (“Meteor”), the other Meteor Holders signatory hereto and the other Meteor Investors signatory hereto. Reference is made to that certain Transaction Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Polaris, Rover, Telesat Partnership LP, a limited partnership formed under the laws of Ontario, Canada (“Canadian LP”), and certain other parties thereto (as it may be amended, supplemented, restated or modified in accordance with its terms and the terms of the Voting Support Agreement, dated the date hereof, by and among Telesat Canada, a corporation incorporated under the laws of Canada, Polaris, and the Meteor-affiliated parties signatory thereto, from time to time after the date of this Agreement, the “Integration Agreement”).
WHEREAS, on the terms and subject to the conditions set forth in the Integration Agreement, the parties thereto have agreed to an “integration” transaction that will result in (a) certain classes of Common Shares of the Company becoming publicly traded, and (b) the issuance of certain limited partnership units of Canadian LP (the “Exchangeable Units”) exchangeable into certain classes of shares in accordance with their terms; and
WHEREAS, in connection with the consummation of the transactions contemplated by the Integration Agreement, the Investors will receive Common Shares and Exchangeable Units and the parties hereto desire to enter into this Agreement, to become effective only upon the Closing in accordance with Section 6.1, to set forth agreements regarding registration rights and certain other rights as investors in the Company after consummation of such transactions (the “Closing”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.   Definitions.   As used in this Agreement, the following terms shall have the meanings set forth below:
“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company: (a) would be required to be made in any Registration Statement filed with the SEC or any Canadian Preliminary Prospectus or Canadian Prospectus filed with any Canadian Securities Authority so that, in the case of a Registration Statement, such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or, in the case of a Canadian Preliminary Prospectus or Canadian Prospectus, so that such Canadian Preliminary Prospectus or Canadian Prospectus contains full, true and plain disclosure of all material facts relating to the securities distributed thereunder and does not contain a misrepresentation; (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or the filing of such Canadian Preliminary Prospectus or Canadian Prospectus; and (c) the Company has a bona fide business purpose for not disclosing publicly.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, controls, is controlled by or is under common control with such Person; provided, however, that, the Company and its Subsidiaries shall not be deemed to be an Affiliate of the Investors. The term “control” (including the terms “controlled by” and “under common control with”) as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise to control such

Person within the meaning of such term as used in Rule 405 under the Securities Act. “Controlled” and “controlling” have meanings correlative to the foregoing.
“Aggregate Offering Price” means the aggregate offering price of Registrable Securities in any offering, calculated based upon the Fair Market Value of the Registrable Securities as of the date that the applicable Demand Registration Request or Shelf Takedown Notice is delivered without any deduction for anticipated expenses or underwriter’s discounts and commissions.
“Agreement” means this Registration Rights Agreement, as the same may be amended, supplemented, restated or modified.
“Automatic Demand Registration” shall have the meaning set forth in Section 2.1(a)(ii).
“Board” means the board of directors of the Company as constituted from time to time.
“Bought Deal” means an underwritten Public Offering made on a “bought deal” basis in one or more Canadian provinces or territories pursuant to which an underwriter has committed to purchase securities of the Company in a “bought deal” letter prior to the filing of a prospectus under Canadian Securities Laws.
“Business Day” means any day other than a Saturday, Sunday, a day on which banking institutions in New York City or the City of Montréal are authorized or required by law to be closed or a day on which the New York Stock Exchange, the NASDAQ Stock Market or the Toronto Stock Exchange is closed for trading.
“Canadian Base Shelf Prospectus” shall have the meaning set forth in Section 2.2(h)(i).
“Canadian LP” shall have the meaning set forth in the preamble.
“Canadian Preliminary Prospectus” means a preliminary prospectus in respect of Common Shares or other securities which (unless the context requires otherwise) has been filed with and a receipt issued therefor by the applicable Canadian Securities Authorities, including, without limitation all amendments and all supplements thereto and all documents incorporated or deemed to be incorporated by reference therein and includes, as applicable, a Preliminary Canadian Base Shelf Prospectus.
“Canadian Prospectus” means a final prospectus in respect of Common Shares or other securities which (unless the context requires otherwise) has been filed with and a receipt issued therefor by the applicable Canadian Securities Authorities, including, without limitation all amendments and all supplements thereto and all documents incorporated or deemed to be incorporated by reference therein, and includes, as applicable, a Canadian Base Shelf Prospectus and a Canadian Shelf Supplement.
“Canadian Securities Authorities” means the securities commissions or securities regulatory authorities in each of the provinces and territories of Canada.
“Canadian Securities Laws” means the securities Laws of each of the provinces and territories of Canada, the forms and disclosure requirements made or promulgated under those Laws and companion policies of or administered by the Canadian Securities Authorities, and applicable discretionary rulings, blanket orders or orders issued by the Canadian Securities Authorities pursuant to such Laws and policy statements, all as amended and in effect from time to time.
“Canadian Shelf Registration Request” shall have the meaning set forth in Section 2.2(h)(i).
“Canadian Shelf Supplement” shall have the meaning set forth in Section 2.2(h)(iii).
“Canadian Shelf Takedown Notice” shall have the meaning set forth in Section 2.2(h)(i).
“Catch-Up Sale” means a Transfer, as designated by Polaris, by the Polaris Investors to any Person (other than any Affiliate of such Polaris Investors or to the Meteor Investors) of up to a number of Common Shares equal to the number of Common Shares distributed by the Meteor Investors pursuant to the Permitted Exceptions, in each case, from time to time and in the aggregate.
“Chosen Courts” shall have the meaning set forth in Section 6.4(b).

“Closing” shall have the meaning set forth in the preamble.
“Closing Date” shall have the meaning set forth in the Integration Agreement.
“Common Shares” means Class A common shares of the Company, Class B common shares of the Company or Class C limited voting shares and Class C fully voting shares of the Company as the context requires in accordance with the Governing Documents.
“Company Indemnitee” shall have the meaning set forth in Section 2.9(e).
“CUSIP” means the Committee on Uniform Securities Identification Procedures.
“Demand Canadian Preliminary Prospectus” shall have the meaning set forth in Section 2.1(a).
“Demand Canadian Prospectus” shall have the meaning set forth in Section 2.1(c).
“Demand Notice” shall have the meaning set forth in Section 2.1(a)(i).
“Demand Registration” shall have the meaning set forth in Section 2.1(a)(i).
“Demand Registration Request” shall have the meaning set forth in Section 2.1(a)(i).
“Demand Registration Statement” shall have the meaning set forth in Section 2.1(a)(i).
“Demand Suspension” shall have the meaning set forth in Section 2.1(f).
“Exchange” or “exchange” shall have the meaning set forth in Section 4.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“Exchange Amount” shall have the meaning set forth in Section 4.1.
“Exchange Notice” shall have the meaning set forth in Section 4.1.
“Exchangeable Units” shall have the meaning set forth in the recitals.
“Fair Market Value” means, with respect to any Registrable Securities as of any applicable date of determination, the volume weighted average trading price calculated for the five (5) trading days immediately preceding the date of determination as reported on the stock exchange or securities market on which the highest aggregate number of Registrable Securities have been traded for the twelve month period immediately preceding the date of determination.
“FINRA” means the Financial Industry Regulatory Authority.
“Governmental Authority” means any United States, Canada or foreign government, any state, provincial, territorial or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any member of the Canadian Securities Authorities, the SEC, any securities exchange on which any Common Shares or other securities are listed or posted for trading, or any other authority, agency, department, board, commission, foreign governmental or non-governmental self-regulatory organization, or instrumentality of Canada or the United States, any province or territory of Canada, State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction.
“Governing Documents” means the articles and notice of articles or other equivalent organizational or governing documents of the Company.
“Holders” means the Meteor Holders and the Polaris Holders.
“IIROC” means the Investment Industry Regulatory Organization of Canada.
“Integration Agreement” shall have the meaning set forth in the preamble.

“Investor Rights Agreement” means, as the context requires, (i) that certain Investor Rights Agreement, dated as of the date hereof, by and between the Company and Polaris or (ii) that certain Investor Rights Agreement, dated as of the date hereof, by and between the Company and Meteor, in each case, as from time to time amended.
“Investors” means the Meteor Investors and the Polaris Investors.
“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.
“Law” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and (b) all judgments, injunctions, orders and decrees of any Governmental Authority in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.
“Lock-Up Period” means the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date.
“Loss” shall have the meaning set forth in Section 2.9(a).
“marketing materials” shall have the meaning set forth in NI 41-101.
“Maximum Tag Amount” means, with respect to the Tagging Investor, at the time of determination, the product of (a) a number, expressed as a percentage, the numerator of which is the number of Common Shares proposed to be Transferred by the Selling Investor (as if there were to be no participation by a Tagging Investor), and the denominator of which is the total number of Common Shares owned by the Selling Investor, multiplied by (b) the total number of Common Shares owned by the Tagging Investor.
“Meteor Holders” means Meteor and their respective Affiliates that hold Registrable Securities (such persons being deemed for purposes of this definition to hold Registerable Securities issuable upon exercise, conversion or exchange of any security that is (or with the passage of time will be) exercisable for, convertible into or exchangeable for, as of any such date of determination, Registrable Securities without payment to the Company of any additional consideration, including the Exchangeable Units).
“Meteor Investors” means Meteor and its respective Affiliates that hold Share Equivalents.
“MHR 1996 Vintage Fund” means, collectively, MHR Institutional Partners LP, MHRA LP and MHRM LP.
“NI 41-101” means National Instrument 41-101 General Prospectus Requirements.
“NI 44-101” means National Instrument 44-101 Short Form Prospectus Distributions.
“NI 44-102” means National Instrument 44-102 Shelf Distributions.
“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Canadian LP, dated as of the date hereof, by and among the Company, Rover, each other limited partner admitted to Canadian LP in accordance with the terms thereof and, solely for purposes of Section 3.22 thereof, Polaris.
“Participation Conditions” shall have the meaning set forth in Section 2.2(e)(ii).
“Permitted Exceptions” means a distribution by the person in MHR 1996 Vintage Fund to their respective direct or indirect interest holders of up to 2,634,891 Common Shares in the aggregate as appropriately adjusted for any stock dividend, stock split, reverse stock split, combination, reclassification, exchange or other similar recapitalization; provided such distribution is in compliance with the terms and conditions of the Governing Documents.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or any other entity or organization of whatever nature and shall include any successor (by merger or otherwise) of such entity or organization.
“Piggyback Notice” shall have the meaning set forth in Section 2.3(a).
“Piggyback Registration” shall have the meaning set forth in Section 2.3(a).
“Polaris Holders” means Polaris and Rover and their respective Affiliates that hold Registrable Securities (such persons being deemed for purposes of this definition to hold Registerable Securities issuable upon exercise, conversion or exchange of any security that is (or with the passage of time will be) exercisable for, convertible into or exchangeable for, as of any applicable date of determination, Registrable Securities without payment to the Company of any additional consideration, including the Exchangeable Units).
“Polaris Investors” means Polaris and Rover and their respective Affiliates that hold Share Equivalents.
“Potential Takedown Participant” shall have the meaning set forth in Section 2.2(e)(ii).
“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to (a) an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4, Form F-4 or Form S-8 or any successor form), (b) a Canadian Prospectus or (c) a combination of (a) and (b) above.
“Registrable Securities” means all Common Shares held by each Holder, as well as any Common Share or other securities issued as (or issuable upon the conversion, exchange or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement generally of, such Common Share, including, without limitation, Common Shares issued in exchange for Exchangeable Units; provided, that any particular Registrable Securities shall cease to be Registrable Securities when (a) (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement or (ii) such securities shall have been qualified for distribution under applicable Canadian Securities Laws in any province or territory of Canada pursuant to the filing with the applicable Canadian Securities Authorities of a Canadian Prospectus and the issuance of a receipt therefor, and such securities shall have been disposed of thereunder, (b) such securities shall have been Transferred pursuant to Rule 144, (c) both (i) such Holder is able to immediately sell such securities under Rule 144 without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144), as reasonably determined by the Holder, and (ii) the trade of such securities by such Holder in Canada would not constitute a “distribution” as such term is defined under applicable Canadian Securities Laws that is a “control distribution” as such term is defined in National Instrument 45-102 Resale of Securities, (d) each of (i) such securities have been otherwise transferred in a transaction that constitutes a sale thereof under the Securities Act, (ii) the Company has delivered to the Holder’s transferee a new certificate or other evidence of ownership for such shares not bearing the Securities Act restricted stock legend, and (iii) such shares may be resold or otherwise transferred by such transferee without subsequent registration under the Securities Act including pursuant to Rule 144 without any restriction on transfer including without application of paragraphs (b), (d), (e), (f) and (h) of Rule 144, or (e) such securities shall have ceased to be outstanding.
“Registration” means (a) a registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement, (b) the qualification of any Registrable Securities for distribution under applicable Canadian Securities Laws in any provinces or territories of Canada by way of a Canadian Prospectus, or (c) a combination of (a) and (b) above. The terms “register”, “registered” and “registering” shall have correlative meanings.
“Registration Expenses” shall have the meaning set forth in Section 2.8(a)(xi).
“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related U.S. Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related U.S. Prospectus) filed on Form S-4, Form F-4 or Form S-8 or any successor form thereto.
“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.
“Rule 144” means Rule 144 under the Securities Act (or any successor rule).
“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.
“Secondary Indemnitors” shall have the meaning set forth in Section 2.9(e).
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“Securities Authorities” means the SEC and the Canadian Securities Authorities or applicable securities authorities of any other jurisdiction.
“Selling Holder Information” shall have the meaning set forth in Section 2.9(a).
“Selling Investor” shall have the meaning set forth in Section 3.1.
“Share Equivalents” means (a) Common Shares, and (b) the Common Shares issuable upon exercise, conversion or exchange of any security that is (or with the passage of time will be) exercisable for, convertible into or exchangeable for, as of any applicable date of determination, Common Shares without payment to the Company of any additional cash consideration, and including all Common Shares issuable (or that with the passage of time will be issuable) in exchange for the Exchangeable Units.
“Shelf Takedown Notice” means a Canadian Shelf Takedown Notice or a U.S. Shelf Takedown Notice.
“Specially Designated Director” shall have the meaning ascribed to such term in the Company’s Articles.
“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds shares, stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding shares, stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding shares, stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.
“Tag-Along Acceptance” shall have the meaning set forth in Section 3.2.
“Tag-Along Maximum Amount” shall have the meaning set forth in Section 3.1.
“Tag-Along Notice” shall have the meaning set forth in Section 3.1.
“Tag-Along Sale” shall have the meaning set forth in Section 3.1.
“Tag-Along Sale Closing Date” shall have the meaning set forth in Section 3.1.
“Tag-Along Transfer Amount” shall have the meaning set forth in Section 3.1.
“Tagging Investor” shall have the meaning set forth in Section 3.1.
“Transfer” means, with respect to any Common Shares, and the beneficial interest therein, a direct or indirect transfer, sale, or exchange thereof, including the grant of an option or right to acquire Common Shares (but for the avoidance of doubt, excluding any bona fide pledge, encumbrance or hypothecation or similar transaction and any foreclosure or sale pursuant thereto upon a default on the underlying obligation), whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold (such Holders being deemed for purposes of this definition to hold Registerable Securities issuable upon exercise, conversion or exchange of any security that is exercisable for, convertible into or exchangeable for, as of any applicable date of determination, Registrable Securities without payment to the Company of any additional cash consideration, including all Common Shares issuable (or that prior to the effective date of the applicable registration statement with the passage of time will be so issuable) in exchange for the Exchangeable Units).
“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.
“Underwritten U.S. Shelf Takedown” means an Underwritten Public Offering pursuant to an effective U.S. Shelf Registration Statement.
“U.S. Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.
“U.S. Shelf Period” shall have the meaning set forth in Section 2.2(c).
“U.S. Shelf Registration” shall have the meaning set forth in Section 2.2(a).
“U.S. Shelf Registration Notice” shall have the meaning set forth in Section 2.2(b).
“U.S. Shelf Registration Request” shall have the meaning set forth in Section 2.2(a).
“U.S. Shelf Registration Statement” shall have the meaning set forth in Section 2.1(b)(i).
“U.S. Shelf Suspension” shall have the meaning set forth in Section 2.2(d).
“U.S. Shelf Takedown Notice” shall have the meaning set forth in Section 2.2(e)(ii).
“U.S. Shelf Takedown Request” shall have the meaning set forth in Section 2.2(e)(i).
“Wholly-Owned Affiliate” means, with respect to any Person, any Affiliate of such Person all of the equity interests of which are directly or indirectly beneficially owned by that same Person.
“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.
ARTICLE II
REGISTRATION RIGHTS
Section 2.1.   Demand Registration.
(a)   Request for Demand Registration.
(i)   At any time following the Closing Date (A) Polaris on behalf of the Polaris Holders (in such capacity, the “Polaris Requesting Holder”), and (B) Meteor on behalf of the Meteor Holders (in such capacity the “Meteor Requesting Holder”, and together with the Polaris Requesting Holder, the “Requesting Holders”) shall have the right to make a written request from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by such Holders (such Holders being deemed for purposes of this Article II to hold Registerable Securities issuable (or with the passage of time will be so issuable)

upon exercise, conversion or exchange of any security that is exercisable for, convertible into or exchangeable for, as of any applicable date of determination, Registrable Securities without payment to the Company of any additional cash consideration, and including all Common Shares issuable (or that with the passage of time will be issuable) in exchange for the Exchangeable Units); provided, the Company shall not be required to effect more than two Demand Registration Requests initially delivered by the Polaris Requesting Holder or two Demand Registration Requests initially delivered by the Meteor Requesting Holder pursuant to this Section 2.1. Any such Registration pursuant to a Demand Registration Request or the Automatic Demand Registration (as defined below) shall hereinafter be referred to as a “Demand Registration.” Each Demand Registration Request shall specify (A) the aggregate amount of Registrable Securities held by applicable Holders to be registered, (B) the intended method or methods of disposition thereof, including whether it is intended to be an Underwritten Public Offering and (C) the jurisdiction(s) in which the Registration is to take place. Upon receipt of a Demand Registration Request and, subject to Section 2.1(a)(ii), in connection with the Automatic Demand Registration, the Company shall as promptly as practicable: (y) file a Registration Statement or Canadian Prospectus (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly filed, declared effective under, and obtain issuance receipts with respect to, as may be reasonably requested by any Holder whose securities are to be included in such sale under: (A) the Securities Act and (B) the applicable Canadian Securities Authorities; and/or (z) file a Canadian Preliminary Prospectus (a “Demand Canadian Preliminary Prospectus”) and a Canadian Prospectus (a “Demand Canadian Prospectus”) relating to such Demand Registration, with the applicable Canadian Securities Authorities and use its reasonable best efforts to secure the issuance of a receipt therefor, including, if necessary or useful, in reliance upon the post-receipt pricing procedures under National Instrument 44-103 Post-Receipt Pricing.
(ii)   Automatic Demand Registration.   As promptly as practicable following the Closing Date, (a) the Company shall use its reasonable best efforts to file a Demand Registration Statement for the Registration of all or part of the Registrable Securities held by the Holders to enable the offering, sale and distribution of the related Registrable Securities in accordance with the intended method of distribution thereof as expeditiously as reasonably practicable (the “Automatic Demand Registration”); provided, however, that such Demand Registration Statement related to the Automatic Demand Registration (x) shall not be made effective prior to the expiration of the Lock-Up Period, and (y) shall not, for purposes of Section 2.1(a)(i), be deemed to be effected pursuant to a Demand Registration Request delivered by either Polaris or Meteor. Unless a Holder provides written notice to the Company within 30 Business Days following the Closing Date, the Demand Registration Statement related to the Automatic Demand Registration shall cover the Registration of all of the Registrable Securities held by such Holder and enable offers and sales utilizing the methods of distributions and in the jurisdictions substantially in the form of Annex A hereto, with such changes as may be agreed by the Holders and the Company.
(b)   Limitation on Demand Registrations.
(i)   Limitation on U.S. Demand Registrations.   The Company shall not be obligated to take any action to effect any Demand Registration under the Securities Act in the United States by a Requesting Holder (i) if the Company qualifies for the use of Form S-3 or Form F-3, or Form F-10 under the Multijurisdictional Disclosure System, promulgated under the Securities Act or any successor form thereto to file a “shelf’ Registration Statement with the SEC pursuant to Rule 415 under the Securities Act or, in the case of Form F-10, under applicable Canadian shelf prospectus rules (a “U.S. Shelf Registration Statement”), has filed such a U.S. Shelf Registration Statement that has become effective, and such U.S. Shelf Registration Statement is then available for use by the Requesting Holder pursuant to Section 2.2, (ii) if within the preceding 90 days an Underwritten U.S. Shelf Takedown was consummated, or (iii) unless the Aggregate Offering Price of the Registrable Securities subject to the Demand Registration Request is reasonably expected to be at least $35,000,000 (unless the Requesting Holder is proposing to sell all of its remaining Registrable Securities); provided, however, the limitations specified in this Section 2.1(b)(i) shall not apply to the Automatic Demand Registration.

(ii)   Limitations of Canadian Demand Registrations.   The Company shall not be obligated to take any action to effect a Demand Registration under the applicable Canadian Securities Laws by a Requesting Holder (i) if the Company is then eligible to use the Canadian “short form” prospectus and shelf prospectus rules qualifying for distributions of the Registrable Securities to the public, has filed a Canadian shelf prospectus under such rules and obtained a final receipt therefor in each of the provinces and territories of Canada in conformity with the Canadian Securities Laws, and such Canadian shelf prospectus is then available for use by the Requesting Holder to sell pursuant to Section 2.2, (ii) if within the preceding 90 days a receipt was issued for a Demand Canadian Prospectus (or a Canadian Shelf Supplement was filed with the applicable Canadian Securities Authorities pursuant to Section 2.2(h)(iii)) which qualifies for distribution to the public all of the Registrable Securities which the Requesting Holder has requested to be Registered in its Demand Registration Request and such Demand Canadian Prospectus (including such a Canadian Shelf Supplement, if applicable) is then available for use by the Requesting Holder to sell such Registrable Securities in each of the province and territories specified therein, or (iii) unless the Aggregate Offering Price of the Registrable Securities subject to the Demand Registration Request is reasonably expected to be at least $35,000,000 (unless the Requesting Holder is proposing to sell all of its remaining Registrable Securities); provided, however, the limitations specified in this Section 2.1(b)(ii) shall not apply to the Automatic Demand Registration.
(iii)   Maximum Number of Underwritten Public Offerings.   The Company shall not be obligated to take any action to effect more than six Underwritten Public Offerings (in the aggregate), three of which may be initially requested by Meteor and three of which may be initially requested by Polaris. Underwritten Public Offerings effected pursuant to the Automatic Demand Registration shall count as an Underwritten Public Offering with respect to each Holder that includes Registrable Securities in such Underwritten Public Offering (i.e., if each of Meteor and Polaris includes Registrable Securities in any such Underwritten Public Offering, each of Meteor and Polaris will be deemed to have initially requested such Underwritten Public Offering). If Meteor or Polaris request an Underwritten Public Offering that requires both a Registration Statement and a Canadian Prospectus in order to enable an Underwritten Public Offering to be made in the U.S. and Canada, in compliance with the applicable securities laws in the U.S. and Canada, such Underwritten Public Offering will be deemed to be one Underwritten Public Offering.
(c)   Demand Notice.   Promptly upon receipt of a Demand Registration Request pursuant to Section 2.1 (but in no event more than two Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Holders and the Demand Notice shall offer each such Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Holder may request in writing. Subject to Section 2.1(g), the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 Business Days after the date that the Demand Notice was delivered.
(d)   Demand Withdrawal.   The Requesting Holder may withdraw all or any portion of their Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the Demand Registration Statement or the filing of the Demand Canadian Prospectus, as applicable. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included by the applicable Requesting Holder in such Demand Registration, the Company shall cease all efforts to pursue or consummate such Demand Registration.
(e)   Effective Registration.   The Company shall
(i)   use reasonable best efforts to cause any Demand Registration Statement to become effective and remain effective for not less than 180 days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a U.S. Prospectus is required by Law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer; provided, however, if such Demand Registration Statement is a shelf resale registration statement, the Company shall use its reasonable best efforts to keep such registration statement continually effective under the Securities Act in order to permit the U.S. Prospectus forming part of the registration statement to be usable by Holders until the date as of which all Registrable Securities have been sold (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or, in the case of the Automatic Demand Registration, until such time as the Company has filed a U.S. Shelf Registration Statement that has become effective registering all of the Registrable Securities that remained registered on the Automatic Demand Registration Statement at such time (unless a Holder provides written notice to the Company within 11 months following the Closing Date that such U.S. Shelf Registration Statement shall cover a different number of the Holder’s Registrable Securities), and such U.S. Shelf Registration Statement is then available for use by the Holders pursuant to Section 2.2; and
(ii)   from the period beginning on the filing of any Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus until the completion of the distribution of the Registrable Securities covered by such Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus (or the closing date of the offering of such Registrable Securities thereunder, if later), comply with section 57 of the Securities Act (Ontario) and the comparable provisions of other applicable Canadian Securities Laws, and prepare and file promptly any prospectus or marketing material amendment which, in the opinion of the Company, acting reasonably, may be necessary or advisable, and will otherwise comply with all legal requirements and take all actions necessary to continue to qualify such Registrable Securities for distribution in the applicable provinces and territories of Canada for as long as may be necessary to complete the distribution of such Registrable Securities.
(f)   Delay in Filing; Suspension of Registration.   If the Company determines in good faith that the filing, initial effectiveness or continued use of a Demand Registration Statement (including in connection with the Automatic Demand Registration) or the filing or continued use of a Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus (including pursuant to Section 2.2(h)) at any time (i) would materially and adversely impede, delay or interfere with any proposed material financing (other than, with respect to the Automatic Demand Registration, any proposed Underwritten Public Offering of securities to be sold for the account of the Company or any of its Subsidiaries), material acquisition, material corporate reorganization or other material transaction involving the Company or (ii) would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, as applicable, the Demand Registration Statement, Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than twice during any 12-month period and each such Demand Suspension may not exceed 60 days. In the case of a Demand Suspension, the Holders agree to suspend use of any applicable U.S. Prospectus, Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall, as promptly as practicable, notify the Holders in writing upon the termination of any Demand Suspension, amend or supplement any U.S. Prospectus, if necessary, so it does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, amend or supplement any Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus, if necessary, so that it contains full, true and plain disclosure of all material facts relating to the securities distributed thereunder and does not contain a misrepresentation or if required by applicable Canadian Securities Laws or as may reasonably be requested by the Holders whose Registrable Securities are covered by such Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus, and furnish to the Holders such numbers of copies of any U.S. Prospectus, Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend: (i) any Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or (ii) any Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus, if required by Canadian Securities Laws or if requested by any Canadian Securities Authorities, or, in each case, as may reasonably be requested by the Holders whose Registrable Securities are included in such Demand Registration Statement, Demand Canadian Preliminary Prospectus or Demand Canadian Prospectus as applicable.
(g)   Priority of Securities Registered Pursuant to Demand Registrations.   If the managing or lead underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration,
(i)   first, allocated to each Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (A) the number of such Registrable Securities requested to be registered or sold by such Holder, and (B) a number of such shares equal to such Holder’s Underwritten Pro Rata Portion, and
(ii)   second, and only if all the securities referred to in clause (i) have been included, the number of other securities proposed to be included therein by any other Persons (including securities to be sold for the account of the Company and/or other holders of Common Shares) that, in the opinion of such managing or lead underwriter or underwriters can be sold without having such adverse effect.
(h)   Resale Rights.   In the event that a Holder requests to participate in a Demand Registration pursuant to this Section 2.1 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by such Holder.
(i)   Lock-Up Period.   Notwithstanding anything to the contrary in this Section 2.1, during the Lock-Up Period the Requesting Holder shall coordinate with the Company with respect to the timing of the effectiveness of the Demand Registration Statement; provided, however, that (a) the Company shall use its reasonable best efforts to effect such Demand Registration Statement and enable the offering, sale and distribution of the related Registrable Securities in accordance with the intended method of distribution thereof as expeditiously as reasonably practicable and (b) such Demand Registration Statement shall not be made effective prior to the expiration of the Lock-Up Period.
Section 2.2.   Shelf Registration.
(a)   Request for U.S. Shelf Registration.
(i)   At any time following the Lock-Up Period that the Company qualifies for the use of a U.S. Shelf Registration Statement, upon the written request by a Requesting Holder from time to time (a “U.S. Shelf Registration Request”), the Company shall promptly file a U.S. Shelf Registration Statement relating to the offer and sale of Registrable Securities as requested by such Requesting Holder from time to time in accordance with the methods of distribution elected by such Requesting Holder, and the Company shall use its reasonable best efforts to cause such U.S. Shelf Registration Statement to promptly become effective under the Securities Act. Any such Registration pursuant to a U.S. Shelf Registration Request shall hereinafter be referred to as a “U.S. Shelf Registration.”
(ii)   If on the date of the U.S. Shelf Registration Request contemplating the filing of a U.S. Shelf Registration Statement, the Company is a WKSI, then the U.S. Shelf Registration Request may request Registration with the SEC of an unspecified amount of Registrable Securities to be sold by unspecified Holders. If on the date of the U.S. Shelf Registration Request, the Company is not a WKSI, then the U.S. Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered. The Company shall provide to the Requesting Holders the information necessary to determine the Company’s status as a WKSI upon request.
(b)   U.S. Shelf Registration Notice.   Promptly upon receipt of a U.S. Shelf Registration Request (but in no event more than three Business Days thereafter), the Company shall deliver a written notice

(a “U.S. Shelf Registration Notice”) of any such request to all other Holders, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the U.S. Shelf Registration Notice shall offer each such Holder the opportunity to include in the U.S. Shelf Registration that number of Registrable Securities as each such Holder may request in writing. The Company shall include in such U.S. Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade” provided such period is at least one Business Day) after the date that the U.S. Shelf Registration Notice has been delivered.
(c)   Continued Effectiveness of U.S. Shelf Registration Statement.   The Company shall use its reasonable best efforts to keep any U.S. Shelf Registration Statement continuously effective under the Securities Act in order to permit the U.S. Prospectus forming part of the U.S. Shelf Registration Statement to be usable by Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the U.S. Shelf Registration Statement as part of another Registration (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); (ii) the date as of which no Holder holds Registrable Securities; and (iii) the Company no longer qualifies for the use of a U.S. Shelf Registration Statement (such period of effectiveness, the “U.S. Shelf Period”).
(d)   Suspension of U.S. Shelf Registration.   If the Company determines in good faith that the continued use of such U.S. Shelf Registration Statement at any time (i) would materially and adversely impede, delay or interfere with any proposed material financing, material acquisition, material corporate reorganization or other material transaction involving the Company or (ii) would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the U.S. Shelf Registration Statement (a “U.S. Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a U.S. Shelf Suspension more than twice during any 12-month period and each such U.S. Shelf Suspension may not exceed 60 days. In the case of a U.S. Shelf Suspension, the Holders agree to suspend use of the applicable U.S. Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall, as promptly as practicable, notify the Holders in writing upon the termination of any U.S. Shelf Suspension, amend or supplement the U.S. Prospectus, if necessary, so it does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the U.S. Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the U.S. Shelf Registration Statement, if required by the registration form used by the Company for the U.S. Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder.
(e)   U.S. Shelf Takedown.
(i)   At any time the Company has an effective U.S. Shelf Registration Statement with respect to a Holder’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, including whether it is intended to be an Underwritten U.S. Shelf Takedown, a Requesting Holder may make a written request (a “U.S. Shelf Takedown Request”) to the Company to effect a Public Offering, including an Underwritten U.S. Shelf Takedown, of all or a portion of such Registrable Securities that may be registered under such U.S. Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the U.S. Shelf Registration Statement as necessary for such purpose.
(ii)   Promptly upon receipt of a U.S. Shelf Takedown Request (but in no event more than two Business Days thereafter) for any Underwritten U.S. Shelf Takedown, the Company shall deliver a notice (a “U.S. Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each a “Potential Takedown Participant”). The U.S. Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten U.S. Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten

U.S. Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 Business Days (or such shorter period as may be reasonably requested by such Requesting Holder in connection with an underwritten “block trade” provided such period is at least one Business Day) after the date that the U.S. Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten U.S. Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten U.S. Shelf Takedown being completed within 10 Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than ninety 90% (or such lesser percentage specified by such Potential Takedown Participant) of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate (the “Participation Conditions”). Notwithstanding the delivery of any U.S. Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten U.S. Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten U.S. Shelf Takedown contemplated by this Section 2.2(e) shall be determined by such Requesting Holder. Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect an Underwritten U.S. Shelf Takedown (i) unless the Aggregate Offering Price from such offering is reasonably expected to be at least $35,000,000 or (ii) more than (y) two times (in the aggregate) initially requested by Meteor and (z) two times (in the aggregate) initially requested by Polaris, in any 12-month period, respectively.
(f)   Priority of Securities Sold Pursuant to U.S. Shelf Takedowns.   If the managing or lead underwriter or underwriters of a proposed Underwritten U.S. Shelf Takedown pursuant to Section 2.2(e) advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten U.S. Shelf Takedown exceeds the number that can be sold in such Underwritten U.S. Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be
(i)   first, allocated to each Holder that has requested to participate in such Underwritten U.S. Shelf Takedown an amount equal to the lesser of (A) the number of such Registrable Securities requested to be registered or sold by such Holder, and (B) a number of such shares equal to such Holder’s Underwritten Pro Rata Portion, and
(ii)   second, and only if all the securities referred to in clause (i) have been included, the number of other securities proposed to be included therein by any other Persons (including securities to be sold for the account of the Company and/or other holders of Common Shares) that, in the opinion of such managing or lead underwriter or underwriters can be sold without having such adverse effect.
(g)   Resale Rights.   In the event that a Holder elects to request a Registration pursuant to this Section 2.2 (including Section 2.2(h)), in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by such Holder.
(h)   Request for Canadian Shelf Registration.
(i)   Upon the written request of a Requesting Holder from time to time (a “Canadian Shelf Registration Request”), the Company shall promptly file with the applicable Canadian Securities Authorities, and use its reasonable best efforts to secure the issuance of a receipt for, a base shelf preliminary prospectus and base shelf (final) prospectus (the “Canadian Base Shelf Prospectus”), and maintain the availability thereof at all times, pursuant to the provisions of NI 44-102 and other applicable Canadian Securities Laws, to qualify the distribution of all of the Registrable Securities in each of the provinces and territories of Canada (or as otherwise determined by the requesting Holder in the Canadian Shelf Registration Request). In such event, the Company shall promptly (but in no event more than two Business Days after receipt of the Canadian Shelf Registration

Request) send to each other Holder a notice (a “Canadian Shelf Takedown Notice”) advising of the receipt of the Canadian Shelf Registration Request.
(ii)   In advance of the expiration of any Canadian Base Shelf Prospectus, except as otherwise jointly directed by Polaris and Meteor, the Company shall renew such Canadian Base Shelf Prospectus in accordance with this Section 2.2(h), such that the Company shall at all times have an effective Canadian Base Shelf Prospectus with enough capacity to allow the sale thereunder of all remaining Registrable Securities.
(iii)   The Company shall satisfy any Demand Registration Request that is submitted pursuant to Section 2.1 at a time that a Canadian Base Shelf Prospectus is effective by filing a supplement to the Canadian Base Shelf Prospectus (a “Canadian Shelf Supplement”) with the applicable Canadian Securities Authorities in accordance with NI 44-102 as soon as practicable and in any event not later than three Business Days after the Demand Registration Request is received. Section 2.1 shall apply mutatis mutandis to any Demand Registration Request effected pursuant to this Section 2.2(h).
Section 2.3.   Piggyback Registration.
(a)   Participation.   If the Company at any time (a) prior to the expiration of the Lock-Up Period proposes to file a Registration Statement that would become effective and/or a Canadian Preliminary Prospectus or a Canadian Prospectus in relation to which the receipt would be issued following the expiration of the Lock-Up Period or (b) following the expiration of the Lock-Up Period proposes to file a Registration Statement, Canadian Preliminary Prospectus or Canadian Prospectus, in either case, with respect to any offering of its equity securities for its own account or for the account of any Holder under the Securities Act, to qualify any of its equity securities for distribution for its own account or for the account of any Holder under applicable Canadian Securities Laws in any province or territory of Canada by way of a Canadian Prospectus or to otherwise conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Person (other than (i) a Registration under Section 2.1 or 2.2, (ii) a Registration on Form S-4, Form F-4 or Form S-8 or any successor form to such forms, (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement, (iv) a Registration of securities in connection with an exchange offer or offering of securities solely to the Company’s existing securityholders in connection with an exchange of Exchangeable Units or (v) a Registration of securities other than Common Shares incidental to an issuance of debt securities), then, as soon as practicable (but in no event less than 10 Business Days prior to the proposed date of filing of such Registration Statement, Canadian Preliminary Prospectus, Canadian Prospectus or Canadian Shelf Supplement in respect of such offering or, in the case of a Public Offering under a U.S. Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders, and such Piggyback Notice shall offer the Holders the opportunity to register under any such Registration Statement or under any applicable Canadian Prospectus, or to include in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 2.3(c), the Company shall include in such Registration Statement, Canadian Preliminary Prospectus or other Canadian Prospectus or in such Public Offering, as applicable, all such Registrable Securities that are requested to be included therein within (other than as contemplated by Section 2.3(b)) five Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the filing of a Canadian Prospectus in connection with such Registration, or the pricing or trade date of a Public Offering under a U.S. Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 2.1 (including pursuant to Section 2.2(h)(iii)) or an Underwritten U.S. Shelf Takedown under Section 2.2, as the case may be, and (ii) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten U.S. Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw prior to the effective date of the Registration Statement filed in connection with such Registration or the filing of a Canadian Prospectus in connection with such Registration.
(b)   Notice.   If the Company receives a Bought Deal letter relating to an offering of the Company’s equity securities as contemplated by Section 2.3(a), the Company shall give the Holders such notice as is practicable under the circumstances given the speed and urgency with which Bought Deals are carried out in common market practice of their rights to participate thereunder and the Holders shall have, notwithstanding the timing otherwise contemplated by Section 2.3(a), at least 24 hours from the time the Company notifies them (in accordance with Section 2.3(a)) of such Bought Deal to provide the Piggyback Notice referred to in Section 2.3(a).
(c)   Priority of Piggyback Registration.   If the managing or lead underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration advises the Company in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be
(i)   first, 100% of the securities that the Company proposes to sell,
(ii)   second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing or lead underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Underwritten Pro Rata Portion, and
(iii)   third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.
(d)   No Effect on Other Registrations.   No Registration of Registrable Securities effected pursuant to a request under this Section 2.3 shall be deemed to have been effected pursuant to Section 2.1 and 2.2 or shall relieve the Company of its obligations under Section 2.1 and 2.2.
Section 2.4.   Lock-Up Agreements.   In connection with each Registration or sale of Registrable Securities pursuant to Section 2.1, 2.2 or conducted in connection with an offering of the Company’s equity securities for its own account as contemplated in Section 2.3, in each case conducted as an Underwritten Public Offering, each Holder agrees, if requested, to become bound by and to execute and deliver such customary agreements, including a lock-up agreement with the underwriter(s) of such Underwritten Public Offering restricting such Holder’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such Holder or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final U.S. Prospectus and/or of the Canadian Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed 90 days plus such additional period as may be required by the Company or an underwriter to accommodate regulatory restrictions on the publication or other distribution of research reports and analyst recommendations and opinions, if applicable, and take all such other customary actions as the managing or lead underwriter(s) of such Underwritten Public Offering reasonably requests in order to expedite or facilitate the disposition of the securities in the Registration. The terms of such lock-up agreements shall be negotiated among the Holders, the Company and the underwriters and shall include customary carve-outs from the restrictions on Transfer set forth therein and be on the same terms and conditions for, and apply to, all Holders and all officers and directors of the Company holding Registrable Securities.
Section 2.5.   Registration Procedures.
(a)   Requirements.   In connection with the Company’s obligations under Section 2.1 to 2.4, the Company shall use its reasonable best efforts to effect such Registration and to permit the offering, sale and distribution of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:
(i)   as promptly as practicable prepare the required Registration Statement and U.S. Prospectus and/or Canadian Preliminary Prospectus and Canadian Prospectus including all exhibits, financial statements and ancillary materials (including all required French translations, including of documents incorporated by reference into the Canadian Preliminary Prospectus and Canadian Prospectus) required under the Securities Act or Canadian Securities Laws to be filed therewith, and, before filing a Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or any amendments or supplements thereto,
(A)   furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement or U.S. Prospectus, if any, or a Canadian Preliminary Prospectus or Canadian Prospectus, copies of all documents prepared to be filed, and any amendments or supplements thereto, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, and
(B)   consider in good faith any changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and, in the case of a Demand Registration, insert therein such material furnished to the Company in writing, which in the reasonable judgment of the Holder(s) should be included;
(ii)   prepare and file with the applicable Securities Authorities such amendments and post-effective amendments to the Registration Statement, such supplements to the U.S. Prospectus and such amendments and supplements to the Canadian Preliminary Prospectus and Canadian Prospectus as may be necessary to keep such Registration Statement or Canadian Prospectus effective for the period of time required by this Agreement or to continue to qualify such Registrable Securities for distribution as required by this Agreement, and comply with provisions of the applicable securities Laws with respect to the sale or other disposition of all securities covered by such Registration during such period in accordance with the intended method or methods of disposition by the sellers thereof and consider in good faith any request for such amendments or supplements as may be reasonably requested by any Holder with Registrable Securities covered by such Registration (to the extent such request relates to information relating to such Holder);
(iii)   notify the participating Holders and the managing or lead underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company,
(A)   when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus, or any amendment or supplement thereto, has been filed (and, in the case of a Canadian Preliminary Prospectus and Canadian Prospectus, when a receipt has been issued therefor),
(B)   of any written comments by the Securities Authorities, or any request by the Securities Authorities or other governmental authority in any jurisdiction for amendments or supplements to any such Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus or Canadian Prospectus or to any marketing materials, or for additional information (whether before or after the effective date of the Registration Statement or date of receipt for the Canadian Preliminary Prospectus or Canadian Prospectus) or any other correspondence with the Securities Authorities relating to, or which may affect, the Registration,
(C)   of the issuance by the Securities Authorities of any stop order suspending the effectiveness of such Registration Statement or any order by the Securities Authorities or any other regulatory authority preventing or suspending the use of any preliminary or final U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials, or the initiation or threatening of any proceedings for such purposes, and
(D)   of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering, sale or distribution in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(iv)   promptly notify each selling Holder and the managing or lead underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which any applicable Registration Statement or the U.S. Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such U.S. Prospectus or any preliminary U.S. Prospectus, in light of the circumstances under which they were made) not misleading or as a result of which any Canadian Preliminary Prospectus or Canadian Prospectus or marketing materials would contain a misrepresentation or any Canadian Preliminary Prospectus or Canadian Prospectus would not contain full, true and plain disclosure of all material facts relating to the securities distributed, when any Issuer Free Writing Prospectus includes any material information that conflicts with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement any such Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials in order to comply with the Securities Act or Canadian Securities Laws, and, as promptly as reasonably practicable thereafter, prepare and file with the SEC and/or the applicable Canadian Securities Authority, and furnish without charge to the selling Holders and the managing or lead underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials which shall correct such misstatement or omission or effect such compliance;
(v)   to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any U.S. Shelf Registration Statement, the Company shall include in such U.S. Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such U.S. Shelf Registration Statement at a later time through the filing of a U.S. Prospectus supplement rather than a post-effective amendment;
(vi)   use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final U.S. Prospectus or of any Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials;
(vii)   consider in good faith such information as the managing or lead underwriter or underwriters and the selling Holders agree should be included in a U.S. Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment relating to the plan of distribution with respect to such Registrable Securities;
(viii)   furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of any applicable Registration Statement, U.S. Prospectus (including each preliminary U.S. Prospectus), Canadian Preliminary Prospectus or Canadian Prospectus and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference) in order to facilitate the disposition of the Registrable Securities by each such Holder or underwriter (it being understood that the Company shall consent to the use of such U.S. Prospectus, Canadian Preliminary Prospectus or Canadian Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering, sale or distribution of the Registrable Securities covered by such U.S. Prospectus, Canadian Preliminary Prospectus or Canadian Prospectus or any amendment or supplement thereto);
(ix)   on or prior to the date on which any applicable Registration Statement becomes effective or any applicable Canadian Prospectus is filed, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing or lead underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” Laws of each state as any such selling Holder or managing or lead underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 2.1 or Section 2.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;
(x)   cooperate with the selling Holders and the managing or lead underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and enable such Registrable Securities to be in such denominations and registered in such names as the managing or lead underwriters may reasonably request prior to any sale of Registrable Securities to the underwriters provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System or with CDS Clearing and Depository Services Inc., as applicable;
(xi)   use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration to be registered with or approved by such governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;
(xii)   not later than the effective date of any applicable Registration Statement or the filing of any applicable Canadian Prospectus, provide a CUSIP number for all Registrable Securities and, as applicable, provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System, or with CDS Clearing and Depository Services Inc., as applicable;
(xiii)   make such representations and warranties to the Holders of which Registrable Securities are being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;
(xiv)   enter into such customary agreements (including underwriting and indemnification agreements) and take all such other customary actions as the selling Holders or the managing or lead underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;
(xv)   obtain for delivery to the Holders of Registrable Securities being registered and to the managing or lead underwriter or underwriters, an opinion or opinions from counsel for the Company dated the date of the closing under the underwriting agreement or for such offering and, if a Canadian Preliminary Prospectus or Canadian Prospectus is filed in Quebec, opinions from Quebec counsel to the Company and the auditors of the Company relating to the translation of the Canadian Preliminary Prospectus and Canadian Prospectus dated the respective dates of the Canadian Preliminary Prospectus and Canadian Prospectus; and in each case, required to be included in the Registration Statement or in form and substance as is customarily given in opinions of outside counsel to the Company to underwriters in Underwritten Public Offerings;
(xvi)   in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing or lead underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any Subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement or Canadian Prospectus) in customary form and covering such matters of the type customarily covered by comfort letters as the managing or lead underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;
(xvii)   cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA or IIROC;
(xviii)   use its reasonable best efforts to comply with all applicable securities Laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;
(xix)   provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration;
(xx)   use its reasonable best efforts to cause all Registrable Securities covered by such Registration to be listed on each securities exchange on which the Common Shares (excluding the Class C shares) are then listed or quoted and on each inter-dealer quotation system on which the Common Shares (excluding the Class C shares) are then quoted;
(xxi)   make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the selling Holders, by any underwriter participating in any Registration and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company reasonably requested by such Holder or underwriter, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available for customary due diligence, including pre-filing and bring down due diligence sessions, and to supply all information reasonably requested by any such Person in connection with such Registration, subject to entry by each such Person into a customary confidentiality agreement in a form reasonably acceptable to the Company;
(xxii)   in the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing or lead underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;
(xxiii)   take no direct or indirect action prohibited by Regulation M under the Exchange Act;
(xxiv)   take all reasonable action to:
(A)   ensure that any Issuer Free Writing Prospectus utilized in connection with such Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related U.S. Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and
(B)   ensure that any marketing materials to be provided in connection with such Registration comply with Canadian Securities Laws and approve in writing all such marketing materials (including as may be reasonably required by any managing or lead underwriter or underwriters) and file such marketing materials to the extent required for the use of such marketing materials under applicable Canadian Securities Laws;
(xxv)   use its reasonable best efforts to take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.
(b)   Company Information Requests.   The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing and which is required by applicable Securities Laws. As promptly as practicable following a Holder obtaining actual knowledge thereof, such Holder agrees to notify the Company of any inaccuracy or change in information previously furnished to the Company by or on behalf of such Holder in respect of such Holder or the happening of any event during the period of distribution of Registrable Securities, in each case as a result of which any Registration Statement filed with the SEC or any Canadian Preliminary Prospectus or Canadian Prospectus filed with any Canadian Securities Authority relating thereto would include an untrue statement of material fact or to omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading, in each case, with respect to such Holder’s Selling Holder Information, and such Holder Agrees to furnish to the Company, as promptly as practicable following obtaining such actual Knowledge thereof, any additional information required to correct and/or update such Registration Statement filed with the SEC or any Canadian Preliminary Prospectus or Canadian Prospectus filed with any Canadian Securities Authority.
(c)   Discontinuing Registration.   Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.5(a)(iii)(C) or Section 2.5(a)(iii)(D), such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement or the distribution of Registrable Securities under such U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials and direct any other Person making dispositions or distributions of Registrable Securities on behalf of such Holder to discontinue such dispositions or distributions, in each case until such Holder’s receipt of the copies of the supplemented or amended U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials contemplated by Section 2.5(a)(iii)(C) or Section 2.5(a)(iii)(D), or until such Holder is advised in writing by the Company that the use of the U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials may be resumed, and, as applicable, has received copies of any additional or supplemental filings that are incorporated by reference in the U.S. Prospectus, Canadian Preliminary Prospectus or Canadian Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of such documents current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which any applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials contemplated by Section 2.5(a)(iii)(C) or Section 2.5(a)(iii)(D) or is advised in writing by the Company that the use of the U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials may be resumed.
Section 2.6.   Underwritten Offerings.
(a)   Shelf and Demand Registrations.   If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Section 2.1 or 2.2, the Company and the

Holders shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the Holders and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no more burdensome to the indemnifying party and no less favorable to the recipient thereof than those provided in Section 2.9 of this Agreement. The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall consider in good faith the suggestions of the Company regarding the form thereof, and such Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters or required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s power and authority to effect such Transfer, information furnished by or on behalf of such Holder expressly for inclusion in any Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials, such Holder’s intended method of distribution, such matters pertaining to such Holder’s compliance with securities Laws as may be reasonably requested by the managing or lead underwriter or underwriters and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder under such agreement shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.
(b)   Piggyback Registrations.   If the Company proposes to register or sell any of its securities as contemplated by Section 2.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 2.3 and, subject to the provisions of Section 2.3(c), use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters or required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s power and authority to effect such Transfer, information furnished by or on behalf of such Holder expressly for inclusion in any Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus, Canadian Prospectus or marketing materials, such Holder’s intended method of distribution, such matters pertaining to such Holder’s compliance with securities Laws as may be reasonably requested by the managing or lead underwriter or underwriters and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.
Section 2.7.   No Inconsistent Agreements; Additional Rights.   Neither the Company nor any of its Subsidiaries shall hereafter enter into, and neither the Company nor any of its Subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. The Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement.
Section 2.8.   Registration Expenses.
(a)   Registration Expenses.   All expenses incident to the Company’s performance of or compliance with Article II of this Agreement shall be paid by the Company, including,
(i)   all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC, FINRA, the Canadian Securities Authorities or IIROC,

(ii)   all fees and expenses in connection with compliance with any securities or “Blue Sky” Laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities),
(iii)   all printing, translation, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including all expenses of any transfer agent and expenses relating to The Depository Trust Company or CDS Clearing and Depository Services Inc. and of printing prospectuses or other offering documents),
(iv)   all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any Subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance),
(v)   Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice,
(vi)   all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system,
(vii)   all reasonable fees and out-of-pocket expenses of (i) one Canadian counsel and one U.S. counsel for the Meteor Holders not to exceed $100,000 in the aggregate, and (ii) one Canadian counsel and one U.S. counsel for the Polaris Holders not to exceed $100,000 in the aggregate,
(viii)   any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities,
(ix)   all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale,
(x)   all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), and
(xi)   all expenses related to any “road show”, including the reasonable out-of-pocket expenses of the Holders and underwriters, if so requested.
All such expenses are referred to herein as “Registration Expenses”.
(b)   Underwriting Discounts and Commissions.   The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.
Section 2.9. Indemnification.
(a)   Indemnification by the Company.   The Company shall indemnify and hold harmless, to the fullest extent permitted by Law, each Holder, each Person who controls (within the meaning of the Securities Act or the Exchange Act or of analogous provisions under applicable Canadian Securities Laws) or is deemed to control each Holder, each of their respective Affiliates, officers, directors, managers, shareholders, employees, advisors, agents and Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters) (each, a “Loss” and collectively “Losses”) insofar as such Losses arise out of or are based upon (i) (A) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary U.S. Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a U.S. Prospectus or preliminary U.S. Prospectus, in light of the circumstances under which they were made) not misleading, (ii) any information or statement in a Canadian Preliminary Prospectus or Canadian Prospectus that contains or is alleged to contain a misrepresentation or any omission of a Canadian Preliminary Prospectus or Canadian Prospectus to contain full, true and plain disclosure of all material facts relating to the securities distributed thereunder or (iii) any untrue or alleged untrue statement of a material fact contained in any other disclosure document incorporated by reference into any Registration Statement Canadian Preliminary Prospectus or Canadian Prospectus under which such Registrable Securities are registered or sold under the Securities Act or Canadian Securities Laws, or (iv) any violation or alleged violation by the Company or any of its Subsidiaries of any Law applicable to the Company or any of its Subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report; provided, that the Company shall not be liable pursuant to this Section 2.9(a) in respect of (x) any untrue statement, alleged untrue statement, omission, alleged omission or any misrepresentation contained in any information furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement, U.S. Prospectus, Canadian Preliminary Prospectus or Canadian Prospectus and used by the Company in conformity therewith (such information “Selling Holder Information”) or (y) the use by a Holder of an outdated, defective or otherwise unavailable disclosure document after the Company has notified the Holder in writing that such disclosure document is outdated, defective or otherwise unavailable for use by such Holder. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. The Company shall also agree to indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, subject to the good faith negotiation of reasonable and customary limitations on such indemnification rights, consistent with market practices.
(b)   Indemnification by the Selling Holders.   Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by Law, the Company, each Person who controls (within the meaning of the Securities Act or the Exchange Act or of analogous provisions under applicable Canadian Securities Laws) or is deemed to control the Company and each of their respective Affiliates, officers, directors, managers, shareholders, employees, advisors, agents and Representatives from and against any Losses arising out of or based upon (i) (A) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary U.S. Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a U.S. Prospectus or preliminary U.S. Prospectus, in light of the circumstances under which they were made) not misleading, or (ii) any information or statement in a Canadian Preliminary Prospectus or Canadian Prospectus that contains or is alleged to contain a misrepresentation, in each case to the extent, but only to the extent, that such untrue statement, alleged untrue statement, omission, alleged omission or such misrepresentation is contained in such selling Holder’s Selling Holder Information. This indemnity shall be in addition to any liability such Holder may otherwise have.
(c)   Conduct of Indemnification Proceedings.   Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that the indemnifying party is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (C) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims. If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party (not to be unreasonably withheld, conditioned or delayed), unless the settlement (a) does not contain an admission of fault by the indemnified party, and (b) includes as a term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld, conditioned or delayed. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one firm unless (1) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (2) in the reasonable judgment of any indemnified party (based upon advice of its counsel) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties or (3) such additional firm serves as local counsel for the proceeding, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.
(d)   Contribution.   If for any reason the indemnification provided for in Section 2.9(a) and Section 2.9(b) is held by a court of competent jurisdiction to be unavailable to an indemnified party or insufficient to hold such indemnified party harmless as contemplated by this Section 2.9 in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 2.9(a) and Section 2.9(b)), then the indemnifying party shall, in lieu of indemnifying such indemnified party hereunder, contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things whether any untrue or alleged untrue statement of a material fact or misrepresentation or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, misrepresentation or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 2.9(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.9(d).   No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 2.9(a) and Section 2.9(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.9(d), in connection with any Registration effected pursuant to this Agreement, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 2.9(b) and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such Registration. If indemnification is available under this Section 2.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.9(a) and Section 2.9(b) hereof without regard to the provisions of this Section 2.9(d).   The remedies provided for in this Section 2.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at Law or in equity.
(e)   Priority.   The Company hereby acknowledges that any Person entitled to indemnification pursuant to Section 2.9(a) (a “Company Indemnitee”) may have concurrent rights to indemnification,

advancement of expenses and/or insurance provided by or on behalf of the person or its affiliates that employ, retain or are otherwise associated with, or designate or nominate (including pursuant to the Company’s Articles or an investor rights agreement),with such Person (collectively, the “Secondary Indemnitors”). Notwithstanding anything to the contrary herein and, to the fullest extent permitted by law, with respect to its indemnification and advancement obligations to the Company Indemnitees hereunder or otherwise:
(i)   the Company is the indemnitor of first resort, and the Company’s and its insurers’ obligations to indemnify or provide advancement of expenses to the Company Indemnitees, subject to prohibitions on or requirements in respect of indemnification or advancement set out in applicable Law, are primary to any obligation of the applicable Secondary Indemnitors or their respective insurers to provide indemnification or advancement for the same expenses or liabilities incurred by any of the Company Indemnitees;
(ii)   the Company shall, to the fullest extent permitted by applicable Law, advance the full amount of expenses incurred by each Company Indemnitee and shall be liable for the full amount of all losses of each Company Indemnitee or on his, her or its behalf to the extent legally permitted and as required hereby or otherwise, without regard to any rights such Company Indemnitees may have against the Secondary Indemnitors or their respective insurers; and
(iii)   the Company irrevocably waives and relinquishes, and releases the Secondary Indemnitors and their respective insurers from, any and all claims by the Company or its subsidiaries and their insurers against the Secondary Indemnitors or such insurers for contribution, subrogation or any other recovery of any kind in respect to the expenses or liabilities incurred by the Company Indemnities for which the Company is obligated to provide indemnification or advancement hereunder or otherwise.
(f)   In furtherance and not in limitation of the foregoing, in the event that any Secondary Indemnitor or its insurer advances any expenses or makes any payment to any Company Indemnitee for matters subject to advancement or indemnification by the Company pursuant this Agreement or otherwise, the Company shall promptly, subject to any prohibitions set out in the British Columbia Business Corporations Act, and its obligations to bring any applications or proceedings that may be required in accordance with Section 2.9(e)(ii) above, and upon request by such Secondary Indemnitor, reimburse such Secondary Indemnitor or its insurer, as applicable, for such advance or payment, and such Secondary Indemnitor or insurer shall be subrogated to all of the claims or rights of such Company Indemnitee hereunder or otherwise, including to the payment of expenses in an action to collect.
Section 2.10.   Rules 144 and Regulation S.   The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.
Section 2.11.   Compliance with Canadian Securities Laws.   With a view to making available the benefits of Canadian Securities Laws that may at any time permit the resale of Registrable Securities without the filing of a Canadian Prospectus, at all times after the Company becoming a reporting issuer or the equivalent under Canadian Securities Laws in any province or territory of Canada, the Company agrees to use is reasonable best efforts to (a) file with the appropriate Canadian Securities Authority authorities in a timely manner all reports and other documents required under Canadian Securities Laws, and (b) so long as any Holder owns any Registrable Securities, furnish to any Holder forthwith upon request a written statement by the Company stating that the Company is a reporting issuer and is not in default of any requirement under Canadian Securities Laws.
Section 2.12.   Existing Registration Statements.   Notwithstanding anything herein to the contrary and subject to applicable Law, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement or U.S. Prospectus for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities Laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling shareholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement; provided, further that the parties hereto acknowledge that any Registration Statement previously filed by Loral Space & Communications, Inc. has been terminated and is no longer effective, and such Registration Statement may not be used for purposes of satisfying any obligations under this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.
Section 2.13.   Short Form Registrations.   After the Company becomes a reporting issuer or the equivalent under Canadian Securities Laws in any province or territory of Canada, the Company agrees to use its reasonable best efforts to make available and maintain the availability of short form prospectus Registrations pursuant to NI 44-101. For greater certainty, references herein to a Canadian Preliminary Prospectus or a Canadian Prospectus shall as applicable include a short form Canadian Preliminary Prospectus or a short form Canadian Prospectus.
Section 2.14.   MJDS Form F-10.   In order to facilitate further the ability of Holders to exercise the registration rights provided for in this Agreement to complete sales of Registrable Securities under the Canada/U.S. Multijurisdictional Disclosure System at such time as the Company becomes eligible to do so, the Company covenants and agrees that as promptly as practicable after becoming eligible to file a registration statement on Form F-10 under the Securities Act to register securities qualified for distribution in Canada under a Canadian Prospectus that is a base shelf prospectus under NI 44-101 and NI 44-102, and in any event no later than 30 days after first satisfying the eligibility requirements for use of Form F-10, the Company shall:
(a)   prepare and file a preliminary Canadian base shelf prospectus under NI 44-101 and 44-102 to qualify the distribution of Registrable Securities to the public by the Holders thereof in each of the provinces and territories of Canada in accordance with the Canadian Securities Laws (provided that the names and other required information relating to the Holders eligible to make sales of Registrable Securities, and the maximum number of Registrable Securities which may be sold by each such Holder, and any other required information relating to Holders, need only be included in a subsequent prospectus supplement to the extent permitted by NI 44-102);
(b)   use its best efforts to have the review of such Canadian Prospectus completed by the Canadian Securities Authorities as promptly as practicable, to have a final receipt issued therefore in conformity with Canadian Securities Laws prior to the expiry of the Lock-up Period, and to maintain the availability of such Canadian Prospectus, or a subsequently filed Canadian Prospectus, to facilitate sales of Registrable Securities by Holders in each of the provinces and territories of Canada in conformity with the Canadian Securities Laws; and
(c)   prepare and file a Registration Statement on Form F-10 under the Securities Act to register offers and sales of Registrable Securities by the Holders thereof in accordance with the terms of this Agreement, and use its best efforts to cause such Registration Statement to become or be declared effective by the SEC, and maintain the availability of such Registration Statement, or a subsequently filed

Form F-10 Registration Statement, to facilitate sales of Registrable Securities by Holders under the Securities Act in accordance with the terms of this Agreement.
Section 2.15.   Termination.   This Article II shall terminate automatically (without any action by any party hereto) with respect to any Holder when such Holder no longer holds any Registrable Securities; provided, however, Section 2.8, Section 2.9 and Section 2.10 shall survive each termination and remain in effect.
ARTICLE III
TAG-ALONG RIGHTS
Section 3.1.   Tag-Along Rights.   Subject to Section 3.7, if either the Meteor Investors or Polaris Investors proposes to Transfer any Common Shares to any other Person (any such Person, a “Selling Investor” and any such transaction, a “Tag-Along Sale”), such Selling Investor shall give the other Investor (the “Tagging Investor”) written notice of the Selling Investor’s intention to Transfer such shares setting forth, (a) the number of Common Shares proposed to be Transferred by the Selling Investors (the “Tag-Along Transfer Amount”) and the maximum (if any) additional amount of Common Shares that the proposed transferee has agreed that it would be willing to acquire (the “Tag-Along Maximum Amount”); provided that if no such maximum amount has been agreed or specified, the Tag-Along Maximum Amount shall be equal to the Tag-Along Transfer Amount, (b) (i) the identity of the proposed transferee, or (ii) a statement that the proposed transaction will be made through a stock exchange or securities market on which such shares are listed for trading (a “Public Market Sale”) (c) other than in the case of a Public Market Sale, copies of all agreements and documents relevant to the Tag-Along Sale, (e) (i) the proposed Transfer price, or (ii) a statement that the proposed transaction will be made at the trading price accepted by the Selling Investor at the time of a Public Market Sale, (e) the proposed closing date (the “Tag-Along Sale Closing Date”), and (f) any and all other terms, conditions and details regarding such Transfer (the “Tag-Along Notice”). For the avoidance of doubt, this paragraph applies only to the Transfer of Common Shares.
Section 3.2.   Exercise of Tag-Along.   During the five Business Days following the receipt of such Tag-Along Notice (or with respect to any Public Market Sale, 10:00 a.m. New York City time on the first Business Day following delivery of such notice), the Tagging Investor shall have the right to deliver an acceptance notice (“Tag-Along Acceptance”) to the Selling Investor setting forth its irrevocable election and agreement to engage in such transaction and to require the proposed transferee to purchase from the Tagging Investor (or in the case of a Public Market Sale, to participate in such transaction with respect to) a number of Common Shares up to such Tagging Investor’s Maximum Tag Amount, at the same price per share and upon the same terms and conditions (including, without limitation, time of payment and form of consideration as to be paid by and given to the Selling Investor or, if the Selling Investors are given an option as to the form and amount of consideration to be received, the Tagging Investors will be given the same option) and during such period the Tagging Investor will enter into and become bound by all agreements and documents applicable to such transaction. The Tagging Investor shall (a) only be required to make representations and warranties concerning title to their Common Shares being Transferred free and clear of any encumbrances, their valid organization, and their authority, power and right to enter into any agreement with respect to and to consummate the Transfer of their Common Shares, and (b) benefit from any undertakings by the transferee and be subject to all of the same provisions of the definitive agreements as the Selling Investor; provided, in no event shall the Tagging Investor be required to, (i) agree to any indemnification obligations with respect to representations regarding the Company and its Subsidiaries, (ii) agree to any indemnification obligations with respect to the representations of the Selling Investors, (iii) be responsible for or have any indemnification or other liability in excess of the proceeds received by the Tagging Investor in connection with the Tag-Along Sale, and in any case on a proportionate basis with the Selling Investor’s corresponding obligations (except in the case of actual fraud), or (iv) agree to any non-compete or non-solicit covenant to the extent such restrictions would apply to such Tagging Investor. The immediately preceding sentence shall not apply to a Public Market Sale.
Section 3.3.   Reduction of Tag-Along Maximum Amount.   If the Tagging Investor elects to exercise its Tag-Along Right in accordance with Section 3.2, then the Selling Investor may Transfer, simultaneously with the Transfer by the Tagging Investor (which Transfer the Tagging Investor shall be required to engage in in accordance with the terms of this Article III), up to a number of Common Shares equal to the Tag-Along Maximum Amount minus the number of Common Shares that the Tagging Investor has elected to Transfer pursuant to Section 3.1; provided, that any reduction by the proposed transferee of the number of Common Shares that it is willing to acquire below the Tag-Along Maximum Amount shall reduce the number of Common Shares that the Selling Investor and the Tagging Investor are entitled to Transfer on a pro rata basis (based on the number of Common Shares the Selling Investor and the Tagging Investor were proposing and entitled to Transfer prior to such reduction).
Section 3.4.   Tag-Along Date.   If (a) the Tagging Investor has not delivered a Tag-Along Acceptance in accordance with Section 3.2 on or prior to the fifth Business Day following the receipt of such Tag-Along Notice (or with respect to any Public Market Sale, 10:00 a.m. New York City time on the first Business Day following delivery of such notice), or (b) if the Tagging Investor has failed to complete, for any reason, such Tag-Alone Sale in accordance with this Article III, on the Tag-Along Sale Closing Date, then the Selling Investor may, on and after the Tag-Along Sale Closing Date, but not later than 90 days following the date of delivery of the Tag-Along Notice and without any further obligation to the Tagging Investor, Transfer a maximum number of Common Shares determined in accordance with Section 3.2 at the purchase price and on other terms and conditions substantially the same as those set forth in the Tag-Along Notice; provided that, if such Transfer is not made within such 90 day period or is made on terms and conditions more favorable for the Selling Investor than those set forth in the Tag-Along Notice (it being understood and agreed that in the case of a Public Market Sale, a price obtained in the public trading market will not be deemed to be “more favorable” for the Selling Investor), then the Selling Investor may not consummate such sale without again complying with the procedures set forth in this Article III.
Section 3.5.   Liability and Withdrawal.   Notwithstanding anything to the contrary contained in this Article III, there shall be no liability on the part of the Selling Investor to the Tagging Investor (other than the obligation to return any certificates evidencing Common Shares and limited powers- of-attorney received by the Tagging Investor) if the Transfer of Common Shares pursuant to this Article III is not consummated for whatever reason. The decision to effect a Transfer of Common Shares pursuant this Article III by the Selling Investor is in the sole and absolute discretion of the Selling Investor.
Section 3.6.   Conversion of Common Shares.   In connection with any Transfer of Common Shares pursuant to this Article III, the Company shall take all necessary action to effect any conversion of any Share Equivalents and of the Common Shares, into the applicable class of Common Shares on a timely basis to accommodate any such transaction, pursuant to, and in compliance with, the Governing Documents as necessary based on the residency and identity of the proposed transferee.
Section 3.7.   Limitations.   The provisions of this Article III shall not apply: (a) to any Transfer of Common Shares by an Investor: (i) to any Wholly-Owned Affiliate of such Investor, or (ii) to the other Investor, (b) to any Transfer of Common Shares by Polaris Investors pursuant to a Catch-Up Sale; (c) to any Transfer by any Meteor Investors pursuant to the Permitted Exceptions; (d) to any transfer, sale, issuance or exchange of any entity or of the securities of any entity that directly or indirectly holds a beneficial interest in any Common Shares, so long as such transfer, sale, issuance or exchange is for estate or tax planning purposes or in connection with a grant of equity compensation for employees, officers, directors, managers or principals of any of the Meteor Investors or (e) in the case of an Underwritten Public Offering pursuant to Article II.
Section 3.8.   Obligations of Transferee.   Other than transfers of Common Shares by an Investor to an Affiliate, if an Investor transfers Common Shares to any Person in compliance with this Article III, such person who is the transferee of such Common Shares shall, following consummation of such Transfer, not be subject to, or otherwise be obligated to assume or perform any obligations of the transferor under this Article III in respect of such Common Shares, and absent an express agreement to the contrary, such Transfer shall be free and clear of such obligations. For the avoidance of doubt, this Article III shall not apply to any transferee in a Transfer by any Meteor Investor pursuant to the Permitted Exceptions, or any transferee of any Polaris Investor in a Catch-Up Sale.
Section 3.9.   Termination.   This Article III shall terminate automatically (without any action by any party hereto) with respect to all Investors when either the Meteor Investors or the Polaris Investors beneficially owns less than 5% of the then outstanding Share Equivalents.

ARTICLE IV
EXCHANGE RIGHTS
Section 4.1.   Exchange of Exchangeable Units.   Subject to applicable lock-up agreements or arrangements in connection with a Public Offering or pursuant to the LP Agreement, the Meteor Investors and Polaris Investors may, at any time following the Lock-Up Period, or as otherwise permitted pursuant to Section 2.1(a) of Schedule A of the Partnership Agreement, effect an exchange (the term “exchange” including, for all purposes, any repurchase) of all or any of such Investor’s Exchangeable Units into Common Shares in accordance with the Governing Documents (an “Exchange”); provided, that if either of the Meteor Investors or the Polaris Investors propose an Exchange, Meteor, on behalf of the Meteor Investors, or Polaris, on behalf of the Polaris Investors, as applicable, shall give the Polaris Investors or Meteor Investors, as applicable, written notice (the “Exchange Notice”) setting forth (a) the number of Exchangeable Units to be Exchanged (such number of Exchangeable Units being exercised in such Exchange, the “Exchange Amount”), (b) the Exchange Amount relative to the aggregate number of Exchangeable Units held by the Meteor Investors or Polaris Investors, as applicable, at such time, and (c) the proposed date of the Exchange (not to be less than two Business Days from the date of delivery of the Exchange Notice).
Section 4.2.   Termination.   This Article IV shall terminate automatically (without any action by any party hereto) with respect to all Investors when either the Meteor Investors or the Polaris Investors no longer holds any Exchangeable Units.
ARTICLE V
DISTRIBUTIONS-IN-KIND
Section 5.1.   No Distributions-in-Kind.   Subject to the Permitted Exceptions, each of Meteor and Polaris, may not, and each shall cause the Meteor Investors and the Polaris Investors, respectively, not to, distribute or otherwise Transfer any Share Equivalents to any of their respective shareholders, members or limited partners or shareholders, members or limited partners of any funds, investment vehicle with which Meteor or any of its Affiliates or Polaris or any of its Affiliates, respectively, manages, advises or controls investors, in each case, without the prior written consent of the other; provided, that, for the avoidance of doubt, the foregoing restrictions shall not apply to a Tag-Along Sale by Meteor or Polaris, or their respective Affiliates, in compliance with the provisions of Article III.
Section 5.2.   Termination.   This Article V shall terminate automatically (without any action by any party hereto) with respect to all Investors when either the Meteor Investors or the Polaris Investors beneficially owns less than 5% of the then outstanding Share Equivalents.
ARTICLE VI
MISCELLANEOUS
Section 6.1.   Effective Time.   The effectiveness of this Agreement is conditioned on Closing. In the event that the Integration Agreement terminates prior to the Closing, this Agreement shall be void ab initio.
Section 6.2.   Entire Agreement.   This Agreement constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto between the parties as to the matters covered herein and therein. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, the by-laws of any company, this Agreement shall govern as among the parties hereto. In the event of any inconsistency between this Agreement and the policies of the Company (including the policies of the Board), this Agreement shall govern.
Section 6.3.   Assignment of Rights.   Except for those rights and obligations set forth in Article III or Article V, the rights of the Investors (including, without limitation, registration rights) are assignable (together with the related obligations) in connection with the Transfer of Share Equivalents or Exchangeable

Units held by the Investors; provided, that (a) such transferee agrees in writing to be bound by, and subject to, this Agreement as a “Holder” pursuant to a written instrument in form and substance reasonably acceptable to the Company and (b) an Investor may only assign its rights (together with all related rights and powers) to make one Demand Registration Request in connection with the Transfer of Share Equivalents or Exchangeable Units if the assignee acquires from the Investor a number of Share Equivalents or Exchangeable Units representing fully-diluted ownership (assuming the exchange of all Exchangeable Units for Common Shares) of not less than 9.9%.
Section 6.4.   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)   This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the laws of the State of New York and the federal laws of the U.S. applicable therein (the “Jurisdiction”) without giving effect to any laws, rules or provisions of the Jurisdiction that would cause the application of the laws, rules or provisions of any jurisdiction other than the Jurisdiction.
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of this Agreement or the transactions contemplated hereby exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the borough of Manhattan or, in either case, any appellate court from any thereof (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 6.10.
(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.4(c).
Section 6.5.   Obligations; Remedies.   The Company, Polaris and Meteor shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement without the necessity of proving the inadequacy of monetary damages as a remedy, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.
Section 6.6.   Amendment and Waiver.
(a)   The terms and provisions of this Agreement may be modified, waived, amended or supplemented at any time and from time to time only by the written consent of the Company, as approved by the Board, including a majority of the Specially Designated Directors then serving on the Board, and all of the other parties hereto; provided that any term or provision of Article III or Article V may be amended or waived solely by the written consent of Polaris (on behalf of all the Polaris Investors) or Meteor (on behalf of all the Meteor Investors) if such amendment or waiver is not adverse in any material respect to the Company. Any amendment, modification or waiver effected in accordance with the foregoing shall be effective and binding on and inure to the benefit of, the Company and the Investors.
(b)   Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision or any other provisions hereof.
Section 6.7.   Binding Effect.   Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors.
Section 6.8.   Termination.   This Agreement shall terminate only (i) by written consent of the Company, Polaris, Rover and Meteor, (ii) upon the dissolution or liquidation of the Company, or (iii) when no Investor holds any Share Equivalents. In the event of any termination of this Agreement as provided in this Section 6.8, this Agreement shall forthwith become wholly void and of no further force or effect (except for this Article VI, which shall survive) and there shall be no liability on the part of any parties hereto or their respective Affiliates, except as provided in this Article VI; provided, however, if a termination occurs pursuant to Section 6.8(iii), Section 2.9 of this Agreement shall survive and shall remain in effect. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any breach of this Agreement which occurred prior to the termination of the applicable provision of this Agreement.
Section 6.9.   Non-Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company and the Investors covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, shareholder of any Investor or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, shareholders or assignees of any Investor or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, shareholders or assignees of any of the foregoing, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
Section 6.10.   Notices.   All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered; (b) when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next Business Day; provided, that, if sent by electronic mail, the notice, demand or other communication shall be confirmed by the same being sent by one of the means contemplated by the following clauses (c) or (d) (it being understood that delivery shall be effective in accordance with this clause (b)); (c) one Business Day after the date when sent to recipient by reputable express courier service (charges prepaid) if it is also sent by clause (b); or (d) upon receipt when sent by certified or registered mail, postage prepaid. Notices, demands and other communications, in each case to the respective parties, shall be sent to the applicable address set forth below:

if to the Company, to:
Telesat Canada
160 Elgin Street, Suite 2100
Ottawa, Ontario, Canada K2P 2P7
Attn: Chris DiFrancesco
Email: CDiFrancesco@telesat.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn: Edward D. Herlihy and John L. Robinson
Email: EDHerlihy@wlrk.com; JLRobinson@wlrk.com
if to Polaris, the Polaris Investors or the Polaris Holders, to:
Public Sector Pension Investment Board
1250 René-Lévesque Boulevard West
Suite 1400
Montréal, Québec
Canada H3B 5E9
Attention: Managing Director and Head of Private Equity
Email: privateequity@investpsp.ca; legalnotices@investpsp.ca with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Doug Warner
Email: doug.warner@weil.com
if to Meteor, the Meteor Investors or the Meteor Holders, to:
MHR Fund Management LLC
1345 Avenue of the Americas
42nd Floor
New York, NY 10105
Attention: Janet Yeung and Keith Schaitkin
Email: JYeung@mhrfund.com and KSchaitkin@mhrfund.com
Section 6.11.   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 6.12.   No Third-Party Beneficiaries.   This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, the Polaris Investors (all of whom are express beneficiaries of this Agreement), the Meteor Investors (all of whom are express beneficiaries of this Agreement), the indemnified parties referred to in Section 2.9 and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 6.13.   Recapitalizations; Exchanges, Etc.   The provisions of this Agreement shall apply to the full extent set forth herein with respect to Share Equivalents, to any and all shares of capital stock of the

Company or any successor or assign of the Company (whether by merger, amalgamation, arrangement, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Share Equivalents, by reason of a stock dividend, stock split, share consolidation, stock issuance, reverse stock split, combination, recapitalization, reclassification, arrangement, amalgamation, merger, consolidation or otherwise.
Section 6.14.   Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.14.
Section 6.15.   Headings.   The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.
TELESAT CORPORATION
By:
/s/ Christopher S. DiFrancesco

Name:
Christopher S. DiFrancesco

Title:
Vice President, General Counsel and
Secretary

[Signature Page to Registration Rights Agreement]

PUBLIC SECTOR PENSION INVESTMENT BOARD
By:
/s/ Guthrie Stewart

Name:
Guthrie Stewart

Title:
Authorized Signatory

By:
/s/ David Morin

Name:
David Morin

Title:
Authorized Signatory

[Signature Page to Registration Rights Agreement]

RED ISLE PRIVATE INVESTMENTS INC.
By:
/s/ Guthrie Stewart

Name:
Guthrie Stewart

Title:
Authorized Signatory

By:
/s/ David Morin

Name:
David Morin

Title:
Authorized Signatory

[Signature Page to Registration Rights Agreement]

METEOR :
MHR FUND MANAGEMENT LLC
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

METEOR INVESTORS AND METEOR HOLDERS:
MHR INSTITUTIONAL PARTNERS LP
By: MHR Institutional Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHRA LP
By: MHR Institutional Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

[Signature Page to Registration Rights Agreement]

MHRM LP
By: MHR Institutional Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHR INSTITUTIONAL PARTNERS II LP
By: MHR Institutional Advisors II LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHR INSTITUTIONAL PARTNERS IIA LP
By: MHR Institutional Advisors II LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

[Signature Page to Registration Rights Agreement]

MHR INSTITUTIONAL PARTNERS III LP
By: MHR Institutional Advisors III LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHR CAPITAL PARTNERS MASTER ACCOUNT II HOLDINGS LLC
By: MHR Advisors LLC, the General Partner of its Sole Member
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHR CAPITAL PARTNERS MASTER ACCOUNT LP
By: MHR Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

[Signature Page to Registration Rights Agreement]

MHR CAPITAL PARTNERS (100) LP
By: MHR Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

[Signature Page to Registration Rights Agreement]

Annex A
PLAN OF DISTRIBUTION
We are registering the [Registrable Securities] held by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the [Registrable Securities].
Each selling stockholder of the [Registrable Securities] and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for the [Registrable Securities] or any other stock exchange, market or trading facility on which the [Registrable Securities] are traded or in private transactions. These sales may be at fixed or negotiated prices, at prevailing market prices at the time of sale or at varying prices determined at the time of sale. A selling stockholder may use any one or more of the following methods when selling securities:
•
ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•
block trades, including from the holdings of a control person, in which the broker dealer will attempt to sell the [Registrable Securities] as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker dealer as principal and resale by the broker dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales;

•
in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such common stock at a stipulated price per security;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law;

The selling stockholders may also sell the [Registrable Securities]: (i) under Rule 144 or any other exemption from registration under the Securities Act or (ii) in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws,1 if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the [Registrable Securities] or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the [Registrable Securities] in the course of hedging the positions they assume. The selling stockholders may also sell [Registrable Securities] short and deliver these shares to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other

1
Compliance with Canadian prospectus exemptions would be assessed at the applicable time and would only be relevant to the extent there is not a prospectus filed in Canada.

Annex A-1

financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
We are required to pay certain fees and expenses incurred by us incident to the registration or qualification for distribution of the shares of common stock. We and the selling stockholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state and provincial securities laws. In addition, in certain states and provinces, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or province or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares of common stock may not simultaneously engage in market making activities with respect to the [Registrable Securities] for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the [Registrable Securities] by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
Our common stock is listed on [           ]. We can make no assurance as to the development, maintenance or liquidity of any trading market in our common stock.

Annex A-2

SELLING RESTRICTIONS2
Notice to prospective investors in the European Economic Area and United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to prospective investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to prospective investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does

2
The Automatic Demand Registration will register the Registrable Securities in the U.S. pursuant to the Securities Act and Canada pursuant to the applicable Canadian Securities Laws.

Annex A-3

not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to prospective investors in Australia
This prospectus:
•
does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to prospective investors in Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Annex A-4

Notice to prospective investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to prospective investors in Singapore
Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:
(a)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or

(c)
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;

Annex A-5

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to prospective investors in China
This prospectus will not be circulated or distributed in the PRC and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.
Notice to prospective investors in Korea
The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.
Notice to prospective investors in Taiwan
The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.
Notice to prospective investors in Saudi Arabia
This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial advisor.
Notice to prospective investors in the Dubai International Financial Centre (“DIFC”)
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other

Annex A-6

person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to prospective investors in the United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the DFSA.
Notice to prospective investors in Bermuda
Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
Notice to prospective investors in the British Virgin Islands
The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), “BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.
Notice to prospective investors in South Africa
Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) is being made in connection with the issue of the shares in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:
Section 96(1)(a)	the offer, transfer, sale, renunciation or delivery is to:
(i) persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;
(ii) the South African Public Investment Corporation;
(iii) persons or entities regulated by the Reserve Bank of South Africa;
(iv) authorised financial service providers under South African law;
(v) financial institutions recognised as such under South African law;

Annex A-7

(vi)
a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii) any combination of the person in (i) to (vi); or
Section 96(1)(b)	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.
Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.
Notice to prospective investors in Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, (the “Israeli Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares of common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the “Addendum”), to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Annex A-8

ANNEX L
TELESAT PARTNERSHIP LP
AMENDED AND RESTATED LIMITED PARTNERSHIP
AGREEMENT
BETWEEN
TELESAT CORPORATION
- and -
Henry Intven
- and -
RED ISLE PRIVATE INVESTMENTS INC.
- and -
PUBLIC SECTOR PENSION INVESTMENT BOARD
- and -
John Cashman
- and -
Colin Watson
- and -
EACH PERSON WHO IS ADMITTED TO
THE PARTNERSHIP AS A LIMITED PARTNER
IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT

[•], 20[•]

L-i

3.24 General Partner and Subsidiaries Not to Vote Exchangeable Units	L-24
3.25 Attributes of Class X Units	L-24
ARTICLE 4 CAPITAL CONTRIBUTIONS AND ACCOUNTS	L-24
4.1 General Partner Contribution	L-24
4.2 Limited Partner and General Partner Contributions	L-24
4.3 Maintenance of Capital Accounts	L-24
ARTICLE 5 PARTICIPATION IN PROFITS AND LOSSES	L-25
5.1 Allocation for Capital Account Purposes	L-25
5.2 Allocation of Net Income and Losses for Tax Purposes	L-27
5.3 Distributions	L-29
5.4 Tax Distributions	L-30
5.5 Distribution Mechanics	L-31
ARTICLE 6 WITHDRAWAL OF CAPITAL CONTRIBUTIONS	L-32
6.1 Withdrawal	L-32
ARTICLE 7 POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER	L-32
7.1 Duties and Obligations	L-32
7.2 Specific Powers and Duties	L-33
7.3 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner	L-35
7.4 Title to Property	L-35
7.5 Exercise of Duties by the Board of Directors of the General Partner; General Partner Standard of Care	L-35
7.6 Limitation of Liability	L-36
7.7 Indemnity of General Partner	L-36
7.8 Other Matters Concerning the General Partner	L-37
7.9 Indemnity of Partnership	L-38
7.10 Restrictions upon the General Partner	L-38
7.11 Employment of an Affiliate or Associate	L-38
7.12 No Removal of the General Partner	L-38
7.13 Voluntary Withdrawal of the General Partner	L-38
7.14 Condition Precedent	L-38
7.15 Transfer to New General Partner	L-38
7.16 Release By Partnership	L-38
7.17 New General Partner	L-39
7.18 Transfer of General Partner Interest	L-39
7.19 Resolution of Conflict of Interests	L-39
ARTICLE 8 FINANCIAL INFORMATION	L-40
8.1 Books and Records	L-40
8.2 Reports	L-40
8.3 Right to Inspect Partnership Books and Records	L-41
8.4 Accounting Policies	L-41
8.5 Appointment of Auditor	L-41
ARTICLE 9 TAX MATTERS	L-41
9.1 Tax Returns and Information	L-41

L-ii

L-iii

L-iv

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (including all exhibits and attachments hereto, the “Agreement”) is entered into as of 9:00 am on the First Closing Day between Telesat Corporation, a corporation existing under the Laws of British Columbia, in its own capacity and as General Partner (“TopCo”, together with any Person who is admitted to the Partnership as a successor to or permitted assign of the General Partner in accordance with this Agreement, the “General Partner”), Mr. Henry Intven (the “Initial Limited Partner”), Red Isle Private Investments Inc., a corporation incorporated under the Laws of Canada (“Rover”), Mr. John Cashman (“Cashman”), Mr. John Watson (“Watson”) and each other person who is admitted to the Partnership as a limited partner in accordance with the provisions of this Agreement, including each Leo Electing Stockholder (as hereinafter defined) (together with the Initial Limited Partner, Rover, Cashman and Watson, the “Limited Partners”) and, solely for purposes of Section 3.21, Public Sector Pension Investment Board, a Canadian Crown corporation formed under the Laws of Canada (“Polaris”).
WHEREAS the General Partner and the Initial Limited Partner entered into a limited partnership agreement on November 12, 2020 (the “Original Limited Partnership Agreement”) to form a limited partnership by the name of “Telesat Partnership LP” under the Laws of the Province of Ontario (the “Partnership”);
WHEREAS the Partnership was registered as a limited partnership by the filing of the Declaration of Limited Partnership on November 12, 2020;
WHEREAS the Partnership was formed to give effect to the business of the Partnership as described in Section 2.2;
WHEREAS the Partnership entered into that certain Transaction Agreement and Plan of Merger with Telesat Canada, a corporation incorporated under the laws of Canada (“Transit”), TopCo, the Partnership, Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia and a wholly-owned subsidiary of the Partnership (“CanHoldco”), Loral Space & Communications Inc., a Delaware corporation (“Leo”), Lion Combination Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Leo, Polaris and Rover on November [23], 2020 (the “Transaction Agreement”);
WHEREAS pursuant to the Transaction Agreement and the other agreements contemplated thereby, Merger Sub will merge with and into Leo (the “Merger”) with Leo surviving as a wholly-owned subsidiary of the Partnership, and with Leo Electing Stockholders receiving Exchangeable Units and with other stockholders of Leo (other than the Partnership) receiving TopCo Shares, by completing the steps described in the Recitals set out below, at the times and in the order set out therein;
WHEREAS pursuant to the Transaction Agreement and the other agreements contemplated thereby, the Partnership will complete the transactions set forth in Section 2.1(a) of the Transaction Agreement to which it is a party on the First Closing Day in the order set out in the Transaction Agreement;
WHEREAS each Leo Electing Stockholder will appoint TopCo as such Leo Electing Stockholder’s attorney to execute and deliver this Agreement on such Leo Electing Stockholder’s behalf;
WHEREAS pursuant to the Transaction Agreement and the other agreements contemplated thereby, the Partnership will complete the following transactions affecting its capital on the Second Closing Day (as hereinafter defined) at the effective time of the Merger (the “Merger Effective Time”):
(a)
The Partnership will deliver Exchangeable Units to Leo Electing Stockholders;

(b)
The Partnership will issue additional GP Units to Topco in consideration of the issuance of TopCo Shares by TopCo in the Merger to stockholders of Leo other than Leo Electing Stockholders and the Partnership; and

(c)
The Partnership will redeem the Class X Units held by each of the Voting Directors and the Initial Limited Partner;

WHEREAS immediately following the Merger Effective Time, the issued capital of the Partnership shall consist of the GP Units held by the General Partner and the Exchangeable Units held by Rover and the Leo Electing Stockholders; and
WHEREAS Topco, the Initial Limited Partner, Rover, Cashman and Watson wish to enter into this Agreement to amend and restate the Original Limited Partnership Agreement in its entirety in order to provide for the Integration (as hereinafter defined) and to set out the terms and conditions applicable to the relationship among the Partners and to the conduct of the business of the Partnership upon completion of the Merger.
NOW THEREFORE THIS AGREEMENT WITNESSES THAT IN CONSIDERATION of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the Partners agree with each other as follows:
ARTICLE 1
INTERPRETATION
1.1
Definitions

In this Agreement, the following words have the following meanings:
“Act” means the Limited Partnerships Act (Ontario);
“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year of the Partnership (or other taxable period), (a) increased by any amounts that such Partner is obligated to restore under the standards set forth in U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under the penultimate sentences of U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), respectively) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year (or such taxable period), are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and U.S. Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year (or such taxable period), are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Unit shall be the amount that such Adjusted Capital Account would be if such Unit were the only interest in the Partnership held by such Partner from and after the date on which such Unit was first issued;
“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended; provided that, notwithstanding anything to the contrary, for purposes of this Agreement, (a) none of Topco, the Partnership or their respective Subsidiaries is an “Affiliate” of any of Meteor, Polaris, or Rover, (b) none of Meteor, Polaris or Rover is an “Affiliate” of any of Topco, the Partnership or their respective Subsidiaries, and (c) no portfolio company of (i) any investment vehicle or (ii) any holding company that, in each case, is directly or indirectly managed or controlled by Polaris, or Meteor or its Affiliates, as the case may be, is an “Affiliate” of Polaris, Rover or Meteor, unless and to the extent such portfolio company is acting at the direction of the applicable Person (it being understood, however, that each of Polaris and Rover is an “Affiliate” of the other);
“Agreement” has the meaning set out in the Preamble;
“Associate” where used to indicate a relationship with any Person has the same meaning as in the Securities Act (Ontario);
“Assumed Tax Liability” means, with respect to each Partner as of any taxable year, such Partner’s pro rata portion, based on its Percentage Interest divided by the Percentage Interest of all Partners other than

TopCo, of the product of (a) income or gain, as determined under U.S. federal income tax principles (other than allocations pursuant to Section 704(c) of the Code) allocated by the Partnership to all Partners other than TopCo in such taxable year and all prior taxable years less any deduction or loss, as determined under U.S. federal income tax principles, allocated by the Partnership to such Partners (other than TopCo) in such taxable year and all prior taxable years, multiplied, for each relevant taxable year in which there is net income, by (b) the highest applicable U.S. federal, state and local income tax rate for such taxable year (including for the avoidance of doubt, the tax rate imposed on “net investment income” by Section 1411 of the Code) applicable to an individual resident in New York, New York applicable to the character of U.S. federal taxable income or loss allocated by the Partnership to such Partners (e.g., capital gains or losses, dividends, ordinary income, etc.) at any time during the taxable Year;
“Auditor” means [], or any other member in good standing of CPA Canada who is appointed as auditor of the Partnership by the General Partner;
“BCBA” means the Business Corporations Act (British Columbia);
“Beneficial Ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act.
“Business Day” means any day other than a Saturday, a Sunday, a day on which banking institutions in the City of Montréal are authorized or required by law to be closed or a day on which the New York Stock Exchange, the NASDAQ Stock Market or the Toronto Stock Exchange is closed for trading;
“Canadian Securities Authorities” means the securities commissions and similar regulatory authorities in all of the provinces and territories in Canada;
“CanHoldco” means Telesat CanHold Corporation, a corporation incorporated by the Partnership under the Laws of British Columbia;
“Capital Account” has the meaning set out in Section 4.3(a);
“Capital Contribution” of a Partner means the total amount of cash and the Carrying Value of any property contributed, including any property deemed to be contributed, to the Partnership by that Partner (or such Partner’s predecessor in interest) in respect of Units held, purchased or issued to such Partner; provided, that, in the case of the Units issued pursuant to the Integration, the amount of the contribution to the Partnership in respect of the issuance of such Unit shall be the amount determined in accordance with Section 4.2;
“Carrying Value” means with respect to any Property of the Partnership (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:
(a)
The initial Carrying Value of any Property contributed by a Partner to the Partnership shall be the gross fair market value of such Property, as reasonably determined by the General Partner;

(b)
The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (in accordance with the rules set forth in U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and taking Section 7701(g) of the Code into account), as reasonably determined by the General Partner, at the time of any Revaluation pursuant to Section 4.3(c);

(c)
The Carrying Value of any Property distributed to any Partner shall be adjusted immediately prior to such distribution to equal the gross fair market value (without regard to Section 7701(g) of the Code) of such Property on the date of distribution as reasonably determined by the General Partner;

(d)
The Carrying Values of any such Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Net Income” and “Net Loss” or Section 5.1(b)(viii); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and
(e)
If the Carrying Value of any such Property has been determined or adjusted pursuant to subparagraph (a), (b) or (d) above, such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Property for purposes of computing Net Income and Net Loss;

Notwithstanding the foregoing, the initial Carrying Values of Leo shares and Transit shares acquired by the Partnership pursuant to the Integration shall be determined in accordance with the per share values set forth in Section 4.2;
“Cashman” has the meaning set out in the Preamble;
“Class A Exchangeable Units” has the meaning set out in Section 3.1;
“Class A Special Voting Share” means the Class A special voting share in the capital of TopCo;
“Class B Exchangeable Units” has the meaning set out in Section 3.1;
“Class B Special Voting Share” means the Class B special voting share in the capital of TopCo;
“Class C Exchangeable Units” has the meaning set out in Section 3.1;
“Class C Special Voting Share” means the Class C special voting share in the capital of TopCo;
“Class D Units” has the meaning set out in Section 3.1;
“Class X Units” means the Class X limited partnership units in the capital of the Partnership, which have the attributes provided in Section 3.25;
“Code” means the United States Internal Revenue Code of 1986;
“Combination” means any combination of shares or units, as the case may be, by reverse split, reclassification, recapitalization or otherwise;
“Confirmation” has the meaning set out in Section 3.13(i);
“CPOA” has the meaning set out in Section 2.7(f);
“Declaration” has the meaning set out in Section 3.13(d);
“Declaration of Limited Partnership” means the declaration of limited partnership for the Partnership filed under the Act on November 12, 2020 and all amendments to the declaration and renewals or replacements of the declaration;
“Departing Partner” means any former General Partner;
“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for U.S. federal income tax purposes for such Fiscal Year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner;
“Economic Risk of Loss” has the meaning set forth in U.S. Treasury Regulations Section 1.752-2(a);
“Entity” means any of a partnership, limited partnership, limited liability company, joint venture, company or corporation with share capital, unincorporated association, or trust;

“Exchange Notice” has the meaning set out in Section 3.1 of Schedule A;
“Exchange Right” has the meaning set out in Section 2.1(a) of Schedule A;
“Exchangeable Holder” means a registered holder of Exchangeable Units;
“Exchangeable Units” has the meaning set out in Section 3.1;
“Exchanged Shares” has the meaning set out in ARTICLE 1 of Schedule A;
“First Closing Day” has the meaning set out in the Transaction Agreement;
“Fiscal Year” has the meaning set out in Section 2.4;
“General Partner” has the meaning set out in the Preamble;
“Golden Share” means the golden share without par value in the capital of TopCo;
“Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;
“GP Duties” has the meaning set out in Section 7.6(b);
“GP Units” has the meaning set out in Section 3.1;
“Group Member” means a member of the Partnership Group;
“holder” means, when used with reference to Units, a holder of Units as shown from time to time in the Record;
“Indemnitee” has the meaning set out in Section 7.8(a);
“Initial Limited Partner” has the meaning set out in the Preamble;
“Integration” means the transactions contemplated by Article II of the Transaction Agreement (including, for the avoidance of doubt, the Merger);
“Investor Rights Agreements” means (i) that certain Investor Rights Agreement, dated as of November [23], 2020, by and between TopCo and Polaris and (ii) that certain Investor Rights Agreement, dated as of November [23], 2020, by and between TopCo and Meteor, collectively, in each case, as from time to time amended;
“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgements, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;
“Legal Rights” means the rights of a Person under the applicable Laws;
“Leo” has the meaning set out in the Recitals;
“Leo Electing Stockholder” means a former stockholder of Leo that validly elects to receive Exchangeable Units on the Merger and appoints TopCo as its attorney to execute this Agreement;

“Limited Partner” has the meaning set out in the Preamble, provided, however, that a transferee of Partnership Interests that is not a permitted transferee of a Limited Partner as described in Section 3.13(g) shall not be treated as a Limited Partner;
“Merger” has the meaning set out in the Recitals;
“Merger Effective Time” has the meaning set out in the Recitals;
“Meteor” means MHR Fund Management LLC;
“Meteor Entity” means any entity through which a Meteor Fund beneficially owns any Units;
“Meteor Fund” means a pooled investment vehicle managed by Meteor or any of its Affiliates;
“Meteor Limited Partner” means the Leo Electing Stockholders affiliated with Meteor admitted to the Partnership as limited partners in accordance with the provisions of this Agreement;
“National Securities Exchange” means (i) an exchange registered with the U.S. Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act or the Toronto Stock Exchange or any successor thereto, and (ii) any other securities exchange (whether or not registered with the U.S. Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act) that the General Partner in its sole discretion shall designate as a National Securities Exchange for purposes of this Agreement;
“Net Cumulative Taxable Income” means, with respect to a Partner, the amount of taxable income or gain as determined under U.S. federal income tax principles (other than allocations pursuant to Section 704(c) of the Code) allocated by the Partnership to such Partner in such taxable year and all prior taxable years less any deduction or loss, as determined under U.S. federal income tax principles, allocated by the Partnership to such Partner in such taxable year and all prior taxable years;
“Net Income” and “Net Loss” mean, for U.S. federal income tax purposes, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)
Any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b)
Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c)
In the event the Carrying Value of any Property of the Partnership is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Carrying Value”, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income and/or Net Loss;

(d)
Gain or loss resulting from any disposition of any Property of the Partnership with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(e)
In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;

(f)
To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss; and

(g)
Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.2(b) shall not be taken into account in computing Net Income and Net Loss;

The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.1(b) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above;
“New Shares” has the meaning given to it in Section 3.4(b)(ii);
“New Units” has the meaning given to it in Section 3.4(b)(ii);
“Nonrecourse Deductions” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(1) and 1.704-2(c);
“Nonrecourse Liability” has the meaning set forth in U.S. Treasury Regulations Section 1.752-1(a)(2) and 1.704-2(b)(3);
“Ordinary Resolution” means:
(a)
a resolution approved by more than 50% of the votes cast in person or by proxy at a duly constituted meeting of Partners holding Exchangeable Units entitled to vote thereon (excluding Exchangeable Units held by the General Partner and its Subsidiaries) or at any adjournment of that meeting, called in accordance with this Agreement; or

(b)
a written resolution in one or more counterparts signed by Partners holding in the aggregate more than 50% of the aggregate number of Exchangeable Units entitled to vote thereon (excluding Exchangeable Units held by the General Partner and its Subsidiaries) at the time of such written resolution;

“Original Limited Partnership Agreement” has the meaning given to it in the Recitals;
“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination;
“Partially Adjusted Capital Account” means, with respect to any Partner and any Fiscal Year, the Capital Account of such Partner at the beginning of such Fiscal Year, adjusted as set forth in Section 4.3 hereof for all contributions and distributions during such year and all Required Allocations with respect to such Fiscal Year, but before giving effect to any allocation of Net Income and Net Loss for such Fiscal Year pursuant to Section 5.1 hereof;
“Partner Nonrecourse Debt” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(4);
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(i)(2);
“Partner Nonrecourse Deductions” has the meaning set forth in U.S. Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2);
“Partners” means, collectively, the General Partner and the Limited Partners and “Partner” means any one of them;
“Partnership” has the meaning given to it in the Recitals;

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity;
“Partnership Interest” means any interest of a Partner in the Partnership represented by Units and the rights of such Partner to any and all benefits to which such Partner may be entitled as provided in the Act or this Agreement together with the obligations of such Partner to comply with all terms and provisions of this Agreement and the Act;
“Partnership Minimum Gain” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d). A Partner’s share of Partnership Minimum Gain shall be computed in accordance with the provisions of U.S. Treasury Regulations Section 1.704-2(g);
“Partnership Representative” shall have the meaning set forth in Section 9.3(b) hereof;
“Percentage Interest” means, as of any time of determination, (i) as to any Exchangeable Units held by a Partner, the product obtained by multiplying (a) 100% by (b) the quotient obtained by dividing (w) the number of such Exchangeable Units held by that Partner by (x) the Total Base, and (ii) as to the GP Units held by the General Partner, the product obtained by multiplying (a) 100% by (b) the quotient obtained by dividing (y) the number of outstanding TopCo Shares by (z) the Total Base;
“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation or other Entity with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;
“Polaris” has the meaning set out in the Preamble;
“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property;
“Qualified Canadians” has the same meaning as given to the term “Canadian” in the Investment Canada Act;
“Record” means the current record of the Partners required by the Act and this Agreement to be kept by the General Partner;
“Record Holder” means, as of any particular Business Day, the Person in whose name a Unit is registered on the books of the Registrar and Transfer Agent as of the opening of business on such Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day;
“Registrar and Transfer Agent” means the registrar and transfer agent of the Units appointed from time to time by the General Partner, which will initially be Computershare Trust Company of Canada, or, if no registrar and transfer agent is appointed, the General Partner;
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and between TopCo, Polaris and Meteor;
“Representatives” means, with respect to any Person, each of its directors, officers, employees, members, partners, consultants, accountants, legal counsel, investment bankers and other advisors, agents or other representatives;
“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 5.1(b), with the exception of clause (ix) thereof;
“Revaluation” has the meaning set out in Section 4.3(c);
“Rover” has the meaning set out in the Preamble;
“securities” has the same meaning as in the Securities Act (Ontario);

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“Special Approval” means approval by either (a) the vote of a majority of the members of the board of directors of TopCo (or a committee of the board of directors of TopCo to which such matter has been delegated), which majority shall include a majority of the Specially Designated Directors then in office (or on such committee), or (b) the vote of a majority of the voting power of the Exchangeable Units (excluding Units owned by the General Partner and its Subsidiaries), which majority vote shall include the vote of a majority of the voting power of the Exchangeable Units beneficially owned by persons other than Rover, any Meteor Entity or any of their respective Affiliates or Associates;
“Special Voting Shares” means, collectively, the Class A Special Voting Share, the Class B Special Voting Share and the Class C Special Voting Share;
“Specially Designated Directors” has the meaning set out in the TopCo Articles;
“Subdivision” means any subdivision of shares or units, as the case may be, by any split, dividend, distribution, reclassification, recapitalization or otherwise;
“Subsidiary” means any Entity or other Person of which the relevant party (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests having the power to vote for the election of the board of directors or other governing board of such Person or with respect to which the relevant party (either alone or through or together with any other Subsidiary) otherwise has the power to direct or control the management and policies of such Person, by contract or otherwise;
“Tabulation Agent” means a Person designated by the General Partner, in writing, as its agent to perform the administrative tasks of (1) collecting and tabulating instructions from the holders of Exchangeable Units for the purpose of instructing the Trustee as to the exercise of the Voting Rights with respect to the Special Voting Shares pursuant to the terms of this Agreement, the TopCo Articles and the Voting Agreement, and (2) collecting and tabulating the votes of the TopCo Shares and/or instructions from the holders of Exchangeable Units pursuant to the terms of this Agreement for the purpose of instructing the Trustee as to the exercise of the voting rights attached to the Golden Share pursuant to the terms of the TopCo Articles and the Voting Agreement. For the avoidance of doubt, the General Partner shall retain liability as principal for the acts of the Tabulation Agent;
“Target Capital Account” means, with respect to any Partner for any Fiscal Year, an amount (which may be either a positive or negative balance) equal to the hypothetical distribution (as described in the next paragraph) such Partner would receive, minus the Partner’s share of partnership minimum gain determined pursuant to U.S. Treasury Regulations Section 1.704-2(g), and minus the Partner’s share of partner nonrecourse debt minimum gain determined in accordance with U.S. Treasury Regulations Section 1.704-2(i)(5), all computed immediately prior to the following hypothetical sale:
The hypothetical distribution to a Partner is equal to the amount that would be received by such Partner if all Partnership assets were sold for cash equal to their Carrying Values, all Partnership liabilities were satisfied to the extent required by their terms (limited, with respect to each Nonrecourse Liability or partner nonrecourse debt, to the Carrying Value of the assets securing each such liability), and the net assets of the Partnership were distributed in full to the Partners pursuant to Section 13.3(c), all as of the last day of such Fiscal Year;
“Tax Act” means the Income Tax Act (Canada);
“Tax Distribution Date” means any date that is five Business Days prior to (i) the date on which quarterly estimated income tax payments are required to be made by calendar year individual taxpayers in the U.S. and (ii) each due date for the income tax return of an individual calendar year taxpayer (without regard to extensions) in the U.S.;
“TopCo” has the meaning set out in the Preamble;

“TopCo Articles” means the Articles of TopCo dated the date hereof, and as may be amended subsequent to the date hereof in accordance with the terms hereof and thereof;
“TopCo Class A Shares” means the Class A common shares in the capital of TopCo;
“TopCo Class B Shares” means the Class B common shares in the capital of TopCo;
“TopCo Class C Fully Voting Shares” means the Class C fully voting common shares in the capital of TopCo;
“TopCo Class C Limited Voting Shares” means the Class C limited voting common shares in the capital of TopCo;
“TopCo Class C Shares” means the TopCo Class C Limited Voting Shares and the TopCo Class C Fully Voting Shares;
“TopCo Shareholder Representative” shall have the meaning ascribed to such term in the Transaction Agreement;
“TopCo Offer” has the meaning given to it in Section 3.23(a);
“TopCo Shares” means, collectively, the TopCo Class A Shares, the TopCo Class B Shares and the TopCo Class C Shares;
“TopCo Successor” has the meaning given to it in Section 11.1(a);
“Total Base” at any time means the total of the Outstanding Exchangeable Units plus the number of TopCo Shares outstanding as at that time;
“Transaction Agreement” has the meaning set out in the Recitals;
“transfer” when used in this Agreement with respect to a Partnership Interest has the meaning given to it in Section 3.13(h);
“Transit” means Telesat Canada, a corporation incorporated under the laws of Canada;
“Transit Common Shares”, “Transit Director Voting Preferred Shares”, “Transit Non-Voting Participating Preferred Shares” and “Transit Voting Participating Preferred Shares” each has the meaning ascribed thereto in the Transaction Agreement;
“Trust” means the [New Transit] Trust;
“Trustee” means TSX Trust Company, a trust company existing under the laws of Canada, or the trustee of the Trust as determined from time to time in accordance with the trust agreement made as of [], 20[];
“Unit” means the interest of a Partner in the Partnership represented by Exchangeable Units, Class D Units, Class X Units and GP Units;
“U.S.” means the United States of America;
“U.S. Treasury Regulations” means the regulations and rules made pursuant to the Code;
“Unitholder” or “holder” means a holder of one or more Units;
“Units Offer” has the meaning given to it in Section 3.23(b);
“Voting Agreement” means the Trust Voting Agreement dated the date hereof between the Partnership, TopCo and the Trustee;
“Voting Director Contribution Agreement” has the meaning ascribed thereto in the Transaction Agreement;
“Voting Directors” means Cashman and Watson;
“Voting Rights” means the voting rights attached to the Special Voting Shares; and

“Watson” has the meaning set out in the Preamble.
1.2
Headings

In this Agreement, the headings are for convenience of reference only, do not form a part of this Agreement and are not to be considered in the interpretation of this Agreement.
1.3
Interpretation

In this Agreement,
(a)
words importing the masculine gender include the feminine and neuter genders, corporations, partnerships and other Persons, and words in the singular include the plural, and vice versa, wherever the context requires;

(b)
the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c)
unless otherwise specified, all references to designated Articles, Sections and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

(d)
all accounting terms not otherwise defined will have the meanings assigned to them by, and all computations to be made will be made in accordance with, International Financial Reporting Standards as issued by the International Accounting Standards Board, as consistently applied by TopCo from time to time (“IFRS”);

(e)
any reference to a statute will include and will be deemed to be a reference to the regulations and rules made pursuant to it, and to all amendments made to the statute, the regulations and the rules in force from time to time, and to any statute, regulation or rule that may be passed which has the effect of supplementing or superseding the statute referred to or the relevant regulation;

(f)
any reference to a Person will include and will be deemed to be a reference to any Person that is a successor to that Person; and

(g)
“hereof”, “hereto”, “herein”, and “hereunder” mean and refer to this Agreement and not to any particular Article, Section or other subdivision.

1.4
Currency

All references to currency in this Agreement are references to lawful money of Canada, unless otherwise indicated.
1.5
Schedule

The following is the schedule to this Agreement:
Schedule A — Exchangeable Units of the Partnership
ARTICLE 2
RELATIONSHIP BETWEEN PARTNERS
2.1
Formation and Name of the Partnership

The General Partner acknowledges and represents to the Limited Partners that the Partnership was initially formed and registered as a limited partnership on November 12, 2020 by the filing of the Declaration of Limited Partnership in accordance with the Laws of the Province of Ontario and the provisions of the Original Limited Partnership Agreement to carry on business in common with a view to profit under the firm name and style of “Telesat Partnership LP” or the French form of that name or any other name or names as the General Partner may determine from time to time. The General Partner has the right to file an amendment to the Declaration of Limited Partnership changing the name of the Partnership or the French form of that name.
2.2
Purpose of the Partnership

The purpose of the Partnership shall be to: (a) acquire and hold direct and indirect equity interests in Leo, Transit, CanHoldco and, subject to the approval of the General Partner, any other Persons; (b) engage in any activity related to the capitalization and financing of the Partnership’s interests in such corporations and such other Persons; and (c) engage in any activity that is incidental to or in furtherance of the foregoing or any other business that it deems appropriate and that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the Act and this Agreement; provided, however, that, (i) except pursuant to Section 9.4, the Partnership shall not engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation under U.S. Treasury Regulations Section 301.7701-3 or Section 7704 of the Code; and (ii) the General Partner shall conduct the affairs of the Partnership in a manner that does not cause the Partnership or Partners, solely as a result of being a limited partner in the Partnership, (A) to be treated as engaged in a “commercial activity” (as defined in Section 892(a)(2)(A)(i) of the Code) or (B) to be treated as engaged in a “trade or business” within the United States for purposes of Section 864 of the Code.
2.3
Office of the Partnership

The principal place of business of the Partnership will be 160 Elgin Street, Suite 2100 Ottawa, Ontario, Canada, K2P 2P7 or any other address in Ontario as the General Partner may designate in writing from time to time to the Limited Partners.
2.4
Fiscal Year

Unless changed by the General Partner, the fiscal period of the Partnership shall commence on January 1 of a calendar year and shall end on the earlier of December 31 in that year or on the date of dissolution or other termination of the Partnership. Each fiscal period is referred to in this Agreement as a “Fiscal Year”.
2.5
Status of Partners

The General Partner represents, warrants, covenants and agrees with each Limited Partner that it:
(a)
is a corporation incorporated under the Laws of British Columbia and is validly subsisting under those Laws;

(b)
has the capacity and corporate authority to act as a general partner and to perform its obligations under this Agreement, and those obligations do not conflict with nor do they result in a breach of any of its constating documents, by-laws or any agreement by which it is bound;

(c)
will act in good faith toward the Limited Partners in carrying out its obligations under this Agreement;

(d)
holds and will maintain the registrations necessary for the conduct of its business and has and will continue to have all licences and permits necessary to carry on its business as the General Partner of the Partnership in all jurisdictions where the activities of the Partnership require that licensing or other form of registration of the General Partner; and

(e)
will devote as much time as is reasonably necessary for the conduct and prudent management of the business and affairs of the Partnership.

2.6
Limitation on Authority of Limited Partners

No Limited Partner, in their capacity as a Limited Partner, will:
(a)
take part in the administration, management or operation of the business of the Partnership or exercise any power in connection with that management or transact business on behalf of the Partnership;

(b)
execute any document which binds or purports to bind any other Partner or the Partnership;

(c)
hold that Limited Partner out as having the power or authority to bind any other Partner or the Partnership;

(d)
have any authority or power to act for or undertake any obligation or responsibility on behalf of any other Partner or the Partnership;

(e)
bring any action for partition or sale or otherwise in connection with the Partnership, or any interest in any property of the Partnership, whether real or personal, tangible or intangible, or file or register or permit to be filed, registered or remain undischarged any lien or charge in respect of any property of the Partnership; or

(f)
compel or seek a partition, judicial or otherwise, of any of the assets of the Partnership distributed or to be distributed to the Partners in kind in accordance with this Agreement.

2.7
Power of Attorney

(a)
Each Limited Partner hereby irrevocably nominates, constitutes and appoints the General Partner, with full power of substitution, as that Limited Partner’s agent and true and lawful attorney to act on the Limited Partner’s behalf with full power and authority in the Limited Partner’s name, place and stead to execute and record or file as and where required:

(i)
this Agreement, any amendment to this Agreement and any other instruments or documents required to continue and keep in good standing the Partnership as a limited partnership under the Act, or otherwise to comply with the Laws of any jurisdiction in which the Partnership may carry on business or own or lease property in order to maintain the limited liability of the Limited Partners and to comply with the applicable Laws of that jurisdiction (including any amendments to the Declaration of Limited Partnership or the Record as may be necessary to reflect the admission to the Partnership of subscribers for or transferees of Units as contemplated by this Agreement);

(ii)
all instruments and any amendments to the Declaration of Limited Partnership necessary to reflect any amendment to this Agreement;

(iii)
any instrument required in connection with the dissolution, liquidation and termination of the Partnership in accordance with the provisions of this Agreement, including any elections under the Tax Act, the Code and under any similar taxation legislation;

(iv)
the documents necessary to be filed with the appropriate Governmental Authority in connection with the business, property, assets and undertaking of the Partnership;

(v)
any documents as may be necessary to give effect to the business of the Partnership as described in Section 2.2;

(vi)
the documents on the Limited Partner’s behalf and in the Limited Partner’s name as may be necessary to give effect to the sale or assignment of a Unit or to give effect to the admission of a subscriber for or transferee of Units to the Partnership;

(vii)
any election, determination, designation, information return or similar document or instrument as may be required or desirable at any time under the Tax Act, the Code or under any other taxation legislation or Laws of like import of Canada, the U.S. or of any province, territory, state or jurisdiction which relates to the affairs of the Partnership or its Subsidiaries or the interest of any Person in the Partnership; and

(viii)
all other similar instruments and documents on the Limited Partner’s behalf and in the Limited Partner’s name or in the name of the Partnership as may be deemed necessary by the General Partner to carry out fully this Agreement in accordance with its terms.

(b)
The General Partner may require any Person subscribing for Units to execute such documents or instruments containing a power of attorney incorporating by reference, ratifying and confirming some or all of the powers described above.

(c)
The power of attorney granted in this Agreement is irrevocable, is a power coupled with an interest, will survive the death or disability of a Limited Partner and will survive the transfer or assignment by the Limited Partner, to the extent of the obligations of a Limited Partner under this Agreement, of the whole or any part of the interest of the Limited Partner in the Partnership, extends to the heirs, executors, administrators, other legal representatives and successors, transferees and assigns of the Limited Partner, and may be exercised by the General Partner on behalf of each Limited Partner in executing any instrument by electronic signature or by listing all the Limited Partners and executing that instrument with a single signature as attorney and agent for all of them.

(d)
Each Limited Partner agrees to be bound by any representations or actions made or taken by the General Partner pursuant to the power of attorney granted in this Agreement and hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under such power of attorney.

(e)
In accordance with the Power of Attorney Act (British Columbia), the Powers of Attorney Act (Alberta), the Powers of Attorney Act, 2002 (Saskatchewan), the Powers of Attorney Act (Manitoba), the Substitute Decisions Act, 1992 (Ontario), the Property Act (New Brunswick), the Powers of Attorney Act (Prince Edward Island), the Powers of Attorney Act (Nova Scotia), the Enduring Powers of Attorney Act (Newfoundland), the Enduring Power of Attorney Act (Yukon), Powers of Attorney Act (Nunavut), and the Powers of Attorney Act (Northwest Territories), and any similar legislation governing a power of attorney, each Limited Partner declares that these powers of attorney may be exercised during any legal incapacity, mental incapacity or infirmity, or mental incompetence on the Limited Partner’s part.

(f)
The power of attorney granted in this Agreement is not intended to be a continuing power of attorney within the meaning of the Substitute Decisions Act, 1992 (Ontario) exercisable during a Limited Partner’s incapacity to manage property, or any similar power of attorney under equivalent legislation in any of the provinces or territories of Canada (a “CPOA”). The execution of this power of attorney will not terminate any CPOA granted by the Limited Partner previously and will not be terminated by the execution by the Limited Partner in the future of a CPOA, and the Limited Partner hereby agrees not to take any action in future which results in the termination of the power of attorney granted in this Agreement.

(g)
The General Partner may require, in connection with the subscription for, or any transfer of, Units, that the documents executed by the subscribing Limited Partner or transferee, if any, be accompanied by the explanatory notes set out in the Powers of Attorney Act (Alberta) and the Enduring Power of Attorney Act (Yukon) and a certificate of legal advice signed by a lawyer who is not the attorney or the attorney’s spouse.

(h)
The power of attorney granted in this Agreement will continue in respect of the General Partner so long as it is the general partner of the Partnership, and will terminate thereafter, but will continue in respect of a new General Partner as if the new General Partner were the original attorney.

(i)
A purchaser or transferee of a Unit will, upon becoming a Limited Partner, be conclusively deemed to have acknowledged and agreed to be bound by the provisions of this Agreement as a Limited Partner and will be conclusively deemed to have provided the General Partner with the power of attorney described in this Section 2.7.

2.8
Limited Liability of Limited Partners

Subject to the provisions of the Act and of similar legislation in other jurisdictions of Canada, the liability of each Limited Partner for the debts, liabilities and obligations of the Partnership will be limited to the Limited Partner’s Capital Contribution, plus the Limited Partner’s share of any undistributed income of the Partnership. Following the contribution of a Limited Partner’s Capital Contribution, the Limited Partner will not be liable for any further claims or assessments or be required to make further contributions to the Partnership, except to the extent required by applicable Law.

2.9
Indemnity of Limited Partners

The General Partner will indemnify and hold harmless each Limited Partner (including former Limited Partners) for all costs, expenses, damages or liabilities suffered or incurred by the Limited Partner if the limited liability of that Limited Partner is lost for or by reason of the negligence of the General Partner in performing its duties and obligations under this Agreement.
2.10
Compliance with Laws

Each Limited Partner will, on the request of the General Partner from time to time, promptly execute any documents considered by the General Partner to be necessary to comply with any applicable Law for the continuation, operation or good standing of the Partnership.
2.11
Other Activities of Partners

Limited Partners and their Affiliates and Associates and, subject to Section 7.20, Affiliates and Associates of the General Partner may engage in businesses, ventures, investments and activities which may be similar to or competitive with those in which the Partnership is or might be engaged and those Persons will not be required to offer or make available to the Partnership any other business or investment opportunity which any of those Persons may acquire or be engaged in for its own account.
ARTICLE 3
PARTNERSHIP UNITS
3.1
Authorized Units

From and after the date hereof and prior to the Merger Effective Time, the interests in the Partnership of the Partners will be divided into and represented by an unlimited number of units of three classes: the GP Units, the Class C Exchangeable Units and the Class X Units.
From and after the Merger Effective Time, the interests in the Partnership of the Partners will be divided into and represented by an unlimited number of five classes of Units as follows: (i) interests of the General Partner will be represented by general partnership units in the capital of the Partnership (“GP Units”); (ii) interests of Limited Partners (other than Rover, Rover’s permitted transferees that are wholly-owned by Polaris or any holder of Class D Units in their capacity as such) who can demonstrate to the Partnership that they are Qualified Canadians will be represented by Class A exchangeable limited partnership units in the capital of the Partnership (“Class A Exchangeable Units”); (iii) all other interests of Limited Partners (other than Rover, Rover’s permitted transferees that are wholly-owned by Polaris or any holder of Class D Units in their capacity as such) will be represented by Class B exchangeable limited partnership units in the capital of the Partnership (“Class B Exchangeable Units”); (iv) interests of Rover or its permitted transferees that are wholly-owned by Polaris will be represented by Class C exchangeable limited partnership units in the capital of the Partnership (“Class C Exchangeable Units”, and collectively with the Class A Exchangeable Units and the Class B Exchangeable Units, “Exchangeable Units”); and (v) Class D limited partnership units (“Class D Units”), which may be issued to a wholly-owned subsidiary of the General Partner immediately before all Exchangeable Units cease to be Outstanding. No Partnership Interests or other equity interests in the Partnership shall be issued other than as specified in the Recitals hereto, by the preceding sentence or as set forth in Section 3.3(a). Each of the Units will represent an interest in the Partnership having the preferences, rights, restrictions, conditions and limitations provided in this Agreement including:
(a)
the holders of Units will have the right to receive allocations of net income, net loss, taxable income and tax loss as provided in this Agreement;

(b)
the holders of the Units will have the right to share in returns of capital and to share in cash and any other distributions to Partners and to receive the remaining assets of the Partnership on dissolution or winding up in accordance with the terms of this Agreement; and

(c)
the holders of Units will have the right to receive notice of and to attend any meetings of Partners of the Partnership.

Except as specified in this Agreement with respect to the General Partner and as otherwise specified in Sections 3.4, 3.5 and 3.13 or in Schedule A, no Partner will have any preference, priority or right in any circumstance over any other Partner in respect of the Units held by each. For greater certainty, the General Partner’s interest in the Partnership is a single interest defined by reference to the GP Units held by it and any other Units that it might acquire in accordance with this Agreement.
3.2
Rights, Privileges, Restrictions and Conditions of Exchangeable Units and Class D Units

In addition to the preferences, rights, restrictions, conditions and limitations set out in Sections 3.1 and 3.13(a):
(a)
Each Exchangeable Unit will have the rights and preferences set out in Schedule A hereto. Except as otherwise expressly set forth in this Agreement, each Exchangeable Unit shall have the same rights and privileges as each other Exchangeable Unit regardless of class; and

(b)
Notwithstanding anything to the contrary in this Agreement, so long as any Exchangeable Units are Outstanding, the Class D Units will not (i) participate in, or be entitled to, any distribution (including distributions pursuant to Section 5.3(b) or Section 5.4) or allocation of income (including Net Income), gain, loss (including Net Loss), deduction, taxable income or tax loss, and (ii) have any right to vote on any matter, whether by way of voting in person or by proxy at any meeting of Partners of the Partnership or by written resolution.

3.3
Issuance of Additional Units

(a)
Except as contemplated pursuant to the Recitals hereto and Sections 3.4, 3.5 and 3.13(a), the Partnership shall not issue any additional Units other than Class D Units.

(b)
All Partnership Interests issued by the Partnership shall be fully paid Partnership Interests.

3.4
Capital Structure of the Partnership and the General Partner

Except for the transactions expressly contemplated by Section 2.1 of the Transaction Agreement, from and after the First Closing Day, so long as any Exchangeable Units are Outstanding:
(a)
The General Partner shall, and shall cause the Partnership to, take all actions necessary so that, at all times for as long as this Agreement is in effect, the economic rights of the holders of the Exchangeable Units and the economic rights of the General Partner as holder of the GP Units shall be proportionate to their respective Percentage Interests (for the avoidance of doubt, excluding distributions that are made to the General Partner on the GP Units pursuant to Section 3.4(d) or Section 5.3(a)).

(b)
So long as TopCo is a General Partner and without limiting the generality of Section 3.4(a):

(i)
upon the issuance by TopCo of any TopCo Shares (other than pursuant to the exercise of an Exchange Right or an issuance described in Section 3.5), including any issuance in connection with a business acquisition by TopCo, an equity incentive program or upon the conversion, exercise or exchange of any security or other instrument convertible into or exercisable or exchangeable for TopCo Shares, which, in each case, will result in a corresponding change in the Percentage Interests of the Partners in accordance with the definition of “Percentage Interests”, TopCo shall contribute the proceeds of, or other consideration received in connection with, such issuance, if any, (net of any selling or underwriting discounts or commissions or other expenses) to the Partnership in consideration for the issuance of a number of additional GP Units equal to the number of Topco Shares issued; and

(ii)
if any shares in the capital of TopCo other than Topco Shares is issued by TopCo (“New Shares”), TopCo shall (either immediately before or after such issuance) (A) cause the Partnership to create a corresponding new class of Units (“New Units”) that has corresponding distribution rights to such New Shares, (B) cause the Partnership to issue one or more New Units to TopCo in exchange for the contribution by TopCo of the proceeds from, or other consideration received in connection with, the issuance of such New Shares (net of any selling or underwriting discounts or commissions or other expenses, which for the avoidance of doubt, shall be deemed to be reimbursed by the Partnership in accordance with Section 5.3(a) and such reimbursement proceeds shall be deemed to be contributed by TopCo to the Partnership) to the Partnership and (C) effect such amendments to this Agreement as are necessary in order to provide that the distributions and allocations on the New Units to TopCo pursuant to this Agreement are made on terms that allow TopCo to fund distributions on such New Shares in accordance with their terms and such other amendments as are necessary such that the capital of TopCo in the Partnership continues to correspond with the outstanding capital of TopCo.
(c)
Upon the exchange of any Exchangeable Units for the applicable Exchanged Shares pursuant to the exercise of an Exchange Right, as of the effective date of such exchange, each Exchanged Share issued in exchange for an Exchangeable Unit shall be deemed (i) to have been first contributed by TopCo to the Partnership in consideration for the issuance of additional GP Units and (ii) then immediately thereafter to have been delivered by the Partnership to the holder exercising the Exchange Right and the Exchangeable Unit shall be cancelled and shall cease to exist.

(d)
If the General Partner proposes to redeem, repurchase or otherwise acquire any TopCo Shares for cash, the Partnership shall, immediately prior to such redemption, repurchase or acquisition, make a distribution to the General Partner on its GP Units in an amount sufficient for the General Partner to fund such redemption, repurchase or acquisition, as the case may be.

3.5
Reciprocal Changes

Except for the transactions expressly contemplated by Section 2.1 of the Transaction Agreement, from and after the First Closing Day, so long as any Exchangeable Units not owned by the General Partner or its Subsidiaries are Outstanding:
(a)
TopCo will not:

(i)
issue or distribute TopCo Shares (or securities exchangeable for or convertible into or carrying rights to acquire TopCo Shares) to the holders of all or substantially all of the then outstanding TopCo Shares by way of stock dividend or other distribution, other than an issue of TopCo Shares (or securities exchangeable for or convertible into or carrying rights to acquire TopCo Shares) to holders of TopCo Shares who exercise an option to receive dividends in TopCo Shares (or securities exchangeable for or convertible into or carrying rights to acquire TopCo Shares) in lieu of receiving cash dividends; or

(ii)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding TopCo Shares entitling them to subscribe for or to purchase TopCo Shares (or securities exchangeable for or convertible into or carrying rights to acquire TopCo Shares); or

(iii)
issue or distribute to the holders of all or substantially all of the then outstanding TopCo Shares (A) shares or securities of the General Partner other than TopCo Shares (other than shares convertible into or exchangeable for or carrying rights to acquire TopCo Shares), (B) rights, options or warrants other than those referred to in Section 3.5(a)(ii) hereof, (C) evidences of indebtedness of the General Partner or (D) assets of the General Partner, unless, in each case, the equitably equivalent on a per Exchangeable Unit basis of such TopCo Shares, rights, options, securities, warrants, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Units; provided that, for greater certainty, the above restrictions shall not apply to dividends or distributions on TopCo Shares corresponding to a distribution that is made on each Exchangeable Unit in accordance with Section 5.3(a).
(b)
TopCo will not:

(i)
subdivide, redivide or change the then outstanding TopCo Shares into a greater number of TopCo Shares; or

(ii)
reduce, combine, consolidate or change the then outstanding TopCo Shares into a lesser number of TopCo Shares; or

(iii)
reclassify or otherwise change TopCo Shares or effect an amalgamation, arrangement, merger, reorganization or other transaction affecting TopCo Shares (other than an amalgamation, arrangement, merger, reorganization or other transaction affecting TopCo Shares where such TopCo Shares are used as consideration in an acquisition by the Partnership or any Subsidiary of the Partnership),

unless, in each case, the same or an equitably equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Units.
(c)
The General Partner will ensure that the record date for any event referred to in Section 3.5(a) or 3.5(b) hereof or (if no record date is applicable for such event) the effective date for any such event, will be the same with respect to both the Exchangeable Units and the TopCo Shares, and that such record date or effective date is not less than five Business Days after the date on which such event is declared or announced by the General Partner (with contemporaneous notification thereof by the General Partner to the Partnership).

(d)
Upon due notice from the General Partner, the Partnership shall take such steps as may be necessary for the purposes of ensuring that appropriate distributions are paid or other distributions are made by the Partnership, or subdivisions, redivisions or changes are made to the Exchangeable Units, in order to implement the required equitable equivalence with respect to distributions on the TopCo Shares and Exchangeable Units as provided for in this Section 3.5.

(e)
The Partnership shall not effect any Subdivision or Combination of Exchangeable Units other than in accordance with this Section 3.5.

3.6
Reservation of TopCo Shares

The General Partner hereby represents, warrants and covenants in favour of the Partnership that TopCo has reserved for issuance and will, at all times while any Exchangeable Units (other than Exchangeable Units held by the General Partner or its Subsidiaries) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued share capital at least such number of each class of TopCo Shares (or other shares or securities into which TopCo Shares may be reclassified or changed as contemplated by Section 3.4) without duplication (a) as is equal to the number of such corresponding class of Exchangeable Units issued and outstanding from time to time and (b) as are now and may hereafter be required to enable and permit the General Partner to meet its obligations under any other security or commitment pursuant to which TopCo may now or hereafter be required to issue TopCo Shares, and to enable and permit the Partnership to meet its obligations hereunder.
3.7
Notification of Certain Events

In order to assist TopCo to comply with its obligations hereunder, if TopCo is not then the General Partner, the Partnership will notify TopCo of each of the following events at the time set forth below:
(a)
immediately, upon receipt by the Partnership of an Exchange Notice;

(b)
on the same date on which the Partnership gives written notice to holders of Exchangeable Units of a mandatory exchange in accordance with Article 2 of Schedule A hereto; and

(c)
as soon as practicable upon the issuance by the Partnership of any Exchangeable Units or rights to acquire Exchangeable Units.

3.8
Delivery of TopCo Shares to the Partnership

Upon notice from the Partnership of any event that requires the Partnership to cause TopCo Shares to be delivered to any holder of Exchangeable Units, TopCo shall forthwith issue and deliver or cause to be delivered, for and on behalf of the Partnership, the requisite number of such class of TopCo Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Units. All such TopCo

Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such TopCo Share, the Partnership shall issue additional GP Units as provided in Section 3.4(c).
3.9
Qualification of TopCo Shares

If any TopCo Shares (or other shares or securities into which TopCo Shares may be reclassified or changed as contemplated by Section 3.4) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or U.S. federal, provincial or state securities or other Law or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other Canadian or U.S. legal requirement before such shares (or such other shares or securities) may be issued and delivered by the General Partner to the holder of surrendered Exchangeable Units or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial or territorial securities Law or an “affiliate” of the General Partner for purposes of U.S. federal or state securities Law), the General Partner will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such TopCo Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under Canadian and/or U.S. Law, as the case may be, in each case for so long as any outstanding TopCo Shares are listed, quoted or posted for trading on any stock exchange or quotation system. The General Partner will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all TopCo Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding TopCo Shares (or such other shares or securities) have been listed by the General Partner and remain listed and are quoted or posted for trading at such time.
3.10
Admittance as Limited Partner

Upon the issuance or transfer of Units to any new Limited Partner as permitted by this Agreement, all Partners will be deemed to consent to the admission of such Limited Partner, the General Partner will be deemed to have executed this Agreement on behalf of the new Limited Partner and to have caused the Record to be amended, and any other documents as may be required by the Act or under legislation similar to the Act in other provinces or the territories to be filed or amended, specifying the prescribed information and causing the foregoing information in respect of the new Limited Partner to be included in other Partnership books and records.
3.11
Payment of Expenses

The Partnership will pay or cause one of its Subsidiaries to pay, to the extent contemplated by any agreement, indenture, prospectus or other offering document, all costs, disbursements and other fees and expenses incurred, by the Partnership or on its behalf, in connection with:
(a)
the organization of the Partnership;

(b)
the Integration;

(c)
the registration of the Partnership under the Act and under similar legislation of other jurisdictions; and

(d)
the issuance and sale of any additional Units.

3.12
Record of Limited Partners

The General Partner shall keep or cause to be kept at its principal place of business in Ontario a current Record stating for each Limited Partner that information required under the Act, including the Limited Partner’s name, status as to Qualified Canadian, address, Ontario corporation number, if any, the amount of money and/or the value of other property contributed or to be contributed by the Limited Partner to the Partnership and the number and type of Units held by each Limited Partner. Registration of interests in, and as provided in Section 3.13, transfers of, Units will be made only in the Record.

3.13
Transfers of Units and Changes in Membership of Partnership

(a)
Exchangeable Units shall be exchanged for a different Class of Exchangeable Units as follows:

(i)
an issued and outstanding Class A Exchangeable Unit shall immediately be converted into one Class B Exchangeable Unit, automatically and without any further act of the Partnership, the General Partner or the Unitholder thereof, (x) if such Class A Exchangeable Unit is or becomes beneficially owned or controlled, directly or indirectly, by a Person who is not a Qualified Canadian, or (y) as provided in Section 3.13(f); and

(ii)
an issued and outstanding Class B Exchangeable Unit shall be converted into one Class A Exchangeable Unit, upon provision of evidence in form and substance satisfactory to the General Partner that such Class B Exchangeable Unit is or becomes beneficially owned or controlled, directly or indirectly, by a Person who is a Qualified Canadian.

(b)
The General Partner may require, at all times, that any holder of Exchangeable Units must provide any relevant information required to enable it to apply the restrictions on the issue, transfer, ownership, control or voting of Exchangeable Units set out in this Agreement.

(c)
The General Partner may require, prior to accepting any transfer of or subscription for Exchangeable Units, that the prospective Unitholder provide any relevant information required to enable it to apply the restrictions on the issue, transfer, ownership, control or voting of Exchangeable Units set out in this Agreement.

(d)
In order to apply the provisions concerning the restrictions on the issue, transfer, ownership, control or voting of Exchangeable Units set out in this Agreement, the General Partner may, in its entire discretion:

(i)
require a person in whose name any Class A Exchangeable Units are registered to provide a statutory declaration under the Canada Evidence Act or otherwise concerning whether the Unitholder or beneficial owner is a Qualified Canadian (a “Declaration”);

(ii)
require any Person seeking to have a transfer of any Class A Exchangeable Units registered in his or her name or to have any Class A Exchangeable Units issued to him or her to provide a Declaration; and

(iii)
determine the circumstances in which any Declarations are required, their form and the times when they are to be provided.

(e)
The General Partner may, when it deems it appropriate in order to apply the provisions concerning the restrictions on the ownership, control or voting of Exchangeable Units set forth in this Agreement:

(i)
name and sign any contract with third persons, namely in order to assist in obtaining and following-up on the Declarations and various information it requires; and

(ii)
implement all control mechanisms and adopt all the procedures it may require from time to time, and in particular, to implement and adopt certificates of control of the Qualified Canadian or non-Qualified Canadian status of the Unitholders.

(f)
When a holder of Exchangeable Units is required to provide a Declaration or any other information required pursuant to this Section 3.13 and fails to comply with such obligation, the General Partner may, until such Unitholder has provided the Declaration or the information concerned, exchange any issued and outstanding Class A Exchangeable Units held by or on behalf of such person into Class B Exchangeable Units without any further act of such person and recognize all ownership rights attributable to the applicable Exchangeable Units, including the voting rights attached to such Exchangeable Units, on an as exchanged for Class B Exchangeable Units basis.

(g)
A Limited Partner may not transfer its Exchangeable Units, in whole or in part, to any Person, except as set out in Section 3.18 and as follows:

(i)
In the case of a natural person, upon their demise, to their estate and heirs;

(ii)
In the case of a Person that is not a natural person, (A) by operation of Law upon a merger, consolidation, amalgamation, liquidation, dissolution or similar transaction or (B) pursuant to a transfer in which, for U.S. federal income tax purposes, the basis of the Exchangeable Unit in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor or is determined under section 732 of the Code; and

(iii)
Exchanges of Units as provided in Section 3.13(a).

(h)
The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean, and shall be deemed to refer to: (x) any direct conveyance of any Partnership Interest; and (y) any transaction by which the Record Holder of a Partnership Interest conveys any Partnership Interest to another Person, including by way of a sale, assignment, gift, exchange or any other disposition by Law or otherwise (excluding any grant of a pledge, lien, encumbrance or security interest, but not excluding a conveyance as a result of the foreclosure of any pledge, lien, encumbrance or security interest).

(i)
The Registrar and Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of Units as herein provided. Upon delivery of evidence of compliance with this Section 3.13 and an instrument of transfer (including the name, status as to Qualified Canadian, tax identification number (if applicable), address and email address for each transferee as required for inclusion in the Record) in form and substance satisfactory to the General Partner, the General Partner shall update the Record to reflect the transfer and shall execute and deliver, and the Registrar and Transfer Agent shall countersign and deliver, a statement evidencing the transfer (a “Confirmation”).

(j)
The Partnership shall not recognize any transfer of Units until a Confirmation is delivered. No charge shall be imposed by the Partnership for any transfer of Units.

(k)
By acceptance of the transfer of any Unit, each transferee of a Unit (including any nominee holder or an agent or representative acquiring such Units for the account of another Person) (i) shall be admitted to the Partnership as a Partner with respect to the Units so transferred to such transferee when any such transfer or admission is reflected in the Record, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Units so transferred (subject to Section 3.13(a)), (iv) grants powers of attorney to the General Partner, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

(l)
No change of name or address of a Limited Partner, no transfer of a Unit and no admission of a substituted Limited Partner in the Partnership will be effective for the purposes of this Agreement until the requirements set out in this Article 3 have been satisfied, and until that change, transfer, substitution or addition is duly reflected in an amendment to the Record as may be required by the Act. The names and addresses of the Limited Partners as reflected from time to time in the Record, as from time to time amended, will be conclusive as to those facts for all purposes of the Partnership.

(m)
Where the transferee complies with all applicable provisions and is entitled to become a Limited Partner pursuant to the provisions of this Agreement, subject to Section 3.13(k), the General Partner shall admit the transferee to the Partnership as a substituted Limited Partner and the Limited Partners hereby consent to the admission of, and will admit, the transferee to the Partnership as a Limited Partner, without further act of the Limited Partners (other than as may be required by Law).

(n)
No transfer of Units will be accepted by the General Partner more than 15 days after the sending of a notice of dissolution under Section 13.3(d).

3.14
Notice of Change to General Partner

No name or address of a Limited Partner will be changed and no transfer of a Unit or substitution or addition of a Limited Partner in the Partnership will be recorded on the Record except pursuant to a notice in writing received by the General Partner.
3.15
Inspection of Record

A Limited Partner, or an agent of a Limited Partner duly authorized in writing, has the right to inspect and make copies from the Record during normal business hours.
3.16
Amendment of Declaration of Limited Partnership or Record

The General Partner, on behalf of the Partnership, may effect such filings, recordings, registrations and amendments to the Record and the Declaration of Limited Partnership and to any other documents and at any places as in the opinion of counsel to the Partnership are necessary or advisable to reflect changes in the membership of the Partnership, transfers of Units and dissolution of the Partnership as provided in this Agreement and to constitute a transferee as a Limited Partner.
3.17
Non-Recognition of Trusts or Beneficial Interests

Units may be held by nominees on behalf of the beneficial owners of the Units. Notwithstanding the foregoing, except as provided in this Agreement, as required by Law or as recognized by the General Partner in its sole discretion, no Person will be recognized (including in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code) by the Partnership or any Limited Partner as holding any Unit in trust, or on behalf of another Person with the beneficial interest in that other Person, and the Partnership and Limited Partners will not be bound or compelled in any way to recognize (even when having actual notice) any equitable, contingent, future or partial interest in any Unit or in any fractional part of a Unit or any other rights in respect of any Unit except an absolute right to the entirety of the Unit in the Limited Partner shown on the Record as holder of that Unit.
3.18
Incapacity, Death, Insolvency or Bankruptcy

Where a Person becomes entitled to Units on the incapacity, death, insolvency, or bankruptcy of a Limited Partner, or otherwise by operation of law, in addition to the requirements of Section 3.13, that entitlement will not be recognized or entered into the Record until that Person:
(a)
has produced evidence satisfactory to the Registrar and Transfer Agent of that Person’s entitlement; and

(b)
has delivered any other evidence, approvals and consents in respect to that entitlement as the Registrar and Transfer Agent may require and as may be required by Law or by this Agreement, including, for the avoidance of doubt, a Declaration.

3.19
No Transfer upon Dissolution

No transfer of Units may be made or will be accepted or entered into the Record after the occurrence of any of the events set out in Section 13.1.
3.20
Units Uncertificated

The Units will be uncertificated.
3.21
Indirect Transfers of Interests

(a)
Polaris represents and warrants that it is the sole record and beneficial owner of all of the outstanding voting and equity interests in Rover. For so long as Rover is a Unitholder, Polaris shall not, directly or indirectly, permit the transfer of its interest in Rover or engage in one or more transactions that have the effect of reducing the economic exposure of Polaris to the Exchangeable Units held by Rover, it being understood that pledging (or engaging in a similar transaction with the same effect) by Polaris of its interest in Rover to secure bona fide borrowings which have recourse to Polaris and are not in default shall not be deemed to be a violation of this provision; provided, however, that Polaris shall be permitted to transfer its interest in Rover, in whole or in part, to any of its Affiliates that are directly or indirectly wholly-owned and controlled by Polaris; provided further, that prior to such transferee ceasing to be a direct or indirect wholly-owned subsidiary of Polaris, it shall transfer such interest back to Polaris or a direct or indirect wholly-owned and controlled subsidiary of Polaris, and all such transferees shall, prior to any such transfer, have and be subject to all of the obligations of Polaris hereunder pursuant to documentation approved in writing by the General Partner.
(b)
For so long as any Meteor Entity is a Unitholder, the applicable Meteor Fund shall not, directly or indirectly, permit the transfer of its interest in such Meteor Entity or engage in one or more transactions that have the effect of reducing the economic exposure of such Meteor Fund to the Exchangeable Units held by such Meteor Entity, it being understood that pledging (or engaging in a similar transaction with the same effect) by such Meteor Fund of its interest in the applicable Meteor Entity to secure bona fide borrowings which have recourse to such Meteor Fund and are not in default shall not be deemed to be a violation of this provision; provided, however, that a Meteor Fund shall be permitted to transfer its interest in a Meteor Entity, in whole or in part, to any of its Affiliates that are directly or indirectly wholly-owned and controlled by one or more Meteor Funds; provided further, that prior to such transferee ceasing to be a direct or indirect wholly-owned subsidiary of one or more Meteor Funds, it shall transfer such interest back to the Meteor Funds or a direct or indirect wholly-owned and controlled subsidiary of the Meteor Funds, and all such transferees shall, prior to any such transfer, have and be subject to all of the obligations of the Meteor Funds hereunder pursuant to documentation approved in writing by the General Partner.

3.22
Record Holders

In accordance with Section 3.13, the Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by applicable Law. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Person on the other hand, such representative Person shall be the Record Holder of such Units.
3.23
Acquisition Proposals: TopCo and the Partnership

For so long as Exchangeable Units remain Outstanding (not including Exchangeable Units held by the General Partner and its Subsidiaries):
(a)
no tender offer, share exchange offer, formal issuer bid, formal take-over bid or similar transaction with respect to TopCo Shares (a “TopCo Offer”) will be proposed or recommended by the General Partner or the General Partner’s Board of Directors or otherwise effected with the consent or approval of the General Partner’s Board of Directors unless the holders of Exchangeable Units (other than the General Partner and its Subsidiaries) are entitled to participate in such TopCo Offer to the same extent and on an equitably equivalent basis as the holders of TopCo Shares, without discrimination. The General Partner will use its commercially reasonable efforts expeditiously and in good faith to put in place procedures or to cause the Registrar and Transfer Agent to put in place procedures to ensure that, the holders of Exchangeable Units may participate in such TopCo Offer by exercising their Exchange Right (conditional upon and subject to the TopCo Shares tendered or deposited under such TopCo Offer being taken up); and

(b)
no tender offer, share exchange offer, formal issuer bid, formal take-over bid or similar transaction with respect to Exchangeable Units (a “Units Offer”) will be proposed or recommended by the General Partner or the General Partner’s Board of Directors or otherwise effected with the consent or approval of the General Partner’s Board of Directors unless the holders of TopCo Shares

(other than the General Partner and its Subsidiaries) are entitled to participate in such Units Offer to the same extent and on an equitably equivalent basis as the holders of Exchangeable Units, without discrimination.
3.24
General Partner and Subsidiaries Not to Vote Exchangeable Units

The General Partner covenants and agrees in favor of the Partnership that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Units held by it and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Units in order to be counted as part of the quorum for each such meeting. The General Partner further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Units from time to time pursuant to this Agreement or pursuant to the provisions of the Voting Agreement (or any successor or other corporate statute by which the Partnership may in the future be governed) with respect to any Exchangeable Units held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Units or, except in express compliance with the Voting Agreement, at any meeting of the holders of TopCo Shares.
3.25
Attributes of Class X Units

The holders of Class X Units as a class shall be entitled to receive distributions as provided by Section 5.3(b)(i) and the aggregate amount of $1,000 on the redemption thereof.
ARTICLE 4
CAPITAL CONTRIBUTIONS AND ACCOUNTS
4.1
General Partner Contribution

The General Partner has made an initial contribution of $[500] to the capital of the Partnership and will make subsequent capital contributions prior to the Merger Effective Time of Transit shares and CanHoldco shares as part of the Integration.
4.2
Limited Partner and General Partner Contributions

In respect of the Exchangeable Units issued to the Limited Partners, the Capital Contribution in respect of each Exchangeable Unit issued to a Limited Partner will be equal to the fair market value of property exchanged by such Partner in consideration for such Exchangeable Unit. For the avoidance of doubt, there is no obligation pursuant to this Agreement for any Limited Partner to make additional Capital Contributions. In respect of the GP Units issued to the General Partner, the aggregate Capital Contribution in respect of the GP Units will be equal to the fair market value of the property and cash contributed to the Partnership by the General Partner in consideration for such GP Units. Except as otherwise provided in this Section 4.2, the fair market value of any property contributed to the Partnership shall be determined by the General Partner. For purposes of determining the amount of any Capital Contribution made pursuant to the Integration in exchange for Exchangeable Units or GP Units, the per share fair market value of a Leo share shall be $[] and the per share fair market value of a Transit share shall be $[]. The aggregate fair market value of the Transit shares contributed to the Partnership by Topco pursuant to the Integration shall be equal to the product of the per share value of a Transit share in the preceding sentence multiplied by the total number of Transit shares contributed to Topco pursuant to the Transaction Agreement.
4.3
Maintenance of Capital Accounts

(a)
There shall be established for each Partner on the books of the Partnership as of the date such Partner becomes a Partner a capital account (each being a “Capital Account”). Each Capital Contribution by any Partner, if any, shall be credited to the Capital Account of such Partner on the date such Capital Contribution is made to the Partnership. In addition, each Partner’s Capital Account shall be (a) credited with (i) such Partner’s allocable share of any Net Income of the Partnership and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.1(b), and (ii) the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner, (b) debited with (i) the amount of distributions (and deemed distributions) to such Partner of cash or the Carrying

Value of other property so distributed, (ii) such Partner’s allocable share of Net Loss of the Partnership and any items in the nature of deduction or loss that are specially allocated to such Partner pursuant to Section 5.1(b), and (iii) the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership and (c) otherwise maintained in accordance with the provisions of the Code and the U.S. Treasury Regulations. Any other item which is required to be reflected in a Partner’s Capital Account under Section 704(b) of the Code and the U.S. Treasury Regulations or otherwise under this Agreement shall be so reflected. The General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership. Interest shall not be payable on Capital Account balances. Notwithstanding anything to the contrary contained in this Agreement, the General Partner shall maintain the Capital Accounts of the Partners in accordance with the principles and requirements set forth in Section 704(b) of the Code and the U.S. Treasury Regulations.
(b)
A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor based on the number of Units so transferred.

(c)
The Partnership shall revalue the Capital Accounts of the Partners in accordance with U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Partnership by a new or existing Partner as consideration for one or more Units; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Partnership of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Partnership (as described in U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Partnership within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.

(d)
Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to give economic effect to the manner in which distributions are made to the Partners pursuant to the provisions of Sections 5.3, 5.4 and 13.3, the General Partner may make such modification.

ARTICLE 5
PARTICIPATION IN PROFITS AND LOSSES
5.1
Allocation for Capital Account Purposes

(a)
After giving effect to the special allocations set forth in Section 5.1(b), Net Income (Net Loss) of the Partnership for each Fiscal Year or other taxable period shall be allocated among the Capital Accounts of the Partners as follows:

(i)
After giving effect to the Required Allocations, Net Income for each Fiscal Year (or portion thereof) shall be allocated among the Partners so as to reduce, proportionally, the differences between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Fiscal Year. No portion of the Net Income for any Fiscal Year shall be allocated to a Partner whose Partially Adjusted Capital Account is greater than or equal to the Partner’s Target Capital Account for such Fiscal Year.

(ii)
After giving effect to the Required Allocations, Net Loss for any Fiscal Year shall be allocated among the Partners so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year. No portion of the Net Loss for any Fiscal Year shall be allocated to a Partner whose Target Capital Account is less than or equal to the Partner’s Partially Adjusted Capital Account for such Fiscal Year.

(b)
Special Allocations.   Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for each Fiscal Year or other taxable period:

(i)
Partnership Minimum Gain Chargeback.   Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in U.S. Treasury Regulations Sections 1.704-2(f), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.1(b)(i), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b) with respect to such taxable period (other than an allocation pursuant to Sections 5.1(b)(iii) and 5.1(b)(iv)). This Section 5.1(b)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in U.S. Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)
Chargeback of Partner Nonrecourse Debt Minimum Gain.   Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(b)(i)), except as provided in U.S. Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in U.S. Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.1(b)(ii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b), other than Section 5.1(b)(i) and other than an allocation pursuant to Sections 5.1(b)(v) and (vi), with respect to such taxable period. This Section 5.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in U.S. Treasury Regulations Section 1.704-2(i) (4) and shall be interpreted consistently therewith.

(iii)
Qualified Income Offset.   In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the U.S. Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 5.1(b)(i) or (ii). This Section 5.1(b)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)
Gross Income Allocations.   In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(b)(iv) were not in this Agreement.

(v)
Nonrecourse Deductions.   Nonrecourse Deductions for any taxable period shall be allocated to the holders of the GP Units and the Exchangeable Units in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse

Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the U.S. Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
(vi)
Partner Nonrecourse Deductions.   Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with U.S. Treasury Regulations Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii)
Nonrecourse Liabilities.   Nonrecourse Liabilities of the Partnership described in U.S. Treasury Regulations Section 1.752-3(a)(3) shall be allocated among the Partners in a manner chosen by the General Partner and consistent with such U.S. Treasury Regulations.

(viii)
Code Section 754 Adjustments.   To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the U.S. Treasury Regulations.

(ix)
Curative Allocation.

(A)
The Required Allocations are intended to comply with certain requirements of the U.S. Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.1(b)(ix). Therefore, notwithstanding any other provision of this Article 5 (other than the Required Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Required Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the economic agreement among the Partners.

(B)
The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 5.1(b)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(b)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(x)
Partnership Recourse Liabilities.   Any guarantee of Partnership debt by the General Partner shall not be taken into account for purposes of Section 752 of the Code and the U.S. Treasury Regulations.

5.2
Allocation of Net Income and Losses for Tax Purposes

(a)
Except as otherwise provided herein, each item of income, gain, loss and deduction shall be allocated, for U.S. federal income tax purposes, among the Partners in the same manner as its correlative item of Net Income or Net Loss is allocated pursuant to Section 5.1(a).

(b)
In accordance with Section 704(c) of the Code and the U.S. Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the

Partnership and with respect to reverse Code Section 704(c) allocations described in U.S. Treasury Regulations 1.704-3(a)(6) shall, solely for U.S. tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using any allocation method under U.S. Treasury Regulations Section 1.704-3 as the General Partner may decide. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.2, Section 704(c) of the Code (and the principles thereof), and U.S. Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.
(c)
The income or loss for Canadian federal income tax purposes of the Partnership for a given Fiscal Year (or other taxable period) of the Partnership will be allocated to the Partners in accordance with the following:

(i)
The General Partner shall first be allocated an amount of income for the Fiscal Year (or other taxable period) equal to the aggregate amount of distributions made to the General Partner pursuant to Section 5.3(a) in the Fiscal Year plus any Unallocated Amounts from prior Fiscal Years (or other taxable periods); provided, however, that the amount of income allocated pursuant to this Section 5.2(c)(i) in a Fiscal Year (or other taxable period) shall not exceed the current tax deductions available to the General Partner (determined as if no amount would be allocated pursuant to Section 5.2(c)(ii) in respect of the Fiscal Year (or other taxable period)). The “Unallocated Amount” for a Fiscal Year (or other taxable period) shall be (1) the amount, if any, that the aggregate amount of distributions made to the General Partner pursuant to Section 5.3(a) in the Fiscal Year (or other taxable period) exceeds the current tax deductions available to the General Partner, determined as if no amount would be allocated pursuant to Section 5.2(c)(ii) in respect of the Fiscal Year (or other taxable period), less (2) any income of the Partnership for a subsequent Fiscal Year (or other taxable period) allocated to the General Partner in respect of such Unallocated Amount pursuant to this Section 5.2(c)(i).

(ii)
The remaining income of the Partnership for the Fiscal Year (or other taxable period), if any, shall be allocated to the persons who were Partners during all or part of the Fiscal Year (or other taxable period) (each such person, a “Recipient”) by multiplying the remaining income by a fraction, (1) the numerator of which is the sum of the fair market value of all distributions received by the Recipient with respect to that Fiscal Year or other taxable period pursuant to Section 5.3 (other than Section 5.3(a)) and Section 5.4, and (2) the denominator of which is the aggregate fair market value of all distributions made to all Recipients by the Partnership with respect to that Fiscal Year or other taxable period pursuant to Section 5.3 (other than Section 5.3(a)) and Section 5.4; provided that if the denominator would be nil, such remaining income will instead be allocated:

(A)
if Exchangeable Units are Outstanding, to the Partners in accordance with their Percentage Interests; and

(B)
if no Exchangeable Units are Outstanding, 99.999% to the General Partner and 0.001% to the holders of Class X Units or Class D Units, as applicable.

For the avoidance of doubt, a payment on redemption of a Class X Unit is not a distribution.
(iii)
If, with respect to a given Fiscal Year or other taxable period, the Partnership has a loss, the General Partner shall, acting reasonably and fairly, allocate the loss of the Partnership in the manner it considers appropriate in the circumstances.

(iv)
For the avoidance of doubt, the Partners acknowledge and agree that, in general, each Partner’s share of the income of the Partnership for purposes of the income tax laws of the

United States (and the income tax laws of any other jurisdiction under the Laws of which any income of the Partnership is subject to income taxation) is intended to be the same as such Partner’s share of the income of the Partnership for Canadian federal income tax purposes, except to the extent of any difference arising solely because of one or more differences described in subsection 126(4.12) of the Tax Act. Accordingly, if the foregoing allocation provisions in this Section 5.2(c) result in an allocation of income of the Partnership for Canadian federal income tax purposes that would otherwise be inconsistent with the intention set forth in the preceding sentence, the General Partner may, acting reasonably, make such adjustments as are necessary for the purposes of allocating the income of the Partnership in a manner consistent with the intention set forth in the preceding sentence.
(v)
Income and loss of the Partnership for Canadian federal income tax purposes will be determined in accordance with the Tax Act.

(d)
The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. For the proper administration of the Partnership and for the preservation of uniformity of Units (or any portion or class or classes thereof), the General Partner may (i) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of U.S. Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of Units (or any portion or class or classes thereof), and (ii) adopt and employ or modify such conventions and methods as the General Partner determines in its sole discretion to be appropriate for (A) the determination for U.S. federal income tax purposes of items of income, gain, loss, deduction and credit and the allocation of such items among Partners and between transferors and transferees under this Agreement and pursuant to the Code and the U.S. Treasury Regulations, (B) the determination of the identities and tax classification of Partners, (C) the valuation of Partnership assets and the determination of tax basis, (D) the allocation of asset values and tax basis, and (E) the adoption and maintenance of accounting methods.

(e)
For purposes of determining the items of Partnership income, gain, loss, deduction, or credit allocable to any Partner for U.S. federal income tax purposes with respect to any period, such items shall be determined on a daily, monthly, quarterly or other basis, as determined by the General Partner in its sole discretion, using any permissible method under Section 706 of the Code and the U.S. Treasury Regulations.

(f)
Allocations that would otherwise be made to a Partner under the provisions of this Article 5 shall instead be made to the beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner in its sole discretion.

5.3
Distributions

The General Partner shall cause distributions to be made by the Partnership to the Partners only in accordance with this Section 5.3 and in the following order of priority:
(a)
Special TopCo Distribution.   The General Partner may, in its sole discretion, from time to time cause cash (and, for the avoidance of doubt, only cash) distributions to be made by the Partnership to TopCo (which distributions shall be made without pro rata distributions to the other Partners) in such amounts as required for TopCo to pay:

(i)
any tax liabilities of TopCo (including any tax liabilities of TopCo resulting from allocations of taxable income related to the receipt of amounts pursuant to this Section 5.3(a) to the extent that the expenditure giving rise to the payment hereunder is not a deductible expense for the purposes of determining any income tax owed by TopCo), but excluding income taxes attributable to distributions (or allocations of income with respect to distributions) pursuant to Section 5.3(b);

(ii)
any operating, administrative and other similar costs incurred by TopCo (including (A) fees and expenses related to any audit of TopCo, (B) fees or other charges of TopCo related to the making of tax, regulatory and other filings, or rendering of periodic or other reports to any Governmental Authority or other agencies having jurisdiction over the business or assets of TopCo, (C) fees and expenses incurred by TopCo related to public or investor relations, (D) fees payable to the directors of TopCo, (E) payments in respect of indebtedness and equity securities of TopCo to the extent the proceeds are used or will be used by TopCo to pay expenses or other obligations described in this Section 5.3(a) (in each case only to the extent economically equivalent indebtedness or equity securities of the Partnership were not issued to TopCo), (F) indemnification obligations of TopCo owing to directors, officers, employees or other persons under TopCo’s articles, charter, by-laws or other constating documents or pursuant to written agreements with any such person, (G) obligations of TopCo in respect of director and officer insurance (including premiums therefor), and (H) payments pursuant to any legal, tax, accounting and other professional fees and expenses incurred by TopCo);
(iii)
any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, TopCo;

(iv)
fees and expenses (including any underwriters commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of TopCo, including any payments required to be made by Topco pursuant to the terms of the Registration Rights Agreement, but excluding any selling or underwriting discounts or commissions or other expenses that are netted out pursuant to Section 3.4(b)(i) in determining the amount of the TopCo contribution pursuant to such Section;

(v)
other fees and expenses in connection with the maintenance of the existence of TopCo (including any costs or expenses associated with being a public company listed on a National Securities Exchange and compliance with applicable Laws or the requirements of a Governmental Authority); and

(vi)
any payments required to be made by TopCo pursuant to the terms of the Transaction Agreement or the Investor Rights Agreements.

For the avoidance of doubt, distributions made under this Section 5.3(a) may not be used to pay or facilitate dividends or distributions on the TopCo Shares and must be used solely for one of the express purposes set forth pursuant to the immediately preceding sentence.
(b)
Pro Rata Distributions.   After making any distributions required pursuant to Sections 5.3(a) and any distributions that have been deferred pursuant to clause (b) of the proviso to the first sentence of Section 5.4, the General Partner may, in its sole discretion, from time to time in such amounts as it shall determine, cause distributions to be made by the Partnership to the Partners pro rata in accordance with their Percentage Interests, provided that:

(i)
prior to the Merger Effective Time, the first $1,000 of distributions shall be made to the holders of the Class X Units and the balance shall be made to the General Partner and the holders of the Class C Exchangeable Units in proportion to their respective Capital Accounts; and

(ii)
after the Merger Effective Time, if no Exchangeable Units are Outstanding, such further distributions shall be made 99.999% to the General Partner and 0.001% to the holder of the Class D Units. 1

5.4
Tax Distributions

In the event any Partner other than TopCo that is subject to U.S. federal income tax has Net Cumulative Taxable Income that exceeds zero, then on the next applicable Tax Distribution Date, the Partnership shall distribute to each Partner, whether or not such Partner is subject to U.S. federal income tax, its Assumed Tax

1
Note to Draft: We expect TopCo to adopt a dividend policy to immediately distribute out all of the 5.5 and (c) distributions in order to avoid “double dipping” by the Unit holders.

Liability, less all prior distributions pursuant to Section 5.3 and this Section 5.4 paid in respect of such Partner’s Units, provided, however, that (a) TopCo shall be entitled to a distribution under this section only to the extent and in the amount that its Assumed Tax Liability exceeds the total of all amounts previously distributed to TopCo under Section 5.3 and this Section 5.4 and (b) the board of directors of the General Partner may in its sole discretion, after due consideration of and in accordance with the General Partner’s GP Duties, defer any distribution pursuant to this Section 5.4, as set forth in the following sentence. With respect to any distribution that is deferred pursuant to clause (b) of the proviso to the preceding sentence, (i) such deferred distribution must be paid prior to or simultaneously with any distributions pursuant to Section 5.3(b), and no distribution shall be paid pursuant to Section 5.3(b) prior to the payment of such deferred distributions, and (ii) upon the payment of any such deferred distribution, the amount of such deferred distribution shall be increased at an annual rate of 10.0%, compounded daily, from the date on which such distribution would have otherwise been paid to the date on which such distribution is actually paid. Upon the exchange by a Partner of any Units for TopCo Shares, which exchange is completed following the deferral of any distribution pursuant to clause (b) of the proviso to the first sentence of this Section 5.4 but prior to the payment in full of such deferred distribution, this Section 5.4 shall survive with respect to such Person, for the benefit of such Person. Without limiting the foregoing, the General Partner will use its reasonable best efforts not to take any action, or do any thing, that would reasonably be expected to result in a distribution becoming payable pursuant to this Section 5.4 (without regard for any determination that may be made by the board of directors of the General Partner to defer such distribution pursuant to clause (b) of the proviso to the first sentence of this Section 5.4).
5.5
Distribution Mechanics

(a)
The General Partner shall cause the Partnership or any of its Affiliates to comply with any withholding requirements established under the Code (including pursuant to Sections 1441, 1442, 1445, 1446 and 3406), the Tax Act, or any other federal, state, provincial, territorial, local or foreign Law. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner, or to the extent that any payments made to the Partnership are subject to withholding as a result of such payments being attributable to any particular Partner, the General Partner may treat the amount withheld as a distribution of cash to such Partner in the amount of such withholding from or in respect of such Partner. In any such case, unless such amount was withheld from amounts otherwise distributable to such Partner hereunder, it shall be treated as an advance to such Partner which shall be repayable on demand and if not repaid may be set off against subsequent distributions to such Partner.

(b)
(i)
Notwithstanding the foregoing in this Section 5.5(a), the following provisions shall apply in respect of U.S. withholding taxes. If the Partnership has registered as a “withholding foreign partnership” as defined in Section 1.1441-5(c)(2)(ii) of the Treasury Regulations under the Code, provided a Limited Partner has delivered to the General Partner a properly executed IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8EXP, or other documentation reasonably acceptable to the General Partner evidencing the Limited Partner’s exemption from U.S. withholding tax with respect to U.S. source interest or dividend income of the Partnership, the General Partner shall take such documentation into account and shall cause the Partnership not to withhold on any allocation of such income to the Limited Partner to the extent permitted to do so by applicable Law. If the Partnership has not registered as a withholding foreign partnership, the General Partner shall forward the IRS Form(s) W-8 supplied by the Limited Partner, along with IRS Form W-8IMY, to the relevant U.S. withholding agent in order to allow the Limited Partner to claim the benefit of any applicable exemption from U.S. withholding tax.

(ii)
The General Partner further agrees that, to the extent it is able to do so under applicable Law and provided that a Limited Partner has delivered to the General Partner evidence that is satisfactory to the General Partner, acting reasonably, that it is a resident of Canada for purposes of the Tax Act, the General Partner shall use commercially reasonable efforts to ensure that no Canadian federal tax is withheld from payments made to the Partnership that are attributable to such Canadian resident Limited Partner, including without limitation providing Canada Revenue Agency Form NR302 to the payer if required by applicable Law or requested by the payer. The General Partner acknowledges that it has received evidence satisfactory to it that Rover is a resident of Canada for purposes of the Tax Act, and Rover agrees to confirm same to the General Partner if requested in writing.
(c)
In the event of the dissolution of the Partnership, all receipts received during or after the Fiscal Year quarter in which the liquidation of the Partnership occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 13.3.

(d)
To the extent requested in writing by a holder of Exchangeable Units at least 10 Business Days prior to the record date for any dividend or distribution pursuant to Section 5.3(b) or 5.4, the Partnership shall convert any dividend or distribution to be paid in Canadian dollars into United States dollars at such exchange rate as it is able to obtain. The Partnership shall not be liable for any currency exchange rate obtained in good faith.

(e)
Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Registrar and Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(f)
Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner or a Record Holder if such distribution would violate the Act or other applicable Law.

ARTICLE 6
WITHDRAWAL OF CAPITAL CONTRIBUTIONS
6.1
Withdrawal

No Limited Partner has the right to withdraw any of the Limited Partner’s Capital Contribution or other amount or to receive any cash or other distribution from the Partnership except as provided for in this Agreement and except as permitted by Law.
ARTICLE 7
POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER
7.1
Duties and Obligations

(a)
The General Partner has:

(i)
unlimited liability for the debts, liabilities and obligations of the Partnership;

(ii)
subject to the terms of this Agreement and to any applicable limitations set out in the Act and applicable similar legislation in Canada, the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of the Partnership; and

(iii)
the full and exclusive right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the business of the Partnership for and on behalf of and in the name of the Partnership.

(b)
An action taken by the General Partner on behalf of the Partnership is deemed to be the act of the Partnership and binds the Partnership.

(c)
In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner)

of any action taken (or not taken) by it. The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions so long as the General Partner has acted pursuant to its authority under this Agreement.
7.2
Specific Powers and Duties

(a)
Without limiting the generality of Section 7.1, Section 14.2 and the other terms of this Agreement and Section 3.01 of the Investor Rights Agreements, the General Partner will have full power and authority for and on behalf of and in the name of the Partnership to do all things and on such terms as it determines, in its sole discretion, to be necessary or appropriate to conduct the business of the Partnership, including without limitation the following:

(i)
negotiate, execute and perform all agreements, conveyances or other instruments which require execution by or on behalf of the Partnership involving matters or transactions with respect to the Partnership’s business (and those agreements may limit the liability of the Partnership to the assets of the Partnership, with the other party to have no recourse to the assets of the General Partner, even if the same results in the terms of the agreement being less favourable to the Partnership);

(ii)
open and manage bank accounts in the name of the Partnership and spend the capital of the Partnership in the exercise of any right or power exercisable by the General Partner under this Agreement;

(iii)
mortgage, charge, assign, hypothecate, pledge or otherwise create a security interest in all or any property of the Partnership and its Subsidiaries now owned or later acquired, to secure any present and future borrowings and related expenses of the Partnership and its Subsidiaries and to sell all or any of that property pursuant to a foreclosure or other realization upon the foregoing encumbrances;

(iv)
manage, control and develop all the activities of the Partnership and take all measures necessary or appropriate for the business of the Partnership or ancillary to the business and may, from time to time, in its sole discretion propose combinations with other partnerships or other entities, which proposal(s) will be subject to requisite approval by the Partners;

(v)
incur all costs and expenses in connection with the Partnership;

(vi)
employ, retain, engage or dismiss from employment, personnel, agents, representatives or professionals or other investment participants with the powers and duties upon the terms and for the compensation as in the discretion of the General Partner may be necessary or advisable in the carrying on of the business of the Partnership;

(vii)
engage agents, including any Affiliate or Associate of the General Partner, to assist it to carry out its management obligations to the Partnership or subcontract administrative functions to the General Partner or any Affiliate or Associate of the General Partner, including, without limitation, the Registrar and Transfer Agent;

(viii)
invest cash assets of the Partnership that are not immediately required for the business of the Partnership in short term investments;

(ix)
act as attorney in fact or agent of the Partnership in disbursing and collecting moneys for the Partnership, paying debts and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;

(x)
commence or defend any action or proceeding in connection with the Partnership and otherwise engage in the conduct of litigation, arbitration or mediation and incur legal expense and the settlement of claims and litigation:

(xi)
the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;
(xii)
the making of tax, regulatory and other filings, or rendering of periodic or other reports to any Governmental Authority or other agencies having jurisdiction over the business or assets of the Partnership;

(xiii)
the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person;

(xiv)
the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the lending of funds to other Persons; the repayment or guarantee of obligations of any Group Member and the making of capital contributions to any Group Member;

(xv)
the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Partnership’s Subsidiaries from time to time);

(xvi)
retain legal counsel, experts, advisors or consultants as the General Partner consider appropriate and rely upon the advice of those Persons;

(xvii)
appoint the Registrar and Transfer Agent;

(xviii)
do anything that is in furtherance of or incidental to the business of the Partnership or that is provided for in this Agreement;

(xix)
obtain any insurance coverage for the benefit of the Partnership, the Partners and Indemnitees;

(xx)
the indemnification of any Person against liabilities and contingencies to the extent permitted by Law;

(xxi)
the purchase, sale or other acquisition or disposition or exchange of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests;

(xxii)
the undertaking of any action in connection with the Partnership’s participation in the management of the Partnership Group through its directors, officers or employees or the Partnership’s direct or indirect ownership of the Group Members;

(xxiii)
engage, retain, remove or replace the Tabulation Agent;

(xxiv)
carry out the objects, purposes and business of the Partnership; and

(xxv)
execute, acknowledge and deliver the documents necessary to effectuate any or all of the foregoing or otherwise in connection with the business of the Partnership.

(b)
No Persons dealing with the Partnership will be required to enquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for or on behalf of or in the name of the Partnership. The General Partner may insert or cause agents of the Partnership to insert, the following clause in any contracts or agreements to which the Partnership is a party or by which it is bound:

“Telesat Partnership LP is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital and the limited partner’s share of any undistributed income and no personal recourse may be had against any limited partner.”

7.3
Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner

(a)
The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine, in its discretion.

(b)
Any Group Member (including the Partnership) may lend or contribute to any other Group Member, and any Group Member may borrow from any other Group Member (including the Partnership), funds on terms and conditions determined by the General Partner. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c)
The General Partner may itself, or may enter into an agreement with any of its Affiliates (with respect to any such Affiliate who is not the General Partner or any Subsidiary of the General Partner, with prior Special Approval) to, render services to a Group Member or to the Partnership in the discharge of its duties as general partner of the Partnership. For the avoidance of doubt, the provisions of Section 5.3(a) shall apply to the rendering of services described in this Section 7.3(c).

(d)
The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable Law.

(e)
The General Partner or any of its Affiliates (notwithstanding the proviso in this sentence, with respect to any such Affiliate who is not the General Partner or any Subsidiary of the General Partner, with prior Special Approval) may sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, pursuant to transactions that are fair and reasonable to the Partnership; provided however that the requirements of this Section 7.4(e) conclusively shall be deemed to be satisfied and not a breach of any duty hereunder or existing at law, in equity or otherwise as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) any transaction that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). With respect to any contribution of assets to the Partnership in exchange for Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests, the General Partner, in determining whether the appropriate Partnership Interest or options, rights, warrants or appreciation rights relating to Partnership Interests are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the General Partner deems relevant under the circumstances.

7.4
Title to Property

The General Partner may hold legal title to any of the assets or property of the Partnership in its name as bare trustee for the benefit of the Partnership.
7.5
Exercise of Duties by the Board of Directors of the General Partner; General Partner Standard of Care

(a)
Any action to be taken by the Partnership, that if the Partnership were a British Columbia corporation would require the approval of the corporation’s board of directors, shall only be taken with the approval of the board of directors of the General Partner.

(b)
The General Partner acknowledges and agrees that it will owe the same duties to the Partnership and the Limited Partners that the board of directors of a British Columbia company owes to that company and its shareholders pursuant to paragraphs 142(1)(a) and 142(1)(b) of the BCBA (the

“GP Duties”), and such additional non-waivable duties as may be provided under the Act. Furthermore, subject to applicable Law or the listing rules of any applicable securities exchange, the General Partner covenants that it will maintain the confidentiality of financial and other information and data which it may obtain through or on behalf of the Partnership, the disclosure of which may adversely affect the interests of the Partnership or a Limited Partner.
7.6
Limitation of Liability

(a)
The General Partner is not personally liable for the return of any Capital Contribution made by a Limited Partner to the Partnership. Moreover, notwithstanding anything else contained in this Agreement, but subject to Section 2.9, neither the General Partner nor its officers, directors, shareholders, employees or agents are liable, responsible for or accountable in damages or otherwise to the Partnership or a Limited Partner for an action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by Law unless the act or omission was performed or omitted in breach of the GP Duties.

(b)
To the extent that the board of directors of the General Partner is found to have breached its duties or obligations owed to the holders of TopCo Shares, the General Partner will be deemed to have breached its duties or obligations, as applicable, owed to the holders of Exchangeable Units pursuant to this Section 7.6 and in the event that a remedy is provided to the holders of TopCo Shares, an equivalent remedy shall be afforded to the holders of Exchangeable Units to the maximum extent possible.

7.7
Indemnity of General Partner

(a)
To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, the General Partner, a Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any Affiliate, or any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate as a director, officer, employee, partner, agent or trustee of another Person (collectively, an “Indemnitee”) will be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities joint or several expenses (including, without limitation, legal fees and expenses on a solicitor/client basis), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as:

(i)
the General Partner, a Departing Partner or any of their Affiliates; or

(ii)
an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any of their Affiliates as a director, office, employee, agent or trustee of another Person;

provided, that
(iii)
in each case the Indemnitee acted honestly and in good faith with a view to the best interest of the Partnership and, in the case of the General Partner, in accordance with the GP Duties;

(iv)
in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Indemnitee had reasonable grounds for believing its conduct was lawful; and

(v)
no indemnification pursuant to this Section 7.8 will be available to an Indemnitee where the Indemnitee has been adjudged by a final decision of a court of competent jurisdiction that is no longer appealable to have been in breach of, or negligent in the performance of, its obligations under this Agreement.

Any indemnification pursuant to this Section 7.7(a) will be made only out of the assets of the Partnership.

(b)
To the fullest extent permitted by Law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Partnership prior to the final disposition of any claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay that amount if it is determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.8.

(c)
The indemnification provided by this Section 7.8 will be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of Law or otherwise, as to actions in the Indemnitee’s capacity as:

(i)
the General Partner, a Departing Partner or any of their Affiliates;

(ii)
an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any of their Affiliates; or

(iii)
a Person serving at the request of the General Partner, any Departing Partner or any of their Affiliates as a director, officer, employee, agent or trustee of another Person,

and will continue as to an Indemnitee who has ceased to serve in that capacity and as to action in any other capacity.
(d)
The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of those Persons (other than the General Partner itself) as the General Partner determines, against any liability that may be asserted against or expense that may be incurred by that Person in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify those Persons against those liabilities under the provisions of this Agreement.

7.8
Other Matters Concerning the General Partner

(a)
The General Partner may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)
The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted in reliance upon the opinion (including, without limitation, an opinion of counsel) of any of those Persons as to matters that the General Partner reasonably believes to be within that Person’s professional or expert competence will be conclusively presumed to have been done or omitted in good faith and in accordance with that opinion.

(c)
The General Partner has the right, in respect of any of its power, authority or obligations under this Agreement, to act through any of its duly authorized officers.

(d)
Any standard of care or duty imposed under the Act or any applicable Law will be modified, waived or limited to the extent legally permissible as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the power or authority prescribed in this Agreement, subject only to the GP Duties.

(e)
Notwithstanding anything to the contrary in this Agreement, to the extent legally permissible and provided that the General Partner at such time is a Person other than TopCo or a TopCo Successor, (i) it shall be deemed not to be a breach of the GP Duties to engage in such business interests and activities in preference to or to the exclusion of any Group Member, (ii) the General Partner shall have no obligation hereunder or as a result of any duty otherwise existing at Law or otherwise to present business opportunities to any Group Member and (iii) the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to the General Partner.

7.9
Indemnity of Partnership

The General Partner hereby indemnifies and holds harmless the Partnership and each Limited Partner from and against all costs, expenses, damages or liabilities suffered or incurred by the Partnership or any Limited Partner by reason of an act of willful misconduct or gross negligence by the General Partner or of any act or omission not believed by the General Partner in good faith to be within the scope of the authority conferred on the General Partner by this Agreement.
7.10
Restrictions upon the General Partner

The General Partner will not:
(a)
dissolve the affairs of the Partnership except in accordance with the provisions of Article 12; or

(b)
do any act prohibited by the Act.

7.11
Employment of an Affiliate or Associate

The General Partner may itself, or may enter into an agreement with any of its Affiliates (notwithstanding the proviso in this sentence, with respect to any such Affiliate who is not the General Partner or any Subsidiary of the General Partner, with prior Special Approval) to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided however that the requirements of this Section 7.12 conclusively shall be deemed satisfied and not a breach of any duty hereunder or existing at Law or otherwise as to any transaction (i) approved by Special Approval, (ii) the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership).
7.12
No Removal of the General Partner

The General Partner may not be removed as general partner of the Partnership.
7.13
Voluntary Withdrawal of the General Partner

The General Partner covenants and agrees in favor of the Partnership that, so long as any outstanding Exchangeable Units are owned by any Person other than the General Partner or any of its Subsidiaries, except as provided in Section 7.18, the General Partner will not voluntarily cease to be the sole general partner of the Partnership.
7.14
Condition Precedent

As a condition precedent to the resignation of the General Partner, the Partnership will pay all amounts payable by the Partnership to the General Partner pursuant to this Agreement accrued to the date of resignation net of any claims or liabilities of the General Partner to the Partnership.
7.15
Transfer to New General Partner

On the admission of a new general partner to the Partnership on the resignation of the General Partner, the resigning General Partner will do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership and the books, records and accounts of the Partnership to the new general partner, transfer title to the Partnership’s property to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect that transfer in a timely fashion.
7.16
Release By Partnership

On the resignation of the General Partner, the Partnership will release and hold harmless the General Partner resigning from any costs, expenses, damages or liabilities suffered or incurred by the General Partner (in its capacity as such, but not in its capacity as TopCo) as a result of or arising out of events which occur in relation to the Partnership after that resignation.

7.17
New General Partner

A new general partner will become a party to this Agreement by signing a counterpart of this Agreement and will agree to be bound by all of the provisions of this Agreement and to assume the obligations, duties and liabilities of the General Partner under this Agreement as from the date the new general partner becomes a party to this Agreement.
7.18
Transfer of General Partner Interest

Subject to Section 7.18 and Section 11.1, the General Partner may, without the approval of the Limited Partners (but with prior Special Approval) transfer all, but not less than all, of the General Partner’s Partnership Interests:
(a)
to a Subsidiary of the General Partner;

(b)
in connection with the General Partner’s merger or amalgamation with or into another entity; or

(c)
to the purchaser of all or substantially all of the General Partner’s assets,

provided that, in all cases, the transferee assumes the rights and duties of the General Partner and agrees to be bound by the provisions of this Agreement.
7.19
Resolution of Conflict of Interests

(a)
Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner (other than the General Partner), on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, or any agreement contemplated herein or therein, or of any duty hereunder or existing at Law or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may (if the conflict of interest involves an Affiliate of the General Partner who is not the General Partner or any Subsidiary of the General Partner, with Special Approval) also adopt a resolution or course of action that has not received Special Approval. Failure to seek Special Approval shall not be deemed to indicate that a conflict of interest exists or that Special Approval could not have been obtained.

(b)
Notwithstanding any other provision of this Agreement or otherwise applicable provision of Law, whenever in this Agreement or any other agreement contemplated hereby or otherwise the General Partner, in its capacity as the general partner of the Partnership, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, then the General Partner, or such Affiliates causing it to do so, shall, to the fullest extent permitted by Law, make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”), but subject to the GP Duties, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Act or under any other Law. Whenever in this Agreement or any other agreement contemplated hereby or otherwise the General Partner is permitted to or required to make a decision in its “good faith” then for purposes of this Agreement, the General Partner, or any of its Affiliates that cause it to make any such decision, shall be conclusively presumed to be acting in good faith if such Person or Persons subjectively believe(s) that the decision made or not made is not inconsistent with the GP Duties.

(c)
Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by Law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, any Record Holder or any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by Law, be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other Law.
(d)
Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(e)
Except as expressly set forth in this Agreement, to the fullest extent permitted by Law, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership, any Limited Partner or any other Person bound by this Agreement (except in the case of the General Partner for the GP Duties), and the provisions of this Agreement, to the extent that they restrict or otherwise modify or eliminate the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at Law, are agreed by the Partners to replace such other duties and liabilities of the General Partner (except for the GP Duties) or such other Indemnitee.

(f)
The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.20.

(g)
The Limited Partners expressly acknowledge that except for the GP Duties, the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that, subject to the GP Duties, the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

ARTICLE 8
FINANCIAL INFORMATION
8.1
Books and Records

The General Partner will keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business including the Record. Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including, without limitation, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard disks, magnetic tape, or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.
8.2
Reports

The General Partner will forward to the Limited Partners all reports and financial statements which may be required under applicable securities legislation, or as the General Partner determines to be necessary or appropriate and, after the end of each Fiscal Year, an annual report containing audited financial statements of the Partnership together with the auditors’ report on those financial statements.

8.3
Right to Inspect Partnership Books and Records

(a)
In addition to other rights provided by this Agreement or by applicable Law, and except as limited by Section 8.3(b), each Limited Partner has the right, for a purpose reasonably related to that Limited Partner’s own interest as a limited partner in the Partnership, upon reasonable demand and at that Limited Partner’s own expense, to receive:

(i)
a current list of the name and last known address of each Limited Partner;

(ii)
copies of this Agreement, the Declaration of Limited Partnership, the Record and amendments to those documents;

(iii)
copies of all documents filed by the Partnership with a securities regulatory authority in Canada;

(iv)
copies of minutes of meetings of the Partners; and

(v)
any other information regarding the affairs of the Partnership as is just and reasonable.

(b)
Notwithstanding Section 8.3(a), the General Partner may keep confidential from the Limited Partners for any period of time as the General Partner deems reasonable, any information of the Partnership (other than information referred to in Section 8.3(a)(ii)) which, in the reasonable opinion of the General Partner, should be kept confidential in the interests of the Partnership or that the Partnership is required by Law or by agreements with third parties to keep confidential.

8.4
Accounting Policies

The General Partner is authorized to establish from time to time accounting policies with respect to the financial statements of the Partnership and to change from time to time any policy that has been so established so long as those policies are consistent with the provisions of this Agreement and IFRS.
8.5
Appointment of Auditor

The General Partner will, on behalf of the Partnership, select the Auditor on behalf of the Partnership to review and report to the Partners upon the financial statements of the Partnership for, and as at the end of each Fiscal Year, and to advise upon and make determinations with regard to financial questions relating to the Partnership or required by this Agreement to be determined by the Auditor.
ARTICLE 9
TAX MATTERS
9.1
Tax Returns and Information

The General Partner shall use commercially reasonable efforts to timely file all tax returns of the Partnership that are required to be filed under applicable Law (including any U.S. or Canadian federal, provincial, territorial, state, or local tax returns). The General Partner shall use commercially reasonable efforts to furnish to all Partners necessary tax information as promptly as possible after the end of the Fiscal Year of the Partnership; provided, however, that delivery of such tax information may be subject to delay as a result of the late receipt of any necessary tax information from an entity in which the Partnership or any of its Subsidiaries holds an interest.
Each Limited Partner agrees to file all U.S. and Canadian federal, provincial, territorial, state and local tax returns required to be filed by it in a manner consistent with the information provided to it by the Partnership, unless otherwise required by applicable Law.
9.2
Tax Elections

The General Partner shall determine whether to make or refrain from making the election provided for in Section 754 of the Code, and any and all other elections permitted by the Code, the Tax Act, or under the tax Laws of any other relevant jurisdiction.

9.3
Tax Controversies

(a)
Canadian and Other Non-US Income Tax Matters.   Subject to the provisions hereof, the General Partner is authorized to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by Canadian and other non-U.S. tax authorities, including resulting administrative and judicial proceedings, and to expand Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

(b)
U.S. Federal Income Tax Matters.

(i)
The TopCo Shareholder Representative shall be the “partnership representative” of the Partnership for purposes of Code Section 6223 and any corresponding provision of applicable federal, state, local and/or foreign Law (the “Partnership Representative”), and on behalf of the Partnership, the General Partner (or its designee) shall be permitted to appoint any “designated individual” permitted under U.S. Treasury Regulations Sections 301.6223-1 and 301.6223-2 or any successor regulations or similar provisions of tax Law, and unless the context otherwise requires, any reference to the Partnership Representative in this Agreement includes any “designated individual.” The Partnership Representative shall be entitled to be reimbursed by the Partnership for all out-of-pocket costs and expenses incurred as a result of acting as the Partnership Representative in connection with any proceeding involving the Partnership and to be indemnified by the Partnership (solely out of Partnership assets) with respect to any action brought against it as a result of acting as Partnership Representative in connection with the resolution or settlement of any such proceeding. Each Partner hereby agrees (i) to take such actions as may be required to effect the General Partner’s designation as the Partnership Representative, and on behalf of the Partnership, the General Partner’s (or its designee’s) appointment of any “designated individual,” and (ii) to cooperate to provide any information or take such actions as may be reasonably requested by the Partnership Representative in order to determine whether any Imputed Underpayment Amount may be modified pursuant to Code Section 6225(c) or any corresponding provision of applicable federal, state, local and/or foreign Law and/or to allow the Partnership to make any such modification. The provisions of this Section 9.3 and a Partner’s obligation to comply with this Section 9.3 shall survive any liquidation and dissolution of the Partnership and the transfer, assignment or liquidation of such Partner’s Partnership Interest.

(ii)
The General Partner shall use its reasonable best efforts to (a) mitigate the economic burden to the Limited Partners of any final partnership adjustment, including by causing the Partnership to make an election under Section 6226(a)(1) of the Code or by following the procedures under Section 6225(c) of the Code to modify any imputed underpayment amount, and (b) allocate the economic burden of a final partnership adjustment (including any expenses related thereto) to the Partner(s) to whom such final partnership adjustment is attributable. Subject to the foregoing, the taking of any action and the incurring of any expense by the Partnership Representative in connection with any partnership audit, except to the extent required by Law, is a matter in the sole and absolute discretion of the Partnership Representative and the provisions relating to indemnification of the General Partner set forth in Section 7.8 shall be fully applicable to the Partnership Representative in its capacity as such. The Partnership Representative shall receive no compensation for its services. All third-party costs and expenses incurred by the Partnership Representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting or law firm to assist the Partnership Representative in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

9.4
Treatment as a Partnership; Election to be Treated as a Corporation

Notwithstanding anything to the contrary contained herein, the Partnership will use its reasonable best efforts to undertake all necessary steps to preserve its status as a partnership for U.S. federal income tax purposes and will not undertake any activity or make any investment or fail to take any action that would (i) cause the Partnership to be classified as a “publicly traded partnership” as defined in Section 7704 of the Code or (ii) jeopardize its status as a partnership for U.S. federal income tax purposes.
ARTICLE 10
MEETINGS OF THE LIMITED PARTNERS
10.1
Meetings

The General Partner may call a general meeting of Partners at any time and place as it deems appropriate in its absolute discretion for the purpose of considering any matter set out in the notice of meeting.
10.2
Place of Meeting

Every meeting of Partners will be in Ottawa, Ontario or at any other place within or outside of Canada as the General Partner may designate.
10.3
Notice of Meeting

Notice of any meeting of Partners will be given to each Limited Partner not less than 21 days (but not more than 60 days) prior to the meeting, and will state:
(a)
the time, date and place of the meeting; and

(b)
in general terms, the nature of the business to be transacted at the meeting in sufficient detail to permit a Partner to make a reasoned decision on that business.

Notice of an adjourned meeting of Partners need not be given if the adjourned meeting is held within 14 days of the original meeting. Otherwise, but subject to Section 10.13, notice of adjourned meetings will be given not less than 21 days in advance of the adjourned meeting and otherwise in accordance with this section, except that the notice need not specify the nature of the business to be transacted if unchanged from the original meeting.
10.4
Record Dates

For the purpose of determining the Limited Partners who are entitled to vote or act at any meeting of Partners or any adjournment of a meeting, or for the purpose of any other action, the General Partner may from time to time cause the transfer books to be closed for a period, not exceeding 30 days, as the General Partner may determine or, without causing the transfer books to be closed, the General Partner may fix a date not more than 60 days prior to the date of any meeting of Partners or other action as a record date for the determination of Limited Partners entitled to vote at that meeting or any adjournment of the meeting or to be treated as Limited Partners of record for purposes of any other action, and any Limited Partner who was a Limited Partner at the time so fixed will be entitled to vote at the meeting or any adjournment of the meeting even though that Limited Partner has since that date disposed of the Limited Partner’s Units, and no Limited Partner becoming a Limited Partner after that fixed date will be a Limited Partner of record for purposes of that action. A Person will be a Limited Partner of record at the relevant time if the Person’s name appears in the Record, as amended and supplemented, at that time.
10.5
Information Circular

If proxies are solicited from Limited Partners in connection with a meeting of Partners, the Person or Persons soliciting those proxies will prepare an information circular which will contain, to the extent that it is relevant and applicable, the information prescribed for information circulars by the Securities Act (Ontario) and applicable rules and regulations thereunder and the information prescribed for proxy statements pursuant to the U.S. Securities Exchange of 1934, as amended, and applicable rules and regulations thereunder.
10.6
Proxies

Any Limited Partner entitled to vote at a meeting of Partners may vote by proxy if a form of proxy has been received by the General Partner or the chairperson of the meeting for verification prior to the time fixed by the General Partner, which time will not exceed two Business Days preceding the meeting, or any adjournment of the meeting.

10.7
Validity of Proxies

A proxy purporting to be executed by or on behalf of a Limited Partner will be considered to be valid unless challenged at the time of or prior to its exercise. The Person challenging the proxy will have the burden of proving to the satisfaction of the chairperson of the meeting that the proxy is invalid and any decision of the chairperson concerning the validity of a proxy will be final. Proxies will be valid only at the meeting with respect to which they were solicited, or any adjournment of the meeting, but in any event will cease to be valid one year from their date. A proxy given on behalf of joint holders must be executed by all of them and may be revoked by any of them, and if more than one of several joint holders is present at a meeting and they do not agree which of them is to exercise any vote to which they are jointly entitled, they will, for the purposes of voting, be deemed not to be present. A proxy holder need not be a holder of a Unit.
10.8
Form of Proxy

Every proxy will be substantially in the form as may be approved by the General Partner or as may be reasonably satisfactory to the chairperson of the meeting at which it is sought to be exercised.
10.9
Revocation of Proxy

A vote cast in accordance with the terms of an instrument of proxy will be valid notwithstanding the previous death, incapacity, insolvency or bankruptcy of the Limited Partner giving the proxy or the revocation of the proxy unless written notice of that death, incapacity, insolvency, bankruptcy or revocation has been received by the chairperson of the meeting prior to the commencement of the meeting.
10.10
Corporations

A Limited Partner which is a corporation may appoint an officer, director or other authorized person as its representative to attend, vote and act on its behalf at a meeting of Partners.
10.11
Attendance of Others

Any officer or director of the General Partner, legal counsel for the General Partner and the Partnership and representatives of the Auditor will be entitled to attend any meeting of Partners. The General Partner has the right to authorize the presence of any Person at a meeting regardless of whether the Person is a Partner. With the approval of the General Partner that Person is entitled to address the meeting.
10.12
Chairperson

The General Partner may nominate a Person, including, without limitation, an officer or director of the General Partner, (who need not be a Limited Partner) to be chairperson of a meeting of Partners and the person nominated by the General Partner will be chairperson of that meeting unless the Partners elect another chairperson by Ordinary Resolution.
10.13
Quorum

A quorum at any meeting of Partners will consist of one or more Partners present in person or by proxy holding a majority of the voting power which may be exercised at such meeting. If, within half an hour after the time fixed for the holding of the meeting, a quorum for the meeting is not present, the meeting:
(a)
if called by or on the requisition of Limited Partners, will be terminated; and

(b)
if called by the General Partner, will be held at the same time and place on the day which is 14 days later (or if that date is not a Business Day, the first Business Day prior to that date). The General Partner will give three days’ notice to Limited Partners of the date of the reconvening of the adjourned meeting and at the reconvened meeting the quorum will consist of the Partners then present in person or represented by proxy.

10.14
Voting

(a)
Every question submitted to a meeting of Partners will be decided by an Ordinary Resolution on a show of hands unless otherwise required by this Agreement or a poll is demanded by a Partner, in which case a poll will be taken. In the case of an equality of votes, the chairperson will not have a casting vote and the resolution will be deemed to be defeated. The chairperson will be entitled to vote in respect of any Units held by the chairperson or for which the chairperson may be a proxyholder.

(b)
On a poll, each Person present at the meeting will have one vote for each Unit entitled to vote in respect of which the Person is shown on the Record as a Partner at the record date and for each Unit in respect of which the Person is the proxyholder. Each Partner present at the meeting and entitled to vote at the meeting will have one vote on a show of hands. If Units are held jointly by two or more persons and only one of them is present or represented by proxy at a meeting of Unitholders, that Unitholder may, in the absence of the other or others, vote with respect those Units, but if more than one of them is present or represented by proxy, they will vote together on the whole Units held jointly. Where this Agreement or applicable Law only permits certain Units to be voted on a matter, only votes in respect of such Units will be recognized.

10.15
Poll

A poll requested or required will be taken at the meeting of Partners or an adjournment of the meeting in any manner as the chairperson directs.
10.16
Powers of Limited Partners; Resolutions Binding

The Limited Partners will have only the powers set out in this Agreement and any additional powers provided by Law. Subject to the foregoing sentence and Section 14.1, any resolution passed in accordance with this Agreement will be binding on each Partner and that Partner’s respective heirs, executors, administrators, successors and assigns, whether or not that Partner was present in person or voted against any resolution so passed.
10.17
Conditions to Action by Limited Partners

The right of the Limited Partners to vote to amend this Agreement or to approve or initiate the taking of, or take, any other action at any meeting of Partners will not come into existence or be effective in any manner unless and until, prior to the exercise of any right or the taking of any action, the Partnership has received an opinion of counsel advising the Limited Partners (at the expense of the Partnership) as to the effect that the exercise of those rights or the taking of those actions may have on the limited liability of any Limited Partners other than those Limited Partners who have initiated that action, each of whom expressly acknowledges that the exercise of the right or the taking of the action may subject each of those Limited Partners to liability as a general partner under the Act or similar legislation in Canada.
10.18
Minutes

The General Partner will cause minutes to be kept of all proceedings and resolutions at every meeting and will cause all minutes and all resolutions of the Partners consented to in writing to be made and entered in books to be kept for that purpose. Any minutes of a meeting signed by the chairperson of the meeting will be deemed evidence of the matters stated in them and the meeting will be deemed to have been duly convened and held and all resolutions and proceedings shown in them will be deemed to have been duly passed and taken.
10.19
Additional Rules and Procedures

To the extent that the rules and procedures for the conduct of a meeting of the Partners are not prescribed in this Agreement, the rules and procedures will be determined by the General Partner.
10.20
Electronic Meetings

The General Partner may determine that a meeting of Partners shall be held entirely by means of telephone, electronic or other communications facilities that permit all participants to communicate with each other during the meeting. A meeting of Partners may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communications facilities, if the General Partner determines to make them available. A person participating in a meeting by such means is deemed to be present at the meeting.

ARTICLE 11
SUCCESSORS OF THE GENERAL PARTNER
11.1
Certain Requirements in Respect of Combination, etc.

As long as any Exchangeable Units (other than those owned by the General Partner or its Subsidiaries) are Outstanding, the General Partner shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of an amalgamation, arrangement or merger, of the continuing corporation resulting therefrom, unless:
(a)
such other Person or continuing corporation (such other Person or continuing corporation (or, in the event of an amalgamation, arrangement, merger or similar transaction pursuant to which holders of shares in the capital of the General Partner are entitled to receive shares or other ownership interests (“Successor Securities”) in the capital of any corporation or other legal entity other than such other Person or continuing corporation, then such corporation or other legal entity in which holders of shares in the capital of the General Partner are entitled to receive an interest) is herein called the “TopCo Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement and the Voting Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the TopCo Successor of all of the rights and obligations of the General Partner hereunder, including liability for all moneys payable and property deliverable hereunder and the covenant of such TopCo Successor to pay or cause to be paid and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of the General Partner under this Agreement;

(b)
the approval under Article 23.2(f) of the TopCo Articles, if required, has been obtained; and

(c)
such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.

Where the foregoing conditions are satisfied, all references herein to TopCo Shares shall be deemed to be references to the shares of the TopCo Successor which has assumed the obligations of the General Partner and all references to the General Partner shall be to the TopCo Successor, without amendment hereto or any further action whatsoever. For the avoidance of doubt, if a transaction described in this Section 11.1 results in holders of Exchangeable Units being entitled to exchange their Exchangeable Units for shares of a TopCo Successor in a different ratio than that set out herein, then this Agreement shall be deemed to be amended to refer to such different ratio(s). For the further avoidance of doubt, this Section 11.1 shall not apply to the transactions contemplated by the Transaction Agreement.
11.2
Vesting of Powers in Successor

Whenever the conditions of Section 11.1 have been duly observed and performed, the parties, if required by Section 11.1, shall execute and deliver the supplemental agreement provided for in Section 11.1(a) and thereupon the TopCo Successor shall possess and from time to time may exercise each and every right and power of the General Partner under this Agreement in the name of the General Partner or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the General Partner’s Board of Directors or any officers of the General Partner may be done and performed with like force and effect by the directors or officers of such TopCo Successor.
11.3
Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect Subsidiary of the General Partner with or into the General Partner or the winding-up, liquidation or dissolution of any wholly-owned direct or indirect Subsidiary of the General Partner (other than the Partnership) provided that all of the assets of such Subsidiary are transferred to the General Partner or another wholly-owned direct or indirect Subsidiary of the General Partner or any other distribution of the assets of any wholly-owned direct or indirect Subsidiary of the General Partner among the shareholders of such Subsidiary, and any such transactions are expressly permitted by this Article 11.
ARTICLE 12
NOTICES
12.1
Address

Any notice or other written communication which must be given or sent under this Agreement will be given by first-class mail, electronic mail or personal delivery to the address of the General Partner and the Limited Partners as follows:
(a)
in the case of the General Partner, Telesat Corporation, 160 Elgin Street, Suite 2100, Ottawa, Ontario, Canada K2P 2P7, Attention: Chris DiFrancesco, Email: CDiFrancesco@telesat.com; and

(b)
in the case of Limited Partners, to the postal or electronic mail address inscribed in the Record, or any other new address following a change of address in conformity with Section 12.2.

12.2
Change of Address

A Limited Partner may, at any time, change the Limited Partner’s postal or electronic mail address for the purposes of service by written notice to the General Partner which will promptly notify the Registrar and Transfer Agent, if different from the General Partner. The General Partner may change its address for the purpose of service by written notice to all the Limited Partners.
12.3
Accidental Failure

An accidental omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which that notice was or was intended to be given.
12.4
Disruption in Mail

In case of any disruption, strike or interruption in the Canadian postal service after mailing and before receipt or deemed receipt of a document, it will be deemed to have been received on the sixth Business Day following full resumption of the Canadian postal service.
12.5
Receipt of Notice

Subject to Section 12.4, notices given by first-class mail will be deemed to have been received on the third Business Day following the deposit of the notice in the mail, notices given by delivery will be deemed to have been received on the date of their delivery and notices given by electronic mail will be deemed to have been received when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next Business Day; provided that, if sent by electronic mail, the notice shall be confirmed by the same being sent by one of the other means contemplated by Section 12.1 (it being understood that delivery shall be effective in accordance with this Section 12.5).
12.6
Undelivered Notices

If the General Partner sends a notice or document to a Limited Partner in accordance with Section 12.1 and the notice or document is returned on three consecutive occasions because the Limited Partner cannot be found, the General Partner is not required to send any further notices or documents to the Limited Partner until the Limited Partner informs the General Partner in writing of the Limited Partner’s new address.

ARTICLE 13
DISSOLUTION AND LIQUIDATION
13.1
Events of Dissolution

The Partnership will follow the procedure for dissolution established in Section 13.3 upon the occurrence of any of the following events or dates:
(a)
the deemed removal of the sole General Partner unless the General Partner is replaced as provided in Sections 7.18 or 7.19;

(b)
the sale, exchange or other disposition of all or substantially all of the property of the Partnership, if approved in accordance with this Agreement; or

(c)
after the Merger Effective Time, no Exchangeable Units or Class D Units remain Outstanding.

13.2
No Dissolution

The Partnership will not come to an end by reason of the death, bankruptcy, insolvency, mental incompetency or other disability of any Limited Partner or upon transfer of any Units.
13.3
Procedure on Dissolution

Upon the occurrence of any of the events set out in Section 13.1, the General Partner (or in the event of an occurrence specified in Section 13.1(a), any other Person as may be appointed by resolution passed by a majority of the holders of the GP Units) will act as a receiver and liquidator of the assets of the Partnership and will:
(a)
sell or otherwise dispose of that part of the Partnership’s assets as the receiver considers appropriate;

(b)
pay or provide for the payment of the debts and liabilities of the Partnership and liquidation expenses;

(c)
if there are any assets of the Partnership remaining, distribute all property and cash as provided under Section 5.3; and

(d)
file the declaration of dissolution prescribed by the Act and satisfy all applicable formalities in those circumstances as may be prescribed by the Laws of other jurisdictions where the Partnership is registered. In addition, the General Partner will give prior notice of any dissolution of the Partnership by mailing to each Limited Partner and to the Registrar and Transfer Agent a notice at least 21 days prior to the filing of the declaration of dissolution prescribed by the Act.

13.4
Dissolution

The Partnership will be dissolved upon the completion of all matters set out in Section 13.3.
13.5
No Right to Dissolve

No Limited Partner has the right to ask for the dissolution of the Partnership, for the winding-up of its affairs or for the distribution of its assets.
13.6
Agreement Continues

Notwithstanding the dissolution of the Partnership, this Agreement will not terminate until the provisions of Section 13.3 have been satisfied.
13.7
Capital Account Restoration

No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership or otherwise.

ARTICLE 14
AMENDMENT
14.1
Power to Amend

Subject to Sections 14.2 and the rights of Exchangeable Units set forth in Schedule A, this Agreement or any part hereof, may be amended only in writing, with and only with the consent of all of the following: (i) the shareholders of TopCo by resolution passed by a simple majority of all votes cast at a meeting by holders entitled to vote at such meeting or by written consent of TopCo shareholders holding in the aggregate a majority of the outstanding TopCo shares; (ii) the holders of a majority of the Outstanding Units; (iii) the shareholders of TopCo (other than Rover and any Meteor Entity and their respective Affiliates and Associates) by resolution passed by a simple majority of all votes cast by such shareholders at a meeting by holders entitled to vote at such meeting or by written consent of such shareholders holding in the aggregate a majority of the outstanding TopCo shares (other than shares held by Rover and any Meteor Entity and their respective Affiliates and Associates) and (iv) the holders of a majority of the Outstanding Units (other than those beneficially owned by Rover, any Meteor Entity and their respective Affiliates and Associates); provided that:
(a)
no amendment will be made to this Agreement which would have the effect of changing the Partnership from a limited partnership to a general partnership without the unanimous written consent of the Partners;

(b)
no amendment will be made to this Agreement without the consent of the General Partner which would have the effect of adversely affecting the rights and obligations of the General Partner (other than an amendment to effect a dissolution of the Partnership pursuant to Section 13.1(a));

(c)
no amendment to this Agreement may give any Person the right to dissolve the Partnership, other than the General Partner’s right to dissolve the Partnership pursuant to Section 13.1(b) and 13.1(c); and

(d)
any amendment that disproportionately and adversely affects any individual, group or class of holders of Units as compared to other holders of Units shall require the consent of each holder of Units so disproportionately and adversely affected.

14.2
Amendment by General Partner

Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners or as expressly provided in this Agreement), without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with that amendment, to reflect:
(a)
a change in the name of the Partnership or the location of the principal place of business or the registered office of the Partnership;

(b)
admission, substitution, withdrawal or removal of Limited Partners in accordance with this Agreement;

(c)
a change that the General Partner, acting reasonably, determines is necessary to qualify or continue the qualification of the Partnership as a limited partnership which the Limited Partners have limited liability under the applicable laws;

(d)
a change that, in the discretion of the General Partner, is reasonable and necessary or appropriate to enable Partners to take advantage of, or not be detrimentally affected by, changes, proposed changes or differing interpretations with respect to any of the Tax Act, the Code, U.S. Treasury Regulations, administrative pronouncements of the Internal Revenue Service and judicial decisions, or other taxation Laws;

(e)
a change that the General Partner, acting reasonably, determines to be necessary to satisfy any requirements, conditions or guidelines contained in any Law;

(f)
a change in the Fiscal Year or taxable year of the Partnership and any other changes that the

General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership;
(g)
an amendment that the General Partner, acting reasonably, determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests pursuant to Section 3.4; and

(h)
any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

provided, that, the amendments set out in clauses (c), (d), (e), (g) and (h) of this Section 14.2 may only be made without the approval of any Limited Partner if approved by a majority of the Specially Designated Directors then in office.
From and after the Special Board Date (as defined in the Topco Articles), if neither any Meteor Entity nor Polaris is a 5% Holder (as defined in the Topco Articles), each Limited Partner agrees that the General Partner with the approval of the Topco board of directors (pursuant to its powers of attorney from the Limited Partners or as expressly provided in this Agreement), without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with that amendment, to reflect:
(a)
a change to cure any ambiguity or to correct or supplement any provisions contained in this Agreement which may be defective or inconsistent with any other provision contained in this Agreement, in each case, that does not adversely affect the Limited Partners in any material respect;

(b)
a change that the General Partner, acting reasonably, determines (i) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Governmental Authority, or (ii) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement that does not adversely affect the Limited Partners in any material respect;

(c)
an amendment that is necessary, in the written opinion of outside counsel to the Partnership, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor; or

(d)
an amendment that the General Partner, acting reasonably, determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.2 that does not adversely affect the Limited Partners in any material respect.

14.3
Notice of Amendments

The General Partner will notify the Limited Partners in writing of the full details of any amendment to this Agreement, if any, within 30 days of the effective date of the amendment.
ARTICLE 15
MISCELLANEOUS
15.1
Binding Agreement

Subject to the restrictions on assignment and transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, executors, administrators and other legal representatives, successors and assigns.

15.2
Time

In connection with the exchange of Exchangeable Units for Exchanged Shares, time will be of the essence in this Agreement.
15.3
Counterparts

This Agreement, or any amendment to it, may be executed in multiple counterparts (including electronically), each of which will be deemed an original agreement. This Agreement may also be executed and adopted in any instrument signed by a Limited Partner with the same effect as if the Limited Partner had executed a counterpart of this Agreement. All counterparts and adopting instruments will be construed together and will constitute one and the same agreement.
15.4
Governing Law

This Agreement and the Schedules to this Agreement will be governed and construed exclusively according to the Laws of the Province of Ontario and the Laws of Canada applicable therein and the parties to this Agreement irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.
15.5
Severability

If any part of this Agreement is declared invalid or unenforceable, then that part will be deemed to be severable from this Agreement and will not affect the remainder of this Agreement.
15.6
Further Acts

The parties will perform and cause to be performed any further and other acts and things and execute and deliver or cause to be executed and delivered any further and other documents as counsel to the Partnership considers necessary or desirable to carry out the terms and intent of this Agreement.
15.7
Entire Agreement

This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.
15.8
Limited Partner Not a General Partner

If any provision of this Agreement has the effect of imposing upon any Limited Partner (other than the General Partner) any of the liabilities or obligations of a general partner under the Act, that provision will be of no force and effect.
15.9
Amendment and Restatement of Original Limited Partnership Agreement

This Agreement amends, restates and replaces in its entirety the Original Limited Partnership Agreement.
15.10
Language of Agreement

The parties to this Agreement have expressly agreed that this Agreement be drawn in the English language. Les parties aux présentes ont expressément convenu que le présent contrat soit rédigé en anglais.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement as of the date first set out above.
TELESAT CORPORATION in its own capacity and as General Partner of the Partnership and agent and attorney for the Leo Electing Stockholders
By:
Name: Title:
RED ISLE PRIVATE INVESTMENTS INC.
By:
Name: Title:
By:
Name: Title:
PUBLIC SECTOR PENSION INVESTMENT BOARD solely for the limited purposes described herein
By:
Name: Title:
By:
Name: Title:
[Signature Page to Amended and Restated Limited Partnership Agreement]

John Cashman
Colin Watson
Henry Intven
[Signature Page to Amended and Restated Limited Partnership Agreement]

SCHEDULE A
EXCHANGEABLE UNITS OF THE PARTNERSHIP
ARTICLE 1
DEFINITIONS
For the purposes of this Schedule A, unless the context otherwise requires, each term denoted herein by initial capital letters and not otherwise defined herein shall have the meanings ascribed thereto in Section 1.1 of the Agreement. The following definitions are applicable to the terms of the Exchangeable Units:
“Class A Holder Votes” has the meaning set out in Section 3.4(a)(i) of this Schedule A;
“Class B Holder Votes” has the meaning set out in Section 3.4(a)(ii) of this Schedule A;
“Class Vote Proposal” has the meaning set out in Section 3.4(e) of this Schedule A;
“Combined Vote” has the meaning set out in Section 3.4(b)(i) of this Schedule A;
“Exchange Date” means, for any exchange of Exchangeable Units, the Exchange Date specified in the applicable Exchange Notice, which date must be a Business Day and must not be less than two Business Days nor more than ten Business Days after the date upon which such Exchange Notice is delivered to the office of the Partnership. If no such Business Day is specified in an Exchange Notice, the Exchange Date shall be deemed to be the second Business Day after the date on which such Exchange Notice is received by the Partnership, and in the event the General Partner fails to deliver Exchanged Shares on such date, the Exchange Date shall be deemed to be the date on which such Exchanged Shares are delivered;
“Exchange Notice” means the notice in the form of Exhibit A hereto (with such changes as may be determined in good faith by the General Partner consistent with this Agreement) or in such other form as may be acceptable to the General Partner;
“Exchange Right” has the meaning set out in Section 2.1(a) of this Schedule A;
“Exchanged Shares” means, subject to Section 3.5(b): (i) in respect of a Class A Exchangeable Unit, one TopCo Class A Share; (ii) in respect of a Class B Exchangeable Unit, one TopCo Class B Share; and (iii) in respect of a Class C Exchangeable Unit, one TopCo Class C Fully Voting Share (or at the election of the holder, one TopCo Class C Limited Voting Share);
“Exempt Exchangeable Voting Event” means any matter in respect of which applicable Law provides holders of Exchangeable Units with a vote as holders of Units of the Partnership in order to approve or disapprove, as applicable, any change to, or any change in the rights of the holders of, the Exchangeable Units, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Units and the TopCo Shares;
“Holder Votes” has the meaning set out in Section 3.4(a)(iii) of this Schedule A;
“List” has the meaning set out in Section 3.3 of this Schedule A;
“TopCo Consent” means any written consent sought from shareholders of TopCo;
“TopCo Control Transaction” shall be deemed to have occurred upon the consummation of a merger, amalgamation, arrangement or consolidation, of TopCo, other than any transaction which would result in the holders of outstanding voting securities of TopCo (assuming the exchange of all outstanding Exchangeable Units for Exchanged Shares) immediately prior to such transaction having at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other continuing holders not being altered substantially in the transaction.
“TopCo Meeting” means any meeting of shareholders of TopCo at which holders of any or all classes of TopCo Shares are entitled to vote; and

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“Subject Units” has the meaning set out in Section 2.1(b) of this Schedule A.
ARTICLE 2
EXCHANGE OF EXCHANGEABLE UNITS BY HOLDER
2.1
Exchange Right

(a)
From and after the date that is six months following the date of the Merger Effective Time, a holder of Exchangeable Units shall, at any time and from time to time, have the right to require the Partnership to repurchase any or all of the Exchangeable Units held by such holder in exchange for, and in connection therewith the right to require TopCo to issue, the applicable Exchanged Shares (the “Exchange Right”); provided, however, that a holder of Exchangeable Units may exercise its Exchange Right at any time to effect a transfer to be effective immediately prior to (and if so elected by such holder, subject to) the closing of a TopCo Control Transaction so that such Exchanged Shares to be received by such holder in such repurchase will have the full right and power to participate in such Topco Control Transaction (and such right and power shall be expressly recognized and provided for in any agreement relating to any such Topco Control Transaction).

(b)
To exercise the Exchange Right, the holder shall present and surrender at the office of the Partnership (or at any office of the Registrar and Transfer Agent as may be specified by the Partnership by notice to the holders of Exchangeable Units) a duly executed Exchange Notice together with such additional customary documents and instruments as the Registrar and Transfer Agent or the Partnership may reasonably require; provided that a definitive list of any such documents and instruments and copies thereof shall be posted publicly on the Company’s website. The Exchange Notice shall specify the number and class of Exchangeable Units in respect of which the holder is exercising the Exchange Right (the “Subject Units”) and, in the case of Class C Exchangeable Units, whether such Units are to be exchanged for TopCo Class C Fully Voting Shares or TopCo Class C Limited Voting Shares.

2.2
Share Settlement

Provided that the Exchange Notice is not revoked by the holder in the manner specified in Section 2.4 of this Schedule A, effective at the close of business on the Exchange Date:
(a)
the Partnership shall have, and shall be deemed to have, repurchased the Subject Units for cancellation in consideration for the transfer to such holder of the applicable number of Exchanged Shares and such holder shall be deemed to have transferred to the Partnership all of such holder’s right, title and interest in and to the Subject Units;

(b)
the General Partner shall deliver (or cause to be delivered) to such holder or in accordance with its direction, for and on behalf of the Partnership and in the manner provided for in Section 2.3 of this Schedule A, the applicable number of Exchanged Shares; and

(c)
the Partnership shall issue to the General Partner a number of GP Units equal to the number of Exchanged Shares delivered to such holder pursuant to Section 2.2(b) of this Schedule A, in consideration for the General Partner delivering such Exchanged Shares to such holder.

Notwithstanding the foregoing, neither the Partnership, nor the General Partner, shall be liable for damages arising from a failure to deliver the applicable number of Exchanged Shares (x) on an Exchange Date of less than three Business Days after the date upon which such Exchange Notice is delivered to the office of the Partnership, so long as each of the Partnership and the General Partner used commercially reasonable efforts to meet such Exchange Date, or (y) on any Exchange Date as a result of any cause or impediment not reasonably within the control of the Partnership or the General Partner, including any failure on behalf of the Registrar or Transfer Agent to take timely any actions requested by the Partnership or the General Partner, so long as each of the Partnership and the General Partner used reasonable best efforts to eliminate such cause or impediment. The Partnership and the General Partner shall have a continuing obligation to deliver the Exchange Shares, even if not delivered on the specified Exchange Date.

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2.3
Effect of Exchange

(a)
Subject to compliance by the applicable holder of the Subject Units with the terms of this Schedule A, the Partnership (or the General Partner for and on behalf of the Partnership) shall deliver or cause the Registrar and Transfer Agent to deliver to the relevant holder or in accordance with its direction, as applicable the applicable Exchanged Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) less any amounts withheld on account of tax pursuant to Section 5.5(a) of the Agreement, and such delivery by or on behalf of the Partnership or by the Registrar and Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total consideration payable or issuable. To the extent that amounts are so required to be deducted or withheld on account of tax pursuant to Section 5.5(a), the Partnership (or the General Partner for and on behalf of the Partnership) is hereby authorized to sell such portion of the Exchanged Shares otherwise payable to the holder as is necessary to provide sufficient funds to the Partnership to enable it to comply with such deduction or withholding requirement and the Partnership (or the General Partner for and on behalf of the Partnership) shall notify such holder of such sale and (x) remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and (y) the remaining net proceeds of such sale (after deduction for the amounts described in clause (x)) to such holder; provided that the General Partner shall use its reasonable best efforts to provide such holder with the opportunity to pay any withholding tax in cash, in lieu of having Exchanged Shares sold to pay some or all of the withholding tax. The General Partner shall respond to reasonable inquiries from the holders of Exchangeable Units as to the existence and amount of any withholding tax upon the exchange of such Exchangeable Units and otherwise cooperate in a reasonable manner, so that such payment can be made promptly and in a manner and at a time that will not result in a failure of delivery of all Exchanged Shares without any need for a sale as contemplated above, as, and within the time periods, contemplated in 2.2(b) above.

(b)
On and after the close of business on the Exchange Date, the holders of the Subject Units shall cease to be holders of such Subject Units and all rights with respect to such Subject Units shall immediately cease and terminate, other than the right to receive the applicable Exchanged Shares in accordance with the provisions of this Article 2. On and after the close of business on the Exchange Date, provided that payment of the applicable Exchanged Shares has been made in accordance with the foregoing provisions, the holder of the Subject Units exchanged for TopCo Shares shall thereafter be considered and deemed for all purposes to be a holder of the applicable number and class of TopCo Shares delivered to it.

(c)
Notwithstanding Section 2.3(b) of this Schedule A, where a record date in respect of a distribution occurs prior to the Exchange Date with regard to any Exchangeable Unit as to which an Exchange Notice has been delivered and there is any declared and unpaid distribution on any Exchangeable Unit as to which an Exchange Notice has been delivered, subject to Section 6.1 of this Schedule A, such distribution shall remain payable and shall be paid in the applicable form on the designated payment date to the former holder of the Exchangeable Unit so exchanged hereunder.

(d)
All filing fees, transfer taxes, sales taxes, document stamps or other similar charges levied by any Governmental Authority in connection with the repurchase of the Exchangeable Units pursuant to the Agreement shall be paid by the Partnership; provided, however, that the holder of such Exchangeable Units shall pay any such fees, taxes, stamps or similar charges that may be payable as a result of any transfer of the consideration payable in respect of such Exchangeable Units to a Person other than such holder. Except as otherwise provided in the Agreement, each party will bear its own costs in connection with the performance of its obligations under the Agreement.

2.4
Revocation Right

A holder of Subject Units may, by notice in writing given by the holder to the Partnership before the close of business on the second Business Day immediately preceding the Exchange Date, withdraw its Exchange Notice, in which event such Exchange Notice shall be null and void.

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2.5
Mandatory Exchange

In the event that:
(a)
at any time the number of Exchangeable Units Outstanding (other than Exchangeable Units held by the General Partner or its Affiliates and as such number of Units may be adjusted in accordance with the Agreement to give effect to a Combination or Subdivision of, or unit distribution on, the Exchangeable Units, or any issue or distribution of rights to acquire Exchangeable Units or securities exchangeable for or convertible into Exchangeable Units following the date hereof) represents less than 2% of the equity capital of the General Partner on a fully-diluted basis, or

(b)
a TopCo Control Transaction occurs with respect to which both: (i) the General Partner’s Board of Directors has determined, in good faith, that such TopCo Control Transaction involves an arm’s length transaction between TopCo and a bona fide third party and has a legitimate material commercial purpose other than causing the exchange of the Exchangeable Units in connection with such TopCo Control Transaction; and (ii) the holders of the Exchangeable Units have received not less than 15 Business Days prior written notice from the General Partner prior to the date that it makes such determination, or

(c)
an Exempt Exchangeable Voting Event is proposed and, following reasonable prior written notice to the holders of the Exchangeable Units by the General Partner that such proposal constitutes an Exempt Exchangeable Voting Event, the requisite plurality of such holders fail to vote or provide written consent or proxy with respect to such Exchangeable Units (to the extent such actions are permitted by Law and would not cause a violation of this Agreement, the TopCo Articles, or the Investor Rights Agreement) at a meeting called in accordance with this Agreement to approve or disapprove, as applicable, the Exempt Exchangeable Voting Event in order to maintain economic equivalence of the Exchangeable Units and the GP Units, then on prior written notice given by the Partnership to the holders of Exchangeable Units at least fifteen days prior to such mandatory exchange, in the case of the foregoing Sections 2.5(a) and 2.5(b), and on the Business Day following the day on which the holders of the Exchangeable Units failed to take such action in the case of the foregoing Section 2.5(c), the Partnership may cause a mandatory exchange of all of the Outstanding Exchangeable Units (which shall be deemed to be the Subject Units), on such date as is specified by the Partnership in such notice (which shall be deemed to be the Exchange Date), pursuant to Section 2.2 of this Schedule A, and for greater certainty the holders of Exchangeable Units shall not have the right to revoke such mandatory exchange pursuant to this Section 2.5 of Schedule A.
2.6
Take-Over Bid

With respect to any matter described in Section 3.23 of the Agreement that is proposed or recommended by the General Partner or the General Partner’s Board of Directors, and as a term thereof, the Partnership will cause to be put in place procedures or cause the Registrar and Transfer Agent to put in place procedures to ensure that, if holders of Exchangeable Units are required to exchange such Exchangeable Units to participate in a TopCo Offer, any such exchange shall be conditional upon and shall only be effective if the TopCo Shares tendered or deposited under such TopCo Offer are taken up.
ARTICLE 3
VOTING RIGHTS
3.1
Mailings to TopCo Shareholders

TopCo, in its own capacity and not in its capacity as General Partner, will deliver to the General Partner copies of all proxy materials (including notices of TopCo Meetings but excluding proxies to vote TopCo Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of TopCo Shares in sufficient quantities and in sufficient time so as to enable the General Partner to send those materials to each Exchangeable Holder at the same time as such materials are first sent to holders of TopCo Shares. The General Partner will promptly mail or cause to be mailed (or otherwise communicate in the same manner as TopCo utilizes in communications to holders of TopCo Shares, subject to applicable Laws

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and provided such manner of communications is reasonably available to the General Partner) to each Exchangeable Holder, at the expense of TopCo, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by TopCo to its shareholders:
(a)
a copy of such notice, together with any related materials, including any proxy circular or information statement, to be provided to shareholders of TopCo;

(b)
a statement that such Exchangeable Holder is entitled to instruct the General Partner to instruct the Trust as to the exercise of the Holder Votes with respect to such TopCo Meeting or TopCo Consent or, pursuant to Section 2.03 of the Voting Agreement, to attend such TopCo Meeting and to exercise personally the Holder Votes thereat;

(c)
a written statement as to the manner in which such instructions may be given to the General Partner, including an express indication that instructions may be given to the General Partner to give:

(i)
a proxy to such Exchangeable Holder or his or her designee to exercise personally the Holder Votes as contemplated in Section 3.5 below;

(ii)
a proxy to a designated agent or other representative of the management of TopCo to exercise such Holder Votes in accordance with the elections(s) indicated by such Exchangeable Holder in the space that shall be included on such proxy for casting votes on each of the matters that are to be presented for a vote at the applicable meeting; and

(iii)
a statement that if no such instructions are received from an Exchangeable Holder, the Holder Votes with respect to which such Exchangeable Holder is entitled to give instructions will not be exercised by the Trust;

(d)
a form of direction whereby an Exchangeable Holder may so direct and instruct the General Partner as contemplated herein; and

(e)
a statement of the time and date by which such instructions must be received by the General Partner in order to be binding upon it, which in the case of a TopCo Meeting shall not be earlier than the close of business on the third Business Day prior to such meeting, and of the method for revoking or amending such instructions.

provided, however, that the General Partner shall not be required to provide an Exchangeable Holder such mailing or communication relating to a TopCo Meeting at which or TopCo Consent for which the TopCo Shares receivable upon the exchange of the Exchangeable Units owned of record by such Exchangeable Units do not have the right to vote. The General Partner will include in all such communications contemplated in clauses (a) through (e) above, a written form of proxy, notice or instruction, together with a pre addressed return envelope, so that the holder of the Exchangeable Units will be able to complete and sign such form and return it to as appropriate, in order to exercise the rights and powers contemplated herein.
3.2
Other Materials

As soon as reasonably practicable after receipt by TopCo or shareholders of TopCo (if such receipt is known by TopCo) of any material sent or given by or on behalf of a third party to holders of TopCo Shares generally, including dissident proxy and information circulars (and related information and material) and take-over bid circulars (and related information and material), TopCo shall use its reasonable commercial efforts to obtain and deliver to the General Partner copies thereof in sufficient quantities so as to enable the General Partner to forward such material (unless the same has been provided directly to Exchangeable Holders by such third party) to each Exchangeable Holder as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the General Partner will mail or otherwise send to each Exchangeable Holder, at the expense of TopCo, copies of all such materials received by the General Partner from TopCo. The General Partner will also make available for inspection by any Exchangeable Holder at the General Partner’s principal office in Toronto, Ontario copies of all such materials.

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3.3
List of Persons Entitled to Vote

The Partnership shall (a) prior to each annual, general and special TopCo Meeting or the seeking of any TopCo Consent from the holders of TopCo Shares and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Exchangeable Holders arranged in alphabetical order and showing the number of Exchangeable Units held of record by each such Exchangeable Holder, in each case at the close of business on the date specified by TopCo in such request or, in the case of a List prepared in connection with a TopCo Meeting or a TopCo Consent, at the close of business on the record date established by TopCo or pursuant to applicable Law for determining the holders of TopCo Shares entitled to receive notice of and/or to vote at such TopCo Meeting or to give consent in connection with such TopCo Consent. Each such List shall be delivered to the Trustee promptly after receipt by the Partnership of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under the Voting Agreement.
3.4
Entitlement to Direct Votes

(a)
Generally

(i)
With respect to all TopCo Meetings at which the TopCo Class A Shares have the right to vote, and with respect to any solicitation of TopCo Consents in which the consent of the holders of the TopCo Class A Shares are sought, each holder of Class A Exchangeable Units shall be entitled to instruct the General Partner to direct the Trust to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights for the Class A Special Voting Share which is equal to that number of votes which would attach to the TopCo Class A Shares receivable upon the exchange of the Class A Exchangeable Units owned of record by such holder of Class A Exchangeable Units on the record date established by TopCo or by applicable Law for such TopCo Meeting or TopCo Consent, as the case may be (the “Class A Holder Votes”) in respect of each matter, question, proposal or proposition on which TopCo Class A Shares are entitled to vote at such TopCo Meeting or in connection with such TopCo Consents.

(ii)
With respect to all TopCo Meetings at which the TopCo Class B Shares have the right to vote, and with respect to any solicitation of TopCo Consents in which the consent of the holders of the TopCo Class B Shares are sought, each holder of Class B Exchangeable Units shall be entitled to instruct the General Partner to direct the Trust to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights for the Class B Special Voting Share which is equal to that number of votes which would attach to the TopCo Class B Shares receivable upon the exchange of the Class B Exchangeable Units owned of record by such holder of Class B Exchangeable Units on the record date established by TopCo or by applicable Law for such TopCo Meeting or TopCo Consent, as the case may be (the “Class B Holder Votes”) in respect of each matter, question, proposal or proposition on which TopCo Class B Shares are entitled to vote at such TopCo Meeting or in connection with such TopCo Consent.

(iii)
With respect to any (A) TopCo Meetings at which the TopCo Class C Fully Voting Shares and/or the TopCo Class C Limited Voting Shares have the right to vote, and (B) any solicitation of TopCo Consents in which the consent of the holders of the TopCo Class C Fully Voting Shares and/or the TopCo Class C Limited Voting Shares are sought, in each case, each holder of Class C Exchangeable Units shall be entitled to instruct the General Partner to direct the Trust to cast and exercise, in the manner instructed by the holder of Class C Exchangeable Units, that number of votes comprised in the Voting Rights for the Class C Special Voting Share which is equal to that number of votes which would attach to the TopCo Class C Fully Voting Shares and/or the TopCo Class C Limited Voting Shares (such number of votes as allocated between TopCo Class C Fully Voting Shares and/or the TopCo Class C Limited Voting Shares by such holder of Class C Exchangeable Units in its instructions to the General Partner) receivable upon the exchange of the Class C Exchangeable Units owned of record

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by such holder of Class C Exchangeable Units on the record date established by TopCo or by applicable Law for such TopCo Meeting or TopCo Consent, as the case may be (collectively with the Class A Holder Votes and the Class B Holder Votes, the “Holder Votes”) in respect of each matter, question, proposal or proposition on which TopCo Class C Shares are entitled to vote at such TopCo Meeting or in connection with such TopCo Consent, assuming each such Class C Exchangeable Unit were exchanged for a TopCo Class C Fully Voting Share or a TopCo Class C Limited Voting Share, as applicable.
(b)
In Connection with the Separate Class Vote of a Special Voting Share

(i)
Notwithstanding Section 3.4(a) of this Schedule A, in the event that under applicable law any matter requires the approval of the holder of record of a particular Special Voting Share, voting separately as a class, the General Partner shall direct the Trust to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights for such Special Voting Share:

(A) in favour of the relevant matter where the result of the vote of the holders of the class of TopCo Shares receivable upon the exchange of the Exchangeable Units to which such Special Voting Share relates (e.g., TopCo Class A Shares in the case of the Class A Special Voting Share) and the applicable class of Holder Votes (e.g., Class A Holder Votes in the case of the Class A Special Voting Share), voting together if they were as a single class on such matter (a “Combined Vote”), would be the approval of such matter; and
(B) against the relevant matter where the result of the Combined Vote would be against the relevant matter;
provided that, in the event of a vote on a proposal to amend the TopCo Articles to, or to take any other action that would: (x) effect an exchange, reclassification, cancellation or other modification which could adversely affect such Special Voting Share or the rights thereunder relative to the applicable class of TopCo Shares (e.g., TopCo Class A Shares in the case of the Class A Special Voting Share) or (y) add, change, amend, modify or remove in any respect the rights, privileges, restrictions or conditions attached to such Special Voting Share (any of the foregoing actions described in clauses (x) or (y), a “Class Vote Proposal”), in each case, the General Partner shall direct the Trust to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights for such Special Voting Share (i) in favour of such Class Vote Proposal if a majority of the class of Holder Votes alone (e.g., Class A Holder Votes in the case of the Class A Special Voting Share), rather than a Combined Vote, voted in favour of such Class Vote Proposal, otherwise (ii) against such Class Vote Proposal.
(c)
For the purpose of determining Holder Votes with respect to which such Unitholder is entitled to give instructions pursuant to the Agreement in respect of any TopCo Meeting or TopCo Consent, the number of Exchangeable Units owned of record by a Unitholder shall be determined at the close of business on the record date established by TopCo or by applicable Law for purposes of determining shareholders entitled to vote at such TopCo Meeting.

(d)
For instructions with respect to the Voting Rights to be timely delivered by the holders of Exchangeable Units, such instructions must be delivered: (i) with respect to a TopCo Meeting, no later than three Business Days prior to the proxy cut-off time established by TopCo for such TopCo Meeting, or (ii) with respect to a TopCo Consent, no later than the close of business on the third Business Day prior to the deadline specified in such TopCo Consent, if any. The General Partner, may, in its sole discretion, choose to treat instructions delivered subsequent to the times set forth in the preceding sentence as timely delivered. The General Partner shall specify all such applicable times and dates (by reference to a specific time and date and not to a computation methodology) in each of its relevant notices required to be given to each holder of Exchangeable Units.

(e)
The General Partner shall timely direct the Trust, in writing, to cast and exercise, in the manner timely instructed, the Voting Rights in accordance with the voting instructions received pursuant to Section 3.4(a) and 3.4(b). To the extent that no instructions are timely received

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by the General Partner with respect to the Voting Rights with respect to any Special Voting Share, the General Partner shall instruct the Trust not exercise or permit the exercise of such Voting Rights.
3.5
Exchangeable Holder Proxies

At the request of a holder of Exchangeable Units, the General Partner shall direct the Trustee to sign and deliver to such holder of Exchangeable Units (or its designee) a proxy to exercise personally the Holder Votes of such holder of Exchangeable Units with respect to the applicable Special Voting Shares; provided that such Unit Holder provides such identifying information as is reasonably requested by the Trustee and either (i) has not previously given the General Partner instructions pursuant to Section 3.4 in respect of such TopCo Meeting or (ii) submits to the General Partner written revocation of any such previous instructions. The holder of Exchangeable Units exercising such Holder Votes shall have the same rights as the Trust would have had in relation to such Holder Votes to speak at the TopCo Meeting in respect of any matter, question, proposal or proposition, to vote by way of ballot at the TopCo Meeting in respect of any matter, question, proposal or proposition, and to vote by way of a show of hands in respect of any matter, question or proposition.
3.6
Actions of Exchangeable Holders

The Exchangeable Holders shall have the right to institute any action, suit or proceeding or to exercise any other remedy under or pursuant to the Agreement or the Voting Agreement in relation to directing the exercise of rights attached to a Special Voting Share as the Trustee might have taken.
3.7
Voting of Golden Share

The General Partner shall instruct the Trustee to vote the Golden Share as provided for in the Voting Agreement.
ARTICLE 4
OTHER RIGHTS AS SHAREHOLDERS
4.1
Certain Statutory Rights as Shareholders

TopCo hereby agrees that the Exchangeable Holders shall have the right to exercise the following rights of shareholders of TopCo on an “as-if exchanged” basis, meaning that such Exchangeable Holders shall have the same rights as if they had exchanged their Exchangeable Units for TopCo Common Shares:
(a)
All rights of holders of common shares set forth in the TopCo Articles and under applicable Law (other than voting rights and rights to dividends or other distributions).

(b)
Inspection of books and records as set forth in Section 46, 48, 196(4) and (5), 436(2) and 428(1) of the BCBA.

(c)
The right to obtain the List and all shareholder lists as set forth in Section 49 of the BCBA.

(d)
The right to make a shareholder requisition, to have a court call a shareholder meeting, to participate in a meeting telephonically and to submit shareholder proposals as set forth in Sections 167, 174(1), 186-191 of the BCBA, provided that the Exchangeable Holders also comply with the TopCo Articles.

ARTICLE 5
AMENDMENT AND APPROVAL
5.1
Amendments

(a)
In addition to any other approval required pursuant to the terms of this Agreement, the rights, privileges, restrictions and conditions attaching to the Exchangeable Units may be added to, changed or removed but only with the approval of:

(i)
in the case of amendments that would increase or decrease the economic rights of an

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Exchangeable Unit relative to the applicable class of TopCo Share it would be exchangeable into, such that such securities would cease to have economic equivalence, or that would otherwise enhance or limit the rights, privileges, restrictions or conditions attaching to such Exchangeable Units relative to the rights, privileges, restrictions or conditions attaching to the applicable TopCo Shares, (A) in the case of amendments to the Class A Exchangeable Units, (i) the holders of Class A Exchangeable Units pursuant to Section 5.1(b) of this Schedule A, (ii) the holders of a majority of the outstanding TopCo Class A Shares and (iii) the General Partner; (B) in the case of amendments to the Class B Exchangeable Units, (i) the holders of Class B Exchangeable Units pursuant to Section 5.1(b) of this Schedule A, (ii) the holders of a majority of the outstanding TopCo Class B Shares and (iii) the General Partner; and (C) in the case of amendments to the Class C Exchangeable Units, (i) the holders of Class C Exchangeable Units pursuant to Section 5.1(b) of this Schedule A, and (ii) the holders of a majority of the outstanding TopCo Class C Shares and (iii) the General Partner; or
(ii)
in the case of any amendment (x) not covered by Section 5.1(a)(i) of this Schedule A and (y) that would affect the rights, privileges, restrictions or conditions attaching to certain of the Exchangeable Units in a manner adverse to those holders of Exchangeable Units relative to other holders of Exchangeable Units, with the approval all of the holders of the adversely affected Exchangeable Units and the General Partner; or

(iii)
in the case of any other amendment that would affect the rights, privileges, restrictions or conditions attaching to the Exchangeable Units, the General Partner; provided, that, until the Special Board Date (as defined in the TopCo Articles), the amendments set out in this clause (a)(iii) may only be made without the approval of any Limited Partner if approved by a majority of the Specially Designated Directors then in office.

(b)
Any approval given by the holders of the Exchangeable Units to add to, change or remove any right, privilege, restriction or condition attaching to the class of Exchangeable Units held by such holders or any other matter requiring the approval or consent of the holders of the Exchangeable Units, shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable Law subject to a minimum requirement that such approval be evidenced by an Ordinary Resolution passed by the holders of such class of Exchangeable Units.

(c)
Neither the Partnership nor TopCo will propose, agree to or otherwise give effect to:

(i)
any amendment to, or waiver of its rights or obligations under, the Voting Agreement without the approval of the Partners given in accordance with Section 5.1(a); or

(ii)
the termination of the Voting Agreement in accordance with Section 8.01 of the Voting Agreement without the approval of at least 75 % of the voting power attached to the Exchangeable Units (excluding Units owned by the General Partner and its Subsidiaries), which 75% approval shall include the vote of a majority of the voting power attached to the Exchangeable Units (other than Exchangeable Units beneficially owned by Rover, any Meteor Entity and their respective Affiliates and Associates); and provided that any such termination shall include the implementation of a successor Voting Agreement no less favorable to the owners of the Exchangeable Units .

ARTICLE 6
GENERAL
6.1
Fractional Shares

A holder of Exchangeable Units shall not be entitled to any fraction of a TopCo Share and no certificates representing any such fractional interest shall be issued, and such holder otherwise entitled to a fractional interest shall only be entitled to receive the nearest whole number of TopCo Shares, rounded down.
6.2
Tax Treatment

This Schedule A shall be treated as part of the partnership agreement of the Partnership as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the U.S. Treasury Regulations.

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EXHIBIT A
EXCHANGE NOTICE
To Telesat Partnership LP (the “Partnership”)
This notice is given pursuant to Section 2.1(a) of Schedule A of the Amended and Restated Limited Partnership Agreement, as amended from time to time, between Telesat Corporation (“Topco”), in its own capacity and as general partner, and the other parties thereto (the Limited Partnership Agreement”). All capitalized words and expressions used in this notice that are defined in the Limited Partnership Agreement have the meanings ascribed to such words and expressions in such Limited Partnership Agreement.
The undersigned hereby notifies the Partnership that the undersigned desires to have the Partnership exchange in accordance with the terms of the Limited Partnership Agreement:
☐
all Class             Exchangeable Unit(s) held by the undersigned; or

☐
                  Class             Exchangeable Unit(s) held by the undersigned,

on                   (the “Exchange Date”).
NOTE:
The “Exchange Date” must be a Business Day and must not be less than two Business Days nor more than ten Business Days after the date upon which the Exchange Notice is delivered to the office of the Partnership. If no such Business Day is specified in an Exchange Notice, the Exchange Date shall be deemed to be the second Business Day after the date on which such Exchange Notice is received by the Partnership.

If the undersigned is exchanging Class C Exchangeable Units, the undersigned hereby notifies the Partnership it desires to have the Partnership exchange the foregoing Exchangeable Unit(s) for             Topco Class C Fully Voting Shares and             TopCo Class C Limited Voting Shares.
This Exchange Notice may be revoked and withdrawn by the undersigned only by notice in writing given to the Partnership at any time before the close of business on the second Business Day preceding the Exchange Date.
The undersigned hereby represents and warrants to the Partnership that the undersigned has good title to, and owns, the Exchangeable Units subject to this notice to be acquired by the Partnership free and clear of all liens, claims and encumbrances.
☐   If the undersigned is exchanging Class A Exchangeable Units or Class C Exchangeable Units, the undersigned represents that they are a Qualified Canadian (as defined in the Limited Partnership Agreement) and will promptly provide evidence in form and substance satisfactory to the General Partner of the Unitholder’s status as a Qualified Canadian upon request of the Partnership. Failure to check this box means that TopCo Class B Shares will be issued.
(Signature of Record Holder)	(Name of Record Holder)	(Date)

Exh. A-1

NOTE:
The securities resulting from the exchange of the Exchangeable Units will be issued and registered in the name of the Unitholder as it appears on the register of the Partnership unless either option appearing immediately below is duly completed.

☐
If the securities are to be issued to a Canadian broker account (CDS TRAX):

Canadian Broker Name:
Canadian Broker Address:
Canadian Broker CUID:
Canadian Broker Account Number:
Canadian Broker Phone Number:
Signature of Record Holder:
☐
If the securities are to be issued to a U.S. broker account (DWAC):

U.S. Broker Name:
U.S. Broker Address:
U.S. Broker DTC Number:
Account Number:
U.S. Broker Contact Name:
U.S. Broker Phone Number:
Signature of Record Holder:

Exh. A-2

ANNEX M
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LORAL SPACE & COMMUNICATIONS INC.
Loral Space & Communications Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Delaware, DOES HEREBY CERTIFY that:
1.   The name of the Corporation is Loral Space & Communications Inc.
2.   The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State was June 24, 2005.
3.   The original Certificate of Incorporation was amended and restated by filing a restated Certificate of Incorporation with the Secretary of State on November 21, 2005.
4.   By order of the Court of Chancery of the State of Delaware, the restated Certificate of Incorporation was further amended and restated by filing a restated Certificate of Incorporation on December 23, 2008.
5.   The restated Certificate of Incorporation was restated and integrated and further amended by filing a restated Certificate of Incorporation with the Secretary of State on May 19, 2009.
6.   This amended and restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, as amended to date.
7.   This amended and restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
8.   The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LORAL SPACE & COMMUNICATIONS INC.
ARTICLE I.
The name of the corporation (the “Corporation”) is Loral Space & Communications Inc.
ARTICLE II.
The address of the registered office of the Corporation in the State of Delaware is: 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is: The Corporation Trust Company.
ARTICLE III.
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV.
The total authorized capital stock of the Corporation shall be ONE HUNDRED (100) shares consisting of two classes: (i) NINETY FIVE (95) shares of Common Stock, $0.01 par value per share (the “Common Stock”), and (ii) FIVE (5) shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”).

(a)   Common Stock.
(i)   Each share of Voting Common Stock and each share of Non-Voting Common Stock shall be identical and treated equally in all respects except that the Non-Voting Common Stock shall not have voting rights except as set forth in ARTICLE IV(a)(iv) and as otherwise provided by law.
(ii)   Dividends. Subject to the preferences and other rights of the Preferred Stock, if any, the holders of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends.
(iii)   Liquidation. Subject to the rights, powers and preferences of any outstanding Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary, the assets of the Corporation available to stockholders shall be distributed equally per share to the holders of Common Stock.
(iv)   Voting. Except as otherwise provided herein or by law, each holder of Voting Common Stock shall be entitled to one vote in respect of each share of Voting Common Stock held of record on all matters submitted to a vote of stockholders. Except as otherwise provided herein or by law, shares of Non-Voting Common Stock shall not have voting rights. ARTICLE IV(a) of this Amended and Restated Certificate of Incorporation shall not be amended, altered or repealed without the affirmative vote of holders of a majority of the outstanding shares of the Non-Voting Common Stock, voting as a separate class.
(b)   Preferred Stock.
(i)   As of the date of adoption of this Amended and Restated Certificate of Incorporation, the Corporation has issued and outstanding five (5) shares of Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”). Pursuant to the authority conferred by this ARTICLE IV, the Series B Preferred Stock has been designated, with such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference.
(ii)   Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, except as otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance of such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board of Directors or in any Certificate of Designation or similar certificate creating any series of Preferred Stock or as otherwise provided herein, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.
ARTICLE V.
(a)   The Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation (the “Bylaws”).

(b)   In addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than eighty percent (80%) in voting power of the outstanding shares of the Corporation then entitled to vote upon the election of directors generally, voting together as a single class, shall be required for (i) the alteration, amendment, or repeal of (x) Paragraphs (b) or (d) of ARTICLE V of this Amended and Restated Certificate of Incorporation or (y) ARTICLE VI of this Amended and Restated Certificate of Incorporation, or (ii) the alteration, amendment or repeal of the By-laws of the Corporation by the stockholders of the Corporation.
(c)   Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Voting at meetings of stockholders need not be by written ballot. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws. Any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.
(d)   For so long as the Corporation owns any shares of Space Systems/Loral, Inc., a Delaware corporation, directly or indirectly, the Corporation shall not cause such shares to be voted in favor of any amendment to or modification of Section 3 of the Restated Certificate of Incorporation of Space Systems/Loral, Inc.
ARTICLE VI.
(a)   The Corporation shall indemnify to the fullest extent authorized or permitted under and in accordance with the laws of the State of Delaware (as now or hereafter in effect) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (including any legislative or self-regulatory proceeding), by reason of the fact that he or she is or was, or had agreed to become or is alleged to have been, a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, trustee, appointee, designee, employee, manager, partner, or agent of or in any other capacity with another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of the Corporation or of any of its affiliates and any charitable or not-for-profit enterprise (any such person being sometimes referred to hereafter as an “Indemnitee”), or by reason of any action taken or omitted or alleged to have been taken or omitted by an Indemnitee in any such capacity, against expenses (including court costs and attorneys’ fees), judgments, damages, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify the Corporation of the commencement thereof, and the Corporation shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. With respect to service by an Indemnitee on behalf of any employee benefit plan of the Corporation or any of its affiliates, action in good faith in what the Indemnitee reasonably believed to be the best interest of the beneficiaries of the plan shall be considered to be in or not opposed to the best interests of the Corporation. The Corporation shall indemnify an Indemnitee for expenses (including attorneys’ fees) reasonably incurred by the Indemnitee in connection with a proceeding successfully establishing his or her right to indemnification, in whole or in part, pursuant to this ARTICLE VI. However, notwithstanding anything to the contrary in this ARTICLE VI, the Corporation shall not be required to indemnify an Indemnitee against expenses incurred in connection with a proceeding (or part thereof) initiated by the Indemnitee against the Corporation (other than as contemplated by the immediately preceding sentence) or any other person who is an Indemnitee unless the initiation of the proceeding was approved by the Board of Directors of the Corporation.
(b)   Expenses (including any attorneys’ fees) reasonably incurred in investigating, defending or responding to any civil or criminal action, suit, proceeding or investigation in which a current or former director or officer of the Corporation has been named as a defendant, respondent or target, and any appeal therefrom, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the current or former director or officer of the Corporation to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this ARTICLE VI. Such undertaking shall be accepted by the Corporation without reference to the financial ability of the current or former director or officer of the Corporation to make such repayment.
(c)   This indemnification and other rights set forth in this ARTICLE VI shall not be exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), contract, agreement, bylaws, vote of stockholders or action of the Board of Directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office for the Corporation, and nothing contained in this ARTICLE VI shall be deemed to prohibit the Corporation from entering into agreements with officers and directors providing indemnification rights and procedures different from those set forth in this ARTICLE VI.
(d)   The right to indemnification and advancement of expenses provided by this ARTICLE VI shall continue as to any person who formerly was an officer or director of the Corporation in respect of acts or omissions occurring or alleged to have occurred while he or she was an officer or director of the Corporation and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitees. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this ARTICLE VI shall be on the Corporation. The right of an Indemnitee to indemnification or advances as granted by this  ARTICLE VI shall be a contractual obligation of the Corporation and, as such, shall be enforceable by the Indemnitee in any court of competent jurisdiction.
(e)   In addition to indemnification by the Corporation of current and former officers and directors and advancement of expenses by the Corporation to current and former officers and directors as provided for by the foregoing provisions of this ARTICLE VI, the Corporation may, in a manner and to the fullest extent permitted by law, indemnify current and former employees, agents and other persons serving the Corporation and advance expenses to current and former employees, agents and other persons serving the Corporation, in each case as may be authorized by the Board of Directors, and any rights to indemnity or advancement of expenses granted to such persons may be equivalent to, or greater or less than, those provided to directors, officers and employees by this ARTICLE VI.
(f)   The Corporation may purchase and maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or of another corporation or a limited liability company, partnership, joint venture, trust or other enterprise (including any employee benefit plan) in which the Corporation has an interest against any expense, liability or loss incurred by the Corporation or such person in his or her capacity as such, or arising out of his or her status as such, whether or not the Corporation would have the power to or is obligated to indemnify such person against such expense, liability or loss. The indemnification and reimbursement of expenses so provided by this ARTICLE VI shall not be available to the extent that indemnification or reimbursement has been received by such director or officer under any applicable policy of insurance or otherwise.
(g)   No amendment, termination or repeal of this ARTICLE VI or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE VI, shall eliminate or reduce the effect of this ARTICLE VI, in respect of any actions, transactions, facts or matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit, claim, proceeding or investigation arising out of or relating to any actions, transactions, facts or matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this ARTICLE VI, if such provision had not been so amended, terminated or repealed or if a provision inconsistent therewith had not been so adopted.
(h)   A director shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law by the director, (iii) liability under Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the DGCL, as so amended. Any repeal or modification of this ARTICLE VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to an act or omission of such director occurring prior to such repeal or modification.
(i)   Notwithstanding anything to the contrary set forth in this ARTICLE VI, and except as provided in clause (iv) below and as provided in the Stipulation and Agreement Among the Debtors and Their Directors and Officers in Respect of Certain Indemnification Claims in In re Loral Space & Communications Ltd. et al., Case Nos. 03-41710 (RDD), 03-41709 (RDD) through 03-41728 (RDD) in the United States Bankruptcy Court for the Southern District of New York, (i) for the purposes of this ARTICLE VI, the term “Corporation” shall not include Loral Space & Communications Ltd., a Bermuda company, or any direct or indirect subsidiary thereof that at the time was not or that is not a direct or indirect subsidiary of the Corporation (collectively, “Old Loral”), and the Corporation shall not have obligations pursuant to this ARTICLE VI solely by virtue of any assertion by any person, entity or governmental authority or any determination by a court of competent jurisdiction, that it is a successor to Old Loral or any other entity; (ii) the Corporation may, but shall not be required to, indemnify any director or officer of Old Loral, or any person who was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of Old Loral as a director, officer, trustee, appointee, designee, employee, manager, partner, or agent of or in any other capacity with another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of Old Loral or of any of its affiliates and any charitable or not-for-profit enterprise, except as specifically set forth in that certain Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated as of June 3, 2005 of Loral Space & Communications Ltd. and its subsidiaries that are a party thereto (as the same may be amended from time to time, the “Plan”); (iii) the Corporation may, but shall not be required to, indemnify any Indemnitee with respect to any events or circumstances occurring prior to the filing of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on July 11, 2003 by Loral Space & Communications Ltd. and its subsidiaries that are a party thereto, except as specifically set forth in the Plan; and (iv) the Corporation shall indemnify and hold harmless each Indemnitee from and against and for any and all obligations incurred directly or indirectly by Old Loral with respect to any taxes owed by Old Loral or the Debtors (as defined in the Plan) for the period prior to the Effective Date (as defined in the Plan), including interest and penalties, to any governmental entity and as to which Old Loral or the Debtors are the primary obligor(s), to the full extent provided in Paragraphs (a) through (h) of this ARTICLE VI.
IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the restated Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the DGCL, has been executed by a duly authorized officer on this      day of                 , 202 .

* * *
[Signature Page to Amended and Restated Certificate of Incorporation
of Loral Space & Communications Inc.]

ANNEX N

Loral Space & Communications Inc.
and
Computershare Trust Company, N.A,
as Rights Agent
Rights Agreement
Dated as of November 23, 2020

N-i

RIGHTS AGREEMENT
Rights Agreement, dated as of November 23, 2020 (this “Agreement”), between Loral Space & Communications Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).
WHEREAS, The Board of Directors of the Company (the “Board of Directors”) has approved a Transaction Agreement and Plan of Merger (the “Integration Agreement”) relating to the “Integration” of the equity of Telesat Canada (the “Integration”), and the approval of the Integration Agreement is conditioned upon the affirmative vote (the “Majority of the Minority Vote”) of the holders of a majority of the Unaffiliated Shares (as hereinafter defined).
WHEREAS, The Board of Directors believes that the Integration Agreement is in the best interest of the stockholders of the Company, and desires to preserve the integrity of the Majority of the Minority Vote.
WHEREAS, Polaris objects to the Majority of the Minority Vote in the Integration Agreement and has expressed a concern that the Majority of the Minority Vote may be compromised by a party seeking to acquire a large position in the Unaffiliated Shares for the purpose of obtaining a private benefit in exchange for its vote in favor of the Integration.
WHEREAS, The Board of Directors has authorized and declared a dividend of one preferred share purchase right (a “Right”) for each Voting Common Share and share of Non-Voting Common Stock outstanding on the Close of Business on December 4, 2020 (the “Record Date”) and has authorized the issuance of one Right with respect to each additional Common Share that shall become outstanding between the Record Date and the earliest of the Close of Business on the Distribution Date, the Redemption Date, and the Close of Business on the Final Expiration Date (as such terms are hereinafter defined), and certain additional Common Shares that shall become outstanding after the Distribution Date as provided in Section 22 of this Agreement, each Right representing the right to purchase one one-thousandth of a Preferred Share (as hereinafter defined), or such different amount and/or kind of securities as shall be hereinafter provided.
Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
Section 1.   Certain Definitions.
For purposes of this Agreement, the following terms have the meanings indicated:
“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Unaffiliated Shares then outstanding (or, in the case of a Grandfathered Stockholder, such percentage as is Beneficially Owned by the applicable Existing Holder as of the date of adoption of this Agreement plus 1%), but notwithstanding any other term or provision of this Agreement, the term “Acquiring Person” shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan to the extent such Common Shares are held for or pursuant to the terms of any such employee benefit plan, (v) any Meteor Party or (vi) any Integration Party. No Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of Unaffiliated Shares outstanding, increases the proportionate number of Unaffiliated Shares Beneficially Owned by such Person to such percentage as would otherwise result in such Person becoming an Acquiring Person; provided, however, that if a Person shall so become the Beneficial Owner of such percentage or more of the Unaffiliated Shares of the Company then outstanding by reason of an acquisition of Unaffiliated Shares by the Company and shall, after such share acquisitions by the Company, become the Beneficial Owner of an additional 0.001% of the outstanding Unaffiliated Shares of the Company, then such Person shall be deemed to be an “Acquiring Person”. If the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company, which may also determine to waive such divestiture requirement), of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer otherwise qualify as an “Acquiring Person.” In addition, notwithstanding the foregoing, if a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board of Directors of the Company determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, then, and unless and until the Board of Directors shall otherwise determine, such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, no Person shall be or become an “Acquiring Person” by reason of (i) the approval, execution or delivery of any “Transaction Document” (as defined in the Integration Agreement) or any amendment to any Transaction Document; (ii) the consummation of any transaction contemplated by any Transaction Document; or (iii) any public disclosure related to any Transaction Document or the transactions contemplated thereby.
“Affiliate” shall have the meaning ascribed to it in the Integration Agreement; provided that an Affiliate of Meteor shall mean “affiliate” as defined in Rule 405 promulgated under the Securities Act.
“Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.
A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” any securities:
(i)   which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly;
(ii)   which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), written or otherwise, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed to be the Beneficial Owner of, or to Beneficially Own, securities tendered pursuant to a tender or exchange offer made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);
(iii)   which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), written or otherwise, for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to section (B) of the immediately preceding paragraph (ii)) or disposing of any securities of the Company; or
(iv)   which are the subject of, or the reference securities for, or that underlie, any Derivative Contract of such Person or any of such Person’s Affiliates or Associates, with the number of Common Shares deemed Beneficially Owned being the notional or other number of Common Shares specified in the documentation evidencing the Derivative Contract as being subject to be acquired upon the exercise or settlement of the Derivative Contract or as the basis upon which the value or settlement amount of such Derivative Contract is to be calculated in whole or in part or, if no such number of Common Shares is specified in such documentation, as determined by the Board of Directors in its sole discretion to be the number of Common Shares to which the Derivative Contract relates.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to Beneficially Own hereunder.
“Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the state of New York are authorized or obligated by law or executive order to close.
“Close of Business” on any given date shall mean 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.
“Common Shares” when used with reference to the Company shall mean the Voting Common Shares and Non-Voting Common Stock of the Company. “Common Shares” when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.
“common stock equivalents” shall have the meaning set forth in Section 11(a)(iii)(B)(3) hereof.
“Counterparty” shall have the meaning set forth in the definition of “Derivative Contract”.
“Current Value” shall have the meaning set forth in Section 11(a)(iii)(A)(1) hereof.
“Derivative Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of Common Shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether such contract conveys any voting rights in such Common Shares to the Receiving Party, regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Common Shares or other property, and without regard to any short or other position that hedges the economic effect of such Derivatives Contract under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.
“Distribution Date” shall have the meaning set forth in Section 3(a) hereof.
“Equivalent preferred shares” shall have the meaning set forth in Section 11(b) hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” shall have the meaning set forth in Section 24(a) hereof.
“Final Expiration Date” shall mean the first to occur of: (a) the receipt of a Majority of the Minority Vote approving the merger contemplated by the Integration Agreement, (b) the termination of the Integration Agreement in accordance with its terms, and (c) November 22, 2021.
“Grandfathered Stockholder” shall mean any Person who, together with all Affiliates of such Person, Beneficially Owns, as of the date of adoption of this Agreement, 15% or more of the Unaffiliated Shares (each, an “Existing Holder”), other than any Person who is not, and whose Affiliates are not, on the date of this Agreement, an Existing Holder and who subsequently acquires direct or indirect control of an Existing Holder without the prior written approval of the Board of Directors.
“Integration Party” shall mean each of the Company, Telesat Corporation, a corporation incorporated under the laws of British Columbia, Telesat Canada, a corporation incorporated under the laws of Canada, Public Service Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada (“Polaris”), Lion Combination Sub Corporation, a Delaware corporation, Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia, Red Isle Private Investments

Inc., a corporation incorporated under the laws of Canada, and Telesat Partnership LP, a limited partnership organized under the laws of Ontario, or any of their respective “Affiliates” (as defined in the Integration Agreement).
“Meteor” shall mean MHR Fund Management LLC.
“Meteor Parties” shall mean Meteor and its Affiliates and Associates, and their respective directors, managers, partners, members, officers, employees, agents or representatives.
“Non-Voting Common Stock” shall mean the non-voting common stock, par value $0.01 per share, of the Company.
“Notional Common Shares” shall have the meaning set forth in the definition of “Derivative Contract”.
“Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, trust, limited liability company, joint venture, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.
“Polaris” shall have the meaning set forth in the definition of “Integration Party”.
“Purchase Price” shall have the meaning set forth in Section 7(b) hereof.
“Preferred Shares” shall mean shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company having such rights and preferences as are set forth in the form of Certificate of Designation set forth as Exhibit A hereto, as the same may be amended from time to time.
“Redemption Date” shall have the meaning set forth in Section 23 hereof.
“Right Certificate” shall mean a certificate evidencing a Right in substantially the form of Exhibit B hereto.
“Receiving Party” shall have the meaning set forth in the definition of “Derivative Contract”.
“Section 11(a)(ii) Trigger Date” shall have the meaning set forth in Section 11(a)(iii) hereof.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Shares Acquisition Date” shall mean the earlier of the date of (i) the public announcement by the Company or an Acquiring Person that an Acquiring Person has become such or (ii) the public disclosure of facts by the Company or an Acquiring Person indicating that an Acquiring Person has become such.
“Spread” shall have the meaning set forth in Section 11(a)(iii)(A) hereof.
“Subsidiary” of any Person shall mean any Person of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.
“Substitution Period” shall have the meaning set forth in Section 11(a)(iii) hereof.
“Summary of Rights” shall mean the Summary of Rights to Purchase Preferred Shares in substantially the form of Exhibit C hereto.
“Unaffiliated Shares” shall mean the outstanding Voting Common Shares Beneficially Owned by any Person who is not a Meteor Party or an Integration Party; as of the date of adoption of this Agreement, there are 12,882,659 Unaffiliated Shares outstanding.
“Voting Common Shares” shall mean the voting common stock, par value $0.01 per share, of the Company.
Section 2.   Appointment of Rights Agent.
The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the express terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable upon ten (10) calendar days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent. In the event the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agent shall be as the Company shall reasonably determine, provided that such duties and determination are consistent with the terms and provisions of this Agreement and that contemporaneously with such appointment, if any, the Company shall notify the Rights Agent in writing thereof.
Section 3.   Issue of Right Certificates.
(a)   Until the earlier of the Close of Business on (i) the tenth day after the Shares Acquisition Date (or, in the event the Board of Directors determines on or before such tenth day to effect an exchange in accordance with Section 24 and determines in accordance with Section 24 that a later date is advisable, such later date that is not more than twenty (20) days after the Shares Acquisition Date) or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than any of the Persons referred to in the preceding parenthetical) to commence, a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (such date being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, at the expense of the Company, send) by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date (other than any Acquiring Person or any Associate or Affiliate of an Acquiring Person), at the address of such holder shown on the records of the Company, a Right Certificate evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.
(b)   On the Record Date, or as soon as practicable thereafter, the Company will send a copy of the Summary of Rights by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company. With respect to certificates for Common Shares outstanding as of the Record Date, until the Close of Business on the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto. Until the Close of Business on the Distribution Date (or the earlier of the Redemption Date or the Close of Business on the Final Expiration Date), the surrender for transfer of any certificate for Common Shares outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Shares evidenced thereby.
(c)   Certificates for Common Shares which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Close of Business on the Distribution Date, the Redemption Date, or the Close of Business on the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them a legend in substantially the following form:
This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between Loral Space & Communications Inc. and Computershare Trust Company, N.A. (or any successor Rights Agent), dated as of November 23, 2020, as it may from time to time be amended or supplemented pursuant to its terms (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Loral Space & Communications Inc. Under certain circumstances, as set forth in the Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Secretary of Loral Space & Communications Inc. will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor. Under certain circumstances, Rights that are or were acquired or Beneficially Owned by Acquiring Persons (as defined in the Rights Agreement) may become null and void.
With respect to such certificates containing the foregoing legend, until the Close of Business on the Distribution Date, the Rights associated with the Common Shares represented by certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby. In the event that the Company purchases or acquires any Common Shares after the Record Date but prior to the Close of Business on the Distribution Date, any Rights associated with such Common Shares shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding. Notwithstanding this Section 3(c), the omission of a legend shall not affect the enforceability of any part of this Agreement or the rights of any holder of the Rights.
Section 4.   Form of Right Certificates.
The Right Certificates (and the forms of election to purchase Preferred Shares and of assignment to be printed on the reverse thereof) shall be substantially the same as Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement (but which do not affect the rights, duties, liabilities or responsibilities of the Rights Agent), or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the other provisions of this Agreement, the Right Certificates shall entitle the holders thereof to purchase such number of one one-thousandths of a Preferred Share as shall be set forth therein at the Purchase Price, but the number of one one-thousandths of a Preferred Share and the Purchase Price shall be subject to adjustment as provided herein.
Section 5.   Countersignature and Registration.
The Right Certificates shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President, or any of its Vice Presidents, either manually, by facsimile or electronic signature, shall have affixed thereto the Company’s seal or a facsimile thereof, and shall be attested by the Secretary, any Assistant Secretary, Treasurer or any Assistant Treasurer of the Company, either manually, by facsimile or electronic signature. The Right Certificates shall be countersigned by the Rights Agent and shall not be valid for any purpose unless so countersigned, either manually or by facsimile. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Agreement any such person was not such an officer.
Following the Distribution Date and receipt by the Rights Agent of written notice to that effect, the Rights Agent will keep or cause to be kept, at its office, books for registration of the transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

Section 6.   Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates.
Subject to the provisions of Section 14 hereof, at any time after the Close of Business on the Distribution Date, and prior to the earlier of the Redemption Date or the Close of Business on the Final Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become void pursuant to Section 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of one one-thousandths of a Preferred Share as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the office of the Rights Agent designated for such purpose, accompanied by a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” (a “Signature Guarantee”) and such other documentation as the Rights Agent may reasonably request. The Rights Certificates are transferrable only on the registry books of the Rights Agent. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate until the registered holder shall have properly completed and duly executed the certificate contained in the form of assignment on the reverse side of such Right Certificate, shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof and of the Rights evidenced thereby and the Affiliates and Associates of such Beneficial Owner (or former Beneficial Owners) thereof as the Company or the Rights Agent shall reasonably request, accompanied by a Signature Guarantee, and shall have paid a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Rights Certificates as required thereunder. Thereupon the Rights Agent shall countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient for any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates. The Rights Agent shall forward, as soon as practicable, any such sum collected by it to the Company or to such Persons as the Company shall specify by written notice.
Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or open penalty surety bond reasonably satisfactory to them and holding them harmless, absent notice to the Rights Agent that such Certificates have been acquired by a bona fide purchaser, and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will issue, execute and deliver a new Right Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.
Notwithstanding any other provision hereof, the Company and the Rights Agent may amend this Agreement to provide for uncertificated Rights in addition to or in place of Rights evidenced by Rights Certificates.
Section 7.   Exercise of Rights; Purchase Price; Expiration Date of Rights.
(a)   The registered holder of any Right Certificate (other than a holder whose Rights have become void pursuant to Section 11(a)(ii) hereof or have been exchanged pursuant to Section 24 hereof) may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at its office designated for such purpose, accompanied by a Signature Guarantee, together with payment of the Purchase Price for each one one-thousandth of a Preferred Share as to which the Rights are exercised, prior to the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, or (iii) the time at which the right to exercise the Rights terminates pursuant to Section 24 hereof.

(b)   The purchase price for each one one-thousandth of a Preferred Share to be purchased upon the exercise of a Right shall initially be $120.48 (the “Purchase Price”), shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.
(c)   Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase and certificate duly executed, accompanied by payment of the Purchase Price for the number of one one-thousandths of a Preferred Share to be purchased and an amount equal to any applicable transfer tax or charge required to be paid by the holder of such Right Certificate in accordance with Section 9 hereof by cash, certified check, cashier’s check or money order payable to the order of the Company, the Rights Agent shall thereupon as soon as practicable (i) (A) requisition from any transfer agent of the Preferred Shares (or make available, if the Rights Agent is the transfer agent for such shares) certificates for the number of one one-thousandths of a Preferred Share to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) requisition from any depositary agent for the Preferred Shares depositary receipts representing such number of one one-thousandths of a Preferred Share as are to be purchased (in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company hereby directs any such depositary agent to comply with such request, (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional Preferred Shares in accordance with Section 14 hereof, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and (iv) when appropriate, after receipt, deliver such cash to or upon the order of the registered holder of such Right Certificate.
(d)   In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Right Certificate or to his duly authorized assigns, subject to the provisions of Section 14 hereof.
(e)   Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) properly completed and duly executed the certificate following the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise, (ii) tendered the Purchase Price (and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 9) to the Company in the manner set forth in Section 7(c), and (iii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.
Section 8.   Cancellation and Destruction of Right Certificates.
All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all canceled Right Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.
Section 9.   Status and Availability of Preferred Shares.
(a)   The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Preferred Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and non-assessable shares.

(b)   So long as the Preferred Shares (and, following occurrence of an event triggering the rights to purchase Voting Common Shares described in Section 11(a)(ii)) issuable and deliverable upon the exercise of the Rights may be listed on any national securities exchange or quoted on a quotation system, the Company covenants and agrees to use its best efforts to cause, from and after such time as the Rights become exercisable (but only to the extent that it is reasonably likely that the Rights will be exercised), all shares reserved for such issuance to be listed on such exchange or quoted on such quotation system, as the case may be, upon official notice of issuance upon such exercise.
(c)   The Company covenants and agrees to (i) file, as soon as practicable following the earliest date after the first occurrence of an event triggering the rights to purchase Voting Common Shares described in Section 11(a)(ii) on which the consideration to be delivered by the Company upon exercise of the Rights has been determined in accordance with Section 11(a)(iii) hereof, a registration statement under the Securities Act, with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities, (B) the Redemption Date and (C) the Close of Business on the Final Expiration Date. The Company will also take such action as may be appropriate under, or to ensure compliance with, the securities or “blue sky” laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period of time not to exceed 120 days after the date set forth in clause (i) of the first sentence of this Section 9(c), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension has been rescinded. The Company shall notify the Rights Agent whenever it makes a public announcement pursuant to this Section 9(c) and give the Rights Agent a copy of such announcement. In addition, if the Company shall determine that a registration statement is required following the Distribution Date, the Company may temporarily suspend the exercisability of the Rights until such time as a registration statement has been declared effective. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification in such jurisdiction shall not have been obtained, the exercise thereof shall not be permitted under applicable law, or any required registration statement in such jurisdiction shall not have been declared effective.
(d)   The Company covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Preferred Shares upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax or charge which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or the issuance or delivery of certificates or depositary receipts for the Preferred Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise, or to issue or to deliver any certificates or depositary receipts for Preferred Shares upon the exercise of any Rights until any such tax or charge shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or charge is due.
(e)   The Company covenants and agrees that it will cause to be reserved and kept available, out of its authorized and unissued Preferred Shares or any Preferred Shares held in its treasury, the number of Preferred Shares that will be sufficient to permit the exercise in full of all outstanding Rights in accordance with Section 7 hereof.
Section 10.   Preferred Shares Record Date.
Each Person in whose name any certificate for Preferred Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a holder of Preferred Shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.
Section 11.   Adjustment of Purchase Price, Number of Shares or Number of Rights.
(a)   (i)   In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of Preferred Shares or (D) issue any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right.
(ii)   Subject to the following paragraph of this subparagraph (ii) and to Section 24 of this Agreement, in the event any Person shall become an Acquiring Person, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Voting Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Company’s Voting Common Shares (determined pursuant to Section 11(d) hereof) on the date such Person became an Acquiring Person. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action that would eliminate or diminish the benefits intended to be afforded by the Rights.
From and after the occurrence of such an event, any Rights that are or were acquired or Beneficially Owned by such Acquiring Person (or any Associate or Affiliate of such Acquiring Person) on or after the earlier of (x) the date of such event and (y) the Distribution Date shall be void and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. No Right Certificate shall be issued pursuant to Section 3 that represents Rights Beneficially Owned by an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof shall be canceled.
(iii)   In the event that the number of Voting Common Shares which are authorized by the Company’s certificate of incorporation and not outstanding or subscribed for, or reserved or otherwise committed for issuance for purposes other than upon exercise of the Rights, are not sufficient to permit the holder of each Right to purchase the number of Voting Common Shares to which he would be entitled upon the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of paragraph (a) of this Section 11, or should the Board of Directors so elect, the Company shall: (A) determine the excess of (1) the value of the Voting Common Shares issuable upon the exercise of a Right (calculated as provided in the last sentence of this subparagraph (iii)) pursuant to Section 11(a)(ii) hereof (the “Current Value”) over (2) the Purchase Price (such excess, the “Spread”), and (B) with respect to each Right, make adequate provision to substitute for such Common Shares, upon payment of the applicable Purchase Price, any one or more of the following having an aggregate value determined by the Board of Directors to be equal to the Current Value: (1) cash, (2) a reduction in the Purchase Price, (3) Common Shares or other equity securities of the Company (including, without limitation, shares, or units of shares, of preferred stock which the Board of Directors has determined to have the same value as Common Shares (such shares of preferred stock, “common stock equivalents”)), (4) debt securities of the Company, or (5) other assets; provided, however, if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the first occurrence of an event triggering the rights to purchase Voting Common Shares described in Section 11(a)(ii) (the “Section 11(a)(ii) Trigger Date”), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, Voting Common Shares (to the extent available) and then, if necessary, cash, which shares and cash have an aggregate value equal to the Spread. If the Board of Directors shall determine in good faith that it is likely that sufficient additional Voting Common Shares could be authorized for issuance upon exercise in full of the Rights, the thirty (30) day period set forth above may be extended to the extent necessary, but not more than ninety (90) days after the Section 11(a)(ii) Trigger Date, in order that the Company may seek stockholder approval for the authorization of such additional shares (such period, as it may be extended, the “Substitution Period”). To the extent that the Company determines that some action need be taken pursuant to the first and/or second sentences of this Section 11(a)(iii), the Company (x) shall provide, subject to Section 7(e) hereof and the last paragraph of Section 11(a)(ii) hereof, that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall make a public announcement, and shall deliver to the Rights Agent a statement, stating that the exercisability of the Rights has been temporarily suspended. At such time as the suspension is no longer in effect, the Company shall make another public announcement, and deliver to the Rights Agent a statement, so stating. For purposes of this Section 11(a)(iii), the value of the Voting Common Shares shall be the current per share market price (as determined pursuant to Section 11(d)(i) hereof) of the Voting Common Shares on the Section 11(a)(ii) Trigger Date and the value of any common stock equivalent shall be deemed to have the same value as the Common Shares on such date.
(b)   In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Preferred Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Shares (or shares having the same rights, privileges and preferences as the Preferred Shares (“equivalent preferred shares”)) or securities convertible into Preferred Shares or equivalent preferred shares at a price per Preferred Share or equivalent preferred share (or having a conversion price per share, if a security convertible into Preferred Shares or equivalent preferred shares) less than the then current per share market price of the Preferred Shares (as defined in Section 11(d)) on such record date, the Purchase Price to be in effect after such record date shall be adjusted by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such record date plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares and/or equivalent preferred shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price and the denominator of which shall be the number of Preferred Shares outstanding on such record date plus the number of additional Preferred Shares and/or equivalent preferred shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent. Preferred Shares owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.
(c)   In case the Company shall fix a record date for the making of a distribution to all holders of the Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then current per share market price of the Preferred Shares on such record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one Preferred Share and the denominator of which shall be such current per share market price of the Preferred Shares; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company to be issued upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.
(d)   (i)   For the purpose of any computation hereunder, the “current per share market price” of any security (a “Security” for the purpose of this Section 11(d)(i)) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or securities convertible into such shares, or (B) any subdivision, combination or reclassification of such Security and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to reflect the current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of Directors. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day.
(ii)   For the purpose of any computation hereunder, the “current per share market price” of the Preferred Shares shall be determined in accordance with the method set forth in Section 11(d)(i). If the Preferred Shares are not publicly traded, the “current per share market price” of the Preferred Shares shall be conclusively deemed to be the current per share market price of the Common Shares as determined pursuant to Section 11(d)(i) (appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof), multiplied by 1,000. If neither the Common Shares nor the Preferred Shares are publicly held or so listed or traded, “current per share market price” shall mean the fair value per share as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent.
(e)   No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one ten-millionth of a Preferred Share or one ten-thousandth of any other share or security as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than three years from the date of the transaction which requires such adjustment.
(f)   If as a result of an adjustment made pursuant to Section 11(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Preferred Shares, the number of such other shares so receivable upon exercise of any Right shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Section 11(a) through (c), inclusive, and the provisions of Sections 7, 9, 10 and 13 with respect to the Preferred Shares shall apply on like terms to any such other shares.
(g)   All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-thousandths of a Preferred Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.
(h)   Unless the Company shall have exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-thousandths of a Preferred Share (calculated to the nearest one ten-millionth of a Preferred Share) obtained by (i) multiplying (x) the number of one one-thousandths of a Preferred Share covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.
(i)   The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights in substitution for any adjustment in the number of one one-thousandths of a Preferred Share purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one one-thousandths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one hundred-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been distributed, shall be at least 10 days later than the date of the public announcement. If Right Certificates have been distributed, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates to be so distributed shall be issued, executed and countersigned in the manner provided for herein and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.
(j)   Irrespective of any adjustment or change in the Purchase Price or the number of one one-thousandths of a Preferred Share issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of one one-thousandths of a Preferred Share which were expressed in the initial Right Certificates issued hereunder.
(k)   Before taking any action that would cause an adjustment reducing the Purchase Price below one one-thousandth of the then par value of the Preferred Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable Preferred Shares at such adjusted Purchase Price.
(l)   In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date of the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.
(m)   Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it in its sole discretion shall determine to be advisable in order that any (i) combination or subdivision of the Preferred Shares, (ii) issuance wholly for cash of any Preferred Shares at less than the current market price, (iii) issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, (iv) dividends on Preferred Shares payable in Preferred Shares or (v) issuance of any rights, options or warrants referred to hereinabove in Section 11(b), hereafter made by the Company to holders of its Preferred Shares shall not be taxable to such stockholders.
(n)   In the event that at any time after the date of this Agreement and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Shares payable in Common Shares or (ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise other than by payment of dividends in Common Shares) into a greater or lesser number of Common Shares, then in any such case (i) the number of one one-thousandths of a Preferred Share purchasable after such event upon proper exercise of each Right shall be determined by multiplying the number of one one-thousandths of a Preferred Share so purchasable immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately before such event and the denominator of which is the number of Common Shares outstanding immediately after such event, and (ii) each Common Share outstanding immediately after such event shall have issued with respect to it that number of Rights which each Common Share outstanding immediately prior to such event had issued with respect to it. The adjustments provided for in this Section 11(n) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.
Section 12.   Certificate of Adjustment.
Whenever an adjustment is made as provided in Sections 11 and 13 hereof, the Company shall promptly (a) prepare a certificate setting forth such adjustment, and a brief, reasonably detailed statement of the facts and computations accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the Common Shares or the Preferred Shares a copy of such certificate and (c) if such adjustment occurs following a Distribution Date, mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 25 hereof. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall not be obligated or responsible for calculating any adjustment nor shall it be deemed to have knowledge of such an adjustment unless and until it shall have received such certificate.
Section 13.   Consolidation, Merger or Sale or Transfer of Assets or Earning Power.
In the event that, at any time after a Person becomes an Acquiring Person, directly or indirectly, (i) the Company shall consolidate with, or merge with and into, any other Person, (ii) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (iii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case, proper provision shall be made so that (A) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of such other Person (including the Company as successor thereto or as the surviving corporation) as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Common Shares of such other Person (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (B) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (C) the term “Company” shall thereafter be deemed to refer to such issuer; and (D) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares thereafter deliverable upon the exercise of the Rights. The Company covenants and agrees that it shall not consummate any such consolidation, merger, sale or transfer unless prior thereto the Company and such issuer shall have executed and delivered to the Rights Agent a supplemental agreement so providing. The Company shall not enter into any transaction of the kind referred to in this Section 13 if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights. The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers. For purposes hereof, the “earning power” of the Company and its Subsidiaries shall be determined in good faith by the Company’s Board of Directors on the basis of the operating earnings of each business operated by the Company and its Subsidiaries during the three fiscal years preceding the date of such determination (or, in the case of any business not operated by the Company or any Subsidiary during three full fiscal years preceding such date, during the period such business was operated by the Company or any Subsidiary). Notwithstanding anything to the contrary, the foregoing provisions of this Section 13 shall not apply in respect of the execution by any Integration Party of the Integration Agreement, any amendments thereto or any other document or action taken in connection therewith.
Section 14.   Fractional Rights and Fractional Shares.
(a)   The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors shall be used.
(b)   The Company shall not be required to issue fractions of Preferred Shares (other than fractions which are integral multiples of one one-thousandth (subject to appropriate adjustment in the case of a subdivision or combination) of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are integral multiples of one one-thousandth of a Preferred Share). Fractions of Preferred Shares in integral multiples of one one-thousandth of a Preferred Share may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it; provided, that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not integral multiples of one one-thousandth of a Preferred Share, the Company shall pay to each registered holder of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share as the fraction of one Preferred Share that such holder would otherwise receive upon the exercise of the aggregate number of rights exercised by such holder. For the purposes of this Section 14(b), the current market value of a Preferred Share shall be the closing price of a Preferred Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of such exercise.
(c)   The holder of a Right by the acceptance of the Right expressly waives any right to receive fractional Rights or fractional shares upon exercise or exchange of a Right (except as provided above).
(d)   Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent under any section of this Agreement, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of, any payment for fractional Rights or fractional shares under any section of this Agreement relating to the payment of fractional Rights or fractional shares under any section of this Agreement relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies. The Company shall provide an initial funding of one thousand dollars ($1000) for the purpose of issuing cash in lieu of fractional shares. From time to time thereafter, the Rights Agent may request additional funding to cover fractional payments. The Rights Agent shall have no obligation to make fractional payments unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto.
Section 15.   Rights of Action.
All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent pursuant to the terms of this Agreement, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares) may, without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), on such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise the Rights evidenced by such Right Certificate (or, prior to the Distribution Date, such Common Shares) in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement by the Company and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of the Company under this Agreement.
Notwithstanding anything in this Agreement to the contrary, the Company shall not have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, judgment, decree or ruling (whether interlocutory or final) issued by a court or by a governmental, regulatory, self-regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.
Section 16.   Agreement of Right Holders.
Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:
(a)   prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares;
(b)   after the Distribution Date, the Right Certificates are transferable only on the registry books maintained by the Rights Agent if surrendered at the office of the Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer, accompanied by a Signature Guarantee, with a completed form of certification; and
(c)   the Company and the Rights Agent may deem and treat the Person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated Common Shares certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.
Section 17.   Right Certificate Holder Not Deemed a Stockholder.
No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Preferred Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.
Section 18.   Concerning the Rights Agent.
(a)   The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Rights Agent, its reasonable and documented expenses and counsel fees and other disbursements incurred in the preparation, negotiation, administration, execution, delivery and amendment of this Agreement and the exercise and performance of its duties hereunder. The Company also covenants and agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including the reasonable fees and expenses of legal counsel) that may be paid, incurred or suffered by it, or to which it may become subject, without gross negligence, bad faith or willful misconduct on the part of the Rights Agent for anything done (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted by the Rights Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim or liability arising therefrom, directly or indirectly, or of enforcing its rights under this Agreement. The costs and expenses of enforcing this right of indemnification shall also be paid by the Company.
(b)   The Rights Agent shall be authorized and may conclusively rely upon and shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder in reliance upon any Right Certificate or certificate for Preferred Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, instruction, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be duly signed, executed and, where necessary, guaranteed, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith unless and until it has received such notice in writing.
(c)   Section 18 and Section 20 shall survive the expiration of the Rights and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent. Notwithstanding anything in this Agreement to the contrary, in no event shall the Rights Agent be liable for special, punitive, incidental, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action. Notwithstanding anything to the contrary herein, any liability of the Rights Agent under this Agreement shall be limited to the amount of fees (but not including any reimbursed costs) paid by the Company to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought.
Section 19.   Merger or Consolidation or Change of Name of Rights Agent.
Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.
In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.
Section 20.   Duties of Rights Agent.
The Rights Agent undertakes the duties and obligations expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against the Rights Agent. The Rights Agent shall perform those duties and obligations upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

(a)   Before the Rights Agent acts or refrains from acting, it may consult with legal counsel (who may be legal counsel for the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in accordance with such opinion.
(b)   Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the President, a Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken, suffered or omitted by it under the provisions of this Agreement in reliance upon such certificate. The Rights Agent shall have no duty to act without such certificate as set forth in this Section 20(b).
(c)   The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (of which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction).
(d)   The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.
(e)   The Rights Agent shall not have any liability for or be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be liable or responsible for any adjustment or calculation required under the provisions of Sections 11, 13, 14 or 24 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment or calculation (except with respect to the exercise of Rights evidenced by Right Certificates subject to the terms and conditions hereof after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Preferred Shares to be issued pursuant to this Agreement or any Right Certificate or as to whether any Preferred Shares will, when so issued, be validly authorized and issued, fully paid and nonassessable.
(f)   The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including obligations under applicable regulation or law.
(g)   The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Rights with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.
(h)   The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
(i)   The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the President, a Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties under this Agreement, as such instructions shall provide full authorization and protection to the Rights Agent and the Rights Agent shall not be liable for any action taken or suffered to be taken by it in accordance with instructions of any such officer. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted by the Rights Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective. The Rights Agent shall be fully authorized and protected in relying upon the instructions received from any such officer, and shall not be liable for any action taken or suffered by or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than ten Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received, in response to such application, written instructions with respect to the proposed action or omission specifying a different action to be taken or omitted.
(j)   The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.
(k)   The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence or bad faith in the selection and continued employment thereof (of which gross negligence or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).
(l)   No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights or powers of the Rights Agent if the Rights Agent believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(m)   If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been properly completed or indicates an affirmative response to clause 1 and/or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company; provided, however, that Rights Agent shall not be liable for any delays arising from the duties under this Section 20(l).
(n)   The Rights Agent shall have no responsibility to the Company, any holders of Rights or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this Agreement.
(o)   The Rights Agent shall not be required to take notice or be deemed to have notice of any fact, event, condition or determination hereunder (including, without limitation, any event or condition that may require action by the Rights Agent and any dates or events defined in this Agreement or the designation of any Person as an Acquiring Person, Affiliate or Associate) under this Agreement unless and until the Rights Agent shall be specifically notified in writing by the Company of such fact, event, condition or determination, and all notices or other instruments required by this Agreement to be delivered to the Rights Agent must, in order to be effective, be received by the Rights Agent as specified in Section 26 hereof, and in the absence of such notice so delivered, the Rights Agent may conclusively assume no such event or condition exists.
(p)   The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same.

(q)   In the event the Rights Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent, may (upon notice to the Company of such ambiguity or uncertainty), in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Rights Certificate or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Rights Agent.
Section 21.   Change of Rights Agent.
The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common Shares and the Preferred Shares by first-class mail. In the event any transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice. The Company may remove the Rights Agent or any successor Rights Agent upon no less than 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares and the Preferred Shares by registered or certified mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder’s Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be an entity organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares and the Preferred Shares. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.
Section 22.   Issuance of New Right Certificates.
Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the earlier of the Redemption Date and the Close of Business on the Final Expiration Date, the Company may with respect to Common Shares so issued or sold (i) pursuant to the exercise of stock options, (ii) under any employment plan or arrangement, (iii) upon the exercise, conversion or exchange of securities, notes or debentures issued by the Company or (iv) pursuant to a contractual obligation of the Company, in each case existing prior to the Distribution Date, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale.

Section 23.   Redemption.
(a)   The Board of Directors may, at its option, at any time prior to 10 days following such date as any Person becomes an Acquiring Person, redeem all but not less than all the then outstanding Rights at a redemption price of $0.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and subject to such conditions as the Board of Directors in its sole discretion may establish.
(b)   Immediately upon the time of the effectiveness of the redemption of the Rights pursuant to paragraph (a) of this Section 23 or such earlier time as may be determined by the Board of Directors in the action ordering such redemption (although not earlier than the time of such action) (such time the “Redemption Date”), and without any further action and without any notice, the right to exercise the Rights shall terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after such action of the Board of Directors ordering the redemption of the Rights pursuant to paragraph (a), the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. If the payment of the Redemption Price is not included with such notice, each such notice shall state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, other than in connection with the purchase of Common Shares prior to the Distribution Date.
Section 24.   Exchange.
(a)   The Board of Directors may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii) hereof) for Voting Common Shares at an exchange ratio of one Common Share per Right (such exchange ratio being hereinafter referred to as the “Exchange Ratio”).
(b)   Immediately upon the action of the Board of Directors ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Voting Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Voting Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii) hereof) held by each holder of Rights.
(c)   In any exchange pursuant to this Section 24, the Company, at its option, may substitute Preferred Shares or common stock equivalents for Common Shares exchangeable for Rights, at the initial rate of one one-thousandth of a Preferred Share (or an appropriate number of common stock equivalents) for each Voting Common Share, as appropriately adjusted to reflect adjustments in the voting rights of the Preferred Shares pursuant to the terms thereof, so that the fraction of a Preferred Share delivered in lieu of each Voting Common Share shall have the same voting rights as one Voting Common Share.

(d)   In the event that there shall not be sufficient Voting Common Shares, Preferred Shares or common stock equivalents authorized by the Company’s certificate of incorporation and not outstanding or subscribed for, or reserved or otherwise committed for issuance for purposes other than upon exercise of Rights, to permit any exchange of Rights in accordance with this Section 24, the Company shall use its best efforts to authorize additional Voting Common Shares, Preferred Shares or common stock equivalents for issuance upon exchange of the Rights.
(e)   The Company shall not be required to issue fractions of Voting Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Voting Common Shares, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional Voting Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current per share market value of a whole Voting Common Share. For the purposes of this paragraph (e), the current per share market value of a whole Voting Common Share shall be the closing price of a Voting Common Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24.
(f)   Notwithstanding anything in this Section 24 to the contrary, the exchange of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Without limiting the preceding sentence, the Board of Directors may (i) in lieu of issuing Voting Common Shares or any other securities contemplated by this Section 24 to the Persons entitled thereto in connection with the exchange (such Persons, the “Exchange Recipients,” and such shares and other securities, together with any dividends or distributions made on such shares or other securities, the “Exchange Property”), issue, transfer or deposit the Exchange Property to or into a trust or other entity that may hold such Exchange Property for the benefit of the Exchange Recipients (provided, that such trust or other entity may not be controlled by the Company or any of its Affiliates or Associates and provided further that the trustee or similar fiduciary of the trust or other entity will attempt to distribute the Exchange Property to the Exchange Recipients as promptly as practicable), (ii) permit such trust or other entity to exercise all of the rights that a stockholder of record would possess with respect to any shares deposited in such trust or entity and (iii) impose such procedures as are necessary to verify that the Exchange Recipients are not Acquiring Persons or Affiliates or Associates of Acquiring Persons as of any time periods established by the Board of Directors or such trust or entity. In the event the Board of Directors determines, before the Distribution Date, to effect an exchange, such Board of Directors may delay the occurrence of the Distribution Date to such time as such Board of Directors deems advisable; provided, that the Distribution Date must occur no later than 20 days after the Shares Acquisition Date.
Section 25.   Notice of Certain Events.
(a)   Other than as otherwise previously disclosed or in connection with the Integration, in case the Company shall after the Distribution Date propose (i) to pay any dividend payable in stock of any class to the holders of its Preferred Shares or to make any other distribution to the holders of its Preferred Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of its Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares), then, in each such case, the Company shall give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Shares and/or Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares and/or Preferred Shares, whichever shall be the earlier.
(b)   In case any event set forth in Section 11(a)(ii) hereof shall occur, then the Company shall as soon as practicable thereafter give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of the occurrence of such event, which notice shall describe such event and the consequences of such event to holders of Rights under Section 11(a)(ii) hereof.
Section 26.   Notices.
Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if in writing and sent or delivered by recognized national overnight delivery services or by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent by the Company) as follows:
Loral Space & Communications Inc.
600 Fifth Avenue, 16th Floor
New York, NY 10020
Attn: Avi Katz, President, General Counsel & Secretary
with a copy to (which shall not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Maurice M. Lefkort and A. Mark Getachew
Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if in writing and sent or delivered by registered or certified mail, recognized national overnight delivery service or by first class mail, postage prepaid and shall be deemed given when sent, and addressed (until another address is filed in writing with the Rights Agent by the Company) as follows:
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attention: Client Services
Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if in writing and sent or delivered by recognized national overnight delivery service or by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.
Section 27.   Supplements and Amendments.
The Company may from time to time, and the Rights Agent shall (subject to the penultimate sentence of this Section 27), if the Company so directs, supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any change to or delete any provision hereof or to adopt any other provisions with respect to the Rights which the Company may deem necessary or desirable; provided, however, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended or supplemented in any manner which would adversely affect the interests of the holders of Rights (other than an Acquiring Person and its Affiliates and Associates). For the avoidance of doubt, the Company shall be entitled to adopt and implement such procedures and arrangements (including with third parties) as it may deem necessary or desirable to facilitate the exercise, exchange, trading, issuance or distribution of the Rights (and Preferred Shares) as contemplated hereby and to ensure that an Acquiring Person does not obtain the benefits thereof, and amendments in respect of the foregoing shall not be deemed to adversely affect the interests of the holders of Rights. Any supplement or amendment authorized by this Section 27 will be evidenced by a writing signed by the Company and the Rights Agent. As a condition precedent to the execution of a supplement or amendment, the Company shall deliver a certificate from the Chairman of the Board, its Chief Executive Officer, its President, or any of its Vice Presidents that states that the proposed supplement or amendment is in compliance with the terms of this Section 27. Notwithstanding anything in this Agreement to the contrary, no supplement or amendment that changes the rights and duties of the Rights Agent under this Agreement will be effective against the Rights Agent without the execution of such supplement or amendment by the Rights Agent.
Section 28.   Successors.
All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
Section 29.   Benefits of this Agreement.
Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).
Section 30.   Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded provisions shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.
Section 31.   Governing Law and Forum Selection.
This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. To the fullest extent permitted by law, any claim relating to or brought pursuant to this Agreement by any person (including any record or Beneficial Owner of Common Shares or Preferred Shares, any registered or beneficial holder of a Right, any Acquiring Person or the Rights Agent) shall be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware).
Section 32.   Counterparts.
This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.
Section 33.   Descriptive Headings.
Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 34.   Administration.
Without limiting the rights, duties and immunities of the Rights Agent under this Agreement, the Board of Directors shall have the exclusive power and authority to administer and interpret the provisions of this Agreement and to exercise all rights and powers specifically granted to the Board of Directors or the Company or as may be necessary or advisable in the administration of this Agreement. Without limiting the rights, duties and immunities of the Rights Agent under this Agreement, all such actions, calculations, determinations and interpretations which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and shall not subject the Board of Directors to any liability to the holders of the Rights. The Rights Agent is entitled always to assume the Board of Directors acted in good faith and shall be fully protected and incur no liability in reliance thereon.
Section 35.   Book Entry.
Reference in this Agreement to certificates for Common Shares or Preferred Shares shall include, in the case of uncertificated shares, the balances indicated in the book-entry account system of the transfer agent for the Common Shares or Preferred Shares, as applicable, and, prior to the Distribution Date, any uncertificated Common Shares shall also represent the associated Rights. Any legend required to be placed on any certificate for Common Shares or Preferred Shares may instead be included on any book-entry confirmation or notification to the registered holder of such Common Shares or Preferred Shares.
Section 36.   Force Majeure.
Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of any utilities, communications, or computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, epidemics, pandemics or war or civil unrest.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.
LORAL SPACE & COMMUNICATIONS INC.
By:
/s/ Avi Katz

Name:
Avi Katz

Title:
President, General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.,
as Rights Agent
By:
/s/ Patrick Hayes

Name:
Patrick Hayes

Title:
Vice President & Manager

EXHIBIT A
FORM
OF
CERTIFICATE OF DESIGNATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
LORAL SPACE & COMMUNICATIONS INC.
Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Loral Space & Communications Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:
WHEREAS, the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and
WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.
NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:
Section 1.   Designation and Amount.   The shares of this series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 50,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.
Section 2.   Dividends and Distributions.
(A)   Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Voting Common Stock, par value $0.01 per share (the “Voting Common Stock”), of the Corporation or a subdivision of the outstanding shares of Voting Common Stock (by reclassification or otherwise), declared on the Voting Common Stock and Non-Voting Common Stock, par value $0.01 per share (the “Non-Voting Common Stock” and, together with the Voting

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Common Stock, the “Common Stock”), of the Corporation since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Voting Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Voting Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B)   The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Voting Common Stock).
(C)   Dividends due pursuant to paragraph (A) of this Section shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
Section 3.   Voting Rights.   The holders of shares of Series A Preferred Stock shall have the following voting rights:
(A)   Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Voting Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Voting Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B)   Except as otherwise provided in the Certificate of Incorporation, including any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Voting Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(C)   Except as set forth herein, or as otherwise required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Voting Common Stock as set forth herein) for taking any corporate action.

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Section 4.   Certain Restrictions.
(A)   Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
(i)   declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
(ii)   declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or
(iii)   redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock.
(B)   The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
Section 5.   Reacquired Shares.   Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Corporation shall take all such actions as are necessary to cause all such shares to become authorized but unissued shares of Preferred Stock that may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in the Certificate of Incorporation, including any Certificate of Designation creating a series of Preferred Stock or any similar stock, or as otherwise required by law.
Section 6.   Liquidation, Dissolution or Winding Up.   Upon any liquidation, dissolution or winding up of the Corporation the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Voting Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Voting Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 7.   Consolidation, Merger, Etc.   In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Voting Common Stock, or effect a

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subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Voting Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 8.   Amendment.   The Certificate of Incorporation shall not be amended in any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.
Section 9.   Rank.   The Series A Preferred Stock shall rank, with respect to the payment of dividends and upon liquidation, dissolution and winding up, junior to all series of Preferred Stock.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President this    day of            , 2020.
Loral Space & Communications Inc.
By:

Name:
Title:
[Certificate of Designation of Series A Preferred Stock]

A-5

EXHIBIT B
Form of Right Certificate
Certificate No. R-           Rights
NOT EXERCISABLE AFTER THE FINAL EXPIRATION DATE (AS DEFINED IN THE AGREEMENT) OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $0.01 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, RIGHTS THAT ARE OR WERE ACQUIRED OR BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR ANY ASSOCIATES OR AFFILIATES THEREOF (AS SUCH TERMS ARE DEFINED IN THE AGREEMENT) OR ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID.
Right Certificate
[•]
This certifies that                  , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of November 23, 2020 (as the same may be amended from time to time, the “Agreement”), between Loral Space & Communications Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Agreement) and prior to the Final Expiration Date (as defined in the Rights Agreement), at the office of the Rights Agent designated for such purpose, or at the office of its successor as Rights Agent, one one-thousandth of a fully paid non-assessable share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of the Company, at a purchase price of $120.48 per one one-thousandth of a Preferred Share (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the certification and the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-thousandths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of November 23, 2020, based on the Preferred Shares as constituted at such date. As provided in the Agreement, the Purchase Price and the number of one one-thousandths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.
From and after the occurrence of an event described in Section 11(a)(ii) of the Agreement, if the Rights evidenced by this Right Certificate are or were at any time on or after the earlier of (x) the date of such event and (y) the Distribution Date (as such term is defined in the Agreement) acquired or Beneficially Owned (as defined in the Agreement) by an Acquiring Person or an Associate or Affiliate of an Acquiring Person (as such terms are defined in the Agreement), such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights.
This Right Certificate is subject to all of the terms, provisions and conditions of the Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Agreement are on file at the principal executive offices of the Company and the offices of the Rights Agent.
This Right Certificate, with or without other Right Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Preferred Shares as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

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Subject to the provisions of the Agreement, at the Company’s option, the Rights evidenced by this Certificate (i) may be redeemed by the Company at a redemption price of $0.01 per Right or (ii) may be exchanged in whole or in part for shares of the Company’s Common Stock, par value $0.01 per share, or Preferred Shares.
No fractional Preferred Shares will be issued upon the exercise or exchange of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts), but in lieu thereof a cash payment will be made, as provided in the Agreement.
No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise or exchange hereof, nor shall anything contained in the Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised or exchanged as provided in the Agreement.
This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

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WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of      .
LORAL SPACE AND COMMUNICATIONS INC.
By:

Name:
Title:
Countersigned:

Rights Agent
By:

Authorized Signature
Name:
Title:

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Form of Reverse Side of Right Certificate
FORM OF ASSIGNMENT
(To be executed by the registered holder if such holder desires to transfer the Right Certificate.)
FOR VALUE RECEIVED                   hereby sells, assigns and transfers unto       (Please print name and address of transferee)       this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                  , Attorney, to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.
Date:

Signature
Signature Guaranteed:
Signatures should be guaranteed by an eligible guarantor institution (bank, stock broker or savings and loan association with membership in an approved signature medallion program).
The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement).

Signature

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Form of Reverse Side of Right Certificate — continued
FORM OF ELECTION TO PURCHASE
(To be executed if holder desires to exercise the Right Certificate.)
To [•]:
The undersigned hereby irrevocably elects to exercise                   Rights represented by this Right Certificate to purchase the Preferred Shares (or other securities or property) issuable upon the exercise of such Rights and requests that certificates for such Preferred Shares (or other securities) be issued in the name of:
Please insert social security
or other identifying number

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:
Please insert social security
or other identifying number

(Please print name and address)

Dated:      ,

Signature
Signature Guaranteed:
Signatures should be guaranteed by an eligible guarantor institution (bank, stock broker or savings and loan association with membership in an approved signature medallion program).

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Form of Reverse Side of Right Certificate — continued
The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement).

Signature
NOTICE
The signature in the foregoing Forms of Assignment and Election must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.
In the event the certification set forth above in the Form of Assignment or the Form of Election to Purchase, as the case may be, is not properly completed and duly executed, the Company and the Rights Agent will deem the Beneficially Owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement) and such Assignment or Election to Purchase will not be honored.

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EXHIBIT C
SUMMARY OF RIGHTS TO PURCHASE
PREFERRED SHARES
On November 23, 2020, the Board of Directors of Loral Space & Communications Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Voting Common Stock, par value $0.01 per share (the “Voting Common Shares”), of the Corporation and Non-Voting Common Stock, par value $0.01 per share (the “Non-Voting Common Shares” and, together with the Voting Common Shares, the “Common Shares”), of the Corporation outstanding on November 23, 2020 (the “Record Date”) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of the Company, having such rights and preferences as are set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock (the “Certificate of Designation”), at a price of $120.48 per one one-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (as it may be amended from time to time, the “Agreement”) between the Company and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”).
Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired Beneficial Ownership (as defined in the Agreement) of 15% or more of the outstanding Voting Common Shares not held by any Meteor Party (as defined in the Agreement) or any Integration Party (as defined in the Agreement) (the “Unaffiliated Shares”) (or, in the event the Board of Directors determines on or before such tenth day to effect an exchange of Rights for Voting Common Shares (as discussed below) and determines that a later date is advisable, such later date that is not more than 20 days following such a public announcement) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the Beneficial Ownership by a person (or a voting group of persons) of 15% or more of the outstanding Unaffiliated Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto (or, in the case of uncertificated Common Shares reflected in the book-entry account system of the transfer agent for the Common Shares, by the notations in the book entry account). If a stockholder’s Beneficial Ownership of the outstanding Voting Common Shares as of the time of the public announcement of the Agreement and Rights dividend declaration is at or above the applicable threshold (including through entry into certain derivative positions), that stockholder’s then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the stockholder increases its ownership percentage of Unaffiliated Shares by 0.001% or more.
The Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date or upon transfer or new issuance of Common Shares will contain a notation incorporating the Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.
The Rights are not exercisable until the Distribution Date. The Rights will expire on the first to occur of: (a) a majority of holders of Unaffiliated Shares approving the merger as contemplated by the Integration Agreement, (b) the termination of the Integration Agreement in accordance with its terms, and (c) November 22, 2021 (the “Final Expiration Date”), unless the Rights are earlier redeemed by the Company as described below.

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The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).
The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares (other than payment of a dividend in Voting Common Shares) or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.
Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a quarterly dividend payment of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 1,000 times the aggregate payment made per Common Share. Each Preferred Share will have 1,000 votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary anti-dilution provisions.
Because of the nature of the Preferred Shares’ dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.
From and after the time any Person becomes an Acquiring Person, if the Rights evidenced by this Right Certificate are or were at any time on or after the earlier of (x) the date of such event and (y) the Distribution Date (as such term is defined in the Agreement) acquired or Beneficially Owned by an Acquiring Person or an Associate or Affiliate of an Acquiring Person (as such terms are defined in the Agreement), such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights.
In the event that, at any time after a Person becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights Beneficially Owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Voting Common Shares having a market value of two times the exercise price of the Right. If the Company does not have sufficient Voting Common Shares to satisfy such obligation to issue Voting Common Shares, or if the Board of Directors so elects, the Company shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the Voting Common Shares issuable upon exercise of a Right; provided, that if the Company fails to meet such obligation within 30 days following the date a Person becomes an Acquiring Person, the Company must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, Voting Common Shares (to the extent available) and cash equal in value to the difference between the value of the Voting Common Shares otherwise issuable upon the exercise of a Right and the exercise price then in effect. The Board of Directors may extend the 30-day period described above for up to an additional 90 days to permit the taking of action that may be necessary to authorize sufficient additional Voting Common Shares to permit the issuance of Voting Common Shares upon the exercise in full of the Rights.
At any time after any Person becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the outstanding Voting Common Shares, the Board of Directors may exchange

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the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Voting Common Share per Right (subject to adjustment).
With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.
At any time prior to 10 days following the date on which any Person becomes an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).
Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.
A copy of the Agreement, including a copy of the form of Certificate of Designation, will be filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference. This summary description of the rights, powers, preferences and other terms of the Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, as the same may be amended from time to time, which is incorporated herein by reference.

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ANNEX O
FULL AND FINAL RELEASE AND AMENDMENT OF TOLLING AGREEMENT
Dated as of November 23, 2020
Reference is hereby made to (i) that certain Transaction Agreement and Plan of Merger by and among Public Sector Pension Investment Board (“PSP”), Red Isle Private Investments Inc. (“Red Isle”), Loral Space & Communications Inc. (“Loral”), Loral Holdings Corporation (“Holdco”), Telesat Canada (“Telesat”), Telesat Corporation, Telesat Partnership LP, Telesat CanHold Corporation and Lion Combination Sub Corporation, dated as of the date hereof (the “Integration Agreement”) and (ii) that certain Tolling Agreement by and among PSP, Red Isle, Loral, Holdco and Telesat dated May 5, 2016 (as amended, the “Tolling Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Integration Agreement.
FOR GOOD AND VALUABLE CONSIDERATION, including PSP, Red Isle, Loral, Holdco and Telesat agreeing to enter into the Integration Agreement, the receipt and sufficiency of which is hereby acknowledged, each of
(i)
PSP and Red Isle, on their own behalf and on behalf of their respective parents, Subsidiaries and Affiliates and their respective current and former officers, directors, employees, agents, shareholders, beneficiaries, trustees, predecessors, successors and assigns (collectively, the “PSP Entities,” and which term includes any one or more of them), provided, the “PSP Entities” shall not include (i) any portfolio company of any investment vehicle or holding company that is directly or indirectly managed by PSP, or (ii) any Telesat Entity, MHR Entity or Loral Entity;

(ii)
MHR Fund Management LLC (“MHR”), on its own behalf and on behalf of its Subsidiaries and Affiliates (other than Loral and its Subsidiaries) and their respective current and former officers, directors, employees, agents, shareholders, beneficiaries, trustees, predecessors, successors and assigns (collectively, the “MHR Entities,” and which term includes any one or more of them); provided, the “MHR Entities” shall not include (i) any Telesat Entity, Loral Entity or PSP Entity, or (ii) any portfolio company of any investment vehicle or holding company that is directly or indirectly managed by MHR;

(iii)
Loral and Holdco, each on their own behalf, and Loral on behalf of its Subsidiaries and Affiliates and their respective current and former officers, directors, employees, agents, beneficiaries, trustees, predecessors, successors and assigns (collectively, the “Loral Entities,” and which term includes any one or more of them, and which, for the avoidance of doubt, does not include any Telesat Entity, PSP Entity or MHR Entity); and

(iv)
Telesat, on its own behalf and on behalf of its Subsidiaries and its controlled Affiliates and their respective current and former officers, directors, employees, agents, beneficiaries, trustees, predecessors, successors, and assigns (collectively, the “Telesat Entities,” and which term includes any one or more of them and which, for the avoidance of doubt, does not include any PSP Entity, MHR Entity or Loral Entity) (the PSP Entities, the MHR Entities, the Loral Entities and the Telesat Entities are collectively referred to herein as the “Parties” and, each, a “Party”);

hereby agree as follows:
1.
Full and Final Release.

Effective as of the Release Effective Date, each of the Parties does hereby release and forever discharge each other Party from any and all actions, causes of action, applications, debts, dues, accounts, bonds, covenants, contracts, complaints, obligations, duties, breaches of contract, breaches of duty or any relationship, acts, omissions, compensations, promises, damages, costs, losses, expenses, claims for interest or disbursements, remedies for losses, choses in action, entitlements, liabilities, demands, rights of indemnity and all other claims and rights (the “Claims”), whether or not known or anticipated, which it ever had, now has or may in the future have against the other Parties, in each case solely to the extent arising out of or relating to the following specified matters:

(1)
the Claims alleged in each of (A) the letter from Andrew Rossman and Geoff Hall addressed to Frank Arnone and Doug Warner dated April 22, 2016, (B) the letter from Jeff Galway and Greg Danilow addressed to Andrew Rossman and Geoff Hall dated May 11, 2016, and (C) a subsequent letter from Andrew Rossman and Geoff Hall to Jeff Galway and Greg Danilow dated May 20, 2016;

(2)
Claims of oppression of or breach of any duty owed to any Party in its capacity as a shareholder of Telesat; and

(3)
Claims for breach of the Shareholders Agreement of Telesat dated October 31, 2007 (the “Telesat Shareholders Agreement”).

The Claims identified in the foregoing subsections (1) through (3) are referred to herein as the “Released Claims”; provided, however, that the term “Released Claims” includes the Claims specified in the foregoing subsections (2) and (3) only to the extent that any such Claim arises from or relates to the facts and circumstances forming the basis of any such Claim identified in the foregoing subsection (1), and any Claim identified in the foregoing subsection (2) or (3) shall not constitute a “Released Claim” with respect to the release and discharge to the extent that such Claim does not arise from or relate to the facts and circumstances forming the basis of a Claim identified in the foregoing subsection (1) (the claims excluded from the term “Released Claims” pursuant to this proviso, the “Telesat Excluded Claims”).
THIS RELEASE shall, notwithstanding the foregoing, not affect any:
(i)
rights or remedies under the Integration Agreement or the Transaction Documents or otherwise arising out of the preparation, due diligence, negotiation, performance or enforcement of the Integration Agreement or the Transaction Documents (including, for the avoidance of doubt, the right of any Party to indemnification or other payments under the Integration Agreement) or the consummation of the transactions contemplated thereby;

(ii)
rights or remedies of any director or officer of any member of the Transit Group or the Leo Group for indemnification, advancement of expenses or expense reimbursement under (1) the organizational documents of any member of the Transit Group or the Leo Group, (2) any director & officer or other insurance policy of any member of the Transit Group or the Leo Group, (3) any director services agreement or other agreement with any member of the Transit Group or the Leo Group, (4) the Telesat Shareholders Agreement or (5) applicable law;

(iii)
rights or remedies of the PSP Entities or the Loral Entities for indemnification, advancement of expenses or expense reimbursement under (1) the Telesat Shareholders Agreement, (2) the organizational documents of any member of the Transit Group or the Leo Group or (3) any indemnification agreement with any present or former officer or director of any member of the Transit Group or the Leo Group;

(iv)
Claims that any PSP Entity, in its capacity as a limited partner of any MHR Entity, may have against a MHR Entity or Claims that a MHR Entity may have against a PSP Entity in such capacity;

(v)
rights or remedies of the Parties under any confidentiality or restrictive covenants under the Telesat Shareholders Agreement, including under Articles 2.04, 4.04, 4.05, 4.06 or any non-disclosure agreement or confidentiality agreement between or among the Parties;

(vi)
rights or remedies of the Parties under Articles 7 and 8 of the Telesat Shareholders Agreement;

(vii)
any entitlement of the PSP Entities or the Loral Entities to dividends accrued but not yet paid by the Telesat Entities;

(viii)
Claims which are caused by or relate to fraud to the extent that such claims cannot be waived or released under applicable law;

(ix)
Claims that any Leo Entity may have against any MHR Entity or that any MHR Entity may have against any Leo Entity;

(x)
rights or remedies under that certain Consulting Services Agreement, by and between Loral Space & Communications Inc., and Telesat Canada, dated October 31, 2007;

(xi)
rights or remedies in connection with any Telesat Excluded Claim; or

(xii)
Claims arising out of or related to any cause, matter, thing, state of facts or event first occurring from and after the date hereof.

IT IS UNDERSTOOD AND AGREED that for the aforesaid consideration, each Party undertakes and agrees not to, directly or indirectly, assert any Released Claim against another Party or against any person entitled to claim contribution, indemnification or other relief from such Party under the provisions of any statute or Contract, including the Negligence Act, R.S.O. 1990, c. N.1 and any amendments and successor legislation thereto, with respect to any Released Claim.
AND IT IS UNDERSTOOD AND AGREED that in the event that any Party should hereafter commence any proceedings involving any Released Claims against any other Party, this document may be raised as an estoppel to any such Released Claims in the proceedings. In the event that a Party commences any such proceedings, the Party commencing the proceedings undertakes and agrees to indemnify the Party against whom the proceedings are commenced, on a full indemnity basis, in respect of any legal fees incurred in relation to any such proceedings.
AND IT IS UNDERSTOOD AND AGREED that for the aforesaid consideration, each Party represents and warrants to the other Parties that they have not assigned or transferred, or purported to assign or transfer, to any person, partnership, corporation, or other entity any rights to any Claim that is a Released Claim.
AND IT IS UNDERSTOOD AND AGREED that for the aforesaid consideration, each Party represents and warrants to the other Parties that no consent, approval, waiver or other intervention is required for the effective release of the Released Claims or the effective execution of this release.
AND IT IS UNDERSTOOD AND AGREED that the aforesaid consideration is deemed to be no admission whatsoever of liability on the part of any Party and that such liability is denied.
AND FOR THE AFORESAID CONSIDERATION the Parties hereby acknowledge, declare and agree that they are satisfied with the information provided and have no outstanding requests for information, that they have had sufficient time and opportunity to seek independent legal and other professional advice with respect to the terms of this release, that theyunderstand the terms of this release and voluntarily accept the consideration referred to above for the purpose of making full and final compromise, adjustment and settlement of all Released Claims as aforesaid, and each Party represents and warrants to the other Parties that they have not been induced to enter into this release by reason of any representation or warranty of any nature of kind whatsoever and that there is no condition, express or implied, or collateral agreement affecting the said settlement.
THE RELEASE EFFECTIVE DATE shall occur, and the Release shall be effective at first to occur of (a) the Effective Time of the Merger, (b) termination of the Integration Agreement pursuant to Section 11.1(b)(iv)(A)(2) of the Integration Agreement (Willful Breach of Obligation to Hold the Leo Stockholder Meeting or Exclusivity; Alternative Proposals), (c) termination of the Integration Agreement in a circumstance where the “Willful Breach Fee” is payable pursuant to Section 11.5(b)(i) of the Integration Agreement, or (d) termination of the Integration Agreement pursuant to Section 11.1(b)(iv)(B) of the Integration Agreement (Uncured Breach of the Integration Agreement). Should the Integration Agreement be terminated without the Closing having occurred and in a circumstance other than those set forth in clauses (b), (c) or (d) of the preceding sentence, then, without the need of any action on the part of any Party, the release provided for in this Section 1 shall terminate and be of no force or effect and be deemed null and void ab initio; provided, however, that the Tolling Agreement as amended pursuant to Section 2 below shall take effect on the date hereof and continue in effect until the Termination Date (as defined therein).
2.
Amendment of Tolling Agreement.

In addition, notwithstanding anything herein to the contrary, PSP, Red Isle, Loral, Holdco and Telesat, being the parties necessary to amend the Tolling Agreement, hereby amend the Tolling Agreement to reflect the below modifications to Paragraphs 2 and 3 thereof, with such changes having effect as of the date hereof and continuing regardless of whether the Release Effective Date occurs or the release provided for in Section 1 is terminated.
Paragraph 2 of the Tolling Agreement is hereby deleted in its entirety and replaced with the following:
“This Tolling Agreement shall continue in effect through and including the ‘Termination Date.’ The Termination Date shall be the earlier of (a) the date of the Effective Time of the Merger or (b) 30 calendar days following termination of the Integration Agreement in accordance with its terms. The Termination Date may be extended upon the written agreement of the Parties.”
Paragraph 3 of the Tolling Agreement is hereby deleted in its entirety and replaced with the following:
“This period between the Effective Date (including the Effective Date) and the Termination Date (including the Termination Date) shall be referred to herein as the ‘Tolling Period.’”
3.
General.

THIS FULL AND FINAL RELEASE AND AMENDMENT OF TOLLING AGREEMENT shall enure to the benefit of the respective successors, heirs, executors, administrators and/or legal or personal representatives of a Party.
THIS FULL AND FINAL RELEASE AND AMENDMENT OF TOLLING AGREEMENT may not be modified, amended, supplemented or otherwise changed without the express written consent from the Parties on whose interests the modifications would operate.
THIS FULL AND FINAL RELEASE AND AMENDMENT OF TOLLING AGREEMENT is governed by and interpreted in accordance with the laws of the Province of Ontario and the applicable laws of Canada and the Parties submit to the exclusive jurisdiction of the Ontario Superior Court of Justice in connection with any dispute relating to or arising out of this release.
THIS FULL AND FINAL RELEASE AND AMENDMENT OF TOLLING AGREEMENT may be executed in counterparts and exchanged in pdf format, each of which will be deemed to be an original, and all of which taken together will constitute one instrument, despite the date of actual execution.
[Remainder of this page intentionally left blank]

Loral Space & Communications Inc.
By:
/s/ Avi Katz

Name: Avi Katz
Title:
President, General Counsel and Secretary

Date:
November 23, 2020

Loral Holdings Corporation
By:
/s/ Avi Katz

Name:
Avi Katz

Title:
President and Secretary

Date:
November 23, 2020

MHR Fund Management LLC
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

Date:
November 23, 2020

[Signature Page to Release Agreement]

Public Sector Pension Investment Board
Per:
/s/ Guthrie Stewart

Name:
Guthrie Stewart

Title:
Authorized Signatory

Date:
November 23, 2020

Per:
/s/ David Morin

Name:
David Morin

Title:
Authorized Signatory

Date:
November 23, 2020

Red Isle Private Investments Inc.
Per:
/s/ Guthrie Stewart

Name:
Guthrie Stewart

Title:
Authorized Signatory

Date:
November 23, 2020

Per:
/s/ David Morin

Name:
David Morin

Title:
Authorized Signatory

Date:
November 23, 2020

Telesat Canada
Per:
/s/ Christopher S. DiFrancesco

Name:
Christopher S. DiFrancesco

Title:
Vice President, General Counsel and Secretary

Date:
November 23, 2020

[Signature Page to Release Agreement]

ANNEX P
STANDSTILL AGREEMENT
THIS STANDSTILL AGREEMENT (this “Agreement”) is made as of November 23, 2020, by and among Loral Space & Communications Inc., a Delaware corporation (“Leo”), and the persons whose names appear on the signature pages hereto (each, a “Stockholder” and together, the “Stockholders”). Leo and the Stockholders are each referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, substantially concurrently with the entry into this Agreement, Leo will enter into a Transaction Agreement and Plan of Merger (including the schedules and exhibits thereto, the “Integration Agreement”) with Telesat Canada, a corporation incorporated under the laws of Canada, Telesat Corporation, a corporation incorporated under the laws of British Columbia (“Topco”), Telesat Partnership LP, a limited partnership organized under the laws of Ontario (“Canadian LP”), Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia and a wholly-owned subsidiary of Canadian LP (“CanHoldco”), Leo, Lion Combination Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Leo (“Merger Sub”), Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada (“Polaris”), and Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of Polaris (“Rover”), for the purpose of effecting the transactions described therein;
WHEREAS, pursuant to the Integration Agreement, approval of the Integration Transaction is subject to the affirmative vote of a majority of the outstanding voting common stock, par value $0.01 per share, of Leo (the “Leo Voting Common Stock”) not held by the Stockholders, Topco, Polaris, Merger Sub, CanHoldco, Rover, Canadian LP or any of their respective Affiliates (the “Unaffiliated Vote”); and
WHEREAS, to protect the integrity of the Unaffiliated Vote, Leo desires to restrict the ability of the Stockholders and their respective Affiliates to Acquire (as defined below) additional shares of Leo Voting Common Stock as set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.    Definitions.   Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms as set forth in the Integration Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement or the Recitals hereto.
“Acquire” or “Acquisition” shall have the meanings set forth in Section 2. For the avoidance of doubt, the Acquisition by Dr. Mark H. Rachesky in his capacity as a director of the Company of any equity awards or the Acquisition of shares of Leo Voting Common Stock upon the exercise thereof shall be deemed not to be an “Acquisition” by Dr. Rachesky of or Dr. Rachesky “Aquiring” such equity awards or shares of Leo Voting Common Stock for purposes of this Agreement.
“Affiliate” has the meaning set forth in Rule 405 under the Securities Act and, for the avoidance of doubt, the Affiliates of each of the Stockholders shall include Dr. Mark H. Rachesky; provided, however, that, notwithstanding anything to the contrary, for purposes of this Agreement, (a) no member of the Leo Group or the Transit Group shall be, or shall be deemed to be, an Affiliate of MHR and (b) no portfolio company of (i) any investment vehicle or (ii) any holding company that, in each case, is directly or indirectly managed or controlled by MHR or its Affiliates, as the case may be, shall be, or shall be deemed to be, an Affiliate of MHR (unless and to the extent such portfolio company is acting at the direction of MHR).
“Agreement” shall have the meaning set forth in the Preamble.

“Beneficial Ownership” and “Beneficially Own” shall have the meanings ascribed to such terms in Section 13(d) of the Exchange Act and the rules promulgated thereunder.
“Canadian LP” shall have the meaning set forth in the Recitals.
“CanHoldco” shall have the meaning set forth in the Recitals.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Integration Agreement” shall have the meaning set forth in the Recitals.
“Leo Voting Common Stock” shall have the meaning set forth in the Recitals.
“Merger Sub” shall have the meaning set forth in the Recitals.
“MHR” means MHR Fund Management Fund LLC.
“Party” and “Parties” shall have the meanings set forth in the Preamble.
“Permitted Transaction” shall mean an Acquisition of shares of Leo Voting Common Stock either (a) that is made in an open market transaction on a stock exchange in which no Restricted Party is aware of the identity of the Beneficial Owner of the shares of Leo Voting Common Stock being Acquired or (b)(1) that is made following the record date for the Leo Stockholder Meeting set forth in the Leo Proxy Statement first mailed to the holders of Leo Voting Common Stock, (2) with respect to which the Beneficial Owner of the shares of Leo Voting Common Stock being acquired has submitted a proxy card or voting instruction form instructing the recipient of such proxy card or voting instruction form to vote all such Acquired shares in the Unaffiliated Vote as such Beneficial Owner has directed, (3) no Restricted Party is aware of whether such Acquired shares were voted “FOR” or “AGAINST” the Integration Transaction in the Unaffiliated Vote and (4) the Beneficial Owner of such Acquired Shares irrevocably agrees with the applicable Restricted Party not to change or revoke the voting instructions it previously provided (as contemplated by clause (b)(2) of this definition) with respect to the voting of the Acquired Shares in the Unaffiliated Vote.
“Polaris” shall have the meaning set forth in the Recitals.
“Restricted Parties” shall have the meaning set forth in Section 2.
“Rover” shall have the meaning set forth in the Recitals.
“Schedule 13D” shall have the meaning set forth in Section 4(b).
“Section 2(a) Permitted Acquisitions” shall have the meaning set forth in Section 2(a).
“Section 2(b) Permitted Acquisitions” shall have the meaning set forth in Section 2(b).
“Standstill Period” shall mean, with respect to the Restricted Parties, the period of time beginning on the date hereof until the earlier to occur of: (a) the conclusion of the Leo Stockholder Meeting (whether or not the Unaffiliated Vote is in fact actually obtained) and (b) the termination of the Integration Agreement in accordance with its terms.
“Stockholder” and “Stockholders” shall have the meanings set forth in the Preamble.
“Topco” shall have the meaning set forth in the Recitals.
“Unaffiliated Vote” shall have the meaning set forth in the Recitals.
2.    The Standstill Obligation.   During the Standstill Period, unless otherwise approved by Leo in advance in writing (which written approval may only be granted on behalf of Leo by, and shall be considered in the sole discretion of, the Leo Special Committee), each Stockholder severally agrees that such Stockholder shall not, and shall cause each of its Affiliates not to (the Stockholders and their respective Affiliates, collectively, the “Restricted Parties”), individually or collectively with one or more other Restricted Parties, directly or indirectly, acquire, offer to acquire, propose to acquire or agree to acquire (“Acquire”) Beneficial Ownership of any shares of Leo Voting Common Stock (excluding, for the avoidance of doubt, any shares of Leo Voting Common Stock Beneficially Owned by the Stockholders and their respective Affiliates as of the date hereof, as set forth in the Schedule 13D (as defined below)) (an “Acquisition”), other than:
(a)    one or more Acquisitions of shares of Leo Voting Common Stock by the Restricted Parties; provided that the aggregate number of shares of Leo Voting Common Stock that may be Acquired by the Restricted Parties in any such Acquisitions permitted by this Section 2(a) (collectively, the “Section 2(a) Permitted Acquisitions”) shall not exceed 428,542 shares; provided, further, that, to the extent the aggregate number of shares of Leo Voting Common Stock Acquired by the Restricted Parties in Section 2(b) Permitted Acquisitions exceeds 857,083 shares, the maximum number of shares of Leo Voting Common Stock permitted to be Acquired by the Restricted Parties in Section 2(a) Permitted Acquisitions shall not exceed a number of shares equal to (i) 428,542 less (ii) the number of shares by which the aggregate number of shares of Leo Voting Common Stock Acquired by the Restricted Parties in Section 2(b) Permitted Acquisitions exceeds 857,083; and
(b)    one or more Acquisitions of shares of Leo Voting Common Stock in Permitted Transactions; provided that the aggregate number of shares of Leo Voting Common Stock that may be Acquired by the Restricted Parties in any such Acquisitions permitted by this Section 2(b) (collectively, the “Section 2(b) Permitted Acquisitions”) shall not exceed a number of shares equal to (i) 1,285,625 less (ii) the aggregate number of shares of Leo Voting Common Stock Acquired by the Restricted Parties in Section 2(a) Permitted Acquisitions.
For the avoidance of doubt, (i) the maximum number of shares of Leo Voting Common Stock that the Restricted Parties (taken together) shall be permitted to Acquire in the aggregate during the Standstill Period, which Acquisitions are permitted solely to the extent they are either Section 2(a) Permitted Acquisitions or Section 2(b) Permitted Acquisitions, is 1,285,625 shares and (ii) the number of shares of Leo Voting Common Stock set forth in this Section 2 shall be appropriately adjusted for any stock dividend, stock split, reverse stock split, combination, reclassification, exchange or other similar recapitalization that occurs during the Standstill Period.
3.    Leo Representations.    Leo hereby represents and warrants as follows: Leo has all necessary power and authority to execute and deliver this Agreement. The execution and delivery by Leo of this Agreement has been duly and validly authorized by all necessary action on behalf of Leo. No other actions or proceedings on the part of Leo are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Leo and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a binding obligation of Leo, enforceable against Leo in accordance with its terms, except as may be limited by the Enforceability Exceptions.
4.    Stockholder Representations.    Each Stockholder severally, and not jointly, hereby represents and warrants as follows:
(a)    Such Stockholder has all necessary power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance by such Stockholder of this Agreement has been duly and validly authorized by all necessary action on behalf of such Stockholder. No other actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Leo, constitutes a binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by the Enforceability Exceptions.
(b)    Such Stockholder’s Beneficial Ownership of Leo Voting Common Stock as set forth in the Schedule 13D most recently filed by such Stockholder prior to the date of this Agreement (the “Schedule 13D”) is true, correct and complete.
5.    Governing Law; Venue.
(a)    This Agreement, and all matters arising out of or relating to this Agreement, including (a) its negotiation, execution and validity and (b) any proceeding, whether at law or in equity, whether in contract, tort or otherwise (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware. Any proceeding against any Party arising out of this Agreement shall be brought exclusively in the courts of the State of Delaware or, if it has subject matter jurisdiction, the United States District Court for the District of Delaware, and each Party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts over the subject matter of any such proceeding.
(b)   Each Party irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such proceeding in any such court including any objection that the place where such court is located is an inconvenient forum or that there is any other proceeding in any other place relating in whole or in part to the same subject matter. Each Party irrevocably consents to process being served by any Party in any proceeding by delivery of a copy thereof in accordance with the provisions of Section 9 and agrees that nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Legal Requirements.
(c)    EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.
6.    Specific Performance.    Each of the Stockholders agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Stockholder in accordance with their specific terms and that monetary damages would not be an adequate remedy therefor. Accordingly, each of the Stockholders acknowledges and agrees that Leo shall be entitled to specific performance of the terms hereof. Each of the Stockholders further agrees that it will not oppose the granting of an injunction or specific performance on the basis that (a) Leo has an adequate remedy at law or (b) an award of an injunction or specific performance is not an appropriate remedy for any reason at law or equity. In seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, Leo shall not be required to provide any bond or other security in connection with any such order or injunction.
7.    Remedies Cumulative.    The injunctive and equitable remedies set forth in Section 6 shall be in addition to any other rights or remedies which Leo may have at law or in equity. The rights and remedies herein provided are cumulative and none is exclusive of any other.
8.    No Rule of Construction.    The Parties acknowledge that all Parties have read and negotiated the language used in this Agreement. The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction that construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement shall apply to this Agreement.
9.    Notices.    All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next Business Day; provided that, if sent by electronic mail, the notice, demand or other communication shall be confirmed by the same being sent by either (a) reputable express courier service (charges prepaid) or (b) certified or registered mail, postage prepaid. Notices, demands and other communications, in each case to the respective Parties, shall be sent to the applicable address set forth below:

if to any Stockholder:
c/o MHR Fund Management LLC
1345 Avenue of the Americas
42nd Floor
New York, New York 10105
Attention: Janet Yeung and Keith Schaitkin
Email:    JYeung@mhrfund.com; KSchaitkin@mhrfund.com
if to Leo:
Loral Space & Communications Inc.
600 Fifth Avenue
New York, N.Y.
Attn:   Avi Katz
Email:  Avi.Katz@HQ.Loral.com
with a concurrent copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Maurice M. Lefkort
Email:    mlefkort@willkie.com
and
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Victor I. Lewkow and Neil R. Markel
Email:     vlewkow@cgsh.com; nmarkel@cgsh.com
Any Party may, by notice given in accordance with this Section 9 to the other Parties, designate another address or person for receipt of notices hereunder. Notwithstanding the first paragraph of this Section 9, notice of such a change shall be effective only upon receipt.
10.    Amendments and Waivers.    No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the Party who is entitled to assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all of the Parties. The decision of Leo to enter into any amendment hereto or grant any waiver hereunder may only be made on behalf of Leo by, and shall be considered in the sole discretion of, the Leo Special Committee.
11.    Entire Agreement.    This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior representations, agreements and understandings relating to the subject matter hereof.
12.    Severability.    Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
13.    Counterparts; Signatures; Section Headings.    This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. A facsimile or electronic signature shall bind the signatory in the same way that an original signature would bind the signatory. The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.
14.    Stockholder Obligation Several and Not Joint.    The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.
15.    Binding Effect; Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement, nor any right, duty or obligation of any Party hereunder, may be assigned or delegated (by operation of law or otherwise) by any Party (in whole or in part) without the prior written consent of the other Parties, and any purported assignment in violation of this sentence shall be null and void and of no effect. The decision of Leo to consent to any such assignment may only be made on behalf of Leo by, and shall be considered in the sole discretion of, the Leo Special Committee.
16.    Termination.    This Agreement shall automatically terminate at the expiration of the Standstill Period; provided that such termination shall not relieve any Party for any breach of this Agreement occurring prior to such termination.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.
LORAL SPACE & COMMUNICATIONS INC.
By:
/s/ Avi Katz

Name:
Avi Katz

Title:
President, General Counsel and Secretary

MHR INSTITUTIONAL PARTNERS LP
By: MHR Institutional Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHRA LP
By: MHR Institutional Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHRM LP
By: MHR Institutional Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHR INSTITUTIONAL PARTNERS II LP
By: MHR Institutional Advisors II LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHR INSTITUTIONAL PARTNERS IIA LP
By: MHR Institutional Advisors II LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

[Signature Page to Standstill Agreement]

MHR INSTITUTIONAL PARTNERS III LP
By: MHR Institutional Advisors III LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHR CAPITAL PARTNERS MASTER ACCOUNT II HOLDINGS LLC
By: MHR Advisors LLC, the General Partner of its Sole Member
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHR CAPITAL PARTNERS MASTER ACCOUNT LP
By: MHR Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

MHR CAPITAL PARTNERS (100) LP
By: MHR Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name:
Janet Yeung

Title:
Authorized Signatory

[Signature Page to Standstill Agreement]

ANNEX Q
LionTree Advisors LLC 660 Madison Avenue, 15th Floor New York, NY 10065
CONFIDENTIAL
November 23, 2020
The Board of Directors
The Special Committee of the Board of Directors
Loral Space & Communications Inc.
600 Fifth Avenue
New York, NY 10019
Dear Members of the Board:
We understand that Loral Space & Communications Inc. (the “Company”) proposes to enter into a Transaction Agreement and Plan of Merger, to be dated as of November 23, 2020 (the “Agreement”), among the Company, Telesat Canada (“Transit”), Telesat Corporation (“Topco”), Telesat Partnership, L.P. (the “Canadian LP”), Telesat Hold Corporation, Lion Combination Sub Corporation, a wholly owned subsidiary of the Company (“Merger Sub”), Public Service Pension Investment Board (“Polaris”), and Red Isle Private Investments Inc., pursuant to which Merger Sub will merge with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Canadian LP, and each issued and outstanding share of voting and non-voting common stock, par value $0.01 per share, of the Company (the “Company Stock”), other than shares to be cancelled pursuant to Section 3.7 of the Agreement, will be converted, subject to certain exceptions, into the right to receive (a) for each share of Company Stock with respect to which an LP Election has been validly made and not revoked or lost pursuant to the Agreement, one Class A LP Unit (for holders who are Qualified Canadians) or one Class B LP Unit (for holders who are not Qualified Canadians) (the “LP Consideration”) and (b) for each share of Company Stock with respect to which a Topco Election has been validly made and not revoked or lost pursuant to the Agreement or for which no other valid election has been made, one Class A Topco Common Share (for holders who are Qualified Canadians) or one Class B Topco Common Share (for holders who are not Qualified Canadians) (the “Topco Consideration” and, together with the LP Consideration, the “Consideration”).
The transactions contemplated by the Agreement (collectively, the “Transaction”) and the terms and conditions thereof are more fully set forth in the Agreement. Capitalized terms used but not defined in this letter have the meanings ascribed thereto in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Stock (other than MHR Fund Management LLC, Polaris, and their respective affiliates (collectively, the “Excluded Parties”)) of the Consideration to be received by such stockholders, taken in the aggregate, pursuant to the Agreement (without giving effect to any impact of the Transaction on any particular stockholder of the Company other than in its capacity as a holder of Company Stock).

In arriving at our opinion, we have, among other things:
(i)
reviewed a draft, dated November 22, 2020, of the Agreement;

(ii)
reviewed certain publicly available business and financial information relating to Transit and the Company;

(iii)
reviewed certain historical financial information and other data relating to the Company that were provided to us by the management of the Company, approved for our use by the Company, and not publicly available;

(iv)
reviewed certain historical financial information and other data relating to Transit that were provided to us by the management of Transit, approved for our use by the Company, and not publicly available;

(v)
reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of the Company that were prepared and provided to us by the management of the Company, approved for our use by the Company, and not publicly available;

(vi)
reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of Transit that were prepared and provided to us by the management of the Transit, approved for our use by the Company, and not publicly available;

(vii)
reviewed certain estimates of cost savings, tax benefits, tax costs, transaction costs, and other synergies and dis-synergies, including the Inducement Payment (collectively, the “Transaction Effects”), prepared and provided to us by the management of the Company or the management of Transit and, in each case, approved for our use by the Company;

(viii)
conducted discussions with members of the senior management of the Company and Transit concerning the business, operations, historical financial results, and financial prospects of the Company and Transit, the Transaction Effects, and the Transaction;

(ix)
reviewed current and historical market prices of the Company Stock; and

(x)
conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to, discussed with, or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative, or other off-balance sheet assets or liabilities) of the Company or Transit, or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, and Transaction Effects referred to above, we have assumed, with your consent and based on advice of management of the Company and Transit, as applicable, that they have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of the Company and Transit as to the future financial performance of their respective companies (including the Transaction Effects) and will be achieved at the times and in the amounts projected. We express no opinion with respect to such forecasts or estimates (including any Transaction Effects). We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company and Transit. This opinion does not address any legal, regulatory, taxation, or accounting matters, as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals, and we have assumed the accuracy and veracity of all assessments made by such advisors to the Company with respect to such matters. Our opinion is necessarily based on economic, monetary, market, and other conditions as in effect on, and the information available to us as of, the date hereof and our opinion speaks only as of the date hereof.
Our opinion does not address the Company’s underlying business decision to engage in the Transaction or any related transaction, the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to the Company, or whether the consideration to be received by the stockholders of the Company pursuant to the Agreement represents the best price obtainable. In connection with our engagement, we were not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction, nor did we negotiate with any party with respect to the Transaction or any other possible acquisition, business combination, or alternative transaction. We also express no view as to, and our opinion does not address, the solvency of the Company or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of Company Stock (other than the Excluded Parties) of the Consideration to be received by such holders, taken in the aggregate, pursuant to the Agreement. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction (including any agreement or transaction between any Excluded Party and the Company, Transit, Topco, Canadian LP, or any of their respective affiliates), including (a) any post-closing adjustment to the consideration payable to any party to the Agreement (whether as a result of any indemnification obligation or otherwise), other than the post-closing adjustment in Section 2.3 of the Agreement and the tax indemnification obligations under the Agreement, in each case, to the extent reflected in the Transaction Effects, (b) the Leo Rights Plan, (c) the Topco Post-Closing Investor Rights Agreements, (d) the acquisition by any person or entity, as a result of and pro forma for the Transaction, of a controlling interest in Topco and/or Canadian LP, (e) the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company, Transit, or any of their respective affiliates (other than the holders of Company Stock to the extent expressly provided herein), (f) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), and/or (g) whether or not the Company, Transit, Topco, Canadian LP, or any other party to the Transaction is receiving or paying reasonably equivalent value in the Transaction. We have not been asked to, nor do we, offer any opinion with respect to any ongoing obligations of the Company, Transit, Topco, Canadian LP, or any of their respective affiliates (including any obligations with respect to governance, appraisal rights, registration rights, voting rights, or otherwise) contained in any agreement related to the Transaction or under applicable law, any allocation of the Consideration (or any portion thereof), or the fair market value of the Company, Transit, the Company Stock, the Class A LP Units, the Class B LP Units, the Class A Topco Common Shares, or the Class B Topco Common Shares. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Transaction, any Excluded Parties, or any class of such persons, whether relative to the Consideration or otherwise. This letter should not be construed as creating any fiduciary duty on the part of LionTree Advisors LLC (or any of its affiliates) to any party. We express no opinion as to what the value of the Class A LP Units, the Class B LP Units, the Class A Topco Common Shares, or the Class B Topco Common Shares will be when issued pursuant to the Transaction or the prices at which the Company Stock, the Class A LP Units, the Class B LP Units, the Class A Topco Common Shares, or the Class B Topco Common Shares will trade at any time, or as to the potential effects of volatility in the credit, financial, and stock markets on the Company, Transit, Topco, Canadian LP, or the Transaction.
In rendering this opinion, we have assumed, with your consent, that except as would not be in any way meaningful to our analysis: (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) the representations and warranties of the parties to the Agreement, and the related Transaction documents, are true and correct, (iii) the parties to the Agreement, and the related Transaction documents, will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Agreement and the related Transaction documents, and (iv) the Transaction will be consummated in accordance with the terms of the Agreement and related Transaction documents, without any waiver or amendment of any term or condition thereof, and without any adjustment pursuant to Section 2.3(j) of the Agreement. We have also assumed, with your consent, that all governmental, regulatory, or other third-party consents and approvals necessary for the consummation of the Transaction or otherwise contemplated by the Agreement will be obtained without any adverse effect on the Company or Transit, or on the expected benefits of the Transaction in any way meaningful to our analysis.
This opinion is provided for the benefit of the Board of Directors of the Company and the Special Committee thereof (in each case, in its capacity as such) in connection with, and for the sole purpose of, its evaluation of the Transaction, and does not constitute a recommendation to the Board of Directors, the Special Committee thereof, any stockholder, or any other party as to how to vote or act with respect to the Transaction or any other matter.
We have acted as financial advisor to the Company in connection with the Transaction. We will receive a fee for our services, which is payable in connection with this opinion, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We and our affiliates may seek to provide investment banking services to the Company, Transit, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of our employees and affiliates may hold or trade, for their own accounts and the accounts of their investors, securities of the Company and Transit and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of LionTree Advisors LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Stock (other than the Excluded Parties), taken in the aggregate, pursuant to the Agreement is fair, from a financial point of view, to such stockholders.
Very truly yours,
/s/ LionTree Advisors LLC

LIONTREE ADVISORS LLC

ANNEX R
SUBSCRIPTION AGREEMENT
This Subscription Agreement (this “Agreement”) is entered into as of November 23, 2020, by and between Loral Space & Communications Inc., a Delaware corporation (the “Company”), and Telesat Partnership LP, a Canadian limited partnership (the “Subscriber”). The Company and the Subscriber are referred to collectively as the “Parties” and each individually as a “Party”. Reference is hereby made to that certain Transaction Agreement and Plan of Merger by and among the Company, the Subscriber and the other parties set forth on the signature pages thereto (the “Integration Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Integration Agreement.
RECITALS
WHEREAS, pursuant to Article IV of that certain Amended and Restated Certificate of Incorporation of the Company filed by the Company with the Secretary of State of the State of Delaware on May 19, 2009 (the “Certificate of Incorporation”), the Company is authorized to issue preferred stock of the Company from time to time in one or more series, each of which series shall have such distinctive designation or title, number of shares, rights, preferences, powers, restrictions or limitations as shall be determined by the Board of Directors of the Company;
WHEREAS, pursuant to Article IV of the Certificate of Incorporation, on November 24, 2020, the Company will file that certain Certificate of Designation with the Secretary of State of the State of Delaware, which sets forth the designations, rights, preferences, powers, restrictions and limitations of the Series B Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock”);
WHEREAS, the Board of Directors of the Company has approved the issuance and sale of five (5) shares (the “Shares”) of Series B Preferred Stock on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Subscriber desires to purchase from the Company, and the Company desires to sell to the Subscriber, the Shares, all on the terms set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties hereby agree as follows:
AGREEMENT
Section 1.   Issuance of Series B Preferred Stock.
1.1.   Subject to the terms and conditions set forth herein, on the date hereof, the Company hereby agrees to issue and sell to the Subscriber, and the Subscriber hereby agrees to purchase from the Company, the Shares at the purchase price of $20.08 per Share (the “Purchase Price”).
1.2.   The closing of the purchase, sale and issuance of the Shares pursuant to this Agreement shall occur at the New York offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 on the date hereof.
1.3.   The sale and purchase of the Shares pursuant to this Agreement shall be effected on the date hereof by the Company updating the books and records of the Company to reflect the additional Shares, against delivery by the Subscriber to the Company of the aggregate Purchase Price for such Shares. Such payment to be made to the Company by wire transfer of immediately available funds to an account designated by the Company.
Section 2.   Representations and Warranties of the Company. The Company represents and warrants to the Subscriber as of the date hereof that:
2.1.   The Company is in good standing under the laws of the State of Delaware.
2.2.   The Company has all requisite power and authority necessary (a) to carry on its business as now being conducted and (b) to execute and deliver this Agreement and perform its obligations hereunder.

2.3.   The Company has authorized the execution and delivery of this Agreement and the sale and issuance of the Shares. When executed and delivered by the Company, this Agreement shall constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.
2.4.   The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, and will be free and clear of all liens, charges, claims and encumbrances.
2.5.   Notwithstanding any provision of this Agreement to the contrary, the Company makes no representations or warranties to the Subscriber or to any other person in connection with the transactions contemplated by this Agreement, except as specifically set forth in this Section 2. All other representations and warranties, whether express or implied, are disclaimed by the Company.
Section 3.   Representations and Warranties of the Subscriber. The Subscriber represents and warrants as of the date hereof that:
3.1.   The Subscriber is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.
3.2.   The Subscriber has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. When executed and delivered by the Subscriber, this Agreement shall constitute a legal, valid and binding obligation of the Subscriber enforceable in accordance with its terms.
3.3.   The Subscriber has been advised and understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), on the ground that the offer and sale of such Shares to the Subscriber are exempt from the registration requirements of the Securities Act. The Subscriber understands that the Company’s reliance on such exemption is predicated in part on the representations of the Subscriber that are contained herein. The Subscriber understands that it must bear the economic risk of an investment in the Shares being purchased by it for an indefinite period of time because the Shares have not been registered under the Securities Act and, therefore, cannot be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.
3.4.   The Subscriber understands that the acquisition of the Shares involves a high degree of risk, that there is no established market for the Shares and that it is not likely that any public market for the Shares will develop in the near future.
3.5.   The Subscriber is acquiring the Shares to be acquired by the Subscriber hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.
3.6.   The Subscriber has the knowledge and experience in financial and business matters such that the Subscriber is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.
3.7.   The Subscriber has carefully considered the potential risks relating to the Company and the acquisition of the Shares. The Subscriber is familiar with the business and financial condition, properties, operations and prospects of the Company and has had the opportunity to ask questions of, and receive answers from the Company concerning the terms and conditions of the investment and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Subscriber or to which the Subscriber has had access. The Subscriber has made, either alone or together with its advisors, such independent investigation of the Company as the Subscriber deems to be, or its advisors deem to be, necessary or advisable in connection with this investment. The Subscriber understands that no federal or state agency has passed upon this investment or upon the Company, nor has any such agency made any finding or determination as to the fairness of the investment.
3.8.   The Subscriber acknowledges and agrees that neither the Company nor any representative or agent thereof has made any representations or warranties in connection with the transactions contemplated by this Agreement, except as specifically set forth in Section 2, and the Subscriber has not relied upon any representations or warranties from any person or entity other than the representations and warranties set forth in Section 2. The Subscriber understands and agrees that, other than the representations and warranties of the Company set forth in Section 2, neither the Company nor any representative or agent thereof makes any representation or warranty, expressed or implied, as to the accuracy or completeness of the information provided or to be provided to the Subscriber by or on behalf of the Company or any other person or entity or related to the transactions contemplated hereby or any other document or instrument referred to herein, and nothing contained in any other documents or instruments provided or statements made by or on behalf of the Company or any other person or entity to the Subscriber is, or shall be relied upon as, a promise or representation by the Company or any representative or agent thereof or any other person or entity that any such information is accurate or complete.
3.9.   The Subscriber is an “accredited investor” as that term is defined in Rule 501(a) promulgated under the Securities Act.
3.10.   The Company shall not have any liability of any kind in respect of any brokerage or finders’ fees, agents’ commissions or other similar payment to any broker, finder, agent or like party retained by or on behalf of the Subscriber.
3.11.   Notwithstanding any provision of this Agreement to the contrary, the Subscriber makes no representations or warranties to the Company or to any other person in connection with the transactions contemplated by this Agreement, except as specifically set forth in this Section 3. All other representations and warranties, whether express or implied, are disclaimed by the Subscriber.
Section 4. Miscellaneous.
4.1.   Entire Agreement. This Agreement sets forth the entire understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
4.2.   Successors and Assigns. This Agreement shall bind and inure to the benefit of the Parties and their respective successors, assigns, heirs and representatives.
4.3.   Survival. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof and transfer of any Shares.
4.4.   Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties.
4.5.   Severability. In the event that any one or more of the provisions (or parts thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision (or part thereof) of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision (or part thereof), the Parties intend that there shall be added as a part of this Agreement a provision (or part thereof) as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
4.6.   Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered; (b) when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next Business Day; provided that, if sent by electronic mail, the notice, demand or other communication shall be confirmed by the same being sent by one of the means contemplated by the following clauses (c) or (d) (it being understood that delivery shall be effective in accordance with this clause (b)); (c) one Business Day after the date when sent to recipient by reputable express courier service (charges prepaid) if it is also sent by clause (b); or (d) upon receipt when sent by certified or registered mail, postage prepaid. Notices, demands and other communications, in each case to the respective Parties, shall be sent to the applicable address set forth below:

If to the Company:
Loral Space & Communications Inc.
600 Fifth Avenue
New York, New York 10020
Attn: Avi Katz
Email: akatz@hq.loral.com
With a concurrent copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn: Maurice M. Lefkort and A. Mark Getachew
Email: mlefkort@willkie.com; mgetachew@willkie.com
If to the Subscriber:
Telesat Partnership, LP
c/o Telesat Canada
160 Elgin Street, Suite 2100
Ottawa, Ontario, Canada
K2P 2P7
Attn: Chris DiFrancesco
Email: CDiFrancesco@telesat.com
With concurrent copies (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: John L. Robinson
Email: JLRobinson@wlrk.com
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Douglas Warner
Email: doug.warner@weil.com
Any Party may, by notice given in accordance with this Section 4.6 to the other Parties, designate another address or person for receipt of notices hereunder. Notwithstanding the first paragraph of this Section 4.6, notice of such a change shall be effective only upon receipt.
4.7.   Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, express or implied, the Parties acknowledge and agree that, this Agreement may be enforced only against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, stockholder, Affiliate, agent, attorney or representative of any Party, nor any of their respective Affiliates (including any person negotiating or executing this Agreement on behalf of a Party), all of which are intended to be third party beneficiaries of this Section 4.7, shall have any Liability for any obligations or Liabilities of any Party with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) based on, arising out of or relating to this Agreement or the transactions contemplated hereby (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

4.8.   Governing Law.
(a)   This Agreement, and all matters arising out of or relating to this Agreement, including (i) its negotiation, execution and validity and (ii) any Proceeding, whether at law or in equity, whether in contract, tort or otherwise (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware. Any Proceeding against any Party or any of its assets arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of Delaware or, if it has subject matter jurisdiction, the United States District Court for the District of Delaware, and each Party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts over the subject matter of any such Proceeding.
(b)   Each Party irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such Proceeding in any such court including any objection that the place where such court is located is an inconvenient forum or that there is any other Proceeding in any other place relating in whole or in part to the same subject matter. Each Party irrevocably consents to process being served by any Party in any Proceeding by delivery of a copy thereof in accordance with the provisions of Section 4.6 and agrees that nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Legal Requirements.
(c)   EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
4.9.   No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties, intending to be legally bound by the terms hereof, have caused this Agreement to be executed, under seal, as of the date first above written by their officers or other representatives thereunto duly authorized.
THE COMPANY:
LORAL SPACE & COMMUNICATIONS INC.
By:
/s/ Avi Katz

Name: Avi Katz
Title:   President, General Counsel and Secretary
[Signature Page to Subscription Agreement]

THE SUBSCRIBER:
TELESAT PARTNERSHIP LP
By: Telesat Corporation, its general partner
By:
/s/ Christopher S. DiFrancesco

Name: Christopher S. DiFrancesco
Title:   Vice President, General Counsel and Secretary
[Signature Page to Subscription Agreement]

ANNEX S
AMENDMENT NO. 1 TO
INTEGRATION AGREEMENT
This Amendment No. 1 to Integration Agreement (this “Amendment”), is entered into as of June 24, 2021, by and among Telesat Canada, a corporation incorporated under the laws of Canada (“Transit”), Telesat Corporation, a corporation incorporated under the laws of British Columbia (“Topco”), Telesat Partnership LP, a limited partnership organized under the laws of Ontario (“Canadian LP”), Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia (“CanHoldco”), Loral Space & Communications Inc., a Delaware corporation (“Leo”), Lion Combination Sub Corporation, a Delaware corporation (“Merger Sub”), Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada (“Polaris”), Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada (“Rover”), and the other persons whose names appear on the signature pages hereto (the “MHR Parties”, and together with Transit, Topco, Canadian LP, CanHoldco, Leo, Merger Sub, Polaris and Rover, the “Parties”). Capitalized terms used but not defined herein shall have the meanings set forth in the Integration Agreement (as defined below).
WHEREAS, Transit, Topco, Canadian LP, CanHoldco, Leo, Merger Sub, Polaris and Rover are parties to that certain Transaction Agreement and Plan of Merger, dated as of November 23, 2020 (as amended by letter agreement dated March 8, 2021, the “Integration Agreement”);
WHEREAS, Transit, Polaris and the MHR Parties are parties to that certain Voting Support Agreement, dated as of November 23, 2020 (the “Voting Support Agreement”);
WHEREAS, Colin D. Watson held 180 Transit Director Voting Preferred Shares (the “Watson Shares”);
WHEREAS, Colin D. Watson is party to that certain Contribution and Exchange Agreement, dated as of November 23, 2020, by and among Transit, Canadian LP, John P. Cashman and Colin D. Watson (the “Voting Director Contribution Agreement”);
WHEREAS, on May 31, 2021, the estate of Colin D. Watson transferred the Watson Shares to Clare Copeland (the “Transfer”);
WHEREAS, it is proposed that the Voting Director Contribution Agreement be amended to remove Colin D. Watson as a party thereto, terminate Colin D. Watson’s rights and obligations pursuant thereto and add Clare Copeland as a party thereto (the “Voting Director Contribution Agreement Amendment”);
WHEREAS, the Parties desire to amend the Integration Agreement as set forth herein pursuant to and in accordance with Section 12.8 of the Integration Agreement and 3.2(a) of the Voting Support Agreement; and
WHEREAS, this Amendment has been approved by the Leo Special Committee.
NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.   Amendment.   The first recital of the Integration Agreement is hereby amended to read, in its entirety, as follows:
“WHEREAS, as of May 31, 2021, Leo, indirectly through Leo Holdings, owns a 62.7% economic interest in Transit, Polaris, indirectly through Rover, owns a 36.7% economic interest in Transit, and John P. Cashman and Clare Copeland (the “Voting Directors”) own Transit Director Voting Preferred Shares, with the remainder of Transit being owned by the individual shareholders of Transit listed on Schedule 1 hereto (the “Individual Transit Stockholders”);”
2.   Exhibit J.   In Exhibit J to the Integration Agreement, all references to John [sic] Watson or Colin Watson shall be deemed to be replaced by references to Clare Copeland, and all references to Watson shall be deemed to be replaced by references to Copeland.

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3.   Consent.   Effective upon the execution and delivery of the Voting Director Contribution Agreement Amendment, the Parties hereby consent to the Transfer and the Voting Director Contribution Agreement Amendment for all purposes of the Integration Agreement, the Voting Support Agreement and the transactions contemplated thereby.
4.   Miscellaneous.   No reference to this Amendment need be made in any instrument or document at any time referring to the Integration Agreement, a reference to the Integration Agreement to be deemed a reference to such agreement as amended hereby. Except as expressly modified by this Amendment, the terms of the Integration Agreement remain unchanged and remain in full force and effect. Sections 12.4, 12.5, 12.8, 12.9, 12.10, 12.12, 12.13 and 12.15 of the Integration Agreement are incorporated by reference into this letter agreement, mutatis mutandis.
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.
TELESAT CANADA
By:
/s/ Christopher S. DiFrancesco

Name: Christopher S. DiFrancesco
Title:  Vice President, General Counsel and          Secretary
TELESAT CORPORATION
By:
/s/ Christopher S. DiFrancesco

Name: Christopher S. DiFrancesco
Title:  Vice President, General Counsel and           Secretary
TELESAT PARTNERSHIP LP
By its General Partner, TELESAT CORPORATION
By:
/s/ Christopher S. DiFrancesco

Name: Christopher S. DiFrancesco
Title:  Vice President, General Counsel and           Secretary
TELESAT CANHOLD CORPORATION
By:
/s/ Christopher S. DiFrancesco

Name: Christopher S. DiFrancesco
Title:  Vice President, General Counsel and
          Secretary
[Signature Page to Amendment No. 1 to Integration Agreement]

LION COMBINATION SUB CORPORATION
By:
/s/ Avi Katz

Name: Avi Katz
Title:  President and Secretary
LORAL SPACE & COMMUNICATIONS INC.
By:
/s/ Avi Katz

Name: Avi Katz
Title:  President, General Counsel and Secretary
PUBLIC SECTOR PENSION INVESTMENT BOARD
By:
/s/ David Morin /s/ Selin Bastin

Name: David Morin/Selin Bastin
Title:  Authorized Signatories
RED ISLE PRIVATE INVESTMENTS INC.
By:
/s/ David Morin /s/ Selin Bastin

Name: David Morin/Selin Bastin
Title:  Authorized Signatories
[Signature Page to Amendment No. 1 to Integration Agreement]

MHR INSTITUTIONAL PARTNERS LP
By: MHR Institutional Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name: Janet Yeung
Title: Authorized Signatory
MHRA LP
By:
MHR Institutional Advisors LLC, its General Partner

By:
/s/ Janet Yeung

Name: Janet Yeung
Title: Authorized Signatory
MHRM LP
By: MHR Institutional Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name: Janet Yeung
Title: Authorized Signatory
[Signature Page to Amendment No. 1 to Integration Agreement]

MHR INSTITUTIONAL PARTNERS II LP
By: MHR Institutional Advisors II LLC, its General Partner
By:
/s/ Janet Yeung

Name: Janet Yeung
Title: Authorized Signatory
MHR INSTITUTIONAL PARTNERS IIA LP
By: MHR Institutional Advisors II LLC, its General Partner
By:
/s/ Janet Yeung

Name: Janet Yeung
Title: Authorized Signatory
MHR INSTITUTIONAL PARTNERS III LP
By: MHR Institutional Advisors III LLC, its General Partner
By:
/s/ Janet Yeung

Name: Janet Yeung
Title: Authorized Signatory
MHR CAPITAL PARTNERS MASTER ACCOUNT II HOLDINGS LLC
By: MHR Advisors LLC, the General Partner of its Sole Member
By:
/s/ Janet Yeung

Name: Janet Yeung
Title: Authorized Signatory
[Signature Page to Amendment No. 1 to Integration Agreement]

MHR CAPITAL PARTNERS MASTER ACCOUNT LP
By: MHR Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name: Janet Yeung
Title: Authorized Signatory
MHR CAPITAL PARTNERS (100) LP
By: MHR Advisors LLC, its General Partner
By:
/s/ Janet Yeung

Name: Janet Yeung
Title: Authorized Signatory
[Signature Page to Amendment No. 1 to Integration Agreement]

ANNEX T
JOINDER AND AMENDMENT NO. 1 TO
CONTRIBUTION AND EXCHANGE AGREEMENT
This Joinder and Amendment No. 1 to Contribution and Exchange Agreement (this “Joinder and Amendment”), is entered into as of June 24, 2021, by and among Telesat Canada, a corporation incorporated under the laws of Canada (“Transit”), Telesat Partnership LP, a limited partnership organized under the laws of Ontario (“Canadian LP”), John P. Cashman (together with Transit and Canadian LP, the “Initial Parties”) and Clare Copeland (together with the Initial Parties, the “Parties”). Capitalized terms used but not defined herein shall have the meanings set forth in the Contribution Agreement (as defined below).
WHEREAS, the Initial Parties are parties to that certain Contribution and Exchange Agreement, dated November 23, 2020 (the “Contribution Agreement”);
WHEREAS, Colin D. Watson held 180 Director Voting Preferred Shares (the “Watson Shares”);
WHEREAS, on May 31, 2021, the estate of Colin D. Watson transferred the Watson Shares to Clare Copeland (the “Transfer”); and
WHEREAS, the Parties desire to amend the Contribution Agreement to remove Colin D. Watson as a party thereto, terminate Colin D. Watson’s rights and obligations pursuant thereto and add Clare Copeland as a party thereto.
NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Joinder.   By executing this Joinder and Amendment, Clare Copeland irrevocably agrees to join and become a party to the Contribution Agreement and be bound by and comply with the covenants, obligations, terms and provisions of the Contribution Agreement, to the extent applicable to Colin D. Watson in the Contribution Agreement prior to this Joinder and Amendment.
2.   Amendment.   All references to Colin D. Watson in the Contribution Agreement are hereby amended to refer instead to Clare Copeland. Colin D. Watson is hereby removed as a party to the Contribution Agreement and Colin D. Watson’s rights and obligations pursuant to the Contribution Agreement are hereby terminated.
3.   Miscellaneous.   No reference to this Joinder and Amendment need be made in any instrument or document at any time referring to the Contribution Agreement, a reference to the Contribution Agreement to be deemed a reference to such agreement as amended hereby. Except as expressly modified by this Joinder and Amendment, the terms of the Contribution Agreement remain unchanged and remain in full force and effect. Section 6 of the Contribution Agreement is incorporated by reference into this Joinder and Amendment, mutatis mutandis.
[Remainder of page intentionally left blank]

T-1

IN WITNESS WHEREOF, the parties hereto have executed this Joinder and Amendment as of the date first written above.
TELESAT CANADA
By:
/s/ Christopher S. DiFrancesco

Name: Christopher S. DiFrancesco
Title:  Vice President, General Counsel and          Secretary
TELESAT PARTNERSHIP LP
By its General Partner, TELESAT CORPORATION
By:
/s/ Christopher S. DiFrancesco

Name: Christopher S. DiFrancesco
Title:  Vice President, General Counsel and          Secretary
JOHN P. CASHMAN

/s/ John P. Cashman

CLARE COPELAND

/s/ Clare Copeland

[Signature Page to Joinder and Amendment No. 1 to Contribution Agreement]

ANNEX U
STRICTLY CONFIDENTIAL
June 24, 2021
Loral Space & Communications Inc.
600 Fifth Avenue
New York, N.Y.
Attn: Avi Katz
Email: avi.katz@hq.loral.com
Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West
Suite 1400
Montréal, Québec
Attn: Senior Vice President and Global Head of Credit and Private Equity Investments
Email: privateequity@investpsp.ca
with a copy to: legalnotices@investpsp.ca
cc:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn: Maurice M. Lefkort
Email: mlefkort@willkie.com
Weil, Gotshal & Manges LLP 767 Fifth Avenue
New York, New York 10153
Attn: Douglas Warner
Email: doug.warner@weil.com
Via Email
Ladies and Gentlemen:
Reference is hereby made to the Transaction Agreement and Plan of Merger (as it may be amended from time to time, the “Transaction Agreement”), by and among Telesat Canada, a Canadian corporation (“Telesat”), Loral Space & Communications Inc., a Delaware corporation (“Loral”), Telesat Partnership LP, a limited partnership formed under the laws of Ontario, Canada, Telesat Corporation, a newly formed corporation incorporated under the laws of the Province of British Columbia, Canada and the sole general partner of Telesat Partnership (“Telesat Corporation”), Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia, Canada and wholly owned subsidiary of Telesat Partnership, Lion Combination Sub Corporation, a Delaware corporation and wholly owned subsidiary of Loral, Public Sector Pension Investment Board, a Canadian Crown corporation (“PSP Investments”), and Red Isle Private Investments Inc., a Canadian corporation and wholly owned subsidiary of PSP Investments. Capitalized terms used in this letter but not defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.
Section 8.8(b) of the Transaction Agreement provides that prior to the Closing, Telesat Corporation shall not, and shall cause its Subsidiaries not to, issue, sell or pledge or authorize or propose the issuance, sale or pledge of shares of capital stock of any class (including any shares of treasury stock) or other equity interests, or securities convertible into or exchangeable for any such shares or equity interests, or any rights, warrants or options to acquire any such shares or equity interests, or other convertible securities or phantom equity (including stock appreciation rights and restricted stock units) of Telesat Corporation or any of its Subsidiaries other than pursuant to Article II, Article III of the Transaction Agreement or agreements

U-1

in the form of Exhibit B or Exhibit C of the Transaction Agreement or with the prior written consent of PSP Investments and Loral.
Please confirm by executing this letter and returning a copy to Telesat that each of Loral and PSP Investments hereby consents and agrees for purposes of the Transaction Agreement that (a) Telesat Corporation or any of its Subsidiaries may propose the issuance or sale of shares of capital stock or other equity interests of Telesat Corporation or any of its Subsidiaries in connection with any private investment the purpose of which is to finance Telesat Lightspeed and (b) Telesat Corporation may privately propose the issuance or sale of shares of capital stock or other equity interests of Telesat Corporation in connection with an underwritten public offering to potential underwriters, applicable regulators and to Loral and PSP Investments, and may furnish a registration statement on Form F-1 and amendments thereto on a confidential basis to the SEC and deliver corresponding documents to applicable Canadian securities regulators in connection with an underwritten offering of securities; provided that Telesat Corporation does not publicly file such registration statement or publicly announce its intention to conduct such offering (except to generally disclose its intention to conduct such an offering pursuant to disclosure to be included in the Form F-4 and reasonably acceptable to Loral and PSP Investments); provided, in each case, that such consent does not extend to the authorization or issuance of such shares of capital stock or other equity interests.
Except as set forth herein, all of the terms and conditions of the Transaction Agreement shall remain in effect without modification and shall be deemed to apply to this letter.
[Signature Page Follows]

160 Elgin Street, Suite 2100, Ottawa, ON Canada K2P 2P7
tel: +1 613 748 0123

U-2

Very truly yours,
TELESAT CANADA
By:	/s/ Christopher S. DiFrancesco
	Name:	Christopher S. DiFrancesco
	Title:	Vice President, General Counsel and Secretary
Confirmed, acknowledged, and agreed as of
the date first written above:
LORAL SPACE & COMMUNICATIONS INC.
By:	/s/ Avi Katz
Name: Avi Katz
Title: President, General Counsel and Secretary
PUBLIC SECTOR INVESTMENT PENSION BOARD
By:	/s/ David Morin /s/ Selin Bastin
Name: David Morin/Selin Bastin
Title: Authorized Signatories